As filed with the Securities and Exchange Commission on December 22, 2020

Registration No. 333-248931

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OBSIDIAN ENERGY LTD.

(Exact name of registrant as specified in its charter)

Alberta, Canada	1311	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	Suite 200, 207 – 9th Avenue SW Calgary, Alberta Canada T2P 1K3 (403) 777-2500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System 28 Liberty Street New York, New York 10005 (212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark Hawkins Obsidian Energy Ltd. Suite 200, 207 - 9th Avenue SW Calgary, Alberta Canada T2P 1K3 (403) 777-2500	Christopher J. Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP Toronto-Dominion Centre 77 King Street West, Suite 3100 Toronto, Ontario Canada M5K 1J3 (416) 504-0520	John Ciardullo John R. Laffin Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario Canada M5L 1B9 (416) 869-5289

Approximate date of commencement of proposed sale of the securities to public: As soon as practical after the effective date of this registration statement and completion of the transactions described in the enclosed prospectus/offer to exchange.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company    ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus/offer to exchange may be changed. Obsidian Energy may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus/offer to exchange is not an offer to sell these securities and Obsidian Energy is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale of these securities is not permitted.

This document does not constitute an offer to buy or the solicitation of an offer to sell in Canada or to or from any person or company in Canada. The offer to persons or companies in Canada is being made pursuant to an offer and accompanying take-over bid circular that was sent to such persons and companies on September 21, 2020, as amended as of December 22, 2020, all in accordance with applicable Canadian securities laws.

Attention Bonterra Shareholders:

Together, we can create the Cardium Champion.

Tender your shares now and accept our compelling share offer

Enhanced relevance	**>3X**	higher production[1]
Improved efficiency	**~$100M**	of synergies in first three years
Meaningful accretion	**~375%**	share price appreciation projected in 2021[2]

(1) Combined entity compared to Bonterra's Q2 2020 production level
(2) Based on Obsidian Energy's 2021 projections for the combined entity, assumes WTI of US$50/bbl, AECO of C$1.95/MMbtu and EV/EBITDA of 4.5x

OBSIDIAN ENERGY

The information in this prospectus/offer to exchange is not complete and may be changed. Obsidian Energy Ltd. may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus/offer to exchange is not an offer to sell these securities and Obsidian Energy Ltd. is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale of these securities is not permitted.

No securities tendered to the Offer (as defined below) will be taken up until (a) more than 50% of the outstanding securities of the class sought (excluding those securities beneficially owned, or over which control or direction is exercised by the Offeror (as defined below) or any person acting jointly or in concert with the Offeror) have been tendered to the Offer, (b) the minimum deposit period required under applicable securities laws has elapsed, and (c) any and all other conditions of the Offer have been complied with or waived, as applicable. If these criteria are met, the Offeror will take up securities deposited under the Offer in accordance with applicable securities laws and extend its Offer for an additional minimum period of 10 days to allow for further deposits of securities.

The Offer has not been approved by any securities regulatory authority nor has any securities regulatory authority expressed an opinion about the fairness or merits of the Offer, the securities offered pursuant to the Offer or the adequacy of the information contained in this document. Any representation to the contrary is an offence. Shareholders in the United States should read the “Notice to Shareholders in the United States” on page (v) (continuation of the cover page) of this prospectus/offer to exchange.

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, lawyer or other professional advisor. Please see “Frequently Asked Questions” on page 3 of this prospectus/offer to exchange. If you have questions, please contact Kingsdale Advisors, the information agent and depositary in connection with the Offer, by telephone at 1-888-564-7333 (Banks, Brokers and Collect Calls) or by email at contactus@kingsdaleadvisors.com.

These securityholder materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered owner, and these materials have been sent directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.

SUBJECT TO COMPLETION, DATED DECEMBER 22, 2020

OBSIDIAN ENERGY LTD.

OFFER TO PURCHASE

all of the issued and outstanding common shares of

BONTERRA ENERGY CORP.

on the basis of two (2) common shares of Obsidian Energy Ltd.

for each common share of Bonterra Energy Corp.

Obsidian Energy Ltd. (the “Offeror” or “Obsidian Energy”) hereby offers (the “Offer”) to purchase, upon the terms and subject to the conditions described herein, all of the issued and outstanding common shares (“Shares” or “Bonterra Shares”) in the capital of Bonterra Energy Corp. (the “Company” or “Bonterra”), including any Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time (as defined herein).

THE OFFER IS OPEN FOR ACCEPTANCE FROM

THE DATE HEREOF UNTIL 5:00 P.M. (MOUNTAIN STANDARD TIME) ON JANUARY 25, 2021

UNLESS THE OFFER IS EXTENDED, ACCELERATED OR WITHDRAWN BY THE OFFEROR.

Upon acceptance of the Offer, each holder of Shares (a “Shareholder”) whose Shares are taken up and paid for by the Offeror will be entitled to receive, in respect of all of his, her or its Shares, two (2) common shares in the capital of the Offeror (“Offeror Common Shares” or “Obsidian Shares”) per Share.

The Shares trade on the Toronto Stock Exchange (the “TSX”) under the symbol “BNE” and the Offeror Common Shares trade on the TSX under the symbol “OBE” and on the OTCQX Best Market (the “OTCQX”) under the symbol “OBELF”. The Offeror has submitted an application to list the Offeror Common Shares offered to Shareholders pursuant to the Offer on the TSX. Listing of the Offeror Common Shares offered hereunder will be subject to the Offeror fulfilling all of the applicable listing requirements of the TSX.

In addition to the Statutory Minimum Condition (as defined herein), the Offer is subject to certain conditions described herein being satisfied or, where permitted, waived at or prior to 5:00 p.m. (Mountain Standard Time) on January 25, 2021 (the “Expiry Time”) or such earlier or later time during which Shares may be deposited under the Offer, excluding the mandatory 10-day extension period or any extension(s) thereafter, including, among other things, that: (a) that the Shares validly deposited to the Offer, and not withdrawn, represent more than 50% of the then outstanding Shares (on a fully-diluted basis); (b) receipt of all Regulatory Approvals (as defined herein), including pursuant to the Competition Act (Canada) and the approval of the Toronto Stock Exchange, that the Offeror considers necessary or desirable in connection with the Offer; (c) the U.S. registration statement in respect of the Offer shall have become effective under the United States Securities Act of 1933, and no stop order or proceeding seeking a stop order shall have been issued and no other proceeding shall have been instituted or threatened by the U.S. Securities Exchange Commission; (d) the Offeror and/or the Company, as applicable, having received all third party consents or approvals that the Offeror considers necessary or desirable in connection with the Offer, including without limitation all necessary consents to the Offer, or waivers required as a result of the consummation of the Offer, from the lenders under the Company’s revolving credit facility and, as applicable, lenders under the Company’s subordinated notes to private related party investors or any other similar agreement or instrument and from the lenders to the Offeror and the holders of the Offeror’s outstanding senior notes; (e) all Convertible Securities (as defined herein) shall have been dealt with on terms satisfactory to the Offeror, in its sole discretion; (f) there being no legal prohibition against the Offeror making the Offer or taking up and paying for the Shares; (g) neither the Company nor any other Person having taken or proposed to take any action that could reasonably be expected to prevent, adversely affect or materially delay the Offeror from acquiring the Shares or implementing the Offeror’s plans for the Company as disclosed herein or make it inadvisable for the Offeror to proceed with the Offer and/or to take up and pay for Shares deposited under the Offer or to complete a Compulsory Acquisition (as defined herein) or Subsequent Acquisition Transaction (as defined herein), including the Company not having disposed of or acquired any material assets, made any material capital expenditures outside of the ordinary course of business, entered into any related party transaction, waived, released granted, transferred or amended any rights of material value in respect of any of its joint ventures, properties, or authorizations, incurred any additional material debts, become subject to any proceedings under the Companies’ Creditors Arrangement Act (Canada) or the Bankruptcy and Insolvency Act (Canada), made or become subject to any take-over bid or tender offer, issuer bid, recapitalization, wind-up, business combination or any other similar transaction, issued any securities, declared distributions or dividends, implemented or amended any employee cash or equity compensation plan, adopted or implemented a shareholder rights plan, implemented any changes in its capital structure or taken certain other actions of a similar nature; (h) no litigation or regulatory order that may hamper the carrying out of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction; (i) no Material Adverse Effect (as defined herein) having occurred; (j) the Offeror not becoming aware of the Company having made any untrue statement of a material fact or omitting to state a material fact that is required to be made to any securities regulatory authority; (k) the Offeror shareholders approving, as required by the rules of the TSX, the issuance of the Offeror Common Shares to be distributed by the Offeror in connection with the Offer; (l) the Offeror being provided with access to all non-public information regarding the Company that has been made available to any potential acquiror or, in any case, which a potential acquiror would reasonably require to be given, provided or have made available to it, in each case since June 30, 2020 for the purpose of considering or seeking information to consider an acquisition of, or business combination with, the Company in each case on substantially the same terms and conditions as have been or would reasonably be imposed on a potential acquiror, other than any term or condition that would be inconsistent with or would render the Offeror unable to make the Offer, to take-up and pay under the Offer or complete any second step transaction; (m) the Offeror not becoming aware of the Company having made any untrue statement of a material fact or omitting to state a material fact that is required to be made to any securities

(ii)

regulatory authority; and (n) other customary conditions. The Offeror expects that it will call a special meeting of Offeror Shareholders (as defined herein) to consider and, if deemed advisable, approve an ordinary resolution authorizing the issuance of the Offeror Common Shares in connection with the Offer prior to the Expiry Time. See Section 4 of the prospectus/offer to exchange, “Conditions of the Offer” and a detailed summary of the Regulatory Approvals can be found in Section 30 of the prospectus/offer to exchange, “Regulatory Matters”.

Subject to applicable Law (as defined herein), the Offeror reserves the right to withdraw or extend the Offer and to not take up and pay for any Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or, where permitted, waived by the Offeror at or prior to the Expiry Time. Notwithstanding the foregoing, in no case will the Offeror waive the Statutory Minimum Condition.

Registered Shareholders (meaning Shareholders that have a physical share certificate representing their Shares) who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (as defined herein) (printed on YELLOW paper) and tender it, together with, if applicable, the certificate(s) representing their Shares, with the depositary for the Offer, Kingsdale Advisors (the “Depositary”), at its office in Toronto, Ontario, Canada in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may accept the Offer by following the procedures for: (i) guaranteed delivery set out in Section 3 of the prospectus/offer to exchange, “Manner of Acceptance—Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery (as defined herein) (printed on BLUE paper), or a manually executed facsimile thereof; or (ii) book-entry transfer of Shares set out in Section 3 of the prospectus/offer to exchange, “Manner of Acceptance—Acceptance by Book-Entry Transfer”.

Registered Shareholders will not be required to pay any fee or commission if they accept the Offer by tendering their Shares directly with the Depositary. A broker, nominee or other intermediary through whom a Shareholder holds Shares may charge a fee to tender any such Shares on behalf of such Shareholder. Shareholders should consult such broker, nominee or other intermediary to determine whether any charges will apply.

Non-registered Shareholders whose Shares are held on their behalf, or for their account, by a broker, investment dealer, bank, trust company or other intermediary, should contact such intermediary directly if they wish to accept the Offer. Intermediaries may establish tendering cut-off times that are up to 48 hours prior to the Expiry Time. As a result, non-registered Shareholders wishing to tender their Shares should promptly and carefully follow the instructions provided to them by their broker, investment dealer, bank, trust company or other intermediary.

Questions and requests for assistance may be directed to Kingsdale Advisors, the information agent in connection with the Offer (the “Information Agent”) and the Depositary. Contact details may be found on the back page of this document.

Additional copies of this document and related materials may be obtained without charge on request from the Information Agent or the Depositary in the manner specified on the back page of this document or by using the contact information of any additional dealer managers which may be provided subsequent to the date of this prospectus/offer to exchange. Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Information Agent and are available on SEDAR at www.sedar.com, in the United States on EDGAR at www.sec.gov and on the Offeror’s website at www.obsidianenergy.com. Website addresses are provided for informational purposes only and no information contained on, or accessible from, such websites are incorporated by reference herein.

The purpose of the Offer is to enable the Offeror to acquire all of the outstanding Shares. Depending on the number of Shares the Offeror acquires under the Offer, the Offeror intends to acquire any Shares not tendered to the Offer pursuant to a Subsequent Acquisition Transaction (as defined herein) or, if a sufficient number of Shares are tendered to the Offer, a Compulsory Acquisition (as defined herein). See Section 31 of the prospectus/offer to exchange, “Acquisition of Shares Not Deposited Under the Offer”.

(iii)

An investment in the Offeror Common Shares offered pursuant to the Offer involves certain risks. For a discussion of risk factors you should consider in evaluating the Offer, refer to Section 36 of the prospectus/offer to exchange, “Risk Factors”.

No Person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, that information or representation must not be relied upon as having been authorized by the Offeror.

This document does not constitute an offer or a solicitation to any Person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will tenders be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

This prospectus/offer to exchange does not constitute a solicitation of proxies for any meeting of shareholders of the Company. We are not asking you for a proxy and you are requested not to send to us a proxy. Any solicitation of proxies that the Offeror or the Company might make will be made only pursuant to separate proxy solicitation materials complying with the requirements of applicable Canadian securities laws.

Capitalized terms used and not otherwise defined herein shall have the respective meanings given thereto in the Glossary of the accompanying prospectus/offer to exchange unless the context otherwise requires.

The registered and head office of the Offeror is located at Suite 200, 207 — 9th Avenue SW, Calgary, Alberta T2P 1K3.

THE INFORMATION AGENT AND THE DEPOSITARY FOR THE OFFER IS:

130 KING STREET WEST, SUITE 2950

TORONTO, ON M5X 1E2

NORTH AMERICAN TOLL FREE: 1-888-564-7333

OUTSIDE NORTH AMERICA: 1-416-867-2272

EMAIL: CONTACTUS@KINGSDALEADVISORS.COM

(iv)

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

In connection with the Offer, the Offeror has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4 (the “Registration Statement”), which will contain a prospectus relating to the Offer. BONTERRA SECURITY HOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THESE DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS TO ANY SUCH DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE EACH WILL CONTAIN IMPORTANT INFORMATION ABOUT OBSIDIAN ENERGY, BONTERRA AND THE OFFER. Materials filed with the SEC will be available electronically without charge at the SEC’s website at www.sec.gov and the materials will be posted on the Obsidian Energy website at www.obsidianenergy.com. The financial statements included herein have been prepared in accordance with IFRS, and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of U.S. companies.

Certain of the Company’s and the Offeror’s oil and gas reserves and, in respect of the Offeror, resources estimates included in the prospectus/offer to exchange have been prepared in accordance with National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities (“NI 51-101”), which has been adopted by Securities Regulatory Authorities in Canada and imposes oil and gas disclosure standards for Canadian public issuers engaged in oil and gas activities that differ from the oil and gas disclosure standards of the SEC under Subpart 1200 of Regulation S-K. NI 51-101 permits oil and gas issuers, in their filings with Canadian Securities Regulatory Authorities, to disclose not only proved and probable reserves but also resources, and to disclose reserves and production on a gross basis before deducting royalties. The SEC definitions of proved and probable reserves are different than the definitions contained in NI 51-101. Therefore, proved and probable reserves disclosed in the documents included in this prospectus/offer to exchange in compliance with NI 51-101 may not be comparable to those disclosed by U.S. companies in reports filed with the SEC. In addition, certain documents included in this prospectus/offer to exchange contain estimates of “contingent resources”. The SEC generally does not permit U.S. companies to disclose oil and gas resources, including contingent resources, in reports filed with the SEC. “Contingent resources” are not, and should not be confused with, reserves. Investors are cautioned not to assume that any part or all of the contingent resources will ever be converted into reserves. Moreover, as permitted by NI 51-101, the Offeror has determined and disclosed its reserves and the related net present value of future net revenue from its reserves in its NI 51-101 compliant reserves disclosure using forecast prices and costs. In contrast, the SEC requires that reserves and related future net revenue be estimated based on historical 12 month average prices rather than forecast prices, but permits the optional disclosure of revenue estimates based on different price and cost criteria, including standardized future prices or management’s own forecasts. Consequently, the oil and gas reserves and resources estimates included in this prospectus/offer to exchange that are prepared in accordance with NI 51-101 may not be comparable to oil and gas reserve estimates provided by U.S. companies in their filings with the SEC.

Shareholders in the United States should be aware that the disposition of their Shares and the acquisition of Offeror Common Shares by them as described herein may have tax consequences both in the United States and in Canada. Such consequences for Shareholders who are resident in, or citizens of, the United States may not be described fully herein and such Shareholders are encouraged to consult their tax advisors. See Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations”, and Section 33 of the prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”.

The enforcement by Shareholders of civil liabilities under U.S. federal securities Laws may be affected adversely by the fact that each of the Offeror and the Company is incorporated under the Laws of Canada, that some or all of their respective officers and directors may be residents of a foreign country, that some or all of the experts named herein may be residents of a foreign country and that all or a substantial portion of the assets of the Offeror and the Company and said Persons may be located outside the United States.

(v)

THE OFFEROR COMMON SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY U.S. STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY U.S. STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS/OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Shareholders should be aware that, during the period of the Offer, the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of Offeror Common Shares or Shares, or certain related securities, as permitted by applicable Law or regulations of the United States, Canada or its provinces or territories.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer is made only for Shares and is not made for any Convertible Securities (including Options) or other rights to acquire Shares. Holders of Convertible Securities who wish to accept the Offer with respect to the underlying Shares should, to the extent permitted by the terms of the Convertible Securities and applicable Law, exercise the rights under such Convertible Securities to acquire Shares and tender the underlying Shares in accordance with the terms of the Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to ensure that Shares will be available for tender at or prior to the Expiry Time or in sufficient time to comply with the procedures described in Section 3 of the prospectus/offer to exchange, “Manner of Acceptance”, and Section 20 of the prospectus/offer to exchange, “Treatment of Convertible Securities”.

The tax consequences to holders of Convertible Securities of exercising, exchanging or converting such securities are not described in either Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations” or in Section 33 of the prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”. Holders of Convertible Securities should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision as to whether to exercise, exchange or convert their Convertible Securities.

CURRENCY

All references to “$” or “C$” mean Canadian dollars. References to “US$” mean United States dollars. On December 17, 2020, the daily average rate of exchange published by the Bank of Canada for the U.S. dollar, expressed in Canadian dollars, was US$1.00 = C$1.2718.

INFORMATION CONTAINED IN THE PROSPECTUS/OFFER TO EXCHANGE

Certain information contained in this document has been taken from or is based on documents that are expressly referred to in this document. All summaries of, and references to, documents that are specified in this document as having been filed, or that are contained in documents specified as having been filed, on SEDAR or with the SEC, are qualified in their entirety by reference to the complete text of those documents as filed, or as contained in documents filed, under the Offeror’s profile at www.sedar.com, in the United States at www.sec.gov and on the Offeror’s website at www.obsidianenergy.com. Shareholders are urged to read carefully the full text of those documents, which may also be obtained on request without charge from the Corporate Secretary of the Offeror at Suite 200, 207 – 9th Avenue SW, Calgary, Alberta T2P 1K3.

As of the date of this Offer, the Offeror has not had access to the non-public books and records of the Company and the Offeror is not in a position to independently assess or verify certain of the information in the Company’s publicly filed documents, including its financial statements and reserves disclosure. The Company has not reviewed the prospectus/offer to exchange and has not confirmed the accuracy and completeness of the information in respect of the Company contained herein. As a result, all historical information regarding the Company included herein, including all Company financial and reserves information, and all pro forma financial and reserves information

(vi)

reflecting the pro forma effects of a combination of the Offeror and the Company, has been derived, by necessity, from the Company’s public reports and securities filings as of December 22, 2020. While the Offeror has no reason to believe that such publicly filed information is inaccurate or incomplete, the Offeror does not assume any responsibility for the accuracy or completeness of any such information. See Section 36 of the prospectus/offer to exchange, “Risk Factors – Risk Factors Related to the Offer and the Offeror – The Offeror has been unable to independently verify the accuracy and completeness of the Company information in the prospectus/offer to exchange”.

This document does not generally address the income tax consequences of the Offer to Shareholders in any jurisdiction outside Canada or the United States. Shareholders in a jurisdiction outside Canada or the United States should be aware that the disposition of the Shares may have tax consequences which may not be described herein. Accordingly, Shareholders outside Canada and the United States should consult their own tax advisors with respect to tax considerations applicable to them.

Certain figures herein may not add due to rounding.

Information contained in this document is given as of December 22, 2020, unless otherwise specifically stated.

AVAILABILITY OF DISCLOSURE DOCUMENTS

The Offeror is a reporting issuer or the equivalent in all of the provinces of Canada and files its continuous disclosure documents with the applicable Securities Regulatory Authorities. Such documents are available under the Offeror’s profile at www.sedar.com or on the Offeror’s website at www.obsidianenergy.com. The Offeror is also subject to the reporting requirements of the Exchange Act and files certain documents with the SEC. Such documents may be obtained by visiting the SEC’s website at www.sec.gov.

OIL AND GAS INFORMATION ADVISORY

Boe may be misleading, particularly if used in isolation. A boe conversion ratio of six thousand cubic feet of natural gas to one barrel of crude oil is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio based on the current price of crude oil as compared to natural gas is significantly different from the energy equivalency conversion ratio of 6:1, utilizing a conversion on a 6:1 basis is misleading as an indication of value.

Reserves amounts presented herein have been rounded to the nearest million or thousand boe, as appropriate. For more information on the reserves of the Offeror, including definitions of proved and probable reserves, the Offeror’s interests therein, location of the reserves and the product types reasonably expected therefrom, please see the Offeror’s most recent AIF (as defined herein) which is included herein. For more information on the reserves of the Company, please see the Company’s most recent annual information form for the year ended December 31, 2019 which is available under the Company’s profile on SEDAR at www.sedar.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus/offer to exchange constitute “forward-looking statements” and “forward-looking information” as defined under Securities Laws (collectively “forward-looking statements”). Forward-looking statements are typically identified by words such as “anticipate”, “continue”, “estimate”, “expect”, “forecast”, “budget”, “may”, “will”, “project”, “could”, “plan”, “intend”, “should”, “believe”, “outlook”, “objective”, “aim”, “potential”, “target” and similar words suggesting future events or future performance. Forward-looking statements and forward-looking information are not based on historical facts, but rather on current expectations and projections about future events and is therefore subject to risks and

(vii)

uncertainties that could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements and forward-looking information.

The prospectus/offer to exchange, including the documents included in the prospectus/offer to exchange, contain forward-looking statements including: those relating to the Offer, including statements with respect to the anticipated timing, mechanics, completion and settlement of the Offer; the ability of the Offeror to complete the transactions contemplated by the Offer, including the ability to obtain all necessary third party consents; the reasons to participate in the Offer; the purpose of the Offer; any commitment to acquire Shares; the Offeror’s objectives, strategies, intentions, expectations and guidance and future financial and operating performance and prospects; information concerning the Company and the Offeror (and their respective affiliates); the Offeror’s plans for the Company in the event the Offer is successful and the integration of the Offeror’s and the Company’s businesses and operations; the anticipated effect of the Offer and the expected benefits of tendering Shares to the Offer, both to the Offeror and to the Shareholders, such as the strategic, operational and financial benefits and other synergies that may result from the proposed combination between the Offeror and the Company, including as to expected cost synergies, accretion and equity appreciation, and production levels; future capital expenditures by the Offeror; future oil and gas prices; the tax treatment of Shareholders; the satisfaction of the conditions to consummate the Offer; the process for obtaining the Regulatory Approvals; the process for obtaining Offeror shareholder approval for the issuance of the Offeror Common Shares offered hereunder; the completion of a Compulsory Acquisition or a Subsequent Acquisition Transaction; the availability of certain exemptions under applicable Securities Laws; and other statements that are not historical facts. It is important to know that:

•

unless otherwise indicated, forward-looking statements in the prospectus/offer to exchange and its appendices, including the documents included herein, describe the Offeror’s expectations as at the date on which such statements are made;

•

the Offeror’s actual results and events could differ materially from those expressed or implied in the forward-looking statements in the prospectus/offer to exchange, including the documents included herein, if known or unknown risks affect its business or the Offer, or if its estimates or assumptions turn out to be inaccurate. As a result, the Offeror cannot guarantee that the results or events expressed or implied in any forward-looking statement will materialize, and accordingly, you are cautioned against relying on these forward-looking statements; and

•

the Offeror disclaims any intention and assumes no obligation to update or revise any forward-looking statement or information, herein or in any document included herein, even if new information becomes available, as a result of future events or for any other reason, except in accordance with applicable Securities Laws.

With respect to forward-looking statements contained in this prospectus/offer to exchange, the Offeror has made assumptions regarding, among other things: the ability to complete the Offer and a Compulsory Acquisition or Subsequent Acquisition Transaction, integrate the Offeror’s and the Company’s businesses and operations and realize financial, operational and other synergies from the Offer and a Compulsory Acquisition or Subsequent Acquisition Transaction; that each of the Offeror, the Company and, following the Offer and a Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror will have the ability to continue as a going concern and realize its assets and discharge its liabilities in the normal course of business; that both the Offeror and the Company, each of which are subject to short term extensions on their respective senior revolving credit facilities continue to obtain extensions in respect of their facilities and otherwise continue to satisfy the applicable covenants under such facilities, including following the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction; that the lenders to each of the Offeror and the Company provide their respective approvals and consents in respect of the Offer; the impact of regional and/or global health related events, including the ongoing COVID-19 pandemic, on energy demand; that the combined entity’s operations and production will not be disrupted by circumstances attributable to the COVID-19 pandemic and the responses of governments and the public to the pandemic; global energy policies going forward, including the continued agreement of members of OPEC, Russia and other nations to adhere to existing production quotas or to further reduce production quotas; the Offeror’s ability to execute on its plans as described herein and in its other

(viii)

disclosure documents and the impact that the successful execution of such plans will have on the Offeror and, following the combination, the combined entity and the combined entities’ respective stakeholders; that the Company’s publicly available information, including it public reports and securities filings as of December 22, 2020 are accurate and complete; that the current commodity price and foreign exchange environment will continue or improve; future capital expenditure levels; future crude oil, natural gas liquids and natural gas prices and differentials between light, medium and heavy oil prices and Canadian and world oil and natural gas prices; future crude oil, natural gas liquids and natural gas production levels, including that we will not be required to shut-in additional production due to the continuation of low commodity prices or the further deterioration of commodity prices and our expectations regarding when commodity prices will improve such that shut-in properties can be returned to production; future exchange rates and interest rates; future debt levels; the ability to execute our capital programs as planned without significant adverse impacts from various factors beyond our control, including weather, wild fires, infrastructure access and delays in obtaining regulatory approvals and third party consents; the combined entity’s ability to obtain equipment in a timely manner to carry out development activities and the costs thereof; the combined entity’s ability to market our oil and natural gas successfully to current and new customers; the combined entity’s ability to obtain financing on acceptable terms; the combined entity’s ability to add production and reserves through our development and exploitation activities; the Offeror will receive the Regulatory Approvals and all other necessary third party consents on the timelines and in the manner currently anticipated; the Offeror will obtain the approval of the Offeror Shareholder on a timely basis; the other conditions to the Offer will be satisfied on a timely basis in accordance with their terms; the advice received from professional advisors is accurate; the Company’s public disclosure is accurate and that the Company has not failed to publicly disclose any material information respecting the Company, its business, operations, assets, material agreements, or otherwise; there will be no material changes to government and environmental regulations adversely affecting the Offeror’s operations, other than as discussed in this section; and the impact of the current economic climate and financial, political and industry conditions on the Offeror’s operations, including its financial condition and asset value, will remain consistent with the Offeror’s current expectations as set out in this section.

All figures and descriptions provided in this prospectus/offer to exchange related to the proposed transaction, including those around consideration, key metrics, reasons for the Offer, the potential benefits to the Shareholders and the Offeror Shareholders (including increased shareholder returns and improved performance and administration savings) and expected pro forma effects, are based on and assume the following: (a) the Offeror’s and the Company’s liquidity, debt, debt costs and assets (including reserves), will not change from what was the case on September 18, 2020, in the case of the Offeror, and from what the Offeror has ascertained from the Company’s public filings on SEDAR up to and including September 18, 2020, in the case of the Company, and in the case of reserves, those reported by the Offeror and the Company in their respective most recent annual information forms as at December 31, 2019; (b) 33,388,796 Shares are issued and outstanding immediately prior to the date of the Offer (as disclosed in the Company’s management’s discussion and analysis for the three and six month periods ending June 30, 2020); (c) that all of the Shares are tendered to the Offer pursuant to the terms thereof; and (d) no other Shares or Offeror Common Shares are issued before the successful completion of the Offer.

Although the Offeror believes that the expectations reflected in the forward-looking statements contained in this prospectus/offer to exchange, and the assumptions on which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct. The risks, uncertainties, contingencies and other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements may include the following: the market value of the Offeror Common Shares received as consideration under the Offer and the impact of the issuance of Offeror Common Shares on the market price of the Offeror Common Shares, the reduced trading liquidity of Shares not deposited under the Offer, the inaccuracy of the Company’s public disclosure upon which the Offer is predicated, the failure to obtain the Regulatory Approvals, the approval of the Offeror’s Shareholders and to satisfy the other conditions to the Offer on a timely basis, as well as the risks discussed in Section 36 of the prospectus/offer to exchange, ‘‘Risk Factors’’. Should one or more risk, uncertainty, contingency or other factor materialize or should any factor or

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assumption prove incorrect, actual results could vary materially from those expressed or implied in the forward-looking statements. Accordingly, you should not place undue reliance on forward-looking statements. The Offeror does not assume any obligation to update or revise any forward-looking statements after the date of the prospectus/offer to exchange or to explain any material difference between subsequent actual events and any forward-looking statements, except as required by applicable Securities Laws. Readers are cautioned that such assumptions, risks and uncertainties should not be construed as exhaustive.

The forward-looking statements contained in this prospectus/offer to exchange speak only as of the date of this prospectus/offer to exchange. Except as expressly required by applicable Securities Laws, we do not undertake any obligation to publicly update any forward-looking statements. The forward-looking statements contained in this prospectus/offer to exchange are expressly qualified by this cautionary statement.

For a further discussion regarding the risks related to the Offer and the Offeror, see Section 36 of the prospectus/offer to exchange, “Risk Factors”, and the AIF, Annual MD&A and the Offeror’s other public filings, available in Canada on SEDAR at www.sedar.com, in the United States on EDGAR at www.sec.gov and on the Offeror’s website at www.obsidianenergy.com.

NON-GAAP MEASURES

In this prospectus/offer to exchange, there is reference to certain financial measures that are not determined in accordance with IFRS. These measures as presented do not have any standardized meaning prescribed by IFRS and therefore they may not be comparable with calculations of similar measures for other companies. The Offeror believes that, in conjunction with results presented in accordance with IFRS, these measures assist in providing a more complete understanding of certain aspects of our results of operations and financial performance. Readers are cautioned, however, that these measures should not be construed as an alternative to measures determined in accordance with IFRS as an indication of performance. These measures include the following:

EBITDA is net income (loss) plus financing expenses (income), provisions for (recovery of) income taxes, and depletion, depreciation, impairment and accretion.

Net Debt in regard to the Offeror, it is the amount of long-term debt, comprised of long-term notes and bank debt, plus net working capital (surplus)/deficit. Net Debt is a measure of leverage and liquidity.

Debt is bank debt or long-term debt, senior notes and, solely in respect of the Company, subordinated debt (including the subordinated note(s) issued by the Company to private related party investors).

Cash cost is sum of operating costs, transportation costs and G&A on a $/boe basis.

Production per Debt Adjusted Share is based on the year over year change in Net Debt adjusted at the combined entity equity value per share at 4.5x EV/EBITDA.

Enterprise Value (or EV) is a measure of total value of the applicable company calculated by aggregating the market value of its common shares at a specific date, adding its total Debt and subtracting its cash and cash and cash equivalents.

Funds Flow from Operations (or FFO) is cash flow from operating activities before changes in non-cash working capital, decommissioning expenditures, onerous office lease settlements, the effects of financing related transactions from foreign exchange contracts and debt repayments, restructuring charges and certain other expenses and is representative of cash related to continuing operations. Funds flow from operations is used to assess the combined entity’s ability to fund planned capital programs.

(x)

Cash Flow is Funds Flow from Operations before changes in any non-cash working capital changes and decommissioning expenditures.

Free cash flow (or FCF) is Funds Flow from Operations less both capital and decommissioning expenditures.

Netback is the per unit of production amount of revenue less royalties, operating expenses, transportation expenses and realized risk management gains and losses, and is used in capital allocation decisions and to economically rank projects.

SCHEDULES

The schedules hereto form an integral part of the prospectus/offer to exchange. Any statement contained in the prospectus/offer to exchange (including the schedules hereto) will be deemed to be modified or superseded for the purposes of the prospectus/offer to exchange to the extent that a statement contained herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, in its unmodified or non-superseded form, to constitute a part of the prospectus/offer to exchange.

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37.	DEALER MANAGER AND SOLICITING DEALER GROUP	82
38.	INFORMATION AGENT AND DEPOSITARY	82
39.	UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS	83
40.	DIRECTORS’ APPROVAL	83
41.	RECENT DEVELOPMENTS RELATED TO THE OFFER	83

GLOSSARY		84

SCHEDULE I: ADDITIONAL INFORMATION REQUIRED IN PROSPECTUS		I-1

SCHEDULE II: ANNUAL INFORMATION FORM OF OBSIDIAN ENERGY LTD. DATED MARCH 30, 2019 FOR YEAR ENDED DECEMBER 31, 2020		II-1

SCHEDULE III: AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF OBSIDIAN ENERGY LTD. FOR YEARS ENDED DECEMBER 31, 2019 AND 2018		III-1

SCHEDULE IV: RECAST AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF OBSIDIAN ENERGY LTD. FOR YEARS ENDED DECEMBER 31, 2018 AND 2017		IV-1

SCHEDULE V: MANAGEMENT’S DISCUSSION AND ANALYSIS OF OBSIDIAN ENERGY LTD. FOR YEARS ENDED DECEMBER 31, 2019 AND 2018		V-1

SCHEDULE VI: RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS OF OBSIDIAN ENERGY LTD. FOR YEARS ENDED DECEMBER 31, 2018 AND 2017		VI-1

SCHEDULE VII: UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS OF OBSIDIAN ENERGY LTD. FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020		VII-1

SCHEDULE VIII: MANAGEMENT’S DISCUSSION AND ANALYSIS OF OBSIDIAN ENERGY LTD. FOR NINE MONTHS ENDED SEPTEMBER 30, 2020		VIII-1

SCHEDULE IX: SUPPLEMENTARY OIL AND GAS INFORMATION OF OBSIDIAN ENERGY LTD. FOR YEARS ENDED DECEMBER 31, 2019 AND 2018		IX-1

SCHEDULE X: SUPPLEMENTARY OIL AND GAS INFORMATION OF OBSIDIAN ENERGY LTD. FOR YEARS ENDED DECEMBER 31, 2018 AND 2017		X-1

SCHEDULE XI: MANAGEMENT PROXY CIRCULAR OF OBSIDIAN ENERGY LTD. DATED JUNE 15, 2020 IN CONNECTION WITH THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS HELD ON JULY 30, 2020		XI-1

SCHEDULE XII: ANNUAL INFORMATION FOR OF BONTERRA ENERGY CORP. DATED MARCH 10, 2020 FOR THE YEAR ENDED DECEMBER 31, 2019		XII-1

SCHEDULE XIII: AUDITED FINANCIAL STATEMENTS OF BONTERRA ENERGY CORP. FOR YEARS ENDED DECEMBER 31, 2019 AND 2018		XIII-1

SCHEDULE XIV: AUDITED FINANCIAL STATEMENTS OF BONTERRA ENERGY CORP. FOR YEARS ENDED DECEMBER 31, 2018 AND 2017		XIV-1

SCHEDULE XV: MANAGEMENT’S DISCUSSION AND ANALYSIS OF BONTERRA ENERGY CORP. FOR YEARS ENDED DECEMBER 31, 2019 AND 2018		XV-1

SCHEDULE XVI: MANAGEMENT’S DISCUSSION AND ANALYSIS OF BONTERRA ENERGY CORP. FOR YEARS ENDED DECEMBER 31, 2018 AND 2017		XVI-1

SCHEDULE XVII: UNAUDITED INTERIM FINANCIAL STATEMENTS OF BONTERRA ENERGY CORP. FOR NINE MONTHS ENDED SEPTEMBER 30, 2020		XVII-1

SCHEDULE XVIII: MANAGEMENT’S DISCUSSION AND ANALYSIS OF BONTERRA ENERGY CORP. FOR NINE MONTHS ENDED SEPTEMBER 30, 2020		XVIII-1

SCHEDULE XIX: MANAGEMENT PROXY CIRCULAR OF BONTERRA ENERGY CORP. DATED APRIL 9, 2020 IN CONNECTION WITH THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS HELD ON MAY 21, 2020		XIX-1

SCHEDULE XX: UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS		XX-1

FREQUENTLY ASKED QUESTIONS

The questions and answers below are not meant to be a substitute for the more detailed description and information contained in this prospectus/offer to exchange, the Letter of Transmittal and the Notice of Guaranteed Delivery. You are urged to read each of these documents carefully prior to making any decision regarding whether or not to tender your Shares. For ease of reference, cross-references are provided in this section to other sections of this prospectus/offer to exchange where you will find more complete descriptions of the topics mentioned below. Unless otherwise defined herein, capitalized terms have the meanings given to them in the Glossary.

Who is offering to purchase my Shares?

Obsidian Energy, an intermediate-sized oil and gas producer with a well-balanced portfolio of high-quality assets based in Alberta, is offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Shares, including any Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time. See Section 15 of the prospectus/offer to exchange, “The Offeror”.

What would I receive in exchange for my Shares?

Upon acceptance of the Offer, each Shareholder whose Shares are taken up and paid for by the Offeror will be entitled to receive, in respect of all of his, her or its Shares, two (2) Offeror Common Shares per Share.

What does the Company Board think of the Offer?

Under applicable Securities Laws, a directors’ circular must be prepared and delivered by the Company Board to Shareholders no later than 15 days from the date of commencement of the Offer. The directors’ circular must include either a recommendation to accept or reject the Offer, and the reasons for the board of directors’ recommendation, or a statement that the Company Board is unable to make or is not making a recommendation, and if no recommendation is made, the reasons for not making a recommendation. The Offeror has not been advised by the Company of the recommendation of the Company Board, if any, in respect of the Offer.

See Section 17 of the prospectus/offer to exchange, “Background to the Offer”, for a description of the Offeror’s interactions with the Company and the Company Board leading up to the Offer.

Why should I accept the Offer?

Obsidian Energy believes that the consideration under the Offer represents a full and fair price for your Shares and that the combined entity will be a stronger, well-positioned company with a far superior future than Shareholders could achieve on a standalone basis. The Offer will create the “Cardium Champion” with enhanced scale and relevance, and will reduce the risks facing the Company and its Shareholders by stabilizing the Company’s balance sheet, improving its ability to reduce debt and improving its access to capital. The Offer is also expected to result in significant accretion to you as a Shareholder, relative to the Company continuing on a standalone basis, while maintaining and enhancing each company’s respective strengths, including low declines and high netbacks for light oil. The Offer will also result in meaningful synergies that will drive equity appreciation for Shareholders. See Section 18 of the prospectus/offer to exchange, “Reasons to Accept the Offer”.

Will I be able to trade the Offeror Common Shares I receive?

You will be able to trade the Offeror Common Shares that you will receive under the Offer. Statutory exemptions allow such trading in Canada and upon the Registration Statement becoming effective in the United States, non-“affiliates” (as defined in Rule 144 under the U.S. Securities Act) of the Offeror will be able to trade their Offeror Common Shares received under the Offer in the United States. The Offeror has submitted an application to list the Offeror Common Shares offered to Shareholders pursuant to the Offer on the TSX. Listing of the

Offeror Common Shares will be subject to the Offeror fulfilling all of the applicable listing requirements of the TSX. See Section 30 of the prospectus/offer to exchange, “Regulatory Matters – Securities Regulatory Matters” and “– Stock Exchange Listing Requirements”.

How long do I have to decide whether to tender to the Offer?

The Offer is open for acceptance until 5:00 p.m. (Mountain Standard Time) on January 25, 2021 or such later or earlier time or times and date or dates to which the Offer may be extended or accelerated by the Offeror from time to time, excluding the 10-day Mandatory Extension Period or any extension(s) thereafter, unless the Offer is withdrawn by the Offeror. See Section 2 of the prospectus/offer to exchange, “Time for Acceptance” and Section 5 of the prospectus/offer to exchange, “Extension, Acceleration and Variation of the Offer”.

The initial deposit period (as defined herein) under the Offer may be shortened in the following circumstances, subject to a minimum deposit period of at least 35 days from the date of the Offer: (i) if the Company issues a deposit period news release (as defined herein) in respect of either the Offer or another offeror’s take-over bid that stipulates a deposit period of less than 105 days, the Offeror may vary the terms of the Offer to shorten the initial deposit period to at least the number of days from the date of the Offer as stated in the deposit period news release; or (ii) if the Company issues a news release announcing that it has agreed to enter into, or determined to effect, an Alternative Transaction, the Offeror may vary the terms of the Offer to shorten the initial deposit period to at least 35 days from the date of the Offer. In either case, the Offeror intends to vary the terms of the Offer by shortening the initial deposit period to the shortest possible period consistent with applicable Law. See Section 5 of the prospectus/offer to exchange, “Extension, Acceleration and Variation of the Offer”.

If your Shares are held on your behalf, or for your account, by a broker, investment dealer, bank, trust company or other intermediary, you should contact your intermediary directly if you wish to accept the Offer. Intermediaries may establish tendering cut-off times that are up to 48 hours prior to the Expiry Time. As a result, non-registered Shareholders wishing to tender their Shares should promptly and carefully follow the instructions provided to them by their broker, investment dealer, bank, trust company or other intermediary.

Can the Offer be otherwise extended and, if so, under what circumstances?

Yes. If, at the expiry of the initial deposit period, the Statutory Minimum Condition has been satisfied and all of the other conditions to the Offer have been satisfied or, where permitted, waived by the Offeror such that the Offeror takes up the Shares deposited under the Offer, the Offeror will extend the period during which Shares may be deposited and tendered to the Offer for a period of not less than 10 days following the expiry of the initial deposit period. See Section 5 of the prospectus/offer to exchange, “Extension, Acceleration and Variation of the Offer – Mandatory Extension Period”.

In addition to the Mandatory Extension Period, the Offeror may elect, in its sole discretion, to extend the Offer from time to time. If the Offer is extended to provide for the Mandatory Extension Period, or if the Offeror otherwise elects or is required to extend the Offer, the Offeror will notify the Depositary and publicly announce such extension and, if required by applicable Law, mail you a notice of variation. See Section 5 of the prospectus/offer to exchange, “Extension, Acceleration and Variation of the Offer”.

How do I tender my Shares to the Offer?

If you are a registered Shareholder (meaning that you have either a physical certificate representing your Shares registered in your name), you may accept the prospectus/offer to exchange by delivering to the Depositary a properly completed and executed Letter of Transmittal, in the form accompanying the Offer (printed on YELLOW paper), or a manually signed facsimile thereof, properly completed and duly executed in accordance with the instructions set out in the Letter of Transmittal (including a signature guarantee if required), and depositing it along with, if applicable, the certificate(s) representing your Shares and any other required documents, with the Depositary at the office specified in the Letter of Transmittal at or prior to 5:00 p.m. (Mountain Standard Time) on January 25, 2021, unless the Offer is extended, accelerated or withdrawn by the Offeror, in accordance with the instructions in the Letter of Transmittal. See Section 3 of the prospectus/offer to exchange, “Manner of Acceptance – Letter of Transmittal”.

If you are a registered Shareholder and wish to accept the Offer but the certificates representing your Shares are not immediately available or you cannot provide the certificates or other required documents to the Depositary by the Expiry Time, you may validly deposit your Shares under the Offer in compliance with the procedures for guaranteed delivery using the accompanying Notice of Guaranteed Delivery (printed on BLUE paper), or a manually signed facsimile thereof. See Section 3 of the prospectus/offer to exchange, “Manner of Acceptance – Procedure for Guaranteed Delivery”.

You may also accept the Offer by following the procedures for book-entry transfer detailed in this prospectus/offer to exchange and have your Shares tendered by your intermediary through CDS provided such procedures are completed at or prior to the Expiry Time. See Section 3 of the prospectus/offer to exchange, “Manner of Acceptance – Acceptance by Book-Entry Transfer”.

If you are a non-registered Shareholder (meaning your Shares are held on your behalf, or for your account, by a broker, investment dealer, bank, trust company or other intermediary), you should contact such intermediary directly if you wish to accept the Offer. Intermediaries may establish tendering cut-off times that are up to 48 hours prior to the Expiry Time. As a result, non-registered Shareholders wishing to tender their Shares should promptly and carefully follow the instructions provided to them by their broker, investment dealer, bank, trust company or other intermediary. See Section 3 of the prospectus/offer to exchange, “Manner of Acceptance – Non-registered Shareholders”.

Will I have to pay any fees or commissions?

You will not have to pay any fee or commission if you are the registered owner of your Shares and you tender your Shares to the Offer directly to the Depositary. However, if you own your Shares through a broker, nominee or other intermediary, such intermediary may charge a fee to tender Shares on your behalf. You should consult your broker or nominee or other intermediary to determine whether any charges will apply.

How will the Offer affect my Options?

The Offer is made only for Shares and is not made for any Convertible Securities (including Options). Holders of Convertible Securities who wish to accept the Offer with respect to the underlying Shares should, to the extent permitted by the terms of the Convertible Securities and applicable Law, exercise the rights under such Convertible Securities to acquire Shares and tender the underlying Shares in accordance with the terms of the Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to ensure that Shares will be available for tender at or prior to the Expiry Time or in sufficient time to comply with the procedures referred to in Section 3 of the prospectus/offer to exchange, “Manner of Acceptance” and Section 20 of the prospectus/offer to exchange, “Treatment of Convertible Securities”. If any holder of Options does not exercise, convert, exchange or settle his or her Options, as the case may be, and deposit any resulting Shares under the Offer at or prior to the Expiry Time, such Options, as the case may be, may be replaced with similar Convertible Securities of the Offeror or may expire or be terminated, as the case may be, following the Expiry Time in accordance with their respective terms and conditions. See Section 20 of the prospectus/offer to exchange, “Treatment of Convertible Securities”.

What if I have lost my Share certificate(s) but wish to tender my Shares to the Offer?

You should complete your Letter of Transmittal as fully as possible and state in writing the circumstances surrounding the loss and forward the documents to the Depositary. The Depositary will coordinate with the

Company’s transfer agent and will advise you of the steps that you must take to obtain a replacement certificate for your Shares. Please allow for sufficient time in order to process the replacement and to receive the replacement certificate. The replacement certificate must be received by the Depositary before the Expiry Time. See Section 3 of the prospectus/offer to exchange, “Manner of Acceptance – Lost Certificates”.

Will I be able to withdraw previously tendered Shares?

You may withdraw Shares you deposit under the Offer in any of the following circumstances:

(a)	at any time before the deposited Shares have been taken up by the Offeror under the Offer;

(b)	if the deposited Shares have not been paid for by the Offeror within three Business Days after the Shares have been taken up by the Offeror under the Offer; and/or

(c)	as required by section 2.30 of NI 62-104 and without limiting the withdrawal rights set out in clauses (a) and (b), at any time before the expiration of 10 days from the date upon which either:

(i)

a notice of change relating to a change which has occurred in the information contained in the prospectus/offer to exchange, or any notice of change or notice of variation, in either case, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror unless it is a change in a material fact relating to the Offeror Common Shares), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)

a notice of variation concerning a variation in the terms of the Offer (other than a variation in the terms of the Offer consisting solely of an increase in the consideration offered for the Shares under the Offer and an extension of the time for deposit to not later than 10 days after the date of the notice of variation or a variation in the terms of the Offer after the expiry of the initial deposit period consisting of an extension of the time for deposit to not later than 10 days from the date of the notice of variation), is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders or other forms of relief as may be granted by applicable courts or Governmental Entities) and only if such deposited Shares have not been taken up by the Offeror at the date of the notice.

To be effective, a withdrawal must be completed in accordance with the procedures outlined in Section 8 of the Offer, “Right to Withdraw Deposited Shares”.

If I accept the Offer, when will I receive the Offer Consideration?

If all of the conditions of the Offer are satisfied or, where permitted, waived by the Offeror, the Offeror will immediately take up Shares tendered to the Offer (and not withdrawn) and will pay for the Shares taken up as soon as possible, but in any event not later than three Business Days after taking up the Shares. The Offeror will immediately take up and promptly pay for Shares deposited under the Offer during the Mandatory Extension Period and any additional extension period, if applicable. See Section 6 of the prospectus/offer to exchange, “Take Up and Payment for Deposited Shares”.

If I decide not to tender, how will my Shares be affected?

If the Offeror takes up and pays for Shares under the Offer, the Offeror currently intends to take such action as is necessary, including effecting a Compulsory Acquisition or a Subsequent Acquisition Transaction, to acquire any Shares not tendered to the Offer. It is the Offeror’s current intention that the consideration to be offered for such Shares under a Compulsory Acquisition or Subsequent Acquisition Transaction will be the same consideration offered pursuant to the Offer. In connection with such a transaction, you may have dissent rights and the tax consequences may vary from those of tendering your Shares under the Offer. See Section 31 of the prospectus/offer to exchange, “Acquisition of Shares Not Deposited Under the Offer”.

What are some of the significant conditions to the Offer?

In addition to the Statutory Minimum Condition, the Offer is subject to certain conditions described herein being satisfied or, where permitted, waived at or prior to the Expiry Time or such earlier or later time during which Shares may be deposited under the Offer, excluding the 10-day Mandatory Extension Period or any extension(s) thereafter, including, among other things, that: (a) that the Shares validly deposited to the Offer, and not withdrawn, represent more than 50% of the then outstanding Shares (on a fully-diluted basis); (b) receipt of all Regulatory Approvals, including the Competition Act Clearance and the Stock Exchange Approval, that the Offeror considers necessary or desirable in connection with the Offer; (c) the Registration Statement shall have become effective under the U.S. Securities Act, and no stop order or proceeding seeking a stop order shall have been issued and no other proceeding shall have been instituted or threatened by the SEC; (d) the Offeror and/or the Company, as applicable, having received all third party consents or approvals that the Offeror considers necessary or desirable in connection with the Offer, including without limitation all necessary consents to the Offer, or waivers required as a result of the consummation of the Offer, from the lenders under the Company’s revolving credit facility and, as applicable, lenders under the Company’s subordinated notes to private related party investors or any other similar agreement or instrument and from the lenders to the Offeror and the holders of the Offeror’s outstanding senior notes; (e) all Convertible Securities shall have been dealt with on terms satisfactory to the Offeror, in its sole discretion; (f) there being no legal prohibition against the Offeror making the Offer or taking up and paying for the Shares; (g) neither the Company nor any other Person having taken or proposed to take any action that could reasonably be expected to prevent, adversely affect or materially delay the Offeror from acquiring the Shares or implementing the Offeror’s plans for the Company as disclosed herein or make it inadvisable for the Offeror to proceed with the Offer and/or to take up and pay for Shares deposited under the Offer or to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, including the Company not having disposed of or acquired any material assets, made any material capital expenditures outside of the ordinary course of business, entered into any related party transaction, waived, released granted, transferred or amended any rights of material value in respect of any of its joint ventures, properties, or authorizations, incurred any additional material debts, become subject to any proceedings under the Companies’ Creditors Arrangement Act (Canada) or the Bankruptcy and Insolvency Act (Canada), made or become subject to any take-over bid or tender offer, issuer bid, recapitalization, wind-up, business combination or any other similar transaction, issued any securities, declared distributions or dividends, implemented or amended any employee cash or equity compensation plan, adopted or implemented a shareholder rights plan, implemented any changes in its capital structure or taken certain other actions of a similar nature; (h) no litigation or regulatory order that may hamper the carrying out of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction; (i) no Material Adverse Effect having occurred; (j) the Offeror not becoming aware of the Company having made any untrue statement of a material fact or omitting to state a material fact that is required to be made to any securities regulatory authority; (k) the Offeror shareholders approving, as required by the rules of the TSX, the issuance of the Offeror Common Shares to be distributed by the Offeror in connection with the Offer; (l) the Offeror being provided with access to all non-public information regarding the Company that has been made available to any potential acquiror or, in any case, which a potential acquiror would reasonably require to be given, provided or have made available to it, in each case since June 30, 2020 for the purpose of considering or seeking information to consider an acquisition of, or business combination with, the Company in each case on substantially the same terms and conditions as have been or would reasonably be imposed on a potential acquiror, other than any term or condition that would be inconsistent with or would render the Offeror unable to make the Offer, to take-up and pay under the Offer or complete any second step transaction; (m) the Offeror not becoming aware of the Company having made any untrue statement of a material fact or omitting to state a material fact that is required to be made to any securities regulatory authority; and (n) other customary conditions.

The Offeror expects that it will call a special meeting of Offeror Shareholders to consider and, if deemed advisable, approve an ordinary resolution authorizing the issuance of the Offeror Common Shares in connection with the Offer prior to the Expiry Time.

The Offeror reserves the right to withdraw or extend the Offer and to not take up and pay for any Deposited Shares unless each of the conditions of the Offer is satisfied or, if permitted, waived by the Offeror at or prior to the Expiry Time.

See Section 4 of the prospectus/offer to exchange, “Conditions of the Offer” and a detailed summary of the Regulatory Approvals can be found in Section 30 of the prospectus/offer to exchange, “Regulatory Matters”.

What will happen if the conditions to the Offer are not satisfied?

If the conditions to the Offer are not satisfied or, where permitted, waived by the Offeror, the Offeror will not be obligated to take up, accept for payment or pay for any Shares tendered to the Offer. Subject to applicable Law, the Offeror reserves the right to withdraw or extend the Offer and to not take up and pay for any Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or, where permitted, waived by the Offeror at or prior to the Expiry Time. Notwithstanding the foregoing, in no case will the Offeror waive the Statutory Minimum Condition.

Do I have dissenters’ or appraisal rights in connection with the Offer?

No. Shareholders will not have dissenters’ or appraisal rights in connection with the Offer. However, Shareholders who do not tender their Shares to the Offer may have rights of dissent in the event the Offeror acquires their Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 31 of the prospectus/offer to exchange, “Acquisition of Shares Not Deposited Under the Offer”.

Will Bonterra continue as a public company?

As indicated above, it is the Offeror’s intention to enter into one or more transactions to enable it to acquire all Shares not acquired pursuant to the Offer. If the Offeror is able to complete such a transaction, the Offeror intends to seek to delist the Shares from the TSX. If permitted by applicable Law, subsequent to the successful completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause the Company to file an application to cease to be a reporting issuer under applicable Canadian Securities Laws.

If the Offeror takes up Shares under the Offer but is unable to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, then the Company may continue as a public company and the Offeror will evaluate its alternatives. In such circumstances, the Offeror’s purchase of Shares under the Offer will have reduced the number of Shares that trade publicly, as well as the number of Shareholders, and, depending on the number of Shares purchased under the Offer, could adversely affect the liquidity and market value of the remaining Shares held by the public. In addition, if the Offer is successful, the Offeror intends to effect certain changes with respect to the composition of the Company Board to allow nominees of the Offeror to be appointed to the Company Board and to represent at least a majority of the Company Board.

What are the Canadian federal income tax consequences of accepting the Offer?

Subject to the qualifications set forth in the prospectus/offer to exchange, if you are a resident of Canada and hold your Shares as capital property and you sell your Shares pursuant to the Offer, you generally will not realize a capital gain (or capital loss) as a result of an automatic tax-deferred “rollover” pursuant to Section 85.1 of the Tax Act (and the corresponding provisions of any applicable provincial legislation).

If you are not a resident of Canada, you generally will not be subject to tax under the Tax Act on any capital gain realized on a disposition of your Shares pursuant to the Offer, unless your Shares are “taxable Canadian property”.

The foregoing is a brief summary of Canadian federal income tax consequences only and is qualified by the description of Canadian federal income tax considerations in Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations”. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Shares pursuant to the Offer or a disposition of Shares pursuant to any Compulsory Acquisition or Subsequent Acquisition Transaction.

What are the U.S. federal income tax consequences of accepting the Offer?

The Offeror intends for the Offer, the Subsequent Acquisition Transaction and Compulsory Acquisition, as applicable, to be treated as a reorganization for U.S. federal income tax purposes. If the Offer is so treated, a U.S. Holder generally will not recognize gain or loss on the exchange of Shares for Offeror Common Shares pursuant to the Offer. The determination of whether the exchange pursuant to the Offer or any Subsequent Acquisition Transaction or Compulsory Acquisition will qualify for such treatment depends on the resolution of complex issues and facts, and there is no assurance that the exchange pursuant to the Offer or any Subsequent Acquisition Transaction or Compulsory Acquisition will qualify for such treatment.

The foregoing is a brief summary of U.S. federal income tax consequences only and is qualified by the description of U.S. federal income tax considerations in Section 33 of the prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”. Tax matters are very complicated, and the tax consequences of the Offer to a particular Shareholder will depend in part on such Shareholder’s circumstances. Accordingly, Shareholders are urged to consult their own U.S. tax advisors for a full understanding of the tax consequences of the Offer to them, including the applicability of U.S. federal, state, local and non-U.S. income and other tax Laws.

Who can I call with questions about the Offer or for more information?

Questions and requests for assistance concerning the Offer may be directed to the Information Agent and the Depositary (Kingsdale Advisors) at 1-888-564-7333 (Toll Free in North America), or at +1-416-867-2272 (Outside North America), or by e-mail at contactus@kingsdaleadvisors.com.

SUMMARY

The following is a summary only and is qualified in its entirety by the detailed provisions contained in the prospectus/offer to exchange. Shareholders should read the prospectus/offer to exchange in its entirety. Certain capitalized and other terms used in this Summary are defined in the Glossary.

The Offer:

The Offeror is offering to purchase, upon the terms and subject to the conditions of the Offer, all of the issued and outstanding Shares (including any Shares which may become issued and outstanding after the date of the Offer and prior to the Expiry Time).

Upon acceptance of the Offer, each Shareholder whose Shares are taken up and paid for by the Offeror will be entitled to receive, in respect of all of his, her or its Shares, two (2) Offeror Common Shares per Share. The Offeror has submitted an application to list the Offeror Common Shares offered to Shareholders pursuant to the Offer on the TSX. Listing of the Offeror Common Shares will be subject to the Offeror fulfilling all of the applicable listing requirements of the TSX.

The closing price of the Shares on the TSX on December 17, 2020 was $1.72.

The closing price of the Offeror Common Shares on the TSX on December 17, 2020 was $0.82.

In no event will a Shareholder be entitled to a fractional Offeror Common Share. Where the aggregate number of Offeror Common Shares to be issued to a Shareholder as consideration under the Offer would result in a fraction of an Offeror Common Share being issuable, the number of Offeror Common Shares to be received by such Shareholder will be rounded down to the nearest whole number.

The Offer is made only for Shares and is not made for any Convertible Securities. Holders of Convertible Securities who wish to accept the Offer with respect to the underlying Shares should, to the extent permitted by the terms of the Convertible Securities and applicable Law, exercise the rights under such Convertible Securities to acquire Shares and tender the underlying Shares in accordance with the terms of the Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to ensure that Shares will be available for tender at or prior to the Expiry Time or in sufficient time to comply with the procedures referred to in Section 3 of the prospectus/offer to exchange, “Manner of Acceptance” and Section 20 of the prospectus/offer to exchange, “Treatment of Convertible Securities”.

The Offeror:

Obsidian Energy is an intermediate-sized oil and gas producer with a well-balanced portfolio of high-quality assets based in Alberta. Obsidian Energy is a company based on disciplined, relentless passion for the work it does, and resolute accountability to its shareholders, partners and the communities in which it operates. The Offeror exists under the ABCA and its head and registered office is located at Suite 200, 207 – 9th Avenue S.W., Calgary, Alberta, T2P 1K3. For further information regarding the Offeror, refer to the Offeror’s filings with the applicable Securities Regulatory Authorities in Canada which may be obtained through SEDAR at www.sedar.com. Further information regarding the Offeror may also be obtained from the Offeror’s filings with the SEC by visiting the SEC’s website at www.sec.gov.

The Company:

Bonterra is an oil and gas company headquartered in Calgary, Alberta. The Company’s assets consist of crude oil and natural gas assets, which are primarily located in the Province of Alberta, Canada. The Company also has minor, non-core properties located in the Provinces of Saskatchewan and British Columbia. Bonterra was formed effective January 1, 2010 when Bonterra Oil & Gas Ltd. wound up Bonterra Energy Income Trust and amalgamated with its wholly owned Subsidiary, Bonterra Energy Corp. pursuant to the provisions of the CBCA to continue as one corporation. The head and principal office of Bonterra is located at: 901, 1015 4th Street S.W., Calgary, Alberta, T2R 1J4. For further information regarding the Company, refer to the Company’s filings with the applicable Securities Regulatory Authorities in Canada which may be obtained through SEDAR at www.sedar.com.

Reasons to Accept the Offer:

Obsidian Energy believes that the consideration under the Offer represents a full and fair price for the Shares and that the combined entity will be a stronger, well-positioned company with a far superior future than Shareholders could achieve on a standalone basis. Shareholders should consider the following factors, among others, in making a decision whether to accept the Offer:

Creates the Cardium Champion with Enhanced Scale and Relevance

•	Meaningful Scale: Top 20 Western Canadian oil producer with 35,000 boe/d of oil-weighted production, more than three times the size of Bonterra as at Q2 2020.

•	Financially Attractive: Greater funds flow per share, lower debt-to-EBITDA, higher free cash flow, and a stronger overall business.

•	Enhanced Business: Ability to accelerate debt repayment through improved free cash flow, and to deploy combined capital spending towards best-return inventory at Willesden Green.

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Well Positioned for Further Consolidation: The combined entity would be ~2x the size of any other Cardium-focused firm, and would be positioned to be a Cardium consolidator with the ability to pursue further synergies from follow-on transactions.

Reduce Risk: Stable Balance Sheet, Debt Reduction, Improved Access to Capital

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Execute Plan to Address Overleverage: Bonterra is over levered and Shareholders are exposed to the risk that its syndicate banks withdraw their support of the Company. Bonterra’s current business plan is to further increase debt compared to the combined entity, which is expected to generate increased cash flow and to accelerate the pay down of outstanding debt. Lower debt improves the stability of the business, and shifts more value to equity owners over time as the combined low-decline, oil-weighted production base is maintained.

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Pay Down Debt vs. Standalone: Bonterra has been in extended month-to-month extensions with its bank credit facility lenders, and has taken numerous actions, including cutting its dividend to zero, in an attempt to stabilize the balance sheet. It is clear that Bonterra’s lenders desire to have its outstanding bank debt reduced. Bonterra’s inability to deliver a path to reducing its debt as a standalone entity stands in sharp contrast to the Offeror’s clear strategy for pay down of the Offeror’s and Bonterra’s respective outstanding debt as a combined entity.

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Path to Normal / Conforming Debt Metrics: The combined entity is projected by Obsidian Energy to reduce Net Debt-to-LTM EBITDA to approximately 2x by year-end 2022E using a US$50 WTI/bbl and C$1.95/MMBtu AECO commodity price forecast. This is dramatically better than the projected

Bonterra standalone Net Debt-to-LTM EBITDA of >3x, as projected by Obsidian Energy. See Section 18 of the prospectus/offer to exchange, “Reasons to Accept the Offer — Reduce Risk: Stable Balance Sheet, Debt Reduction, Improved Access to Capital”.

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Improved Access to Capital: The improved financial outlook resulting from the combination would afford both companies an enhanced position to extend debt maturities with the support of lenders. Increased size and scale could allow the combined entity to access alternative debt financing to refinance existing first lien debt resulting in a more stable and diversified capital structure that would not be as reliant on and exposed to semi-annual bank redeterminations.

•	Reinstate Dividend After Debt Paydown: An improved financial position after sufficient debt pay down could allow the combined entity to eventually reinstate a dividend to shareholders.

Significant Accretion to Shareholders

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FFO Per Share Accretion: The combined entity is projected to deliver significantly higher FFO per share than Bonterra as a stand-alone entity. Specifically, assuming US$50 WTI/bbl and C$1.95/MMBtu AECO commodity prices and based on its projections, Obsidian Energy expects that the combined entity will achieve during 2021E FFO per Share of $3.44 versus $1.94 per Share on a standalone basis (a 77% improvement for the combined entity). Including the impact of a potential BDC second-lien term facility, Obsidian Energy projects that Bonterra’s FFO per Share during 2021E would be $2.12 (making the combined entity still a 62% improvement).

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Significant Projected 2021E Share Price Appreciation: Greater EBITDA, combined with falling debt due to enhanced free cash flow driving accelerated debt repayment, enables greater equity value per share. At US$50 WTI/bbl and C$1.95/MMBtu AECO and a trading multiple consistent with its peers of 4.5x EV/EBITDA, Obsidian Energy projects that the Shares would appreciate by ~375% to ~C$6.40 per Share (~$3.20/share for the Offeror Common Shares).

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Significant Projected 2022E Share Price Appreciation: Under the same assumptions, and using 2022E projections, the equity value per share would appreciate by over 670% to ~$10.40 per Share (~$5.20/share for the Offeror Common Shares).

•

Cash Tax Savings for Shareholders Beyond 2022: Bonterra has stated its cash tax horizon is ~2022. The combined entity would benefit from Obsidian Energy’s tax pool position, thereby further enhancing the FFO per share profile for Shareholders.

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Quickly Improving Leverage Metrics: Equity valuation is expected to improve due to higher FFO and lower risk as a result of reduced leverage. The combined entity is expected to achieve more than 45% deleveraging on a debt to LTM unhedged EBITDA basis, specifically Bonterra’s standalone 3.7x debt to LTM EBITDA as at June 30, 2020 would be reduced under the combined entity to 2.6x by year-end 2021 and 2.0x by year-end 2022E as projected by Obsidian Energy, assuming US$50 WTI/bbl and C$1.95/MMBtu AECO.

See Section 18 of the prospectus/offer to exchange, “Reasons to Accept the Offer-Assumptions Underlying Analysis”.

Maintain Operating Strengths: Low Decline and High Netback Light Oil

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Low Decline: The combined entity’s high quality asset base has a low decline rate, providing more stable production levels and lower capital requirements to maintain current production levels. The combined entity’s base production and proved developed producing (“PDP”) reserves have a decline of ~18% which is below most oil producing peers.

•	High Netbacks: With strong projected profitability at the field level, netbacks of the combined entity are projected to be strong at $23/boe in 2022E (based on US$50 WTI/bbl and C$1.95/MMBtu AECO).

•

Track Record of Success in Lowering Costs: Obsidian Energy has reduced total cash costs (comprised of net G&A, operating costs and transportation costs) from $19.52/boe in 2018 to $13.76/boe in the first six months of 2020. Obsidian’s total cash cost structure per unit of production is now lower than Bonterra. Importantly, Obsidian Energy views the break-even price for the combined entity to be below US$40/bbl WTI (assuming US$4.00/bbl Edmonton Par differentials, C$2.04/MMBtu AECO and 1.36x C$/US$ foreign exchange rate), which is superior to Bonterra’s standalone break-even, estimated at US$42.00/bbl WTI under the same assumptions.

Meaningful Synergies Drive Equity Appreciation

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First Year Synergies of ~$50 MM: The combined entity is expected to benefit from synergies of ~$50MM after the first year (based on US$50 WTI/bbl and C$1.95/MMBtu AECO) including lower G&A and operating costs, improved capital efficiency from program scale as well as devoting capital to projects expected to yield the highest returns, alignment on decommissioning liability strategy, and lower interest/financing costs over time. These synergies are very meaningful insofar as they are equivalent to or larger than Bonterra’s current market capitalization.

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Multi-Year Synergy Benefit: The combined entity is expected to have up to $100 million greater free cash flow over the first three years versus the standalone entities (based on US$50 WTI/bbl and C$1.95/MMBtu AECO).

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Benefit from Optimized Capital Program: Obsidian Energy views the best return inventory of the combined entity to be in the Willesden Green area, where Obsidian Energy has meaningfully more drilling locations than Bonterra. Consistent with Obsidian Energy’s existing operation and the demonstrated success on capital efficiency and cost reductions, the capital program for the combined entity would prioritize capital to Willesden Green, and moderate capital to Pembina, with the intent of using the combined Pembina Cardium cash flow to pay down debt.

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Attractive Go-Forward Business for Stakeholders: Obsidian Energy seeks to deliver more than $300 million of cumulative free cash flow from the combined entity through 2024 based on US $50 WTI/bbl and C$1.95/MMBtu AECO. This is projected to result in a reduction to debt by over $300 million and a total debt to LTM EBITDA of approximately 1.2x by year-end 2024. Shareholders of each of Bonterra and Obsidian Energy will benefit from this deleveraging process.

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Tax Advantaged Structuring: The Offer is being designed to allow Canadian and U.S. Shareholders to defer recognition of capital gains and losses. For Canadian tax purposes, Canadian resident Shareholders who hold their Shares as capital property will generally be entitled to an automatic rollover to defer recognition of capital gains or losses from the disposition of their Shares. For U.S. tax purposes, the Offer is also intended to provide U.S. Holders with an automatic rollover to defer recognition of capital gains or losses from disposal of their Shares. See Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations” and Section 33 of the prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”

See Section 18 of the prospectus/offer to exchange, “Reasons to Accept the Offer”.

Purpose of the Offer and Plans for the Company

The purpose of the Offer is to enable the Offeror to acquire all of the outstanding Shares. Depending on the number of Shares the Offeror acquires under the Offer, the Offeror intends to acquire any Shares not tendered to the Offer pursuant to a Subsequent Acquisition Transaction or, if a sufficient number of Shares are tendered to the Offer, a Compulsory Acquisition. See Section 23 of the prospectus/offer to exchange, “Purpose of the Offer and Plans for the Company”.

Following the successful completion of the Offer and a Compulsory Acquisition or Subsequent Acquisition Transaction relating thereto, the Offeror intends to cause the Company to apply to the TSX to delist the Shares from trading.

If permitted by applicable Law, subsequent to the successful completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause the Company to cease to be a reporting issuer under the applicable Securities Laws of each province and territory of Canada in which it has such status.

See Section 26 of the prospectus/offer to exchange, “Effect of the Offer on the Market for Shares, Listing and Public Disclosure by the Company”.

Conditions of the Offer

In addition to the Statutory Minimum Condition, the Offer is subject to certain conditions described herein being satisfied or, where permitted, waived at or prior to the Expiry Time or such earlier or later time during which Shares may be deposited under the Offer, excluding the 10-day Mandatory Extension Period or any extension(s) thereafter, including, among other things, that: (a) that the Shares validly deposited to the Offer, and not withdrawn, represent more than 50% of the then outstanding Shares (on a fully-diluted basis); (b) receipt of all Regulatory Approvals, including the Competition Act Clearance and the Stock Exchange Approval, that the Offeror considers necessary or desirable in connection with the Offer; (c) the Registration Statement shall have become effective under the U.S. Securities Act, and no stop order or proceeding seeking a stop order shall have been issued and no other proceeding shall have been instituted or threatened by the SEC; (d) the Offeror and/or the Company, as applicable, having received all third party consents or approvals that the Offeror considers necessary or desirable in connection with the Offer, including without limitation all necessary consents to the Offer, or waivers required as a result of the consummation of the Offer, from the lenders under the Company’s revolving credit facility and, as applicable, lenders under the Company’s subordinated notes to private related party investors or any other similar agreement or instrument and from the lenders to the Offeror and the holders of the Offeror’s outstanding senior notes; (e) all Convertible Securities shall have been dealt with on terms satisfactory to the Offeror, in its sole discretion; (f) there being no legal prohibition against the Offeror making the Offer or taking up and paying for the Shares; (g) neither the Company nor any other Person having taken or proposed to take any action that could reasonably be expected to prevent, adversely affect or materially delay the Offeror from acquiring the Shares or implementing the Offeror’s plans for the Company as disclosed herein or make it inadvisable for the Offeror to proceed with the Offer and/or to take up and pay for Shares deposited under the Offer or to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, including the Company not having disposed of or acquired any material assets, made any material capital expenditures outside of the ordinary course of business, entered into any related party transaction, waived, released granted, transferred or amended any rights of material value in respect of any of its joint ventures, properties, or authorizations, incurred any additional material debts, become subject to any proceedings under the Companies’ Creditors Arrangement Act (Canada) or the Bankruptcy and Insolvency Act (Canada), made or become subject to any take-over bid or tender offer, issuer bid, recapitalization, wind-up, business combination or any other similar transaction, issued any securities, declared distributions or dividends, implemented or amended any employee cash or equity compensation plan, adopted or implemented a shareholder rights plan, implemented any changes in its capital structure or taken certain other actions of a similar nature; (h) no litigation or regulatory order that may hamper the carrying out of the Offer or any Subsequent Acquisition Transaction or Compulsory Acquisition; (i) no Material Adverse Effect having occurred; (j) the Offeror not becoming aware of the Company having made any untrue statement of a material fact or omitting to state a material fact that is required to be made to any securities regulatory authority; (k) the Offeror shareholders approving, as required by the rules of the TSX, the issuance of the Offeror Common Shares to be distributed by the Offeror in connection with the Offer; (l) the Offeror being provided with access to all non-public information regarding the Company that has been made available to any potential acquiror or, in any case, which a potential acquiror would reasonably require to be given, provided or have made available to it, in each case since June 30, 2020 for the purpose of considering or seeking information to consider an acquisition of, or business combination with, the Company in each case on substantially the same terms and conditions as have been or would reasonably be imposed on a potential acquiror, other than any term or condition that would be inconsistent with or would render the Offeror unable to make the Offer, to take-up and pay under the Offer or complete any second step transaction; (m) the Offeror not becoming aware of the Company having made any untrue statement of a material fact or omitting to state a material fact that is required to be made to any securities regulatory authority; and (n) other customary conditions.

The Offeror expects that it will call a special meeting of Offeror Shareholders to consider and, if deemed advisable, approve an ordinary resolution authorizing the issuance of the Offeror Common Shares in connection with the Offer prior to the Expiry Time.

The Offeror reserves the right to withdraw or extend the Offer and to not take up and pay for any Deposited Shares unless each of the conditions of the Offer is satisfied or, if permitted, waived by the Offeror at or prior to the Expiry Time.

See Section 4 of the prospectus/offer to exchange, “Conditions of the Offer” and a detailed summary of the Regulatory Approvals can be found in Section 30 of the prospectus/offer to exchange, “Regulatory Matters”.

Time for Acceptance

The Offer is open for acceptance until 5:00 p.m. (Mountain Standard Time) on January 25, 2021 or such later or earlier time or times and date or dates to which the Offer may be extended or accelerated by the Offeror from time to time, excluding the 10-day Mandatory Extension Period or any extension(s) thereafter, unless the Offer is withdrawn by the Offeror. See Section 2 of the Offer, “Time for Acceptance” and Section 5 of the prospectus/offer to exchange, “Extension, Acceleration and Variation of the Offer – Mandatory Extension Period”.

The initial deposit period (as defined herein) under the Offer may be shortened in the following circumstances, subject to a minimum deposit period of at least 35 days from the date of the Offer: (i) if the Company issues a deposit period news release (as defined herein) in respect of either the Offer or another offeror’s take-over bid that stipulates a deposit period of less than 105 days, the Offeror may vary the terms of the Offer to shorten the initial deposit period to at least the number of days from the date of the Offer as stated in the deposit period news release; or (ii) if the Company issues a news release announcing that it has agreed to enter into, or determined to effect, an Alternative Transaction, the Offeror may vary the terms of the Offer to shorten the initial deposit period to at least 35 days from the date of the Offer. In either case, the Offeror intends to vary the terms of the Offer by shortening the initial deposit period to the shortest possible period consistent with applicable Law. See Section 5 of the prospectus/offer to exchange, “Extension, Acceleration and Variation of the Offer”.

Manner of Acceptance

Registered Shareholders (meaning Shareholders that have either a physical certificate representing Shares registered in his, her or its name) may accept the Offer by delivering to the Depositary a properly completed and executed Letter of Transmittal, in the form accompanying the prospectus/offer to exchange (printed on YELLOW paper), or a manually signed facsimile thereof, properly completed and duly executed in accordance with the instructions set out in the Letter of Transmittal (including a signature guarantee if required), and depositing it along with, if applicable, the certificate(s) representing your Shares and any other required documents, with the Depositary at the office specified in the Letter of Transmittal at or prior to 5:00 p.m. (Mountain Standard Time) on January 25, 2021, unless the Offer is extended, accelerated or withdrawn by the Offeror, in accordance with the instructions in the Letter of Transmittal. See Section 3 of the prospectus/offer to exchange, “Manner of Acceptance – Letter of Transmittal”.

Alternatively, in circumstances where the certificate(s) representing Shares are not immediately available or the certificate(s) or any other required documents cannot be provided to the Depositary by the Expiry Time, registered Shareholders may accept the Offer by following the procedures for guaranteed delivery using the accompanying Notice of Guaranteed Delivery (printed on BLUE paper), or a manually signed facsimile thereof. See Section 3 of the prospectus/offer to exchange, “Manner of Acceptance – Procedure for Guaranteed Delivery”.

Shareholders may participate in the Offer by following the procedures for book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario, Canada specified in the Letter of Transmittal at or prior to the Expiry Time. Shareholders participating in the Offer through book-entry transfer must make sure such documents are received by the Depositary at or prior to the Expiry Time. See Section 3 of the prospectus/offer to exchange, “Manner of Acceptance – Acceptance by Book-Entry Transfer”.

Non-registered Shareholders whose Shares are held on their behalf, or for their account, by a broker, investment dealer, bank, trust company or other intermediary, should contact such intermediary directly in order to tender Shares to the Offer. Intermediaries may establish tendering cut-off times that are up to 48 hours prior to the Expiry Time. As a result, non-registered Shareholders wishing to tender their Shares should promptly and carefully follow the instructions provided to them by their broker, investment dealer, bank, trust company or other intermediary. See Section 3 of the prospectus/offer to exchange, “Manner of Acceptance”.

No fee or commission will be payable by a registered Shareholder who tenders his, her or its Shares to the Offer directly to the Depositary. A broker, nominee or other intermediary through whom a Shareholder holds Shares may charge a fee to tender any such Shares on behalf of such Shareholder. Shareholders should consult such broker, nominee or other intermediary to determine whether any charges will apply.

Take Up and Payment for Deposited Shares

Upon the terms and subject to the conditions of the Offer, the Offeror will immediately take up Shares validly tendered to the Offer and not withdrawn pursuant to Section 8 of the Offer, “Right to Withdraw Deposited Shares”, and will pay for the Shares taken up as soon as possible, but in any event not later than three Business Days after taking up the Shares. The Offeror will immediately take up and promptly pay for Shares deposited under the Offer during the Mandatory Extension Period and any additional extension period, if applicable. See Section 6 of the prospectus/offer to exchange, “Take Up and Payment for Deposited Shares”.

Withdrawal of Deposited Shares

Shares tendered in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder pursuant to the procedures outlined in Section 8 of the prospectus/offer to exchange, “Right to Withdraw Deposited Shares” in any of the following circumstances:

(a)	at any time before the deposited Shares have been taken up by the Offeror under the Offer;

(b)	if the deposited Shares have not been paid for by the Offeror within three Business Days after the Shares have been taken up by the Offeror under the Offer; and/or

(c)	as required by section 2.30 of NI 62-104 and without limiting the withdrawal rights set out in clauses (a) and (b), at any time before the expiration of 10 days from the date upon which either:

(i)

a notice of change relating to a change which has occurred in the information contained in the prospectus/offer to exchange, or any notice of change or notice of variation, in either case, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror unless it is a change in a material fact relating to the Offeror Common Shares), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)

a notice of variation concerning a variation in the terms of the Offer (other than a variation in the terms of the Offer consisting solely of an increase in the consideration offered for the Shares under the Offer and an extension of the time for deposit to not later than 10 days after the date of the notice of variation or a variation in the terms of the Offer after the expiry of the initial deposit period consisting of an extension of the time for deposit to not later than 10 days from the date of the notice of variation), is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders or other forms of relief as may be granted by applicable courts or Governmental Entities) and only if such deposited Shares have not been taken up by the Offeror at the date of the notice.

Acquisition of Shares Not Deposited Under the Offer

If, by the Expiry Time or within 120 days after the date of the Offer, whichever period is the shorter, the Offeror takes up and pays for 90% or more of the outstanding Shares under the Offer (calculated on a fully-diluted basis), then the Offeror intends to acquire the remainder of the Shares by way of a Compulsory Acquisition, for consideration per Share not less than, and in the same form as, the Offer Consideration.

If the Offeror takes up and pays for an amount of Shares that is less than 90% of the outstanding Shares (calculated on a fully-diluted basis) or if a Compulsory Acquisition is not available to the Offeror or the Offeror elects not to pursue such Compulsory Acquisition, the Offeror intends to acquire the remainder of the Shares by way of a Subsequent Acquisition Transaction, for consideration per Share not less than, and in the same form as, the consideration paid by the Offeror under the Offer.

See Section 31 of the prospectus/offer to exchange, “Acquisition of Shares Not Deposited Under the Offer”.

Regulatory Matters

The Offeror’s obligation to take up and pay for Shares tendered under the Offer is conditional upon the Regulatory Approvals having been obtained or concluded or, in the case of waiting or suspensory periods, expired or been waived or terminated. These approvals include, but are not limited to, the Competition Act Clearance and the Stock Exchange Approval. See Section 30 of the prospectus/offer to exchange, “Regulatory Matters”.

Certain Canadian Federal Income Tax Considerations

Subject to the qualifications set forth in the prospectus/offer to exchange, if you are a resident of Canada and hold your Shares as capital property and you sell your Shares pursuant to the Offer, you generally will not realize a capital gain (or capital loss) as a result of an automatic tax-deferred “rollover” pursuant to Section 85.1 of the Tax Act (and the corresponding provisions of any applicable provincial legislation).

If you are not a resident of Canada, you generally will not be subject to tax under the Tax Act on any capital gain realized on a disposition of your Shares pursuant to the Offer, unless your Shares are “taxable Canadian property”.

The foregoing is a brief summary of Canadian federal income tax consequences only and is qualified by the description of Canadian federal income tax considerations in Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations”. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Shares pursuant to the Offer or a disposition of Shares pursuant to any Compulsory Acquisition or Subsequent Acquisition Transaction.

See Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations”.

Certain United States Federal Income Tax Considerations

The Offeror intends for the Offer, the Subsequent Acquisition Transaction and Compulsory Acquisition, as applicable, to be treated as a reorganization for U.S. federal income tax purposes. If the Offer is so treated, a U.S. Holder generally will not recognize gain or loss on the exchange of Shares for Offeror Common Shares pursuant to the Offer. The determination of whether the exchange pursuant to the Offer and any Subsequent Acquisition Transaction or Compulsory Acquisition will qualify for such treatment depends on the resolution of complex issues and facts, and there is no assurance that the exchange pursuant to the Offer or any Subsequent Acquisition Transaction or Compulsory Acquisition will qualify for such treatment.

The foregoing is a brief summary of U.S. federal income tax consequences only and is qualified by the description of U.S. federal income tax considerations in Section 33 of the prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”. Tax matters are very complicated, and the tax consequences of the Offer to a particular Shareholder will depend in part on such Shareholder’s circumstances. Accordingly, Shareholders are urged to consult their own U.S. tax advisors for a full understanding of the tax consequences of the Offer to them, including the applicability of U.S. federal, state, local and non-U.S. income and other tax Laws.

Risk Factors

An investment in the Offeror Common Shares and the acceptance of the Offer are subject to certain risks. In assessing the Offer, Shareholders should carefully consider the risks described in the prospectus/offer to exchange. Such risks may not be the only risks applicable to the Offer or the Offeror. Additional risks and uncertainties not presently known by the Offeror or that the Offeror currently believes are not material may also materially and adversely impact the successful completion of the Offer or the business, operations, financial condition, financial performance, cash flows, reputation or prospects of the Offeror. See Section 36 of the prospectus/offer to exchange, “Risk Factors”.

Information Agent and Depositary

The Offeror has retained Kingsdale Advisors to act as information agent and as the depositary for the Offer. As the Information Agent and the Depositary, Kingsdale Advisors may contact Shareholders by mail, telephone, other electronic means or in person and may request investment dealers, brokers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares. As the Depositary, Kingsdale Advisors: (i) will receive deposits of certificates representing Shares and accompanying Letters of Transmittal at the office specified in the Letters of Transmittal, facilitate book-entry only transfers of Shares tendered under the Offer and receive Notices of Guaranteed Delivery; (ii) will be responsible for giving certain notices, if required, and disbursing payment for Shares purchased by the Offeror under the Offer; and (iii) will assist with Shareholder identification and communication in respect of the Offer. As the Information Agent and the Depositary, Kingsdale Advisors will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer.

Questions and requests for assistance may be directed to the Information Agent using the contact information on the back page of the prospectus/offer to exchange.

See Section 38 of the prospectus/offer to exchange, “Information Agent and Depositary”.

Unaudited Pro Forma Consolidated Financial Statements

Shareholders should refer to Schedule XX to the prospectus/offer to exchange for the unaudited pro forma consolidated balance sheet of the Offeror as at September 30, 2020 and the unaudited pro forma consolidated statements of net income (loss) of the Offeror for the nine month period ended September 30, 2020 and the year ended December 31, 2019, giving effect to the proposed acquisition of all outstanding Shares under the Offer, in the manner set forth therein. Such unaudited pro forma consolidated financial statements have been prepared using certain of the Offeror’s and the Company’s respective financial statements as more particularly described in the notes to the unaudited pro forma consolidated financial statements. In preparing the unaudited pro forma consolidated financial statements, management of the Offeror has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial statements. Such unaudited pro forma consolidated financial statements are not intended to be indicative of the results that would have actually occurred, had the events reflected therein occurred on the dates indicated, and do not purport to project the future financial position of the Offeror. Actual amounts recorded upon consummation of the transactions contemplated by the Offer will differ from such unaudited pro forma consolidated financial statements. Any potential synergies that may be realized after consummation of the Offer have been excluded from such unaudited pro forma consolidated financial statements. Shareholders are cautioned to not place undue reliance on such unaudited pro forma consolidated financial statements.

1.	THE OFFER

The Offeror is offering to purchase, upon the terms and subject to the conditions of the Offer, all of the issued and outstanding Shares (including any Shares which may become issued and outstanding after the date of the Offer and prior to the Expiry Time).

Upon acceptance of the Offer, each Shareholder whose Shares are taken up and paid for by the Offeror will be entitled to receive, in respect of all of his, her or its Shares, two (2) Offeror Common Shares per Share. The Offeror has submitted an application to list the Offeror Common Shares offered to Shareholders pursuant to the Offer on the TSX. Listing of the Offeror Common Shares will be subject to the Offeror fulfilling all of the applicable listing requirements of the TSX.

The closing price of the Shares on the TSX on December 17, 2020 was $1.72.

The closing prices of the Offeror Common Shares on the TSX on December 17 was $0.82.

In no event will a Shareholder be entitled to a fractional Offeror Common Share. Where the aggregate number of Offeror Common Shares to be issued to a Shareholder as consideration under the Offer would result in a fraction of an Offeror Common Share being issuable, the number of Offeror Common Shares to be received by such Shareholder will be rounded down to the nearest whole number.

The Offer is made only for Shares and is not made for any Convertible Securities. Holders of Convertible Securities who wish to accept the Offer with respect to the underlying Shares should, to the extent permitted by the terms of the Convertible Securities and applicable Law, exercise the rights under such Convertible Securities to acquire Shares and tender the underlying Shares in accordance with the terms of the Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to ensure that Shares will be available for tender at or prior to the Expiry Time or in sufficient time to comply with the procedures referred to in Section 3 of the prospectus/offer to exchange, “Manner of Acceptance” and Section 20 of the prospectus/offer to exchange, “Treatment of Convertible Securities”.

The obligation of the Offeror to take up and pay for Shares pursuant to the Offer is subject to certain conditions. See Section 4 of the prospectus/offer to exchange, ‘‘Conditions of the Offer’’.

The accompanying schedules, Letter of Transmittal and Notice of Guaranteed Delivery, all of which are form part of the Offer, contain important information that should be read carefully before making a decision with respect to the Offer.

Shareholders whose Shares are registered in the name of an investment dealer, bank, trust company or other intermediary should immediately contact that intermediary for assistance if they wish to accept the Offer, in order to take the necessary steps to be able to deposit such Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

2.	TIME FOR ACCEPTANCE

The Offer is open for acceptance from the date hereof until 5:00 p.m. (Mountain Standard Time) on January 25, 2021 or such later or earlier time or times and date or dates to which the Offer may be extended or accelerated by the Offeror from time to time, unless the Offer is withdrawn by the Offeror. In addition to any Mandatory Extension Period (as described further below), the Expiry Time may be extended at the Offeror’s sole discretion pursuant to Section 5 of the prospectus/offer to exchange, “Extension, Acceleration and Variation of the Offer”. The Expiry Time may be subject to multiple extensions.

If the Offeror elects or is required to extend the Expiry Time for the Offer, it will publicly announce the variation, the new expiration time and date no later than 9:00 a.m. (Mountain Standard Time) on the first Business Day after the previously scheduled expiration of the offer and, if required by applicable Law, the Offeror will mail you a copy of the notice of variation. See Section 5 of the prospectus/offer to exchange, “Extension, Acceleration and Variation of the Offer – Mandatory Extension Period”.

3.	MANNER OF ACCEPTANCE

Letter of Transmittal

Registered Shareholders (meaning Shareholders that have either a physical certificate representing Shares registered in his, her or its name) may accept the Offer by depositing the following documents with the Depositary at the office specified in the Letter of Transmittal no later than the Expiry Time:

(a)	certificate(s) representing the Shares for which the Offer is accepted (if applicable);

(b)

a properly completed and executed Letter of Transmittal, in the form accompanying the prospectus/offer to exchange (printed on YELLOW paper), or a manually signed facsimile thereof, properly completed and duly executed in accordance with the instructions set out in the Letter of Transmittal (including a signature guarantee if required); and

(c)	any other documents required by the terms of the Offer or specified in the instructions set out in the Letter of Transmittal.

The Offer will be deemed to be accepted by a registered Shareholder only if the Depositary has actually received these documents at the office specified in the Letter of Transmittal at or prior to the Expiry Time. Alternatively, Shares may be deposited under the Offer in compliance with the procedures for guaranteed delivery set out below under the heading “- Procedure for Guaranteed Delivery” or in compliance with the procedures for book-entry transfers set out below under the heading “- Acceptance by Book-Entry Transfer”.

Non-registered Shareholders whose Shares are held on their behalf, or for their account, by a broker, investment dealer, bank, trust company or other intermediary, should contact such intermediary directly in order to tender Shares to the Offer. Intermediaries may establish tendering cut-off times that are up to 48 hours prior to the Expiry Time. As a result, non-registered Shareholders wishing to tender their Shares should promptly and carefully follow the instructions provided to them by their broker, investment dealer, bank, trust company or other intermediary.

No fee or commission will be payable by a registered Shareholder who tenders his, her or its Shares to the Offer directly to the Depositary. A broker, nominee or other intermediary through whom a Shareholder holds Shares may charge a fee to tender any such Shares on behalf of such Shareholder. Shareholders should consult such broker, nominee or other intermediary to determine whether any charges will apply.

Letter of Transmittal Signature Guarantees

No signature guarantee is required in respect of the signature on the Letter of Transmittal if:

(a)

the Letter of Transmittal is signed by the registered owner of the Shares exactly as the name of the registered Shareholder appears on the certificate(s) representing such Shares, and the consideration to be received by such registered Shareholder pursuant to the Offer is to be delivered directly to such registered Shareholder; or

(b)	Shares are deposited for the account of an Eligible Institution.

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. Additionally, if a certificate representing Shares is registered in the name of a Person other than a signatory of a

Letter of Transmittal or if the consideration to be received pursuant to the Offer is to be delivered to a Person other than the registered holder of such Shares, the certificate must be endorsed or accompanied by an appropriate power of attorney, in either case, signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or power of attorney guaranteed by an Eligible Institution.

Procedure for Guaranteed Delivery

If a registered Shareholder wishes to accept the Offer and either: (1) the certificate(s) representing the Shareholder’s Deposited Shares are not immediately available; or (2) the Shareholder is unable to deliver the certificate(s) for Deposited Shares, the Letter of Transmittal and all other required documents (if any) to the Depositary by the Expiry Time, those Shares may nevertheless be tendered to the Offer provided that all of the following conditions are met:

(a)	such tender is made only at the principal office of the Depositary in Toronto, Ontario, Canada, by or through an Eligible Institution;

(b)

a Notice of Guaranteed Delivery, in the form accompanying the prospectus/offer to exchange (printed on BLUE paper) (or a manually signed facsimile thereof), properly completed and executed, including a guarantee to deliver by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary at its principal office in Toronto, Ontario, Canada, at or before the Expiry Time; and

(c)

the certificate(s) representing the Deposited Shares in proper form for transfer, together with a properly completed and executed Letter of Transmittal (or a manually signed facsimile thereof) with signatures guaranteed if so required in accordance with the Letter of Transmittal and all other documents required by such Letter of Transmittal, or, in the case of a book-entry transfer, a Book-Entry Confirmation with respect to such Deposited Common Shares and all other documents required by the terms of the Offer and the Letter of Transmittal, are received at the Toronto, Ontario, Canada office of the Depositary by 5:00 p.m. (Mountain Standard Time) on or before the second trading day on the TSX after the Expiry Time.

The Notice of Guaranteed Delivery must be delivered by registered mail or transmitted by facsimile or mailed to the Depositary only at its principal office in Toronto, Ontario, Canada, and must include a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Transmittal and accompanying certificate(s) and other required documents to any office other than the Toronto, Ontario, Canada office of the Depositary does not constitute delivery for the purpose of satisfying the guaranteed delivery.

Method of Delivery

The method of delivery of the certificate(s) representing Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the tendering Shareholder. The Offeror recommends that those documents, and certificate(s) for Shares, be delivered by registered mail to the Depositary, that a receipt with tracking be obtained and that the delivery be properly insured. It is recommended that the mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary at or prior to such time

Delivery will only be effective upon actual receipt of the required documents by the Depositary.

Non-registered Shareholders

Non-registered Shareholders whose Shares are held on their behalf, or for their account, by a broker, investment dealer, bank, trust company or other intermediary, should contact such intermediary directly in order to tender Shares to the Offer. Intermediaries may establish tendering cut-off times that are up to

48 hours prior to the Expiry Time. As a result, non-registered Shareholders wishing to tender their Shares should promptly and carefully follow the instructions provided to them by their broker, investment dealer, bank, trust company or other intermediary.

Acceptance by Book-Entry Transfer

The Offeror understands that CDS will be issuing instructions to their participants as to the method of depositing Shares under the terms of the Offer.

Certain non-registered Shareholders whose Shares are held in CDS may also accept the Offer, through their respective CDS Participants, by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario, Canada at or prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution or other entity that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder’s Shares into the Depositary’s account in accordance with CDS’ procedures for such transfer. Delivery of Shares to the Depositary by means of a book-entry transfer will constitute a valid tender under the Offer.

Shareholders, through their respective CDS Participants, who use CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS at or prior to the Expiry Time shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefor such instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer.

Shareholders who wish to accept the Offer by Book-Entry Confirmation should contact the Depositary for assistance. Contact details for the Depositary may be found on the last page of the prospectus/offer to exchange.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance of Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion, which determination will be final and binding on all parties, subject to the rights of Shareholders to challenge any determination of the Offeror in respect of the Offer in a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all deposits of Shares determined by it not to be in proper form, or the issue of Offeror Common Shares in respect of which may, in the opinion of the Offeror’s legal counsel, be unlawful. The Offeror also reserves the absolute right to, in its sole discretion, waive any defect or irregularity in any deposit of Shares. None of the Offeror, the Depositary, the Information Agent or any other Person will be under any duty to give notification of any defect or irregularity in deposits or incur any liability for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding on all parties, subject to the rights of Shareholders to challenge any determination of the Offeror in respect of the Offer in a court of competent jurisdiction. The Offeror reserves the right to permit the Offer to be accepted in a manner other than as set forth herein.

Under no circumstances will any amount be paid by the Offeror or the Depositary by reason of any delay in taking up and paying for any Shares or in providing the Offer Consideration to any Person on account of any Shares accepted for take up and payment pursuant to the Offer.

Lost Certificates

If any certificate representing Shares has been lost, stolen or destroy, the registered Shareholder of such Shares should complete a Letter of Transmittal as fully as possible and state in writing the circumstances surrounding the loss and forward the documents to the Depositary. The Depositary will coordinate with the Company’s transfer agent and will advise the Shareholder of the steps that the Shareholder must take to obtain a replacement certificate for his, her or its Shares. Please allow for sufficient time in order to process the replacement and to receive the replacement certificate. The replacement certificate must be received by the Depositary before the Expiry Time.

Dividends and Distributions

Subject to the terms and conditions of the Offer and subject, in particular, to Shares being validly withdrawn by or on behalf of a depositing Shareholder, and except as provided below, by accepting the Offer pursuant to the procedures set forth above, a Shareholder irrevocably assigns to the Offeror, and the Offeror shall thereby acquire, free and clear of all liens, restrictions, charges, encumbrances, claims, adverse interests, equities and rights of others, all of the rights and benefits of a Shareholder in and to the Shares identified in the Letter of Transmittal delivered (or deemed to be delivered) to the Depositary (the “Deposited Shares”) and in and to all rights and benefits arising from such Deposited Shares, including any and all dividends, distributions, payments, securities, property or other interests, which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Shares or any of them, whether or not separate from the Deposited Shares, on and after the date of this Offer, including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”).

If, notwithstanding such assignment, any Distributions are received by or made payable to or to the order of a Shareholder, then: (a) the Offeror will be entitled to all rights and privileges as the owner of any such Distribution and such Distribution shall be received and held by such Shareholder for the account of the Offeror and shall be promptly remitted and transferred by the Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer; or (b) in its sole discretion, the Offeror may, in lieu of such remittance or transfer, reduce the amount of the consideration payable to such Shareholder by deducting from the number of Offeror Common Shares otherwise payable by the Offeror pursuant to the Offer the number of Offeror Common Shares equal to the amount or value of such Distribution, as determined by the Offeror, in its sole discretion.

The declaration or payment of any such Distribution, or the distribution or issuance of any such securities, rights or other interests with respect to the Shares, may have tax consequences not discussed in Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations” or Section 33 of the prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”. Shareholders should consult their own tax advisors in respect of any such Distribution.

Power of Attorney

The delivery of an executed Letter of Transmittal (including deemed delivery) (or, in the case of Common Shares deposited by book-entry transfer by the making of a book-entry transfer) to the Depositary irrevocably approves, constitutes and appoints, effective on and after the date that the Offeror takes up and pays for the Deposited Shares, each officer of the Offeror and any other Person designated by the Offeror in writing as the true and lawful agents, attorneys and attorneys-in-fact and proxies, with full power of substitution and re-substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), of the holder of the Deposited Shares (which Deposited Shares upon being taken up and paid for are, together with any Distributions thereon, hereinafter referred to as the “Purchased Securities”) with respect to the Purchased Securities, in the name and on behalf of such Shareholder:

(a)	to register or record the transfer and/or cancellation of such Purchased Securities (to the extent consisting of securities) on the appropriate register maintained by or on behalf of the Company;

(b)

for so long as any Purchased Securities are registered or recorded in the name of such Shareholder (whether or not they are now so registered or recorded), to exercise any and all rights of such Shareholder including the right to vote, to execute and to deliver any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Securities, to revoke any such instrument, authorization or consent, and to designate in such instrument, authorization or consent any Person or Persons as the proxy of such Shareholder in respect of the Purchased Securities for all purposes including in connection with any meeting or meetings (whether annual, special or otherwise or any adjournment or postponement thereof, including any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of the Company;

(c)

requisition and call (and receive and execute all forms, proxies, securityholder proposals and other documents and take other steps required to requisition and call) any meeting or meetings (whether annual, special or otherwise, or any adjournments or postponements thereof) of Shareholders; and

(d)

to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distribution payable to or to the order of, or endorsed in favour of, such Shareholder; and

(e)	to exercise any other rights of a holder of Shares with respect to such Purchased Securities.

A Shareholder accepting the Offer under the terms of the Letter of Transmittal revokes any and all other authority, whether as agent, attorney, attorney-in-fact, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Purchased Securities. The Shareholder accepting the Offer agrees that no subsequent authority, whether as agent, attorney, attorney-in-fact, proxy or otherwise, will be granted with respect to the Purchased Securities by or on behalf of the depositing Shareholder unless the Purchased Securities are not taken up and paid for under the Offer. A Shareholder accepting the Offer also agrees not to vote any of the Purchased Securities taken up and paid for under the Offer at any meeting (whether annual, special or otherwise or any adjournment or postponement thereof) of Shareholders and not to exercise any or all of the other rights or privileges attached to such Purchased Securities, or otherwise act with respect thereto. The Shareholder accepting the Offer agrees to execute and deliver to the Offeror, at any time and from time to time, as and when requested by, and at the expense of, the Offeror, any and all instruments of proxy, authorization or consent, in form and on terms satisfactory to the Offeror, in respect of any such Purchased Securities. Such Shareholder further agrees to designate in any such instruments of proxy, the Person or Persons specified by the Offeror as the proxyholder of the Shareholder in respect of all or any such Purchased Securities.

Further Assurances

A Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal or book-entry transfer to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the Offeror or the implementation of the Offeror’s plans as described in Section 22 of the prospectus/offer to exchange, ‘‘Purpose of the Offer and the Offeror’s Plans for the Company’’. Each authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by Law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such Shareholder.

Binding Agreement

The acceptance of the Offer pursuant to the procedures set forth above constitutes a binding agreement between a depositing Shareholder and the Offeror, effective immediately following the Offeror taking up Shares deposited by such Shareholder, in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Shareholder that: (a) the Person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made has full power and authority to deposit, sell, assign and transfer the Deposited Shares and all rights and benefits arising from such Deposited Shares; (b) the Person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made, owns the Deposited Shares and has full power and authority to deposit, sell, assign, transfer and deliver the Deposited Shares and any Distributions being tendered to the Offer; (c) the Deposited Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Shares and Distributions, to any other Person; (d) the deposit of the Deposited Shares and Distributions complies with applicable Law; and

(e) when the Deposited Shares and Distributions are taken up and paid for by the Offeror in accordance with the terms of the Offer, the Offeror will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set forth in this Section 3.

4.	CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offer, but subject to applicable Law, and in addition to (and not in limitation of) the Offeror’s right to vary or change the Offer at any time prior to the Expiry Time pursuant to Section 5 of the prospectus/offer to exchange, “Extension, Acceleration and Variation of the Offer”, the Offeror will not take up, purchase or pay for any Shares unless, at or prior to the Expiry Time or such earlier or later time during which Shares may be deposited under the Offer, excluding the 10-day Mandatory Extension Period or any extension(s) thereafter, there shall have been validly deposited under the Offer and not withdrawn that number of Shares that represent more than 50% of the outstanding Shares, excluding any Shares beneficially owned, or over which control or direction is exercised, by the Offeror or by any person acting jointly or in concert with the Offeror (the “Statutory Minimum Condition”). In the event that the Statutory Minimum Condition is not satisfied, the Offeror will have the right to withdraw or terminate the Offer or to extend the period of time during which the Offer is open for acceptance. The Statutory Minimum Condition cannot be waived by the Offeror.

In addition, subject to applicable Laws, the Offeror shall have the right to withdraw the Offer (or extend the Offer to postpone taking up and paying for any Shares tendered to the Offer), and shall not be required to take up, purchase or pay for, any Shares tendered to the Offer unless all of the following conditions are satisfied or, where permitted, waived by the Offeror at or prior to the Expiry Time or such earlier or later time during which Shares may be deposited under the Offer, excluding the 10-day Mandatory Extension Period or any extension(s) thereafter:

(a)

there shall have been validly deposited pursuant to the Offer and not withdrawn that number of Shares that together with the Shares held by the Offeror at the Expiry Time, represent more than 50% of the then outstanding Shares (on a fully-diluted basis) (the “Minimum Tender Condition”);

(b)

all Regulatory Approvals (including the Competition Act Clearance and the Stock Exchange Approval) that are, in the Offeror’s sole discretion, necessary or desirable to: (i) complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; (ii) issue and list the Offeror Common Shares issued pursuant to the Offer, a Compulsory Acquisition or Subsequent Acquisition Transaction on the TSX; (iii) register the Offeror Common Shares under applicable United States Securities Laws; and/or (iv) prevent or avoid the occurrence of a Material Adverse Effect as a result of the completion of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, shall have been obtained, received or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to the Offeror in its sole discretion, and no objection or opposition shall have been filed, initiated or made by any Governmental Entity during any applicable statutory or regulatory period which shall not have been withdrawn, defeated or overcome;

(c)

the Registration Statement shall have become effective under the U.S. Securities Act, and no stop order or proceeding seeking a stop order shall have been issued and no other proceeding shall have been instituted or threatened by the SEC;

(d)

all requisite third party consents, approvals or waivers of rights that are, in the Offeror’s reasonable discretion, necessary or advisable to complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction (including all consents, approvals or waivers of rights that are, in the Offeror’s reasonable discretion, necessary or advisable to complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction from the lenders under the Company’s revolving credit facility and, as applicable, lenders under the Company’s subordinated notes to private related party investors or any other similar agreement or instrument and from the lenders to the Offeror and the holders of the Offeror’s outstanding senior notes) shall have been obtained on terms satisfactory to the Offeror in its reasonable discretion;

(e)

all Convertible Securities shall have been exercised, be adjustable in accordance with their terms at the sole discretion of the Company Board such that they are exercisable for such number of Offeror Common Shares at a price adjusted for the 2:1 exchange ratio represented by the Offer and otherwise on terms satisfactory to the Offeror, in its sole discretion, or shall have been otherwise dealt with on terms satisfactory to the Offeror, in its sole discretion;

(f)

there shall not exist any prohibition at Law against the Offeror making the Offer or taking up and paying for the Shares under the Offer or completing any Compulsory Acquisition or Subsequent Acquisition Transaction in respect of any Shares not acquired under the Offer;

(g)

the Offeror shall have determined, in its sole discretion, that neither the Company nor any other Person has taken or proposed to take any action, disclosed that it intends to take any action, or disclosed any previously undisclosed action taken by them, that could reasonably be expected to prevent, adversely affect or materially delay the Offeror from acquiring the Shares or implementing the Offeror’s plans as described in Section 22 of the prospectus/offer to exchange, ‘‘Purpose of the Offer and the Offeror’s Plans for the Company”, or make it inadvisable for the Offeror to proceed with the Offer and/or to take up and pay for Shares deposited under the Offer or to complete a Compulsory Acquisition or any Subsequent Acquisition Transaction, including:

(i)

any sale, disposition, license, lease or pledge of, or other dealing with, any interest in any material assets, including, for greater certainty, by the granting of a royalty interest or sales of future production, other than sales of production in the ordinary course of business consistent with past practice;

(ii)	any acquisition, licence or lease of an interest in material assets or securities other than in the ordinary course of business consistent with past practice;

(iii)	any material capital expenditure by the Company other than in the ordinary course of business consistent with past practice;

(iv)	any related party transaction to which the Company or one of its Subsidiaries is a party;

(v)

any waiver, release, grant, transfer or amendment of any rights of material value under any existing joint ventures or properties, or any other licence, lease, permit, authorization, concession, contract, agreement, instrument or other document;

(vi)

incurring, authorizing, committing to incur or proposing the incurrence of any additional material debt (excluding the already disclosed lending commitments of $45 million from Business Development Bank of Canada and $38.4 million from Export Development Canada) or of any material hedge or similar obligations, including the making of any loans or advances, or guaranteeing or becoming otherwise responsible for any liabilities or obligations of any other person;

(vii)	incurring, authorizing, committing to incur or proposing the incurrence of any material hedge or similar obligations outside of the ordinary course of business consistent with past practices;

(viii)	the commencement of proceedings under the Companies’ Creditors Arrangement Act (Canada) or the Bankruptcy and Insolvency Act (Canada) in respect of the Company or any of its Subsidiaries;

(ix)

any take-over bid or tender offer (other than the Offer), issuer bid, merger, amalgamation, statutory arrangement, recapitalization, business combination, share exchange, joint venture, consolidation, business combination, liquidation, dissolution, winding up or similar transaction involving the Company or any of its Subsidiaries;

(x)

any issuance of securities or options or rights to purchase any securities or derivatives tied to the price of any securities or altering any material term of any outstanding security of the Company or any agreement relating thereto, including by implementation of a shareholder rights plan or similar agreement (other than in connection with the exercise of Options existing and outstanding on the date of the Offer in accordance with their terms as publicly disclosed prior to such date and other than to the extent required to be made pursuant to any agreement with any of the Company’s employees, consultants or directors in effect prior to the date of the Offer and provided that such grants are subject to the same terms as Options, as applicable, granted prior to the date of the Offer and are granted in accordance with past practice, including with respect to the timing and magnitude of previous grants of such Options);

(xi)	the declaration or payment of any Distribution on the Shares or any other outstanding securities of the Company (including any debt securities or Convertible Securities);

(xii)

entering into, adopting, amending, varying or modifying any bonus, profit sharing, option, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any officer, director or employee of the Company or any of its Subsidiaries, or similar rights or other benefits (other than the entering into of employment agreements with new employees who are not directors, officers or family members of directors or officers, if made in the ordinary course of business consistent with past practice);

(xiii)	making, authorizing or permitting any change to the Company’s articles or by-laws; or

(xiv)

any proposal, plan or intention to do any of the foregoing, either publicly announced or communicated by or to the Company, or entering into any agreement or agreement in principle to do any of the foregoing;

(h)

the Offeror shall have determined, in its sole discretion, that (i) no inquiry, act, action, suit, demand, proceeding, objection or opposition shall have been commenced, taken, threatened or be pending before or by any Governmental Entity or by any elected or appointed public official or private Person in Canada, the United States or elsewhere, whether or not having the force of Law; (ii) there shall not be in effect, pending or threatened any temporary restraining order, preliminary or permanent injunction, cease trade order or other order, decree or judgment issued by any Governmental Entity or other legal restraint or prohibition; and (iii) no Law shall have been proposed, enacted, entered, promulgated, amended or applied (including with respect to the interpretation or administration thereof), in either case:

(A)	seeking to challenge or challenging the validity of the Offer or the Offeror’s ability to maintain the Offer;

(B)

seeking to make illegal, enjoin, prohibit, delay, restrict or impose material limitations or conditions on or make materially more costly: (1) the acquisition by, or sale to, the Offeror of any Shares under the Offer, or any Compulsory Acquisition or Subsequent Acquisition Transaction; (2) the take up or acquisition of Shares by the Offeror; (3) the issuance and delivery of the Offeror Common Shares for Shares taken-up or acquired by the Offeror; (4) the ability of the Offeror to acquire or hold, or exercise full rights of ownership of, any Shares; (5) the ownership or operation or effective control by the Offeror of any material portion of the business or assets of the Company or its subsidiaries or to compel the Offeror or its Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries as a result of the Offer; or (6) the ability of the Offeror and its subsidiaries to complete any Compulsory Acquisition or any Subsequent Acquisition Transaction;

(C)	seeking to obtain from the Offeror or any of its subsidiaries or the Company or any of its Subsidiaries any material damages, fees, levies or penalties directly or indirectly in connection with the Offer or seeking to impose limitations on the conduct of business by the Company or its Subsidiaries, or seeking any other Shares;

(D)

which, if the Offer (or any Compulsory Acquisition or Subsequent Acquisition Transaction with respect to the Shares) were consummated, could reasonably be expected to have a Material Adverse Effect or to materially and adversely affect the value of the Shares; or

(E)

seeking to compel the Offeror or its Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or any of its Subsidiaries as a result of the Offer (or any Compulsory Acquisition or Subsequent Acquisition Transaction with respect to the Shares);

(i)

the Offeror shall have determined, in its sole discretion, that: (i) the Company shall not have taken or proposed to take any action, or disclosed any previously undisclosed action or intention to take any action, and no other person shall have taken or proposed to take any action, that might result in a Material Adverse Effect; and (ii) there does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer any change, circumstance, event, development, occurrence, state of facts or effect (or condition, circumstance, event, development or state of facts involving a prospective change or effect) which has or could reasonably be expected to have a Material Adverse Effect;

(j)

the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of the Company with the Securities Regulatory Authorities or a similar securities regulatory authority in the United States or elsewhere, which the Offeror shall have determined, in its sole discretion, when considered either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect;

(k)

the Offeror shall have determined, in its sole discretion, that, except as expressly set forth in the prospectus/offer to exchange, no covenant, term or condition (individually or in the aggregate) exists in any material licence, right, permit, franchise, indenture, instrument or agreement to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries or their respective assets are subject, which, if the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction were consummated, could: (i) be impaired or adversely affected, or cause any obligation to vest or accelerate or become due prior to its stated due date (in each case, either immediately, or after notice or passage of time or both) that could materially reduce the value to it of the Company or the Shares or could reasonably be expected to have a Material Adverse Effect; (ii) result in the creation or the acceleration of any material liability or obligation of the Offeror, the Company or any of their respective Subsidiaries; (iii) result in any default under or cause the suspension or termination of, or give rise to any right of any party to suspend or terminate, any such licence, right, permit, franchise, indenture, instrument or agreement or any material right or benefit thereunder of the Company; (iv) limit any material right or benefit of the Company under, or reduce the value, in any material respect, of any such licence, right, permit, franchise, indenture, instrument or agreement; or (v) adversely impact or could adversely impact the ability of the Offeror to acquire, redeem or defease any Convertible Securities that have not been converted into, exchanged for or otherwise become Common Shares at the Expiry Time or, to complete the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction;

(l)

the Offeror shall have determined, in its sole discretion, that there shall not have occurred or been threatened on or after the date of the Offer: (i) any general suspension of trading in, or limitation on prices for, securities on the TSX; (ii) any extraordinary or material adverse change in the financial, banking or capital markets or in major stock exchange indices in Canada or the United States; (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States; (iv) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that, in the reasonable judgment of the Offeror, might affect the extension of credit by banks or other financial institutions; (v) any material change in currency exchange rates or a suspension or limitation on the markets therefor; (vi) a commencement of war or armed hostilities or other national or international calamity involving Canada or the United States; or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(m)

the Offeror shall have obtained the approval of its shareholders (in form and substance satisfactory to the Offeror in its sole discretion), as required by the rules of the TSX, to issue the Offeror Common Shares to be distributed by it in connection with the Offer;

(n)

the Offeror shall have been provided with, or been given access to, in a timely manner, all non-public information relating to the Company and its Subsidiaries as has been given, provided or made available by the Company or any of its Subsidiaries at any time on or after June 30, 2020, to any potential acquiror or, in any case, which a potential acquiror would reasonably require to be given, provided or have made available to it, in each case for the purpose of considering or seeking information to consider a negotiated take-over bid, merger, amalgamation, statutory arrangement, recapitalization, business combination, share exchange, joint venture or similar transaction involving the Company or any of its Subsidiaries and in each case on substantially the same terms and conditions as have been or would reasonably be imposed on a potential acquiror, other than any term or condition that would be inconsistent with or would render the Offeror unable to make the Offer or a revised offer, to take up and pay for any Deposited Shares or any Shares deposited pursuant to a revised offer or to complete the acquisition of the Shares pursuant to the terms of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction; and

(o)

neither the Offeror nor any of its affiliates shall have entered into a definitive agreement or an agreement in principle with the Company providing for a plan of arrangement, amalgamation, merger, acquisition of assets or other business combination with the Company or for the acquisition of securities of the Company or for the commencement of a new offer for the Shares, pursuant to which the Offeror has determined that this Offer will be terminated.

The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror at any time prior to the Expiry Time, regardless of the circumstances giving rise to any such assertion. Each of the foregoing conditions is independent of and in addition to each other and may be asserted irrespective of whether any other of such conditions may be asserted in connection with any particular event, occurrence or state of facts or otherwise. Except as otherwise provided below, the Offeror may, in the Offeror’s sole discretion, waive any of the foregoing conditions, in whole or in part, at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights which the Offeror may have. The waiver of any of the foregoing rights with respect to particular facts or circumstances shall not be deemed to constitute a waiver with respect to any other facts or circumstances; and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time by the Offeror prior to the expiration of the Offer.

Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice, or other communication confirmed in writing by the Offeror to that effect, to the Depositary at its principal office in Toronto, Ontario, Canada. The Offeror, promptly after giving any such notice, will make a public announcement of such waiver or withdrawal and to the extent required by applicable Law, cause the Depositary as soon as is practicable thereafter to notify the Shareholders in the manner set forth in Section 9 of the prospectus/offer to exchange, “Notice and Delivery”. If the Offer is withdrawn, the Offeror will not be obligated to take up, accept for payment or pay for any Shares tendered to the Offer and the Depositary will promptly return all documents tendered to the Depositary under the Offer including certificates representing Deposited Shares, Letters of Transmittal and related documents to the parties by whom they were deposited. See Section 7 of the prospectus/offer to exchange, ‘‘Return of Deposited Shares’’.

Any determination by the Offeror concerning any event or other matter described in the foregoing conditions of this Section 4 will be final and binding upon all parties, subject to the rights of Shareholders to challenge any determination of the Offeror in respect of the Offer in a court of competent jurisdiction.

5.	EXTENSION, ACCELERATION AND VARIATION OF THE OFFER

The Offer is open for acceptance from the date of the Offer until the Expiry Time, subject to extension, acceleration or variation in the Offeror’s sole discretion or as set out below, unless the Offer is withdrawn by the Offeror. In addition, if the Offeror takes up any Shares under the Offer, the Offer will be extended and remain open for the deposit of Shares for not less than 10 days from the date on which Shares are first taken up.

Subject to the limitations described below, the Offeror expressly reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance (or at any other time if permitted by applicable Law), to vary the terms of the Offer (including by extending or shortening the period during which Shares may be deposited under the Offer where permitted by applicable Law).

Under applicable Law, the Offeror is required to allow Shares to be deposited under the Offer for an initial deposit period of at least 105 days. The initial deposit period under the Offer may be shortened in the following circumstances, subject to a minimum deposit period of at least 35 days from the date of the Offer: (i) if the Company issues a deposit period news release in respect of either the Offer or another offeror’s take-over bid that stipulates a deposit period of less than 105 days, the Offeror may vary the terms of the Offer to shorten the initial deposit period to at least the number of days from the date of the Offer as stated in the deposit period news release; or (ii) if the Company issues a news release announcing that it has agreed to enter into, or determined to effect, an Alternative Transaction, the Offeror may vary the terms of the Offer to shorten the initial deposit period to at least 35 days from the date of the Offer. In either case, the Offeror currently intends to vary the terms of the Offer by shortening the initial deposit period to the shortest possible period consistent with applicable Law.

If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, the terms of the Offer are varied, including any reduction of the period during which Shares may be deposited under the Offer pursuant to applicable Law, or any extension of the period during which Shares may be deposited under the bid pursuant to applicable Law, and whether or not that variation results from the exercise of any right contained in the Offer, the Offeror will promptly give written notice of such change to the Depositary at its principal office in Toronto, Ontario, Canada. Upon the giving of such notice to the Depositary, the Expiry Time or withdrawal rights, as applicable, will be deemed to be extended to the date specified in such notice or as required by applicable Law, or in the case of a variation, the Offer will be deemed to be varied in the manner described in such notice, as the case may be. The Offeror will, as soon as practicable after giving any such notice to the Depositary, publicly announce the extension, variation or change and, if required by applicable Law, cause the Depositary to mail a copy of any such notice to Shareholders (and holders of Convertible Securities, as applicable) as required by applicable Securities Laws at their respective addresses appearing in the share register of the Company. In addition, the Offeror will provide a copy of such notice to the TSX and the Securities Regulatory Authorities, as applicable. If there is a notice of variation, the period during which Shares may be deposited under the Offer must not expire before 10 days after the date of the notice of variation. If the Offeror is required to send a notice of variation before the expiry of the initial deposit period, the initial deposit period for the Offer must not expire before 10 days after the date of the notice of variation, and the Offeror must not take up Shares deposited under the Offer before 10 days after the date of the notice of variation. Any notice of variation of the Offer will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario, Canada.

Also, if at any time before the Expiry Time, or at any time after the Expiry Time, but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the prospectus/offer to exchange, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror, unless it is a change in a material fact relating to the Offeror Common Shares), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto, Ontario, Canada. Upon the giving of such notice to the Depositary, the Expiry Time or withdrawal rights, as applicable, will be deemed to be extended to the date specified in such notice or as required by applicable Law, or in the case of a variation, the Offer will be deemed to be varied in the manner described in such notice, as the case may be. The Offeror will, as soon as practicable after giving any such notice to the Depositary, publicly announce the extension, variation or change and, if required by applicable Law, cause the Depositary to mail a copy of any such notice to Shareholders (and holders of Convertible Securities, as applicable) as required by applicable Securities Laws at their respective addresses appearing in the share register of the Company. In addition, the Offeror will provide a copy of such notice to the TSX and the Securities Regulatory Authorities, as applicable. If the Offeror is required to send a notice of change before the expiry of the initial deposit period, the initial deposit period for the Offer must not expire before 10 days after the date of the notice of change, and the Offeror must not take up Common Shares deposited under the Offer before 10 days after the date of the notice of change. Any notice of extension, variation or change will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario, Canada.

During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms of the Offer, subject to Section 8 of the prospectus/offer to exchange, “Right to Withdraw Deposited Shares”. An extension of the Expiry Time, a variation of the Offer or a change in information will not, in and of itself, constitute a waiver by the Offeror of any of its rights under Section 4 of the prospectus/offer to exchange, “Conditions of the Offer”.

Notwithstanding the foregoing, but subject to applicable Law, the Offeror may not make a variation in the terms of the Offer, other than a variation to extend the time during which Shares may be deposited under the Offer, after the Offeror becomes obligated to take up Shares deposited under the Offer.

Mandatory Extension Period

If, at the expiry of the initial deposit period, the Statutory Minimum Condition has been satisfied and all of the other conditions described in Section 4 of the prospectus/offer to exchange, “Conditions of the Offer”, have been satisfied or, where permitted, waived by the Offeror such that the Offeror takes up the Shares deposited under the Offer, the Offeror will extend the period during which Shares may be deposited and tendered to the Offer for a period of not less than 10 days following the expiry of the initial deposit period (the “Mandatory Extension Period”). The Offeror will not amend the Offer to shorten or eliminate the Mandatory Extension Period.

A Mandatory Extension Period will constitute an extension of the Offer under applicable Canadian Securities Laws. As such, the Offeror will provide a written notice of extension of the Offer with respect to the implementation of the Mandatory Extension Period, including the period during which the Offer will be open for acceptance, to the Depositary and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 9 of the prospectus/offer to exchange, “Notice and Delivery” to all Shareholders that have not had their Shares taken up pursuant to the Offer at the date of the extension. The same form and amount of consideration will be paid to Shareholders depositing Shares during the Mandatory Extension Period as would have been paid prior to the commencement of such period. The Offeror will permit the withdrawal of Shares deposited during the Mandatory Extension Period, at any time prior to the expiration of such Mandatory Extension Period; provided, however, that this right of withdrawal will not apply in respect of Shares which have been taken up and paid for by the Offeror. Subject to the foregoing sentence, the expiration time with respect to a subsequent Offer shall be 5:00 p.m. (Mountain Standard Time) on the last day of the Mandatory Extension Period.

6.	TAKE UP AND PAYMENT FOR DEPOSITED SHARES

Upon the terms and subject to the conditions of the Offer (including but not limited to the conditions specified in Section 4 of the prospectus/offer to exchange, “Conditions of the Offer”), the Offeror will immediately take up Shares validly tendered to the Offer and not withdrawn pursuant to Section 8 of the prospectus/offer to exchange, “Right to Withdraw Deposited Shares”, and will pay for the Shares taken up as soon as possible, but in any event not later than three Business Days after taking up the Shares. The Offeror will immediately take up and promptly pay for Shares deposited under the Offer during the Mandatory Extension Period and any additional extension period, if applicable. See also Section 5 of the prospectus/offer to exchange, “Extension and Variation of the Offer – Mandatory Extension Period” above.

Any Shares tendered to the Offer after the first date on which Shares have been taken up by the Offeror, including Shares deposited under the Offer during the Mandatory Extension Period, will be taken up and paid for not later than 10 days after such tender. See also Section 5 of the prospectus/offer to exchange, “Extension, Acceleration and Variation of the Offer – Mandatory Extension Period” above.

Subject to applicable Law, the Offeror expressly reserves the right, in its sole discretion, to delay taking up and paying for any Shares or to terminate the Offer and not take up or pay for any Shares pursuant to the Offer if any condition specified in Section 4 of the Offer, “Conditions of the Offer”, is not satisfied or, where permitted, waived, by giving written notice thereof or other communication confirmed in writing to the Depositary at its principal office in Toronto, Ontario, Canada. The Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Shares in order to comply, in whole or in part, with any Law.

For the purposes of the Offer, the Offeror will be deemed to have taken up and accepted for payment Shares validly tendered and not validly withdrawn pursuant to the Offer if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary of its take up and acceptance for payment of such Deposited Shares pursuant to the Offer at its principal office in Toronto, Ontario, Canada.

The Offeror will pay for Shares validly tendered to the Offer and not withdrawn by electronically delivering the requisite number of Offeror Common Shares to the Depositary for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to Persons depositing Shares, regardless of any delay in making payment for those Shares. No physical certificate(s) for Offeror Common Shares will be issued to Shareholders; rather, a Direct Registration System statement (a “DRS Advice”) will be delivered by the Depositary evidencing the electronic registration of the Offeror Common Shares that will be held in the name of the applicable Shareholders.

The Depositary will act as the agent of the Persons who have tendered Shares in acceptance of the Offer for the purposes of receiving payment under the Offer and transmitting that payment to such Persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by those Persons who have properly deposited Shares pursuant to the Offer.

Settlement with each Shareholder who has validly tendered and not validly withdrawn Shares under the Offer will be made upon the Depositary forwarding the DRS Advice(s) for the Offeror Common Shares to which such Shareholder is entitled.

Subject to the foregoing and unless otherwise directed by the Letter of Transmittal, the DRS Advice(s) will be issued in the name of the registered Shareholder of the Shares so tendered. The DRS Advice(s) will be forwarded by first class insured mail to such Person at the address specified in the Letter of Transmittal. If no such address is specified, the DRS Advice(s) will be sent to the address of the Shareholder as shown on the securities register maintained by or on behalf of the Company. DRS Advices mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing. Pursuant to applicable Law, the Offeror may, in certain circumstances, be required to make withholdings from the amount otherwise payable to a Shareholder.

No Offeror Common Shares will be delivered to any Person who is, or appears to the Offeror or the Depositary to be, a resident of any other foreign country unless such Offeror Common Shares may be lawfully delivered to such foreign country without further action by the Offeror. If the Offeror Common Shares cannot be lawfully delivered to such foreign country without further action, such Offeror Common Shares will be delivered by the Depositary to a broker retained for the purpose of effecting a sale on behalf of residents of such other foreign countries.

Shareholders tendering Shares will not be required to pay any fee or commission if they accept the Offer by tendering their Shares directly with the Depositary. A broker, nominee or other intermediary through whom a Shareholder holds Shares may charge a fee to tender any such Shares on behalf of such Shareholder. Shareholders should consult such broker, nominee or other intermediary to determine whether any charges will apply.

7.	RETURN OF DEPOSITED SHARES

If any Deposited Shares are not taken up and paid for pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificate(s) evidencing any unpurchased Shares will be returned, at the Offeror’s expense, to the depositing Shareholder as soon as is practicable following the Expiry Time or the termination or withdrawal of the Offer. Unless otherwise directed in the Letter of Transmittal, certificate(s) representing unpurchased Shares will be forwarded to the address of the registered Shareholder as shown on the securities register maintained by or on behalf of the Company or in the case of Shares deposited by book-entry transfer of such Shares pursuant to the procedures set forth in Section 3 of the prospectus/offer to exchange, “Manner of Acceptance – Acceptance by Book-Entry Transfer”, by crediting the depositing holder’s account maintained with CDS in the amount of the unpurchased Shares.

8.	RIGHT TO WITHDRAW DEPOSITED SHARES

Except as otherwise stated in this Section 8 or as otherwise required by applicable Law, all deposits of Shares under the Offer are irrevocable. Unless otherwise required or permitted by applicable Law, any Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder in any of the following circumstances:

(a)	at any time before the deposited Shares have been taken up by the Offeror under the Offer;

(b)	if the deposited Shares have not been paid for by the Offeror within three Business Days after the Shares have been taken up by the Offeror under the Offer; and/or

(c)	as required by section 2.30 of NI 62-104 and without limiting the withdrawal rights set out in clauses (a) and (b), at any time before the expiration of 10 days from the date upon which either:

(i)

a notice of change relating to a change which has occurred in the information contained in the prospectus/offer to exchange, or any notice of change or notice of variation, in either case, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror unless it is a change in a material fact relating to the Offeror Common Shares), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)

a notice of variation concerning a variation in the terms of the Offer (other than a variation in the terms of the Offer consisting solely of an increase in the consideration offered for the Shares under the Offer and an extension of the time for deposit to not later than 10 days after the date of the notice of variation or a variation in the terms of the Offer after the expiry of the initial deposit period consisting of an extension of the time for deposit to not later than 10 days from the date of the notice of variation), is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders or other forms of relief as may be granted by applicable courts or Governmental Entities) and only if such deposited Shares have not been taken up by the Offeror at the date of the notice.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received in a timely manner by the Depositary at the place of deposit of the relevant Shares. Any such notice of withdrawal must: (a) be made by a method, including a manually signed facsimile transmission, that provides the Depositary with a written or printed copy of such notice; (b) be signed by or on behalf of the Person who signed the Letter of Transmittal (or Notice of Guaranteed Delivery) that accompanied the Shares to be withdrawn; (c) specify the number of Shares to be withdrawn, the name of the registered Shareholder and the certificate number shown on the share certificate(s) representing each Share to be withdrawn; and (d) must be actually received by the Depositary at the place of deposit for the applicable Shares (or Notice of Guaranteed Delivery in respect thereof). No signature guarantee is required on a notice of withdrawal if the notice of withdrawal is signed by the registered Shareholder exactly as the name of the registered Shareholder appears on the certificate(s) representing Shares) deposited with the Letter of Transmittal or if the Shares were deposited for the account of an Eligible Institution. In all other cases, the signature on a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out therein), except in the case of Common Shares deposited for the account of an Eligible Institution. The withdrawal will take effect upon actual receipt by the Depositary of the properly completed notice of withdrawal.

Alternatively, if Shares have been deposited pursuant to the procedures for book-entry transfer, as set forth in Section 3 of the prospectus/offer to exchange, “Manner of Acceptance – Acceptance by Book-Entry Transfer”, any notice of withdrawal must specify the name and number of the account at CDS to be credited with the withdrawn Shares and otherwise comply with the procedures of CDS.

A withdrawal of Shares tendered to the Offer can only be accomplished in accordance with the foregoing procedures. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written or facsimile notice of withdrawal.

Non-registered Shareholders whose Shares are held on their behalf, or for their account, by a broker, investment dealer, bank, trust company or other intermediary, should contact such intermediary directly in for assistance in withdrawing Shares. Such intermediaries may set deadlines for the withdrawal of Shares deposited under the Offer that are earlier than those specified above.

All questions as to form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror in its sole discretion and such determination will be final and binding, subject to the rights of Shareholders to challenge any determination of the Offeror in respect of the Offer in a court of competent jurisdiction. There will be no duty or obligation on the Offeror, the Depositary, the Information Agent or any other Person to give notice of any defect or irregularity in any notice of withdrawal, and no liability will be incurred by any of them for failure to give such notice.

Withdrawals may not be rescinded and any Shares properly withdrawn will thereafter be deemed not validly deposited for the purposes of the Offer. However, withdrawn Shares may be re-deposited at any subsequent time prior to the Expiry Time by again following any of the procedures described in Section 3 of the prospectus/offer to exchange, “Manner of Acceptance”.

If the Offeror extends the period of time during which the Offer is open, is delayed in taking up or paying for the Shares or is unable to take up or pay for Shares for any reason, then, without prejudice to the Offeror’s other rights under the Offer, the Depositary may, subject to applicable Law, retain on behalf of the Offeror all Deposited Shares and Distributions, and such Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 8 or pursuant to applicable Law.

9.	NOTICE AND DELIVERY

Without limiting any other lawful means of giving notice, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given to Shareholders if it is mailed by prepaid first class mail to the registered Shareholders at their respective addresses appearing in the appropriate registers maintained by the Company in respect of the Shares and will be deemed, unless otherwise specified by applicable Law, to have been received on the first Business Day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail service in Canada following mailing. Except as otherwise required or permitted by Law, in the event of any interruption of mail service in Canada, the Offeror intends to make reasonable efforts to disseminate the notice by other means such as publication. Except as otherwise required or permitted by Law, if post offices are not open for the deposit of mail, or there is reason to believe that there is or could be a disruption in all or any part of the postal service, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if: (a) it is given to the TSX for dissemination through its facilities; (b) if it is published once in the National Edition of The Globe and Mail or The National Post and in La Presse in Quebec; or (c) it is given to GlobeNewswire, MarketWired or Cision for dissemination through their facilities.

Unless post offices are not open for the deposit of mail, the Offer, the prospectus/offer to exchange, the Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed to registered Shareholders by first class mail, postage prepaid or made available in such other manner as is permitted by applicable regulatory authorities and the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar Persons whose names, or the names of whose nominees, appear on the security holder list of the Company, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmission to beneficial owners of Shares when such list or listing is received.

Wherever the Offer calls for documents to be delivered to the Depositary, those documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary, those documents will not be considered delivered unless and until they have been physically received at the particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

10.	MAIL SERVICE INTERRUPTION

Notwithstanding the provisions of the prospectus/offer to exchange, the Letter of Transmittal or the Notice of Guaranteed Delivery, any relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to such relevant documents that are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary in Toronto, Ontario, Canada until such time as the Offeror has determined that delivery by mail will no longer be delayed. Notwithstanding the provisions set out under Section 6 of the prospectus/offer to exchange, “Take Up and Payment for Deposited Shares”, any relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered upon being made available for delivery to the depositing Shareholder at the office of the Depositary in Toronto, Ontario, Canada. Notice of any determination regarding mail service delay or interruption made by the Offeror will be given in accordance with the provisions set out under Section 9 of the prospectus/offer to exchange, “Notice and Delivery”.

11.	CHANGES IN CAPITALIZATION

If, on or after the date of the Offer, the Company should divide, combine, reclassify, consolidate, convert or otherwise change any of the Shares or its capitalization, issue any Shares, or issue, grant or sell any Convertible Securities, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 4 of the prospectus/offer to exchange, “Conditions of the Offer”, make such adjustments to the consideration to be received by Shareholders pursuant to the Offer or other terms of the Offer (including the type of securities offered to be purchased and the consideration payable therefor) as it deems appropriate to reflect such division, combination, reclassification, consolidation or other change including the type of securities offered to be purchased and the consideration payable therefor. See Section 5 of the prospectus/offer to exchange, “Extension, Acceleration and Variation of the Offer”.

If, on or after the date of the Offer, the Company should declare, make or pay any distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to any Shares, which is or are payable or distributable to Shareholders on a record date prior to the date of transfer into the name of the Offeror or its nominee or transferee on the securities register maintained by or on behalf of the Company in respect of Shares accepted for purchase under the Offer, then (and without prejudice to the Offeror’s rights under Section 4 of the prospectus/offer to exchange, “Conditions of the Offer”) any such distribution or payment of securities, property, rights, assets or other interests will be received and held by the depositing Shareholder for the account of the Offeror and will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as the owner of any such distribution or payment of securities, property, rights, assets or other interests and may withhold the entire purchase price payable by the Offeror under the Offer or deduct from the consideration payable by the Offeror under the Offer the amount or value thereof, as determined by the Offeror in its sole discretion. See also Section 3 of the prospectus/offer to exchange, “Manner of Acceptance – Dividends and Distributions”.

12.	SHARES NOT DEPOSITED UNDER THE OFFER

The purpose of the Offer is to enable the Offeror to acquire all of the outstanding Shares. Depending on the number of Shares the Offeror acquires under the Offer, the Offeror intends to acquire any Shares not tendered to the Offer pursuant to a Subsequent Acquisition Transaction or, if a sufficient number of Shares are tendered to the Offer, a Compulsory Acquisition. See Section 31 of the prospectus/offer to exchange, “Acquisition of Shares Not Deposited Under the Offer”.

13.	MARKET PURCHASES

Rule 14e-5 under the U.S. Exchange Act prohibits a person making a tender offer for an equity security and its affiliates (and the Offeror’s dealer-manager, financial advisor and their affiliates) from, directly or indirectly, purchasing or making any arrangement to purchase such security or any security which is immediately convertible into or exchangeable for such security, except pursuant to such offer. The prohibition continues from the time of the public announcement of the offer until the expiration of the offer period, including extensions thereof.

Although the Offeror has no present intention to sell Shares taken up under the Offer, it reserves the right to make or to enter into an arrangement, commitment or understanding at or prior to the Expiry Time to sell any of such Shares after the Expiry Time.

For the purposes of this Section 13, the “Offeror” includes the Offeror and any Person acting jointly or in concert with the Offeror.

14.	OTHER TERMS OF THE OFFER

No broker, investment dealer or other Person (including the Depositary and the Information Agent) has been authorized to make any representation or warranty on behalf of the Offeror or any of its affiliates in connection with the Offer other than as contained in the prospectus/offer to exchange and the Letter of Transmittal and, if any such representation or warranty is given or made, it must not be relied upon as having been authorized. No broker, investment dealer or other Person shall be deemed to be the agent of the Offeror or any of its affiliates, the Depositary or the Information Agent for the purposes of the Offer.

The Offeror reserves the right to transfer or assign, in whole or in part, from time to time, to one or more of its affiliates, the right to purchase all or any portion of the Shares deposited pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of persons depositing Shares to receive prompt payment for Shares validly deposited and taken up pursuant to the Offer.

The Offer and all contracts resulting from the acceptance of the Offer shall be governed by and construed in accordance with the Laws of the Province of Alberta and the federal Laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns in respect thereof to the non-exclusive jurisdiction of the courts of the Province of Alberta.

This document does not constitute an offer or a solicitation to any Person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to (nor will deposits of Shares be accepted from or on behalf of) Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the Laws of such jurisdiction. The Offeror may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to Shareholders in any such jurisdiction.

The Offeror, in its sole discretion, shall, subject to the rights of Shareholders to challenge any determination of the Offeror in respect of the Offer in a court of competent jurisdiction, be entitled to make a final and binding determination of all questions relating to the interpretation of the prospectus/offer to exchange, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity (including of receipt) of any acceptance of the Offer and any withdrawal of Shares, including the satisfaction or non-satisfaction of any condition, and reserves the right to reject any and all deposits which the Offeror determines not to be in proper form or that may be unlawful to accept under the Laws of any applicable jurisdiction. The Offeror reserves the right to waive any defect in or irregularity in any deposit or notice of withdrawal with respect to any Share and the accompanying documents or any particular Shareholder or to permit the Offer to be accepted in any manner other than as set out in the prospectus/offer to exchange. There will be no duty or obligation on the Offeror, the Depositary, the Information Agent, or any other Person to give notice of any defect or irregularity in any deposit or notice of withdrawal, and no liability will be incurred by any of them for failure to give any such notice.

The provisions of the Glossary, the Summary, the Schedules, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the prospectus/offer to exchange, including the instructions contained therein, form part of the terms and conditions of the Offer.

Where the prospectus/offer to exchange provides that the time for the taking of any action, the doing of any thing or the end of any period, expires or falls upon a day that is not a Business Day, the time shall be extended and action may be taken, the thing may be done or the period shall end as the case may be, on the next Business Day.

The prospectus/offer to exchange, together with the documents forming part of the Offer, constitute the take-over bid circular required under applicable Securities Laws with respect to the Offer.

15.	THE OFFEROR

Obsidian Energy is an intermediate-sized oil and gas producer with a well-balanced portfolio of high-quality assets based in Alberta. Obsidian Energy is a company based on disciplined, relentless passion for the work it does, and resolute accountability to its shareholders, partners and the communities in which it operates. The Offeror exists under the ABCA and its head and registered office is located at Suite 200, 207 – 9th Avenue S.W., Calgary, Alberta, T2P 1K3.

Upon successful completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Shareholders who receive Offeror Common Shares under the Offer or any Compulsory Acquisition or any Subsequent Acquisition Transaction will become shareholders of the Offeror. Additional information with respect to the Offeror Common Shares is set forth in Section 23 of the prospectus/offer to exchange, “Certain Information Concerning the Offeror”.

For further information regarding the Offeror, refer to the Offeror’s filings with the applicable Securities Regulatory Authorities in Canada which may be obtained through SEDAR at www.sedar.com. Further information regarding the Offeror may also be obtained from the Offeror’s filings with the SEC by visiting the SEC’s website at www.sec.gov.

16.	THE COMPANY

Bonterra is an oil and gas company headquartered in Calgary, Alberta. The Company’s assets consist of crude oil and natural gas assets, which are primarily located in the Province of Alberta, Canada. The Company also has minor non-core properties located in the Provinces of Saskatchewan and British Columbia.

Bonterra was formed effective January 1, 2010 when Bonterra Oil & Gas Ltd. wound up Bonterra Energy Income Trust and amalgamated with its wholly owned subsidiary, Bonterra Energy Corp. pursuant to the provisions of the CBCA to continue as one corporation.

The head and principal office of Bonterra is located at: 901, 1015 4th Street S.W., Calgary, Alberta, T2R 1J4.

For further information regarding the Company, refer to the Company’s filings with the applicable Securities Regulatory Authorities in Canada which may be obtained through SEDAR at www.sedar.com.

17.	BACKGROUND TO THE OFFER

The following is a summary of the material events, discussions and actions leading up to this Offer.

The Offeror and the Company have been engaged in periodic discussions pertaining to a potential friendly business combination transaction since at least December 2018, shortly after Bonterra reduced its dividend by 90% from $0.10/Share/month to $0.01/Share/month.

In mid-December 2018, Obsidian Board member, William Friley, called George Fink, Chairman & Chief Executive Officer of Bonterra, to arrange a meeting to discuss the strategic merits of a combination transaction involving the two companies. Mr. Fink agreed to meet with Mr. Friley, as well as then-Chair of Obsidian Energy, Jay Thornton.

This initial meeting was held on or about December 18, 2018 followed by a meeting in late December 2018 at which Mr. Thornton, Mr. Friley and Mr. Fink discussed the state of the Canadian oil and gas industry generally and the challenges that the respective companies were facing. The concept of combining the two companies was again raised by Mr. Thornton, including the potential for material synergies, the strategic value of creating the “Cardium Champion” and having a combined entity that could more effectively grow and better withstand the commodity price cycles. Mr. Fink was receptive to this proposal and agreed that the two companies should explore the opportunity further after the holidays. The meeting concluded with Mr. Thornton advising Mr. Fink that Obsidian Energy’s then-Chief Executive Officer, David French, would contact Mr. Fink to settle the terms of a confidentiality agreement between Bonterra and Obsidian Energy providing for reciprocal access to each company’s information and to arrange for representatives of Obsidian Energy and Bonterra to coordinate on further analyzing potential synergies.

During the month following this meeting, Mr. French repeatedly attempted to advance matters with Mr. Fink, including on or about January 11, 2019, providing Bonterra with a signed reciprocal confidentiality agreement pursuant to which discussions could be carried out. Mr. French repeatedly sought to arrange for members of the companies’ respective operations teams to meet to develop a pro forma model. Mr. Fink did not engage.

In response to this lack of progress, Mr. Thornton met with Mr. Fink at the Bonterra offices in late January 2019. At this meeting, Mr. Fink reiterated his interest in exploring a potential combination with Obsidian Energy, and attributed the lack of progress to the fact that Bonterra needed to first attend to internal housekeeping matters before formally engaging. Mr. Fink did suggest, however, that members of each of the Obsidian Board and the

Bonterra Board should meet to further explore a potential transaction. Mr. Thornton welcomed that suggestion, but advised Mr. Fink that it was critical for the two companies to first enter into a reciprocal confidentiality agreement to allow their respective business teams to share information collaboratively in analyzing the business case. Mr. Fink again appeared receptive to this suggestion and requested that Obsidian Energy provide a confidentiality agreement to Bonterra.

In early February 2019, Mr. French again sent a reciprocal confidentiality agreement to Mr. Fink and such agreement was formally entered into by Obsidian Energy and Bonterra on or about February 14, 2019 (the “February 2019 NDA”). A series of discussions then took place directly between Obsidian Energy’s then-Head of Business Development and his counterpart at Bonterra with the objective of developing a pro forma model reflecting the combined operations. However, little progress was made during these initial discussions as Bonterra expressed reticence to proceed due to concerns about potential layoffs that would be necessary to achieve the cost savings targets. Frustrated with the lack of progress, on February 21, 2019, Mr. French emailed Mr. Fink citing the need to work through potential social issues given the highly compelling financial and operational synergies that would ensue from a combination transaction and offered to meet with Mr. Fink twice a week over a three week period to advance these discussions. Mr. Fink did not respond to this suggestion and the business-level discussions ceased.

On July 19, 2019, Obsidian Energy retained TPH to assist as a financial advisor in connection with a review of strategic alternatives. In this capacity, on or about August 20, 2019, TPH contacted Bonterra to discuss the negotiation and execution of a confidentiality agreement between Bonterra and Obsidian Energy consistent with the confidentiality agreement executed by all other potential counter parties that participated in the Obsidian Energy strategic alternatives process, in order to access confidential information regarding Obsidian Energy, and with the intent of advancing a negotiated transaction between the two companies. These discussions culminated with the Offeror and the Company entering into a non-disclosure agreement on August 30, 2019 (the “August 2019 NDA”), superseding the February 2019 NDA. As a result, Bonterra was provided access to a confidential data room containing information pertaining to Obsidian Energy as well as a management presentation shortly thereafter.

During September and October 2019, Obsidian Energy and TPH analyzed potential combination transactions, including with respect to Bonterra, and Bonterra indicated to TPH that they were likewise undertaking an analysis of a transaction with Obsidian Energy. Bonterra conducted its review of a potential transaction with Obsidian Energy with the benefit of access to confidential data provided by Obsidian Energy pursuant to the August 2019 NDA, while the Obsidian Energy and TPH review of Bonterra was conducted based on publicly available information. Discussions between the firms, facilitated by TPH, covered several topics, including a review of potential synergies. A series of discussions took place from October 20 to November 6, 2019, wherein Bonterra indicated to TPH that Bonterra would not be interested in pursuing a transaction with Obsidian Energy at the then-current time.

On December 2, 2019, Obsidian Energy made several executive officer appointments, including Stephen Loukas as Interim President and CEO, Peter Scott as Senior Vice President and Chief Financial Officer, Gary Sykes as Vice President, Commercial, and Mark Hawkins as Vice President Legal, General Counsel and Corporate Secretary. These appointments, combined with the continued role of Aaron Smith as Senior Vice President, Development & Operations, resulted in a reconstituted Obsidian Energy management team under the direction of the Obsidian Board. The Obsidian Board and its new management team continued to instruct TPH to review and advance transaction alternatives, including with Bonterra.

During January to March 2020, Obsidian Energy was successful in negotiating an extension of maturities to both its bank credit facility and to its senior notes. Additionally, Obsidian Energy successfully renegotiated its lease agreement on its Calgary office space resulting in a significant reduction in annual lease payments and the building landlord agreeing to indemnify Obsidian Energy on all existing subleases. During this period Obsidian Energy continued to closely follow Bonterra’s operations and disclosure, conducting ongoing updates of the combination analysis between the firms. On February 6, 2020, Obsidian Energy disclosed year-end 2019 reserves, including a Proven Plus Probable (“2P”) finding development cost (“F&D”) excluding future development capital (“FDC”) of $7.42/boe. One week later, Bonterra disclosed its year-end 2019 reserves, disclosing a comparable 2P F&D excluding FDC of $12.35/boe, suggesting that Obsidian Energy’s spending efficiency on adding 2P reserves was 40% lower cost than Bonterra’s finding costs. With the expanding impact of the COVID-19 pandemic and the resulting drop in oil prices, Bonterra entirely cut its dividend on March 10, 2020, and one day later certain changes to the Bonterra Board were announced.

In the context of the expanding impact of the COVID-19 pandemic, in late March and early April 2020, Obsidian Energy and its advisors twice attempted to schedule an appointment between Mr. Loukas and Mr. Fink for the purposes of discussing Obsidian Energy’s view that the greater scale and increased potential access to capital that would result from a combination of the two companies would better position each company to weather the severe economic downturn related to the COVID-19 pandemic, relative to continuing as standalone entities. Mr. Fink did not respond to these requests.

On April 13, 2020, TPH held a discussion with Mr. Fink where Bonterra sought an update on Obsidian Energy’s business, and TPH understood that Bonterra may still be open to discussions regarding a potential transaction with Obsidian Energy, subject to certain Bonterra Board discussions being conducted over the following week. This discussion was followed by Obsidian Energy disclosing an operations update on April 23, 2020, and Bonterra providing an operations update on April 30, 2020 wherein both companies announced a series of cost reduction measures including in respect of general and administrative expenses (“G&A”), participation in government support programs, and reduced capital spending. Bonterra also announced a one-month extension to its bank credit facility redetermination to May 29, 2020. Obsidian Energy and Bonterra disclosed their first quarter 2020 financial and operating results on May 6 and May 12, 2020, respectively, and on May 21, 2020 Bonterra disclosed the results of its Annual General Meeting of Shareholders and Voting Results whereby the Bonterra CEO and Chairman received 47.45% of votes cast against his election to the Bonterra Board. During this period, Bonterra received a further one-month bank credit facility extension to June 30, 2020.

On June 15, 2020, Stephen Loukas, in his capacity as a director and Interim President & CEO of Obsidian Energy, informed George Fink via email that the Obsidian Board was prepared to table a formal expression of interest to the Bonterra Board and asked to have a discussion. Mr. Fink promptly responded that they would discuss internally at Bonterra and that he would get back to him later that week. Through the course of their discussions held on June 17, 2020, and in part due to Mr. Fink’s apprehension that any such formal expression of interest would potentially need to be formally disclosed by Bonterra, Messrs. Loukas and Fink agreed instead for Obsidian Energy and Bonterra to update their respective Boards on their discussion and, as the February 2019 NDA had expired, for their respective management teams to commence discussions under a reciprocal confidentiality agreement with the goal of coming to agreed terms on a friendly transaction. Mr. Fink expressed that Bonterra would need some time to prepare a data room and that its immediate attention was focused on the extension of its bank line redetermination date. Additionally, during the call Mr. Fink asked Mr. Loukas who would run the combined entity. Mr. Loukas conveyed that he did not likely have interest in becoming the permanent CEO of the combined entity, but that it would not be appropriate for Mr. Fink to be CEO either. As a result, Mr. Loukas expressed his opinion that the management team should be comprised of “the best of the best” between the two companies.

Mr. Loukas and Mr. Fink had a number of subsequent conversations and email exchanges over the ensuing few weeks and on July 14, 2020 Mr. Loukas provided Mr. Fink a reciprocal confidentiality agreement to be executed between the two companies that specifically released Bonterra from the standstill provision that Bonterra was subject to under the August 2019 NDA that precluded Bonterra from making an offer for Obsidian Energy. As a result, the reciprocal confidentiality agreement provided by Mr. Loukas to Mr. Fink would put Bonterra on a level playing field with Obsidian Energy on all terms. Mr. Loukas and Mr. Fink held a call on July 30, 2020, and a subsequent call on July 31, 2020 that included their respective financial advisors. Mr. Loukas and his financial advisor discussed the strategic and financial merits of a transaction between Obsidian Energy and Bonterra and offered their opinion that the combined entity would be well-positioned to make further accretive acquisitions in the Cardium. Mr. Fink and his financial advisor verbally agreed that a potential transaction “made a lot of sense”. It was also discussed that both the equity and debt capital markets have been sending a clear signal for over two years that they are no longer supportive of small to mid-cap sized upstream energy producers. Additionally, Mr. Loukas and his financial advisor conveyed that Obsidian Energy along with their legal and financial advisors had spent significant time in thinking through how to both optimally structure a transaction between the two companies as well as receive lender approvals. Mr. Loukas further conveyed that upon the execution of a reciprocal non-disclosure agreement, Obsidian Energy was immediately prepared to share their financial and legal analysis with Bonterra but only if there was a bona fide intent on Bonterra’s part to work towards a transaction. The call ended with Bonterra’s financial advisor conveying that he needed to caucus with Mr. Fink and they would promptly get back to Obsidian Energy.

However, despite these positive initial discussions and Obsidian Energy’s consistent efforts to further the engagement between the two companies, Obsidian Energy and Bonterra failed to make any meaningful progress. In part, this was due to Bonterra’s repeated request for Obsidian Energy to sign a “standstill” that would be unduly restrictive given that Obsidian Energy’s Board did not believe that Mr. Fink was truly open to a transaction as Bonterra’s financial advisor indicated that even if they came to terms on a confidentiality agreement, Bonterra would not prioritize pursuing a potential transaction with Obsidian Energy during the month of August 2020 as their immediate attention was on other matters.

Given that Obsidian Energy’s Board had been prepared for the last two months to make a formal expression of interest to the Bonterra Board, as well as the strong likelihood that the Obsidian Board would authorize a formal offer to be made directly to Bonterra’s shareholders should the Bonterra Board not respond to a formal expression of interest, Obsidian Energy was unwilling to execute a confidentiality agreement with a standstill provision.

On August 20, 2020, Bonterra announced a non-binding term sheet with the Business Development Bank of Canada (“BDC”) for a non-revolving four-year, second-lien term facility of “potentially up to $45 MM” and subject to formal approval of BDC as well as Bonterra’s bank lending syndicate. Any proceeds would be used to conduct a debt-funded capital program.

Obsidian Energy continued to evaluate market conditions and evaluate Bonterra including their second quarter 2020 results, its future prospects and estimated value in light of the persistence of the lower crude oil price environment. Upon conclusion of this review, Obsidian Energy re-confirmed its belief that a transaction between Obsidian Energy and Bonterra would be highly beneficial to the shareholders of both companies. In light of Bonterra’s prior refusals to engage in any further discussions with Obsidian Energy with regard to a possible negotiated business transaction, in late August 2020, a determination was made to make a public non-binding proposal to the Bonterra Board.

In his public letter to Mr. Fink and the Bonterra Board dated August 31, 2020 (the “August 31 Letter”), Mr. Loukas reiterated the strategic and financial merits of a proposed combination transaction between Obsidian Energy and Bonterra and he advised the Bonterra Board that Obsidian Energy wished to make a formal non-binding business combination proposal. In the August 31 Letter, Mr. Loukas advised the Bonterra Board that, based on publicly available information, the Obsidian Board would be prepared to offer an exchange ratio of 2.0 Offeror Common Shares per Share, representing total ownership by Shareholders in the combined entity of approximately 48%. The August 31 Letter continued by advising the Bonterra Board that it was Obsidian Energy’s steadfast belief that a negotiated transaction is in the best interests of Obsidian Energy and Bonterra’s respective shareholders and that Obsidian Energy would be willing to consider an increased exchange ratio in the event Bonterra is able to demonstrate additional value. In addition, given Obsidian Energy’s belief in the merits of its Offer, Obsidian Energy even afforded Bonterra the opportunity to use the offer as a mechanism to see if Bonterra could arrive at a better transaction with another party. Mr. Loukas requested a response from the Bonterra Board as soon as possible and in any event on or before Friday, September 4, 2020 and further noted that, absent expeditious engagement by Bonterra, Obsidian Energy was prepared to pursue all options to consummate this transaction.

Following receipt of the August 31 Letter, Bonterra issued a press release on the evening of August 31, 2020 in which it, among other things, acknowledged the August 31 Letter. However, Bonterra failed to engage in any meaningful discussions. Obsidian Energy was initially encouraged by the following quote by Bonterra’s Chairman and Chief Executive Officer in the September 4, 2020 edition of the Calgary Herald, which appeared to suggest a recognition of the merits of a combination between the companies, and a willingness to engage to negotiate terms:

“I [George Fink, Chairman and CEO of Bonterra] am not saying we [Bonterra] don’t want to do a deal, but we don’t want to do a deal that they proposed at this point. It’s too much in favour of their side. There are a lot of positives putting the two entities together, but not the proposal that is in front of us now.”

However, this quote was then followed by an email from Bonterra’s Chairman and Chief Executive Officer to Obsidian Energy’s Chief Executive Officer on the evening of September 4, 2020 that summarily dismissed the possibility of any near-term discussions and which concluded as follows:

“While we [Bonterra] are not proposing holding any further discussions at this juncture, we will contact you directly in the future if there are corporate direction changes by Bonterra in the future.”

As the Bonterra Board has continued to resist engaging with Obsidian Energy, the Obsidian Board approved approaching the Shareholders directly, the making of the Offer and the contents of this prospectus/offer to exchange. On September 21, 2020, the Offer was commenced.

18.	REASONS TO ACCEPT THE OFFER

Creates the Cardium Champion with Enhanced Scale and Relevance

•	Meaningful Scale: Top 20 Western Canadian oil producer with approximately 35,000 boe/d of oil-weighted production, more than three times the size of Bonterra as at Q2 2020.

•	Financially Attractive: Greater funds flow per share, lower debt-to-EBITDA, higher free cash flow, and a stronger overall business.

•	Enhanced Business: Ability to accelerate debt repayment through improved free cash flow, and to deploy combined capital spending towards best-return inventory at Willesden Green.

•

Well Positioned For Further Consolidation: The combined entity would be ~2x the size of any other Cardium-focused firm, and would be positioned to be a Cardium consolidator with the ability to pursue further synergies from follow-on transactions.

MAP: Mineral Land Positions of Obsidian Energy (Yellow) and Bonterra (Blue) are Adjacent.

Reduce Risk: Stable Balance Sheet, Debt Reduction, Improved Access to Capital

•

Execute Plan to Address Overleverage: Bonterra is over levered and Shareholders are exposed to the risk that its syndicate banks withdraw their support of the Company. Bonterra’s current business plan is to further increase debt compared to the combined entity, which is expected to generate increased cash flow and to accelerate the pay down of outstanding debt. Lower debt improves the stability of the business, and shifts more value to equity owners over time as the combined low-decline, oil-weighted production base is maintained.

•

Pay Down Debt vs. Standalone: Bonterra has been in extended month-to-month extensions with its bank credit facility lenders, and has taken numerous actions, including cutting its dividend to zero, in an attempt to stabilize the balance sheet. It is clear that Bonterra’s lenders desire to have its outstanding bank debt reduced. Bonterra’s inability to deliver a path to reducing its debt as a standalone entity stands in sharp contrast to the Offeror’s clear strategy for pay down of the Offeror’s and Bonterra’s respective outstanding debt as a combined entity.

•	Path to Normal / Conforming Debt Metrics: The combined entity is projected by Obsidian Energy to reduce Net Debt-to-LTM-EBITDA to approximately 2x by year-end 2022E using a US$50 WTI/bbl and C$1.95/MMBtu AECO commodity price forecast. This is a significant improvement on the projected Bonterra stand-alone Net Debt-to-LTM-EBITDA, as projected by Obsidian Energy, at >3x.

•

Improved Access to Capital: The improved financial outlook resulting from the combination would afford both companies an enhanced position to extend debt maturities with the support of lenders. Increased size and scale could allow the combined entity to access alternative debt financing to refinance existing first lien debt resulting in a more stable and diversified capital structure that would not be as reliant on and exposed to semi-annual bank redeterminations.

•	Reinstate Dividend After Debt Paydown: An improved financial position after sufficient debt pay down could allow the combined entity to eventually reinstate a dividend to shareholders.

Chart: Outlook for Production, Cash Flow, Capex, Net Debt, Net Debt to LTM EBITDA and FCF for the Combined Entity Based on Obsidian Energy Estimates.

Note:

(1)	Based on Obsidian Energy pro forma development plan and assuming US$50 WTI/bbl and C$1.95/MMBtu AECO.

Significant Accretion to Shareholders

•

FFO Per Share Accretion: The combined entity is projected to deliver significantly higher FFO per share than Bonterra as a standalone entity. Specifically, assuming US$50 WTI/bbl and C$1.95/MMBtu AECO commodity prices and based on its projections, Obsidian Energy expects that the combined entity will achieve during 2021E FFO per Share of $3.44 versus $1.94 per Share on a stand-alone basis (a 77% improvement for the combined entity). Including the impact of a potential BDC second-lien term facility, Obsidian Energy projects that Bonterra’s FFO per Share during 2021E would be $2.12 (making the combined entity still a 62% improvement).

•	Significant Projected 2021E Share Price Appreciation: Greater EBITDA, combined with falling debt due to enhanced free cash flow driving accelerated debt repayment, enables greater equity value per share. At US$50 WTI/bbl and C$1.95/MMBtu AECO and a trading multiple consistent with its peers of 4.5x EV/EBITDA, Obsidian Energy projects that the Shares would appreciate by ~375% to ~C$6.40 per Share (~$3.20/share for the Offeror Common Shares).

•

Significant Projected 2022E Share Price Appreciation: Under the same assumptions, and using 2022E projections, the equity value per share would appreciate by over 670% to ~$10.40 per Share (~$5.20/share for the Offeror Common Shares).

•

Cash Tax Savings for Shareholders Beyond 2022: Bonterra has stated its cash tax horizon is ~2022. The combined entity would benefit from Obsidian Energy’s tax pool position, thereby further enhancing the FFO per share profile for Shareholders.

•

Quickly Improving Leverage Metrics: Equity valuation is expected to improve due to higher FFO and lower risk as a result of reduced leverage. The combined entity is expected to achieve more than 45% deleveraging on a debt to last 12 month (“LTM”) unhedged EBITDA basis, specifically Bonterra’s standalone 3.7x debt to LTM EBITDA as at June 30, 2020 would be reduced under the combined entity to 2.6x by year-end 2021E and 2.0x by year-end 2022E as projected by Obsidian Energy, assuming US$50 WTI/bbl and C$1.95/MMBtu AECO.

These projections are based on certain assumptions. See below in this Section 18 of the prospectus/offer to exchange, “– Assumptions Underlying Analysis”.

Chart: Improvement from Combined Entity versus Bonterra Standalone or Bonterra Stand Alone Including BDC, as Measured by Production per Debt Adjusted Share, Debt to LTM EBITDA, FFO per Share, Implied Year-end Equity Value per Share at 4.5x EV/EBITDA.

The implied year end equity value per share above assumes a market trading multiple of 4.5x EV/EBITDA, which is consistent with the trading multiples of Obsidian Energy’s and Bonterra’s light oil peers. At a 4.5x EV/EBITDA multiple, and following completion of the Offer, Bonterra’s implied equity value per share would be approximately $6.40 per share by year-end 2021E which presents approximately a 375% premium to the closing price for the Shares on September 4, 2020 of $1.35 per share(1)(2)(3)(4). Similarly, at a 4.5x EV/EBITDA multiple, Bonterra’s implied equity value per share would be approximately $10.40 per share by year-end 2022E which represents over approximately a 670% premium to Bonterra’s closing share price on September 4, 2020 of $1.35 per share.(1)(2)(3)(4)

Notes:

(1)	Projections are based on US$50 WTI/bbl and C$1.95/MMBtu AECO price deck.
(2)	Production per Debt adjusted share based on the year over year change in Net Debt adjusted at the combined entity equity value per share at 4.5x EV/EBITDA.
(3)	Assumes exchange ratio of 2.0x Offeror Common Shares per Share.
(4)	Combined entity assumes unsecured liability claims arising from Obsidian Energy obligations.

Assumptions Underlying Analysis

FFO Per Share Accretion:

•	Combined entity FFO based on combined entity forecast inclusive of synergies realized.
•	Assumes commodity pricing of US$50 WTI/bbl, C$1.95/MMBtu AECO, US$6.00/bbl MSW differential to WTI in 2021 and US$5.00/bbl MSW differential to WTI in 2022, and a 1.30x C$/US$ foreign exchange rate.
•	Assumes two (2) Offeror Common Shares are issued per each Share tendered pursuant to the Offer.
•	Combined entity per share metrics based on 140 million pro forma Offeror Common Shares outstanding.
•	Combined entity per share metrics net to the Company assume that each Share is exchanged for two (2) Offeror Common Shares.

Significant Projected 2021E Share Appreciation:

•	Share price appreciation to Bonterra calculated relative to the Share price of $1.35 per share on September 4, 2020.
•

Projected 2021 Share price calculated as combined entity 2021E EBITDA (inclusive of synergies) multiplied by 4.5 less projected year-end 2021E Net Debt and divided by pro forma Offeror Common Shares outstanding.

•	Assumes commodity pricing of US$50 WTI/bbl, C$1.95/MMBtu AECO, US$6.00/bbl MSW differential to WTI in 2021 and US$5.00/bbl MSW differential to WTI in 2022, and a 1.30x C$/US$ foreign exchange rate.
•	Assumes two (2) Offeror Common Shares are issued per each Share tendered pursuant to the Offer.
•	Combined entity per share metrics based on 140 million pro forma Offeror Common Shares outstanding.
•	Combined entity per share metrics net to the Company assume that each Share is exchanged for two (2) Offeror Common Shares.

Significant Projected 2022E Share Appreciation:

•	Share price appreciation to Bonterra calculated relative to the Share price of $1.35 per share on September 4, 2020.
•

Projected 2022 Share price calculated as combined entity 2022E EBITDA (inclusive of synergies) multiplied by 4.5 less projected year-end 2022E Net Debt and divided by pro forma Offeror Common Shares outstanding.

•	Assumes commodity pricing of US$50 WTI/bbl, C$1.95/MMBtu AECO, US$6.00/bbl MSW differential to WTI in 2021 and US$5.00/bbl MSW differential to WTI in 2022, and a 1.30x C$/US$ foreign exchange rate.
•	Assumes two (2) Offeror Common Shares are issued per each Share tendered pursuant to the Offer.
•	Combined entity per share metrics based on 140 million pro forma Offeror Common Shares outstanding.
•	Combined entity per share metrics net to the Company assume that each Share is exchanged for two (2) Offeror Common Shares.

Tax Savings for Bonterra Shareholders Beyond 2022:

•	Tax horizon as stated in Bonterra’s May 2020 corporate presentation.

Quickly Improving Leverage Metrics:

•	Percent deleveraging refers to the percentage change of the debt to LTM unhedged EBITDA metric.
•	Improvement in leverage metrics driven by reduction in total debt over forecast period and increase in EBITDA over forecast period.
•	Combined entity projected financial performance inclusive of all cumulative synergies.
•	Assumes commodity pricing of US$50 WTI/bbl, C$1.95/MMBtu AECO, US$6.00/bbl MSW differential to WTI in 2021 and US$5.00/bbl MSW differential to WTI in 2022, and a 1.30x C$/US$ foreign exchange rate.

Maintain Operating Strengths: Low Decline and High Netback Light Oil

•	Low Decline: The combined entity’s high quality asset base has a low decline rate, providing more stable production levels and lower capital requirements to maintain current production levels. The combined entity’s base production and proved developed producing (“PDP”) reserves have a decline of ~18%, which is below most oil producing peers.

•	High Netbacks: With strong projected profitability at the field level, netbacks of the combined entity are projected to be strong at $23/boe in 2022E (based on US$50 WTI/bbl and C$1.95/MMBtu AECO).

•

Track Record of Success in Lowering Costs: Obsidian Energy has reduced total cash costs (comprised of net G&A, operating costs and transportation costs) from $19.52/boe in 2018 to $13.76/boe in the first six months of 2020. Obsidian’s total cash cost structure per unit of production is now lower than Bonterra. Importantly, Obsidian Energy views the break-even price for the combined entity to be below US$40/bbl WTI (assuming US$4.00/bbl Edmonton Par differentials, C$2.04/MMBtu AECO and 1.36x C$/US$ foreign exchange rate), which is superior to Bonterra’s standalone break-even, estimated at US$42.00/bbl WTI under the same assumptions.

Chart: Break-even US$ WTI Oil Price for Stand Alone Companies and Combined Entity

Note: Breakeven WTI price defined as US$ WTI/bbl price required to fund sustaining capital to maintain flat production within operating cash flow. WTI/bbl breakeven forecast assumes US$4.00/bbl Edmonton Par differentials, US$14.00/bbl WCS differentials, US$1.00/MMBtu AECO differentials and 1.36x C$/US$ foreign exchange rate.

Meaningful Synergies Drive Equity Appreciation

•

First Year Synergies of ~$50 MM: The combined entity is expected to benefit from synergies of ~$50 MM after the first year (based on US$50 WTI/bbl and C$1.95/MMBtu AECO) including lower G&A and operating costs, improved capital efficiency from program scale as well as devoting capital to projects expected to yield the highest returns, alignment on decommissioning liability strategy, and lower interest/financing costs over time. These synergies are very meaningful insofar as they are equivalent to or larger than Bonterra’s current market capitalization.

•

Multi-Year Synergy Benefit: The combined entity is expected to have up to $100 million greater free cash flow over the first three years versus the standalone entities (based on US$50 WTI/bbl and C$1.95/ MMBtu AECO).

•

Benefit from Optimized Capital Program: Obsidian Energy views the best return inventory of the combined entity to be in the Willesden Green area, where Obsidian Energy has meaningfully more drilling locations than Bonterra. Consistent with Obsidian Energy’s existing operation and the demonstrated success on capital efficiency and cost reductions, the capital program for the combined entity would prioritize capital to Willesden Green, and moderate capital to Pembina, with the intent of using the combined Pembina Cardium cash flow to pay down debt.

•

Attractive Go-Forward Business for Stakeholders: Obsidian Energy seeks to deliver more than $300 million of cumulative free cash flow from the combined entity through 2024 based on US$50 WTI/bbl and C$1.95/MMBtu AECO. This is projected to result in a reduction to debt by over $300 million and a total debt to LTM EBITDA of approximately 1.2x by year-end 2024. Shareholders of each of Bonterra and Obsidian Energy will benefit from this deleveraging process.

•

Tax Advantaged Structuring: The Offer is being designed to allow Canadian and U.S. Shareholders to defer recognition of capital gains and losses. For Canadian tax purposes, Canadian resident Shareholders who hold their Shares as capital property will generally be entitled to an automatic rollover to defer recognition of capital gains or losses from the disposition of their Shares. For U.S. tax purposes, the Offer is also intended to provide U.S. Holders with an automatic rollover to defer recognition of capital gains or losses from disposal of their Shares. See Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations” and Section 33 of the prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”

Chart: Summary of Synergies Available in 2021E and 2021-2023E by Source, per Obsidian Energy.

Note: Based on Obsidian Energy pro forma development plan and assuming US$50 WTI/bbl and C$1.95/MMBtu AECO.

19.	ACCEPTANCE OF THE OFFER

The Offeror has no knowledge regarding whether any Shareholders will accept the Offer.

20.	TREATMENT OF CONVERTIBLE SECURITIES

The Offer is made only for Shares and is not made for any Convertible Securities (including Options). Holders of Convertible Securities who wish to accept the Offer with respect to the underlying Shares should, to the extent permitted by the terms of the Convertible Securities and applicable Law, exercise the rights under such Convertible Securities and tender the underlying Shares in accordance with the terms of the Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to ensure that Shares will be available for tender at or prior to the Expiry Time or in sufficient time to comply with the procedures referred to in Section 3 of the prospectus/offer to exchange, “Manner of Acceptance”. Other than the Options, it is the Offeror’s understanding that there are no outstanding Convertible Securities. If any holder of Options does not exercise, convert, exchange or settle his, her or its Options, as the case may be, and deposit any resulting Shares under the Offer prior to the Expiry Time, such Options, as the case may be, may be replaced with similar convertible securities of the Offeror or may expire or be terminated, as the case may be, following the Expiry Time in accordance with their respective terms and conditions.

The tax consequences to holders of Convertible Securities of exercising such Convertible Securities are not described in Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations” or Section 33 of the prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”. Holders of Convertible Securities are urged to consult their tax advisors regarding the potential tax consequences to them in connection with the decision whether to exercise such Convertible Securities.

21.	FRACTIONAL SHARES

In no event will a Shareholder be entitled to a fractional Offeror Common Share. Where the aggregate number of Offeror Common Shares to be issued to a Shareholder as consideration under the Offer would result in a fraction of an Offeror Common Share being issuable, the number of Offeror Common Shares to be received by such Shareholder will be rounded down to the nearest whole number.

22.	PURPOSE OF THE OFFER AND PLANS FOR THE COMPANY

Purpose of the Offer

The purpose of the Offer is to enable the Offeror to acquire all of the outstanding Shares. Depending on the number of Shares the Offeror acquires under the Offer, the Offeror intends to acquire any Shares not tendered to the Offer pursuant to a Subsequent Acquisition Transaction or, if a sufficient number of Shares are tendered to the Offer, a Compulsory Acquisition, as described in Section 31 of the prospectus/offer to exchange, “Acquisition of Shares Not Deposited Under the Offer”.

If for some reason the Offeror is unable to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction as outlined above, the Offeror will evaluate other available alternatives. These alternatives could include, to the extent permitted by applicable Law, purchasing additional Shares: (a) in the open market; (b) in privately negotiated transactions; (c) in another take-over bid or exchange offer or otherwise; or (d) from the Company. Any additional purchases of Shares could, subject to applicable Laws, be at a price greater than, equal to or less than the price to be paid for Shares under the Offer and could be for cash or securities or other consideration. Alternatively, the Offeror may decide not to pursue completion of the privatization of the Company and sell or otherwise dispose of any or all Shares acquired pursuant to the Offer. These transactions may be completed on terms and at prices then determined by the Offeror, which may vary from the terms and the price paid for Shares under the Offer.

Plans for the Company Following the Successful Completion of the Offer

If the Offer is successful, the Offeror intends to effect certain changes with respect to the composition of the Company Board to allow nominees of the Offeror to be appointed to the Company Board and to represent at least a majority of the Company Board. In addition to the geographical asset fit, the Offeror believes there is strong cultural and professional compatibility between the Company’s and the Offeror’s respective employees and it is the Offeror’s intention to integrate both teams following its acquisition of the Company. The Offeror is considering how best to combine the operations of the Offeror and the Company following the successful completion of the Offer, however, as the Offeror has so far had an opportunity to review only the Company’s public disclosure filed with Securities Regulatory Authorities, the Offeror has not developed any specific proposals with respect to the Company or its operations, or any changes in its assets, business strategies, management or personnel following the acquisition of the Shares pursuant to the Offer.

Following the successful completion of the Offer and a Compulsory Acquisition or Subsequent Acquisition Transaction relating thereto, the Offeror intends to cause the Company to apply to the TSX to delist the Shares from trading.

If permitted by applicable Law, subsequent to the successful completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause the Company to cease to be a reporting issuer under the applicable Securities Laws of each province and territory of Canada in which it has such status.

See Section 26 of the prospectus/offer to exchange, “Effect of the Offer on the Market for Shares, Listing and Public Disclosure by the Company”.

23.	CERTAIN INFORMATION CONCERNING THE OFFEROR

Authorized and Outstanding Share Capital

The authorized share capital of Obsidian Energy consists of an unlimited number of Offeror Common Shares without nominal or par value and 90,000,000 preferred shares without nominal or par value.

As at December 18, 2020, there were 73,516,225 Offeror Common Shares and no preferred shares issued and outstanding. To the knowledge of the Offeror Board and executive officers of the Offeror, no Person beneficially owns, or exercises control or direction over, securities carrying 10% or more of the voting rights attached to any class of voting securities of the Offeror.

The holders of Offeror Common Share are entitled to notice of, to attend and to one vote per Offeror Common Share held at any meeting of the shareholders of Obsidian Energy (other than meetings of a class or series of shares of Obsidian Energy other than the Offeror Common Shares). The holders of Offeror Common Shares are entitled to receive dividends as and when declared by the Offeror Board on the Offeror Common Shares as a class, subject to prior satisfaction of all preferential rights to dividends attached to shares of other classes of shares of Obsidian Energy ranking in priority to the Offeror Common Shares in respect of dividends. The holders of Offeror Common Shares are entitled in the event of any liquidation, dissolution or winding-up of Obsidian Energy, whether voluntary or involuntary, or any other distribution of the assets of Obsidian Energy among the holders of Offeror Common Shares for the purpose of winding-up its affairs, and subject to prior satisfaction of all preferential rights to return of capital on dissolution attached to all shares of other classes of shares of Obsidian Energy ranking in priority to the Offeror Common Shares in respect of return of capital on dissolution, to share rateably, together with the holders of shares of any other class of shares of Obsidian Energy ranking equally with the Offeror Common Shares in respect of return of capital on dissolution, in such assets of Obsidian Energy as are available for distribution.

Consolidated Capitalization

The following table sets forth the consolidated capitalization of the Offeror based on its unaudited consolidated financial statements as at September 30, 2020: (a) on an actual basis; and (b) as adjusted to take into account the acquisition by the Offeror of all outstanding Shares under the Offer. The financial information set out below should be read in conjunction with the Offeror’s unaudited interim consolidated financial statements for the three and nine month periods ended September 30, 2020 which are included herein as well as the unaudited pro forma consolidated balance sheet of the Offeror as at September 30, 2020 and the unaudited pro forma consolidated statements of net income (loss) of the Offeror for the nine month period ended September 30, 2020, giving effect to the proposed acquisition of all outstanding Shares under the Offer, in the manner set forth therein, set forth at

Schedule XX hereto. Other than as set forth below, there have been no material changes to the Offeror’s share and loan capital since September 30, 2020.

	September 30, 2020
	Actual	As adjusted
	(unaudited) (in $ millions)
Short-term debt	—	17
Current portion of long-term debt	—	274
Long-term debt	458	458
Total debt	458	749

	September 30, 2020
Share capital	2,187	2,232
Other reserves	104	104
Accumulated other comprehensive income	—	(1)
Deficit	(1,969)	(1,980)
Total shareholders’ equity	322	355
Capitalization	780	1,104

Price Range and Trading Volume

The Offeror Common Shares are listed and traded under the symbol “OBE” on the TSX and traded on the OTCQX under the symbol “OBELF”. Prior to April 1, 2020, the Offeror Common Shares were listed and traded under the symbol “OBE.BC” on the New York Stock Exchange.

The following table sets forth, for the periods indicated, the high and low trading prices in (based on intra-day prices) U.S. dollars and trading volumes of the Offeror Common Shares on the OTCQX (for the periods beginning April 1, 2020 and later) and on the New York Stock Exchange (for the periods prior to April 1, 2020), as reported by FactSet.

	Price Range
Period	High (US$)	Low (US$)	Volume
December 2019	0.87	0.44	6,550,928
January 2020	0.95	0.66	4,025,053
February 2020	0.74	0.45	1,986,670
March 2020	0.56	0.15	11,457,263
April 2020	0.23	0.13	3,341,329
May 2020	0.55	0.19	3,084,407
June 2020	0.52	0.30	3,928,286
July 2020	0.68	0.37	5,375,210
August 2020	0.49	0.36	3,694,654
September 2020	0.49	0.36	3,465,463
October 2020	0.40	0.27	882,994
November 2020	0.45	0.27	1,828,232
December 1 to 17, 2020	0.74	0.40	2,255,754

The following table sets forth, for the periods indicated, the high and low trading prices (based on intra-day prices) in Canadian dollars and trading volumes of the Offeror Common Shares on the TSX, as reported by FactSet.

	Price Range
Period	High ($)	Low ($)	Volume
December 2019	1.14	0.58	2,320,669
January 2020	1.26	0.88	2,198,982
February 2020	0.98	0.60	1,382,456
March 2020	0.82	0.22	3,447,719
April 2020	0.30	0.20	2,701,386
May 2020	0.77	0.27	3,089,983
June 2020	0.69	0.40	3,327,513
July 2020	0.90	0.51	2,835,678
August 2020	0.65	0.49	1,584,155
September 2020	0.64	0.48	829,460
October 2020	0.51	0.36	456,866
November 2020	0.59	0.39	979,902
December 1 to 17, 2020	0.94	0.54	1,491,757

The closing prices of the Offeror Common Shares on the TSX and the OTCQX on December 17, 2020 was $0.82 and US$0.66, respectively.

Prior Sales

The following table summarizes the issuances of Offeror Common Shares and securities convertible into Offeror Common Shares in the 12 month period prior to the date hereof. Other than as summarized in the below table, the Offeror has not issued any Offeror Common Shares or securities convertible into Offeror Common Shares in the above-mentioned period of time:

Date	Type of Security Issued	Number of Securities Issued	Issuance/Exercise Price per Security ($)
January 14, 2020	Offeror Common Shares(1)	6,898	1.04	(2)
January 29, 2020	Offeror Common Shares(1)	3,935	1.13	(2)
July 14, 2020	Offeror Common Shares(1)	477,970	0.57	(2)
July 14, 2020	Offeror Common Shares(1)	2,581	0.55	(2)
August 19, 2020	Offeror Common Shares(1)	522	0.58	(2)
September 15, 2020	Offeror Common Shares(1)	3,349	0.57	(2)
October 9, 2020	Offeror Common Shares(1)	4,451	0.47	(2)
October 13, 2020	Offeror Common Shares(1)	1,460	0.74	(2)
November 10, 2020	Offeror Common Shares(1)	3,571	0.42	(2)
August 10, 2020	Offeror Options	917,490	0.56
July 10, 2020	Offeror PSUs	376,310	0.55	(3)
July 10, 2020	Offeror RSUs	1,818,840	0.55	(4)

Notes:

(1)	Offeror Common Shares issued upon the vesting and settlement of Offeror RSUs.
(2)	Represents the volume weighted average trading price of the Offeror Common Shares on the TSX for the five days preceding the vesting date of the Offeror RSUs.
(3)

Represents the grant date fair value of the Offeror PSUs assuming a relative performance factor of an Offeror PSU under the restricted and performance share unit plan of 1.0 and based on the volume weighted average trading price of the Offeror Common Shares on the TSX for the five days preceding the date of grant.

(4)	Represents the grant date fair value of the Offeror RSUs based on the volume weighted average trading price of the Offeror Common Shares on the TSX for the five days preceding the date of grant.

24.	TRADING IN SHARES TO BE ACQUIRED

The Shares are listed and posted for trading on the TSX under the symbol “BNE”.

The following table sets forth, for the periods indicated, the high and low trading prices (based on intra-day prices) in Canadian dollars and the trading volume of the Shares on the TSX, as reported by FactSet.

	Price Range
Period	High ($)	Low ($)	Volume
December 2019	4.24	2.98	2,408,660
January 2020	4.65	3.30	2,670,853
February 2020	3.50	2.11	1,938,853
March 2020	2.56	0.64	4,795,757
April 2020	1.84	0.99	3,398,565
May 2020	1.38	0.98	2,122,647
June 2020	2.18	1.25	1,911,888
July 2020	1.89	1.27	1,027,157
August 2020	1.63	1.43	717,927
September 2020	1.58	1.02	796,602
October 2020	1.44	1.05	958,450
November 2020	1.76	1.09	1,138,492
December 1 to 17, 2020	1.75	1.49	648,522

The closing price of the Shares on the TSX on December 17, 2020 was $1.72.

25.	BENEFICIAL OWNERSHIP OF AND TRADING IN SECURITIES

Beneficial Ownership

Neither the Offeror, nor any director or officer of the Offeror, nor, to the knowledge of the directors and officers of the Offeror after reasonable enquiry: (a) any associate or affiliate of an insider of the Offeror; (b) any insider of the Offeror (other than a director or officer of the Offeror); or (c) any Person or company acting jointly or in concert with the Offeror, beneficially owns or exercises control or direction over any of the securities of the Company.

Trading in the Company Securities

After reasonable enquiry, during the six month period preceding December 22, 2020, no securities of the Company have been purchased or sold by the Offeror or any director or officer of the Offeror, or, to the knowledge of the directors and officers of the Offeror after reasonable enquiry: (a) any associate or affiliate of an insider of the Offeror; (b) any insider of the Offeror (other than a director or officer of the Offeror); or (c) any Person or company acting jointly or in concert with the Offeror.

26.	EFFECT OF THE OFFER ON THE MARKET FOR SHARES, LISTING AND PUBLIC DISCLOSURE BY THE COMPANY

The purpose of the Offer is to enable the Offeror to acquire all of the outstanding Shares. Depending on the number of Shares the Offeror acquires under the Offer, the Offeror intends to acquire any Shares not tendered to the Offer pursuant to a Subsequent Acquisition Transaction or, if a sufficient number of Shares are tendered to the Offer, a Compulsory Acquisition. In such event, if permitted by applicable Law, the Offeror intends to cause the Company to apply to delist the Shares from the TSX and there will no longer be a trading market for the Shares.

Even if the Compulsory Acquisition or Subsequent Acquisition Transaction cannot be completed as quickly as intended, the purchase of Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, as well as the number of Shareholders and would likely adversely affect the liquidity and market value of the remaining Shares held by the public. The rules and regulations of the TSX establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Shares from the TSX. Depending on the number of Shares purchased by the Offeror under the Offer or otherwise, it is possible that the Shares would fail to meet the criteria for continued listing on the TSX. If this were to happen, the Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Shares.

If permitted by applicable Law, subsequent to the successful completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause the Company to cease to be a reporting issuer under applicable Securities Laws of each province and territory of Canada in which it has such status.

The Shares are not currently registered under the Exchange Act or listed or quoted on a stock exchange in the United States.

27.	COMPARISON OF SHAREHOLDER RIGHTS

If the Offer is consummated, Shareholders will receive Offeror Common Shares. As Obsidian Energy is a corporation existing under the provincial laws of Alberta, the rights of Offeror Shareholders are governed by the ABCA. The rights of Shareholders are currently governed by the CBCA. Although the rights and privileges of shareholders under the ABCA and CBCA are in many instances comparable, there are certain differences. The following is a summary of certain similarities and differences between the ABCA and CBCA on matters pertaining to Shareholder rights. This summary is not exhaustive and is of a general nature only and is not intended to be, and should not be construed to be, legal advice to Shareholders. Accordingly, Shareholders should consult their own legal advisors with respect to information regarding the similarities and differences between the ABCA and CBCA.

Board of Directors

Under the CBCA, at least one-quarter of a corporation’s directors must be resident Canadians; however, there is no similar requirement for committees of directors. Under the ABCA, at least one-quarter of a corporation’s directors, and at least one-quarter of the members of any committee of directors, must be resident Canadians.

Place of Meetings

The CBCA provides that a meeting of shareholders may be held outside Canada if the place is specified in the articles or where all the shareholders entitled to vote at such a meeting so agree. The ABCA provides that a meeting may be held outside Alberta where the articles so provide or where all shareholders entitled to vote at such a meeting so agree.

Financial Assistance

The ABCA requires disclosure of financial assistance given by a corporation to:

•	shareholders or directors of the corporation or its affiliates, any of their associates; and

•	to any person for the purpose of or in connection with the purchase of shares of the corporation or an affiliated corporation.

The CBCA has no such requirement.

Shareholder Proposals

Both the ABCA and the CBCA provide for shareholder proposals. Under the CBCA, a registered or beneficial owner of shares entitled to be voted at an annual meeting may submit a proposal. To be eligible, the registered or beneficial shareholder must either:

•	have owned for six months not less than 1% of the total number of voting shares or voting shares with a fair market value of a least $2,000; or

•	have the support of persons who have owned for six months not less than 1% of the total number of voting shares or voting shares with a fair market value of at least $2,000.

Under the ABCA, a registered holder of shares entitled to vote at an annual meeting of shareholders, or a beneficial owner of shares, may submit a proposal. To be eligible to make a proposal a person must:

•	be a registered holder or beneficial owner of at least one percent (1%) of all issued voting shares of the corporation for at least six months with a fair market value of a least $2,000;

•	have the support of other registered holders or beneficial owners of shares of at least five percent (5%) of the issued voting shares of the corporation;

•	provide to the corporation his or her name and address and the names and addresses of those registered holders or beneficial owners of shares who support the proposal; and

•	continue to hold or own the prescribed number of shares up to and including the day of the meeting at which the proposal is to be made.

Record Date for Voting

The ABCA permits a transferee of common shares after the record date for a shareholder meeting, not later than ten days before the shareholder meeting, to establish a right to vote at the meeting by providing evidence of ownership of common shares and demanding that the transferee’s name be placed on the voting list in place of the transferor. The CBCA does not have an equivalent provision.

Rights of Dissent

Under both the ABCA and the CBCA, shareholders have substantially the same rights of dissent if a corporation resolves to effect certain fundamental changes. Under the CBCA, the corporation must, within ten days of the resolution to which the shareholder dissents being adopted, send notice to the dissenting shareholder. The dissenting shareholder, within 20 days of receiving notice from the corporation or, if such notice was not received, within 20 days after learning that the resolution has been adopted, shall send the corporation notice of his demand for payment of the fair value of his shares, the number and class of shares in respect of which the shareholder dissents and his relevant personal information. Within 30 days of this notice, the dissenting shareholder must send the corporation, or its transfer agent, his share certificates. No more than seven days after the later of the day on which the resolution is effective and the day the corporation receives notice from the dissenting shareholder, the corporation must send to the dissenting shareholder an offer to pay. The corporation or the dissenting shareholder may apply to the court to fix a fair value for the shares of the dissenting shareholder.

Under the ABCA, a dissenting shareholder may send a corporation a written objection to a resolution affecting a fundamental change at or before any meeting of shareholders at which the resolution is to be voted on. Once the resolution is adopted the dissenting shareholder may make application to the court to fix the fair value of his shares. If an application is made to the court, unless the court otherwise orders, the corporation must send an offer to pay to each dissenting shareholder an amount considered by the directors to be the fair value of the shares. Unless the court otherwise orders, the dissenting shareholder may accept the offer to pay from the corporation or wait for an order from the court fixing the fair value of the shares. The dissenting shareholder may accept the offer to pay from the corporation or wait for an order from the court fixing the fair value of the shares.

Sale of Property

Under both the ABCA and the CBCA, any proposed sale, lease or exchange of all or substantially all of the property of a corporation, other than in the ordinary course of business, must be approved by a special resolution passed by not less than two-thirds of the votes cast by shareholders voting in person or by proxy at a meeting of shareholders. The holder of shares of a class or series of shares of a corporation are entitled to vote separately as a class or series in respect of such a sale, lease or exchange if that class or series is affected by the sale, lease or exchange in a manner different from the shares of another class or series.

Amendments to the Articles of the Corporation

Under both the ABCA and the CBCA, certain fundamental changes to the articles of a corporation, such as an alteration of any restrictions on the business carried on by the corporation, changes in the name of the corporation, increases or decreases in the authorized capital, the creation of any new classes of shares and changes in the jurisdiction of incorporation, must be approved by a special resolution passed by a majority of not less than two-thirds of the votes cast by shareholders voting in person or by proxy at a meeting of the shareholders of the corporation.

Oppression Remedies

Under the ABCA and the CBCA, a registered or beneficial shareholder, former registered or beneficial shareholder, director, former director, officer or former officer of a corporation or any of its affiliates, or any other person who, in the discretion of a court, is a proper person to seek an oppression remedy, may apply to a court to rectify the matters complained of where:

•	any act or omission of a corporation or its affiliates effects a result;

•	the business or affairs of a corporation or any of its affiliates are or have been carried on or conducted in a manner; or

•	the powers of a corporation or any of its affiliates are or have been exercised in a manner,

that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of, any securityholder, creditor, director or officer.

Shareholders’ Derivative Action

Under the ABCA and the CBCA, a registered or beneficial shareholder, former registered or beneficial shareholder, director, former director, officer or former officer of a corporation or its affiliates who, in the discretion of the court, is a proper person to do so, may apply for the court’s leave to:

•	bring a derivative action in the name and on behalf of a corporation or any of its subsidiaries; or

•

intervene in the action to which a corporation or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of a corporation or the subsidiary.

Dissident Proxy Solicitation

Under both the ABCA and the CBCA, in the case of a solicitation by or on behalf of management of a corporation, a person is not entitled to solicit proxies unless a management proxy circular in prescribed form is made available in the prescribed manner to, among others, all of the shareholders whose proxies are solicited. Similarly, a person (other than management or on behalf of management) (a “dissident”) is not entitled to solicit proxies unless a dissident’s proxy circular in prescribed form and stating the purposes of the solicitation is made available in the prescribed manner to, among others, all of the shareholders whose proxies are solicited. However, under the CBCA, a dissident may solicit proxies without making available a dissident’s proxy circular if the total number of shareholders whose proxies are solicited is 15 or fewer or, subject to certain requirements, by public broadcast. In contrast, under the ABCA, absent exemptive relief from the Alberta Securities Commission, a dissident is only entitled to solicit proxies without making available a dissident’s proxy circular if the total number of shareholders of the corporation entitled to vote at shareholder meetings is 15 or fewer.

Disclosure Relating to Diversity

Under the CBCA, at each annual meeting of the shareholders, the directors of a distributing corporation must place before the shareholders certain prescribed information respecting the diversity among:

•	the directors;

•	the chair and vice-chair of the board of directors;

•	the president of the corporation;

•	the chief executive officer and chief financial officer;

•	the vice-president in charge of a principal business unit, division or function; and

•	individuals who perform policy-making functions in respect of the corporation.

The ABCA has no such requirement.

28.	COMMITMENTS TO ACQUIRE SECURITIES OF THE COMPANY

Except pursuant to the Offer, neither the Offeror, nor any director or officer of the Offeror, nor, to the knowledge of the directors and officers of the Offeror after reasonable enquiry: (a) any associate or affiliate of an insider of the Offeror; (b) any insider of the Offeror (other than a director or officer of the Offeror); or (c) any Person or company acting jointly or in concert with the Offeror, has made any agreement, commitment or understanding to acquire securities of the Company.

29.	ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS

There are no agreements, commitments or understandings made or proposed to be made between the Offeror and any of the directors or officers of the Company and no payments or other benefits are proposed to be made or given by the Offeror by way of compensation for loss of office or as to such directors or officers remaining in or retiring from office if the Offer is successful.

There are no agreements, commitments or understandings made or proposed to be made between the Offeror and any security holder of the Company with respect to the Offer.

30.	REGULATORY MATTERS

The Offeror’s obligation to take up and pay for Shares tendered under the Offer is conditional upon, among other things, all Regulatory Approvals having been obtained or concluded or, in the case of waiting or suspensory periods, expired or been waived or terminated.

Competition Act Clearance

Part IX of the Competition Act requires that the parties to certain classes of transactions provide prescribed information to the Commissioner where the applicable thresholds set out in Sections 109 and 110 of the Competition Act are exceeded and no exemption applies (“Notifiable Transactions”).

Subject to certain limited exceptions, a Notifiable Transaction cannot be completed until the parties to the transaction have each submitted the information prescribed pursuant to subsection 114(1) of the Competition Act

(a “Notification”) to the Commissioner and the applicable waiting period has expired or been terminated early by the Commissioner. If a proposed transaction is an unsolicited offer to acquire the shares of a corporation and the Commissioner receives the offeror’s Notification, the Commissioner is required under subsection 114(3) of the Competition Act to immediately notify the corporation whose shares the offeror proposes to acquire that the Commissioner has received the offeror’s Notification, and such corporation must supply its Notification within 10 days thereafter.

The waiting period is 30 days after the day on which the parties to the transaction submit their respective Notifications, except in the case of an unsolicited offer where, pursuant to subsection 123(3) of the Competition Act, the period begins on the date on which the offeror submits its Notification. The parties are, or the offeror in an unsolicited offer is, entitled to complete the Notifiable Transaction at the end of the 30-day period, unless the Commissioner notifies the parties (or the offeror in an unsolicited offer), pursuant to subsection 114(2) of the Competition Act, that he requires additional information that is relevant to the Commissioner’s assessment of the transaction (a “Supplementary Information Request”). In the event that the Commissioner provides the parties with a Supplementary Information Request, the Notifiable Transaction cannot be completed until 30 days after compliance with such Supplementary Information Request, provided that there is no order issued by the Competition Tribunal in effect prohibiting completion at the relevant time. In the case of an unsolicited offer, the 30-day period following compliance with the Supplementary Information Request begins on the day after the offeror’s compliance with the Supplementary Information Request.

A transaction may be completed before the end of the applicable waiting period if the Commissioner notifies the parties that he does not, at that time, intend to challenge the transaction by making an application to the Competition Tribunal under Section 92 of the Competition Act (a “No-Action Letter”). In such case, the Commissioner will reserve the right to challenge the transaction before the Competition Tribunal at any time within one year of the transaction being completed.

Alternatively, or in addition to filing a Notification, a party to a Notifiable Transaction may apply to the Commissioner for an advance ruling certificate pursuant to Section 102 of the Competition Act (an “ARC”) or, in the alternative, for a No-Action Letter. Upon the issuance of an ARC or a No-Action Letter (provided, in the case of a No-Action Letter), the Commissioner waives the requirement for a Notification if one has not been submitted), the parties to a transaction are legally entitled to complete their transaction.

At any time before a “merger” (as such term is defined under the Competition Act) is completed, even where the Commissioner has been notified under subsection 114(1) of the Competition Act and the applicable waiting period has expired, the Commissioner may apply to the Competition Tribunal for an interim order under subsection 100(1) of the Competition Act forbidding any person named in the application from doing any act or thing where it appears to the Competition Tribunal that such act or thing may constitute or be directed toward the completion or implementation of a proposed merger. The Competition Tribunal may issue such order for up to 30 days where (a) the Commissioner has certified that an inquiry is being made under paragraph 10(1)(b) of the Competition Act and that, in his opinion, more time is required to complete the inquiry, and (b) the Competition Tribunal finds that, in the absence of an interim order, a party to the proposed merger or any other person is likely to take an action that would substantially impair the ability of the Competition Tribunal to remedy the effect of the proposed merger on competition under Section 92 of the Competition Act because that action would be difficult to reverse. The duration of such interim order may be extended for a period of up to an additional 30 days where the Competition Tribunal finds, on application made by the Commissioner that the Commissioner is unable to complete the inquiry within the period specified in the order because of circumstances beyond the control of the Commissioner.

Whether or not a merger is subject to notification under Part IX of the Competition Act, the Commissioner can apply to the Competition Tribunal for a remedial order under Section 92 of the Competition Act at any time before the merger has been completed or, if completed, within one year after it was substantially completed, provided that the Commissioner did not issue an ARC in respect of the merger, or, if the Commissioner did issue an ARC in respect of the merger, provided that: (a) the merger was completed within one year from when the ARC was issued; and (b) the grounds upon which the Commissioner intends to apply to the Competition Tribunal for a remedial order are not the same or substantially the same as the information on the basis of which the ARC was issued. On application by the Commissioner under Section 92 of the Competition Act, the Competition Tribunal may, where it finds that the merger prevents or lessens, or is likely to prevent or lessen, competition substantially, order that the merger not proceed or, if completed, order its dissolution or the disposition of assets or shares involved in such merger; in addition to, or in lieu thereof, with the consent of the person against whom the order is directed and the Commissioner, the Competition Tribunal may order a person to take any other action. The Competition Tribunal is prohibited from issuing a remedial order where it finds that the merger or proposed merger has brought or is likely to bring about gains in efficiency that will be greater than, and will offset, the effects of any prevention or lessening of competition that will result or is likely to result from the merger and that the gains in efficiency would not likely be attained if the order were made.

The completion of the Offer is a Notifiable Transaction and also constitutes a “merger” for the purposes of the Competition Act.

The Offeror will make appropriate filings under the Competition Act with the Commissioner. The Offeror does not intend to take up or pay for Shares deposited pursuant to the Offer unless either (a) it has received an ARC or (b) the statutory waiting period has expired or been terminated early, or the obligation to submit a Notification has been waived, and in any case the Commissioner shall have provided a written No-Action Letter to the Offeror without any condition or on conditions that are acceptable to the Offeror, in its sole discretion, which No-Action Letter shall not have been rescinded or amended, unless the Offeror elects to waive such requirement.

Securities Regulatory Matters

The distribution of the Offeror Common Shares under the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction is or will be, as applicable, made pursuant to statutory exemptions from the prospectus and dealer registration requirements under applicable Canadian Securities Laws. While the resale of Offeror Common Shares issued under the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction is subject to restrictions under the Securities Laws of certain Canadian provinces and territories, Shareholders in such provinces and territories generally will be able to rely on statutory exemptions from such restrictions.

A Registration Statement on Form F-4 has been filed with the SEC registering the Offeror Common Shares offered to Shareholders pursuant to the Offer under the U.S. Securities Act. Such Offeror Common Shares will not be subject to resale restrictions under the U.S. Securities Act, except for Offeror Common Shares issued to any Shareholders who may be deemed “affiliates” (as defined in Rule 144 of the U.S. Securities Act) of the Offeror. Offeror Common Shares acquired by “affiliates” (as defined in Rule 144 under the U.S. Securities Act) of the Offeror may be resold only in a transaction registered under the U.S. Securities Act or in accordance with the requirements of Rule 144 or another exemption from the registration requirements of the U.S. Securities Act. Shareholders who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control with the Offeror, including the executive officers, directors and significant shareholders of the Offeror.

Stock Exchange Listing Requirements

The Offeror has submitted an application to the TSX to list the Offeror Common Shares that will be issued to Shareholders in connection with the Offer. Listing will be subject to the Offeror’s fulfillment of all of the applicable listing requirements of the TSX.

Under the rules of the TSX, the Offeror will require the approval of its shareholders to issue the Offeror Common Shares to be distributed by it in connection with the Offer. The Offeror expects that it will call a special meeting of Offeror Shareholders to consider and, if deemed advisable, approve an ordinary resolution authorizing the issuance of the Offeror Common Shares in connection with the Offer prior to the Expiry Time.

31.	ACQUISITION OF SHARES NOT DEPOSITED UNDER THE OFFER

Compulsory Acquisition

If, by the Expiry Time or within 120 days after the date of the Offer, whichever period is the shorter, the Offeror takes up and pays for 90% or more of the outstanding Shares under the Offer (calculated on a fully-diluted basis), then the Offeror intends to acquire the remainder of the Shares by way of a compulsory acquisition pursuant to Part 17 of the CBCA (a “Compulsory Acquisition”) for consideration per Share not less than, and in the same form as, the Offer Consideration.

To exercise its statutory right of Compulsory Acquisition, the Offeror must send a notice (the “Offeror’s Notice”) to each Shareholder who did not accept the Offer (and each Person who subsequently acquires any such Shares) (in each case, a “Dissenting Offeree”) of such proposed acquisition within 60 days after the date of the termination of the Offer and in any event within 180 days after the date of the Offer. Within 20 days after the Offeror sends the Offeror’s Notice, the Offeror must pay or transfer to the Company the consideration the Offeror would have to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. In accordance with subsection 206(5) of the CBCA, within 20 days after receipt of the Offeror’s Notice, each Dissenting Offeree must send the certificate(s) representing the Shares held by such Dissenting Offeree to the Company and must elect either to transfer such Shares to the Offeror on the terms of the Offer or to demand payment of the fair value of such Shares held by such holder by so notifying the Offeror within 20 days after the Dissenting Offeree receives the Offeror’s Notice. A Dissenting Offeree who does not, within 20 days after the Dissenting Offeree received the Offeror’s Notice, notify the Offeror that the Dissenting Offeree is electing to demand payment of the fair value of the Dissenting Offeree’s Shares is deemed to have elected to transfer such Shares to the Offeror on the same terms that the Offeror acquired Shares from the Shareholders who accepted the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of such Shares, the Offeror may apply to the Court to hear an application to fix the fair value of such Shares of such Dissenting Offeree. If the Offeror fails to apply to the Court within 20 days after it made the payment or transferred the consideration to the Company referred to above, the Dissenting Offeree may then apply to the Court within a further period of 20 days to have the Court fix the fair value. If there is no such application made by the Dissenting Offeree within such period, the Dissenting Offeree will be deemed to have elected to transfer such Shares to the Offeror on the terms that the Offeror acquired Shares from the Shareholders who accepted the Offer. Any judicial determination of the fair value of the Shares could be less or more than the amount paid pursuant to the Offer.

If all of the requirements of Part 17 of the CBCA are first fulfilled after the Expiry Time or within 120 days after the date of the Offer, whichever is earlier, the Offeror may apply to a court having jurisdiction for an extension of such period pursuant to subsection 206(18) of the CBCA.

The foregoing is a summary only of the statutory right of Compulsory Acquisition that may become available to the Offeror and the dissent rights that may be available to a Dissenting Offeree, and is qualified in its entirety by the provisions of Part 17 of the CBCA. The provisions of Part 17 of the CBCA are complex and may require strict adherence to notice and timing provisions, failing which a Dissenting Offeree’s rights may be lost or altered. Shareholders who wish to be better informed about those provisions of the CBCA should consult their legal advisors.

The tax consequences to a Shareholder of a Compulsory Acquisition may differ from the tax consequences to such Shareholder of accepting the Offer. See Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations”.

Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Compulsory Acquisition.

Subsequent Acquisition Transaction

If the Offeror takes up and pays for an amount of Shares that is less than 90% of the outstanding Shares (calculated on a fully-diluted basis) or if a Compulsory Acquisition is not available to the Offeror or the Offeror elects not to pursue such Compulsory Acquisition, the Offeror intends to acquire the remainder of the Shares by way of amalgamation, statutory arrangement, capital reorganization or other transaction (as determined by the Offeror) involving the Company and the Offeror or an affiliate of the Offeror (a “Subsequent Acquisition Transaction”) for consideration per Share not less than, and in the same form as, the consideration paid by the Offeror under the Offer.

MI 61-101 may deem a Subsequent Acquisition Transaction to be a “business combination” if such Subsequent Acquisition Transaction would result in the interest of a holder of Shares being terminated without the consent of the holder, irrespective of the nature of the consideration provided in substitution therefor. The Offeror expects that any Subsequent Acquisition Transaction relating to Shares would be a “business combination” under MI 61- 101 unless it comes within an exception in any of paragraphs (a) to (i) of the definition of “business combination” in MI 61-101.

In certain circumstances, the provisions of MI 61-101 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a “business combination” carried out in accordance with MI 61-101 or the Subsequent Acquisition Transaction would be a “business combination” except that it comes within an exception in any of paragraphs (a) to (i) of the definition of “business combination” in MI 61-101, the “related party transaction” provisions therein would not apply to such transaction. The Offeror intends to carry out any such Subsequent Acquisition Transaction in accordance with MI 61-101, or any successor provisions, or exemptions therefrom, such that the “related party transaction” provisions of MI 61-101 will not apply to such Subsequent Acquisition Transaction.

MI 61-101 provides that, unless exempted, an issuer proposing to carry out a business combination is required to prepare a valuation of the affected securities (and, subject to certain exceptions, any non-cash consideration being offered therefor) and to provide the holders of the affected securities with a summary of such valuation. The Offeror currently intends to rely on available exemptions (or, if such exemptions are not available, to seek waivers pursuant to MI 61-101 exempting the Company and the Offeror or one or more of its affiliates, as appropriate) from the valuation requirements of MI 61-101 in respect of any Subsequent Acquisition Transaction. An exemption is available under MI 61-101 for certain business combinations completed within 120 days after the date of expiry of a formal take-over bid where the consideration per security under the business combination is at least equal in value to and is in the same form as the consideration that depositing security holders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents (which disclosure has been provided in the prospectus/offer to exchange). The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be at least equal in value to and in the same form as the consideration under the Offer and that such Subsequent Acquisition Transaction would be completed no later than 120 days after the Expiry Time. Accordingly, the Offeror expects that this exemption will be available.

Depending on the nature and terms of the Subsequent Acquisition Transaction, the provisions of the CBCA and the Company’s constating documents, the Subsequent Acquisition Transaction may require the approval of 66 2/3% of the votes cast by holders of the outstanding Shares at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. MI 61-101 would also require that, in addition to any other required security holder approval, in order to complete a business combination (such as a Subsequent Acquisition Transaction), the approval of a majority of the votes cast by “minority” shareholders of each class of affected securities must be obtained unless an exemption is available or discretionary relief is granted by applicable Securities Regulatory Authorities.

In relation to any subsequent business combination, the “minority” shareholders will be, unless an exemption is available or discretionary relief is granted by applicable Securities Regulatory Authorities, all holders of Shares other than: (a) the Offeror (other than in respect of Shares acquired pursuant to the Offer as described below); (b) any “interested party” (within the meaning of MI 61-101); (c) certain “related parties” of the Offeror or of any other “interested party” (in each case within the meaning of MI 61-101) including any director or senior officer of the Offeror, any affiliate or insider of the Offeror or any of their directors or senior officers; and (d) any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons. MI 61-101 also provides that the Offeror may treat Shares acquired under the Offer as “minority” Shares and to vote them, or to consider them voted, in favour of such business combination if, among other things: (a) the business combination is completed no later than 120 days after the Expiry Time; (b) the consideration per security in the business combination is at least equal in value to and in the same form as the consideration paid under the Offer; and (c) the Shareholder who tendered such Shares to the Offer was not: (i) a “joint actor” (within the meaning of MI 61-101) with the Offeror in respect of the Offer; (ii) a direct or indirect party to any “connected transaction” (within the meaning of MI 61-101) to the Offer; or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (within the meaning of MI 61-101) or consideration per Share that is not identical in amount and form to the entitlement of the general body of holders in Canada of Shares. The Offeror currently intends that the consideration offered for Shares under any Subsequent Acquisition Transaction proposed by it would be at least equal in value to, and in the same form as, the consideration paid to Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Time and, accordingly, the Offeror intends to cause Shares acquired under the Offer to be voted in favour of any such transaction and, where permitted by MI 61-101, to be counted as part of any “minority” approval required in connection with any such transaction. See Section 25 of the prospectus/offer to exchange, “Beneficial Ownership of and Trading in Securities”.

Any such Subsequent Acquisition Transaction may also result in registered Shareholders having the right to dissent in respect thereof and demand payment of the fair value of their Shares. The exercise of such right of dissent, if certain procedures are complied with by the holder, could lead to a judicial determination of fair value required to be paid to such Dissenting Offeree for its Shares. The fair value so determined could be more or less than the amount paid per Share pursuant to such transaction or pursuant to the Offer. The exact terms and procedures of the rights of dissent available to registered Shareholders will depend on the structure of the Subsequent Acquisition Transaction and will be fully described in the proxy circular or other disclosure document provided to Shareholders in connection with the Subsequent Acquisition Transaction.

Whether or not a Subsequent Acquisition Transaction will be proposed, and the details of any such Subsequent Acquisition Transaction, including the timing of its implementation and the consideration to be received by the minority Shareholders, will necessarily be subject to a number of considerations, including the number of Shares acquired pursuant to the Offer. Although the Offeror may propose a Compulsory Acquisition or a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Common Shares acquired under the Offer, delays in the Offeror’s ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry, regulatory or market conditions or in the business of the Company, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. The Offeror expressly reserves the right to propose other means of acquiring, directly or indirectly, all of the outstanding Common Shares in accordance with applicable Law, including a Subsequent Acquisition Transaction on terms not described in this prospectus/offer to exchange. See “- Other Alternatives”.

The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations”.

Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction.

Other Alternatives

If the Offeror is unable to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction, or proposes a Subsequent Acquisition Transaction but cannot obtain any required approvals or exemptions promptly, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional Shares: (a) in the open market; (b) in privately negotiated transactions; (c) in another take-over bid or exchange offer or otherwise; or (d) from the Company. Subject to applicable Law, any additional purchases of Shares could be at a price greater than, equal to, or less than the price to be paid for Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, the Offeror may take no action to acquire additional Shares, or, subject to applicable Law, may either sell or otherwise dispose of any or all Shares acquired under the Offer, on terms and at prices then determined by the Offeror, which may vary from the price paid for Shares under the Offer. See Section 13 of the prospectus/offer to exchange, “Market Purchases”.

32.	CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Stikeman Elliott LLP, Canadian counsel to the Offeror, the following summary describes, as of the date hereof, the principal Canadian federal income tax considerations in respect of a Shareholder who disposes of Shares to the Offeror pursuant to the Offer or otherwise disposes of Shares pursuant to certain transactions described in Section 31 of the prospectus/offer to exchange, “Acquisition of Shares Not Deposited Under the Offer”. This summary is generally applicable to a beneficial owner of Shares who, at all relevant times, for purposes of the Tax Act, holds Shares and will hold any Offeror Common Shares acquired pursuant to the Offer as capital property, deals at arm’s length with the Company and the Offeror, and is not affiliated with the Company or the Offeror (a “Holder”). Generally, Shares and Offeror Common Shares will be considered capital property to a Holder provided the Holder does not hold such shares in the course of carrying on a business of buying and selling securities or as part of an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act in force as of the date hereof and counsel’s understanding of the current administrative policies and assessing practices of the CRA published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any other changes in Law, whether by judicial, governmental or legislative decision or action or changes in the administrative policies or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.

This summary is not applicable to Shareholders who acquired Shares pursuant to employee compensation plans. In addition, this summary does not apply to a Holder (i) that is a “financial institution” for purposes of certain rules (referred to as the mark-to-market rules applicable to securities held by financial institutions), (ii) an interest in which is a “tax shelter investment”, (iii) that is a “specified financial institution”, (iv) that reports its “Canadian tax results” in a currency other than Canadian currency, or (v) that has entered, or will enter, into, with respect to Shares or Offeror Common Shares, as the case may be, a “derivative forward agreement”, each as defined in the Tax Act. Such Holders should consult their own tax advisors.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice or representations to any particular Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Holders are urged to consult their own legal and tax advisors with respect to the tax consequences to them having regard to their particular circumstances, including the application and effect of the income and other tax Laws of any country, province or other jurisdiction that may be applicable to the Holder.

Holders Resident in Canada

This part of the summary is applicable to a Holder who, for purposes of the Tax Act and at all relevant times, is, or is deemed to be, resident, in Canada (a “Resident Holder”). Certain Resident Holders may be entitled to make or may have already made the irrevocable election permitted by subsection 39(4) of the Tax Act, the effect of which may be to deem to be capital property any Shares and Offeror Common Shares (and all other “Canadian securities”, as defined in the Tax Act) owned by such Resident Holder in the taxation year in which the election is made and in all subsequent taxation years. Resident Holders whose Shares or Offeror Common Shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election.

Disposition of Shares Pursuant to the Offer

Resident Holders who tender and deposit their Shares to the Offer and whose Shares are taken up pursuant to the Offer will directly exchange their Shares with the Offeror for Offeror Common Shares (a “Direct Exchange”).

A Resident Holder who exchanges Shares for Offeror Common Shares in a Direct Exchange will be deemed to have disposed of such Shares under a tax-deferred share-for-share exchange pursuant to Section 85.1 of the Tax Act, unless such Resident Holder chooses to recognize a capital gain (or capital loss) on the Direct Exchange as described in paragraph (b) below.

(a)

Where a Resident Holder does not choose to recognize a capital gain (or capital loss) on the exchange, the Resident Holder will be deemed to have disposed of the Shares for proceeds of disposition equal to the aggregate adjusted cost base of the Shares to the Resident Holder, determined immediately before the time at which the Shares are taken up by the Offeror, and the Resident Holder will be deemed to have acquired the Offeror Common Shares at an aggregate cost equal to such adjusted cost base of the Shares. This cost will be averaged with the adjusted cost base of all other Offeror Common Shares held by the Resident Holder as capital property for the purpose of determining the adjusted cost base of each Offeror Common Share held by the Resident Holder as capital property.

(b)

A Resident Holder may choose to recognize all of a capital gain (or capital loss) in respect of the exchange of Shares for Offeror Common Shares by including the capital gain (or capital loss) in computing the Resident Holder’s income for the taxation year in which the Direct Exchange takes place. In such circumstances, the Resident Holder will realize a capital gain (or a capital loss) equal to the amount, if any, by which the fair market value of the Offeror Common Shares received, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate of the adjusted cost base of the Shares to the Resident Holder, determined immediately before the time at which the Shares are taken up by the Offeror. For a description of the tax treatment of capital gains and capital losses, see “Taxation of Capital Gains and Capital Losses” below. The cost of the Offeror Common Shares acquired on the exchange will be equal to the fair market value thereof. This cost will be averaged with the adjusted cost base of all other Offeror Common Shares held by the Resident Holder as capital property for the purpose of determining the adjusted cost base of each Offeror Common Share held by the Resident Holder as capital property.

Taxation of Capital Gains and Capital Losses

Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in the year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in the year and allowable capital losses in excess of taxable capital gains for the year may be carried back and deducted in any subsequent taxation year against net taxable capital gains realized in such years.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Share or Offeror Common Share may, to the extent and under the circumstances specified by the Tax Act, be reduced by the amount of any dividends received (or deemed to be received) by the Resident Holder on such share (or on a share for which such share is substituted or exchanged). Similar rules may apply where shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such Resident Holders should consult their own tax advisors.

Additional Refundable Tax

A Resident Holder that is throughout the taxation year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable for a refundable tax on certain investment income, including taxable capital gains realized, dividends and interest.

Disposition of Shares Pursuant to a Compulsory Acquisition

As described in Section 31 of the prospectus/offer to exchange, “Acquisition of Shares Not Deposited Under the Offer – Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire or be required to acquire Shares not deposited under the Offer pursuant to statutory rights of purchase under Part 16 of the ABCA. The income tax consequences to a Resident Holder of a disposition of Shares in such circumstances generally will be as described above under the heading “– Disposition of Shares Pursuant to the Offer”.

A Resident Holder who dissents and obtains an order from a court of competent jurisdiction in respect of a Compulsory Acquisition and receives a cash payment from the Company for such Resident Holder’s Shares may be deemed to have received a taxable dividend equal to the amount, if any, by which the cash received in respect of the fair value (not including the amount of any interest awarded by the court) exceeds the paid-up capital of the Shares to the Resident Holder determined under the Tax Act. In such circumstances, a dissenting Resident Holder will be considered to have disposed of the Shares for proceeds of disposition equal to the cash received in respect of the fair value less an amount in respect of interest, if any, awarded by a court and the amount of any deemed dividend, and will realize a capital gain (or capital loss) calculated in the same manner and with the tax consequences as described under the heading “– Disposition of Shares Pursuant to the Offer – Taxation of Capital Gains and Losses” above.

Any interest awarded to a Resident Holder by the court in connection with a Compulsory Acquisition must be included in computing such Resident Holder’s income for purposes of the Tax Act.

Resident Holders are urged to consult their own tax advisors with respect to the potential income tax consequences to them of having their Shares acquired pursuant to a Compulsory Acquisition.

Disposition of Shares Pursuant to a Subsequent Acquisition Transaction

As described in Section 31 of the prospectus/offer to exchange, “Acquisition of Shares Not Deposited Under the Offer – Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Shares.

By way of example, a Subsequent Acquisition Transaction could be implemented by means of an amalgamation of Bonterra and the Offeror (and/or one or more of its affiliates) pursuant to which Resident Holders who have not tendered their Shares under the Offer would have their Shares converted on the amalgamation into only redeemable preference shares of the amalgamated corporation (“Redeemable Shares”) which would then immediately be redeemed for cash. Such Resident Holders would not realize a capital gain or capital loss as a result of the amalgamation, and the adjusted cost base to the Resident Holder of the Redeemable Shares received would be equal to the adjusted cost base to the Resident Holder of the Shares immediately before the amalgamation.

However, on the redemption of the Redeemable Shares, such Resident Holder would generally,

(a)

be deemed to receive a dividend (subject to the application of subsection 55(2) of the Tax Act to a holder of Redeemable Shares that is a corporation, as discussed below) equal to the amount, if any, by which the redemption price of the Resident Holder’s Redeemable Shares exceeds the paid-up capital of such holder’s Redeemable Shares for purposes of the Tax Act; and

(b)

be considered to have disposed of such holder’s Redeemable Shares for proceeds of disposition equal to the redemption price less the amount of the deemed dividend, if any, computed in (a). As a result, the Resident Holder will realize a capital gain (or capital loss) equal to the amount by which such proceeds of disposition net of any reasonable costs of disposition exceed (or are less than) the adjusted cost base of the Redeemable Shares immediately before the disposition. The computation and tax consequences of any such capital gain or capital loss would be generally as described above under “– Disposition of Shares Pursuant to the Offer”.

Subject to the application of subsection 55(2) of the Tax Act, a Resident Holder will be required to include in computing its income for a taxation year any dividends deemed to be received on the Redeemable Shares. In the case of a Resident Holder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividends designated by the amalgamated corporation as “eligible dividends” in accordance with the provisions of the Tax Act. Subject to the application of subsection 55(2) of the Tax Act, any such dividends deemed to be received by a Resident Holder that is a corporation will generally be deductible in computing the corporation’s taxable income.

Subsection 55(2) of the Tax Act provides that where a Resident Holder that is a corporation would otherwise be deemed to receive a dividend, in certain circumstances the deemed dividend may be deemed not to be received as a dividend and instead may be treated as a capital gain. Resident Holders that are corporations should consult their own tax advisors in this regard.

A Resident Holder that is a “private corporation”, as defined in the Tax Act, or any other corporation controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), will generally be liable to pay a refundable tax under Part IV of the Tax Act on dividends received (or deemed to be received) on the Shares to the extent such dividends are deductible in computing the Resident Holder’s taxable income for the year.

Under the current administrative practice of the CRA, a Resident Holder who exercises the right of dissent in respect of an amalgamation will be considered to have disposed of such holder’s Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Holder (excluding any interest awarded by a court). Because of uncertainties under the relevant corporate legislation as to whether such amounts paid to a dissenting Resident Holder would be treated entirely as proceeds of disposition or in part as the payment of a deemed dividend, dissenting Resident Holders should consult with their own tax advisors. A dissenting Resident Holder will be required to include in computing its income any interest awarded by a court in connection with an amalgamation.

As an alternative to the amalgamation discussed herein, the Offeror may propose an arrangement, reorganization, consolidation, recapitalization, reclassification, continuance or other transaction, the tax consequences of which may differ from those arising on the sale of Shares under the Offer or the amalgamation transaction described above and will depend on the particular form and circumstances of such alternative transaction. No opinion is expressed herein as to the tax consequences of any such alternative transaction to a Resident Holder.

Resident Holders are urged to consult their own tax advisors with respect to the potential income tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction.

Potential Delisting of Shares

As described in Section 26 of the prospectus/offer to exchange, “Effect of the Offer on the Market for Shares, Listing and Public Disclosure by the Company”, the Shares may cease to be listed on the TSX following the successful completion of the Offer. Resident Holders are cautioned that, if the Shares are no longer listed on a “designated stock exchange” as defined in the Tax Act (which currently includes the TSX) and the Company ceases to be a “public corporation” for purposes of the Tax Act, the Shares will not be qualified investments for trusts governed RRSPs, RRIFs, registered education savings plans, registered disability savings plans, deferred profit sharing plans or TFSAs (collectively, “Deferred Income Plans”).

Holding and Disposing of Offeror Common Shares

Dividends on Offeror Common Shares

A Resident Holder will be required to include in computing its income for a taxation year any dividends received (or deemed to be received) on the Offeror Common Shares. In the case of a Resident Holder who is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividends designated by the Offeror as an eligible dividend in accordance with the provisions of the Tax Act. A dividend received (or deemed to be received) by a Resident Holder that is a corporation will generally be deductible in computing the corporation’s taxable income. Resident Holders are urged to consult their own tax advisors with respect to the potential income tax consequences to them in this regard. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Holders that are corporations are urged to consult their own tax advisors having regard to their particular circumstances.

A Resident Holder that is a “private corporation”, as defined in the Tax Act, or any other corporation controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), will generally be liable to pay a refundable tax under Part IV of the Tax Act on dividends received (or deemed to be received) on Offeror Common Shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income.

Disposition of Offeror Common Shares

Generally, on a disposition or deemed disposition of an Offeror Common Share, a Resident Holder will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of all Offeror Common Shares held immediately before the disposition or deemed disposition. See “– Disposition of Shares Pursuant to the Offer – Taxation of Capital Gains and Capital Losses” above.

Alternative Minimum Tax

A Resident Holder that is an individual or a trust (other than certain specified trusts) may be liable to pay alternative minimum tax in respect of dividends received or capital gains realized.

Eligibility for Investment

The Offeror Common Shares, provided they are listed on a designated stock exchange as defined in the Tax Act (which currently includes the TSX), will be qualified investments under the Tax Act for a trust governed by a Deferred Income Plan. In the case of an RRSP, an RRIF or a TFSA, provided the annuitant of the RRSP or RRIF or the holder of the TFSA, as the case may be, deals at arm’s length with and does not have a “significant interest” (within the meaning of the Tax Act) in the Offeror, the Offeror Common Shares will not be a prohibited investment under the Tax Act for such RRSP, RRIF or TFSA. Resident Holders are urged to consult their own tax advisors in this regard.

Holders Not Resident in Canada

This part of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act, is resident in the U.S., is not, and is not deemed to be, resident in Canada and does not use or hold, and is not deemed to use or hold, Shares or Offeror Common Shares in a business carried on in Canada (a “Non-Resident Holder”). This part of the summary is not applicable to Non-Resident Holders that are insurers carrying on an insurance business in Canada and elsewhere.

Disposition of Shares Pursuant to the Offer

A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Shares pursuant to the Offer unless, at the time of disposition, the Shares are “taxable Canadian property” (as defined in the Tax Act) to the Non-Resident Holder. See discussion below under “Taxable Canadian Property”.

A Non-Resident Holder whose Shares are taxable Canadian property will generally realize a capital gain (or capital loss) in the circumstances and computed in the manner described above under “Holders Resident in Canada – Disposition of Shares Pursuant to the Offer” as if the Non-Resident Holder were a Resident Holder thereunder, unless the Non-Resident Holder is entitled to the automatic tax deferral provisions of subsection 85.1(1) of the Tax Act as described further below.

A Non-Resident Holder may be entitled to the automatic tax deferral provisions of Section 85.1 of the Tax Act if such Non- Resident Holder satisfies the conditions set out under the heading “Holders Resident in Canada – Disposition of Shares Pursuant to the Offer” and the Non-Resident Holder is not a foreign affiliate of a taxpayer resident in Canada that has included the gain or loss otherwise determined in its foreign accrual property income. If Section 85.1 of the Tax Act applies, the Offeror Common Shares received in exchange for Shares that were taxable Canadian property to the Non-Resident Holder will be deemed to be taxable Canadian property to such Non-Resident Holder for a period of 60 months. The result is that the Non-Resident Holder may be subject to tax under the Tax Act on future gains realized on a disposition of the Offeror Common Shares so long as the Offeror Common Shares constitute taxable Canadian property to the Non-Resident Holder.

Taxable Canadian Property

Generally, the Shares will not be taxable Canadian property to a Non-Resident Holder at a particular time provided that the Shares are listed at that time on a designated stock exchange as defined in the Tax Act (which includes the TSX), unless at any time during the 60-month period that ends at that time:

(a)

one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non- Resident Holder does not deal at arm’s length, and (iii) partnerships in which the Non-Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships, has owned 25% or more of the issued shares of any class or series of shares of the Company, and

(b)

more than 50% of the fair market value of the Shares was derived directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Shares could be deemed to be taxable Canadian property. Non-Resident Holders whose Shares may constitute taxable Canadian property should consult their own tax advisors.

Disposition of Shares Pursuant to a Compulsory Acquisition

As described in Section 31 of the prospectus/offer to exchange, “Acquisition of Shares Not Deposited Under the Offer – Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire or be required to acquire

Shares not deposited under the Offer pursuant to statutory rights of purchase under Part 16 of the ABCA. The income tax consequences to a Non-Resident Holder of a disposition of Shares in such circumstances generally will be as described above under the heading “– Disposition of Shares Pursuant to the Offer”.

Whether a Share is considered to be taxable Canadian property at the time of a disposition by way of a Compulsory Acquisition will generally be determined as described above (see “– Taxable Canadian Property”) except that more stringent rules may be applied where the Shares cease to be listed on a designated stock exchange as defined in the Tax Act (see “Holders Not Resident in Canada – Potential Delisting of Shares” below).

A Non-Resident Holder who dissents and obtains an order from a court of competent jurisdiction in respect of a Compulsory Acquisition and receives a cash payment from the Company for such Non-Resident Holder’s Shares may be deemed to have received a taxable dividend equal to the amount, if any, by which the cash received in respect of the fair value (not including the amount of any interest awarded by the court) exceeds the paid-up capital of the Shares to the Non-Resident Holder determined under the Tax Act. In such circumstances, a dissenting Non-Resident Holder will be considered to have disposed of the Shares for proceeds of disposition equal to the cash received in respect of the fair value less an amount in respect of interest, if any, awarded by a court and the amount of any deemed dividend, and will realize a capital gain (or capital loss) calculated in the same manner and with the tax consequences as described under the heading “– Disposition of Shares Pursuant to the Offer” above. Such Non-Resident Holder will also be subject to Canadian withholding tax on any deemed dividend as described under the heading “Holding and Disposing of Offeror Common Shares – Dividends on Offeror Common Shares”.

Generally, any interest awarded to a Non-Resident Holder by the court in connection with a Compulsory Acquisition will not be subject to Canadian withholding tax.

Non-Resident Holders are urged to consult their own tax advisors with respect to the potential income tax consequences to them of having their Shares acquired pursuant to a Compulsory Acquisition.

Disposition of Shares Pursuant to a Subsequent Acquisition Transaction

As described in Section 31 of the prospectus/offer to exchange, “Acquisition of Shares Not Deposited Under the Offer – Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Shares.

By way of example, a Subsequent Acquisition Transaction could be implemented by means of an amalgamation of Bonterra with the Offeror (and/or one or more of its affiliates) pursuant to which Non-Resident Holders who have not tendered their Shares under the Offer would have their Shares converted on the amalgamation into Redeemable Shares which would then immediately be redeemed for cash. Such Non-Resident Holders would not realize a capital gain or capital loss as a result of the conversion and the adjusted cost base to the Non-Resident Holder of the Redeemable Shares received would be equal to the adjusted cost base to the Non-Resident Holder of the Shares immediately before the amalgamation. On the redemption of Redeemable Shares, a Non-Resident Holder will be deemed to have received a dividend, and possibly a capital gain, in respect of the Redeemable Shares in the manner described above under “Holders Resident in Canada – Subsequent Acquisition Transactions”, without regard to subsection 55(2) of the Tax Act.

Dividends, including deemed dividends, on Shares or Redeemable Shares owned by a Non-Resident Holder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax convention. For example, under the Canada-U.S. Income Tax Convention (1980) (the “Convention”), where dividends are paid to or derived by a Non-Resident Holder who is the beneficial owner of the dividends and is a U.S. resident for purposes of, and who is entitled to benefits in accordance with the provisions of, the Convention, the applicable rate of Canadian withholding tax is generally reduced to 15%. In addition, if the Redeemable Shares are “taxable Canadian property” and not “treaty-protected property” of the Non-Resident Holder for purposes of the Tax Act, any capital gain realized on their disposition will be taxed as described above under “Holders Resident in Canada – Subsequent Acquisition Transaction”, without regard to subsection 55(2) of the Tax Act.

Under the current administrative practice of the CRA, a Non-Resident Holder who exercises the right of dissent in respect of an amalgamation will be considered to have disposed of such holder’s Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Non-Resident Holder (excluding any interest awarded by a court). Because of uncertainties under the relevant corporate legislation as to whether such amounts paid to a dissenting Non-Resident Holder would be treated entirely as proceeds of disposition or in part as the payment of a deemed dividend, dissenting Non-Resident Holders should consult with their own tax advisors. Where a dissenting Non-Resident Holder receives interest in connection with the exercise of the right of dissent in respect of an amalgamation, the interest will not be subject to Canadian withholding tax under the Tax Act.

As an alternative to the amalgamation discussed herein, the Offeror may propose an arrangement, reorganization, consolidation, recapitalization, reclassification, continuance or other transaction, the tax consequences of which may differ from those arising on the sale of Shares under the Offer or the amalgamation transaction described above and will depend on the particular form and circumstances of such alternative transaction. No opinion is expressed herein as to the tax consequences of any such alternative transaction to a Non-Resident Holder.

Non-Resident Holders are urged to consult their own tax advisors with respect to the potential income tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction.

Potential Delisting of Shares

As described in Section 26 of the prospectus/offer to exchange, “Effect of the Offer on the Market for Shares, Listing and Public Disclosure by the Company”, Shares may cease to be listed on the TSX (or another designated stock exchange as defined in the Tax Act) following the successful completion of the Offer and may not be listed on the TSX (or another designated stock exchange as defined in the Tax Act) at the time of their disposition pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction.

Non-Resident Holders who do not dispose of their Shares pursuant to the Offer are cautioned that Shares that are not listed on a designated stock exchange as defined in the Tax Act at the time of their disposition will be considered taxable Canadian property of the Non-Resident Holder, if at any time within the 60-month period immediately preceding the disposition, more than 50% of the fair market value of the Shares was derived directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

If the Shares are taxable Canadian property of the Non-Resident Holder at the time of a disposition, the Non- Resident Holder may be subject to tax under the Tax Act in respect of any capital gain realized on disposition. In addition, if such Shares constitute taxable Canadian property and are not listed on a recognized stock exchange as defined in the Tax Act (which includes the TSX) at the time of their disposition, the notification and withholding provisions of Section 116 of the Tax Act may apply to the Non-Resident Holder, in which case the Offeror (or a successor thereof, as applicable) may deduct and withhold 25% from any payment made to the Non-Resident Holder and will remit such amount to the Receiver General of Canada on account of the Non-Resident Holder’s liability for tax under the Tax Act.

Non-Resident Holders are urged to consult their own tax advisors in this regard.

Holding and Disposing of Offeror Common Shares

Dividends on Offeror Common Shares

Dividends paid or credited, or deemed to be paid or credited, on the Offeror Common Shares to a Non-Resident Holder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax convention. Where the Non-Resident Holder is a U.S. resident entitled to the benefits of the Canada-U.S. Tax Treaty and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax applicable to dividends is reduced to 15%.

Disposition of Offeror Common Shares

A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition or deemed disposition of Offeror Common Shares, unless the Offeror Common Shares constitute taxable Canadian property to the Non-Resident Holder.

Generally, the Offeror Common Shares will not be taxable Canadian property to a Non-Resident Holder at a particular time provided that the Offeror Common Shares are listed at that time on a designated stock exchange as defined in the Tax Act (which includes the TSX), unless at any time during the 60-month period that ends at that time:

(a)

one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non- Resident Holder does not deal at arm’s length, and (iii) partnerships in which the Non-Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships, has owned 25% or more of the issued shares of any class or series of shares of the Company, and

(b)

more than 50% of the fair market value of the Offeror Common Shares was derived directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

Pursuant to the provisions of the Tax Act, where a Share constitutes taxable Canadian property to a Non-Resident Holder, any Offeror Common Shares received by the Non-Resident Holder on the exchange of such Share for Offeror Common Shares utilizing the rollover available under Section 85.1 of the Tax Act will be deemed to constitute taxable Canadian property to the Non-Resident Holder for a period of 60 months. The result is that such Non-Resident Holder may be subject to tax under the Tax Act on future gains realized on a disposition of those Offeror Common Shares so long as the Offeror Common Shares constitute taxable Canadian property to the Non-Resident Holder.

Non-Resident Holders whose Offeror Common Shares may constitute taxable Canadian property should consult their own advisors.

33.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences to Shareholders of their participation in the Offer and of ownership of Offeror Common Shares. This summary is based on certain assumptions with respect to the Company and the execution of the Offer, the Subsequent Acquisition Transaction and Compulsory Acquisition (taken together, the “exchange transaction”). This discussion only addresses “U.S. Holders” (as defined below) that hold their Shares and Offeror Common Shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, assets held for investment). This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s particular circumstances or to certain types of holders subject to special treatment under U.S. federal income tax Laws (such as insurance companies, tax-exempt organizations, partnerships or other pass-through entities, persons holding Shares or Offeror Common Shares as part of a hedging, integrated, conversion, wash sale or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquired Shares in connection with employment or other performance of services, persons that have a functional currency other than the U.S. dollar and persons who have ceased to be U.S. citizens or to be taxed as resident aliens). Furthermore, this discussion does not address the tax consequences to U.S. Holders that own or have owned, directly or by attribution, 5% or more, by voting power or value, of the outstanding equity interests of the Company or U.S. Holders that following the Offer or the exchange transaction will own, directly or by attribution, 5% or more, by voting power or value, of the outstanding equity interests of Offeror. In addition, this discussion does not consider the effect of the U.S. federal alternative minimum tax or any foreign, U.S. state, U.S. local or other tax Laws, or any other U.S. federal tax considerations (e.g., estate or gift tax) apart from the U.S. federal income tax considerations, that may be applicable to particular holders. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Tax Act; (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Shares (or after the exchange transaction, Offeror Common Shares) in connection with carrying on a business in Canada; (d) persons whose Shares (or after the exchange transaction, Offeror Common Shares) constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Treaty. This discussion is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder and the Canada-U.S. Tax Treaty, in each case, as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

EACH SHAREHOLDER IS URGED TO CONSULT ITS U.S. TAX ADVISORS REGARDING THE POTENTIAL U.S. TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER AND OWNERSHIP OF OFFEROR COMMON SHARES, IN LIGHT OF SUCH SHAREHOLDER’S INDIVIDUAL CIRCUMSTANCES, AS WELL AS THE CONSEQUENCES OF THE TAX LAWS OF ANY FOREIGN, STATE OR LOCAL TAXING JURISDICTION.

As used herein, a “U.S. Holder” means a beneficial owner of Shares or Offeror Common Shares that is: (i) an individual citizen or resident of the United States as determined for U.S. federal income tax purposes; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the Laws of the United States, any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (a) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (b) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

If an entity treated as a partnership for U.S. federal income tax purposes holds Shares or Offeror Common Shares, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of Shares or Offeror Common Shares that are partnerships (and partners in such partnerships) are urged to consult their own U.S. tax advisors as to the consequences of the partnership participating in the Offer.

Certain U.S. Federal Income Tax Considerations for U.S. Holders Participating in the Offer

The Offeror intends for the exchange transaction to be treated as a reorganization within the meaning of Section 368(a) of the Code (a “reorganization”). The determination of whether the exchange transaction will qualify for such treatment depends on the resolution of complex issues and facts, some of which will not be known until the closing of the exchange transaction, and as a result, it is uncertain as to whether the exchange transaction will qualify as a tax-free reorganization or a fully taxable transaction. In addition, no ruling from the IRS nor an opinion of counsel concerning the U.S. federal income tax consequences of the exchange transaction has been obtained and none is expected to be requested. Thus, there can be no assurance that the exchange transaction will be treated as a reorganization and that the IRS will not challenge the tax consequences described herein.

Certain tax consequences for U.S. Holders if the exchange transaction qualifies as a reorganization

Assuming the exchange transaction qualifies as a reorganization, then, subject to the passive foreign investment company (“PFIC”) rules discussed below, no gain or loss will generally be recognized on the exchange of Shares solely for Offeror Common Shares pursuant to the exchange transaction. Each U.S. Holder’s aggregate tax basis in the Offeror Common Shares received will be the same as the aggregate tax basis in the Shares surrendered. The holding period of the Offeror Common Shares received by a U.S. Holder will include the holding period of the Shares surrendered. If a U.S. Holder has differing tax bases and/or holding periods with respect to the Shares, the U.S. Holder should consult with a U.S. tax advisor in order to identify the tax bases and/or holding periods of the Offeror Common Shares that the U.S. Holder receives. U.S. Holders may, however, be subject to tax in Canada as described in Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations – Holders Not Resident in Canada”.

Certain tax consequences for U.S. Holders if the exchange transaction does not qualify as a reorganization

If the exchange transaction fails to qualify as a reorganization, then, subject to the PFIC rules discussed below, a U.S. Holder will generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized (equal to the fair market value of Offeror Common Shares to which such U.S. Holder is entitled under the exchange transaction) and the U.S. Holder’s tax basis, determined in U.S. dollars, in the Shares. Such capital gain will generally be long term capital gain, on which a non-corporate U.S. Holder is generally taxed at preferential rates, if the Shares were held for more than one year. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Additional Tax on Net Investment Income

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold. A holder’s net investment income generally includes its dividend income and its net gains from the disposition of Shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders that are individuals, estates or trusts are urged to consult their U.S. tax advisors regarding the applicability of the net investment income tax to any gains recognized in respect of the Offer.

PFIC Rules

Certain adverse consequences could apply to a U.S. Holder upon exchange of Shares pursuant to the Offer if the Company is or was treated as a PFIC for any taxable year during which the U.S. Holder holds or held Shares. In general, the Company would be considered a PFIC with respect to a U.S. Holder if, for any taxable year in which such U.S. Holder holds or held Shares, after applying certain look through rules, either (a) at least 75% of the gross income of the Company for the taxable year is passive income or (b) at least 50% of the value, determined on the basis of a quarterly average, of the Company’s gross assets is attributable to assets that produce or are held for the production of passive income. For this purpose, “gross income” generally includes sales revenues less cost of goods sold, plus income from investments and from incidental or outside operations or sources, “passive income” generally includes interest, dividends, rents, annuities, royalties unrelated to an active business and certain gains.

The Offeror has not undertaken to ascertain whether the Company is classified as a PFIC. Nevertheless, the determination of PFIC status is fundamentally factual in nature and depends on the application of complex U.S. federal income tax rules which are subject to differing interpretations. Consequently, no assurance can be provided that the Company is not and has not been classified as a PFIC.

If the Company is a PFIC for any taxable year during which a U.S. Holder holds the Shares, the PFIC rules may cause U.S. Holders to be subject to adverse tax consequences on the exchange of Shares for Offeror Common Shares and additional filing requirements even if the exchange transaction otherwise qualifies as a reorganization. U.S. Holders are urged to consult their own U.S. tax advisors regarding the application of PFIC rules to their participation in the Offer.

Certain U.S. Federal Income Tax Considerations for U.S. Holders Related to Ownership of Offeror Common Shares

Distributions on Offeror Common Shares

Subject to the PFIC rules discussed below, the gross amount of any dividend the Offeror pays to a U.S. Holder out of its accumulated earnings and profits (as determined for U.S. federal income tax purposes) is subject to U.S. federal income taxation. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s basis in the Offeror Common Shares and thereafter as capital gain. However, the Offeror does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, a U.S. Holder should expect to generally treat any distributions the Offeror makes as dividends.

Dividends that constitute qualified dividend income will be taxable to a noncorporate U.S. Holder at the preferential rates applicable to long-term capital gains provided that certain holding period requirements are met. Dividends the Offeror pays with respect to Offeror Common Shares generally will be qualified dividend income, so long as the Offeror is eligible for the benefits of the Canada-U.S. Tax Treaty or the shares of the Offeror are readily tradable on an established securities market in the U.S.

A U.S. Holder must include any Canadian tax withheld from the dividend payment in this gross amount even though such holder does not in fact receive it. The dividend is taxable to a U.S. Holder when the U.S. Holder receives the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The amount of the dividend distribution that a U.S. Holder must include in income will be the U.S. dollar value of the Canadian dollar payments made, determined at the spot Canadian/U.S. dollar rate on the date the dividend distribution is includible in the U.S. Holder’s income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. Holder includes the dividend payment in income to the date the holder converts the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rates applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

Subject to certain limitations, the Canadian tax withheld in accordance with the Canada-U.S. Tax Treaty and paid over to Canada will be creditable against the U.S. Holder’s U.S. federal income tax liability or, at the U.S. Holder’s election, deductible from gross income. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the preferential tax rates. To the extent a refund of the tax withheld is available to a U.S. Holder under Canadian Law or under the Canada-U.S. Tax Treaty, the amount of tax withheld that is refundable will not be eligible for credit against the U.S. Holder’s U.S. federal income tax liability.

Dividends will be income from sources outside the United States and will, depending on the U.S. Holder’s circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit allowable to the U.S. Holder.

Sale or Other Disposition of Offeror Common Shares

Subject to the PFIC rules discussed below, a U.S. Holder that sells or otherwise disposes of Offeror Common Shares will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the cash plus the fair market value of any property that the U.S. Holder realizes and such holder’s tax basis, determined in U.S. dollars, in the Offeror Common Shares. Such gain or loss will be capital gain or loss and will generally be long-term capital gain or loss if the Offeror Common Shares have been held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Net Investment Income Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold. A holder’s net investment income generally includes its dividend income and its net gains from the disposition of Offeror Common Shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders that are individuals, estates or trusts are urged to consult their U.S. tax advisors regarding the applicability of the net investment income tax to any gains in respect of their investment in the Offeror Common Shares.

PFIC Rules

The Offeror believes that Offeror Common Shares should not be treated as stock of a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. In general, the Offeror will be a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder holds Offeror Common Shares, after applying certain look through rules, either (i) at least 75% of the gross income of the Offeror for the taxable year is passive income or (ii) at least 50% of the value, determined on the basis of a quarterly average, of the Offeror’s assets is attributable to assets that produce or are held for the production of passive income.

If the Offeror were to be treated as a PFIC, unless a holder of Offeror Common Shares elects to be taxed annually on a mark-to-market basis with respect to the Offeror Common Shares, gain realized on the sale or other disposition of Offeror Common Shares would in general not be treated as capital gain. Instead, a U.S. Holder would be treated as if such holder had realized such gain and certain “excess distributions” ratably over the holding period for the Offeror Common Shares and would generally be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. With certain exceptions, Offeror Common Shares will be treated as stock in a PFIC if the Offeror were a PFIC at any time during a holder’s holding period in the Offeror Common Shares. Dividends received from the Offeror will not be eligible for the special tax rates applicable to qualified dividend income if the Offeror is a PFIC (or is treated as a PFIC with respect to a holder of Offeror Common Shares) either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.

Information With Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their U.S. tax advisors regarding the application of this reporting requirement to their ownership of Offeror Common Shares.

Backup Withholding and Information Reporting

Information reporting requirements, on IRS Form 1099, generally will apply to dividend payments or other taxable distributions made to non-corporate U.S. Holders within the United States, and the payment of proceeds to such holders from the sale of Offeror Common Shares effected at a U.S. office of a broker. Additionally, a U.S. Holder may also be subject to backup withholding at a current rate of 24% with respect to such payments unless the holder: (1) comes within certain exempt categories and demonstrates this fact; or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder may be asked to provide its correct taxpayer identification number and certify that it is not subject to backup withholding.

Backup withholding is not an additional tax. U.S. Holders generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed their income tax liability by filing a refund claim with the IRS.

34.	EXPERTS

The consolidated financial statements of Obsidian Energy Inc. as at December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, included in this proxy statement/prospectus, as well as the report on the effectiveness of internal control over financial reporting of Obsidian Energy Inc. as of December 31, 2019, and the recast consolidated financial statements of Obsidian Energy Inc. as at December 31 2018 and 2017 and for the years ended December 31, 2018 and 2017, included in this proxy statement/prospectus, as well as the effectiveness of internal control over financial reporting of Obsidian Energy Inc. as of December 31, 2018, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports which are included herein. Such consolidated financial statements have been so included herein in reliance upon the reports given upon their authority as experts in accounting and auditing. Ernst & Young LLP has advised that they are independent with respect to the Offeror within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Alberta and the regulations adopted by the U.S Securities and Exchange Commission and Public Company Accounting Oversight Board (United States).

Certain information relating to the Offeror’s reserves and resources in its AIF was evaluated or audited by Sproule Associates Limited. Information about the Offeror’s reserves and resources has been included herein in reliance upon the authority of such firm as experts.

35.	LEGAL MATTERS

Certain matters of Canadian Laws relating to the Offer have been passed upon by Stikeman Elliott LLP, on behalf of the Offeror. As of the date of the prospectus/offer to exchange, the partners and associates of Stikeman

Elliott LLP beneficially owned, directly or indirectly, less than 1% of the outstanding securities of any class of the Offeror or of the Company. Paul, Weiss, Rifkind, Wharton & Garrison LLP has advised the Offeror regarding certain matters of United States Law.

36.	RISK FACTORS

Shareholders should carefully consider the following risk factors related to the Offer and the Offeror. In addition to the risks related to the Offer and the Offeror set out in the documents included in the prospectus/offer to exchange, the successful completion of the acquisition by the Offeror of all of the Shares is subject to certain risks, including as set out below. Such risks may not be the only risks applicable to the Offer or the Offeror. Additional risks and uncertainties not presently known by the Offeror or that the Offeror currently believes are not material may also materially and adversely impact the successful completion of the Offer or the business, operations, financial condition, financial performance, cash flows, reputation or prospects of the Offeror.

Risk Factors Related to the Offer and the Offeror

The Offeror Common Shares issued in connection with the Offer may have a market value different than expected.

Under the Offer, Shareholders will receive two (2) Offeror Common Shares for each of their Shares. This number of Offeror Common Shares per Share will not be adjusted to reflect any change in the market value of Offeror Common Shares that may occur prior to the time of the take up of Shares under the Offer. The market value of Offeror Common Shares may vary significantly from the market value at the dates referenced in the prospectus/offer to exchange. For example, during the 12 month period ended on December 17, 2020, the trading price of Offeror Common Shares on the TSX varied from a low of $0.20 to a high of $1.26 and closed on December 17, 2020 at $0.82. Variations may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of the Offeror, regulatory considerations, general market and economic conditions, and other factors over which the Offeror has no control.

If the Offer is completed, the market for Shares may be adversely affected, Shares may be delisted and the Company may cease to be a reporting issuer.

The purpose of the Offer is to enable the Offeror to acquire all of the outstanding Shares. Depending on the number of Shares the Offeror acquires under the Offer, the Offeror intends to acquire any Shares not tendered to the Offer pursuant to a Subsequent Acquisition Transaction, or if a sufficient number of Shares are tendered to the Offer, a Compulsory Acquisition; however, the Offeror may not be able to complete such a Subsequent Acquisition Transaction or Compulsory Acquisition quickly or at all. The purchase of any Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, as well as the number of Shareholders, and, depending on the number of Shareholders participating in the Offer and the number of Shares deposited by such Shareholders, successful completion of the Offer would likely adversely affect the liquidity and market value of the remaining Shares held by the public. After the purchase of the Shares under the Offer, the Offeror may be able to cause the Company to eliminate any public reporting obligations of the Company under applicable Securities Laws in any province of Canada or any other jurisdiction in which it has an insignificant number of shareholders. The rules and regulations of the TSX establish certain criteria that, if not met, could lead to the delisting of the Shares from the TSX. Although it is possible that the Shares could be traded on other securities exchanges or in the over-the-counter market, and the price quotations would be reported by such exchanges or by other sources, there can be no assurance that any such trading or quotations will occur. In addition, the extent of the public market for the Shares and the availability of such quotations would depend upon the number of holders and/or the aggregate market value of the Shares remaining at such time and the interest in maintaining a market in the Shares on the part of securities firms. The Offeror intends to cause the Company to apply to delist the Shares from the TSX as soon as practicable after the successful completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction.

If the Shares are delisted and the Company ceases to be a “public corporation” for the purposes of the Tax Act, Shares cease to be qualified investments for trusts governed by RRSPs, RRIFs, TFSAs, registered education savings plans, registered disability savings plans and deferred profit sharing plans. Delisting can also have adverse tax consequences to Non-Resident Holders, as described in Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations”.

The issuance of Offeror Common Shares as consideration under the Offer could adversely affect the market price of the Offeror Common Shares after the take up of Shares under the Offer.

If all of the 33,338,796 Shares outstanding (as disclosed in the Company’s management’s discussion and analysis for the three and six month periods ended June 30, 2020) are tendered to the Offer, up to an estimated additional 72,182,992 Offeror Common Shares will be available for trading in the public market based on the current Offer Consideration and the Offeror’s estimate of the number of Shares that will be issued and outstanding at the time that the Offeror takes up and pays for the Shares (including expectations respecting the treatment of outstanding Convertible Securities). The overall increase in the number of Offeror Common Shares may lead to sales of such Offeror Common Shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Offeror Common Shares. The perceived risk of substantial sales of Offeror Common Shares, as well as any actual sales of such Offeror Common Shares in the public market, could adversely affect the market price of the Offeror Common Shares.

If all of the 33,388,796 Shares outstanding (as disclosed as at September 30, 2020, in the Company’s management’s discussion and analysis for the three and nine month periods ended September 30, 2020) are tendered to the offer, up to an estimated additional 66,777,592 Offeror Common Shares will be available for trading in the public market based on the current Offer Consideration and the Offeror’s estimate of the number of Shares that will be issued and outstanding at the time that the Offeror takes up and pays for the Shares (including expectations respecting the treatment of outstanding Convertible Securities and assuming 100% of the Shares are taken up).

The acquisition of all of the outstanding Shares might not be completed successfully without the possibility of Shareholders exercising dissent rights in connection with a Compulsory Acquisition or a Subsequent Acquisition Transaction.

In order for the Offeror to acquire all of the issued and outstanding Shares, it will likely be necessary, following consummation of the Offer, to effect a Compulsory Acquisition or Subsequent Acquisition Transaction. A Compulsory Acquisition or Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such Dissenting Offerees for their Shares that is different from the consideration to be paid pursuant to the Offer. There is no assurance that a Compulsory Acquisition or Subsequent Acquisition Transaction can be completed without Shareholders exercising dissent rights in respect of a substantial number of Shares, which could result in the requirement to make a substantial cash payment that could have an adverse effect on the Offeror’s financial position and liquidity.

The tax consequences to a Shareholder under a Compulsory Acquisition or Subsequent Acquisition Transaction may differ materially from the tax consequences to a Shareholder under the Offer. See Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations”, and Section 33 of the prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations.

After consummation of the Offer, the Offeror’s interest could differ from that of the remaining minority Shareholders.

After the consummation of the Offer, the Offeror intends to exercise its statutory right, if available, to acquire all of the Shares not deposited under the Offer by way of a Compulsory Acquisition or, if such statutory right of acquisition is not available or the Offeror elects not to pursue such a Compulsory Acquisition, to integrate the Company and the Offeror by Subsequent Acquisition Transaction for the purpose of enabling the Offeror or an affiliate to acquire all Shares not acquired under the Offer. In any of these contexts, the Offeror’s interests with respect to the Company may differ from, and conflict with, those of any remaining minority Shareholders.

The Offer is conditional upon, among other things, the receipt of consents and approvals from governments, regulatory authorities and additional third parties that could delay completion of the Offer.

In addition to various risks identified under the heading “Forward-Looking Statements”, completion of the Offer is subject to satisfaction or waiver of a number of conditions, certain of which are outside the control of the Offeror, including: (i) Shareholders tendering a sufficient number of Shares to the Offer, (ii) the Offeror obtaining the Regulatory Approvals, (iii) the lenders under Bonterra’s revolving credit facility, the lenders under Bonterra’s subordinated note or any other similar agreement or instrument, the lenders to the Offeror and the holders of the Offeror’s outstanding senior note, as applicable, consenting to the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, and (iv) the Offeror Shareholders approving the issuance by the Offeror of Offeror Common Shares as consideration for the Offer. There is no certainty, nor can the Offeror provide any assurance, that the conditions of the Offer will be satisfied on a timely basis or at all. A substantial delay in satisfying such conditions or the imposition of unfavourable terms or conditions in the Regulatory Approvals could have an adverse effect on the business, financial condition or results of operations and financial condition of the Company and the Offeror on a combined basis.

Change of control provisions in the Company’s agreements triggered upon the acquisition of the Company may lead to adverse consequences.

The Company may be a party to agreements that contain change of control provisions that may be triggered following successful completion of the Offer, since the Offeror would then hold Shares representing a majority of the voting rights of the Company. The operation of these change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following the consummation of the Offer or adversely affect the Company’s results of operations and financial condition or, following the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, the results of operations and financial condition of the Company and the Offeror on a combined basis. Unless these change of control provisions are waived by the other party to any such agreements, the operation of any of these provisions could adversely affect the results of operations and financial condition of the Company or, following the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, the results of operations and financial condition of the Company and the Offeror on a combined basis.

The Offeror has been unable to independently verify the accuracy and completeness of the Company information in the prospectus/offer to exchange.

The Offeror has not had access to the Company’s detailed accounting records, reserves reports or other non-public books and records. The Offeror has not been able to independently assess or verify the information in the Company’s publicly filed documents, including its financial statements and reserves disclosure. As a result, all historical information regarding the Company contained herein, including all of the Company financial and reserves information and all pro forma financial and reserves information reflecting the pro forma effects of a combination of the Company and the Offeror derived in part from the Company’s financial and reserves information, has been derived, by necessity, from the Company’s public reports and securities filings. Although the Offeror has no reason to doubt the accuracy of the Company’s publicly disclosed information, any inaccuracy or material omission in the Company’s publicly available information, including the information about or relating to the Company contained in the Offer, could result in unanticipated liabilities or expenses, increase the cost of integrating the two companies, or adversely affect the operational plans of the combined entity and its results of operations and financial condition.

The Offeror may not realize all of the anticipated benefits and synergies from the completion of the transaction.

The Offer has been made with the expectation that its successful completion will result in certain synergies and costs savings. These anticipated benefits will depend in part on whether the operations of the Company and the Offeror can be integrated in an efficient and effective manner and the timing and manner of completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, if any. The integration of the two companies may present challenges to management of the Offeror, and the Offeror may encounter unanticipated delays, liabilities and costs. If the Offeror does not acquire more than 50% of the Shares and cannot or does not complete a Compulsory Acquisition or Subsequent Acquisition Transaction, it will not be able to fully and efficiently integrate the Company into its business. There can be no assurance that the operational or other synergies that the Offeror anticipates to realize in the combined entity will be ultimately realized, or that the integration of the two companies’ operations will be timely or effectively accomplished, or will ultimately result in cost reductions.

There is a material concern that casts substantial doubt on the Offeror’s ability to continue as a going concern.

The Offeror’s interim financial statements for the three and six months ended June 30, 2020 have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Offeror will be able to realize its assets and discharge its liabilities in the normal course of business.

As at June 30, 2020, the Offeror had sufficient liquidity under our syndicated credit facility to meet its current obligations. Based on strip pricing as of July 22, 2020, the Offeror is currently forecasting that sufficient liquidity exists under its syndicated credit facility to fund and, based on these strip prices, does not expect to have a development capital program in the second half of 2020. However, due to significant commodity price volatility experienced since March 2020 mainly due to the impact of the COVID-19 pandemic on the demand for commodities and OPEC production levels, future significant decreases to commodity prices may occur which could impact future cash flows and cause uncertainty as to whether the Offeror has sufficient liquidity over the next 12 months. As a result, the Offeror may be required to obtain additional financing to increase liquidity, the availability of which is uncertain at this time. As such there is a material uncertainty that casts substantial doubt on the Company’s ability to continue as a going concern.

Additional Risk Factors Related to the Offeror.

Shareholders who tender their Shares to the Offer will receive Offeror Common Shares pursuant to the Offer. Accordingly, such Shareholders should carefully consider the risks and uncertainties associated with the Offeror described in the documents that the Offeror has filed with the Securities Regulatory Authorities included herein, including, in particular, the risk factors outlined under the heading “Risk Factors” in the AIF and in the Annual MD&A, as updated by the Offeror’s subsequently filed interim management’s discussion and analysis of financial condition and results of operations.

Risk Factors Relating to the Minimum Tender Condition

If the Offeror acquires 66 2/3% or more of the Shares under the Offer (on a fully-diluted basis), it expects to have the ability to control the outcome of Shareholder votes relating to fundamental changes of Bonterra, including with respect to any Subsequent Acquisition Transaction. The Offeror may initially acquire, under the Offer, a number of Shares greater than 50%, but less than 66 2/3%, of the then outstanding Shares (on a fully-diluted basis) and there can be no assurance that the Offeror will ultimately be able to acquire 66 2/3% or more of the Shares. While the Offeror continues to have the current firm intention to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, in these circumstances, there can be no assurance that the Offeror would be able to obtain the level of Shareholder approval required to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, whether by purchasing additional Shares, obtaining the support of other Shareholders or otherwise. See the information set out in Section 17 of this prospectus/offer to exchange, “Acquisition of Shares Not Deposited Under the Offer”.

If fewer than 66 2/3% of the outstanding Shares are acquired by the Offeror under the Offer, Bonterra would, for as long as the Offeror continues to hold less than 100% of the Shares, continue as a separate, partially-owned public company subsidiary of the Offeror. In these circumstances, certain transactions between the Offeror and Bonterra could be considered “related party transactions” under applicable law (specifically, MI 61-101), which would, unless an exemption is available, require a formal valuation for the transaction and, in addition to any other required securityholder approval, the approval of a majority of the votes cast by “minority” holders of the affected securities, which would be holders other than the Offeror and any other Person who is a “related party” of the Offeror, including an affiliate or an insider of the Offeror and any Person acting jointly or in concert therewith. The ability to effect such transactions would also be subject to future negotiations between the respective boards of directors of the Offeror and Bonterra, and in such negotiations, any representatives of the Offeror appointed to the Bonterra Board would be precluded from voting on such transactions.

If the Offeror acquires more than 50% of the Shares but less than 66 2/3% of the Shares under the Offer, it intends to change the composition of the Bonterra Board; however, Bonterra will continue to be a reporting issuer under applicable Canadian Securities Laws and the Offeror may not be able to realize various cost savings it would expect to realize if Bonterra were to become a wholly-owned subsidiary of the Offeror.

If the Offeror takes up the Shares under the Offer, but is then unable to complete a Subsequent Acquisition Transaction in a timely manner or at all, it would be unable to fully integrate the operations of the Offeror and Bonterra and, consequently, unless the Offeror is successful in completing one or more “related party transactions” with Bonterra, as described above (or otherwise acquires the Shares not owned by it), the Offeror would be limited in its ability to: (a) effect potential transactions with Bonterra for the purposes of integrating the business and operations of the Offeror and Bonterra; and (b) realize various synergies otherwise expected as a result of the combination of the Offeror and Bonterra, as described in this prospectus/offer to exchange. This could materially affect the Offeror’s consolidated earnings, cash flows and financial condition and deprive the Offeror of some of the other anticipated benefits of the Offer.

If the Offeror is unable to acquire more than 80% of the Shares following the Offer and a Compulsory Acquisition or Subsequent Acquisition Transaction, then the Offer likely will not qualify as a reorganization within the meaning of Section 368(a)(1) of the U.S. Internal Revenue Code of 1986, as amended. Further, if the Offeror pursues alternatives to purchase additional Shares, outside of the Offer and a Compulsory Acquisition or Subsequent Acquisition Transaction, that result in the Offeror providing consideration other than solely Obsidian Shares in exchange for Shares, such alternative transactions would jeopardize the treatment of the Offer as a tax-free reorganization even if the Offeror acquires 80% or more of the Shares. See Section 19 of this prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”.

37.	DEALER MANAGER AND SOLICITING DEALER GROUP

Other than compensation payable to Kingsdale Advisors as the Information Agent and the Depositary, the Offeror has not agreed to pay any fees or commission to any stockbroker, dealer or other person for soliciting tenders or deposits of Shares under the Offer; provided that the Offeror may make arrangements with soliciting dealers, dealer managers or information agents, either within or outside of Canada for customary compensation during the Offer if it considers it appropriate to do so.

38.	INFORMATION AGENT AND DEPOSITARY

As the Information Agent and the Depositary, Kingsdale Advisors may contact Shareholders by mail, telephone, other electronic means or in person and may request investment dealers, brokers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares. As Depositary, Kingsdale Advisors: (i) will receive deposits of certificates representing Shares and accompanying Letters of Transmittal at the office specified in the Letters of Transmittal, facilitate book-entry only transfers of Shares tendered under the Offer and receive Notices of Guaranteed Delivery; (ii) will be responsible for giving certain notices, if required, and disbursing payment for Shares purchased by the Offeror under the Offer; and (iii) will assist with Shareholder identification and communication in respect of the Offer. As the Information Agent and the Depositary, Kingsdale Advisors will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer.

Questions and requests for assistance concerning the Offer may be directed to the Information Agent and the Depositary (Kingsdale Advisors) at 1-888-564-7333 (Toll Free in North America), or at 1-416-867-2272 (Outside North America), or by e-mail at contactus@kingsdaleadvisors.com. Further contact details for such persons may be found on the back page of this document. Additional copies of this document and related materials may be obtained without charge on request from the Information Agent and the Depositary at its office specified on the back page of this document. Copies of this document and related materials may also be found on SEDAR at www.sedar.com, in the United States on EDGAR at www.sec.gov and on the Offeror’s website at www.obsidianenergy.com.

Except as expressly set forth in the prospectus/offer to exchange, no investment dealer, broker, bank, trust company and other nominee shall be deemed to be an agent of the Offeror or the Depositary for the purposes of the Offer.

39.	UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

Shareholders should refer to Schedule XX hereto for the unaudited pro forma consolidated balance sheet of the Offeror as at September 30, 2020 and the unaudited pro forma consolidated statements of net income (loss) of the Offeror for the nine month period ended September 30, 2020 and the year ended December 31, 2019, giving effect to the proposed acquisition of all outstanding Shares under the Offer, in the manner set forth therein. Such unaudited pro forma consolidated financial statements have been prepared using certain of the Offeror’s and the Company’s respective financial statements as more particularly described in the notes to the unaudited pro forma consolidated financial statements. In preparing the unaudited pro forma consolidated financial statements, management of the Offeror has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial statements. Such unaudited pro forma consolidated financial statements are not intended to be indicative of the results that would have actually occurred, had the events reflected therein occurred on the dates indicated, and do not purport to project the future financial position of the Offeror. Actual amounts recorded upon consummation of the transactions contemplated by the Offer will differ from such unaudited pro forma consolidated financial statements. Any potential synergies that may be realized after consummation of the Offer have been excluded from such unaudited pro forma consolidated financial statements. Shareholders are cautioned to not place undue reliance on such unaudited pro forma consolidated financial statements.

40.	DIRECTORS’ APPROVAL

The contents of the prospectus/offer to exchange have been unanimously approved and the sending thereof to the Shareholders and the holders of Convertible Securities has been authorized by the Offeror Board.

41.	RECENT DEVELOPMENTS RELATED TO THE OFFER

On November 23, 2020, at a special meeting of its shareholders, the Offeror’s shareholders approved an ordinary resolution authorizing the issuance of the Offeror Common Shares to be distributed in connection with the Offer. Accordingly, the condition set forth in paragraph (m) of Section 4 “Conditions of the Offer” of this prospectus/offer to exchange has been satisfied.

In addition, on October 8, 2020, the Offeror submitted its application for Competition Act Clearance. The waiting period for such clearance expired on November 7, 2020, with no comments received.

GLOSSARY

In the prospectus/offer to exchange, unless the context otherwise requires or unless defined elsewhere herein, the following terms have the meanings set forth below:

“2P” has the meaning ascribed thereto in Section 17 of the prospectus/offer to exchange, “Background to the Offer”;

“ABCA” means the Business Corporations Act (Alberta);

“AECO” means the Alberta Energy Company;

“affiliate” or “affiliates” in the context of the statutory procedures described herein under the CBCA includes any Person or entity that constitutes an affiliate under the CBCA and otherwise includes any Person or entity that constitutes an affiliate within the meaning ascribed thereto in NI 62-104;

“AIF” means annual information form of the Offeror dated March 30, 2020 for the year ended December 31, 2019;

“allowable capital loss” has the meaning ascribed thereto in Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Disposition of Shares Pursuant to the Offer – Taxation of Capital Gains and Capital Losses”;

“Alternative Transaction” means, for the Company:

(a)

an amalgamation, merger, arrangement, consolidation, or any other transaction of the Company, or an amendment to the terms of a class of equity securities of the Company, as a consequence of which the interest of a holder of Shares may be terminated without the Shareholder’s consent, regardless of whether the Share is replaced with another security, but does not include:

(i)	a consolidation of securities that does not have the effect of terminating the interests of Shareholders in Shares without their consent, except to an extent that is nominal in the circumstances,

(ii)

a circumstance in which the Company may terminate a Shareholder’s interest in the Shares, under the terms attached to the Shares, for the purpose of enforcing an ownership or voting constraint that is necessary to enable the issuer to comply with legislation, lawfully engage in a particular activity or have a specified level of Canadian ownership, or

(iii)	a transaction solely between or among the Company and one or more subsidiaries of the Company, or

(b)

a sale, lease or exchange of all or substantially all the property of the Company if the sale, lease or exchange is not in the ordinary course of business of the issuer, but does not include a sale, lease or exchange solely between or among the Company and one or more Subsidiaries of the Company;

“Annual MD&A” means management’s discussion and analysis of the Offeror for the year ended December 31, 2019 dated March 30, 2020;

“ARC” has the meaning ascribed thereto in Section 30 of the prospectus/offer to exchange, “Regulatory Matters – Competition Act Clearance”;

“associate” has the meaning ascribed thereto in NI 62-104;

“August 31 Letter” has the meaning ascribed thereto in Section 17 of the prospectus/offer to exchange, “Background to the Offer”;

“August 2019 NDA” has the meaning ascribed thereto in Section 17 of the prospectus/offer to exchange, “Background to the Offer”;

“bbl” means barrel;

“BDC” has the meaning ascribed thereto in Section 17 of the prospectus/offer to exchange, “Background to the Offer”;

“boe” means barrels of oil equivalent;

“boe/d” means barrels of oil equivalent per day;

“Book-Entry Confirmation” means confirmation of a book-entry transfer of a Shareholder’s Shares into the Depositary’s account at CDS;

“business combination” has the meaning ascribed thereto in MI 61-101;

“Business Day” when generally referenced in this prospectus/offer to exchange means a day other than a Saturday, or a Sunday or a day that is a statutory holiday in Toronto, Ontario, Canada;

“Canada-U.S. Tax Treaty” means the Canada-U.S. Income Tax Convention (1980), as amended;

“CBCA” means the Canada Business Corporations Act;

“CDS” means CDS Clearing and Depository Services Inc., or its nominee, which is, at the date hereof, CDS & Co.;

“CDS Participant” means a direct or indirect participant of CDS;

“CDSX” means the CDS online tendering system pursuant to which book-entry transfers may be effected;

“Code” has the meaning ascribed thereto in Section 33 of the prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”;

“Commissioner” means the Commissioner of Competition appointed under the Competition Act and any Person duly authorized to exercise the powers and perform the duties of the Commissioner of Competition;

“Company” or “Bonterra” means Bonterra Energy Corp.;

“Company Board” and “Bonterra Board” means the board of directors of the Company;

“Competition Act” means the Competition Act (Canada);

“Competition Act Clearance” means, with respect to the transactions contemplated by the Offer, either (a) the Commissioner has issued an ARC, which ARC shall not have been rescinded or amended, or (b) (i) any applicable waiting period, including any extension of a waiting period, under Section 123 of the Competition Act shall have expired or been terminated, or the requirement to submit a notification shall have been waived under paragraph 113(c) of the Competition Act, and (ii) unless waived by the Offeror, at its sole discretion, the Offeror shall have received a No-Action Letter without any condition or on conditions that are acceptable to the Offeror, in its reasonable judgment, which No-Action Letter shall not have been rescinded or amended;

“Competition Tribunal” means the competition tribunal established under the Competition Tribunal Act (Canada);

“Compulsory Acquisition” has the meaning ascribed thereto in Section 31 of the prospectus/offer to exchange, “Acquisition of Shares Not Deposited Under the Offer – Compulsory Acquisition”;

“Convention” has the meaning ascribed thereto in Section 32 “Certain Canadian Federal Income Tax Considerations – Holders Not Resident in Canada – Disposition of Shares Pursuant to a Subsequent Acquisition Transaction”;

“Convertible Securities” means convertible securities of the Company exercisable for or convertible into Shares, including Options;

“Court” means the Court of Queen’s Bench of Alberta;

“CRA” means the Canada Revenue Agency;

“crude oil” means unrefined liquid hydrocarbons, excluding natural gas liquids;

“Deferred Income Plans” has the meaning ascribed thereto in Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Potential Delisting of Shares”;

“deposit period news release” means a news release issued by the Company in respect of a proposed or commenced take-over bid for the Shares and stating an initial deposit period for the bid of not more than 105 days and not less than 35 days, expressed as a number of days from the date of the bid;

“Depositary” means Kingsdale Advisors, or such other Person as the Offeror may appoint to act as a depositary in relation to the Offer;

“Deposited Shares” has the meaning ascribed thereto in Section 3 of the prospectus/offer to exchange, “Manner of Acceptance – Dividends and Distributions”;

“Direct Exchange” has the meaning ascribed thereto in Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Disposition of Shares Pursuant to the Offer”;

“Dissenting Offeree” has the meaning ascribed thereto in Section 31 of the prospectus/offer to exchange, “Acquisition of Shares Not Deposited Under the Offer – Compulsory Acquisition”;

“Distributions” has the meaning ascribed thereto in Section 3 of the prospectus/offer to exchange, “Manner of Acceptance – Dividends and Distributions”;

“DRS Advice” has the meaning ascribed thereto in Section 6 of the prospectus/offer to exchange, “Take Up and Payment for Deposited Shares”;

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system, a filing system developed for the United States Securities and Exchange Commission and accessible at www.sec.gov;

“Eligible Institution” means a Canadian Schedule I chartered bank, a member of the Securities Transfer Association Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP). Members of these programs are usually participating organizations in a recognized stock exchange in Canada and/or the United States, members of IIROC, members of the National Association of Securities Dealers or banks and trust companies in the United States;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“exchange transaction” has the meaning ascribed thereto in Section 33 of the prospectus/offer to exchange, “Certain United States Income Tax Considerations”;

“Expiry Date” means January 25, 2021 or such later date or dates as may be fixed by the Offeror from time to time as provided under Section 5 of the Offer, “Extension, Acceleration and Variation of the Offer”;

“Expiry Time” means 5:00 p.m. (Mountain Standard Time) on the Expiry Date or such other time or times on the Expiry Date as may be fixed by the Offeror from time to time as provided under Section 5 of the prospectus/offer to exchange, “Extension, Acceleration and Variation of the Offer”;

“F&D” has the meaning ascribed thereto in Section 17 of the prospectus/offer to exchange, “Background to the Offer”;

“FDC” has the meaning ascribed thereto in Section 17 of the prospectus/offer to exchange, “Background to the Offer”;

“February 2019 NDA” has the meaning ascribed thereto in Section 17 of the prospectus/offer to exchange, “Background to the Offer”;

“forward-looking statements” has the meaning ascribed thereto on the cover page of the prospectus/offer to exchange, “Forward-Looking Statements”;

“fully-diluted basis” means, with respect to the number of Shares at any time, the number of Shares that would be outstanding assuming all Convertible Securities and any other rights to receive Shares outstanding at that time (whether or not yet exercisable or convertible) had been exercised or converted in accordance with their terms as publicly disclosed by the Company;

“G&A” has the meaning ascribed thereto in Section 17 of the prospectus/offer to exchange, “Background to the Offer”;

“Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, commissioner, board, or authority of any of the foregoing; (c) any self-regulatory authority, stock exchange or over-the-counter marketplace, including the TSX; or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Holder” has the meaning ascribed thereto in Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations”;

“IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standards Board;

“IIROC” means the Investment Industry Regulatory Organization of Canada;

“including” means including without limitation;

“Information Agent” means Kingsdale Advisors, or such other Person as the Offeror may retain to act as an information agent in relation to the Offer;

“initial deposit period” means the period, including, without limitation, any extension, during which securities may be deposited under a take-over bid but does not include the Mandatory Extension Period or any optional extension periods, which initial deposit period will be 105 days as it may be shortened in accordance with applicable Law;

“IRS” means the U.S. Internal Revenue Service;

“Laws” means any and all: (i) laws (including common law), constitutions, treaties, statues, codes, ordinances, orders, decrees, rules, regulations, by-laws, and principles of law and equity: (ii) judicial, arbitral, administrative, ministerial, departmental or regulatory judgment, orders, decisions; rulings or awards of any Governmental Entity; and (iii) policies, guidelines and protocols of any Governmental Entity, and the term “applicable” with respect to such Laws and in a context that refers to one or more parties, means such Laws as are applicable to such party or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the party or parties or its or their business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal for holders of Shares in the form accompanying the prospectus/offer to exchange;

“LTM” has the meaning ascribed thereto in Section 18 of the prospectus/offer to exchange, “Reasons to Accept the Offer”;

“Mandatory Extension Period” has the meaning ascribed thereto in Section 5 of the prospectus/offer to exchange, “Extension, Acceleration and Variation of the Offer – Mandatory Extension Period”;

“Material Adverse Effect” means any condition, event, circumstance, change, development, occurrence or state of facts which, when considered either individually or in the aggregate: (a) is, or could reasonably be expected to be, material and adverse to the business, assets, operations, capitalization, properties, condition (financial or otherwise), prospects, equity or debt ownership, results of operations, cash flows, properties, articles, by-laws, licenses, permits, rights or privileges or liabilities (whether absolute, accrued, conditional or otherwise) of the Company or any of its Subsidiaries (on a consolidated basis) or, where applicable, the Offeror (on a consolidated basis); (b) could be expected to reduce the anticipated economic value to the Offeror of the acquisition of the Shares or make it inadvisable for, impair or delay, or could reasonably be expected to impair or delay, the ability of the Offeror to proceed with the Offer and/or to take up and pay for Shares deposited under the Offer and/or the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction; or (c) could, if the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, be materially adverse to the Offeror or any of its affiliates or which could limit, restrict or impose limitations or conditions on the ability of the Offeror to own, operate or effect control over any material portion of the business or assets of the Company or its Subsidiaries or could compel the Offeror or its affiliates to dispose of or hold separate any material portion of the business or assets of the Company or its Subsidiaries or could compel the Offeror or its affiliates to dispose of or hold separate any material portion of the business or assets of the Offeror or its affiliates or would otherwise prevent, adversely affect or materially delay the implementing of the plans as described in Section 22 of the prospectus/offer to exchange, “Purpose of the Offer and Plans for the Company”;

“mboe” means thousands of barrels of oil equivalent;

“mboe/d” means thousands of barrels of oil equivalent per day;

“mcf” means thousands of cubic feet;

“mcfe” means thousands of cubic feet equivalent;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, as amended or replaced from time to time;

“Minimum Tender Condition” has the meaning ascribed thereto in Section 4 of the prospectus/offer to exchange, “Conditions of the Offer”;

“MMBtu” means million British Thermal Units;

“MSW” means mixed sweet blend;

“NI 51-101” has the meaning ascribed thereto under the heading “Notice to Shareholders in the United States”;

“NI 62-104” means National Instrument 62-104 – Take-Over Bids and Issuer Bids, as amended or replaced from time to time;

“No-Action Letter” has the meaning ascribed thereto in Section 30 of the prospectus/offer to exchange, “Regulatory Matters – Competition Act Clearance”;

“Non-Resident Holder” has the meaning ascribed thereto in Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations – Holders Not Resident in Canada”;

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form accompanying the prospectus/offer to exchange;

“Notifiable Transaction” has the meaning ascribed thereto in Section 30 of the prospectus/offer to exchange, “Regulatory Matters – Competition Act Clearance”;

“Notification” has the meaning ascribed thereto in Section 30 of the prospectus/offer to exchange, “Regulatory Matters – Competition Act Clearance”;

“Offer” means the Offeror’s offer to purchase, on and subject to the terms and conditions set forth in the prospectus/offer to exchange, the Letter of Transmittal and the Notice of Guaranteed Delivery, each as may be amended and supplemented from time to time, all of the issued and outstanding Shares, including any Shares that may become issued and outstanding after the date hereof but prior to the Expiry Time;

“Offer Consideration” means, in respect of each Share, two (2) Offeror Common Shares;

“Offeror” or “Obsidian Energy” means Obsidian Energy Ltd.;

“Offeror Board” and “Obsidian Board” means the board of directors of the Offeror;

“Offeror Common Shares” means common shares in the capital of the Offeror;

“Offeror Options” means options to purchase Offeror Common Shares granted under the Offeror Stock Option Plan;

“Offeror PSUs” means performance share unit issued under the Offeror Restricted and Performance Share Unit Plan;

“Offeror Restricted and Performance Share Unit Plan” means the restricted and performance share unit plan of the Offeror, as amended and restated from time to time;

“Offeror RSUs” means an incentive award issued under the issued under the Offeror Restricted and Performance Share Unit Plan;

“Offeror Shareholders” means the holders of Offeror Common Shares;

“Offeror Stock Option Plan” means the stock option plan of Obsidian Energy, as amended and restated from time to time;

“Offeror’s Notice” has the meaning ascribed thereto in Section 31 of the prospectus/offer to exchange, “Acquisition of Shares Not Deposited Under the Offer – Compulsory Acquisition”;

“OPEC” means the Organization of the Petroleum Exporting Countries;

“Option Plan” means the stock option plan of the Company as approved by the Shareholders at the annual and special meeting on dated May 22, 2014;

“Options” means stock options to purchase Shares issued pursuant to the Option Plan;

“ordinary course” means, with respect to an action taken by the Company or any of its Subsidiaries, that such action is taken in the ordinary course of the normal operations of the Company or such Subsidiary;

“OTCQX” means the OTCQX Best Market;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“PFIC” has the meaning ascribed thereto in Section 33 of the prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations – Certain U.S. Federal Income Tax Considerations for U.S. Holders Participating in the Offer – Certain tax consequences for U.S. Holders if the exchange transaction qualifies as a reorganization”;

“Purchased Securities” has the meaning ascribed thereto in Section 3 of the prospectus/offer to exchange, “Manner of Acceptance – Power of Attorney”;

“Redeemable Shares” has the meaning ascribed thereto in Section 32 “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Disposition of Shares Pursuant to a Subsequent Acquisition Transaction”;

“Registration Statement” has the meaning ascribed thereto in under the heading “Notice to Shareholders in the United States”;

“Regulatory Approvals” means: (a) the Competition Act Clearance; (b) the Stock Exchange Approval; and (c) such other sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities that the Offeror, acting reasonably, determines are required in connection with the commencement of the Offer or the consummation of the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction;

“reorganization” has the meaning ascribed thereto in Section 33 of the prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations – Certain U.S. Federal Income Tax Considerations for U.S. Holders Participating in the Offer”;

“Resident Holder” has the meaning ascribed thereto in Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada”;

“RRIFs” means “registered retirement income funds” as defined in the Tax Act;

“RRSPs” means “registered retirement savings plans” as defined in the Tax Act;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act (Alberta);

“Securities Laws” means the Securities Act and all other applicable securities Laws, including U.S. securities Laws;

“Securities Regulatory Authorities” means the applicable securities commission or regulatory authority in each province and territory of Canada;

“SEDAR” means the System for Electronic Document Analysis and Retrieval, a filing system developed for the Securities Regulatory Authorities and accessible at www.sedar.com;

“Shareholders” means the holders of Shares, and “Shareholder” means any one of them;

“Shares” means common shares in the capital of the Company;

“Statutory Minimum Condition” has the meaning ascribed thereto in Section 4 of the prospectus/offer to exchange, “Conditions of the Offer”;

“Stock Exchange Approval” means the conditional approval of the TSX for the listing of the Offeror Common Shares to be issued in connection with the taking up of the Offer, subject only to the Offeror providing the TSX such required documentation as is customary in the circumstances;

“Subsequent Acquisition Transaction” has the meaning ascribed thereto in Section 31 of the prospectus/offer to exchange, “Acquisition of Shares Not Deposited Under the Offer – Subsequent Acquisition Transaction”;

“Subsidiary” means, in respect of a Person, a Person that is controlled directly or indirectly by that Person, and includes a subsidiary of a Subsidiary. For the purposes of the Summary and prospectus/offer to exchange, a Person (the first Person) is deemed to control another Person (the second Person) if:

(a)

if the first Person or company, directly or indirectly, beneficially owns or exercises control or direction over securities of the second Person or company carrying votes which, if exercised, would entitle the first Person or company to elect a majority of the directors of the second Person or company, unless the first Person or company holds the voting securities only to secure an obligation;

(b)	if the second Person or company is a partnership, other than a limited partnership, and the first Person or company holds more than 50% of the interests of the partnership; or

(c)	if the second Person or company is a limited partnership and the general partner of the limited partnership is the first Person or company;

“Supplementary Information Request” has the meaning ascribed thereto in Section 30 of the prospectus/offer to exchange, “Regulatory Matters – Competition Act Clearance”;

“taxable capital gain” has the meaning ascribed thereto in Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Disposition of Shares Pursuant to the Offer – Taxation of Capital Gains and Capital Losses”;

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended;

“Tax Proposals” has the meaning ascribed thereto in Section 32 of the prospectus/offer to exchange, “Certain Canadian Federal Income Tax Considerations”;

“TFSA” means a “tax-free savings account” as defined in the Tax Act;

“TPH” means Tudor, Pickering, Holt & Co. Securities – Canada, ULC, financial advisor to the Offeror;

“TSX” means the Toronto Stock Exchange;

“U.S. Holder” has the meaning ascribed thereto in Section 33 of the prospectus/offer to exchange, “Certain United States Federal Income Tax Considerations”;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“United States” and “U.S.” each mean the United States of America, its territories and possessions, any state of the United States and the District of Columbia; and

“WTI” means West Texas Intermediate.

Schedule I

INFORMATION CONCERNING BONTERRA

All the information concerning Bonterra, its business operations, financial condition, management and affiliates contained in this prospectus/offer to exchange has been taken from or is based upon publicly available documents and records filed with the securities commissions or similar authorities in Canada, and Obsidian Energy was not involved in the preparation of such information. Obsidian Energy is not affiliated with Bonterra and Bonterra has not permitted Obsidian Energy to have access to its books and records. Therefore, non-public information concerning Bonterra was not available to Obsidian Energy for the purpose of preparing this prospectus/offer to exchange. While Obsidian Energy has no means of verifying the accuracy or completeness of any of the information contained in this prospectus/offer to exchange that is derived from publicly available documents or records or whether there has been any failure by Bonterra to disclose events that may have occurred or may affect the significance or accuracy of any information, Obsidian Energy has no knowledge that would indicate that any statements contained in this prospectus/offer to exchange concerning Bonterra are untrue or incomplete. See Section 36 of this prospectus/offer to exchange, “Risk Factors—Risk Factors Related to the Offer and the Offeror—The Offeror has been unable to independently verify the accuracy and completeness of the Company information in this prospectus/offer to exchange.”

This prospectus/offer to exchange includes financial statements, management’s discussion and analysis and other information of Bonterra. Pursuant to Rule 409 under the Securities Act, Obsidian Energy is requesting that Bonterra provide Obsidian Energy with information required for complete disclosure regarding the businesses, operations, financial condition and management of Bonterra. Obsidian Energy will amend or supplement this prospectus/offer to exchange to provide any and all information Obsidian Energy receives from Bonterra, if Obsidian Energy receives the information before the Offer expires and Obsidian Energy considers it to be material, reliable and appropriate.

Although audit reports with respect to Bonterra’s financial statements and a statement of reserves data and other oil and gas information are included in Bonterra’s filings with securities commissions or similar authorities in Canada, Bonterra’s auditors and independent petroleum consultants have not permitted use of their respective reports in Obsidian Energy’ registration statement of which this prospectus/offer to exchange forms a part. Pursuant to Rule 436 under the Securities Act, Obsidian Energy requires the consent of Bonterra’s independent auditors and independent petroleum consultants to include their respective reports in this prospectus/offer to exchange. Obsidian Energy is requesting and has, as of the date hereof, not received such consents from Bonterra’s independent auditors and independent petroleum consultants. If Obsidian Energy receives such consents, Obsidian Energy will promptly file them as exhibits to Obsidian Energy’s registration statement of which this prospectus/offer to exchange forms a part. Because Obsidian Energy has not been able to obtain the consent of Bonterra’s independent auditors or independent petroleum consultants, you may not be able to assert a claim against (i) Bonterra’s independent auditors under Section 11 of the Securities Act for any untrue statement of material fact contained in the financial statements audited by Bonterra’s independent auditors included in this prospectus/offer to exchange or any omissions to state a material fact required to be stated therein or (ii) Bonterra’s independent petroleum consultants under Section 11 of the Securities Act for any untrue statement of material fact contained in the statement of reserves data and other oil and gas information included in this prospectus/offer to exchange or any omissions to state a material fact required to be stated therein.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

The historical consolidated financial data of Obsidian Energy contained in this prospectus/offer to exchange are reported in Canadian dollars and have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board (“IFRS”). The historical consolidated financial data of Bonterra contained in this prospectus/offer to exchange are also reported in Canadian dollars and have been prepared in accordance with IFRS. IFRS differs in certain material respects from United States generally accepted accounting principles, or U.S. GAAP, and so this financial data may not be comparable to the financial data of U.S. companies.

Unless otherwise stated or the context otherwise requires, all references in this prospectus/offer to exchange to “C$” are to Canadian dollars and all references to “dollars,” “$,” and “US$” are to United States dollars.

EXCHANGE RATE DATA

The following tables set forth certain exchange rates, as reported by the Bank of Canada. Such rates are set forth as United States dollars per C$1.00 and are the inverse of the noon exchange rates quoted by the Bank of Canada (for dates prior to March 1, 2017) or the daily average of exchange rates quoted by the Bank of Canada (for dates on or after March 1, 2017). On September 17, 2020, the inverse of the Bank of Canada’s daily average exchange rate was C$1.00 equals US$0.7576.

	Years Ended December 31,										Quarter Ended March 31,		Quarter Ended June 30,
	2019		2018		2017		2016		2015		2020		2020
Average(1)	US$	0.7537	US$	0.7721	US$	0.7708	US$	0.7548	US$	0.7820	US$	0.7443	US$	0.7221

(1)	The average of the exchange rates on the last day of each month during the year or quarter indicated.

	Month
	March 2020		April 2020		May 2020		June 2020		July 2020		August 2020
High	US$	0.7487	US$	0.7192	US$	0.7265	US$	0.7472	US$	0.7485	US$	0.7668
Low	US$	0.6898	US$	0.7034	US$	0.7080	US$	0.7309	US$	0.7344	US$	0.7476

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF OBSIDIAN ENERGY

The selected consolidated financial data of Obsidian Energy as of and for each of the years ended December 31, 2019, 2018, 2017, 2016 and 2015 has been derived from Obsidian Energy’s audited consolidated financial statements which are prepared in accordance with IFRS. The selected consolidated financial data of Obsidian Energy as of and for each of the nine-month periods ended September 30, 2020 and 2019 has been derived from Obsidian Energy’s unaudited consolidated financial statements which are prepared in accordance with IFRS. The selected consolidated financial data set forth below is presented in IFRS, and is qualified in its entirety by reference to, and should be read in conjunction with, Obsidian Energy’s complete consolidated financial statements, including the accompanying discussions and related notes to such financial statements contained elsewhere in this prospectus/offer to exchange or, with respect to the years ended December 31, 2016 and 2015, filed with the SEC on EDGAR and with the Canadian Securities Administrators on SEDAR. You should not take historical results as necessarily indicative of the results that may be expected for any future period.

(in CAD millions of dollars, except for shares)	Year ended December 31										Nine Month Period ended September 30
	2019		2018(1)		2017(1)		2016(1)		2015(1)		2020		2019
Statement of Operations data:
Revenues	C$	418	C$	444	C$	450	C$	608	C$	1,187	C$	213	C$	306
Net income (loss)		(788)		(305)		(84)		(696)		(2,646)		(772)		(244)
Income (loss) per share - Basic		(10.81)		(4.22)		(1.17)		(9.70)		(36.90)		(10.55)		(3.35)
Income (loss) per share - Diluted		(10.81)		(4.22)		(1.17)		(9.70)		(36.90)		(10.55)		(3.35)
Weighted average number of shares outstanding (millions)		73		72		72		72		72		73		73

Balance Sheet data:
Total assets	C$	1,904	C$	2,650	C$	3,008	C$	3,339	C$	5,924	C$	968	C$	2,463
Long-term debt		461		419		359		469		1,940		458		467
Shareholders’ equity		1,092		1,868		2,166		2,247		2,935		322		1,634

(1)	Amounts were adjusted for retroactive effect of a 7 to 1 share consolidation enacted during the fiscal year ended December 31, 2019.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BONTERRA

The selected consolidated financial data of Bonterra as of and for each of the years ended December 31, 2019, 2018, 2017, 2016 and 2015 has been derived from Bonterra’s audited consolidated financial statements which are prepared in accordance with IFRS. The selected consolidated financial data of Bonterra as of and for each of the nine-month periods ended September 30, 2020 and 2019 has been derived from Bonterra’s unaudited consolidated financial statements which are prepared in accordance with IFRS. The selected consolidated financial data set forth below is presented in IFRS, and is qualified in its entirety by reference to, and should be read in conjunction with, Bonterra’s complete consolidated financial statements, including the accompanying discussions and related notes to such financial statements contained elsewhere in this prospectus/offer to exchange or, with respect to the years ended December 31, 2016 and 2015, filed with the Canadian Securities Administrators on SEDAR and with the SEC on EDGAR. You should not take historical results as necessarily indicative of the results that may be expected for any future period.

(in CAD millions of dollars, except for shares)	Year Ended December 31										Nine Month Period Ended September 30
	2019		2018		2017		2016		2015		2020		2019
Statement of Operations data:
Revenues	C$	203	C$	223	C$	203	C$	170	C$	197	C$	90	C$	152
Net Income (loss)		22		7		3		(24)		(9)		(296)		23
Income (loss) per share - Basic		0.66		0.22		0.08		(0.73)		(0.28)		(8.86)		0.70
Income (loss) per share - Diluted		0.66		0.22		0.08		(0.73)		(0.28)		(8.86)		0.70
Weighted average shares outstanding - Basic (millions)		33		33		33		33		32		33		33
Weighted average shares outstanding - Diluted (millions)		33		33		33		33		32		33		33

Balance Sheet data:
Total Assets	C$	1,088	C$	1,104	C$	1,126	C$	1,148	C$	1,184	C$	723	C$	1,133
Bank Debt		273		299		292		329		332		274		283
Decommissioning Liability		138		132		127		101		72		135		167
Total debt(1)		293		321		317		354		369		294		303
Total Shareholders’ equity		504		484		510		544		596		207		506

(1)	Defined as the sum of Bank debt, Subordinated promissory note and Due to related party.

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth selected unaudited pro forma financial information for Obsidian Energy and Bonterra. The unaudited pro forma amounts included in the tables below are presented in IFRS as if the proposed combination had been effective as of September 30, 2020 for the unaudited pro forma balance sheet and as of January 1, 2019 for the unaudited pro forma statements of operations for the year ended December 31, 2019 and the nine-month period ended September 30, 2020, and reflect adjustments directly related to the proposed combination of Obsidian Energy and Bonterra (the “Proposed Combination”) and other pro forma events described in Schedule XVIII entitled “Unaudited Pro Forma Consolidated Financial Statements.” The pro forma adjustments are based on available information and assumptions that Obsidian Energy’s management believes are reasonable and in accordance with SEC requirements. You should read this information in conjunction with, and such information is qualified in its entirety by, the consolidated financial statements and accompanying notes of Obsidian Energy, included elsewhere in this prospectus/offer to exchange, and of Bonterra, included elsewhere in this prospectus/offer to exchange, and the unaudited pro forma consolidated financial statements and accompanying discussions and the related notes included elsewhere in this prospectus/offer to exchange. The unaudited pro forma amounts in the tables below are presented for informational purposes. You should not rely on the unaudited pro forma amounts as being indicative of the financial position or the results of operations of the combined company that would have actually occurred had the Proposed Combination been effective during the periods presented or of the future financial position or future results of operations of the combined company.

(in CAD millions of dollars, except for shares)(1)	Nine Month Period ended September 30, 2020	Year ended December 31, 2019
Revenues	$304	$622
Net income (loss)	(1,108)	(762)
Income (loss) per share - Basic	(7.91)	(5.45)
Income (loss) per share - Diluted	(7.91)	(5.45)

Balance Sheet data as at September 30, 2020
Total assets	$1,345
Long-term debt	732
Shareholders’ equity	355

(1)

Unaudited pro forma amounts are calculated by adding together the historical amounts reported by Obsidian Energy and Bonterra based on each entity’s most recent financial information, as adjusted for certain items related to the Proposed Combination, including estimated acquisition accounting adjustments to be recorded in connection with the Proposed Combination (consisting of fair value adjustments for assets acquired and liabilities assumed, and the resulting depletion/amortization/accretion of these adjustments over appropriate future periods) and (ii) the estimated number of Obsidian Shares to be issued upon closing of the Proposed Combination.

COMPARATIVE PER SHARE DATA

The following tables present, as at the dates and for the periods indicated, selected historical and pro forma per share data for the Obsidian Shares and Bonterra Shares. The pro forma amounts included in the tables below are presented as if the Proposed Combination had been effective for the period presented and are based on the purchase method of accounting.

The Bonterra combination equivalent per share amounts were calculated by multiplying the Bonterra historical amounts by the exchange ratio of 2.0, which represents the Offer Consideration to be paid to Bonterra shareholders in Obsidian Shares. The pro forma amounts in the tables below do not include any potential financial benefits that may arise from the Proposed Combination.

You should read this information in conjunction with, and this information is qualified in its entirety by, the consolidated financial statements and accompanying notes of Obsidian Energy and Bonterra included in this prospectus/offer to exchange and Obsidian Energy’s unaudited pro forma condensed consolidated financial statements and accompanying notes included elsewhere in this prospectus/offer to exchange. The pro forma amounts in the table below are presented for informational purposes only. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of the combined company that would have actually occurred had the Proposed Combination been effective as at or during the period presented or of the future financial position or future results of operations of the combined company. The combined financial information as at and for the period presented may have been different had the companies actually been combined as at and during those periods.

Obsidian Energy

(Canadian dollars)	Year ended December 31, 2019	Nine Month Period ended September 30, 2020
Statement of Operations data:
Net income (loss) from operations per share:
Obsidian Energy historical	$(10.81)	$(10.55)
Obsidian Energy pro forma(1)	(5.45)	(7.91)

(Canadian dollars)	As of December 31, 2019	As of September 30, 2020
Balance Sheet data:
Net book value per share:
Obsdian Energy historical	$14.96	$4.40
Obsidian Energy pro forma(1)	—	2.54

(1)

Unaudited pro forma amounts are calculated by adding together the historical amounts reported by Obsidian Energy and Bonterra based on each entity’s most recent financial information, as adjusted for certain items related to the Proposed Combination, including estimated acquisition accounting adjustments to be recorded in connection with the Proposed Combination (consisting of fair value adjustments for assets acquired and liabilities assumed, and the resulting depletion/amortization/accretion of these adjustments over appropriate future periods) and (ii) the estimated number of Obsidian Shares to be issued upon closing of the Proposed Combination.

Bonterra

The following table presents the earnings per share, dividends per share and book value per share with respect to Bonterra on a historical basis and an equivalent basis. The combination equivalent amounts with respect to the Shares are calculated by multiplying Bonterra’s historical amount by the exchange ratio of 2.0 Obsidian Shares constituting the Offer Consideration.

(Canadian dollars)	Year ended December 31, 2019	Nine Month Period ended September 30, 2020
Statement of Operations data:
Basic and diluted earnings per share:
Bonterra historical	$0.66	$(8.86)
Bonterra combination equivalent	0.33	(4.43)

Dividend per share:
Bonterra historical	0.12	0.03

(Canadian dollars)	As of December 31, 2019	As of September 30, 2020
Balance Sheet data:
Net book value per share:
Bonterra historical	$15.09	$6.21
Bonterra combination equivalent	7.55	3.10

BENEFICIAL OWNERSHIP OF OBSIDIAN SHARES

The following table sets forth information with respect to the beneficial ownership of Obsidian Shares, as of September 17, 2020 by each director, each executive officer, all directors and executive officers as a group and each person or entity who is known by us to own beneficially 5% or more of our common shares. Unless otherwise indicated below, the business address for each beneficial owner of our common shares is c/o Obsidian Energy Ltd., Suite 200, 207 – 9th Avenue SW, Calgary, Alberta, Canada, T2P 1K3. Unless otherwise indicated below, no person or entity who is known by us to own beneficially 5% or more of our common shares has any special voting rights with respect to our common shares.

Beneficial ownership is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any of our common shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days through the exercise of any warrant, option or other right. The inclusion in this prospectus/offer to exchange of such common shares, however, does not constitute an admission that the named individual is a direct or indirect beneficial owner of such common shares. Any of our common shares that a person has the right to acquire within 60 days of June 30, 2020 are deemed outstanding solely for the purpose of calculating the percentage ownership of such person, but are not deemed outstanding for the purpose of calculating the percentage owned by any other person listed. Consequently, the aggregate percentage ownership will exceed 100%. The applicable percentage of “beneficial ownership” after the Offer is based upon 73,022,321 of our common shares outstanding before the Offer as of June 30, 2020.

As of September 18, 2020, approximately 22.79% of our common shares were held in the United States by 44 holders of record.

Except as otherwise disclosed in this prospectus/offer to exchange, Obsidian Energy and Bonterra do not have any ongoing contractual or other arrangements, and no associate of the Offeror owns beneficially, either directly or indirectly, any securities of Bonterra.

Directors and Executive Officers

Name(1)	Number of Common Shares Beneficially Owned		Percentage of Class Beneficially Owned Before the Offer	Percentage of Class Beneficially Owned After the Offer(2)
Gordon M. Ritchie	22,071		*	*
John Brydson	407,571		*	*
Raymond Crossley	2,714		*	*
Michael J. Faust	32,651		*	*
William A. Friley	14,378		*	*
Mark Hawkins	21,282		*	*
Maureen Cormier Jackson	19,285		*	*
Edward H. Kernaghan	2,991,949	(3)	4.10%	2.06%
Stephen E. Loukas	3,930,945		5.38%	2.71%
Peter D. Scott	—		—	—
Aaron Smith	6,889		*	*
Gary Sykes	—		—	—
All directors and executive officers as a group	7,449,735		10.20%	5.13%

*	Indicates less than 1%
(1)	Unless otherwise noted, each person has sole voting and investment power over the shares listed opposite his or her name.

(2)	Assumes that 100% of Bonterra Shares (including Bonterra Shares issuable upon the exercise of outstanding options) are exchanged for 72,282,992 Obsidian Shares.
(3)	Includes (i) 2,961,742 Obsidian Shares held by Kernwood Limited, (ii) 25,637 Obsidian Shares held by Edward H. Kernaghan and (iii) 4,570 Obsidian Shares held by Jennifer Kernaghan.

Principal Stockholders

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Class Beneficially Owned
He Zhengxu Inst. of Math, AMSS, CAS, Zhongguancun, Haidian District, Beijing 100080, PRC	6,593,389	(1)	9.03%
Edward J. Kernaghan Kernwood Limited, Suite 605 79 Wellington Street West Toronto, Ontario M5K 1K7	4,970,196	(2)	6.81%
FrontFour Capital Group LLC 35 Mason Street, 4th Floor Greenwich, Connecticut 06830	4,447,736	(3)	6.09%

(1)	Based on Schedule 13G/A filed on February 7, 2020. He Zhengxu reports shared voting power over 6,593,389 Obsidian Shares.
(2)

Based on Schedule 13D/A filed on January 4, 2018 and adjusted to give effect to a 7 to 1 share consolidation enacted during the fiscal year ended December 31, 2019 (the “Share Consolidation”). Edward J. Kernaghan reports sole voting power over 1,432,214 Obsidian Shares and shared voting power over 3,537,982 Obsidian Shares, in each case, as adjusted to give effect to the Share Consolidation. Includes (i) 1,432,214 Obsidian Shares held directly by Edward J. Kernaghan, (ii) 2,883,457 Obsidian Shares held directly by Kernwood Limited, which Edward J. Kernaghan directly controls as the controlling shareholder, (iii) 10,214 Obsidian Shares held directly by Principia Research Inc., of which Edward J. Kernaghan is a shareholder, (iv) 282,975 Obsidian Shares held directly by Edward H. Kernaghan, with repsect to which Edward J. Kernaghan indirectly shares control, (v) 2,750,500 Obsidian Shares held directly by Alice Kernaghan, with respect to which Edward J. Kernaghan indirectly shares control, (vi) 1,548,200 Obsidian Shares held directly by Elizabeth Kernaghan, with respect to which Edward J. Kernaghan indirectly shares control, and (vii) 32,000 Obsidian Shares held directly by Jennifer Kernaghan, with respect to which Edward J. Kernaghan indirectly shares control, in each case, as adjusted to give effect to the Share Consolidation.

(3)

Based on Schedule 13D/A filed on April 9, 2018 and adjusted to give effect to the Share Consolidation. Includes Obsidian Shares owned or controlled by FrontFour Capital Group LLC (“FrontFour Capital”), FrontFour Master Fund, Ltd. (the “Master Fund”), FrontFour Opportunity Fund (the “Canadian Fund”), FrontFour Capital Corp. (“FrontFour Corp”), FrontFour Energy Fund (the “Energy Fund”), FrontFour Energy GP Inc. (“Energy Fund GP”), Stephen E. Loukas (“Mr. Loukas”), David A. Lorber (“Mr. Lorber”) and Zachary George (“Mr. George”). Each of the Master Fund, FrontFour Capital and Messrs. Loukas, Lorber and George have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the Obsidian Shares owned directly by the Master Fund. Each of FrontFour Capital and Messrs. Loukas, Lorber and George have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the Obisidian Shares held in accounts separately managed by FrontFour Capital. Each of the Canadian Fund, FrontFour Corp. and Messrs. Loukas, Lorber and George have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the Obsidian Shares owned directly by the Canadian Fund. Each of the Energy Fund, Energy Fund GP and Messrs. Loukas, Lorber and George have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the Obsidian Shares owned directly by the Energy Fund. Mr. Loukas has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the Obsidian Shares owned directly by him. Mr. Lorber has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, the Obsidian Shares owned directly by him.

BENEFICIAL OWNERSHIP OF BONTERRA SHARES

The following table sets forth information with respect to the beneficial ownership of Bonterra Shares, as of September 18, 2020, by each director of Bonterra, each executive officer of Bonterra, all directors and executive officers of Bonterra as a group and each person or entity who is known by us to own beneficially 5% or more of the Bonterra Shares. This information is based upon publicly available documents and records filed with the securities commissions or similar authorities in Canada, and Obsidian Energy was not involved in the preparation of such information. See the section of this prospectus/offer to exchange entitled, “Information Concerning Bonterra”.

The applicable percentage of “beneficial ownership” is based upon 33,388,796 total issued and outstanding Bonterra Shares as of June 30, 2020, as publicly disclosed in Bonterra’s management’s discussion and analysis for the three and six months ended June 30, 2020 and 2019.

Directors and Executive Officers(1)

Name	Number of Common Shares Beneficially Owned(2)	Percentage of Class Beneficially Owned
George F. Fink(3)	4,619,912	13.83%
Randy M. Jarock(4)	472,777	1.41%
Rodger A. Tourigny(5)	158,826	*
John J. Campbell(6)	90,000	*
Jacqueline R. Ricci(7)	90,000	*
Robb D. Thompson(8)	241,500	*
Adrian Neumann(9)	211,493	*
Brad A. Curtis(10)	241,518	*
All directors and executive officers as a group	6,126,026	18.30%

*	Indicates less than 1%
(1)

In respect of the executives officers and directors of Bonterra, only directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, and a person responsible for a principal business unit or division or function of Bonterra are required to publicly report beneficial holdings under applicable Canadian securities laws.

(2)

This includes all Bonterra Shares underlying outstanding Company Options held. The specific vesting and exercise terms for each Company Option are not publicly disclosed and Obsidian Energy is therefore unable to determine whether any Company Options are exercisable within 60 days of the date hereof.

(3)	Consists of 4,409,912 Bonterra Shares and 210,000 Bonterra Shares underlying Company Options.
(4)	Consists of 382,277 Bonterra Shares and 90,500 Bonterra Shares underlying Company Options.
(5)	Consists of 68,326 Bonterra Shares and 90,500 Bonterra Shares underlying Company Options.
(6)	Consists of 90,000 Bonterra Shares underlying Company Options.
(7)	Consists of 90,000 Bonterra Shares underlying Company Options.
(8)	Consists of 31,500 Bonterra Shares and 210,000 Bonterra Shares underlying Company Options.
(9)	Consists of 1,493 Bonterra Shares and 210,000 Bonterra Shares underlying Company Options.
(10)	Consists of 31,518 Bonterra Shares and 210,000 Bonterra Shares underlying Company Options.

Principal Stockholders(1)

Name	Number of Common Shares Beneficially Owned	Percentage of Class Beneficially Owned
William Oberndorf	4,016,152	12.02%

(1)

Under Canadian securities laws, beneficial ownership reporting only applies to significant shareholders who beneficially own or control and direct, whether directly or indirectly, 10% or more of the common shares of an issuer. As a result, there is no method by which Obsidian Energy can reliably identify beneficial owners of 5% or more of the Bonterra Shares.

DIRECTORS AND EXECUTIVE OFFICERS OF OBSIDIAN ENERGY

The persons listed below are the directors and executive officers of Obsidian Energy as of the date of this prospectus/offer to exchange. There are no family relationships among the Company’s directors or executive officers.

Name	Age	Positions
John Brydson	68	Director
Raymond Crossley	61	Director
Michael J. Faust	60	Director
William A. Friley	68	Director
Maureen Cormier Jackson	62	Director
Edward H. Kernaghan	49	Director
Gordon M. Ritche	67	Chairman
Mark Hawkins	41	Vice President, Legal, General Counsel & Corporate Secretary
Stephen E. Loukas	42	Interim President and Chief Executive Officer
Peter D. Scott	58	Senior Vice President and Chief Financial Officer
Aaron Smith	45	Senior Vice President, Development & Operations
Gary Sykes	52	Vice President, Commercial

OWNERSHIP AND EXCHANGE CONTROLS

Limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition of Canada (the Commissioner) to review any acquisition of control over or of a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal on the basis that it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.

This legislation also requires any person who intends to acquire our common shares to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded and if that person would hold more than 20% of our common shares. If a person already owns 20% or more of our common shares, a notification must be filed when the acquisition of additional shares would bring that person’s holdings to over 50% (again if certain financial thresholds are exceeded). Where a notification is required, the legislation prohibits completion of the acquisition until the expiration of a statutory waiting period, unless the Commissioner provides an advance ruling certificate clearing the transaction or written notice that he does not intend to challenge the acquisition, or waives the obligation to submit a notification.

There is no limitation imposed by Canadian law or our articles on the right of non-residents to hold or vote our common shares, other than, potentially, those imposed by the Investment Canada Act (the ICA). Under the ICA, a direct acquisition of control of an existing Canadian business carried on by a Canadian corporation by a “non-Canadian” as defined in the ICA, is subject to economic review where the enterprise value of the Canadian business exceeds a specified monetary threshold. An economic reviewable acquisition cannot be implemented unless the Minister responsible for the ICA (the Minister) is satisfied that the transaction is likely to be of “net benefit to Canada” (a Reviewable Transaction). Where the acquisition of control of an existing Canadian business by a non-Canadian is not a Reviewable Transaction, a notification must be filed with the Investment Review Division of Industry Canada, which may generally be done on a post-closing basis.

Under the ICA the acquisition of control of us (either through the acquisition of our common shares or all or substantially all our assets) by a non-Canadian who is a World Trade Organization member country investor and who is not a state-owned investor, would be economic reviewable only if our enterprise value was equal to or greater than a specified amount. The specified amount for 2020 is C$1.075 billion and rises to C$1.613 billion in the case of investors known as “trade agreement investors”, which includes U.S. investors. The threshold amount is subject to an annual adjustment on the basis of a prescribed formula in the ICA to reflect changes in Canadian gross domestic product. For non-World Trade Organization member investors, the corresponding threshold is C$5 million.

The acquisition of a majority of the voting interests of an entity is deemed to be acquisition of control of that entity. The acquisition of less than a majority but one-third or more of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares. The acquisition of less than one-third of the voting shares of a corporation is deemed not to be acquisition of control of that corporation. Certain transactions in relation to our common shares would be exempt from economic review under the ICA including:

•	the acquisition of our common shares by a person in the ordinary course of that person’s business as a trader or dealer in securities;

•	the acquisition of control of us in connection with the realization of security granted for a loan or other financial assistance and not for any purpose related to the provisions of the ICA; and

•

the acquisition or control of us by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of us, through the ownership of voting interests, remains unchanged.

Under the national security regime in the ICA, national security review on a discretionary basis may also be undertaken by the federal government in respect of a much broader range of investments by a non-Canadian to “acquire, in whole or in part, or to establish an entity carrying on all or any part of its operations in Canada.” The relevant test is whether such an investment by a non-Canadian could be “injurious to national security.” The Minister of Industry has broad discretion to determine whether an investor is a non-Canadian and therefore may be subject to national security review. Review on national security grounds is at the discretion of the federal government and may occur on a pre- or post-closing basis.

There is no law, governmental decree or regulation in Canada that restricts the export or import of capital, or which would affect the remittance of dividends or other payments by us to non-resident holders of our common shares, other than withholding tax requirements.

Schedule II

OBSIDIAN ENERGY LTD.

Annual Information Form

for the year ended December 31, 2019

March 30, 2020

GLOSSARY OF TERMS

The following is a glossary of certain terms used in this Annual Information Form.

“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, C. B-9, as amended, including the regulations promulgated thereunder.

“Annual Information Form” means this annual information form dated March 30, 2020. “Board” or “Board of Directors” means the board of directors of Obsidian Energy. “Common Shares” means common shares in the capital of Obsidian Energy.

“Engineering Report” means the report prepared by Sproule dated February 3, 2020 where they evaluated one hundred percent of the crude oil, natural gas and natural gas liquids reserves of Obsidian Energy and the net present value of future net revenue attributable to those reserves effective as at December 31, 2019.

“Form 40-F” means our Annual Report on Form 40-F for the fiscal year ended December 31, 2019 filed with the SEC.

“Gross” or “gross” means:

(a)

in relation to our interest in production or reserves, our “company gross reserves”, which are our working interest (operating or non-operating) share before deduction of royalties and without including any royalty interests of ours;

(b)	in relation to wells, the total number of wells in which we have an interest; and

(c)	in relation to properties, the total area of properties in which we have an interest.

“Handbook” means the Chartered Professional Accountant Canada Handbook, as amended from time to time.

“IFRS” means International Financial Reporting Standards, being the standards and interpretations issued by the International Accounting Standards Board, as amended from time to time. The changeover date to IFRS was January 1, 2011 with retrospective adoption from January 1, 2010 onwards. For periods relating to financial years beginning on or after January 1, 2011, Canadian generally accepted accounting principles applicable to publicly accountable enterprises is determined with reference to Part I of the Handbook, which is IFRS.

“MD&A” means management’s discussion and analysis.

“Net” or “net” means:

(a)

in relation to our interest in production or reserves, our working interest (operating or non-operating) share after deduction of royalty obligations, plus our royalty interests in production or reserves;

(b)	in relation to our interest in wells, the number of wells obtained by aggregating our working interest in each of our gross wells; and

(c)	in relation to our interest in a property, the total area in which we have an interest multiplied by the working interest we own.

“NI 51-101” means National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities.

“Non-Resident” means: (i) a person who is not a resident of Canada for the purposes of the Tax Act; or (ii) a partnership that is not a Canadian partnership for the purposes of the Tax Act.

“NYSE” means the New York Stock Exchange.

“Obsidian Energy”, the “Company”, the “Corporation”, “we”, “us” or “our” each mean Obsidian Energy Ltd., a corporation existing under the ABCA. Where the context requires, these terms also include all of Obsidian Energy’s Subsidiaries on a consolidated basis. The Company completed a corporate name change in June 2017 from Penn West Petroleum Ltd. (“Penn West”) pursuant to obtaining the requisite shareholder approval.

“OPEC” means the Organization of the Petroleum Exporting Countries.

“SEC” means the United States Securities and Exchange Commission.

“Senior Notes” means our guaranteed, secured senior notes consisting of US$47 million principal amount of notes, as described under the heading “Capitalization of Obsidian Energy – Debt Capital – Senior Notes”.

“Shareholders” means holders of our Common Shares.

“Sproule” means Sproule Associates Limited, independent petroleum consultants of Calgary, Alberta.

“Subsidiaries” has the meaning ascribed thereto in the Securities Act (Ontario) and, for greater certainty, includes all corporations and partnerships owned, controlled or directed, directly or indirectly, by Obsidian Energy.

“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, C. 1 (5th Supp.), as amended, including the regulations promulgated thereunder, as amended from time to time.

“TSX” means the Toronto Stock Exchange.

“undeveloped land” and “unproved property” each mean a property or part of a property to which no reserves have been specifically attributed.

“United States” or “U.S.” means the United States of America.

CONVENTIONS

Certain terms used herein are defined in the “Glossary of Terms”. Certain other terms used herein but not defined herein are defined in NI 51-101 and, unless the context otherwise requires, shall have the same meanings herein as in NI 51-101.

All dollar amounts in this document are expressed in Canadian dollars, except where otherwise indicated. References to “$” or “Cdn$” are to Canadian dollars, references to “US$” are to United States dollars, references to “£” are to pounds sterling, and references to “€” are to Euros. On March 30, 2020, the exchange rate based on the noon rate as reported by WM/Reuters, was Cdn$1.00 equals US$0.7057

All financial information herein has been presented in accordance with IFRS.

ABBREVIATIONS

Oil and Natural Gas Liquids		Natural Gas

bbl	barrel or barrels	GJ	gigajoule
bbl/d	barrels per day	GJ/d	gigajoules per day
Mbbl	thousand barrels	Mcf	thousand cubic feet
MMbbl	million barrels	MMcf	million cubic feet
NGLs	natural gas liquids	Bcf	billion cubic feet
MMboe	million barrels of oil equivalent	Mcf/d	thousand cubic feet per day
Mboe	thousand barrels of oil equivalent	MMcf/d	million cubic feet per day
boe/d	barrels of oil equivalent per day	m3	cubic metres
		MMbtu	million British thermal units

Other
AECO	the Alberta benchmark price for natural gas.

BOE or boe	barrel of oil equivalent, using the conversion factor of 6 Mcf of natural gas being equivalent to one barrel of oil.

WTI	West Texas Intermediate, the reference price paid in United States dollars at Cushing, Oklahoma for crude oil of standard grade.

API	American Petroleum Institute.

°API	the measure of the density or gravity of liquid petroleum products derived from a specific gravity.

psi	pounds per square inch.

MM$	million dollars.

MW	megawatt.

MWh	megawatt hour.

CO2	carbon dioxide.

OIL AND GAS INFORMATION ADVISORIES

Where any disclosure of reserves data is made in this Annual Information Form (including the Appendices hereto) that does not reflect all of the reserves of Obsidian Energy, the reader should note that the estimates of reserves and future net revenue for individual properties may not reflect the same confidence level as estimates of reserves and future net revenue for all properties, due to the effects of aggregation.

All production and reserves quantities included in this Annual Information Form (including the Appendices hereto) have been prepared in accordance with Canadian practices and specifically in accordance with NI 51-101. These practices are different from the practices used to report production and to estimate reserves in reports and other materials filed with the SEC by United States companies. Nevertheless, as part of Obsidian Energy’s Form 40-F for the year ended December 31, 2019, filed with the SEC, Obsidian Energy has disclosed proved reserves quantities using the standards contained in SEC Regulation S-X, and the standardized measure of discounted future net cash flows relating to proved oil and gas reserves determined in accordance with the U.S. Financial Accounting Standards Board, “Disclosures About Oil and Gas Producing Activities”, which disclosure complies with the SEC’s rules for disclosing oil and gas reserves.

References in this Annual Information Form to land and properties held, owned, acquired or disposed by us, or in respect of which we have an interest, refer to land or properties in respect of which we have a lease or other contractual right to explore for, develop, exploit and produce hydrocarbons underlying such land or properties.

Boes may be misleading, particularly if used in isolation. A boe conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio based on the current price of crude oil as compared to natural gas is significantly different from the energy equivalency conversion ratio of 6:1, utilizing a conversion on a 6:1 basis is misleading as an indication of value.

CONVERSIONS

The following table sets forth certain conversions between Standard Imperial Units and the International System of Units (or metric units).

To Convert From	To	Multiply By
Mcf	cubic metres	28.174
cubic metres	cubic feet	35.494
Bbl	cubic metres	0.159
cubic metres	Bbl	6.293
Feet	metres	0.305
Metres	Feet	3.281
Miles	kilometres	1.609
Kilometres	miles	0.621
Acres	hectares	0.405
Hectares	acres	2.500
gigajoules (at standard)	mmbtu	0.948
mmbtu (at standard)	gigajoules	1.055
gigajoules (at standard)	Mcf	1.055

EFFECTIVE DATE OF INFORMATION

Except where otherwise indicated, the information in this Annual Information Form is presented as at the end of Obsidian Energy’s most recently completed financial year, being December 31, 2019.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In the interest of providing our securityholders and potential investors with information regarding Obsidian Energy, including management’s assessment of Obsidian Energy’s future plans and operations, certain statements contained and incorporated by reference in this document constitute forward-looking statements or information (collectively “forward-looking statements”). Forward-looking statements are typically identified by words such as “anticipate”, “continue”, “estimate”, “expect”, “forecast”, “budget”, “may”, “will”, “project”, “could”, “plan”, “intend”, “should”, “believe”, “outlook”, “objective”, “aim”, “potential”, “target” and similar words suggesting future events or future performance. In addition, statements relating to “reserves” or “resources” are deemed to be forward-looking statements as they involve the implied assessment, based on certain estimates and assumptions, that the reserves and resources described exist in the quantities predicted or estimated and can be profitably produced in the future. In particular, this document and the documents incorporated by reference herein contain, without limitation, forward-looking statements pertaining to the following: the details of our first half 2020 capital plan; that given the current low commodity price environment, the Company expects minimal capital spending in the second half of 2020; that we will continue to monitor commodity prices and adjust our development plans accordingly; our updated syndicated credit facility and the possible reconfirmation, redetermination and term-out dates under the various scenarios; our updated senior note maturity dates under various scenarios; our expected lease payments and indemnity from the landlord going forward; our expected financial covenant relief and the applicable time frames; the details of our ongoing acquisition, disposition, farm-out and financing strategy; our dividend policy; potential impacts that the government of Alberta curtailment will have on the Company; our expectations regarding the operational and financial impact that climate change regulations in the jurisdictions in which we operate will have on us; that the Corporation is unable to predict what additional legislation or amendment governments may enact in the future and what will need to be reported, remitted and in what time frame; that we are committed to mitigating the environmental impact from our operations, and to involving stakeholders throughout the exploration, development, production and abandonment process; that we will seek to drive improvement and to ensure compliance with our environmental policies; that we seek to communicate our commitment to environmental stewardship to our stakeholders in order to always be held accountable; that we continue to work cooperatively with governments to develop an approach to deal with climate change issues that protects the industry’s competitiveness, limits the cost and administrative burden of compliance, and supports continued investment in the oil and gas sector; our belief that the trend towards heightened and additional standards in environmental legislation and regulation will continue and our expectation that we will be making increased expenditures as a result of the expansion of our operations and the adoption of new legislation relating to the protection of the environment; our commitment to mitigating the environmental impact from our operations and involving stakeholders throughout the exploration, development, production and abandonment process; our assessment of the operational and financial impacts that certain risks factors could have on us and the value of our Common Shares should such risk factors materialize; our ability to continue as a going concern in the future, our forecast, based on strip pricing as of March 27, 2020, that sufficient liquidity exists under our syndicated credit facility, and our forecast that sufficient liquidity exists under situations where further potential strip price reductions occur due to a combination of excess capacity and the ability to implement additional proactive actions within our control; the quantity of our oil, natural gas liquids and natural gas reserves, the recoverability thereof, and the net present values of future net revenue to be derived from our reserves using forecast prices and costs, including the disclosure set forth in Appendix A-3 under “Statement of Reserves Data and Other Oil and Gas Information – Reserves Data”; the amount of royalties, operating costs, development costs, abandonment and reclamation costs and income taxes that we will incur in connection with the production of our reserves; our outlook for oil, natural gas liquids and natural gas prices; our expectations regarding future currency exchange rates and inflation rates; our expectations regarding funding the development of our reserves and impact if we failed to develop those reserves; our expectation that interest and other funding costs will not make the development of any of our properties uneconomic; our expectations regarding the timing for developing our proved undeveloped reserves and probable undeveloped reserves and the amount of future capital expenditures required to develop such reserves; our expectations regarding the significant economic factors and other significant uncertainties that could affect our reserves data; the number of net well bores, facilities and the length of pipeline in respect of which we expect to incur abandonment and reclamation costs and the total amount of such costs that we expect to incur and the timing thereof; the details of our exploration and development plans in each of our Cardium, Peace River and Viking resource plays in 2020 and additional optimization activity in 2020; the expected lands that will be surrendered unless we qualify them in some manner; our expectations regarding when we will be required to pay income taxes; that our development capital spending will be minimal if these oil prices continue; that we have a flexible portfolio to manage capital expenditures through the balance of 2020 to preserve long term shareholder value;; our intention to continue to actively identify and evaluate hedging opportunities in order to reduce our exposure to fluctuations in commodity prices and protect our future cash flows and capital programs; and the nature of, effectiveness of, and benefits to be derived from, our future marketing arrangements and risk management strategies.

With respect to forward-looking statements contained or incorporated by reference in this document, we have made assumptions regarding, among other things that: we will have the ability to continue as a going concern going forward and realize our assets and discharge our liabilities in the normal course of business; the Company does not dispose of additional material producing properties; the impact of the Government of Alberta production curtailment on the Company; how the Supreme Court of Canada Redwater decision will impact our Company moving forward; the impact of regional and/or global health related events on energy demand; global energy policies going forward; that we are able to move forward through the various reconfirmation, redetermination dates with the credit facility and pay the senior notes at the new negotiated maturity dates; the terms and timing of any anticipated asset dispositions or acquisitions; our ability to execute our long-term plan as described herein and in our other disclosure documents and the impact that the successful execution of such plan will have on us and our shareholders; the economic returns anticipated from expenditures on our assets; future crude oil, natural gas liquids and natural gas prices and differentials between light, medium and heavy oil prices and Canadian, WTI and world oil and natural gas prices; future capital expenditure levels and capital programs; future crude oil, natural gas liquids and natural gas production levels; the laws and regulations that we will be required to comply with, including laws and regulations relating to taxation, royalty regimes and environmental protection, and the continuance of those laws and regulations; that we will have the financial resources required to fund our capital and operating expenditures and requirements as needed; drilling results and the recoverability of our reserves; the estimates of our reserves volumes and the assumptions related thereto (including commodity prices and development costs) are accurate in all material respects; the amount of royalties, operating costs, development costs, abandonment and reclamation costs and income taxes that we will incur in connection with the production of our reserves; future exchange rates, inflation rates and interest rates; future debt levels; future income tax rates; the amount of tax pools available to us; the cost of expanding our property holdings; our ability to execute our capital programs as planned without significant adverse impacts from various factors beyond our control, including weather, infrastructure access and delays in obtaining regulatory approvals and third party consents; our ability to obtain equipment in a timely manner to carry out development activities and the costs thereof; our ability to market our oil and natural gas successfully to current and new customers; our ability to reduce our exposure to commodity price fluctuations and counterparty risks through our risk management programs; the impact of increasing competition; our ability to obtain financing on acceptable terms, that our conduct and results of operations will be consistent with expectations; our ability to add production and reserves through our development and exploitation activities; if necessary; and that we will have the ability to develop our oil and gas properties in the manner currently contemplated. In addition, many of the forward-looking statements contained or incorporated by reference in this document are located proximate to assumptions that are specific to those forward-looking statements, and such assumptions should be taken into account when reading such forward-looking statements: see in particular the assumptions identified in Appendix A-3 under “Statement of Reserves Data and Other Oil and Gas Information – Reserves Data” and “Statement of Reserves Data and Other Oil and Gas Information – Notes to Reserves Data Tables”.

Although Obsidian Energy believes that the expectations reflected in the forward-looking statements contained or incorporated by reference in this document, and the assumptions on which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned not to place undue reliance on forward-looking statements included or incorporated by reference in this document, as there can be no assurance that the plans, intentions or expectations upon which the forward-looking statements are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements contained herein will not be correct, which may cause our actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things: the possibility that we are not able to continue as a going concern and realize our assets and discharge our liabilities in the normal course of business; the possibility that we are unable to execute some or all of our ongoing asset acquisition or disposition programs on favourable terms or at all, whether due to the failure to receive requisite regulatory or other third party approvals or satisfy applicable closing conditions or for other reasons that we cannot anticipate; the impact that any government assistance programs could have on the Company in connection with, among other things, the COVID-19 pandemic and other regional and/or global health related events; the impact on energy demands due to regional and/or global health related events; the possibility that we will not be able to successfully execute our long-term plan in part or in full, and the possibility that some or all of the benefits that we anticipate will accrue to us and our securityholders as a result of the successful execution of such plan do not materialize; the impact of weather conditions on seasonal demand; the impact of weather conditions on our ability to execute capital programs; the impact of the Alberta government mandated curtailment; the risk that we will be unable to execute our capital programs as planned without significant adverse impacts from various factors beyond our control, including weather, infrastructure access and delays in obtaining regulatory approvals and third party consents; risks inherent in oil and natural gas operations; uncertainties associated with estimating reserves and resources; competition for, among other things, capital, acquisitions of reserves, resources, undeveloped lands and skilled personnel; incorrect assessments of the value of acquisitions, including the historical acquisitions discussed herein; geological, technical, drilling and processing problems; general economic and political conditions in Canada, the U.S., Europe and globally, and in particular, the effect that those conditions have on commodity prices and our access to capital; industry conditions, including fluctuations in the price of crude oil, natural gas liquids and natural gas, price differentials for crude oil and natural gas produced in Canada as compared to other markets and transportation restrictions, including pipeline and railway capacity constraints; royalties payable in respect of our oil and natural gas production and changes to government royalty frameworks in jurisdictions in which we operate and the impact that such changes may have on us; changes in government regulation of the oil and natural gas industry, including environmental regulation; fluctuations in foreign exchange or interest rates; unanticipated operating events or environmental events that can reduce production or cause production to be shut-in or delayed, including extreme cold during winter months, wild fires and flooding; failure to obtain regulatory, industry partner and other third-party consents and approvals when required, including for acquisitions, dispositions, joint ventures, partnerships and mergers; failure to realize the anticipated benefits of dispositions, acquisitions, joint ventures and partnerships, including the historical dispositions, acquisitions, joint ventures and partnerships discussed herein; changes in taxation and other laws and regulations that affect us and our securityholders; the potential failure of counterparties to honour their contractual obligations; stock market volatility and market valuations; the ability of OPEC to control production and balance global supply and demand of crude oil at desired price levels; political uncertainty, including the risks of hostilities, in the petroleum producing regions of the world; delays in exploration and development activities if drilling and related equipment is unavailable or if access to drilling locations is restricted; the impact of pipeline interruptions and apportionments and the actions or inactions of third party operators; the possibility that we breach one or more of the financial covenants pursuant to our agreements with the syndicated banks and the holders of our senior, unsecured notes; and the other factors described under “Risk Factors” in this document and in Obsidian Energy’s public filings available in Canada at www.sedar.com and in the United States at www.sec.gov. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking statements contained and incorporated by reference in this document speak only as of the date of this document. Except as expressly required by applicable securities laws, Obsidian Energy does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained and incorporated by reference in this document are expressly qualified by this cautionary statement.

GENERAL AND ORGANIZATIONAL STRUCTURE

General

Obsidian Energy is a corporation amalgamated under the ABCA. Obsidian Energy’s head and registered office is located at Suite 200, 207 – 9th Avenue S.W., Calgary, Alberta, T2P 1K3.

Our Organizational Structure

The following diagram sets forth the organizational structure of Obsidian Energy and its material Subsidiaries as at the date hereof.

Notes:

(1)	The remaining 45% interest in Peace River Oil Partnership is owned by Winter Spark Resources, Inc., an affiliate of China Investment Corporation.
(2)	Each of the entities identified in the diagram was incorporated, continued, formed or organized, as the case may be, under the laws of the Province of Alberta.

DESCRIPTION OF OUR BUSINESS

Overview

Obsidian Energy is an intermediate-sized oil and gas producer with a well-balanced portfolio of high-quality assets based in Western Canada. Obsidian Energy is a company based on disciplined, relentless passion for the work we do, and resolute accountability to our shareholders, our partners and the communities in which we operate. As at December 31, 2019, Obsidian Energy had 184 employees.

Reserves Data

See Appendices A-1, A-2 and A-3 for complete NI 51-101 oil and gas reserves disclosure for Obsidian Energy as at December 31, 2019.

General Development of the Business

The following is a description of the general development of Obsidian Energy’s business over the last three completed financial years.

Year Ended December 31, 2017

2017 Capital Expenditure Budget and Production

In January 2017, the Company announced its 2017 capital budget of $180 million (which includes $160 million in exploration and development capital and $20 million in decommissioning expenditures) and that it anticipated 2017 average production to be between 27,000 to 29,000 boe/d. In March 2017, Obsidian Energy announced it was increasing full year 2017 production guidance to 30,500 to 31,500 boe/d as a result of retaining certain assets in the outer Cardium and central Alberta that it potentially planned to sell. In August 2017, the Company reduced it full-year capital guidance to $160 million (which includes $145 million in exploration and development capital and $15 million in decommissioning expenditures) in response to sustained weak commodity prices. The Company kept its full-year production guidance unchanged at 30,500 to 31,500 boe/d.

Reduction to Senior Secured Debt

In January 2017, the Company announced that it had reduced the capacity available under its revolving syndicated bank facility to $600 million, from $1.2 billion. The reduced facility size was more appropriate for the Company after a meaningful debt reduction program throughout 2016 and a plan to fund future capital and other expenditures through funds flow from operations. This move was expected to save the Company approximately $2.5 million annually in reduced standby fees.

Board of Directors and Management Changes

In January 2017, David Dyck (Senior Vice President, Chief Financial Officer) and Gregg Gegunde (Senior Vice President, Exploration, Production & Delivery) retired from their positions and David Hendry was appointed Chief Financial Officer.

In August 2017, the Company’s Chair of the Board of Directors, Mr. Rick George, passed away. Mr. Gordon Ritchie joined the Board of Directors on December 1, 2017.

Aggregate Acquisition and Disposition Activity

In 2017, Obsidian Energy closed property dispositions for total proceeds of $110 million on properties located within British Columbia and the Swan Hills area of Alberta as well as certain royalty interests. Total production associated with the combined divestments was approximately 10,600 boe/d. The net proceeds of the dispositions were used to repay a portion of the indebtedness outstanding under our bank facility.

New Reserve-Based Credit Facility

In May 2017, the Company transitioned to a reserve-based syndicated revolving credit facility with a group of lenders. The credit facility had a borrowing base of $550 million, less the amount of outstanding pari passu senior notes outstanding. The initial revolving period of the credit facility ended on May 17, 2018, with an additional one-year term out period, and was subject to a semi-annual borrowing base redetermination in May and November of each year.

Changes approved at the Annual General Meeting

In June 2017, in connection with the shareholder approval obtained at the annual general meeting of the Company, the Company: (i) changed its name to Obsidian Energy Ltd. and replaced its stock symbol with “OBE” on both the Toronto Stock Exchange and New York Stock Exchange; (ii) reduced the Company’s share capital for accounting purposes; and (iii) amended the restricted share unit plan to become the Restricted and

Performance Share Unit Plan which allows for, among other things, the option for the Company to make payment on certain awards through the issuance of shares through treasury, purchase of shares on the open market or through payment with cash. The Company also changed the name of the partnership from Penn West Petroleum to Obsidian Energy Partnership at the same time.

SEC Lawsuit

In June 2017, the Company announced that the U.S. Securities and Exchange Commission named the Company and three of its former employees in a lawsuit filed in the U.S. District Court for the Southern District of New York. The SEC’s complaint, based on those historic practices, alleges that Penn West (now Obsidian Energy) violated statutes which include Section 10(b), 13(b), 13(b)(2)(A) and 13(b)(2)(B) of the Securities Exchange Act of 1934 and certain related rules. The complaint requests the entry of injunctive relief preventing a reoccurrence of the practices and certain financial relief. In November 2017, the Company announced it had reached a settlement with the SEC regarding the lawsuit. Under the terms of the settlement, the Company, without admitting or denying any of the factual allegations in the SEC’s Complaint, agreed to pay a penalty of US$8.5 million. In addition, the Company was enjoined from future violations of certain provisions of U.S. securities legislation. Further details of the settlement and its consequences can be found in the Company’s press release dated November 15, 2017. The lawsuit would continue against the former Company employees named in the SEC Complaint.

NYSE – Continued Listing Standard Notification

In September 2017, the Company received notification from the NYSE that it was no longer in compliance with one of the NYSE’s continued listing standards applicable to us because the average closing price of our Common Shares was less than US$1.00 per share over a consecutive 30-day trading period. Under the NYSE’s rules, the Company had a period of six months from the date of the NYSE notification to regain compliance with the NYSE’s price listing standard and avoid delisting. The Company regained compliance at the close of trading on October 31, 2017 since the average closing price of its common stock for the consecutive 30 trading days ended October 31, 2017 and the closing price of its common stock on October 31, 2017 both exceeded US$1.00. For further details, see the Company’s news release dated November 1, 2017 which is available on SEDAR at www.sedar.com.

2018 Capital Expenditure Budget and Production

In November 2017, the Company announced its 2018 capital budget of $135 million which includes $86 million associated with development and existing wellbore optimization, $25 million of infrastructure and corporate capital, $10 million of decommissioning expenditures, and $14 million of capital associated with meeting the AER Directive 84 requirements for Hydrocarbon Emission Controls and Gas Conservation in the Peace River area. The capital budget would focus on the Company’s core areas of Cardium, PROP, Viking and Deep Basin. The Company’s average production guidance for 2018 was also set at 31,000 to 32,000 boe/d. The Company also announced its increased hedging levels for 2018. For further details, see the Company’s news release dated November 10, 2017 which is available on SEDAR at www.sedar.com.

Year Ended December 31, 2018

Board of Directors Changes

Mr. Edward H. Kernaghan joined the Board on January 3, 2018.

Mr. Jay W. Thornton was appointed as the Chair of the Board of Directors on February 22, 2018, replacing Mr. George Brookman who had been “Acting” Chair of the Board of Directors. At the AGM on May 11, 2018, Mr. George Brookman retired from the Board and Mr. Stephen Loukas and Mr. Michael Faust joined the Board of Directors.

2018 Production Guidance and Disposition Activity

In January 2018, the Company closed an agreement to dispose of a significant portion of its non-core legacy assets located in central Alberta, in exchange for the assumption of abandonment and reclamation liabilities. Total production associated with the disposition was 2,200 boe/d. Additionally, the Company revised its average production guidance for 2018 to 29,000 to 30,000 boe/d at that time.

NYSE – Continued Listing Standard Notification

On March 12, 2018, the Company received notification from the NYSE that it was no longer in compliance with one of the NYSE’s continued listing standards applicable to us because the average closing price of our Common Shares was less than US$1.00 per share over a consecutive 30-day trading period. Under the NYSE’s rules, the Company had a period of six months from the date of the NYSE notification to regain compliance with the NYSE’s price listing standard and avoid delisting. The Company regained compliance at the close of trading on April 30, 2018 since the average closing price of its common stock for the consecutive 30 trading days ended April 30, 2018 and the closing price of its common stock on April 30, 2018 both exceeded US$1.00. For further details, see the Company’s news release dated May 1, 2018 which is available on SEDAR at www.sedar.com. On September 18, 2018, the Company received notification from the NYSE again that it was not in compliance with the same continued listing standard. Under the NYSE’s rules, the Company had a period of six months from the date of the NYSE notification to regain compliance with the NYSE’s price listing standard and avoid delisting. To regain compliance, the Company proposed and passed a share consolidation as voted on by the shareholders as part of the Company’s Annual General Meeting in 2019. Subsequently, the Company regained compliance at the close of trading on July 23, 2019 since the average closing price of its common stock for the consecutive 30 trading days ended July 23, 2019 and the closing price of its common stock both exceeded US$1.00. For further details, see the Company’s news release dated July 23, 2019 which is available on SEDAR at www.sedar.com.

Additional $50 Million of Cardium Development

On June 4, 2018, the Company announced an additional $50 million of 2018 Cardium development capital was added primarily through funding by the existing credit facility, and supplemented with minor dispositions of underutilized and undeveloped acreage. The capital would be spent throughout the third and fourth quarter of 2018, with expected production beginning to come online later in the year.

2019 Outlook and Guidance

On November 15, 2018, the Company announced planned 2019 capital investment of $120 million, which included $92 million of development capital associated with drilling, well licensing, lease preparation and existing wellbore optimization; and $28 million of maintenance capital, corporate capital, operating cost reduction initiatives and decommissioning expenditures as part of the Alberta Energy Regulator’s Area-Based Closure initiative. Development capital was 80 percent weighted to the Cardium and the remaining 20 percent roughly spread evenly between optimization of existing wellbores, non-operated primary drilling and two Deep Basin wells. The Company also announced that should there be pricing improvement towards the second half of the year, the Company designed the second half program to allow for an increase of $40 million of capital spend, which would bring the 2019 Total Capital spend to approximately $160 million. The Company’s average production guidance for 2019 was also set at 28,000 to 29,000 boe/d. For further details, see the Company’s news release dated November 17, 2018 which is available on SEDAR at www.sedar.com.

$30 Million increase to Syndicated Credit Facility

On December 17, 2018, the Company announced an increase in its syndicated credit facility from $440 million to $470 million, primarily due to the July 2018 retirement of an outstanding Pound Sterling cross currency swap. For further details, see the Company’s news release dated December 17, 2018 which is available on SEDAR at www.sedar.com

Year Ended December 31, 2019

Updated 2019 Outlook and Guidance

On February 11, 2019, the Company announced that due to the Alberta curtailment requirements and other factors, it was revising its guidance for full year production, growth rates and operating and general and administrative costs per boe and shifting certain capital into the second half of 2019. The Company’s average production guidance for 2019 was also set at 26,750 to 27,750 boe/d. For further details, see the Company’s news release dated February 11, 2019 which is available on SEDAR at www.sedar.com.

Board of Directors and Management Changes

Mr. Gordon Ritchie was appointed as the Chair of the Board of Directors on February 20, 2019, replacing Mr. Jay W. Thornton who resigned his Board seat.

Mr. David French resigned as a Director, President and Chief Executive Officer effective March 29, 2019. Mr. Michael Faust, a Director of the Company, became the Interim President and Chief Executive Officer from March 29 through to December 5, 2019, at which point, Mr. Stephen Loukas, a Director of the Company, was appointed Interim President and Chief Executive Officer on December 5, 2019, and Mr. Faust returned to his Director position.

Mr. David Hendry and Mr. Andrew Sweerts tendered their resignations from the positions of Chief Financial Officer and Vice President, Business Development & Commercial, respectively, effective November 15, 2019. On December 2, 2019, the Company announced Mr. Peter Scott was appointed as Senior Vice President and Chief Financial Officer, Mr. Gary Sykes had been appointed Vice President, Commercial and Mr. Mark Hawkins was promoted to Vice President, Legal, General Counsel & Corporate Secretary.

Syndicated Credit Facility

On March 6, 2019, the Company entered into amending agreements with holders of its senior notes to temporarily amend its financial covenants for all quarters in 2019. EBITDA will be reset during this period and calculated on a rolling basis starting on January 1, 2019. The maximum for both ratios will be less than or equal to 4.25:1 in 2019, decreasing to 3:1 from January 1, 2020 onwards for Senior debt to EBITDA and 4:1 from January 1, 2020 onwards for Total debt to EBITDA (which were the maximum ratios required prior to entering into the amending agreements).

On August 13, 2019, the Company reached an agreement with its lenders whereby the underlying borrowing base of the syndicated credit facility and the amount available to be drawn under the syndicated credit facility remained at $550 million and $460 million, respectively. Under the agreement, an additional borrowing base redetermination was scheduled on February 28, 2020 when the revolving period ends, with the expiration of the term-out date of November 30, 2020. Additionally, there are two reconfirmation dates on November 19, 2019 and January 20, 2020 whereby the commencement of the term-out period may be accelerated on November 30, 2019 and January 30, 2020, respectively. If the facility is not extended on or prior to February 28, 2020 or reconfirmed at the before mentioned dates, the Company would not be allowed to further draw on the syndicated credit facility and the amount outstanding would be due on November 30, 2020. For further details, see the Company’s news releases dated August 13, 2019 and December 2, 2019 which are available on SEDAR at www.sedar.com.

Share Consolidation at the Annual General Meeting

To regain compliance and for other reasons set forth in the Information Circular, the Company proposed and passed a seven old common shares for one new common share consolidation as voted on by the shareholders as part of the Company’s Annual General Meeting in 2019. Subsequently, the Company regained compliance at the close of trading on July 23, 2019 since the average closing price of its common stock for the consecutive

30 trading days ended July 23, 2019 and the closing price of its common stock both exceeded US$1.00. For further details, see the Company’s news release dated July 23, 2019 which is available on SEDAR at www.sedar.com.

NYSE – Continued Listing Standard Notification

On October 1, 2019, the Company received notification from the NYSE that it was no longer in compliance with one of the NYSE’s continued listing standards applicable to us because the average closing price of our Common Shares was less than US$1.00 per share over a consecutive 30-day trading period. Under the NYSE’s rules, the Company has a period of six months from the date of the NYSE notification to regain compliance with the NYSE’s price listing standard and avoid delisting. For further details, see the Company’s news release dated October 1, 2019 which is available on SEDAR at www.sedar.com. The Company indicated in the news release that if the Company’s share price does not increase sufficiently by the deadline to meet the continued standards requirements, the Company will not take further steps to regain compliance and expects the NYSE will commence with de-listing procedures.

Strategic Alternatives

On September 10, 2019, the Company publicly announced that the Board had determined that it is in the best interests of the Company and its stakeholders to initiate a formal process to explore strategic alternatives. The process is intended to evaluate the Company’s strategic options and alternatives to maximize shareholder value. For further details, see the Company’s news release dated September 10, 2019 which is available on SEDAR at www.sedar.com.

2020 Outlook

On December 2, 2019, the Company announced planned first half 2020 capital plan of $49 million to fund the continued drilling of the remaining nine wells in its Cardium development program and other operational spending. For further details, see the Company’s news release dated December 2, 2019 which is available on SEDAR at www.sedar.com.

2020 Developments

Syndicated Credit Facility

On February 28, 2020, the Company entered into an amending agreement with our banking syndicate whereby the underlying borrowing base of the syndicated credit facility and the amount available to be drawn under the syndicated credit facility is $550 million and $450 million, respectively. Additionally, the following terms were noted under the amending agreement:

•	The revolving period ends on May 31, 2021 with a term-out period of November 30, 2021;

•	There will be no borrowing base redetermination on May 31, 2020, the next scheduled borrowing base redetermination will occur on November 30, 2020; and

•	A re-confirmation date on June 22, 2020 at which point, the banking syndicate has the option of accelerating the term- out period to April 1, 2021.

Senior Notes Agreement

On March 15, 2020, the Company announced that it had entered an agreement with holders of our senior unsecured notes to amend the maturity dates of the senior notes. Changes to our maturity dates are as follows:

•	the senior notes maturing on March 16, 2020, May 29, 2020 and December 2, 2020 will be extended to November 30, 2021;

•	the senior note maturing on November 30, 2021 will remain the same;

•	the senior notes maturing on December 2, 2022 and December 2, 2025 will now mature on November 30, 2021; and

•	if the end date of the revolving period on the syndicated credit facility is accelerated to April 1, 2021, as described below, then the senior notes maturities will also be accelerated to that date.

Additionally, on March 27, 2020, the noteholders and banking syndicate agreed to amend the Company’s financial covenants as follows:

•	for the period January 1, 2020 onwards, eliminate the Senior Debt and Total Debt to Adjusted EBITDA covenants; and

•	the maximum for both the Senior Debt and Total Debt to Capitalization will be permanently increased to 75%.

The execution of definitive documentation for the agreement was completed on March 27, 2020.

Updated Office Lease Commitment

On March 15, 2020, the Company reached an agreement with its building landlord on renewed lease terms for its Calgary office space. The effective date of these terms is February 1, 2020. The concessions were:

•	lease payments will total $0.833 million per month, net of sub-leases, from February 2020 to January 2025 ($10 million on an annualized basis); and

•	the building landlord has agreed to indemnify the Company on all existing subleases.

The execution of definitive documentation for the agreement was completed on March 27, 2020.

Updated 2020 Outlook

The Company updated its first half 2020 capital plan to $54 million which includes the drilling of 10 wells in its Cardium development program, decommissioning expenditures and other operational spending. At the current low commodity price environment, the Company expects minimal capital spending in the second half of 2020, however, we will continue to monitor commodity prices and adjust our development plans accordingly.

Ongoing Acquisition, Disposition, Farm-Out and Financing Activities

Potential Acquisitions

Obsidian Energy continues to evaluate potential acquisitions of all types of petroleum and natural gas and other energy-related assets as part of its ongoing asset portfolio management program. At times, Obsidian Energy could be in the process of evaluating several potential acquisitions which individually or in the aggregate could be material. As of the date hereof, Obsidian Energy has not reached agreement on the price or terms of any potential material acquisitions. Obsidian Energy cannot predict whether any current or future opportunities will result in one or more acquisitions for Obsidian Energy.

Potential Dispositions and Farm-Outs

Obsidian Energy continues to evaluate potential dispositions of its petroleum and natural gas assets as part of its ongoing portfolio asset management program.

In addition, Obsidian Energy continues to consider potential farm-out opportunities with other industry participants in respect of its petroleum and natural gas assets in circumstances where Obsidian Energy believes it is prudent to do so based on, among other things, its capital program, development plan timelines and the risk profile of such assets. Obsidian Energy is normally in the process of evaluating several potential dispositions of its assets and farm-out opportunities at any one time, which individually or in the aggregate could be material. As of the date hereof, Obsidian Energy has not reached agreement on the price or terms of any potential material dispositions or farm-outs. Obsidian Energy cannot predict whether any current or future opportunities will result in one or more dispositions or farm-outs for Obsidian Energy.

Potential Financings

Obsidian Energy continuously evaluates its capital structure, liquidity and capital resources, and financing opportunities that arise from time to time. Obsidian Energy may in the future complete financings of Common Shares or debt (including debt which may be convertible into Common Shares) for purposes that may include the financing of acquisitions, the financing of Obsidian Energy’s operations and capital expenditures, and the repayment of indebtedness. As of the date hereof, Obsidian Energy has not reached agreement on the pricing or terms of any potential material financing. Obsidian Energy cannot predict whether any current or future financing opportunity will result in one or more material financings being completed.

Significant Acquisitions

Obsidian Energy did not complete an acquisition during its most recently completed financial year that was a significant acquisition for the purposes of Part 8 of National Instrument 51-102 Continuous Disclosure Obligations.

CAPITALIZATION OF OBSIDIAN ENERGY

Share Capital

The authorized capital of Obsidian Energy consists of an unlimited number of Common Shares without nominal or par value and 90,000,000 preferred shares without nominal or par value. A description of the share capital of Obsidian Energy is set forth below. This description is a summary only. Shareholders are encouraged to read the full text of such share provisions, which are available on SEDAR at www.sedar.com.

Common Shares

Shareholders are entitled to notice of, to attend and to one vote per Common Share held at any meeting of the shareholders of Obsidian Energy (other than meetings of a class or series of shares of Obsidian Energy other than the Common Shares).

Shareholders are entitled to receive dividends as and when declared by the Board of Directors on the Common Shares as a class, subject to prior satisfaction of all preferential rights to dividends attached to shares of other classes of shares of Obsidian Energy ranking in priority to the Common Shares in respect of dividends.

The holders of Common Shares are entitled in the event of any liquidation, dissolution or winding-up of Obsidian Energy, whether voluntary or involuntary, or any other distribution of the assets of Obsidian Energy among its Shareholders for the purpose of winding-up its affairs, and subject to prior satisfaction of all preferential rights to return of capital on dissolution attached to all shares of other classes of shares of Obsidian Energy ranking in priority to the Common Shares in respect of return of capital on dissolution, to share rateably, together with the holders of shares of any other class of shares of Obsidian Energy ranking equally with the Common Shares in respect of return of capital on dissolution, in such assets of Obsidian Energy as are available for distribution.

As at March 30, 2020, 73,022,321 Common Shares were issued and outstanding.

Preferred Shares

Preferred shares of Obsidian Energy may at any time or from time to time be issued in one or more series. Before any shares of a particular series are issued, the Board shall, by resolution, fix the number of shares that will form such series and shall, subject to the limitations set out in Obsidian Energy’s articles, by resolution fix the designation, rights, privileges, restrictions and conditions to be attached to the preferred shares of such series, including, but without in any way limiting or restricting the generality of the foregoing, the rate, amount or method of calculation of dividends thereon, the time and place of payment of dividends, the consideration for and the terms and conditions of any purchase for cancellation, retraction or redemption thereof, conversion or exchange rights (if any), and whether into or for securities of Obsidian Energy or otherwise, voting rights attached thereto (if any), the terms and conditions of any share purchase or retirement plan or sinking fund, and restrictions on the payment of dividends on any shares other than preferred shares or payment in respect of capital on any shares in the capital of Obsidian Energy or creation or issue of debt or equity securities; the whole subject to filing of Articles of Amendment setting forth a description of such series, including the designation, rights, privileges, restrictions and conditions attached to the shares of such series. Notwithstanding the foregoing, other than in the case of a failure to declare or pay dividends specified in any series of preferred shares, the voting rights attached to the preferred shares shall be limited to one vote per preferred share at any meeting where the preferred shares and Common Shares vote together as a single class.

As at the date hereof, no preferred shares are issued and outstanding.

Debt Capital

Obsidian Energy has issued the Senior Notes and has a syndicated credit facility. A description of the debt capital of Obsidian Energy is set forth below. This description is a summary only. Shareholders are encouraged to read the full text of the agreements governing Obsidian Energy’s Senior Notes and credit facility, which are available on SEDAR at www.sedar.com.

Senior Notes

Obsidian Energy has issued the Senior Notes, which consist of US$47 million principal amount of notes. The Senior Notes are guaranteed by Obsidian Energy’s material Subsidiaries, are secured and rank equally with our bank credit facilities. The following is a brief summary of certain of the material terms of each series of our Senior Notes.

Series	Currency / Principal Amount	Interest Rate	Issue Date	Maturity Date
Series G	US$4 million	6.40%	May 29, 2008	November 30, 2021

Series S	US$10 million	5.85%	March 16, 2010	November 30, 2021

Series X	US$13 million	4.88%	December 2, 2010 and January 4, 2011	November 30, 2021

Series Y	US$6 million	4.98%	December 2, 2010	November 30, 2021

Series Z	US$2 million	5.23%	December 2, 2010 and January 4, 2011	November 30, 2021

Series EE	US$12 million	4.79%	November 30, 2011	November 30, 2021

Credit Facility

The Company has a reserve-based syndicated credit facility, with an underlying borrowing base of $550 million and an amount available to draw totalling $450 million. The revolving period of the syndicated credit facility ends on May 31, 2021, with a term out period of November 30, 2021, and is subject to a semi-annual borrowing base redetermination in May and November of each year.

Additional Information

For additional information regarding our Senior Notes and our credit facility, see “Description of Our Business – General Development of the Business –, Year Ended December 31, 2017, Year Ended December 31, 2018, Year Ended December 31, 2019 and 2020 Development” in this Annual Information Form, Note 7 to our audited consolidated financial statements for the year ended December 31, 2019 (collectively, the “Financial Statement Disclosure”), and “Financing” and “Liquidity and Capital Resources” in our related MD&A (collectively, the “MD&A Disclosure”), both of which are available on SEDAR at www.sedar.com. The Financial Statement Disclosure and the MD&A Disclosure are both incorporated by reference into this Annual Information Form.

DIRECTORS AND EXECUTIVE OFFICERS OF OBSIDIAN ENERGY

The following table sets forth, as at March 30, 2020, the name, province and country of residence and positions and offices held for each of the directors and executive officers of Obsidian Energy, together with their principal occupations during the last five years. The directors of Obsidian Energy will hold office until the next annual meeting of Shareholders or until their respective successors have been duly elected or appointed.

Name, Province and Country of Residence	Positions and Offices Held with Obsidian Energy	Principal Occupations during the Five Preceding Years
John Brydson(1)(3) Connecticut, United States	Director since June 4, 2014	Private investor since 2012. From 2010 until the end of 2012, Chairman of Hestan Consulting Group, a full-service management consulting firm that he founded. Prior thereto, a Managing Director with Credit Suisse First Boston (now Credit Suisse).

Name, Province and Country of Residence	Positions and Offices Held with Obsidian Energy	Principal Occupations during the Five Preceding Years

Raymond Crossley(1)(2) Alberta, Canada	Director since March 6, 2015	Corporate director, and serves on the boards of Stuart Olson Ltd., Alberta Securities Commission and Canada West Foundation. Mr. Crossley is also the Chief Financial Officer of the Calgary Health Trust. In March 2015, Mr. Crossley retired from the global professional services firm, PwC LLP, after more than 33 years. During his career at PwC he served as a member of the firm’s management, as Managing Partner, Western Canada from 2011- 2013 and was the Managing Partner of PwC’s Calgary office from 2005-2011. Prior to becoming the Calgary Managing Partner, Mr. Crossley served as an elected member of the firm’s Partnership Board from 2001-2005. Mr. Crossley also served as the audit partner for several of PwC’s largest audit clients. Mr. Crossley graduated from the University of Western Ontario, is a Chartered Professional Accountant in Alberta and holds the ICD.D designation from the Institute of Corporate Directors.

Michael J. Faust(3)(4) Alaska, USA	Director since May 11, 2018 Appointed Interim President and Chief Executive Officer from March 2019 to December 5, 2019	A consultant with Quartz Geophysical LLC, director of SAExploration Holdings, Inc., and was the Vice President, Exploration and Land at ConocoPhillips Alaska, Inc. Mr. Faust received a Master of Arts degree in Geophysics from the University of Texas in 1984, and Bachelor of Science degree in Geology from the University of Washington in 1981.

William A. Friley(2)(3) Alberta, Canada	Director since March 12, 2015	President and CEO of Telluride Oil and Gas Ltd. and Skyeland Oils Ltd. On the board of directors of: OSUM Oil Sands Corp. (as the Chairman), Titan Energy Services, and Advanced Flow Technologies. He is also now the Chairman Emeritus to the Alberta Region board of the Nature Conservancy of Canada.

Maureen Cormier Jackson(1)(2) Alberta, Canada	Director since March 8, 2016	Independent businesswoman with over 35 years of executive, financial and operational expertise in the oil and gas industry. From 2012 and until her retirement in 2014, was Senior Vice President, Chief Process and Information Officer at Suncor Energy Inc. (“Suncor”). Her career spanned numerous roles at Suncor which provided experience in the areas of accounting and financial

Name, Province and Country of Residence	Positions and Offices Held with Obsidian Energy	Principal Occupations during the Five Preceding Years
controls, environment, health and safety, and project management. Is also a director of Enerflex Ltd. and serves on the Dean’s Advisory Board of Dean of Medicine at the University of Calgary. Is a Chartered Professional Accountant and holds a Bachelor of Commerce from Memorial University. She also holds an ICD.D designation from the Institute of Corporate Directors.

Edward H. Kernaghan(2)(3) Ontario, Canada	Director since January 3, 2018	Mr. Kernaghan holds a Master of Science Degree from the University of Toronto. He is Senior Investment Advisor of Kernaghan & Partners Ltd., a brokerage firm. Mr. Kernaghan is also President of Principia Research Inc., a research and investment company, and of Kernwood Ltd., an investment holding company.

Stephen E. Loukas(4) New York, USA	Director since May 11, 2018 Appointed Interim President and Chief Executive Officer on December 5, 2019	Partner, managing member, and portfolio manager at FrontFour Capital Group LLC. Previously, Mr. Loukas was a Director at Credit Suisse Securities where he was a Portfolio Manager and Head of Investment Research of the Multi-Product Event Proprietary Trading Group, and at Pirate Capital where he was a senior investment analyst and worked within the Corporate Finance & Distribution Group of Scotia Capital. He has a B.A. in Finance and Accounting from New York University.

Gordon Ritchie(4) Alberta, Canada	Chairman of the Board and Director since December 1, 2017	Retired as Vice Chairman of RBC Capital Markets April 1, 2016 after 37 years with RBC. Previously, Mr. Ritchie served as Managing Director and Head of RBC’s Global E&P Energy Group, from 2000 to 2005; spent six years in New York where he served as President and Chief Executive Officer of RBC’s U.S. Broker/Dealer, RBC Dominion Securities Corporation, from 1993 to 1999; served as Managing Director of RBC’s International Corporate Finance Group based in London, England, from 1989 to 1993; and worked as Investment Banker and Energy Research Analyst in Calgary, from 1979 through 1988.

Peter Scott Alberta, Canada	Senior Vice President and Chief Financial Officer since December 2, 2019	Chief Financial Officer of Obsidian Energy since December 2019. Mr. Scott previously held the role of Senior Vice President and

Name, Province and Country of Residence	Positions and Offices Held with Obsidian Energy	Principal Occupations during the Five Preceding Years
Chief Financial Officer at Ridgeback Resources Inc., previously Lightstream Resources Ltd., for seven years. Before joining Lightstream, Mr. Scott held Vice President Finance and Chief Financial Officer roles at several oil and gas companies including Iteration Energy Ltd., Rock Energy Inc., and Beau Canada Exploration Ltd. Mr. Scott began his career with Amoco Canada Petroleum Company Ltd. in 1983.

Aaron Smith Alberta, Canada	Senior Vice President, Development and Operations since July 9, 2019	Mr. Smith joined the Company in July 2018 and brings over 20 years of engineering expertise across a broad range of technical and leadership roles. Most recently, he held the position of Vice President, Production at Sinopec Canada where he led improvement efforts on margin and uptime performance. Prior to that appointment he led the Development and Marketing divisions and served in asset leadership roles in the Cardium area.

Notes:

(1)	Member of the Audit Committee.
(2)	Member of the Human Resources, Governance and Compensation Committee.
(3)	Member of the Operations and Reserves Committee.
(4)	Member of the Commercial Committee

As at the date hereof, the directors and executive officers of Obsidian Energy, as a group, beneficially owned, or controlled or directed, directly or indirectly, approximately 7.5 million Common Shares, or approximately 10 percent of the issued and outstanding Common Shares.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the knowledge of Obsidian Energy, except as otherwise set forth herein, no director or executive officer of Obsidian Energy (nor any personal holding company of any of such persons) is, as of the date of this Annual Information Form, or was within ten years before the date of this Annual Information Form, a director, Chief Executive Officer or Chief Financial Officer of any company (including Obsidian Energy), that:

(a)

was subject to a cease trade order (including a management cease trade order), an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case that was in effect for a period of more than 30 consecutive days (collectively, an “Order”) that was issued while the director or executive officer was acting in the capacity as director, Chief Executive Officer or Chief Financial Officer; or

(b)

was subject to an Order that was issued after the director or executive officer ceased to be a director, Chief Executive Officer or Chief Financial Officer and which resulted from an event that occurred while that person was acting in the capacity as director, Chief Executive Officer or Chief Financial Officer.

On July 29, 2014, Penn West announced that the Audit Committee of the Board was conducting a voluntary, internal review of certain of the Company’s accounting practices and that certain of the Company’s historical financial statements and related MD&A must be restated, which might result in the release of its second quarter 2014 financial results being delayed (which ultimately proved to be the case). Furthermore, the Company advised that its historical financial statements and related audit reports and MD&A should not be relied on. As a result, the Alberta Securities Commission issued a Management Cease Trade Order on August 5, 2014 (the “ASC MCTO”) against Mr. Brydson. On September 18, 2014, Penn West filed restated audited annual financial statements for the years ended December 31, 2013 and 2012, restated unaudited interim financial statements for the three months ended March 31, 2014 and 2013, restated MD&A for the year ended December 31, 2013 and the quarter ended March 31, 2014, and related amended documents. Penn West also filed its unaudited interim financial statements for the three and six month periods ended June 30, 2014 and 2013 and the related MD&A and management certifications. The ASC MCTO was revoked on September 23, 2014.

To the knowledge of Obsidian Energy, except as otherwise set forth herein, no director or executive officer of Obsidian Energy or shareholder holding a sufficient number of securities of Obsidian Energy to affect materially the control of Obsidian Energy (nor any personal holding company of any of such persons):

(a)

is, as of the date of this Annual Information Form, or has been within the ten years before the date of this Annual Information Form, a director or executive officer of any company (including Obsidian Energy) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b)

has, within the ten years before the date of this Annual Information Form, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

Mr. Peter D. Scott was a director of Shoreline Energy Corp. (“Shoreline”), a reporting issuer listed on the Toronto Stock Exchange, when Shoreline obtained protection under the Companies’ Creditor Arrangement Act (Canada) (“CCAA”) on April 13, 2015. Shoreline’s securities were halted from trading on April 14, 2015 and delisted on May 14, 2015. On May 22, 2015 Shoreline received cease trade orders from various provincial securities commissions for failure to file interim unaudited financial statements, management discussion and analysis and certifications of interim filings for the period ended March 31, 2015. The filings were made on June 26, 2015 and all cease trade orders were lifted by August 25, 2015. On December 23, 2015 all directors and officers resigned from Shoreline when it filed an assignment under the Bankruptcy and Insolvency Act (Canada).In addition, Mr. Peter D. Scott was the Senior Vice President and Chief Financial Officer of Lightstream Resources Ltd. (“Lightstream”) when it obtained creditor protection under the CCAA on September 26, 2016. On December 29, 2016, as a result of the CCAA sales process, substantially all of the assets and business of Lightstream were sold to Ridgeback Resources Inc. (“Ridgeback”), a new company owned by former holders of Lightstream’s secured notes. Mr. Scott resigned as an officer of Lightstream and was concurrently appointed Senior Vice President and Chief Financial Officer of Ridgeback upon closing of the sale transaction, a position he held to July 2017.

To the knowledge of Obsidian Energy, no director or executive officer of Obsidian Energy or shareholder holding a sufficient number of securities of Obsidian Energy to affect materially the control of Obsidian Energy (nor any personal holding company of any of such persons), has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision;

provided that for the purposes of the foregoing, a late filing fee, such as a filing fee that applies to the late filing of an insider report, is not considered to be a “penalty or sanction”.

Conflicts of Interest

The Board of Directors approved an amendment to the Code of Business Conduct and Ethics (the “Code”) in July of 2015 which made the Code the applicable policy in regard to conflicts of interest (whereas previously there was also the Code of Ethics for Directors, Officers and Senior Financial Management). In general, the private investment activities of employees, directors and officers are not prohibited; however, should an existing investment pose a potential conflict of interest, the potential conflict is required by the Code to be disclosed to an officer or a member of Obsidian Energy’s legal department or to the Board of Directors. Any other activities posing a potential conflict of interest are also required by the Code to be disclosed to an officer or to a member of Obsidian Energy’s legal department. Any such potential conflicts of interests will be dealt with openly with full disclosure of the nature and extent of the potential conflicts of interests with Obsidian Energy. It is acknowledged in the Code that the directors may be directors or officers of other entities engaged in the oil and gas business, and that such entities may compete directly or indirectly with Obsidian Energy. Passive investments in public or private entities of less than one per cent of the outstanding shares will not be viewed as “competing” with Obsidian Energy. No executive officer or employee of Obsidian Energy should be a director, employee, contractor, consultant or officer of any entity that is or may be in competition with Obsidian Energy unless expressly authorized by an executive officer or the Board of Directors. Any director of Obsidian Energy who is a director or officer of, or who is otherwise actively engaged in the management of, or who owns an investment of one per cent or more of the outstanding shares, in public or private entities shall disclose such holding to the Board of Directors. In the event that any circumstance should arise as a result of such positions or investments being held or otherwise which in the opinion of the Board of Directors constitutes a conflict of interest which reasonably affects such person’s ability to act with a view to the best interests of Obsidian Energy, the Board of Directors will take such actions as are reasonably required to resolve such matters with a view to the best interests of Obsidian Energy. Such actions, without limitation, may include excluding such directors, officers or employees from certain information or activities of Obsidian Energy. During 2019, the Code of Ethics was amended in order to update the threshold amount for a gift that needs to obtained prior to being accepted and other technical and immaterial amendments.

The ABCA provides that in the event that an officer or director is a party to, or is a director or an officer of, or has a material interest in any person who is a party to, a material contract or material transaction or proposed material contract or proposed material transaction, such officer or director shall disclose the nature and extent of his or her interest and shall refrain from voting to approve such contract or transaction.

As of the date hereof, Obsidian Energy is not aware of any existing or potential material conflicts of interest between Obsidian Energy or a Subsidiary of Obsidian Energy and any director or officer of Obsidian Energy or of any Subsidiary of Obsidian Energy.

Promoters

No person or company has been, within the two most recently completed financial years or during the current financial year, a “promoter” (as defined in the Securities Act (Ontario)) of Obsidian Energy or of a Subsidiary of Obsidian Energy.

AUDIT COMMITTEE DISCLOSURES

National Instrument 52-110 Audit Committees (“NI 52-110”) relating to audit committees has mandated certain disclosures for inclusion in this Annual Information Form. The text of the Audit Committee’s mandate is attached as Appendix B to this Annual Information Form.

Composition of the Audit Committee and Relevant Education and Experience

As of the date hereof, the members of the Audit Committee are Raymond Crossley (Chairman), John Brydson and Maureen Cormier Jackson, each of whom is independent and financially literate within the meaning of

NI 52-110. The following comprises a brief summary of each member’s education and experience that is relevant to the performance of his or her responsibilities as an Audit Committee member.

John Brydson

Mr. Brydson has over 30 years of experience in the financial sector and has occupied senior roles in both major investment and commercial banks. Since 2012, Mr. Brydson has been a private investor. From 2010 until the end of 2012, he was Chairman of a small full-service management consulting firm, Hestan Consulting Group (“HCG”), which he founded. Prior to HCG, Mr. Brydson was a Managing Director with Credit Suisse First Boston, now Credit Suisse (“CS”), from 1995 until 2009, where he was in charge of the Multi-Product Event Trading group. He was also a Managing Director with Lehman Brothers in a similar function from 1983 until he joined CS. The early years of his career were spent as an equity analyst before joining Chase Manhattan Bank (“Chase”) in London in 1977. He transferred to the head office in New York in 1980 where he became a Vice President in the Project Finance Group, specializing in international projects in the energy, mining and metals sectors. He left Chase to join Lehman Brothers in 1983. Mr. Brydson holds an Honors Degree in Economics from Heriot-Watt University in Edinburgh, Scotland. Mr. Brydson served over 10 years as the President and a Board Member of The American Friends of Heriot-Watt University, a charitable organization, and remains on its Board.

Maureen Cormier Jackson

Ms. Cormier Jackson is an independent businesswoman with over 35 years of executive, financial and operational expertise in the oil and gas industry. From 2012 and until her retirement in 2014, Ms. Cormier Jackson was Senior Vice President, Chief Process and Information Officer at Suncor Energy Inc. (“Suncor”). Her career spanned numerous roles at Suncor which provided experience in the areas of accounting and financial controls, environment, health and safety, and project management. Ms. Cormier Jackson is also a director of Enerflex Ltd. and serves on the Dean’s Advisory Board of Dean of Medicine at the University of Calgary. Ms. Cormier Jackson is a Chartered Professional Accountant and holds a Bachelor of Commerce from Memorial University. She also holds an ICD.D designation from the Institute of Corporate Directors.

Raymond Crossley (Chairman)

Mr. Crossley is a corporate director, and serves on the boards of Stuart Olson Ltd., Alberta Securities Commission and Canada West Foundation. Mr. Crossley is the chair of the board of Canada West Foundation and is chair of the Audit Committee of Stuart Olson board. Mr. Crossley is also the Chief Financial Officer of the Calgary Health Trust. The Trust is a Calgary based charity focused on fundraising to support health care in Alberta. In March 2015, Mr. Crossley retired from the global professional services firm, PwC LLP, after more than 33 years. During his career at PwC he served as a member of the firm’s management, as Managing Partner, Western Canada from 2011-2013 and was the Managing Partner of PwC’s Calgary office from 2005-2011. Prior to becoming the Calgary Managing Partner, Mr. Crossley served as an elected member of the firm’s Partnership Board from 2001-2005. Mr. Crossley also served as the audit partner for several of PwC’s largest audit clients. Mr. Crossley graduated from the University of Western Ontario, is a Chartered Professional Accountant in Alberta and holds the ICD.D designation from the Institute of Corporate Directors.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

The terms of the engagement of Obsidian Energy’s external auditors to provide audit services, including the budgeted fees for such audit services and the representations and disclaimer relating thereto, must be pre-approved by the entire Audit Committee.

With respect to any engagements of Obsidian Energy’s external auditors for non-audit services, Obsidian Energy must obtain the approval of the Audit Committee or the Chairman of the Audit Committee prior to retaining the external auditors to complete such engagement. If such pre-approval is provided by the Chairman of the Audit

Committee, the Chairman must report to the Audit Committee on any non-audit service engagement pre-approved by him at the Audit Committee’s first scheduled meeting following such pre-approval. The fees for such non-audit services shall not exceed $50,000, either individually or in the aggregate, for a particular financial year without the approval of the Audit Committee.

If, after using its reasonable best efforts, Obsidian Energy is unable to contact the Chairman of the Audit Committee on a timely basis to obtain the pre-approval contemplated by the preceding paragraph, Obsidian Energy may obtain the required pre-approval from any other member of the Audit Committee, provided that any such Audit Committee member shall report to the Audit Committee on any non-audit service engagement pre-approved by him or her at the Audit Committee’s first scheduled meeting following such pre-approval and the fees for such services do not exceed $50,000 as noted above.

External Auditor Service Fees

The following table summarizes the fees billed to Obsidian Energy and Ernst & Young for external audit and other services during the periods indicated.

Year	Audit Fees(1) ($)	Audit-Related Fees(2) ($)	Tax Fees(3) ($)
2019	757,900	41,340	5,800
2018	876,000	39,000	6,000

Notes:

(1)

The aggregate fees billed by our external auditor in each of the last two fiscal years for audit services, including fees for the integrated audit of Obsidian Energy’s annual financial statements or services that are normally provided in connection with statutory and regulatory filings or engagements, reviews in connection with acquisitions and Sarbanes-Oxley Act related services, and review procedures on the unaudited interim consolidated financial statements.

(2)

The aggregate fees billed in each of the last two fiscal years by our external auditor for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements (and not included in audit services fees in note (1)). The services comprising the fees disclosed under this category principally consisted of Obsidian Energy’s portion of fees for the Peace River Oil Partnership audit.

(3)	The aggregate fees billed in the applicable fiscal year by our external auditor for professional services for tax compliance, tax advice and tax planning.

Reliance on Exemptions

At no time since the commencement of Obsidian Energy’s most recently completed financial year has Obsidian Energy relied on any of the exemptions contained in Sections 2.4, 3.2, 3.4 or 3.5 of NI 52-110, or an exemption from NI 52-110, in whole or in part, granted under Part 8 thereof. In addition, at no time since the commencement of Obsidian Energy’s most recently completed financial year has Obsidian Energy relied upon the exemptions in Subsection 3.3(2) or Section 3.6 of NI 52-110. Furthermore, at no time since the commencement of Obsidian Energy’s most recently completed financial year has Obsidian Energy relied upon Section 3.8 of NI 52-110.

Audit Committee Oversight

At no time since the commencement of Obsidian Energy’s most recently completed financial year has a recommendation of the Audit Committee to nominate or compensate an external auditor not been adopted by the Board of Directors.

DIVIDENDS AND DIVIDEND POLICY

Dividend Policy

In September 2015, the Board of Directors adopted a no dividend policy (effective after the 2015 third quarter payment of $0.01 per Common Share on October 15, 2015) until further notice.

Depending on the foregoing factors and any other factors that the Board deems relevant from time to time, many of which are beyond the control of our Board and management team, the Board may change our dividend policy or at any other time that the Board deems appropriate. See “Risk Factors”.

The credit agreement governing our syndicated credit facility and each of the note purchase agreements governing our Senior Notes also contain provisions which restrict our ability to pay dividends to Shareholders in the event of the occurrence of certain events of default. The full text of the agreements governing our credit facility and our Senior Notes is available on SEDAR at www.sedar.com. For additional information regarding our credit facility and our Senior Notes, see “Capitalization of Obsidian Energy – Debt Capital”.

MARKET FOR SECURITIES

Trading Price and Volume

The following tables set forth certain trading information for the Common Shares in 2019 as reported by the TSX and the NYSE adjusted for the 7 to 1 share consolidation approved at the June 2019 Annual General Meeting.

	TSX
Period	Common Share price ($) High	Common Share price ($) Low	Volume
January	5.18	3.43	1,904,978
February	3.71	3.05	2,189,638
March	3.71	2.56	5,851,301
April	3.64	2.42	3,264,401
May	3.15	1.93	3,846,592
June	2.23	1.32	4,347,549
July	1.56	1.17	2,052,037
August	1.77	1.25	1,548,052
September	1.73	1.10	2,752,155
October	1.12	0.77	2,391,733
November	0.91	0.51	1,951,091
December	1.14	0.60	4,185,632

	NYSE
Period	Common Share price ($US) High	Common Share price ($US) Low	Volume
January	3.85	2.62	1,962,844
February	2.87	2.31	2,287,126
March	2.77	1.93	5,522,563
April	2.70	1.82	3,444,531
May	2.36	1.44	3,448,045
June	1.70	0.99	6,246,361
July	1.21	0.89	4,627,195
August	1.34	0.95	3,200,751
September	1.19	0.83	4,612,875
October	0.85	0.59	4,031,103
November	0.68	0.43	3,354,465
December	0.87	0.46	6,550,928

Prior Sales

Other than incentive securities issued pursuant to Obsidian Energy’s director and employee compensation plans and the Senior Notes, Obsidian Energy does not have any classes of securities that are outstanding but that are not listed or quoted on a market place.

Escrowed Securities and Securities Subject to Contractual Restriction on Transfer

To Obsidian Energy’s knowledge, no securities of Obsidian Energy are held in escrow, are subject to a pooling agreement, or are subject to a contractual restriction on transfer (except in respect Obsidian Energy’s equity compensation plans).

INDUSTRY CONDITIONS

Companies carrying on business in the crude oil and natural gas sector in Canada are subject to extensive controls and regulations imposed through legislation of the federal government and the provincial governments in the jurisdictions where the companies have assets or operations. While these regulations do not affect the Corporation’s operations in any manner that is materially different than the manner in which they affect other similarly sized industry participants with similar assets and operations, investors should consider such regulations carefully. Although existing laws and regulations are a matter of public record, the Corporation is unable to predict what additional laws, regulations or amendments governments may enact in the future.

The Corporation holds interests in crude oil and natural gas properties, along with related assets, primarily in the Canadian province of Alberta. The Corporation’s assets and operations are regulated by administrative agencies deriving authority from underlying legislation enacted by the applicable level of government. Regulated aspects of the Corporation’s upstream crude oil and natural gas business include all manner of activities associated with the exploration for and production of crude oil and natural gas, including, among other matters: (i) permits for the drilling of wells; (ii) technical drilling and well requirements; (iii) permitted locations and access of operation sites; (iv) operating standards regarding conservation of produced substances and avoidance of waste, such as restricting flaring and venting; (v) minimizing environmental impacts; (vi) storage, injection and disposal of substances associated with production operations; (vii) consultation with aboriginal groups; and (viii) the abandonment and reclamation of impacted sites. In order to conduct crude oil and natural gas operations and remain in good standing with the applicable federal or provincial regulatory scheme, producers must comply with applicable legislation, regulations, orders, directives and other directions (all of which are subject to governmental oversight, review and revision, from time to time). Compliance in this regard can be costly and a breach of the same may result in fines or other sanctions.

The discussion below outlines certain pertinent conditions and regulations that impact the crude oil and natural gas industry in Western Canada, particularly in the province of Alberta where substantially all of the Corporation’s reserves and resources were located at December 31, 2019.

Pricing and Marketing in Canada

Crude Oil

Producers of crude oil are entitled to negotiate sales contracts directly with crude oil purchasers. As a result, macroeconomic and microeconomic market forces determine the price of crude oil. Worldwide supply and demand factors are the primary determinant of crude oil prices; however, regional market and transportation issues also influence prices. The specific price depends, in part, on crude oil quality, prices of competing fuels, distance to market, availability of transportation, value of refined products, supply/demand balance and contractual terms of sale.

Natural Gas

Negotiations between buyers and sellers determines the price of natural gas sold in intra-provincial, interprovincial and international trade. The price received by a natural gas producer depends, in part, on the price of competing natural gas supplies and other fuels, natural gas quality, distance to market, availability of transportation, length of contract term, weather conditions, supply/demand balance and other contractual terms. Spot and future prices can also be influenced by supply and demand fundamentals on various trading platforms.

Natural Gas Liquids

The pricing of condensates and other NGLs such as ethane, butane and propane sold in intra-provincial, interprovincial and international trade is determined by negotiation between buyers and sellers. Such prices depend, in part, on the quality of the NGLs, price of competing chemical stock, distance to market, access to downstream transportation, length of contract term, supply/demand balance and other contractual terms.

Exports from Canada

On August 28, 2019, Bill C-69 came into force, replacing, among other things, the National Energy Board Act (the “NEB Act”) with the Canadian Energy Regulator Act (Canada) (the “CERA”), and replacing the National Energy Board (the “NEB”) with the Canadian Energy Regulator (“CER”). The CER has assumed the NEB’s responsibilities, including with respect to the export of crude oil, natural gas and NGLs from Canada. The legislative regime relating to exports of crude oil, natural gas and NGL from Canada has not changed substantively under the new regime.

Exports of crude oil, natural gas and NGLs from Canada are subject to the CERA and remain subject to the National Energy Board Act Part VI (Oil and Gas) Regulation (the “Part VI Regulation”). While the Part VI Regulation was enacted under the NEB Act, it will remain in effect until 2022, or until new regulations are made under the CERA. The CERA and the Part VI Regulation authorize crude oil, natural gas and NGLs exports under either short-term orders or long-term licences. For natural gas, the maximum duration of an export licence is 40 years; for crude oil and other gas substances (e.g. NGLs), the maximum term is 25 years. To obtain a crude oil export licence, a mandatory public hearing with the CER is required; however, there is no public hearing requirement for the export of natural gas and NGLs. Instead, the CER will continue to apply the NEB’s written process that includes a public comment period for impacted persons. Following the comment period, the CER completes its assessment of the application and either approves or denies the application. The CER can approve an application if it is satisfied that proposed export volumes are not greater than Canada’s reasonably foreseeable needs, and if the proposed exporter is in compliance with the CERA and all associated regulations and orders made under the CERA. Following the CER’s approval of an export licence, the federal Minister of Natural Resources is mandated to give his or her final approval. While the Part VI Regulation remains in effect, approval of the cabinet of the Canadian federal government (“Cabinet”) is also required. The discretion of the Minister of Natural Resources and Cabinet will be framed by the Minister of Natural Resources’ mandate to implement the CERA safely and efficiently, as well as the purpose of the CERA, to effect “oil and natural gas exploration and exploitation in a manner that is safe and secure and that protects people, property and the environment”.

The CER also has jurisdiction to issue orders that provide a short-term alternative to export licences. Orders may be issued more expediently, since they do not require a public hearing or approval from the Minister of Natural Resources or Cabinet. Orders are issued pursuant to the Part VI Regulation for up to one or two years depending on the substance, with the exception of natural gas (other than NGLs) for which an order may be issued for up to twenty years for quantities not exceeding 30,000 m3 per day.

As to price, exporters are free to negotiate prices and other terms with purchasers, provided that the export contracts continue to meet certain criteria prescribed by the CER and the federal government. The Corporation does not directly enter into contracts to export its production outside of Canada.

As discussed in more detail below, one major constraint to the export of crude oil, natural gas and NGLs outside of Canada is the deficit of overall pipeline and other transportation capacity to transport production from Western Canada to the United States and other international markets. Although certain pipeline and other transportation projects are underway, many contemplated projects have been cancelled or delayed due to regulatory hurdles, court challenges and economic and other socio-political factors. The transportation capacity deficit is not likely to be resolved quickly. Major pipeline and other transportation infrastructure projects typically require a significant length of time to complete once all regulatory and other hurdles have been cleared. In addition, production of crude oil, natural gas and NGLs in Canada is expected to continue to increase, which may further exacerbate the transportation capacity deficit.

Transportation Constraints and Market Access

Pipelines

Producers negotiate with pipeline operators (or other transport providers) to transport their products to market on a firm or interruptible basis. Transportation availability is highly variable across different jurisdictions and regions. This variability can determine the nature of transportation commitments available, the number of potential customers that can be reached in a cost-effective manner and the price received. Due to growing production and a lack of new and expanded pipeline and rail infrastructure capacity, producers in Western Canada have experienced low commodity pricing relative to other markets in the last several years.

Under the Canadian constitution, interprovincial and international pipelines fall within the Federal government’s jurisdiction and require a regulatory review and approval by Cabinet. However, recent years have seen a perceived lack of policy and regulatory certainty at a federal level. The federal government amended the federal approval process with the CER, which aims to create efficiencies in the project approval process while upholding stringent environmental and regulatory standards. However, as the CER has not yet undertaken a major project approval, it is unclear how the new regulator operates compared to the NEB and whether it will result in a more efficient approval process. The lack of regulatory certainty is likely to influence investment decisions for major projects. Even when projects are approved on a federal level, such projects often face further delays due to interference by provincial and municipal governments. Additional delays causing further uncertainty result from legal opposition related to issues such as Indigenous rights and title, the government’s duty to consult and accommodate Indigenous peoples, and the sufficiency of all relevant environmental review processes. Export pipelines from Canada to the United States face additional unpredictability as such pipelines require approvals of several levels of government in the United States.

In the face of this regulatory uncertainty, the Canadian crude oil and natural gas industry has experienced significant difficulty expanding the existing network of transportation infrastructure for crude oil, natural gas and NGLs, including pipelines, rail, trucks and marine transport. Improved access to global markets through the Midwest United States and export shipping terminals on the west coast of Canada could help to alleviate downward pressure on commodity prices. Several proposals have been announced to increase pipeline capacity from Western Canada to Eastern Canada, the United States, and other international markets via export terminals. While certain projects are proceeding, the regulatory approval process and other factors related to transportation and export infrastructure have led to the delay, suspension or cancellation of a number of pipeline projects.

With respect to the current state of the transportation and exportation of crude oil from Western Canada to domestic and international markets, the Enbridge Line 3 replacement from Hardisty, Alberta, to Superior, Wisconsin, formerly expected to be in-service in late 2019, continues to experience permitting difficulties in the United States and is now expected to be in-service in the latter half of 2020. The Canadian portion of the replaced pipeline began commercial operation on December 1, 2019.

The Trans Mountain Pipeline expansion received Cabinet approval in November 2016. Following a period of sustained political opposition in British Columbia, the federal government purchased the Trans Mountain Pipeline from Kinder Morgan Cochin ULC in August 2018. However, the Trans Mountain Pipeline expansion experienced a setback when, in August 2018, the Federal Court of Appeal identified deficiencies in the NEB’s environmental assessment and the Government’s Indigenous consultations. The Court quashed the accompanying certificate of public convenience and necessity and directed Cabinet to correct these deficiencies. On June 18, 2019, Cabinet re-approved the Trans Mountain Pipeline expansion and directed the NEB to issue a certificate of public convenience and necessity for the project. Ongoing opposition by Indigenous groups continues to affect the progress of the Trans Mountain Pipeline. Along with its approval of the expansion, the federal government also announced the launch of the first step of a multi-step process of engagement with Indigenous groups for potential Indigenous economic participation in the pipeline. Following a public comment period initiated after the approval, the NEB ruled that NEB decisions and orders issued prior to the Federal Court of Appeal decision quashing the original Certificate of Public Convenience and Necessity will remain valid unless the CER (having replaced the NEB) decides that relevant circumstances have materially changed, such that there is a doubt as to the correctness of a particular decision or order. Construction commenced on the Trans Mountain Pipeline in late 2019 and is proceeding concurrently alongside CER hearings with landowners and affected communities to determine the final route for the pipeline.

In December 2019, the Federal Court of Appeal heard a judicial review application brought by six Indigenous applicants challenging the adequacy of the federal government’s further consultation on the Trans Mountain Pipeline expansion. Two First Nations subsequently withdrew from the litigation after reaching a deal with Trans Mountain. On February 4, 2020, the Federal Court of Appeal dismissed the remaining four appellants’ application for judicial review, upholding Cabinet’s second approval of the Trans Mountain Pipeline expansion from June 2019.

In addition, on April 25, 2018, the British Columbia Government submitted a reference question to the British Columbia Court of Appeal, seeking to determine whether it has the constitutional jurisdiction to amend the Environmental Management Act (the “BC EMA”) to impose a permitting requirement on carriers of heavy crude within British Columbia. The British Columbia Court of Appeal answered the reference question unanimously in the negative, and on January 16, 2020, the Supreme Court of Canada heard the Attorney General of British Columbia’s appeal. The Supreme Court of Canada unanimously dismissed the appeal and adopted the reasons of the British Columbia Court of Appeal.

While it was expected that construction on the Keystone XL Pipeline, owned by the Canadian company TC Energy Corporation (“TC Energy”), would commence in the first half of 2019, pre-construction work was halted in late 2018 when a United States Federal Court Judge determined the underlying environmental review was inadequate. The United States Department of State issued its final Supplemental Environmental Impact Statement in late 2019, and in January 2020, the United States Government announced its approval of a right-of-way that would allow the Keystone XL Pipeline to cross 74 kilometers of federal land. TC Energy announced in January 2020 that it plans to begin mobilizing heavy equipment for pre-construction work in February 2020, and that work on pipeline segments in Montana and South Dakota will begin in August 2020. Nevertheless, the Keystone XL pipeline remains subject to legal and regulatory barriers. In December 2019, a federal judge in Montana rejected the United States Government’s request to dismiss a lawsuit by Native American tribes attempting to block required pipeline permits. The tribes claim that a permit issued in March 2019 would allow the pipeline to disturb cultural sites and water supplies in violation of tribal laws and treaties. Furthermore, the 1.9-kilometer long segment of the pipeline that will cross the Canada-United States Border remains dependant on the receipt of a grant of right-of-way and temporary use permit from the United States Bureau of Land Management and other related federal land authorizations.

Marine Tankers

Bill C-48 received royal assent on June 21, 2019, enacting the Oil Tanker Moratorium Act, which imposes a ban on tanker traffic transporting certain crude oil and NGLs products in excess of 12,500 metric tones to or from British Columbia’s north coast. See “Industry Conditions – Regulatory Authorities and Environmental Regulation – Federal”.

Crude Oil and Bitumen by Rail

On February 19, 2019, the Government of Alberta announced that it would lease 4,400 rail cars capable of transporting 120,000 bbls/day of crude oil out of the province to help alleviate the high price differential plaguing Canadian oil prices. The Alberta Petroleum Marketing Commission would purchase crude oil from producers and market it, using the expanded rail capacity to transport the marketed oil to purchasers. However, in the spring of 2019, the Government of Alberta indicated that the rail program would be cancelled by assigning the transportation contracts to industry proponents. On February 11, 2020, the Government of Alberta announced that it had sold $10.6 billion worth of crude-by-rail contracts to the private sector.

In February 2020, the federal government announced that trains hauling more than 20 cars carrying dangerous goods, including crude oil and diluted bitumen, would be subject to reduced speed limits, following two derailments that led to fires and oil spills in Saskatchewan. These reduced speed limits will remain in effect until April 1, 2020.

Natural Gas

Natural gas prices in Western Canada have also been constrained in recent years due to increasing North American supply, limited access to markets and limited storage capacity. Companies that secure firm access to transport their natural gas production out of Western Canada may be able to access more markets and obtain better pricing. Companies without firm access may be forced to accept spot pricing in Western Canada for their natural gas, which in the last several years has generally been depressed (at times producers have received negative pricing for their natural gas production). Required repairs or upgrades to existing pipeline systems have also led to further reduced capacity and apportionment of firm access, which in Western Canada may be further exacerbated by natural gas storage limitations. However, in September 2019, the CER approved a policy change by TC Energy on its NOVA Gas Transmission Ltd. pipeline network (which carries much of Alberta’s natural gas production) to give priority to deliveries into storage. The change has served to somewhat stabilize supply and pricing, particularly during periods of maintenance on the system. January 2020 has seen the narrowest price differential between Canadian and United States natural gas benchmarks since early 2019.

In addition, while a number of liquefied natural gas export plants have been proposed for the west coast of Canada, with 24 export licences issued since 2011, government decision-making, regulatory uncertainty, opposition from environmental and Indigenous groups, and changing market conditions have resulted in the cancellation or delay of many of these projects. Nonetheless, in October 2018, the joint venture partners of the LNG Canada liquefied natural gas export terminal announced a positive final investment decision to proceed with the project, which will allow LNG Canada to transport natural gas from northeastern British Columbia to the LNG Canada liquefaction facility and export terminal in Kitimat, BC, via the Coastal GasLink pipeline, which will be built and operated by TC Energy’s subsidiary Coastal GasLink (“CGL”) (the “CGL Pipeline”). Pre-construction activities began in November 2018, with a completion target of 2025. In late 2019, TC Energy announced that it would sell 65% of its interest in the CGL Pipeline to investment companies KKR & Co Inc. and Alberta Investment Management Corporation while remaining the pipeline operator. The transaction is expected to close in the first half of 2020. The CGL Pipeline’s route was altered as a result of feedback that LNG Canada received from Indigenous groups in the area, and on May 1, 2019, the British Columbia Oil and Gas Commission (the “BC Commission”) approved the current planned route for the CGL Pipeline. However, the CGL Pipeline has faced intense opposition. For example, a challenge to the approval process of the CGL Pipeline was launched in August 2018, contending that it should have been subject to federal review instead of a provincial review. In July 2019, the NEB confirmed that the CGL Pipeline was properly subject to provincial jurisdiction. In addition, protests involving the Hereditary Chiefs of the Wet’suwet’en First Nation and their supporters have caused delays of construction activities on the CGL Pipeline. Coastal Gaslink Pipeline Ltd. obtained an injunction on December 31, 2019, and enforcement of the injunction started in February 2020.

On February 19, 2020, the British Columbia Environmental Assessment Office (the “EAO”) directed CGL to re-engage and consult further with Unist’ot’en, one of the Wet’suwet’en clans opposed to the pipeline route, regarding the impacts of the pipeline on a nearby healing centre. The EAO prescribed a 30-day timeline for the completion of these consultations and CGL is permitted to continue pre-construction work in the relevant area.

In December 2019, the CER approved a 40-year export licence for the Kitimat LNG project, a proposed joint venture between Chevron Canada Limited and Woodside Energy International (Canada Limited), a subsidiary of Australian Energy Ltd. This licence remains subject to Cabinet approval, and Chevron Canada Limited has indicated that it is interested in selling its 50 percent interest in Kitimat LNG. The Woodfibre LNG Project is a small-scale LNG processing and export facility near Squamish, British Columbia. The BC Commission approved a project permit for Woodfibre LNG, a subsidiary of Singapore-based Pacific Oil and Gas Ltd. in July 2019. Pre-construction agreements for Woodfibre LNG are in the process of being finalized. A project by GNL Québec Inc. is working through the federal impact assessment process for the construction and operation of a LNG facility and export terminal located on Saguenay Fjord, an inlet which feeds into the St. Lawrence River. The Goldboro LNG project, located in Nova Scotia, proposed by Pieridae Energy Ltd., would see LNG exported from Canada to European markets. Pieridae has agreements with Shell, upstream, and with Uniper, a German utility, downstream. The federal government has issued Goldboro LNG a 20-year export licence, and Pieridae Energy Ltd. has forecast a positive final investment decision for 2020. The Cedar LNG Project near Kitimat by Cedar LNG Export Development Ltd. is currently in the environmental assessment stage, with British Columbia’s Environmental Assessment Office conducting the environmental assessment on behalf of the Impact Assessment Agency of Canada (“IA Agency”).

Enbridge Open Season

In early August 2019, Enbridge initiated an open season for the Enbridge mainline system, which has historically operated as a common carrier pipeline system, wherein producers could nominate volumes to ship through the pipeline. The changes that Enbridge intends to implement in the open season include the transition of the mainline system from a common carrier to a primarily contract carrier pipeline, wherein producers will have to commit to reserved space in the pipeline for a fixed term, with only 10% of available capacity reserved for nominations. As a result, shippers seeking firm capacity on the Enbridge system would no longer be able to rely on the nomination process and would have to enter long-term contracts for service.

Several shippers challenged Enbridge’s open season and, in particular, Enbridge’s ability to engage in an open season without prior regulatory approval. Following an expedited hearing process, the CER decided to shut down the open season, citing concerns about fairness and uncertainty regarding the ultimate terms and conditions of service.

On December 19, 2019, Enbridge applied to the CER for a hearing for the right to hold an open season. Similar to the earlier open season process, several shippers continue to raise concerns around this plan. The CER is expected to establish a timeline for the process in early 2020. Interveners will have the opportunity to make written submissions, and then an oral hearing will take place later in the year. A final decision from the CER is expected in early 2021.

Curtailment

On December 2, 2018, the Government of Alberta announced that, commencing January 1, 2019, it would mandate a short-term reduction in provincial crude oil and crude bitumen production. As contemplated in the Curtailment Rules, as amended effective October 1, 2019and thereafter, the Government of Alberta, on a monthly basis, subjects crude oil and bitumen producers producing more than 20,000 bbls/d, on a gross basis, to curtailment orders that limit their production according to a pre-determined formula that allocates production limits proportionately amongst all operators subject to curtailment orders.

Where an operator to whom a curtailment order applies is a joint venture or partnership, the partners or joint venturers may enter into an agreement respecting the allocation of the combined production among themselves to comply with the curtailment order.

Curtailment first took effect on January 1, 2019, limiting province-wide production of crude oil and crude bitumen to 3.56 million bbls/d. The curtailment rate dropped gradually over the course of 2019 as a result of decreasing price differentials and volumes of crude oil and crude bitumen in storage. Allowable production for December 2019 to April 2020, inclusive, was set at 3.81 million bbls/d.

The Government of Alberta introduced certain policy changes to the curtailment program in late 2019, including giving the Minister of Energy the power to set revised production limits for a producer following a merger or acquisition, and creating an exemption for newly drilled conventional oil wells. Furthermore, the Government of Alberta created a special production allowance, effective October 28, 2019, that allows crude oil production in excess of a curtailment order, provided that the extra production is shipped out of Alberta by rail.

Curtailment volumes affect sixteen of over 300 producers in Alberta. The Curtailment Rules are set to be repealed by December 31, 2020.

The Corporation is currently subject to a curtailment order. Given that new wells are exempt from the Curtailment Rules, our production volumes and capital spending are currently not materially affected by the order.

The North American Free Trade Agreement and Other Trade Agreements

NAFTA / USMCA

The North American Free Trade Agreement (“NAFTA”) among the governments of Canada, the United States and Mexico came into force on January 1, 1994. The three NAFTA signatories have been working towards replacing NAFTA. On November 30, 2018, Canada, Mexico, and the United States signed a new trade agreement, widely referred to as the United States Mexico Canada Agreement (the “USMCA”). Legislative bodies in the three signatory countries must ratify the USMCA before it comes into force. Mexico’s senate ratified the USMCA in June 2019. In late December 2019, the United States’ House of Representatives approved the USMCA, and the USMCA received approval from the United States Senate on January 16, 2020. On January 29, 2020, the Government of Canada tabled Bill C-4 to ratify the USMCA. According to Bill C-4, the USMCA will come into force two months after the House of Commons and the Senate pass Bill C-4, which occurred on March 13, 2020. Until then, NAFTA remains the North American trade agreement in force. As the United States remains Canada’s primary trading partner and the largest international market for the export of crude oil, natural gas and NGLs from Canada, the implementation of the final ratified version of the USMCA could have an impact on Western Canada’s crude oil and natural gas industry at large, including the Corporation’s business.

Under the terms of NAFTA’s Article 605, a proportionality clause prevents Canada from implementing policies that limit exports to the United States and Mexico, relative to the total supply produced in Canada. Canada remains free to determine whether exports of energy resources to the United States or Mexico will be allowed, provided that any export restrictions do not: (i) reduce the proportion of energy resources exported relative to the total supply of goods of Canada as compared to the proportion prevailing in the most recent 36 month period; (ii) impose an export price higher than the domestic price (subject to an exception with respect to certain measures which only restrict the volume of exports); and (iii) disrupt normal channels of supply. Further, all three signatory countries are prohibited from imposing a minimum or maximum price requirement on exports (where any other form of quantitative restriction is prohibited) and imports (except as permitted in the enforcement of countervailing and anti-dumping orders and undertakings). NAFTA also requires energy regulators to ensure the orderly and equitable implementation of any regulatory changes and to ensure that the application of such changes will cause minimal disruption to contractual arrangements and avoid undue interference with pricing, marketing and distribution arrangements.

The Government of Alberta’s curtailment program complies with NAFTA’s Article 605, under which Canada must make available a consistent proportion of the crude oil and bitumen produced to the other NAFTA signatories. As a result of the proportionality rule, reducing Canadian supply reduced the required offering under NAFTA, with the result that the amount of crude oil and bitumen that Canada is required to offer, while Canadian crude oil prices are depressed, may be reduced. It is likely that the USMCA will come into force before the Government of Alberta’s curtailment order is set to be repealed by the end of 2020.

The USMCA does not contain the proportionality rules of NAFTA’s Article 605. The elimination of the proportionality clause removes a barrier in Canada’s transition to a more diversified export portfolio. While diversification depends on the construction of infrastructure allowing more Canadian production to reach Eastern Canada, Asia, and Europe, the USMCA may allow for greater export diversification than currently exists under NAFTA.

Other Trade Agreements

Canada has also pursued a number of other international free trade agreements with other countries around the world. As a result, a number of free trade or similar agreements are in force between Canada and certain other countries while in other circumstances Canada has been unsuccessful in its efforts.

Canada and the European Union recently agreed to the Comprehensive Economic and Trade Agreement (“CETA”), which provides for duty-free, quota-free market access for Canadian crude oil and natural gas products to the European Union. Although CETA remains subject to ratification by 14 of the 28 national legislatures in the European Union, provisional application of CETA commenced on September 21, 2017. In light of the United Kingdom’s departure from the European Union on January 31, 2020, the United Kingdom and Canada are expected to work towards a new trade agreement through the 11-month implementation period, during which the United Kingdom will transition out of the European Union. As such, CETA will remain in place until December 31, 2020.

Canada and ten other countries have agreed on the text of the Comprehensive and Progressive Agreement for Trans-Pacific Partnership (“CPTPP”), which is intended to allow for preferential market access among the countries that are parties to the CPTPP. The CPTPP is in force among the first seven countries to ratify the agreement – Canada, Australia, Japan, Mexico, New Zealand, Vietnam, and Singapore.

While it is uncertain what effect CETA, CPTPP, or any other trade agreements will have on the crude oil and natural gas industry in Canada, the lack of available infrastructure for the offshore export of crude oil and natural gas may limit the ability of Canadian crude oil and natural gas producers to benefit from such trade agreements.

Land Tenure

The respective provincial governments (i.e. the Crown) predominantly own the mineral rights to crude oil and natural gas located in Western Canada, with the exception of Manitoba (which only owns 20% of the mineral rights). Provincial governments grant rights to explore for and produce crude oil and natural gas pursuant to leases, licences and permits for varying terms, and on conditions set forth in provincial legislation, including requirements to perform specific work or make payments. The provincial governments in Western Canada’s provinces conduct regular land sales where crude oil and natural gas companies bid for leases to explore for and produce crude oil and natural gas pursuant to mineral rights owned by the respective provincial governments. Oil and natural gas leases generally have a fixed term; however, a lease may generally be continued after the initial term where certain minimum thresholds of production have been reached, all lease rental payments have been paid on time, and other conditions are satisfied.

To develop crude oil and natural gas resources, it is necessary for the mineral owner to have access to the surface lands as well. Each province has developed its own process for obtaining surface access to conduct operations that operators must follow throughout the lifespan of a well, including notification requirements and providing compensation for affected persons for lost land use and surface damage.

Each of the provinces of Western Canada have implemented legislation providing for the reversion to the Crown of mineral rights to deep, non-productive geological formations at the conclusion of the primary term of a lease or licence. In addition, Alberta has a policy of “shallow rights reversion” which provides for the reversion to the Crown of mineral rights to shallow, non-productive geological formations for new leases and licences.

In addition to Crown ownership of the rights to crude oil and natural gas, private ownership of crude oil and natural gas (i.e. freehold mineral lands) also exists in Western Canada. In the provinces of Alberta, British Columbia, Saskatchewan and Manitoba, approximately 19%, 6%, 20% and 80%, respectively, of the mineral rights are owned by private freehold owners. Rights to explore for and produce such crude oil and natural gas are granted by a lease or other contract on such terms and conditions as may be negotiated between the owner of such mineral rights and crude oil and natural gas explorers and producers.

An additional category of mineral rights ownership includes ownership by the Canadian federal government of some legacy mineral lands and within Indigenous reservations designated under the Indian Act (Canada). Indian Oil and Gas Canada (“IOGC”), which is a federal government agency, manages subsurface and surface leases, in consultation with the applicable Indigenous peoples, for exploration and production of crude oil and natural gas on Indigenous reservations.

Until recently, oil and natural gas activities conducted on Indian reserve lands were governed by the Indian Oil and Gas Act (the “IOGA”) and the Indian Oil and Gas Regulations, 1995 (the “1995 Regulations”). In 2009, Parliament passed An Act to Amend the Indian Oil and Gas Act, amending and modernizing the IOGA (the “Modernized IOGA”), however the amendments were delayed until the federal government was able to complete stakeholder consultations and update the accompanying Regulations (the “2019 Regulations”). The Modernized IOGA and the 2019 Regulations came into force on August 1, 2019. At a high level, the Modernized IOGA and the 2019 Regulations govern both surface and subsurface IOGC leases, establishing the terms and conditions with which an IOGC leaseholder must comply. The two enactments also establish a substitution system whereby provincial oil and natural gas/environmental regulatory authorities act on behalf of the federal government to ensure greater symmetry between federal and provincial regulatory standards. The Corporation does not have operations on Indian reserve lands.

Royalties and Incentives

General

Each province has legislation and regulations that govern royalties, production rates and other matters. The royalty regime in a given province is a significant factor in the profitability of oil sands projects and crude oil, natural gas and NGLs production. Royalties payable on production from lands where the Crown does not hold the mineral rights are determined by negotiation between the mineral freehold owner and the lessee, although production from such lands is subject to certain provincial taxes and royalties. Royalties from production on Crown lands are determined by provincial regulation and are generally calculated as a percentage of the value of gross production at the well level. The rate of royalties payable typically depends in part on prescribed reference prices, well productivity, geographic location, field discovery date, method of recovery and the type or quality of the petroleum substance produced.

Occasionally, the governments of Western Canada’s provinces create incentive programs for exploration and development. Such programs often provide for royalty rate reductions, royalty holidays or royalty tax credits and are often introduced when commodity prices are low to encourage exploration and development activity. In addition, such programs may be introduced to encourage producers to undertake initiatives using new technologies that may enhance or improve recovery of crude oil, natural gas and NGLs.

The federal government also announced in late 2018 that it would make $1.6 billion available to the oil and natural gas industry in light of worsening commodity price differentials. The aid package has been administered through federal agencies including the Business Development Bank of Canada, Natural Resources Canada,

Export Development Canada, and Innovation, Science and Economic Development Canada. Export Development Canada has lent or guaranteed a total of $629 million to 37 companies, of $1 billion available to oil and natural gas producers. The Bank of Canada has made 892 loans totaling $207.5 million out of its $500-million commercial loan allotment in the aid package. Innovation, Science and Economic Development Canada announced $49 million each for two projects to help Alberta companies building facilities to turn propane into polypropylene, a type of plastic not currently produced in Canada, but often used in packaging and labels. Natural Resources Canada distributed $37 million of a $50-million commitment under its Clean Growth Program for nine projects that help oil and natural gas companies reduce their carbon footprints.

In response to the recent dramatic decline in crude oil prices arising as a result of sharply decreased demand for crude oil due to the COVID-19 pandemic, the inability of OPEC and Russia to agree on crude oil production output constraints, and certain OPEC member countries beginning to discount prices on future crude oil deliveries and increase crude oil supply in to the market, the Alberta government has announced tax relief and other measures to assist the Alberta oil and gas industry. In addition, the federal government of Canada is reported to be preparing a multibillion dollar assistance program for Canada’s oil and gas sector, which may include access to credit and funding to clean up abandoned oil and gas wells. The details of these assistance programs are not all available at this time and we are therefore unable to predict if and to what extent we will be able to access assistance under these programs and their impact on us.

Producers and working interest owners of crude oil and natural gas rights may also carve out additional royalties or royalty-like interests through non-public transactions, which include the creation of instruments such as overriding royalties, net profits interests and net carried interests.

Alberta

In Alberta, provincially set royalty rates apply to Crown-owned mineral rights. In 2016, the Government of Alberta adopted a modernized royalty framework (the “Modernized Framework”) that applies to all wells drilled after December 31, 2016. The previous royalty framework (the “Old Framework”) will continue to apply to wells drilled prior to January 1, 2017 for a period of ten years ending on December 31, 2026. After the expiry of this ten-year period, these older wells will become subject to the Modernized Framework. The Royalty Guarantee Act (Alberta) came into effect on July 18, 2019, and provides that no major changes will be made to the current oil and natural gas royalty structure for a period of at least 10 years.

The Modernized Framework applies to all hydrocarbons other than oil sands which will remain subject to their existing royalty regime. Royalties on production from non-oil sands wells under the Modernized Framework are determined on a “revenue-minus-costs” basis with the cost component based on a Drilling and Completion Cost Allowance formula for each well, depending on its vertical depth and/or horizontal length. The formula is based on the industry’s average drilling and completion costs as determined by the Alberta Energy Regulator (the “AER”) on an annual basis.

Producers pay a flat royalty rate of 5% of gross revenue from each well that is subject to the Modernized Framework until the well reaches payout. Payout for a well is the point at which cumulative gross revenues from the well equals the Drilling and Completion Cost Allowance for the well set by the AER. After payout, producers pay an increased post-payout royalty on revenues of between 5% and 40% for crude oil and pentanes and 5% and 36% for methane, ethane, propane and butane, all determined by reference to the then current commodity prices of the various hydrocarbons and well flow rate. Similar to the Old Framework, the post-payout royalty rate under the Modernized Framework varies with commodity prices. Once production in a mature well drops below a threshold level where the rate of production is too low to sustain the full royalty burden, its royalty rate is adjusted downward towards a minimum of 5% as the mature well’s production declines. As the Modernized Framework uses deemed drilling and completion costs in calculating the royalty and not the actual drilling and completion costs incurred by a producer, low cost producers benefit if their well costs are lower than the Drilling and Completion Cost Allowance and, accordingly, they continue to pay the lower 5% royalty rate for a period of time after their wells achieve actual payout.

Oil and natural gas producers are responsible for calculating their royalty rate on an ongoing basis. The Crown’s royalty share of production is payable monthly, and producers must submit their records showing the royalty calculation. The Mines and Minerals Act was amended in 2014 and shortened the window during which producers can submit amendments to their royalty calculations before they become statute-barred (from four years to three years). Both the 2014 and 2015 production years became statute barred on December 31, 2018 as the pre-amendment four-year period applied for the years up to and including 2014. Going forward, producers will only have three years to amend their royalty calculations.

The Old Framework is applicable to all conventional crude oil and natural gas wells drilled prior to January 1, 2017 and bitumen production. Subject to certain available incentives, effective from the January 2011 production month, royalty rates for conventional crude oil production under the Old Framework range from a base rate of 0% to a cap of 40%. Subject to certain available incentives, effective from the January 2011 production month, royalty rates for natural gas production under the Old Framework range from a base rate of 5% to a cap of 36%. The Old Framework also includes a natural gas royalty formula which provides for a reduction based on the measured depth of the well below 2,000 meters deep, as well as the acid gas content of the produced gas. Under the Old Framework, the royalty rate applicable to NGLs is a flat rate of 40% for pentanes and 30% for butanes and propane. Currently, producers of crude oil and natural gas from Crown lands in Alberta are also required to pay annual rental payments, at a rate of $3.50 per hectare, and make monthly royalty payments in respect of crude oil and natural gas produced.

The Government of Alberta has from time to time implemented drilling credits, incentives or transitional royalty programs to encourage crude oil and natural gas development and new drilling. In addition, the Government of Alberta has implemented certain initiatives intended to accelerate technological development and facilitate the development of unconventional resources, including as applied to coalbed methane wells, shale gas wells and horizontal crude oil and natural gas wells.

Freehold mineral taxes are levied for production from freehold mineral lands on an annual basis on calendar year production. Freehold mineral taxes are calculated using a tax formula that takes into consideration, among other things, the amount of production, the hours of production, the value of each unit of production, the tax rate and the percentages that the owners hold in the title. On average, in Alberta the tax levied is 4% of revenues reported from freehold mineral title properties. The freehold mineral taxes would be in addition to any royalty or other payment paid to the owner of such freehold mineral rights, which are established through private negotiation.

Freehold and Other Types of Non-Crown Royalties

Royalties on production from privately-owned freehold lands are negotiated between the mineral freehold owner and the lessee under a negotiated lease or other contract. Producers and working interest participants may also pay additional royalties to parties other than the mineral freehold owner where such royalties are negotiated through private transactions.

In addition to the royalties payable to the mineral owners (or to other royalty holders if applicable), producers of crude oil and natural gas from freehold lands in each of the Western Canadian provinces are required to pay freehold mineral taxes or production taxes. Freehold mineral taxes or production taxes are taxes levied by a provincial government on crude oil and natural gas production from lands where the Crown does not hold the mineral rights. A description of the freehold mineral taxes payable in Alberta is set out above.

Where oil and natural gas leases fall under the jurisdiction of the IOGC, the IOGC is responsible for issuing crude oil and natural gas agreements between Indigenous groups and producers, and collecting and distributing royalty revenues. The exact terms and conditions of each crude oil and natural gas lease dictate the calculation of royalties owed, which may vary depending on the involvement of the specific Indigenous group. Ultimately, the relevant Indigenous group must approve the royalty rate for each lease.

Regulatory Authorities and Environmental Regulation

General

The Canadian crude oil and natural gas industry is currently subject to environmental regulation under a variety of Canadian federal, provincial, territorial and municipal laws and regulations, all of which are subject to governmental review and revision from time to time. Such regulations provide for, among other things, restrictions and prohibitions on the spill, release or emission of various substances produced in association with certain crude oil and natural gas industry operations, such as sulphur dioxide and nitrous oxide. The regulatory regimes set out the requirements with respect to oilfield waste handling and storage, habitat protection and the satisfactory operation, maintenance, abandonment and reclamation of well, facility and pipeline sites. Compliance with such regulations can require significant expenditures and a breach of such requirements may result in suspension or revocation of necessary licences and authorizations, civil liability and the imposition of material fines and penalties. In addition to these specific, known requirements, future changes to environmental legislation, including anticipated legislation for air pollution and greenhouse gas (“GHG”) emissions, including carbon dioxide equivalents (“CO2e”), may impose further requirements on operators and other companies in the crude oil and natural gas industry.

Federal

Canadian environmental regulation is the responsibility of both the federal and provincial governments. Where there is a direct conflict between federal and provincial environmental legislation in relation to the same matter, the federal law will prevail. The federal government has primary jurisdiction over federal works, undertakings and federally regulated industries such as railways, aviation and interprovincial transport including interprovincial pipelines.

On August 28, 2019, with the passing of Bill C-69, the CERA and the Impact Assessment Act (“IAA”) came into force and the NEB Act and the Canadian Environmental Assessment Act, 2012 (“CEAA 2012”) were repealed. In addition, the IA Agency replaced the Canadian Environmental Assessment Agency (“CEA Agency”).

Bill C-69 introduced a number of important changes to the regulatory regime for federally regulated major projects and associated environmental assessments. Previously, the NEB administered its statutory jurisdiction as an integrated regulatory body. Now, the CERA separates the CER’s administrative and adjudicative functions. A board of directors and a chief executive officer will manage strategic, administrative and policy considerations while adjudicative functions will fall into the purview of a group of independent commissioners. The CER has assumed the jurisdiction previously held by the NEB over matters such as the environmental and economic regulation of pipelines, transmission infrastructure and offshore renewable energy projects, including offshore wind and tidal facilities. In its adjudicative role, the CERA tasks the CER with reviewing applications for the development, construction and operation of these projects, culminating in their eventual abandonment.

Designated projects will require an impact assessment as part of their regulatory review. The impact assessment, conducted by a review panel, jointly appointed by the CER and the IA Agency, includes expanded criteria the review panel may consider when reviewing an application. The impact assessment also requires consideration of the project’s potential adverse effects, the overall societal impact and the expanded public interest that a project may have. The impact assessment must look at the direct result of the project’s construction and operation, including environmental, biophysical and socio-economic factors, including consideration of a gender-based analysis, climate change and impacts to Indigenous rights. Designated projects include pipelines that require more than 75 kilometers of new right of way and pipelines located in national parks. Large scale in situ oil sands projects not regulated by provincial greenhouse gas emissions and certain refining, processing and storage facilities will also require an impact assessment.

The federal government has stated that an objective of the legislative changes was to improve decision certainty and turnaround times. Once a review or assessment is commenced under either the CERA or IAA, there are limits on the amount of time the relevant regulatory authority will have to issue its report and recommendation. Designated projects will go through a planning phase to determine the scope of the impact assessment, which the federal government has stated should provide more certainty as to the length of the full review process. Applications for non-designated projects will follow a similar process as under the NEB Act. There is significant uncertainty surrounding the impact of Bill C-69 on oil and natural gas projects. There was significant opposition from the oil and natural gas industry and others in respect of Bill C-69, and notwithstanding its stated purpose, there is concern that the changes brought about by Bill C-69 will result in projects not being approved or increased delays in approvals. The Minister of Natural Resources has a mandate to implement the CER efficiently and effectively, but the CER’s ability to expedite the project approval process has not yet been substantially tested.

On May 12, 2017, the federal government introduced Bill C-48 in Parliament. This legislation is aimed at providing coastal protection in northern British Columbia by prohibiting crude oil tankers carrying more than 12,500 metric tonnes of crude oil or persistent crude oil products from stopping, loading, or unloading crude oil in that area. Parliament passed Bill C-48 as the Oil Tanker Moratorium Act which received royal assent on June 21, 2019. The enactment of this statute may prevent pipelines from being built, and export terminals from being located on, the portion of the British Columbia coast subject to the moratorium (north of 50°53'00" north latitude and west of 126°38'36" west longitude) and, as a result, may negatively impact the ability of producers to access global markets.

Alberta

The AER is the single regulator responsible for all energy resource development in Alberta. It derives its authority from the Responsible Energy Development Act and a number of related legislation including the Oil and Gas Conservation Act (the “OGCA”), the Oil Sands Conservation Act, the Pipeline Act, and the Environmental Protection and Enhancement Act. The AER is responsible for ensuring the safe, efficient, orderly and environmentally responsible development of hydrocarbon resources including allocating and conserving water resources, managing public lands, and protecting the environment. The AER’s responsibilities exclude the functions of the Alberta Utilities Commission and the Surface Rights Board, as well as the Alberta Ministry of Energy’s responsibility for mineral tenure. The objective behind a single regulator is an enhanced regulatory regime that is intended to be efficient, attractive to business and investors and effective in supporting public safety, environmental management and resource conservation while respecting the rights of landowners.

The Government of Alberta relies on regional planning to accomplish its responsible resource development goals. Its approach to natural resource management provides for engagement and consultation with stakeholders and the public and examines the cumulative impacts of development on the environment and communities by incorporating the management of all resources, including energy, minerals, land, air, water and biodiversity. While the AER is the primary regulator for energy development, several other governmental departments and agencies may be involved in land use issues, including the Alberta Ministry of Environment and Parks, the Alberta Ministry of Energy, the Aboriginal Consultation Office and the Land Use Secretariat.

The Government of Alberta’s land-use policy for surface land in Alberta sets out an approach to manage public and private land use and natural resource development in a manner that is consistent with the long-term economic, environmental and social goals of the province. It calls for the development of seven region-specific land-use plans in order to manage the combined impacts of existing and future land use within a specific region and the incorporation of a cumulative effects’ management approach into such plans. As a result, several regional plans have been implemented. These regional plans may affect further development and operations in such regions.

The AER monitors seismic activity across Alberta, in the context of assessing the risks associated with, and instances of, earthquakes induced by hydraulic fracturing. Hydraulic fracturing is an important and common practice to stimulate production of oil and gas from dense subsurface rock formations. The process involves the injection of water, sand or other proppants and additives under pressure into targeted subsurface formations to fracture the surrounding rock and stimulate oil and gas production. The Corporation routinely conducts hydraulic fracturing in its drilling and completion programs. In recent years, hydraulic fracturing has been linked to increased seismicity in the areas in which hydraulic fracturing takes place, prompting regulatory authorities to investigate the practice further.

In an ongoing process spanning between February 19, 2015 to December 9, 2019, the AER has developed monitoring and reporting requirements that apply to all oil and natural gas producers working in certain areas where the likelihood of an earthquake is higher, and implemented the requirements in Subsurface Order Nos. 2, 6, and 7. The regions with seismic protocols in place that are aimed at limiting the impact and potential of induced earthquakes from hydraulic fracturing are Fox Creek, Red Deer, and Brazeau (the “Seismic Protocol Regions”). Oil and natural gas producers in each of the Seismic Protocol Regions are subject to a “traffic light” reporting system that sets thresholds on the Richter scale of earthquake magnitude. The thresholds vary among the Seismic Protocol Regions and trigger a sliding scale of obligations from the oil or natural gas producers operating there. The obligations range from no action required, to informing the AER and invoking an approved response plan, to ceasing operations and informing the AER. The AER has the discretion to suspend oil or natural gas producers’ operations while it conducts investigations following a seismic event, and only when the AER has assessed ongoing risk of earthquakes in a specific area and/or required the oil or natural gas producer to update its response plan, can operations resume. The AER may extend these requirements to other areas of Alberta if necessary, subject to the results of the AER’s ongoing province-wide monitoring.

Liability Management Rating Program - Alberta

The AER administers the licensee Liability Management Rating Program (the “AB LMR Program”). The AB LMR Program is a liability management program governing most conventional upstream crude oil and natural gas wells, facilities and pipelines. It consists of three distinct programs: the Licensee Liability Rating Program (the “AB LLR Program”), the Oilfield Waste Liability Program (the “AB OWL Program”) and the Large Facility Liability Management Program (the “AB LFP”). If a licensee’s deemed liabilities in the AB LLR Program, the AB OWL Program and/or the AB LFP exceed its deemed assets in those programs, the AB LMR Program requires the licensee to provide the AER with a security deposit and may restrict the licensee’s ability to transfer licenses. This ratio of a licensee’s assets to liabilities across the three programs is referred to as the licensee’s liability management rating (“LMR”). Where the AER determines that a security deposit is required, the failure to post any required amounts may result in the initiation of enforcement action by the AER.

The AER previously assessed the LMR of all licensees on a monthly basis and posted the individual ratings on the AER’s public website. However, in December 2019 the AER ceased posting the detailed LMR report, stating that resource and budget limitations have impacted its ability to maintain and administer the AB LMR Program. Licensees can continue to access their individual LMR calculations through the AER’s Digital Data Submission System. The AER is currently reviewing the AB LMR Program as it no longer considers the LMR value alone to be a good indicator of a company’s financial health. It is unclear if, or when, any changes will be made to the current regulatory framework. Any changes to the AB LMR Program may affect the Corporation’s ability to obtain or transfer licenses.

Complementing the AB LMR Program, Alberta’s OGCA establishes an orphan fund (the “Orphan Fund”) to help pay the costs to suspend, abandon, remediate and reclaim a well, facility or pipeline included in the AB LLR Program and the AB OWL Program if a licensee or working interest participant becomes insolvent or is unable to meet its obligations. Licensees in the AB LLR Program and AB OWL Program, including the Corporation, fund the Orphan Fund through a levy administered by the AER. A separate orphan levy applies to persons holding licences subject to the AB LFP. Collectively, these programs are designed to minimize the risk to the Orphan Fund posed by the unfunded liabilities of licensees and to prevent the taxpayers of Alberta from incurring costs to suspend, abandon, remediate and reclaim wells, facilities or pipelines.

On January 31, 2019, the Supreme Court of Canada overturned the lower courts’ decisions in Redwater Energy Corporation (Re) (“Redwater”), holding that there is no operational conflict between the abandonment and reclamation provisions contained in the provincial OGCA, the liability management regime administered by the AER and the federal bankruptcy and insolvency regime. As a result, receivers and trustees can no longer avoid the AER’s legislated authority to impose abandonment orders against licensees or to require a licensee to pay a security deposit before approving a transfer when such a licensee is subject to formal insolvency proceedings. This means that insolvent estates can no longer disclaim assets of a bankrupt licensee that have reached the end of their productive lives and represent a liability and deal with the company’s valuable assets for the benefit of the company’s creditors, without first satisfying abandonment and reclamation obligations.

In response to the lower courts’ decisions in Redwater, the AER issued several bulletins and interim rule changes to govern the AER’s administration of its licensing and liability management programs. In response to Redwater’s trajectory through the Courts, the AER introduced amendments to its liability management framework. The AER amended its Directive 067: Eligibility Requirements for Acquiring and Holding Energy Licences and Approvals, which deals with licensee eligibility to operate wells and facilities, to require the provision of extensive corporate governance and shareholder information, including whether any director and officer has been a director or officer of an energy company that has been subject to insolvency proceedings in the last five years. All transfers of well, facility and pipeline licences in the province are subject to AER approval. As a condition of transferring existing AER licences, approvals and permits, all transfers are now assessed on a non-routine basis and the AER now requires all transferees to demonstrate that they have an LMR of 2.0 or higher immediately following the transfer, or to otherwise prove to the satisfaction of the AER that the transferee can meet its abandonment and reclamation obligations. The AER may make further rule changes at any time. The Supreme Court of Canada’s Redwater decision alleviates some of the concerns that the AER’s rule changes were intended to address, however the AER has indicated it is in the process of reviewing the current framework.

The AER has also implemented the Inactive Well Compliance Program (the “IWCP”) to address the growing inventory of inactive wells in Alberta and to increase the AER’s surveillance and compliance efforts under Directive 013: Suspension Requirements for Wells (“Directive 013”). The IWCP applies to all inactive wells that are noncompliant with Directive 013 as of April 1, 2015. The objective is to bring all inactive noncompliant wells under the IWCP into compliance with the requirements of Directive 013 within five years. As of April 1, 2015, each licensee is required to bring 20% of its inactive wells into compliance every year, either by reactivating or suspending the wells in accordance with Directive 013 or by abandoning them in accordance with Directive 020: Well Abandonment. The list of current wells subject to the IWCP is available on the AER’s Digital Data Submission System. The AER has announced that from April 1, 2015 to April 1, 2016, the number of noncompliant wells subject to the IWCP fell from 25,792 to 17,470, with 76% of licensees operating in the province having met their annual quota. From April 1, 2016 to April 1, 2017, this number fell from 17,470 to 12,375 noncompliant wells, with 81% of licensees operating in the province having met their annual quota. The IWCP will complete its fifth year on March 31, 2020 but the AER has not released subsequent annual reports on compliance levels since 2017.

As part of its strategy to encourage the decommissioning, remediation and reclamation of inactive or marginal oil and natural gas infrastructure, the AER announced a voluntary area-based closure (“ABC”) program in 2018. The ABC program is designed to reduce the cost of abandonment and reclamation operations through industry collaboration and economies of scale. Participants seeking the program incentives must commit to an inactive liability reduction target to be met through closure work of inactive assets. The program incentivizes closure activity by setting an annual spending target while providing abeyance on D13 requirements for low risk wells. The Corporation is currently participating in the voluntary ABC program.

Climate Change Regulation

Climate change regulation at both the federal and provincial level has the potential to significantly affect the future of the crude oil and natural gas industry in Canada. The impacts of federal or provincial climate change and environmental laws and regulations are uncertain. It is currently not possible to predict the extent of future requirements. Any new laws and regulations (or additional requirements to existing laws and regulations) could have a material impact on the Corporation’s operations and cash flow.

Federal

Canada has been a signatory to the United Nations Framework Convention on Climate Change (the “UNFCCC”) since 1992. Since its inception, the UNFCCC has instigated numerous policy experiments with respect to climate governance. On April 22, 2016, 197 countries, including Canada, signed the Paris Agreement, committing to prevent global temperatures from rising more than 2° Celsius above pre-industrial levels and to pursue efforts to limit this rise to no more than 1.5° Celsius. As of December 23, 2019, 187 of the 197 parties to the convention have ratified the Paris Agreement. In December 2019, the United Nations annual Conference of the Parties took place in Madrid, Spain. The Conference concluded with the attendees delaying decisions about a prospective carbon market and emissions cuts until the next climate conference in Glasgow in 2020. However, the European Union reached an agreement about “The European Green New Deal” that aims to lower emissions to zero by 2050.

Following the Paris Agreement and its ratification in Canada, the Government of Canada pledged to cut its emissions by 30% from 2005 levels by 2030. Further, on December 9, 2016, the Government of Canada released the Pan-Canadian Framework on Clean Growth and Climate Change (the “Framework”). The Framework provided for a carbon-pricing strategy, with a carbon tax starting at $10/tonne in 2018, increasing annually until it reaches $50/tonne in 2022. This system applies in provinces and territories that request it and in those that do not have a carbon pricing system in place that meets the federal standards. On June 21, 2018, the federal government enacted the Greenhouse Gas Pollution Pricing Act (the “GGPPA”), which came into force on January 1, 2019. This regime has two parts: an emissions trading system for large industry and a regulatory fuel charge imposing an initial price of $20/tonne of GHG emissions. Under current federal plans, this price will escalate by $10 per year until it reaches a price of $50/tonne in 2022. Starting April 1, 2020, the minimum price permissible under the GGPPA is $30/tonne of GHG emissions.

Six provinces and territories have introduced carbon-pricing systems that meet federal requirements: British Columbia, Quebec, Prince Edward Island, Nova Scotia, Newfoundland and Labrador, and the Northwest Territories. The federal fuel charge regime took effect in Saskatchewan, Manitoba, Ontario and New Brunswick on April 1, 2019 and in the Yukon and Nunavut on July 1, 2019. The federal fuel charge regime took effect in Alberta on January 1, 2020.

Alberta, Saskatchewan and Ontario have referred the constitutionality of the GGPPA to their respective Courts of Appeal. In both the Saskatchewan and Ontario references, the appellate Courts ruled in favour of the constitutionality of the GGPPA. The Attorneys General of Saskatchewan and Ontario have appealed these decisions to the Supreme Court of Canada and the Court was set to hear the appeals in March 2020, although the appeals have been postponed to at least June 2020 as a result of the COVID-19 pandemic. On February 24, 2020, the Alberta Court of Appeal determined that the GGPPA is unconstitutional. It is unclear whether the Alberta reference will be appealed and heard with the Saskatchewan and Ontario appeals. However, each of Saskatchewan, Ontario and Alberta will participate in the scheduled hearings, along with the Attorneys General of Quebec, New Brunswick, Manitoba and British Columbia and various other interested parties.

On April 26, 2018, the federal government passed the Regulations Respecting Reduction in the Release of Methane and Certain Volatile Organic Compounds (Upstream Oil and Gas Sector) (the “Federal Methane Regulations”). The Federal Methane Regulations seek to reduce emissions of methane from the crude oil and natural gas sector, and came into force on January 1, 2020. By introducing a number of new control measures, the Federal Methane Regulations aim to reduce unintentional leaks and intentional venting of methane, as well as ensuring that crude oil and natural gas operations use low-emission equipment and processes. Among other things, the Federal Methane Regulations limit how much methane upstream oil and natural gas facilities are permitted to vent. These facilities would need to capture the gas and either re-use it, re-inject it, send it to a sales pipeline, or route it to a flare. In addition, in provinces other than Alberta and British Columbia (which already regulate such activities), well completions by hydraulic fracturing would be required to conserve or destroy gas instead of venting. The federal government anticipates that these actions will reduce annual GHG emissions by about 20 megatonnes by 2030.

In October 2018, the federal government announced a pricing scheme as an alternative for large electricity generators so as to incentivize a reduction in emissions intensity, rather than encouraging a reduction in generation capacity.

The federal government has also enacted the Multi-Sector Air Pollutants Regulation under the authority of the Canadian Environmental Protection Act, 1999, which seeks to regulate certain industrial facilities and equipment types, including boilers and heaters used in the upstream oil and natural gas industry, to limit the emission of air pollutants such as nitrogen oxides and sulphur dioxide.

Alberta

On November 22, 2015, the Government of Alberta introduced a Climate Leadership Plan (the “CLP”). Under this strategy, the Climate Leadership Act (the “CLA”) came into force on January 1, 2017 and established a fuel charge intended to first outstrip and subsequently keep pace with the federal price. On December 14, 2016, the Oil Sands Emissions Limit Act came into force, establishing an annual 100 megatonne limit for GHG emissions from all oil sands sites, excluding some attributable to upgraders, the electric energy portion of cogeneration and other prescribed emissions.

In June 2019, the Government of Alberta pivoted in its implementation of the CLP and repealed the CLA. The Carbon Competitiveness Incentives Regime (“CCIR”) remained in place. As a result, the federally imposed fuel charge took effect in Alberta on January 1, 2020, at a rate of $20/tonne. In accordance with the GGPPA, this will increase to $30/tonne on April 1, 2020. However, on December 4, 2019, the federal government approved Alberta’s proposed Technology Innovation and Emissions Reduction (“TIER”) regulation intended to replace the CCIR, so the regulation of emissions from heavy industry remains subject to provincial regulation, while the federal fuel charge still applies. The TIER regulation came into effect on January 1, 2020.

The TIER regulation operates differently than the former facility-based CCIR, and instead applies industry-wide to emitters that emit more than 100,000 tonnes of CO2e per year in 2016 or any subsequent year. The 2020 target for most TIER-regulated facilities is to reduce emissions intensity by 10% as measured against that facility’s individual benchmark (which is, generally, its average emissions intensity during the period from 2013 to 2015), with a further 1% reduction for each subsequent year. The facility-specific benchmark does not apply to all facilities. Certain facilities, such as those in the electricity sector, are compared against the good-as-best-gas standard, which measures against the emissions produced by the cleanest natural gas-fired generation system. Similarly, for facilities that have already made substantial headway in reducing their emissions, a different “high-performance” benchmark is available to ensure that the cost of ongoing compliance takes this into account. As with the former CCIR, the TIER regulation targets emissions intensity rather than total emissions. Under the TIER regulation, facilities in high-emitting sectors can opt-in to the program despite the fact that they do not meet the 100,000 tonne threshold. A facility can opt-in to TIER regulation if it competes directly against another TIER-regulated facility or if it has annual CO2e emissions that exceed 10,000 tonnes per year and belongs to an emissions-intensive or trade exposed sector with international competition. In addition, the owner of two or more “conventional oil and gas facilities” may apply to have those facilities regulated under the TIER regulation. The Company has been accepted to the TIER program as it targets improved efficiencies and minimizes carbon tax payments. To encourage compliance with the emissions intensity reduction targets, TIER-regulated facilities must provide annual compliance reports and facilities that are unable to achieve their targets may either purchase credits from other facilities, purchase carbon offsets, or pay a levy to the Government of Alberta.

The Government of Alberta previously signaled its intention through the CLP to implement regulations that would lower annual methane emissions by 45% by 2025. Pursuant to this goal, the Government of Alberta enacted the Methane Emission Reduction Regulation (the “Alberta Methane Regulations”) on January 1, 2020, and the AER simultaneously released an updated edition of Directive 060: Upstream Petroleum Industry Flaring, Incinerating, and Venting. The release of Directive 060 complements a previously released update to Directive 017: Measurement Requirements for Oil and Gas Operations that took effect in December 2018. Together, these new Directives represent Alberta’s first step toward achieving its 2025 goal, as outlined in the Alberta Methane Regulations; however, the Government of Alberta and the federal government have not yet reached an equivalency agreement with respect to the Alberta Methane Regulations and the Federal Methane Regulations.

Alberta was also the first jurisdiction in North America to direct dedicated funding to implement carbon capture and storage technology across industrial sectors. Alberta has committed $1.24 billion through 2025 to fund two commercial-scale carbon capture and storage projects. Both projects will help reduce the CO2 emissions from the oil sands and fertilizer sectors, and reduce GHG emissions by 2.76 million megatonnes per year. On December 2, 2010, the Government of Alberta passed the Carbon Capture and Storage Statutes Amendment Act, 2010. It deemed the pore space underlying all land in Alberta to be, and to have always been, the property of the Crown and provided for the assumption of long-term liability for carbon sequestration projects by the Crown, subject to the satisfaction of certain conditions.

Obsidian Energy and the Environment

Obsidian Energy understands its responsibilities for reducing the environmental impacts from its operations and recognizes the interests of other land users in resource development areas and conducts its operations accordingly. Obsidian Energy is committed to mitigating the environmental impact from its operations, and to involving stakeholders throughout the exploration, development, production and abandonment process. Obsidian Energy’s environmental programs encompass resource conservation, stakeholder communication and site abandonment/reclamation. Our environmental programs are monitored to ensure they comply with all government environmental regulations and with Obsidian Energy’s own environmental policies. The results of these programs are reviewed with Obsidian Energy’s management and operations personnel, which seeks to drive improvement and to ensure compliance with these policies. Obsidian Energy seeks to communicate its commitment to environmental stewardship to our stakeholders, including employees, investors, contractors, landowners and local communities, in order to always be held accountable.

Obsidian Energy maintains a program of detailed inspections, audits and field assessments to determine and quantify the environmental liabilities that will be incurred during the eventual decommissioning and reclamation of its field facilities. Obsidian Energy pursues a program of environmental impact reduction aimed at minimizing these future corporate liabilities without hampering field productivity. This program, launched in 1994, is ongoing, and includes measures to remediate potential contaminant sources, reclaim spill sites and abandon unproductive wells and shut-in facilities. For information regarding our estimated future abandonment and reclamation costs as of December 31, 2019, see “– Disclosure of Reserves Data – Total Future Net Revenue (Undiscounted) as of December 31, 2019 Forecast Prices and Costs” and “– Additional Information Concerning Abandonment and Reclamation Costs” in “Appendix A-3 – Statement of Reserves Data and Other Oil and Gas Information”, which is attached hereto.

Alberta’s Technology Innovation and Emissions Reduction (“TIER”) program, which came into effect January 1, 2020, requires participants to comply with ongoing reporting of emissions, and where emissions cannot be reduced to target levels, financial penalties are imposed. Obsidian Energy has only minor working interests in several non-operated facilities that are considered large emitters (emissions of 100,000 CO2e per year) within the requirements of the Alberta GHG regulations.

Obsidian has proactively opted in to the TIER program by combining our smaller facilities into an “aggregate facility” that allows the Company to participate in the TIER program with streamlined reporting. Aggregate facilities are required to reduce their total emission intensity by 10% for 2020, but unlike large emitters, this requirement does not become more stringent over time. Further, Obsidian believes it has several low-cost opportunities to reduce our emissions profile. As such, our financial obligations related to compliance with existing federal and provincial legislation regarding GHG emissions are not material at this time.

Because the federal and provincial programs relating to the regulation of the emission of GHGs and other air pollutants continue to be developed, Obsidian Energy is currently unable to predict the total impact of the potential regulations upon its business. Therefore, it is possible that Obsidian Energy could face increases in costs in order to comply with emissions legislation. However, in cooperation with various industry groups, Obsidian Energy continues to work cooperatively with governments to develop an approach to deal with climate change issues that protects the industry’s competitiveness, limits the cost and administrative burden of compliance, and supports continued investment in the oil and gas sector.

Obsidian Energy is committed to meeting its responsibilities to protect the environment wherever it operates. Obsidian Energy anticipates that its expenditures, both capital and expense in nature, will continue to increase as a result of operational growth and/or increasing legislation relating to the protection of the environment. Obsidian Energy will be taking such steps as required to ensure continued compliance with applicable environmental legislation in each jurisdiction in which it operates. Obsidian Energy believes that it is currently in compliance with applicable environmental laws and regulations in all material respects. Obsidian Energy also believes that it is reasonably likely that the trend towards heightened and additional standards in environmental legislation and regulation will continue.

RISK FACTORS

The following is a summary of certain risk factors relating to Obsidian Energy and its business and is qualified in its entirety by reference to, and must be read in conjunction with, the detailed information appearing elsewhere in this Annual Information Form and in our other public filings. Securityholders and potential securityholders should consider carefully the information contained herein and, in particular, the following risk factors. If any of these risks occur, our financial condition and results of operations could be materially adversely affected, which could result in a decline in the trading price of our Common Shares. The risks described below are not an exhaustive list of the risks that may affect Obsidian Energy and its business, nor should they be taken as a complete summary or description of all the risks associated with Obsidian Energy and its business and the oil and natural gas business generally.

Volatility in oil and natural gas prices could have a material adverse effect on our results of operations and financial condition, which in turn could negatively affect the market price of our Common Shares.

Our results of operations and financial condition are dependent upon the prices that we receive for the oil and natural gas that we sell. Historically, the oil and natural gas markets have been volatile and are likely to continue to be volatile in the future. Oil and natural gas prices have fluctuated widely during recent years and are subject to fluctuations in response to changes in supply, demand, market uncertainty and other factors that are beyond our control. These factors include, but are not limited to:

•	the impact of regional and/or global health related events such as the COVID-19 pandemic on energy demand;

•

global energy policy, including the ability of OPEC (and in particular the Kingdom of Saudi Arabia) and other oil and gas exporting nations (and in particular Russia) to set and maintain production levels and influence prices for oil. For instance, OPEC +, led by Saudi Arabia and Russia, have recently failed to reach an agreement on constraining crude oil output to support global crude oil prices in the face of lower global demand arising from, among other things, the global response to the COVID-19 pandemic, which has in turn resulted in certain OPEC member countries beginning to discount prices on future crude oil deliveries and increase crude oil supply in to the market;

•

the limitations on the ability of Western Canadian energy producers to export oil, natural gas and natural gas liquids to U.S. markets and world markets and the resulting discount that Western Canadian energy producers may receive for their products as compared to U.S. and international benchmark commodity prices;

•	the availability of transportation infrastructure, and in particular:

•	our ability to access space on pipelines that deliver crude oil, natural gas liquids and natural gas to commercial markets or alternatively contract for the delivery of our products by rail;

•	deliverability uncertainties related to the distance of our production from existing pipeline, railway line, processing and storage facility infrastructure; and

•	operational problems affecting the pipelines, railway lines and processing and storage facilities on which we rely;

•	increased growth of shale oil production in the U.S.;

•	production and storage levels of oil and natural gas;

•	existing and threatened political instability and hostilities in commodity producing regions such as the Middle East, Northern Africa and elsewhere;

•	sanctions imposed on certain oil producing nations by other countries;

•	foreign supply of, and demand for, oil and natural gas, including liquefied natural gas;

•	weather conditions;

•	the overall economic and political environment in Canada, the U.S., Europe, China, Russia, emerging markets and globally;

•	the overall level of energy demand;

•	government regulation relating to prices, taxes, royalties, land tenure, allowable production, the export of oil and natural gas and many other aspects of the oil and natural gas business;

•	currency exchange rates;

•	the effect of worldwide environmental and/or energy conservation measures;

•	the price and availability of alternative energy supplies; and

•	the advent of new technologies.

The economics of producing from some wells may change because of lower prices, which could result in reduced production of oil or natural gas and a reduction in the volumes and the value of the Corporation’s reserves. The Corporation might also elect not to produce from certain wells at lower prices. Volatile oil and natural gas prices make it difficult to estimate the value of producing properties for acquisitions and often cause disruption in the market for oil and natural gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

All these factors could result in a material decrease in the Corporation’s expected net production revenue and a reduction in its oil and natural gas production, acquisition, development and exploration activities. Any substantial and extended decline in the price of oil and natural gas would have an adverse effect on the Corporation’s carrying value of its reserves, borrowing capacity, revenues, profitability and cash flows from operations and may have a material adverse effect on the Corporation’s business, financial condition, results of operations and prospects.

Weakness and volatility in market conditions for the oil and gas industry may affect the value of the Corporation’s reserves and restrict its cash flow and its ability to access capital to fund the development of its oil and gas assets.

Various market events and conditions existing from time to time, including global excess oil and gas supply, concerns over public health related events such as the COVID-19 pandemic and the impact that it will have on the supply of and demand for crude oil, NGLs and natural gas, actions taken by OPEC and non-OPEC countries (i.e. Russia) and conflicts that occasionally arise between these countries when they compete for market share, sanctions against Iran and Venezuela, slowing growth in China and emerging economies, weakening global relationships, conflict between the U.S. and Iran, isolationist and punitive trade policies, U.S. shale production, sovereign debt levels and political upheavals in various countries, including growing anti-fossil fuel sentiment, have caused significant weakness and volatility in commodity prices. These events and conditions have caused a significant reduction in the valuation of oil and gas companies and a decrease in confidence in the oil and gas industry. These difficulties have been exacerbated in Canada by political and other actions resulting in uncertainty surrounding potential changes to the regulatory, tax, royalty, environmental and other regulatory regimes. In addition, the difficulties encountered by midstream proponents to obtain the necessary approvals on a timely basis to build pipelines, liquefied natural gas plants and other facilities to provide better access to markets for the oil and gas industry in western Canada has led to additional downward price pressure on oil and gas produced in western Canada. The resulting price differential between Western Canadian Select crude oil and Brent and West Texas Intermediate crude oil has created uncertainty and reduced confidence in the oil and gas industry in western Canada. See “Industry Conditions”.

Global or national health concerns, including the outbreak of pandemic or contagious diseases, such as COVID-19 (coronavirus), may adversely affect us by (i) reducing global economic activity thereby resulting in lower demand for crude oil, NGLs and natural gas, (ii) impairing our supply chain (for example, by limiting the manufacturing of materials or the supply of services used in our operations), and (iii) affecting the health of our workforce, rendering employees unable to work or travel.

Lower commodity prices may also affect the volume and value of the Corporation’s reserves by rendering certain reserves uneconomic. In addition, lower commodity prices restrict the Corporation’s cash flow resulting in less funds from operations being available to fund the Corporation’s capital expenditure budget. As a result, the Corporation may not be able to replace its production with additional reserves and both the Corporation’s production and reserves could be reduced on a year over year basis. Any decrease in value of the Corporation’s reserves may reduce the borrowing base under our credit facilities which, depending on the level of the Corporation’s indebtedness, could result in the Corporation having to repay a portion of its indebtedness. In addition to possibly resulting in a decrease in the value of the Corporation’s economically recoverable reserves, lower commodity prices may also result in a decrease in the value of the Corporation’s infrastructure and facilities, all of which could also have the effect of requiring a write down of the carrying value of the Corporation’s oil and gas assets on its balance sheet and the recognition of an impairment charge in its income statement. Given the current market conditions and the lack of confidence in the Canadian oil and gas industry, the Corporation may have difficulty raising additional funds or if it is able to do so, it may be on unfavourable and highly dilutive terms. If these conditions persist, our cash flow may not be sufficient to continue to fund our operations and satisfy our obligations when due, and our ability to continue as a going concern and discharge our obligations will require additional equity or debt financing and/or proceeds or reduction in liabilities from asset sales. There can be no assurance that such equity or debt financing will be available on terms that are satisfactory to us or at all. Similarly, there can be no assurance that we will be able to realize any or sufficient proceeds or reduction in liabilities from asset sales to discharge our obligations and continue as a going concern.

There is a material uncertainty that casts substantial doubt on our ability to continue as a going concern.

Our audited financial statements for the year ended December 31, 2019 have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that we will be able to realize our assets and discharge our liabilities in the normal course of business.

As at December 31, 2019, we were in compliance with all financial covenants in our bank credit facility and senior unsecured notes and had sufficient liquidity under our syndicated credit facility. Subsequent to December 31, 2019, we negotiated to eliminate our Debt to Adjusted EBITDA covenants, thus management’s going concern assessment at December 31, 2019 focused on liquidity capacity over the next 12 months. Based on strip pricing as of March 27, 2020, we are currently forecasting that sufficient liquidity exists under our syndicated credit facility. Additionally, under our current forecast, sufficient liquidity exists under situations where further potential strip price reductions occur due to a combination of excess capacity and the ability to implement additional proactive actions within our control.

However, due to significant commodity price volatility currently due to the COVID-19 pandemic, potential increased production supply from OPEC and Russia and potential lack of storage forcing production shut-ins, future significant decreases to commodity prices may occur which could impact future cash flows and cause uncertainty as to whether we have sufficient liquidity throughout 2020. As a result, we may be required to obtain additional financing to increase liquidity, which is uncertain at this time. As such, there is a material uncertainty that casts substantial doubt on our ability to continue as a going concern. Our audited financial statements for the year ended December 31, 2019 do not include adjustments in the carrying values of our assets and liabilities that would be necessary if the going concern assumption were not appropriate. Such adjustments could be material.

Changing investor sentiment towards the oil and gas industry may impact the Corporation’s access to, and cost of, capital.

A number of factors, including the effects of the use of fossil fuels on climate change, the impact of oil and natural gas operations on the environment, environmental damage relating to spills of petroleum products during production and transportation, and Indigenous rights, have affected certain investors’ sentiments towards investing in the oil and natural gas industry. As a result of these concerns, some institutional, retail, governmental and public investors have announced that they no longer are willing to fund or invest in oil and gas properties or companies or are reducing the amount thereof over time. In addition, certain institutional investors are requesting that issuers develop and implement more robust social, environmental and governance policies and practices. Developing and implementing such policies and practices can involve significant costs and require a significant time commitment from the Board, management and employees of the Corporation. Failing to implement the policies and practices as requested by institutional investors may result in such investors reducing their investment in the Corporation or not investing in the Corporation at all. Any reduction in the investor base interested or willing to invest in the oil and gas industry and more specifically, the Corporation, may result in limiting the Corporation’s access to capital, increasing the cost of capital, and decreasing the price and liquidity of the Common Shares, even if the Corporation’s operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause a decrease in the value of the Corporation’s assets which may result in an impairment charge.

Modification to current or implementation of additional regulations may reduce the demand for oil and natural gas and/or increase our costs and/or delay planned operations.

Various levels of governments impose extensive controls and regulations on oil and natural gas operations (including exploration, development, production, pricing, marketing, transportation and infrastructure). Governments may regulate or intervene with respect to exploration and production activities, prices, taxes, royalties, the exportation of oil and natural gas and infrastructure projects. Amendments to these controls and regulations may occur from time to time in response to economic or political conditions. The implementation of new regulations or the modification of existing regulations affecting the oil and natural gas industry could reduce demand for crude oil and natural gas and increase our costs, either of which may have a material adverse effect on our business, financial condition, results of operations and prospects. Further, the ongoing third party challenges to regulatory decisions or orders has reduced the efficiency of the regulatory regime, as the implementation of the decisions and orders has been delayed resulting in uncertainty and interruption to business in the oil and gas industry. See “Industry Conditions”.

In order to conduct oil and natural gas operations, we will require regulatory permits, licenses, registrations, approvals and authorizations from various governmental authorities at the municipal, provincial and federal level. There can be no assurance that we will be able to obtain all of the permits, licenses, registrations, approvals and authorizations that may be required to conduct operations that we may wish to undertake. In addition, certain federal legislation such as the Competition Act and the Investment Canada Act could negatively affect our business, financial condition and the market value of our securities or our assets, particularly when undertaking, or attempting to undertake, acquisition or disposition activity. See “Industry Conditions”.

Our hedging program subjects us to certain risks, including financial loss and counterparty risk.

From time to time, the Corporation may enter into agreements to receive fixed prices on its oil and natural gas production to offset the risk of revenue losses if commodity prices decline. However, to the extent that the Corporation engages in price risk management activities to protect itself from commodity price declines, it may also be prevented from realizing the full benefits of price increases above the levels of the derivative instruments used to manage price risk. In addition, the Corporation’s hedging arrangements may expose it to the risk of financial loss in certain circumstances, including instances in which:

•	production falls short of the hedged volumes or prices fall significantly lower than projected;

•	there is a widening of price-basis differentials between delivery points for production and the delivery point assumed in the hedge arrangement;

•	the counterparties to the hedging arrangements or other price risk management contracts fail to perform under those arrangements; or

•	a sudden unexpected event materially impacts oil and natural gas prices.

Similarly, from time to time the Corporation may enter into agreements to fix the exchange rate of Canadian to United States dollars or other currencies in order to offset the risk of revenue losses if the Canadian dollar increases in value compared to other currencies. However, if the Canadian dollar declines in value compared to such fixed currencies, the Corporation will not benefit from the fluctuating exchange rate.

A decrease in the fair market value of our hedging instruments could result in a non-cash charge against our income under applicable accounting standards.

Under IFRS, accounting for financial instruments may result in non-cash charges against income as a result of reductions in the fair market value of hedging instruments. A decrease in the fair market value of the hedging instruments as a result of fluctuations in commodity prices and/or foreign exchange rates may result in a non-cash charge against income, which may be viewed unfavourably in the market.

Liability management programs enacted by regulators in the western provinces may prevent or interfere with the Corporation’s ability to acquire or dispose of properties or require the Corporation to make a substantial cash deposit with a regulator.

Alberta has developed a liability management program designed to prevent taxpayers from incurring costs associated with suspension, abandonment, remediation and reclamation of wells, facilities and pipelines in the event that a licensee or permit holder is unable to satisfy its regulatory obligations. Changes to the AB LMR Program administered by the AER, or other changes to the requirements of liability management programs, may result in significant increases to the Corporation’s compliance obligations. The impact and consequences of the Supreme Court of Canada’s decision in the Redwater decision on the AER’s rules and policies, lending practices in the crude oil and natural gas sector and on the nature and determination of secured lenders to take enforcement proceedings are evolving as the consequences of the decision are evaluated and considered by regulators, lenders and receivers/trustees. In addition, the AB LMR Program may prevent or interfere with the Corporation’s ability to acquire or dispose of assets as both the vendor and the purchaser of oil and gas assets must be in compliance with the liability management programs (both before and after the transfer of the assets) for the applicable regulatory agency to allow for the transfer of such assets. This is of particular concern to junior oil and gas companies that may be disproportionately affected by price instability. See “Industry Conditions – Regulatory Authorities and Environmental Regulation – Liability Management Rating Program – Alberta”.

The price of oil and natural gas is affected by political events throughout the world. Any such event could result in a material decline in commodity prices and in turn result in a reduction in the market price of our Common Shares.

Political changes in North America and political instability in the Middle East and elsewhere may cause disruptions in the supply of oil that affects the marketability and price of oil and natural gas acquired, produced or discovered by us. Conflicts, or conversely peaceful developments, arising outside of Canada, including changes in political regimes or the parties in power, may have a significant impact on the price of oil and natural gas. Any particular event could result in a material decline in commodity prices and therefore result in a reduction of our revenues and consequently impact our operations and the market price of our Common Shares.

Our business may be adversely affected by recent and future political and social events and decisions made in Canada, the United States, Europe and elsewhere.

A change in federal, provincial or municipal governments in Canada may have an impact on the directions taken by such governments on matters that may impact the oil and gas industry, including the balance between economic development and environmental policy. Alberta elected a new government in 2019 that is supportive of the Trans Mountain Pipeline expansion project. Although the Supreme Court of Canada unanimously rejected the government of British Columbia’s proposed regulation of the transport of heavy oil products into and through British Columbia in January 2020, tensions remain high between provincial and federal governments. Continued uncertainty and delays have led to decreased investor confidence, increased capital costs and operational delays for producers and service providers operating in western Canada. See “Industry Conditions”.

The federal Government was re-elected in 2019, but in a minority position. The ability of the minority federal government to pass legislation will be subject to whether it is able to come to agreement with, and garner the support of, the other elected parties, some of whom are opposed to the development of the oil and natural gas industry. The minority federal government will also be required to rely on the support of the other elected parties to remain in power, which provides less stability and may lead to an earlier subsequent federal election. Lack of political consensus, at both the federal and provincial level, continues to create regulatory uncertainty, the effects of which become apparent on an ongoing basis, particularly with respect to carbon pricing regimes, curtailment of crude oil production and transportation and export capacity, and may affect the business of participants in the oil and natural gas industry. See “Industry Conditions”.

The oil and natural gas industry has become an increasingly politically polarizing topic in Canada, which has resulted in a rise in civil disobedience surrounding oil and natural gas development - particularly with respect to infrastructure projects. Protests, blockades and demonstrations have the potential to delay and disrupt our activities. See “Industry Conditions”.

In the last several years, the United States and certain European countries have experienced significant political events that have cast uncertainty on global financial and economic markets. Since the 2016 U.S. presidential election, the American administration has withdrawn the United States from the Trans-Pacific Partnership and the United States Congress has passed sweeping tax reform, which, among other things, significantly reduces U.S. corporate tax rates. This has affected the competitiveness of other jurisdictions, including Canada. In addition, NAFTA has been renegotiated and on November 30, 2018, Canada, the U.S. and Mexico signed the Canada-United States –Mexico Agreement (or USMCA) which will replace NAFTA. See “Industry Conditions - The North American Free Trade Agreement and Other Trade Agreements”. The U.S. administration has also taken action with respect to reduction of regulation, which may also affect relative competitiveness of other jurisdictions. It is unclear exactly what other actions the U.S. administration will implement, and if implemented, how these actions may impact Canada and in particular the oil and gas industry. Any actions taken by the current U.S. administration may have a negative impact on the Canadian economy and on the businesses, financial conditions, results of operations and the valuation of Canadian oil and gas companies, including the Corporation.

In addition to the political disruption in the United States, the impact of the United Kingdom’s exit from the European Union remains to be determined. Some European countries have also experienced the rise of anti-establishment political parties and public protests held against open-door immigration policies, trade and globalization. Conflict and political uncertainty also continues in the Middle East. To the extent that certain political actions taken in North America, Europe and elsewhere in the world result in a marked decrease in free trade, access to personnel and freedom of movement, it could have an adverse effect on the Corporation’s ability to market its products internationally, increase costs for goods and services required for the Corporation’s operations, reduce access to skilled labour and negatively impact the Corporation’s business, operations, financial conditions and the market value of the Common Shares.

Changes to the demand for oil and natural gas products and the rise of petroleum alternatives may negatively affect the Corporation’s financial condition, results of operations and cash flow.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas and technological advances in fuel economy and renewable energy generation systems could reduce the demand for oil, natural gas and other hydrocarbons. Recently, certain jurisdictions have implemented policies or incentives to decrease the use of fossil fuels and encourage the use of renewable fuel alternatives, which may lessen the demand for petroleum products and put downward pressure on commodity prices. In addition, advancements in energy efficient products have a similar effect on the demand for oil and gas products. The Corporation cannot predict the impact of changing demand for oil and natural gas products, and any major changes may have a material adverse effect on the Corporation’s business, financial condition, results of operations and cash flows by decreasing the Corporation’s profitability, increasing its costs, limiting its access to capital and decreasing the value of our assets.

Implementation of new regulations on hydraulic fracturing may lead to operational delays, increased costs and/or decreased production volumes, which could adversely affect the Corporation’s financial position.

Hydraulic fracturing typically involves the injection of water, sand and small amounts of additives under pressure into rock formations to stimulate hydrocarbon (natural gas and oil) production. Hydraulic fracturing is used to produce commercial quantities of natural gas and oil from reservoirs that were previously unproductive. Any new laws, regulations or permitting requirements regarding hydraulic fracturing could lead to operational delay or increased operating costs or third party or governmental claims, and could increase our cost of compliance and doing business as well as delay the development of oil and natural gas resources from shale formations which are not commercial without the use of hydraulic fracturing. Restrictions on hydraulic fracturing could also reduce the amount of oil and natural gas that we are ultimately able to produce from our reserves.

Minor earthquakes have occurred in certain parts of Alberta, and are generally clustered around the municipalities of Cardston, Fox Creek, Rocky Mountain House, Brazeau and Red Deer. Since 2015, the AER has introduced seismic protocols for hydraulic fracturing operators in the Fox Creek, Red Deer and Brazeau areas (collectively, the “Seismic Protocol Regions”) - initially in response to significant induced seismic activity in the Duvernay formation in Fox Creek in February 2015. Oil and natural gas producers in each of the Seismic Protocol Regions are subject to a “traffic light” reporting system that sets thresholds on the Richter scale of earthquake magnitude which vary among the three regions. The reporting requirements include an assessment of the potential for seismicity prior to conducting operations, the implementation of a response plan to address potential seismic events and the suspension of operations, depending on the magnitude of an earthquake. Orders imposed by the AER in response to seismic events remain in effect as long as the AER deems them necessary. In addition to owning oil and gas assets in the Brazeau area, the AER continues to monitor seismic activity around the province and may extend these requirements to other areas of the province where we own oil and gas assets. By way of example, in March 2018 and March 2019, two earthquakes felt in Red Deer and Sylvan Lake were characterized as seismic activity induced by hydraulic fracturing. In March 2019, the AER suspended operations of an oil and natural gas company in the area where the earthquake occurred, pending further investigation. In May 2019, the suspended oil and natural gas company was able to resume operations with a risk assessment plan in place that was approved by the AER. See “Industry Conditions”.

Acquiring, exploring for, developing, and producing from oil and natural gas assets involves many risks. Losses resulting from the occurrence of one or more of these risks may adversely affect our business and thus the value of our Common Shares.

Oil and natural gas operations involve many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. The long-term commercial success of Obsidian Energy depends on our ability to find, acquire, develop and commercially produce oil and natural gas reserves. Without the continual addition of new reserves, our existing reserves, and the production from them, will decline over time as we produce from such reserves. A future increase in our reserves will depend on both our ability to explore and develop our existing properties and on our ability to select and acquire suitable producing properties or prospects. There is no assurance that we will be able to continue to find satisfactory properties to acquire or participate in. Moreover, management of Obsidian Energy may determine that current markets, terms of acquisition, participation or pricing conditions make potential acquisitions or participations uneconomic. There is also no assurance that we will discover or acquire further commercial quantities of oil and natural gas.

Future oil and natural gas exploration may involve unprofitable efforts from dry wells or from wells that are productive but do not produce sufficient petroleum substances to return a profit after drilling, completing (including hydraulic fracturing), operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs.

Drilling hazards, environmental damage and various field operating conditions could greatly increase the cost of operations and adversely affect the production from successful wells. Field operating conditions include, but are not limited to, delays in obtaining governmental approvals or consents, shut-ins of wells resulting from extreme weather conditions, insufficient storage or transportation capacity or geological and mechanical conditions. While diligent well supervision, effective maintenance operations and the development of enhanced oil recovery technologies can contribute to maximizing production rates over time, it is not possible to eliminate production delays and declines from normal field operating conditions, which can negatively affect revenue and cash flow levels to varying degrees.

Acquiring, exploring for, developing, and producing from oil and natural gas assets involves many risks. These risks include, but are not limited to:

•	encountering unexpected formations or pressures;

•	premature declines of reservoirs;

•	the invasion of water into producing formations;

•	blowouts, explosions, equipment failures and other accidents;

•	sour gas releases;

•	uncontrollable flows of oil, natural gas or well fluids;

•	personal injury to staff and others;

•	adverse weather conditions, such as wild fires, flooding and extreme cold temperatures; and

•	pollution and other environmental risks, such as fires and spills.

These typical risks and hazards could result in substantial damage to oil and natural gas wells, production facilities, other property and the environment and cause personal injury or threaten wildlife. Particularly, we may explore for and produce sour natural gas in certain areas. An unintentional leak of sour natural gas could result in personal injury, loss of life or damage to property and may necessitate an evacuation of populated areas, all of which could result in liability to us. Losses resulting from the occurrence of any of these risks may have a material adverse effect on our business, financial condition, results of operations and prospects.

Although we maintain insurance in accordance with customary industry practice based on our projected cost benefit analysis of maintaining such insurance, we are not fully insured against all of these risks, not all risks are insurable, and liabilities associated with certain risks could exceed policy limits or not be covered. Like other oil and natural gas companies, we attempt to conduct our business and financial affairs so as to protect against economic risks applicable to operations in the jurisdictions where we operate, but there can be no assurance that we will be successful in so protecting our assets.

We may not be able to repay all or part of our indebtedness, or alternatively, refinance all or part of our indebtedness on commercially reasonable terms. We may not be able to comply with the covenants (and in particular the financial covenants) contained in our debt instruments. The occurrence of any one of these events could have a material adverse effect on our results of operations and financial condition, which in turn could negatively affect the market price of our Common Shares.

We currently have a reserve-based syndicated revolving credit facility in place that has an aggregate borrowing limit of $550 million and an amount available to draw totalling $450 million. The revolving period of the credit facility ends on May 31, 2021 with a term out period of November 30, 2021, and is subject to a semi-annual borrowing base redetermination in May and November of each year. As of December 31, 2019, there was $399 million drawn on our credit facility. In the event that our credit facility is not extended before the maturity date, all outstanding indebtedness under such tranche will be repayable at that date. The Company also has a borrowing base reconfirmation date on June 22, 2020 at which point the bank syndicate may end the revolving period on June 30, 2020 and accelerate the term out period to April 1, 2021. There is also a risk that our credit facility will not be renewed for the same principal amount or on the same terms. Any of these events could adversely affect our ability to fund our ongoing operations.

In addition, the Corporation’s credit facility may impose operating and financial restrictions on the Corporation that could include restrictions on the payment of dividends, the repurchase or making of other distributions with respect to the Corporation’s securities, the incurring of additional indebtedness, the provision of guarantees, the assumption of loans, the making of capital expenditures, the entering into of amalgamations, mergers, take-over bids or disposition of assets, among others.

The amount authorized under the Corporation’s credit facility is dependent on the borrowing base determined by its lenders. The Corporation’s lenders use the Corporation’s reserves, commodity prices, applicable discount rate and other factors to periodically determine the Corporation’s borrowing base. Commodity prices have fallen dramatically since 2014, and they remain volatile as a result of various factors including sharply decreased demand for crude oil due to the COVID-19 pandemic, the inability of OPEC and Russia to agree on crude oil production output constraints, certain OPEC member countries beginning to discount prices on future crude oil deliveries and increase crude oil supply in to the market, limited egress options for Western Canadian oil and natural gas producers, and increasing production by U.S. shale producers. These and other factors have recently resulted in crude oil experiencing its largest weekly price decline since 1991. Depressed commodity prices could reduce the Corporation’s borrowing base, reducing the funds available to the Corporation under the credit facility. This could result in the requirement to repay a portion, or all, of the Corporation’s indebtedness.

We also currently have US$47 million principal amount of Senior Notes outstanding, which are due on November 30, 2021. If our borrowing base is not reconfirmed on June 22, 2020 by our banking syndicate, the maturity date of the Senior Notes will be accelerated to April 1, 2021.In the event we are unable to repay or refinance these debt obligations (or if we must refinance these debt obligations on less favourable terms) it may adversely affect our ability to fund our ongoing operations.

We are required to comply with covenants under our credit facilities and Senior Notes which may, in certain cases, include certain financial ratio tests which, from time to time, either affect the availability, or price, of additional funding. In the event that we do not comply with covenants under one or more of these debt instruments, our access to capital could be restricted or repayment could be required, which could adversely affect our ability to fund our ongoing operations. Events beyond the Corporation’s control may contribute to the failure of the Corporation to comply with such covenants. A failure to comply with covenants could result in default under the Corporation’s credit facility and/or Senior Notes, which could result in the Corporation being required to repay amounts owing thereunder.

The Supreme Court of Canada’s decision in Redwater may give rise to new covenants and restrictions under the Corporation’s credit facilities, should liability management rating (or LMR) levels fall below existing agreed-upon thresholds, including further limitations on asset dispositions and acquisitions. The Corporation may also be required to provide additional reporting to its lenders regarding its existing and/or budgeted abandonment and reclamation obligations, its decommissioning expenses, its LMR and/or any notices or orders received from an energy regulator in any applicable province. The Corporation’s lenders may also be permitted to re-determine the Corporation’s borrowing base (at the sole cost of the Corporation) following a decline in its LMR below a certain threshold or if the Corporation becomes subject to an abandonment and reclamation order and its estimated cost of compliance with such order exceeds a certain threshold. See “Industry Conditions – Regulatory Authorities and Environmental Regulation – Liability Management Rating Program - Alberta”.

If the Corporation’s lenders require repayment of all or a portion of the amounts outstanding under our credit facilities for any reason, including for a default of a covenant or the reduction of a borrowing base, there is no certainty that the Corporation would be in a position to make such repayment. Even if the Corporation is able to obtain new financing in order to make any required repayment under its credit facilities, it may not be on commercially reasonable terms or terms that are acceptable to the Corporation. If the Corporation is unable to repay amounts owing under our credit facilities, the lenders under such credit facilities could proceed to foreclose or otherwise realize upon the collateral granted to them to secure the indebtedness.

The market price of our Common Shares has been and will likely continue to be volatile.

The trading price of securities of oil and natural gas issuers is subject to substantial volatility and is often based on factors both related and unrelated to the financial performance or prospects of the issuers involved. Factors unrelated to our performance could include macroeconomic developments nationally, within North America or globally, domestic and global commodity prices and/or current perceptions of the oil and gas market. In recent years, the volatility of commodities has increased due to, in part, the implementation of computerized trading and the decrease of discretionary commodity trading. In addition, the volatility, trading volume and share price of issuers have been impacted by increasing investment levels in passive funds that track major indices, as such funds only purchase securities included in such indices. Furthermore, in certain jurisdictions, institutions, including government sponsored entities, have determined to decrease their ownership in oil and gas entities which may impact the liquidity of certain securities and may put downward pressure on the trading price of those securities. Similarly, the market price of our Common Shares could be subject to significant fluctuations in response to variations in our operating results, financial condition, liquidity, debt levels and other internal factors. Accordingly, the price at which our Common Shares will trade cannot be accurately predicted.

Regulatory water use restrictions and/or limited access to water or other fluids may impact the Corporation’s production volumes from its waterflood programs.

The Corporation undertakes or intends to undertake certain waterflooding programs which involve the injection of water or other liquids into an oil reservoir to increase production from the reservoir and to decrease production declines. To undertake such waterflooding activities, the Corporation needs to have access to sufficient volumes of water, or other liquids, to pump into the reservoir to increase the pressure in the reservoir. There is no certainty that the Corporation will have access to the required volumes of water. In addition, in certain areas there may be restrictions on water use for activities such as waterflooding. If the Corporation is unable to access such water it may not be able to undertake waterflooding activities, which may reduce the amount of oil and natural gas that the Corporation is ultimately able to produce from its reservoirs. In addition, the Corporation may undertake certain waterflood programs that ultimately prove unsuccessful in increasing production from the reservoir and as a result have a negative impact on the Corporation’s results of operations.

If we are unable to acquire or develop additional reserves, the value of our Common Shares will decline.

Absent equity capital injections, increased debt levels and/or the efficient deployment of capital investments by us, our production levels and reserves will decline over time.

Our future oil and natural gas reserves and production, and therefore our cash flow, will be highly dependent on our success in exploring and exploiting our reserves and land base and acquiring additional reserves. Without reserve additions through acquisition, exploration or development activities, our reserves and production will decline over time as our existing reserves are depleted.

To the extent that external sources of capital, including the issuance of additional Common Shares, become limited or unavailable, our ability to make the necessary capital investments to maintain or expand our oil and natural gas reserves may be impaired.

Fluctuations in foreign currency exchange rates and interest rates could adversely affect our business, and adversely affect the market price of our Common Shares.

World oil and natural gas prices are denominated in United States dollars and the Canadian dollar price received by Canadian producers is therefore affected by the Canadian/U.S. dollar exchange rate, which fluctuates over time. Material increases in the value of the Canadian dollar relative to the United States dollar will negatively affect, among other things, our oil production revenues in Canadian dollars. We generally fund our cash costs in Canadian dollars. Strengthening of the Canadian dollar (excluding risk management activities) against the United States dollar negatively affects the amount of Canadian dollar funds available to us for reinvestment, and negatively affects the future value of our reserves as calculated by independent evaluators. Although a low value of the Canadian dollar relative to the United States dollar may positively affect the price we receive for our oil and natural gas production, it could also result in an increase in the price for certain goods used for our operations, which may have a negative impact on our financial results.

To the extent that the Corporation engages in risk management activities related to foreign exchange rates, there is a credit risk associated with counterparties with which the Corporation may contract.

An increase in interest rates could result in a significant increase in the amount we pay to service debt, resulting in a reduced amount available to fund our exploration and development activities which could negatively impact the market price of the Common Shares.

We may from time to time participate in one or more large projects and have more concentrated risks in these areas of our operations.

We manage a variety of small and large projects in the conduct of our business. Project interruptions may delay expected revenues from operations. Significant project cost over-runs could make a project uneconomic. Our ability to execute projects and market oil and natural gas depends upon numerous factors beyond our control, including:

•	the availability of processing capacity;

•	the availability and proximity of transportation infrastructure, including pipeline capacity;

•	the availability of storage capacity;

•

the availability of, and the ability to acquire, water supplies needed for drilling, hydraulic fracturing and waterfloods, or our ability to dispose of water used or removed from strata at a reasonable cost and in accordance with applicable environmental regulations;

•	the supply of and demand for oil and natural gas;

•	the availability of alternative fuel sources;

•	the effects of inclement and severe weather events, including fire, drought, flooding and extreme cold temperatures;

•	the availability of drilling and related equipment;

•	unexpected cost increases;

•	accidental events;

•	currency fluctuations;

•	changes in regulations;

•	the availability and productivity of skilled labour; and

•	the regulation of the oil and natural gas industry by various levels of government and governmental agencies.

Because of these factors, we could be unable to execute projects on time, on budget, or at all.

The incorrect assessment of value at the time of acquisitions could adversely affect the value of our Common Shares.

Acquisitions of oil and gas properties or companies will be based in large part on engineering and economic assessments made by independent engineers. These assessments include a series of assumptions regarding such factors as recoverability and marketability of oil and gas, future prices of oil and gas and operating costs, future capital expenditures and royalties and other government levies which will be imposed over the producing life of the reserves. Many of these factors are subject to change and are beyond our control. All such assessments involve a measure of geological and engineering uncertainty that could result in lower production and reserves than anticipated. If actual reserves or production are less than we expect, our revenues and consequently the value of our Common Shares could be negatively affected.

Actual reserves and resources will vary from reserves and resources estimates and those variations could be material and negatively affect the market price of our Common Shares.

There are numerous uncertainties inherent in estimating quantities of oil, natural gas and natural gas liquid reserves and resources and future cash flows to be derived therefrom, including many factors beyond our control. The reserves and associated revenue information set forth herein represents estimates only. In general, estimates of economically recoverable oil and natural gas reserves and resources (including the breakdown of reserves and resources by product type) and the future net revenue therefrom are based upon a number of variable factors and assumptions, such as:

•	historical production from the properties;

•	estimated production decline rates;

•	estimated ultimate recovery of reserves and resources;

•	changes in technology;

•	timing and amount and effectiveness of future capital expenditures;

•	marketability and price of oil and natural gas;

•	royalty rates;

•	the assumed effects of regulation by governmental agencies; and

•	future operating costs;

all of which may vary materially from actual results.

As a result, estimates of the economically recoverable oil and natural gas reserves or estimates of resources attributable to any particular group of properties, classification of such reserves based on risk of recovery and estimates of future net revenues expected therefrom prepared by different engineers, or by the same engineers at different times, may vary. Our actual production, revenues, taxes and development and operating expenditures will vary from reserve and resource estimates thereof and such variations could be material.

Estimates of proved reserves that may be developed and produced in the future are sometimes based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Recovery factors and drainage areas are often estimated by experience and analogy to similar producing pools. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history and production practices will result in variations in the estimated reserves and such variations could be material.

In accordance with applicable securities laws, Sproule has used forecast price and cost estimates in calculating the reserve quantities and future net revenue disclosed herein. Actual future net revenue will be affected by other factors including but not limited to actual production levels, supply and demand for oil and natural gas, curtailments or increases in consumption by oil and natural gas purchasers, changes in governmental regulation or taxation and the impact of inflation on costs.

Actual production and revenue derived from the Corporation’s reserves will vary from the reserve estimates contained in the Engineering Report summarized herein, and such variations could be material. The Engineering Report summarized herein is based in part on the assumption that certain activities will be undertaken by us in future years and the further assumption that such activities will be successful. The reserves and estimated revenue to be derived therefrom contained in the Engineering Report summarized herein will be reduced in future years to the extent that such activities are not undertaken or, if undertaken, do not achieve the level of success assumed in the Engineering Report summarized herein. The Engineering Report described herein is effective as of a specific date and, except as otherwise noted, has not been updated and thus does not reflect changes in our reserves since that date.

We may be unable to successfully compete with other companies in our industry, which could negatively affect the market price of our Common Shares.

There is strong competition relating to all aspects of the oil and gas industry. We compete with numerous other companies (many of whom have substantially greater financial and operational resources, staff and facilities than those of the Corporation) in connection with our oil and natural gas exploration, development, production and marketing activities. Among other things, we compete for:

•	resources, including capital and skilled personnel;

•	the acquisition of properties with longer life reserves and exploitation and development opportunities; and

•	access to equipment, markets, transportation capacity, drilling and service rigs and processing facilities.

Some of the companies with whom we compete not only explore for, develop and produce oil and natural gas, but also carry on refining operations and market oil and natural gas on an international basis. As a result of these complementary activities, some of these competitors may have greater and more diverse competitive resources to draw on than the Corporation.

We may experience challenges adopting new technologies and our costs may increase as a result of such adoption.

The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies. Other oil and gas companies may have greater financial, technical and personnel resources that allow them to implement and benefit from technological advantages now and in the future. There can be no assurance that we will be able to respond to such competitive pressures and implement such technologies on a timely basis or at an acceptable cost. If the Corporation does implement such technologies, there is no assurance that the Corporation will do so successfully. One or more of the technologies currently utilized by us or implemented in the future may become obsolete. If we are unable to utilize the most advanced commercially available technology, or we are unsuccessful in implementing certain technologies, our business, financial condition and results of operations could be materially adversely affected.

Seasonal factors and extreme weather conditions (including wild fires and flooding) may lead to declines in our activities and thereby adversely affect our business and the market price of our Common Shares.

The level of activity in the Canadian oil and natural gas industry is influenced by seasonal weather patterns. Wet weather and spring thaw may make the ground unstable, which prevents, delays or makes operations more difficult. Consequently, municipalities and provincial transportation departments enforce road bans that restrict the movement of rigs and other heavy equipment, thereby reducing activity levels. Road bans and other restrictions generally result in a reduction of drilling and exploratory activities and may also result in the shut-in of some of the Corporation’s production if not otherwise tied-in. Also, certain of our oil and natural gas producing areas may be located in areas that are inaccessible other than during the winter months because the ground surrounding the sites in these areas consists of impassable muskeg (swampy terrain). In addition, extreme cold weather, heavy snowfall and heavy rainfall may restrict the Corporation’s ability to access its properties and cause operational difficulties, including damage to machinery, or contribute to personnel injury because of dangerous working conditions.

Our operations are susceptible to the impacts of wild fires and flooding. In the past, our production levels (and as a result our revenues) have at times been materially and adversely affected by wild fires and flooding. In addition to the loss of revenue that results from the loss of production when our operations are affected by wild fires and/or flooding, we incur expenses responding to such events, repairing damaged equipment, and resuming operations. Although our insurance policies may compensate us for part of our losses, they will not compensate us for all of our losses. In addition, wild fires and/or flooding consume both financial resources and management and employee time that would otherwise be directed towards the development of our business and the pursuit of our business strategy. We can offer no assurance that the severe wild fires and flooding that have at times plagued our operations will not occur again in the future with equal or greater severity.

Seasonal factors and unexpected weather patterns, including wild fires and flooding, may lead to material declines in our exploration, development and production activities and may consume material amounts of our financial and human resources, and thereby materially and adversely affect our results of operations and financial condition.

Our operation of oil and natural gas wells, and our participation in oil and natural gas wells operated by others, could subject us to environmental claims and liability and/or increased compliance costs, all of which could affect the market price of our Common Shares.

All phases of the oil and natural gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, provincial and local laws and regulations.

Environmental legislation provides for, among other things, the initiation and approval of new oil and natural gas projects, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and natural gas operations. In addition, such legislation sets out requirements with respect to oilfield waste handling and storage, habitat protection and the satisfactory operation, maintenance, abandonment and reclamation of well and facility sites. New environmental legislation enacted at the federal and provincial levels of government may increase uncertainty among oil and natural gas industry participants as the new laws are implemented and the effects of the new laws and related regulations are experienced by such participants, which may adversely impact activity levels. See “Industry Conditions”.

Compliance with environmental legislation can require significant expenditures and a breach of such requirements may result in suspension or revocation of necessary licenses and authorizations, civil liability for pollution damage and the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and legal liability, and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require us to incur costs to remedy such discharge. Although we believe that we will be in material compliance with current applicable environmental legislation, no assurance can be given that environmental compliance requirements will not result in a curtailment of production or a material increase in the costs of production, development or exploration activities or otherwise have a material adverse effect on our business, financial condition, results of operations and prospects. See “Industry Conditions”.

Regulations regarding the disposal of fluids used in the Corporation’s operations may increase its costs of compliance or subject it to regulatory penalties or litigation.

The safe disposal of the hydraulic fracturing fluids (including the additives) and water recovered from oil and natural gas wells is subject to ongoing regulatory review by the federal and provincial governments, including its effect on fresh water supplies and the ability of such water to be recycled, amongst other things. While it is difficult to predict the impact of any regulations that may be enacted in response to such review, the implementation of stricter regulations may increase the Corporation’s costs of compliance.

Changes to royalty regimes may have a material and adverse impact on our financial condition.

There can be no assurance that the federal government and the provincial governments of the western provinces will not adopt a new, or modify the existing, royalty regimes in one or more of such provinces, which in each case may have an impact on the economics of our projects or the profitability of our operations. An increase in royalties would reduce our earnings and could make future capital investments, or our operations, less economic. See “Industry Conditions”.

We may not be able to achieve the anticipated benefits of acquisitions or dispositions and the integration of acquisitions may result in the loss of key employees and the disruption of on-going business relationships.

We make acquisitions and dispositions of businesses and assets in the ordinary course of business. Achieving the benefits of acquisitions depends in part on successfully consolidating functions and integrating operations and procedures in a timely and efficient manner, as well as our ability to realize the anticipated growth opportunities and synergies from combining the acquired businesses and operations with ours. The integration of acquired businesses and assets may require substantial management effort, time and resources and may divert management’s focus from other strategic opportunities and operational matters, and may also result in the loss of key employees, the disruption of on-going business, supplier, customer and employee relationships and deficiencies in internal controls or information technology controls. We continually assess the value and mix of our assets in light of our business plans and strategic objectives. In this regard, non-core assets are periodically disposed of so that we can focus our efforts and resources more efficiently. Depending on the market conditions for such non-core assets, certain of our non-core assets may realize less on disposition than their carrying value in our financial statements.

Increased debt levels may impair the Corporation’s ability to borrow additional capital on a timely basis to fund opportunities as they arise.

From time to time, we may enter into transactions to acquire assets or shares of other organizations. These transactions may be financed in whole or in part with debt, which may increase our debt levels. Depending on future exploration and development plans, we may require additional debt financing that may not be available or, if available, may not be available on favourable terms. Neither our articles nor our by-laws limit the amount of indebtedness that we may incur. The level of our indebtedness from time to time could impair our ability to obtain additional financing on a timely basis to take advantage of business opportunities that may arise, and may adversely affect the market price of our Common Shares if investors consider our debt levels to be higher than that of our peers.

Our properties may be subject to action by non-governmental organizations or terrorist attack.

The oil and natural gas exploration, development and operating activities conducted by the Corporation may, at times, be subject to public opposition. Such public opposition could expose the Corporation to the risk of higher costs, delays or even project cancellations due to increased pressure on governments and regulators by special interest groups including Indigenous groups, landowners, environmental interest groups (including those opposed to oil and gas production operations) and other non-governmental organizations, blockades, legal or regulatory actions or challenges, increased regulatory oversight, reduced support of the federal, provincial or municipal governments, delays in, challenges to, or the revocation of regulatory approvals, permits and/or licenses and direct legal challenges, including the possibility of climate-related litigation. There is no guarantee that the Corporation will be able to satisfy the concerns of the special interest groups and non-governmental organizations and attempting to address such concerns may require the Corporation to incur significant and unanticipated capital and operating expenditures.

In addition, the Corporation’s oil and natural gas properties, wells and facilities could be the subject of a terrorist attack. If any of the Corporation’s properties, wells or facilities are the subject of terrorist attack it may have a material adverse effect on the Corporation’s business, financial condition, results of operations and prospects. The Corporation does not have insurance to protect against the risk from terrorism.

Canadian and United States practices differ in reporting reserves and production and our estimates may not be comparable to those of companies in the United States.

In this Annual Information Form, we report our production and reserve quantities in accordance with Canadian practices and specifically in accordance with NI 51-101. These practices are different from the practices used to report production and to estimate reserves in reports and other materials filed with the SEC by United States companies. Nevertheless, as part of Obsidian Energy’s Form 40-F for the year ended December 31, 2019 filed with the SEC, Obsidian Energy has disclosed proved reserves quantities using the standards contained in SEC Regulation S-X, and the standardized measure of discounted future net cash flows relating to proved oil and gas reserves determined in accordance with the U.S. Financial Accounting Standards Board, “Disclosures About Oil and Gas Producing Activities”, which disclosure complies with the SEC’s rules for disclosing oil and gas reserves.

Our ability to make future capital expenditures may depend on our ability to access third party financing.

The Corporation anticipates making substantial capital expenditures for the exploration, development, acquisition and production of oil and natural gas reserves in the future. As future capital expenditures will be financed out of cash generated from operations, borrowings and possible future equity sales, the Corporation’s ability to do so is dependent on, among other factors:

•	the overall state of the capital markets;

•	the Corporation’s credit rating (if applicable);

•	commodity prices;

•	interest rates;

•	royalty rates;

•	tax burden due to current and future tax laws; and

•	investor appetite for investments in the energy industry and the Corporation’s securities in particular.

The conditions in, or affecting, the oil and gas industry have negatively impacted the ability of oil and gas companies, including the Corporation, to access additional financing and/or the cost thereof. There can be no assurance that debt or equity financing, or cash generated by operations, will be available or sufficient to meet these requirements or for other corporate purposes or, if debt or equity financing is available, that it will be on terms acceptable to the Corporation. The Corporation may be required to seek additional equity financing on terms that are highly dilutive to existing shareholders. The inability of the Corporation to access sufficient capital for its operations could have a material adverse effect on the Corporation’s business financial condition, results of operations and prospects.

The Corporation may require additional financing from time to time to fund the acquisition, exploration and development of properties and its ability to obtain such financing in a timely fashion and on acceptable terms may be negatively impacted by the current economic and global market volatility.

The Corporation’s cash flow from its reserves may not be sufficient to fund its ongoing activities at all times and from time to time, the Corporation may require additional financing in order to carry out its oil and natural gas acquisition, exploration and development activities. Failure to obtain financing on a timely basis could cause the Corporation to forfeit its interest in certain properties, miss certain acquisition opportunities, and/or reduce or terminate its operations. Due to the conditions in the oil and gas industry and/or global economic and political volatility, the Corporation may from time to time have restricted access to capital and increased borrowing costs. The current conditions in the oil and gas industry have negatively impacted the ability of oil and gas companies to access additional financing and/or increased the cost of such financing. Failure to obtain suitable financing on a timely basis could cause the Corporation to forfeit its interest in certain properties, miss certain acquisition opportunities and reduce or terminate its operations.

If the Corporation’s revenues from its reserves decrease as a result of lower oil and natural gas prices or otherwise, it will affect the Corporation’s ability to expend the necessary capital to replace its reserves or to maintain its production. To the extent that external sources of capital become limited, unavailable or available on onerous terms, the Corporation’s ability to make capital investments and maintain existing assets may be impaired, and its assets, liabilities, business, financial condition and results of operations may be affected materially and adversely as a result. In addition, the future development of the Corporation’s petroleum properties may require additional financing and there are no assurances that such financing will be available or, if available, will be available upon acceptable terms. Alternatively, any available financing may be highly dilutive to existing shareholders. Failure to obtain any financing necessary for the Corporation’s capital expenditure plans may result in a delay in development or production on the Corporation’s properties, or may force the Corporation to divest of certain assets that it would otherwise not sell.

The failure of third parties to meet their contractual obligations to us may have a material adverse effect on our financial condition.

We may be exposed to third party credit risk through our contractual arrangements with our current or future joint venture partners, marketers of our petroleum and natural gas production and other parties. In addition, we may be exposed to third party credit risk from operators of properties in which we have a working or royalty interest. In the event such entities fail to meet their contractual obligations to us, such failures may have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, poor credit conditions in the industry generally and of our joint venture partners in particular may affect a joint venture partner’s willingness to participate in our ongoing capital program, potentially delaying the program and the results of such program until we find a suitable alternative partner. To the extent that any of such third parties go bankrupt, become insolvent or make a proposal or institute any proceedings relating to bankruptcy or insolvency, it could result in the Corporation being unable to collect all or a portion of any money owing from such parties. Any of these factors could materially adversely affect our financial and operational results.

In the normal course of our operations, we are exposed to litigation, which if determined adversely, could have a material and adverse impact on us.

In the normal course of our operations, we may become involved in, named as a party to, or be the subject of, various legal proceedings, including regulatory proceedings, tax proceedings and legal actions, relating to personal injuries (including resulting from exposure to hazardous substances), property damage, property taxes, land and access rights, environmental issues (including claims relating to contamination or natural resource damages), securities law matters (such as our public disclosures), and contract disputes. The outcome of outstanding, pending or future proceedings cannot be predicted with certainty and may be determined adversely to us and as a result, could have a material adverse effect on our assets, liabilities, business, financial condition and results of operations. Even if we prevail in any such legal proceedings, the proceedings could be costly and time-consuming and may divert the attention of management and key personnel from business operations, which could have an adverse affect on our financial condition.

Restrictions on the availability and cost of materials and equipment may impede the Corporation’s exploration, development and operating activities.

Oil and natural gas exploration, development and operating activities are dependent on the availability and cost of specialized materials and equipment (typically leased from third parties) in the areas where such activities are conducted. The availability of such material and equipment is limited. An increase in demand or cost, or a decrease in the availability of such materials and equipment, may impede the Corporation’s exploration, development and operating activities.

We rely on third parties to operate some of our assets.

Other companies operate some of the assets in which the Corporation has an interest. The Corporation has limited ability to exercise influence over the operation of those assets or their associated costs, which could adversely affect the Corporation’s financial performance. The Corporation’s return on assets operated by others depends upon a number of factors that may be outside of the Corporation’s control, including, but not limited to, the timing and amount of capital expenditures, the operator’s expertise and financial resources, the approval of other participants, the selection of technology, and risk management practices.

In addition, due to the current low and volatile commodity price environment, many companies, including companies that may operate some of the assets in which the Corporation has an interest, may be in financial difficulty, which could impact their ability to fund and pursue capital expenditures, carry out their operations in a safe and effective manner, and satisfy regulatory requirements with respect to abandonment and reclamation obligations. If companies that operate some of the assets in which the Corporation has an interest fail to satisfy regulatory requirements with respect to abandonment and reclamation obligations, the Corporation may be required to satisfy such obligations and to seek reimbursement from such companies. To the extent that any of such companies go bankrupt, become insolvent or make a proposal or institute any proceedings relating to bankruptcy or insolvency, it could result in such assets being shut-in, the Corporation potentially becoming subject to additional liabilities relating to such assets, and the Corporation having difficulty collecting revenue due from such operators or recovering amounts owing to the Corporation from such operators for their share of abandonment and reclamation obligations. Any of these factors could have a material adverse affect on the Corporation’s financial and operational results.

A portion of the Corporation’s revenues from royalty payers and certain of its operations are dependent on the financial and operational capacity of third-party working interest owners to develop and produce from the Corporation’s properties, over which it has limited influence.

The Corporation relies on other companies drilling and producing from lands in which the Corporation has a royalty interest. The Corporation has limited ability to exercise influence over the decision of other companies to drill and produce from such lands. The Corporation’s return on lands in which it has a royalty interest depends upon a number of factors that may be outside of the Corporation’s control, including, but not limited to, the capital expenditure budgets and financial resources of the operators who have a working interest in such lands, the operator’s ability to efficiently produce the resources from such lands, and commodity prices.

In addition, due to the current low and volatile commodity price environment, many companies, including companies that may have a working interest in the lands in which the Corporation has a royalty interest, may be in financial difficulty, which could affect their ability to fund and pursue capital expenditures on such lands. Furthermore, weak commodity prices and/or curtailment of the production of crude oil and bitumen mandated by the Government of Alberta may result in companies choosing to defer capital spending or shutting-in existing production. Any reduction in drilling and production from lands in which the Corporation has a royalty interest will negatively affect the Corporation’s cash flows and financial results.

The financial difficulty of any companies who have assets in which the Corporation has a royalty interest may affect the Corporation’s ability to collect royalty payments, particularly if such companies go bankrupt, become insolvent or make a proposal or institute any proceedings relating to bankruptcy or insolvency.

Changes in Canadian income tax legislation and other laws may adversely affect us and our Shareholders.

Income tax laws, or other laws or government incentive programs relating to the oil and natural gas industry, such as the treatment of resource taxation or dividends or capital gains, may in the future be changed or interpreted in a manner that adversely affects us and our Shareholders. Furthermore, tax authorities having jurisdiction over us or our Shareholders may disagree with how we calculate our income for tax purposes or could change administrative practises to our detriment or the detriment of our Shareholders.

We file all required income tax returns and believe that we are in compliance with the provisions of the Tax Act and all other applicable provincial tax legislation. However, such returns are subject to reassessment by the applicable taxation authority. In the event of a successful reassessment of Obsidian Energy, whether by re-characterization of exploration and development expenditures or otherwise, such reassessment may have an impact on current and future taxes payable.

Unauthorized use of intellectual property may cause us to engage in or be the subject of litigation.

Due to the rapid development of oil and natural gas technology, in the normal course of our operations, we may become involved in, named as a party to, or be the subject of, various legal proceedings in which it is alleged that we have infringed the intellectual property rights of others or which we initiate against others that we believe are infringing upon our intellectual property rights. The Corporation’s involvement in intellectual property litigation could result in significant expense, adversely affecting the development of its assets or intellectual property or diverting the efforts of its technical and management personnel, whether or not such litigation is resolved in the Corporation’s favour. In the event of an adverse outcome as a defendant in any such litigation, the Corporation may, among other things, be required to: (a) pay substantial damages and/or cease the development, use, sale or importation of processes that infringe upon other patented intellectual property; (b) expend significant resources to develop or acquire non-infringing intellectual property; (c) discontinue processes incorporating infringing technology; or (d) obtain licences to the infringing intellectual property. However, the Corporation may not be successful in such development or acquisition or such licences may not be available on reasonable terms. Any such development, acquisition or licence could require the expenditure of substantial time and other resources and could have a material adverse effect on the Corporation’s business and financial results.

Indigenous claims may affect the Corporation.

Indigenous peoples have claimed Indigenous rights and title in portions of western Canada. The Corporation is not aware that any material claims have been made in respect of its properties and assets. However, if a material claim arose and was successful, such claim may have a material adverse effect on the Corporation’s business, financial condition, results of operations and prospects. In addition, the process of addressing such claims, regardless of the outcome, is expensive and time consuming and could result in delays in the construction of infrastructure systems and facilities which could have a material adverse effect on the Corporation’s business and financial results.

Climate change may pose varied and far ranging risks to the business and operations of the Corporation, both known and unknown, that may adversely affect the Corporation’s business, financial condition, results of operations, prospects, reputation and Common Share price.

Our exploration and production facilities and other operations and activities emit greenhouse gases which may require us to comply with GHG emissions legislation at the provincial or federal level. Climate change policy is evolving at regional, national and international levels, and political and economic events may significantly affect the scope and timing of climate change measures that are ultimately put in place to prevent climate change or mitigate its effects. The direct or indirect costs of compliance with GHG-related regulations may have a material adverse effect on the Corporation’s business, financial condition, results of operations and prospects. Some of the Corporation’s significant facilities may ultimately be subject to future regional, provincial and/or federal climate change regulations to manage GHG emissions. See “Industry Conditions –Climate Change Regulation”.

Climate change has been linked to long-term shifts in climate patterns, including sustained higher temperatures. As the level of activity in the Canadian oil and natural gas industry is influenced by seasonal weather patterns, long-term shifts in climate patterns pose the risk of exacerbating operational delays and other risks posed by seasonal weather patterns. In addition, long-term shifts in weather patterns such as water scarcity, increased frequency of storm and fire and prolonged heat waves may, among other things, require the Corporation to incur greater expenditures (time and capital) to deal with the challenges posed by such changes to its premises, operations, supply chain, transport needs, and employee safety. Specifically, in the event of water shortages or sourcing issues, the Corporation may not be able to, or will incur greater costs to, carry out hydraulic fracturing operations.

Climate change has been linked to extreme weather conditions. Extreme hot and cold weather, heavy snowfall, heavy rainfall and wildfires may restrict the Corporation’s ability to access its properties and cause operational difficulties, including damage to machinery and facilities. Extreme weather also increases the risk of personnel injury as a result of dangerous working conditions. Certain of the Corporation’s assets are located in locations that are proximate to forests and rivers and a wildfire and/or flood may lead to significant downtime and/or damage to such assets. Moreover, extreme weather conditions may lead to disruptions in the Corporation’s ability to transport produced oil and natural gas as well as goods and services in its supply chain.

Concerns about climate change have resulted in a number of environmental activists and members of the public opposing the continued exploitation and development of fossil fuels which has influenced investors’ willingness to invest in the oil and natural gas industry. Historically, political and legal opposition to the fossil fuel industry focused on public opinion and the regulatory process. More recently, however, there has been a movement to more directly hold governments and oil and natural gas companies responsible for climate change through climate litigation. In November 2018, ENvironment JEUnesse, a Quebec advocacy group, applied to the Quebec Superior Court to certify all Quebecois under the age of 35 as a class in a proposed class action lawsuit against the Government of Canada for climate related matters. While the application was denied, the group has stated it plans to appeal. In January 2019, the City of Victoria became the first municipality in Canada to endorse a class action lawsuit against oil and natural gas producers for alleged climate related harms. The Union of British Columbia Municipalities defeated the City of Victoria’s motion to initiate a class action lawsuit to recover costs it claims are related to climate change.

Given the evolving nature of climate change policy and the control of GHG emissions and resulting requirements, it is expected that current and future climate change regulations will have the effect of increasing the Corporation’s operating expenses and in the long-term, potentially reducing the demand for oil and gas production resulting in a decrease in the Corporation’s profitability and a reduction in the value of its assets or requiring asset impairments for financial statement purposes. See “Industry Conditions – Climate Change Regulation”.

Taxes on carbon emissions affect the demand for oil and natural gas, the Corporation’s operating expenses and may impair the Corporation’s ability to compete.

The majority of countries across the globe have agreed to reduce their carbon emissions in accordance with the Paris Agreement. In Canada, the federal government implemented legislation aimed at incentivizing the use of alternative fuels and in turn reducing carbon emissions. The federal system currently applies in provinces and territories without their own system that meets federal standards. The federal regime is currently subject to a number of court challenges. See “Industry Conditions”. Any taxes placed on carbon emissions may have the effect of decreasing the demand for oil and natural gas products and at the same time, increasing the Corporation’s operating expenses, each of which may have a material adverse effect on the Corporation’s profitability and financial condition. Further, the imposition of carbon taxes puts the Corporation at a disadvantage with its competitors who operate in jurisdictions where there are less costly carbon regulations.

We are exposed to potential liabilities that may not be covered, in part or in whole, by insurance.

Our involvement in the exploration for and development of oil and natural gas properties could subject us to liability for pollution, blowouts, leaks of sour natural gas, property damage, personal injury or other hazards. Although the Corporation maintains insurance in accordance with industry standards to address certain of these risks, such insurance has limitations on liability and may not be sufficient to cover the full extent of such liabilities. In addition, certain risks may not, in all circumstances, be insurable or, in certain circumstances, we may elect not to obtain insurance to deal with specific risks due to the high premiums associated with such insurance or other reasons. The payment of any uninsured liabilities would reduce the funds available to us. The occurrence of a significant event that we are not fully insured against, or the insolvency of the insurer of such event, could have a material adverse effect on our financial condition, results of operations or prospects.

An inability to recruit and retain a skilled workforce and key personnel may negatively impact the Corporation.

The operations and management of the Corporation require the recruitment and retention of a skilled workforce, including engineers, technical personnel and other professionals. The loss of key members of such workforce, or a substantial portion of the workforce as a whole, whether for a limited period of time arising from an event such as the ongoing COVID-19 pandemic or permanently, could result in the failure to implement the Corporation’s business plans which could have a material adverse effect on the Corporation’s business, financial condition, results of operations and prospects.

Competition for qualified personnel in the oil and natural gas industry is intense and there can be no assurance that the Corporation will be able to continue to attract and retain all personnel necessary for the development and operation of its business. In addition, a decline in market conditions has led increasing numbers of skilled personnel to seek employment in other industries. The Corporation does not have any key personnel insurance in effect. Contributions of the existing management team to the immediate and near term operations of the Corporation are likely to be of central importance. In addition, certain of the Corporation’s current employees are senior and have significant institutional knowledge that must be transferred to other employees prior to their departure from the workforce. If the Corporation is unable to: (i) retain current employees; (ii) successfully complete effective knowledge transfers; and/or (iii) recruit new employees with the requisite knowledge and experience; the Corporation could be negatively impacted. In addition, the Corporation could experience increased costs to retain and recruit these professionals.

Future acquisitions, financings or other transactions and the issuance of securities pursuant to our treasury-based equity incentive plans may result in Shareholder dilution.

We may make future acquisitions or enter into financings or other transactions involving the issuance of our securities, which may be dilutive to Shareholders. Shareholder dilution may also result from the issuance of Common Shares pursuant to our stock option plan and our restricted and performance share unit plan. For more information regarding these compensation plans, see our most recent Information Circular and Proxy Statement, financial statements and related MD&A filed on SEDAR at www.sedar.com.

Lack of capacity and/or regulatory constraints on gathering and processing facilities, pipeline systems and railway lines may have a negative impact on our ability to produce and sell our oil and natural gas.

We deliver our products through gathering and processing facilities, pipeline systems and, in certain circumstances, by railway systems. The amount of oil and natural gas that we can produce and sell is subject to the accessibility, availability, proximity and capacity of these gathering and processing facilities, pipeline systems and railway lines. The lack of firm pipeline capacity, production limits and limits on availability of capacity in gathering and processing facilities, pipeline systems or railway lines continues to affect the oil and natural gas industry and limits the ability to transport produced oil and natural gas to market. However, in early 2020, the Supreme Court of Canada and the Federal Court of Appeal both dismissed challenges to Cabinet’s approval of the Trans Mountain Pipeline expansion, and construction on the pipeline expansion is underway. See “Industry Conditions”. In addition, the pro-rationing of capacity on inter-provincial pipeline systems continues to affect the ability of oil and gas companies to export oil and natural gas, and could result in our inability to realize the full economic potential of our production or in a reduction of the price offered for our production. Unexpected shut downs or curtailment of capacity of pipelines for maintenance or integrity work or because of actions taken by regulators could also affect the Corporation’s production, operations and financial results. As a result, producers have turned to rail as an alternative means of transportation and competition for contracting rail capacity is increasing. In recent years, the volume of crude oil shipped by rail in North America has increased dramatically. Any significant change in market factors or other conditions affecting these infrastructure systems and facilities, as well as any delays in constructing new infrastructure systems and facilities (or uncertainty regarding whether such construction will proceed), could harm our business and, in turn, our financial condition, results of operations and cash flows. Announcements and actions taken by the federal government and the provincial governments of British Columbia, Alberta and Quebec relating to approval of infrastructure projects may continue to intensify, leading to increased challenges to interprovincial and international infrastructure projects moving forward.

The federal government has adopted a new framework regarding the approval of major energy projects including infrastructure projects. On August 28, 2019, with the passing of Bill C-69, the Canadian Energy Regulator Act and the Impact Assessment Act came into force and the National Energy Board Act and the Canadian Environmental Assessment Act, 2012 were repealed. In addition, the Impact Assessment Agency of Canada replaced the Canadian Environmental Assessment Agency. See “Industry Conditions – Regulatory Authorities and Environmental Regulation”. The impact of the new federal regulatory scheme on proponents, and the timing for receipt of approvals, of major projects is unclear.

A portion of our production may, from time to time, be processed through facilities owned by third parties that we do not control. From time to time these facilities may discontinue or decrease operations either as a result of normal servicing requirements or as a result of unexpected events. A discontinuation or decrease of operations could materially adversely affect our ability to process our production and to deliver the same to market. Midstream and pipeline companies may take actions to maximize their return on investment, which may in turn adversely affect producers and shippers, especially when combined with a regulatory framework that may not always align with the interests of particular shippers.

Lower oil and gas prices and higher costs increase the risk of write-downs of our oil and gas property assets and goodwill (if any).

Under IFRS, when indicators of impairment exist, the carrying value of our Property, Plant and Equipment (“PP&E”) and Goodwill (if any) is compared to its recoverable amount. The recoverable amount is defined as the higher of the fair value less cost to sell or value in use. A decline in oil and gas prices may be an indicator of impairment and may result in a write-down of the value of our assets. While these write-downs would not affect cash flow from operations, the charge to earnings may be viewed unfavourably by investors and could adversely impact the market price of our Common Shares and the calculation of our compliance with the financial covenants contained in our debt instruments. PP&E asset write-downs may also be reversed to earnings in future periods should the conditions that caused impairment reverse.

We may not be able to maintain the confidentiality of sensitive information in business dealings with third parties, and our remedies for breaches of confidentiality may not fully compensate us for our losses.

While discussing potential business relationships or other transactions with third parties, we may disclose confidential information relating to our business, operations or affairs. Although confidentiality agreements are generally signed by third parties prior to the disclosure of any confidential information, a breach could put us at competitive risk and may cause significant damage to our business. The harm to our business from a breach of confidentiality cannot presently be quantified, but may be material and may not be compensable in damages. There is no assurance that, in the event of a breach of confidentiality, we will be able to obtain equitable remedies, such as injunctive relief, from a court of competent jurisdiction in a timely manner, if at all, in order to prevent or mitigate any damage to our business that such a breach of confidentiality may cause.

An unforeseen defect in the chain of title to our oil and natural gas producing properties may arise to defeat our claim, which could have an adverse effect on the market price of our Common Shares.

Although title reviews may be conducted prior to the purchase of oil and natural gas producing properties or the commencement of drilling wells, such reviews do not guarantee or certify that an unforeseen defect in the chain of title will not arise. The actual title to and interest of the Corporation in its properties, and its rights to produce and sell the oil and natural gas therefrom, may accordingly vary from the Corporation’s records. If a defect does exist in the chain of title or in the Corporation’s right to produce, or a legal challenge or legislative change does arise, it is possible that the Corporation may lose all or a portion of the properties to which the title defect relates and/or its right to produce from such properties, which may have a material adverse effect on the Corporation’s business, financial condition, results of operations and prospects. There may be valid legal challenges to title or legislative changes, which affect the Corporation’s title to and right to produce from the oil and natural gas properties the Corporation controls that could impair the Corporation’s activities on them and result in a reduction of the revenue received by the Corporation.

The ability of residents of the United States to enforce civil remedies against us and our directors, officers and experts may be limited.

Obsidian Energy is organized under the laws of Alberta, Canada and our principal places of business are in Canada. Most of our directors and officers and the experts named herein are residents of Canada, and all or a substantial portion of our assets and all or a substantial portion of the assets of most of such persons are located outside the United States. As a result, it may be difficult for investors in the United States to effect service of process within the United States upon those directors, officers and experts who are not residents of the United States or to enforce against them judgments of United States courts based upon civil liability under the United States federal securities laws or the securities laws of any state within the United States. There is doubt as to the enforceability in Canada against us or against any of our directors, officers or experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts of liabilities based solely upon the United States federal securities laws or the securities laws of any state within the United States.

The termination or expiration of licenses and leases through which we or our industry partners hold our interests in petroleum and natural gas substances could adversely affect the market price of our Common Shares.

Our properties are held in the form of licenses and leases and working interests in licenses and leases. If we or the holder of the license or lease fail to meet the specific requirement of a license or lease, the license or lease may terminate or expire. There can be no assurance that all of the obligations required to maintain each license or lease will be met. The termination or expiration of a license or lease or the working interest relating to a license or lease and the associated abandonment and reclamation obligations may have a material adverse effect on our results of operations and business.

The Corporation does not pay dividends and there can be no assurance that we will do so in the future.

The Corporation has not paid any dividends on the Common Shares since 2015. The payment of dividends in the future will be dependent on, among other things, the cash flow, results of operations and financial condition of the Corporation, the need for funds to finance ongoing operations, and other considerations as the Board considers relevant.

Our directors and management may have conflicts of interest that may create incentives for them to act contrary to or in competition with the interests of our Shareholders.

Certain directors and officers of Obsidian Energy are engaged in, and will continue to engage in, other activities in the oil and natural gas industry and, as a result of these and other activities, the directors and officers of Obsidian Energy may become subject to conflicts of interest. The ABCA provides that in the event that a director has an interest in a contract or proposed contract or agreement, the director must disclose his interest in such contract or agreement and must refrain from voting on any matter in respect of such contract or agreement unless otherwise provided under the ABCA. To the extent that conflicts of interest arise, such conflicts will be resolved in accordance with the provisions of the ABCA and our Code of Business Conduct and Ethics. See “Directors and Executive Officers of Obsidian Energy – Conflicts of Interest”.

Expanding the Corporation’s business exposes it to new risks and uncertainties

The operations and expertise of the Corporation’s management are currently focused primarily on oil and natural gas production, exploration and development in the Western Canada Sedimentary Basin. In the future, the Corporation may acquire or move into new industry related activities or new geographical areas and may acquire different energy-related assets; as a result, the Corporation may face unexpected risks or, alternatively, its exposure to one or more existing risk factors may be significantly increased, which may in turn result in the Corporation’s future operational and financial conditions being adversely affected.

The Corporation relies on its reputation to continue its operations and to attract and retain investors and employees.

The Corporation’s business, operations or financial condition may be negatively impacted as a result of any negative public opinion towards the Corporation or as a result of any negative sentiment toward or in respect of the Corporation’s reputation with stakeholders, special interest groups, political leadership, the media or other entities. Public opinion may be influenced by certain media and special interest groups’ negative portrayal of the industry in which the Corporation operates as well as their opposition to certain oil and natural gas projects. Potential impacts of negative public opinion or reputational issues may include delays or interruptions in operations, legal or regulatory actions or challenges, blockades, increased regulatory oversight, reduced support for, delays in, challenges to, or the revocation of regulatory approvals, permits and/or licenses and increased costs and/or cost overruns. The Corporation’s reputation and public opinion could also be impacted by the actions and activities of other companies operating in the oil and natural gas industry, particularly other producers, over which the Corporation has no control.

Similarly, the Corporation’s reputation could be impacted by negative publicity related to loss of life, injury or damage to property and environmental damage caused by the Corporation’s operations. In addition, if the Corporation develops a reputation of having an unsafe work site, it may impact the ability of the Corporation to attract and retain the necessary skilled employees and consultants to operate its business. Opposition from special interest groups opposed to oil and natural gas development and the possibility of climate related litigation against governments and fossil fuel companies may impact the Corporation’s reputation.

Reputational risk cannot be managed in isolation from other forms of risk. Credit, market, operational, insurance, regulatory and legal risks, among others, must all be managed effectively to try and safeguard the Corporation’s reputation. Damage to the Corporation’s reputation could result in negative investor sentiment towards the Corporation, which may result in limiting the Corporation’s access to capital, increasing the cost of capital, and decreasing the price and liquidity of the Common Shares.

Our information assets and critical infrastructure may be subject to destruction, theft, cyber-attacks or misuse by unauthorized parties.

We have become increasingly dependent upon the availability, capacity, reliability and security of our information technology infrastructure and our ability to expand and continually update this infrastructure to conduct daily operations. We depend on various information technology systems to estimate reserve quantities, process and record financial data, manage our land base, manage financial resources, analyze seismic information, administer our contracts with our operators and lessees and communicate with employees and third-party partners.

As a result, we are subject to a variety of information technology and/or system risks as a part of our normal course operations, including potential breakdown, invasion, virus, cyber-attack, cyber-fraud, security breach, and destruction or interruption of our information technology systems by third parties or insiders. Unauthorized access to these systems by employees or third parties could lead to corruption or exposure of confidential, fiduciary or proprietary information, interruption to communications or operations, or disruption to our business activities or our competitive position. In addition, cyber phishing attempts, in which a malicious party attempts to obtain sensitive information such as usernames, passwords, and credit card details (and money) by disguising as a trustworthy entity in an electronic communication, have become more widespread and sophisticated in recent years. If the Corporation becomes a victim to a cyber phishing attack it could result in a loss or theft of the Corporation’s financial resources or critical data and information or could result in a loss of control of the Corporation’s technological infrastructure or financial resources. The Corporation’s employees are often the targets of such cyber phishing attacks, as they are and will continue to be targeted by parties using fraudulent “spoof” emails to misappropriate information or to introduce viruses or other malware through “Trojan horse” programs to the Corporation’s computers. These emails appear to be legitimate emails, but direct recipients to fake websites operated by the sender of the email or request recipients to send a password or other confidential information through email or to download malware.

The Corporation maintains policies and procedures that address and implement employee protocols with respect to electronic communications and electronic devices and conducts annual cyber-security risk assessments. The Corporation also employs encryption protection of its confidential information, all computers and other electronic devices. Despite the Corporation’s efforts to mitigate such cyber phishing attacks through education and training, cyber phishing activities remain a serious problem that may damage our information technology infrastructure. The Corporation applies technical and process controls in line with industry-accepted standards to protect our information assets and systems, including a response plan for responding to a cyber-security incident. However, these controls may not adequately prevent cyber-security breaches. Disruption of critical information technology services, or breaches of information security, could have a negative effect on our performance and earnings, as well as on our reputation, and any damages sustained may not be adequately covered by the Corporation’s current insurance coverage, or at all. The significance of any such event is difficult to quantify, but may in certain circumstances be material and could have a material adverse effect on the Corporation’s business, financial condition and results of operations.

There might not always be an active trading market in the United States and/or Canada for the Common Shares.

While there is currently an active trading market for the Common Shares in both the United States and Canada, we cannot guarantee that an active trading market will be sustained in either country. If an active trading market in the Common Shares is not sustained, the trading liquidity of the Common Shares will be limited, and the market value of the Common Shares may be reduced.

In particular, the Corporation has at times failed to comply with the NYSE’s continued listing standards. On October 1, 2019, the Corporation received notification from the NYSE that it was no longer in compliance with one of the NYSE’s continued listing standards because the average closing price of the Common Shares was less than US$1.00 per share over a consecutive 30 day trading period. Under the NYSE’s rules, the Corporation has a period of six months from the date of the NYSE notification to regain compliance with the NYSE’s price listing standard. If at the expiration of the applicable cure period (expected to be approximately April 1, 2020) the Corporation has not regained compliance, the Corporation does not intend to take further steps to regain compliance and expects the NYSE will commence with de-listing procedures.

Although the Common Shares would continue to trade on the TSX, the delisting of the Common Shares from the NYSE could adversely impact the trading value of the Common Shares.

The Corporation faces compliance and supervisory challenges in respect of the use of social media as a means of communicating with industry partners, stakeholders and the general public.

Increasingly, social media is used as a vehicle to carry out cyber phishing attacks. Information posted on social media sites, for business or personal purposes, may be used by attackers to gain entry into the Corporation’s systems and obtain confidential information. The Corporation restricts the social media access of its employees and periodically reviews, supervises, retains and maintains the ability to retrieve social media content. Despite these efforts, as social media continues to grow in influence and access to social media platforms becomes increasingly prevalent, there are significant risks that the Corporation may not be able to properly regulate social media use and preserve adequate records of business activities and third party communications conducted through the use of social media platforms.

A decrease in, or restriction in access to, diluent supply may increase the Corporation’s operating costs.

Heavy oil and bitumen are characterized by high specific gravity or weight and high viscosity or resistance to flow. Diluent is required to facilitate the transportation of heavy oil and bitumen. A shortfall in the supply of diluent, or a restriction in access to diluent, may cause its price to increase, increasing the cost to transport heavy oil and bitumen to market. An increase to the cost of bringing heavy oil and bitumen to market may increase the Corporation’s overall operating cost and/or transportation cost and result in decreased cash flows, negatively impacting the overall profitability of the Corporation’s heavy oil and bitumen projects.

Forward-looking information may prove inaccurate.

Shareholders and prospective investors are cautioned not to place undue reliance on the Corporation’s forward-looking information. By its nature, forward-looking information involves numerous assumptions, known and unknown risks and uncertainties, of both a general and specific nature, that could cause actual results to differ materially from those suggested by the forward-looking information or contribute to the possibility that predictions, forecasts or projections will prove to be materially inaccurate.

Additional information on the risks, assumption and uncertainties are found under the heading “Special Note Regarding Forward-Looking Statements” in this Annual Information Form.

MATERIAL CONTRACTS

Except for contracts entered into in the ordinary course of business, the only contracts that are material to us and that were entered into by us or one of our Subsidiaries within the most recently completed financial year or before the most recently completed financial year but which are still material and are still in effect, are the following:

(a)

the amended and restated credit agreement dated May 18, 2017 (as amended on May 10, 2018, December 14, 2018, March 21, 2019, May 31, 2019, June 28, 2019, August 12, 2019, February 28, 2020, March 4, 2020, March 13, 2020 and March 27, 2020) among Obsidian Energy and certain lenders and other parties in respect of Obsidian Energy’s $550 reserve-based loan syndicated credit facility, which agreement is described under “Capitalization of Obsidian Energy – Debt Capital – Credit Facility”;

(b)

the note purchase agreement dated May 29, 2008 (as amended on December 2, 2010, August 15, 2014, May 22, 2015, August 23, 2017, November 7, 2018, March 6, 2019, March 13, 2020 and March 27, 2020) among Obsidian Energy and the holders of our Series E, Series F, Series G and Series H Senior Notes, which agreement is described under “Capitalization of Obsidian Energy – Debt Capital – Senior Notes”;

(c)

the note purchase agreement dated March 16, 2010 (as amended on December 2, 2010, August 15, 2014, May 22, 2015, August 23, 2017, November 7, 2018, March 6, 2019, March 13, 2020 and March 27, 2020) among Obsidian Energy and the holders of our Series R, Series S, Series T and Series U Senior Notes, which agreement is described under “Capitalization of Obsidian Energy – Debt Capital – Senior Notes”;

(d)

the note purchase agreement dated December 2, 2010 (as amended on December 2, 2010 , August 15, 2014, May 22, 2015, August 23, 2017, November 7, 2018, March 6, 2019, March 13, 2020 and March 27, 2020) among Obsidian Energy and the holders of our Series W, Series X, Series Y, Series Z and Series BB Senior Notes, which agreement is described under “Capitalization of Obsidian Energy – Debt Capital – Senior Notes”; and

(e)

the note purchase agreement dated November 30, 2011 (as amended on August 15, 2014, May 22, 2015, August 23, 2017, November 7, 2018, March 6, 2019, March 13, 2020 and March 27, 2020) among Obsidian Energy and the holders of our Series CC, Series DD, Series EE and Series FF Senior Notes, which agreement is described under “Capitalization of Obsidian Energy – Debt Capital – Senior Notes”.

Copies of each of these agreements have been filed on SEDAR at www.sedar.com.

Economic Dependence

We are not currently a party to any contract on which our business is substantially dependent, including any contract to sell the major part of our products or to purchase the major part of our requirements for goods, services or raw materials, or any franchise or license or other agreement to use a patent, formula, trade secret, process or trade name on which our business depends.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Legal Proceedings

Other than disclosed, there are no legal proceedings that Obsidian Energy is or was a party to, or that any of Obsidian Energy’s property is or was the subject of, during the most recently completed financial year, that were or are material to Obsidian Energy, and there are no such material legal proceedings that Obsidian Energy knows to be contemplated. For the purposes of the foregoing, a legal proceeding is not considered to be “material” by us if it involves a claim for damages and the amount involved, exclusive of interest and costs, does not exceed 10 percent of our current assets, provided that if any proceeding presents in large degree the same legal and factual issues as other proceedings pending or known to be contemplated, we have included the amount involved in the other proceedings in computing the percentage.

Regulatory Actions

Other than disclosed, there were no: (i) penalties or sanctions imposed against Obsidian Energy by a court relating to securities legislation or by a security regulatory authority during our most recently completed financial year; (ii) any other penalties or sanctions imposed by a court or regulatory body against Obsidian Energy that would likely be considered important to a reasonable investor in making an investment decision; or (iii) settlement agreements Obsidian Energy entered into before a court relating to securities legislation or with a securities regulatory authority during Obsidian Energy’s most recently completed financial year.

TRANSFER AGENTS AND REGISTRARS

The transfer agent and registrar for the Common Shares in Canada is AST Trust Company (Canada) at its principal offices in Calgary, Alberta and Toronto, Ontario. The co-transfer agent and registrar for the Common Shares in the United States is Computershare Shareowner Services at its principal offices in Jersey City, New Jersey.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

There were no material interests, direct or indirect, of any director or executive officer of Obsidian Energy, any person or company that beneficially owns, or controls or directs, directly or indirectly, more than 10 percent of the outstanding Common Shares, or any known associate or affiliate of any such person, in any transaction within Obsidian Energy’s three most recently completed financial years or during our current financial year that has materially affected or is reasonably expected to materially affect Obsidian Energy.

INTERESTS OF EXPERTS

There is no person or company whose profession or business gives authority to a report, valuation, statement or opinion made by such person or company and who is named as having prepared or certified a report, valuation, statement or opinion described or included in a filing, or referred to in a filing, made under National Instrument 51-102 Continuous Disclosure Obligations by us during, or related to, our most recently completed financial year, other than Sproule, the independent engineering evaluator retained by us in 2018 (the “Expert”), and Ernst & Young LLP (“EY”), our auditors.

There were no registered or beneficial interests, direct or indirect, in any securities or other property of Obsidian Energy or of one of our associates or affiliates: (i) held by the Expert or by the “designated professionals” (as defined in Form 51-102F2 – Annual Information Form) of the Expert, when the Expert prepared the relevant report, valuation, statement or opinion; (ii) received by the Expert or by the “designated professionals” of the Expert, after the preparation of the relevant report, valuation, statement or opinion; or (iii) to be received by the Expert or by the “designated professionals” of the Expert; except with respect to the ownership of our Common Shares, in which case the person’s or company’s interest in our Common Shares represents less than one percent of our outstanding Common Shares. The foregoing does not include registered or beneficial interests, direct or indirect, held through mutual funds.

EY are the auditors of Obsidian Energy and have confirmed that they are independent with respect to Obsidian Energy in the context of the Rules of Professional Conduct of the Institute of Chartered Professional Accountants of Alberta and in compliance with Rule 3520 of the Public Company Accounting Oversight Board.

No director, officer or employee of the Expert or EY is or is expected to be elected, appointed or employed as a director, officer or employee of Obsidian Energy or of any associate or affiliate of Obsidian Energy.

ADDITIONAL INFORMATION

Additional information relating to Obsidian Energy may be found on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of Obsidian Energy’s securities and securities authorized for issuance under equity compensation plans, is contained in Obsidian Energy’s Information Circular for its most recent annual meeting of securityholders that involved the election of directors. Additional financial information is provided in Obsidian Energy’s financial statements and MD&A for its most recently completed financial year.

Any document referred to in this Annual Information Form and described as being filed on SEDAR at www.sedar.com and on EDGAR at www.sec.gov (including those documents referred to as being incorporated by reference in this Annual Information Form) may be obtained free of charge from us by contacting our Investor Relations Department by telephone (toll free: 1-888-770-2633) or by email (investor_relations@obsidianenergy.com).

APPENDIX A-1

REPORT OF MANAGEMENT AND DIRECTORS ON RESERVES DATA AND OTHER INFORMATION

(Form 51-101F3)

Management of Obsidian Energy Ltd. (“Obsidian Energy”) is responsible for the preparation and disclosure of information with respect to Obsidian Energy’s oil and gas activities in accordance with securities regulatory requirements. This information includes reserves data, which are estimates of proved reserves and probable reserves and related future net revenue as at December 31, 2019, estimated using forecast prices and costs.

An independent qualified reserves evaluator has evaluated Obsidian Energy’s reserves data. The report of the independent qualified reserves evaluator is presented below.

The Operations and Reserves Committee of the Board of Directors of Obsidian Energy has:

(a)	reviewed Obsidian Energy’s procedures for providing information to the independent qualified reserves evaluator;

(b)	met with the independent qualified reserves evaluator to determine whether any restrictions affected the ability of the independent qualified reserves evaluator to report without reservation; and

(c)	reviewed the reserves data with management and the independent qualified reserves evaluator.

The Operations and Reserves Committee of the Board of Directors has reviewed Obsidian Energy’s procedures for assembling and reporting other information associated with oil and gas activities and has reviewed that information with management. The Board of Directors has, on the recommendation of the Operations and Reserves Committee, approved:

(a)	the content and filing with securities regulatory authorities of Form 51-101F1 containing reserves data and other oil and gas information;

(b)	the filing of Form 51-101F2 which is the report of the independent qualified reserves evaluator on the reserves data; and

(c)	the content and filing of this report.

Because the reserves data are based on judgments regarding future events, actual results will vary and the variations may be material.

(signed) “Stephen Loukas”	(signed) “Peter Scott”
Interim President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

(signed) “William Friley”	(signed) “Michael Faust”
Director and Chair of the Operations and Reserves Committee	Member of the Operations and Reserves Committee

March 30, 2020

APPENDIX A-2

REPORT ON RESERVES DATA

(Form 51-101F2)

To the Board of Directors of Obsidian Energy Ltd. (“Obsidian Energy”):

1.

We have evaluated Obsidian Energy’s reserves data as at December 31, 2019. The reserves data are estimates of proved reserves and probable reserves and related future net revenue as at December 31, 2019, estimated using forecast prices and costs.

2.	The reserves data are the responsibility of Obsidian Energy’s management. Our responsibility is to express an opinion on the reserves data based on our evaluation.

3.

We carried out our evaluation in accordance with standards set out in the Canadian Oil and Gas Evaluation Handbook as amended from time to time (the “COGE Handbook”), maintained by the Society of Petroleum Evaluation Engineers (Calgary Chapter).

4.

Those standards require that we plan and perform an evaluation to obtain reasonable assurance as to whether the reserves data are free of material misstatement. An evaluation also includes assessing whether the reserves data are in accordance with principles and definitions presented in the COGE Handbook.

5.

The following table sets forth the net present value of future net revenue (before deduction of income taxes) attributed to proved plus probable reserves, estimated using forecast prices and costs and calculated using a discount rate of 10 percent, included in the reserves data of Obsidian Energy evaluated by us for the year ended December 31, 2019, and identifies the respective portions thereof that we have audited, evaluated and reviewed and reported on to Obsidian Energy’s management and Board of Directors:

Location of Reserves
Independent Qualified			Net Present Value of Future Net Revenue
Reserves Evaluator or	Description and Preparation		(millions before income taxes, 10% discount rate)
Auditor	Date of Evaluation Report	(Country)	Audited	Evaluated	Reviewed	Total
Sproule Associates Limited	Evaluation of the P&NG Reserves of Obsidian Energy Ltd. (As of December 31, 2019)	Canada	nil	$1,602	nil	$1,602
February 3, 2020

6.

In our opinion, the reserves data respectively evaluated by us have, in all material respects, been determined and are in accordance with the COGE Handbook, consistently applied. We express no opinion on the reserves data that we reviewed but did not audit or evaluate.

7.	We have no responsibility to update our report referred to in paragraph 5 for events and circumstances occurring after the preparation date.

8.	Because the reserves data are based on judgements regarding future events, actual results will vary and the variations may be material.

Executed as to our report referred to above:

(signed) “Sproule Associates Limited”

Sproule Associates Limited

Calgary, Alberta, Canada

February 3, 2020

APPENDIX A-3

STATEMENT OF RESERVES DATA AND OTHER OIL AND GAS INFORMATION

Our statement of reserves data and other oil and gas information dated March 30, 2020 is set forth below (the “Statement”). The effective date of the Statement is December 31, 2019 and the preparation date of the Statement is March 30, 2020. The Report of Management and Directors on Reserves Data and Other Information on Form 51-101F3 and the Report on Reserves Data by Sproule on Form 51-101F2 are attached as Appendices A-1 and A-2, respectively, to this Annual Information Form.

Disclosure of Reserves Data

The reserves data set forth below is based upon an evaluation prepared by Sproule with an effective date of December 31, 2019 contained in the Engineering Report. The reserves data summarizes our oil, natural gas liquids and natural gas reserves and the net present values of future net revenue from these reserves using forecast prices and costs, not including the impact of any hedging activities. The reserves data conforms to the requirements of NI 51-101. We engaged Sproule to evaluate all of our proved and proved plus probable reserves. See also “Notes to Reserves Data Tables” below.

As at December 31, 2019, the vast majority of our proved plus probable reserves are located in Alberta, Canada.

It should not be assumed that the estimates of future net revenues presented in the tables below represent the fair market value of the reserves. There is no assurance that the forecast price and cost assumptions will be attained and variances could be material. The recovery and reserves estimates of crude oil, natural gas liquids and natural gas reserves provided herein are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual crude oil, natural gas and natural gas liquid reserves may be greater than or less than the estimates provided herein.

BOEs may be misleading, particularly if used in isolation. A boe conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio based on the current price of crude oil as compared to natural gas is significantly different from the energy equivalency conversion ratio of 6:1, utilizing a conversion on a 6:1 basis is misleading as an indication of value.

For more information as to the risks involved, see “Risk Factors”.

SUMMARY OF OIL AND GAS RESERVES

AS OF DECEMBER 31, 2019

FORECAST PRICES AND COSTS

	RESERVES
	LIGHT AND MEDIUM CRUDE OIL		HEAVY CRUDE OIL AND BITUMEN
RESERVES CATEGORY	Gross (MMbbl)	Net (MMbbl)	Gross (MMbbl)	Net (MMbbl)
PROVED
Developed Producing	34	31	5	4
Developed Non-Producing	1	1	—	—
Undeveloped	17	15	1	1

TOTAL PROVED	51	47	6	5
PROBABLE	16	13	3	3

TOTAL PROVED PLUS PROBABLE	67	60	9	8

	RESERVES
	CONVENTIONAL NATURAL GAS		NATURAL GAS LIQUIDS
RESERVES CATEGORY	Gross (Bcf)	Net (Bcf)	Gross (MMbbl)	Net (MMbbl)
PROVED
Developed Producing	124	118	6	5
Developed Non-Producing	2	2	—	—
Undeveloped	47	44	2	2

TOTAL PROVED	173	164	8	7
PROBABLE	63	59	3	2

TOTAL PROVED PLUS PROBABLE	236	224	11	9

	RESERVES
	TOTAL OIL EQUIVALENT
RESERVES CATEGORY	Gross (MMboe)	Net (MMboe)
PROVED
Developed Producing	65	60
Developed Non-Producing	1	1
Undeveloped	28	26

TOTAL PROVED	94	86
PROBABLE	32	28

TOTAL PROVED PLUS PROBABLE	126	114

SUMMARY OF NET PRESENT VALUES OF FUTURE NET REVENUE AS OF DECEMBER 31, 2019 BEFORE INCOME TAXES DISCOUNTED AT (%/year)

FORECAST PRICES AND COSTS

						Unit Value Before Income Tax Discounted at 10%/year(1)
RESERVES CATEGORY	0% (MM$)	5% (MM$)	10% (MM$)	15% (MM$)	20% (MM$)	($/boe)	($/Mcfe)
PROVED
Developed Producing	523	1,217	1,010	843	725	16.95	2.83
Developed Non-Producing	35	22	16	13	11	15.38	2.56
Undeveloped	675	365	210	124	72	8.22	1.37

TOTAL PROVED	1,232	1,605	1,236	979	808	14.35	2.39
PROBABLE	1,209	589	366	259	197	13.01	2.17

TOTAL PROVED PLUS PROBABLE	2,441	2,193	1,602	1,238	1,004	14.02	2.34

Note:

(1)	The unit values are based on net reserve volumes.

SUMMARY OF NET PRESENT VALUES OF FUTURE NET REVENUE AS OF DECEMBER 31, 2019

AFTER INCOME TAXES DISCOUNTED AT (%/year)

FORECAST PRICES AND COSTS

RESERVES CATEGORY	0% (MM$)	5% (MM$)	10% (MM$)	15% (MM$)	20% (MM$)
PROVED
Developed Producing	523	1,217	1,010	843	725
Developed Non-Producing	35	22	16	13	11
Undeveloped	675	365	210	124	72

TOTAL PROVED	1,232	1,605	1,236	979	808
PROBABLE	1,209	589	366	259	197
TOTAL PROVED PLUS PROBABLE	2,441	2,193	1,602	1,238	1,004

TOTAL FUTURE NET REVENUE

(UNDISCOUNTED)

AS OF DECEMBER 31, 2019

FORECAST PRICES AND COSTS

RESERVES CATEGORY	REVENUE (MM$)	ROYALTIES (MM$)	OPERATING COSTS (MM$)	DEVELOPMENT COSTS (MM$)	ABANDONMENT AND RECLAMATION COSTS (MM$)	FUTURE NET REVENUE BEFORE FUTURE INCOME TAXES (MM$)	FUTURE INCOME TAXES (MM$)	FUTURE NET REVENUE AFTER FUTURE INCOME TAXES (MM$)
Proved Reserves	5,999	577	2,054	499	1,637	1,232	0	1,232
Proved Plus Probable Reserves	8,290	928	2,713	564	1,643	2,441	0	2,441

FUTURE NET REVENUE

BY PRODUCTION TYPE

AS OF DECEMBER 31, 2019

FORECAST PRICES AND COSTS

		FUTURE NET
		REVENUE
		BEFORE
		INCOME
		TAXES
		(discounted at	UNIT VALUE(3)
		10%/year)
RESERVES CATEGORY	PRODUCTION TYPE	(MM$)	($/bbl)	($/Mcf)
Proved Reserves	Light and Medium Crude Oil(1)	1,070	15.98	2.66
	Heavy Crude Oil and Bitumen(1)	87	13.36	2.23
	Conventional Natural Gas(2)	78	6.20	1.03
	Non-Conventional Oil and Gas Activities(1)	0	0	0

	TOTAL	1,236	14.37	2.40

Proved Plus Probable Reserves	Light and Medium Crude Oil(1)	1,393	15.63	2.61
	Heavy Crude Oil and Bitumen(1)	119	12.22	2.04
	Conventional Natural Gas(2)	91	5.87	0.98
	Non-Conventional Oil and Gas Activities(1)	0	0	0

	TOTAL	1,602	14.05	2.34

Notes:

(1)	Including solution gas and other by-products.
(2)	Including by-products but excluding solution gas and by-products from oil wells and non-conventional Oil & Gas activities.
(3)	The unit values are based on net reserve volumes.

Notes to Reserves Data Tables

1.	Columns may not add due to rounding.

2.

The crude oil, natural gas liquids and natural gas reserves estimates presented in the Engineering Report are based on the definitions and guidelines contained in the Canadian Oil and Gas Evaluation Handbook (the “COGE Handbook”). A summary of those definitions are set forth below:

Reserves Categories

Reserves are estimated remaining quantities of oil and natural gas and related substances anticipated to be recoverable from known accumulations, as of a given date, based on:

(a)	analysis of drilling, geological, geophysical and engineering data;

(b)	the use of established technology; and

(c)	specified economic conditions, which are generally accepted as being reasonable, and shall be disclosed.

Reserves are classified according to the degree of certainty associated with the estimates.

(d)

Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

(e)

Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

Other criteria that must also be met for the classification of reserves are provided in the COGE Handbook.

Development and Production Status

Each of the reserves categories (proved and probable) may be divided into developed and undeveloped categories.

(a)

Developed reserves are those reserves that are expected to be recovered from existing wells and installed facilities or, if facilities have not been installed, that would involve a low expenditure (for example, when compared to the cost of drilling a well) to put the reserves on production. The developed category may be subdivided into producing and non-producing.

(i)

Developed producing reserves are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

(ii)

Developed non-producing reserves are those reserves that either have not been on production, or have previously been on production, but are shut-in, and the date of resumption of production is unknown.

(b)

Undeveloped reserves are those reserves expected to be recovered from known accumulations where a significant expenditure (for example, when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves category (proved, probable) to which they are assigned.

In multi-well pools, it may be appropriate to allocate total pool reserves between the developed and undeveloped categories or to subdivide the developed reserves for the pool between developed producing and developed non-producing. This allocation should be based on the estimator’s assessment as to the reserves that will be recovered from specific wells, facilities and completion intervals in the pool and their respective development and production status.

Levels of Certainty for Reported Reserves

The qualitative certainty levels referred to in the definitions above are applicable to “individual reserves entities”, which refers to the lowest level at which reserves calculations are performed, and to “reported reserves”, which refers to the highest level sum of individual entity estimates for which reserves estimates are presented. Reported reserves should target the following levels of certainty under a specific set of economic conditions:

(a)	at least a 90 percent probability that the quantities actually recovered will equal or exceed the estimated proved reserves; and

(b)	at least a 50 percent probability that the quantities actually recovered will equal or exceed the sum of the estimated proved plus probable reserves.

A quantitative measure of the certainty levels pertaining to estimates prepared for the various reserves categories is desirable to provide a clearer understanding of the associated risks and uncertainties. However, the majority of reserves estimates are prepared using deterministic methods that do not provide a mathematically derived quantitative measure of probability. In principle, there should be no difference between estimates prepared using probabilistic or deterministic methods.

Additional clarification of certainty levels associated with reserves estimates and the effect of aggregation is provided in the COGE Handbook.

3.	Forecast prices and costs

NI 51-101 defines “forecast prices and costs” as future prices and costs that are: (i) generally acceptable as being a reasonable outlook of the future; and (ii) if, and only to the extent that, there are fixed or presently determinable future prices or costs to which we are legally bound by a contractual or other obligation to supply a physical product, including those for an extension period of a contract that is likely to be extended, those prices or costs rather than the prices and costs referred to in subparagraph (i).

The forecast cost and price assumptions include increases in wellhead selling prices and take into account inflation with respect to future operating and capital costs. The crude oil, natural gas and natural gas liquids benchmark reference pricing, inflation rates and exchange rates utilized in the Engineering Report are set forth below. The price assumptions set forth below were provided by Sproule.

SUMMARY OF PRICING AND INFLATION RATE ASSUMPTIONS

AS OF DECEMBER 31, 2019

FORECAST PRICES AND COSTS

		OIL		GAS	EDMONTON LIQUIDS PRICES
Year	WTI Cushing Oklahoma ($US/bbl)	Canadian Light Oil Sweet Price 40ºAPI ($Cdn/bbl)	Western Canada Select 20.5ºAPI ($Cdn/bbl)	NATURAL GAS AECO ($Cdn/MMbtu)	Propane ($Cdn/bbl)	Butane ($Cdn/bbl)	Condensates ($Cdn/bbl)	INFLATION RATES(1) %/year	EXCHANGE RATE(2) ($US/$Cdn)
Forecast
2020	61.00	73.84	59.81	2.04	25.07	37.72	76.32	0.00%	0.76
2021	65.00	78.51	63.98	2.27	31.84	43.9	80.52	1.00%	0.77
2022	67.00	78.73	63.77	2.81	32.43	47.74	80.00	2.00%	0.80
2023	68.34	80.30	65.04	2.89	33.26	48.69	81.68	2.00%	0.80
2024	69.71	81.91	66.34	2.98	34.12	49.67	83.38	2.00%	0.80
2025	71.10	83.54	67.67	3.06	34.99	50.66	85.13	2.00%	0.80
2026	72.52	85.21	69.02	3.15	35.88	51.67	86.90	2.00%	0.80
2027	73.97	86.92	70.40	3.24	36.78	52.71	88.72	2.00%	0.80
2028	75.45	88.66	71.81	3.33	37.71	53.76	90.57	2.00%	0.80
2029	76.96	90.43	73.25	3.42	38.65	54.84	92.45	2.00%	0.80
2030	78.50	92.24	74.71	3.51	39.61	55.93	94.38	2.00%	0.80
Thereafter	+2%	+2%	+2%	+2%	+2%	+2%	+2%	+2.0	0.80

(1)	Inflation rates are used for forecasting prices and costs
(2)	Exchange rates used to generate the benchmark reference prices in this table.

Weighted average actual prices realized, including hedging activities, for the year ended December 31, 2019 were $1.79/Mcf for natural gas, $67.51/bbl for light and medium crude oil, $38.82/bbl for heavy crude oil and $20.77/bbl for natural gas liquids.

4.	Future Development Costs

The following table sets forth development costs deducted in the estimation of our future net revenue attributable to the reserve categories noted below.

	Forecast Prices and Costs
Year	Proved Reserves (MM$)	Proved Plus Probable Reserves (MM$)
2020	83	86
2021	88	106
2022	101	120
2023	123	137
2024	104	115
2025 and subsequent	—	—
Total: Undiscounted for all years	499	564

We currently expect to fund the development costs of our reserves primarily through internally-generated funds flow from operations. There can be no guarantee that funds will be available to develop all of our reserves or that we will allocate funding to develop all of the reserves attributed in the Engineering Report. Failure to develop those reserves would have a negative impact on future production and cash flow and could result in negative revisions to our reserves. The interest and other costs of any external funding are not included in our reserves and future net revenue estimates and would reduce reserves and future net revenue to some degree depending upon the funding sources utilized. We do not currently expect that interest or other funding costs could make development of any of our properties uneconomic.

5.	Estimated future well abandonment and reclamation costs related to reserve and inactive wells have been taken into account by Sproule in determining the aggregate future net revenue therefrom.

6.	The forecast price and cost assumptions assume the continuance of current laws and regulations.

7.	All factual data supplied to Sproule was accepted as represented. No field inspection was conducted.

8.	The estimates of future net revenue presented in the tables above do not represent fair market value.

Reconciliations of Changes in Reserves

The following table sets forth the reconciliation of our gross reserves as at December 31, 2019, using forecast price and cost estimates derived from the Engineering Report.

RECONCILIATION OF

COMPANY GROSS RESERVES

BY PRODUCT TYPE

FORECAST PRICES AND COSTS

	LIGHT AND MEDIUM CRUDE OIL(1)			HEAVY CRUDE OIL AND BITUMEN(1)			CONVENTIONAL NATURAL GAS(1)
FACTORS	Gross Proved (MMbbl)	Gross Probable (MMbbl)	Gross Proved Plus Probable (MMbbl)	Gross Proved (MMbbl)	Gross Probable (MMbbl)	Gross Proved Plus Probable (MMbbl)	Gross Proved (Bcf)	Gross Probable (Bcf)	Gross Proved Plus Probable (Bcf)
December 31, 2018	47	17	64	7	4	11	176	57	233
Extensions	—	—	—	—	—	—	1	—	1
Infill drilling	5	1	6	—	—	—	13	7	21
Improved Recovery	—	—	—	—	—	—	—	—	—
Technical Revisions	4	(3)	1	—	(1)	—	15	1	16
Discoveries	—	—	—	—	—	—	—	—	—
Acquisitions	—	—	—	—	—	—	—	—	—
Dispositions	—	—	—	—	—	—	(7)	(2)	(9)
Economic Factors	—	—	—	—	—	—	(6)	(1)	(7)
Production	(4)	—	(4)	(1)	—	(1)	(19)	—	(19)
December 31, 2019	51	16	67	6	3	9	173	63	236

	NATURAL GAS LIQUIDS(1)			TOTAL OIL EQUIVALENT(1)
FACTORS	Gross Proved (MMbbl)	Gross Probable (MMbbl)	Gross Proved Plus Probable (MMbbl)	Gross Proved (MMboe)	Gross Probable (MMboe)	Gross Proved Plus Probable (MMboe)
December 31, 2018	8	3	11	92	33	125
Extensions	—	—	—	—	—	1
Infill drilling	1	—	1	8	3	11
Improved Recovery	—	—	—	—	—	—
Technical Revisions	—	—	1	7	(3)	4
Discoveries	—	—	—	—	—	—
Acquisitions	—	—	—	—	—	—
Dispositions	—	—	—	(2)	—	(2)
Economic Factors	—	—	—	(2)	—	(2)
Production	(1)	—	(1)	(10)	—	(10)
December 31, 2019	8	3	11	94	32	126

Note:

(1)	Columns may not add due to rounding.

Additional Information Relating to Reserves Data

Undeveloped Reserves

Undeveloped reserves are attributed by Sproule in accordance with standards and procedures contained in the COGE Handbook. Undeveloped reserves are those reserves expected to be recovered from known accumulations where a significant expenditure (for example, when compared to the cost of drilling a well) is required to render them capable of production. Undeveloped reserves must fully meet the requirements of the reserves category (proved or probable) to which they are assigned.

In some cases, it will take longer than two years to develop Obsidian Energy’s undeveloped reserves. Obsidian Energy plans to develop approximately two-fifths of the proved undeveloped reserves in the Engineering Report over the next two years and the all of the proved undeveloped reserves over the next five years. Obsidian Energy plans to develop approximately one-fifth of the probable undeveloped reserves in the Engineering Report over the next two years and all of the probable undeveloped reserves over the next five years. There are a number of factors that could result in delayed or cancelled development, including the following: (i) changing economic conditions (due to pricing and/or operating and capital expenditure fluctuations); (ii) changing technical conditions (including production anomalies, such as water breakthrough or accelerated depletion); (iii) multi-zone developments (for instance, a prospective formation completion may be delayed until the initial completion is no longer economic); (iv) a larger development program may need to be spread out over several years to optimize capital allocation and facility utilization; and (v) surface access issues (including those relating to land owners, weather conditions and regulatory approvals).

Proved Undeveloped Reserves

The following table discloses, for each product type, the gross volumes of proved undeveloped reserves that were first attributed in each of the most recent three financial years.

	Light and Medium Crude Oil (MMbbl)		Heavy Crude Oil and Bitumen (MMbbl)		Conventional Natural Gas (Bcf)		NGLs (MMbbl)
Year	First Attributed	Cumulative at Year End	First Attributed	Cumulative at Year End	First Attributed	Cumulative at Year End	First Attributed	Cumulative at Year End
2017	3	12	1	2	11	30	1	1
2018	3	14	—	1	13	41	1	2
2019	5	17	—	1	14	47	1	2

Sproule has assigned 28 MMboe of proved undeveloped reserves in the Engineering Report under forecast prices and costs, together with $499 million of associated undiscounted future capital expenditures. Proved undeveloped capital spending in the first two forecast years of the Engineering Report accounts for $170 million, or 34 percent, of the total forecast undiscounted capital expenditures for proved undeveloped reserves. These figures increase to $499 million, or 100 percent, during the first five years of the Engineering Report. The majority of our proved undeveloped reserves evaluated in the Engineering Report are attributable to future oil development from known pools and enhanced oil recovery projects.

Probable Undeveloped Reserves

The following table discloses, for each product type, the gross volumes of probable undeveloped reserves that were first attributed in each of the most recent three financial years.

	Light and Medium Crude Oil (MMbbl)		Heavy Crude Oil and Bitumen (MMbbl)		Conventional Natural Gas (Bcf)		NGLs (MMbbl)
Year	First Attributed	Cumulative at Year End	First Attributed	Cumulative at Year End	First Attributed	Cumulative at Year End	First Attributed	Cumulative at Year End
2017	6	10	1	1	5	19	1	1
2018	1	9	—	1	5	21	—	1
2019	1	9	—	1	7	33	—	2

Sproule has assigned 17 MMboe of probable undeveloped reserves in the Engineering Report under forecast prices and costs, together with $65 million of associated undiscounted future capital expenditures. Probable undeveloped capital spending in the first two forecast years of the Engineering Report accounts for $21 million, or 32 percent, of the total forecast undiscounted future capital expenditures for probable undeveloped reserves. These figures increase to $65 million, or 100 percent, during the first five years of the Engineering Report. The probable undeveloped reserves evaluated in the Engineering Report are primarily associated with proved undeveloped reserve assignments but have a less likely probability of being recovered than such associated proved undeveloped reserve assignments.

Significant Factors or Uncertainties Affecting Reserves Data

The development schedule for our undeveloped reserves is based on forecast price assumptions for the determination of economic projects. The actual market prices for oil and natural gas may be significantly lower or higher resulting in some projects being delayed or accelerated, as the case may be. See “Risk Factors”.

We do not anticipate that any significant economic factors or other significant uncertainties will affect any particular components of our reserves data. However, our reserves can be affected significantly by fluctuations in product pricing, capital expenditures, operating costs, royalty regimes and well performance that are beyond our control.

Additional Information Concerning Abandonment and Reclamation Costs

Abandonment and reclamation costs in respect of surface leases, wells, facilities and pipelines (collectively, “A&R Costs”) are primarily comprised of abandonment, decommissioning, remediation and reclamation costs. A&R Costs are estimated using guidance from the Alberta Energy Regulatory for abandonment and reclamation costs for wells and facilities. Pipeline abandonment and reclamation costs have been estimated based on Obsidian Energy experience decommissioning pipelines in recent years. All Obsidian Energy A&R costs, including active and inactive wells, facilities, and pipelines, have been included in the Engineering Report as part of future net revenue calculations.

Obsidian Energy reviews its suspended or standing well bores for reactivation, recompletion or sale opportunities. Wellbores that do not meet this criterion become part of our overall wellbore abandonment program. A portion of our A&R Costs are retired every year and facilities are generally decommissioned subsequent to the time when all the wells producing to them have been abandoned. All of our liability reduction programs take into account seasonal access, high priority and stakeholder issues, and where possible, opportunities for multi-location programs and continuous operations to reduce costs.

As of December 31, 2019, we expect to incur future A&R Costs in respect of approximately 4,761 net well bores, 604 facilities and 6,515 kilometres of pipelines. On an undiscounted, inflated basis, approximately 68 percent of A&R Costs relate to well bores, 28 percent to facilities and 4 percent to pipelines. The total amount of A&R

Costs we expect to incur, including wells that extend beyond the 50-year limit in the Engineering Report, are summarized in the following table:

Period	Abandonment and Reclamation Costs Escalated at 2% Undiscounted (MM$)	Abandonment and Reclamation Costs Escalated at 2% Discounted at 10% (MM$)
Total liability as at December 31, 2019	1,643	62
Anticipated to be paid in 2020	13	13
Anticipated to be paid in 2021	6	5
Anticipated to be paid in 2022	1	1
Total anticipated to be paid in 2020, 2021 and 2022	20	19

The above table includes certain A&R Costs not included in the Engineering Report and not deducted in estimating future net revenue as disclosed above. Escalated at two percent and undiscounted, the A&R Costs deducted were $1,643 million, and escalated at two percent and discounted at 10 percent, these A&R Costs were $62 million. On an undiscounted, uninflated basis total A&R costs are $621 million.

OTHER OIL AND GAS INFORMATION

Description of Our Properties, Operations and Activities in Our Major Operating Regions

Introduction

Obsidian Energy participates in the exploration for, and the development and production of, oil and natural gas principally in western Canada. Our portfolio of properties as at December 31, 2019 includes both unitized and non-unitized light oil, heavy oil and natural gas production. In general, the properties contain long-life, low-decline-rate reserves and include interests in several major oil and gas fields. As at December 31, 2019, the majority of our proved plus probable reserves are located in Alberta, Canada.

Major Operating Regions

Our production and reserves are attributed to approximately 27 producing properties. The Company’s Willesden Green property accounts for 40 percent of our proved plus probable reserves; no other property is above 25 percent. Obsidian Energy’s capital investments are currently focused on light-oil development.

The following map illustrates Obsidian Energy’s major operating regions as at December 31, 2019.

The following is a description of our principal oil and natural gas properties and related operations and activities as at December 31, 2019. Information in respect of gross and net acres and well counts are as of December 31, 2019 and information in respect of production is for the year ended December 31, 2019, except where indicated otherwise. For information on the Company’s disposition activity in 2019 see “Description of Our Business – General Development of the Business – 2019 Developments”. The estimates of reserves and future net revenue for individual properties may not reflect the same confidence level as estimates of reserves and future net revenue for all properties, due to the effects of aggregation.

Cardium Development Area

The Cardium development play is located in West Central Alberta and extends over 300 kilometers from Calgary to Grande Prairie, Alberta. The Company’s Deep Basin rights are also included within this area which were previously separated. At December 31, 2019, Obsidian Energy is the largest land owner in the Cardium play, holding approximately 475 net sections of developed and undeveloped land with Cardium rights. The Company’s holdings in the area include significant interests within the core of the play, particularly in the Willesden Green and Pembina areas. Total 2019 capital expenditures was $103 million, excluding decommissioning expenditures, resulting in 23 (18.7 net) operated wells drilled, 3 (0.4 net) injector/service wells. In 2020, planned Cardium activity will continue in the Willesden Green area of the play and focus on primary development. For the first half of 2020, the Company’s capital expenditures budget for Cardium development totals $37 million. This will result in 10 additional gross horizontal producers in Willesden Green.

Peace River Development Area

The Peace River development area is a heavy oil play located in Northwestern Alberta. In 2010, Obsidian Energy entered the Peace River Oil Partnership where it holds a 55 percent working interest and operatorship. At December 31, 2019, Obsidian Energy had approximately 234 net sections of developed and undeveloped land in the area. In 2019, minimal capital was spent in the area in as the Company focused activity in the Cardium and the Company anticipates spending minimal capital in 2020 as well.

Viking Development Area

The Viking development area is located in Eastern Alberta along the Alberta/Saskatchewan border. At December 31, 2019, Obsidian Energy had approximately 196 net sections of developed and undeveloped land in the play. As a result of strong economics in the Company’s Cardium play, no capital activity occurred in the area in 2019 and the Company anticipates minimal capital spending in the area in 2020.

Optimization activity

In 2020, Obsidian Energy plans to leverage its existing infrastructure and land base and focus on optimization of existing well bores and facilities within the Company’s portfolio. Allocated capital to these activities’ totals $4 million in the first half of 2020 across several individual projects to either increase production by reactivating and/or recompleting existing well bores or reduce operating costs through facilities optimization projects.

Additional Information

None of our important properties, plants, facilities or installations are subject to any material statutory or other mandatory relinquishments, surrenders, back-ins or changes in ownership.

We do not have any important properties to which reserves have been attributed and which are capable of producing but which are not producing.

2020 Capital Budget

The Board has approved a $54 million first half 2020 capital plan to fund the continued drilling of the Willesden Green area with 10 gross wells planned in addition to other operational spending and decommissioning expenditures.

For the first quarter of 2020, the Company remained focused on development of the Company’s predictable, light oil, Cardium asset. Through the first quarter of 2020, market conditions have been volatile due to OPEC and Russia abandoning quotas and increasing production levels and commodity demand falling in conjunction with the impact of the COVID-19 virus. In response to lower commodity prices, the Company reduced spending starting in March. Given the current commodity price environment, we are restricting capital spending and beginning to shut-in certain heavy oil properties that are currently uneconomic to produce. If oil prices continue at these levels, our development capital spending will be minimal. We have flexibility in our portfolio to manage remaining capital expenditures through the balance of 2020 with a view to preserving long term shareholder value.

The primary components of our programs are described above under the heading “Major Operating Regions”. See also “Description of our Business – General Development of the Business – Year Ended December 31, 2019 – 2019 Capital Expenditure Budget and Production– and –2020 Developments - Updated 2020 Outlook and Guidance “.

Oil and Gas Wells

The following table sets forth the number and status of wells in which we had a working interest as at December 31, 2019.

	Producing				Non-Producing		Total
	Oil		Gas
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Alberta	1,815	1,429	445	290	3,863	3,024	6,123	4,744
Northwest Territories	—	—	—	—	41	6	41	6
Saskatchewan	—	—	—	—	3	—	3	—
Manitoba	—	—	—	—	4	2	4	2
USA	—	—	—	—	25	9	25	9

Total	1,815	1,429	445	290	3,936	3,042	6,196	4,761

Note:

(1)	Total well counts differ then the well count provided under the Abandonment and Reclamation Costs as the table excludes water disposal, water source and injector wells.

Properties with no Attributed Reserves

The following table sets out the unproved properties in which we had an interest as at December 31, 2019.

	Unproved Properties (thousands of acres)
	Gross	Net
Alberta	227	227
Northwest Territories	4	1

Total	231	228

We currently have no material work commitments on these lands. The primary lease or extension term on approximately 30,240 net acres of unproved property is scheduled to expire by December 31, 2020. The right to explore, develop and exploit these leases will be surrendered unless we qualify them for continuation based on production, drilling or technical mapping.

Significant Factors or Uncertainties Relevant to Properties with No Attributed Reserves

The development of properties with no attributed reserves can be affected by a number of factors including, but not limited to, project economics, forecasted price assumptions, cost estimates, well type expectations and access to infrastructure. These and other factors could lead to the delay or the acceleration of projects related to these properties.

Tax Horizon

The most important variables that will determine the level of cash taxes incurred by us in a given year will be the price of crude oil and natural gas, our capital spending levels, the nature and extent of acquisition and disposition activities and the amount of tax pools available to us. We currently estimate that we will not be required to pay income taxes for the foreseeable future. However, if crude oil and natural gas prices were to strengthen beyond the levels anticipated by the current forward market, our tax pools would be utilized more quickly and we may experience higher than expected cash taxes or payment of such taxes in an earlier time period. However, we emphasize that it is difficult to give guidance on future taxability as we operate within an industry where various factors constantly change our outlook, including factors such as acquisitions, divestments, capital spending levels, operating cost levels and commodity price changes.

Capital Expenditures

The following table summarizes capital expenditures related to our activities for the year ended December 31, 2019, irrespective of whether such costs were capitalized or charged to expense when incurred.

2019 MM$
Property Acquisition Costs(1)
Proved Properties	(11)
Unproved Properties	—
Exploration Costs(1)	—
Development Costs(1)	102
Corporate Costs	1

Total Capital Expenditures	92
Corporate Acquisitions	—

Total Expenditures	92

Note:

(1)	“Property Acquisition Costs”, “Proved Properties”, “Unproved Properties”, “Exploration Costs” and “Development Costs” have the meanings ascribed thereto in the COGE Handbook.

Exploration and Development Activities

The following table sets forth the gross and net exploratory and development wells that we participated in during the year ended December 31, 2019.

	Exploratory Wells		Development Wells
	Gross	Net	Gross	Net
Oil	—	—	23	18.7
Gas and condensate	—	—	—	—
Injectors/Stratigraphic test	—	—	3	0.4

Total	—	—	26	19.1

Production Estimates

The following table sets out the volume of our production estimated for the year ended December 31, 2020 which is reflected in the estimates of gross proved reserves and gross probable reserves disclosed in the tables contained under “Disclosure of Reserves Data” above.

	Light and Medium Crude Oil (bbl/d)		Heavy Crude Oil and Bitumen (bbl/d)		Conventional Natural Gas (Mcf/d)		Natural Gas Liquids (bbl/d)		Total Oil Equivalent (boe/d)
	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Proved Developed	10,110	9,244	3,145	3,017	41,526	39,611	1,811	1,370	21,987	20,233
Producing Proved Developed Non-Producing	129	119	56	54	427	403	15	10	271	251
Proved Undeveloped	1,317	1,251	—	—	2,016	1,915	100	95	1,753	1,665

Total Proved	11,556	10,614	3,201	3,071	43,970	41,929	1,926	1,475	24,012	22,149
Total Probable	592	528	146	140	1,981	1,888	85	71	1,152	1,054

Total Proved Plus Probable	12,148	11,142	3,347	3,211	45,951	43,816	2,010	1,547	25,164	23,202

The Company notes that our Willesden Green property (located in the Cardium development area) accounts for approximately 47% of the estimated production on a proved plus probable basis in 2020. No other field (being a defined geographical area consisting of one or more pools) accounts for more than 10 percent of the estimated production on a proved plus probable basis disclosed above. For more information, see “Other Oil and Gas Information – Description of Our Properties, Operations and Activities in Our Major Operating Regions”.

Production History

The following table summarizes certain information in respect of our share of average gross daily production volumes, average net product prices received, royalties paid, production costs, transportation costs, risk management contracts loss (gain), and resulting netbacks for the periods indicated below:

	Quarter Ended 2019				Year Ended December 31, 2019
	March 31	June 30	September 30	December 31
Share of Average Gross Daily Production
Light and Medium Crude Oil (bbl/d)	12,376	12,453	10,802	12,246	11,966
Heavy Crude Oil (bbl/d)	4,096	4,059	3,991	3,718	3,965
Conventional Natural Gas (Mcf/d)	54,342	54,730	51,116	51,478	52,904
NGLs (bbl/d)	2,122	2,201	2,192	2,095	2,153
Combined (boe/d)	27,651	27,835	25,505	26,639	26,901
Average Net Production Prices Received
Light and Medium Crude Oil ($/bbl)	64.88	72.20	68.14	70.57	68.99
Heavy Crude Oil ($/bbl)	30.62	42.63	40.44	41.80	38.82
Conventional Natural Gas ($/Mcf)	2.41	1.18	1.05	2.55	1.79
NGLs ($/bbl)	21.44	14.95	15.75	31.42	20.77
Combined ($/boe)	39.95	42.01	38.64	45.67	41.60
Royalties Paid
Light and Medium Crude Oil ($/bbl)	4.29	5.71	6.73	6.49	5.78
Heavy Crude Oil ($/bbl)	1.03	2.02	1.40	1.64	1.52
Conventional Gas ($/Mcf)	—	(0.02)	(0.02)	0.22	0.04
NGLs ($/bbl)	9.92	(0.78)	1.01	2.03	2.97
Combined ($/boe)	2.81	2.74	3.12	3.79	3.11

	Quarter Ended 2019				Year Ended December 31, 2019
	March 31	June 30	September 30	December 31
Production Costs(1)(2)(3)
Light and Medium Crude Oil ($/bbl)	19.16	17.73	22.43	20.55	19.89
Heavy Crude Oil ($/bbl)	17.72	16.59	16.30	14.17	16.23
Conventional Natural Gas ($/Mcf)	1.17	1.29	1.30	0.69	1.11
NGLs ($/bbl)	(0.19)	(0.20)	(0.20)	(0.18)	(0.19)
Combined ($/boe)	13.49	12.86	14.65	12.75	13.42
Transportation
Light and Medium Crude Oil ($/bbl)	2.78	2.94	2.83	2.47	2.75
Heavy Crude Oil ($/bbl)	6.81	7.14	6.39	6.74	6.77
Conventional Natural Gas ($/Mcf)	0.32	0.28	0.26	0.25	0.28
NGLs ($/bbl)	—	—	—	—	—
Combined ($/boe)	2.87	2.90	2.72	2.56	2.76
Risk Management Contracts Loss (Gain)
Light and Medium Crude Oil ($/bbl)	(4.03)	(4.41)	1.41	1.44	(1.48)
Heavy Crude Oil ($/bbl)	—	—	—	—	—
Conventional Gas ($/Mcf)	—	—	—	—	—
NGLs ($/bbl)	—	—	—	—	—
Combined ($/boe)	(1.80)	(1.97)	0.60	0.66	(0.66)
Netback Received(4)
Light and Medium Crude Oil ($/bbl)	34.63	41.41	37.56	42.49	39.09
Heavy Crude Oil ($/bbl)	5.06	16.88	16.35	19.25	14.29
Conventional Natural Gas ($/Mcf)	0.92	(0.37)	(0.49)	1.39	0.36
NGLs ($/bbl)	11.70	15.93	14.94	29.57	18.00
Combined ($/boe)	18.98	21.54	18.75	27.23	21.65

Notes:

(1)

Operating expenses are comprised of direct costs incurred to operate both oil and gas wells. A number of assumptions are required to allocate these costs between crude oil, conventional natural gas and natural gas liquids production.

(2)	Operating overhead recoveries associated with operated properties are charged to operating costs and accounted for as a reduction to general and administrative costs.
(3)	Netbacks are calculated by subtracting royalties, operating costs, transportation costs and losses/gains on commodity and foreign exchange contracts from revenues.

During the year ended December 31, 2019, Obsidian Energy produced 10 MMboe, comprised of 4 MMbbl of light and medium crude oil, 1 MMbbl of heavy crude oil, 19 Bcf of conventional natural gas and 1 MMbbl of natural gas liquids.

Marketing Arrangements

Our marketing approach incorporates the following primary objectives:

•	Ensure security of market and avoid production shut-ins due to marketing constraints by dealing with end-users or regionally strategic counterparties wherever possible.

•	Ensure competitive pricing by managing pricing exposures through a portfolio of various terms and geographic basis.

•	Ensure optimization of netbacks through careful management of transportation obligations, facility utilization levels, blending opportunities and emulsion handling.

•	Ensure protection of our receivables by, whenever possible, dealing only with credit worthy counterparties who have been subjected to regular credit reviews.

Oil and Liquids Marketing

Of our liquids production in 2019, approximately 66% percent was light and medium oil, 22% percent was conventional heavy crude oil and 12% percent was NGLs. In regard specifically to crude oil, our average quality was 30 degrees API, which was comprised of an average quality for our light and medium crude oil of 38 degrees API and an average quality for our conventional heavy crude oil of 11 degrees API. To reduce risk, we market the majority of our production to large credit-worthy counterparties or end-users on varying term contracts. Where possible we aggregate our oil on pipelines and sell on a stream basis to maximize flexibility and reduce incremental costs. We actively manage our heavy oil sales by finding opportunities to optimize netbacks through ongoing evaluation of both pipeline and rail sales opportunities based on market conditions.

The following table summarizes the net product price received for our production of conventional light and medium crude oil (including NGLs) and our conventional heavy crude oil, before adjustments for hedging activities, for the periods indicated:

	2019		2018		2017
Quarter Ended	Light and Medium Crude Oil and NGLs ($/bbl)	Heavy Crude Oil ($/bbl)	Light and Medium Crude Oil and NGLs ($/bbl)	Heavy Crude Oil ($/bbl)	Light and Medium Crude Oil and NGLs ($/bbl)	Heavy Crude Oil ($/bbl)
March 31	58.52	30.62	64.25	31.34	57.00	33.21
June 30	63.60	42.63	72.32	46.81	56.12	31.61
September 30	59.31	40.44	75.49	45.30	51.06	30.36
December 31	64.85	41.80	35.35	7.70	62.70	38.12

Natural Gas Marketing

In 2019, we received an average price from the sale of conventional natural gas, before adjustments for hedging activities, of $1.79 per mcf compared to $2.21 per mcf realized in 2018. We continue to maintain a significant weighting to the Alberta market which is one of the largest and most liquid market hubs in North America.

We continue to conservatively manage our transportation costs. Transportation on all pipelines is closely balanced to supply, and market commitments.

Forward Contracts

We are exposed to market risks resulting from fluctuations in commodity prices, foreign exchange rates and interest rates in the normal course of operations. In accordance with policies approved by our Board of Directors, we may, from time to time, manage these risks through the use of swaps, collars or other financial instruments. Commodity price risk may be hedged up to a maximum of 50 percent of forecast sales volumes, net of royalties, for the balance of any current year and one year following and up to 25 percent of forecast sales volumes, net of royalties, for one additional year thereafter. Subject to the Board’s approval, our hedging limits may be increased above the maximum limits. This policy is reviewed by management and our Board of Directors from time to time and amended as necessary.

We are also exposed to losses in the event of default by the counterparties to these derivative instruments. We manage this risk by diversifying our hedging portfolio among a number of counterparties, primarily parties within our banking syndicate, whom we consider to be financially sound.

As at December 31, 2019, we were not bound by any agreement (including a transportation agreement), directly or through an aggregator, under which we may be precluded from fully realizing, or may be protected from the full effect of, future market prices for oil or natural gas, except for agreements disclosed by us in Note 10 to our audited consolidated financial statements as at and for the year ended December 31, 2019 which have been filed on SEDAR at www.sedar.com.

Our transportation obligations and commitments for future physical deliveries of crude oil and conventional natural gas do not exceed our expected related future production from our proved reserves, estimated using forecast prices and costs, as disclosed herein.

APPENDIX B

MANDATE OF THE AUDIT COMMITTEE

1.	PURPOSE

The purpose of the Audit Committee (the “Committee”) of the board of directors (the “Board”) of Obsidian Energy Ltd. (“Obsidian Energy” or the “Company”) is to assist the Board in fulfilling its responsibility for oversight of the integrity of Obsidian Energy’s consolidated financial statements, Obsidian Energy’s compliance with legal and regulatory requirements, the qualifications and independence of Obsidian Energy’s independent auditors, and the performance of Obsidian Energy’s internal audit function, if any.

The objectives of the Committee are as follows:

(a)

To assist the Board in meeting its responsibilities (especially for accountability) in respect of the preparation and disclosure of the consolidated financial statements of Obsidian Energy and related matters;

(b)	To provide an open avenue of communication between directors, management and independent auditors;

(c)	To assist the Board in meeting its responsibilities regarding the oversight of the independent auditor’s qualifications and independence;

(d)	To assist the Board in meeting its responsibilities regarding the oversight of the credibility, integrity and objectivity of financial reports;

(e)	To strengthen the role of the non-management directors by facilitating discussions between directors on the Committee, management and independent auditors;

(f)	To assist the Board in meeting its responsibilities regarding the oversight of the performance of Obsidian Energy’s independent auditors and internal audit function (if any);

(g)	To assist the Board in meeting its responsibilities regarding the oversight of Obsidian Energy’s compliance with legal and regulatory requirements; and

(h)	To assist the Board by monitoring the effectiveness and integrity of the Corporation’s financial reporting systems, management information systems and internal control systems.

2.	SPECIFIC DUTIES AND RESPONSIBILITIES

Subject to the powers and duties of the Board, the Committee will perform the following duties:

(a)	Satisfy itself on behalf of the Board that the Company’s internal control systems are sufficient to reasonably ensure that:

(i)	controllable, material business risks are identified, monitored and mitigated where it is determined cost effective to do so;

(ii)

internal controls over financial reporting are sufficient to meet the requirements under National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings and the United States Securities Exchange Act of 1934, as amended, and

(iii)	there is compliance with legal, ethical and regulatory requirements.

(b)	Review the annual and interim financial statements of the Company prior to their submission to the Board for approval. The process should include, but not be limited to:

(i)	review of changes in accounting principles, or in their application, which may have a material impact on the current or future years’ financial statements;

(ii)	review of significant accruals, reserves or other estimates such as the ceiling test calculation;

(iii)	review of accounting treatment of unusual or non-recurring transactions;

(iv)	review of compliance with covenants under loan agreements;

(v)	review of asset retirement obligations recommended by the Health, Safety, Environment and Regulatory Committee;

(vi)	review of disclosure requirements for commitments and contingencies;

(vii)	review of adjustments raised by the independent auditors, whether or not included in the financial statements;

(viii)	review of unresolved differences between management and the independent auditors, if any;

(ix)	review of reasonable explanations of significant variances with comparative reporting periods; and

(x)	determination through inquiry if there are any related party transactions and ensure the nature and extent of such transactions are properly disclosed.

(c)

Review, discuss and recommend for approval by the Board the annual and interim financial statements and related information included in prospectuses, management discussion and analysis, information circular-proxy statements and annual information forms, prior to recommending Board approval.

(d)

Discuss Obsidian Energy’s interim results press releases, as well as financial information and earnings guidance provided to analysts and rating agencies (provided that the Committee is not required to review and discuss investor presentations that do not contain financial information or earnings guidance that has not previously been generally disclosed to the public).

(e)	With respect to the appointment of independent auditors by the Board, the Committee shall:

(i)

on an annual basis, review and discuss with the auditors all relationships the auditors have with Obsidian Energy to determine the auditors’ independence, ensure the rotation of partners on the audit engagement team in accordance with applicable law and, in order to ensure continuing auditor independence, consider the rotation of the audit firm itself;

(ii)

be directly responsible for overseeing the work of the independent auditors engaged for the purpose of issuing an auditors’ report or performing other audit, review or attest services for Obsidian Energy, including the resolution of disagreements between management and the independent auditor regarding financial reporting, and the independent auditors shall report directly to the Committee;

(iii)	review and evaluate the performance of the lead partner of the independent auditors;

(iv)	review the basis of management’s recommendation for the appointment of independent auditors and recommend to the Board appointment of independent auditors and their compensation;

(v)

review the terms of engagement and the overall audit plan (including the materiality levels to be applied) of the independent auditors, including the appropriateness and reasonableness of the auditors’ fees;

(vi)	when there is to be a change in auditors, review the issues related to the change and the information to be included in the required notice to securities regulators of such change; and

(vii)	review and pre-approve any audit and permitted non-audit services to be provided by the independent auditors’ firm and consider the impact on the independence of the auditors.

(f)

The Committee may delegate to one or more Committee members (the “Delegate”) authority to pre-approve non-audit services in satisfaction of 2(e)(vii) above, subject to the fee restriction below. If such delegation occurs, the pre-approval of non-audit services by the Delegate must be presented to the Committee at its first scheduled meeting following such pre-approval and the member(s) comply with such other procedures as may be established by the Committee from time to time. The fee for such non-audit services shall not exceed $50,000 either individually or in the aggregate, for a particular financial year without the approval of the Committee of the Company.

(g)

At least annually, obtain and review the report by the independent auditors describing the independent auditors’ internal quality control procedures, any material issues raised by the most recent interim quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues.

(h)

Review with the independent auditors (and internal auditors, if any) their assessment of the internal controls of the Company, their written reports containing recommendations for improvement, and management’s response and follow-up to any identified weaknesses. The Committee shall also review annually with the independent auditors their plan for their audit and, upon completion of the audit, their reports upon the financial statements of Obsidian Energy and its subsidiaries.

(i)

At least annually, obtain and review a report by the independent auditors describing (i) all critical accounting policies and practices used by Obsidian Energy, (ii) all alternative accounting treatments of financial information within generally accepted accounting principles related to material items that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the accounting firm, and (iii) other material written communications between the accounting firm and management of Obsidian Energy.

(j)

Obtain assurance from the independent auditors that disclosure to the Committee is not required pursuant to the provisions of the United States Securities Exchange Act of 1934, as amended, regarding the discovery by the independent auditors of illegal acts.

(k)	Review, set and approve hiring policies relating to current and former staff of current and former independent auditors.

(l)

Review all public disclosure containing financial information before release (provided that the Committee is not required to review investor presentations that do not contain financial information or earnings guidance that has not previously been generally disclosed to the public).

(m)	Review all pending significant litigation to ensure disclosures are sufficient and appropriate.

(n)

Satisfy itself that adequate procedures are in place for the review of Obsidian Energy’s public disclosure of financial information from Obsidian Energy’s financial statements and periodically assess the adequacy of those procedures.

(o)	Review and discuss major financial risk exposures and the steps management has taken to monitor and control such exposures.

(p)	Establish procedures independent of management for:

(i)	the receipt, retention and treatment of complaints received by Obsidian Energy regarding accounting, internal accounting controls, or auditing matters; and

(ii)	the confidential, anonymous submission by employees of Obsidian Energy of concerns regarding questionable accounting or auditing matters.

(q)	Review any other matters required by law, regulation or stock exchange requirement, or that the Committee feels are important to its mandate or that the Board chooses to delegate to it.

(r)	Establish, review and update periodically a Code of Business and ensure that management has established systems to enforce these codes.

(s)	Review management’s monitoring of Obsidian Energy’s compliance with the organization’s Code of Business Conduct.

(t)

Review and discuss with the Chief Executive Officer, the Chief Financial Officer and the independent auditors, the matters required to be reviewed with those persons in connection with any certificates required by applicable laws, regulations or stock exchange requirements to be provided by the Chief Executive Officer and the Chief Financial Officer.

(u)

Review and discuss major issues regarding accounting principles and financial statement presentations, including any significant changes in Obsidian Energy’s selection or application of accounting principles.

(v)	Review and discuss major issues as to the adequacy of Obsidian Energy’s internal controls and any special audit steps adopted in light of material control deficiencies.

(w)

Review and discuss analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on the financial statements.

(x)	Review and discuss the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on Obsidian Energy’s financial statements.

(y)	Review and discuss the type and presentation of information to be included in earnings press releases, paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information.

(z)	Annually review the Committee’s Mandate and the Committee Chair’s Terms of Reference and recommend any proposed changes to the Board for consideration.

(aa)	Review and/or approve any other matters specifically delegated to the Committee by the Board.

3.	KNOWLEDGE & EDUCATION

Committee members shall be “financially literate” within the meaning of National Instrument 52-110 Audit Committees (“NI 52-110”), and should have or obtain sufficient knowledge of Obsidian Energy’s financial and audit policies and procedures to assist in providing advice and counsel on related matters. Members shall be encouraged as appropriate to attend relevant educational opportunities at the expense of Obsidian Energy.

4.	COMPOSITION

(a)

Committee members shall be appointed and removed by the Board and the Committee shall be composed of three directors of Obsidian Energy or such greater number as the Board may from time to time determine.

(b)

Provided the Board Chair is an “independent” director as contemplated in subparagraph 4(c) below and “financially literate” as contemplated in subparagraph (d) below, the Board Chair shall be a non-voting ex officio member of the Committee, subject to subparagraph 5(e) below.

(c)

Each member of the Committee shall be an “independent” director in accordance with the definition of “independent” in (a) NI 52-110 and (b) Section 303A.02 and 303A.07 of the New York Stock Exchange Listed Company Manual, and in accordance with all other applicable securities laws or rules of any stock exchange on which Obsidian Energy’s securities are listed for trading.

(d)

All of the members must be “financially literate” within the meaning of NI 52-110 and Section 303A.07 (a) of the New York Stock Exchange Listed Company Manual unless the Board has determined to rely on an exemption in NI 52-110. Being “financially literate” means members have the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by Obsidian Energy’s financial statements. In addition, at least one member of the Committee must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment.

(e)

In connection with the appointment of the members of the Committee, the Board will determine whether any proposed nominee for the Committee serves on the audit committees of more than three public companies. To the extent that any proposed nominee for membership on the Committee serves on the audit committees of more than three public companies, the Board will make a determination as to whether such simultaneous services would impair the ability of such member to effectively serve on the Company’s Audit Committee and will disclose such determination in Obsidian Energy’s annual management proxy circular and annual report on Form 40-F filed with the United States Securities and Exchange Commission.

(f)	The Board shall appoint the Chair of the Committee from among the Committee members.

5.	MEETINGS

(a)

The Committee shall meet at least four times per year at the call of the Committee Chair. The Committee Chair may call additional meetings as required. In addition, a meeting may be called by the Board Chair, the Chief Executive Officer, the Chief Financial Officer or any member of the Committee.

(b)

As part of its job to foster open communication, the Committee shall meet at least annually with management, internal auditors (if any) and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee shall meet with the independent auditors and management quarterly to review Obsidian Energy’s interim financials. The Committee shall also meet with management and independent auditors on an annual basis to review and discuss Obsidian Energy’s annual financial statements and the management’s discussion and analysis of financial conditions and results of operations.

(c)

Notice of the time and place of every meeting may be given orally, in writing, by facsimile or by other electronic means of communication to each member of the Committee at least 48 hours prior to the time fixed for such meeting. A member may, in any manner, waive notice of the meeting. Attendance of a member at a meeting shall constitute waiver of notice.

(d)

Agendas, with input from management and the Committee Chair, shall be circulated by the Committee Secretary to Committee members and relevant members of management along with appropriate meeting materials and background reading on a timely basis prior to Committee meetings.

(e)

A quorum shall be a majority of the members of the Committee present in person or by telephone or video conference or by other electronic or communication medium or by a combination thereof. If an independent ex officio non-voting member’s presence is required to attain a quorum, then such member shall be a voting member of the Committee for such meeting.

(f)

The Committee Chair shall be a full voting member of the Committee. If the Committee Chair is unavailable or unable to attend a meeting of the Committee, the Committee Chair shall ask another member to chair the meeting, failing which a member of the Committee present at the meeting shall be chosen to preside over the meeting by a majority of the members of the Committee present at such meeting. The Chair of any Committee meeting shall have a casting vote in the event of a tie on any matter upon which the Committee votes during such meeting.

(g)

Members of the Company’s management and such other Company staff as are appropriate to provide information to the Committee shall be available to attend meetings upon invitation by the Committee. The Committee shall have the right to determine who shall and who shall not be present at any time during a meeting of the Committee; however, independent directors, including the Board Chair, shall always have the right to be present. As part of each Committee meeting the Committee members will also meet “in-camera” without any members of management present, and in the Committee’s discretion, without any other members of the Board who are not Committee members present.

(h)

The secretary to the Committee (the “Committee Secretary”) will be either the Corporate Secretary of Obsidian Energy or his/her designate. The Committee Secretary shall record minutes of the meetings of the Committee, which shall be reviewed and approved by the Committee and maintained with Obsidian Energy’s records by the Committee Secretary. The Committee shall report its activities and proceedings to the Board by oral or written report at the next Board meeting and by distributing the minutes of its meetings. Supporting schedules and information reviewed by the Committee shall be available for examination by any Director.

6.	RESOURCES

(a)

The Committee may retain special legal, accounting, financial or other consultants or advisors to advise the Committee at the Company’s expense and shall have sole authority to retain and terminate any such consultants or advisors and to approve any such consultant’s or advisor’s fees and retention terms, subject to review by the Board, and at the expense of the Company.

(b)

The Committee shall have access to Obsidian Energy’s senior management and documents as required to fulfill its responsibilities and shall be provided with the resources necessary to carry out its responsibilities.

(c)

The Committee shall have the authority to investigate any financial activity of Obsidian Energy and to communicate directly with the internal auditors (if any) and independent auditors. All employees are to cooperate as requested by the Committee.

7.	DELEGATION

The Committee may delegate from to time to any person or committee of persons any of the Audit Committee’s responsibilities that are permitted to be delegated to such person or committee in accordance with applicable laws, regulations and stock exchange requirements.

8.	STANDARDS OF LIABILITY

(a)

Nothing contained in this Mandate is intended to expand applicable standards of liability under statutory, regulatory or other legal requirements for the Board or members of the Committee. The purposes and responsibilities outlined in this Mandate are meant to serve as guidelines rather than inflexible rules and the Committee may adopt such additional procedures and standards as it deems necessary from time to time to fulfill its responsibilities, subject to applicable statutory, regulatory and other legal requirements.

(b)	The duties and responsibilities of a member of the Committee are in addition to those duties set out for a member of the Board.

Schedule III

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Obsidian Energy Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Obsidian Energy Ltd. (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of loss, changes in equity and cash flows, for each of the years then ended, and related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with International Financial Reporting Standards (IFRSs) as issued by the International Accounting Standards Board.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2(a) to the financial statements, the Company may need additional liquidity and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2(a). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Adoption of IFRS 16

As discussed in Note 3q to the consolidated financial statements, the Company changed its method of accounting for leases in 2019 due to the adoption of IFRS 16, Leases.

Report on internal control over financial reporting

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2019, based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated March 30, 2020 expressed an unqualified opinion thereon.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company‘s management. Our responsibility is to express an opinion on the Company‘s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the US federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and

OBSIDIAN ENERGY 2019	ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

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performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

“signed” Ernst & Young LLP

Chartered Professional Accountants

We have served as the Company’s auditor since 2015.

Calgary, Canada

March 30, 2020

OBSIDIAN ENERGY 2019	ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Obsidian Energy Ltd.

Opinion on Internal Control over Financial Reporting

We have audited Obsidian Energy Ltd.’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the “COSO criteria”). In our opinion, Obsidian Energy Ltd. (the “Company”) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2019 and 2018, the related consolidated statements of loss, changes in equity and cash flows for the years then ended, and the related notes and our report dated March 30, 2020 expressed an unqualified opinion thereon.

Basis of Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the US federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

OBSIDIAN ENERGY 2019	ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

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Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

“signed” Ernst & Young LLP

Chartered Professional Accountants

Calgary, Canada

March 30, 2020

OBSIDIAN ENERGY 2019	ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

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Obsidian Energy Ltd.

Consolidated Balance Sheets

		As at December 31
(CAD millions)	Note	2019	2018
Assets
Current
Cash		$1	$2
Restricted cash		2	—
Accounts receivable	10	62	53
Risk management	10	—	9
Other		12	12
Lease receivable	4	9	—
Assets held for sale	5	83	—

		169	76

Non-current
Lease receivable	4	30	—
Property, plant and equipment	6	1,705	2,574

		1,735	2,574

Total assets		$1,904	$2,650

Liabilities and Shareholders’ Equity
Current
Bank overdraft		$—	$2
Accounts payable and accrued liabilities		111	143
Current portion of long-term debt	7	434	17
Current portion of lease liabilities	8	29	—
Current portion of provisions	9	16	28
Liabilities related to assets held for sale	5	13	—

		603	190
Non-current
Long-term debt	7	27	402
Lease liabilities	8	85	—
Provisions	9	97	186
Other non-current liabilities	14,18	—	4

		812	782

Shareholders’ equity
Shareholders’ capital	13	2,187	2,185
Other reserves	13	102	99
Deficit		(1,197)	(416)

		1,092	1,868

Total liabilities and shareholders’ equity		$1,904	$2,650

Basis of presentation (Note 2a)

Subsequent events (Note 6, 7, 8 and 10)

Commitments and contingencies (Note 18)

See accompanying notes to the consolidated financial statements.

Approved on behalf of the Board of Directors of Obsidian Energy Ltd.:

“signed”	“signed”

Gordon Ritchie Chairman	Raymond D. Crossley Director

OBSIDIAN ENERGY 2019	ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

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Obsidian Energy Ltd.

Consolidated Statements of Income (Loss)

		Year ended December 31
(CAD millions, except per share amounts)	Note	2019	2018
Oil and natural gas sales and other income	11	$418	$444
Royalties		(31)	(36)

		387	408
Risk management loss	10	(15)	(26)

		372	382

Expenses
Operating	20	139	158
Transportation		27	36
General and administrative	20	20	24
Restructuring		4	16
Share-based compensation	14	5	6
Depletion, depreciation, impairment and accretion	6,9	913	411
Loss (gain) on dispositions	6	1	(3)
Provisions	9	(9)	(6)
Foreign exchange loss (gain)	7	(3)	8
Financing	7	40	21
Other	18	23	16

		1,160	687

Loss before taxes		(788)	(305)

Deferred tax recovery	12	—	—

Net and comprehensive loss		$(788)	$(305)

Net loss per share
Basic	15	$(10.81)	$(4.22)
Diluted	15	$(10.81)	$(4.22)
Weighted average shares outstanding (millions)
Basic	15	73.0	72.3
Diluted	15	73.0	72.3

See accompanying notes to the consolidated financial statements.

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Obsidian Energy Ltd.

Consolidated Statements of Cash Flows

		Year ended December 31
(CAD millions)	Note	2019	2018
Operating activities
Net income (loss)		$(788)	$(305)
Other income	4	(2)	—
Depletion, depreciation, impairment and accretion	6,9	913	411
Loss (gain) on dispositions	6	1	(3)
Provisions	9	(9)	(6)
Financing	7,9	7	—
Share-based compensation	14	5	7
Unrealized risk management loss (gain)	10	9	(59)
Unrealized foreign exchange loss (gain)	7	(6)	—
Restructuring		—	8
Other		3	—
Decommissioning expenditures	9	(14)	(9)
Onerous office lease settlements	9	(2)	(13)
Change in non-cash working capital	16	(40)	68

		77	99

Investing activities
Capital expenditures		(103)	(168)
Property dispositions, net	6	11	13
Change in non-cash working capital	16	(9)	(6)

		(101)	(161)

Financing activities
Lease receivable receipts	4	9	—
Lease liabilities settlements	8	(30)	—
Increase in long-term debt	7	62	84
Repayments of senior notes	7	(17)	(32)
Realized foreign exchange loss on repayments	7	3	8

		27	60

Change in cash and cash equivalents		3	(2)
Cash and cash equivalents, beginning of year		—	2

Cash and cash equivalents, end of year		$3	$—

Cash and cash equivalents includes cash and bank overdraft.

See accompanying notes to the consolidated financial statements.

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Obsidian Energy Ltd.

Statements of Changes in Shareholders’ Equity

	Note	Shareholders’ Capital	Other Reserves	Deficit	Total
Balance at January 1, 2019	3	$2,185	$99	$(409)	$1,875
Net and comprehensive loss		—	—	(788)	(788)
Share-based compensation	14	—	5	—	5
Issued on exercise of options	13	2	(2)	—	—

Balance at December 31, 2019		$2,187	$102	$(1,197)	$1,092

	Note	Shareholders’ Capital	Other Reserves	Deficit	Total
Balance at January 1, 2018		$2,181	$96	$(111)	$2,166
Net and comprehensive loss		—	—	(305)	(305)
Share-based compensation	14	—	7	—	7
Issued on exercise of options	13	4	(4)	—	—

Balance at December 31, 2018		$2,185	$99	$(416)	$1,868

See accompanying notes to the consolidated financial statements.

OBSIDIAN ENERGY 2019	ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

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Notes to the Consolidated Financial Statements

(All tabular amounts are in CAD millions except numbers of common shares, per share amounts,

percentages and various figures in Note 10)

1. Structure of Obsidian Energy

Obsidian Energy Ltd. (“Obsidian Energy” or the “Company”) is an exploration and production company and is governed by the laws of the Province of Alberta, Canada. The Company operates in one segment, to explore for, develop and hold interests in oil and natural gas properties and related production infrastructure in the Western Canada Sedimentary Basin directly and through investments in securities of subsidiaries holding such interests. Obsidian Energy’s portfolio of assets is managed at an enterprise level, rather than by separate operating segments or business units. The Company assesses its financial performance at the enterprise level and resource allocation decisions are made on a project basis across its portfolio of assets, without regard to the geographic location of projects. Obsidian Energy owns the petroleum and natural gas assets or 100 percent of the equity, directly or indirectly, of the entities that carry on the remainder of the oil and natural gas business of Obsidian Energy, except for an unincorporated joint arrangement (the “Peace River Oil Partnership”) in which Obsidian Energy’s wholly owned subsidiaries hold a 55 percent interest.

2. Basis of presentation and statement of compliance

a) Basis of Presentation

The annual consolidated financial statements include the accounts of Obsidian Energy, its wholly owned subsidiaries and its proportionate interest in partnerships. Results from acquired properties are included in Obsidian Energy’s reported results subsequent to the closing date and results from properties sold are included until the closing date.

All intercompany balances, transactions, income and expenses are eliminated on consolidation.

Certain comparative figures have been reclassified to correspond with current period presentation.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that Obsidian Energy will be able to realize its assets and discharge its liabilities in the normal course of business.

As at December 31, 2019, Obsidian Energy was in compliance with all financial covenants on our syndicated credit facility and senior notes and had sufficient liquidity under our syndicated credit facility. Subsequent to December 31, 2019, the Company has negotiated to eliminate our Debt to Adjusted EBITDA covenant, thus Management’s going concern assessment at December 31, 2019 focused on liquidity capacity over the next 12 months. Based on strip pricing as of March 27, 2020, the Company is currently forecasting that sufficient liquidity exists under our syndicated credit facility. Additionally, under the Company’s current forecast, sufficient liquidity exists under situations where further potential strip price reductions occur due to a combination of excess capacity and the ability to implement additional proactive actions within the Company’s control.

However, due to significant commodity price volatility currently due to the COVID-19 pandemic, potential increased production supply from OPEC and Russia and potential lack of storage forcing production shut-ins, future significant decreases to commodity prices may occur which could impact future cash flows and cause uncertainty as to whether the Company has sufficient liquidity throughout 2020. As a result, the Company may be required to obtain additional financing to increase liquidity, which is uncertain at this time. As such, there is a material uncertainty that casts substantial doubt on the Company’s ability to continue as a going concern. These financial statements do not include adjustments in the carrying values of the assets and liabilities that would be necessary if the going concern assumption were not appropriate. Such adjustments could be material.

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b) Statement of Compliance

These annual consolidated financial statements are prepared in compliance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

The annual consolidated financial statements have been prepared on a historical cost basis, except risk management assets and liabilities which are recorded at fair value as discussed in Note 10.

The annual consolidated financial statements of the Company for the year ended December 31, 2019 were approved for issuance by the Board of Directors on March 30, 2020.

3. Significant accounting policies

a) Critical accounting judgments and key estimates

The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities, disclosure of any contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the period. These and other estimates are subject to measurement uncertainty and the effect on the consolidated financial statements of changes in these estimates could be material.

Management also makes judgments while applying accounting policies that could affect amounts recorded in its consolidated financial statements. Significant judgments include the identification of cash generating units (“CGUs”) for impairment testing purposes and determining whether a CGU has an impairment indicator. Management has performed an assessment of the Company’s ability to comply with liquidity requirements for the 12-month period ending December 31, 2020. This assessment includes judgements relating to future production volumes, forward commodity pricing, future costs including capital, operating and general and administrative, forward foreign exchange rates, interest rates, and income taxes, all of which are subject to measurement uncertainty.

The following are the estimates that management has made in applying the Company’s accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements.

i) Reserve and resource estimates

Commercial petroleum reserves are determined based on estimates of petroleum-in-place, recovery factors and future oil and natural gas prices and costs. Obsidian Energy engages an independent qualified reserve evaluator to evaluate all of the Company’s oil and natural gas reserves at each year-end.

Reserve adjustments are made annually based on actual oil and natural gas volumes produced, the results from capital programs, revisions to previous estimates, new discoveries and acquisitions and dispositions made during the year and the effect of changes in forecast future crude oil and natural gas prices. There are a number of estimates and assumptions that affect the process of evaluating reserves.

Proved reserves are the estimated quantities of crude oil, natural gas and natural gas liquids determined to be economically recoverable under existing economic and operating conditions with a high degree of certainty (at least 90 percent) those quantities will be exceeded. Proved plus probable reserves are the estimated quantities of crude oil, natural gas and natural gas liquids determined to be economically recoverable under existing economic and operating conditions with a 50 percent certainty those quantities will be exceeded. Obsidian Energy reports production and reserve quantities in accordance with Canadian practices and specifically in accordance with “Standards of Disclosure for Oil and Gas Activities” (“NI 51-101”).

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The estimate of proved plus probable reserves is an essential part of the depletion calculation, the impairment test and hence the recorded amount of oil and gas assets.

Contingent Resources are defined in the COGE Handbook as those quantities of petroleum estimated to be potentially recoverable from known accumulations using established technology or technology under development, but which do not currently qualify as reserves or commercially recoverable due to one or more contingencies. Contingencies may include factors such as economic, legal, environmental, operational, political and regulatory matters or a lack of markets. The estimate of contingent resources may be included as part of the recoverable amount in the impairment test.

Obsidian Energy cautions users of this information that the process of estimating crude oil and natural gas reserves is subject to a level of uncertainty. The reserves are based on current and forecast economic and operating conditions; therefore, changes can be made to future assessments as a result of a number of factors, which can include commodity prices, new technology, changing economic conditions, future reservoir performance and forecast development activity.

ii) Recoverability of asset carrying values

Obsidian Energy assesses our property, plant and equipment (“PP&E”) for impairment by comparing the carrying amount to the recoverable amount of the underlying assets. The determination of the recoverable amount involves estimating the higher of an asset’s fair value less costs to sell or its value-in-use, the latter of which is based on its discounted future cash flows using an applicable discount rate. Future cash flows are calculated based on estimates of future commodity prices and inflation and are discounted based on management’s current assessment of market conditions.

iii) Decommissioning liability

Obsidian Energy recognizes a provision for future abandonment activities in the consolidated financial statements at the net present value of the estimated future expenditures required to settle the estimated obligation at the balance sheet date. The measurement of the decommissioning liability involves the use of estimates and assumptions including the discount rate, the amount and expected timing of future abandonment costs and the inflation rate related thereto. The estimates were made by management and external consultants considering current costs, technology and enacted legislation.

iv) Office lease liability

Obsidian Energy recognizes a provision for certain onerous office lease commitments in the consolidated financial statements at the net present value of future lease payments the Company is obligated to make under non-cancellable lease contracts less recoveries under current sub-lease agreements. The office lease liability relates to the non-lease component that does not qualify as a lease component under IFRS 16. The measurement of the office lease liability involves the use of assumptions including the discount rate, actual settlement amounts and estimates of future recoveries. Actual costs and cash outflows may differ from the estimates as a result of the changes in the noted assumptions.

v) Fair value calculation on share-based payments

The fair value of share-based payments is calculated using a Black-Scholes model. There are a number of estimates used in the calculation such as the expected future forfeiture rate, the expected period the share-based compensation is outstanding and the future price volatility of the underlying security all of which can vary from expectations. The factors applied in the calculation are management’s estimates based on historical information and future forecasts.

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vi) Fair value of risk management contracts

Obsidian Energy records risk management contracts at fair value with changes in fair value recognized in income. The fair values are determined using external counterparty information which is compared to observable market data.

vii) Taxation

The calculation of deferred income taxes is based on a number of assumptions including estimating the future periods in which temporary differences and other tax credits will reverse and the general assumption that substantively enacted future tax rates at the balance sheet date will be in effect when differences reverse.

viii) Litigation

Obsidian Energy records provisions related to legal matters if it is probable that the Company will not be successful in defending the claim and if an amount can be reasonably estimated. Determining the probability of a claim being defended is subject to considerable judgment. Additionally, the potential claim is generally a wide range of figures and a single estimate must be made when recording a provision. Contingencies will only be resolved or unfounded when one or more future events occur. The assessment of contingencies involves significant judgment and estimates of the potential outcome of future events.

b) Business combinations

Obsidian Energy uses the acquisition method to account for business combinations. The net identifiable assets and liabilities acquired in transactions are generally measured at their fair value on the acquisition date. The acquisition date is the closing date of the business combination. Acquisition costs incurred by Obsidian Energy to complete a business combination are expensed in the period incurred except for costs related to the issue of any debt or equity securities, which are recognized based on the nature of the related financing instrument.

Revisions may be made to the initial recognized amounts determined during the measurement period, which shall not exceed one year after the closing date of the acquisition.

c) Revenue

Obsidian Energy generally recognizes crude oil, natural gas and natural gas liquids (“NGLs”) revenue when title passes from Obsidian Energy to the purchaser or, in the case of services, as contracted services are performed. Production revenues are determined pursuant to the terms outlined in contractual agreements and are based on fixed or variable price components. The transaction price for crude oil, natural gas and NGLs is based on the commodity price in the month of production, adjusted for various factors including product quality and location. Commodity prices are based on monthly or daily market indices.

Performance obligations in the contract are fulfilled on the last day of the month with payment typically on the 25th day of the following month. All of the Company’s significant revenue streams are located in Alberta.

d) Joint arrangements

The consolidated financial statements include Obsidian Energy’s proportionate interest of jointly controlled assets and liabilities and our proportionate interest of the revenue, royalties and operating expenses. A significant portion of Obsidian Energy’s exploration and development activities are conducted jointly with others and involve joint operations. Under such arrangements, Obsidian Energy has the exclusive rights to our proportionate

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interest in the assets and the economic benefits generated from its share of the assets. Income from the sale or use of Obsidian Energy’s interest in joint operations and its share of expenses is recognized when it is probable that the economic benefits associated with the transactions will flow to/from Obsidian Energy and the amounts can be reliably measured.

The Peace River Oil Partnership is a joint operation and Obsidian Energy records our 55 percent interest of revenues, expenses, assets and liabilities.

e) Transportation expense

Transportation costs are paid by Obsidian Energy for the shipping of natural gas, crude oil and natural gas liquids from the wellhead to the point where title transfer to buyers. These costs are recognized as services are received.

f) Foreign currency translation

Obsidian Energy and each of our subsidiaries use the Canadian dollar as their functional currency. Monetary items, such as accounts receivable and long-term debt, are translated to Canadian dollars at the rate of exchange in effect at the balance sheet date. Non-monetary items, such as PP&E, are translated to Canadian dollars at the rate of exchange in effect when the associated transactions occurred. Revenues and expenses denominated in foreign currencies are translated at the exchange rate on the date of the transaction. Foreign exchange gains or losses on translation are included in income.

g) PP&E

i) Measurement and recognition

Oil and gas properties are included in PP&E at cost, less accumulated depletion and depreciation and any impairment losses. The cost of PP&E includes costs incurred initially to acquire or construct the item and betterment costs.

Capital expenditures are recognized as PP&E when it is probable that future economic benefits associated with the investment will flow to Obsidian Energy and the cost can be reliably measured. PP&E includes capital expenditures incurred in the development phases, acquisition and disposition of PP&E and additions to the decommissioning liability.

ii) Depletion and Depreciation

Except for components with a useful life shorter than the reserve life of the associated property, resource properties are depleted using the unit-of-production method based on production volumes before royalties in relation to total proved plus probable reserves. Natural gas volumes are converted to equivalent oil volumes based upon the relative energy content of six thousand cubic feet of natural gas to one barrel of oil. In determining its depletion base, Obsidian Energy includes estimated future costs to develop proved plus probable reserves and excludes estimated equipment salvage values. Changes to reserve estimates are included in the depletion calculation prospectively.

Components of PP&E that are not depleted using the unit-of-production method are depreciated on a straight-line basis over their useful life. The turnaround component has an estimated useful life of three to five years and the corporate asset component has an estimated useful life of 10 years.

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iii) Derecognition

The carrying amount of an item of PP&E is derecognized when no future economic benefits are expected from its use or upon sale to a third party. The gain or loss arising from derecognition is included in income and is measured as the difference between the net proceeds, if any, and the carrying amount of the asset.

iv) Major maintenance and repairs

Ongoing costs to maintain properties are generally expensed as incurred. These costs include the cost of labour, consumables and small parts. The costs of material replacement parts, turnarounds and major inspections are capitalized provided it is probable that future economic benefits in excess of cost will be realized and such benefits are expected to extend beyond the current operating period. The carrying amount of a replaced part is derecognized in accordance with Obsidian Energy’s derecognition policies.

v) Impairment of oil and natural gas properties

Obsidian Energy reviews oil and gas properties for circumstances that indicate our assets may be impaired at the end of each reporting period. These indicators can be internal (i.e. reserve changes) or external (i.e. market conditions) in nature. If an indication of impairment exists, Obsidian Energy completes an impairment test, which compares the estimated recoverable amount to the carrying value. The estimated recoverable amount is defined under IAS 36 (“Impairment of Assets”) as the higher of an asset’s or CGU’s fair value less costs to sell and its value-in-use.

Where the recoverable amount is less than the carrying amount, the CGU is considered to be impaired. Impairment losses identified for a CGU are allocated on a pro rata basis to the asset categories within the CGU. The impairment loss is recognized as an expense in income.

Value-in-use is computed as the present value of future cash flows expected to be derived from production. Present values are calculated using an after-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Under the fair value less cost to sell method the recoverable amount is determined using various factors, which can include external factors such as observable market conditions and comparable transactions and internal factors such as discounted cash flows related to reserve and resource studies and future development plans.

Impairment losses related to PP&E can be reversed in future periods if the estimated recoverable amount of the asset exceeds the carrying value. The impairment recovery is limited to a maximum of the estimated depleted historical cost if the impairment had not been recognized. The reversal of the impairment loss is recognized in depletion, depreciation and impairment.

vi) Other Property, Plant and Equipment

Obsidian Energy’s corporate assets include computer hardware and software, office furniture, buildings and leasehold improvements and are depreciated on a straight-line basis over their useful lives. Corporate assets are tested for impairment separately from oil and gas assets.

h) Share-based payments

The fair value of units granted under the Restricted and Performance Share Unit Plan (“RPSU” plan) following the equity method is recognized as compensation expense with a corresponding increase to other reserves in shareholders’ equity over the term of the units based on a graded vesting schedule. Obsidian Energy measures the

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fair value of units granted under this plan at the grant date using the share price from the Toronto Stock Exchange (“TSX”). The fair value is based on market prices and considers the terms and conditions of the units granted.

The fair value of options granted under the Stock Option Plan (the “Option Plan”) is recognized as compensation expense with a corresponding increase to other reserves in shareholders’ equity over the term of the options based on a graded vesting schedule. Obsidian Energy measures the fair value of options granted under these plans at the grant date using the Black-Scholes option-pricing model. The fair value is based on market prices and considers the terms and conditions of the share options granted.

The fair value of awards granted under the Deferred Share Unit Plan (“DSU”), Performance Share Unit Plan (“PSU”) and the RPSU plan following the liability method are based on a fair value calculation on each reporting date using the awards outstanding and Obsidian Energy’s share price from the TSX on each balance sheet date. The fair value of the awards is expensed over the vesting period based on a graded vesting schedule. Subsequent increases and decreases in the underlying share price result in increases and decreases, respectively, to the accrued obligation until the related instruments are settled.

i) Provisions

i) General

Provisions are recognized based on an estimate of expenditures required to settle present obligations at the end of the reporting period. The provision is risk adjusted to take into account any uncertainties. When the effect of the time value of money is material, the amount of a provision is calculated as the present value of the future expenditures required to settle the obligations. The discount rate reflects the current assessment of the time value of money and risks specific to the liability when those risks have not already been reflected as an adjustment to future cash flows.

ii) Decommissioning liability

The decommissioning liability is the present value of Obsidian Energy’s future costs of obligations for property, facility and pipeline abandonment and site restoration. The liability is recognized on the balance sheet with a corresponding increase to the carrying amount of the related asset. The recorded liability increases over time to its future amount through accretion charges to income. Revisions to the estimated amount or timing of the obligations are reflected prospectively as increases or decreases to the recorded liability and the related asset. Actual decommissioning expenditures, up to the recorded liability at the time, are charged to the liability as the costs are incurred. Amounts capitalized to the related assets are amortized to income consistent with the depletion or depreciation of the underlying asset.

iii) Office lease liability

The office lease liability is the net present value of future lease payments that the Company is obligated to make under non-cancellable lease contracts less recoveries under current sub-lease agreements. The office lease liability relates to the non-lease component that does not qualify as a lease component under IFRS 16. The liability is recognized on the balance sheet with the corresponding change charged to income. The recorded liability increases over time to its future amount through accretion charges to income. Revisions to the estimated amount or timing of the obligations are reflected prospectively as increases or decreases to the recorded liability. Actual lease payments less sub-lease recoveries are charged to the liability as the costs are incurred.

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j) Leases

Policy Applicable from January 1, 2019

At inception of entering into a contract, the Company assesses whether a contract is, or contains a lease. A contract is, or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Company considers the following:

•	the contract involves the use of an identified asset;

•	the Company has the right to obtain substantially all of the economic benefits from the use of the asset throughout the period of use; and

•	the Company has the right to direct the use of the asset, which occurs if either;

•	the Company has the right to operate the asset; or

•	the Company designed the asset in a way that predetermines how and for what purpose it will be used.

Obsidian Energy recognizes a right-of-use asset and a lease liability at the commencement date of the lease. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The estimated useful life of right-of-use assets are determined based on the length of the lease.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the Company’s incremental borrowing rate. The consideration used to measure the lease liability includes all fixed payments and variable lease payments that depend on an index or rate under the arrangement. Subsequently, the lease liability is measured at amortized cost using the effective interest method and is re-measured when there is a change in the future lease payments.

In-scope leases

Upon adoption of IFRS 16, the Company identified certain office leases, transportation commitments, vehicle leases and surface leases in-scope under the standard.

•	Office lease commitments pertain to total leased office space. A portion of this office space has been sub-leased to other parties to minimize the Company’s net exposure under the leases;

•	Transportation commitments related to costs for future pipeline access;

•	Vehicle leases relate to commitments for usage of vehicles; and

•	Surface leases allow access to land at a natural gas or oil treatment facility and beyond.

Obsidian Energy has elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low-value assets, which include information technology equipment and field equipment. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

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Policy Applicable before January 1, 2019

A lease is classified as an operating lease if it does not transfer substantially all of the risks and rewards incidental to ownership of the related asset to the lessee. Operating lease payments are expensed on a straight-line basis over the life of the lease.

k) Share capital

Common shares are classified as equity. Share issue costs are recorded in shareholder’s equity, net of applicable taxes. Dividends, if paid, are at the discretion of the Board of Directors and are deducted from retained earnings.

If issued, preferred shares would be classified as equity and could be issued in one or more series.

l) Earnings per share

Earnings per share is calculated by dividing net income or loss attributable to the shareholders by the weighted average number of common shares outstanding during the period. Obsidian Energy computes the dilutive impact of equity instruments other than common shares assuming the proceeds received from the exercise of in-the-money share options are used to purchase common shares at average market prices. Anti-dilutive shares are excluded from the diluted earnings per share calculation.

m) Taxation

Income taxes are based on taxable income in a taxation year. Taxable income normally differs from income reported in the Consolidated Statements of Income (Loss) as it excludes items of income or expense that are taxable or deductible in other years or are not taxable or deductible for income tax purposes.

Obsidian Energy uses the liability method of accounting for deferred income taxes. Temporary differences are calculated assuming that the financial assets and liabilities will be settled at their carrying amount. Deferred income taxes are computed on temporary differences using substantively enacted income tax rates expected to apply when deferred income tax assets and liabilities are realized or settled.

A deferred income tax asset is recognized to the extent that it is probable that future taxable income will be available against which the deductible temporary differences can be utilized. Deferred income tax assets are reviewed at each reporting date and are not recognized until such time that it is probable that the related tax benefit will be realized.

n) Financial instruments

Obsidian Energy recognizes financial assets and financial liabilities, including derivatives, on the Consolidated Balance Sheets when the Company becomes a party to the contract. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or when the Company has transferred substantially all risks and rewards of ownership. Financial liabilities are derecognized from the consolidated financial statements when the liability is extinguished either through settlement of or release from the obligation of the underlying liability.

Classification and Measurement of Financial Instruments

The classification of financial assets is determined by their context in Obsidian Energy’s business model and by the characteristics of the financial asset’s contractual cash flows.

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Financial assets and financial liabilities are measured at fair value on initial recognition, which is typically the transaction price unless a financial instrument contains a significant financing component. Subsequent measurement is dependent on the financial instrument’s classification, as described below:

•	Cash and cash equivalents (includes cash and bank overdraft), accounts receivable, accounts payable and accrued liabilities and long-term debt are measured at amortized cost.

•

Risk management contracts, all of which are derivatives, are measured initially at fair value through profit or loss and are subsequently measured at fair value with changes in fair value immediately charged to the Consolidated Statements of Income (Loss).

Financial assets and liabilities are offset and the net amount is reported on the balance sheet when there is a legally enforceable right to offset the recognized amounts, and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

Impairment of Financial Assets

Financial assets are assessed with an expected credit loss (“ECL”) model. The impairment model applies to financial assets measured at amortized cost, a lease receivable, a contract asset or a loan commitment and a financial guarantee.

o) Embedded derivatives

An embedded derivative is a component of a contract that affects the terms of another factor, for example, rent costs that fluctuate with oil prices. These “hybrid” contracts are considered to consist of a “host” contract plus an embedded derivative. The embedded derivative is separated from the host contract and accounted for as a derivative if the following conditions are met:

•	The economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract;

•	The embedded item, itself, meets the definition of a derivative; and

•	The hybrid contract is not measured at fair value or designated as held for trading.

p) Classification of debt or equity

Obsidian Energy classifies financial liabilities and equity instruments in accordance with the substance of the contractual arrangement and the definitions of a financial liability or an equity instrument.

Obsidian Energy’s debt instruments currently have requirements to deliver cash at the end of the term thus are classified as liabilities.

q) New Accounting Policies

IFRS 16

The IASB issued IFRS 16 “Leases” in January 2016 which replaces IAS 17 “Leases”. IFRS 16 outlines several new requirements in regards to the recognition, measurement and disclosure of leases. A key principle within the standard includes a single lessee accounting model which requires lessees to recognize assets and liabilities for all leases which have a term more than 12 months. The accounting for lessors, which classify leases as either operating or finance, remains substantially unchanged from the previous standard. The new standard is effective for annual reporting periods beginning on or after January 1, 2019.

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Obsidian Energy applied IFRS 16 with an initial adoption date of January 1, 2019, resulting in a change to our accounting policy for lease contracts as detailed below. The Company applied IFRS 16 using the modified retrospective approach under which the cumulative effect of initial application is recognized in retained earnings at January 1, 2019. As a result, comparative information has not been restated and continues to be reported under IAS 17 and IFRIC 4.

As a lessee, the Company previously classified leases as operating or finance leases based on our assessment of whether the lease transferred significantly all of the risks and rewards incidental to ownership of the underlying asset to the Company. Under IFRS 16, the Company recognizes right-of-use assets in property, plant and equipment and lease liabilities for most leases.

At transition, lease liabilities were measured at the present value of the remaining lease payments, discounted at the Company’s incremental borrowing rate as at January 1, 2019. Right-of-use assets are measured at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments.

i) Practical expedients

The Company used the following practical expedients when applying IFRS 16 to leases previously classified as operating leases under IAS 17:

•	Applied a single discount rate to a portfolio of leases with similar characteristics;

•	Applied the exemption to not recognize right-of-use assets and liabilities for leases with less than 12 months of lease term;

•

Applied the exemption to not recognize leases of low value assets on the consolidated balance sheet. Payments for these leases will be disclosed in the notes to the consolidated financial statements; and

•	Placed reliance on the Company’s previous assessment of onerous contracts under IAS 37 immediately before the date of initial application as an alternative to performing an impairment assessment.

ii) January 1, 2019 impact

The impacts of the adoption of IFRS 16 as at January 1, 2019 are as follows:

	Notes	As reported at December 31, 2018	Adjustments	Balance on adoption as at January 1, 2019
Assets
Current portion of lease receivable	b)	$—	$9	$9
Long-term portion of lease receivable	b)	—	34	34
Property, plant and equipment	a)	—	37	37
Liabilities and Shareholders’ Equity
Current portion of lease liability	c)	—	30	30
Current portion of provisions	d)	16	(12)	4
Long-term portion of lease liability	c)	—	106	106
Long-term portion of provisions	d)	69	(51)	18
Deficit	d)	$416	$(7)	$409

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a) Right-of-use assets

The Company measured its right-of-use assets at the amount equal to the lease liability less any amount previously recorded as onerous contract provision under IAS 37. There was no impact to retained earnings upon adoption.

b) Sublease contracts

The Company analyzed the classification of sublease contracts previously classified as operating leases under IAS 17. The Company determined that certain subleases met the requirements of finance leases under IFRS 16. These are recorded as Lease receivable.

c) Lease liabilities

The Company recorded lease liabilities on contracts previously classified as operating leases under IAS 17. The lease liabilities were measured at the present value of the remaining lease payments, discounted using the Company’s incremental borrowing rate at January 1, 2019. The incremental borrowing rate used in the calculation was 6.0 percent.

d) Onerous contract provisions

For the Company’s office lease provision, the Company applied the practical expedient to use its previous assessment under IAS 37 for onerous contracts. This resulted in a reduction of $63 million to the Company’s office lease provision that was classified as an onerous contract and a reduction in deficit of $7 million.

iii) Reconciliation of commitments to lease liability

The following table reconciles the Company’s commitments at December 31, 2018 to the Company’s lease liabilities as at January 1, 2019:

Total
Long-term debt	$419
Transportation	41
Power infrastructure	9
Interest obligations	27
Office lease	201
Decommissioning liability	129

Total at December 31, 2018	$826
Commitments that do not contain a lease	(607)
Office Lease—Non-Lease Components	(66)
Operating lease under IAS 17	9
Discounting impact	(26)

Lease liabilities as at January 1, 2019	$136

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4. Lease receivable

Lease receivable relates to the lease component of sub-leased office space. Total lease receivable included in the consolidated balance sheet is as follows:

Year ended December 31
2019
Balance, beginning of year	$43
Additions	3
Finance income	2
Lease payments received	(9)

Balance, end of year	$39

Current portion	$9
Long-term portion	$30

The following table sets out a maturity analysis of lease payments, showing the undiscounted lease payments to be received after the reporting date:

As at December 31
2019
2020	$9
2021	9
2022	9
2023	9
2024	9
Thereafter	1

Total undiscounted payments	$46
Unearned finance income	(7)

Lease receivable	$39

5. Assets and liabilities held for sale

Assets and liabilities classified as held for sale consisted of the following:

	As at December 31
	2019	2018
Assets held for sale
Cash	$2	$—
Accounts receivable	4	—
Property, plant and equipment	77	—

	$83	$—

Liabilities related to assets held for sale
Accounts payable and accrued liabilities	$6	$—
Decommissioning liability	7	—

	$13	$—

The Company is continuing to progress through a sales process for its interest in the Peace River Oil Partnership. As a result, the Company has classified these assets as held for sale at December 31, 2019.

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In the second quarter of 2019, these assets were recorded at the lower of fair value less costs to sell and their carrying amount, resulting in a PP&E impairment loss of $130 million. The impairment expense was recorded as additional depletion, depreciation, impairment and accretion expense on the Consolidated Statements of Income (Loss).

6. Property, plant and equipment

Oil and Gas assets/Facilities, Corporate assets

Cost

	Oil and gas assets/Facilities	Corporate assets	Total
Balance at January 1, 2018	$10,463	$173	$10,636
Capital expenditures	167	1	168
Acquisitions	1	—	1
Dispositions	(10)	—	(10)
Net decommissioning dispositions (1)	(19)	—	(19)

Balance at December 31, 2018	$10,602	$174	$10,776
Capital expenditures	102	1	103
Dispositions	(52)	—	(52)
Transfer to assets held for sale	(423)	—	(423)
Net decommissioning dispositions (1)	(16)	—	(16)

Balance at December 31, 2019	$10,213	$175	$10,388

(1)	Includes additions from drilling activity, facility capital spending and disposals from net property dispositions.

Accumulated depletion, depreciation and impairment

	Oil and gas assets/Facilities	Corporate assets	Total
Balance at January 1, 2018	$7,695	$122	$7,817
Depletion and depreciation	274	14	288
Impairments	107	—	107
Dispositions	(10)	—	(10)

Balance at December 31, 2018	$8,066	$136	$8,202
Depletion and depreciation	221	15	236
Impairments	658	—	658
Transfers to asset held for sale	(346)	—	(346)
Dispositions	(41)	—	(41)

Balance at December 31, 2019	$8,558	$151	$8,709

Net book value

	As at December 31
	2019	2018
Total	$1,679	$2,574

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Right-of-use assets

The following table includes a break-down of the categories for right-of-use assets:

Cost

	Office	Transportation	Vehicle	Surface	Total
Balance, January 1, 2019	$15	$17	$3	$2	$37
Additions (Terminations)	(2)	—	1	—	(1)

Balance, December 31, 2019	$13	$17	$4	$2	$36

Accumulated amortization
	Office	Transportation	Vehicle	Surface	Total
Balance, January 1, 2019	$—	$—	$—	$—	$—
Amortization	3	6	1	—	10

Balance, December 31, 2019	$3	$6	$1	$—	$10

	As at December 31
Net book value	2019	2018
Total	$26	$—

Total PP&E

Total PP&E including Oil and Gas assets, Facilities, Corporate Assets and Right-of-use assets is as follows:

	As at December 31
PP&E	2019	2018
Oil and Gas assets, Facilities, Corporate Assets	$1,679	$2,574
Right-of-use assets	26	—

Total	$1,705	$2,574

At December 31, 2019, the Company completed an assessment to determine if indicators of impairment or an impairment reversal were present. As a result of the Company’s net asset value being higher than its market capitalization the Company concluded that an impairment indicator was present resulting in impairment tests being completed across all our CGUs (Cardium, Peace River, Viking and Legacy). The Company followed the value-in use method for our Cardium CGU and the fair value less cost to sell method for our Peace River, Viking and Legacy CGUs.

Under the Cardium value-in-use test, the recoverable amount was calculated using proved plus probable reserves. Incremental development drilling locations were included in the calculation and supported by contingent resource studies. The estimated recoverable amount in the value-in-use calculation was based on after-tax discount rates ranging from 9.5 to 15.5 percent based on an average weighted average cost of capital of oil and gas companies with comparable assets. The Company recorded a $450 million non-cash impairment primarily due to lower forecasted commodity prices and continued volatility in the Oil and Gas industry which caused us to increase our discount rate. At December 31, 2019, a one percent change in the discount rate would result in a $162 million impairment expense or recovery and a five percent change in the forecasted cash flows would result in a $202 impairment expense or recovery.

For the Peace River, Viking and Legacy CGU tests, which were performed under the fair value less costs of disposal methodology, the recoverable amounts were calculated using proved plus probable reserves. The

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estimated recoverable amounts in the calculation were based on pre-tax discount rates ranging from 10 to 15 percent based on an average weighted average cost of capital of oil and gas companies with comparable assets. The fair value less costs of disposal values used to determine the recoverable amounts of the Company’s CGUs are classified as Level 3 fair value measures as certain key assumptions are not based on observable market data but rather management’s best estimates. As a result of completing the impairment tests, the Company recorded a $78 million non-cash impairment mainly due to lower commodity prices resulting in uneconomic properties within the Company’s Legacy CGU, which uneconomic properties we are currently abandoning. At December 31, 2019, for the Legacy CGU a one percent change in the discount rate would result in a $2 million impairment expense or recovery and a five percent change in the forecasted cash flows would have no impact on the impairment expense or recovery.

The following table outlines benchmark prices and assumptions, based on the Company’s independent reserve evaluators forecasts (Sproule Associates Limited), used in completing the impairment tests as at December 31, 2019.

	WTI ($US/bbl)	AECO ($CAD/MMbtu)	Exchange rate ($US equals $1 CAD)	Inflation rate
2020	$61.00	$2.04	$0.76	0%
2021	65.00	2.27	0.77	1%
2022	67.00	2.81	0.80	2%
2023	68.34	2.89	0.80	2%
2024	69.71	2.98	0.80	2%
2025 – 2030	$74.75	$3.28	$0.80	2%
Thereafter (inflation percentage)	2%	2%	—	2%

Impairments have been recorded as Depletion, depreciation, impairment and accretion expense on the Consolidated Statements of Income (Loss).

Subsequent to December 31, 2019, there has been significant volatility with crude oil prices due to macro-economic uncertainty, mainly due to potential increased supply from OPEC and Russia, the economic impact of the COVID-19 outbreak and potential lack of storage forcing production shut-ins. Based on IFRS guidance, the Company has not reflected these subsequent conditions in the recoverable amount estimates within the Company’s impairment tests as at December 31, 2019. If this commodity price volatility persists, there is potential that indicators of impairment will be present as part of the Company’s impairment assessment in the first quarter of 2020.

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7. Long-term debt

	As at December 31
	2019	2018
Bankers’ acceptances and prime rate loans	$399	$337
Senior secured notes – 2007 Notes
5.90%, US$5 million, maturing May 31, 2019	—	6
Senior secured notes – 2008 Notes
6.40%, US$4 million, maturing May 29, 2020 (1)	5	6
Senior secured notes – 2009 Notes
9.32%, US$8 million, maturing May 5, 2019	—	11
Senior secured notes – 2010 Q1 Notes
5.85%, US$10 million, maturing March 16, 2020 (1)	13	13
Senior secured notes – 2010 Q4 Notes
4.88%, US$13 million, maturing December 2, 2020 (1)	17	18
4.98%, US$6 million, maturing December 2, 2022 (1)	8	8
5.23%, US$2 million, maturing December 2, 2025 (1)	3	3
Senior secured notes – 2011 Notes
4.79%, US$12 million, maturing November 30, 2021	16	17

Total long-term debt	$461	$419

Current portion	$434	$17
Long-term portion	$27	$402

(1)	Subsequent to December 31, 2019, the Company entered into amending agreements to move the maturity dates on these senior notes to November 30, 2021.

At December 31, 2019, the term out period of the credit facility was November 30, 2020. As this was within one year of the balance sheet date, this resulted in the outstanding amount of the syndicated credit facility being presented as a current liability. Subsequent to December 31, 2019, the Company re-negotiated its syndicated credit facility which results in an extension of the term-out period to November 30, 2021. A revolving period reconfirmation date will occur on June 22, 2020, whereby the lenders may accelerate the end date of the term period to April 1, 2021, if the borrowing base is not re-confirmed.

In 2019, the Company repaid senior notes in the amount of $17 million as part of normal course maturities (2018 – $32 million).

There were no senior note issuances in either 2019 or 2018.

Additional information on Obsidian Energy’s senior secured notes was as follows:

	As at December 31
	2019	2018
Weighted average remaining life (years)	1.5	2.0
Weighted average interest rate	5.7%	5.8%

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The estimated fair values of the principal and interest obligations of the outstanding senior secured notes were as follows:

	As at December 31
	2019	2018
2007 Notes	$—	$6
2008 Notes	5	6
2009 Notes	—	11
2010 Q1 Notes	13	13
2010 Q4 Notes	26	26
2011 Notes	15	15

Total	$59	$77

The Company has a reserve-based syndicated credit facility which is subject to a semi-annual borrowing base redetermination typically in May and November of each year. Subsequent to December 31, 2019, the Company entered into an amending agreement with its banking syndicate whereby the underlying borrowing base of the syndicated credit facility and the amount available to be drawn under the syndicated credit facility is $550 million and $450 million, respectively. Additionally, the following terms were included in the amending agreement:

•	the revolving period under the agreement has been extended to May 31, 2021 with the end date of the term period extended to November 30, 2021;

•

a revolving period reconfirmation date will occur on June 22, 2020, whereby the lenders may accelerate the end date of the revolving period to June 30, 2020 with the end date of the term period also concurrently accelerated to April 1, 2021; and

•	the next scheduled borrowing base redetermination will occur on November 30, 2020.

Additionally, subsequent to December 31, 2019, the Company agreed with holders of our senior notes to move the maturity dates of the notes due on March 16, 2020, May 29, 2020, December 2, 2020, December 2, 2022 and December 2, 2025 to November 30, 2021. Under the agreement, the senior notes maturity dates will be accelerated to April 1, 2021, if the borrowing base is not reconfirmed by the syndicated credit facility on June 22, 2020.

In September 2019, the Company announced the initiation of a formal strategic alternative process to maximize shareholder value, this process remains ongoing. Such strategic alternatives may include, but are not limited to, a corporate sale, merger or other business combination, a disposition of all or a portion of the Company’s assets, a recapitalization, a refinancing of its capital structure, or any combination of the foregoing. The Company continues to work through this process however there can be no guarantees on the outcome. The outcome of the strategic review process as well as various factors such as regulations and the commodity price environment lead to risk and uncertainty around revolving period reconfirmations and the terms on future renewals of the syndicated credit facility.

Drawings on the Company’s bank facility are subject to fluctuations in short-term money market rates as they are generally held as short-term borrowings. As at December 31, 2019, 87 percent (2018 – 80 percent) of Obsidian Energy’s long-term debt instruments were exposed to changes in short-term interest rates.

At December 31, 2019, letters of credit totaling $8 million were outstanding (2018 – $7 million) that reduce the amount otherwise available to be drawn on the syndicated credit facility.

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Financing expense consists of the following:

	Year ended December 31
	2019	2018
Interest on long-term-debt	$33	$21
Unwinding discount on lease liabilities	7	—

Financing	$40	$21

Obsidian Energy records unrealized foreign exchange gains or losses on our senior notes as amounts are translated into Canadian dollars at the rate of exchange in effect at the balance sheet date. Realized foreign exchange gains or losses are recorded upon repayment of senior notes upon their maturity. The split between realized and unrealized foreign exchange is as follows:

	Year ended December 31
	2019	2018
Realized foreign exchange loss on debt maturities	$(3)	$(8)
Unrealized foreign exchange gain	6	—

Foreign exchange gain (loss)	$3	$(8)

The Company is subject to certain financial covenants under our senior notes and syndicated credit facility. These types of financial covenants are typical for senior lending arrangements and include Senior debt and Total debt to Adjusted EBITDA and Senior debt and Total debt to capitalization, as more specifically defined in the applicable lending agreements. At December 31, 2019, the Company was in compliance with all of our financial covenants under such lending agreements.

In the first quarter of 2019, due to the impact of widening crude oil differentials in the fourth quarter of 2018, the Company entered into amending agreements with holders of our senior notes to temporarily amend our financial covenants for all quarters in 2019. Senior debt to Adjusted EBITDA and Total debt to Adjusted EBITDA was reset during this period and calculated on a rolling basis starting on January 1, 2019. The maximum for both ratios is to be less than or equal to 4.25:1 in 2019, decreasing to 3:1 from January 1, 2020 onwards for Senior debt to Adjusted EBITDA and 4:1 from January 1, 2020 onwards for Total debt to Adjusted EBITDA (which were the maximum ratios required prior to entering into the amending agreements). As part of the amending agreements, the Company agreed to pay an additional 50 bps in interest rate per annum, if the covenant is less than or equal to 3.00:1, 100 bps if the covenant is greater than 3.00:1 and less than or equal to 4.00:1 and 125 bps if the covenant is greater than 4.00:1 and less than or equal to 4.25:1. On December 31, 2019, Senior debt to Adjusted EBITDA and Total debt to Adjusted EBITDA was 2.57.

Subsequent to December 31, 2019, the Company entered into amending agreements with holders of our senior notes and our bank syndicate to update our financial covenants as follows:

•	for the period from January 1, 2020 onward both the Senior Debt and Total Debt to Adjusted EBITDA covenants have been eliminated; and

•	the maximum for both the Senior Debt and Total Debt to Capitalization will be permanently increased to 75 percent.

In 2015, as part of entering into amending agreements with its lenders and noteholders, the Company agreed to grant floating charge security over all of its property in favour of the lenders and the noteholders on a pari passu basis, which security will be fully released on such date when both (a) no default or event of default is continuing under the Company’s syndicated bank facility or senior notes and (b) the Company has achieved both (i) a Senior

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Debt to EBITDA ratio of 3:1 or less for four consecutive quarters, and (ii) an investment grade rating on its senior secured debt.

8. Lease liabilities

Total lease liabilities included in the consolidated balance sheet are as follows:

As at December 31
2019
Balance, January 1, 2019	$136
Additions (terminations)	1
Unwinding of discount on lease liabilities	7
Lease payments	(30)

Balance, December 31, 2019	$114
Current portion	$29
Long-term portion	85

Total	$114

Subsequent to December 31, 2019, the Company entered into an agreement with our building landlord to reduce the net amount payable under the Company’s office lease (including sub-lease recoveries) to a maximum of $0.8 million per month ($10 million per annum) for the period from February 1, 2020 through January 31, 2025, when the lease expires. The agreement will be included in the results of the first quarter of 2020.

The following table sets out a maturity analysis of lease payments, disclosing the undiscounted balance after December 31, 2019:

	2020	2021	2022	2023	2024	Thereafter	Total
Office	$22	$22	$22	$22	$22	$2	$112
Transportation	6	3	3	—	—	—	12
Vehicle	1	1	1	—	—	—	3
Surface	—	—	—	—	—	6	6

Total	$29	$26	$26	$22	$22	$8	$133

Amounts recognized in Consolidated Statements of Income (Loss) and Consolidated Statements of Cash Flows

For 2019, the Company recorded $2 million of income from sub-leases related to our right-of-use assets. Expenses related to short-term leases and leases of low-value assets were insignificant during the year.

9. Provisions

	As at December 31
	2019	2018
Decommissioning liability	$100	$129
Office lease provision	13	85

Total	$113	$214
Current portion	$16	$28
Long-term portion	97	186

Total	$113	$214

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Decommissioning liability

The decommissioning liability is based on the present value of Obsidian Energy’s net share of estimated future costs of obligations to abandon and reclaim all wells, facilities and pipelines. These estimates were made by management using information obtained from government estimates, internal analysis and external consultants assuming current costs, technology and enacted legislation.

The decommissioning liability was determined by applying an inflation factor of 2.0 percent (2018—2.0 percent) and the inflated amount was discounted using a credit-adjusted rate of 7.0 percent (2018 – 6.5 percent) over the expected useful life of the underlying assets, currently extending over 50 years into the future. At December 31, 2019 the total decommissioning liability on an undiscounted, uninflated basis was $621 million (2018—$847 million).

Changes to the decommissioning liability were as follows:

	Year ended December 31
	2019	2018
Balance, beginning of year	$129	$147
Net liabilities added (disposed) (1)	(6)	4
Increase (decrease) due to changes in estimates (2)	(10)	(23)
Liabilities settled	(14)	(9)
Transfers to liabilities for assets held for sale	(7)	—
Accretion charges	8	10

Balance, end of year	$100	$129

Current portion	$13	$12
Long-term portion	$87	$117

(1)	Includes additions from drilling activity, facility capital spending and disposals from net property dispositions.
(2)	In 2019 the discount rate increased from 6.5 percent to 7.0 percent.

Office lease provision

The office lease provision represents the net present value of non-lease components on future office lease payments. These payments are reduced by recoveries under current sub-lease agreements that were recognized as non-lease components. The office lease provision was determined by applying an asset specific credit-adjusted discount rate of 6.0 percent (2018 – 6.5 percent) over the remaining life of the lease contracts, extending into 2025.

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Changes to the office lease provision were as follows:

	Year ended December 31
	2019 (1)	2018
Balance, beginning of year (Note 3)	$22	$101
Net additions (dispositions)	(5)	(5)
Decrease due to changes in estimates	(3)	(1)
Settlements	(2)	(16)
Accretion charges	1	6

Balance, end of year	$13	$85

Current portion	$3	$16
Long-term portion	$10	$69

(1)	Opening balance is different than closing 2018 balance due to implementation of IFRS 16.

10. Risk management

Financial instruments consist of cash and cash equivalents, accounts receivable, fair values of derivative financial instruments, accounts payable and accrued liabilities and long-term debt. At December 31, 2019, except for the senior notes described in Note 7 with a carrying value of $62 million (2018 – $82 million) and a fair value of $59 million (2018—$77 million), the fair values of these financial instruments approximate their carrying amounts due to the short-term maturity of the instruments, the mark to market values recorded for the financial instruments and the market rate of interest applicable to the syndicated credit facility.

The fair values of all outstanding financial, commodity, interest rate and foreign exchange contracts are reflected on the balance sheet with the changes during the period recorded in income as unrealized gains or losses.

At December 31, 2019 and 2018, the only asset or liability measured at fair value on a recurring basis was the risk management asset and liability, which was valued based on “Level 2 inputs” being quoted prices in markets that are not active or based on prices that are observable for the asset or liability.

The following table reconciles the changes in the fair value of financial instruments outstanding:

	Year ended December 31
Risk management asset (liability)	2019	2018
Balance, beginning of year	$9	$(50)
Unrealized gain (loss) on financial instruments:
Commodity collars and swaps	(9)	43
Foreign exchange forwards	—	(2)
Cross currency swaps	—	18

Total fair value, end of year	$—	$9

	As at December 31
Total fair value consists of the following:	2019	2018
Current asset portion	$—	$9

Total fair value	$—	$9

Obsidian Energy records our risk management assets and liabilities on a net basis in the consolidated balance sheets. At December 31, 2019 and 2018, there were no differences between the gross and net amounts.

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Obsidian Energy had the following financial instruments outstanding as at December 31, 2019. Fair values are determined using external counterparty information, which is compared to observable market data. The Company limits its credit risk by executing counterparty risk procedures which include transacting only with institutions within our syndicated credit facility or companies with high credit ratings and by obtaining financial security in certain circumstances.

	Notional volume	Remaining term	Pricing	Fair value (millions)
Crude Oil
WTI Swaps	8,000 bbl/d	January 2020	$76.48/bbl	$—
WTI Swaps	5,000 bbl/d	February 2020	$77.37/bbl	—
WTI Swaps	5,000 bbl/d	March 2020	$77.38/bbl	—
WTI Swaps	4,000 bbl/d	April 2020	$78.11/bbl	—
WTI Swaps	3,000 bbl/d	May 2020	$77.92/bbl	—
WTI Swaps	2,000 bbl/d	June 2020	$77.41/bbl	—
AECO Swaps
AECO Swaps	21,800 mcf/d	January 2020	$2.54/mcf	—
AECO Swaps	17,000 mcf/d	February 2020	$2.45/mcf	—

Total				$—

Subsequent to December 31, 2019, the Company entered into the following additional crude oil and AECO Swaps:

Reference price	Notional volume	Term	Pricing
WTI	1,650 bbl/d	Q1 2020	$81.73/bbl
AECO	23,700 mcf/d	Q2 2020	$1.68/mcf
AECO	22,800 mcf/d	Q3 2020	$1.68/mcf

Based on commodity prices and contracts in place at December 31, 2019, a $1.00 change in the price per barrel of liquids of WTI would change pre-tax unrealized risk management by $1 million and a $1.00 change in the price per mcf of natural gas would change pre-tax unrealized risk management by $1 million.

The components of risk management on the Consolidated Statements of Income (Loss) are as follows:

	Year ended December 31
	2019	2018
Realized
Settlement of commodity contracts/assignment	$(6)	$(65)
Settlement of foreign exchange contracts	—	(20)

Total realized risk management gain (loss)	(6)	(85)
Unrealized
Commodity contracts	(9)	43
Foreign exchange contracts	—	(2)
Cross-currency swaps	—	18

Total unrealized risk management gain (loss)	(9)	59

Risk management gain (loss)	$(15)	$(26)

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Market Risks

Obsidian Energy is exposed to normal market risks inherent in the oil and natural gas business, including, but not limited to, commodity price risk, foreign currency rate risk, credit risk, interest rate risk and liquidity risk. The Company seeks to mitigate these risks through various business processes and management controls and from time to time by using financial instruments.

Commodity Price Risk

Commodity price fluctuations are among the Company’s most significant exposures. Crude oil prices are influenced by worldwide factors, including, but not limited to, OPEC actions, world supply and demand fundamentals, pipeline capacity availability and geopolitical events. Natural gas prices are influenced by, including, but not limited to, the price of alternative fuel sources such as oil or coal and by North American natural gas supply and demand fundamentals including the levels of industrial activity, weather, storage levels and liquefied natural gas activity. In accordance with policies approved by Obsidian Energy’s Board of Directors, the Company may, from time to time, manage these risks through the use of swaps or other financial instruments up to a maximum of 50 percent of forecast sales volumes, net of royalties, for the balance of any current year plus one additional year forward and up to a maximum of 25 percent, net of royalties, for one additional year thereafter. Risk management limits included in Obsidian Energy’s policies may be exceeded with specific approval from the Board of Directors.

Subsequent to December 31, 2019, we have experienced significant volatility with crude oil prices due to macro-economic uncertainty, mainly due to OPEC and Russia abandoning production quotas and increasing production levels, reduced demand for commodity products as a result of the COVID-19 outbreak and potential lack of storage forcing production shut-ins. The duration and impact of these global events remain uncertain and could impact our cash flow and financial condition in the future.

Foreign Currency Rate Risk

Prices received for crude oil are referenced in US dollars, thus Obsidian Energy’s realized oil prices are impacted by Canadian dollar to US dollar exchange rates. A portion of the Company’s debt capital is denominated in US dollars, thus the principal and interest payments in Canadian dollars are also impacted by exchange rates. When considered appropriate, the Company may use financial instruments to fix or collar future exchange rates to fix the Canadian dollar equivalent of crude oil revenues or to fix US denominated long-term debt principal repayments.

In 2018, the Company’s outstanding Pound Sterling cross currency swap matured resulting in an $18 million realized loss.

Credit Risk

Credit risk is the risk of loss if purchasers or counterparties do not fulfill their contractual obligations. As at December 31, 2019, the Company’s maximum exposure to credit risk was $66 million (2018 – $62 million) which was comprised of $66 million (2018—$53 million) being the carrying value of the accounts receivable and $nil (2018 – $9 million) related to the fair value of the derivative financial assets.

The Company’s accounts receivable are principally with customers in the oil and natural gas industry and are generally subject to normal industry credit risk, which includes the ability to recover unpaid receivables by retaining the partner’s share of production when Obsidian Energy is the operator or the potential to net offsetting payables to mitigate exposure. Obsidian Energy continuously monitors credit risk and maintains credit policies to

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ensure collection risk is limited. For oil and natural gas sales and financial derivatives, a counterparty risk procedure is followed whereby each counterparty is reviewed on a regular basis for the purpose of assigning a credit limit and may be requested to provide security if determined to be prudent. For financial derivatives, the Company normally transacts with counterparties who are members of our banking syndicate or counterparties that have investment grade bond ratings. Credit events related to all counterparties are monitored and credit exposures are reassessed on a regular basis.

At December 31, 2019, $9 million of accounts receivable are past due (90+ days) but are considered to be collectible (2018—$15 million). The lifetime ECL allowances related to Obsidian Energy’s commodity product sales receivables and joint venture receivables recognized in accounts receivable was nominal as at and for the periods ended December 31, 2019 and 2018.

As at December 31, the following accounts receivable amounts were outstanding.

	Current	30-90 days	90+ days	Total (1)
2019	$48	$9	$9	$66
2018	$29	$9	$15	$53

(1)	In 2019, $4 million of accounts receivable is related to assets classified as held for sale (2018—$nil).

Interest Rate Risk

A portion of the Company’s debt capital can be held in floating-rate bank facilities, which results in exposure to fluctuations in short-term interest rates, which remain at lower levels than longer-term rates. From time to time, Obsidian Energy may increase the certainty of our future interest rates by entering fixed interest rate debt instruments or by using financial instruments to swap floating interest rates for fixed rates or to collar interest rates. As at December 31, 2019, 87 percent of the Company’s long-term debt instruments were exposed to changes in short-term interest rates (2018 – 80 percent).

As at December 31, 2019, a total of $62 million (2018 – $82 million) of fixed interest rate debt instruments was outstanding with an average remaining term of 1.5 years (2018 – 2.0 years) and an average interest rate of 5.7 percent (2018 – 5.8 percent).

Liquidity Risk

Liquidity risk is the risk that the Company will be unable to meet its financial liabilities as they come due. Management utilizes short and long-term financial and capital forecasting programs to ensure credit facilities are sufficient relative to forecast debt levels and capital program levels are appropriate, and that financial covenants will be met. Management also regularly reviews capital markets to identify opportunities to optimize the debt capital structure on a cost-effective basis. In the short term, liquidity is managed through daily cash management activities, short-term financing strategies and the use of swaps and other financial instruments to increase the predictability of cash flow from operating activities.

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The following table outlines estimated future obligations for non-derivative financial liabilities as at December 31, 2019:

	Long-term debt (1)	Accounts payable & accrued liabilities (2)	Share-based compensation accrual	Total
2020	$434	$116	$1	$551
2021	16	—	—	16
2022	8	—	—	8
2023	—	—	—	—
2024	—	—	—	—
Thereafter	$3	$—	$—	$3

(1)

The 2020 figure includes $399 million related to the syndicated credit facility, which at the balance sheet date was due for renewal in 2020. Subsequent to December 31, 2019, the Company entered into an agreement with members of our banking syndicate to extend the term-out period of the syndicated credit facility to November 30, 2021. Additionally, the Company also entered into an agreement with holders of our senior notes to change the maturity dates of senior notes previously due in 2020, 2022 and 2025 totaling US$35 million to November 30, 2021. Refer to Note 7 for additional details.

(2)	Includes $6 million of accounts payable and accrued liabilities related to assets classified as held for sale.

11. Revenue

The Company’s significant revenue streams consist of the following:

	Year ended December 31
	2019	2018
Crude Oil	$357	$337
NGLs	16	32
Natural gas	35	50

Production revenues	$408	$419
Processing fees	8	11
Other income	2	14

Oil and natural gas sales and other income	$418	$444

In 2018, the Company monetized a physical delivery contract to Northern Border Ventura for $14 million, which was included in Other income.

12. Income taxes

The provision for income taxes is as follows:

	Year ended December 31
	2019	2018
Deferred tax recovery	$—	$—

OBSIDIAN ENERGY 2019	ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

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The provision for income taxes reflects an effective tax rate that differs from the combined federal and provincial statutory tax rate as follows:

	Year ended December 31
	2019	2018
Loss before taxes	$(788)	$(305)
Combined statutory tax rate (1)	26.5%	27.0%
Computed income tax recovery	$(209)	$(82)
Increase (decrease) resulting from:
Share-based compensation	1	2
Non-taxable foreign exchange (gain) loss	(1)	2
Unrecognized deferred tax asset	177	89
Adjustments related to prior years	(5)	(11)
Tax rate reductions	34	—
Other	3	—

Deferred tax recovery	$—	$—

(1)

The tax rate represents the combined federal and provincial statutory tax rates for the Company and its subsidiaries for the years ended December 31, 2019 and December 31, 2018. Effective July 1, 2019, the Alberta corporate income tax rate was reduced from 12% to 11%. This resulted in a combined statutory tax rate of 26.5% for the year. The Alberta corporate income tax rate is scheduled to be reduced by an additional 1% each subsequent year until it reaches 8% in 2022.

The net deferred income tax liability is comprised of the following:

	Balance January 1, 2019	Provision (Recovery) in Income	Balance December 31, 2019
Deferred tax liabilities (assets)
PP&E	$525	$(242)	$283
Risk management	2	(2)	—
Leases	(22)	2	(20)
Decommissioning liability	(35)	10	(25)
Share-based compensation	1	(1)	—
Non-capital losses	(471)	233	(238)

Net deferred tax liability	$—	$—	$—

	Balance January 1, 2018	Provision (Recovery) in Income	Balance December 31, 2018
Deferred tax liabilities (assets)
PP&E	$614	$(89)	$525
Risk management	(8)	10	2
Leases	(27)	5	(22)
Decommissioning liability	(46)	11	(35)
Share-based compensation	(1)	2	1
Non-capital losses	(532)	61	(471)

Net deferred tax liability	$—	$—	$—

As at December 31, 2019, Obsidian Energy had approximately $2.6 billion (2018 – $2.5 billion) in total tax pools, including non-capital losses of $2.2 billion (2018 – $2.1 billion). The non-capital losses are available for

OBSIDIAN ENERGY 2019	ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

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immediate deduction against future taxable income and expire in the years 2026 through 2040. A deferred tax asset has not been recognized in respect of non-capital losses of $961 million (2018 – $165 million) and tax credits of $49 million as there is not sufficient certainty regarding future utilization.

At December 31, 2019, Obsidian Energy had realized and unrealized net capital losses of $592 million (2018—$600 million). A deferred tax asset has not been recognized in respect of these losses as they may only be applied against future capital gains.

The Company has income tax filings that are subject to audit by taxation authorities, which may impact our deferred income tax position or amount. The Company does not anticipate adjustments arising from these audits and believes we have adequately provided for income taxes based on available information, however, adjustments that arise could be material.

13. Shareholders’ equity

Effective June 5, 2019, the Company consolidated its common shares on the basis of seven old common shares outstanding for one new common share. All figures in the annual consolidated financial statements have been updated to reflect the 7:1 consolidation. Additionally, the number of units or options and the per unit or option prices under the RPSU plan, Option Plan, DSU plan and PSU plan have been updated accordingly.

a) Authorized

i) An unlimited number of Common Shares.

ii) 90,000,000 preferred shares issuable in one or more series.

If issued, preferred shares of each series would rank on parity with the preferred shares of other series with respect to accumulated dividends and return on capital. Preferred shares would have priority over the common shares with respect to the payment of dividends or the distribution of assets.

b) Issued

Shareholders’ capital	Common Shares	Amount
Balance, January 1, 2018	72,048,713	$2,181
Issued on exercise of equity compensation plans (1)	425,006	4

Balance, December 31, 2018	72,473,719	$2,185
Issued on exercise of equity compensation plans (1)	537,769	2

Balance, December 31, 2019	73,011,488	$2,187

(1)	Upon exercise of awards, the net benefit is recorded as a reduction of other reserves and an increase to shareholders’ capital.

	Year ended December 31
Other Reserves	2019	2018
Balance, beginning of year	$99	$96
Share-based compensation expense	5	7
Net benefit on options exercised (1)	(2)	(4)

Balance, end of year	$102	$99

OBSIDIAN ENERGY 2019	ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

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(1)	Upon exercise of awards, the net benefit is recorded as a reduction of other reserves and an increase to shareholders’ capital.

Preferred Shares

No Preferred Shares were issued or outstanding.

14. Share-based compensation

RPSU plan

Obsidian Energy has an RPSU plan whereby employees receive consideration that fluctuates based on the Company’s share price on the TSX. Consideration can be in the form of cash or shares purchased on the open market or issued from treasury.

RPSU plan	Year ended December 31
(number of shares equivalent)	2019	2018
Outstanding, beginning of year	1,235,202	1,199,625
Granted	971,916	915,173
Vested	(574,706)	(514,591)
Forfeited	(532,134)	(365,005)

Outstanding, end of year	1,100,278	1,235,202

Outstanding units – liability method	—	4,119
Outstanding units – equity method	1,100,278	1,231,083

Total	1,100,278	1,235,202

The fair value of the RPSU plan units under the equity method used the following weighted average assumptions:

	Year ended December 31
	2019	2018
Average fair value of units granted (per unit)	$2.77	$8.61
Expected life of units (years)	3.0	3.0
Expected forfeiture rate	1.0%	5.8%

PSU plan under the RPSU plan

The PSU plan under the RPSU plan allows Obsidian Energy to grant PSUs to employees of the Company. Members of the Board of Directors are not eligible for the RPSU plan. The PSU obligation is classified as a liability due to the cash settlement feature and could be settled in cash or shares.

	Year ended December 31
PSU awards (number of shares equivalent)	2019	2018
Outstanding, beginning of year	163,129	—
Granted	144,211	163,129
Vested	(22,929)	—
Forfeited	(191,987)	—

Outstanding, end of year	92,424	163,129

The liability under the plan was $nil at December 31, 2019 and 2018.

OBSIDIAN ENERGY 2019	ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

III-37

Stock Option Plan

Obsidian Energy has an Option Plan that allows the Company to issue options to acquire common shares to officers, employees and other service providers. In March 2017, the Board of Directors resolved to suspend all future grants of options under the Option Plan.

	Year ended December 31
	2019		2018
Options	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding, beginning of year	287,996	$25.34	523,225	$32.20
Exercised	—	—	(22,139)	8.40
Forfeited	(198,818)	32.04	(213,090)	43.89

Outstanding, end of year	89,178	$10.41	287,996	$25.34

Exercisable, end of year	77,066	$10.67	207,257	$31.29

	Options Outstanding			Options Exercisable
Range of Grant Prices	Number Outstanding	Weighted Average Exercise Price	Weighted Remaining Contractual Life (years)	Number Exercisable	Weighted Average Exercise Price
$8.00 - $12.99	83,621	$10.11	0.7	72,323	$10.37
$13.00 - $14.99	3,257	13.02	1.8	2,443	13.02
$15.00 - $17.99	2,300	17.64	0.5	2,300	17.64

	89,178	$10.41	0.8	77,066	$10.67

Deferred Share Unit (“DSU”) plan

The DSU plan allows the Company to grant DSUs in lieu of cash fees to non-employee directors providing a right to receive, upon retirement, a cash payment based on the volume-weighted-average trading price of the common shares on the TSX. At December 31, 2019, 847,100 DSUs (2018 – 189,122) were outstanding and $1 million was recorded as a current liability (2018 – $1 million).

PSU plan

Prior to June 2017, issuances of performance share units were made under the PSU plan. The PSU obligation is classified as a liability due to the cash settlement feature. At December 31, 2019, there were no outstanding performance share units.

	Year ended December 31
PSU awards (number of shares equivalent)	2019	2018
Outstanding, beginning of year	118,686	219,857
Vested	(89,386)	(60,600)
Forfeited	(29,300)	(40,571)

Outstanding, end of year	—	118,686

Share-based compensation

Share-based compensation is based on the fair value of the options and units at the time of grant under the Option Plan and RPSU plan which is amortized over the remaining vesting period on a graded vesting schedule. Share-

OBSIDIAN ENERGY 2019	ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

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based compensation under the RPSU plan (liability method), DSU plan and PSU plan is based on the fair value of the awards outstanding at the reporting date and is amortized based on a graded vesting schedule. Share-based compensation consisted of the following:

	Year ended December 31
	2019	2018
PSU plan	$—	$(1)
RPSU plan – equity method	5	7

Share-based compensation	$5	$6

The share price used in the fair value calculation of the PSU plan and DSU plan obligations at December 31, 2019 was $0.93 per share (2018 – $3.57). The expense under the DSU plan and Option plan were insignificant.

Employee retirement savings plan

Obsidian Energy has an employee retirement savings plan (the “savings plan”) for the benefit of all employees. Under the savings plan, beginning on January 1, 2019 employees may elect to contribute up to 10 percent of their salary and Obsidian Energy matches these contributions at a rate of $1.00 for each $1.00 of employee contribution (2018—$1.25 for each $1.00 of employee contribution). Both the employee’s and Obsidian Energy’s contributions are used to acquire Obsidian Energy common shares or are placed in low-risk investments. Shares are purchased in the open market at prevailing market prices.

15. Per share amounts

The number of incremental shares included in diluted earnings per share is computed using the average volume-weighted market price of shares for the period. In addition, contracts that could be settled in cash or shares are assumed to be settled in shares if share settlement is more dilutive.

	Year ended December 31
	2019	2018
Net loss – basic and diluted	$(788)	$(305)

The weighted average number of shares used to calculate per share amounts is as follows:

	Year ended December 31
	2019	2018
Basic and Diluted	72,882,619	72,331,725

For 2019, 0.1 million shares (2018 – 0.3 million) that could be issued under the Option Plan were excluded in calculating the weighted average number of diluted shares outstanding as they were considered anti-dilutive.

OBSIDIAN ENERGY 2019	ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

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16. Changes in non-cash working capital increase (decrease)

	Year ended December 31
	2019	2018
Restricted cash	$(2)	$—
Accounts receivable (1)	(17)	53
Other current assets	—	6
Deferred funding asset	—	18
Accounts payable and accrued liabilities (2) (3)	(30)	(15)

	(49)	62

Operating activities	(40)	68
Investing activities	(9)	(6)

	$(49)	$62

Interest paid in cash	$35	$20
Income taxes paid (recovered) in cash	$—	$—

(1)	At December 31, 2019, $4 million is related to assets classified as held for sale (2018—$nil).
(2)	At December 31, 2019, $6 million is related to assets classified as held for sale (2018—$nil).
(3)	Includes share-based compensation plans.

17. Capital management

Obsidian Energy manages our capital to provide a flexible structure to support capital programs, production maintenance and other operational strategies. Attaining a strong financial position enables the capture of business opportunities and supports Obsidian Energy’s business strategy of providing strong shareholder returns.

Obsidian Energy defines capital as the sum of shareholders’ equity and long-term debt. Shareholders’ equity includes shareholders’ capital, other reserves and retained earnings (deficit). Long-term debt includes bank loans and senior notes.

Management reviews Obsidian Energy’s capital structure to allow our objectives and strategies to be met. The capital structure is reviewed based on a number of key factors including, but not limited to, current market conditions, hedging positions, trailing and forecast debt to capitalization ratios, debt to Adjusted EBITDA and other economic risk factors.

The Company is subject to certain quarterly financial covenants under its secured, syndicated credit facility and the senior secured notes. These financial covenants include Senior debt and Total debt to Adjusted EBITDA and Senior debt and Total debt to capitalization as defined in Obsidian Energy’s lending agreements. As at December 31, 2019, the Company was in compliance with all of our financial covenants under such lending agreements. Subsequent to December 31, 2019, the Senior debt and Total debt to Adjusted EBITDA covenants have been eliminated and the Senior debt and Total debt to capitalization covenants have been modified, see Note 7.

OBSIDIAN ENERGY 2019	ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

III-40

The Company intends to continue to identify and evaluate hedging opportunities in order to reduce our exposure to fluctuations in commodity prices and protect our future cash flows and capital programs.

	Year ended December 31
(millions, except ratio amounts)	2019	2018
Components of capital
Shareholders’ equity	$1,092	$1,868
Long-term debt	$461	$419
Ratios
Senior debt to Adjusted EBITDA (1)	2.57	3.66
Total debt to Adjusted EBITDA (2)	2.57	3.66
Senior debt to capitalization (3)	30%	19%
Total debt to capitalization (4)	30%	19%
Priority debt to consolidated tangible assets (5)	—	—
Adjusted EBITDA (6)	$181	$116
Long-term debt	$461	$419
Bank overdraft	—	2
Letters of credit (7)	5	4

Senior debt and total debt	466	425
Total shareholders’ equity	1,092	1,868

Total capitalization	$1,558	$2,293

(1)	As at December 31, 2019, less than 4.25:1
(2)	As at December 31, 2019, less than 4.25:1
(3)	Not to exceed 50 percent
(4)	Not to exceed 55 percent
(5)	Priority debt not to exceed 15% of consolidated tangible assets.
(6)

Adjusted EBITDA as defined by Obsidian Energy’s debt agreements excludes the EBITDA contribution from assets sold in the prior 12 months and is used within Obsidian Energy’s covenant calculations related to our syndicated bank facility and senior notes. Additionally, under the syndicated credit facility, realized foreign exchange gains or losses related to debt maturities are excluded from the calculation.

(7)	Letters of credit defined as financial under the lending agreements are included in the calculation.

18. Commitments and contingencies

Obsidian Energy is committed to certain payments over the next five calendar years and thereafter as follows:

	2020	2021	2022	2023	2024	Thereafter	Total
Long-term debt (1)	$—	$461	$—	$—	$—	$—	$461
Transportation	9	7	5	3	2	8	34
Power infrastructure	7	2	—	—	—	—	9
Interest obligations	26	24	—	—	—	—	50
Office lease (before recoveries) (2)	24	25	25	25	25	2	126
Lease liability	1	1	1	—	—	6	9
Decommissioning liability	13	6	1	1	1	85	107

Total	$80	$526	$32	$29	$28	$101	$796

(1)

Based on agreements signed subsequent to December 31, 2019, the 2021 figure includes $399 million related to the syndicated credit facility that is due for renewal in 2021 and $62 million of senior notes set to

OBSIDIAN ENERGY 2019	ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

III-41

mature in 2021, refer to Note 7 for further details. Historically, the Company has successfully renewed its syndicated credit facility.
(2)

Subsequent to December 31, 2019, the Company entered into an agreement with its building owner to reduce its annual net rent amount payable under our office lease to a maximum of $0.8 million per month ($10 million per annum) for the period from February 1, 2020 through January 31, 2025, when the lease expires. This led to a reduction in the commitment amount which is reflected in the table above.

Obsidian Energy has an aggregate of $62 million in senior notes maturing in 2021. Refer to Note 7 for further details.

Obsidian Energy’s commitments relate to the following:

•	Transportation commitments relate to costs for future pipeline access.

•	Power infrastructure commitments pertain to electricity contracts.

•	Interest obligations are the estimated future interest payments related to Obsidian Energy’s debt instruments.

•

Office leases pertain to total leased office space. A portion of this office space has been sub-leased to other parties to minimize Obsidian Energy’s net exposure under the leases. The future office lease commitments above will be reduced by sublease recoveries totaling $75 million.

•	The decommissioning liability represents the inflated, discounted future reclamation and abandonment costs that are expected to be incurred over the life of the properties.

The Company is involved in various litigation and claims in the normal course of business and records provisions for claims as required.

In 2018, the Company fully utilized available insurance coverage relating to ongoing claims against former Penn West employees arising from the Company’s 2014 restatement of certain financial results when we were known as Penn West. A claim brought by the United States Securities and Exchange Commission (SEC) against Penn West was previously settled. The Company has been indemnifying two former employees pursuant to indemnity agreements in connection with ongoing claims brought by the SEC arising out of the same restatement. On July 18, 2019, the Company notified the two former employees that the Company did not believe that the former employees met the criteria for indemnification, that the amounts invoiced on account of indemnification to date were in any event unreasonable, and that the Company would not be making any further advancements on account of indemnification. At the same time, the Company commenced a proceeding in the Court of Queen’s Bench of Alberta against the two former employees, seeking a declaration that they had no further entitlement to indemnification, an order compelling them to repay all amounts advanced to date on account of indemnification, an order assessing the reasonableness of the amounts paid to date in respect of the indemnification, and other relief. In response, the two former employees brought a preliminary application to limit the evidence admissible in the proceeding. The preliminary application Judge ruled that the former employees are entitled to continued advancements pending the conclusion of the ongoing claims brought against them by the SEC and any appeals therefrom. The Company has appealed the preliminary application Judges’ decision to the Court of Appeal of Alberta. This appeal will likely be heard in December 2020. Expenses related to this matter have been included in the other expense line in the Consolidated Statements of Income (Loss).

OBSIDIAN ENERGY 2019	ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

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19. Related-party transactions

Operating entities

The consolidated financial statements include the results of Obsidian Energy Ltd. and our wholly owned subsidiaries, notably the Obsidian Energy Partnership. Transactions and balances between Obsidian Energy Ltd. and all of our subsidiaries are eliminated upon consolidation.

Compensation of key management personnel

In 2019, key management personnel include the Interim President and Chief Executive Officer, Chief Financial Officer, Vice-Presidents and the Board of Directors. The Human Resources, Governance & Compensation Committee makes recommendations to the Board of Directors who approves the appropriate remuneration levels for management based on performance and current market trends. Compensation levels of the Board of Directors are also recommended by the Human Resources, Governance & Compensation Committee of the Board. The remuneration of the directors and key management personnel of Obsidian Energy during the year is below.

	Year ended December 31
	2019	2018
Salary and employee benefits	$2	$3
Termination benefits	1	—
Share-based payments (1)	1	—

	$4	$3

(1)	Includes changes in the fair value of PSUs, DSUs and non-cash charges related to the Option Plan and RPSU plan (equity method) for key management personnel.

20. Supplemental Items

In the consolidated financial statements, compensation costs are included in both operating and general and administrative expenses. For 2019, employee compensation costs of $16 million (2018—$17 million) were included in operating expenses and $21 million (2018—$26 million) were included in general and administrative expenses on a gross basis.

OBSIDIAN ENERGY 2019	ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

III-43

Schedule IV

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Obsidian Energy Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Obsidian Energy Ltd. (the “Company“) as of December 31, 2018 and 2017, the related consolidated statements of loss, changes in equity and cash flows, for each of the years then ended, and related notes and financial statement schedules (collectively referred to as the “consolidated financial statements“). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with International Financial Reporting Standards (IFRSs) as issued by the International Accounting Standards Board.

Report on internal control over financial reporting

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2018, based on the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated March 6, 2019 expressed an unqualified opinion thereon.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company‘s management. Our responsibility is to express an opinion on the Company‘s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the US federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

“signed” Ernst & Young LLP

Chartered Professional Accountants

We have served as the Company’s auditor since 2015.

Calgary, Canada

March 6, 2019, except for Note 20, as to which the date is September 18, 2020

OBSIDIAN ENERGY 2018	RECAST ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Obsidian Energy Ltd.

Opinion on Internal Control over Financial Reporting

We have audited Obsidian Energy Ltd.’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the “COSO criteria”). In our opinion, Obsidian Energy Ltd. (the “Company”) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2018 and 2017, the related consolidated statements of loss, changes in equity and cash flows for the years then ended, and the related notes and financial statement schedules and our report dated March 6, 2019 expressed an unqualified opinion thereon.

Basis of Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the US federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

OBSIDIAN ENERGY 2018	RECAST ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

“signed” Ernst & Young LLP

Chartered Professional Accountants

Calgary, Canada

March 6, 2019

OBSIDIAN ENERGY 2018	RECAST ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

Obsidian Energy Ltd.

Consolidated Balance Sheets

		As at December 31
(CAD millions)	Note	2018	2017
Assets
Current
Cash		$2	$2
Accounts receivable	9	53	105
Risk management	9	9	11
Other		12	18
Deferred funding asset	4	—	18
Assets held for sale	5	—	35

		76	189

Non-current
Property, plant and equipment	6	2,574	2,819

		2,574	2,819

Total assets		$2,650	$3,008

Liabilities and Shareholders’ Equity
Current
Bank overdraft		$2	$—
Accounts payable and accrued liabilities		143	149
Current portion of long-term debt	7	17	31
Current portion of provisions	8	28	27
Risk management	9	—	55
Liabilities related to assets held for sale	5	—	24

		190	286
Non-current
Long-term debt	7	402	328
Provisions	8	186	221
Risk management	9	—	6
Other non-current liabilities	13,17	4	1

		782	842

Shareholders’ equity
Shareholders’ capital	12	2,185	2,181
Other reserves	12	99	96
Deficit		(416)	(111)

		1,868	2,166

Total liabilities and shareholders’ equity		$2,650	$3,008

Subsequent event (Notes 7)

Commitments and contingencies (Note 17)

See Note 20 for information regarding recast of the consolidated financial statements.

See accompanying notes to the consolidated financial statements.

Approved on behalf of the Board of Directors of Obsidian Energy Ltd.:

“signed”	“signed”
Gordon Ritchie	Raymond D. Crossley
Chairman	Director

OBSIDIAN ENERGY 2018	RECAST ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

Obsidian Energy Ltd.

Consolidated Statements of Income (Loss)

	Year ended December 31
(CAD millions, except per share amounts)	Note	2018	2017
Oil and natural gas sales and other income	10	$444	$450
Royalties		(36)	(30)

		408	420
Risk management gain (loss)	9	(26)	24

		382	444

Expenses
Operating	19	158	189
Transportation		36	29
General and administrative	19	24	31
Restructuring	17	16	10
Share-based compensation	13	6	8
Depletion, depreciation, impairment and accretion	6,8	411	323
Gain on dispositions	6	(3)	(74)
Provisions	8	(6)	(8)
Foreign exchange loss (gain)	7	8	(5)
Financing	7	21	23
Other		16	15

		687	541

Loss before taxes		(305)	(97)

Deferred tax recovery	11	—	13

Net and comprehensive loss		$(305)	$(84)

Net loss per share
Basic	14, 20	$(4.22)	$(1.17)
Diluted	14, 20	$(4.22)	$(1.17)
Weighted average shares outstanding (millions)
Basic	14, 20	72.3	72.0
Diluted	14, 20	72.3	72.0

See Note 20 for information regarding recast of the consolidated financial statements.

See accompanying notes to the consolidated financial statements.

OBSIDIAN ENERGY 2018	RECAST ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

Obsidian Energy Ltd.

Consolidated Statements of Cash Flows

	Year ended December 31
(CAD millions)	Note	2018	2017
Operating activities
Net income (loss)		$(305)	$(84)
Depletion, depreciation, impairment and accretion	6,8	411	323
Gain on dispositions	6	(3)	(74)
Provisions	8	(6)	(8)
Deferred tax recovery	11	—	(13)
Share-based compensation	13	7	8
Unrealized risk management loss (gain)	9	(59)	7
Unrealized foreign exchange gain	7	—	(11)
Restructuring		8	—
Other		—	4
Decommissioning expenditures	8	(9)	(16)
Office lease settlements	8	(13)	(16)
Change in non-cash working capital	15	68	5

		99	125

Investing activities
Capital expenditures		(168)	(141)
Property dispositions (acquisitions), net		13	110
Change in non-cash working capital	15	(6)	(3)

		(161)	(34)

Financing activities
Increase (decrease) in long-term debt	7	84	(76)
Repayments of senior notes	7	(32)	(26)
Realized foreign exchange loss on repayments	7	8	6
Issue of equity compensation plans	12	—	(4)

		60	(100)

Change in cash and cash equivalents		(2)	(9)
Cash and cash equivalents, beginning of year		2	11

Cash and cash equivalents, end of year		$—	$2

Cash and cash equivalents includes cash and bank overdraft

See Note 20 for information regarding recast of the consolidated financial statements.

See accompanying notes to the consolidated financial statements.

OBSIDIAN ENERGY 2018	RECAST ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

Obsidian Energy Ltd.

Statements of Changes in Shareholders’ Equity

	Note	Shareholders’ Capital	Other Reserves	Deficit	Total
Balance at January 1, 2018		$2,181	$96	$(111)	$2,166
Net and comprehensive loss		—	—	(305)	(305)
Share-based compensation	13	—	7	—	7
Issued on exercise of options	12	4	(4)	—	—

Balance at December 31, 2018		$2,185	$99	$(416)	$1,868

	Note	Shareholders’ Capital	Other Reserves	Deficit	Total
Balance at January 1, 2017		$8,997	$97	$(6,847)	$2,247
Net and comprehensive loss		—	—	(84)	(84)
Share-based compensation	13	—	8	—	8
Issued on exercise of options	12	4	(9)	—	(5)
Elimination of deficit	12	(6,820)	—	6,820	—

Balance at December 31, 2017		$2,181	$96	$(111)	$2,166

See Note 20 for information regarding recast of the consolidated financial statements.

See accompanying notes to the consolidated financial statements.

OBSIDIAN ENERGY 2018	RECAST ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

Notes to the Consolidated Financial Statements

(All tabular amounts are in CAD millions except numbers of common shares, per share amounts,

percentages and various figures in Note 9)

1. Structure of Obsidian Energy

Obsidian Energy Ltd. (“Obsidian Energy” or the “Company”) is an exploration and production company and is governed by the laws of the Province of Alberta, Canada. The Company operates in one segment, to explore for, develop and hold interests in oil and natural gas properties and related production infrastructure in the Western Canada Sedimentary Basin directly and through investments in securities of subsidiaries holding such interests. Obsidian Energy’s portfolio of assets is managed at an enterprise level, rather than by separate operating segments or business units. The Company assesses its financial performance at the enterprise level and resource allocation decisions are made on a project basis across its portfolio of assets, without regard to the geographic location of projects. Obsidian Energy owns the petroleum and natural gas assets or 100 percent of the equity, directly or indirectly, of the entities that carry on the remainder of the oil and natural gas business of Obsidian Energy, except for an unincorporated joint arrangement (the “Peace River Oil Partnership”) in which Obsidian Energy’s wholly owned subsidiaries hold a 55 percent interest.

Name change

Effective June 26, 2017, the Company obtained shareholder approval to change its name from Penn West Petroleum Ltd. to Obsidian Energy Ltd.

2. Basis of presentation and statement of compliance

a) Statement of Compliance

These annual consolidated financial statements are prepared in compliance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

The annual consolidated financial statements have been prepared on a historical cost basis, except risk management assets and liabilities which are recorded at fair value as discussed in Note 9.

These annual consolidated financial statements have been recast to reflect the 7:1 share consolidation completed by the Company effective June 5, 2019. Adjustments or disclosures in relation to any subsequent events that have occurred after March 6, 2019, the date of the approval of the 2018 annual consolidated financial statements, have not been included in the recast of these annual consolidated financial statements.

The accompanying annual consolidated financial statements of the Company that have been recast for the share consolidation described above were approved for issuance by the Board of Directors on September 18, 2020.

b) Basis of Presentation

The annual consolidated financial statements include the accounts of Obsidian Energy, its wholly owned subsidiaries and its proportionate interest in partnerships. Results from acquired properties are included in Obsidian Energy’s reported results subsequent to the closing date and results from properties sold are included until the closing date.

All intercompany balances, transactions, income and expenses are eliminated on consolidation.

Certain comparative figures have been reclassified to correspond with current period presentation.

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Significant accounting policies

a) Critical accounting judgments and key estimates

The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities, disclosure of any contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the period. These and other estimates are subject to measurement uncertainty and the effect on the consolidated financial statements of changes in these estimates could be material.

Management also makes judgments while applying accounting policies that could affect amounts recorded in its consolidated financial statements. Significant judgments include the identification of cash generating units (“CGUs”) for impairment testing purposes and determining whether a CGU has an impairment indicator. Management has performed an assessment of the Company’s ability to comply with covenants for the 12 month period ending December 31, 2019. This assessment includes judgements relating to future production volumes, forward commodity pricing, future costs including capital, operating and general and administrative, forward foreign exchange rates, interest rates, and income taxes, all of which are subject to measurement uncertainty.

The following are the estimates that management has made in applying the Company’s accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements.

i) Reserve and resource estimates

Commercial petroleum reserves are determined based on estimates of petroleum-in-place, recovery factors and future oil and natural gas prices and costs. Obsidian Energy engages an independent qualified reserve evaluator to evaluate all of the Company’s oil and natural gas reserves at each year-end.

Reserve adjustments are made annually based on actual oil and natural gas volumes produced, the results from capital programs, revisions to previous estimates, new discoveries and acquisitions and dispositions made during the year and the effect of changes in forecast future crude oil and natural gas prices. There are a number of estimates and assumptions that affect the process of evaluating reserves.

Proved reserves are the estimated quantities of crude oil, natural gas and natural gas liquids determined to be economically recoverable under existing economic and operating conditions with a high degree of certainty (at least 90 percent) those quantities will be exceeded. Proved plus probable reserves are the estimated quantities of crude oil, natural gas and natural gas liquids determined to be economically recoverable under existing economic and operating conditions with a 50 percent certainty those quantities will be exceeded. Obsidian Energy reports production and reserve quantities in accordance with Canadian practices and specifically in accordance with “Standards of Disclosure for Oil and Gas Activities” (“NI 51-101”).

The estimate of proved plus probable reserves is an essential part of the depletion calculation, the impairment test and hence the recorded amount of oil and gas assets.

Contingent Resources are defined in the COGE Handbook as those quantities of petroleum estimated to be potentially recoverable from known accumulations using established technology or technology under development, but which do not currently qualify as reserves or commercially recoverable due to one or more contingencies. Contingencies may include factors such as economic, legal, environmental, operational, political and regulatory matters or a lack of markets. The estimate of contingent resources may be included as part of the recoverable amount in the impairment test.

Obsidian Energy cautions users of this information that the process of estimating crude oil and natural gas reserves is subject to a level of uncertainty. The reserves are based on current and forecast economic and

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

operating conditions; therefore, changes can be made to future assessments as a result of a number of factors, which can include commodity prices, new technology, changing economic conditions, future reservoir performance and forecast development activity.

ii) Recoverability of asset carrying values

Obsidian Energy assesses its property, plant and equipment (“PP&E”) for impairment by comparing the carrying amount to the recoverable amount of the underlying assets. The determination of the recoverable amount involves estimating the higher of an asset’s fair value less costs to sell or its value-in-use, the latter of which is based on its discounted future cash flows using an applicable discount rate. Future cash flows are calculated based on estimates of future commodity prices and inflation and are discounted based on management’s current assessment of market conditions.

iii) Decommissioning liability

Obsidian Energy recognizes a provision for future abandonment activities in the consolidated financial statements at the net present value of the estimated future expenditures required to settle the estimated obligation at the balance sheet date. The measurement of the decommissioning liability involves the use of estimates and assumptions including the discount rate, the amount and expected timing of future abandonment costs and the inflation rate related thereto. The estimates were made by management and external consultants considering current costs, technology and enacted legislation.

iv) Office lease liability

Obsidian Energy recognizes a provision for certain onerous office lease commitments in the consolidated financial statements at the net present value of future lease payments the Company is obligated to make under non-cancellable lease contracts less recoveries under current sub-lease agreements. The measurement of the office lease liability involves the use assumptions including the discount rate, actual settlement amounts and estimates of future recoveries. Actual costs and cash outflows may differ from the estimates as a result of the changes in the noted assumptions.

v) Fair value calculation on share-based payments

The fair value of share-based payments is calculated using a Black-Scholes model. There are a number of estimates used in the calculation such as the expected future forfeiture rate, the expected period the share-based compensation is outstanding and the future price volatility of the underlying security all of which can vary from expectations. The factors applied in the calculation are management’s estimates based on historical information and future forecasts.

vi) Fair value of risk management contracts

Obsidian Energy records risk management contracts at fair value with changes in fair value recognized in income. The fair values are determined using external counterparty information which is compared to observable market data.

vii) Taxation

The calculation of deferred income taxes is based on a number of assumptions including estimating the future periods in which temporary differences and other tax credits will reverse and the general assumption that substantively enacted future tax rates at the balance sheet date will be in effect when differences reverse.

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

viii) Litigation

Obsidian Energy records provisions related to legal matters if it is probable that the Company will not be successful in defending the claim and if an amount can be reasonably estimated. Determining the probability of a claim being defended is subject to considerable judgment. Additionally, the potential claim is generally a wide range of figures and a single estimate must be made when recording a provision. Contingencies will only be resolved or unfounded when one or more future events occur. The assessment of contingencies involves significant judgment and estimates of the potential outcome of future events.

b) Business combinations

Obsidian Energy uses the acquisition method to account for business combinations. The net identifiable assets and liabilities acquired in transactions are generally measured at their fair value on the acquisition date. The acquisition date is the closing date of the business combination. Acquisition costs incurred by Obsidian Energy to complete a business combination are expensed in the period incurred except for costs related to the issue of any debt or equity securities, which are recognized based on the nature of the related financing instrument.

Revisions may be made to the initial recognized amounts determined during the measurement period, which shall not exceed one year after the closing date of the acquisition.

c) Revenue

Policy Applicable from January 1, 2018

Obsidian Energy generally recognizes crude oil, natural gas and natural gas liquids (“NGLs”) revenue when title passes from Obsidian Energy to the purchaser or, in the case of services, as contracted services are performed. Production revenues are determined pursuant to the terms outlined in contractual agreements and are based on fixed or variable price components. The transaction price for crude oil, natural gas and NGLs is based on the commodity price in the month of production, adjusted for various factors including product quality and location. Commodity prices are based on monthly or daily market indices.

Performance obligations in the contract are fulfilled on the last day of the month with payment typically on the 25th day of the following month. All of the Company’s significant revenue streams are located in Alberta.

Policy Applicable before January 1, 2018

Obsidian Energy generally recognizes oil and natural gas revenue when title passes from Obsidian Energy to the purchaser or, in the case of services, as contracted services are performed.

Revenue is measured at the fair value of the consideration received or receivable. Revenue from the sale of crude oil, natural gas and natural gas liquids (prior to deduction of transportation costs) is recognized when all the following conditions have been satisfied:

•	The significant risks and rewards of ownership of the goods have been transferred to the buyer;

•	There is no continuing managerial involvement to the degree usually associated with ownership or effective control over the goods sold;

•	The amount of revenue can be reliably measured;

•	It is probable that the economic benefits associated with the transaction will flow to Obsidian Energy; and

•	The costs incurred or to be incurred in respect of the transaction can be reliably measured.

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

d) Joint arrangements

The consolidated financial statements include Obsidian Energy’s proportionate interest of jointly controlled assets and liabilities and its proportionate interest of the revenue, royalties and operating expenses. A significant portion of Obsidian Energy’s exploration and development activities are conducted jointly with others and involve joint operations. Under such arrangements, Obsidian Energy has the exclusive rights to its proportionate interest in the assets and the economic benefits generated from its share of the assets. Income from the sale or use of Obsidian Energy’s interest in joint operations and its share of expenses is recognized when it is probable that the economic benefits associated with the transactions will flow to/from Obsidian Energy and the amounts can be reliably measured.

The Peace River Oil Partnership is a joint operation and Obsidian Energy records its 55 percent interest of revenues, expenses, assets and liabilities.

e) Transportation expense

Transportation costs are paid by Obsidian Energy for the shipping of natural gas, crude oil and natural gas liquids from the wellhead to the point of title transfer to buyers. These costs are recognized as services are received.

f) Foreign currency translation

Obsidian Energy and each of its subsidiaries use the Canadian dollar as their functional currency. Monetary items, such as accounts receivable and long-term debt, are translated to Canadian dollars at the rate of exchange in effect at the balance sheet date. Non-monetary items, such as PP&E, are translated to Canadian dollars at the rate of exchange in effect when the associated transactions occurred. Revenues and expenses denominated in foreign currencies are translated at the exchange rate on the date of the transaction. Foreign exchange gains or losses on translation are included in income.

g) PP&E

i) Measurement and recognition

Oil and gas properties are included in PP&E at cost, less accumulated depletion and depreciation and any impairment losses. The cost of PP&E includes costs incurred initially to acquire or construct the item and betterment costs.

Capital expenditures are recognized as PP&E when it is probable that future economic benefits associated with the investment will flow to Obsidian Energy and the cost can be reliably measured. PP&E includes capital expenditures incurred in the development phases, acquisition and disposition of PP&E and additions to the decommissioning liability.

ii) Depletion and Depreciation

Except for components with a useful life shorter than the reserve life of the associated property, resource properties are depleted using the unit-of-production method based on production volumes before royalties in relation to total proved plus probable reserves. Natural gas volumes are converted to equivalent oil volumes based upon the relative energy content of six thousand cubic feet of natural gas to one barrel of oil. In determining its depletion base, Obsidian Energy includes estimated future costs to develop proved plus probable reserves and excludes estimated equipment salvage values. Changes to reserve estimates are included in the depletion calculation prospectively.

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Components of PP&E that are not depleted using the unit-of-production method are depreciated on a straight-line basis over their useful life. The turnaround component has an estimated useful life of three to five years and the corporate asset component has an estimated useful life of 10 years.

iii) Derecognition

The carrying amount of an item of PP&E is derecognized when no future economic benefits are expected from its use or upon sale to a third party. The gain or loss arising from derecognition is included in income and is measured as the difference between the net proceeds, if any, and the carrying amount of the asset.

iv) Major maintenance and repairs

Ongoing costs to maintain properties are generally expensed as incurred. These costs include the cost of labour, consumables and small parts. The costs of material replacement parts, turnarounds and major inspections are capitalized provided it is probable that future economic benefits in excess of cost will be realized and such benefits are expected to extend beyond the current operating period. The carrying amount of a replaced part is derecognized in accordance with Obsidian Energy’s derecognition policies.

v) Impairment of oil and natural gas properties

Obsidian Energy reviews oil and gas properties for circumstances that indicate its assets may be impaired at the end of each reporting period. These indicators can be internal (i.e. reserve changes) or external (i.e. market conditions) in nature. If an indication of impairment exists, Obsidian Energy completes an impairment test, which compares the estimated recoverable amount to the carrying value. The estimated recoverable amount is defined under IAS 36 (“Impairment of Assets”) as the higher of an asset’s or CGU’s fair value less costs to sell and its value-in-use.

Where the recoverable amount is less than the carrying amount, the CGU is considered to be impaired. Impairment losses identified for a CGU are allocated on a pro rata basis to the asset categories within the CGU. The impairment loss is recognized as an expense in income.

Value-in-use is computed as the present value of future cash flows expected to be derived from production. Present values are calculated using an after-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Under the fair value less cost to sell method the recoverable amount is determined using various factors, which can include external factors such as observable market conditions and comparable transactions and internal factors such as discounted cash flows related to reserve and resource studies and future development plans.

Impairment losses related to PP&E can be reversed in future periods if the estimated recoverable amount of the asset exceeds the carrying value. The impairment recovery is limited to a maximum of the estimated depleted historical cost if the impairment had not been recognized. The reversal of the impairment loss is recognized in depletion, depreciation and impairment.

vi) Other Property, Plant and Equipment

Obsidian Energy’s corporate assets include computer hardware and software, office furniture, buildings and leasehold improvements and are depreciated on a straight-line basis over their useful lives. Corporate assets are tested for impairment separately from oil and gas assets.

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

h) Share-based payments

The fair value of units granted under the Restricted and Performance Share Unit Plan (“RPSU”) following the equity method is recognized as compensation expense with a corresponding increase to other reserves in shareholders’ equity over the term of the units based on a graded vesting schedule. Obsidian Energy measures the fair value of units granted under this plan at the grant date using the share price from the Toronto Stock Exchange (“TSX”). The fair value is based on market prices and considers the terms and conditions of the units granted.

The fair value of options granted under the Stock Option Plan (the “Option Plan”) is recognized as compensation expense with a corresponding increase to other reserves in shareholders’ equity over the term of the options based on a graded vesting schedule. Obsidian Energy measures the fair value of options granted under these plans at the grant date using the Black-Scholes option-pricing model. The fair value is based on market prices and considers the terms and conditions of the share options granted.

The fair value of awards granted under the Deferred Share Unit Plan (“DSU”), Performance Share Unit Plan (“PSU”) and the RPSU plan following the liability method are based on a fair value calculation on each reporting date using the awards outstanding and Obsidian Energy’s share price from the TSX on each balance sheet date. The fair value of the awards is expensed over the vesting period based on a graded vesting schedule. Subsequent increases and decreases in the underlying share price result in increases and decreases, respectively, to the accrued obligation until the related instruments are settled.

i) Provisions

i) General

Provisions are recognized based on an estimate of expenditures required to settle present obligations at the end of the reporting period. The provision is risk adjusted to take into account any uncertainties. When the effect of the time value of money is material, the amount of a provision is calculated as the present value of the future expenditures required to settle the obligations. The discount rate reflects the current assessment of the time value of money and risks specific to the liability when those risks have not already been reflected as an adjustment to future cash flows.

ii) Decommissioning liability

The decommissioning liability is the present value of Obsidian Energy’s future costs of obligations for property, facility and pipeline abandonment and site restoration. The liability is recognized on the balance sheet with a corresponding increase to the carrying amount of the related asset. The recorded liability increases over time to its future amount through accretion charges to income. Revisions to the estimated amount or timing of the obligations are reflected prospectively as increases or decreases to the recorded liability and the related asset. Actual decommissioning expenditures, up to the recorded liability at the time, are charged to the liability as the costs are incurred. Amounts capitalized to the related assets are amortized to income consistent with the depletion or depreciation of the underlying asset.

iii) Office lease liability

The office lease liability is the net present value of future lease payments Obsidian Energy is obligated to make under non-cancellable lease contracts less recoveries under current sub-lease agreements. The liability is recognized on the balance sheet with the corresponding change charged to income. The recorded liability increases over time to its future amount through accretion charges to income. Revisions to the estimated amount or timing of the obligations are reflected prospectively as increases or decreases to the recorded liability. Actual lease payments less sub-lease recoveries are charged to the liability as the costs are incurred.

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

j) Leases

A lease is classified as an operating lease if it does not transfer substantially all of the risks and rewards incidental to ownership of the related asset to the lessee. Operating lease payments are expensed on a straight-line basis over the life of the lease.

k) Share capital

Common shares are classified as equity. Share issue costs are recorded in shareholder’s equity, net of applicable taxes. Dividends are paid at the discretion of the Board of Directors and are deducted from retained earnings.

If issued, preferred shares would be classified as equity and could be issued in one or more series.

l) Earnings per share

Earnings per share is calculated by dividing net income or loss attributable to the shareholders by the weighted average number of common shares outstanding during the period. Obsidian Energy computes the dilutive impact of equity instruments other than common shares assuming the proceeds received from the exercise of in-the-money share options are used to purchase common shares at average market prices.

m) Taxation

Income taxes are based on taxable income in a taxation year. Taxable income normally differs from income reported in the consolidated Statements of Income (Loss) as it excludes items of income or expense that are taxable or deductible in other years or are not taxable or deductible for income tax purposes.

Obsidian Energy uses the liability method of accounting for deferred income taxes. Temporary differences are calculated assuming that the financial assets and liabilities will be settled at their carrying amount. Deferred income taxes are computed on temporary differences using substantively enacted income tax rates expected to apply when deferred income tax assets and liabilities are realized or settled.

A deferred income tax asset is recognized to the extent that it is probable that future taxable income will be available against which the deductible temporary differences can be utilized. Deferred income tax assets are reviewed at each reporting date and are not recognized until such time that it is probable that the related tax benefit will be realized.

n) Financial instruments

Policy Applicable from January 1, 2018

Obsidian Energy recognizes financial assets and financial liabilities, including derivatives, on the consolidated Balance Sheets when the Company becomes a party to the contract. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or when the Company has transferred substantially all risks and rewards of ownership. Financial liabilities are derecognized from the consolidated financial statements when the liability is extinguished either through settlement of or release from the obligation of the underlying liability.

Classification and Measurement of Financial Instruments

The classification of financial assets is determined by their context in Obsidian Energy’s business model and by the characteristics of the financial asset’s contractual cash flows.

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial assets and financial liabilities are measured at fair value on initial recognition, which is typically the transaction price unless a financial instrument contains a significant financing component. Subsequent measurement is dependent on the financial instrument’s classification, as described below:

•	Cash and cash equivalents (includes cash and bank overdraft), accounts receivable, accounts payable and accrued liabilities and long-term debt are measured at amortized cost.

•

Risk management contracts, all of which are derivatives, are measured initially at fair value through profit or loss (“FVTPL”) and are subsequently measured at fair value with changes in fair value immediately charged to the consolidated Statements of Income (Loss).

Financial assets and liabilities are offset and the net amount is reported on the balance sheet when there is a legally enforceable right to offset the recognized amounts, and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

Impairment of Financial Assets

Financial assets are assessed with an expected credit loss (“ECL”) model. The new impairment model applies to financial assets measured at amortized cost, a lease receivable, a contract asset or a loan commitment and a financial guarantee.

Policy Applicable before January 1, 2018

Financial instruments are measured at fair value and recorded on the balance sheet upon initial recognition of an instrument. Subsequent measurement and changes in fair value will depend on initial classification, as follows:

•

Fair value through profit or loss financial assets and liabilities and derivative instruments classified as held for trading or designated as fair value through profit or loss are measured at fair value and subsequent changes in fair value are recognized in income;

•

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market are initially measured at fair value with subsequent changes at amortized cost;

•

Available-for-sale financial instruments are measured at fair value with changes in fair value recorded in equity until the instrument or a portion thereof is derecognized or impaired at which time the amounts would be recognized in income;

•

Held to maturity financial assets and loans and receivables are initially measured at fair value with subsequent measurement at amortized cost using the effective interest method. The effective interest method calculates the amortized cost of a financial asset and allocates interest income or expense over the applicable period. The rate used discounts the estimated future cash flows over either the expected life of the financial asset or liability or a shorter time-frame if it is deemed appropriate; and

•	Other financial liabilities are initially measured at fair value with subsequent changes to fair value measured at amortized cost.

Obsidian Energy’s classifications are as follows:

•	Cash and cash equivalents and accounts receivable are designated as loans and receivables;

•	Accounts payable and accrued liabilities and long-term debt are designated as other financial liabilities; and

•	Risk management contracts are derivative financial instruments measured at fair value through profit or loss.

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Obsidian Energy assesses each financial instrument, except those valued at fair value through profit or loss, for impairment at the reporting date and records the gain or loss in income during the period.

o) Embedded derivatives

An embedded derivative is a component of a contract that affects the terms of another factor, for example, rent costs that fluctuate with oil prices. These “hybrid” contracts are considered to consist of a “host” contract plus an embedded derivative. The embedded derivative is separated from the host contract and accounted for as a derivative if the following conditions are met:

•	The economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract;

•	The embedded item, itself, meets the definition of a derivative; and

•	The hybrid contract is not measured at fair value or designated as held for trading.

p) Classification of debt or equity

Obsidian Energy classifies financial liabilities and equity instruments in accordance with the substance of the contractual arrangement and the definitions of a financial liability or an equity instrument.

Obsidian Energy’s debt instruments currently have requirements to deliver cash at the end of the term thus are classified as liabilities.

q) New Accounting Policies

IFRS 15

The International Accounting Standards Board (“IASB”) issued IFRS 15 “Revenue from Contracts with Customers” which replaces IAS 18 “Revenue”. IFRS 15 specifies revenue recognition criteria and expanded disclosures for revenue. The new standard was effective for annual periods beginning on or after January 1, 2018. The Company adopted IFRS 15 on January 1, 2018 using the modified retrospective method. IFRS 15 was applied retrospectively only to contracts that were not completed at the date of initial application. The Company completed an assessment of its revenue streams and major contracts following the guidance outlined in IFRS 15. Based on this review, there were no material changes to the timing of the Company’s previous revenue recognition.

As a result of the adoption of IFRS 15, no cumulative effect adjustment to retained earnings was required. However, in accordance with the new standard, the Company did reclassify certain line items within its consolidated Statements of Income (Loss) to ensure it meets the presentation requirements under IFRS 15. This specifically related to processing fees which were previously included in operating expenses and will now be included in the Oil and natural gas sales and other income line. Comparative figures have been reclassified to correspond with current period presentation as outlined below. This change has no impact on the Company’s consolidated net income (loss) or within the Consolidated Statements of Cash Flows.

Year ended December 31
2017
Increase in Oil and natural gas sales and other income	$13
Increase in Operating expenses	13

Impact on Net income and comprehensive loss	$—

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

IFRS 9

IFRS 9 provides guidance on the recognition and measurement, impairment and derecognition on financial instruments. The new standard was effective for annual periods beginning on or after January 1, 2018. The Company applied the new standard retrospectively and, in accordance with the transitional provisions, comparative figures have not been restated. On January 1, 2018, the Company adopted IFRS 9 which resulted in no material changes in the measurement and carrying value of the Company’s financial instruments.

The following table outlines the original measurement categories under IAS 39 and the new measurement categories under IFRS 9 as at January 1, 2018 for each class of the Company’s financial assets and financial liabilities. The Company has no contract assets or debt investments measured at Fair Value Through Other Comprehensive Income.

Measurement Category
Financial Instrument	IAS 39	IFRS 9
Cash and cash equivalents	Loans and receivables	Amortized Cost
Accounts receivable	Loans and receivables	Amortized Cost
Accounts payable and accrued liabilities	Other financial liabilities	Amortized Cost
Long term debt	Other financial liabilities	Amortized Cost
Risk Management contracts	FVTPL	FVTPL

r) Future accounting pronouncements

The IASB issued IFRS 16 “Leases” in January 2016 which replaces IAS 17 “Leases”. IFRS 16 outlines several new requirements in regards to the recognition, measurement and disclosure of leases. A key principle within the standard includes a single lessee accounting model which requires lessees to recognize assets and liabilities for all leases which have a term more than 12 months. The accounting for lessors, which classify leases as either operating or finance, remains substantially unchanged from the previous standard. The new standard is effective for annual reporting periods beginning on or after January 1, 2019 and the Company plans to adopt the standard using the modified retrospective approach by recognizing the cumulative adjustment in opening retained earnings at the date of adoption. Obsidian Energy is currently completing a detailed review of its contracts to determine which contracts are in scope under IFRS 16 and their associated financial statement impact. The Company anticipates that the standard will impact its consolidated financial statements with increases in the assets and liabilities reported on the consolidated Balance Sheets. Additionally, the Company expects impacts to the consolidated Statements of Income (Loss), likely within depletion, depreciation, impairment and accretion expense, financing expense, operating expense, transportation expense and general and administrative expense. The Company’s leases that will be recognized on its balance sheet at January 1, 2019 include leases of real estate, vehicles, surface land rights, transportation contracts and equipment, however the full extent of the impact has not yet been finalized. As part of this review, the Company is also assessing potential changes to its processes, policies and internal controls. The impacts of IFRS 16 disclosed herein are subject to change in future periods pending updates to individual contract terms, assumptions, and other facts and circumstances arising subsequent to the date of these financial statements.

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Deferred funding asset

Deferred funding amounts relate to Obsidian Energy’s share of capital and operating expenses to be funded by the Company’s partner in the Peace River Oil Partnership. Amounts expected to be settled within the next 12 months are classified as current. The Company fully utilized the deferred funding asset in 2017.

	As at December 31
	2018	2017
Current portion	$—	$18
Long-term portion	—	—

Total	$—	$18

5. Assets and liabilities held for sale

Assets and liabilities classified as held for sale consisted of the following:

	As at December 31
	2018	2017
Assets held for sale
Working capital	$—	$1
Property, plant and equipment	—	34

	$—	$35

Liabilities related to assets held for sale
Working capital	$—	$1
Decommissioning liability	—	23

	$—	$24

During the fourth quarter of 2017, as a result of entering into a definitive sale agreement, the Company classified certain non-core legacy assets located in Central Alberta as assets held for sale at December 31, 2017. The transaction closed in January 2018.

At December 31, 2017, these assets were recorded at the lower of fair value less costs to sell and their carrying amount, resulting in a PP&E impairment loss of $12 million. The impairment expense has been recorded as additional depletion, depreciation, impairment and accretion expense on the consolidated Statements of Income (Loss).

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Property, plant and equipment

Cost

	Oil and gas assets	Facilities	Corporate assets	Total
Balance at January 1, 2017	$6,229	$4,248	$171	$10,648
Capital expenditures	56	83	2	141
Joint venture, carried capital	50	—	—	50
Acquisitions	5	1	—	6
Dispositions	(61)	(15)	—	(76)
Transfers to asset held for sale	(100)	(25)	—	(125)
Net decommissioning dispositions (1)	(7)	—	—	(7)
SR&ED credits (note 11)	(1)	—	—	(1)

Balance at December 31, 2017	$6,171	$4,292	$173	$10,636
Capital expenditures	97	70	1	168
Acquisitions	1	—	—	1
Dispositions	(8)	(2)	—	(10)
Net decommissioning dispositions (1)	(19)	—	—	(19)

Balance at December 31, 2018	$6,242	$4,360	$174	$10,776

(1)	Includes additions from drilling activity, facility capital spending and disposals from net property dispositions.

Accumulated depletion, depreciation and impairment

	Oil and gas Assets	Facilities	Corporate assets	Total
Balance at January 1, 2017	$5,794	$1,764	$108	$7,666
Depletion and depreciation	201	74	14	289
Impairments	12	3	—	15
Transfers to asset held for sale	(73)	(18)	—	(91)
Dispositions	(50)	(12)	—	(62)

Balance at December 31, 2017	$5,884	$1,811	$122	$7,817
Depletion and depreciation	188	86	14	288
Impairments	86	21	—	107
Dispositions	(8)	(2)	—	(10)

Balance at December 31, 2018	$6,150	$1,916	$136	$8,202

Net book value

	As at December 31
	2018	2017
Total	$2,574	$2,819

In 2018, the Company continued to focus its asset base and completed asset dispositions which led to gains on dispositions of $3 million (2017 – $74 million).

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2018, the Company completed an assessment to determine if indicators of impairment or an impairment reversal were present. As a result of the Company’s net asset value being higher than its market capitalization the Company concluded that an impairment indicator was present resulting in impairment tests being completed across all its CGUs (Cardium, Peace River, Viking and Legacy). The Company followed the value-in use method for its Cardium and Peace River CGUs and the fair value less cost to sell method for its Viking and Legacy CGUs.

Under the value-in-use tests, the recoverable amounts were calculated using proved plus probable reserves. For the Cardium CGU test, incremental development drilling locations were included in the calculation and supported by contingent resource studies. No impairment was noted within the Cardium impairment test. Within the Peace River impairment test, incremental development drilling locations, were included in the calculation based on management’s internal estimates considering well performance and recent type curve assumptions. Upon completion of the test, the Company recorded a $79 million impairment in the Peace River CGU. The impairment was largely due to the Company scaling back near-term development in the area in response to the commodity price environment, specifically heavy oil differentials. At December 31, 2018, for the Peace River CGU a one percent change in the discount rate would result in a $19 million pre-tax impairment expense or recovery and a five percent change in the forecast cash flows would result in $25 million pre-tax impairment expense or recovery. The estimated recoverable amounts in the value-in-use calculation were based on after-tax discount rates ranging from 9.5 to 13 percent based on an average weighted average cost of capital of comparable oil and gas companies with comparable assets.

For the Viking and Legacy tests, which were performed under the fair value less costs of disposal methodology, the recoverable amounts were calculated using proved plus probable reserves. In the Viking CGU, no impairment was noted as a result of completing the test. In the Legacy CGU, the Company noted an $18 million impairment as a result of the Company’s decision to voluntarily shut-in several uneconomic properties mainly due to lower forecasted natural gas prices. At December 31, 2018, for the Legacy CGU a one percent change in the discount rate or a five percent change in the forecast cash flows would result in $1 million pre-tax impairment expense or recovery. The estimated recoverable amounts in the calculation were based on pre-tax discount rates ranging from 10 to 15 percent based on an average weighted average cost of capital of comparable oil and gas companies with comparable assets. The fair value less costs of disposal values used to determine the recoverable amounts of the Company’s CGUs are classified as Level 3 fair value measures as certain key assumptions are not based on observable market data but rather management’s best estimates.

Additionally, the following table outlines benchmark prices and assumptions the Company used in completing the impairment tests as at December 31, 2018:

	WTI ($US/bbl)	AECO ($CAD/MMbtu)	Exchange rate ($US equals $1 CAD)	Inflation rate
2019	$63.00	$1.95	$0.77	0%
2020	67.00	2.44	0.80	2%
2021	70.00	3.00	0.80	2%
2022	71.40	3.21	0.80	2%
2023	72.83	3.30	0.80	2%
2024 – 2029	$78.10	$3.63	$0.80	2%
Thereafter (inflation percentage)	2%	2%	—	2%

Impairments have been recorded as Depletion, depreciation, impairment and accretion expense on the consolidated Statements of Income (Loss).

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Long-term debt

	As at December 31
	2018	2017
Bankers’ acceptances and prime rate loans	$337	$253
Senior secured notes – 2007 Notes 5.90%, US$5 million, maturing May 31, 2019	6	5
Senior secured notes – 2008 Notes 6.30%, US$24 million, maturing May 29, 2018	—	31
6.40%, US$4 million, maturing May 29, 2020	6	5
Senior secured notes – 2009 Notes 9.32%, US$8 million, maturing May 5, 2019	11	10
Senior secured notes – 2010 Q1 Notes 5.85%, US$10 million, maturing March 16, 2020	13	12
Senior secured notes – 2010 Q4 Notes 4.88%, US$13 million, maturing December 2, 2020	18	17
4.98%, US$6 million, maturing December 2, 2022	8	7
5.23%, US$2 million, maturing December 2, 2025	3	3
Senior secured notes – 2011 Q4 Notes 4.79%, US$12 million, maturing November 30, 2021	17	16

Total long-term debt	$419	$359

Current portion	$17	$31
Long-term portion	$402	$328

In 2018, the Company repaid senior notes in the amount of $32 million as part of normal course maturities (2017 – $26 million).

There were no senior note issuances in either 2018 or 2017.

Additional information on Obsidian Energy’s senior secured notes was as follows:

	As at December 31
	2018	2017
Weighted average remaining life (years)	2.0	2.3
Weighted average interest rate	5.8%	6.0%

The estimated fair values of the principal and interest obligations of the outstanding senior secured notes were as follows:

	As at December 31
	2018	2017
2007 Notes	$6	$6
2008 Notes	6	36
2009 Notes	11	10
2010 Q1 Notes	13	12
2010 Q4 Notes	26	25
2011 Notes	15	14

Total	$77	$103

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has a reserve-based syndicated credit facility, with an underlying borrowing base of $550 million, less the amount of outstanding pari passu senior notes, resulting in $470 million currently being available under the syndicated credit facility. The revolving period of the syndicated credit facility ends on May 31, 2019, with an additional one-year term out period, and is subject to a semi-annual borrowing base redetermination in May and November of each year.

Drawings on the Company’s bank facility are subject to fluctuations in short-term money market rates as they are generally held as short-term borrowings. As at December 31, 2018, 80 percent (2017 – 70 percent) of Obsidian Energy’s long-term debt instruments were exposed to changes in short-term interest rates.

At December 31, 2018, letters of credit totalling $7 million were outstanding (2017 – $14 million) that reduce the amount otherwise available to be drawn on the syndicated credit facility.

Obsidian Energy records unrealized foreign exchange gains or losses on its senior notes as amounts are translated into Canadian dollars at the rate of exchange in effect at the balance sheet date. Realized foreign exchange gains or losses are recorded upon repayment of senior notes upon their maturity. The split between realized and unrealized foreign exchange is as follows:

	Year ended December 31
	2018	2017
Realized foreign exchange loss on debt maturities	$(8)	$(6)
Unrealized foreign exchange gain	—	11

Foreign exchange gain (loss)	$(8)	$5

The Company is subject to certain financial covenants under its senior notes and syndicated credit facility. These types of financial covenants are typical for senior lending arrangements and include senior debt and total debt to Adjusted EBITDA and Senior debt and Total debt to capitalization, as more specifically defined in the applicable lending agreements. At December 31, 2018, the Company was in compliance with all of its financial covenants under such lending agreements.

In November 2018, the Company entered into amending agreements with holders of its senior notes to temporarily amend its financial covenants. The maximum Senior debt to Adjusted EBITDA ratio was less than or equal to 3.75:1 for the period of October 1, 2018 through and including December 31, 2018.

Subsequent to December 31, 2018, due to the impact of widening crude oil differentials in the fourth quarter of 2018, the Company entered into amending agreements with holders of its senior notes to temporarily amend its financial covenants for all quarters in 2019. Senior debt to Adjusted EBITDA and Total debt to Adjusted EBITDA will be reset during this period and calculated on a rolling basis starting on January 1, 2019. The maximum for both ratios will be less than or equal to 4.25:1 in 2019, decreasing to 3:1 from January 1, 2020 onwards for Senior debt to Adjusted EBITDA and 4:1 from January 1, 2020 onwards for Total debt to Adjusted EBITDA (which were the maximum ratios required prior to entering into the amending agreements).

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Provisions

	Year ended December 31
	2018	2017
Decommissioning liability	$129	$147
Office lease provision	85	101

Total	$214	$248

Current portion	$28	$27
Long-term portion	186	221

Total	$214	$248

Decommissioning liability

The decommissioning liability is based on the present value of Obsidian Energy’s net share of estimated future costs of obligations to abandon and reclaim all wells, facilities and pipelines. These estimates were made by management using information from internal analysis and external consultants assuming current costs, technology and enacted legislation.

The decommissioning liability was determined by applying an inflation factor of 2.0 percent (2017 – 2.0 percent) and the inflated amount was discounted using a credit-adjusted rate of 6.5 percent (2017 – 6.5 percent) over the expected useful life of the underlying assets, currently extending over 50 years into the future. The total decommissioning liability on an undiscounted, uninflated basis was $0.8 billion (2017 – $0.9 billion).

Changes to the decommissioning liability were as follows:

	Year ended December 31
	2018	2017
Balance, beginning of year	$147	$182
Net liabilities added (disposed) (1)	4	(4)
Decrease due to changes in estimates (2)	(23)	(3)
Liabilities settled	(9)	(16)
Transfers to liabilities for assets held for sale	—	(23)
Accretion charges	10	11

Balance, end of year	$129	$147

Current portion	$12	$10
Long-term portion	$117	$137

(1)	Includes additions from drilling activity, facility capital spending and disposals from net property dispositions.
(2)	In 2018 and 2017, there were no changes in the discount rate.

Office lease provision

The office lease provision represents the net present value of the future lease payments that the Company is obligated to make under non-cancellable lease contracts less recoveries under current sub-lease agreements. The office lease provision was determined by applying a credit-adjusted discount rate of 6.5 percent (2017 – 6.5 percent) over the remaining life of the lease contracts, extending into 2025.

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes to the office lease provision were as follows:

	Year ended December 31
	2018	2017
Balance, beginning of year	$101	$117
Net additions (dispositions)	(5)	(7)
Decrease due to changes in estimates	(1)	(1)
Settlements	(16)	(16)
Accretion charges	6	8

Balance, end of year	$85	$101

Current portion	$16	$17
Long-term portion	$69	$84

9. Risk management

Financial instruments consist of cash and cash equivalents, accounts receivable, fair values of derivative financial instruments, accounts payable and accrued liabilities and long-term debt. At December 31, 2018, except for the senior notes described in Note 7 with a carrying value of $82 million (2017 – $106 million) and a fair value of $77 million (2017 – $103 million), the fair values of these financial instruments approximate their carrying amounts due to the short-term maturity of the instruments, the mark to market values recorded for the financial instruments and the market rate of interest applicable to the syndicated credit facility.

The fair values of all outstanding financial, commodity, interest rate and foreign exchange contracts are reflected on the balance sheet with the changes during the period recorded in income as unrealized gains or losses.

At December 31, 2018 and 2017, the only asset or liability measured at fair value on a recurring basis was the risk management asset and liability, which was valued based on “Level 2 inputs” being quoted prices in markets that are not active or based on prices that are observable for the asset or liability.

The following table reconciles the changes in the fair value of financial instruments outstanding:

	Year ended December 31
Risk management asset (liability)	2018	2017
Balance, beginning of year	$(50)	$(43)
Unrealized gain (loss) on financial instruments:
Commodity collars and swaps	43	(7)
Foreign exchange forwards	(2)	(6)
Cross currency swaps	18	6

Total fair value, end of year	$9	$(50)

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	As at December 31
Total fair value consists of the following:	2018	2017
Current asset portion	$9	$11
Current liability portion	—	(55)
Non-current asset portion	—	—
Non-current liability portion	—	(6)

Total fair value	$9	$(50)

Obsidian Energy records its risk management assets and liabilities on a net basis in the consolidated balance sheets. At December 31, 2018 and 2017, there were no differences between the gross and net amounts.

Obsidian Energy had the following financial instruments outstanding as at December 31, 2018. Fair values are determined using external counterparty information, which is compared to observable market data. The Company limits its credit risk by executing counterparty risk procedures which include transacting only with institutions within its syndicated credit facility or companies with high credit ratings and by obtaining financial security in certain circumstances.

	Notional volume		Remaining term	Pricing		Fair value (millions)
Crude Oil
WTI Swaps		1,000 bbl/d	Q1 2019	US$	50.20/bbl	$1
WTI Swaps		2,000 bbl/d	Q1 2019		$66.50/bbl	1
WTI Swaps		2,000 bbl/d	Q1 2019	US$	49.93/bbl	1
WTI Swaps		4,000 bbl/d	Jan/19 – Jun/19		$68.58/bbl	4
WTI Swaps		2,000 bbl/d	Q2 2019	US$	56.53/bbl	2
Foreign exchange forward contracts on revenue
FX Swap	US$	6	Q1 2019		1.3000	—

Total						$9

Based on December 31, 2018 pricing, a $1.00 change in the price per barrel of liquids of WTI would have changed pre-tax unrealized risk management by $2 million.

The components of risk management on the consolidated Statements of Income (Loss) are as follows:

	Year ended December 31
	2018	2017
Realized
Settlement of commodity contracts/assignment	$(65)	$23
Settlement of foreign exchange contracts	(20)	8

Total realized risk management gain (loss)	(85)	31

Unrealized
Commodity contracts	43	(7)
Foreign exchange contracts	(2)	(6)
Cross-currency swaps	18	6

Total unrealized risk management gain (loss)	59	(7)

Risk management gain (loss)	$(26)	$24

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Market Risks

Obsidian Energy is exposed to normal market risks inherent in the oil and natural gas business, including, but not limited to, commodity price risk, foreign currency rate risk, credit risk, interest rate risk and liquidity risk. The Company seeks to mitigate these risks through various business processes and management controls and from time to time by using financial instruments.

Commodity Price Risk

Commodity price fluctuations are among the Company’s most significant exposures. Crude oil prices are influenced by worldwide factors, including, but not limited to, OPEC actions, world supply and demand fundamentals, pipeline capacity availability and geopolitical events. Natural gas prices are influenced by, including, but not limited to, the price of alternative fuel sources such as oil or coal and by North American natural gas supply and demand fundamentals including the levels of industrial activity, weather, storage levels and liquefied natural gas activity. In accordance with policies approved by Obsidian Energy’s Board of Directors, the Company may, from time to time, manage these risks through the use of swaps or other financial instruments up to a maximum of 50 percent of forecast sales volumes, net of royalties, for the balance of any current year plus one additional year forward and up to a maximum of 25 percent, net of royalties, for one additional year thereafter. Risk management limits included in Obsidian Energy’s policies may be exceeded with specific approval from the Board of Directors. In November 2017, the Board approved the Company to hedge up to a maximum of 75 percent of forecast sales volumes on natural gas and up to a maximum of 67 percent of forecast sales volumes on crude oil, both net of royalties, for the 2018 calendar year.

Foreign Currency Rate Risk

Prices received for crude oil are referenced in US dollars, thus Obsidian Energy’s realized oil prices are impacted by Canadian dollar to US dollar exchange rates. A portion of the Company’s debt capital is denominated in US dollars, thus the principal and interest payments in Canadian dollars are also impacted by exchange rates. When considered appropriate, the Company may use financial instruments to fix or collar future exchange rates to fix the Canadian dollar equivalent of crude oil revenues or to fix US denominated long-term debt principal repayments.

During the third quarter of 2018, the Company’s outstanding Pound Sterling cross currency swap matured resulting in an $18 million realized loss.

Credit Risk

Credit risk is the risk of loss if purchasers or counterparties do not fulfill their contractual obligations. As at December 31, 2018, the Company’s maximum exposure to credit risk was $62 million (2017 – $117 million) which was comprised of $53 million (2017 – $106 million) being the carrying value of the accounts receivable and $9 million (2017 – $11 million) related to the fair value of the derivative financial assets.

The Company’s accounts receivable are principally with customers in the oil and natural gas industry and are generally subject to normal industry credit risk, which includes the ability to recover unpaid receivables by retaining the partner’s share of production when Obsidian Energy is the operator or the potential to net offsetting payables to mitigate exposure. Obsidian Energy continuously monitors credit risk and maintains credit policies to ensure collection risk is limited. For oil and natural gas sales and financial derivatives, a counterparty risk procedure is followed whereby each counterparty is reviewed on a regular basis for the purpose of assigning a credit limit and may be requested to provide security if determined to be prudent. For financial derivatives, the Company normally transacts with counterparties who are members of its banking syndicate or counterparties that have investment grade bond ratings. Credit events related to all counterparties are monitored and credit exposures are reassessed on a regular basis.

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2018, $15 million of accounts receivable are past due (90+ days) the balance of which are considered to be collectible (2017 – $9 million). The lifetime ECL allowances related to Obsidian Energy’s commodity product sales receivables and joint venture receivables recognized in accounts receivable was nominal as at and for the periods ended December 31, 2018 and 2017.

As at December 31, the following accounts receivable amounts were outstanding.

	Current	30-90 days	90+ days	Total (1)
2018	$29	$9	$15	$53
2017	$94	$3	$9	$106

(1)	In 2018, $nil of accounts receivable is related to assets classified as held for sale (2017 – $1 million).

Interest Rate Risk

A portion of the Company’s debt capital can be held in floating-rate bank facilities, which results in exposure to fluctuations in short-term interest rates, which remain at lower levels than longer-term rates. From time to time, Obsidian Energy may increase the certainty of its future interest rates by entering fixed interest rate debt instruments or by using financial instruments to swap floating interest rates for fixed rates or to collar interest rates. As at December 31, 2018, 80 percent of the Company’s long-term debt instruments were exposed to changes in short-term interest rates (2017 – 70 percent).

As at December 31, 2018, a total of $82 million (2017 – $106 million) of fixed interest rate debt instruments was outstanding with an average remaining term of 2.0 years (2017 – 2.3 years) and an average interest rate of 5.8 percent (2017 – 6.0 percent).

Liquidity Risk

Liquidity risk is the risk that the Company will be unable to meet its financial liabilities as they come due. Management utilizes short and long-term financial and capital forecasting programs to ensure credit facilities are sufficient relative to forecast debt levels and capital program levels are appropriate, and that financial covenants will be met. Management also regularly reviews capital markets to identify opportunities to optimize the debt capital structure on a cost-effective basis. In the short term, liquidity is managed through daily cash management activities, short-term financing strategies and the use of swaps and other financial instruments to increase the predictability of cash flow from operating activities.

The following table outlines estimated future obligations for non-derivative financial liabilities as at December 31, 2018:

	Long-term debt (1)	Accounts payable & accrued liabilities	Share-based compensation accrual	Bank overdraft	Total
2019	$17	$142	$1	$2	$162
2020	374	—	—	—	374
2021	17	—	—	—	17
2022	8	—	—	—	8
2023	—	—	—	—	—
Thereafter	$3	$—	$—	$—	$3

(1)	The 2020 figure includes $337 million related to the syndicated credit facility that is due for renewal in 2020. Historically, the Company has successfully renewed its syndicated credit facility.

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Revenue

The Company’s significant revenue streams consist of the following:

	Year ended December 31
	2018	2017
Crude Oil	$337	$334
NGLs	32	28
Natural gas	50	75

Production revenues	$419	$437
Processing fees	11	13
Other income	14	—

Oil and natural gas sales and other income	$444	$450

In the fourth quarter of 2018, the Company monetized a physical delivery contract to Northern Border Ventura for $14 million. It has been included in Other income in the above table.

11. Income taxes

The provision for income taxes is as follows:

	Year ended December 31
	2018	2017
Deferred tax recovery	$—	$(13)

The provision for income taxes reflects an effective tax rate that differs from the combined federal and provincial statutory tax rate as follows:

	Year ended December 31
	2018	2017
Loss before taxes	$(305)	$(97)
Combined statutory tax rate (1)	27.0%	27.0%
Computed income tax recovery	$(82)	$(26)
Increase (decrease) resulting from:
Share-based compensation	2	2
Non-taxable foreign exchange (gain) loss	2	(2)
Unrecognized deferred tax asset	89	5
Adjustments related to prior years	(11)	5
Other	—	3

Deferred tax recovery	$—	$(13)

(1)	The tax rate represents the combined federal and provincial statutory tax rates for the Company and its subsidiaries for the years ended December 31, 2018 and December 31, 2017.

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The net deferred income tax liability is comprised of the following:

	Balance January 1, 2018	Provision (Recovery) in Income	Recognized in Property, Plant and Equipment	Balance December 31, 2018
Deferred tax liabilities (assets)
PP&E	$614	$(89)	$—	$525
Risk management	(35)	15	—	(20)
Decommissioning liability	(46)	11	—	(35)
Share-based compensation	(1)	2	—	1
Non-capital losses	(532)	61	—	(471)

Net deferred tax liability	$—	$—	$—	$—

	Balance January 1, 2017	Provision (Recovery) in Income	Recognized in Property, Plant and Equipment	Balance December 31, 2017
Deferred tax liabilities (assets)
PP&E	$668	$(53)	$(1)	$614
Risk management	(40)	5	—	(35)
Decommissioning liability	(69)	23	—	(46)
Share-based compensation	(4)	3	—	(1)
Non-capital losses	(541)	9	—	(532)

Net deferred tax liability	$14	$(13)	$(1)	$—

As at December 31, 2018, Obsidian Energy had approximately $2.5 billion (2017 – $2.4 billion) in total tax pools, including non-capital losses of $2.1 billion (2017 – $2.0 billion). The non-capital losses are available for immediate deduction against future taxable income and expire in the years 2026 through 2039. A deferred tax asset has not been recognized in respect of non-capital losses of $348 million (December 31, 2017 – $17 million) as there is not sufficient certainty regarding future utilization.

At December 31, 2018, Obsidian Energy had realized and unrealized net capital losses of $600 million (2017 – $586 million). A deferred tax asset has not been recognized in respect of these losses as they may only be applied against future capital gains.

The Company has income tax filings that are subject to audit by taxation authorities, which may impact its deferred income tax position or amount. The Company does not anticipate adjustments arising from these audits and believes it has adequately provided for income taxes based on available information, however, adjustments that arise could be material.

12. Shareholders’ equity

a) Authorized

i) An unlimited number of Common Shares.

ii) 90,000,000 preferred shares issuable in one or more series.

If issued, preferred shares of each series would rank on parity with the preferred shares of other series with respect to accumulated dividends and return on capital. Preferred shares would have priority over the common shares with respect to the payment of dividends or the distribution of assets.

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

b) Issued

Shareholders’ capital	Common Shares	Amount
Balance, January 1, 2017	71,823,395	$8,997
Issued on exercise of equity compensation plans (1)	225,318	4
Elimination of deficit	—	(6,820)

Balance, December 31, 2017	72,048,713	$2,181
Issued on exercise of equity compensation plans (1)	425,006	4

Balance, December 31, 2018	72,473,719	$2,185

(1)	Upon exercise of awards, the net benefit is recorded as a reduction of other reserves and an increase to shareholders’ capital.

In June 2017, the Company’s shareholders approved the reduction of the Company’s share capital and the elimination of its deficit as stated at March 31, 2017.

Refer to Note 20 for further discussion regarding the Company’s share consolidation.

	Year ended December 31
Other Reserves	2018	2017
Balance, beginning of year	$96	$97
Share-based compensation expense	7	8
Net benefit on options exercised (1)	(4)	(9)

Balance, end of year	$99	$96

(1)	Upon exercise of awards, the net benefit is recorded as a reduction of other reserves and an increase to shareholders’ capital.

Preferred Shares

No Preferred Shares were issued or outstanding.

13. Share-based compensation

Restricted and Performance Share Unit plan (“RPSU plan”)

Obsidian Energy has an RPSU plan whereby employees receive consideration that fluctuates based on the Company’s share price on the TSX. Since March 2016, consideration can be in the form of cash or shares purchased on the open market therefore all grants subsequent to March 2016 are accounted for based on the

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

equity method. In June 2017, the shareholders approved amendments to the RPSU plan such that shares provided under the plan can either be purchased on the open market or issued from treasury.

RPSU plan (number of shares equivalent)	Year ended December 31
	2018	2017
Outstanding, beginning of year	1,199,625	1,457,085
Granted	915,173	638,930
Vested	(514,591)	(562,169)
Forfeited	(365,005)	(334,220)

Outstanding, end of year	1,235,202	1,199,626

Outstanding units – liability method	4,119	104,328
Outstanding units – equity method	1,231,083	1,095,297

	As at December 31
RPSU plan obligation:	2018	2017
Current liability (1)	$—	$1
Non-current liability	$—	$—

(1)	Included within Accounts payable and accrued liabilities in 2017.

The fair value of the RPSU plan units under the equity method used the following weighted average assumptions:

	Year ended December 31
	2018	2017
Average fair value of units granted (per unit)	$8.61	$14.77
Expected life of units (years)	3.0	3.0
Expected forfeiture rate	5.8%	7.8%

Performance Share Unit (“PSU”) plan under the RPSU

Since June 2017, issuances of performance share units are made under the RPSU plan. The PSU plan under the RPSU allows Obsidian Energy to grant PSUs to employees of the Company. Members of the Board of Directors are not eligible for the RPSU plan. The PSU obligation is classified as a liability due to the cash settlement feature and could be settled in cash or shares.

	Year ended December 31
PSU awards (number of shares equivalent)	2018	2017
Outstanding, beginning of year	—	—
Granted	163,129	—

Outstanding, end of year	163,129	—

	As at December 31
PSU obligation:	2018	2017
Non-current liability	$—	$—

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Option Plan

Obsidian Energy has an Option Plan that allows the Company to issue options to acquire common shares to officers, employees and other service providers. In March 2017, the Board of Directors resolved to suspend all future grants of options under the Option Plan.

	Year ended December 31
	2018		2017
Options	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding, beginning of year	523,225	$32.20	1,087,518	$42.07
Exercised	(22,139)	8.40	(225,318)	10.08
Forfeited	(213,089)	43.89	(338,975)	78.54

Outstanding, end of year	287,997	$25.34	523,225	$32.20

Exercisable, end of year	207,257	$31.29	282,982	$45.50

	Options Outstanding			Options Exercisable
Range of Grant Prices	Number Outstanding	Weighted Average Exercise Price	Weighted Remaining Contractual Life (years)	Number Exercisable	Weighted Average Exercise Price
$7.00 – $13.99	178,175	$9.94	1.8	102,118	$10.36
$14.00 – $34.99	43,436	27.16	1.2	38,753	28.07
$35.00 – $69.99	66,386	65.45	0.3	66,386	65.45

	287,997	$25.34	0.8	207,257	$31.29

Deferred Share Unit (“DSU”) plan

The DSU plan allows the Company to grant DSUs in lieu of cash fees to non-employee directors providing a right to receive, upon retirement, a cash payment based on the volume-weighted-average trading price of the common shares on the TSX. At December 31, 2018, 189,122 DSUs (2017 – 91,529) were outstanding and $1 million was recorded as a current liability (2017 – $1 million).

PSU plan

Prior to June 2017, issuances of performance share units were made under the PSU plan. The PSU obligation is classified as a liability due to the cash settlement feature.

	Year ended December 31
PSU awards (number of shares equivalent)	2018	2017
Outstanding, beginning of year	219,857	265,071
Granted	—	81,286
Vested	(60,600)	(91,250)
Forfeited	(40,571)	(35,250)

Outstanding, end of year	118,686	219,857

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	As at December 31
PSU obligation:	2018	2017
Non-current liability	$—	$1

Share-based compensation

Share-based compensation is based on the fair value of the options and units at the time of grant under the Option Plan and RPSU plan (equity method), which is amortized over the remaining vesting period on a graded vesting schedule. Share-based compensation under the RPSU plan (liability method), DSU plan and PSU plan is based on the fair value of the awards outstanding at the reporting date and is amortized based on a graded vesting schedule. Share-based compensation consisted of the following:

	Year ended December 31
	2018	2017
Options	$—	$1
PSU plan	(1)	1
RPSU plan – equity method	7	7
RPSU plan – liability method	—	(1)

Share-based compensation	$6	$8

The share price used in the fair value calculation of the RPSU plan (liability method), PSU plan and DSU plan obligations at December 31, 2018 was $3.57 per share (2017 – $10.92). The expense under the DSU plan was insignificant.

Employee retirement savings plan

Obsidian Energy has an employee retirement savings plan (the “savings plan”) for the benefit of all employees. Under the savings plan, employees may elect to contribute up to 10 percent of their salary and Obsidian Energy matches these contributions at a rate of $1.50 for each $1.00 of employee contribution up to and including December 31, 2017, $1.25 for each $1.00 of employee contribution for 2018 and $1.00 for each $1.00 of employee contribution thereafter. Both the employee’s and Obsidian Energy’s contributions are used to acquire Obsidian Energy common shares or are placed in low-risk investments. Shares are purchased in the open market at prevailing market prices.

14. Per share amounts

The number of incremental shares included in diluted earnings per share is computed using the average volume-weighted market price of shares for the period. In addition, contracts that could be settled in cash or shares are assumed to be settled in shares if share settlement is more dilutive.

	Year ended December 31
	2018	2017
Net loss – basic and diluted	$(305)	$(84)

The weighted average number of shares used to calculate per share amounts is as follows:

	Year ended December 31
	2018	2017
Basic and Diluted	72,331,725	71,990,432

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For 2018, 0.3 million shares (2017 – 0.5 million) that could be issued under the Option Plan were excluded in calculating the weighted average number of diluted shares outstanding as they were considered anti-dilutive.

15. Changes in non-cash working capital (increase) decrease

	Year ended December 31
	2018	2017
Accounts receivable (1)	$53	$12
Other current assets	6	—
Deferred funding asset	18	25
Accounts payable and accrued liabilities (2) (3)	(15)	(35)

	62	2

Operating activities	68	5
Investing activities	(6)	(3)

	$62	$2

Interest paid	$20	$23
Income taxes recovered	$—	$—

(1)	No accounts receivable is related to assets classified as held for sale in 2018 (2017 – $1 million).
(2)	No accounts payable and accrued liabilities is related to assets classified as held for sale in 2018 (2017 – $1 million).
(3)	Includes share-based compensation plans.

16. Capital management

Obsidian Energy manages its capital to provide a flexible structure to support capital programs, production maintenance and other operational strategies. Attaining a strong financial position enables the capture of business opportunities and supports Obsidian Energy’s business strategy of providing strong shareholder returns.

Obsidian Energy defines capital as the sum of shareholders’ equity and long-term debt. Shareholders’ equity includes shareholders’ capital, other reserves and retained earnings (deficit). Long-term debt includes bank loans and senior notes.

Management continuously reviews Obsidian Energy’s capital structure to ensure the objectives and strategies of Obsidian Energy are being met. The capital structure is reviewed based on a number of key factors including, but not limited to, current market conditions, hedging positions, trailing and forecast debt to capitalization ratios, debt to EBITDA and other economic risk factors.

The Company is subject to certain quarterly financial covenants under its secured, syndicated credit facility and the senior secured notes. These financial covenants are typical for senior secured lending arrangements and include Senior debt and Total debt to Adjusted EBITDA and Senior debt and Total debt to capitalization as

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

defined in Obsidian Energy’s lending agreements. As at December 31, 2018, the Company was in compliance with all of its financial covenants under such lending agreements.

	Year ended December 31
(millions, except ratio amounts)	2018	2017
Components of capital
Shareholders’ equity	$1,868	$2,166
Long-term debt	$419	$359

Ratios
Senior debt to Adjusted EBITDA (1)	3.66	1.88
Total debt to Adjusted EBITDA (2)	3.66	1.88
Senior debt to capitalization (3)	19%	15%
Total debt to capitalization (4)	19%	15%
Priority debt to consolidated tangible assets (5)	—	—

Adjusted EBITDA (6)	$116	$194
Long-term debt	$419	$359
Bank overdraft	2	—
Letters of credit (7)	4	10

Senior debt and total debt	425	369
Total shareholders’ equity	1,868	2,166

Total capitalization	$2,293	$2,535

(1)	As at December 31, 2018, less than 3.75:1
(2)	As at December 31, 2018, less than 4:1
(3)	Not to exceed 50 percent
(4)	Not to exceed 55 percent
(5)	Priority debt not to exceed 15% of consolidated tangible assets.
(6)

Adjusted EBITDA as defined by Obsidian Energy’s debt agreements excludes the EBITDA contribution from assets sold in the prior 12 months and is used within Obsidian Energy’s covenant calculations related to its syndicated bank facility and senior notes. Additionally, under the syndicated credit facility, realized foreign exchange gains or losses related to debt maturities are excluded from the calculation.

(7)	Letters of credit defined as financial under the lending agreements are included in the calculation.

The Company intends to continue to identify and evaluate hedging opportunities in order to reduce its exposure to fluctuations in commodity prices and protect its future cash flows and capital programs.

17. Commitments and contingencies

Obsidian Energy is committed to certain payments over the next five calendar years and thereafter as follows:

	2019	2020	2021	2022	2023	Thereafter	Total
Long-term debt (1)	$17	$374	$17	$8	$—	$3	$419
Transportation	12	8	5	4	3	9	41
Power infrastructure	7	2	—	—	—	—	9
Interest obligations	17	8	1	1	—	—	27
Office lease	33	33	33	33	33	36	201
Decommissioning liability	12	11	11	11	10	74	129

Total	$98	$436	$67	$57	$46	$122	$826

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	The 2020 figure includes $337 million related to the syndicated credit facility that is due for renewal in 2020. Historically, the Company has successfully renewed its syndicated credit facility.

Obsidian Energy has an aggregate of $82 million in senior notes maturing between 2019 and 2025.

Obsidian Energy’s commitments relate to the following:

•	Transportation commitments relate to costs for future pipeline access.

•	Power infrastructure commitments pertain to electricity contracts.

•	Interest obligations are the estimated future interest payments related to Obsidian Energy’s debt instruments.

•

Office leases pertain to total leased office space. A portion of this office space has been sub-leased to other parties to minimize Obsidian Energy’s net exposure under the leases. The future office lease commitments above will be reduced by sublease recoveries totaling $86 million. For 2018, lease costs, net of recoveries totaled $19 million.

•	The decommissioning liability represents the inflated, discounted future reclamation and abandonment costs that are expected to be incurred over the life of the properties.

The Company entered into a settlement agreement regarding a recent legal claim related to a covenant provided on a predecessor company’s long-term office lease, which was assumed by a third party that subsequently filed for creditor protection. Under the terms of the settlement, the Company will pay $13 million over three years as follows: October 2018 – $4 million, July 2019 – $5 million and July 2020 – $4 million. The settlement was recorded as restructuring in the second quarter of 2018 on the consolidated Statements of Income (Loss). The outstanding 2019 amount is recorded in accounts payable and accrued liabilities and the 2020 amount is recorded in other non-current liabilities. This has settled the outstanding claim.

The Company is involved in various litigation and claims in the normal course of business and records provisions for claims as required.

18. Related-party transactions

Operating entities

The consolidated financial statements include the results of Obsidian Energy Ltd. and its wholly-owned subsidiaries, notably the Obsidian Energy Partnership. Transactions and balances between Obsidian Energy Ltd. and all of its subsidiaries are eliminated upon consolidation.

Compensation of key management personnel

In 2018, key management personnel include the President and Chief Executive Officer, Chief Financial Officer, Vice-Presidents and the Board of Directors. The Human Resources, Governance & Compensation Committee makes recommendations to the Board of Directors who approves the appropriate remuneration levels for management based on performance and current market trends. Compensation levels of the Board of Directors are

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

also recommended by the Human Resources, Governance & Compensation Committee of the Board. The remuneration of the directors and key management personnel of Obsidian Energy during the year is below.

	Year ended December 31
	2018	2017
Salary and employee benefits	$3	$3
Termination benefits	—	2
Share-based payments (1)	—	3

	$3	$8

(1)	Includes changes in the fair value of PSUs, DSUs and non-cash charges related to the Option Plan and RPSU plan (equity method) for key management personnel.

19. Supplemental Items

In the consolidated financial statements, compensation costs are included in both operating and general and administrative expenses. For 2018, employee compensation costs of $17 million (2017 – $14 million) were included in operating expenses and $26 million (2017 – $30 million) were included in general and administrative expenses on a gross basis.

20. Share consolidation

Effective June 5, 2019, the Company consolidated its common shares on the basis of seven old common shares outstanding for one new common share. All figures in the annual consolidated financial statements have been updated to reflect the 7:1 consolidation for comparative purposes. Additionally, the number of units or options and the per unit or option prices under the RPSU plan, Option Plan, DSU plan and PSU plan in Note 13 have been updated accordingly.

OBSIDIAN ENERGY 2018	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Schedule V

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2019

This management’s discussion and analysis of financial condition and results of operations (“MD&A”) of Obsidian Energy Ltd. (“Obsidian Energy”, the “Company”, “we”, “us”, “our”) should be read in conjunction with the Company’s audited consolidated financial statements for the years ended December 31, 2019 and 2018 (the “consolidated Financial Statements”). The date of this MD&A is March 30, 2020. All dollar amounts contained in this MD&A are expressed in millions of Canadian dollars unless noted otherwise.

For additional information, including Obsidian Energy’s consolidated Financial Statements and Annual Information Form, please go to the Company’s website at www.obsidianenergy.com, in Canada to the SEDAR website at www.sedar.com or in the United States to the EDGAR website at www.sec.gov.

Certain financial measures such as funds flow from operations, funds flow from operations per share-basic, funds flow from operations per share-diluted, netback, gross revenues, net debt and earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) included in this MD&A do not have a standardized meaning prescribed by International Financial Reporting Standards (“IFRS”) and therefore are considered non-GAAP measures; accordingly, they may not be comparable to similar measures provided by other issuers. This MD&A also contains oil and gas information and forward-looking statements. Please see the Company’s disclosure under the headings “Non-GAAP Measures”, “Oil and Gas Information”, and “Forward-Looking Statements” included at the end of this MD&A.

All per share figures included in this MD&A reflect the 7:1 common share consolidation that was effective June 5, 2019.

Annual Financial Summary

	Year ended December 31
(millions, except per share amounts)	2019	2018	2017
Oil and natural gas sales and other income	$418	$444	$450
Cash flow from operations	77	99	125
Basic and Diluted per share	1.06	1.36	1.74
Funds flow from operations	160	92	192
Basic and Diluted per share	2.20	1.26	2.67
Net loss	(788)	(305)	(84)
Basic and Diluted per share	(10.81)	(4.22)	(1.17)
Capital expenditures (1)	103	168	141
Property acquisitions (dispositions), net	(11)	(13)	(110)
Debt (2)	461	419	359
Total assets	$1,904	$2,650	$3,008

(1)	Includes the effect of capital carried by partners in 2017.
(2)	Includes drawings under the Company’s syndicated credit facility and outstanding senior notes.

The Company’s operations have become more focused on the Cardium since 2017 as a result of asset disposition activity and the completion of our Legacy shut-in program in early 2019 which removed several negative cash flow properties from our portfolio. This resulted in lower oil and natural gas sales in 2019 compared to prior years.

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

In 2019, cash flow from operations was lower than the comparative periods as a result of the Company’s reduced size and more focused operations. Funds flow from operations increased significantly compared to 2018 as a result of lower realized risk management losses. Additionally, in late 2018, volatile crude oil differentials reduced both cash flow from operations and funds flow from operations.

The net loss in each year is partially attributed to higher depletion costs on a per boe basis. The net loss for 2019 was also impacted by non-cash property, plant and equipment (“PP&E”) impairment charges as a result of classifying our interest in the Peace River Oil Partnership (“PROP”) as held for sale during the second quarter and impairment charges recorded in our Cardium CGU based on economic factors and our Legacy CGU as the Company focuses on shutting in uneconomic properties in the area. In 2018, realized risk management losses related to the Company’s outstanding hedges, non-cash PP&E impairments and widening crude oil differentials, which reduced revenues late in 2018, also contributed to the loss.

In 2019, the Company focused on spending within funds flow from operations and, as a result of volatile commodity prices, capital expenditures were lower than the comparative periods. The Company has been concentrating on development of the Willesden Green play in the Cardium since mid-2018.

Quarterly Financial Summary

(millions, except per share and production amounts) (unaudited)

Three months ended	Dec. 31 2019	Sep. 30 2019	June 30 2019	Mar. 31 2019	Dec. 31 2018	Sep. 30 2018	June 30 2018	Mar. 31 2018
Oil and natural gas sales and other income	$112	$94	$109	$103	$82	$124	$122	$116
Cash flow from operations	49	32	(3)	(1)	19	43	(20)	57
Basic per share	0.67	0.44	(0.04)	(0.01)	0.26	0.59	(0.28)	0.79
Diluted per share	0.67	0.44	(0.04)	(0.01)	0.26	0.59	(0.28)	0.79
Funds flow from operations (1)	54	29	41	36	(2)	26	32	35
Basic per share	0.74	0.40	0.56	0.50	(0.03)	0.36	0.44	0.49
Diluted per share	0.74	0.40	0.56	0.50	(0.03)	0.36	0.44	0.49
Net income (loss)	(544)	(28)	(162)	(54)	(113)	(31)	(96)	(65)
Basic per share	(7.45)	(0.38)	(2.22)	(0.74)	(1.56)	(0.43)	(1.33)	(0.90)
Diluted per share	$(7.45)	$(0.38)	$(2.22)	$(0.74)	$(1.56)	$(0.43)	$(1.33)	$(0.90)
Production
Light oil (bbls/d)	12,246	10,802	12,453	12,376	11,429	10,790	11,057	12,105
Heavy oil (bbls/d)	3,718	3,991	4,059	4,096	4,784	4,833	5,172	4,751
NGLs (bbls/d)	2,095	2,192	2,201	2,122	2,788	2,222	2,322	2,307
Natural gas (mmcf/d)	52	51	55	54	65	60	61	62

Total (boe/d)	26,639	25,505	27,835	27,651	29,905	27,777	28,697	29,443

(1)	Please refer to the prior quarterly filings for reconciliations of cash flow from operations to funds flow from operations.

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

Cash flow from Operations and Funds Flow from Operations

	Year ended December 31
(millions, except per share amounts)	2019	2018
Cash flow from operating activities	$77	$99
Change in non-cash working capital	40	(68)
Decommissioning expenditures	14	9
Onerous office lease settlements	2	13
Settlements of normal course foreign exchange contracts	—	3
Realized foreign exchange loss – debt maturities	3	8
Realized foreign exchange loss – hedging repayment (1)	—	18
Restructuring charges (2)	4	8
Other expenses (3)	20	16
Monetization of transportation contract (4)	—	(14)

Funds flow from operations	$160	$92

Per share – funds flow from operations Basic and Diluted per share	$2.20	$1.26

(1)	In 2018, the Company’s outstanding GBP cross currency swap matured resulting in an $18 million realized loss.
(2)	In 2018 and 2019, excludes the non-cash portion of restructuring.
(3)

Includes legal fees related to ongoing claims against former Penn West Petroleum Ltd. (“Penn West”) employees related to the Company’s 2014 restatement of certain financial results. The Company settled the outstanding lawsuit it had with the United States Securities and Exchange Commission previously in 2017.

(4)	In 2018, the Company monetized a physical delivery contract on 15 mmcf of natural gas per day to Northern Border Ventura for US$10.5 million (CAD$14 million).

In 2019, funds flow from operations increased from the comparable period due to lower operating, transportation and general and administrative (“G&A”) expenses. The Company focused on several cost savings initiatives that resulted in a lower cost structure, specifically in the second half of 2019. Results in 2018 were also impacted by realized risk management losses on crude oil contracts and widening crude oil differentials.

Cash flow from operations in 2019 also benefited from the before mentioned cost reductions, however, were lower than the comparable period primary due to timing on changes in non-cash working capital.

Business Strategy

In the third quarter of 2019, the Company’s Board of Directors determined that it was in the best interest of the Company and our stakeholders to initiate a formal process to explore strategic alternatives. This process remains ongoing. This strategic review process is to evaluate Obsidian Energy’s strategic options and alternatives to maximize shareholder value. Such strategic alternatives may include, but are not limited to, a corporate sale, merger or other business combination, a disposition of all or a portion of the Company’s assets, a recapitalization, a refinancing of its capital structure, or any combination of the foregoing. The Board of Directors is undertaking a broad review of the potential alternatives to enhance stakeholder value and hired Tudor, Pickering, Holt & Co. as our financial advisor in connection with the review and analysis of strategic alternatives. We do not intend to provide updates until such time as the Board of Directors approves a definitive transaction or strategic alternative, or otherwise determines that further disclosure is necessary or appropriate.

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

The strategic review process has had no impact on the Company’s operations as we continue to focus on development in the Willesden Green area of the Cardium as it unlocks value on this predictable, short payback, low decline light-oil asset. The Company has taken a “manufacturing style” approach to full field development of this play which has resulted in strong production results and cost synergies in the field. We continue to focus on our development and strategic efforts in the Cardium, marketing of our interest in PROP and participating in the Area-Based Closure (“ABC”) reclamation program which has resulted in, amongst other effects, shutting in various Legacy assets. Additionally, the Company will continue to evaluate asset dispositions and other transactions as part of the strategic review process.

Over the past several months, the Company continued to focus on cost savings initiatives as evidenced by the low operating and G&A expense results in the fourth quarter of 2019. Additionally, subsequent to December 31, 2019, the Company entered into an agreement with our building landlord to reduce the Company’s net rent amount payable under our office lease to a maximum of $0.8 million per month ($10 million per annum) for the period from February 1, 2020 through January 31, 2025, when the lease expires. This agreement resulted in a reduction in the annual amount owed by the Company under its office lease of approximately $7 million per year. Additionally, the building landlord agreed to indemnify the Company on all existing subleases.

Subsequent to December 31, 2019, the Oil and Gas industry has experienced significant volatility with commodity prices, specifically crude oil prices. This is primarily due to macro-economic uncertainty, due to OPEC and Russia abandoning production quotas and increasing production levels, reduced demand for commodity products as a result of the COVID-19 outbreak and potential lack of storage forcing production shut-ins. At the time crude oil prices fell, we had completed the majority of our drilling program for the first half of 2020, which is expected to total $54 million including drilling 10 horizontal wells, as well as other operational spending and decommissioning expenditures. If the current low crude oil price environment continues, the Company anticipates minimal capital spending for the remainder of the year, however, we do have the operational flexibility to begin drilling activities quickly once crude oil prices recover.

As Obsidian Energy moves forward, we believe our plan to focus on our industry leading Cardium position offers a predictable, liquids weighted, production profile generating sustainable value for all stakeholders.

Business Environment

The following table outlines quarterly averages for benchmark prices and Obsidian Energy’s realized prices for the previous eight quarters.

	Q4 2019	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
Benchmark prices
WTI crude oil ($US/bbl)	$56.96	$56.45	$59.81	$54.90	$58.81	$69.50	$67.88	$62.87
Edm mixed sweet par price (CAD$/bbl)	67.99	68.40	73.81	66.52	42.97	81.92	80.62	72.15
Western Canada Select (CAD$/bbl)	54.29	58.39	65.72	56.73	25.63	61.76	62.82	48.46
NYMEX Henry Hub ($US/mcf)	2.50	2.32	2.47	2.85	3.68	2.86	2.80	3.00
AECO Index (CAD$/mcf)	2.48	0.92	1.08	2.66	1.74	1.20	1.11	1.96
Foreign exchange rate (CAD$/$US)	1.320	1.321	1.338	1.329	1.322	1.307	1.291	1.265

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

	Q4 2019	Q3 2019	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
Average sales price (1)
Light oil (CAD$/bbl)	70.57	68.14	72.20	64.88	37.88	82.70	78.50	68.66
Heavy oil (CAD$/bbl)	41.80	40.44	42.63	30.62	7.70	45.30	46.81	31.34
NGLs (CAD$/bbl)	31.42	15.75	14.95	21.44	24.99	40.47	42.91	41.11
Total liquids (CAD$/bbl)	60.10	54.87	59.05	52.37	28.39	67.31	65.21	56.09
Natural gas (CAD$/mcf)	2.55	1.05	1.18	2.41	2.46	1.87	1.62	2.87
Benchmark differentials
WTI—Edm Light Sweet ($US/bbl)	(5.37)	(4.66)	(4.63)	(4.85)	(26.30)	(6.83)	(5.45)	(5.90)
WTI—WCS Heavy ($US/bbl)	$(15.83)	$(12.24)	$(10.68)	$(12.22)	$(39.42)	$(22.25)	$(19.27)	$(24.51)

(1)	Excludes the impact of realized hedging gains or losses.

Crude Oil

WTI prices averaged US$56.96 per barrel in the fourth quarter of 2019. Crude oil prices increased throughout the quarter, averaging US$59.80 per barrel in December as a result of increased tension in the Middle East, further OPEC output reductions and optimism around a trade deal between the US and China. In January 2020, prices continued to rise and were above US$60 per barrel due to escalating conflicts between the US and Iran. This conflict eventually subsided, and the focus shifted to the potential outlook for worldwide crude oil demand in response to the impact of the COVID-19 outbreak and concerns over additional supply as OPEC restrictions stop at the end of March and both Saudi Arabia and Russia have signaled potential production increases. As a result, crude oil prices have since decreased into the US$20 per barrel range. On a full-year basis, WTI averaged US$57.03 per barrel in 2019 compared to US$64.77 per barrel in 2018.

Crude oil differentials remained tight throughout most of the fourth quarter of 2019, however, they widened in December due to an increase in Western Canadian inventory levels that resulted from Keystone’s pipeline downtime and the CN Rail strike. For the fourth quarter of 2019, light oil differentials averaged US$5.37 per barrel and heavy oil differentials averaged US$15.83 per barrel.

In 2020, the Company has the following crude oil hedges in place on a weighted average basis:

	January	February	March	April	May	June
WTI $CAD	76.61	78.98	78.58	78.11	77.92	77.41
Total bbl/day	8,250	7,750	7,000	4,000	3,000	2,000

Natural Gas

NYMEX Henry Hub gas prices started the fourth quarter of 2019 at US$2.36 per MMbtu and remained in the low to mid US$2.00 per MMbtu range before briefly reaching a high of US$2.87 per MMbtu in early November. Prices then subsided in late December to a low of US$1.75 per MMbtu due to warmer weather and an LNG surplus. In Alberta, AECO prices were impacted at the beginning of October due to restricted capacity out of the province. In mid-October TC Energy implemented a temporary service protocol until mid-November which increased export and storage access and resulted in higher prices. During the fourth quarter of 2019, AECO (5A) averaged $2.48 per mcf. On a full-year basis, AECO daily (5A) averaged $1.76 per mcf in 2019 compared to $1.42 per mcf in 2018.

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

In 2020, the Company has the following natural gas hedges in place on a weighted average basis:

	January	February	March	Q2	Q3
AECO $CAD	2.54	2.45	—	1.68	1.68
Total mcf/day	21,800	17,000	—	23,700	22,800

Average Sales Prices

	Year ended December 31
	2019	2018	% change
Light oil (per bbl)	$68.99	$66.60	4
Heavy oil (per bbl)	38.82	33.07	17
NGLs (per bbl)	20.77	36.69	(43)

Total liquids (per bbl)	56.63	53.94	5
Risk management (loss) gain (per bbl)	(0.98)	(10.72)	(91)

Total liquids price, net (per bbl)	55.65	43.22	29

Natural gas (per mcf)	1.79	2.21	(19)
Risk management (loss) gain (per mcf)	—	0.38	n/a

Natural gas net (per mcf)	1.79	2.59	(31)

Weighted average (per boe)	41.60	39.45	5
Risk management (loss) gain (per boe)	(0.66)	(6.10)	(89)

Weighted average net (per boe)	$40.94	$33.35	23

Performance Indicators

Obsidian Energy monitors performance based on the following three key focus areas using several qualitative and quantitative factors:

•	Values – Execution of our field, health, safety, environmental and regulatory programs and our focus on operational excellence;

•	Delivery – Key performance metrics include obtaining a leading cost structure within the industry and a focus on free cash flow generation; and

•

Sustainability – Management of the Company’s asset portfolio, financial stewardship and the goal of sustaining production and reserves and long-term competitive return on investment for our shareholders.

Values

At Obsidian Energy, the health, safety and wellness of our employees, contractors and stakeholders living within our areas of operation is paramount. Safety policies, procedures and programs developed by Obsidian Energy shall meet or exceed legislative requirements and all injuries and serious incidents are reported and investigated accordingly. Additionally, the Company is committed to minimizing the environmental impacts of our operations with our programs focusing on stakeholder communication, impact minimization, resource conservation and site abandonment and reclamation. Throughout our operations, Obsidian Energy requires a high standard of professional conduct and supports a culture that ensures all individuals act with integrity and respect. These principles form the operational standards for the Company.

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

Delivery

The Company met all key performance targets in 2019 as we continued to emphasize operational execution and focus on cost reduction initiatives.

•	The Company’s average annual production of 26,901 boe per day was within production guidance of 26,750 to 27,250 boe per day;

•	Capital expenditures were $103 million compared to guidance of $108 million and decommissioning expenditures were $14 million compared to guidance of $12 million;

•	Operating costs per boe were $13.42 per boe, lower than the Company’s guidance of $13.50—$13.75 per boe; and

•	G&A costs per boe were $2.03, lower than the Company’s guidance of $2.10—$2.35 per boe.

In 2020, the Company will continue to target capital expenditures within funds flow from operations. For first half 2020 targets, please refer to the “Outlook” section below.

Sustainability

In 2019, Obsidian Energy continued to focus on development of the Willesden Green play in the Cardium. This led to strong reserve results where the Company replaced 139 percent of our 2019 production on a proved plus probable reserves basis. The Company has continued with this development focus in early 2020. For the first half of 2020, Obsidian Energy has a capital expenditure budget of $54 million, which includes $8 million of decommissioning expenditures, and drilling of 10 wells all of which have been completed. If the current oil price environment continues, we expect to have minimal development capital expenditures going forward. The Company has significant drilling inventory in the Cardium and has the operational flexibility to modify our capital program as commodity prices allow.

RESULTS OF OPERATIONS

Production

	Year ended December 31
Daily production	2019	2018	% change
Light oil (bbls/d)	11,966	11,342	6
Heavy oil (bbls/d)	3,965	4,885	(19)
NGLs (bbls/d)	2,153	2,410	(11)
Natural gas (mmcf/d)	53	62	(15)

Total production (boe/d)	26,901	28,953	(7)

Light oil production increased from the comparable period as a result of the Company’s continued focus on the Cardium and the strong production results from our development program. Additionally, the Company has an active optimization program which has mitigated base production declines.

Production decreased from the comparable periods due to the following:

•

In late 2018 and into early 2019, the Company completed its legacy asset shut-in program which removed several negative cash flow properties from its portfolio and reduced production volumes, particularly related to natural gas.

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

•	Natural gas and heavy oil production declines in our remaining areas reduced production due to restricted capital spending as the Company focused on light-oil development in the Cardium.

Average production within the Company’s key development areas and within the Company’s Legacy asset area was as follows:

	Year ended December 31
Daily production (boe/d)	2019	2018	% change
Cardium	20,706	20,303	2
Peace River	4,452	4,942	(10)
Alberta Viking	987	1,682	(41)
Legacy	756	2,026	(63)

Total	26,901	28,953	(7)

Netbacks

	Year ended December 31
	2019			2018
	Liquids (bbl)	Natural Gas (mcf)	Combined (boe)	Combined (boe)
Operating netback:
Sales price	$56.63	$1.79	$41.60	$39.45
Risk management loss (1)	(0.98)	—	(0.66)	(6.10)
Royalties	(4.51)	(0.04)	(3.11)	(3.40)
Transportation	(3.30)	(0.28)	(2.76)	(3.39)
Operating costs (2)	(16.70)	(1.11)	(13.42)	(13.89)

Netback	$31.14	$0.36	$21.65	$12.67

	(bbls/d )	(mmcf/d )	(boe/d )	(boe/d )

Production	18,084	53	26,901	28,953

(1)	Realized risk management losses on commodity contracts.
(2)	For 2019, includes the benefit of third party processing fees totaling $8 million (2018 – $11 million).

In 2019, the Company’s netbacks were higher than the prior year primarily due to lower realized risk management losses. Cost saving initiatives, including the Company’s Legacy asset shut-in program, resulted in lower costs in 2019 which also contributed to higher netbacks.

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

Oil and Natural Gas Sales and Gross Revenues

A reconciliation from oil and natural gas sales and other income to gross revenues is as follows:

	Year ended December 31
(millions)	2019	2018
Oil and natural gas sales and other income	$418	$444
Realized risk management loss (1)	(6)	(65)
Less: Processing fees	(8)	(11)
Less: Other income	(2)	(14)

Gross revenues	$402	$354

(1)	Relates to realized risk management gains and losses on commodity contracts

Oil and natural gas sales and other income were lower in 2019 primarily as a result of lower production volumes, partially offset by higher realized crude oil prices. Gross revenues increased from the comparative period mainly due to lower realized risk management losses.

Change in Gross Revenues

(millions)
Gross revenues – January 1 – December 31, 2018	$354
Decrease in liquids production	(4)
Increase in liquids prices (1)	76
Decrease in natural gas production	(8)
Decrease in natural gas prices (1)	(16)

Gross revenues – January 1 – December 31, 2019 (2)	$402

(1)	Includes realized risk management gains and losses on commodity contracts.
(2)	Excludes processing fees and other income.

Royalties

	Year ended December 31
	2019	2018
Royalties (millions)	$31	$36
Average royalty rate (1)	8%	9%
$/boe	$3.11	$3.40

(1)	Excludes effects of risk management activities and other income.

In 2019, royalties decreased from the comparable period largely due to lower production volumes as a result of the Company’s Legacy shut-in program.

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

Expenses

	Year ended December 31
(millions)	2019	2018
Operating (1)	$131	$147
Transportation	27	36
Financing	40	21
Share-based compensation	$5	$6

	Year ended December 31
(per boe)	2019	2018
Operating (1)	$13.42	$13.89
Transportation	2.76	3.39
Financing	4.13	1.96
Share-based compensation	$0.47	$0.58

(1)	Includes the benefit of third-party processing fees totaling $8 million for 2019 (2018—$11 million).

Operating

In early 2019, the Company completed our legacy asset shut-in program which removed several negative cash flow properties from our portfolio and reduced operating costs. The Company continued to work through several initiatives to further reduce our cost structure, including streamlining our asset base. We will continue these efforts in 2020.

Transportation

The Company continues to utilize multiple sales points in the Peace River area to increase realized prices. These higher prices are partially offset by additional transportation costs. The changes from the comparable periods is mainly due to the implementation of IFRS 16, where certain transportation commitments ($6 million or $0.61 per boe for 2019) are now classified as leases under the new standard, which results in the cash outflow being recorded against the lease liability rather than transportation expense.

Financing

Financing expense consists of the following:

	Year ended December 31
(millions)	2019	2018
Interest on long-term-debt	$33	$21
Unwinding of discount on lease liabilities	7	—

Financing	$40	$21

Obsidian Energy’s debt structure includes short-term financings under its syndicated credit facility and long-term financing through its senior notes. Financing charges increased from the comparable period mainly due to higher drawn balances under the Company’s syndicated credit facility. This higher balance is due, in part, to a reduction in accounts payable from 2018 as a result of a lower capital program in 2019. An increase in the interest rate charged by lenders combined with a higher drawn amount also contributed to the higher expense. Additionally, the Company adopted IFRS 16 on January 1, 2019 which resulted in $7 million recorded within financing

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

expense for 2019 related to the unwinding of the discount rate on the Company’s lease liability. Comparative information has not been restated.

The interest rates on any non-hedged portion of the Company’s syndicated credit facility are subject to fluctuations in short-term money market rates as advances on the syndicated credit facility are generally made under short-term instruments. As at December 31, 2019, 87 percent (2018 – 80 percent) of the Company’s outstanding debt instruments were exposed to changes in short-term interest rates.

The Company has a reserve-based syndicated credit facility which is subject to a semi-annual borrowing base redetermination typically in May and November of each year. Subsequent to December 31, 2019, the Company entered into an amending agreement with its banking syndicate whereby the underlying borrowing base of the syndicated credit facility and the amount available to be drawn under the syndicated credit facility is $550 million and $450 million, respectively. Additionally, the following terms were included in the amending agreement:

•	the revolving period under the agreement has been extended to May 31, 2021 with the end date of the term period extended to November 30, 2021;

•

a revolving period reconfirmation date will occur on June 22, 2020, whereby the lenders may accelerate the end date of the revolving period to June 30, 2020 with the end date of the term period also concurrently accelerated to April 1, 2021; and

•	the next scheduled borrowing base redetermination will occur on November 30, 2020.

Additionally, the Company agreed with holders of our senior notes to move the maturity dates of the notes due on March 16, 2020, May 29, 2020, December 2, 2020, December 2, 2022 and December 2, 2025 to November 30, 2021. Under the agreement, the senior notes maturity dates will be accelerated to April 1, 2021, if the borrowing base is not reconfirmed by the syndicated credit facility on June 22, 2020.

In September 2019, the Company announced the initiation of a formal strategic alternative process to maximize shareholder value, this process remains ongoing. Such strategic alternatives may include, but are not limited to, a corporate sale, merger or other business combination, a disposition of all or a portion of the Company’s assets, a recapitalization, a refinancing of its capital structure, or any combination of the foregoing. The Company continues to work through this process however there can be no guarantees on the outcome. The outcome of the strategic review process as well as various factors such as regulations and the commodity price environment lead to risk and uncertainty around revolving period reconfirmations and the terms on future renewals of the syndicated credit facility.

At December 31, 2019, the carrying value of the Company’s senior notes was $62 million (2018 – $82 million). Summary information on the Company’s senior notes outstanding as at December 31, 2019 is as follows:

	Issue date	Amount (millions)		Term Initial(1)	Average interest rate (2)	Weighted average remaining term
2008 Notes	May 29, 2008	US$	4	8 – 12 years	6.90%	0.4
2010 Q1 Notes	March 16, 2010	US$	10	5 –15 years	6.35%	0.2
2010 Q4 Notes	December 2, 2010	US$	21	5 –15 years	5.44%	2.0
2011 Notes	November 30, 2011	US$	12	5 –10 years	5.29%	1.9

(1)	Subsequent to December 31, 2019, the Company entered into agreements with holders of our senior notes to change the maturity dates of senior notes due in 2020, 2022 and 2025 to November 2021
(2)	Under covenant amendments that remained in effect until January 1, 2020, the Company’s average interest rate temporarily increased by 50 bps.

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

Share-Based Compensation

Share-based compensation expense relates to the Company’s Stock Option Plan (the “Option Plan”), Restricted and Performance Share Unit Plan (“RPSU”), Deferred Share Unit Plan (“DSU”) and Performance Share Unit Plan (“PSU”).

Share-based compensation expense consisted of the following:

	Year ended December 31
(millions)	2019	2018
RPSU plan – equity method	$5	$7
PSU plan	—	(1)

Share-based compensation	$5	$6

The share price used in the fair value calculation of the RPSU under the liability method, PSU and DSU obligations at December 31, 2019 was $0.93 per share (2018 – $3.57). Share-based compensation expense related to the DSU plan and Option plan were insignificant.

General and Administrative Expenses

	Year ended December 31
(millions, except per boe amounts)	2019	2018
Gross	$36	$44
Per boe	3.63	4.19
Net	20	24
Per boe	$2.03	$2.24

In 2019, the Company further focused on cost reduction initiatives as our more streamlined operations led to staff reductions, information technology savings and associated lower head office costs. This led to decreases in both gross and net costs from the comparable periods.

Restructuring and other expenses

	Year ended December 31
(millions, except per boe amounts)	2019	2018
Restructuring	$4	$16
Per boe	0.37	1.51
Other	23	16
Per boe	$2.41	$1.51

The amounts included in restructuring primarily related to severance costs as the Company reduced staff with more streamlined operations.

In 2018, the Company fully utilized available insurance coverage relating to ongoing claims against former Penn West employees arising from the Company’s 2014 restatement of certain financial results when we were known as Penn West. A claim brought by the United States Securities and Exchange Commission (SEC) against Penn West was previously settled. The Company has been indemnifying two former employees pursuant to indemnity

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

agreements in connection with ongoing claims brought by the SEC arising out of the same restatement. On July 18, 2019, the Company notified the two former employees that the Company did not believe that the former employees met the criteria for indemnification, that the amounts invoiced on account of indemnification to date were in any event unreasonable, and that the Company would not be making any further advancements on account of indemnification. At the same time, the Company commenced a proceeding in the Court of Queen’s Bench of Alberta against the two former employees, seeking a declaration that they had no further entitlement to indemnification, an order compelling them to repay all amounts advanced to date on account of indemnification, an order assessing the reasonableness of the amounts paid to date in respect of the indemnification, and other relief. In response, the two former employees brought a preliminary application to limit the evidence admissible in the proceeding. The preliminary application Judge ruled that the former employees are entitled to continued advancements pending the conclusion of the ongoing claims brought against them by the SEC and any appeals therefrom. The Company has appealed the preliminary application Judges’ decision to the Court of Appeal of Alberta. This appeal will likely be heard in December 2020.

Depletion, Depreciation, Impairment and Accretion

	Year ended December 31
(millions, except per boe amounts)	2019	2018
Depletion and depreciation (“D&D”)	$246	$288
D&D expense per boe	25.03	27.22
PP&E Impairment	658	107
PP&E Impairment per boe	66.99	10.11
Accretion	9	10
Accretion expense per boe	$0.97	$0.95

The Company’s D&D expense decreased due to lower production levels as a result of asset disposition activity as well as the impairment recorded within the PROP asset in the second quarter of 2019.

At December 31, 2019, the Company completed an assessment to determine if indicators of impairment or an impairment reversal were present. As a result of the Company’s net asset value being higher than its market capitalization the Company concluded that an impairment indicator was present resulting in impairment tests being completed across all our CGUs (Cardium, Peace River, Viking and Legacy). As a result of completing the tests, the Company recorded an $450 million non-cash, PP&E impairment in our Cardium CGU mainly due to lower forecast commodity prices and continued volatility within the Oil and Gas industry which caused us to increase the discount rate we applied in the test. Additionally, a $78 million impairment was recorded within our non-Cardium CGU’s, primarily in the Legacy CGU, as the Company is directing no capital to this area.

In the second quarter of 2019, the Company classified its interest in our PROP asset as held for sale as we are working through a formal process to dispose of the asset. As the book value exceeded the estimated fair value to be received through a sales process, a non-cash impairment charge of $130 million was recorded. The Company continues to work through a formal sales process of its interest.

Taxes

As at December 31, 2019 the Company was in a net unrecognized deferred tax asset position of approximately $270 million. Since the Company has not recognized the benefit of deductible timing differences in excess of taxable timing differences, deferred tax expense (recovery) for the quarter is nil.

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

Tax Pools

	As at December 31
(millions)	2019	2018
Undepreciated capital cost (UCC)	$248	$344
Canadian development expense (CDE)	92	101
Canadian exploration expense (CEE)	2	3
Non-capital losses	2,195	2,076
Other	10	9

Total	$2,547	$2,533

The total tax pool balance increased as a result of the Company’s Cardium development program during 2019 and 2018.

Foreign Exchange

Obsidian Energy records unrealized foreign exchange gains or losses to translate U.S. denominated senior notes and the related accrued interest to Canadian dollars using the exchange rates in effect on the balance sheet date. Realized foreign exchange gains or losses are recorded upon repayment of the senior notes.

The split between realized and unrealized foreign exchange gains or losses is as follows:

	Year ended December 31
(millions)	2019	2018
Realized foreign exchange loss on debt maturities	$(3)	$(8)
Unrealized foreign exchange gain	6	—

Foreign exchange gain (loss)	$3	$(8)

In 2019, the Company repaid senior notes in the amount of $17 million (2018—$32 million) and recorded a $3 million realized foreign exchange loss (2018 – $8 million).

Net Loss

	Years ended December 31
(millions, except per share amounts)	2019	2018
Net loss	$(788)	$(305)
Basic and Diluted per share	$(10.81)	$(4.22)

The net loss in 2019 is mainly due to non-cash, PP&E impairment charges as a result of classifying the PROP asset as held for sale during the second quarter which resulted in an impairment charge. Additionally, impairment charges were recorded in the Cardium and Legacy CGUs as part of the impairment tests completed on December 31, 2019.

In 2018, the net loss was mainly due to realized risk management losses on crude oil hedges, non-cash PP&E impairments and widening crude oil differentials, which reduced revenues late in 2018.

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

Capital Expenditures

	Year ended December 31
(millions)	2019	2018
Drilling and completions	$74	$95
Well equipping and facilities	28	70
Land and geological/geophysical	—	2
Corporate	1	1

Capital expenditures	103	168
Property dispositions, net	(11)	(13)

Total capital expenditures	$92	$155

In 2019, the Company continued to focus on development activities in the Cardium, specifically in the Willesden Green area. All 23 gross wells drilled in 2019 were in this area, with $9 million of maintenance and optimization capital spent outside of the Cardium.

The Company restricted capital expenditures and spent within funds flow from operations in 2019, which resulted in the reduction from 2018 levels.

Drilling

	Year ended December 31
	2019		2018
(number of wells)	Gross	Net	Gross	Net
Oil	23	18.7	38	24.5
Gas and condensate	—	—	3	2.2
Injectors, stratigraphic and service	3	0.4	7	6.1

Total	26	19.1	48	32.8

Success rate (1)		100%		100%

(1)	Success rate is calculated excluding stratigraphic and service wells.

Environmental and Climate Change

The oil and gas industry has a number of environmental risks and hazards and is subject to regulation by all levels of government. Environmental legislation includes, but is not limited to, operational controls, site restoration requirements and restrictions on emissions of various substances produced in association with oil and natural gas operations. Compliance with such legislation could require additional expenditures and a failure to comply may result in fines and penalties which could, in the aggregate and under certain assumptions, become material.

Obsidian Energy is dedicated to managing the environmental impact from our operations through its environmental programs which include resource conservation, water management and site abandonment/reclamation/remediation. Obsidian Energy has voluntarily entered the Government of Alberta’s ABC Program which has allowed the Company to accelerate abandonment activities, specifically on inactive properties, in a more cost-effective manner. The Company is remaining in the ABC program for 2020. Additionally, operations are continuously monitored to minimize both environmental and climate change impacts and allocate sufficient capital to reclamation and other activities to mitigate the impact on the areas in which the Company operates

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

Liquidity and Capital Resources

Net Debt

Net debt is the total of long-term debt and working capital deficiency as follows:

	Year ended December 31
(millions)	2019	2018
Long-term debt
Current portion of long-term debt	$434	$17
Long-term portion of long-term debt	27	402

Total	461	419

Working capital deficiency (1)
Cash	(3)	(2)
Restricted cash	(2)	—
Accounts receivable	(66)	(53)
Other	(12)	(12)
Bank overdraft	—	2
Accounts payable and accrued liabilities	117	143

Total	34	78

Net debt	$495	$497

(1)	Includes amounts classified as held for sale.

Net debt was relatively consistent with 2018 as the Company ensured that it spent within funds flow from operations.

At December 31, 2019, the term out period of the credit facility was November 30, 2020. As this was within one year of the balance sheet date, this resulted in the outstanding amount of the syndicated credit facility being presented as a current liability. Subsequent to December 31, 2019, the Company renegotiated its syndicated credit facility which results in an extension of the term-out period to November 30, 2021. A revolving period reconfirmation date will occur on June 22, 2020, whereby the lenders may accelerate the end date of the term period to April 1, 2021, if the borrowing base is not re-confirmed.

Additionally, subsequent to December 31, 2019, the Company agreed with holders of our senior notes to change the maturity dates on senior notes due in 2020, 2022 and 2025 to November 30, 2021. If the revolving period of the syndicated credit facility is not re-confirmed on June 22, 2020, the maturity dates of the senior notes will be accelerated to April 1, 2021.

Liquidity

The Company has a reserve-based syndicated credit facility with an underlying borrowing base of $550 million and a borrowing limit of $450 million. For further details on the Company’s debt instruments, please refer to the “Financing” section of this MD&A.

The Company actively manages our debt portfolio and considers opportunities to reduce or diversify our debt capital structure. Management contemplates both operating and financial risks and takes action as appropriate to limit the Company’s exposure to certain risks. Management maintains close relationships with the Company’s lenders and agents to monitor credit market developments. These actions and plans aim to increase the likelihood

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

of maintaining the Company’s financial flexibility and capital program, supporting the Company’s ability to capture opportunities in the market and execute longer-term business strategies.

The Company has a number of covenants related to its syndicated credit facility and senior notes. On December 31, 2019, the Company was in compliance with all of these financial covenants which consisted of the following:

	Limit	December 31, 2019
Senior debt to Adjusted EBITDA (1)	Less than 4.25:1	2.57
Total debt to Adjusted EBITDA (1)	Less than 4.25:1	2.57
Senior debt to capitalization	Less than 50%	30%
Total debt to capitalization	Less than 55%	30%

(1)

Adjusted EBITDA as defined by Obsidian Energy’s debt agreements excludes the EBITDA contribution from assets sold in the prior 12 months and is used within Obsidian Energy’s covenant calculations related to our syndicated bank facility and senior notes. Refer to the “Non-GAAP Measures” section for discussion.

In the first quarter of 2019, due to the impact of widening crude oil differentials in the fourth quarter of 2018, the Company entered into amending agreements with holders of our senior notes to temporarily amend our financial covenants for all quarters in 2019. Senior debt to Adjusted EBITDA and Total debt to Adjusted EBITDA were reset during this period and calculated on a rolling basis starting on January 1, 2019. The maximum for both ratios was to be less than or equal to 4.25:1 in 2019, decreasing to 3:1 from January 1, 2020 onwards for Senior debt to Adjusted EBITDA and 4:1 from January 1, 2020 onwards for Total debt to Adjusted EBITDA (which were the maximum ratios required prior to entering into the amending agreements). As part of the amending agreements, the Company agreed to pay an additional 50 bps in interest rate per annum if the covenant is less than or equal to 3.00:1, 100 bps if the covenant is greater than 3.00:1 and less than or equal to 4.00:1 and 125 bps if the covenant is greater than 4.00:1 and less than or equal to 4.25:1.

Subsequent to December 31, 2019, the Company entered into amending agreements with holders of our senior notes and our bank syndicate to update our financial covenants as follows:

•	for the period from January 1, 2020 onward both the Senior Debt and Total Debt to Adjusted EBITDA covenants have been eliminated; and

•	the maximum for both the Senior Debt and Total Debt to Capitalization will be permanently increased to 75 percent.

As at December 31, 2019, Obsidian Energy was in compliance with all financial covenants on our syndicated credit facility and senior notes and had sufficient liquidity under our syndicated credit facility. Based on strip pricing as of March 27, 2020, the Company is currently forecasting that sufficient liquidity exists under our syndicated credit facility. Additionally, under the Company’s current forecast, if further potential strip price reductions were to occur (in the order of US$10 per barrel), we expect to have sufficient liquidity due to a combination of syndicated credit facility capacity and the ability to implement additional proactive actions within the Company’s control. However, with current significant commodity price volatility due to the COVID-19 pandemic, potential increased production supply from OPEC and Russia and potential lack of storage forcing production shut-ins, future significant decreases to commodity prices may occur which could impact future cash flows and cause uncertainty as to whether the Company has sufficient liquidity throughout 2020. As a result, the Company may be required to obtain additional financing to increase liquidity, which is uncertain at this time. This material uncertainty casts substantial doubt on the Company’s ability to continue as a going concern.

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

Financial Instruments

The Company had the following financial instruments outstanding as at December 31, 2019. Fair values are determined using external counterparty information, which is compared to observable market data. Obsidian Energy limits our credit risk by executing counterparty risk procedures which include transacting only with institutions within our syndicated credit facility or companies with high credit ratings and by obtaining financial security in certain circumstances.

	Notional volume	Remaining term	Pricing	Fair value (millions)
Crude Oil
WTI Swaps	8,000bbl/d	January 2020	$76.48/bbl	$—
WTI Swaps	5,000bbl/d	February 2020	$77.37/bbl	—
WTI Swaps	5,000bbl/d	March 2020	$77.38/bbl	—
WTI Swaps	4,000 bbl/d	April 2020	$78.11/bbl	—
WTI Swaps	3,000 bbl/d	May 2020	$77.92/bbl	—
WTI Swaps	2,000 bbl/d	June 2020	$77.41/bbl	—
AECO Swaps
AECO Swaps	21,800 mcf/d	January 2020	$2.54/mcf	—
AECO Swaps	17,000 mcf/d	February 2020	$2.45/mcf	—

Total				$—

Subsequent to December 31, 2019, the Company entered into the following additional crude oil and AECO Swaps:

Reference price	Notional volume	Term	Pricing
WTI	1,650 bbl/d	Q1 2020	$81.73/bbl
AECO	23,700 mcf/d	Q2 2020	$1.68/mcf
AECO	22,800 mcf/d	Q3 2020	$1.68/mcf

The components of risk management on the Consolidated Statements of Income (Loss) are as follows:

	Year ended December 31
	2019	2018
Realized
Settlement of commodity contracts	$(6)	$(65)
Settlement of foreign exchange contracts	—	(20)

Total realized risk management gain (loss)	(6)	(85)

Unrealized
Commodity contracts	(9)	43
Foreign exchange contracts	—	(2)
Cross-currency swaps	—	18

Total unrealized risk management gain (loss)	(9)	59

Risk management gain (loss)	$(15)	$(26)

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

Outlook

For the first quarter of 2020, the Company remained focused on development of the Company’s predictable, light oil, Cardium asset. Through the first quarter of 2020, market conditions have been volatile, and in response to this the Company reduced spending starting in March. Given the current commodity price environment, we are restricting capital spending and beginning to shut-in certain heavy oil properties that are currently uneconomic to produce which we are currently estimating to impact first half 2020 production by approximately 600 boe per day. If oil prices continue at these levels, our capital spending will be minimal. We will provide second half 2020 guidance with our first quarter 2020 results in May.

Metric	H1/2020 Guidance Range
Average Production (1) (2)	boe per day	26,500 – 27,100
Capital Expenditures	$ millions	46
Decommissioning Expenditures	$ millions	8
Operating costs	$/boe	$11.90 – $12.30
G&A	$/boe	$1.70 – $1.90

(1)	Adjusted for asset sales of 115 boe per day.
(2)

Assumes the Government of Alberta’s mandatory crude oil and bitumen curtailment program will have an immaterial impact on our 2020 operations as wells outside oil sands designated areas and formations with a spud date of November 8, 2019 or later are exempt from curtailment.

This outlook section is included to provide shareholders with information about Obsidian Energy’s expectations as at March 30, 2020 for average production, production growth rate, capital expenditures, decommissioning expenditures, operating costs and G&A for the first half of 2020 and readers are cautioned that the information may not be appropriate for any other purpose. This information constitutes forward-looking information. Readers should note the assumptions, risks and discussion under “Forward-Looking Statements” and are cautioned that numerous factors could potentially impact the Company and its ability to meet our guidance, including fluctuations in commodity prices, changes to the Government of Alberta’s mandatory crude oil and bitumen curtailment program and acquisition and disposition activity.

All press releases are available on Obsidian Energy’s website at www.obsidianenergy.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov.

Sensitivity Analysis

Estimated sensitivities to selected key assumptions on funds flow from operations for the 12 months subsequent to the date of this MD&A, including risk management contracts entered to date, are based on forecasted results as discussed in the Outlook above.

	Impact on funds flow
Change of:	Change	$ millions	$/share
Price per barrel of liquids	WTI US$1.00	6	0.08
Liquids production	1,000 bbls/day	5	0.07
Price per mcf of natural gas	AECO $0.10	2	0.03
Natural gas production	10 mmcf/day	5	0.07
Effective interest rate	1%	4	0.05
Exchange rate ($US per $CAD)	$0.01	1	0.02

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

Contractual Obligations and Commitments

Obsidian Energy is committed to certain payments over the next five calendar years and thereafter as follows:

	2020	2021	2022	2023	2024	Thereafter	Total
Long-term debt (1)	$—	$461	$—	$—	$—	$—	$461
Transportation	9	7	5	3	2	8	34
Power infrastructure	7	2	—	—	—	—	9
Interest obligations	26	24	—	—	—	—	50
Office lease (before recoveries) (2)	24	25	25	25	25	2	126
Lease liability	1	1	1	—	—	6	9
Decommissioning liability (3)	13	6	1	1	1	85	107

Total	$80	$526	$32	$29	$28	$101	$796

(1)

Based on agreements signed subsequent to December 31, 2019, the 2021 figure includes $399 million related to the syndicated credit facility that is due for renewal in 2021. Historically, the Company has successfully renewed its syndicated credit facility.

(2)

The future lease commitments above will be reduced by contracted subleases recoveries totaling $75 million. Subsequent to December 31, 2019, the Company entered into an agreement with its building landlord to reduce its annual net rent amount payable under our office lease to a maximum of $0.8 million per month ($10 million per annum) for the period from February 1, 2020 through January 31, 2025, when the lease expires. This led to a reduction in the commitment amount which is reflected in the table above.

(3)	These amounts represent the inflated, discounted future reclamation and abandonment costs that are expected to be incurred over the life of the Company’s properties.

Subsequent to December 31, 2019, the Company entered into agreements extending the revolving period of our syndicated credit facility to May 31, 2021, with an additional term out period to November 30, 2021, provided that if the lenders do not reconfirm the revolving period on June 22, 2020 the revolving period will accelerate to June 30, 2020 and the end date of the term period will accelerate to April 1, 2021. In addition, the Company has an aggregate of US$47 million in senior notes maturing in 2021. If the Company is unsuccessful in renewing or replacing the syndicated credit facility or obtaining alternate funding for some or all of the maturing amounts of the senior notes, it is possible that it could be required to seek to obtain other sources of financing, including other forms of debt or equity arrangements if available.

The Company is involved in various litigation and claims in the normal course of business and records provisions for claims as required.

Equity Instruments

Common shares issued:
As at December 31, 2019	73,011,488
Issuances under RPSU plan	10,833

As at March 30, 2020	73,022,321

Options outstanding:
As at December 31, 2019	89,178
Forfeited	(42,156)

As at March 30, 2020	47,022

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

Fourth Quarter Highlights

Key financial and operational results for the fourth quarter were as follows:

	Three months ended December 31
	2019	2018	% change
Financial (millions, except per share or per boe amounts)
Oil and natural gas sales and other income	$112	$82	37
Cash flow from operations	49	19	>100
Basic and Diluted per share	0.67	0.26	>100
Funds flow from operations	54	(2)	n/a
Basic and Diluted per share	0.74	(0.03)	n/a
Net loss	(544)	(113)	>100
Basic and Diluted per share	(7.45)	(1.56)	>100
Capital expenditures	34	41	(17)
Decommissioning expenditures	6	4	50
G&A per boe	$1.68	$1.95	(14)
Operations
Daily production
Light oil (bbls/d)	12,246	11,429	7
Heavy oil (bbls/d)	3,718	4,784	(22)
NGLs (bbls/d)	2,095	2,788	(25)
Natural gas (mmcf/d)	52	65	(20)

Total production (boe/d)	26,639	29,905	(11)

Corporate netback per boe
Sales price	$45.67	$23.42	95
Risk management gain (loss)	0.66	(3.84)	n/a

Net sales price	46.33	19.58	>100
Royalties	(3.79)	(2.33)	63
Operating expenses	(12.75)	(11.82)	8
Transportation	(2.56)	(3.45)	(26)

Netback	$27.23	$1.98	>100

Liquids netback
Sales price	$60.10	$28.39	>100
Risk management gain (loss)	0.97	(6.39)	n/a

Net sales price	61.07	22.00	>100
Royalties	(4.97)	(2.93)	70
Operating expenses	(16.83)	(17.42)	(3)
Transportation	(3.06)	(4.00)	(24)

Netback	$36.21	$(2.35)	n/a

Natural gas netback
Sales price	$2.55	$2.46	4
Risk management gain (loss)	—	0.10	n/a

Net sales price	2.55	2.56	—
Royalties	(0.22)	(0.21)	5
Operating expenses	(0.69)	(0.34)	>100
Transportation	(0.25)	(0.41)	(39)

Netback	$1.39	$1.60	(13)

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

Financial

Oil and natural gas sales and other income, cash flow from operations and funds flow from operations increased in the fourth quarter of 2019 compared to 2018 mainly due to higher realized commodity prices. In the comparative quarter, widening crude oil differentials resulted in a lower realized crude oil sales price. During the fourth quarter of 2019, the Company realized the benefit of several successful cost savings initiatives, specifically within operating costs and G&A, which also contributed to the cash flow from operations and funds flow from operations results. In the comparative period in 2018, the Company monetized its physical delivery contract to Northern Border Ventura for total proceeds of $14 million which contributed positively to cash flow from operations.

The net loss in the fourth quarter of 2019 is mainly due to depletion costs and non-cash, PP&E impairment charges within our Cardium and Legacy CGUs. The impairment in the Cardium in mainly due to lower forecasted commodity prices and continued volatility within the Oil and Gas industry which caused us to increase our discount rate, while the Legacy impairment is the result of the Company focusing on the shut-in of several uneconomic properties in the area. In 2018, the net loss is mainly due to non-cash PP&E impairment charges on the Company’s Legacy and Peace River properties.

Operations

Corporate and liquids netbacks increased from the comparative quarter mainly due to higher realized prices and lower realized risk management losses related to hedging activities.

Capital activities during the fourth quarter of 2019 remained focused on development in the Cardium, specifically in Willesden Green, with eight wells drilled.

Production in 2019 declined from the comparable period, due to the Company’s formal Legacy asset shut-in program, restricted spending in the Peace River and Alberta Viking areas and minor disposition activity. During the fourth quarter of 2019, average production within the Company’s key development areas was as follows:

	Three months ended December 31
Daily production (boe/d)	2019	2018	% change
Cardium	20,950	21,395	(2)
Peace River	4,230	5,245	(19)
Alberta Viking	849	1,430	(41)
Legacy	610	1,835	(67)

Total	26,639	29,905	(11)

Evaluation of Disclosure Controls and Procedures

The Company’s disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by the Company in our annual filings, interim filings or other reports filed or submitted by us under securities legislation is recorded, processed, summarized and reported within the time periods specified in such securities legislation. They include controls and procedures designed to ensure that information required to be disclosed by the Company in our annual filings, interim filings or other reports that we file or submit under applicable securities legislation is accumulated and communicated to the Company’s management, including our Interim Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

An internal evaluation was carried out by management under the supervision and with the participation of the Company’s Interim Chief Executive Officer and Chief Financial Officer of the effectiveness of Obsidian

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

Energy’s disclosure controls and procedures as defined in Rule 13a-15 under the US Securities Exchange Act of 1934 (the “Exchange Act”) and as defined in Canada by National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings (“NI 52-109”) as at December 31, 2019. Based on that evaluation, the Interim Chief Executive Officer and the Chief Financial Officer concluded that as at December 31, 2019 the disclosure controls and procedures were effective.

Management’s Report on Internal Control over Financial Reporting

Internal control over financial reporting (“ICFR”) is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. Obsidian Energy’s management, including our Interim Chief Executive Officer and Chief Financial Officer, is responsible for establishing and maintaining adequate ICFR, as such term is defined in Rule 13a-15 under the Exchange Act and as defined in Canada by NI 52-109. A material weakness in the Company’s ICFR exists if a deficiency, or a combination of deficiencies, in our ICFR is such that there is a reasonable possibility that a material misstatement of our annual financial statements or interim financial reports will not be prevented or detected on a timely basis.

An internal evaluation was carried out by management under the supervision and with the participation of the Company’s Interim Chief Executive Officer and Chief Financial Officer of the effectiveness of the Company’s ICFR as at December 31, 2019. The assessment was based on the framework in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on that evaluation, the Interim Chief Executive Officer and the Chief Financial Officer concluded that as at December 31, 2019 the Company’s ICFR was effective.

Changes in Internal Control Over Financial Reporting

Obsidian Energy’s senior management has evaluated whether there were any changes in the Company’s ICFR that occurred during the period beginning on October 1, 2019 and ending on December 31, 2019 that have materially affected, or are reasonably likely to materially affect, the Company’s ICFR. No changes to the Company’s ICFR were made during the quarter.

New Accounting Pronouncements

The International Accounting Standards Board issued IFRS 16 “Leases” in January 2016 which replaces IAS 17 “Leases”. IFRS 16 outlines several new requirements in regard to the recognition, measurement and disclosure of leases. A key principle within the standard includes a single lessee accounting model which requires lessees to recognise assets and liabilities for all leases which have a term of more than 12 months. The accounting for lessors, which classify leases as either operating or finance, remains substantially unchanged from the previous standard. The new standard was effective for annual reporting periods beginning on or after January 1, 2019.

Obsidian Energy applied IFRS 16 with an initial adoption date of January 1, 2019, resulting in a change to its accounting policy for lease contracts as detailed below. The Company applied IFRS 16 using the modified retrospective approach under which the cumulative effect of initial application is recognized in retained earnings at January 1, 2019. As a result, comparative information has not been restated and continues to be reported under IAS 17 and IFRIC 4.

Upon adoption of IFRS 16, the Company identified certain office leases, transportation commitments, vehicle leases and surface leases in-scope under the standard.

•	Office lease commitments pertain to total leased office space. A portion of this office space has been sub-leased to other parties to minimize the Company’s net exposure under the leases.

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

•	Transportation commitments relate to costs for future pipeline access.

•	Vehicle leases relate to commitments for usage of vehicles.

•	Surface leases allow access to land at a natural gas or oil treatment facility and beyond.

As a result of adopting this standard, the Company had re-allocated the following expenses on the consolidated statements of income (loss) in 2019 to financing expenses and depletion, depreciation, impairment and accretion expense.

•	Reduction in general and administrative expenses by $1 million with corresponding increase to financing expense and depletion, depreciation, impairment and accretion expense.

•	Reduction in operating expenses by $2 million with corresponding increase to financing expense and depletion, depreciation, impairment and accretion expense.

•	Reduction in transportation expenses by $6 million with corresponding increase to financing expense and depletion, depreciation, impairment and accretion expense.

•	Increase in financing expenses by $7 million due to above mentioned changes from the unwinding of discount on lease liabilities.

For further information on the impact of the IFRS 16 adoption on the Company, please refer to Note 3 to the Company’s audited consolidated financial statements for the year ended December 31, 2019.

Off-Balance-Sheet Financing

Obsidian Energy has off-balance-sheet financing arrangements consisting of operating leases. The operating lease payments are summarized in the Contractual Obligations and Commitments section.

Critical Accounting Estimates

Obsidian Energy’s significant accounting policies are detailed in Note 3 to our audited consolidated Financial Statements. In the determination of financial results, Obsidian Energy must make certain critical accounting estimates as follows:

Depletion and Impairments

Costs of developing oil and natural gas reserves are capitalized and depleted against associated oil and natural gas production using the unit-of-production method based on the estimated proved plus probable reserves with forecast commodity pricing.

All of the Company’s reserves were evaluated by Sproule Associates Limited (“SAL”), an independent, qualified reserve evaluation engineering firm. Obsidian Energy’s reserves are determined in compliance with National Instrument 51-101. The evaluation of oil and natural gas reserves is, by its nature, based on complex extrapolations and models as well as other significant engineering, reservoir, capital, pricing and cost assumptions. Reserve estimates are a key component in the calculation of depletion and are an important component in determining the recoverable amount in impairment tests. The determination of the recoverable amount involves estimating the higher of an asset’s fair value less costs to sell or its value-in-use, the latter of which is based on its discounted future cash flows using an applicable discount rate. To the extent that the recoverable amount, which could be based in part on its reserves, is less than the carrying amount of property, plant and equipment, a write-down against income is recorded.

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

Decommissioning Liability

The decommissioning liability is the present value of the Company’s future statutory, contractual, legal or constructive obligations to retire long-lived assets including wells, facilities and pipelines. The liability is recorded on the balance sheet with a corresponding increase to the carrying amount of the related asset. The recorded liability increases over time to its future liability amount through accretion charges to income. Revisions to the estimated amount or timing of the obligations are reflected as increases or decreases to the recorded decommissioning liability. Actual decommissioning expenditures are charged to the liability to the extent of the then-recorded liability. Amounts capitalized to the related assets are amortized to income consistent with the depletion or depreciation of the underlying asset. Note 9 to Obsidian Energy’s audited consolidated Financial Statements details the impact of these accounting standards.

Office Lease Provision

The office lease liability is the net present value of future lease payments Obsidian Energy is obligated to make under non-cancellable lease contracts less recoveries under current sub-lease agreements. The liability is recognized on the balance sheet with the corresponding change charged to income. The recorded liability increases over time to its future amount through accretion charges to income. Revisions to the estimated amount or timing of the obligations are reflected prospectively as increases or decreases to the recorded liability. Actual lease payments less sub-lease recoveries are charged to the liability as the costs are incurred. Note 9 to Obsidian Energy’s audited consolidated Financial Statements details the impact of these accounting standards.

Financial Instruments

Financial instruments included in the balance sheets consist of accounts receivable, fair values of derivative financial instruments, current liabilities and long-term debt. Except for the senior notes, the fair values of these financial instruments approximate their carrying amounts due to the short-term maturity of the instruments, the mark-to-market values recorded for the financial instruments and the market rate of interest applicable to the bank debt. The estimated fair value of the senior notes is disclosed in Note 7 to the Company’s audited consolidated Financial Statements.

Obsidian Energy’s revenues from the sale of crude oil, natural gas liquids and natural gas are directly impacted by changes to the underlying commodity prices. To manage our planned capital program to within funds flows from operations, financial instruments including swaps and collars may be utilized from time to time.

Substantially all of the Company’s accounts receivable are with customers in the oil and natural gas industry and are subject to normal industry credit risk. Obsidian Energy may, from time to time, use various types of financial instruments to reduce its exposure to fluctuating oil and natural gas prices, electricity costs, exchange rates and interest rates. The use of these financial instruments exposes us to credit risks associated with the possible non-performance of counterparties to the derivative contracts. The Company limits this risk by executing counterparty risk procedures which include transacting only with financial institutions who are members of its credit facility or those with high credit ratings as well as obtaining security in certain circumstances.

Deferred Tax

Deferred taxes are recorded based on the liability method of accounting whereby temporary differences are calculated assuming financial assets and liabilities will be settled at their carrying amount. Deferred taxes are computed on temporary differences using substantively enacted income tax rates expected to apply when future income tax assets and liabilities are realized or settled.

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

Non-GAAP Measures

Certain financial measures including funds flow from operations, funds flow from operations per share-basic, funds flow from operations per share-diluted, netback, gross revenues, net debt and Adjusted EBITDA, included in this MD&A do not have a standardized meaning prescribed by IFRS and therefore are considered non-GAAP measures; accordingly, they may not be comparable to similar measures provided by other issuers. Funds flow from operations is cash flow from operating activities before changes in non-cash working capital, decommissioning expenditures, onerous office lease settlements, the effects of financing related transactions from foreign exchange contracts and debt repayments, restructuring charges and certain other expenses and is representative of cash related to continuing operations. Funds flow from operations is used to assess the Company’s ability to fund its planned capital programs. See “Cash flow from Operations and Funds Flow from Operations” above for a reconciliation of funds flow from operations to cash flow from operating activities, being its nearest measure prescribed by IFRS. Netback is the per unit of production amount of revenue less royalties, operating expenses, transportation expenses and realized risk management gains and losses, and is used in capital allocation decisions and to economically rank projects. See “Results of Operations – Netbacks” and “Fourth Quarter Highlights – Operations” above for a calculation of the Company’s 2019 annual and 2019 fourth quarter netbacks. Gross revenue is oil and natural gas sales and other income including realized risk management gains and losses on commodity contracts and excludes processing fees and other income and is used to assess the cash realizations on commodity sales. See “Oil and Natural Gas Sales and Gross Revenues” above for a reconciliation of gross revenues to oil and natural gas sales and other income, being its nearest measure prescribed by IFRS. Net debt is the total of long-term debt and working capital deficiency and is used by the Company to assess its liquidity. See “Liquidity and Capital Resources – Net Debt” above for a calculation of the Company’s net debt. Adjusted EBITDA is cash flow from operations excluding the impact of changes in non-cash working capital, decommissioning expenditures, financing expenses, realized gains and losses on foreign exchange hedges on prepayments, realized foreign exchange gains and losses on debt prepayment, restructuring expenses and other expenses. Adjusted EBITDA as defined by Obsidian Energy’s debt agreements excludes the EBITDA contribution from assets sold in the prior 12 months and is used within Obsidian Energy’s covenant calculations related to our syndicated bank facility and senior notes. Additionally, under the syndicated credit facility, realized foreign exchange gains or losses related to debt maturities are excluded from the calculation.

Oil and Gas Information

Barrels of oil equivalent (“boe”) may be misleading, particularly if used in isolation. A boe conversion ratio of six thousand cubic feet of natural gas to one barrel of crude oil is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio based on the current price of crude oil as compared to natural gas is significantly different from the energy equivalency conversion ratio of 6:1, utilizing a conversion on a 6:1 basis is misleading as an indication of value.

Forward-Looking Statements

Certain statements contained in this document constitute forward-looking statements or information (collectively “forward-looking statements”). In particular, this document contains forward-looking statements pertaining to, without limitation, the following: the purpose and possible alternatives in connection with the strategic alternative process, and when we would provide an update on such process; that we will continue to focus on development in the Willesden Green area of the Cardium as it unlocks value on this predictable, short payback, low decline light-oil asset; that we continue to focus on our development and strategic efforts in the Cardium, marketing of our interest in the PROP and participating in the ABC program; that we will continue to evaluate asset dispositions and other transactions as part of the strategic review process; the future lease commitments and

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

being indemnified on subleases by the landlord; that if current low crude oil environment continues, we anticipate minimal capital spending for the remainder of the year, however, we do have the operational flexibility if crude oil prices recover; the belief that the Company plans to focus on our industry leading Cardium position offers a predictable growth profile focused on creating liquids weighted, sustainable value for all stakeholders; that safety policies, procedures and programs developed by Obsidian Energy shall meet or exceed legislative requirements and all injuries and serious incidents are reported and investigated accordingly; that the Company is committed to minimizing the environmental impacts of its operations with its programs focusing on stakeholder communication, impact minimization, resource conservation and site abandonment/ reclamation/ remediation; that the Company will target capital expenditures within funds flow from operations; the belief that the Company has the operational flexibility and ready to drill inventory to increase our capital program as commodity prices allow; that we will continue to seek initiatives to further reduce our cost structure, including streamlining our asset base; the expected re-confirmation and term out dates, as applicable, on the credit facility, and the maturity dates on the senior notes and possible alternative dates if the credit facility is not re-confirmed in June 2020; the financial covenant amendments and time frames that are applicable in connection with the amending agreements; that the appeal with former Penn West employees will likely be heard in December 2020; that the Company continues to work through a formal sales process for PROP; that the compliance with certain environmental legislation could require additional expenditures and a failure to comply may result in fines and penalties which could, in the aggregate and under certain assumptions, become material; that we are dedicated to managing the environmental impact from our operations through the environmental programs which include resource conservation, water management and site abandonment/ reclamation/ remediation; that we will remain in the ABC program for 2020; that the Company continuously monitors operations to minimize environmental impact and allocate sufficient capital to reclamation and other activities to mitigate the impact on the areas in which the Company operates; that management contemplates both operating and financial risks and takes action as appropriate to limit the Company’s exposure to certain risks and that management maintains close relationships with the Company’s lenders and agents to monitor credit market developments, and these actions and plans aim to increase the likelihood of maintaining the Company’s financial flexibility and capital program, supporting the Company’s ability to capture opportunities in the market and execute longer-term business strategies; the expected impact to first half production due to shut-in activities; when we will provide our second half 2020 guidance; the first half 2020 guidance including average production range, capital expenditures and decommissioning expenditures and operating and G&A ranges; that the Alberta mandatory crude and bitumen curtailment program will have an immaterial impact on our 2020 operations; that under the Company’s current forecast, sufficient liquidity exists if further potential strip price reductions were to occur (in the order of US$10 per barrel), we expect to have sufficient liquidity due to a combination of syndicated credit facility capacity and the ability to implement additional proactive actions within the Company’s control; that due to significant commodity price volatility currently due to the COVID-19 pandemic, potential increased production supply from OPEC and Russia and potential lack of storage forcing production shut-ins future significant decreases to commodity prices may occur which could impact future cash flows and cause uncertainty as to whether the Company has sufficient liquidity throughout 2020; and the sensitivity analysis and contractual obligations and commitments moving forward. In addition, statements relating to “reserves” or “resources” are deemed to be forward-looking statements as they involve the implied assessment, based on certain estimates and assumptions, that the reserves and resources described exist in the quantities predicted or estimated and can be profitably produced in the future.

With respect to forward-looking statements contained in this document, the Company has made assumptions regarding, among other things: we will have the ability to continue as a going concern going forward and realize our assets and discharge our liabilities in the normal course of business; that the Company does not dispose of or acquire material producing properties or royalties or other interests therein other than as stated herein (provided that the forward-looking guidance set out herein, including under “Outlook”, does not take into account the proposed sale of our interest in PROP); the impact of the Alberta government mandated curtailment of crude oil and bitumen production; the impact of regional and/or global health related events on energy demand; global

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

energy policies going forward; that we are able to move forward through the various reconfirmation, redetermination dates with the credit facility and pay the senior notes at the new negotiated maturity dates; our ability to execute our plans as described herein and in our other disclosure documents and the impact that the successful execution of such plans will have on our Company and our stakeholders; that the current commodity price and foreign exchange environment will continue or improve; future capital expenditure levels; future crude oil, natural gas liquids and natural gas prices and differentials between light, medium and heavy oil prices and Canadian, WTI and world oil and natural gas prices; future crude oil, natural gas liquids and natural gas production levels; future exchange rates and interest rates; future debt levels; our ability to execute our capital programs as planned without significant adverse impacts from various factors beyond our control, including weather, infrastructure access and delays in obtaining regulatory approvals and third party consents; our ability to obtain equipment in a timely manner to carry out development activities and the costs thereof; our ability to market our oil and natural gas successfully to current and new customers; our ability to obtain financing on acceptable terms, including our ability to renew or replace our syndicated bank facility and our ability to finance the repayment of our senior notes on maturity; and our ability to add production and reserves through our development and exploitation activities.

Although the Company believes that the expectations reflected in the forward-looking statements contained in this document, and the assumptions on which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned not to place undue reliance on forward-looking statements included in this document, as there can be no assurance that the plans, intentions or expectations upon which the forward-looking statements are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties that contribute to the possibility that the forward-looking statements contained herein will not be correct, which may cause our actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things: the possibility that we are not able to continue as a going concern and realize our assets and discharge our liabilities in the normal course of business; the possibility that the Company will not be able to continue to successfully execute our business plans and strategies in part or in full, and the possibility that some or all of the benefits that the Company anticipates will accrue to our Company and our stakeholders as a result of the successful execution of such plans and strategies do not materialize; the possibility that the Company is unable to complete the disposition of assets on favorable terms or at all, including the proposed disposition of the Company’s interest in PROP; the impact that any government assistance programs could have on the Company in connection with, among other things, the COVID-19 pandemic and other regional and/or global health related events; the impact on energy demands due to regional and/or global health related events; the possibility that the Company is unable to renew its credit facilities on acceptable terms or at all and/or finance the repayment of our senior notes when they mature and/or obtain debt financing to replace one or both of our credit facilities and senior notes; the possibility that we breach one or more of the financial covenants pursuant to our agreements with the syndicated banks and the holders of our senior notes; general economic and political conditions in Canada, the U.S. and globally, and in particular, the effect that those conditions have on commodity prices and our access to capital; industry conditions, including fluctuations in the price of crude oil, natural gas liquids and natural gas, price differentials for crude oil and natural gas produced in Canada as compared to other markets, and transportation restrictions, including pipeline and railway capacity constraints; fluctuations in foreign exchange or interest rates; unanticipated operating events or environmental events that can reduce production or cause production to be shut-in or delayed (including extreme cold during winter months, wild fires and flooding); the impact of existing or new production curtailments; and the other factors described under “Risk Factors” in our Annual Information Form and described in our public filings, available in Canada at www.sedar.com and in the United States at www.sec.gov. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

The forward-looking statements contained in this document speak only as of the date of this document. Except as expressly required by applicable securities laws, the Company does not undertake any obligation to publicly update any forward-looking statements. The forward-looking statements contained in this document are expressly qualified by this cautionary statement.

Additional Information

Additional information relating to Obsidian Energy, including Obsidian Energy’s Annual Information Form, is available on the Company’s website at www.obsidianenergy.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

OBSIDIAN ENERGY 2019	MANAGEMENT’S DISCUSSION AND ANALYSIS

Schedule VI

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the year ended December 31, 2018

This management’s discussion and analysis of financial condition and results of operations (“MD&A”) of Obsidian Energy Ltd. (“Obsidian Energy”, the “Company”, “we”, “us”, “our”) should be read in conjunction with the Company’s audited consolidated financial statements for the years ended December 31, 2018 and 2017 (the “consolidated Financial Statements”) as recast to reflect the 7:1 common share consolidation that was effective June 5, 2019, for comparative purposes. Please refer to Note 20 to the Company’s audited consolidated financial statements for further details.

The date of this MD&A is September 18, 2020 and has been recast from the previously filed version dated March 6, 2019. All dollar amounts contained in this MD&A are expressed in millions of Canadian dollars unless noted otherwise.

For additional information, including Obsidian Energy’s consolidated Financial Statements and Annual Information Form, please go to the Company’s website at www.obsidianenergy.com, in Canada to the SEDAR website at www.sedar.com or in the United States to the EDGAR website at www.sec.gov.

Certain financial measures such as funds flow from operations, funds flow from operations per share-basic, funds flow from operations per share-diluted, netback, gross revenues, net debt and earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) included in this MD&A do not have a standardized meaning prescribed by International Financial Reporting Standards (“IFRS”) and therefore are considered non-GAAP measures; accordingly, they may not be comparable to similar measures provided by other issuers. This MD&A also contains oil and gas information and forward-looking statements. Please see the Company’s disclosure under the headings “Non-GAAP Measures”, “Oil and Gas Information”, and “Forward-Looking Statements” included at the end of this MD&A.

Annual Financial Summary

	Year ended December 31
(millions, except per share amounts)	2018	2017	2016
Oil and natural gas sales and other income	$444	$450	$608
Cash flow from operations	99	125	(137)
Basic per share	1.36	1.74	(1.91)
Diluted per share	1.36	1.74	(1.91)
Funds flow from operations	92	192	182
Basic per share	1.26	2.67	2.54
Diluted per share	1.26	2.67	2.54
Net loss	(305)	(84)	(696)
Basic per share	(4.22)	(1.17)	(9.70)
Diluted per share	(4.22)	(1.17)	(9.70)
Capital expenditures (1)	168	141	82
Property acquisitions (dispositions), net	(13)	(110)	(1,415)
Long-term debt	419	359	469
Total assets	$2,650	$3,008	$3,339

(1)	Includes the effect of capital carried by partners in 2017 and 2016.

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

The Company completed several asset dispositions from 2016–2018 which reduced the size of the Company’s operations as it continued to focus on balance sheet strength and creating efficiencies within its asset base. This resulted in lower production levels and reduced oil and natural gas sales and other income, cash flow from operations, funds flow from operations and total assets from the comparative periods.

In 2018, cash flow from operations and funds flow from operations were both impacted by volatile crude oil differentials, particularly in the fourth quarter of 2018. For the comparative period in 2017, cash flow from operations and funds flow from operations were affected by low crude oil prices, specifically in the first half of the year. In 2016, the Company completed a number of asset dispositions to improve its financial position which resulted in debt pre-payments. These debt pre-payments led to realized foreign exchange hedging losses which decreased cash flow from operations.

In 2018 and 2017, the net loss was mainly attributed to higher depletion costs on a per boe basis. Additionally, in 2018 the net loss was also impacted by realized risk management losses related to the Company’s outstanding hedges, non-cash property, plant and equipment (“PP&E”) impairments and volatile crude oil differentials, which reduced revenues late in 2018. The net loss in 2017 was impacted by a low commodity price environment, particularly in the first half of 2017. In 2016, the net loss was due to non-cash PP&E impairment charges as a result of classifying certain assets as held for sale and impairments on exploration & evaluation (“E&E”) assets.

In 2018 and 2017, capital expenditures increased from 2016 partly due to improvements in Obsidian Energy’s financial position. Capital activity has focused on its key development areas, specifically in the Cardium, Peace River and Deep Basin.

Quarterly Financial Summary

(millions, except per share and production amounts) (unaudited)

Three months ended	Dec. 31 2018	Sep. 30 2018	June 30 2018	Mar. 31 2018	Dec. 31 2017	Sep. 30 2017	June 30 2017	Mar. 31 2017
Oil and natural gas sales and other income	$82	$124	$122	$116	$122	$95	$108	$125
Cash flow from operations	19	43	(20)	57	7	61	19	38
Basic per share	0.26	0.59	(0.28)	0.79	0.10	0.85	0.26	0.53
Diluted per share	0.26	0.59	(0.28)	0.79	0.10	0.85	0.26	0.53
Funds flow from operations (1)	(2)	26	32	35	52	40	43	57
Basic per share	(0.03)	0.36	0.44	0.49	0.72	0.56	0.60	0.79
Diluted per share	(0.03)	0.36	0.44	0.49	0.72	0.56	0.60	0.79
Net income (loss)	(113)	(31)	(96)	(65)	(58)	(44)	(9)	27
Basic per share	(1.56)	(0.43)	(1.33)	(0.90)	(0.81)	(0.61)	(0.12)	0.37
Diluted per share	$(1.56)	$(0.43)	$(1.33)	$(0.90)	$(0.81)	$(0.61)	$(0.12)	$0.37
Production
Liquids (bbls/d) (2)	19,001	17,845	18,551	19,163	19,535	18,779	19,033	21,169
Natural gas (mmcf/d)	65	60	61	62	71	68	68	82

Total (boe/d)	29,905	27,777	28,697	29,443	31,447	30,166	30,436	34,900

(1)	Please refer to the prior quarterly filings for reconciliations of cash flow from operations to funds flow from operations.
(2)	Includes crude oil and natural gas liquids.

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

Cash flow from Operations and Funds Flow from Operations

	Year ended December 31
(millions, except per share amounts)	2018	2017
Cash flow from operating activities	$99	$125
Change in non-cash working capital	(68)	(5)
Decommissioning expenditures	9	16
Office lease settlements	13	16
Settlements of normal course foreign exchange contracts	3	(8)
Realized foreign exchange loss – debt maturities	8	6
Realized foreign exchange loss – hedging repayment (1)	18	—
Restructuring charges (2)	8	10
Other expenses (3)	16	11
Monetization of transportation contract (4)	(14)	—
Carried operating expenses (5)	—	21

Funds flow from operations	$92	$192

Per share – funds flow from operations
Basic per share	$1.26	$2.67
Diluted per share	$1.26	$2.67

(1)	During the third quarter of 2018, the Company’s outstanding GBP cross currency swap matured resulting in an $18 million realized loss.
(2)	In 2018, excludes the non-cash portion of restructuring totaling $8 million, on payments due in 2019 and 2020.
(3)

In 2018, includes legal fees related to ongoing claims against former Penn West Petroleum (“Penn West”) employees related to the Company’s 2014 restatement of certain financial results. In 2017, the Company settled the outstanding lawsuit it had with the United States Securities and Exchange Commission (“SEC”) for US$8.5 million (CAD$11 million) during the fourth quarter.

(4)	In the fourth quarter of 2018, the Company monetized a physical delivery contract on 15 mmcf of natural gas per day to Northern Border Ventura for US$10.5 million (CAD$14 million).
(5)	The benefit of carried operating expenses from the Company’s partner under the Peace River Oil Partnership (“PROP”) was fully utilized in December 2017.

In 2018, cash flow from operations and funds flow from operations decreased from the comparable period primarily due to realized risk management losses on crude oil contracts, widening crude oil differentials and lower production volumes due to asset disposition activity. This was partially offset by an increase in benchmark crude oil prices. Also, the conclusion of the PROP operating expense carry in 2017 impacted funds flow from operations in 2018.

Business Strategy

In 2018, Obsidian Energy accelerated development in the Willesden Green play within the Cardium and will continue to focus its capital activity on this play in 2019. The Company is focusing on primary development in the area as it unlocks value on this predictable, short payback, low decline light-oil asset. The Company will take a “manufacturing style” approach to full field development of this play which should result in a number of cost synergies. As Obsidian Energy moves forward, the Company believes its plans to focus on its industry leading Cardium position offers a predictable growth profile focused on creating liquids weighted, sustainable value for all stakeholders.

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

Highlights of the Company’s 2019 development plans include:

•	Cardium – planned spending of $74 million with a focus on Willesden Green, drilling 16 horizontal wells. Additionally, $6 million has been allocated to non-operated primary drilling.

•	Deep Basin – planned spending of $7 million resulting in two wells drilled, targeting high pressure areas and strategic positions close to the Company’s operated processing facilities.

•	Optimization – planned spending of approximately $5 million to optimize existing well bores, involving multiple projects across the Company’s portfolio.

Obsidian Energy will continue to focus on increasing shareholder value by focusing its operations within the Cardium. In late 2018, the Company proactively announced a legacy asset shut-in program due to the continued low outlook for natural gas prices.

Business Environment

The following table outlines quarterly averages for benchmark prices and Obsidian Energy’s realized prices for the previous eight quarters.

	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
Benchmark prices
WTI crude oil ($US/bbl)	$58.81	$69.50	$67.88	$62.87	$55.40	$48.21	$48.29	$51.91
Edm mixed sweet par price (CAD$/bbl)	42.97	81.92	80.62	72.15	68.94	56.63	61.83	63.87
Western Canada Select (CAD$/bbl)	25.63	61.76	62.82	48.46	54.87	47.91	49.98	49.38
NYMEX Henry Hub ($US/mcf)	3.68	2.86	2.80	3.00	2.93	3.00	3.18	3.32
AECO Index (CAD$/mcf)	1.74	1.20	1.11	1.96	1.82	1.75	2.78	2.82
Foreign exchange rate (CAD$/$US)	1.322	1.307	1.291	1.265	1.272	1.252	1.345	1.323
Average sales price (1)
Light oil (CAD$/bbl)	37.88	82.70	78.50	68.66	67.29	55.94	61.46	63.21
Heavy oil (CAD$/bbl)	7.70	45.30	46.81	31.34	38.12	30.36	31.61	33.21
NGLs (CAD$/bbl)	24.99	40.47	42.91	41.11	39.74	28.29	29.14	27.79
Total liquids (CAD$/bbl)	28.39	67.31	65.21	56.09	56.10	45.05	48.86	51.15
Natural gas (CAD$/mcf)	2.46	1.87	1.62	2.87	2.51	2.35	3.10	3.22
Benchmark differentials
WTI – Edm Light Sweet ($US/bbl)	(26.30)	(6.83)	(5.45)	(5.90)	(1.14)	(2.89)	(2.26)	(3.54)
WTI – WCS Heavy ($US/bbl)	$(39.42)	$(22.25)	$(19.27)	$(24.51)	$(12.27)	$(9.94)	$(11.13)	$(14.58)

(1)	Excludes the impact of realized hedging gains or losses.

Crude Oil

In the fourth quarter of 2018, crude oil prices decreased to the lowest levels of the year with WTI averaging US$58.81 per barrel. Crude oil prices were impacted by increasing global supply resulting in inventory builds. On a full year basis, WTI averaged US$64.77 per barrel in 2018 compared to US$50.95 per barrel in 2017.

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

Light oil differentials widened in the fourth quarter of 2018 due to oversupply and ongoing capacity constraints from high apportionment levels on pipelines and a lack of take away capacity. Canadian heavy oil differentials also significantly widened in the fourth quarter and were also impacted by this lack of take away capacity, an increase in supply of Western Canadian crude oil and lower than normal refinery runs in the US.

In the fourth quarter of 2018, the Alberta Government announced a mandatory curtailment program commencing in January 2019 to relieve excess supply of crude oil and bitumen in Western Canada. Since the announcement, there has been a meaningful contraction of Canadian benchmark differentials improving the outlook for Western Canadian producers.

Currently, the Company has the following crude oil hedges in place:

	Q1 2019	Q2 2019
WTI $USD	$50.02	$56.53
bbl/day	3,000	2,000
WTI $CAD	$67.88	$68.58
bbl/day	6,000	4,000

Total bbl/day	9,000	6,000

Additionally, in the first quarter of 2019 the Company has foreign exchange contracts at an average of 1.300 on notional US$2 million per month.

In late 2018, the decrease in crude oil prices allowed the Company to restructure part of its existing hedge book by removing a 1,000 barrel per day WTI swap in the third quarter of 2019 for proceeds of $0.5 million.

Natural Gas

NYMEX Henry Hub gas prices started the fourth quarter of 2018 at US$3.13 per MMBtu and increased throughout the quarter to close at US$3.25 per MMBtu. TransCanada Pipeline receipt and export restrictions impacted Alberta field receipts causing price volatility resulting in a fourth quarter AECO daily (5A) average of $1.48 per mcf. On a full year basis, AECO daily (5A) averaged $1.42 per mcf in 2018 compared to $2.04 per mcf in 2017.

Ventura prices averaged US$3.59 per MMBtu during the fourth quarter of 2018. Obsidian Energy participated in the Ventura market until December 31, 2018, which resulted in a higher realized natural gas price versus AECO pricing. In the fourth quarter of 2018, the Company monetized its physical delivery contract on 15 mmcf of natural gas per day to Northern Border Ventura for total proceeds of US$10.5 million or CAD$14 million. The decision to monetize the contract was due to an expansion in the forward curve spread between AECO and Northern Border Ventura gas pricing.

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

Average Sales Prices

	Year ended December 31
	2018	2017	% change
Light oil (per bbl)	$66.60	$62.13	7
Heavy oil (per bbl)	33.07	33.27	(1)
NGLs (per bbl)	36.69	31.16	18

Total liquids (per bbl)	53.94	50.37	7
Risk management (loss) gain (per bbl)	(10.72)	2.71	>(100)

Total liquids price, net (per bbl)	43.22	53.08	(19)

Natural gas (per mcf)	2.21	2.81	(21)
Risk management (loss) gain (per mcf)	0.38	0.15	>100

Natural gas net (per mcf)	2.59	2.96	(13)

Weighted average (per boe)	39.45	37.58	5
Risk management (loss) gain (per boe)	(6.10)	2.02	>(100)

Weighted average net (per boe)	$33.35	$39.60	(16)

Performance Indicators

Obsidian Energy’s management and Board of Directors monitors its performance based on the following three key focus areas using a number of qualitative and quantitative factors:

•	Values – Includes Obsidian Energy’s execution of its field, health, safety, environmental and regulatory programs and its focus on operational excellence;

•	Delivery – Includes Obsidian Energy key performance metrics including a leading cost structure within the industry and a focus on free cash flow generation; and

•	Growth – Includes the management of the Company’s asset portfolio, financial stewardship and the goal of creating production growth and long-term competitive return on investment for its shareholders.

Values

At Obsidian Energy, the health, safety and wellness of its employees, contractors and stakeholders living within its areas of operation is paramount. Safety policies, procedures and programs developed by Obsidian Energy shall meet or exceed legislative requirements and all injuries and serious incidents are reported and investigated accordingly. Additionally, the Company is committed to minimizing the environmental impacts of its operations with its programs focusing on stakeholder communication, impact minimization, resource conservation and site abandonment and reclamation. Throughout its operations, Obsidian Energy requires a high standard of professional conduct and supports a culture that ensures all individuals act with integrity and respect. These principles form the operational standard for the Company as it focuses on activities across its leading positions within Alberta.

Delivery

The Company met its key performance targets in 2018 as it continued to emphasize execution and focus on cost reduction initiatives.

•	The Company’s average annual production was 28,953 boe per day, within production guidance of 28,500 to 29,000 boe per day;

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

•	Capital expenditures were $168 million compared to guidance of $180 million and Decommissioning expenditures were $9 million compared to guidance of $10 million;

•	Operating costs per boe were $13.89 per boe, within the Company’s guidance of $13.75 – $14.00 per boe;

•	General and administrative (“G&A”) costs per boe were $2.24, within the Company’s guidance of $2.00 – $2.50 per boe.

In 2019, the Company will target capital expenditures within funds flow from operations. For 2019 targets, please refer to the “Outlook” section below.

Growth

In 2018, Obsidian Energy increased its capital program as it focused on primary development within the Willesden Green play of the Cardium. This led to strong reserve results where the Company replaced 102 percent of its 2018 production on a proved plus probable reserves basis. Development plans for 2019 will continue within the Cardium and the Company will build off its results in the Deep Basin. For 2019, Obsidian Energy has a capital expenditure budget of $108 million and planned decommissioning expenditures of $12 million. The Company believes that it has the operational flexibility and ready to drill inventory to increase its capital program as commodity prices allow.

RESULTS OF OPERATIONS

Production

	Year ended December 31
Daily production	2018	2017	% change
Light oil (bbls/d)	11,342	11,803	(4)
Heavy oil (bbls/d)	4,885	5,387	(9)
NGLs (bbls/d)	2,410	2,433	(1)
Natural gas (mmcf/d)	62	73	(15)

Total production (boe/d)	28,953	31,723	(9)

In the second half of 2018, the Company began drilling its accelerated Cardium program in Willesden Green. The Company had 10 of these 14 incremental wells on production by the end of the fourth quarter of 2018. Production declined from the comparative periods due to disposition activity, mainly within its non-core, Legacy area. Key dispositions included the following:

•	In the first quarter of 2018, the Company closed a non-core asset disposition within its Legacy area with total production of approximately 2,200 boe per day.

•	In 2017, the Company closed several dispositions which included properties in British Columbia and in the Swan Hills area of Alberta with associated average production of 10,600 boe per day.

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

Average production within the Company’s key development areas and within the Company’s Legacy area was as follows:

	Year ended December 31
Daily production (boe/d)	2018	2017	% change
Cardium	18,829	18,476	2
Deep Basin	1,474	391	>100
Peace River	4,942	4,841	2
Alberta Viking	1,682	2,219	(24)
Legacy	2,026	5,796	(65)

Total	28,953	31,723	(9)

Production levels in the Company’s key development areas varied from the comparable periods due to capital allocations as the Company focused its development activities on the Cardium, Deep Basin and Peace River in 2018. Additionally, in late 2017, the Company drilled its first wells within its Deep Basin development area, specifically in the Mannville.

Netbacks

	Year ended December 31
	2018			2017
	Liquids (bbl)	Natural Gas (mcf)	Combined (boe)	Combined (boe)
Sales price	$53.94	$2.21	$39.45	$37.58
Commodity (loss) gain (1)	(10.72)	0.38	(6.10)	2.02
Royalties	(4.77)	(0.15)	(3.40)	(2.57)
Transportation	(4.20)	(0.41)	(3.39)	(2.48)
Operating costs (2)(3)	(17.96)	(1.12)	(13.89)	(15.18)

Netback	$16.29	$0.91	$12.67	$19.37

	(bbls/d)	(mmcf/d)	(boe/d)	(boe/d)
Production	18,637	62	28,953	31,723

(1)	Realized risk management gains and losses on commodity contracts.
(2)

Operating costs per boe is presented excluding the impact of carried operating expenses in 2017. The benefit of carried operating expenses from the Company’s partner under the PROP was fully utilized in December 2017. For 2017, the benefit of carried operating expenses from the Company’s partner under the PROP was $21 million ($1.78 per boe).

(3)	For 2018, includes the benefit of third party processing fees totaling $11 million (2017 – $13 million).

In 2018, the Company’s netbacks were lower than the prior year as increases in commodity prices were offset by realized commodity losses on outstanding crude oil hedges, specifically in the first nine months of the year. In late 2018, the Company’s netbacks were significantly impacted by widening crude oil differentials which reduced realized prices. Additionally, in 2018 royalties increased as a result of higher benchmark crude oil prices.

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

Oil and Natural Gas Sales and Gross Revenues

A reconciliation from oil and natural gas sales and other income to gross revenues is as follows:

	Year ended December 31
(millions)	2018	2017
Oil and natural gas sales and other income	$444	$450
Realized risk management gain (loss) (1)	(65)	23
Less: Processing fees	(11)	(13)
Less: Other income	(14)	—

Gross revenues	$354	$460

(1)	Relates to realized risk management gains and losses on commodity contracts

Oil and natural gas sales and other income were comparable year-over-year as increases in crude oil prices in 2018 were largely offset by lower production volumes due to asset disposition activity. Realized risk management losses on commodity contracts increased in 2018 as a result of higher crude oil prices. Other income includes the proceeds from the monetization of a physical delivery contract on 15 mmcf of natural gas per day to Northern Border Ventura.

Gross revenues from the sale of oil, NGLs and natural gas consisted of the following:

	Year ended December 31
(millions)	2018	2017
Liquids	$295	$381
Natural gas	59	79

Gross revenues	$354	$460

Change in Gross Revenues

(millions)
Gross revenues – January 1 – December 31, 2017	$460
Decrease in liquids production	(18)
Decrease in liquids prices (1)	(68)
Decrease in natural gas production	(12)
Decrease in natural gas prices (1)	(8)

Gross revenues – January 1 – December 31, 2018 (2)	$354

(1)	Includes realized risk management gains and losses on commodity contracts.
(2)	Excludes processing fees and other income.

Royalties

	Year ended December 31
	2018	2017
Royalties (millions)	$36	$30
Average royalty rate (1)	9%	7%
$/boe	$3.40	$2.57

(1)	Excludes effects of risk management activities and other income.

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

In 2018, royalties increased from the comparable period as a result of higher benchmark crude oil prices for the majority of the year. This was partially offset by asset disposition activity.

Expenses

	Year ended December 31
(millions)	2018	2017
Operating (1)	$147	$176
Transportation	36	29
Financing	21	23
Share-based compensation	$6	$8

	Year ended December 31
(per boe)	2018	2017
Operating (1)(2)	$13.89	$15.18
Transportation	3.39	2.48
Financing	1.96	1.96
Share-based compensation	$0.58	$0.69

(1)	Includes the benefit of third party processing fees totaling $11 million for 2018 (2017 – $13 million).
(2)

Operating costs per boe is presented excluding the impact of carried operating expenses in 2017. The benefit of carried operating expenses from the Company’s partner under the PROP was fully utilized in December 2017. For 2017, the benefit of carried operating expenses from the Company’s partner under the PROP was $21 million ($1.78 per boe).

Operating

In 2017 and 2018, the Company completed several non-core, legacy asset dispositions which lowered its overall cost structure. Operating costs have decreased in 2018 as asset dispositions of higher cost properties more than offset higher power prices and planned turnaround activity.

Transportation

In 2018, transportation costs increased from the comparable period as the Company utilized additional sales points in the Peace River area that require increased transportation costs to get to market, however, those sales points receive higher realized pricing that more than offset increases in transportation costs. Transportation costs are higher on a per boe basis as Peace River has higher average trucking costs due to its proximity to market and is now a larger percentage of the Company’s portfolio as a result of asset disposition activity closed over the past year.

Financing

The Company has a reserve-based syndicated credit facility, with an underlying borrowing base of $550 million, less the amount of outstanding pari passu senior notes, resulting in $470 million currently being available under the syndicated credit facility. The revolving period of the syndicated credit facility ends on May 31, 2019, with an additional one-year term out period, and is subject to a semi-annual borrowing base redetermination in May and November of each year. At December 31, 2018, the Company had $337 million outstanding under its syndicated credit facility.

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

At December 31, 2018 the carrying value of the Company’s senior notes was $82 million (2017 – $106 million). Summary information on the Company’s senior notes outstanding as at December 31, 2018 is as follows:

	Issue date	Amount (millions)	Initial Term	Average interest rate	Weighted average remaining term
2007 Notes	May 31, 2007	US$5	12 years	5.90%	0.4
2008 Notes	May 29, 2008	US$4	8 – 12 years	6.40%	1.4
2009 Notes	May 5, 2009	US$8	5 – 10 years	9.32%	0.4
2010 Q1 Notes	March 16, 2010	US$10	5 – 15 years	5.85%	1.2
2010 Q4 Notes	December 2, 2010, January 4, 2011	US$21	5 – 15 years	4.94%	3.0
2011 Notes	November 30, 2011	US$12	5 – 10 years	4.79%	3.0

In 2018, the Company retired $32 million (2017 – $26 million) related to a normal course senior note maturity.

Obsidian Energy’s debt structure includes short-term financings under its syndicated credit facility and long-term financing through its senior notes. Financing charges decreased slightly in 2018 as the drawn amount on the credit facility was comparable to 2017, however with proportionality less senior notes outstanding.

The interest rates on the Company’s syndicated credit facility are subject to fluctuations in short-term money market rates as advances on the syndicated credit facility are generally made under short-term instruments. At December 31, 2018, 80 percent (2017 – 70 percent) of the Company’s outstanding debt instruments were exposed to changes in short-term interest rates.

Share-Based Compensation

Share-based compensation expense relates to the Company’s Stock Option Plan (the “Option Plan”), Restricted and Performance Share Unit Plan (“RPSU”), Deferred Share Unit Plan (“DSU”) and Performance Share Unit Plan (“PSU”).

Share-based compensation expense consisted of the following:

	Year ended December 31
(millions)	2018	2017
Options	$—	$1
PSU plan	(1)	1
RPSU plan – equity method	7	7
RPSU plan – liability method	—	(1)

Share-based compensation	$6	$8

The share price used in the fair value calculation of the RPSU under the liability method, PSU and DSU obligations at December 31, 2018 was $3.57 per share (2017 – $10.92). Share-based compensation expense related to the DSU was insignificant.

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

General and Administrative Expenses

	Year ended December 31
(millions, except per boe amounts)	2018	2017
Gross	$44	$51
Per boe	4.19	4.41
Net	24	31
Per boe	$2.24	$2.68

In 2018, specifically the first half of year, the Company continued to reduce its workforce as a result of non-core, legacy asset dispositions which has led to a lower cost structure.

Restructuring Expense

	Year ended December 31
(millions, except per boe amounts)	2018	2017
Restructuring	$16	$10
Per boe	$1.51	$0.86

In both 2018 and 2017, as a result of disposition activity, the Company aligned its organizational structure to its operations which led to lower staff levels and associated costs recorded in “Restructuring”.

In 2018, the Company entered into a settlement agreement regarding a recent legal claim related to a covenant provided on a predecessor company’s long-term office lease, which was assumed by a third party that subsequently filed for creditor protection. Under the terms of the settlement, the Company will pay $13 million over three years as follows: October 2018 – $4 million, July 2019 – $5 million and July 2020 – $4 million. The settlement was recorded as restructuring in the second quarter of 2018 on the consolidated Statements of Income (Loss). The outstanding 2019 amount is recorded in accounts payable and accrued liabilities and the 2020 amount is recorded in other non-current liabilities. This has settled the outstanding claim.

Other Expense

	Year ended December 31
(millions, except per boe amounts)	2018	2017
Other	$16	$15
Per boe	$1.51	$1.33

In 2018, the Company fully utilized its insurance coverage relating to ongoing claims against former Penn West employees relating to the Company’s 2014 restatement of certain financial results when it was known as Penn West. Additional amounts that are reasonably incurred by the former employees in connection with the ongoing claims will be paid by the Company directly, pursuant to their indemnity agreements, until the matter is resolved by the parties and the United States Securities and Exchange Commission. These additional amounts are recorded within “Other” expense. The claim was previously settled against Penn West. The Company continues to assess whether these employees are entitled to coverage under their indemnity agreements and whether the amounts being claimed under the indemnity agreements are reasonable. The Company may, in the future, take action to terminate further coverage under the indemnity agreements, to recover amounts already paid under the indemnity agreements, or to challenge the reasonableness of the fees claimed under the indemnity agreements.

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

In 2017, the Company settled the outstanding lawsuit it had with the United States Securities and Exchange Commission (“SEC”) for US$8.5 million (CAD$11 million). The settlement is in relation to the Company’s 2014 restatement of certain financial results while it was known as Penn West.

Depletion, Depreciation, Impairment and Accretion

	Year ended December 31
(millions, except per boe amounts)	2018	2017
Depletion and depreciation (“D&D”)	$288	$289
D&D expense per boe	27.22	24.97
PP&E Impairment	107	15
PP&E Impairment per boe	10.11	1.30
Accretion of decommissioning liability	10	11
Accretion expense per boe	$0.95	$0.95

The Company’s D&D expense on a per boe basis increased as a result of disposition activity over the past year, primarily within its non-core, legacy areas.

In 2018, Obsidian Energy recorded impairments in its Legacy CGU as the Company decided to voluntary shut-in several uneconomic properties due to lower forecasted natural gas prices. Additionally, an impairment was recorded in its Peace River CGU as the Company scaled back near-term development in the area in response to wide heavy oil differentials.

Taxes

	Year ended December 31
(millions)	2018	2017
Deferred tax recovery	$—	$13

As at December 31, 2018 the Company was in a net unrecognized deferred tax asset position of approximately $94 million. Since the Company has not recognized the benefit of deductible timing differences in excess of taxable timing differences, deferred tax expense (recovery) for the year is nil.

Tax Pools

	As at December 31
(millions)	2018	2017
Undepreciated capital cost (UCC)	$344	$372
Canadian development expense (CDE)	101	24
Canadian exploration expense (CEE)	3	2
Non-capital losses	2,076	1,973
Other	9	11

Total	$2,533	$2,382

The total tax pool balance increased as a result of the Company’s accelerated Cardium development program during 2018.

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

Foreign Exchange

Obsidian Energy records unrealized foreign exchange gains or losses to translate U.S. denominated senior secured notes and the related accrued interest to Canadian dollars using the exchange rates in effect on the balance sheet date. Realized foreign exchange gains or losses are recorded upon repayment of the senior notes.

The split between realized and unrealized foreign exchange is as follows:

	Year ended December 31
(millions)	2018	2017
Realized foreign exchange loss on debt maturities	$(8)	$(6)
Unrealized foreign exchange gain	—	11

Foreign exchange gain (loss)	$(8)	$5

In 2018, the Company repaid a senior note in the amount of $32 million (2017 – $26 million) and recorded an $8 million realized foreign exchange loss (2017 – $6 million).

Net Loss

	Years ended December 31
(millions, except per share amounts)	2018	2017
Net loss	$(305)	$(84)
Basic per share	(4.22)	(1.17)
Diluted per share	$(4.22)	$(1.17)

The increase in the net loss from the comparable period is mainly due to realized risk management losses on crude oil hedges, non-cash PP&E impairments and volatile crude oil differentials, which reduced revenues late in 2018. Additionally, the Company had lower gains on asset dispositions in 2018 which also contributed to the increase.

Capital Expenditures

	Year ended December 31
(millions)	2018	2017
Drilling and completions	$95	$101
Well equipping and facilities	70	83
Land and geological/geophysical	2	5
Corporate	1	2
Capital carried by partners	—	(50)

Capital expenditures	168	141
SR&ED tax credits	—	(1)
Property dispositions (acquisitions), net	(13)	(110)

Total capital expenditures	$155	$30

In 2018, the Company focused largely on development activities in the Cardium and commissioning of its new gas gathering facility in Peace River. Key highlights include:

•	Cardium – Focused on primary development in the Willesden Green area of the play and spent $78 million resulting in 20 producers and six injectors.

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

•	Peace River – Drilled eight gross wells (four net) in addition to commissioning the gas gathering system to ensure compliance with Directive 84 for capital expenditures of $24 million.

•	Deep Basin – In 2018, the Company drilled two gross wells (1.7 net wells) and participated in non-operated activity in the area for capital expenditures of $11 million.

In 2017, as a result of entering into a definitive sale agreement, the Company classified certain non-core legacy assets located in Central Alberta as assets held for sale at December 31, 2017. In January 2018, the transaction closed, with associated average production of approximately 2,200 boe per day sold, in exchange for the assumption of abandonment and reclamation liabilities.

Drilling

	Year ended December 31
	2018		2017
(number of wells)	Gross	Net	Gross	Net
Oil	38	24.5	42	31.6
Gas and condensate	3	2.2	3	2.4
Injectors, stratigraphic and service	7	6.1	30	26.5

Total	48	32.8	75	60.5

Success rate (1)		100%		100%

(1)	Success rate is calculated excluding stratigraphic and service wells.

Gain on asset dispositions

	Year ended December 31
(millions)	2018	2017
Gain on asset dispositions	$3	$74

In 2018 and 2017, the Company closed minor asset dispositions to further focus its asset base within its key development areas in Alberta.

Environmental and Climate Change

The oil and gas industry has a number of environmental risks and hazards and is subject to regulation by all levels of government. Environmental legislation includes, but is not limited to, operational controls, site restoration requirements and restrictions on emissions of various substances produced in association with oil and natural gas operations. Compliance with such legislation could require additional expenditures and a failure to comply may result in fines and penalties which could, in the aggregate and under certain assumptions, become material.

Obsidian Energy is dedicated to managing the environmental impact from its operations through its environmental programs which include resource conservation, water management and site abandonment/reclamation/remediation. Operations are continuously monitored to minimize environmental impact and allocate sufficient capital to reclamation and other activities to mitigate the impact on the areas in which the Company operates.

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

Liquidity and Capital Resources

Net Debt

Net debt is the total of long-term debt and working capital deficiency as follows:

	Year ended December 31
(millions)	2018	2017
Long-term debt
Current portion of long-term debt	$17	$31
Long-term portion of long-term debt	402	328

Total	419	359
Working capital deficiency
Cash	(2)	(2)
Accounts Receivable	(53)	(105)
Other	(12)	(18)
Bank overdraft	2	—
Accounts payable and accrued liabilities	143	149

Total	78	24

Net debt	$497	$383

Net debt increased in 2018 as the Company accelerated development within the Cardium in the second half of 2018, specifically in Willesden Green. The majority of these wells were brought on production in late 2018, thus the Company will not realize the full cash flow impact until 2019.

Additionally, during the fourth quarter of 2018, the Company was impacted by widening crude oil differentials which resulted in lower cash realizations.

Liquidity

The Company has a reserve-based syndicated credit facility with an underlying borrowing base of $550 million. For further details on the Company’s debt instruments, please refer to the “Financing” section of this MD&A.

The Company actively manages its debt portfolio and considers opportunities to reduce or diversify its debt capital structure. Management contemplates both operating and financial risks and takes action as appropriate to limit the Company’s exposure to certain risks. Management maintains close relationships with the Company’s lenders and agents to monitor credit market developments. These actions and plans aim to increase the likelihood of maintaining the Company’s financial flexibility and capital program, supporting the Company’s ability to capture opportunities in the market and execute longer-term business strategies.

The Company has a number of covenants related to its syndicated credit facility and senior notes. On December 31, 2018, the Company was in compliance with all of these financial covenants which consisted of the following:

	Limit	December 31, 2018
Senior debt to Adjusted EBITDA (1)	Less than 3.75:1	3.66
Total debt to Adjusted EBITDA (1)	Less than 4:1	3.66
Senior debt to capitalization	Less than 50%	19%
Total debt to capitalization	Less than 55%	19%

(1)

Adjusted EBITDA as defined by Obsidian Energy’s debt agreements excludes the EBITDA contribution from assets sold in the prior 12 months and is used within Obsidian Energy’s covenant calculations related to its syndicated bank facility and senior notes. Refer to the “Non-GAAP measures” section for discussion.

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

In November 2018, the Company entered into amending agreements with holders of its senior notes to temporarily amend its financial covenants. The maximum Senior debt to Adjusted EBITDA ratio was less than or equal to 3.75:1 for the period of October 1, 2018 through and including December 31, 2018.

Subsequent to December 31, 2018, due to the impact of widening crude oil differentials in the fourth quarter of 2018, the Company entered into amending agreements with holders of its senior notes to temporarily amend its financial covenants for all quarters in 2019. Senior debt to Adjusted EBITDA and Total debt to Adjusted EBITDA will be reset during this period and calculated on a rolling basis starting on January 1, 2019. The maximum for both ratios will be less than or equal to 4.25:1 in 2019, decreasing to 3:1 from January 1, 2020 onwards for Senior debt to Adjusted EBITDA and 4:1 from January 1, 2020 onwards for Total debt to Adjusted EBITDA (which were the maximum ratios required prior to entering into the amending agreements).

Financial Instruments

The Company had the following financial instruments outstanding as at December 31, 2018. Fair values are determined using external counterparty information, which is compared to observable market data. Obsidian Energy limits its credit risk by executing counterparty risk procedures which include transacting only with institutions within its syndicated credit facility or companies with high credit ratings and by obtaining financial security in certain circumstances.

	Notional volume	Remaining term	Pricing	Fair value (millions)
Crude Oil
WTI Swaps	1,000 bbl/d	Q1 2019	US$50.20/bbl	$1
WTI Swaps	2,000 bbl/d	Q1 2019	$66.50/bbl	1
WTI Swaps	2,000 bbl/d	Q1 2019	US$49.93/bbl	1
WTI Swaps	4,000 bbl/d	Jan/19 – Jun/19	$68.58/bbl	4
WTI Swaps	2,000 bbl/d	Q2 2019	US$56.53/bbl	2
Foreign exchange forward contracts on revenue
FX Swap	US$6	Q1 2019	1.3000	—

Total				$9

Please refer to Obsidian Energy’s website at www.obsidianenergy.com for details on all financial instruments currently outstanding.

The components of risk management on the consolidated Statements of Income (Loss) are as follows:

	Year ended December 31
	2018	2017
Realized
Settlement of commodity contracts	$(65)	$23
Settlement of foreign exchange contracts	(20)	8

Total realized risk management gain (loss)	(85)	31
Unrealized
Commodity contracts	43	(7)
Foreign exchange contracts	(2)	(6)
Cross-currency swaps	18	6

Total unrealized risk management gain (loss)	59	(7)

Risk management gain (loss)	$(26)	$24

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

Outlook

For 2019, Obsidian Energy’s capital program is expected to provide flat production growth from 2018, adjusted for shut-in volumes. The Company expects to fund its capital program using funds flow from operations. There have been no changes to the Company’s 2019 guidance as previously disclosed on February 11, 2019 within the Company’s press release “Obsidian Energy releases 2018 Reserves results, announces Company update and revises 2019 guidance”. Obsidian Energy’s guidance assumes the Government of Alberta’s mandatory crude oil and bitumen curtailment program will remain throughout 2019 but continues to ease over the course of the year.

Metric	2019 Guidance Range
Average Production	boe per day	26,750 – 27,750
Production Growth rate (1)		Flat
Capital Expenditures	$ millions	$108
Decommissioning Expenditures	$ millions	$12
Operating costs	$/boe	$14.00 – $14.50 per boe
G&A	$/boe	$2.00 – $2.50 per boe

(1)	Relative to full year 2018 production of 26,900 boe per day, adjusted for planned shut-ins and Carrot Creek disposition.

This outlook section is included to provide shareholders with information about Obsidian Energy’s expectations as at March 6, 2019 for average production, production growth rate, capital expenditures, decommissioning expenditures, operating costs and G&A for 2019 and readers are cautioned that the information may not be appropriate for any other purpose. This information constitutes forward-looking information. Readers should note the assumptions, risks and discussion under “Forward-Looking Statements” and are cautioned that numerous factors could potentially impact the Company, including fluctuations in commodity prices, changes to the Government of Alberta’s mandatory crude oil and bitumen curtailment program and acquisition and disposition activity.

All press releases are available on Obsidian Energy’s website at www.obsidianenergy.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov.

Sensitivity Analysis

Estimated sensitivities to selected key assumptions on funds flow for the 12 months subsequent to the date of this MD&A, including risk management contracts entered to date, are based on forecasted results as discussed in the Outlook above.

	Impact on funds flow
Change of:	Change	$ millions	$/share
Price per barrel of liquids	WTI US$1.00	5	0.01
Liquids production	1,000 bbls/day	15	0.03
Price per mcf of natural gas	AECO $0.10	2	—
Natural gas production	10 mmcf/day	6	0.01
Effective interest rate	1%	4	0.01
Exchange rate ($US per $CAD)	$0.01	2	—

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

Contractual Obligations and Commitments

Obsidian Energy is committed to certain payments over the next five calendar years and thereafter as follows:

	2019	2020	2021	2022	2023	Thereafter	Total
Long-term debt (1)	$17	$374	$17	$8	$—	$3	$419
Transportation	12	8	5	4	3	9	41
Power infrastructure	7	2	—	—	—	—	9
Interest obligations	17	8	1	1	—	—	27
Office lease (2)	33	33	33	33	33	36	201
Decommissioning liability (3)	12	11	11	11	10	74	129

Total	$98	$436	$67	$57	$46	$122	$826

(1)	The 2020 figure includes $337 million related to the syndicated credit facility that is due for renewal in 2020. Historically, the Company has successfully renewed its syndicated credit facility.
(2)	The future office lease commitments above will be reduced by contracted sublease recoveries totaling $86 million.
(3)	These amounts represent the inflated, discounted future reclamation and abandonment costs that are expected to be incurred over the life of the Company’s properties.

The initial revolving period of the syndicated credit facility ends on May 31, 2019, with an additional one-year term out period. In addition, the Company has an aggregate of US$60 million in senior notes maturing between 2019 and 2025. If the Company is unsuccessful in renewing or replacing the syndicated credit facility or obtaining alternate funding for some or all of the maturing amounts of the senior notes, it is possible that it could be required to obtain other facilities, including term bank loans.

The Company is involved in various litigation and claims in the normal course of business and records provisions for claims as required.

Equity Instruments

Common shares issued:
As at December 31, 2018	72,473,719
Issuances under RPSU plan	22,194

As at March 6, 2019	72,495,913

Options outstanding:
As at December 31, 2018	287,996
Forfeited	(4,757)

As at March 6, 2019	283,239

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

Fourth Quarter Highlights

Key financial and operational results for the fourth quarter were as follows:

	Three months ended December 31
	2018	2017	% change
Financial (millions, except per share amounts)
Oil and natural gas sales and other income	$82	$122	(33)
Cash flow from operations	19	7	>100
Basic per share	0.26	0.10	>100
Diluted per share	0.26	0.10	>100
Funds flow from operations	(2)	52	>(100)
Basic per share	(0.03)	0.72	(100)
Diluted per share	(0.03)	0.72	(100)
Net loss	(113)	(58)	95
Basic per share	(1.56)	(0.81)	83
Diluted per share	(1.56)	(0.81)	83
Capital expenditures (1)	41	37	11
Property acquisition (disposition), net	$1	$(39)	100

Operations
Daily production
Light oil and NGLs (bbls/d)	14,217	14,288	—
Heavy oil (bbls/d)	4,784	5,247	(9)
Natural gas (mmcf/d)	65	71	(8)

Total production (boe/d)	29,905	31,447	(5)

Corporate netback per boe
Sales price	$23.42	$40.55	(42)
Risk management gain (loss)	(3.84)	—	>(100)

Net sales price	19.58	40.55	(52)
Royalties	(2.33)	(2.64)	(12)
Operating expenses	(11.82)	(14.40)	(18)
Transportation	(3.45)	(2.41)	43

Netback	$1.98	$21.10	(91)

Liquids netback
Sales price	$28.39	$56.10	(49)
Risk management gain (loss)	(6.39)	(1.11)	>100

Net sales price	22.00	54.99	(60)
Royalties	(2.93)	(3.71)	(21)
Operating expenses	(17.42)	(17.08)	2
Transportation	(4.00)	(3.04)	32

Netback	$(2.35)	$31.16	>(100)

Natural gas netback
Sales price	$2.46	$2.51	(2)
Risk management gain (loss)	0.10	0.30	(67)

Net sales price	2.56	2.81	(9)
Royalties	(0.21)	(0.15)	40
Operating expenses	(0.34)	(1.55)	(78)
Transportation	(0.41)	(0.23)	78

Netback	$1.60	$0.88	82

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

(1)	Includes the effect of capital costs carried by partners in 2017.

Financial

Oil and natural gas sales and other income decreased in the fourth quarter of 2018 compared to 2017 due to widening crude oil differentials which resulted in lower sales price realizations.

Cash flow from operations and funds flow from operations were also impacted by volatile crude oil differentials in the fourth quarter of 2018. Additionally, in the fourth quarter of 2018, the Company monetized its physical delivery contract on 15 mmcf of natural gas per day to Northern Border Ventura for total proceeds of US$10.5 million or CAD$14 million which increased cash flow from operations.

The net loss in the fourth quarter of 2018 is mainly due to non-cash PP&E impairment charges on the Company’s Legacy and Peace River properties. The Legacy impairment related to the Company decision to voluntarily shut-in several uneconomic properties due to lower forecasted natural gas prices. The Peace River impairment was the result of the Company’s decision to scale back near-term development in the area in response to wide heavy oil differentials.

Operations

Corporate and liquids netbacks decreased from the comparative quarter mainly due to lower realized prices as a result of widening crude oil differentials.

Development activities during the quarter were focused on accelerating development in the Cardium on primary development in Willesden Green with 10 wells drilled.

Production declined from the comparable period in 2017, due to asset dispositions that closed in early 2018. During the fourth quarter of 2018, average production within the Company’s key development areas were as follows:

Daily production (boe/d)	Q4 2018
Cardium	19,466
Deep Basin	1,929
Peace River	5,245
Alberta Viking	1,430
Legacy	1,835

Total	29,905

In the fourth quarter of 2018, WTI crude oil prices averaged US$58.81 per barrel compared to US$55.40 per barrel in the fourth quarter of 2017. Crude oil differentials significantly widened in the fourth quarter of 2018 compared to 2017 with WTI to Edm Light Sweet differentials averaging $26.30 per barrel in 2018 compared to $1.14 per barrel in 2017 and WTI to WCS Heavy differentials averaging $39.42 per barrel in 2018 compared to $12.27 per barrel in 2017. The AECO Monthly Index averaged $1.74 per mcf in the fourth quarter of 2018 compared $1.82 per mcf for the fourth quarter of 2017.

Evaluation of Disclosure Controls and Procedures

The Company’s disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

by it under securities legislation is recorded, processed, summarized and reported within the time periods specified in such securities legislation. They include controls and procedures designed to ensure that information required to be disclosed by the Company in its annual filings, interim filings or other reports that it files or submits under applicable securities legislation is accumulated and communicated to the Company’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

An internal evaluation was carried out by management under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer of the effectiveness of Obsidian Energy’s disclosure controls and procedures as defined in Rule 13a-15 under the US Securities Exchange Act of 1934 (the “Exchange Act”) and as defined in Canada by National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings (“NI 52-109”) as at December 31, 2018. Based on that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that as at December 31, 2018 the disclosure controls and procedures were effective.

Management’s Report on Internal Control over Financial Reporting

Internal control over financial reporting (“ICFR”) is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. Obsidian Energy’s management, including its Chief Executive Officer and Chief Financial Officer, is responsible for establishing and maintaining adequate ICFR, as such term is defined in Rule 13a-15 under the Exchange Act and as defined in Canada by NI 52-109. A material weakness in the Company’s ICFR exists if a deficiency, or a combination of deficiencies, in its ICFR is such that there is a reasonable possibility that a material misstatement of its annual financial statements or interim financial reports will not be prevented or detected on a timely basis.

An internal evaluation was carried out by management under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer of the effectiveness of the Company’s ICFR as at December 31, 2018. The assessment was based on the framework in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that as at December 31, 2018 the Company’s ICFR was effective.

Changes in Internal Control Over Financial Reporting

Obsidian Energy’s senior management has evaluated whether there were any changes in the Company’s ICFR that occurred during the period beginning on October 1, 2018 and ending on December 31, 2018 that have materially affected, or are reasonably likely to materially affect, the Company’s ICFR. No changes to Obsidian Energy’s ICFR were made during the quarter.

Future Accounting Pronouncements

The International Accounting Standards Board (“IASB”) issued IFRS 16 “Leases” in January 2016 which replaces IAS 17 “Leases”. IFRS 16 outlines several new requirements in regards to the recognition, measurement and disclosure of leases. A key principle within the standard includes a single lessee accounting model which requires lessees to recognize assets and liabilities for all leases which have a term more than 12 months. The accounting for lessors, which classify leases as either operating or finance, remains substantially unchanged from the previous standard. The new standard is effective for annual reporting periods beginning on or after January 1, 2019 and the Company plans to adopt the standard using the modified retrospective approach by recognizing the cumulative adjustment in opening retained earnings at the date of adoption. Obsidian Energy is currently

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

completing a detailed review of its contracts to determine which contracts are in scope under IFRS 16 and their associated financial statement impact. The Company anticipates that the standard will impact its consolidated Financial Statements with increases in the assets and liabilities reported on the consolidated Balance Sheets. Additionally, the Company expects impacts to the consolidated Statements of Income (Loss), likely within depletion, depreciation, impairment and accretion expense, financing expense, operating expense, transportation expense and general and administrative expense. The Company’s leases that will be recognized on its balance sheet at January 1, 2019 include leases of real estate, vehicles, surface land rights, transportation contracts and equipment, however the full extent of the impact has not yet been finalized. As part of this review, the Company is also assessing potential changes to its processes, policies and internal controls. The impacts of IFRS 16 disclosed herein are subject to change in future periods pending updates to individual contract terms, assumptions, and other facts and circumstances arising subsequent to the date of this MD&A.

Off-Balance-Sheet Financing

Obsidian Energy has off-balance-sheet financing arrangements consisting of operating leases. The operating lease payments are summarized in the Contractual Obligations and Commitments section.

Critical Accounting Estimates

Obsidian Energy’s significant accounting policies are detailed in Note 3 to its audited consolidated Financial Statements. In the determination of financial results, Obsidian Energy must make certain critical accounting estimates as follows:

Depletion and Impairments

Costs of developing oil and natural gas reserves are capitalized and depleted against associated oil and natural gas production using the unit-of-production method based on the estimated proved plus probable reserves with forecast commodity pricing.

All of the Company’s reserves were evaluated by Sproule Associates Limited (“SAL”), an independent, qualified reserve evaluation engineering firm. Obsidian Energy’s reserves are determined in compliance with National Instrument 51-101. The evaluation of oil and natural gas reserves is, by its nature, based on complex extrapolations and models as well as other significant engineering, reservoir, capital, pricing and cost assumptions. Reserve estimates are a key component in the calculation of depletion and are an important component in determining the recoverable amount in impairment tests. The determination of the recoverable amount involves estimating the higher of an asset’s fair value less costs to sell or its value-in-use, the latter of which is based on its discounted future cash flows using an applicable discount rate. To the extent that the recoverable amount, which could be based in part on its reserves, is less than the carrying amount of property, plant and equipment, a write-down against income is recorded.

Decommissioning Liability

The decommissioning liability is the present value of the Company’s future statutory, contractual, legal or constructive obligations to retire long-lived assets including wells, facilities and pipelines. The liability is recorded on the balance sheet with a corresponding increase to the carrying amount of the related asset. The recorded liability increases over time to its future liability amount through accretion charges to income. Revisions to the estimated amount or timing of the obligations are reflected as increases or decreases to the recorded decommissioning liability. Actual decommissioning expenditures are charged to the liability to the extent of the then-recorded liability. Amounts capitalized to the related assets are amortized to income consistent with the depletion or depreciation of the underlying asset. Note 8 to Obsidian Energy’s audited consolidated Financial Statements details the impact of these accounting standards.

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

Office Lease Provision

The office lease liability is the net present value of future lease payments Obsidian Energy is obligated to make under non-cancellable lease contracts less recoveries under current sub-lease agreements. The liability is recognized on the balance sheet with the corresponding change charged to income. The recorded liability increases over time to its future amount through accretion charges to income. Revisions to the estimated amount or timing of the obligations are reflected prospectively as increases or decreases to the recorded liability. Actual lease payments less sub-lease recoveries are charged to the liability as the costs are incurred. Note 8 to Obsidian Energy’s audited consolidated Financial Statements details the impact of these accounting standards.

Financial Instruments

Financial instruments included in the balance sheets consist of accounts receivable, fair values of derivative financial instruments, current liabilities and long-term debt. Except for the senior notes, the fair values of these financial instruments approximate their carrying amounts due to the short-term maturity of the instruments, the mark-to-market values recorded for the financial instruments and the market rate of interest applicable to the bank debt. The estimated fair value of the senior notes is disclosed in Note 7 to the Company’s audited consolidated Financial Statements.

Obsidian Energy’s revenues from the sale of crude oil, natural gas liquids and natural gas are directly impacted by changes to the underlying commodity prices. To ensure that funds flows from operations are sufficient to fund planned capital programs, financial instruments including swaps and collars may be utilized from time to time.

Substantially all of the Company’s accounts receivable are with customers in the oil and natural gas industry and are subject to normal industry credit risk. Obsidian Energy may, from time to time, use various types of financial instruments to reduce its exposure to fluctuating oil and natural gas prices, electricity costs, exchange rates and interest rates. The use of these financial instruments exposes it to credit risks associated with the possible non-performance of counterparties to the derivative contracts. The Company limits this risk by executing counterparty risk procedures which include transacting only with financial institutions who are members of its credit facility or those with high credit ratings as well as obtaining security in certain circumstances.

Deferred Tax

Deferred taxes are recorded based on the liability method of accounting whereby temporary differences are calculated assuming financial assets and liabilities will be settled at their carrying amount. Deferred taxes are computed on temporary differences using substantively enacted income tax rates expected to apply when future income tax assets and liabilities are realized or settled.

Non-GAAP Measures

Certain financial measures including funds flow from operations, funds flow from operations per share-basic, funds flow from operations per share-diluted, netback, gross revenues, net debt and Adjusted EBITDA, included in this MD&A do not have a standardized meaning prescribed by IFRS and therefore are considered non-GAAP measures; accordingly, they may not be comparable to similar measures provided by other issuers. Funds flow from operations is cash flow from operating activities before changes in non-cash working capital, decommissioning expenditures, office lease settlements, the effects of financing related transactions from foreign exchange contracts and debt repayments and certain other expenses and is representative of cash related to continuing operations. Funds flow from operations is used to assess the Company’s ability to fund its planned capital programs. See “Cash flow from Operations and Funds Flow from Operations” above for a reconciliation of funds flow from operations to cash flow from operating activities, being its nearest measure prescribed by

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

IFRS. Netback is the per unit of production amount of revenue less royalties, operating expenses, transportation expenses and realized risk management gains and losses, and is used in capital allocation decisions and to economically rank projects. See “Results of Operations – Netbacks” and “Fourth Quarter Highlights – Operations” above for a calculation of the Company’s 2018 annual and 2018 fourth quarter netbacks. Gross revenue is oil and natural gas sales and other income including realized risk management gains and losses on commodity contracts and excludes processing fees and other income and is used to assess the cash realizations on commodity sales. See “Oil and Natural Gas sales and Gross Revenues” above for a reconciliation of gross revenues to oil and natural gas sales and other income, being its nearest measure prescribed by IFRS. Net debt is the total of long-term debt and working capital deficiency and is used by the Company to assess its liquidity. See “Liquidity and Capital Resources – Net Debt” above for a calculation of the Company’s net debt. Adjusted EBITDA is cash flow from operations excluding the impact of changes in non-cash working capital, decommissioning expenditures, financing expenses, realized gains and losses on foreign exchange hedges on prepayments, realized foreign exchange gains and losses on debt prepayment, restructuring expenses and other expenses. Adjusted EBITDA as defined by Obsidian Energy’s debt agreements excludes the EBITDA contribution from assets sold in the prior 12 months and is used within Obsidian Energy’s covenant calculations related to its syndicated bank facility and senior notes. Additionally, under the syndicated credit facility, realized foreign exchange gains or losses related to debt maturities are excluded from the calculation.

Oil and Gas Information

Barrels of oil equivalent (“boe”) may be misleading, particularly if used in isolation. A boe conversion ratio of six thousand cubic feet of natural gas to one barrel of crude oil is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio based on the current price of crude oil as compared to natural gas is significantly different from the energy equivalency conversion ratio of 6:1, utilizing a conversion on a 6:1 basis is misleading as an indication of value.

Forward-Looking Statements

Certain statements contained in this document constitute forward-looking statements or information (collectively “forward-looking statements”). In particular, this document contains forward-looking statements pertaining to, without limitation, the following: that the Company will continue to focus its capital activity in the Willesden Green play in 2019 and that the Company is focusing on primary development in the area as it unlocks value on this predictable, short payback, low decline light-oil asset; that the Company will take a “manufacturing style” approach to full field development of Cardium which should result in a number of cost synergies; the belief that the Company plans to focus on its industry leading Cardium position offers a predictable growth profile focused on creating liquids weighted, sustainable value for all stakeholders; the expected development plan and expenditures at various locations; that the Company will continue to focus on increasing shareholder value by focusing its operations within the Cardium; that safety policies, procedures and programs developed by Obsidian Energy shall meet or exceed legislative requirements and all injuries and serious incidents are reported and investigated accordingly; that the Company will target capital expenditures within funds flow from operations; the belief that the Company has the operational flexibility and ready to drill inventory to increase its capital program as commodity prices allow; that the Company is committed to minimizing the environmental impacts of its operations with its programs focusing on stakeholder communication, impact minimization, resource conservation and site abandonment/reclamation/remediation; that the Company continuously monitors operations to minimize environmental impact and allocate sufficient capital to reclamation and other activities to mitigate the impact on the areas in which the Company operates; that the wells brought on production in late 2018 will not realize the full cash flow impact until 2019; that management contemplates both operating and financial risks and takes action as appropriate to limit the Company’s exposure to certain risks and that management maintains close relationships with the Company’s lenders and agents to monitor credit market developments, and these actions

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

and plans aim to increase the likelihood of maintaining the Company’s financial flexibility and capital program, supporting the Company’s ability to capture opportunities in the market and execute longer-term business strategies; the 2019 guidance including average production range, production growth rate, capital expenditures and decommissioning expenditures and operating and G&A ranges; that the Alberta mandatory crude and bitumen curtailment program will remain throughout 2019 but continues to ease over the course of the year; and our belief that compliance with environmental legislation could require additional expenditures and a failure to comply with such legislation may result in fines and penalties which could, in the aggregate and under certain assumptions, become material, our intent to reduce the environmental impact from our operations through environmental programs. In addition, statements relating to “reserves” or “resources” are deemed to be forward-looking statements as they involve the implied assessment, based on certain estimates and assumptions, that the reserves and resources described exist in the quantities predicted or estimated and can be profitably produced in the future.

With respect to forward-looking statements contained in this document, the Company has made assumptions regarding, among other things: that the Company does not dispose of additional material producing properties or royalties or other interests therein; the impact of the Alberta mandated curtailment on crude and bitumen and the expected timing thereof; that the current commodity price and foreign exchange environment will continue or improve; future capital expenditure levels; future crude oil, natural gas liquids and natural gas prices and differentials between light, medium and heavy oil prices and Canadian, WTI and world oil and natural gas prices; future crude oil, natural gas liquids and natural gas production levels; future exchange rates and interest rates; future debt levels; and the continued suspension of our dividend.

Although the Company believes that the expectations reflected in the forward-looking statements contained in this document, and the assumptions on which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned not to place undue reliance on forward-looking statements included in this document, as there can be no assurance that the plans, intentions or expectations upon which the forward-looking statements are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties that contribute to the possibility that the forward-looking statements contained herein will not be correct, which may cause our actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things: the possibility that the Company will not be able to continue to successfully execute our long-term plan in part or in full, and the possibility that some or all of the benefits that the Company anticipates will accrue to our Company and our security holders as a result of the successful execution of such plan do not materialize; the possibility that the Company is unable to execute some or all of our ongoing asset disposition program on favorable terms or at all; the possibility that we breach one or more of the financial covenants pursuant to our agreements with the syndicated banks and the holders of our senior notes; general economic and political conditions in Canada, the U.S. and globally, and in particular, the effect that those conditions have on commodity prices and our access to capital; industry conditions, including fluctuations in the price of crude oil, natural gas liquids and natural gas, price differentials for crude oil and natural gas produced in Canada as compared to other markets, and transportation restrictions, including pipeline and railway capacity constraints; fluctuations in foreign exchange or interest rates; unanticipated operating events or environmental events that can reduce production or cause production to be shut-in or delayed (including extreme cold during winter months, wild fires and flooding); and the other factors described under “Risk Factors” in our Annual Information Form and described in our public filings, available in Canada at www.sedar.com and in the United States at www.sec.gov. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking statements contained in this document speak only as of the date of this document. Except as expressly required by applicable securities laws, the Company does not undertake any obligation to publicly

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

update any forward-looking statements. The forward-looking statements contained in this document are expressly qualified by this cautionary statement.

Additional Information

Additional information relating to Obsidian Energy, including Obsidian Energy’s Annual Information Form, is available on the Company’s website at www.obsidianenergy.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

OBSIDIAN ENERGY 2018	RECAST MANAGEMENT’S DISCUSSION AND ANALYSIS

Schedule VII

Obsidian Energy Ltd.

Consolidated Balance Sheets

(CAD millions, unaudited)	Note	September 30, 2020	December 31, 2019
Assets
Current
Cash		$6	$1
Restricted cash		1	2
Accounts receivable		36	62
Prepaid expenses and other		16	12
Lease receivable	3	—	9
Assets held for sale	4	—	83

		59	169

Non-current
Lease receivable	3	—	30
Property, plant and equipment	5	909	1,705

		909	1,735

Total assets		$968	$1,904

Liabilities and Shareholders’ Equity
Current
Accounts payable and accrued liabilities		$80	$111
Current portion of long-term debt	6	—	434
Current portion of lease liabilities	7	5	29
Current portion of provisions	8	17	16
Liabilities related to assets held for sale	4	—	13

		102	603
Non-current
Long-term debt	6	458	27
Lease liabilities	7	8	85
Provisions	8	78	97

		646	812

Shareholders’ equity
Shareholders’ capital	11	2,187	2,187
Other reserves	12	104	102
Deficit		(1,969)	(1,197)

		322	1,092

Total liabilities and shareholders’ equity		$968	$1,904

Basis of presentation (Note 2)

Subsequent events (Note 6 and 9)

Commitments and contingencies (Note 13)

See accompanying notes to the unaudited interim consolidated financial statements.

OBSIDIAN ENERGY THIRD QUARTER 2020	INTERIM CONSOLIDATED FINANCIAL STATEMENTS

VII-1

Obsidian Energy Ltd.

Consolidated Statements of Income (Loss)

	Three months ended September 30			Nine months ended September 30
(CAD millions, except per share amounts, unaudited)	Note	2020	2019	2020	2019
Oil and natural gas sales and other income	10	$77	$94	$213	$306
Royalties		(4)	(8)	(11)	(22)

		73	86	202	284
Risk management gain (loss)	9	—	4	22	(13)

		73	90	224	271

Expenses
Operating	14	28	36	81	106
Transportation		5	6	14	21
General and administrative	14	3	5	10	16
Restructuring		—	—	—	3
Share-based compensation	12	1	1	2	3
Depletion, depreciation, impairment and accretion	5,8	29	58	873	328
Provisions loss (gain)	8	1	(7)	(22)	(9)
Foreign exchange loss (gain)	6	(2)	1	1	(2)
Financing	6,7	7	12	28	31
Transaction costs	15	3	—	3	—
Other		2	6	6	18

		77	118	996	515

Income (loss) before taxes		(4)	(28)	(772)	(244)

Deferred tax expense (recovery)		—	—	—	—

Net and comprehensive income (loss)		$(4)	$(28)	$(772)	$(244)

Net income (loss) per share
Basic		$(0.05)	$(0.38)	$(10.55)	$(3.35)
Diluted		$(0.05)	$(0.38)	$(10.55)	$(3.35)
Weighted average shares outstanding (millions)
Basic	11	73.5	73.0	73.2	72.8
Diluted	11	73.5	73.0	73.2	72.8

See accompanying notes to the unaudited interim consolidated financial statements.

OBSIDIAN ENERGY THIRD QUARTER 2020	INTERIM CONSOLIDATED FINANCIAL STATEMENTS

VII-2

Obsidian Energy Ltd.

Consolidated Statements of Cash Flows

	Three months ended September 30			Nine months ended September 30
(CAD millions, unaudited)	Note	2020	2019	2020	2019
Operating activities
Net income (loss)		$(4)	$(28)	$(772)	$(244)
Other income	3	—	(1)	—	(2)
Depletion, depreciation, impairment and accretion	5,8	29	58	873	328
Provisions loss (gain)	8	1	(7)	(22)	(9)
Financing	6,7	—	2	1	6
Share-based compensation	12	1	1	2	3
Unrealized risk management loss (gain)	9	—	(3)	—	5
Unrealized foreign exchange loss (gain)	6	(2)	1	1	(5)
Other		—	1	1	2
Decommissioning expenditures	8	(1)	(5)	(9)	(8)
Onerous office lease settlements	8	(2)	—	(7)	(2)
Change in non-cash working capital		12	13	1	(46)

		34	32	69	28

Investing activities
Capital expenditures	5	(5)	(27)	(46)	(69)
Property dispositions (acquisitions), net	5	—	—	—	11
Change in non-cash working capital		1	14	(13)	(5)

		(4)	(13)	(59)	(63)

Financing activities
Lease receivable receipts	3	—	2	2	7
Lease liabilities settlements	7	(1)	(5)	(5)	(20)
Increase (decrease) in long-term debt	6	(25)	(12)	(4)	67
Repayments of senior notes	6	—	—	—	(17)
Realized foreign exchange loss on repayments	6	—	—	—	3

		(26)	(15)	(7)	40

Change in cash and cash equivalents		4	4	3	5
Cash and cash equivalents, beginning of period		2	1	3	—

Cash and cash equivalents, end of period		$6	$5	$6	$5

Cash and cash equivalents includes cash and bank overdraft.

See accompanying notes to the unaudited interim consolidated financial statements.

OBSIDIAN ENERGY THIRD QUARTER 2020	INTERIM CONSOLIDATED FINANCIAL STATEMENTS

VII-3

Obsidian Energy Ltd.

Statements of Changes in Shareholders’ Equity

(CAD millions, unaudited)	Note	Shareholders’ Capital	Other Reserves	Deficit	Total
Balance at January 1, 2020		$2,187	$102	$(1,197)	$1,092
Net and comprehensive loss		—	—	(772)	(772)
Share-based compensation	12	—	2	—	2

Balance at September 30, 2020		$2,187	$104	$(1,969)	$322

(CAD millions, unaudited)	Note	Shareholders’ Capital	Other Reserves	Deficit	Total
Balance at January 1, 2019		$2,185	$99	$(409)	$1,875
Net and comprehensive loss		—	—	(244)	(244)
Share-based compensation	12	—	3	—	3
Issued on exercised equity plans	12	1	(1)	—	—

Balance at September 30, 2019		$2,186	$101	$(653)	$1,634

See accompanying notes to the unaudited interim consolidated financial statements.

OBSIDIAN ENERGY THIRD QUARTER 2020	INTERIM CONSOLIDATED FINANCIAL STATEMENTS

VII-4

Notes to the Unaudited Consolidated Financial Statements

(All tabular amounts are in CAD millions except numbers of common shares, per share amounts, percentages and various figures in Note 9)

1. Structure of Obsidian Energy

Obsidian Energy Ltd. (“Obsidian Energy”, the “Company”, “we”, “us” or “our”) is an exploration and production company and is governed by the laws of the Province of Alberta, Canada. The Company operates in one segment, to explore for, develop and hold interests in oil and natural gas properties and related production infrastructure in the Western Canada Sedimentary Basin directly and through investments in securities of subsidiaries holding such interests. Obsidian Energy’s portfolio of assets is managed at an enterprise level, rather than by separate operating segments or business units. The Company assesses our financial performance at the enterprise level and resource allocation decisions are made on a project basis across our portfolio of assets, without regard to the geographic location of projects. Obsidian Energy owns the petroleum and natural gas assets or 100 percent of the equity, directly or indirectly, of the entities that carry on the remainder of the oil and natural gas business of Obsidian Energy, except for an unincorporated joint arrangement (the “Peace River Oil Partnership”) in which Obsidian Energy’s wholly owned subsidiaries hold a 55 percent interest.

2. Basis of presentation and statement of compliance

a) Basis of Presentation

The unaudited condensed interim consolidated financial statements (“interim consolidated financial statements”) include the accounts of Obsidian Energy, our wholly owned subsidiaries and our proportionate interest in partnerships. Results from acquired properties are included in the Company’s reported results subsequent to the closing date and results from properties sold are included until the closing date.

All intercompany balances, transactions, income and expenses are eliminated on consolidation.

Certain comparative figures have been reclassified to correspond with current period presentation.

These interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that Obsidian Energy will be able to realize our assets and discharge our liabilities in the normal course of business.

As at September 30, 2020, Obsidian Energy was in compliance with all financial covenants in our syndicated credit facility and senior notes and had sufficient liquidity under our syndicated credit facility to meet our current obligations. In the first quarter of 2020, our Debt to Adjusted EBITDA covenant was eliminated; thus, our going concern assessment is focused on liquidity capacity over the next 12 months. Based on strip commodity pricing as of October 22, 2020, the Company is currently forecasting that sufficient liquidity exists under our syndicated credit facility to fund operations, including planned capital expenditures. The Company continues to generate positive cash flow from operations and funds flow from operations at recent commodity prices as evidenced by our results in the third quarter and for the first nine months of 2020. Additionally, under the Company’s current forecast, sufficient liquidity exists in the event that additional strip commodity price reductions were to occur due to a combination of available borrowing capacity and the ability to implement additional proactive actions within the Company’s control.

However, given the short-term nature of our credit facility extensions and due to significant commodity price volatility experienced since March 2020 mainly due to the impact of the COVID-19 pandemic on the demand for commodities and OPEC production levels, future significant decreases to commodity prices may occur which could impact future cash flows and cause uncertainty as to whether the Company has sufficient liquidity over the

OBSIDIAN ENERGY THIRD QUARTER 2020	INTERIM CONSOLIDATED FINANCIAL STATEMENTS

VII-5

next 12 months. As a result, the Company may be required to obtain additional financing to increase liquidity, the availability of which is uncertain at this time. As such, there is a material uncertainty that casts substantial doubt on the Company’s ability to continue as a going concern. These interim consolidated financial statements do not include adjustments in the carrying values of the assets and liabilities that would be necessary if the going concern assumption were not appropriate. Such adjustments could be material.

b) Statement of Compliance

These interim consolidated financial statements are prepared in compliance with IAS 34 “Interim Financial Reporting” and accordingly do not contain all of the disclosures included in Obsidian Energy’s annual audited consolidated financial statements.

The interim consolidated financial statements were prepared using the same accounting policies as in the annual consolidated financial statements as at and for the year ended December 31, 2019. Beginning in March 2020, the impact of the COVID-19 pandemic and potential supply and demand implications for crude oil has resulted in significant commodity price volatility. The Company’s critical accounting judgements and key estimates remain the same as disclosed in our annual consolidated financial statements as at and for the year ended December 31, 2019, however, the COVID-19 pandemic and resulting market volatility has increased the complexity of these judgements and estimates when preparing these interim consolidated financial statements, particularly within the measurement uncertainty of the inputs used in the Company’s assessment of the recoverability of asset carrying values as well as the credit risk-adjusted discount rate used within our decommissioning liability and office lease provision.

All tabular amounts are in millions of Canadian dollars, except numbers of common shares, per share amounts, percentages and other figures as noted.

The interim consolidated financial statements were approved for issuance by the Board of Directors on October 30, 2020.

c) Significant Accounting policies

Government Grants

Obsidian Energy recognizes government grants as they are received or if there is reasonable assurance that the Company is in compliance with all associated conditions. The grant is recognized within the Consolidated Statements of Income (Loss) in the period in which the income is earned or the related expenditures are incurred. If the grant relates to an asset, it is recognized as a reduction to the carrying value of the asset and amortized into income over the expected useful life of the asset through lower depletion and depreciation.

OBSIDIAN ENERGY THIRD QUARTER 2020	INTERIM CONSOLIDATED FINANCIAL STATEMENTS

VII-6

3. Lease receivable

Lease receivable relates to the lease component of sub-leased office space. Total lease receivable included in the Consolidated Balance Sheets is as follows:

	Nine months ended September 30, 2020	Year ended December 31, 2019
Balance, beginning of period	$39	$43
Additions (terminations)	(37)	3
Finance income	—	2
Lease payments received	(2)	(9)

Balance, end of period	$—	$39

Current portion	$—	$9
Long-term portion	$—	$30

In the first quarter of 2020, the Company entered into an amending agreement with our building landlord which resulted in renewed lease terms for our Calgary office space. Under the revised agreement, the amounts received from subtenants no longer meet the criteria to be classified as a finance lease and thus the lease receivable has been removed. The office lease provision referenced in Notes 7 and 8 has been updated to reflect the accounting treatment under the revised terms.

4. Assets and liabilities held for sale

Assets and liabilities classified as held for sale consisted of the following:

	As at
	September 30, 2020	December 31, 2019
Assets held for sale
Cash	$—	$2
Accounts receivable	—	4
Property, plant and equipment	—	77

	$—	$83

Liabilities related to assets held for sale
Accounts payable and accrued liabilities	$—	$6
Decommissioning liability	—	7

	$—	$13

At December 31, 2019, the Company was continuing to progress through a sales process for our interest in the Peace River Oil Partnership. As a result of commodity price volatility, primarily due to the COVID-19 pandemic, the completion of a potential transaction is uncertain at this time, thus the Company has no longer classified this asset as held for sale.

OBSIDIAN ENERGY THIRD QUARTER 2020	INTERIM CONSOLIDATED FINANCIAL STATEMENTS

VII-7

5. Property, plant and equipment (“PP&E”)

Oil and Gas assets/ Facilities, Corporate assets

Cost	Nine months ended September 30, 2020	Year ended December 31, 2019
Balance, beginning of period	$10,388	$10,776
Capital expenditures	46	103
Dispositions	—	(52)
Transfer from/(to) assets held for sale	423	(423)
Net decommissioning dispositions	(42)	(16)

Balance, end of period	$10,815	$10,388

Accumulated depletion and depreciation	Nine months ended September 30, 2020	Year ended December 31, 2019
Balance, beginning of period	$8,709	$8,202
Depletion and depreciation	99	236
Impairments	763	658
Transfers from/(to) asset held for sale	346	(346)
Dispositions	—	(41)

Balance, end of period	$9,917	$8,709

	As at
Net book value	September 30, 2020	December 31, 2019
Total	$898	$1,679

Right-of-use assets

The following table includes a break-down of the categories for right-of-use assets. Refer to Note 8 for further discussion on amendments to our office lease agreement.

Cost
	Office	Transportation	Vehicle	Surface	Total
Balance, January 1, 2019	$15	$17	$3	$2	$37
Additions (Terminations)	(2)	—	1	—	(1)

Balance, December 31, 2019	$13	$17	$4	$2	$36
Additions (Terminations)	(13)	(2)	2	—	(13)

Balance, September 30, 2020	$—	$15	$6	$2	$23

Accumulated amortization
	Office	Transportation	Vehicle	Surface	Total
Balance, January 1, 2019	$—	$—	$—	$—	$—
Amortization	3	6	1	—	10

Balance, December 31, 2019	$3	$6	$1	$—	$10
Amortization	—	4	1	—	5
Termination	(3)	—	—	—	(3)

Balance, September 30, 2020	$—	$10	$2	$—	$12

OBSIDIAN ENERGY THIRD QUARTER 2020	INTERIM CONSOLIDATED FINANCIAL STATEMENTS

VII-8

	As at
Net book value	September 30, 2020	December 31, 2019
Total	$11	$26

In the first quarter of 2020, the Company entered into an amending agreement with our building landlord which resulted in renewed lease terms for our Calgary office space. Under the revised agreement, the office lease no longer meets the criteria to be classified as a right-of-use asset. The office lease provision referenced in Notes 7 and 8 has been updated to reflect the accounting treatment under the revised terms.

Total PP&E

Total PP&E including Oil and Gas assets, Facilities, Corporate assets and Right-of-use assets is as follows:

	As at
PP&E	September 30, 2020	December 31, 2019
Oil and Gas assets, Facilities, Corporate assets	$898	$1,679
Right-of-use assets	11	26

Total	$909	$1,705

At September 30, 2020, the Company completed an assessment to determine if indicators of impairment or an impairment reversal were present. No indicators were noted.

During the first quarter of 2020, the Company completed impairment tests across all of our Cash Generating Units (“CGU’s”) as a result of the low commodity price environment, primarily due to the impact of the COVID-19 pandemic and concerns regarding potential lack of storage forcing production shut-ins. This led to the Company recording $763 million of non-cash impairments, which included $702 million within our Cardium CGU, $58 million within our Peace River CGU and $19 million within our corporate assets. Additionally, a $16 million impairment recovery was recorded within our Legacy CGU as a result of the Company increasing our discount rate used in our decommissioning liability due to current market conditions.

OBSIDIAN ENERGY THIRD QUARTER 2020	INTERIM CONSOLIDATED FINANCIAL STATEMENTS

VII-9

6. Long-term debt

	As at
	September 30, 2020	December 31, 2019
Bankers’ acceptances and prime rate loans	$395	$399
Senior secured notes – 2008 Notes
6.40%, US$4 million, maturing November 30, 2021	5	5
Senior secured notes – 2010 Q1 Notes
5.85%, US$10 million, maturing November 30, 2021	13	13
Senior secured notes – 2010 Q4 Notes
4.88%, US$13 million, maturing November 30, 2021	18	17
4.98%, US$6 million, maturing November 30, 2021	8	8
5.23%, US$2 million, maturing November 30, 2021	3	3
Senior secured notes – 2011 Q4 Notes
4.79%, US$12 million, maturing November 30, 2021	16	16

Total long-term debt	$458	$461

Current portion	$—	$434
Long-term portion	$458	$27

As a result of entering into amending agreements with our banking syndicate in 2020 and the extension of the term-out period to November 30, 2021, the Company’s syndicated credit facility was classified as non-current on September 30, 2020.

Additional information on Obsidian Energy’s senior secured notes was as follows:

	As at
	September 30, 2020	December 31, 2019
Weighted average remaining life (years)	1.2	1.5
Weighted average interest rate	5.2%	5.7%

The Company has a reserve-based syndicated credit facility with an underlying borrowing base and amount available to be drawn of $550 million and $450 million, respectively. The revolving period of the syndicated credit facility ends on January 29, 2021, with the end date of the term period on November 30, 2021. The syndicated credit facility is subject to a semi-annual borrowing base redetermination in May and November of each year. The last two amending agreements are described below.

a.

In September 2020, the Company entered into an amending agreement with our lenders. Under the agreement, the syndicated credit facility continued to be available on a revolving basis until October 31, 2020, subject to further extensions, with the end date of the term period set at November 30, 2021. In connection with the extension, the lenders had the option to complete a borrowing base redetermination on October 31, 2020.

OBSIDIAN ENERGY THIRD QUARTER 2020	INTERIM CONSOLIDATED FINANCIAL STATEMENTS

VII-10

b.

Subsequent to September 30, 2020, the Company entered into an amending agreement with our lenders which extended the revolving period of the syndicated credit facility to January 29, 2021, subject to further extensions. The end date of the term period remains at November 30, 2021. In connection with the extension, the lenders have the option to complete a borrowing base redetermination on January 29, 2021. Additionally, the lenders have elected to not proceed with the borrowing base redeterminations on October 31, 2020 and on November 30, 2020.

In 2020, the Company agreed with holders of our senior notes to move the maturity dates of the notes due on March 16, 2020, May 29, 2020, December 2, 2020, December 2, 2022 and December 2, 2025 to November 30, 2021.

In September 2019, the Company announced the initiation of a formal strategic alternative process to maximize shareholder value, and this process continues. Such strategic alternatives may include, but are not limited to, a corporate sale, merger or other business combination, a disposition of all or a portion of the Company’s assets, a recapitalization, a refinancing of our capital structure, or any combination of the foregoing. On September 21, 2020, the Company formally launched an offer to purchase all issued and outstanding common shares of Bonterra Energy Corp. (“Bonterra”) for consideration of two common shares of Obsidian Energy for each Bonterra common share. The offer is open until 5:00pm (Mountain Standard Time) on January 4, 2021, unless extended, accelerated or withdrawn. The Company continues to pursue strategic alternatives however there can be no guarantees on the outcome. The outcome of the strategic review process as well as various factors such as government regulations and the commodity price environment lead to risk and uncertainty around revolving period reconfirmations and the terms of future renewals for the syndicated credit facility.

Drawings on the Company’s bank facility are subject to fluctuations in short-term money market rates as they are generally held as short-term borrowings. As at September 30, 2020, 86 percent (December 31, 2019 – 87 percent) of Obsidian Energy’s long-term debt instruments were exposed to changes in short-term interest rates.

At September 30, 2020, letters of credit totaling $5 million were outstanding (December 31, 2019 – $8 million) that reduce the amount otherwise available to be drawn on the syndicated credit facility.

Financing expense consists of the following:

	Three months ended September 30		Nine months ended September 30
	2020	2019	2020	2019
Interest on long-term-debt	$5	$8	$19	$22
Advisor fees	2	2	8	3
Unwinding discount on lease liabilities	—	2	1	6

Financing	$7	$12	$28	$31

OBSIDIAN ENERGY THIRD QUARTER 2020	INTERIM CONSOLIDATED FINANCIAL STATEMENTS

VII-11

Obsidian Energy records unrealized foreign exchange gains or losses on our senior notes as amounts are translated into Canadian dollars at the rate of exchange in effect at the balance sheet date. Realized foreign exchange gains or losses are recorded upon actual repayment of senior notes. The split between realized and unrealized foreign exchange is as follows:

	Three months ended September 30		Nine months ended September 30
	2020	2019	2020	2019
Realized foreign exchange loss	$—	$—	$—	$3
Unrealized foreign exchange loss (gain)	(2)	1	1	(5)

Foreign exchange loss (gain)	$(2)	$1	$1	$(2)

The Company is subject to Senior debt and Total debt to Capitalization financial covenants with a maximum ratio of 75%, as more specifically defined in the applicable lending agreements. At September 30, 2020, the Company was in compliance with our financial covenants under such lending agreements.

7. Lease liabilities

Total lease liabilities included in the Consolidated Balance Sheets are as follows:

	Nine months ended September 30, 2020	Year ended December 31, 2019
Balance, beginning of period	$114	$136
Additions (terminations)	(97)	1
Unwinding of discount on lease liabilities	1	7
Lease payments	(5)	(30)

Balance, end of period	$13	$114

Current portion	$5	$29
Long-term portion	$8	$85

In the first quarter of 2020, the Company entered into an amending agreement with our building landlord which resulted in renewed lease terms for our Calgary office space. The revised agreement no longer meets the criteria to be classified as a lease liability, thus the office lease portion has been removed. The office lease provision referenced in Note 8 has been adjusted to reflect the revised appropriate accounting treatment.

The following table sets out a maturity analysis of lease payments, disclosing the undiscounted balance after September 30, 2020:

	2020	2021	2022	2023	2024	Thereafter	Total
Transportation	$1	$3	$2	$—	$—	$—	$6
Vehicle	—	2	1	1	—	—	4
Surface	—	—	—	—	—	6	6

Total	$1	$5	$3	$1	$—	$6	$16

Amounts recognized in Consolidated Statements of Income (Loss) and Consolidated Statements of Cash Flows

The Company recorded $nil of income from sub-leases related to our right-of-use assets. Expenses related to short-term leases and leases of low-value assets were insignificant during the period.

OBSIDIAN ENERGY THIRD QUARTER 2020	INTERIM CONSOLIDATED FINANCIAL STATEMENTS

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8. Provisions

	As at
	September 30, 2020	December 31, 2019
Decommissioning liability	$60	$100
Office lease provision	35	13

Total	$95	$113

Current portion	$17	$16
Long-term portion	$78	$97

Decommissioning liability

The decommissioning liability was determined by applying an inflation factor of 2.0 percent (December 31, 2019 - 2.0 percent) and the inflated amount was discounted using a credit-adjusted rate of 9.0 percent (December 31, 2019 – 7.0 percent) over the expected useful life of the underlying assets, currently extending over 50 years into the future. At September 30, 2020, the total decommissioning liability on an undiscounted, uninflated basis was $605 million (December 31, 2019 - $621 million).

Changes to the decommissioning liability were as follows:

	Nine months ended September 30, 2020	Year ended December 31, 2019
Balance, beginning of period	$100	$129
Net liabilities added (disposed) (1)	—	(6)
Increase (decrease) due to changes in estimates	(42)	(10)
Liabilities settled	(9)	(14)
Transfers from (to) liabilities for assets held for sale	7	(7)
Accretion charges	4	8

Balance, end of period	$60	$100

Current portion	$8	$13
Long-term portion	$52	$87

(1)	Includes additions from drilling activity, facility capital spending and disposals related to net property dispositions.

Office lease provision

The office lease provision represents the net present value of non-lease components on future office lease payments. These payments are reduced by recoveries under current sub-lease agreements that were recognized as non-lease components. The office lease provision was determined by applying an asset specific credit-adjusted discount rate of 6.5 percent (December 31, 2019 – 6.0 percent) over the remaining life of the lease contracts, extending into 2025.

OBSIDIAN ENERGY THIRD QUARTER 2020	INTERIM CONSOLIDATED FINANCIAL STATEMENTS

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Changes to the office lease provision were as follows:

	Nine months ended September 30, 2020	Year ended December 31, 2019
Balance, beginning of period	$13	$22
Net additions (dispositions)	26	(5)
Increase (decrease) due to changes in estimates	1	(3)
Cash settlements	(7)	(2)
Accretion charges	2	1

Balance, end of period	$35	$13

Current portion	$9	$3
Long-term portion	$26	$10

In the first quarter of 2020, the Company entered into an amending agreement with our building landlord which resulted in renewed lease terms for our Calgary office space. Under the terms of the amending agreement our annual net rent payable will be a maximum of $0.8 million per month ($10 million per annum) for the period from February 1, 2020 through January 31, 2025, when the lease expires. Additionally, the building landlord has agreed to indemnify the Company on all existing subleases. Based on the revised terms, all costs associated with the agreement now meet the criteria to be classified as an onerous lease.

9. Risk management

Financial instruments consist of cash and cash equivalents, accounts receivable, fair values of derivative financial instruments, accounts payable and accrued liabilities and long-term debt. At September 30, 2020, except for the senior notes described in Note 6 with a carrying value of $63 million (December 31, 2019 – $62 million) and a fair value of $47 million (December 31, 2019 - $59 million), the fair values of these financial instruments approximate their carrying amounts due to the short-term maturity of the instruments.

The fair values of all outstanding financial and commodity contracts are reflected on the Consolidated Balance Sheets with the changes during the period recorded in income as unrealized gains or losses.

At September 30, 2020 and December 31, 2019, the only asset or liability measured at fair value on a recurring basis was the risk management asset and liability, which was valued based on “Level 2 inputs” being quoted prices in markets that are not active or based on prices that are observable for the asset or liability.

The following table reconciles the changes in the fair value of financial instruments outstanding:

Risk management asset (liability)	Nine months ended September 30, 2020	Year ended December 31, 2019
Balance, beginning of period	$—	$9
Unrealized gain (loss) on financial instruments:
Commodity collars and swaps	—	(9)

Total fair value, end of period	$—	$—

Obsidian Energy had the following financial instruments outstanding as at September 30, 2020. Fair values are determined using external counterparty information, which is compared to observable market data. The Company limits our credit risk by executing counterparty risk procedures which include transacting only with institutions

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within our syndicated credit facility or companies with high credit ratings and by obtaining financial security in certain circumstances.

	Notional volume	Remaining term	Pricing	Fair value (millions)
Financial AECO Swaps
AECO Swaps	23,700 mcf/d	Nov 2020 - Mar 2021	$2.94/mcf	$—

Total				$—

Based on commodity prices and contracts in place at September 30, 2020, a $0.50 change in the price per mcf of natural gas would have changed pre-tax unrealized risk management by $2 million.

The components of risk management on the Consolidated Statements of Income (Loss) are as follows:

	Three months ended September 30		Nine months ended September 30
	2020	2019	2020	2019
Realized
Settlement of commodity contracts	$—	$1	$22	$(8)

Total realized gain (loss)	$—	$1	$22	$(8)
Unrealized
Commodity contracts	$—	$3	$—	$(5)

Total unrealized gain (loss)	—	3	—	(5)

Risk management gain (loss)	$—	$4	$22	$(13)

Additionally, the Company had the following physical contract outstanding at September 30, 2020.

	Notional volume	Remaining term	Pricing
Physical Crude Oil Contracts
WTI	530 bbl/d	Oct - Dec 2020	$56.64/bbl

Subsequent to September 30, 2020, the Company entered into an additional physical crude oil contract for 542 bbl per day from January – March 2021 at a price of $55.54/bbl.

Market risks

Obsidian Energy is exposed to normal market risks inherent in the oil and gas business, including, but not limited to, commodity price risk, foreign currency rate risk, credit risk, interest rate risk and liquidity risk. The Company seeks to mitigate these risks through various business processes and management controls and from time to time by using financial instruments.

Beginning in March 2020, the oil and gas industry has experienced significant volatility with crude oil prices due to macro-economic uncertainty, mainly due to reduced demand for crude oil as a result of the COVID-19 pandemic, fluctuating OPEC production levels and potential supply and demand implications. The duration and impact of these global events remain uncertain and could impact our cash flow and financial condition in the future.

There have been no material changes to these risks from those discussed in the Company’s annual audited consolidated financial statements.

OBSIDIAN ENERGY THIRD QUARTER 2020	INTERIM CONSOLIDATED FINANCIAL STATEMENTS

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10. Revenue

The Company’s significant revenue streams consist of the following:

	Three months ended September 30		Nine months ended September 30

	2020	2019	2020	2019
Crude Oil	$59	$83	$158	$265
NGL	4	3	11	10
Natural gas	12	5	33	23

Production revenues	75	91	202	298
Other revenue	—	—	6	—
Processing fees	2	2	5	6
Financing income	—	1	—	2

Oil and natural gas sales and other income	$77	$94	$213	$306

11. Shareholders’ equity

i) Issued

Shareholders’ capital	Common Shares	Amount
Balance, December 31, 2018	72,473,719	$2,185
Issued on exercise of equity compensation plans (1)	537,769	2

Balance, December 31, 2019	73,011,488	$2,187
Issued on exercise of equity compensation plans (1)	495,255	—

Balance, September 30, 2020	73,506,743	$2,187

(1)	Upon vesting or exercise of equity awards, the net benefit is recorded as a reduction of other reserves and an increase to shareholders’ capital.

ii) Earnings per share - Basic and Diluted

The weighted average number of shares used to calculate per share amounts was as follows:

	Three months ended September 30		Nine months ended September 30

Average shares outstanding (millions)	2020	2019	2020	2019
Basic and Diluted	73.5	73.0	73.2	72.8

For the third quarter of 2020 and for the first nine months of 2020, 1.0 million common shares (2019 – 0.2 million) that are issuable under the Stock Option Plan (“Option Plan”) were excluded in calculating the weighted average number of diluted shares outstanding as they were considered anti-dilutive.

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12. Share-based compensation

Restricted and Performance Share Unit plan (“RPSU plan”)

Restricted Share units (“RSU”) grants under the RPSU plan

Obsidian Energy awards RSU grants under the RPSU plan whereby employees receive consideration that fluctuates based on the Company’s share price on the Toronto Stock Exchange (“TSX”). Consideration can be in the form of cash or shares purchased on the open market or issued from treasury.

RSU plan (number of shares equivalent)	Nine months ended September 30, 2020	Year ended December 31, 2019
Outstanding, beginning of period	1,100,278	1,235,202
Granted	1,818,840	971,916
Vested	(507,565)	(574,706)
Forfeited	(36,244)	(532,134)

Outstanding, end of period	2,375,309	1,100,278

The fair value and weighted average assumptions of the RSU plan units granted during the nine-month periods were as follows:

	Nine months ended September 30
	2020	2019
Average fair value of units granted (per unit)	$0.55	$2.77
Expected life of units (years)	3.0	3.0
Expected forfeiture rate	0.6%	1.0%

Performance Share Unit (“PSU”) grants under the RPSU plan

The RPSU plan allows Obsidian Energy to grant PSUs to employees of the Company. Members of the Board of Directors are not eligible for the RPSU plan. The PSU obligation is classified as a liability due to the cash settlement feature and could be settled in cash or shares.

PSU awards (number of shares equivalent)	Nine months ended September 30, 2020	Year ended December 31, 2019
Outstanding, beginning of period	92,424	163,129
Granted	376,310	144,211
Vested	—	(22,929)
Forfeited	(4,173)	(191,987)

Outstanding, end of period	464,561	92,424

The liability associated with the PSU’s under the RPSU plan was insignificant at both September 30, 2020 and December 31, 2019.

OBSIDIAN ENERGY THIRD QUARTER 2020	INTERIM CONSOLIDATED FINANCIAL STATEMENTS

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Stock Option Plan

Obsidian Energy has an Option Plan that allows the Company to issue options to acquire common shares to officers, employees, directors and other service providers.

	Nine months ended September 30, 2020		Year ended December 31, 2019
Options	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding, beginning of period	89,178	$10.41	287,996	$25.34
Granted	917,490	0.56	—	—
Forfeited	(44,714)	12.06	(198,818)	32.04

Outstanding, end of period	961,954	$0.94	89,178	$10.41

Exercisable, end of period	44,464	$8.74	77,066	$10.67

The fair value and weighted average assumptions of the options granted during the nine-month periods were as follows:

	Nine months ended September 30
	2020	2019
Average fair value of options granted (per option)	$0.29	$—
Expected life of options (years)	2.2	—
Expected forfeiture rate	1.0%	—

Deferred Share Unit (“DSU”) plan

The DSU plan allows the Company to grant DSUs in lieu of cash fees to non-employee directors providing a right to receive, upon retirement, a cash payment based on the volume-weighted-average trading price of the common shares on the TSX. At September 30, 2020, 1,863,521 DSUs (December 31, 2019 – 847,100) were outstanding and $1 million was recorded as a current liability (December 31, 2019 – $1 million).

Share-based compensation

Share-based compensation consisted of the following:

	Nine months ended September 30
	2020	2019
RSU grants	$2	$3

Share-based compensation	$2	$3

The share price used in the fair value calculation of the DSU plan obligations at September 30, 2020 was $0.49 per share (2019 – $1.10). Share-based compensation expense related to the DSU plan, PSU plan and Option plan were insignificant in both periods.

Employee retirement savings plan

Obsidian Energy has an employee retirement savings plan (the “savings plan”) for the benefit of all employees. Under the savings plan, employees may elect to contribute up to 10 percent of their salary and Obsidian Energy

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matches these contributions at a rate of $1.00 for each $1.00 of employee contribution. Both the employee’s and Obsidian Energy’s contributions are used to acquire Obsidian Energy common shares or are placed in low-risk investments. Shares are purchased in the open market at prevailing market prices.

Effective May 1, 2020, due to the low commodity price environment, the Company temporarily suspended the employer match portion of the savings plan.

13. Commitments and contingencies

The Company is involved in various litigation and claims in the normal course of business and records provisions for claims as required.

14. Government grants

The Company has received payments as part of the Canadian Emergency Wage Subsidy (“CEWS”). The CEWS allows eligible companies to receive a subsidy of employee wages, subject to a maximum. For the first nine months of 2020, this resulted in a benefit to the Company of approximately $2.8 million which resulted in a $1.8 million reduction to operating costs and a $0.6 million reduction to general and administrative costs.

15. Potential Business Combination

In September 2020, the Company formally announced the commencement of an offer to purchase all of the issued and outstanding common shares of Bonterra for consideration consisting of two common shares of Obsidian Energy for each Bonterra common share. This resulted in recording certain transaction related costs during the third quarter of 2020.

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Schedule VIII

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the three and nine months ended September 30, 2020

This management’s discussion and analysis of financial condition and results of operations (“MD&A”) of Obsidian Energy Ltd. (“Obsidian Energy”, the “Company”, “we”, “us”, “our”) should be read in conjunction with the Company’s unaudited interim condensed consolidated financial statements for the three and nine months ended September 30, 2020 and the Company’s audited consolidated financial statements and MD&A for the year ended December 31, 2019. The date of this MD&A is October 30, 2020. All dollar amounts contained in this MD&A are expressed in millions of Canadian dollars unless noted otherwise.

Certain financial measures such as funds flow from operations, funds flow from operations per share-basic, funds flow from operations per share-diluted, free cash flow, netback, gross revenues and net debt included in this MD&A do not have a standardized meaning prescribed by International Financial Reporting Standards (“IFRS”) and therefore are considered non-GAAP measures; accordingly, they may not be comparable to similar measures provided by other issuers. This MD&A also contains oil and gas information and forward-looking statements. Please see the Company’s disclosure under the headings “Non-GAAP Measures”, “Oil and Gas Information”, and “Forward-Looking Statements” included at the end of this MD&A.

All per share figures included in this MD&A reflect the 7:1 common share consolidation that was effective June 5, 2019.

Quarterly Financial Summary

(millions, except per share and production amounts) (unaudited)

Three months ended	Sep. 30 2020	June 30 2020	Mar. 31 2020	Dec. 31 2019	Sep. 30 2019	June 30 2019	Mar. 31 2019	Dec. 31 2018
Oil and natural gas sales and other income	$77	$52	$84	$112	$94	$109	$103	$82
Cash flow from operations	34	2	33	49	32	(3)	(1)	19
Basic per share	0.46	0.03	0.45	0.67	0.44	(0.04)	(0.01)	0.26
Diluted per share	0.46	0.03	0.45	0.67	0.44	(0.04)	(0.01)	0.26
Funds flow from operations (1)	30	25	37	54	29	41	36	(2)
Basic per share	0.41	0.34	0.51	0.74	0.40	0.56	0.50	(0.03)
Diluted per share	0.41	0.34	0.51	0.74	0.40	0.56	0.50	(0.03)
Net income (loss)	(4)	(22)	(746)	(544)	(28)	(162)	(54)	(113)
Basic per share	(0.05)	(0.30)	(10.22)	(7.45)	(0.38)	(2.22)	(0.74)	(1.56)
Diluted per share	$(0.05)	$(0.30)	$(10.22)	$(7.45)	$(0.38)	$(2.22)	$(0.74)	$(1.56)

Production
Light oil (bbls/d)	10,952	12,800	12,512	12,246	10,802	12,453	12,376	11,429
Heavy oil (bbls/d)	2,823	1,966	3,644	3,718	3,991	4,059	4,096	4,784
NGLs (bbls/d)	2,244	2,278	2,239	2,095	2,192	2,201	2,122	2,788
Natural gas (mmcf/d)	54	53	52	52	51	55	54	65

Total (boe/d)	25,031	25,872	27,092	26,639	25,505	27,835	27,651	29,905

(1)	Please refer to the prior quarterly filings for reconciliations of cash flow from operations to funds flow from operations.

OBSIDIAN ENERGY THIRD QUARTER 2020	MANAGEMENT’S DISCUSSION AND ANALYSIS

VIII-1

Cash flow from Operations and Funds Flow from Operations

	Three months ended September 30		Nine months ended September 30
(millions, except per share amounts)	2020	2019	2020	2019
Cash flow from operating activities	$34	$32	$69	$28
Change in non-cash working capital	(12)	(13)	(1)	46
Decommissioning expenditures	1	5	9	8
Onerous office lease settlements	2	—	7	2
Realized foreign exchange loss – debt maturities	—	—		3
Restructuring charges	—	—	—	3
Transaction costs	3	—	3	—
Other expenses (1)	2	5	5	16

Funds flow from operations	$30	$29	$92	$106

Per share
Basic per share	$0.41	$0.40	$1.26	$1.46
Diluted per share	$0.41	$0.40	$1.26	$1.46

(1)	Includes mainly legal fees related to claims against former Penn West Petroleum Ltd. (“Penn West”) employees related to the Company’s 2014 restatement of certain financial results.

In the third quarter of 2020, funds flow from operations and cash flow from operations were slightly higher than the comparable period as lower revenues due to lower crude oil prices were offset by the Company’s lower cost structure as we implemented a number of cost saving initiatives within operating costs and general and administrative (“G&A”) expenses.

For the first nine months of 2020, funds flow from operations was lower than 2019, primarily due to lower crude oil prices (particularly in the second quarter of 2020), as a result of the impact of the COVID-19 pandemic and potential supply and demand implications, which were partially offset by a lower cost structure.

Cash flow from operations increased in the first nine months of 2020 from the comparable period primarily due to the impact of working capital changes.

Business Strategy

Since March 2020, the oil and gas industry has experienced significant volatility with commodity prices, specifically crude oil prices. This is primarily due to macro-economic factors related to the COVID-19 pandemic and the resultant supply and demand issues. At the time crude oil prices began to fall in March, we had completed the majority of our drilling program for the first half of 2020, which totaled $49 million including drilling 10 horizontal wells, optimization spending and decommissioning expenditures. In response to the current low crude oil price environment, the Company anticipates minimal capital spending for the remainder of the year and is currently estimating total expenditures of $64 million for 2020, including capital and decommissioning expenditures. Similar to the third quarter of 2020, capital activities in the fourth quarter of 2020 will be focused on highly capital efficient, optimization activities. No drilling activity is anticipated for the remainder of 2020; however, we do have the operational flexibility to begin drilling activities quickly should crude oil prices warrant the investment.

The Company actively reviewed our portfolio beginning in March, considering the commodity price outlook at the time and shut-in production deemed uneconomic. This reduced average production in the second quarter of

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2020 by approximately 2,100 boe per day. This reduction was primarily composed of heavy oil and associated gas production in the Peace River and Viking areas and certain light-oil properties in the Cardium area. As crude oil prices began to improve in May and June, the Company restarted the majority of the shut-in production and currently there is approximately 300 boe per day of production that remains offline, mostly consisting of heavy oil properties. The Company will continue to economically evaluate and, if required, adjust our production base if commodity price volatility occurs.

In 2020, the Company has continued to focus on cost savings initiatives as well as implementing temporary cost saving measures due to COVID-19 induced oil price reductions. Cost savings on forecasted 2020 operating costs totaled $24 million through these initiatives and shut-in production. We have also achieved $6 million of G&A cost savings for the first nine months of 2020 compared to the same period of 2019.

The Company continues to monitor all applicable government relief programs. Thus far, we have benefited from the Canadian Emergency Wage Subsidy (“CEWS”). The CEWS allows eligible companies to receive a subsidy of employee wages, subject to a cap. The program has been extended into 2021 and we will continue to evaluate our eligibility to participate in the amended CEWS program as further details become available. Additionally, under the Alberta Site Rehabilitation program (“ASRP”) the Company has successfully been awarded grants totaling $17 million and an additional $4 million in allocation eligibility as an Area Based Closure program (“ABC” program) participant. These awards will allow the Company to expand our abandonment activities for wells, pipelines, facilities and related site reclamation starting in the fourth quarter of 2020 and thus reduce our decommissioning liability. We will continue to be actively engaged with the Government of Alberta on further ASRP developments, and other provincial and federal programs, as they are announced.

As Obsidian Energy moves forward, we believe our plan to focus on our industry leading Cardium position in addition to our goal of becoming a consolidating entity within the Cardium, offers a predictable, liquids weighted, production profile that is capable of generating sustainable value for all stakeholders. To that end, on September 21, 2020 the Company formally launched an offer to purchase all issued and outstanding common shares (“Bonterra Share”) of Bonterra Energy Corp. (“Bonterra”) for consideration of two common shares of Obsidian Energy for each Bonterra Share. The Company believes that the combination of the two companies will create the Cardium Champion allowing for the realization of material synergies that have the combined effect of generating increased cash flow, reducing debt levels, further lowering our breakeven $US WTI/barrel costs and ultimately allowing us to return money back to shareholders. Specific benefits we anticipate from this combination are far superior to what Obsidian Energy or Bonterra could achieve on a standalone basis and include:

•

The combined entity’s increased size will make us a top 20 Western Canadian oil producer, with improved financial metrics, increased capital markets relevance and enhanced positioning for future Cardium consolidation,

•	The combined entity will have a strong operating platform with a low decline production base, low cost structure and high netbacks,

•	With improved efficiencies, we expect that the combined entity will have over $100 million cost saving synergies over three years resulting in increased funds flow from operations, and,

•

Higher free cash flow will achieve accelerated debt repayment (estimated to fall to 2:1X Debt to EBITDA by year-end 2022), lower credit risk, improved access to capital and ultimately, the reinstatement of cash dividend payments and/or a share buy-back program.

The offer is open until 5:00pm (Mountain Standard Time) on January 4, 2021, unless extended, accelerated or withdrawn. Please refer to our Take-Over Bid circular dated September 21, 2020 for further details. The Company will provide updates on the offer as required.

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Business Environment

The following table outlines quarterly averages for benchmark prices and Obsidian Energy’s realized prices for the previous eight quarters.

	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019	Q4 2018
Benchmark prices
WTI crude oil ($US/bbl)	$40.93	$27.85	$46.17	$56.96	$56.45	$59.81	$54.90	$58.81
Edm mixed sweet par price (CAD$/bbl)	49.83	29.55	51.62	67.99	68.40	73.81	66.52	42.97
Western Canada Select (CAD$/bbl)	42.41	22.42	34.11	54.29	58.39	65.72	56.73	25.63
NYMEX Henry Hub ($US/mmbtu)	2.00	1.72	1.95	2.50	2.32	2.47	2.85	3.68
AECO Index (CAD$/mcf)	2.24	1.99	2.22	2.48	0.92	1.08	2.66	1.74
Foreign exchange rate (CAD$/$US)	1.332	1.386	1.345	1.320	1.321	1.338	1.329	1.322

Benchmark differentials
WTI - Edm Light Sweet ($US/bbl)	(3.51)	(6.14)	(7.58)	(5.37)	(4.66)	(4.63)	(4.85)	(26.30)
WTI - WCS Heavy ($US/bbl)	(9.08)	(11.47)	(20.53)	(15.83)	(12.24)	(10.68)	(12.22)	(39.42)

Average sales price (1)
Light oil (CAD$/bbl)	50.84	29.20	50.59	70.57	68.14	72.20	64.88	37.88
Heavy oil (CAD$/bbl)	29.54	5.98	20.07	41.80	40.44	42.63	30.62	7.70
NGLs (CAD$/bbl)	22.11	11.65	22.52	31.42	15.75	14.95	21.44	24.99
Total liquids (CAD$/bbl)	43.06	24.18	41.13	60.10	54.87	59.05	52.37	28.39
Natural gas (CAD$/mcf)	$2.40	$2.14	$2.20	$2.55	$1.05	$1.18	$2.41	$2.46

(1)	Excludes the impact of realized hedging gains or losses.

Crude Oil

WTI prices averaged US$40.93 per barrel in the third quarter of 2020 compared to US$27.85 per barrel in the second quarter of 2020. The improvement in crude oil prices was mainly due to OPEC extending their production cuts and demand being partially restored as some COVID-19 restrictions were eased.

Differentials narrowed from the first half of 2020 and were relatively consistent over the third quarter of 2020 with Mixed Sweet Blend (“MSW”) differentials averaging US$3.51 per barrel and Western Canadian Select (“WCS”) differentials averaging US$9.08 per barrel. The narrower differentials were mainly due to refining capacity increasing, as demand partially improved, and lower supply due to shut-in production and an extended oil sands maintenance season in Western Canada.

OBSIDIAN ENERGY THIRD QUARTER 2020	MANAGEMENT’S DISCUSSION AND ANALYSIS

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The Company has the following physical crude oil contracts in place:

	Q4 2020	Q1 2021
WTI $CAD/bbl	$56.64	$55.54
bbl/day	530	542

Natural Gas

NYMEX Henry Hub prices were volatile during the third quarter of 2020, starting at US$1.69 per mmbtu and increasing to a high of US$2.57 per mmbtu in August as production levels were forecast to be lower due to shut-in production and reduced drilling activity. In September, prices declined to a low of US$1.33 per mmbtu due to predictions of warmer than average Fall weather.

In Alberta, AECO 5A prices trended with NYMEX Henry Hub, starting the third quarter at $1.87 per mcf, increasing to a high of $2.82 per mcf in early September and then decreasing to a low of $1.32 per mcf by the end of the quarter. The third quarter AECO 5A price averaged $2.24 per mcf for the period.

The Company has the following natural gas hedges in place on a weighted average basis:

Nov 2020 - Mar 2021
AECO $CAD/mcf	2.94
Total mcf/day	23,700

Average Sales Prices

	Three months ended September 30			Nine months ended September 30
	2020	2019	% change	2020	2019	% change
Light oil (per bbl)	$50.84	$68.14	(25)	$43.14	$68.44	(37)
Heavy oil (per bbl)	29.54	40.44	(27)	19.99	37.89	(47)
NGL (per bbl)	22.11	15.75	40	18.73	17.31	8

Total liquids (per bbl)	43.06	54.87	(22)	36.14	55.47	(35)
Risk management gain (loss) (per bbl)	—	0.90	(100)	4.79	(1.64)	n/a

Total liquids price, net (per bbl)	43.06	55.77	(23)	40.93	53.83	(24)

Natural gas (per mcf)	2.40	1.05	>100	2.25	1.55	45
Risk management loss (per mcf)	(0.19)	—	n/a	(0.09)	—	n/a

Natural gas net (per mcf)	2.21	1.05	>100	2.16	1.55	39

Weighted average (per boe)	32.74	38.64	(15)	28.43	40.24	(29)
Risk management gain (loss) (per boe)	(0.42)	0.60	n/a	2.98	(1.10)	n/a

Weighted average net (per boe)	$32.32	$39.24	(18)	$31.41	$39.14	(20)

OBSIDIAN ENERGY THIRD QUARTER 2020	MANAGEMENT’S DISCUSSION AND ANALYSIS

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RESULTS OF OPERATIONS

Production

	Three months ended September 30			Nine months ended September 30
Daily production	2020	2019	% change	2020	2019	% change
Light oil (bbls/d)	10,952	10,802	1	12,084	11,871	2
Heavy oil (bbls/d)	2,823	3,991	(29)	2,811	4,048	(31)
NGL (bbls/d)	2,244	2,192	2	2,254	2,172	4
Natural gas (mmcf/d)	54	51	6	53	53	—

Total production (boe/d)	25,031	25,505	(2)	25,995	26,989	(4)

During the third quarter of 2020, the Company completed no development activity in response to the COVID-19 pandemic and a low commodity price environment, which led to a minor decrease in production due to base declines.

For the first nine months of 2020, as a result of the lower crude oil pricing environment, the Company shut-in production deemed temporarily uneconomic which reduced average production by approximately 2,100 boe per day during the second quarter of 2020, mostly related to heavy oil properties in the Peace River area. This contributed to the decrease from the comparable period. Currently there is approximately 300 boe per day that remains offline. The Company will continue to evaluate and adjust our production base as required in this volatile commodity price environment.

Light oil production continued to increase from the comparable periods as the Company’s results from our 2020 Cardium development program continued to perform above expectations. As a result, our Cardium production has increased over last year’s levels. Heavy oil production declines have reduced our total Company production due to restricted capital spending, our decision to temporarily shut-in certain heavy oil production and our decision to defer the repair of certain failed wells that were uneconomic.

Average production within the Company’s asset areas was as follows:

	Three months ended September 30			Nine months ended September 30
Daily production (boe/d)	2020	2019	% change	2020	2019	% change
Cardium	20,661	19,426	6	21,615	20,622	5
Peace River	3,196	4,519	(29)	3,123	4,528	(31)
Alberta Viking	825	1,051	(22)	845	1,034	(18)
Legacy	349	509	(31)	412	805	(49)

Total	25,031	25,505	(2)	25,995	26,989	(4)

OBSIDIAN ENERGY THIRD QUARTER 2020	MANAGEMENT’S DISCUSSION AND ANALYSIS

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Netbacks

	Three months ended September 30
	2020			2019
	Liquids (bbl)	Natural Gas (mcf)	Combined (boe)	Combined (boe)
Operating netback:
Sales price	$43.06	$2.40	$32.74	$38.64
Risk management gain (loss) (1)	—	(0.19)	(0.42)	0.60
Royalties	(1.81)	(0.12)	(1.42)	(3.12)
Transportation	(2.70)	(0.19)	(2.13)	(2.72)
Operating costs (2)	(14.74)	(0.89)	(11.36)	(14.65)

Netback	$23.81	$1.01	$17.41	$18.75

	(bbls/d)	(mmcf/d)	(boe/d)	(boe/d)
Production	16,019	54	25,031	25,505

(1)	Realized risk management gains and losses on commodity contracts.
(2)	Includes the benefit of third-party processing fees totaling $2 million (2019 - $2 million).

	Nine months ended September 30
	2020			2019
	Liquids (bbl)	Natural Gas (mcf)	Combined (boe)	Combined (boe)
Operating netback:
Sales price	$36.14	$2.25	$28.43	$40.24
Risk management gain (loss) (1)	4.80	(0.09)	2.98	(1.10)
Royalties	(2.10)	(0.05)	(1.48)	(2.89)
Transportation	(2.40)	(0.21)	(2.01)	(2.83)
Operating costs (2)	(13.59)	(0.83)	(10.65)	(13.64)

Netback	$22.85	$1.07	$17.27	$19.78

	(bbls/d)	(mmcf/d)	(boe/d)	(boe/d)
Production	17,149	53	25,995	26,989

(1)	Realized risk management gains and losses on commodity contracts.
(2)	Includes the benefit of third-party processing fees totaling $5 million (2019 - $6 million).

For both the third quarter and the first nine months of 2020, netbacks were lower than the comparable periods as the impact of the COVID-19 pandemic and resultant supply and demand implications resulted in lower realized prices in 2020. This was partially offset by lower operating costs as a result of several successful cost saving initiatives, reduced royalty rates due to lower crude oil prices and higher realized risk management gains on crude oil hedges, specifically during the first half of 2020.

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Oil and Natural Gas Sales and Gross Revenues

A reconciliation from oil and natural gas sales and other income to gross revenues is as follows:

	Three months ended September 30		Nine months ended September 30
(millions)	2020	2019	2020	2019
Oil and natural gas sales and other income	$77	$94	$213	$306
Realized risk management gain (loss) (1)	—	1	22	(8)
Less: Processing fees	(2)	(2)	(5)	(6)
Less: Financing income	—	(1)	—	(2)
Less: Other income	—	—	(6)	—

Gross revenues	$75	$92	$224	$290

(1)	Relates to realized risk management gains and losses on commodity contracts

Oil and natural gas sales and other income and gross revenues were both lower than the comparable periods as a result of lower crude oil prices due to the COVID-19 pandemic, lower production volumes as a result of the Company temporarily shutting-in volumes deemed uneconomic during the second quarter of 2020 and the deferring of development capital spending. This was partially offset by crude oil hedging gains and higher natural gas prices in 2020 compared to 2019.

Change in Gross Revenues

(millions)
Gross revenues – January 1 – September 30, 2019	$290
Decrease in liquids production	(7)
Decrease in liquids prices (1)	(69)
Decrease in natural gas production	—
Increase in natural gas prices (1)	10

Gross revenues – January 1 – September 30, 2020 (2)	$224

(1)	Includes realized risk management gains and losses on commodity contracts.
(2)	Excludes processing fees and other income.

Royalties

	Three months ended September 30		Nine months ended September 30
	2020	2019	2020	2019
Royalties (millions)	$4	$8	$11	$22
Average royalty rate (1)	4%	8%	5%	7%
$/boe	$1.42	$3.12	$1.48	$2.89

(1)	Excludes effects of risk management activities and other income.

For both the third quarter and for the first nine months of 2020, royalties decreased from the comparable period largely due to lower crude oil prices.

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Expenses

	Three months ended September 30		Nine months ended September 30
(millions)	2020	2019	2020	2019
Operating	$28	$36	$81	$106
Transportation	5	6	14	21
Financing	7	12	28	31
Share-based compensation	$1	$1	$2	$3

	Three months ended September 30		Nine months ended September 30
(per boe)	2020	2019	2020	2019
Operating (1)	$11.36	$14.65	$10.65	$13.64
Transportation	2.13	2.72	2.01	2.83
Financing	3.18	4.91	3.99	4.11
Share-based compensation	$0.30	$0.38	$0.24	$0.48

(1)	Includes the benefit of third-party processing fees totaling $2 million (2019 - $2 million) for the third quarter of 2020 and $5 million (2019 - $6 million) for the first nine months of 2020.

Operating

In 2020, the Company continued to progress on several cost saving initiatives and also quickly responded to the lower commodity price environment arising from the COVID-19 pandemic, which resulted in the Company temporally shutting-in production deemed uneconomic. This decision reduced operating costs beginning in the second quarter and partially in the third quarter of 2020, as most shut-in production was restored with oil prices improving. Additionally, the Company benefited from the CEWS program which reduced operating costs by $1.8 million and had a $0.25 per boe impact on operating expenses in the first nine months of 2020. The Company further lowered operating costs by temporarily reducing field staff salaries effective May 1.

The results for 2020 also include the full impact of the Company’s Legacy asset shut-in program, which was completed in 2019.

Transportation

The Company continues to utilize multiple sales points in the Peace River area to increase realized prices. The increase in realized prices is partially offset by additional transportation costs.

In 2020, the Company temporarily shut-in various heavy oil properties located in Peace River beginning in the second quarter and for part of the third quarter, which led to a reduction in transportation costs from the comparable periods.

OBSIDIAN ENERGY THIRD QUARTER 2020	MANAGEMENT’S DISCUSSION AND ANALYSIS

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Financing

Financing expense consists of the following:

	Three months ended September 30		Nine months ended September 30
(millions)	2020	2019	2020	2019
Interest on long-term-debt	$5	$8	$19	$22
Advisor fees	2	2	8	3
Unwinding of discount on lease liabilities	—	2	1	6

Financing	$7	$12	$28	$31

Obsidian Energy’s debt structure includes short-term borrowings under our syndicated credit facility and long-term financing through our senior notes. Financing charges decreased from the comparable periods mainly due to lower interest rates under the Company’s syndicated credit facility, partially offset by recent bank extension and various advisor fees.

The interest rates on the Company’s syndicated credit facility are subject to fluctuations in short-term money market rates as advances on the syndicated credit facility are generally made under short-term instruments. As at September 30, 2020, 86 percent (December 31, 2019 – 87 percent) of the Company’s outstanding debt instruments were exposed to changes in short-term interest rates.

The Company has a reserve-based syndicated credit facility with an underlying borrowing base and amount available to be drawn of $550 million and $450 million, respectively. The revolving period of the syndicated credit facility ends on January 29, 2021, with the end date of the term period on November 30, 2021. The syndicated credit facility is subject to a semi-annual borrowing base redetermination in May and November of each year. The last two amending agreements are described below.

a)

In September 2020, the Company entered into an amending agreement with our lenders. Under the agreement, the syndicated credit facility continued to be available on a revolving basis until October 31, 2020, subject to further extensions, with the end date of the term period set at November 30, 2021. In connection with the extension, the lenders had the option to complete a borrowing base redetermination on October 31, 2020.

b)

Subsequent to September 30, 2020, the Company entered into an amending agreement with our lenders which extended the revolving period of the syndicated credit facility to January 29, 2021, subject to further extensions. The end date of the term period remains at November 30, 2021. In connection with the extension, the lenders have the option to complete a borrowing base redetermination on January 29, 2021. Additionally, the lenders have elected to not proceed with the borrowing base redeterminations on October 31, 2020 and on November 30, 2020.

In 2020, the Company agreed with holders of our senior notes to move the maturity dates of the notes due on March 16, 2020, May 29, 2020, December 2, 2020, December 2, 2022 and December 2, 2025 to November 30, 2021.

In September 2019, the Company announced the initiation of a formal strategic alternative process to maximize shareholder value, and this process continues. Such strategic alternatives may include, but are not limited to, a corporate sale, merger or other business combination, a disposition of all or a portion of the Company’s assets, a recapitalization, a refinancing of our capital structure, or any combination of the foregoing. On September 21, 2020, the Company formally launched an offer to purchase all issued and outstanding common shares of Bonterra for consideration of two common shares of Obsidian Energy for each Bonterra share. The offer is open

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until 5:00pm (Mountain Standard Time) on January 4, 2021 unless extended, accelerated or withdrawn. The Company continues to pursue strategic alternatives however there can be no guarantees on the outcome. The outcome of the strategic review process as well as various factors such as government regulations and the commodity price environment lead to risk and uncertainty around revolving period reconfirmations and the terms of future renewals for the syndicated credit facility.

At September 30, 2020, the carrying value of the Company’s US dollar denominated senior notes was $63 million (December 31, 2019 – $62 million). The increase in carrying value is the result of a weaker Canadian dollar against the US dollar at the comparable balance sheet dates. Summary information on the Company’s senior notes outstanding as at September 30, 2020 is as follows:

	Issue date	Amount (millions)		Initial Term	Average interest rate	Weighted average remaining term
2008 Notes	May 29, 2008	US$	4	8 – 12 years	6.40%	1.2
2010 Q1 Notes	March 16, 2010	US$	10	5 – 15 years	5.85%	1.2
2010 Q4 Notes	December 2, 2010	US$	21	5 – 15 years	4.94%	1.2
2011 Notes	November 30, 2011	US$	12	5 – 10 years	4.79%	1.2

Share-Based Compensation

Share-based compensation expense relates to the Company’s Stock Option Plan (the “Option Plan”), Restricted shares units (“RSU) granted under the Restricted Performance Share Unit Plan (“RPSU”), Deferred Share Unit Plan (“DSU”) and Performance share units (“PSU”) granted under the RPSU plan.

Share-based compensation expense consisted of the following:

	Three months ended September 30		Nine months ended September 30
(millions)	2020	2019	2020	2019
RSU	$1	$1	$2	$3

Share-based compensation	$1	$1	$2	$3

The share price used in the fair value calculation of the PSU and DSU plans obligations at September 30, 2020 was $0.49 per share (2019 – $1.10). Share-based compensation expense related to the DSU plan, PSU plan and Option plan were insignificant in both periods.

General and Administrative Expenses

	Three months ended September 30		Nine months ended September 30
(millions, except per boe amounts)	2020	2019	2020	2019
Gross	$5	$9	$17	$29
Per boe	2.29	3.72	2.41	3.85
Net	3	5	10	16
Per boe	$1.40	$2.25	$1.47	$2.15

In 2019, the Company focused our development operations on the Cardium which led to staff reductions, information technology savings and associated lower head office costs. The full effect of these changes are being realized in 2020, which led to decreases in both gross and net costs from 2019.

OBSIDIAN ENERGY THIRD QUARTER 2020	MANAGEMENT’S DISCUSSION AND ANALYSIS

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In 2020, the Company benefited from the CEWS program which reduced net G&A expenses by approximately $0.1 million or $0.05 on a per boe basis in the third quarter and by $0.6 million or $0.08 on a per boe basis for the first nine months of 2020. Additionally, in response to the low commodity price environment due to the COVID-19 pandemic, effective May 1, the Company further reduced G&A expenses by temporarily reducing all head office staff salaries, suspending the Company’s matching component under the employee retirement savings plan and reducing Board of Directors retainer fees by 10 percent.

Restructuring and Other expenses

	Three months ended September 30		Nine months ended September 30
(millions, except per boe amounts)	2020	2019	2020	2019
Restructuring	$—	$—	$—	$3
Per boe	—	—	—	0.44
Other	2	6	6	18
Per boe	$0.36	$2.88	$0.81	$2.57

In 2018, the Company fully utilized available insurance coverage relating to ongoing claims against former Penn West employees arising from the Company’s 2014 restatement of certain financial results when we were known as Penn West. A claim brought by the United States Securities and Exchange Commission (“SEC”) against Penn West was previously settled. The Company has been indemnifying two former employees pursuant to indemnity agreements in connection with ongoing claims brought by the SEC arising out of the same restatement.

On July 18, 2019, the Company notified the two former employees that the Company did not believe that the former employees met the criteria for indemnification, that the amounts invoiced on account of indemnification to date were in any event unreasonable, and that the Company would not be making any further advancements on account of indemnification. At the same time, the Company commenced a proceeding in the Court of Queen’s Bench of Alberta against the two former employees, seeking a declaration that they had no further entitlement to indemnification, an order compelling them to repay all amounts advanced to date on account of indemnification, an order assessing the reasonableness of the amounts paid to date in respect of the indemnification, and other relief. In response, the two former employees brought a preliminary application to limit the evidence admissible in the proceeding. The preliminary application Judge ruled that the Company could not seek a declaration that the former employees are disentitled to advancements or indemnification because they failed to act honestly and in good faith with a view to the best interests of the Company, and had no reasonable grounds for believing that their conduct leading to the SEC Action was lawful, until after the former employees had had the opportunity to defend the allegations made against them in the SEC Action. The Company’s application was permitted to proceed on alternate grounds related to the reasonableness and appropriateness of the costs, charges and expenses claimed by the two former employees.

The Company has appealed the preliminary application Judge’s decision to the Court of Appeal of Alberta. The appeal is currently scheduled to be heard in December 2020.

On April 28, 2020, the U.S. District Court for the Southern District of New York approved settlements reached between the SEC and the two former employees. Under the settlements, in which the former employees neither admitted to nor denied the allegations made against them by the SEC, the two former employees agreed to make certain monetary payments. The Company currently is evaluating the impact of the SEC settlements on the former employees’ claims to advancement and indemnification.

While the Company has been challenging its advancement and indemnification obligations to the former employees in court, we have continued to accrue for the expenses incurred by the former employees which are recorded in Other expenses as shown in the table above.

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Transaction costs

	Three months ended September 30		Nine months ended September 30
(millions, except per boe amounts)	2020	2019	2020	2019
Transaction costs	$3	$—	$3	$—
Per boe	$1.20	$—	$0.39	$—

In September 2020, the Company formally launched an offer to purchase all of the Bonterra Shares for consideration consisting of two common shares of Obsidian Energy for each Bonterra Share. This resulted in recording certain transaction related costs during the third quarter of 2020.

Depletion, Depreciation, Impairment and Accretion

	Three months ended September 30		Nine months ended September 30
(millions, except per boe amounts)	2020	2019	2020	2019
Depletion and depreciation (“D&D”)	$28	$56	$104	$191
D&D expense per boe	12.00	23.38	14.58	25.82

Property, Plant & Equipment (“PP&E”) Impairment	—	—	763	130
PP&E Impairment per boe	—	—	107.02	17.64

Accretion	1	2	6	7
Accretion expense per boe	$0.81	$0.99	$0.90	$0.99

The Company’s D&D expense has decreased from the comparable periods, primarily due to non-cash impairment charges recorded in both the first quarter of 2020 and the fourth quarter of 2019. These impairment charges were recorded mainly due to lower forecast commodity prices and higher discount rates due to continued commodity price and market value volatility within the oil and gas industry.

During the first quarter of 2020, the Company completed impairment tests across all of our cash generating units (“CGU’s”) as a result of the low commodity price environment, primarily due to the impact of the COVID-19 pandemic and concerns regarding potential supply and demand implications. This led to the Company recording $763 million of non-cash impairments, which included $702 million within our Cardium CGU, $58 million within our Peace River CGU and $19 million within our corporate assets. Additionally, a $16 million impairment recovery was recorded within our Legacy CGU as a result of the Company increasing our discount rate used in our decommissioning liability due to current market conditions. Impairment losses related to PP&E may be reversed in future periods if commodity price forecasts materially improve.

Taxes

As at September 30, 2020, the Company was in a net unrecognized deferred tax asset position of approximately $447 million. Since the Company has not recognized the benefit of deductible timing differences in excess of taxable timing differences, deferred tax expense (recovery) for the quarter is nil.

Foreign Exchange

Obsidian Energy records unrealized foreign exchange gains or losses to translate U.S. denominated senior notes and the related accrued interest to Canadian dollars using the exchange rates in effect on the balance sheet date. Realized foreign exchange gains or losses are recorded upon repayment of the senior notes.

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The split between realized and unrealized foreign exchange gains or losses is as follows:

	Three months ended September 30		Nine months ended September 30
(millions)	2020	2019	2020	2019
Realized foreign exchange loss	$—	$—	$—	$3
Unrealized foreign exchange loss (gain)	(2)	1	1	(5)

Foreign exchange loss (gain)	$(2)	$1	$1	$(2)

Net Loss

	Three months ended September 30		Nine months ended September 30
(millions except per share amounts)	2020	2019	2020	2019
Net income (loss)	$(4)	$(28)	$(772)	$(244)
Basic per share	(0.05)	(0.38)	(10.55)	(3.35)
Diluted per share	$(0.05)	$(0.38)	$(10.55)	$(3.35)

During the third quarter of 2020, the net loss was lower than the comparative period mainly due to lower depletion charges and reduced operating costs. This was partially offset by lower revenues, primarily as a result of lower crude oil prices from the COVID-19 pandemic.

For the first nine months of 2020, the net loss was mainly due to non-cash, PP&E impairment charges as a result of lower forecasted commodity prices due to the impact of the COVID-19 pandemic and potential supply and demand implications.

Capital Expenditures

	Three months ended September 30		Nine months ended September 30
(millions)	2020	2019	2020	2019
Drilling and completions	$3	$21	$34	$50
Well equipping and facilities	2	6	12	18
Land acquisition and retention	—	—	—	1

Capital expenditures	5	27	46	69
Property dispositions, net	—	—	—	(11)

Total capital expenditures	$5	$27	$46	$58

As a result of the low commodity price environment due to the COVID-19 pandemic, the Company had minimal capital spending during the third quarter of 2020.

In early 2020, the Company continued with our development focus in the Cardium, specifically in the Willesden Green area. All 10 gross wells drilled in the first quarter were in this area and all of these wells were brought on production from March through May of 2020.

In response to the low commodity price environment, the Company anticipates modest capital spending of $9 million in the fourth quarter of 2020. Activities will focus on optimization and minor infrastructure projects in addition to decommissioning activities. The Company does have the operational flexibility to begin drilling activities quickly should crude oil prices warrant the investment.

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Drilling

	Nine months ended September 30
	2020		2019
(number of wells)	Gross	Net	Gross	Net
Oil	12	10	15	11
Injectors, stratigraphic and service	1	—	3	—

Total	13	10	18	11

Success rate (1)		100%		100%

(1)	Success rate is calculated excluding stratigraphic and service wells.

The Company drilled no wells during the third quarter of 2020.

Environmental and Climate Change

The oil and gas industry has a number of environmental risks and hazards and is subject to regulation by all levels of government. Environmental legislation includes, but is not limited to, operational controls, site restoration requirements and restrictions on emissions of various substances produced in association with oil and natural gas operations. Compliance with such legislation could require additional expenditures and a failure to comply may result in fines and penalties which could, in the aggregate and under certain assumptions, become material.

Obsidian Energy is dedicated to managing the environmental impact from our operations through our environmental programs which include resource conservation, water management and site abandonment/reclamation/remediation. Obsidian Energy has voluntarily entered into the Government of Alberta’s ABC Program which has allowed the Company to accelerate abandonment activities, specifically on inactive properties, in a more cost-effective manner. The Company is committed to remaining in the ABC Program for at least 2020 and 2021. Recently the Alberta Government announced the suspension of spending requirements for the ABC Program for 2020 and we expect the $9 million already incurred by the Company in 2020 will be applied to our 2021 program target. Additionally, operations are continuously monitored to minimize both environmental and climate change impacts and allocate sufficient capital to reclamation and other activities to mitigate the impact on the areas in which the Company operates.

The Company has received ASRP grants to date totaling $17 million and an additional $4 million in allocation eligibility as an ABC program participant. These awards will allow the Company to expand our abandonment activities for wells, pipelines, facilities, and related site reclamation starting in the fourth quarter of 2020 and thus reduce our decommissioning liability.

OBSIDIAN ENERGY THIRD QUARTER 2020	MANAGEMENT’S DISCUSSION AND ANALYSIS

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Liquidity and Capital Resources

Net Debt

Net debt is the total of long-term debt and working capital deficiency as follows:

	As at
(millions)	September 30, 2020	December 31, 2019
Long-term debt
Current portion of long-term debt	$—	$434
Long-term portion of long-term debt	458	27

Total	458	461
Working capital deficiency (1)
Cash	(6)	(3)
Restricted cash	(1)	(2)
Accounts receivable	(36)	(66)
Prepaid expenses and other	(16)	(12)
Accounts payable and accrued liabilities	80	117

Total	21	34

Net debt	$479	$495

(1)	Includes amounts classified as held for sale.

Net debt decreased compared to December 31, 2019, as commodity price decreases due to the impact of COVID-19, which lowered revenues, were more than offset by realized hedging gains, the Company’s lower cost structure (specifically within operating costs and G&A expense) and lower capital expenditures. Long-term debt was relatively consistent between the periods.

The Company’s credit facility was classified as a long-term liability at September 30, 2020 as the term-out date is November 30, 2021, which is beyond 12 months from the reporting date.

Liquidity

The Company has a reserve-based syndicated credit facility with an underlying borrowing base of $550 million and a borrowing limit of $450 million. For further details on the Company’s debt instruments and our recent bank amendment, please refer to the “Financing” section of this MD&A.

The Company actively manages our debt portfolio and considers opportunities to reduce or diversify our debt capital structure. Management contemplates both operating and financial risks and takes action as appropriate to limit the Company’s exposure to certain risks. Management maintains close relationships with the Company’s lenders and agents to monitor credit market developments. These actions and plans aim to increase the likelihood of maintaining the Company’s financial flexibility and appropriate capital program, supporting the Company’s ongoing operations and ability to execute longer-term business strategies.

In the first quarter of 2020, the Company entered into amending agreements with holders of our senior notes and our bank syndicate to update our financial covenants as follows:

•	for the period from January 1, 2020 onward both the Senior Debt and Total Debt to Adjusted EBITDA covenants have been eliminated; and

•	the maximum for both the Senior Debt and Total Debt to Capitalization ratios were permanently increased to 75 percent.

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On September 30, 2020, the Company was in compliance with all of our financial covenants which consisted of the following:

	Limit	September 30, 2020
Senior debt to capitalization	Less than 75%	59%
Total debt to capitalization	Less than 75%	59%

As at September 30, 2020, Obsidian Energy had sufficient liquidity under our syndicated credit facility to meet our current obligations. Based on strip commodity pricing as of October 22, 2020, the Company is currently forecasting that sufficient liquidity exists under our syndicated credit facility to fund operations, including planned capital expenditures. The Company continues to generate positive cash flow from operations and funds flow from operations at recent commodity prices as evidenced by our results in the third quarter and for the first nine months of 2020. Additionally, under the Company’s current forecast, sufficient liquidity exists in the event that additional strip commodity price reductions were to occur due to a combination of available borrowing capacity and the ability to implement additional proactive actions within the Company’s control. However, given the short-term nature of our credit facility extensions and due to significant commodity price volatility experienced since March 2020 mainly due to the impact of the COVID-19 pandemic on the demand for commodities and OPEC production levels, future significant decreases to commodity prices may occur which could impact future cash flows and cause uncertainty as to whether the Company has sufficient liquidity over the next 12 months. As a result, the Company may be required to obtain additional financing to increase liquidity, the availability of which is uncertain at this time. As such there is a material uncertainty that casts substantial doubt on the Company’s ability to continue as a going concern.

Financial Instruments

The Company had the following financial instruments outstanding as at September 30, 2020. Fair values are determined using external counterparty information, which is compared to observable market data. Obsidian Energy limits our credit risk by executing counterparty risk procedures which include transacting only with institutions within our syndicated credit facility or companies with high credit ratings and by obtaining financial security in certain circumstances.

	Notional volume	Remaining term	Pricing	Fair value (millions)
Financial AECO Swaps
AECO Swaps	23,700 mcf/d	Nov 2020 - Mar 2021	$2.94/mcf	$—

Total				$—

The components of risk management on the Consolidated Statements of Income (Loss) are as follows:

	Three months ended September 30		Nine months ended September 30
(millions)	2020	2019	2020	2019
Realized gain (loss)
Settlement of commodity contracts	$—	$1	$22	$(8)

Total realized risk management	$—	$1	$22	$(8)

Unrealized gain (loss)
Commodity contracts	$—	$3	$—	$(5)

Total unrealized risk management	—	3	—	(5)

Risk management gain (loss)	$—	$4	$22	$(13)

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Additionally, the Company had the following physical contract outstanding at September 30, 2020.

	Notional volume	Remaining term	Pricing
Physical Crude Oil Contracts
WTI	530 bbl/d	Oct - Dec 2020	$56.64/bbl

Subsequent to September 30, 2020, the Company entered into an additional physical crude oil contract for 542 barrels per day from January – March 2021 at a price of $55.54 per barrel.

Outlook

For the second half of 2020, we still anticipate modest capital activity given the current commodity price environment. Capital spending will focus on highly capital efficient optimization projects and decommissioning activities. The Company increased our capital expenditure guidance by $2 million for the second half of 2020 as a result of adding minor infrastructure projects; otherwise, our guidance remains unchanged. Current second half and full year 2020 estimates on our key metrics are as follows:

Metric		Second Half 2020 Guidance Range	Full Year 2020 Guidance Range
Average Production (1) (2)	boe per day	24,000 – 24,500	25,000 – 25,500

Capital Expenditures	$ millions	12	53
Decommissioning Expenditures	$ millions	3	11

Operating expense (3)	$/boe	$12.00 – $12.50	$11.10 – $11.50
G&A (3)	$/boe	$1.50 – $1.65	$1.50 – $1.60

(1)	Adjusted for asset sales of 115 boe per day.
(2)

Mid-point of guidance for second half of 2020 is 10,840 bbls per day light oil, 2,995 bbls per day heavy oil, 2,000 bbls per day NGLs and 50,500 mcf per day natural gas. Mid-point of full year guidance for 2020 is 11,680 bbls per day light oil, 2,885 bbls per day heavy oil, 2,135 bbls per day of NGLs and 51,300 mcf per day natural gas.

(3)

The Company is anticipating a minor impact related to the CEWS during the fourth quarter of 2020 based on recent commodity prices and the current criteria for the program, both of which are subject to change.

This outlook section is included to provide shareholders with information about Obsidian Energy’s expectations as at October 30, 2020 for average production, capital expenditures, decommissioning expenditures, operating costs and G&A expenses for the second half and fiscal 2020 and readers are cautioned that the information may not be appropriate for any other purpose. This information constitutes forward-looking information. Readers should note the assumptions, risks and discussion under “Forward-Looking Statements” and are cautioned that numerous factors could potentially impact the Company and our ability to meet our guidance, including fluctuations in commodity prices, any decision we make to shut-in additional production or resume production from shut-in properties, the impact of the COVID-19 pandemic on supply and demand for commodities, particularly crude oil, changes to the Government of Alberta’s mandatory crude oil and bitumen curtailment program, or our ability to qualify for and receive payments under government assistance programs, and acquisition and disposition activity.

All press releases are available on Obsidian Energy’s website at www.obsidianenergy.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov.

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Sensitivity Analysis

Estimated sensitivities to selected key assumptions on funds flow from operations for the 12 months subsequent to the date of this MD&A, including risk management contracts entered to date, are based on forecasted results as discussed in the Outlook above.

		Impact on funds flow
Change of:	Change	$ millions	$/share
Price per barrel of liquids	WTI US$1.00	6	0.07
Liquids production	1,000 bbls/day	9	0.12
Price per mcf of natural gas	AECO $0.10	1	0.02
Natural gas production	10 mmcf/day	2	0.03
Effective interest rate	1%	4	0.05
Exchange rate ($US per $CAD)	$0.01	2	0.03

Contractual Obligations and Commitments

Obsidian Energy is committed to certain payments over the next five calendar years and thereafter as follows:

	2020	2021	2022	2023	2024	Thereafter	Total
Long-term debt (1)	$—	$458	$—	$—	$—	$—	$458
Transportation	2	7	5	3	2	7	26
Power infrastructure	2	6	2	—	—	—	10
Interest obligations	5	19	—	—	—	—	24
Office lease	2	10	10	10	10	1	43
Lease liability	1	5	3	1	—	6	16
Decommissioning liability (2)	3	7	7	1	1	41	60

Total	$15	$512	$27	$15	$13	$55	$637

(1)	The 2021 figure includes $395 million related to the syndicated credit facility that is due for renewal in November 2021.
(2)	These amounts represent the inflated, discounted future reclamation and abandonment costs that are expected to be incurred over the life of the Company’s properties.

The scheduled revolving period of our syndicated credit facility continues to January 29, 2021, with an additional term out period to November 30, 2021. In addition, the Company has an aggregate of US$47 million in senior notes maturing in 2021. If the Company is unsuccessful in renewing or replacing the syndicated credit facility or obtaining alternate funding for some or all of the maturing amounts of the senior notes, it is possible that we could be required to seek to obtain other sources of financing, including other forms of debt or equity arrangements if available.

The Company is involved in various litigation and claims in the normal course of business and records provisions for claims as required.

Equity Instruments

Common shares issued:
As at September 30, 2020	73,506,743
Issuances under RSU	5,911

As at October 30, 2020	73,512,654

Options outstanding:
As at September 30, 2020 and October 30, 2020	961,954

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Changes in Internal Control Over Financial Reporting (“ICFR”)

Obsidian Energy’s senior management has evaluated whether there were any changes in the Company’s ICFR that occurred during the period beginning on July 1, 2020 and ending on September 30, 2020 that have materially affected, or are reasonably likely to materially affect, the Company’s ICFR. No changes to the Company’s ICFR were made during the quarter.

Obsidian Energy utilizes the original Internal Control - Integrated Framework (2013) issued by the Committee of the Sponsoring Organizations of the Treadway Commission (COSO) to design and evaluate our internal control over financial reporting.

Off-Balance-Sheet Financing

Obsidian Energy has off-balance-sheet financing arrangements consisting of operating leases. The operating lease payments are summarized in the Contractual Obligations and Commitments section.

Non-GAAP Measures

Certain financial measures including funds flow from operations, funds flow from operations per share-basic, funds flow from operations per share-diluted, free cash flow, netback, gross revenues and net debt, included in this MD&A do not have a standardized meaning prescribed by IFRS and therefore are considered non-GAAP measures; accordingly, they may not be comparable to similar measures provided by other issuers. Funds flow from operations is cash flow from operating activities before changes in non-cash working capital, decommissioning expenditures, onerous office lease settlements, the effects of financing related transactions from foreign exchange contracts and debt repayments, restructuring charges, transaction costs and certain other expenses and is representative of cash related to continuing operations. Funds flow from operations is used to assess the Company’s ability to fund our planned capital programs. See “Cash flow from Operations and Funds Flow from Operations” above for a reconciliation of funds flow from operations to cash flow from operating activities, being our nearest measure prescribed by IFRS. Free cash flow is FFO less both capital and decommissioning expenditures. Netback is the per unit of production amount of revenue less royalties, operating expenses, transportation expenses and realized risk management gains and losses, and is used in capital allocation decisions and to economically rank projects. See “Results of Operations – Netbacks” above for a calculation of the Company’s netbacks. Gross revenues are oil and natural gas sales and other income including realized risk management gains and losses on commodity contracts and excludes processing fees, financing income and other revenue and is used to assess the cash realizations on commodity sales. See “Oil and Natural Gas Sales and Gross Revenues” above for a reconciliation of gross revenues to oil and natural gas sales and other income, being our nearest measure prescribed by IFRS. Net debt is the total of long-term debt and working capital deficiency and is used by the Company to assess our liquidity. See “Liquidity and Capital Resources – Net Debt” above for a calculation of the Company’s net debt.

Oil and Gas Information

Barrels of oil equivalent (“boe”) may be misleading, particularly if used in isolation. A boe conversion ratio of six thousand cubic feet of natural gas to one barrel of crude oil is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio based on the price of crude oil as compared to natural gas from time to time may be different from the energy equivalency conversion ratio of 6:1, utilizing a conversion on a 6:1 basis may be misleading as an indication of value.

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Forward-Looking Statements

Certain statements contained in this document constitute forward-looking statements or information (collectively “forward-looking statements”). In particular, this document contains forward-looking statements pertaining to, without limitation, the following: that the Company anticipates minimal capital spending for the remainder of the year and what the current estimate is for 2020, including capital and decommissioning expenditures; that the Company will continue to economically evaluate and adjust our production base as required in this volatile commodity price environment; that the Company continues to monitor all applicable government relief programs to determine if we qualify to participate in them and will continue to evaluate our eligibility to participate in the amended CEWS program as further details become available; how the ASRP will allow the Company to expand the program, the timing thereof and staying actively engage in these types of programs; our plan to focus on our industry leading Cardium position in additional to our goal of becoming a consolidating entity within the Cardium, offer a predictable, liquids weighted, production profile that is capable of generating sustainable value for all stakeholders; the benefits and synergies attributable to the offer to purchase all the Bonterra Shares and that those attributes are fair superior to what either entity could achieve on a standalone basis; the expected re-confirmation and term out dates, as applicable, the lender option date to complete a borrowing base redetermination on the credit facility, and the maturity dates on the senior notes; the possible outcome of the strategic review process as well as various factors such as government regulations and the commodity price environment lead to risk and uncertainty around revolving period reconfirmations and the terms of future renewals of the syndicated credit facility; environment that the appeal with former Penn West employees will likely be heard in December 2020; that the impairment losses related to PP&E can be reversed in future periods if commodity price forecasts materially improve; what the capital focus will be for the fourth quarter of 2020 and the operational flexibility to begin drilling activities quickly should crude oil prices warrant the investment; that the compliance with certain environmental legislation could require additional expenditures and a failure to comply may result in fines and penalties which could, in the aggregate and under certain assumptions, become material; that we are dedicated to managing the environmental impact from our operations through the environmental programs which include resource conservation, water management and site abandonment/ reclamation/ remediation; that we will remain in the ABC program for 2020 and 2021; that the ABC program remains suspended in 2020 and amounts spent in 2020 under the program can be applied to our 2021 target; that the Company continuously monitors operations to minimize environmental impact and allocate sufficient capital to reclamation and other activities to mitigate the impact on the areas in which the Company operates; the financial covenant amendments and time frames that are applicable in connection with the amending agreements; that management contemplates both operating and financial risks and takes action as appropriate to limit the Company’s exposure to certain risks and that management maintains close relationships with the Company’s lenders and agents to monitor credit market developments, and these actions and plans aim to increase the likelihood of maintaining the Company’s financial flexibility and capital program, supporting the Company’s ongoing operations and ability to execute longer-term business strategies; our hedges; that we are forecasting that sufficient liquidity exists under our syndicated credit facility to fund operations and, based on these strip prices, does not expect to have a development capital program; that due to significant commodity price volatility currently due to the COVID-19 pandemic and potential lack of storage forcing production shut-ins, future significant decreases to commodity prices may occur which could impact future cash flows and cause uncertainty as to whether the Company has sufficient liquidity over the next 12 months, and as a result the Company may be required to obtain additional financing to increase liquidity, the availability of which is uncertain at this time; the second half and full year 2020 guidance including average production range, capital expenditures and decommissioning expenditures and operating and G&A expense ranges; and the sensitivity analysis and contractual obligations and commitments moving forward.

With respect to forward-looking statements contained in this document, the Company has made assumptions regarding, among other things: the benefits to be derived by the Company and its stakeholders from the proposed acquisition of Bonterra; we will have the ability to continue as a going concern going forward and realize our

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assets and discharge our liabilities in the normal course of business; that the Company does not dispose of or acquire material producing properties or royalties or other interests therein other than stated herein (provided that, except where otherwise stated, the forward-looking statements contained herein (including our guidance set out under “Outlook”) do not assume the completion of the proposed transaction); the impact of regional and/or global health related events, including the ongoing COVID-19 pandemic, on energy demand and commodity prices; that the Company’s operations and production will not be disrupted by circumstances attributable to the COVID-19 pandemic and the responses of governments and the public to the pandemic; global energy policies going forward, including the continued ability of members of OPEC, Russia and other nations to agree on and adhere to production quotas from time to time; our ability to qualify for (or continue to qualify for) new or existing government programs created as a result of the COVID-19 pandemic (including the CEWS and ASRP) or otherwise, and obtain financial assistance therefrom, and the impact of those programs on our financial condition; our ability to execute our plans as described herein and in our other disclosure documents and the impact that the successful execution of such plans will have on our Company and our stakeholders; future capital expenditure and decommissioning expenditure levels; future operating costs and G&A costs; future crude oil, natural gas liquids and natural gas prices and differentials between light, medium and heavy oil prices and Canadian, WTI and world oil and natural gas prices; future hedging activities; future crude oil, natural gas liquids and natural gas production levels, including that we will not be required to shut-in additional production due to the continuation of low commodity prices or the further deterioration of commodity prices and our expectations regarding when commodity prices will improve such that any remaining shut-in properties can be returned to production; future exchange rates and interest rates; future debt levels; our ability to execute our capital programs as planned without significant adverse impacts from various factors beyond our control, including extreme weather events, wild fires, infrastructure access and delays in obtaining regulatory approvals and third party consents; our ability to obtain equipment in a timely manner to carry out development activities and the costs thereof; our ability to market our oil and natural gas successfully to current and new customers; our ability to obtain financing on acceptable terms, including our ability (if necessary) to continue to extend the revolving period and term out period of our credit facility, our ability to maintain the existing borrowing base under our credit facility, our ability to renew or replace our syndicated bank facility and our ability to finance the repayment of our senior notes on maturity; and our ability to add production and reserves through our development and exploitation activities.

Although the Company believes that the expectations reflected in the forward-looking statements contained in this document, and the assumptions on which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned not to place undue reliance on forward-looking statements included in this document, as there can be no assurance that the plans, intentions or expectations upon which the forward-looking statements are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties that contribute to the possibility that the forward-looking statements contained herein will not be correct, which may cause our actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things: the possibility that we are not able to continue as a going concern and realize our assets and discharge our liabilities in the normal course of business; the possibility that the Company will not be able to continue to successfully execute our business plans and strategies in part or in full, and the possibility that some or all of the benefits that the Company anticipates will accrue to our Company and our stakeholders as a result of the successful execution of such plans and strategies do not materialize; the possibility that the Company is unable to complete one or more of the potential transactions being pursued pursuant to our ongoing strategic alternatives review process (including the proposed acquisition of Bonterra), on favorable terms or at all, or that the Company and its stakeholders do not realize the anticipated benefits of any such transaction that is completed (including the benefits of the proposed acquisition of Bonterra described herein); the possibility that the Company ceases to qualify for, or does not qualify for, one or more existing or new government assistance programs implemented in connection with the COVID-19 pandemic and other

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regional and/or global health related events or otherwise, that the impact of such programs falls below our expectations, that the benefits under one or more of such programs is decreased, or that one or more of such programs is discontinued; the impact on energy demand and commodity prices of regional and/or global health related events, including the ongoing COVID-19 pandemic, and the responses of governments and the public to the pandemic, including the risk that the amount of energy demand destruction and/or the length of the decreased demand exceeds our expectations; the risk that the significant decrease in the valuation of oil and natural gas companies and their securities and the decrease in confidence in the oil and natural gas industry generally that has been caused by the COVID-19 pandemic persists or worsens; the risk that the COVID-19 pandemic adversely affects the financial capacity of the Company’s contractual counterparties and potentially their ability to perform their contractual obligations; the possibility that the revolving period and/or term out period of our credit facility and the maturity date of our senior notes is not further extended (if necessary), that the borrowing base under our credit facility is reduced, that the Company is unable to renew our credit facilities on acceptable terms or at all and/or finance the repayment of our senior notes when they mature on acceptable terms or at all and/or obtain debt and/or equity financing to replace one or both of our credit facilities and senior notes; the possibility that we breach one or more of the financial covenants pursuant to our agreements with our lenders and the holders of our senior notes; the possibility that we are forced to shut-in additional production or continue existing production shut-ins longer than anticipated, whether due to commodity prices failing to rise or decreasing further or changes to existing government curtailment programs or the imposition of new programs; the risk that OPEC, Russia and other nations fail to agree on and/or adhere to production quotas from time to time that are sufficient to balance supply and demand fundamentals for crude oil; general economic and political conditions in Canada, the U.S. and globally, and in particular, the effect that those conditions have on commodity prices and our access to capital; industry conditions, including fluctuations in the price of crude oil, natural gas liquids and natural gas, price differentials for crude oil and natural gas produced in Canada as compared to other markets, and transportation restrictions, including pipeline and railway capacity constraints; fluctuations in foreign exchange or interest rates; unanticipated operating events or environmental events that can reduce production or cause production to be shut-in or delayed (including extreme cold during winter months, wild fires and flooding); the possibility that fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to hydrocarbons and technological advances in fuel economy and renewable energy generation systems could permanently reduce the demand for oil and natural gas and/or permanently impair the Company’s ability to obtain financing on acceptable terms or at all, and the possibility that some or all of these risks are heightened as a result of the response of governments and consumers to the ongoing COVID-19 pandemic; and the other factors described under “Risk Factors” in our Annual Information Form and described in our public filings, available in Canada at www.sedar.com and in the United States at www.sec.gov. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking statements contained in this document speak only as of the date of this document. Except as expressly required by applicable securities laws, the Company does not undertake any obligation to publicly update any forward-looking statements. The forward-looking statements contained in this document are expressly qualified by this cautionary statement.

Additional Information

Additional information relating to Obsidian Energy, including Obsidian Energy’s Annual Information Form, is available on the Company’s website at www.obsidianenergy.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

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Schedule IX

SUPPLEMENTARY OIL AND GAS INFORMATION - (UNAUDITED)

The disclosures contained in this section provide oil and gas information in accordance with the U.S. standard, “Extractive Activities—Oil and Gas”. Obsidian Energy’s financial reporting is prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

For the years ended December 31, 2019 and 2018, Obsidian Energy has filed our reserves information under National Instrument 51-101—“Standards of Disclosure of Oil and Gas Activities” (“NI 51-101”), which prescribes the standards for the preparation and disclosure of reserves and related information for companies listed in Canada.

There are significant differences to the type of volumes disclosed and the basis from which the volumes are economically determined under the United States Securities and Exchange Commission (“SEC”) requirements and NI 51-101. The SEC requires disclosure of net reserves, after royalties, using 12-month average prices and current costs; whereas NI 51-101 requires gross reserves, before royalties, using forecast pricing and costs. Therefore, the difference between the reported numbers under the two disclosure standards can be material.

For the purposes of determining proved crude oil and natural gas reserves for SEC requirements as at December 31, 2019 and 2018 Obsidian Energy used the 12-month average price, defined by the SEC as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period.

NET PROVED OIL AND NATURAL GAS RESERVES

Obsidian Energy engaged independent qualified reserve evaluator, Sproule Associates Limited (“Sproule”), to evaluate Obsidian Energy’s proved developed and proved undeveloped oil and natural gas reserves. As at December 31, 2019 and 2018, substantially all of Obsidian Energy’s oil and natural gas reserves are located in Canada. The changes in the Company’s net proved reserve quantities are outlined below.

Net reserves include Obsidian Energy’s remaining working interest and royalty reserves, less all Crown, freehold, and overriding royalties and other interests that are not owned by Obsidian Energy.

Proved reserves are those estimated quantities of crude oil, natural gas and natural gas liquids that can be estimated with a high degree of certainty to be economically recoverable under existing economic and operating conditions.

Proved developed reserves are those proved reserves that are expected to be recovered from existing wells and installed facilities or, if facilities have not been installed, that would involve a low expenditure to put the reserves on production. Proved developed reserves may be subdivided into producing and non-producing.

Proved undeveloped reserves are those reserves that are expected to be recovered from known accumulations where a significant expenditure is required to render them capable of production.

Obsidian Energy cautions users of this information as the process of estimating crude oil and natural gas reserves is subject to a level of uncertainty. The reserves are based on economic and operating conditions; therefore, changes can be made to future assessments as a result of a number of factors, which can include new technology, changing economic conditions and development activity.

YEAR ENDED DECEMBER 31, 2019

CONSTANT PRICES AND COSTS

Net Proved Developed and Proved Undeveloped Reserves (1)	Light and Medium Crude Oil (mmbbl)	Heavy Crude Oil and Bitumen (mmbbl)	Natural Gas (bcf)	Natural Gas Liquids (mmbbl)	Barrels of Oil Equivalent (mmboe)
December 31, 2018	43	5	143	6	78
Extensions & Discoveries	—	—	1	—	—
Improved Recovery & Infill Drilling	5	—	13	1	8
Technical Revisions	2	2	5	—	5
Acquisitions	—	—	—	—	—
Dispositions	—	—	—	—	—
Production	(4)	(1)	(19)	(1)	(10)

Change for the year	3	—	—	—	4

December 31, 2019	46	5	143	6	82

Developed	31	4	102	4	57
Undeveloped	15	1	41	2	25

Total (2)	46	5	143	6	82

(1)	Columns may not add due to rounding.
(2)	Obsidian Energy does not file any estimates of total net proved crude oil or natural gas reserves with any U.S. federal authority or agency other than the SEC.

YEAR ENDED DECEMBER 31, 2018

CONSTANT PRICES AND COSTS

Net Proved Developed and Proved Undeveloped Reserves (1)	Light and Medium Crude Oil (mmbbl)	Heavy Crude Oil and Bitumen (mmbbl)	Natural Gas (bcf)	Natural Gas Liquids (mmbbl)	Barrels of Oil Equivalent (mmboe)
December 31, 2017	41	7	138	5	76
Extensions & Discoveries	2	—	9	—	4
Improved Recovery & Infill Drilling	1	—	2	—	1
Technical Revisions	4	—	18	1	8
Acquisitions	—	—	—	—	—
Dispositions	(1)	—	(1)	—	(1)
Production	(4)	(2)	(22)	(1)	(11)

Change for the year	3	(2)	5	1	2

December 31, 2018	43	5	143	6	78

Developed	31	5	109	4	58
Undeveloped	13	—	34	2	20

Total (2)	43	5	143	6	78

(1)	Columns may not add due to rounding.
(2)	Obsidian Energy does not file any estimates of total net proved crude oil or natural gas reserves with any U.S. federal authority or agency other than the SEC.

In both 2019 and 2018, the Company focused development activities on the Cardium area of Alberta, specifically in the Willesden Green play.

CAPITALIZED COSTS

As at December 31, ($CAD millions)	2019	2018
Proved oil and gas properties	$10,388	$10,776
Unproved oil and gas properties	—	—

Total capitalized costs	10,388	10,776
Accumulated depletion and depreciation	(8,709)	(8,202)

Net capitalized costs	$1,679	$2,574

COSTS INCURRED

For the years ended December 31, ($CAD millions)	2019	2018
Property acquisition (disposition) costs (1)
Proved oil and gas properties - acquisitions	$—	$1
Proved oil and gas properties - dispositions	(11)	(14)
Unproved oil and gas properties	—	2
Exploration costs (2)	—	—
Development costs (3)	102	165

Capital expenditures	91	154
Corporate acquisitions	—	—

Total expenditures	$91	$154

(1)	Acquisitions are net of disposition of properties.
(2)	Cost of geological and geophysical capital expenditures and costs on exploratory plays.
(3)	Includes equipping and facilities capital expenditures.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN

The standardized measure of discounted future net cash flows is based on estimates made by Sproule of net proved reserves. Future cash inflows are computed based on constant prices and cost assumptions from annual future production of proved crude oil and natural gas reserves. Future development and production costs are based on constant price assumptions and assume the continuation of existing economic conditions. Constant prices are calculated as the average of the first day prices of each month for the prior 12-month calendar period. Deferred income taxes are calculated by applying statutory income tax rates in effect at the end of the fiscal period. Obsidian Energy is currently not cash taxable and does not expect to be based on the assumptions in the forecast period. The standardized measure of discounted future net cash flows is computed using a 10 percent discount factor.

Obsidian Energy cautions users of this information that the discounted future net cash flows relating to proved crude oil and natural gas reserves are neither an indication of the fair market value of our oil and gas properties, nor of the future net cash flows expected to be generated from such properties. The discounted future cash flows do not include the fair market value of exploratory properties and probable or possible oil and gas reserves, nor is consideration given to the effect of anticipated future changes in crude oil and natural gas prices, development, asset retirement and production costs and possible changes to tax and royalty regulations. The prescribed discount rate of 10 percent is arbitrary and may not reflect applicable future interest rates.

STANDARD MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

For the years ended December 31, ($CAD millions)	2019	2018
Future cash inflows	$3,884	$3,886
Future production costs	(1,659)	(1,769)
Future development/ abandonment costs	(1,104)	(469)

Undiscounted pre-tax cash flows	1,121	1,648
Deferred income taxes (1)	—	—

Future net cash flows	1,121	1,648
Less 10% annual discount factor	(289)	(822)

Standardized measure of discounted future net cash flows	$832	$826

(1)	Obsidian Energy is currently not cash taxable and does not expect to be based on the assumptions in the forecast period.

STANDARD MEASURE OF DISCOUNTED FUTURE NET CASH FLOW CHANGES

For the years ended December 31, ($CAD millions)	2019	2018
Standardized measure of discounted future net cash flows at beginning of year	$826	$796
Oil and gas sales during period net of production costs and royalties (1)	(215)	(193)
Changes due to prices (2)	(20)	82
Development costs during the period (3)	103	168
Changes in forecast development costs (4)	(88)	(309)
Changes resulting from extensions, infills and improved recovery (5)	48	8
Changes resulting from discoveries (2)	—	—
Changes resulting from acquisitions of reserves (5)	—	—
Changes resulting from dispositions of reserves (5)	(4)	(5)
Accretion of discount (6)	83	80
Net change in income tax (7)	—	—
Changes resulting from other changes and technical reserves revisions plus effects on timing (8)	98	201

Standardized measure of discounted future net cash flows at end of year	$832	$826

(1)	Company actual before income taxes, excluding general and administrative expenses.
(2)	The impact of changes in prices and other economic factors on future net revenue.
(3)	Actual capital expenditures relating to the exploration, development and production of oil and gas reserves.
(4)	The change in forecast development costs.
(5)	End of period net present value of the related reserves.
(6)	Estimated as 10 percent of the beginning of period net present value.
(7)	The difference between forecast income taxes at beginning of period and the actual taxes for the period plus forecast income taxes at the end of period.
(8)	Includes changes due to revised production profiles, development timing, operating costs, royalty rates and actual prices received versus forecast, etc.

Schedule X

SUPPLEMENTARY OIL AND GAS INFORMATION—(UNAUDITED)

The disclosures contained in this section provide oil and gas information in accordance with the U.S. standard, “Extractive Activities – Oil and Gas”. Obsidian Energy’s financial reporting is prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

For the years ended December 31, 2018 and 2017, Obsidian Energy has filed its reserves information under National Instrument 51-101 – “Standards of Disclosure of Oil and Gas Activities” (“NI 51-101”), which prescribes the standards for the preparation and disclosure of reserves and related information for companies listed in Canada.

There are significant differences to the type of volumes disclosed and the basis from which the volumes are economically determined under the United States Securities and Exchange Commission (“SEC”) requirements and NI 51-101. The SEC requires disclosure of net reserves, after royalties, using 12-month average prices and current costs; whereas NI 51-101 requires gross reserves, before royalties, using forecast pricing and costs. Therefore, the difference between the reported numbers under the two disclosure standards can be material.

For the purposes of determining proved crude oil and natural gas reserves for SEC requirements as at December 31, 2018 and 2017 Obsidian Energy used the 12-month average price, defined by the SEC as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period.

NET PROVED OIL AND NATURAL GAS RESERVES

Obsidian Energy engaged independent qualified reserve evaluator, Sproule Associates Limited (“Sproule”), to evaluate Obsidian Energy’s proved developed and proved undeveloped oil and natural gas reserves. As at December 31, 2018, substantially all of Obsidian Energy’s oil and natural gas reserves are located in Canada. The changes in the Company’s net proved reserve quantities are outlined below.

Net reserves include Obsidian Energy’s remaining working interest and royalty reserves, less all Crown, freehold, and overriding royalties and other interests that are not owned by Obsidian Energy.

Proved reserves are those estimated quantities of crude oil, natural gas and natural gas liquids that can be estimated with a high degree of certainty to be economically recoverable under existing economic and operating conditions.

Proved developed reserves are those proved reserves that are expected to be recovered from existing wells and installed facilities or, if facilities have not been installed, that would involve a low expenditure to put the reserves on production. Proved developed reserves may be subdivided into producing and non-producing.

Proved undeveloped reserves are those reserves that are expected to be recovered from known accumulations where a significant expenditure is required to render them capable of production.

Obsidian Energy cautions users of this information as the process of estimating crude oil and natural gas reserves is subject to a level of uncertainty. The reserves are based on economic and operating conditions; therefore, changes can be made to future assessments as a result of a number of factors, which can include new technology, changing economic conditions and development activity.

YEAR ENDED DECEMBER 31, 2018

CONSTANT PRICES AND COSTS

Net Proved Developed and Proved Undeveloped Reserves (1)	Light and Medium Crude Oil (mmbbl)	Heavy Crude Oil and Bitumen (mmbbl)	Natural Gas (bcf)	Natural Gas Liquids (mmbbl)	Barrels of Oil Equivalent (mmboe)
December 31, 2017	41	7	138	5	76
Extensions & Discoveries	2	—	9	—	4
Improved Recovery & Infill Drilling	1	—	2	—	1
Technical Revisions	4	—	18	1	8
Acquisitions	—	—	—	—	—
Dispositions	(1)	—	(1)	—	(1)
Production	(4)	(2)	(22)	(1)	(11)

Change for the year	3	(2)	5	1	2

December 31, 2018	43	5	143	6	78

Developed	31	5	109	4	58
Undeveloped	13	—	34	2	20

Total (2)	43	5	143	6	78

(1)	Columns may not add due to rounding.
(2)	Obsidian Energy does not file any estimates of total net proved crude oil or natural gas reserves with any U.S. federal authority or agency other than the SEC.

YEAR ENDED DECEMBER 31, 2017

CONSTANT PRICES AND COSTS

Net Proved Developed and Proved Undeveloped Reserves (1)	Light and Medium Crude Oil (mmbbl)	Heavy Crude Oil and Bitumen (mmbbl)	Natural Gas (bcf)	Natural Gas Liquids (mmbbl)	Barrels of Oil Equivalent (mmboe)
December 31, 2016	43	7	164	4	81
Extensions & Discoveries	2	—	14	1	5
Improved Recovery & Infill Drilling	1	1	2	—	3
Technical Revisions	5	1	60	3	19
Acquisitions	—	—	—	—	—
Dispositions	(7)	—	(76)	(1)	(21)
Production	(4)	(2)	(26)	(1)	(12)

Change for the year	(3)	—	(26)	2	(6)

December 31, 2017	41	7	138	5	76

Developed	32	5	119	4	62
Undeveloped	9	1	20	1	14

Total (2)	41	7	138	5	76

(1)	Columns may not add due to rounding.
(2)	Obsidian Energy does not file any estimates of total net proved crude oil or natural gas reserves with any U.S. federal authority or agency other than the SEC.

In 2018, the Company focused its development activities in the Cardium area of Alberta. In 2017 Obsidian Energy closed a number of asset dispositions as it consolidated its asset portfolio.

CAPITALIZED COSTS

As at December 31, ($CAD millions)	2018	2017
Proved oil and gas properties	$10,776	$10,636
Unproved oil and gas properties	—	—

Total capitalized costs	10,776	10,636
Accumulated depletion and depreciation	(8,202)	(7,817)

Net capitalized costs	$2,574	$2,819

COSTS INCURRED

For the years ended December 31, ($CAD millions)	2018	2017
Property acquisition (disposition) costs (1)
Proved oil and gas properties—acquisitions	$1	$6
Proved oil and gas properties—dispositions	(14)	(116)
Unproved oil and gas properties	2	3
Exploration costs (2)	—	2
Development costs (3)	165	184
Joint venture, carried capital	—	(50)

Capital expenditures	154	29
Corporate acquisitions	—	—

Total expenditures	$154	$29

(1)	Acquisitions are net of disposition of properties.
(2)	Cost of geological and geophysical capital expenditures and costs on exploratory plays.
(3)	Includes equipping and facilities capital expenditures.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN

The standardized measure of discounted future net cash flows is based on estimates made by Sproule of net proved reserves. Future cash inflows are computed based on constant prices and cost assumptions from annual future production of proved crude oil and natural gas reserves. Future development and production costs are based on constant price assumptions and assume the continuation of existing economic conditions. Constant prices are calculated as the average of the first day prices of each month for the prior 12-month calendar period. Deferred income taxes are calculated by applying statutory income tax rates in effect at the end of the fiscal period. Obsidian Energy is currently not cash taxable. The standardized measure of discounted future net cash flows is computed using a 10 percent discount factor.

Obsidian Energy cautions users of this information that the discounted future net cash flows relating to proved crude oil and natural gas reserves are neither an indication of the fair market value of our oil and gas properties, nor of the future net cash flows expected to be generated from such properties. The discounted future cash flows do not include the fair market value of exploratory properties and probable or possible oil and gas reserves, nor is consideration given to the effect of anticipated future changes in crude oil and natural gas prices, development, asset retirement and production costs and possible changes to tax and royalty regulations. The prescribed discount rate of 10 percent is arbitrary and may not reflect applicable future interest rates.

STANDARD MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

For the years ended December 31, ($CAD millions)	2018	2017
Future cash inflows	$3,886	$3,384
Future production costs	(1,769)	(1,625)
Future development costs	(469)	(302)

Undiscounted pre-tax cash flows	1,648	1,457
Deferred income taxes (1)	—	—

Future net cash flows	1,648	1,457
Less 10% annual discount factor	(822)	(661)

Standardized measure of discounted future net cash flows	$826	$796

(1)	Obsidian Energy is currently not cash taxable.

STANDARD MEASURE OF DISCOUNTED FUTURE NET CASH FLOW CHANGES

For the years ended December 31, ($CAD millions)	2018	2017
Standardized measure of discounted future net cash flows at beginning of year	$796	$631
Oil and gas sales during period net of production costs and royalties (1)	(193)	(213)
Changes due to prices (2)	82	481
Development costs during the period (3)	168	141
Changes in forecast development costs (4)	(309)	(202)
Changes resulting from extensions, infills and improved recovery (5)	8	73
Changes resulting from discoveries (2)	—	1
Changes resulting from acquisitions of reserves (5)	—	—
Changes resulting from dispositions of reserves (5)	(5)	(71)
Accretion of discount (6)	80	63
Net change in income tax (7)	—	—
Changes resulting from other changes and technical reserves revisions plus effects on timing (8)	201	(109)

Standardized measure of discounted future net cash flows at end of year	$826	$796

(1)	Company actual before income taxes, excluding general and administrative expenses.
(2)	The impact of changes in prices and other economic factors on future net revenue.
(3)	Actual capital expenditures relating to the exploration, development and production of oil and gas reserves.
(4)	The change in forecast development costs.
(5)	End of period net present value of the related reserves.
(6)	Estimated as 10 percent of the beginning of period net present value.
(7)	The difference between forecast income taxes at beginning of period and the actual taxes for the period plus forecast income taxes at the end of period.
(8)	Includes changes due to revised production profiles, development timing, operating costs, royalty rates and actual prices received versus forecast, etc.

Schedule XI

NOTICE OF 2020 ANNUAL AND SPECIAL MEETING

AND

MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT

OBSIDIAN ENERGY 2020 MANAGEMENT PROXY CIRCULAR

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, JULY 30, 2020

NOTICE IS HEREBY GIVEN that an annual and special meeting (the “Meeting”) of the holders (“Shareholders”) of the common shares (“Shares”) of Obsidian Energy Ltd. (“Obsidian Energy”) will be held at the corporate head office of Obsidian Energy, located at 200 – 207 9th Avenue SW Calgary, Alberta on Thursday, July 30, 2020, at 9:00 a.m. (Mountain Daylight Time) for the following purposes:

1.	to receive the consolidated financial statements of Obsidian Energy for the year-ended December 31, 2019 and the auditors’ report thereon;

2.	to appoint the auditors of Obsidian Energy for the ensuing year;

3.	to elect directors of Obsidian Energy for the ensuing year;

4.

to hold a non-binding advisory vote on Obsidian Energy’s approach to executive compensation as more particularly described in the accompanying management information circular and proxy statement of Obsidian Energy dated June 15, 2020 (the “Information Circular”);

5.	to approve amendments to Obsidian Energy’s Stock Option Plan, as more particularly described in the Information Circular;

6.	to approve all unallocated options issuable pursuant to Obsidian Energy’s Stock Option Plan, as amended and restated, as more particularly described in the Information Circular;

7.	to approve amendments to Obsidian Energy’s Restricted and Performance Share Unit Plan, as more particularly described in the Information Circular;

8.

to approve all unallocated share unit awards issuable pursuant to Obsidian Energy’s Restricted and Performance Share Unit Plan, as amended and restated, as more particularly described in the Information Circular; and

9.	to transact such further and other business as may properly be brought before the Meeting or any adjournment or postponement thereof.

The specific details of the matters proposed to be put before the Meeting are set forth in the accompanying Information Circular.

The record date (the “Record Date”) for determining Shareholders entitled to receive notice of and to vote at the Meeting is June 15, 2020. Only Shareholders whose names have been entered in the register of Shares on the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting, provided however that, to the extent a Shareholder transfers the ownership of any of such Shareholder’s Shares after the Record Date and the transferee of those Shares establishes that the transferee owns the Shares and demands, not later than 10 days before the Meeting, to be included in the list of Shareholders eligible to vote at the Meeting, such transferee will be entitled to vote those Shares at the Meeting. Each Share entitled to be voted at the Meeting will entitle the holder to one vote on any matter at the Meeting.

A registered Shareholder may attend the Meeting in person or may be represented by proxy. Registered Shareholders who are unable to attend the Meeting or any adjournment or postponement thereof in person are requested to date, sign and return the accompanying form of proxy for use at the Meeting or any adjournment or postponement thereof. To be effective, the proxy must be received by Obsidian Energy’s registrar and transfer agent, AST Trust Company (Canada) at Proxy Department,

P.O. Box 721, Agincourt, Ontario M1S 0A1, by internet at www.astvotemyproxy.com, by facsimile at 1-866-781-3111 (from within Canada and the United States) or 1-416-368-2502 (from any other country) or by email at proxyvote@astfinancial.com, in each case by not later than 9:00 a.m. (Mountain Daylight Time) on July 28, 2020 or, in the case of any adjournment or postponement of the Meeting, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of any adjourned or postponed Meeting. Registered Shareholders may also use a telephone to transmit voting instructions on or before the date and time noted above, although Shareholders cannot use the telephone voting service to designate another person to attend and vote on their behalf at the Meeting. For information regarding voting by telephone and voting by internet or appointing an alternative proxyholder by internet, see the form of proxy for Shareholders and/or the Information Circular enclosed herewith.

The proxyholder has discretion and authority under the accompanying form of proxy to consider amendments or variations of the matters of business identified in this Notice of Annual and Special Meeting, as well as any other matters properly brought before the Meeting, or any adjournment or postponement thereof. Shareholders are encouraged to review the Information Circular carefully before submitting the form of proxy.

Non-registered or beneficial Shareholders who do not hold Shares in their own name but rather through a broker, financial institution, trustee, nominee or other intermediary must complete and return the voting instruction form provided to them or follow the telephone or internet-based voting procedures described therein in advance of the deadline set forth in the voting instruction form in order to have such Shares voted at the Meeting on their behalf. See “Voting Information” in the accompanying Information Circular.

The Company intends to hold its Meeting in person. However, in view of the current and rapidly evolving COVID-19 outbreak, the Company asks that, in considering whether to attend the Meeting in person, Shareholders follow the instructions of the Public Health Agency of Canada (PHAC) (https://www.canada.ca/en/public-health/services/diseases/2019-novel-coronavirus-infection.html). The Company encourages Shareholders not to attend the Meeting in person, particularly if they are experiencing any of the described COVID-19 symptoms of fever, cough or difficulty breathing. Access to the Meeting will, subject to Company’s by-laws, be limited to essential personnel and registered shareholders and proxyholders entitled to attend and vote at the Meeting. The Company may take additional precautionary measures in relation to the Meeting in response to further developments with the COVID-19 outbreak. In the event it is not possible or advisable to hold the Meeting in person, Company will announce alternative arrangements for the Meeting as promptly as practicable, which may include holding the meeting entirely by electronic means, telephone or other communication facilities. Please monitor our website at www.obsidianenergy.com for updated information. If you are planning to attend the Meeting, please check the website one week prior to the meeting date. As always, the Company encourages Shareholders to vote their shares prior to the Meeting.

Any questions regarding voting your Shares should be directed to our Investor Relations department, who can be reached at (403)-777-2500, or Toll Free at 1-866-693-2707, or by email at investor_relations@obsidianenergy.com

Dated at the City of Calgary, in the Province of Alberta, this 15th day of June, 2020.

BY ORDER OF THE BOARD OF DIRECTORS OF OBSIDIAN ENERGY LTD.

(signed) “Stephen Loukas”
Stephen Loukas
Interim President and Chief Executive Officer
Obsidian Energy Ltd.

OBSIDIAN ENERGY 2020 MANAGEMENT PROXY CIRCULAR

OBSIDIAN ENERGY 2020 MANAGEMENT PROXY CIRCULAR

MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT DATED JUNE 15, 2020

FOR THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS OF

OBSIDIAN ENERGY LTD.

TO BE HELD ON THURSDAY, JULY 30, 2020

VOTING INFORMATION

Solicitation of Proxies

This Information Circular is furnished in connection with the solicitation of proxies by management of Obsidian Energy Ltd. for use at the Annual and Special Meeting of the holders of the common shares of Obsidian Energy to be held on Thursday, July 30, 2020, at 9:00 a.m. (Mountain Daylight Time) at the corporate head office of Obsidian Energy located at Suite 200, 207 9th Avenue SW, Calgary, Alberta and at any adjournment or postponement thereof, for the purposes set forth in the Notice of Annual and Special Meeting enclosed herewith. Defined terms used in this Information Circular that are not otherwise defined herein have the meanings ascribed thereto in Appendix C – Glossary of Frequently Used Defined Terms, Non-GAAP Measures Advisory, Oil and Gas Information Advisory and Forward-Looking Statement Advisory. Unless otherwise indicated, all information provided in this Information Circular is given as at June 15, 2020.

The solicitation of proxies will be made primarily by mail. In addition to the solicitation of proxies by mail, directors and officers and certain employees of Obsidian Energy may solicit proxies personally by telephone or other telecommunication, but will not receive additional compensation for doing so.

Accompanying this Information Circular is an Instrument of Proxy for use by registered Shareholders. Instruments of Proxy must be received by AST Trust Company (Canada) at Proxy Department, P.O. Box 721, Agincourt, Ontario M1S 0A1, by internet at www.astvotemyproxy.com, by facsimile at 1-866-781-3111 (from within Canada or the United States) or 1-416-368-2502 (from any other country) or by email at proxyvote@astfinancial.com, by not later than 9:00 a.m. (Mountain Daylight Time) on July 28, 2020 or, in the case of any adjournment or postponement of the Meeting, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of any adjourned or postponed Meeting. The time limit for the deposit of proxies may be waived or extended by the Chair of the Meeting at his or her discretion without notice. See “Voting Options – Voting by Registered Shareholders” below.

The Record Date for the Meeting is the close of business on June 15, 2020. Only Shareholders of record as at that date are entitled to receive notice of the Meeting. Shareholders of record will be entitled to vote those Shares included in the list of Shareholders entitled to vote at the Meeting prepared as at the Record Date even if the Shareholder has since that time disposed of his or her Shares, provided however that, to the extent a Shareholder transfers the ownership of any of such Shareholder’s Shares after the Record Date and the transferee of those Shares establishes that the transferee owns those Shares and demands, not later than 10 days before the Meeting, to be included in the list of Shareholders eligible to vote at the Meeting, such transferee will be entitled to vote those Shares at the Meeting.

An instrument appointing a proxy (including the accompanying Instrument of Proxy) shall be in writing and shall be executed by the Shareholder or his or her attorney authorized in writing or, if the Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized. A proxy signed by a person

OBSIDIAN ENERGY 2020 MANAGEMENT PROXY CIRCULAR

acting as attorney or in some other representative capacity should reflect such person’s capacity following his or her signature and should be accompanied by the appropriate instrument evidencing qualification and authority to act.

The persons named in the enclosed Instrument of Proxy are directors and/or officers of Obsidian Energy. Each registered Shareholder has the right to appoint a proxyholder other than the persons designated in the enclosed Instrument of Proxy, who need not be a Shareholder, to attend and to act for the Shareholder and on behalf of the Shareholder at the Meeting. To exercise such right, the name of the Shareholder’s appointee should be legibly printed in the blank space provided.

Notice to Beneficial Shareholders

The information set forth in this section is of significant importance to many Shareholders, as a substantial number of Shareholders do not hold Shares in their own name. Shareholders who do not hold their Shares in their own name should note that only proxies deposited by Shareholders whose names appear on the records of the registrar and transfer agent for Obsidian Energy as the registered holders of Shares can be recognized and acted upon at the Meeting. If Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those Shares will not be registered in the Shareholder’s name on the records of the registrar and transfer agent for Obsidian Energy. Such Shares will more likely be registered under the name of the Shareholder’s broker or an agent of that broker. In Canada, the vast majority of such Shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms). Shares held by brokers or their nominees can only be voted (for or against resolutions) or withheld from voting upon the instructions of the Beneficial Shareholder. Without specific instructions, the broker/nominees are prohibited from voting Shares for their clients. Obsidian Energy does not know for whose benefit the Shares registered in the name of CDS & Co. are held. The majority of Shares held in the United States are registered in the name of Cede & Co., the nominee for The Depository Trust Company, which is the United States equivalent of CDS Clearing and Depository Services Inc.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of Shareholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their Shares are voted at the Meeting. Often, the form of proxy or Voting Instruction Form supplied to a Beneficial Shareholder by its broker is substantially similar to the Instrument of Proxy provided to registered Shareholders; however, its purpose is limited to instructing the registered Shareholder how to vote on behalf of the Beneficial Shareholder. The majority of brokers and other intermediaries now delegate responsibility for obtaining voting instructions from clients to Broadridge. Broadridge typically mails a scannable Voting Instruction Form in lieu of the Instrument of Proxy provided to registered Shareholders. The Beneficial Shareholder is requested to complete and return the voting instruction form to Broadridge by mail or facsimile. Alternatively the Beneficial Shareholder can call a toll-free telephone number or access the internet to vote the Shares held by the Beneficial Shareholder. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Shares held by Beneficial Shareholders and to be represented at the Meeting. A Beneficial Shareholder receiving a Voting Instruction Form cannot use that Voting Instruction Form to vote Shares directly at the Meeting. The Voting Instruction Form must be returned as directed therein well in advance of the Meeting in order to have the Shares voted.

Although you may not be recognized directly at the Meeting for the purposes of voting Shares registered in the name of your broker or other intermediary, you may attend at the Meeting as a proxyholder for the registered Shareholder and vote your Shares in that capacity. If you wish to attend the Meeting and vote Shares you hold as a Beneficial Shareholder, you must do so as proxyholder for the registered Shareholder. To do this, you should enter your own name in the blank space on the Voting Instruction Form provided to you and return the document to Broadridge or your broker or other intermediary in accordance with the instructions therein well in advance of the Meeting.

OBSIDIAN ENERGY 2020 MANAGEMENT PROXY CIRCULAR

The Corporation will not send proxy-related materials directly to non-objecting Beneficial Shareholders – such materials will be delivered to non-objecting Beneficial Shareholders by Broadridge or through the non-objecting Beneficial Shareholder’s intermediary. Obsidian Energy will pay for the costs of an intermediary to deliver the proxy-related materials and Form 54-101F7 – Request for Voting Instructions Made by Intermediary to objecting Beneficial Shareholders.

The Company intends to hold its Meeting in person. However, in view of the current and rapidly evolving COVID-19 outbreak, the Company asks that, in considering whether to attend the Meeting in person, Shareholders follow the instructions of the Public Health Agency of Canada (PHAC) (https://www.canada.ca/en/public-health/services/diseases/2019-novel-coronavirus-infection.html). The Company encourages Shareholders not to attend the Meeting in person, particularly if they are experiencing any of the described COVID-19 symptoms of fever, cough or difficulty breathing. Access to the Meeting will, subject to Company’s by-laws, be limited to essential personnel and registered shareholders and proxyholders entitled to attend and vote at the Meeting. The Company may take additional precautionary measures in relation to the Meeting in response to further developments with the COVID-19 outbreak. In the event it is not possible or advisable to hold the Meeting in person, Company will announce alternative arrangements for the Meeting as promptly as practicable, which may include holding the meeting entirely by electronic means, telephone or other communication facilities. Please monitor our website at www.obsidianenergy.com for updated information. If you are planning to attend the Meeting, please check the website one week prior to the meeting date. As always, the Company encourages Shareholder to vote their shares prior to the Meeting.

Revocability of Proxy

A registered Shareholder who has submitted a proxy may revoke it at any time prior to the exercise thereof. If a person who has given a proxy attends the Meeting in person at which such proxy is to be voted, such person may revoke the proxy and vote in person. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the Shareholder or his attorney authorized in writing or, if the Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized and deposited either at the above mentioned office of AST Trust Company (Canada) at any time up to and including the last business day preceding the day of the Meeting, or any adjournment or postponement thereof, at which the proxy is to be used, or with the Chair of the Meeting on the day of the Meeting prior to the commencement of the Meeting, or any adjournment thereof, and upon either of such deposits, the proxy is revoked.

Exercise of Discretion by Proxy

The Shares represented by Instruments of Proxy shall be voted for or against (or withheld from voting), as applicable, in accordance with the instructions of the Shareholder on any matter to be acted upon at the Meeting and, where the Shareholder specifies a choice with respect to any matter to be acted upon, the Shares shall be voted for or against (or withheld from voting), as applicable, on any matter in accordance with the specification so made.

In the absence of such specification, the Shares represented by an Instrument of Proxy will be voted in favour of the matters to be acted upon at the Meeting. The persons named in the Instrument of Proxy furnished by Obsidian Energy will have discretionary authority with respect to any amendments or variations of the matters of business to be acted on at the Meeting or any other matters properly brought before the meeting or any adjournment or postponement thereof, in each instance, to the extent permitted by law, whether or not the amendment, variation or other matter that comes before the Meeting is routine and whether or not the amendment, variation or other matter that comes before the Meeting is contested. As of the date of this Information Circular, management of Obsidian Energy knows of no such amendment, variation or other matter to be acted on at the Meeting.

OBSIDIAN ENERGY 2020 MANAGEMENT PROXY CIRCULAR

Voting Options

Voting by Registered Shareholders

You are a registered Shareholder if your Shares are held in your name or if you have a certificate for Shares bearing your name. As a registered Shareholder you can vote in the following ways:

In Person	Attend the Meeting and register with the transfer agent AST Trust Company (Canada) upon your arrival. Do not fill out and return your Instrument of Proxy if you intend to vote in person at the Meeting.

Mail

Enter voting instructions, sign the Instrument of Proxy and send your completed proxy to:

AST Trust Company (Canada)

Proxy Department,

P.O. Box 721, Agincourt,

Ontario M1S 0A1

For your Shares to be voted at the Meeting, your signed Instrument of Proxy must be received by not later than 9:00 a.m. (Mountain Daylight Time) on July 28, 2020 or 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of any adjourned or postponed Meeting (the “Proxy Deadline”).

Telephone

Call toll-free 1-888-489-5760 (English Only) and follow the instructions provided. You will need your 13-digit control number appearing on your Instrument of Proxy to vote. If you vote by telephone, your vote must be received by not later than the Proxy Deadline.

Shareholders cannot use the telephone voting service if they wish to designate a person other than the management designees appearing on the Instrument of Proxy to attend and vote on their behalf at the Meeting.

Internet

Go to www.astvotemyproxy.com. Enter your 13-digit control number located on the Instrument of Proxy and follow the instructions on the website to vote your Shares. If you vote by internet, your vote must be received by not later than the Proxy Deadline.

The website may be used to appoint a proxyholder other than the management designees appearing on the Instrument of Proxy to attend and vote on a Shareholder’s behalf at the Meeting and to convey a Shareholder’s voting instructions. Please note that if a Shareholder appoints an alternative proxyholder and submits their voting instructions and subsequently wishes to change their appointment or voting instructions, a Shareholder may resubmit their proxy, prior to the Proxy Deadline. When resubmitting a proxy, the most recently submitted proxy will be recognized as the only valid one, and all previous proxies submitted will be disregarded and considered revoked, provided that the last proxy is submitted by the deadline noted above.

E-mail	Scan both sides of your completed, signed Instrument of Proxy. Attach the scanned document to an e-mail and send your e-mail to proxyvote@astfinancial.com so that it is received not later than the Proxy Deadline.

Fax	1-866-781-3111 (from within Canada or the United States) or 1-416-368-2502 (from any other country) – Fax both pages of your completed, signed Instrument of Proxy to one of the numbers provided so that it is received not later than the Proxy Deadline.

Questions	Call our Investor Relations department, who can be reached at (403)-777-2500, or Toll Free at 1-866-693-2707, or by email at investor_relations@obsidianenergy.com

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Voting for Non-Registered or Beneficial Shareholders

If a Shareholder’s Shares are not registered in such Shareholder’s name, such Shares will be held in the name of a “nominee”, usually a bank, trust company, broker, securities dealer or other financial institution and, as such, that nominee will be the legal entity entitled to vote those Shares and must seek the Beneficial Shareholder’s instructions as to how to vote the Beneficial Shareholder’s Shares. See “Notice to Beneficial Shareholders” above and the accompanying Voting Instruction Form for instructions on how to vote your Shares.

If you have any questions or require more information with respect to voting your Shares at the Meeting, please contact our Investor Relations department, who can be reached at (403)-777-2500, or Toll Free at 1-866-693-2707, or by email at investor_relations@obsidianenergy.com

Notice-and-Access

Obsidian Energy has elected to use the “notice-and-access” provisions under National Instrument 54-101 Communications with Beneficial Owners of Securities of a Reporting Issuer (the “Notice-and-Access Provisions”) for the Meeting in respect of mailings to its Beneficial Shareholders but not in respect of mailings to its registered Shareholders. The Notice-and-Access Provisions are rules developed by the Canadian Securities Administrators that reduce the volume of materials that must be physically mailed to shareholders by allowing a reporting issuer to post an information circular in respect of a meeting of its shareholders and related materials online.

Obsidian Energy has also elected to use procedures known as “stratification” in relation to its use of the Notice-and-Access Provisions. Stratification occurs when a reporting issuer uses the Notice-and-Access Provisions to provide a paper copy of an information circular and, if applicable, a paper copy of financial statements and related Management’s Discussion and Analysis (“Financial Information”), to some shareholders together with the notice (the “Notice-and-Access Notification”) provided to shareholders under the Notice-and-Access Provisions. In relation to the Meeting, in addition to a Notice- and-Access Notification and request for voting instructions, Beneficial Shareholders who have previously requested to receive them will receive a paper copy of this Information Circular.

Beneficial Shareholders who have not already received but wish to receive a paper copy of this Information Circular should contact AST Trust Company (Canada) at the toll-free number 1-888-433-6443 or 1-416-882-3801 outside Canada and the U.S., by email at fulfillment@astfinancial.com, or online at www.meetingdocuments.com/ASTca/obe or through Obsidian Energy’s profile on SEDAR at any time up to one year after the date of the Meeting or any adjournment or postponement thereof. In order to allow Beneficial Shareholders a reasonable time to receive paper copies of the Information Circular and related materials prior to providing their voting instructions in respect of their Shares, any Beneficial Shareholders wishing to request paper copies as described above should ensure that such request is received by 3:30 p.m. (Mountain Daylight Time) on July 16, 2020. A Beneficial Shareholder may also call Obsidian Energy at 1-888-770-2633 (toll free) to obtain additional information about the Notice-and-Access Provisions.

Voting Shares and Principal Holders thereof

Obsidian Energy is authorized to issue an unlimited number of Shares and up to 90,000,000 preferred shares. As at June 15, 2020, 73,022,321 Shares and no preferred shares were issued and outstanding. At the Meeting, upon a show of hands, every Shareholder present in person or represented by proxy and entitled to vote shall have one vote. On a poll or ballot, every Shareholder present in person or by proxy has one vote for each Share held.

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If two or more persons hold Shares jointly, one of those Shareholders present at the Meeting may in the absence of the others vote the Shares, but if two or more of those persons who are present, in person or by proxy, vote, they shall vote as one on the Shares jointly held by them.

To the knowledge of the directors and executive officers of Obsidian Energy, no person or company beneficially owns, controls or directs, directly or indirectly, Shares carrying 10 percent or more of the voting rights attached to the issued and outstanding Shares.

Quorum for Meeting

At the Meeting, a quorum shall consist of two (2) or more persons either present in person or represented by proxy and representing in the aggregate not less than 25% of the outstanding Shares entitled to vote at the Meeting. If a quorum is not present at the beginning of the Meeting, the Shareholders present may adjourn the Meeting to a fixed time and place but may not transact any other business.

Approval Requirements

All of the matters to be considered at the Meeting are ordinary resolutions requiring approval by a majority of the votes cast in respect of the resolution by or on behalf of Shareholders present in person or represented by proxy at the Meeting, other than the advisory vote on Obsidian Energy’s approach to executive compensation, which shall not be binding on Obsidian Energy.

MATTERS TO BE ACTED UPON AT THE MEETING

Presentation of Financial Statements

The consolidated financial statements of Obsidian Energy for the year-ended December 31, 2019, together with the auditors’ report on those statements, have been mailed to the Shareholders who have requested such materials, in addition to this Information Circular, in accordance with applicable securities laws. A copy of such financial statements is also available through the internet on Obsidian Energy’s SEDAR profile at www.sedar.com, on EDGAR at www.sec.gov, and on Obsidian Energy’s website at www.obsidianenergy.com

Appointment of Auditor

The Board recommends that Ernst & Young LLP (“E&Y”) be appointed auditor of Obsidian Energy for the ensuing year at a remuneration to be approved by the Board. E&Y has been the auditor of Obsidian Energy since May 13, 2015.

Shareholders will consider an ordinary resolution to appoint the firm of E&Y to serve as auditors of Obsidian Energy until the next annual meeting of the Shareholders. The Board of Directors and Management plan to vote FOR and recommend that you vote FOR this ordinary resolution at the Meeting.

Unless otherwise directed by the Shareholders appointing them proxy, the persons named in the enclosed Instrument of Proxy intend to vote IN FAVOUR of this ordinary resolution at the Meeting.

Election of Directors of Obsidian Energy

The articles of Obsidian Energy provide for a minimum of three (3) directors and a maximum of twelve (12) directors. There are currently eight (8) directors and the Board of Directors has fixed the number of directors

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to be elected at the Meeting for the ensuing year at eight (8) directors. All of the current directors have been elected for a term that ends at the close of the Meeting. Management does not contemplate that any of the director nominees will be unable to serve as a director but, if that should occur for any reason prior to the Meeting, the persons named in the enclosed Instrument of Proxy reserve the right to vote for another nominee at their discretion. Each director elected will hold office until the close of the next annual general meeting or until his or her successor is elected or appointed, unless his or her office is vacated earlier.

Management’s eight (8) nominees for election as directors of Obsidian Energy by Shareholders are as follows:

John Brydson	Maureen Cormier Jackson
Raymond D. Crossley	Edward H. Kernaghan
Michael J. Faust	Stephen E. Loukas
William A. Friley	Gordon Ritchie

The Board of Directors and Management plan to vote FOR and recommend that you vote FOR each of the aforementioned nominees for election as a director of Obsidian Energy at the Meeting.

Unless otherwise directed by the Shareholders appointing them proxy, the persons named in the enclosed Instrument of Proxy intend to vote FOR the election of each such nominee as a director of Obsidian Energy at the Meeting.

Information in respect of the nominees for election as directors of Obsidian Energy is set forth below under “Information Concerning the Board and Director Nominees - Biographical and Other Information for Director Nominees”.

Individual Director Nomination and Majority Voting Policy

Obsidian Energy has a director nomination and majority voting policy providing for individual director nomination and majority voting. Such policy provides that in uncontested elections (i.e. elections where the number of nominees for directors is equal to the number of directors to be elected):

1.

In the event that any nominee for director receives a greater number of votes “withheld” than votes “for” his or her election as a director, then immediately following the meeting of Shareholders at which such votes were cast, such director shall submit his or her resignation to the Human Resources, Governance & Compensation Committee, to be effective on Board acceptance.

2.

In the event a resignation is submitted in accordance with section 1 above, the Human Resources, Governance & Compensation Committee shall consider whether or not it is appropriate to recommend to the Board that such resignation be accepted, having regard to all factors considered relevant in the discretion of the Human Resources, Governance & Compensation Committee, including but not limited to the performance review feedback received from members of the Board pursuant to Obsidian Energy’s annual Board performance review process. The Board shall accept the resignation absent exceptional circumstances. A director who tenders a resignation pursuant to the policy will not participate in any meeting of the Human Resources, Governance & Compensation Committee or the Board at which the resignation is considered.

3.

Within 90 days of the Shareholders’ meeting at which the votes were cast, a news release will be issued by Obsidian Energy announcing whether or not the director in question will continue to serve on the Board, a copy of which will be provided to the Toronto Stock Exchange. If the Board determines not to accept a resignation, the news release will fully state the reasons for that decision.

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In accordance with this policy, the Instruments of Proxy and Voting Instruction Forms for this Meeting provide for voting for individual directors as opposed to voting for a slate of directors.

Advance Notice By-Law

The Board has adopted an advance notice by-law (“By-law No. 2”), which was approved by Shareholders at the Corporation’s 2013 Annual General Meeting. By-law No. 2 sets forth procedures that must be followed by any Shareholder who intends to nominate any person for election as a director of the Corporation, other than pursuant to a proposal made in accordance with the ABCA, or a requisition of a shareholder meeting made pursuant to the ABCA. By-law No. 2 stipulates a deadline by which Shareholders must notify the Corporation of their intention to nominate directors and also sets out the information that Shareholders must provide regarding each director nominee and the nominating Shareholder in order for the requirements of By-law No. 2 to be met. These requirements are intended to provide all Shareholders, including those voting by proxy, with the opportunity to evaluate the nominees and vote in an informed and timely manner regarding said nominees. By-law No. 2 also ensures orderly and efficient shareholder meetings by providing a structured and transparent framework for nominating directors. No person nominated by a Shareholder will be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of By-law No. 2. A copy of By-law No. 2 is available on SEDAR (www.sedar.com) and on EDGAR (www.sec.gov).

Non-Binding Advisory Vote on Approach to Executive Compensation

As part of Obsidian Energy’s ongoing commitment to robust governance practices, Shareholders are being provided an opportunity to participate in a non-binding ‘say on pay’ shareholder advisory vote with respect to Obsidian Energy’s approach to executive compensation as disclosed in this Information Circular, particularly under the heading “Compensation Discussion & Analysis.”

This non-binding advisory vote on executive compensation will provide Shareholders with the opportunity to vote “For” or “Against” our approach to executive compensation through the following resolution:

“BE IT RESOLVED THAT, on an advisory basis and not to diminish the role and responsibilities of the Board of Directors, the Shareholders accept the approach to executive compensation disclosed in the Information Circular of Obsidian Energy Ltd. (the “Corporation”) dated June 15, 2020 and delivered in connection with the 2020 Annual and Special Meeting of Shareholders of the Corporation.”

As this is an advisory vote that is not required to be submitted to a vote of Shareholders under applicable securities and corporate laws, and therefore the results will not be binding upon the Board of Directors. However, the Board will consider the outcome of the vote in reviewing the Corporation’s approach to executive compensation in the future.

The Board of Directors and Management plan to vote FOR and recommend that you vote FOR this non-binding advisory resolution at the Meeting.

Unless otherwise directed by the Shareholders appointing them proxy, the persons named in the enclosed Instrument of Proxy intend to vote FOR this non-binding advisory resolution at the Meeting.

Approval of Amendments to Stock Option Plan and Unallocated Options

At the Meeting, Shareholders will be asked to consider and, if thought advisable, pass resolutions in the forms set out below approving:

•	certain amendments to the Company’s Stock Option Plan, including (i) an amendment to increase the maximum number of Shares issuable on exercise of outstanding Options to 9.0% of the aggregate

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number of outstanding Shares, (ii) an amendment to increase the number of Shares (A) issuable to Insiders of the Company, at any time, and (B) issued to Insiders of the Company, within any one year period, under all Security Based Compensation Arrangements, to 10% of the outstanding Shares; and (iii) amendments to permit the limited participation of Non-Management Directors in the Stock Option Plan (referred to below as the Option Plan Amendment Resolution); and

•	all unallocated Options issuable pursuant to the Stock Option Plan, as amended (referred to below as the Unallocated Option Resolution).

The Board believes that equity-based incentive compensation, such as the Stock Option Plan, is an integral component of compensation for key personnel. The attraction and retention of qualified personnel is one of the key risks in the oil and gas industry in Canada and to Obsidian Energy’s long-term strategic growth plan. The Stock Option Plan is intended to maintain Obsidian Energy’s competitiveness within the Canadian oil and gas industry and facilitate the achievement of Obsidian Energy’s long-term goals by providing an increased incentive for personnel to contribute to the future success and prosperity of Obsidian Energy and by strengthening the alignment of the interests of personnel with the interests of Shareholders.

Although the Company suspended the grant of Options in 2017, after conducting a thorough review of the Company’s compensation programs and practices, which included the receipt of advice and information from Mercer (Canada) Limited, the Company’s external compensation consultant, including information and advice regarding the use of stock options as a component of compensation by the peer companies with whom the Company competes for talent, the Board determined that it was in the best interests of the Company to resume using Option grants as a component of compensation for key personnel.

The proposed amendments to the Stock Option Plan are intended to provide the HRG&C Committee and the Board with maximum flexibility to design compensation packages for key personnel that (i) are competitive with the Company’s peers, (ii) align key personnel compensation with Share price performance, and (iii) permit the Company to limit the use of cash and cash-based compensation programs, with a view to preserving the Company’s liquidity in a time of depressed and volatile commodity prices.

If Shareholders do not approve the Option Plan Amendment Resolution and/or the Unallocated Option Resolution at the Meeting, the HRG&C Committee and the Board will have to consider alternate forms of performance based compensation in order to attract and retain qualified personnel, including additional cash bonuses and/or the use of other cash or cash-based compensation programs, which could impact the ability of the Company to invest in Shareholder value creation activities such as the funding of the Company’s ongoing capital expenditure program.

Approval of Amendments to Stock Option Plan

The Stock Option Plan was adopted effective January 1, 2011 and was subsequently amended and restated on several occasions, most recently in May 2016 (the “Existing Option Plan”). Effective June 3, 2020, the Board unanimously approved a further amendment and restatement of the Stock Option Plan (the “Amended Option Plan”) to be effective as of the date of the Meeting.

Certain of the amendments contained in the Amended Option Plan require Shareholder approval at the Meeting in accordance with the terms of the Existing Option Plan. These amendments are as follows (collectively, the “Proposed Option Plan Amendments”):

•

The increase of the maximum number of Shares issuable (or reserved for issuance) on exercise of outstanding Options at any time from 4.25% of the aggregate number of outstanding Shares to 9.0% of the aggregate number of outstanding Shares, less the number of Shares issuable (or reserved for

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issuance) pursuant to all other Security Based Compensation Arrangements of Obsidian Energy (which is currently limited to the Award Plan);

•

The increase of the maximum number of Shares issuable to Insiders of the Company, at any time, under all Security Based Compensation Arrangements, from 5.0% of the outstanding Shares to 10% of the outstanding Shares. This change will conform this limit to the comparable limit contained in the Award Plan and is consistent with the “insider participation limit” contained in the TSX Company Manual;

•

The increase of the maximum number of Shares issued to Insiders of the Company, within any one year period, under all Security Based Compensation Arrangements, from 2.0% of the outstanding Shares to 10% of the outstanding Shares. This change will conform this limit to the comparable limit contained in the Award Plan and is consistent with the “insider participation limit” contained in the TSX Company Manual;

•

The removal of the prohibition on the participation of Non-Management Directors in the Stock Option Plan, the addition of provisions permitting the participation of Non-Management Directors, and the inclusion of related restrictions on Non-Management Director participation, including:

o	prohibiting Non-Management Directors from participating in the Amended Option Plan on a discretionary basis;

o

prohibiting the aggregate number of Shares that may be reserved for issuance pursuant to the exercise of Options granted to Non-Management Directors pursuant to the Amended Option Plan from exceeding 1.0% of the Shares outstanding from time to time; and

o	prohibiting the aggregate value of Options granted to any one Non-Management Director during a calendar year from exceeding $100,000; and

•

The amendment of Sections 4(a) through 4(e), inclusive, and Section 19(v) of the Existing Option Plan to give effect to the foregoing amendments and to make certain other non-substantive housekeeping revisions.

Notwithstanding the Proposed Option Plan Amendments, in all cases the number of Options available for grant under the Amended Option Plan will be subject to the other restrictions contained in the plan, including the restriction that the average Annual Grant Rate during any three consecutive calendar years cannot exceed 2%. The “Annual Grant Rate” for each year in the three year period is calculated by dividing the number of Options granted in the year by the weighted average number of Shares outstanding during the year.

The amendments contained in the Amended Option Plan that do not require Shareholder approval under the terms of the Existing Option Plan (and that will be effective after the Meeting regardless of whether the Shareholders approve the Proposed Option Plan Amendments) are as follows (the “Housekeeping Option Plan Amendments”):

•

Conform certain aspects of the Amended Option Plan to the Award Plan, including the removal of the provisions in the Existing Option Plan that specifically address the treatment of outstanding Options in connection with the retirement of an Option holder; and

•

The implementation of various non-substantive housekeeping amendments to, among other things, clarify that the Board’s ability to make adjustments to the Amended Option Plan and any outstanding Options pursuant to the anti-dilution provisions of the plan are subject to TSX approval, update outdated references to the TSX Company Manual and applicable securities laws, and remove historical verbiage that is no longer applicable.

The foregoing description of the amendments that are proposed to be made to the Existing Option Plan is qualified in its entirety by the full text of the Amended Option Plan, which is attached as Appendix D to this

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Information Circular and is marked to show all of the amendments that are proposed to be made to the Existing Option Plan.

Obsidian Energy is required to seek the approval of the Shareholders of the Proposed Option Plan Amendments by way of an ordinary resolution. Accordingly, at the Meeting, Shareholders will be asked to consider and, if thought advisable, pass an ordinary resolution as follows (the “Option Plan Amendment Resolution”):

“BE IT RESOLVED, as an ordinary resolution of the shareholders of Obsidian Energy Ltd. (“Obsidian Energy”) that:

1.

the Proposed Option Plan Amendments, as described in the management information circular and proxy statement of Obsidian Energy dated June 15, 2020 and in the form set out in Appendix D thereto, be and are hereby approved; and

2.

any one officer or director of Obsidian Energy be and is hereby authorized to execute and deliver all such agreements and documents, whether under the corporate seal or otherwise, and to take all action, as such officer or director shall deem necessary or appropriate to give effect to the foregoing resolution.”

In order for the Option Plan Amendment Resolution to be passed, it must be approved by a simple majority of the votes cast by Shareholders who vote in person or by proxy at the Meeting on such resolution.

If the Shareholders approve the Option Plan Amendment Resolution, the Amended Option Plan that comes into effect at the Meeting will include both the Housekeeping Option Plan Amendments and the Proposed Option Plan Amendments described above. If the Shareholders do not approve the Option Plan Amendment Resolution, the Amended Option Plan that comes into effect at the Meeting will include the Housekeeping Option Plan Amendments described above but will not include the Proposed Option Plan Amendments described above.

The Board of Directors and Management plan to vote FOR and recommend that you vote FOR the Option Plan Amendment Resolution at the Meeting.

Unless otherwise directed by the Shareholders appointing them proxy, the persons named in the enclosed Instrument of Proxy intend to vote FOR the Option Plan Amendment Resolution at the Meeting.

Approval of Unallocated Options Issuable Pursuant to the Stock Option Plan

The TSX Company Manual provides that every three years after the institution of a Security Based Compensation Arrangement which does not have a fixed maximum number of securities issuable under such arrangement, all unallocated rights, options or other entitlements under such arrangement must be approved by a majority of the issuer’s directors and by the issuer’s securityholders. The Stock Option Plan is an “evergreen” or “rolling” Security Based Compensation Arrangement that does not have a fixed maximum number of Shares issuable under such plan. The unallocated Options issuable under the Existing Option Plan were last approved by Shareholders on June 23, 2016, with the result that the Board has not been able to grant Options under the plan since June 23, 2019.

The Existing Option Plan provides that the maximum number of Shares issuable on exercise of outstanding Options at any time cannot exceed 4.25% of the outstanding Shares (less the number of Shares issuable pursuant to all other Security Based Compensation Arrangements of Obsidian Energy, which is currently limited to the Award Plan) (the “Existing 4.25% Option Plan Reserve”). If the Option Plan Amendment Resolution is approved by Shareholders, the Amended Option Plan will provide that the maximum number of Shares issuable

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on exercise of outstanding Options at any time cannot exceed 9.0% of the outstanding Shares (less the number of Shares issuable pursuant to all other Security Based Compensation Arrangements of Obsidian Energy) (the “Amended 9% Option Plan Reserve”).

Given that the Board wishes to once again have the ability to use Option grants as a part of the Company’s overall compensation strategy, and given that the Company has not obtained the securityholder approval required by the TSX since 2016, approval is being sought at the Meeting to approve all unallocated Options issuable pursuant to our Amended Option Plan. For clarity:

•

if the Option Plan Amendment Resolution discussed above is approved at the Meeting, the approval being sought pursuant to the Unallocated Option Resolution will be in respect of all unallocated Options issuable pursuant to an Amended Option Plan that will contain the Amended 9% Option Plan Reserve; and

•

if the Option Plan Amendment Resolution discussed above is not approved at the Meeting, the approval being sought pursuant to the Unallocated Option Resolution will be in respect of all unallocated Options issuable pursuant to an Amended Option Plan that will contain the Existing 4.25% Option Plan Reserve.

If approval of the Unallocated Option Resolution is obtained at the Meeting (whether in respect of an Amended Option Plan containing the Amended 9% Option Plan Reserve or in respect of an Amended Option Plan containing the Existing 4.25% Option Plan Reserve), Obsidian Energy will not be required to seek further approval of unallocated Options issuable pursuant to our Amended Option Plan until July 30, 2023.

As at the Record Date, Obsidian Energy had reserved: (i) 44,464 Shares for issuance on exercise of outstanding Options under the Existing Option Plan, equal to approximately 0.06% of the outstanding Shares; and (ii) 1,176,877 Shares for issuance pursuant to all of Obsidian Energy’s Security Based Compensation Arrangements, equal to approximately 1.61% of the outstanding Shares (44,464 Shares reserved pursuant to the Existing Option Plan and 1,132,413 Shares reserved pursuant to the Existing Award Plan).

Based upon the 73,022,321 Shares outstanding on the Record Date, and assuming that no further Share Unit Awards were granted:

•

if the Option Plan Amendment Resolution and the Unallocated Option Resolution are both approved by Shareholders, a total of 5,395,132 additional Options (equal to approximately 7.39% of the outstanding Shares) will be available for grant pursuant to the Amended Option Plan that comes into effect on the date of the Meeting (less the number of Shares subsequently reserved for issuance pursuant to all other Security Based Compensation Arrangements);

•

if the Option Plan Amendment Resolution is not approved by Shareholders but the Unallocated Option Resolution is approved by Shareholders, a total of 1,926,572 additional Options (equal to approximately 2.64% of the outstanding Shares) will be available for grant pursuant to the Amended Option Plan that comes into effect on the date of the Meeting (less the number of Shares subsequently reserved for issuance pursuant to all other Security Based Compensation Arrangements); and

•

if the Option Plan Amendment Resolution and the Unallocated Option Resolution are both not approved by Shareholders (or if the Option Plan Amendment Resolution is approved by Shareholders but the Unallocated Option Resolution is not approved by Shareholders), there will not be any Options available for grant pursuant to the Amended Option Plan that comes into effect on the date of the Meeting.

Notwithstanding the foregoing, in all cases the number of Options available for grant under the Amended Option Plan will be subject to the other restrictions contained in the plan, including the restriction that the

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average Annual Grant Rate during any three consecutive calendar years cannot exceed 2%. The “Annual Grant Rate” for each year in the three year period is calculated by dividing the number of Options granted in the year by the weighted average number of Shares outstanding during the year. For further information regarding the Existing Option Plan and Options, see “Summaries of Equity Compensation Plans - Stock Option Plan”.

The Board has unanimously approved, subject to the receipt of regulatory and Shareholder approval, all unallocated Options issuable pursuant to the Amended Option Plan that comes into effect on the date of the Meeting.

Obsidian Energy is required to seek the approval of the Shareholders of all unallocated Options issuable pursuant to our Amended Option Plan that comes into effect on the date of the Meeting by way of ordinary resolution. Accordingly, at the Meeting, Shareholders will be asked to consider and, if thought advisable, pass an ordinary resolution as follows (the “Unallocated Option Resolution”):

“BE IT RESOLVED, as an ordinary resolution of the shareholders of Obsidian Energy Ltd. (“Obsidian Energy”) that:

1.

all unallocated options to purchase common shares of Obsidian Energy (“Options”) issuable pursuant to Obsidian Energy’s stock option plan, as amended and restated on the date hereof (the “Option Plan”), are hereby approved;

2.	Obsidian Energy shall have the ability to continue granting Options under the Option Plan until July 30, 2023; and

3.

any one officer or director of Obsidian Energy be and is hereby authorized to execute and deliver all such agreements and documents, whether under the corporate seal or otherwise, and to take all action, as such officer or director shall deem necessary or appropriate to give effect to the foregoing resolution.”

In order for the Unallocated Option Resolution to be passed, it must be approved by a simple majority of the votes cast by Shareholders who vote in person or by proxy at the Meeting on such resolution.

If approval of the Unallocated Option Resolution is not obtained at the Meeting, Options which had not been allocated as of June 23, 2019 and Options which are outstanding as of the date of the Meeting and which are subsequently cancelled, terminated or exercised, will not be available for a new grant of Options under the Amended Option Plan. Previously allocated Options will continue to be unaffected by the approval or disapproval of the resolution.

The Board of Directors and Management plan to vote FOR and recommend that you vote FOR the Unallocated Option Resolution at the Meeting.

Unless otherwise directed by the Shareholders appointing them proxy, the persons named in the enclosed Instrument of Proxy intend to vote FOR the Unallocated Option Resolution at the Meeting.

Approval of Amendments to Award Plan and Unallocated Share Unit Awards

At the Meeting, Shareholders will be asked to consider and, if thought advisable, pass resolutions in the forms set out below approving:

•

an amendment to the Company’s Award Plan to increase the maximum number of Shares issuable on settlement of outstanding Share Unit Awards to 4.5% of the aggregate number of outstanding Shares (referred to below as the Award Plan Amendment Resolution); and

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•	all unallocated Share Unit Awards issuable pursuant to the Award Plan, as amended (referred to below as the Unallocated Share Unit Award Resolution).

The Board believes that equity-based incentive compensation, such as the Award Plan, is an integral component of compensation for key personnel. The attraction and retention of qualified personnel is one of the key risks in the oil and gas industry in Canada and to Obsidian Energy’s long-term strategic growth plan. The Award Plan is intended to maintain Obsidian Energy’s competitiveness within the Canadian oil and gas industry and facilitate the achievement of Obsidian Energy’s long-term goals by providing an increased incentive for personnel to contribute to the future success and prosperity of Obsidian Energy and by strengthening the alignment of the interests of personnel with the interests of Shareholders.

After conducting a thorough review of the Company’s compensation programs and practices, which included the receipt of advice and information from Mercer (Canada) Limited, the Company’s external compensation consultant, including information and advice regarding the use of whole share awards as a component of compensation by the peer companies with whom the Company competes for talent, the Board determined that it was in the best interests of the Company to seek Shareholder approval for a modest increase in the maximum number of Share Unit Awards issuable under the plan.

The proposed amendments to the Award Plan are intended to provide the HRG&C Committee and the Board with maximum flexibility to design compensation packages for key personnel that (i) are competitive with the Company’s peers, (ii) align key personnel compensation with Share price performance, and (iii) permit the Company to limit the use of cash and cash-based compensation programs, with a view to preserving the Company’s liquidity in a time of depressed and volatile commodity prices.

If Shareholders do not approve the Award Plan Amendment Resolution and/or the Unallocated Share Unit Award Resolution at the Meeting, the HRG&C Committee and the Board will have to consider alternate forms of performance based compensation in order to attract and retain qualified personnel, including the settlement of Share Unit Awards issued in the future with cash or Shares purchased on the secondary market, additional cash bonuses and/or the use of other cash or cash-based compensation programs, which could impact the ability of the Company to invest in Shareholder value creation activities such as the funding of the Company’s ongoing capital expenditure program.

Approval of Amendments to Award Plan

The Award Plan was adopted effective September 24, 2009 and was subsequently amended and restated on several occasions, most recently in June 2017 (the “Existing Award Plan”). Effective June 3, 2020, the Board unanimously approved a further amendment and restatement of the Award Plan (the “Amended Award Plan”) to be effective as of the date of the Meeting.

One of the amendments contained in the Amended Award Plan requires Shareholder approval at the Meeting in accordance with the terms of the Existing Award Plan. Specifically, it is proposed that the maximum number of Shares reserved that are available to be issued from time to time pursuant to granted and outstanding Share Unit Awards under the Award Plan be increased from 3.9% of the aggregate number of outstanding Shares to 4.5% of the aggregate number of outstanding Shares (the “Proposed Award Plan Amendment”).

The amendments contained in the Amended Award Plan that do not require Shareholder approval under the terms of the Existing Award Plan (and that will be effective after the Meeting regardless of whether the Shareholders approve the Proposed Award Plan Amendment) consist of the implementation of various non-substantive housekeeping amendments to, among other things, update outdated references to the TSX Company Manual and applicable securities laws and remove historical verbiage that is no longer applicable (the “Housekeeping Award Plan Amendments”).

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The foregoing description of the amendments that are proposed to be made to the Existing Award Plan is qualified in its entirety by the full text of the Amended Award Plan, which is attached as Appendix E to this Information Circular and is marked to show all of the amendments that are proposed to be made to the Existing Award Plan.

Obsidian Energy is required to seek the approval of the Shareholders of the Proposed Award Plan Amendment by way of an ordinary resolution. Accordingly, at the Meeting, Shareholders will be asked to consider and, if thought advisable, pass an ordinary resolution as follows (the “Award Plan Amendment Resolution”):

“BE IT RESOLVED, as an ordinary resolution of the shareholders of Obsidian Energy Ltd. (“Obsidian Energy”) that:

1.

the Proposed Award Plan Amendment, as described in the management information circular and proxy statement of Obsidian Energy dated June 15, 2020 and in the form set out in Appendix E thereto, be and is hereby approved; and

2.

any one officer or director of Obsidian Energy be and is hereby authorized to execute and deliver all such agreements and documents, whether under the corporate seal or otherwise, and to take all action, as such officer or director shall deem necessary or appropriate to give effect to the foregoing resolution.”

In order for the Award Plan Amendment Resolution to be passed, it must be approved by a simple majority of the votes cast by Shareholders who vote in person or by proxy at the Meeting on such resolution.

If the Shareholders approve the Award Plan Amendment Resolution, the Amended Award Plan that comes into effect at the Meeting will include both the Housekeeping Award Plan Amendments and the Proposed Award Plan Amendment described above. If the Shareholders do not approve the Award Plan Amendment Resolution, the Amended Award Plan that comes into effect at the Meeting will include the Housekeeping Award Plan Amendments described above but will not include the Proposed Award Plan Amendment described above.

The Board of Directors and Management plan to vote FOR and recommend that you vote FOR the Award Plan Amendment Resolution at the Meeting.

Unless otherwise directed by the Shareholders appointing them proxy, the persons named in the enclosed Instrument of Proxy intend to vote FOR the Award Plan Amendment Resolution at the Meeting.

Approval of Unallocated Share Unit Awards Issuable Pursuant to the Award Plan

The TSX Company Manual provides that every three years after the institution of a Security Based Compensation Arrangement which does not have a fixed maximum number of securities issuable under such arrangement, all unallocated rights, options or other entitlements under such arrangement must be approved by a majority of the issuer’s directors and by the issuer’s securityholders. The Award Plan is an “evergreen” or “rolling” Security Based Compensation Arrangement that does not have a fixed maximum number of Shares issuable under such plan. The unallocated Share Unit Awards issuable under the Existing Award Plan were last approved by Shareholders on June 26, 2017.

The Existing Award Plan provides that the number of Shares reserved that are available to be issued from time to time pursuant to granted and outstanding Share Unit Awards cannot exceed 3.9% of the aggregate number of outstanding Shares (the “Existing 3.9% Award Plan Reserve”). If the Award Plan Amendment Resolution is approved by Shareholders, the Amended Award Plan will provide that the number of Shares

OBSIDIAN ENERGY 2020 MANAGEMENT PROXY CIRCULAR

reserved that are available to be issued from time to time pursuant to granted and outstanding Share Unit Awards cannot exceed 4.5% of the aggregate number of outstanding Shares (the “Amended 4.5% Award Plan Reserve”).

Given that the Board wishes to continue to have the ability to use Share Unit Award grants as a part of the Company’s overall compensation strategy, approval is being sought at the Meeting to approve all unallocated Share Unit Awards issuable pursuant to our Amended Award Plan. For clarity:

•

if the Award Plan Amendment Resolution discussed above is approved at the Meeting, the approval being sought pursuant to the Unallocated Share Unit Award Resolution will be in respect of all unallocated Share Unit Awards issuable pursuant to an Amended Award Plan that will contain the Amended 4.5% Award Plan Reserve; and

•

if the Award Plan Amendment Resolution discussed above is not approved at the Meeting, the approval being sought pursuant to the Unallocated Share Unit Award Resolution will be in respect of all unallocated Share Unit Awards issuable pursuant to an Amended Award Plan that will contain the Existing 3.9% Award Plan Reserve.

If approval of the Unallocated Share Unit Award Resolution is obtained at the Meeting (whether in respect of an Amended Award Plan containing the Amended 4.5% Award Plan Reserve or in respect of an Amended Award Plan containing the Existing 3.9% Award Plan Reserve), Obsidian Energy will not be required to seek further approval of unallocated Share Unit Awards issuable pursuant to our Amended Award Plan until July 30, 2023.

As at the Record Date, Obsidian Energy had reserved: (i) 1,132,413 Shares for issuance on settlement of outstanding Share Unit Awards under the Existing Award Plan, equal to approximately 1.55% of the outstanding Shares; and (ii) 1,176,877 Shares for issuance pursuant to all of Obsidian Energy’s Security Based Compensation Arrangements, equal to approximately 1.61% of the outstanding Shares (1,132,413 Shares reserved pursuant to the Existing Award Plan and 44,464 Shares reserved pursuant to the Existing Option Plan).

Based upon the 73,022,321 Shares outstanding on the Record Date, and assuming that no further Options were granted:

•

if the Award Plan Amendment Resolution and the Unallocated Share Unit Award Resolution are both approved by Shareholders, a total of 2,153,591 additional Share Unit Awards (equal to approximately 2.95% of the outstanding Shares) will be available for grant pursuant to the Amended Award Plan that comes into effect on the date of the Meeting;

•

if the Award Plan Amendment Resolution is not approved by Shareholders but the Unallocated Share Unit Award Resolution is approved by Shareholders, a total of 1,715,458 additional Share Unit Awards (equal to approximately 2.35% of the outstanding Shares) will be available for grant pursuant to the Amended Award Plan that comes into effect on the date of the Meeting; and

•

if the Award Plan Amendment Resolution and the Unallocated Share Unit Award Resolution are both not approved by Shareholders (or if the Award Plan Amendment Resolution is approved by Shareholders but the Unallocated Share Unit Award Resolution is not approved by Shareholders), there will not be any Share Unit Awards available for grant pursuant to the Amended Award Plan that comes into effect on the date of the Meeting.

For further information regarding the Existing Award Plan and Share Unit Awards, see “Summaries of Equity Compensation Plans – Restricted and Performance Share Unit Plan”.

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The Board has unanimously approved, subject to the receipt of regulatory and Shareholder approval, all unallocated Share Unit Awards issuable pursuant to the Amended Award Plan that comes into effect on the date of the Meeting.

Obsidian Energy is required to seek the approval of the Shareholders of all unallocated Share Unit Awards issuable pursuant to our Amended Award Plan that comes into effect on the date of the Meeting by way of ordinary resolution. Accordingly, at the Meeting, Shareholders will be asked to consider and, if thought advisable, pass an ordinary resolution as follows (the “Unallocated Share Unit Award Resolution”):

“BE IT RESOLVED, as an ordinary resolution of the shareholders of Obsidian Energy Ltd. (“Obsidian Energy”) that:

1.

all unallocated share unit awards (“Share Unit Awards”) issuable pursuant to Obsidian Energy’s restricted and performance share unit plan, as amended and restated on the date hereof (the “Award Plan”), are hereby approved;

2.	Obsidian Energy shall have the ability to continue granting Share Unit Awards under the Award Plan until July 30, 2023; and

3.

any one officer or director of Obsidian Energy be and is hereby authorized to execute and deliver all such agreements and documents, whether under the corporate seal or otherwise, and to take all action, as such officer or director shall deem necessary or appropriate to give effect to the foregoing resolution.”

In order for the Unallocated Share Unit Award Resolution to be passed, it must be approved by a simple majority of the votes cast by Shareholders who vote in person or by proxy at the Meeting on such resolution.

If approval of the Unallocated Share Unit Award Resolution is not obtained at the Meeting, Share Unit Awards which have not been allocated as of the date of the Meeting and Share Unit Awards which are outstanding as of the date of the Meeting and which are subsequently cancelled, terminated or settled, will not be available for a new grant of Share Unit Awards under the Amended Award Plan (except to the extent that any such Share Unit Awards are not capable of being settled with Shares issued from treasury). Previously allocated Share Unit Awards will continue to be unaffected by the approval or disapproval of the resolution.

The Board of Directors and Management plan to vote FOR and recommend that you vote FOR the Unallocated Share Unit Award Resolution at the Meeting.

Unless otherwise directed by the Shareholders appointing them proxy, the persons named in the enclosed Instrument of Proxy intend to vote FOR the Unallocated Share Unit Award Resolution at the Meeting.

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INFORMATION CONCERNING THE BOARD AND DIRECTOR NOMINEES

BIOGRAPHICAL AND OTHER INFORMATION FOR DIRECTOR NOMINEES

The following tables and notes thereto provide certain information in respect of the nominees for election as directors of Obsidian Energy, including their names, municipalities, provinces and countries of residence, present principal occupations, principal occupations during the last five years, the year in which each became a director of Obsidian Energy (or one of its predecessors), to the extent applicable, and the number of securities of Obsidian Energy beneficially owned or controlled or directed, directly or indirectly, by each nominee as at June 15, 2020.

JOHN BRYDSON Greenwich, Connecticut, USA Age: 67 Independent Director Director Since: June 4, 2014	Mr. Brydson has over 30 years of experience in the financial sector and has occupied senior roles in both major investment and commercial banks. Since 2012, Mr. Brydson has been a private investor. From 2010 until the end of 2012, he was Chairman of a small full-service management consulting firm, Hestan Consulting Group (“HCG”), which he founded. Prior to HCG, Mr. Brydson was a Managing Director with Credit Suisse First Boston, now Credit Suisse (“CS”), from 1995 until 2009, where he was in charge of the Multi-Product Event Trading group. He was also a Managing Director with Lehman Brothers in a similar function from 1983 until he joined CS. The early years of his career were spent as an equity analyst before joining Chase Manhattan Bank (“Chase”) in London in 1977. He transferred to the head office in New York in 1980 where he became a Vice President in the Project Finance Group, specializing in international projects in the energy, mining and metals sectors. He left Chase to join Lehman Brothers in 1983. Mr. Brydson holds an Honors Degree in Economics from Heriot-Watt University in Edinburgh, Scotland. Mr. Brydson served over 10 years as the President and a Board Member of The American Friends of Heriot-Watt University, a charitable organization, and remains on its Board.
Ownership
	Shares:	407,571 (1)
	Deferred Share Units:	139,169 (2)

Board / Standing Committee Membership in 2019 (3)	Attendance	Attendance (Total)
Board	21/21
Audit Committee	4/5	29/31
Operations and Reserves Committees	2/3	(94%)
Commercial Committee (4)	2/2

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RAYMOND D. CROSSLEY Calgary, Alberta, Canada Age: 61 Independent Director Director Since: March 6, 2015

Mr. Crossley is a financial executive and corporate director. He is the Chair of the board of Canada West Foundation and a member of the board of the Stuart Olson Ltd. (Audit Committee Chair) and the Alberta Securities Commission. Mr. Crossley retired in 2015 from PricewaterhouseCoopers (“PwC”) after more than 33 years of service. Mr. Crossley served as an elected member of the Partnership Board (PwC’s governing body), from 2001-2005. From 2005-2011, Mr. Crossley was the Managing Partner of PwC’s Calgary office, and from 2011-2013 was Managing Partner, Western Canada. In this role, he led PwC’s market activities in Western Canada. He holds the ICD.D designation from the Institute of Corporate Directors and is a Chartered Professional Accountant. He graduated from the University of Western Ontario with a degree in Economics and Political Science.

Ownership
	Shares:	2,714 (1)
	Deferred Share Units:	116,800 (2)

Board / Standing Committee Membership in 2019 (3)	Attendance	Attendance (Total)
Board	20/21	28/29 (97%)
Audit Committee (Chair)	5/5
Operations and Reserves Committee	3/3

MICHAEL J. FAUST Anchorage, Alaska, USA Age: 59 Independent Director Director Since: May 11, 2018

Mr. Faust has 34 years of industry, financial and leadership experience within the oil and gas sector, including diverse geological, geophysical and technical reservoir experience spanning many different basins and formations throughout the world. Mr. Faust was the Interim President and Chief Executive Officer of Obsidian Energy from March 18, 2019 to December 4, 2019. Mr. Faust is a consultant with Quartz Geophysical LLC, a geophysical consulting business. Since January 2017, he has been a director of SAExploration Holdings, Inc., a NASDAQ-listed oilfield services company offering seismic data acquisition and logistical support services in Alaska, Canada, South America, West Africa and Southeast Asia, and in August 2019, he became the interim President in addition to his role as Executive Chairman of the Board. Mr. Faust was the Vice President, Exploration and Land at ConocoPhillips Alaska, Inc., where he oversaw and managed the company’s exploration organization and strategy in Alaska. Mr. Faust earned his Master of Arts degree in Geophysics from the University of Texas at Austin in 1984, after receiving his Bachelor of Science degree in Geology from the University of Washington in 1981. Mr. Faust is a Certified Petroleum Geologist and a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists, and served as the President of the Geophysical Society of Alaska from 2001 to 2002.

Ownership
	Shares:	90,419 (1)
	Deferred Share Units:	22,136 (2)(6)

Board / Standing Committee Membership in 2019 (3)	Attendance	Attendance (Total)
Board (5)	18/21	19/22 (86%)
Operations and Reserves Committee	1/1
Commercial Committee (Chair) (4)(9)	0/0

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WILLIAM A. FRILEY Calgary, Alberta, Canada Age: 68 Independent Director Director Since: March 12, 2015

Mr. Friley is President and CEO of Telluride Oil and Gas Ltd. and Skyeland Oils Ltd. He is on the board of directors of OSUM Oil Sands Corp. acting as Chairman, a private Calgary-based oil sands exploration and production company, as well as Titan Energy Services and Advanced Flow Technologies, both private Calgary-based oilfield services companies. Mr. Friley founded and was President, CEO and Chairman of Triumph Energy Corp. (“Triumph”), a TSX-listed oil and gas exploration company from 1993-2001, when Triumph was acquired by Baytex Energy Ltd. He is past Chair of the Canadian Association of Petroleum Producers, as well as a past director of a number of oil and gas companies, including Mustang Resources Ltd., Silverstar Well Servicing Inc., Viking Energy Trust and Harvest Energy Trust. Mr. Friley is a past Chairman of the Regional Board of the Nature Conservancy of Canada (“NCC”), Canada’s largest land conservation organization, and is now the Chairman Emeritus to the Alberta Region board of the NCC. Mr. Friley graduated with a degree in Geology from the University of Colorado in 1978 and he has explored for and produced oil and gas throughout Western Canada for more than 35 years.

Ownership
	Shares:	14,378 (1)
	Deferred Share Units:	104,141 (2)

Board / Standing Committee Membership in 2019 (3)	Attendance	Attendance (Total)
Board	18/21	26/29 (90%)
Human Resources, Governance & Compensation Committee	2/2
Operations and Reserves Committee (Chair)	3/3
Commercial Committee (4)	3/3

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MAUREEN CORMIER JACKSON Calgary, Alberta, Canada Age: 62 Independent Director Director Since: March 8, 2016

Ms. Cormier Jackson is an independent businesswoman with over 35 years of executive, financial and operational expertise in the oil and gas industry. From 2012 and until her retirement in 2014, Ms. Cormier Jackson was Senior Vice President, Chief Process and Information Officer at Suncor Energy Inc. (“Suncor”). Her career spanned numerous roles at Suncor which provided experience in the areas of accounting and financial controls, environment, health and safety, and project management. Ms. Cormier Jackson is also a director of Enerflex Ltd. and serves on the Dean’s Advisory Board of Dean of Medicine at the University of Calgary. She was previously a director of a privately-owned family business for more than 15 years and has been involved in several non-profit organizations in various capacities during her career. Ms. Cormier Jackson is a Chartered Professional Accountant and holds a Bachelor of Commerce from Memorial University. She also holds an ICD.D designation from the Institute of Corporate Directors.

Ownership
	Shares:	19,286 (1)
	Deferred Share Units:	110,729 (2)

Board / Standing Committee Membership in 2019 (3)	Attendance	Attendance (Total)
Board	20/21	27/28 (96%)
Audit Committee	5/5
Human Resources, Governance & Compensation Committee (Chair) (7)	2/2

EDWARD H. KERNAGHAN Toronto, Ontario, Canada Age: 48 Independent Director Director Since: January 3, 2018

Mr. Kernaghan holds a Master of Science Degree from the University of Toronto. He is Senior Investment Advisor of Kernaghan & Partners Ltd., a brokerage firm. He is also President of Principia Research Inc., a research and investment company, and of Kernwood Ltd.(10), an investment holding company. Mr. Kernaghan also sits on the Board of Directors of Waterloo Brewing Company, Boralex Inc., Exco Technologies Ltd., and Black Diamond Group Limited

Ownership
	Shares:	3,002,167 (1)(10)
	Deferred Share Units:	87,078 (2)

Board / Standing Committee Membership in 2019 (3)	Attendance	Attendance (Total)
Board	16/21	21/26 (81%)
Human Resources, Governance & Compensation Committee	2/2
Operations and Reserves Committee	3/3

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STEPHEN E. LOUKAS Rye, New York, USA Age: 42 Director, Interim President & CEO Director Since: May 11, 2018

Mr. Loukas is partner, managing member, and portfolio manager at FrontFour Capital Group LLC, a value-based investment management firm. Mr. Loukas was appointed Interim President and Chief Executive Officer of Obsidian Energy on December 5, 2019. Previously, Mr. Loukas held roles including Director at Credit Suisse Securities where he was a Portfolio Manager and Head of Investment Research of the Multi-Product Event Proprietary Trading Group, and at Pirate Capital where he was a senior investment analyst. Mr. Loukas has also worked within the Corporate Finance & Distribution Group of Scotia Capital where he focused on the structuring and syndication of leveraged loans and high yield debt. Mr. Loukas started his career at restructuring firm Zolfo Cooper where he assisted corporate clients in the development and implementation of operational and financial restructuring plans. Mr. Loukas has previously served as a director of Xinergy Ltd. Mr. Loukas received a B.A. in Finance and Accounting from New York University.

Ownership
	Shares:	3,930,945 (1)(11)
	Deferred Share Units:	92,545 (2)

Board / Standing Committee Membership in 2019 (3)	Attendance	Attendance (Total)
Board (8)	21/21	29/29 (100%)
Audit Committee (9)	5/5
Commercial Committee (4)	3/3

GORDON RITCHIE Calgary, Alberta, Canada Age: 67 Independent Chair of the Board Director Since: December 1, 2017

Mr. Ritchie retired in 2016, following a career spanning over 37 years with RBC Capital Markets LLC. From 2005 through 2016, Mr. Ritchie served as Vice Chairman, with primary responsibility for many of RBC’s top energy clients. During this period Mr. Ritchie led teams completing many of the largest energy M&A and financing transactions in Canada, aggregating in excess of $200 billion. From 2000 through 2005, he served as Managing Director and Head of the Global E&P Energy Group. Before that, Mr. Ritchie spent six years in New York where he served as President and Chief Executive Officer of RBC’s U.S. Broker/Dealer Operations (1993 to 1999); was Managing Director of RBC’s International Corporate Finance Group based in London, England (1989 to 1993); was Vice President, Corporate Finance in Calgary (1984 to 1988); and Energy Research Analyst (1979 to 1983). Throughout his career Mr. Ritchie gained extensive experience in research and investment banking in Europe, the United States and Canada. Mr. Ritchie holds an MBA from the University of Western Ontario and a Bachelor of Arts (Economics) from the University of Alberta.

Ownership
	Shares:	22,071 (1)
	Deferred Share Units:	117,313 (2)

Board / Standing Committee Membership in 2019 (3)	Attendance	Attendance (Total)
Board	21/21	22/22 (100%)
Commercial Committee (4)	1/1

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Notes to Biographical and Other Information for Director Nominees:

(1)

Reflects the number of Shares beneficially owned or controlled or directed, directly or indirectly, by each nominee as at June 15, 2020, and based on information reported on SEDI. In the case of Mr. Loukas, it does not include any Shares that may have been acquired by him, directly or indirectly, under the Savings Plan since December 31, 2019.

(2)	Reflects the number of DSUs held by each nominee as at December 31, 2019.
(3)	Reflects memberships on standing committees of the Board in 2019.
(4)

The Commercial Committee was originally created on September 27, 2018 and was dissolved on June 4, 2019 with the members being Mr. Brydson as Chair, Mr. Friley and Mr. Loukas. Mr. Ritchie had been the Chair of the Commercial Committee but with his appointment as Chair of the Board on February 20, 2019, Mr. Ritchie ceased to be a member and Mr. Brydson became the Chair in February 2019 until it dissolved on June 4, 2019. Effective December 5, 2019, the Commercial Committee was reinstated consisting of Mr. Faust as Chair, Mr. Ritchie and Mr. Loukas.

(5)

Mr. Faust, from March 18, 2019 through to December 4, 2019, was not a member of any standing committee of the Board as he was the Interim President and CEO; however, he attended committee meetings (excluding “in-camera” sessions of such meetings).

(6)	As a Management Director, Mr. Faust was not eligible to participate in the DSU Plan from March 18, 2019 until he stepped down as Interim President and CEO on December 4, 2019.
(7)

Ms. Cormier Jackson became the Chair of the HRG&C effective March 7, 2018 together with Messrs. Friley, Ritchie and Kernaghan as the other members. Mr. Ritchie ceased to be a member of the HRG&C committee on February 21, 2019.

(8)

Mr. Loukas, effective December 5, 2019, is not a member of any standing committee of the Board other than the Commercial Committee; however, he attends committee meetings (excluding “in-camera” sessions of such meetings). After his appointment to Interim President and CEO, his committee meeting attendance was not recorded, as he was not a member of the committees.

(9)

Mr. Loukas became a member of the Audit Committee effective May 12, 2018 and upon his appointment as Interim President and CEO on December 5, 2019, ceased to be a member of the committee. Mr. Faust became the Chair of the Commercial Committee effective December 5, 2019 after he ceased being the Interim President and CEO.

(10)

Mr. Kernaghan joined the Board in January 2018 through being nominated by one of our largest shareholders, Kernwood Ltd. Please see SEDI for all the Kernwood Ltd. affiliate holdings in the Corporation.

(11)

Mr. Loukas’ joined the Board at the May 2018 AGM through being nominated by one of our largest shareholders, FrontFour Capital Group LLC. Please see SEDI for all the FrontFour Capital Group LLC affiliate holdings in the Corporation.

STANDING COMMITTEE COMPOSITIONS

The following table identifies the Board’s standing committees and their members as at June 15, 2020.

Director	Audit Committee	Human Resources, Governance and Compensation Committee	Operations and Reserves Committee	Commercial Committee
John Brydson	X		X
Raymond D. Crossley	Chair	X
Michael Faust (1)			X	Chair
William A. Friley		X	Chair
Maureen Cormier Jackson	X	Chair
Edward H. Kernaghan		X	X
Stephen Loukas				X
Gordon Ritchie (2)				X

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Notes:

(1)

Mr. Loukas is not a member of any standing committee of the Board other than the Commercial Committee; however, he attends committee meetings (excluding “in-camera” sessions of such meetings). His committee meeting attendance is not recorded, as he is not a member of the committees.

(2)

Mr. Ritchie is an ex officio member of all the Committees pursuant to being appointed the Chair on February 20, 2019 and attended all 2019 Committee meetings thereafter. On December 5, 2019, Mr. Ritchie joined the Commercial Committee.

DIRECTOR INDEPENDENCE

The Board is responsible for determining whether or not each director and director nominee is independent. In making this determination, the Board applies the definition of “independence” as set forth in National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”). In applying this definition and these standards, the Board considers all relationships of the director and director nominees with Obsidian Energy, including business, family and other relationships. The Board also determines whether each member of Obsidian Energy’s Audit Committee is independent pursuant to the requirements of National Instrument 52-110 Audit Committees.

The Board has determined that Mr. Loukas is not independent, as he is the Interim President and Chief Executive Officer of Obsidian Energy. The Board has determined that all other directors and director nominees are independent under the standards of NI 58-101. In addition, all members of the Board’s committees have been determined to be independent. All Audit Committee members have been determined to be independent in accordance with National Instrument 52-110 Audit Committees, and pursuant to the Audit Committee mandate.

The following table reflects the determinations made by the Board with respect to the independence of each existing director and each director nominee.

Director	Management	Independent	Not Independent	Reason for Non-Independence
John Brydson		X
Raymond D. Crossley		X
Michael J. Faust		X
William A. Friley		X
Maureen Cormier Jackson		X
Edward H. Kernaghan		X
Stephen E. Loukas	X		X	Interim President and CEO
Gordon Ritchie		X

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DIRECTOR ATTENDANCE RECORD

The attendance record of each individual who served as a member of the Board in 2019 for all Board meetings and meetings of standing committees of the Board held in 2019 is set forth below.

Director	Board	Audit Committee	Commercial Committee (1)	Human Resources, Governance & Compensation Committee	Operations and Reserves Committee	Total
John Brydson	21	4	2		2	29
Raymond Crossley	20	5			3	28
Michael Faust (2)	18				1	19
William Friley	18		3	2	3	26
David L. French (3)	3					3
Maureen Cormier Jackson	20	5		2		27
Edward H. Kernaghan	16			2	3	21
Stephen E. Loukas (4)	21	5	3			29
Gordon Ritchie (5)	21		1			22
Jay Thornton (6)	1					1

Totals	159	19	9	6	12	205

Notes:

(1)	The Commercial Committee was reinstated effective December 5, 2019 with Mr. Faust as Chair and Mr. Ritchie and Mr. Loukas as members.
(2)	Mr. Faust’s committee meeting attendance was not recorded from March 18, 2019 through December 4, 2019 as he was not a member of any of the committees while he was the Interim President and CEO.
(3)	Mr. French stepped down as a Director, President and CEO on March 18, 2019.
(4)

Mr. Loukas became Interim President and CEO on December 5, 2019 and his committee meeting attendance was not recorded from that time on as he was not a member of any of the committees (other than the Commercial Committee).

(5)	Mr. Ritchie is an ex officio member of all the Committees pursuant to being appointed the Chair on February 20, 2019 and attended all 2019 Committee meetings thereafter.
(6)	Mr. Thornton retired from the Board effective February 19, 2019.

BOARD AND COMMITTEE MEETINGS

The numbers of meetings held by the Board and each of the standing committees of the Board in 2019, and the overall attendance at such meetings by all serving directors at the times of such meetings in 2019, is summarized below.

Board/Committee	Total Meetings	Overall Attendance
Board	21	92%
Audit Committee	5	95%
Commercial Committee	3	100%
Human Resources, Governance & Compensation Committee	2	100%
Operations and Reserves Committee	3	100%

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OTHER PUBLIC COMPANY BOARD MEMBERSHIPS

The table below sets forth the other reporting issuers for which Obsidian Energy directors and director nominees serve as directors and the stock exchanges on which such issuers are listed.

Director	Reporting Issuer	Stock Exchange
John Brydson	None	—
Raymond D. Crossley	Stuart Olson Ltd.	TSX
Michael J. Faust	SAExploration Holdings, Inc.	NASDAQ
William A. Friley	None	—
Maureen Cormier Jackson	Enerflex Ltd.	TSX
Edward H. Kernaghan	Waterloo Brewing Company	TSX
	Boralex Inc.	TSX
	Exco Technologies Ltd.	TSX
	Black Diamond Group Limited	TSX
Stephen E. Loukas	None	—
Gordon Ritchie	Pipestone Energy Corp	TSX

The Strategic Interlocking Board Memberships

As at June 15, 2020, none of the director nominees serve together as directors on the boards of other reporting issuers.

DIRECTORS’ TERM AND RETIREMENT POLICY

The nominees for election as directors of Obsidian Energy, if elected, will serve until the close of the next annual meeting of Shareholders or until their successors are duly elected or appointed. In addition, Obsidian Energy’s director retirement policy requires that each Non-Management Director, upon reaching the age of 70 (and annually thereafter), must offer their resignation as a director, following which the Board, after receiving the recommendation of the HRG&C Committee, shall determine whether to accept such resignation. None of the nominees for election as directors of Obsidian Energy are older than 70 years of age.

REMUNERATION OF DIRECTORS

OVERVIEW OF DIRECTOR REMUNERATION PROGRAM

The Board, through the HRG&C Committee, is responsible for developing and implementing the directors’ compensation program. The main objectives of the directors’ compensation program are to:

(a)	attract and retain highly qualified individuals as members of the Board;

(b)	compensate the directors in a manner that is competitive with other comparable public issuers and commensurate with the risks and responsibilities assumed in Board and Board committee membership; and

(c)	align the interests of the directors with the interests of Shareholders.

Unlike compensation for Obsidian Energy’s executive officers, the remuneration plan for Non- Management Directors is not designed to pay for performance. Rather, Non-Management Directors receive cash retainers and meeting fees for their services in order to help ensure unbiased decision- making. Share ownership, required through ownership guidelines, serves to align the directors’ interests with the interests of the Shareholders. Consistent with this philosophy, Non-Management Directors are not currently eligible to receive Options under the Stock Option Plan (which is currently suspended) or RSUs or PSUs under the Award Plan, and do not

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participate in Obsidian Energy’s Employee Retirement/Savings Plan. In addition, Non-Management Directors participate in the DSU Plan pursuant to which they receive a portion of their compensation in the form of DSUs, which are not redeemable until after a Non-Management Director has retired from the Board. When redeemed, each DSU entitles the holder to a payment equal to the then current cash equivalent of the market price per Share, as calculated in accordance with the DSU Plan, thereby forming an additional alignment between directors’ interests and remuneration and the interests of Shareholders and Shareholder returns. Management Directors (i.e. Mr. Faust, for his time as the Interim President and CEO, and now Mr. Loukas) are not eligible to participate in the DSU Plan. If the Option Plan Amendment Resolution and the Unallocated Option Resolution are approved at the Meeting, the Board intends to resume using Option grants as a component of compensation for key personnel, including Non-Management Directors, provided that the total number of Options granted to Non-Management Directors will never exceed 1.0% of the outstanding Shares and the value of Options granted to any single Non-Management Director during a calendar year will not exceed $100,000. The Board believes that granting Options to Non-Management Directors within these limited parameters would create further alignment between directors’ interests and remuneration and the interests of Shareholders and Shareholder returns. See “Matters to be Acted Upon at the Meeting – Approval of Amendments to Stock Option Plan and Unallocated Options”.

On May 6, 2020, the Corporation announced that in connection with the COVID-19 pandemic and other material macro events impacting the Company, each member of the Board of Directors elected to take a temporary 10% pay cut in his or her annual retainer fees. For further details regarding the compensation, see below the “Summary of the Non-Management Director Remuneration Program”.

Summary of the Non-Management Director Remuneration Program

The following table summarizes the fee structure for Non-Management Directors of Obsidian Energy as at June 15, 2020.

Annual Retainer for the Board Chair	$150,000	(1)
Annual Retainer for each Board member other than the Board Chair	$100,000	(1)
Annual Retainer for Audit Committee Chair	$15,000
Annual Retainer for each of the Chairs of the HRG&C Committee, Commercial Committee and Operations and Reserves Committee	$7,500
Board, Strategy Session and Committee Meeting and Attendance Fee (per meeting or event attended)	$1,500	(2)
Travel Expenses (per instance) (3)	Applicable Cost

Notes:

(1)

In 2019, the DSU Plan provided that 50% of the Participants Annual Fixed Remuneration (as defined in the DSU Plan) was required to be received in the form of DSUs. See “Remuneration of Directors – Deferred Share Unit Plan – DSU Grants”.

(2)	In June 2019, the Board determined that meeting fees per quarter, separate from the quarterly meetings, would be capped at a maximum of $6,000 per quarter until further notice.
(3)	Repayment to non-employee directors for reasonable travel expenses incurred for attendance at a meeting of the Board, a Committee or a meeting of the Shareholders.
(4)

In addition to the fees described in the table above, Non-Management Directors also received reimbursement for out-of-pocket expenses in carrying out their duties as a director and were eligible to participate in the health and wellness benefits programs generally available to employees of Obsidian Energy.

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Management Director Compensation

Management Directors (currently being Mr. Loukas) do not receive any retainers, fees or other remuneration in their capacities as directors of Obsidian Energy. For information on the compensation received by Mr. French, Mr. Faust and now Mr. Loukas in 2019 in their capacity as President and Chief Executive Officer of Obsidian Energy, see “Compensation Discussion & Analysis – Executive Compensation Data”.

Procedure for Review of Director Compensation Program

The HRG&C Committee performs an annual review of Obsidian Energy’s director remuneration program to ensure that such program continues to achieve the objectives listed above, as well as to assess the continued appropriateness of such objectives. The HRG&C Committee formulates and makes recommendations to the Board regarding the form and amount of remuneration for directors, and the Board establishes the form and amount of compensation for directors based on these recommendations.

DEFERRED SHARE UNIT PLAN

Under the DSU Plan, DSUs are granted by Obsidian Energy to Non-Management Directors, providing rights to receive, on a deferred payment basis, a cash payment based on the volume weighted average trading price of the Shares on the TSX for the five trading days immediately preceding the date of payment. Management Directors (i.e. Mr. French, Mr. Faust (while in the capacity as Interim President and CEO) and now Mr. Loukas) are not eligible to participate in the DSU Plan.

A director’s remuneration that is required and/or elected to be received in the form of DSUs is referred to as “Deferred Remuneration”. Obsidian Energy credits DSUs in respect of Deferred Remuneration to a director’s account on the date that the director’s Deferred Remuneration would otherwise be payable. The number of DSUs to be credited is determined by dividing the amount of the Deferred Remuneration by the volume weighted average trading price of the Shares on the TSX for the five trading days immediately preceding the date the DSUs are credited. DSUs are issued in lieu of cash payments to the director on the grant date.

Purpose of the DSU Plan: The purpose of the DSU Plan is to: (i) promote a greater alignment of interests between Non-Management Directors of Obsidian Energy and the Shareholders by providing a means to accumulate a meaningful financial interest in Obsidian Energy that is commensurate with the responsibility, commitment and risk of Non-Management Directors; (ii) provide a compensation plan that is competitive and rewards long-term success of Obsidian Energy as measured in Total Shareholder

Returns for Obsidian Energy; and (iii) assist Obsidian Energy’s ability to attract and retain qualified individuals with the experience and ability to serve as Non-Management Directors.

DSU Grants: In 2019, the DSU Plan provided that:

(a)	each Non-Management Director is required to receive a minimum of 50% of their annual Board retainer in the form of DSUs; and

(b)	subject to the minimum described above, any director can elect to receive up to 100% of their remuneration in the form of DSUs.

For information regarding the Share ownership requirements for directors, see “Remuneration of Directors - Director Equity Ownership Requirements”.

Treatment of Dividends: When dividends are paid on Shares, additional DSUs are credited to a director’s account as of the dividend payment date, based on the aggregate dollar amount of the dividends notionally

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payable in respect of such number of Shares as is equal to the number of DSUs credited to the director’s account on the dividend payment date, divided by the volume weighted average trading price of the Shares on the TSX for the five trading days immediately preceding the dividend payment date.

Vesting: DSUs vest immediately upon being credited to a director’s account.

Maturity Date for DSUs: A director is not entitled to receive payment of any amount for DSUs credited to his or her account until following that director’s retirement from all positions with Obsidian Energy, or where a director has (except as a result of death) otherwise ceased to hold any positions with Obsidian Energy. Upon a director retiring or ceasing to hold any position with Obsidian Energy, all DSUs credited to the director’s account will be redeemed by Obsidian Energy as of the maturity date, being December

1st of the calendar year immediately following the year in which the retirement or cessation occurred or such earlier date following the retirement or cessation as elected by the director by notice to Obsidian Energy (either such date, the “Maturity Date”). Special rules apply with respect to determination of the maturity date for directors who are United States taxpayers or where the U.S. Internal Revenue Code of

1986, as amended, otherwise applies.

Payment on Maturity: A director is not entitled to receive any amount prior to his or her Maturity Date (as described above). Within ten calendar days following the Maturity Date, Obsidian Energy will make a lump sum cash payment, net of any applicable withholdings, to the director equal to the number of DSUs credited to the director’s account as of the date of retirement or cessation, multiplied by the volume weighted average trading price of the Shares on the TSX for the five trading days immediately preceding the Maturity Date.

Payment on Death: If a director dies while in office or after ceasing to hold all positions with Obsidian Energy but before the Maturity Date, Obsidian Energy will, within 90 days of the date of death, make a lump sum cash payment to the director’s legal representative in an amount equal to the number of DSUs credited to the director’s account as of the date of death multiplied by the volume weighted average trading price of the Shares on the TSX for the five trading days immediately preceding the date of death.

Administration of the DSU Plan: Subject to the Human Resources, Governance & Compensation Committee reporting to the Board on all matters relating to the DSU Plan and obtaining approval of the Board for those matters required by the Human Resources, Governance & Compensation Committee’s mandate, the DSU Plan is administered by the Human Resources, Governance & Compensation Committee.

DIRECTOR EQUITY OWNERSHIP REQUIREMENTS

Obsidian Energy’s director and executive equity ownership policy (the “Equity Ownership Policy”), which was amended most recently by the Board on March 6, 2018, provides that: (a) each Non-Management Director, other than the Board Chair, is required to meet and maintain ownership of a minimum value of Shares representing at least three times the Non-Management Director’s total annual retainer within a period expiring at the later of March 6, 2021 and five years from the date they join the Board; and (b) the Board Chair is required to meet and maintain ownership of a minimum value of Shares representing at least three times the Board Chair’s total annual retainer within a period expiring five years from the date of appointment as Board Chair (which was

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February 20, 2019 for Mr. Ritchie). The table below summarizes the minimum Share ownership requirements applicable to Non-Management Directors.

Category of Non-Management Director	Share Ownership Required
Board Chair	Number of Shares having the value of 3 times annual retainer of the Board Chair
Director (other than Board Chair)	Number of Shares having the value of 3 times annual retainer of the Director (other than the Board Chair)

In calculating ownership status, all Shares owned, directly or indirectly, by the director, as reported on SEDI, are included. In addition, any DSUs held by the director, are included in the calculation of Shareholdings, as reported on SEDI.

As at June 15, 2020, each director either: (a) holds, indirectly or directly; or (b) remains within the applicable period to accumulate; the requisite number of Shares as required under the Equity Ownership Policy. For more information regarding the Directors’ equity holdings, see the table under “Director Equity Ownership” below. For information regarding the minimum equity ownership requirements for Obsidian Energy’s executives, see “Compensation Discussion & Analysis – Executive Equity Ownership Requirements”.

Director Equity Ownership

The following table summarizes the Shares beneficially owned or controlled or directed, directly or indirectly, by each Non-Management Director of Obsidian Energy and investment-at-risk statistics for each Non-Management Director of Obsidian Energy as at June 15, 2020.

Director	Shares (#) (1)	DSUs (#) (2)	Total Equity (#) (3)	Value at Risk as multiple of Annual Board retainer (4) (#)	Complies with Director Equity Ownership Requirement (5)
John Brydson	407,571	139,169	546,740	82.7	Yes
Raymond Crossley	2,714	116,800	119,514	4.3	Yes
Michael Faust (7)	90,419	22,136	112,555	2.7	Yes	(6)
William Friley	14,378	104,141	118,519	5.2	Yes
Maureen Cormier Jackson	19,286	110,729	130,015	5.8	Yes
Edward H. Kernaghan (8)	3,002,168	87,078	3,089,246	356.4	Yes
Stephen Loukas (9)	3,930,945	92,545	4,023,490	365.3	Yes
Gordon Ritchie	22,071	117,313	139,384	3.3	Yes
Average value at risk as multiple of annual retainer:				103.2
Total value at risk as multiple of total annual retainers:				97.3

Notes:

(1)	Reflects the total number of Shares beneficially owned, controlled or directed, indirectly or directly, by each Non-Management Director as at June 15, 2020, based on information reported on SEDI.
(2)	Reflects the total number of DSUs held by each director as at December 31, 2019.
(3)	Reflects the sum of the number in the ‘Shares’ column plus the number in the ‘DSUs’ column.
(4)	“Value at Risk” is the approximate total amount paid for the Shares and DSUs reflected in the ‘Total Equity’ column.

Note that all shares acquired in US funds have been converted to CDN using the posted exchange rate on the date of transaction for the applicable person. “Value at Risk as multiple of Annual Board retainer” reflects

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the “Value at Risk” for the director divided by: (a) in the case of the Chair of the Board, the Chair’s annual retainer of $150,000; and (b) in the case of all other directors, the Annual Board member retainer of $100,000.

(5)

As at June 15, 2020, the minimum equity ownership requirement was the number of Shares having the value of 3 times annual retainer of the Non-Management Directors other than the Board Chair and for the Board Chair, the number of Shares having a dollar value equal to three times the Board Chair’s annual retainer. See “Remuneration of Directors – Director Equity Ownership Requirements” for more information regarding these requirements. Mr. Loukas has been included in this number notwithstanding he is now the Interim President and CEO given the interim nature of the role.

(6)	In accordance with the Equity Ownership Policy, this director has until the later of March 6, 2021 and five years from their appointment date, as applicable, to achieve the requirement.
(7)

Not included in the calculation for Mr. Faust’s director equity ownership is the value of 69,843 RSUs that vested in 2019 upon Mr. Faust’s departure as Interim President and Chief Executive Officer, which have not been paid out pursuant to securities laws in connection with the ongoing strategic alternative process blackout. The value of these RSUs will be calculated based on the volume weighted average trading price of Shares on the TSX for the five days preceding the payout date, when appropriate.

(8)

Mr. Kernaghan joined the Board in January 2018 through being nominated by one of our largest shareholders, Kernwood Ltd. Please see SEDI for all the Kernwood Ltd. affiliate holdings in the Corporation.

(9)

Notwithstanding the fact that Mr. Loukas is technically not a Non-Management Director, given the interim nature of his role as Interim President and CEO, his total equity has been provided to provide greater clarity on his current holdings. Mr. Loukas’ joined the Board at the 2018 AGM in May 2018 through being nominated by one of our largest shareholders, FrontFour Capital Group LLC. Please see SEDI for all the FrontFour Capital Group LLC affiliate holdings in the Corporation.

DIRECTOR REMUNERATION DATA

Director Compensation Table

The following table and related notes disclose all amounts and forms of compensation provided to the individuals who served as Non-Management Directors of Obsidian Energy in 2019.

Name	Fees earned ($) (1)	Share-based awards (2) ($)	Option-based awards (3) ($)	Non-equity incentive plan compensation (4) ($)	Pension value (5) ($)	All other compensation (6) ($)	Total ($)
John Brydson	0	144,150	N/A	N/A	N/A	Nil	144,150
Raymond Crossley	0	154,000	N/A	N/A	N/A	Nil	154,000
Michael Faust (7)	0	59,609	N/A	N/A	N/A	Nil	59,609
William Friley	0	146,502	N/A	N/A	N/A	Nil	146,502
Maureen Cormier Jackson	0	145,000	N/A	N/A	N/A	Nil	145,000
Edward Kernaghan	0	129,998	N/A	N/A	N/A	Nil	129,998
Stephen Loukas (8)	0	142,000	N/A	N/A	N/A	Nil	142,000
Gordon Ritchie	0	167,992	N/A	N/A	N/A	Nil	167,992
Jay Thornton	0	66,250	N/A	N/A	N/A	Nil	66,250

Total	0	1,155,505					1,155,505

Notes:

(1)	Represents the cash directors’ fees paid to the Non-Management Directors in 2019 which was $0 during 2019 as the Directors opted to take 100% DSUs.

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(2)

Represents the grant date fair value of the DSUs issued to the Non-Management Directors in 2019 in lieu of cash directors’ fees otherwise payable to the directors, such grant date fair value being equivalent to the amount of the cash directors’ fees the DSUs were issued in lieu of.

(3)	Obsidian Energy did not grant in 2019, and has not granted since 2007, “option-based awards” to Non-Management Directors.
(4)	No amounts were earned by or paid to the directors in 2019 that were related to awards under non-equity incentive plans.
(5)	Obsidian Energy does not have a defined benefit plan, a defined contribution plan or any other type of plan in place that provides for the payment of pension plan benefits to directors.
(6)

Includes all other compensation paid, payable, awarded, granted, given, or otherwise provided, directly or indirectly, by Obsidian Energy or a subsidiary of Obsidian Energy, to a director in any capacity, under any other arrangement (if any), including all plan and non-plan compensation, direct and indirect pay, remuneration, economic or financial award, reward, benefit, gift or perquisite paid, payable, awarded, granted, given, or otherwise provided to the director for services provided, directly or indirectly, to Obsidian Energy or a subsidiary of Obsidian Energy.

(7)	Mr. Faust was Interim President and CEO from March 18, 2019 to December 4, 2019 and did not receive DSU during that time.
(8)	Mr. Loukas is the Interim President and CEO from December 5, 2019 to the present date and does not receive DSUs in that role.

Outstanding Share-Based Awards and Option-Based Awards

Applicable Canadian securities legislation defines a “share-based award” as an award under an equity incentive plan of equity-based instruments that do not have option-like features, including, for greater certainty, common shares, restricted shares, restricted share units, deferred share units, phantom shares, phantom share units, common share equivalent units and stock. As of January 1, 2011, Obsidian Energy adopted the DSU Plan, which allows for the grant of DSUs to Non-Management Directors of Obsidian Energy. DSUs fall within the definition of “share-based award”. For more information regarding the DSU Plan, see “Remuneration of Directors – Deferred Share Unit Plan”. Applicable Canadian securities legislation defines an “option-based award” as an award under an equity incentive plan of options, including, for greater certainty, share options, share appreciation rights and similar instruments that have option-like features. Obsidian Energy has not granted any “option-based awards” to its Non-Management Directors since 2007 and the Stock Option Plan is currently suspended. However, if the Option Plan Amendment Resolution and the Unallocated Option Resolution are approved at the Meeting, the Board intends to resume using Option grants as a component of compensation for key personnel, including Non-Management Directors, subject to certain limitations. See “Matters to be Acted Upon at the Meeting – Approval of Amendments to Stock Option Plan and Unallocated Options”.

The following table sets forth information regarding all share-based awards and option-based awards outstanding as at December 31, 2019 that were held by each individual who was serving as a Non-Management Director on such date.

	Option-based Awards				Share-based Awards
Name	Number of Shares underlying unexercised Options (#) (1)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money Options ($)	Number of share-based awards that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share- based awards not paid out or distributed ($) (2)
John Brydson	N/A	N/A	N/A	N/A	Nil	N/A	129,427
Raymond Crossley	N/A	N/A	N/A	N/A	Nil	N/A	108,624

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	Option-based Awards				Share-based Awards
Name	Number of Shares underlying unexercised Options (#) (1)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money Options ($)	Number of share-based awards that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share- based awards not paid out or distributed ($) (2)
Michael Faust	N/A	N/A	N/A	N/A	Nil	N/A	20,586
William Friley	N/A	N/A	N/A	N/A	Nil	N/A	96,851
Maureen Cormier Jackson	N/A	N/A	N/A	N/A	Nil	N/A	102,978
Edward Kernaghan	N/A	N/A	N/A	N/A	Nil	N/A	80,983
Stephen Loukas	N/A	N/A	N/A	N/A	Nil	N/A	86,067
Gordon Ritchie	N/A	N/A	N/A	N/A	Nil	N/A	109,101
Jay Thornton	N/A	N/A	N/A	N/A	Nil	N/A	53,186

Notes:

(1)	There were no Non-Management Directors who held “option-based awards” at December 31, 2019.
(2)

These figures represent the estimated aggregate value of outstanding DSUs held by the Non-Management Directors (all of which DSUs immediately vested upon issuance) as at December 31, 2019, calculated based on the closing price of the Shares on the TSX on December 31, 2019 of $0.93. DSUs vest immediately upon being credited to a director’s account; however, DSUs are not settled or paid-out until either the departing Director chooses to cash in the DSU after their departure from the Board or ultimately on December 1 of the calendar year immediately following the year in which a Non-Management Director ceases to be a director of Obsidian Energy (the “Maturity Date”), with the amount of such payment being equal to the number of DSUs held multiplied by the volume weighted average trading price of the Shares on the TSX for the five trading days immediately preceding the Maturity Date.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table and related notes set forth the value of the DSUs that vested in 2019 under the DSU Plan that were held by each individual who served as a Non-Management Director in 2019. For details regarding the DSU Plan, see “Remuneration of Directors – Deferred Share Unit Plan”. Obsidian Energy did not grant any “option-based awards” or “non-equity incentive plan” compensation to its Non-Management Directors in 2019.

Name	Option-based awards – Value vested during the year ($) (1)	Share-based awards – Value vested during the year ($) (2)	Non-equity incentive plan compensation – Value earned during the year ($) (3)
John Brydson	N/A	144,151	N/A
Raymond Crossley	N/A	154,000	N/A
Michael Faust	N/A	59,611	N/A
William Friley	N/A	146,500	N/A
Maureen Cormier Jackson	N/A	145,000	N/A
Edward Kernaghan	N/A	130,000	N/A
Stephen Loukas	N/A	142,000	N/A
Gordon Ritchie	N/A	167,993	N/A
Jay Thornton	N/A	66,250	N/A

Notes:

(1)	No Non-Management Director held any option-based awards in 2019.

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(2)

Represents the value of DSUs that vested in 2019. DSUs vest immediately upon being credited to a director’s account; however, DSUs are not settled or paid-out until the Maturity Date, with the amount of such payment being equal to the number of DSUs held multiplied by the volume weighted average trading price of the Shares on the TSX for the five trading days immediately preceding the Maturity Date. Further note that these values will not be equivalent to the grant date fair value of DSUs in the “Director Remuneration Data – Director Compensation Table” as vesting of DSUs occurs upon deposit and is therefore subsequent to the earning period, and dividends have accumulated since vesting.

(3)	Obsidian Energy did not in 2019, and does not as at June 15, 2020, have any non-equity incentive plans in which Non-Management Directors are eligible to participate.

OTHER BOARD INFORMATION

BOARD AND DIRECTOR PERFORMANCE ASSESSMENT

The HRG&C Committee annually assesses the performance of the entire Board and each of the directors. To assist in this process, each year the HRG&C Committee makes use of one or more of the following, which are reviewed and, if necessary, revised, on an annual basis:

(i)	one on one Board performance discussions with the Chair of the HRG&C and/or Board,

(ii)	annual Board performance assessment survey,

(iii)	individual director peer feedback surveys, and

(iv)	individual director self-assessment skills/expertise matrix.

When completing the self-assessment skills/expertise matrix, each director is asked to indicate their self-assessment of expertise in the skill/expertise categories using the scale reflected below:

Category of Skill/Expertise	Self-Assessment Scale

1.  Oil and Gas Experience (technical oil and gas expertise, with particular focus on exploration and production)

2.  Capital Markets (particularly global debt and equity markets)

3.  Financial acumen or financial expert (including financial accounting and reporting, internal financial controls and taxation)

4.  Commodities Marketing

5.  Risk Management

6.  Compensation and Human Resources

7.  Health, Safety and Environmental

8.  Public Sector Experience (including government, regulatory organizations or non-governmental organizations)

9.  Public/Community Relations

10.  CEO / Senior Officer Experience with significant public or private company

1- Basic Knowledge/Experience 3 - Moderate Knowledge/Experience 5 - Advanced Knowledge/Experience
11. Corporate Governance
12. Legal

Typically, every member of the Board completes either a Board performance assessment survey or the individual director peer feedback survey along with the individual director self-assessment skill/expertise matrix,

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alternating on an annual basis. This alternating approach allows directors to provide feedback regarding the effectiveness and performance of the Board one year, and discuss the respective contributions and performance of each Non-Management Director based on a number of factors and characteristics the next year. However, in connection with the review conducted for 2019, the Board opted to only conduct one on one Board performance discussions with the Chair of the HRG&C and the results of the discussions were then reported back to the Board and utilized by the HRG&C not only to identify areas for improvement in the performance of the Board and individual directors, but also as one of the factors considered when identifying and evaluating new Board nominees.

DIRECTOR ORIENTATION AND EDUCATION

Director Orientation Program

The Board provides new directors with director orientation materials consisting of various background documents of Obsidian Energy, and also provides access to all material corporate records, prior Board materials and the Board’s manual. Obsidian Energy’s director orientation program also includes a one-day session of management presentations and meetings providing specific information on various areas of Obsidian Energy’s business and matters relating to the Board. New directors are also encouraged to attend committee meetings, regardless of membership, as part of their orientation process. The Board’s strategy session also serves as a useful orientation tool.

Director Continuing Education

Obsidian Energy has adopted Governance Guidelines that provide that, among other things, with the approval of the Human Resources, Governance & Compensation Committee or its designee, directors may, at the expense of Obsidian Energy, participate in continuing education programs that are designed to maintain or enhance their skills and abilities as directors or to enhance their knowledge and understanding of Obsidian Energy’s business and operations. In addition to more formal continuing education programs, senior management strives to provide ongoing education and information for the Board, including the following:

(a)	one or more strategic planning, update and/or technical overview sessions per year;

(b)	occasional site visits;

(c)	reports from senior management to the Board providing updates on a variety of matters, including operations, finance and human resources;

(d)	management presentations to the Board regarding a variety of matters; (e) presentations from external consultants; and

(f)	attendance at industry and governance related seminars.

In addition, all directors have a standing invitation to attend all committee meetings, regardless of membership, and are encouraged to attend at least one meeting of each committee per year.

BOARD MEMBERSHIP IN 2019

A total of eight (8) individuals served as directors of Obsidian Energy for the entire 2019 financial year, being Messrs. Brydson, Crossley, Faust, Friley, Kernaghan, Loukas and Ritchie and Ms. Cormier Jackson. In addition, Mr. Thornton served until his retirement on February 19, 2019 and Mr. French served until March 29, 2019 in connection with his departure.

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OTHER DISCLOSURES FOR DIRECTOR NOMINEES

To the knowledge of management of Obsidian Energy, no proposed director of Obsidian Energy (nor any personal holding company of any such persons):

(a)

is, as at the date of this Information Circular, or has been, within ten years before the date of this Information Circular, a director, chief executive officer or chief financial officer of any company (including Obsidian Energy), that:

(i)

was subject to: (A) a cease trade order (including a management cease trade order); (B) an order similar to a cease trade order; or (C) an order that denied the relevant company access to any exemption under securities legislation; in each case that was in effect for a period of more than 30 consecutive days (collectively, an “Order”), that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(ii)

was subject to an Order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer;

except with respect to those Orders described at the end of this section;

(b)

is, as at the date of this Information Circular, or has been, within ten years before the date of this Information Circular, a director or executive officer of any company (including Obsidian Energy) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)

has, within the ten years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

To the knowledge of management of Obsidian Energy, no proposed director (or personal holding company of any proposed director) has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

On July 29, 2014, Obsidian Energy announced that the Audit Committee of the Board was conducting a voluntary, internal review of certain of Obsidian Energy’s accounting practices and that certain of Obsidian Energy’s historical financial statements and related MD&A must be restated, which might result in the release of its second quarter 2014 financial results being delayed (which ultimately proved to be the case). Furthermore, and in conjunction with the announcement, the Corporation advised that its historical financial statements and related audit reports and MD&A should not be relied upon. As a result, the Alberta Securities Commission issued a Management Cease Trade Order on August 5, 2014 (the “ASC MCTO”) against, among others, Mr. Brydson. On September 18, 2014, Obsidian Energy filed restated audited annual financial statements for the years ended December 31, 2013 and 2012, restated unaudited interim financial statements for the three months ended March 31, 2014 and 2013, restated MD&A for the year ended December 31, 2013 and the quarter ended March 31, 2014, and related amended documents. Obsidian Energy also filed its unaudited interim financial statements for the three and six month periods ended June 30, 2014 and 2013 and the related MD&A and management certifications on September 18, 2014. Following such filings, the ASC MCTO was revoked on September 23, 2014.

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COMPENSATION DISCUSSION & ANALYSIS

OBJECTIVE OF EXECUTIVE COMPENSATION DISCLOSURE

The following disclosure is intended to provide insight into our executive compensation as a key aspect of the overall stewardship and governance of Obsidian Energy, and to help investors understand how decisions about executive compensation are made at Obsidian Energy particularly in the context of the Corporation’s long-term strategy.

Shareholders have an opportunity to participate in a non-binding ‘say on pay’ advisory vote with respect to Obsidian Energy’s approach to executive compensation, as disclosed in this Information Circular. This is just one way Obsidian Energy engages its Shareholders and seeks input on its compensation practices. Obsidian Energy regularly engages with and welcomes feedback from Shareholders on this and other matters, and considers this feedback in determining appropriate executive compensation and pay for performance metrics going forward.

IDENTIFICATION OF NAMED EXECUTIVE OFFICERS

Obsidian Energy’s Named Executive Officers (NEOs) are the individuals who served as Obsidian Energy’s Chief Executive Officer, Chief Financial Officer and the Corporation’s two other most highly compensated executive officers in 2019. In addition, the NEOs also include officers who left the Corporation during 2019. The NEOs and the positions held by each of them in 2019 are listed below:

Stephen Loukas	Interim President and Chief Executive Officer
Peter Scott	Senior Vice President and Chief Financial Officer
Aaron Smith	Senior Vice President, Development & Operations
Mark Hawkins	Vice President, Legal, General Counsel & Corporate Secretary

Former Executives:

Michael Faust	Interim President and Chief Executive Officer (until December 4, 2019)
David French	President and Chief Executive Officer (until March 29, 2019)
David Hendry	Chief Financial Officer (until November 15, 2019)
Andrew Sweerts	Vice President, Business Development & Commercial (until November 15, 2019)

APPROACH TO EXECUTIVE COMPENSATION

Obsidian Energy’s executive compensation philosophy is to pay for performance. To that end, Obsidian Energy’s total compensation program for executives is designed toward equity-based compensation, which inherently links a significant portion of each executive’s compensation with Total Shareholder Return. The design also considers individual and organizational performance while striving for market-competitive pay and the ability to attract new and retain existing highly qualified and talented executives. Compensation practices, including the blend of base salary and short- and long- term incentives, are regularly assessed to ensure that they are competitive, reflect appropriate ties to individual, business unit and organizational performance, and support Obsidian Energy’s long-term strategies.

An important element of Obsidian Energy’s compensation philosophy is a belief that employees at more senior levels of the organization have a greater degree of influence on both departmental and overall organizational performance. As a result, Obsidian Energy’s executive officers, including the NEOs, have a greater proportion of their annual incentive awards based on organizational performance and success, while incentive compensation for employees at less senior levels has a more significant weighting on individual performance.

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Executive Compensation Objectives

Obsidian Energy’s total compensation program uses fixed and variable compensation, as well as employee group benefits, based on organizational and individual performance and marketplace peer practices.

The objectives of Obsidian Energy’s total compensation program for its NEOs are as follows:

•	to align executives’ interests with those of Shareholders;

•	to ensure a performance-driven culture by aligning pay with performance by rewarding organizational success and individual contribution;

•	to attract and retain executives with a total compensation package at the median of the market and above market for superior organizational and individual performance; and

•	to manage the proportion of fixed versus variable compensation.

Executive Compensation Overview

The table below describes the elements of Obsidian Energy’s 2019 executive compensation program:

Element	Nature	Description

Base Salary	Fixed	Compensates executives for their level of accountability and skills.

Short-Term Incentive Plan (STIP): Annual Cash Bonus (1)	Variable (“at risk”)

Rewards executives for organizational and individual performance in achieving annual financial and operational objectives.

Awards are determined based on a combination of corporate and individual performance with a payout range of 0% to a maximum payout of 200% of target short-term incentive.

Long-Term Incentive Plan (LTIP): Performance Share Units (PSU) (2) Restricted Share Units (RSU) (3) Stock Options (4)	Variable (“at risk”)

Rewards executives for creating Shareholder value and achieving specific financial and operational results.

Future payout in either cash or Shares between 0% and 200% contingent upon shareholder returns relative to a peer group of companies over the performance period of three years.

Future payments in either cash or Shares based on the value of an Obsidian Energy Share at the time of vesting. Each grant of RSUs vests one-third per year over three years.

Value is realized as the price of Shares exceeds that of the stock option grant price. Awards vest one-quarter per year over four years and expire at five years. The Board of Directors wishes to re-instate the Stock Option Plan and is requesting that Shareholders approve certain amendments to the plan and the unallocated Options issuable pursuant to the plan at the Meeting. See “Matters to be Acted Upon at the Meeting – Approval of Amendments to Stock Option Plan and Unallocated Options”.

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Element	Nature	Description

Benefits and Perquisites: Savings Plan (5) (in lieu of any pension plan)	Fixed

Rewards executives for creating long-term Shareholder value while providing a more risk conscious and affordable alternative to a pension plan for Obsidian Energy. NEOs participate in the Savings Plan on the same terms as all other employees.

NEOs contribute up to 10% of salary which is matched 1x by Obsidian Energy and proceeds are used to purchase Shares or directed to an interest savings account.

Effective May 1, 2020, the 1x match by Obsidian Energy has been suspended for NEOs and all employees until further notice.

Other Benefits/Perquisites	Fixed	Group benefits plan for all employees. Executive health assessments for NEOs and other executives. Paid parking for NEOs and others.

Notes:

(1)	For additional details please refer to “Compensation Discussion & Analysis – Executive Compensation Review Process - Executive Compensation Peer Group and Benchmarking”.
(2)	For a more detailed description of the Award Plan, see “Summaries of Equity Compensation Plans – Restricted and Performance Share Unit Plan”.
(3)	For a more detailed description of the Award Plan, see “Summaries of Equity Compensation Plans – Restricted and Performance Share Unit Plan”.
(4)	For a more detailed description of the Stock Option Plan, see “Summaries of Equity Compensation Plans – Stock Option Plan”.
(5)	For additional details please refer to “Compensation Discussion & Analysis – Approach to Executive Compensation – Description of Executive Compensation Elements – Employee Retirement/Savings Plan”.

We continually look at our approach to executive compensation to ensure it is competitive with our industry peers and aligns the interests of management with those of Shareholders.

EXECUTIVE COMPENSATION PEER GROUP AND BENCHMARKING

Each year, the total compensation for the NEOs is reviewed by the HRG&C Committee and compared to the total compensation for executives holding similar positions with members of a peer group of comparator organizations (the “Executive Compensation Peer Group”). In identifying the Executive Compensation Peer Group each year, emphasis is placed on Canadian-based organizations, specifically those operating within the exploration and production sector of the energy industry and exhibiting comparable size, operations, corporate ownership structure and business complexity, and with whom we compete for executive talent.

Based mainly on the above criteria, a peer group of entities is identified and compensation data regarding the comparator entities is used as a factor in the review and consideration of appropriate levels and composition of compensation for Obsidian Energy’s executives.

Obsidian Energy targets total compensation for executive officers at the median of the Executive Compensation Peer Group and above for those who achieve superior individual performance and assist Obsidian Energy in achieving superior organizational performance. The HRG&C Committee uses data regarding the Executive Compensation Peer Group as a guideline and applies discretion in making compensation recommendations to the Board in conjunction with other considerations, particularly individual and organizational performance.

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Following is the list of entities comprising the Executive Compensation Peer Group selected to assess Obsidian Energy’s 2019 total compensation for executives:

1. Athabasca Oil Corp.	10. Pengrowth Energy Corp.
2. Baytex Energy Corp.	11. Surge Energy Inc.
3. Bellatrix Exploration Ltd.	12. Tamarack Valley Energy Ltd.
4. Bonterra Energy Corp.	13. TORC Oil & Gas Ltd.
5. Cardinal Energy Ltd.	14. Whitecap Resources Inc.
6. Crew Energy Inc.	15. Yangarra Resources Ltd.
7. InPlay Oil Corp.
8. Kelt Exploration Ltd.
9. NuVista Energy Ltd.

In addition to the general considerations identified above, Obsidian Energy applied the following key principles when developing its Executive Compensation Peer Group for 2020:

•	Canadian energy companies;

•	Only exploration and production companies;

•	Operations focused primarily in Western Canada; and

•	Similar size and complexity.

In reviewing the Executive Compensation Peer Group for 2020, the Board determined that two companies were no longer suitable, as one company commenced proceedings under the Companies’ Creditors Arrangement Act, and the other was involved in a corporate transaction and is no longer operating as a separate entity. Accordingly, the two organizations were replaced with a more comparable organization.

2020 Executive Compensation Peer Group

Athabasca Oil Corp.	Companies removed from 2020 Peer Group
Baytex Energy Corp.	Bellatrix Exploration Ltd.
Bonterra Energy Corp.	Pengrowth Energy Corp. Cardinal Energy Ltd.
Crew Energy Inc.
InPlay Oil Corp.
Journey Energy Inc.*
Kelt Exploration Ltd.
NuVista Energy Ltd.
Surge Energy Inc.
Tamarack Valley Energy Ltd.
TORC Oil & Gas Ltd.
Whitecap Resources Inc.
Yangarra Resources Ltd.

*	Companies added to 2020 Executive Compensation Peer Group

EXECUTIVE COMPENSATION DECISIONS FOR 2019

Base Salary Decisions for 2019

Base salaries are reviewed annually by the HRG&C Committee, taking into account:

•	comparative data for similar positions with respect to the Executive Compensation Peer Group;

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•	assessments of individual and corporate performance;

•	the individual’s experience and skills;

•	scope of responsibilities of the particular role;

•	internal equity considerations regarding similar positions within the organization;

•	retention considerations;

•	inflation and other economic factors; and

•	recommendations from the President and CEO. Annual base salaries are recommended by the HRG&C Committee and approved by the Board early in each calendar year.

The HRG&C Committee reviewed the annual total compensation for each of the NEOs, and based on Executive Compensation Peer Group data, market conditions and internal equity, did not recommend an increase in base salary for any of the NEOs other than in connection with the in-year promotions for Mr. Smith and Mr. Hawkins. The Board, including its independent members, approved these recommendations.

The following table reflects the 2019 base salary decisions of the Board with respect to the NEOs. Further information is provided in the “Summary Compensation Table” under “Compensation Discussion & Analysis – Executive Compensation Data”.

Name	2019 Annual Base Salary ($)	% Increase to 2019 Annual Base Salary Compared to 2018 Annual Base Salary
Stephen Loukas (1)	650,000	N/A
Peter Scott (2)	385,000	N/A
Aaron Smith (3)	290,000	11.5%
Mark Hawkins (4)	280,000	12%
Michael Faust (5)	650,000	N/A
David French (6)	400,000	0%
David Hendry (7)	290,000	0%
Andrew Sweerts (7)	280,000	0%

Notes:

(1)

Effective December 5, 2019, Mr. Loukas was appointed to the role of Interim President and Chief Executive Officer. The 2019 Annual Base Salary reflects his annualized salary for the year-ended December 31, 2019. The entirety of Mr. Loukas’s 2019 compensation is limited to his base salary and participating in Obsidian Energy’s market competitive benefits program. See “Breakdown of Executive Benefits and Perquisites in 2019” for additional details.

(2)

Effective December 2, 2019, Mr. Scott was appointed to the role of Senior Vice President and Chief Financial Officer. The 2019 Annual Base Salary reflects his annualized salary for the year-ended December 31, 2019.

(3)

Effective March 7, 2019, Mr. Smith was promoted to the role of Senior Vice President, Development & Operations. The 2019 Annual Base Salary reflects his annualized salary for the year-ended December 31, 2019, and the percentage increase to his 2019 Annual Base Salary is relative to his pre-promotion salary as Vice President, Development.

(4)

Effective November 20, 2019, Mr. Hawkins was promoted to the role of Vice President, Legal, General Counsel and Corporate Secretary. The 2019 Annual Base Salary reflects his annualized salary for the year-ended December 31, 2019, and the percentage increase to his 2019 Annual Base Salary is relative to his pre-promotion salary as General Counsel and Corporate Secretary.

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(5)

Effective December 4, 2019, Mr. Faust completed his appointment as Interim President and Chief Executive Officer with Obsidian Energy. The 2019 Annual Base Salary reflects his annualized salary for the year-ended December 31, 2019.

(6)	Effective March 29, 2019, Mr. French left the employment of Obsidian Energy. The 2019 Annual Base Salary reflects his annualized salary for the year-ended December 31, 2019.
(7)	Effective November 15, 2019, Messrs. Hendry and Sweerts left the employment of Obsidian Energy. The 2019 Annual Base Salary reflects their annualized salaries for the year-ended December 31, 2019.

Effective May 1, 2020, the NEOs’ base salaries were reduced by 20% until further notice in response to the harsh economic and oil price conditions.

Cash Bonus Decisions for 2019

Each year, executive cash bonuses are independently reviewed and recommended by the HRG&C Committee and determined by the independent members of the Board, considering the following factors:

•	annual organizational performance assessment with respect to business goals and objectives and other achievements in the year;

•	Total Shareholder Return for the year, including relative to industry peers;

•	assessment of individual executive performance in the year;

•	market data with respect to anticipated awards by members of the Executive Compensation Peer Group under similar cash bonus plans; and

•	relative performance of Obsidian Energy in prior years and cash bonus awards to Obsidian Energy executives in such years.

The HRG&C Committee and the Board exercise discretion in assessing overall performance to ensure that cash bonus awards are not unduly influenced by an unusual result in any one given area, and to allow for recognition of unanticipated results in areas that might not be reflected by the pre-determined corporate performance measures. Obsidian Energy’s approach to cash bonuses for executives, with its relationship to overall corporate performance, emphasizes a “team” approach to success. Cash bonuses do, however, also reflect a consideration of individual performance.

Obsidian Energy’s annual cash incentive plan rewards NEOs based on actual performance achieved versus the approved annual targets in each of the corporate and individual annual incentive plan components.

None of the three individuals who served as CEO during 2019 received a bonus payment. For the other NEOs, corporate performance at target accounts for 75% of STIP award and individual performance at target accounts for 25% of the STIP award. The maximum annual bonus potential is capped at 200% of the STIP target. The Board, upon the recommendation of the HRG&C Committee, can use discretion to increase or decrease the STIP awards in light of Obsidian Energy’s actual performance for the year and any extenuating circumstances. The Board also has a formal 20% Board discretion component on the Corporation scorecard to take into account overall stewardship of the Corporation and other contributions to Company performance not expressly included in the defined corporate goals.

Measuring Corporate Performance

The HRG&C Committee sets financial and operational goals and measures at the beginning of each year based on business objectives, management’s recommendations and market conditions. Each measure has a weighting and minimum (minimum level of performance required to be eligible for cash bonus), target and maximum (level of performance at which incentive award is capped) achievement levels.

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At the end of the year, the HRG&C Committee assesses actual corporate performance based on performance outcomes and assigns a score for each measure. Based on such assessment, corporate component ranges from 0 to 150% of the STIP target.

Measuring Individual Performance

Individual performance is based on how well each NEO performs in their role and achieves goals set at the beginning of the performance year. The individual component ranges from 0 to 50% of the STIP target based on the assessment of individual performance.

Performance Assessment for 2019

In 2019, Obsidian Energy continued to focus on living within our financial means, cost reductions, and establishing a culture of high performance and continuous improvement. The following table identifies the performance measures the HRG&C Committee and the Board used to evaluate and assess our corporate performance in 2019, and their assessment of how we performed in 2019 relative to these performance measures. The performance measures focus on three key areas – Values, Delivery and Growth. Each focus area includes several key measures relevant to that area. To recognize the overall strong performance and delivery during 2019, the Board awarded its discretionary component, at target value, resulting in an overall corporate performance score of 137%.

Corporate Goals – Year End Results (1)	Weighting	Minimum Target	Target	Maximum Target	Year End Results	Score 0-200% of Weighting	Contribution
Values	20%
Total Recordable Injury Frequency	5%	0.56	0.40	0.24	0.17	10%
Lost Time Injury Frequency	5%	0.16	0.08	0.00	0.00	10%	40%
Pipeline failures per 1,000 kms of pipe	10%	1.26	1.03	0.80	0.69	20%
Delivery	35%
Oil production (bbl/d, annual average)	20%	15,450	16,050	16,650	15,930	16%
Expense budget (2) (Opex + G&A, $/boe)	15%	$16.80	$16.00	$15.20	$15.70	21%	37%
Growth	25%
Development program oil production (bbl/d, annual average)	10%	900	1,100	1,300	1,105	10%
1 P Reserves Replacement	10%	70%	85%	100%	140%	20%	40%
2P Reserves Replacement	5%	90%	100%	110%	139%	10%
Discretionary	20%	0%	20%	40%	20%	20%	20%

Corporate Performance Score							137%

Notes:

(1)	Corporate targets may be adjusted by the Board to give effect to asset acquisitions and divestitures, curtailment or capital adjustments.
(2)	Expense budget is pre-IFRS impact

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2019 Cash Bonus Awards

The table below displays the calculation of the cash bonus awards for the NEOs for 2019 performance as determined by the Board in February 2020.

Name	Base Salary at Dec 31, 2019	Corporate Score	Individual Score	Actual Bonus Award	2019 Cash Bonus Award (% of Actual 2019 Base Salary)
Stephen Loukas (1)	650,000	N/A	N/A	0	N/A
Peter Scott (2)	385,000	137%	100%	41,000	128%
Aaron Smith (3)	290,000	137%	150%	239,400	84%
Mark Hawkins (4)	280,000	137%	150%	174,900	70%

Notes:

(1)	Pursuant to Mr. Loukas’ employment contract with Obsidian Energy, he was not eligible for a 2019 Cash Bonus Award.
(2)	Effective December 2, 2019, Mr. Scott commenced employment with Obsidian Energy. The 2019 Cash Bonus Award has been prorated to reflect his 2019 Obsidian Energy service.
(3)	Effective March 7, 2019, Mr. Smith was promoted to the role of Senior Vice President, Development & Operations. The 2019 cash bonus award has been pro-rated to reflect the in-year promotion.
(4)

Effective November 20, 2019, Mr. Hawkins was promoted to role of Vice President, Legal, General Counsel and Corporate Secretary. The 2019 cash bonus award has been pro-rated to reflect the in-year promotion.

PSU and RSU Grant Decisions for 2019

In 2019, pursuant to the Award Plan, employees, including the NEOs, may be provided with an initial grant of PSUs and RSUs, respectively, upon their commencement of service, as a competitive tool for employee attraction and retention as well as long-term incentive. PSUs and RSUs may also be granted from time to time in connection with the promotion of an employee, including a NEO. Additional PSUs and RSUs are also granted annually to certain employees, including the NEOs, as a long- term incentive and retention tool. These annual grants of PSUs and RSUs are assessed by the HRG&C Committee each year beginning with a review of recommendations from management. In determining long-term incentive grants to NEOs, the HRG&C Committee and the Board consider market data from Mercer regarding anticipated awards by members of the Executive Compensation Peer Group under similar equity-based plans for similar executive positions and responsibilities, as well as overall corporate performance in the prior year and each executive’s individual skills and capabilities. The HRG&C Committee and the Board also consider previous PSU, RSU and Option grants made to NEOs when considering new PSUs and RSUs grants.

The mix of PSUs, RSUs and Options (no Options were granted in 2019) rewards executives for creating Shareholder value and achieving specific financial and operational results. NEOs will only realize value from Options when the share price exceeds the grant price over a sustained period of time. Any payout from the PSUs is dependent on successfully meeting shareholder return metrics relative to a peer group of companies over a three year period. Proceeds from the RSU grant will be directly linked to the share price at the time of vesting.

In March 2019, the HRG&C Committee recommended, and the independent members of the Board unanimously approved, the PSU and RSUs granted to the NEOs, based on target grant date fair values. The PSUs and RSUs granted to each of the NEOs are reflected in the following tables, as well as in the “Summary Compensation Table” under “Compensation Discussion & Analysis – Executive Compensation Data”.

Mr. Loukas has not been awarded any PSUs or RSUs for his interim assignment. The grant of long term incentives to Mr. Scott was deferred to the 2020 annual grant and will be discussed in Obsidian Energy’s 2021 Management Information Circular.

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PSUs

Name	Number of PSUs Granted in 2019	Grant Date Fair Value of PSUs Granted (1)	Grant Date	Vesting Date
Aaron Smith	29,029	$79,249	March 18, 2019	December 31, 2021
Mark Hawkins	6,406	$17,488	March 18, 2019	December 31, 2021
David Hendry (2)	29,029	$79,249	March 18, 2019	November 15, 2019
Andrew Sweerts (2)	22,929	$62,596	March 18, 2019	November 15, 2019

Notes:

(1)	Represents the grant date fair value based on the volume weighted average trading price of the Shares on the TSX for the five trading days preceding the date of grant.
(2)	In accordance with the Award Plan, all PSUs held by Messrs. Hendry and Sweerts expired on the date of their departure.

RSUs

Name	Number of RSUs Granted in 2019	Grant Date Fair Value of RSUs Granted (1)	Grant Date	Vesting Date
Aaron Smith	29,029	$79,249	March 18, 2019	One-Third each on March 18, 2020 – 2022
Mark Hawkins	19,219	$52,468	March 18, 2019	One-Third each on March 18, 2020 – 2022
Michael Faust (2)	92,857	$240,500	April 8, 2019	December 4, 2019
David Hendry (3)	29,029	$79,249	March 18, 2019	November 15, 2019
Andrew Sweerts (3)	22,929	$62,596	March 18, 2019	November 15, 2019

Notes:

(1)	Represents the grant date fair value based on the volume weighted average trading price of the Shares on the TSX for the five trading days preceding the date of grant.
(2)	In accordance with Mr. Faust’s employment contract 69,843 of the RSUs held by Mr. Faust vested on the date of his departure, and the remainder were cancelled.
(3)	In accordance with the Award Plan, all RSUs held by Messrs. Hendry and Sweerts expired on the date of their departure.

2017 PSUs

There are not any remaining PSUs granted in 2017 which would normally have vested on December 31, 2019 and for which the performance period would have been the three year period ended December 31, 2019.

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2018 PSUs

The table below identifies the current corporate performance measures, payout multipliers, payout multiplier weightings and method of calculating the RPF for the PSUs granted in 2018 (the “2018 PSUs”), which vest on December 31, 2020 and for which the performance period is the three year period ended December 31, 2020. These metrics were determined by the Board in March 2018.

Corporate Performance Measures	Payout Multipliers (“PM”)	Weighting	Weighted PM	Weighted Performance Result (2)

Relative Total Shareholder Return (1) for the three year period ended December 31, 2020	Performance ranking below 25th percentile = 0.0	1.0	PM X 1.0 = A	0%
	Performance ranking equal to or greater than 25th percentile and below 50th percentile = straight line index to Relative Total Shareholder Return (0.25 to 0.99)
	Performance ranking equal to or greater than 50th percentile and below 90th percentile = straight line index to Relative Total Shareholder Return (1.0 to 1.99)

	Performance ranking at or above 90th percentile = 2.0

		1.0	RPF = A	0%

Notes:

(1)

“Relative Total Shareholder Return” or “RTSR” means the percentile rank of Obsidian Energy’s TSR relative to returns calculated on a similar basis on equity securities of members of Obsidian Energy’s performance group during the applicable performance period. The performance group for the purposes of calculating the RTSR for the 2018 PSUs is comprised of the following companies (subject to adjustment by the Board):

1. Athabasca Oil Corp.	9. Pengrowth Energy Corp.
2. Baytex Energy Corp.	10. Raging River Exploration Inc.
3. Bellatrix Exploration Ltd.	11. Spartan Energy Corp.
4. Bonterra Energy Corp.	12. Surge Energy Inc.
5. Cardinal Energy Ltd.	13. Tamarack Valley Energy Ltd.
6. Crew Energy Ltd.	14. TORC Oil & Gas Ltd.
7. Kelt Exploration Ltd.	15. Whitecap Resources Inc.
8. NuVista Energy Ltd.

(2)	“Weighted Performance Result” is based on metrics at December 31, 2019.

2019 PSUs

The table below identifies the current corporate performance measures, payout multipliers, payout multiplier weightings and method of calculating the RPF for the PSUs granted in 2019 (the “2019 PSUs”), which vest on

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December 31, 2021 and for which the performance period is the three year period ended December 31, 2021. These metrics were determined by the Board in March 2019.

Corporate Performance Measures	Payout Multipliers (“PM”)	Weighting	Weighted PM	Weighted Performance Result (2)

Relative Total Shareholder Return (1) for the three year period ended December 31, 2021	Performance ranking below 25th percentile = 0.0	1.0	PM X 1.0 = A	0%
	Performance ranking equal to or greater than 25th percentile and below 50th percentile = straight line index to Relative Total Shareholder Return (0.25 to 0.99)
	Performance ranking equal to or greater than 50th percentile and below 90th percentile = straight line index to Relative Total Shareholder Return (1.0 to 1.99)

	Performance ranking at or above 90th percentile = 2.0

		1.0	RPF = A	0%

Notes:

(1)

“Relative Total Shareholder Return” or “RTSR” means the percentile rank of Obsidian Energy’s TSR relative to returns calculated on a similar basis on equity securities of members of Obsidian Energy’s performance group during the applicable performance period. The performance group for the purposes of calculating the RTSR for the 2019 PSUs is comprised of the following companies (subject to adjustment by the Board):

1. Athabasca Oil Corp.	9. NuVista Energy Ltd.
2. Baytex Energy Corp.	10. Pengrowth Energy Corp.
3. Bellatrix Exploration Ltd.	11. Surge Energy Inc.
4. Bonterra Energy Corp.	12. Tamarack Valley Energy Ltd.
5. Cardinal Energy Ltd.	13. TORC Oil & Gas Ltd.
6. Crew Energy Ltd.	14. Whitecap Resources Inc.
7. InPlay Oil Corp.	15. Yangarra Resources Ltd.
8. Kelt Exploration Ltd.

(2)	“Weighted Performance Result” is based on metrics at December 31, 2019

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Breakdown of Executive Benefits and Perquisites in 2019

All of our employees, including the NEOs, participate in a market competitive benefits program, which includes forms of insurance, extended health and dental coverage, short and long term disability coverage, health spending account and emergency travel assistance.

The NEOs are offered a limited number of perquisites to maintain market competitiveness and to assist them in carrying out their responsibilities. These perquisites include parking and access to executive health medical services.

The table below reflects the breakdown of benefits and perquisites provided to the NEOs in 2019:

	Perquisites			Other Compensation Generally Available to Employees				Total All Other Compensation ($)
Named Executive Officer	Parking ($)	Other Perquisites ($) (1)	Total ($)	Life/Health Insurance Premiums ($)		Savings Plan Contributions ($)	Total ($)
Stephen Loukas	Nil	Nil	Nil	Nil	(2)	4,458	4,458	4,458
Peter Scott	473	Nil	473	Nil	(2)	3,208	3,208	3,681
Aaron Smith	6,930	5,140	12,070	1,137		28,455	29,592	41,662
Mark Hawkins	Nil	Nil	Nil	1,137		24,947	26,084	26,084
Michael Faust	3,552	Nil	3,552	852		46,792	47,644	51,196
David French	1,733	3,200	4,933	284		10,000	10,284	15,217
David Hendry	6,064	3,200	9,264	1,042		25,375	26,417	35,681
Andrew Sweerts	6,064	3,200	9,264	1,042		24,500	25,542	34,806

Notes:

(1)	In the case of all NEOs, reflects amounts paid for and resulting from executive health assessments, if elected.
(2)	In the case of Messrs. Loukas and Scott, while life/health insurance coverage was effective upon hire in December 2019, the corresponding premiums were not due until January 2020.

Key Employee Retention Plan (“KERP”)

Given the market conditions that existed for the Company during 2019, including the initiation of a formal process to explore strategic alternatives, the Board determined that it was in the best interests of the Company to implement a program specifically designed to retain certain key employees, including certain NEOs (the “KERP Participants”), for the duration of the strategic alternatives process. The Board therefore established the KERP, pursuant to which the KERP Participants would be paid a cash retention award (“KERP Award”) if they committed to continuing their employment with the Company for at least one year.

Specifically, under the KERP, the KERP Participants will be paid a KERP Award on the earlier of: (i) a specified date in the future (which in all cases is approximately one year from the date that the KERP Award was granted); (ii) termination by the Company of the KERP Participant’s employment without just cause; or (iii) immediately prior to the occurrence of a “Change of Control” of the Company (the “Payment Date”). For the purposes of the KERP, Change of Control has the meaning ascribed thereto in the Company’s Award Plan, and also means any insolvency, bankruptcy or receivership type proceeding with respect to the Company occurring or being commenced against it or any similar event. If a KERP Participant is terminated by the Company for just cause or the KERP Participant resigns from the Company prior to the Payment Date, the KERP Participant’s entitlement to the KERP Award is immediately forfeited.

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The table below sets out the KERP Awards granted to the NEOs who are employees of the Company as at June 15, 2020 and the outside Payment Dates for such awards. As at June 15, 2020, no KERP Awards have been paid by the Company to the NEOs (or any other KERP Participants).

Name	KERP Amount ($)	Payment Date unless triggered earlier
Peter Scott	350,000	November 20, 2020
Aaron Smith	350,000	July 1, 2020
Mark Hawkins	350,000	July 1, 2020

Pension Plan Benefits

Obsidian Energy does not have a pension plan in which NEOs participate that provides for payments or benefits at, following, or in connection with retirement, such as a defined benefit plan or a defined contribution plan. Instead, Obsidian Energy offers contributions to the Savings Plan as described in the “Executive Compensation Overview”. In addition, Obsidian Energy does not have any deferred compensation plans in which NEOs are eligible to participate.

EXECUTIVE COMPENSATION REVIEW PROCESS

Role of the Human Resources, Governance and Compensation Committee

The HRG&C Committee is responsible for assisting the Board in fulfilling its duties regarding employee and executive compensation matters. More specific responsibilities in the HRG&C Committee’s mandate relating to compensation include the annual review and provision of recommendations to the independent members of the Board with respect to the following:

(a)

the overall compensation philosophy, guidelines and plans for Obsidian Energy employees and executives, including in respect of base salaries, short- and long-term incentive plans, benefit plans and perquisites, as well as short- and long-term corporate goals and objectives and other performance measures;

(b)

the annual budgets for salaries, cash bonuses, any other short-term incentive compensation, and any equity-based or long-term incentive compensation and other terms of employment of the executive officers and CEO; and

(c)	corporate goals and objectives relevant to CEO compensation and the evaluation of the CEO’s performance in light of such goals and objectives.

Composition and Independence of the Human Resources, Governance and Compensation Committee

The current members of the HRG&C Committee as at June 15, 2020 are Messrs. Friley, Crossley, Kernaghan and Ms. Cormier Jackson.

The HRG&C Committee mandate requires that each member of the committee be independent in accordance with the definition of “independent” director in NI 58-101. All members of the HRG&C Committee in 2019 and as at June 15, 2020 have been determined by the Board to be independent directors within the meaning of NI 58-101. None of the members of the HRG&C Committee in 2019 and as at June 15, 2020 is an officer, employee or former officer of Obsidian Energy or of any subsidiaries of Obsidian Energy.

Consistent with best practices, all of the committee members have experience in executive compensation by virtue of their experience as directors, former directors, senior officers or former senior officers of large public and private companies. The Board believes that the HRG&C Committee collectively has the knowledge, experience and background required to fulfill its mandate.

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The HRG&C Committee formally met two times in 2019, held “in-camera” sessions with external advisors as required, and held “in-camera” sessions without the presence of management at the start and/or end of each meeting.

Role of Human Resources Management

In fulfilling its mandate, the HRG&C Committee receives information from Obsidian Energy’s human resources management team (“HR Management”). HR Management prepares materials for the HRG&C Committee regarding the compensation of Obsidian Energy’s executive officers. In addition, HR Management works closely with members of our senior executive team in developing compensation recommendations for executives, including the Named Executive Officers, and works with the HRG&C Committee Chair and the Corporate Secretary to plan HRG&C Committee meetings.

External Compensation Consultant

Since 2001, Obsidian Energy has retained Mercer (Canada) Limited (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), as an external consulting company to provide advice and information in relation to the compensation of Obsidian Energy’s executives and other employees, including peer compensation data. In 2019 and 2020, Mercer provided support to the HRG&C Committee to formulate compensation recommendations to the Board for Obsidian Energy’s executives, including the NEOs, through the provision of benchmark market data, and attendance at a number of HRG&C Committee meetings as well as other discussions to review market trends and issues, including certain “in-camera” portions of meetings, as invited by the HRG&C Committee.

In reviewing the HRG&C Committee’s proposed engagement of Mercer, the HRG&C Committee considered all factors relevant to Mercer’s independence from the Corporation’s management, including the following:

(a)

the provision of other services to Obsidian Energy by Mercer and MMC affiliates, and specifically the retention by Obsidian Energy of the services of Mercer with respect to non-executive compensation matters and other general compensation consulting advice and the services of Marsh Canada, a subsidiary of MMC, as its insurance broker and claims advocacy consultant, to assist with placing Obsidian Energy’s third-party liability business interruption, property and directors’ and officers’ liability coverage and advancing insurance claims, for which Marsh earns commission-based fees;

(b)	the fees paid by Obsidian Energy to Mercer and MMC (see the table entitled “Fees Paid to Mercer and its Affiliates in 2018 and 2019 below for a summary of such fees);

(c)

the policies and procedures of Mercer that are designed to prevent conflicts of interest, including that: (i) the individual consultant receives no incentive or other compensation based on the fees charged to Obsidian Energy for other services provided by Mercer or any of its affiliates; (ii) the individual consultant is not responsible for selling other Mercer or affiliate services to Obsidian Energy; and (iii) Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with Obsidian Energy in rendering his or her advice and recommendations;

(d)

confirmation that no business or personal relationships existed (other than past executive compensation engagements and the proposed executive compensation engagement) between a member of the HRG&C Committee and Mercer, MMC or the individual executive compensation consultant at Mercer;

(e)	confirmation that the individual executive compensation consultant at Mercer did not own any Shares; and

(f)

the business relationships of Obsidian Energy management with Mercer and MMC discussed above, and confirmation that no other business or personal relationship between Mercer, MMC or the individual executive compensation consultant at Mercer and any executive officer of Obsidian Energy exists.

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Neither the Board nor the HRG&C Committee is required to pre-approve other services that Mercer or its affiliates provide to the Corporation at the request of Obsidian Energy management. However, based on all of the factors relevant to Mercer’s and the individual executive compensation consultant’s independence from management as discussed above, the Board and the HRG&C Committee are satisfied that the advice received from Mercer and the individual executive compensation consultant is objective and not influenced by Mercer’s or its affiliates’ relationship with Obsidian Energy.

Fees Paid to Mercer and its Affiliates in 2018 and 2019

	Fees Paid
Description	2019	2018
Mercer (Executive-Compensation Related Fees)	$12,846	$61,997
All Other Fees:
Mercer (all other fees)	$9,300	$10,780
Marsh Canada (mainly insurance brokerage and claims advocacy related services)	$172,098	$182,767

Total Paid to Mercer and its affiliates	$194,244	$255,544

MANAGING COMPENSATION RISK

The Board has overall responsibility for risk oversight for Obsidian Energy, with a focus on the most significant risks facing Obsidian Energy, including strategic, operational and reputational risks. The Board conducts one or more strategic planning and review meetings with management per year, and a large component of each of these meetings is devoted to risk assessment and management. The Board’s risk oversight process includes oversight of management’s risk assessment and mitigation processes and is assisted by the work of the committees of the Board in carrying out their mandates.

The HRG&C Committee reviews strategic, operational and reputational risks in connection with compensation matters and considers the implications of each on our compensation program in making recommendations to the Board. These risks are managed by employing specific strategies aimed towards balancing and reducing compensation-related risks.

The main risk management strategies employed by the Board to manage executive compensation related risk are the design of the executive compensation program itself, which includes a balanced pay mix, incentives tied to the short, medium and long term, a long term incentive program with a sizable stock component, quantitative and qualitative performance goals, the use of minimum Share ownership requirements for executives, and the adoption in March 2015, which was amended in March 2016 and March 2018, of an Executive Incentive Compensation Recoupment Policy (the “Recoupment Policy”).

At-Risk Compensation

The significant portion of Obsidian Energy’s executive compensation being “at-risk” helps to discourage executives from taking inappropriate or excessive risks. In particular, the inherent alignment between executive interests and the interests of Shareholders offered by the equity-based compensation component of Obsidian Energy’s compensation program limits circumstances in which executives might take inappropriate or excessive risks that would benefit their compensation at the expense of Obsidian Energy or its Shareholders. The vesting of Option, PSU and RSU awards over time further encourages executives to focus on Total Shareholder Return over the longer term.

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In establishing compensation programs, one of the HRG&C Committee’s objectives is to design programs that reward performance relative to industry peers and align the interests of Management with those of Shareholders. The HRG&C Committee seeks to achieve this objective by, among other things:

•	Assessing corporate performance based on Total Shareholder Return;

•

Giving the Board discretion to adjust overall compensation depending on various circumstances, further demonstrated by the Board’s formal 20% discretionary measure of the corporate bonus program in 2019;

•	Ensuring that there is a mix of equity vehicles that are subject to both time- and performance-vesting conditions across different time horizons;

•	Granting PSUs with overlapping cycles to reduce risk of manipulation of any one-year performance;

•

Determining cash bonuses based on achievement against a balanced, diversified mix of performance measures. (The performance measures include a focus on health and safety, operational, sustainability and financial targets. As the value of both components of executives’ “at-risk” compensation is strongly linked Total Shareholder Return, we believe that the significant weighting of executive compensation toward these “at-risk” components serves as an effective risk management tool);

•	Incorporating absolute caps on cash bonuses to reduce the chances of unnecessary risk taking; and

•

Discouraging inappropriate or excessive risk-taking behaviours through minimum share ownership requirements and a compensation recoupment policy for executives that further align executive and Shareholder interests.

Executive Incentive Compensation Recoupment Policy

In March 2015, we augmented our compensation risk management strategy with the adoption of the Recoupment Policy, which was amended in March 2016 and March 2018. The Recoupment Policy applies to the President and Chief Executive Officer and all officers reporting directly to him or her (each an “Executive” for the purposes of this section only), and provides that in the event that:

(a)	Obsidian Energy makes a restatement of its financial statements due to its material noncompliance with any applicable financial reporting requirement under securities laws;

(b)	an Executive of Obsidian Energy engaged in willful misconduct or fraud which caused or significantly contributed to the restatement; and

(c)

the Executive received an “Overcompensation Amount” (being the portion of the executive officer’s incentive compensation relating to the year(s) subject to the restatement which is in excess of the incentive compensation that the Executive would have received for such year(s) if the incentive compensation had been computed in accordance with the results as restated under the restatement, calculated on an after-tax basis to the Executive);

then the Board may, on the recommendation of the HRG&C Committee, determine and recover the Overcompensation Amount from the Executive. The full text of the Recoupment Policy is available on the Corporation’s website at www.obsidianenergy.com.

Anti-Hedging

Obsidian Energy directors, officers and employees may not knowingly, directly or indirectly: (a) sell a security of Obsidian Energy if they do not own or have not fully paid for the security; (b) buy or sell a call or put in respect of a Obsidian Energy security; or (c) purchase financial instruments (including prepaid variable

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forward contracts, equity swaps, collars, or units of exchange funds) that are designed to hedge or offset a decrease in market value of Obsidian Energy equity securities granted as compensation or held, directly or indirectly, by the director, officer or employee. However, Obsidian Energy directors, officers and employees may sell a Share which they do not own if they own another security convertible into Shares or an option or right to acquire Shares sold and, within 10 days after the sale, they: (i) exercise the conversion privilege, option or right and deliver the Share to the purchaser; or (ii) transfer the convertible security, option or right, if transferable to the purchaser.

Executive Equity Ownership Requirements

Under the Director and Executive Share Ownership Policy, each executive of Obsidian Energy (including each NEO) is required to meet and maintain ownership of the applicable minimum value of Shares. On March 6, 2018, the Board decided to increase the shareholder requirements of the non-CEO NEOs to 2.0 times salary from 1.0 time. The NEOs will have the latter of (i) March 6, 2021; or (ii) five years from their appointment to their executive position to satisfy this requirement.

In calculating the value of Shares owned, all Shares owned, directly or indirectly, by the executive are included, including any Shares acquired pursuant to the exercise of Options and not subsequently sold. Options held, but which have not been exercised, are excluded for the purpose of calculating the value of Shares owned. PSUs held by the executives are also excluded from the calculation. However, unvested RSUs (the total of which is less the anticipated tax withholdings based on using RSU vested shares to remit tax obligations) held by the executives under the Awards Plan are included in the calculation.

The following table summarizes the Shares beneficially owned or controlled or directed, directly or indirectly, by each of the NEOs who were employees of Obsidian Energy as at June 15, 2020 (excluding any Shares purchased by the NEOs pursuant to the Savings Plan since December 31, 2019) and value-at-risk statistics for the applicable NEOs of Obsidian Energy as at June 15, 2020 (excluding the impact of any Shares purchased by the NEOs pursuant to the Savings Plan since December 31, 2019). For equity holdings for Mr. Stephen Loukas, please see “Information Concerning the Board and Director Nominees – Director Equity Ownership Requirements – Director Equity Ownership”.

Name	Shares (1) (#)	Unvested RSUs held under the Awards Plan (2) (#)	Value at Risk Amount (3) ($)	Value at Risk as multiple of base salary (4) (#)	Share Ownership Required (minimum value at risk as a multiple of base salary)	Complies with Applicable Executive Equity Ownership Requirement
Peter Scott	0	0	Nil	0	2.0 times	Yes (5)
Aaron Smith	13,851	18,809	36,206	0.12	2.0 times	Yes (5)
Mark Hawkins	14,701	15,326	122,373	0.44	2.0 times	Yes (5)
	Average value at risk as multiple of base salary:				0.19 times
	Total value at risk as multiple of total base salaries:				0.17 times

Notes:

(1)

Reflects the total number of Shares beneficially owned, controlled or directed, indirectly or directly, by each NEO as at XX, 2020, based on information reported on SEDI, and excluding any Shares that may have been acquired by the NEO, directly or indirectly, under the Savings Plan since December 31, 2019. Messrs. Faust, French, Hendry and Sweerts were not included in this table, as they were not an employee of Obsidian Energy as at June 15, 2020.

(2)	Total unvested RSUs held under the Awards Plan, the total of which is less the anticipated tax withholdings based on using RSU vested shares to remit tax obligations.

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(3)	“Value at Risk Amount” reflects the original share price of the held Shares plus the value of the unvested RSUs based on the closing price of $0.55 of the Shares on the TSX on June 15, 2020.
(4)	“Value at Risk as multiple of base salary” reflects the “Value at Risk Amount” for the NEO divided by the 2019 annual base salary for the NEO.
(5)	Mr. Scott has until December 2, 2024, Mr. Smith until July 9, 2023, and Mr. Hawkins until November 20, 2024 to meet their applicable executive equity ownership requirement.

EXECUTIVE COMPENSATION DATA

Summary Compensation Table for 2017-2019

The following table provides a summary of all direct and indirect compensation provided to our NEOs for, or in connection with, services they have provided to Obsidian Energy and its subsidiaries in the three most recently completed financial years.

Name and principal position	Year	Salary (1) ($)		Share-based awards (10)(11) ($)	Option-based awards ($)	Non-equity incentive plan compensation ($)			Pension value (14) ($)	All other compensation ($) (15)		Total compensation ($) (20)
						Annual incentive plans (12)		Long-term incentive plans (13)
Stephen Loukas	2019	44,583	(2)	Nil	Nil	Nil		N/A	N/A	4,458		49,041
Interim President and Chief Executive Officer (15)

Peter Scott	2019	32,083	(3)	Nil	Nil	41,000	(3)	N/A	N/A	3,681		76,764
Senior Vice President and Chief Financial Officer

Aaron Smith Senior Vice President, Development & Operations	2019	284,545		158,498	Nil	239,400		N/A	N/A	41,662		724,105
	2018	124,166	(4)	181,495	Nil	60,400	(4)	N/A	N/A	19,316		385,377

Mark Hawkins	2019	249,466	(5)	69,956	Nil	174,900	(5)	N/A	N/A	26,084		520,406
Vice President, Legal,	2018	216,250		102,574	Nil	69,200		N/A	N/A	28,168		416,192
General Counsel & Corporate Secretary	2017	188,667		100,538	Nil	62,800		N/A	N/A	29,287		381,292

Michael Faust Former Interim President and Chief Executive Officer	2019	467,916	(6)	240,500	Nil	Nil		N/A	N/A	137,139	(16)	845,555

David French Former President and Chief Executive Officer	2019	100,000	(7)	Nil	Nil	Nil		N/A	N/A	46,370	(17)	146,370
	2018	400,000		932,568	Nil	183,700		N/A	N/A	62,429		1,578,697
	2017	400,000		643,247	Nil	405,000		N/A	N/A	72,262		1,520,509

David Hendry Former Chief Financial Officer	2019	253,750	(8)	158,498	Nil	Nil		N/A	N/A	65,935	(18)	478,183
	2018	290,000		495,815	Nil	95,900		N/A	N/A	48,662		930,377
	2017	289,625		465,192	Nil	165,400		N/A	N/A	55,706		975,923

Andrew Sweerts Former Vice President, Business Development & Commercial	2019	245,000	(9)	125,192	Nil	Nil		N/A	N/A	123,245	(19)	493,437
	2018	280,000		391,627	Nil	77,100		N/A	N/A	47,412		796,139
	2017	280,000		449,000	Nil	142,500		N/A	N/A	54,262		925,762

Notes:

(1)	Represents the dollar value of cash base salary each NEO earned during the respective year.
(2)	Mr. Loukas was appointed Interim President and Chief Executive Officer effective December 5, 2019. His annual salary was prorated based on his length of service in 2019.
(3)	Mr. Scott was appointed Senior Vice President and Chief Executive Officer effective December 2, 2019. His annual salary and cash bonus amounts were prorated based on his length of service in 2019.

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(4)	Mr. Smith was appointed Vice President, Development effective July 9, 2018. His annual salary and cash bonus amounts were prorated based on his length of service in 2018.
(5)	Mr. Hawkins was promoted to Vice President, Legal, General Counsel and Corporate Secretary on November 20, 2019. His 2019 annual salary and cash bonus amounts reflect this in-year promotion.
(6)

Mr. Faust was appointed Interim President and Chief Executive Officer effective March 18, 2019 until his departure on December 4, 2019. His annual salary was prorated based on his length of service in 2019.

(7)	Mr. French departed on March 29, 2019. His annual salary was prorated based on his length of service in 2019.
(8)	Mr. Hendry departed on November 15, 2019. His annual salary was prorated based on his length of service in 2019.
(9)	Mr. Sweerts departed on November 15, 2019. His annual salary was prorated based on his length of service in 2019.
(10)

Reflects the estimated grant date fair value of the applicable PSUs assuming target performance (RPF of 1.0) and based on the volume weighted average trading price of the Shares on the TSX for the five days preceding the date of grant, plus the estimated grant date fair value of the applicable RSUs based on the volume weighted average trading price of the Shares on the TSX for the five days preceding the date of grant.

(11)

Compared to previously disclosed estimated grant date fair values for 2018 and 2017, the values disclosed herein may be slightly off due to rounding as a result of the previously disclosed Share Consolidation of seven (7) old Shares for one (1) new Share, as approved on June 5, 2019.

(12)	Represents annual cash bonus awards earned by the NEO in the respective year.
(13)	No amounts were earned by the NEO in 2017, 2018 or 2019 for services performed during the respective year that are related to awards under long-term non-equity incentive plans.
(14)	Obsidian Energy does not have a defined benefit plan, a defined contribution plan or any other type of plan in place that provides for the payment of pension plan benefits.
(15)

Represents the dollar value of all other compensation received by each NEO in the respective year that is not reported in any other column of the table. See “Compensation Discussion & Analysis - Executive Compensation Decisions for 2019 – Breakdown of Executive Benefits and Perquisites in 2019” for details.

(16)

In addition to the amounts discussed in note 6 above, Mr. Faust was provided $52,507 in relocation assistance for his tenure as Interim President and Chief Executive Officer in Calgary, Alberta, and in connection with his departure effective December 4, 2019, Mr. Faust was paid $33,436 for accrued and unused vacation.

(17)	In addition to the amounts discussed in note 7 above, in connection with his departure effective March 29, 2019, Mr. French was paid $31,153 for accrued and unused vacation.
(18)	In addition to the amounts discussed in note 8 above, in connection with his departure effective November 15, 2019, Mr. Hendry was paid $30,254 for accrued and unused vacation.
(19)	In addition to the amounts discussed in note 9 above, in connection with his departure effective November 15, 2019, Mr. Sweerts was paid $88,439 for accrued and unused vacation.
(20)	Represents the dollar value of each NEO’s total compensation for the respective year, being the sum of the amounts reported in the other columns of the table.

Outstanding Share-Based Awards and Option-Based Awards

Obsidian Energy granted “share-based awards” in the form of PSUs and RSUs to its NEOs in 2019 pursuant to the Award Plan. Awards were not granted to Stephen Loukas and Peter Scott in 2019. For details regarding the Award Plan, see “Compensation Discussion & Analysis - Executive Compensation Decisions for 2019 – PSU and RSU Grant Decisions for 2019” and “Summaries of Equity Compensation Plans – Restricted and Performance Share Unit Plan”.

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There were no “option-based awards” that Obsidian Energy granted to its NEOs in 2019 and the Stock Option Plan is currently suspended. However, if the Option Plan Amendment Resolution and the Unallocated Option Resolution are approved at the Meeting, the Board intends to resume using Option grants as a component of compensation for key personnel, including NEOs. For details regarding the Stock Option Plan, see “Summaries of Equity Compensation Plans – Stock Option Plan”. For details regarding proposed amendments to the Stock Option Plan and the reactivation of the plan, see “Matters to be Acted Upon at the Meeting – Approval of Amendments to Stock Option Plan and Unallocated Options”.

Long-Term Incentive Awards Outstanding at December 31, 2019

The following table sets forth information regarding all PSUs, RSUs and Options outstanding as at December 31, 2019 that were held by each NEO serving as such on that date.

		Option-based Awards				Share-based Awards
Name	Grant Year	Number of Shares underlying unexercised Options (#)	Option exercise price	Option expiration dates	Value of unexercised Options (1) ($)	Number of Share-based awards not vested (2) (#)	Market or payout value of Share-based awards not vested (3) ($)	Market or payout value of vested Share-based awards not paid out or distributed (4) ($)
Stephen Loukas	Nil	Nil	N/A	N/A	Nil	Nil	Nil	Nil
Peter Scott	Nil	Nil	N/A	N/A	Nil	Nil	Nil	Nil
Aaron Smith	2019	Nil	N/A	N/A	Nil	58,058	51,381	Nil
	2018	Nil	N/A	N/A	Nil	17,856	15,785	Nil
Mark Hawkins	2019	Nil	N/A	N/A	Nil	25,625	22,742	Nil
	2018	Nil	N/A	N/A	Nil	8,007	7,126	Nil
	2017	Nil	N/A	N/A	Nil	2,248	2,001	Nil
	2016	5,286	$8.40	March 29, 2021	Nil	Nil	Nil	Nil
	2015	1,800	$12.67	March 19, 2020	Nil	Nil	Nil	Nil

Notes:

(1)

The value of unexercised Options held at December 31, 2019 has been calculated based on the difference between the closing price of the Shares on the TSX on December 31, 2019 of $0.93 per Share and the exercise price of the applicable Options.

(2)	Represents the aggregate number of PSUs and RSUs held by the NEO that had not vested at December 31, 2019.
(3)

The estimated value of each PSU that had not yet vested at December 31, 2019 assumes target performance is achieved (i.e. RPF of 1.0) and is based on the volume weighted average trading price of Shares on the TSX for the 20 days ending December 31, 2019 of $0.88. The estimated value of each RSU that had not yet vested at December 31, 2019 is based on the volume weighted average trading price of Shares on the TSX for the five days ending December 31, 2019 of $0.89.

(4)	No Share-based awards had vested and had not been paid out as at December 31, 2019.

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Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth the value of the PSUs, RSUs and Options that vested in 2019 that were held by each NEO, and the value of cash bonuses granted to each NEO in respect of the 2019 financial year.

Named Executive Officer	Option-based awards – Value vested during the year (1) ($)	Share-based awards – Value vested during the year ($) (2)	Non-equity incentive plan compensation – Value earned during the year ($) (4)
Stephen Loukas	N/A	N/A	N/A
Peter Scott	N/A	N/A	41,000 (5)
Aaron Smith	N/A	3,572	239,400
Mark Hawkins	Nil	26,502	174,900
Michael Faust	N/A	TBD (3)	Nil
David French	N/A	110,427	Nil
David Hendry	Nil	53,510	Nil
Andrew Sweerts	Nil	48,221	Nil

Notes:

(1)

Represents the aggregate dollar value that would have been realized if the Options that vested in 2019 had been exercised on the respective vesting dates of such Options. The amount is calculated based on the difference between the closing price of the Shares on the TSX on the applicable vesting dates and the exercise price of the applicable Options.

(2)

Represents the aggregate dollar value all RSUs that vested in 2019. The value of each RSU that vested is based on (i) the volume weighted average trading price of the Shares on the TSX for the five days immediately preceding the vest date. No PSUs vested in 2019.

(3)

This amount also includes the value of 69,843 RSUs that vested in 2019 upon Mr. Faust’s departure as Interim President and Chief Executive Officer but were not paid out pursuant to securities laws in connection with the ongoing strategic alternative process blackout. The value of these RSUs will be calculated based on the volume weighted average trading price of Shares on the TSX for the five days preceding the payout date, when appropriate.

(4)	Reflects 2019 cash bonus amounts awarded.
(5)	Effective December 2, 2019, Mr. Scott commenced employment with Obsidian Energy. The 2019 Cash Bonus Award has been prorated to reflect his 2019 Obsidian Energy service.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information in respect of securities authorized for issuance under Obsidian Energy’s equity compensation plans as at December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3) (c)
Equity compensation plans approved by securityholders	1,281,880	10.41	1,821,108
Equity compensation plans not approved by securityholders	Nil	Nil	Nil

Total	1,281,880	10.41	1,821,108

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Notes:

(1)	Reflects the number of Shares to be issued upon vesting/exercise of outstanding Restricted Share Units, Performance Share Units (at RPF of 1.0) and Options as at December 31, 2019.
(2)	Reflects the weighted-average exercise price of outstanding Options.
(3)

The number of Shares that could be issued under Obsidian Energy’s equity compensation plans is calculated pursuant to a formula. For particulars of this formula, see “Summaries of Equity Compensation Plans – Stock Option Plan” and “Summaries of Equity Compensation Plans – Restricted and Performance Share Unit Plan”. Of the 1,821,108 available securities, 1,654,746 are available for issuance under the Award Plan, which is the only plan from which future grants had not been suspended as at December 31, 2019.

Burn Rate

The annual burn rate for each security-based compensation arrangement for the three most recently completed financial years, expressed as a percentage and calculated by dividing the number of awards granted during the financial year by the weighted average number of Shares outstanding for the financial year, is set forth in the following table:

	Burn Rate
Financial Year Ending December 31	Stock Option Plan	Restricted and Performance Share Unit Plan
2017	Nil (1)	0.89%
2018	Nil (1)	1.49%
2019	Nil (1)	1.53%

(1)	Stock Options were not granted in 2017, 2018 and 2019.

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PERFORMANCE GRAPH

The following graph illustrates Obsidian Energy’s cumulative Total Shareholder Return during the five most recently completed financial years, assuming that $100 was invested in Common Shares on the first day of the five-year period, compared to the cumulative total return of the S&P/TSX Composite Total Return Index and the S&P/TSX Oil and Gas Exploration and Production Index. In each case it has been assumed that distributions and dividends paid have been reinvested.

	($)	2015 ($)	2016 ($)	2017 ($)	2018 ($)	2019 ($)
Obsidian Energy	100	48.15	97.53	64.20	20.99	5.47
S&P/TSX Composite Total Return Index	100	91.68	111.01	121.11	110.34	135.59
S&P/TSX Oil and Gas Exploration and Production Index	100	65.39	99.72	84.34	54.33	57.57
Total Compensation for NEOs (millions) (1)		7.04	8.66	5.37	5.00	3.15

Notes:

(1)

The total compensation for NEOs reflects the total compensation in CDN$ (millions) for the NEOs reported in the respective year of disclosure. Total compensation includes base salary, short and long term incentive awards (grant date fair value) and all other compensation, but excludes any retirement allowances or other payments made in connection with a NEO’s departure in any applicable year.

Obsidian Energy’s HRG&C reviews total NEO compensation with pay for performance in mind. Our total NEO compensation has generally been consistent with shareholder experience given that a large portion of it is tied to Share price performance. Overall, total NEO compensation has decreased year over year as the Share

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price has decreased. The exception was in 2016 when Obsidian Energy experienced an executive transition in the CEO position resulting in an increase in NEO compensation for that year largely due to granting long-term incentives to the original executive early in the year and then granting additional long-term incentives to the arriving CEO later in 2016.

SUMMARIES OF EQUITY COMPENSATION PLANS

EMPLOYEE RETIREMENT/SAVINGS PLAN

As of January 1, 2011, Obsidian Energy established an amended and restated Employee Retirement/Savings Plan (the “Savings Plan”) for all employees of Obsidian Energy, including the NEOs, to provide a means by which employees can save for their retirement and at the same time, enhance and develop the interest of the employees in the growth and development of Obsidian Energy by providing them with the opportunity to acquire an increased ownership interest in Obsidian Energy through the purchase of Shares. Obsidian Energy does not have a pension plan for its executives or any other employees that provides for payments or benefits at, following or in connection with retirement. Instead, the Savings Plan is offered as an alternative that Obsidian Energy believes is a competitive yet affordable means for Obsidian Energy to help ensure market competitiveness in the attraction and retention of talented executives and other employees. Based on publicly available data, Obsidian Energy believes that the total benefit to executives and other employees under the Savings Plan is competitive with total retirement benefits offered by organizations of the Executive Compensation Peer Group.

Under the Savings Plan in 2019, each employee may elect to contribute not less than 1 percent and not more than 10 percent of their base annual salary to the Savings Plan (the “Employee’s Contribution”). For each one dollar ($1.00) contribution to the Savings Plan by an employee, Obsidian Energy contributes $1.00 on behalf of the employee (“Obsidian Energy’s Contribution”). Each month, an independent trustee acquires, on behalf of the employee, Shares through the TSX using the Employee’s Contribution and Obsidian Energy’s Contribution for that month.

The Savings Plan also provides that an employee may elect to direct, in that employee’s discretion, that the Employee’s Contributions and related Obsidian Energy Contributions be deposited in an investment vehicle designated by Obsidian Energy, such as an investment savings account or money market fund to be administered by Obsidian Energy or its agent, rather than such contributions being used to acquire Shares. Historically, most of Obsidian Energy’s NEOs have elected to invest in Shares under the Savings Plan. Therefore, the description of the Savings Plan below is in respect of the “Equity Component” of the Savings Plan.

The Board determined in April 2020 that in light of the very challenging and persistent commodity price environment, to suspend the Obsidian Energy employer match portion of the Employee Retirement Savings Plan effective May 1, 2020, until further notice.

RESTRICTED AND PERFORMANCE SHARE UNIT PLAN

The following is a summary of the Award Plan as of December 31, 2019 and as of the Record Date. No amendments were made to the Award Plan during 2019. On June 3, 2020, the Board approved amendments to the Award Plan effective as of the date of the Meeting. One of these amendments is subject to the receipt of Shareholder approval at the Meeting and the remainder are not. At the Meeting, Shareholders will be asked to consider and, if thought advisable, to approve the Award Plan Amendment Resolution approving the Proposed Award Plan Amendment. For a description of the proposed amendments to the Award Plan, see (i) “Matters to be Acted Upon at the Meeting – Approval of Amendments to Award Plan and Unallocated Share Unit Awards”, and (ii) Appendix E to this Information Circular, which sets forth the full text of the proposed Amended Award Plan and is marked to show all of the amendments that are proposed to be made to the Award Plan in its current form.

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The Award Plan is meant to enhance the alignment of our executives’ and other employees’ interests with those of our Shareholders by providing an additional element of compensation based on the market performance of our Shares.

The purpose of the Award Plan is to promote a proprietary interest in the Corporation and greater alignment of interests between officers, employees and consultants of the Corporation and the shareholders, provide a compensation system for such officers, employees and consultants that are reflective of their responsibility and to assist the Corporation in attracting and retaining experienced individuals. The Award Plan is administered by the Board (which may delegate its authority to one of its committees), which has authority to interpret the Award Plan, including any questions in respect of any Share Unit Awards granted thereunder. The Share Unit Awards granted under the Award Plan are not assignable.

Under the Award Plan, Share Unit Awards may be granted in respect of Shares provided that the aggregate number of Shares reserved for issuance under the Award Plan does not exceed 3.9% of the aggregate number of issued and outstanding Shares.

Notwithstanding any other provision in the Award Plan, Share Unit Awards may be granted to officers, employees and consultants of the Corporation (each, a “Grantee”) provided: (i) the number of Shares issuable to Insiders at any time, under all Security Based Compensation Arrangements, including the Award Plan, shall not exceed 10% of the issued and outstanding Shares; and (ii) the number of Shares issued to Insiders within any one year period, under all Security Based Compensation Arrangements, including the Award Plan, shall not exceed 10% of the issued and outstanding Shares. As of June 15, 2020, the Corporation’s issued and outstanding Shares were 73,022,321. Directors who are not employees of the Corporation or any affiliate of the Corporation are not eligible to receive Share Unit Awards under the Award Plan.

Share Unit Awards initially have a notional value equivalent to the value of a Share. RSU Awards vest on the first, second and third anniversaries of the date of grant, and are paid out within 30 days of the vesting date, unless otherwise determined by the Board at the time of grant, and subject to certain other events described below. No payment may be made upon settlement of an RSU Award on a date following December 31 of the third calendar year following the year in which the RSU Award was granted (the “Expiry Date”). Upon vesting, each RSU Award will be paid out at the election of the Board in cash, or by purchase of Shares or by the issuance of Shares. If paid out in cash each RSU Award will have a value equal to the weighted average Share price on the TSX for the five Trading Days immediately prior to the payment date multiplied by the number of Shares notionally underlying the RSU Award, as adjusted for dividends paid on the Shares while such RSU Award was outstanding. If the Board elects to pay out the RSU Awards by buying the Shares, Obsidian Energy will purchase the number of fully paid and non-assessable Shares underlying such RSU Awards, subject to adjustment for dividends, from the open market. If the Board elects to pay out the RSU Award in Shares, Obsidian Energy will issue the number of fully paid and non-assessable Shares underlying such RSU Award, subject to adjustments for dividends.

PSU Awards vest on the later of the completion of the Performance Period applicable to such PSU Award and the third anniversary of the date of grant of such PSU Award and are paid out within 90 days of the vesting date, unless otherwise determined by the Board at the time of grant and subject to certain other events described below. No payment may be made upon settlement of the PSU Award on a date following the Expiry Date. At the time of payout, the Board will apply a “Payout Multiplier” to a PSU Award which may increase or decrease the number of Shares notionally underlying such PSU Award. The Payout Multiplier may range from zero to 2.0 and will be based on Obsidian Energy’s performance during the Performance Period

Upon vesting, each PSU Award will be paid out in cash or Shares at the election of the Board. If paid out in cash, each PSU Award will have a value equal to the weighted average Share price on the TSX for the five

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Trading Days immediately prior to the payment date multiplied by the number of Shares notionally underlying the Share Unit Award, as adjusted for the Payout Multiplier and dividends paid on the Shares while such PSU Award was outstanding. If the Board elects to pay out the PSU Award in Shares, Obsidian Energy will issue the number of fully paid and non-assessable Shares notionally underlying such PSU Awards as adjusted for the Payout Multiplier and dividends paid on the Shares while such PSU Award was outstanding. In addition, the Board may elect to settle PSU Awards by purchasing Shares on the TSX and providing such Shares to the holder of such PSU Awards.

Under the Award Plan, in case of a Grantee’s death, we will make a cash payment or issue Shares to such employee’s legal representatives in respect of all Share Unit Awards held by the Grantee at the date of death (and all unvested Share Unit Awards will be deemed to have vested as of the date of death), and the Payout Multiplier applicable to any PSU Awards held by the Grantee at the time of death shall be determined by the Board in its sole discretion. In addition, if a Grantee ceases to be an officer, employee or consultant of Obsidian Energy due to a termination for cause or as a result of a voluntary resignation, all Share Unit Awards granted to such Grantee under the Award Plan will be terminated and all rights to receive payments thereunder will be forfeited by the Grantee as at the date such Grantee ceased to be an officer, employee or consultant (the “Cessation Date”). If a Grantee ceases to be an officer, employee or consultant of Obsidian Energy due to a termination not for cause, all Share Unit Awards granted to such Grantee under the Award Plan which have not otherwise vested within 90 days following the Cessation Date will be terminated and all rights to receive payments thereunder will be forfeited by the Grantee. If a Change of Control occurs prior to the date on which the Corporation pays cash or issues Shares to the Grantee in respect of an outstanding Share Unit Award and the Grantee is terminated without cause in connection with such Change of Control or within six (6) months following such Change of Control, the Payment Date for all such Share Unit Awards held by the Grantee (regardless of whether the vesting date has occurred) shall be the Cessation Date and the Payout Multiplier shall be determined by the Board acting reasonably. Alternatively, if within six (6) months following a Change of Control, the Grantee voluntarily resigns for an event or events that constitute Good Reason, the Payment Date for all such Share Unit Awards held by the Grantee (regardless of whether the vesting date has occurred) shall be the Cessation Date and the Payout Multiplier shall be determined by the Board acting reasonably. All of these provisions are subject to any alternative arrangements that may be contained in a separate Share Unit Award Agreement or employment agreement between the Corporation and a particular Grantee.

If the Corporation completes a transaction or a series of transactions whereby substantially all of the Shares or substantially all of the Corporation’s property or assets become the property or assets of another person (the “Continuing Entity”) the Corporation and the Continuing Entity shall take all necessary steps prior to or contemporaneously with the consummation of such transaction(s) to ensure all Share Unit Awards remain outstanding following the completion of the transactions and the Continuing Entity will assume all covenants and obligations of the Corporation under the Award Plan, the outstanding Share Unit Awards and the Share Unit Award Agreements in a manner that preserves and does not impair the rights of the recipients in any material respect, and the Continuing Entity may exercise every right and power of the Corporation under the Award Plan, and Obsidian Energy shall be relieved of its obligations thereunder.

Pursuant to the terms of the Award Plan, the Board may, at any time, without the approval of the Shareholders suspend, discontinue or amend the Award Plan or a Share Unit Award made thereunder provided that unless a holder of Share Unit Awards otherwise agrees, the Board may not suspend, discontinue or amend the Award Plan or amend any outstanding Share Unit Award in a manner that would adversely alter or impair any Share Unit Award previously granted to such holder. Further, the Board may not, without the approval of the Shareholders, amend the Award Plan or a Share Unit Award to: (i) increase the percentage of issued and outstanding Shares that are available to be issued pursuant to granted and outstanding Share Unit Awards; (ii) increase the number of Shares that may be issued to Insiders of the Corporation under the Award Plan; (iii) permit non-employee directors to be eligible recipients under the Award Plan or in any other way permit

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non-employee directors to become eligible to receive Share Unit Awards under the Award Plan; (iv) extend the Expiry Date of any Share Unit Award granted under the Award Plan; (v) permit the transfer or assignment of Share Unit Awards; or (vi) amend the amendment provisions of the Award Plan.

DATA REGARDING OUTSTANDING SHARE UNIT AWARDS

The table below reflects the numbers of Share Unit Awards outstanding as at December 31, 2019 and as a percentage of issued and outstanding Shares.

Security Type	Number outstanding as at December 31, 2019	Number outstanding as a percentage of issued and outstanding Shares as at December 31, 2019
Share Unit Awards	1,192,702	1.63%

STOCK OPTION PLAN

The following is a summary of the Stock Option Plan as of December 31, 2019 and as of the Record Date. No amendments were made to the Stock Option Plan during 2019. On June 3, 2020, the Board approved amendments to the Stock Option Plan effective as of the date of the Meeting. Some of these amendments are subject to the receipt of Shareholder approval at the Meeting and some are not. At the Meeting, Shareholders will be asked to consider and, if thought advisable, to approve the Option Plan Amendment Resolution approving the Proposed Option Plan Amendments. For a description of the proposed amendments to the Stock Option Plan, see (i) “Matters to be Acted Upon at the Meeting – Approval of Amendments to Stock Option Plan and Unallocated Options”, and (ii) Appendix D to this Information Circular, which sets forth the full text of the proposed Amended Option Plan and is marked to show all of the amendments that are proposed to be made to the Stock Option Plan in its current form.

Purpose: The Board believes that equity-based incentive compensation, such as the Stock Option Plan, is an integral component of compensation for executives and other employees. The attraction and retention of qualified personnel has been identified as one of the key risks to Obsidian Energy’s long- term strategic growth plan. The Stock Option Plan is intended to maintain Obsidian Energy’s competitiveness within the Canadian oil and gas industry and facilitate the achievement of Obsidian Energy’s long-term goals by providing an increased incentive for personnel to contribute to the future success and prosperity of Obsidian Energy and by strengthening the alignment of the interests of personnel with the interests of Shareholders.

Grants: The Stock Option Plan provides that any officer or other employee of, or person or company engaged by, Obsidian Energy or any of its subsidiaries or affiliates (each a “Service Provider”) is eligible to participate in the Stock Option Plan and may be granted Options to purchase Shares from the treasury of Obsidian Energy from time to time thereunder, subject to the terms and limitations contained in the Stock Option Plan. The Stock Option Plan further expressly provides that Non- Management Directors of Obsidian Energy are not currently eligible to participate in the Stock Option Plan. Obsidian Energy’s corporate compensation practices are currently structured such that only employees of Obsidian Energy or any of its subsidiaries or affiliates are granted Options under the Stock Option Plan. This will change if Shareholders approve the Option Plan Amendment Resolution at the Meeting. See “Matters to be Acted Upon at the Meeting – Approval of Amendments to Stock Option Plan and Unallocated Options”.

Restrictions on Number of Shares Issuable: The Stock Option Plan is administered by a committee of the Board comprised of one or more directors appointed by the Board to administer the Plan or, if no such committee is

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appointed, the Board (in each case, the “Committee”). The Committee may designate eligible Service Providers to whom Options may be granted and the number of Shares to be optioned to each, provided that the number of Shares to be optioned will not exceed the limitations set out below:

(a)

the maximum number of Shares issuable (or reserved for issuance) on exercise of outstanding Options at any time is limited to 4.25% of the aggregate number of issued and outstanding Shares, less the number of Shares issuable (or reserved for issuance) pursuant to all other security based compensation arrangements;

(b)	the number of Shares issuable (or reserved for issuance) to insiders, at any time, under all security based compensation arrangements will not exceed 5% of the issued and outstanding Shares;

(c)	the number of Shares issued to insiders, within any one year period, under all security based compensation arrangements will not exceed 2% of the issued and outstanding Shares;

(d)	the average Annual Grant Rate during any three consecutive calendar years shall not exceed 2.0%

(where “Annual Grant Rate” means the percentage obtained using the following formula: % = 100 * (X / Y); where (i) X = the number of Options granted in any calendar year; and (ii) Y = the weighted average number of Shares that are outstanding (on a non-diluted basis) during such calendar year; and

(e)	Non-Management Directors of Obsidian Energy are not eligible to participate in the Stock Option Plan.

(Paragraphs	(a) through (e) above are collectively referred to as the “Option Grant Restrictions”.)

Any increase in the number of issued and outstanding Shares (whether as a result of the exercise of Options or otherwise) will result in an increase in the number of Shares that may be issued on exercise of Options outstanding at any time and any increase in the number of Options granted will, upon exercise, make new grants available under the Stock Option Plan. Options that are cancelled, terminate or expire prior to the exercise of all or a portion thereof will result in the Shares that were reserved for issuance thereunder being available for a subsequent grant of Options pursuant to the Stock Option Plan to the extent of any Shares issuable thereunder that are not issued under such cancelled, terminated or expired Options.

Vesting: The Committee may, in its sole discretion, determine: (i) the time during which Options will vest; (ii) the method of vesting; or (iii) that no vesting restriction shall exist. In the absence of any determination by the Committee to the contrary, the Stock Option Plan provides that Options will vest and be exercisable as to one-fifth of the total number of Shares subject to the Options on each of the first, second, third, fourth and fifth anniversaries of the date of grant. The Board has determined that, until otherwise determined by the Board, Options will vest as to one-fourth of the total number of Options granted on each of the first, second, third and fourth anniversaries of the date of grant. Notwithstanding the foregoing, the Committee may, at its sole discretion at any time or in the option agreement in respect of any Options granted, accelerate or provide for the acceleration of vesting of Options previously granted.

Change of Control: Notwithstanding any other provision in the Stock Option Plan or the terms of any agreement with a holder of Options, in the event of a Change of Control (as defined in the Stock Option Plan) and within one (1) year of the Change of Control there is an event or events that constitute Good Reason (as defined in the Stock Option Plan) for the Optionee, the Optionee shall have the right for a period of thirty (30) days following the event or events that constitute Good Reason to terminate their employment upon providing Obsidian Energy with two (2) week’s advance written notice (the “Notice”). In the event the Optionee makes such election, all issued and outstanding Options will be exercisable (whether or not then vested) immediately prior to the time the Optionee provides the Notice and shall terminate on the 90th day after the occurrence of such Notice except in the case of employees who have executive employment agreements, or at such earlier time as may be established by the Board, in its absolute discretion, prior to the time such Notice takes place.

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Exercise Price: The exercise price of Options will be fixed by the Committee when Options are granted, provided that the exercise price of Options may not be less than the volume weighted average trading price of the Shares on the TSX for the five trading days immediately preceding the time of grant, calculated by dividing the total value by the total volume of Shares traded for the five trading-day period at the time an Option is granted (the “Market Price”).

Term/Expiry: The period during which an Option is exercisable shall, subject to the provisions of the Stock Option Plan requiring or permitting acceleration of rights of exercise or the extension of the exercise period, be such period, not in excess of six years, as may be determined by the Committee, and in the absence of any determination to the contrary will be six years from the date of grant (the “Termination Date”). The Board has determined that, until otherwise determined by the Board, Options will be granted with a Termination Date that is five years from the date of grant. If the normal expiry date of any Options falls within any period of time when, pursuant to any policies of Obsidian Energy, securities of Obsidian Energy may not be traded by certain persons as designated by Obsidian Energy (such period of time, a “Black-Out Period”) or within seven business days following the end of any Black- Out Period (such Options, the “Affected Options”), then the expiry date of all Affected Options will be extended to the date that is seven business days following the end of the Black-Out Period (or such longer period as permitted by the TSX and approved by the Committee). The foregoing extension applies to all Options whatever the date of grant and shall not be considered to be an extension of the term of the Options.

If permitted by the Committee, an Option holder may elect to exercise an Option by surrendering such Option in exchange for the issuance of such number of Shares as is equal to the number determined by dividing the Market Price (calculated as at the date of exercise) into the difference between the Market Price (calculated as at the date of exercise) and the exercise price of such Option. Upon exercise, the number of Shares actually issued shall be deducted from the number of Shares reserved with the TSX for future issuance under the Stock Option Plan and the balance of the Shares that were issuable pursuant to the Options so surrendered shall be considered to have been cancelled and available for further issuance.

An Option holder may make an offer (the “Surrender Offer”) to Obsidian Energy, at any time, for the disposition and surrender by the Option holder to Obsidian Energy (and the termination thereof) of any Options for an amount (not to exceed the Fair Market Value of the Shares less the exercise price of the Options) specified in the Surrender Offer by the Option holder, and Obsidian Energy may, but is not obligated to, accept the Surrender Offer. If the Surrender Offer, either as made or as renegotiated, is accepted, the Options in respect of which the Surrender Offer relates will be surrendered and terminated upon payment of the amount of the agreed Surrender Offer by Obsidian Energy to the Option holder. For purposes of “Summaries of Equity Compensation Plans – Stock Option Plan”, “Fair Market Value” means the weighted average of the prices at which the Shares traded on the TSX for the five trading days on which the Shares traded on the TSX immediately preceding such date.

Assignment: Options are not assignable by the Option holder either in whole or in part and, upon any purported assignment being made in contravention of the terms of the Stock Option Plan, such Options will become null and void.

Amendment Provisions: The Board may, by resolution, amend or discontinue the Stock Option Plan and any Option granted under it (together with any related Option agreement) at any time without Shareholder approval; provided however, that without the prior approval of the Shareholders (or such other approval as may be required by the TSX or such other stock exchange on which the Shares are listed and posted for trading), the Board may not: (i) increase the maximum number of Shares issuable pursuant to this Plan; (ii) reduce the exercise price of an Option or cancel an Option and subsequently issue the holder of such Option a new Option or other entitlement in replacement thereof; (iii) extend the term of an Option beyond the original expiry date of such Option;

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(iv) make an amendment to the Stock Option Plan or an Option that would permit an Option holder to assign or transfer an Option to a new beneficial Option holder, other than for estate settlement purposes in the case of the death of an Option holder; (v) make an amendment to the Stock Option Plan that would add to the categories of persons eligible to participate therein, including to permit Non-Management Directors to participate in the Stock Option Plan; (vi) make an amendment to the Stock Option Plan to remove or amend the Option Grant Restrictions including to permit Non-Management Directors to participate in the Stock Option Plan; or (vii) make an amendment to the Stock Option Plan to remove or amend the amendment provisions described above. Any amendment to the Stock Option Plan or to outstanding Options that requires approval of any stock exchange on which the Shares are listed for trading may not be made without the approval of such stock exchange. The Board may amend or discontinue the Stock Option Plan or outstanding Options at any time without the consent of an Option holder, provided that such amendment shall not adversely alter or impair any Option previously granted under the Stock Option Plan. The Committee may amend or terminate the Stock Option Plan or any outstanding Option at any time without the approval of the Shareholders or any Option holder whose Option is amended or terminated, in order to conform the Stock Option Plan or such Option, as the case may be, to applicable law or regulation or the requirements of any relevant stock exchange or regulatory authority, whether or not that amendment or termination would affect any accrued rights, subject to the receipt of the approval of that stock exchange or regulatory authority.

Termination/Death: Unless Obsidian Energy and an Option holder agree otherwise in an Option agreement or other written agreement (such as an agreement of employment or consultancy), each Option provides that:

(a)

upon the death of the Option holder: (i) the Option will terminate on the date determined by the Committee, which shall not be more than twelve months from the date of death and, in the absence of any determination to the contrary, will be twelve months from the date of death (subject to earlier termination on the Termination Date); and (ii) the number of Shares that the Option holder (or his or her heirs or successors) will be entitled to purchase until such date of Option termination shall be all of the Shares that may be acquired on exercise of the Options held by such Option holder (or his or her heirs or successors) whether or not previously vested, and the vesting of all such Options will be accelerated on the date of death for such purpose;

(b)

if the Option holder shall no longer be a Service Provider by reason of termination without cause: (i) the Option will terminate on the expiry of the period that is not less than 60 days and not in excess of 180 days (as prescribed by the Committee at the time of grant) following the date that the Option holder is terminated, and in the absence of any determination to the contrary by the Committee at the time of grant, will terminate 90 days following the date that the Option holder is terminated (subject to earlier termination on the Termination Date); and (ii) the number of Shares that the Option holder will be entitled to purchase until such date of Option termination shall be: (A) the number of Shares that the Option holder is entitled to purchase on exercise of vested Options on the date that the Option holder is terminated; plus (B) the number of Shares that the Option holder is entitled to purchase on exercise of Options that vest following the date that the Option holder is terminated and up to and including the first to occur of (I) the 60th day following the date that the Option holder is terminated, and (II) the Termination Date;

(c)

if the Option holder shall no longer be a Service Provider by reason of termination for cause, the Option shall terminate immediately on such termination for cause (whether notice of such termination occurs verbally or in writing); provided that notwithstanding the foregoing, the Committee may, in its sole discretion, allow the Option holder to exercise any Options that were vested on the date that the Option holder was terminated for cause for a period of not more than 30 days following such termination date (subject to earlier termination on the Termination Date);

(d)

if the Option holder shall no longer be a Service Provider by reason of the Option holder’s resignation: (i) the Option will terminate on the expiry of the period not in excess of 180 days (as prescribed by the

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Committee at the time of grant) following the date that the Option holder resigns, and in the absence of any determination to the contrary by the Committee at the time of grant, will terminate 30 days following the date that the Option holder resigns (subject to earlier termination on the Termination Date); and (ii) the number of Shares that the Option holder will be entitled to purchase until such date of Option termination will be the number of Shares that the Option holder was entitled to purchase on exercise of vested Options on the date that the Option holder resigned; and

(e)

if the Option holder is no longer a Service Provider by reason of the Option holder’s Retirement, such Option holder’s Options shall remain in full force and effect and will continue to vest in accordance with their terms and will continue to be exercisable by the Option holder from time to time in accordance with their terms until the Termination Date. “Retirement” means: (i) retirement from active employment or consultancy with Obsidian Energy or its affiliates or subsidiaries at or after age 60, provided that the Option holder must have (A) provided continuous services to Obsidian Energy or its affiliates or subsidiaries for a minimum of ten (10) years at the time of retirement, and (B) entered into a written agreement in respect of such retirement with Obsidian Energy that is acceptable to it; or (ii) retirement from active employment or consultancy with Obsidian Energy or any of its affiliates or subsidiaries in circumstances where the Option holder has not reached the age of 60, but where the Option holder’s age plus the Option holder’s full years of service with Obsidian Energy or any of its affiliates or subsidiaries equals at least 70, provided that the Option holder must have (A) provided continuous services to Obsidian Energy or any of its affiliates or subsidiaries for a minimum of fifteen years at the time of retirement and be at least age 55, and (B) the Option holder has entered into a written agreement in respect of such retirement with Obsidian Energy that is acceptable to it; or (iii) such other meaning as the Committee or the Board shall determine in its sole discretion.

It shall not be considered a termination of the Service Provider relationship if an Option holder is placed on a leave of absence (“Leave”) which is considered by the Committee as continuing to maintain the Service Provider relationship. In such a case, the Service Provider relationship shall be continued until the later of: (i) the date when the Leave equals 90 days; and (ii) the date when an Option holder’s right to re-employment is no longer guaranteed either by applicable law or by contract; provided that in the event that active employment or service provision is not renewed at the end of the Leave, the Service Provider relationship will be deemed to have ceased at the beginning of the Leave. If an Option holder takes a Leave for a period of time that is greater than 90 days, the Committee may, in its sole discretion, modify or change the vesting terms of any Options granted to such Option holder in order to take into account the period of the Leave.

Change in Structure: In the event: (i) of any change in the Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise; or (ii) that, as a result of any recapitalization, merger, consolidation or other transaction, the Shares are converted into or exchangeable for any other securities or property; then the Board may make such adjustments to the Stock Option Plan and to any Options, and may make such amendments to any option agreements, as the Board may, in its sole discretion, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Option holders and\or to provide for the Option holders to receive and accept such other securities or property in lieu of Shares, and the Option holders will be bound by any such determination. If Obsidian Energy fixes a record date for a distribution to all or substantially all of the holders of the Shares of cash or other assets (other than a dividend in the ordinary course of business), the Board may, in its sole discretion, but will not be required to, make an adjustment to the exercise price of any Options outstanding on the record date for such distribution and make such amendments to any option agreements to give effect thereto, as the Board may, in its sole discretion, consider appropriate in the circumstances.

Except in the case of a transaction that is a Change of Control (as defined in the Stock Option Plan), if Obsidian Energy enters into any transaction or series of transactions whereby Obsidian Energy or all or substantially all of the assets of Obsidian Energy and its subsidiaries (on a consolidated basis) would become the

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property of any other trust, body corporate, partnership or other person (a “Successor”), whether by way of takeover bid, acquisition, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise (each a “Transaction”), prior to or contemporaneously with the consummation of such Transaction, Obsidian Energy and the Successor will execute such instruments and do such things as necessary to establish that upon the consummation of such Transaction the Successor will assume the covenants and obligations of Obsidian Energy under the Stock Option Plan and the option agreements outstanding on consummation of such Transaction. Any such Successor shall succeed to, and be substituted for, and may exercise every right and power of Obsidian Energy under the Stock Option Plan and Option agreements. Alternatively, and in lieu of making such provision, in the event of such Transaction (provided that if the Transaction constitutes a takeover bid, it (i) is not exempt from the takeover bid requirements of applicable securities legislation, and (ii) shall have been approved or recommended for acceptance by the Board) Obsidian Energy shall have the right to satisfy any obligations to the Option holder in respect of any Options outstanding by paying to the Option holder, in cash, and as proceeds of disposition for an Option holder’s Options, the difference between the exercise price of all unexercised Options and the fair market value of the securities to which the Option holder would be entitled upon exercise of all unexercised Options. Any determinations as to fair market value of any securities will be made by the Committee, and any reasonable determination made by the Committee will be binding and conclusive and, upon payment as aforesaid, the Options will terminate.

DATA REGARDING OUTSTANDING OPTIONS

The table below reflects the numbers of Options outstanding as at December 31, 2019 and as a percentage of issued and outstanding Shares.

Security Type	Number outstanding as at December 31, 2019	Number outstanding as a percentage of issued and outstanding Shares as at December 31, 2019
Options	89,178	0.12%

TERMINATION AND TERMINATION UPON CHANGE OF CONTROL BENEFITS

The following is a summary of the provisions of each contract, agreement, plan or arrangement that provides for payments to a Named Executive Officer at, following or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, a change in control of Obsidian Energy or a change in a Named Executive Officer’s responsibilities (other than Messrs. Faust, French, Hendry and Sweerts).

NEO AGREEMENTS

Obsidian Energy has entered into employment contracts (the “NEO Agreements”) with each of its Named Executive Officers, with the exception of Mr. Stephen Loukas due to his interim assignment of President and Chief Executive Offer. The payment terms following Mr. Loukas’s assignment are detailed separately below. The NEO Agreements continue in effect to and including the earliest of: (i) the date of voluntary retirement of the Named Executive Officer; (ii) the voluntary resignation of the Named Executive Officer; (iii) the death of the Named Executive Officer; (iv) termination of the employment of the Named Executive Officer by Obsidian Energy for cause; or (v) termination of the employment of the Named Executive Officer by Obsidian Energy other than for cause. Since Messrs. Faust, French, Hendry and Sweerts departed from Obsidian Energy effective prior to December 31, 2019, their NEO Agreements are not described below

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Definitions

For the purposes of the disclosure under “Termination and Termination Upon Change of Control Benefits”, the following terms have the following meanings:

“Annual Bonus” means an amount equal to either: (i) if the NEO has been employed by Obsidian Energy for two (2) years or more as of the Termination Date, the average of the annual bonus received by the Named Executive Officer in the two (2) year period immediately prior to the Termination Date; or (ii) if the Named Executive Officer has not been continuously employed by Obsidian Energy for a period of two (2) years prior to the Termination Date, the average of the annual bonus received by the Named Executive Officer during the Named Executive Officer’s year or partial year(s) of service immediately prior to the Termination Date, and in the event that any such bonus was subject to a pro rata adjustment as a result of the Named Executive Officer working for a portion of the year in which the bonus award was made, such bonus shall, for the purpose of the calculation, be deemed to be equal to the annualized value of a full year bonus as if the Named Executive Officer had been employed for the entire year in which the bonus award was made; but does not include, in either case, any amounts related to awards under the Stock Option Plan, the Award Plan or any other long-term incentive arrangements put into place by Obsidian Energy.

“Annual Compensation” means the sum of the Annual Salary plus the Annual Bonus (but does not include any amounts related to awards under the Stock Option Plan, the Award Plan or any other long- term incentive arrangements put into place by Obsidian Energy including the KERP where applicable) plus an amount equal to fifteen percent of the Annual Salary (representing a reasonable estimate of benefits and perquisites of employment) and an amount equal to the Corporation’s contribution to NEO under the Savings Plan for the year.

“Annual Salary” means the Named Executive Officer’s annual salary as set out in his or her NEO Agreement, and as adjusted from time to time.

“Board” means the Board of Directors of Obsidian Energy Ltd.

“Change of Control” has the meaning ascribed thereto in the Stock Option Plan.

“Constructive Dismissal” means unless consented to in writing by the Named Executive Officer, any action which constitutes constructive dismissal of the Named Executive Officer including, without limiting the generality of the foregoing: (i) a material decrease in the title, position, responsibilities, powers or reporting relationships of the Named Executive Officer; (ii) a reduction in the Annual Salary (excluding the Annual Bonus) of the Named Executive Officer, except where all senior executives of Obsidian Energy are subject to relatively similar reductions in their annual salary; (iii) a requirement to relocate to another city; or (iv) any other material reduction in the value of the Named Executive Officer’s Annual Compensation, benefits, plans and programs (excluding the Annual Bonus, Award Plan, Stock Option Plan and any other long term incentive arrangements put into place by the Corporation), except where all senior executives of Obsidian Energy are subject to relatively similar reductions in such value that is unrelated to a Change of Control.

“Good Reason” shall mean any adverse change by Obsidian Energy and without the agreement of the Named Executive Officer in the duties, powers, rights, discretions, responsibilities, salary, title or lines of reporting, such that immediately after such change or series of changes, the responsibilities, status and compensation of the Named Executive Officer, taken as a whole, are not at least substantially equivalent to those assigned to the Named Executive Officer immediately prior to such change or series of changes;

“PSUs” means any PSUs granted to the Named Executive Officer in 2018 and any years thereafter.

“RSUs” means any RSUs granted to the Named Executive Officer in 2017 and any years thereafter.

“Termination Date” means the Named Executive Officer’s last day actively at work for Obsidian Energy, regardless of the reason for the cessation of employment.

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Termination of Employment by Obsidian Energy Other than for Cause; Constructive Dismissal

Upon the termination of a Named Executive Officer’s employment by Obsidian Energy as a result of Constructive Dismissal or other than for cause of the Named Executive Officer, the Named Executive Officer is entitled to receive a retiring allowance (the “Retiring Allowance”) in the form of a cash payment equal to the product of a 1.5 factor multiplied by the Annual Compensation of the Named Executive Officer, as at the Termination Date, less required withholdings.

In addition to the Retiring Allowance:

(a)

For the period up to and including the Termination Date, each Named Executive Officer will also receive all earned and unpaid pro-rata Annual Salary, accrued and unused vacation pay, along with a pro rata share of the bonus earned during the year, calculated by multiplying the Annual Bonus times a fraction, the numerator of which shall be the number of days in the calendar year prior to the Termination Date and the denominator of which shall be 365;

(b)

any unvested Options the Named Executive Officer holds to purchase Shares shall accelerate and vest on the Termination Date and the Named Executive Officer shall have ninety (90) days after the Termination Date to exercise such vested Options;

(c)

the Named Executive Officer shall be entitled to cash or Share payment for PSUs granted under the Award Plan in respect of certain outstanding PSUs held by the Named Executive Officer in respect of which payment has not yet been made, where:

(I)

the number of PSUs in respect of which the NEO shall receive a payment (collectively, the “Early Vested PSUs”) is, in respect of each grant of PSUs granted to the NEO, equal to the number of PSUs held by the NEO on the Termination Date multiplied by a fraction, the numerator of which shall be the number of whole or partial fiscal quarters that have elapsed from the beginning of the relevant performance period to the Termination Date, and the denominator of which shall be the total number of fiscal quarters in the performance period;

(II)

the amount of the payment for Early Vested PSUs is to be calculated in accordance with the Award Plan, on the basis that the relevant performance period shall be deemed to consist of only the period between the date of commencement of the performance period and the Termination Date;

(III)

the PSU Administrator, under the Award Plan, taking into consideration the performance of the NEO and the performance of Obsidian Energy in the period between the commencement of the performance period and the Termination Date, may determine in its sole discretion the RPF to be applied to any Early Vested PSUs held by the NEO (provided that the exercise of such discretion does not result in a lower payment than would otherwise be payable);

(IV)

the NEO shall forfeit for cancellation as of the Termination Date all PSUs that are not Early Vested PSUs, provided that the Board has the sole discretion to accelerate the vesting of all or any other Early Vested PSUs not vested pursuant to the foregoing, or to make such other determination that is fair and equitable in the circumstances (provided that the exercise of such discretion does not result in a lower PSU award than would otherwise be payable); and

(d)

the Named Executive Officer shall be entitled to a cash or Share payment in respect of certain outstanding RSUs granted to the Named Executive Officer pursuant to the Award Plan (first granted to NEOs in 2016) in respect of which payment has not yet been made, where:

(I)	the number of RSUs in respect of which the Executive shall receive a cash or Share payment (as applicable) (collectively, the “Early Vested RSUs”) is equal to:

(i)	the number of unvested RSUs that would have vested during the ninety (90) day period following the Termination Date (the “90 Day Unvested Awards”); and

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(ii)

the number of unvested RSUs other than the 90 Day Unvested Awards (the “Other Unvested Awards”) calculated pro rata based on the number of Other Unvested Awards multiplied by a fraction, the numerator of which shall be the number of whole or partial three (3) month periods that have elapsed from the relevant grant date to the Termination Date, and the denominator of which shall be twelve;

(II)

the Board has the sole discretion to accelerate the vesting of all or any other unvested RSUs not vested pursuant to clauses (d)(I)(i) and (ii) above, or to make such other determination that is fair and equitable in the circumstances (provided that the exercise of such discretion does not result in a lower cash or Shares payment, as applicable, than would otherwise be payable);

(III)	any Early Vested RSUs shall be calculated and paid to the NEO in accordance with the Award Plan; and

(IV)	the NEO shall forfeit for cancellation as of the Termination Date all RSUs that are not Early Vested RSUs.

Termination Following a Change of Control

In the event of a Change of Control and provided the NEO remains employed with the Corporation on the date of such Change of Control, the Corporation shall provide the NEO with a cash payment in respect of all outstanding PSUs in respect of which payment has not yet been made to the NEO, conditional upon the Change of Control occurring, immediately prior to the effective time of the Change of Control, and the amount of the PSU award to be paid in respect of the outstanding PSUs shall be calculated in accordance with the Award Plan and the performance period shall end on the effective date of the Change of Control (or such other date as the Board determines) (collectively, the “PSU Award Payout”).

If the NEO’s employment is terminated without cause in connection with a Change of Control or within the six (6) months following a Change of Control, the payment date for all Share Unit Awards held by the NEO regardless of whether the vesting date has occurred, shall be the Termination Date and the payout multiplier applicable to all such Share Unit Awards shall be determined by the Board, acting reasonably.

If within six (6) months of a Change of Control the NEO voluntarily resigns for an event or events which constitute Good Reason, the payment date for all Share Unit Awards held by the NEO regardless of whether the vesting date has occurred, shall be the Termination Date and the payout multiplier applicable to all such Share Unit Awards shall be determined by the Board, acting reasonably.

If there is a Change of Control and within one (1) year of the Change of Control there is an event or events that constitute Good Reason, the applicable Named Executive Officer shall have the right for a period of thirty (30) days following the event or events that constitute Good Reason, to elect to treat the event or events constituting Good Reason as a without cause termination, such election to be effective no less than two weeks after providing notice to the Corporation. In the event the NEO makes such election, the Corporation shall pay the NEO the Retiring Allowance, the Award Plan Payout and the other payments described above under “Termination of Employment by Obsidian Energy Other than for Cause; Constructive Dismissal”. If the NEO makes the aforementioned election, the NEO has agreed that at the request of the Board, such NEO must continue his employment with Obsidian Energy for a period of up to six (6) months at the NEO’s then existing compensation package to assist in an orderly transition of management.

With respect to Messrs. Scott and Hawkins, in the event the Change of Control was on or before March 31, 2020 and the NEO made such election to terminate his employment for Good Reason, the Corporation would have paid the NEO two-thirds (2/3) of the Retiring Allowance and the payments outlined in the NEO Agreements, as applicable, in accordance with the term of the NEO Agreements. In the event the change of Control is after March 31, 2020 and the NEO makes such election to terminate his employment for Good Reason, the Corporation shall pay the NEO the Retiring Allowance and the payments outlined in the NEO Agreements, as applicable, in accordance with the terms of the NEO Agreements.

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With respect to Mr. Scott, an incremental bonus payment equal to 100% of Mr. Scott’s then annual salary becomes payable upon a Change of Control, provided a corporate bonus pool is awarded for such calendar year.

Other Termination by the Named Executive Officer

Other than Mr. Loukas, each Named Executive Officer is entitled to terminate the Named Executive Officer’s employment with Obsidian Energy at the Named Executive Officer’s pleasure upon providing thirty (30) days’ prior written notice to such effect to Obsidian Energy. In such event, the Named Executive Officer shall not be entitled to any further compensation except for earned and unpaid salary, Employee Retirement/Savings Plan contributions and vacation pay accrued and owing up to and including the Termination Date.

Confidentiality Provisions

The NEO Agreements contain provisions regarding the non-disclosure of confidential information relating to the business, corporate affairs and operations of Obsidian Energy and its affiliates. These confidentiality provisions survive for a specified period of time following the termination for any reason of a Named Executive Officer’s employment, except in circumstances where such confidential information is or becomes known to the public other than by a breach by the Named Executive Officer of his NEO Agreement.

Services during a Change of Control

In the event that a person takes steps to effect a Change of Control which the Board considers, in its sole discretion, could in fact effect a Change of Control, or Obsidian Energy enters into any agreement to effect a Change of Control, each Named Executive Officer agrees in his NEO Agreement that he will not voluntarily leave the employ of Obsidian Energy or cease to be an officer of Obsidian Energy or its affiliates until the earlier of such time as: (i) that person has abandoned or terminated his steps to effect a Change of Control or the Board considers, in its sole discretion, that such steps will not in fact effect a Change of Control; (ii) a Change of Control has been effected; or (iii) such agreement to effect a Change of Control has been terminated.

Executive Incentive Compensation Recoupment Policy

In each of the NEO Agreements (collectively, the “Recouped Executives”), the Recouped Executives agree to comply with the terms of the Recoupment Policy and irrevocably authorize Obsidian Energy to deduct from each Recouped Executives’ respective salaries, wages, vacation allowances, expenses reimbursements, severance and/or any other incentive compensation, all amounts relating to the portion of that Recouped Executive’s incentive compensation (including bonus, Options, PSUs and RSUs) relating to the year(s) subject to a restatement of Obsidian Energy’s financial statements due to its material non-compliance with any applicable financial reporting requirements (other than that caused by a change in applicable financial reporting requirements or applicable accounting rules or interpretations) which is in excess of the amount of incentive compensation that would have been computed in accordance with the results as restated under the restatement, calculated on an after-tax basis to the Recouped Executive.

TERMINATION BENEFITS FOR STEPHEN LOUKAS

Mr. Loukas’ employment and appointment as Interim President and Chief Executive Officer commenced as of December 5, 2019 for a three-month term ( the “Initial Term”), with an option (the “Option”) for up to three (3) additional one (1) month term (the “Option Term”) if agreeable to both parties. Unless Mr. Loukas’s employment is terminated earlier, such employment will cease at the conclusion of the Initial Term, or at the conclusion of the Option Term if the Option is exercised, with no further notice or termination pay owing to Mr. Loukas. As of the Record Date, Mr. Loukas’ employment is currently on a one month extension, based on the same consideration as previously negotiated, while a new contract is being negotiated to the end of the year.

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In the event that the Corporation elects to terminate Mr. Loukas’s employment prior to the conclusion of the Initial Term, Mr. Loukas shall receive a retiring allowance equal to 50% of the pro-rata annual salary that he would have earned from the date of termination to the end of the Initial Term.

In the event that the Corporation elects to terminate Mr. Loukas’s employment prior to the conclusion of the Option Term, Mr. Loukas shall receive a retiring allowance equal to 50% of the pro- rata annual salary that he would have earned from the date of termination to the end of the Option Term.

Mr. Loukas shall be entitled to terminate his employment with the Corporation by providing sixty (60) days’ prior written notice. In such event, Mr. Loukas would not be entitled to any further compensation except for his pro-rata annual salary and vacation pay accrued and unpaid to the date of termination.

TABLE OF ESTIMATED TERMINATION AND TERMINATION UPON CHANGE OF CONTROL AMOUNTS

The following table illustrates the estimated incremental payments, payables and benefits that would have been made to each of the NEOs (other than Messrs. Faust, French, Hendry and Sweerts) pursuant to their respective NEO Agreements and pursuant to Options, PSUs and RSUs held by them as a result of the triggering events identified below, in each case assuming that such event occurred on December 31, 2019.

The table does not include the value of payments, payables and benefits already available to the NEO at December 31, 2019, such as any Options, PSUs and RSUs that had already vested at such date. In addition, the table does not include information in respect of Messrs. Faust, French, Hendry and Sweerts because they departed Obsidian Energy prior to December 31, 2019. For details regarding any payments made to Messrs. Faust, French, Hendry and Sweerts in connection with their departure from Obsidian Energy, see “Compensation Discussion and Analysis – Executive Compensation Data – Summary Compensation Table” and “Compensation Discussion & Analysis – Executive Compensation Data – Incentive Plan Awards – Value Vested or Earned During the Year”.

Name	Triggering Event	Payment Pursuant to NEO Agreement ($)	Payment Pursuant to Accelerated Vesting of Options and/or PSUs and/or RSUs Triggered by Termination (1) ($)	Payment Pursuant to Key Employee Retention Plan(2)	Total ($)
Stephen Loukas	Termination Without Cause (3)	59,166	Nil	Nil	59,166
	Termination With Cause (4)	Nil	Nil	Nil	Nil
	Change of Control (5)	59,166	Nil	Nil	59,166
	Retirement / Resignation (6)	Nil	Nil	Nil	Nil

Peter Scott	Termination Without Cause (3)	721,875	Nil	350,000	1,071,875
	Termination With Cause (4)	Nil	Nil	Nil	Nil
	Change of Control (5)(7)(8)	866,250	Nil	350,000	1,216,250
	Retirement / Resignation (6)	Nil	Nil	Nil	Nil

Aaron Smith	Termination Without Cause (3)	859,938	31,802	350,000	1,241,740
	Termination With Cause (4)	Nil	Nil	Nil	Nil
	Change of Control (5)	859,938	67,166	350,000	1,277,104
	Retirement / Resignation (6)	Nil	Nil	Nil	Nil

Mark Hawkins	Termination Without Cause (3)	690,000	19,321	350,000	1,059,321
	Termination With Cause (4)	Nil	Nil	Nil	Nil
	Change of Control (5)(7)	460,000	12,881	350,000	822,881
	Retirement / Resignation (6)	Nil	Nil	Nil	Nil

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Notes:

(1)

Reflects the value of: (i) accelerated vesting of 2018 and 2019 PSUs in accordance with the respective terms of each of the NEO Agreements, based on an assumed RPF of 1.0, the volume weighted average trading price of Shares on the TSX for the 20 days ending December 31, 2019 of $0.88, (ii) accelerated vesting of RSUs in accordance with the respective terms of each of the NEO Agreements, based on the volume weighted average trading price of Shares on the TSX for the 5 days ending December 31, 2019 of $0.89, and (iii) accelerated vesting of Options in accordance with the respective terms of each of the NEO Agreements, based on the aggregate dollar value that would have been realized if such Options had been exercised on December 31, 2019, using the difference between the closing price of the Shares on the TSX on December 31, 2019 of $0.93 and the exercise price of the applicable Options.

(2)	Per the KERP, the amounts become payable upon termination without just cause of the NEO or in the event of a change of control of the Company.
(3)	Represents termination of the employment of the NEO by Obsidian Energy other than for cause or as a result of the Constructive Dismissal of the NEO.
(4)	Represents termination of the employment of the NEO by Obsidian Energy for cause.
(5)

Represents a Change of Control and the subsequent election by the NEO to terminate his employment for Good Reason, resulting in the NEO’s entitlement to benefits as if the NEO had been terminated by Obsidian Energy as a result of the Constructive Dismissal or other than for cause.

(6)	Represents voluntary retirement of the NEO in accordance with the retirement policies established for senior executives of Obsidian Energy or voluntary resignation of the NEO.
(7)

In the case of Messrs. Scott and Hawkins, the NEO’s entitlement is two-thirds of the calculated benefits if a Change of Control occurs on or before March 31, 2020. The disclosed values represent such discount at December 31, 2019.

(8)

In the case of Mr. Scott, an incremental bonus payment equal to 100% of Mr. Scott’s then annual salary ($385,000 as at December 31, 2019) becomes payable upon a Change of Control, provided a corporate bonus pool is awarded for such calendar year. The disclosed value represents such a bonus being paid.

CONTINUOUS SHAREHOLDER ENGAGEMENT

Obsidian Energy views management accessibility as key in the Shareholder engagement process. Our management team is proactive in engaging investors around material announcements and quarterly earnings. Our management team, when it is prudent to do so, also attends several conferences throughout North America and Europe and participates in stand-alone marketing trips with representatives of various investment research firms. The goal of these conferences and marketing trips is to connect with the investment community and offer a platform for institutional shareholders to discuss the Corporation’s strategy with members of management. Furthermore, our management team engages with our retail shareholder base through regular telephone and e-mail correspondence.

Shareholders are also welcome to write or email the Investor Relations Department or any of the directors or executive officers of Obsidian Energy, care of the Investor Relations Department, using the contact information in the “Miscellaneous Matters - Additional Information” section of this Information Circular or on the Obsidian Energy website. The annual general meeting provides another excellent opportunity for dialogue.

MISCELLANEOUS MATTERS

Indebtedness of Directors and Executive Officers

Obsidian Energy is not aware of any individuals who are either current or former executive officers, directors or employees of Obsidian Energy or any of Obsidian Energy’s subsidiaries and who have indebtedness

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outstanding as at the date hereof (whether entered into in connection with the purchase of securities of Obsidian Energy or otherwise) that is owing to (i) Obsidian Energy or any of its subsidiaries, or (ii) another entity where such indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Obsidian Energy or any of its subsidiaries.

Obsidian Energy is not aware of any individuals who are, or who at any time during 2018 were, a director or executive officer of Obsidian Energy, a proposed nominee for election as a director of Obsidian Energy, or an associate of any of those directors, executive officers or proposed nominees, who are, or have been at any time since January 1, 2018, indebted to Obsidian Energy or any of its subsidiaries, or whose indebtedness to another entity is, or at any time since January 1, 2018 has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Obsidian Energy or any of its subsidiaries.

Interest of Informed Persons in Material Transactions

There were no material interests, direct or indirect, of any Informed Person of Obsidian Energy, any proposed director of Obsidian Energy, or any associate or affiliate of any Informed Person or proposed director, in any transaction since January 1, 2019 or in any proposed transaction which has materially affected or would materially affect Obsidian Energy or any of its subsidiaries. “Informed Person” means: (i) a director or executive officer of Obsidian Energy; (ii) a director or executive officer of a person or company that is itself an Informed Person or subsidiary of Obsidian Energy; and (iii) any person or company who beneficially owns or controls or directs, directly or indirectly, Shares carrying more than 10% of the voting rights attached to all outstanding Shares.

Interest of Certain Persons or Companies in Matters to be Acted Upon

Management of Obsidian Energy is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any person who has been a director or executive officer of Obsidian Energy at any time since January 1, 2019, any proposed nominee for election as a director of Obsidian Energy, or of any associate or affiliate of any of the foregoing persons or companies, in respect of any matter to be acted on at the Meeting (other than the election of directors of Obsidian Energy).

Additional Information

Additional information relating to Obsidian Energy is available on SEDAR at www.sedar.com. Financial information in respect of Obsidian Energy and its affairs is provided in Obsidian Energy’s annual audited comparative financial statements for the year-ended December 31, 2019 and the related management’s discussion and analysis. Paper copies of Obsidian Energy’s financial statements and related management discussion and analysis are available upon request from Obsidian Energy’s Investor Relations department at:

Address:	200, 207 – 9th Avenue SW, Calgary, Alberta, T2P 1K3
Telephone:	(888) 770-2633
Email:	investor_relations@obsidianenergy.com

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APPENDIX A

FORM 58-101F1 – CORPORATE GOVERNANCE DISCLOSURE

National Instrument 58-101 entitled “Disclosure of Corporate Governance Practices” (“NI 58 101”) requires that if management of an issuer solicits proxies from its security holders for the purpose of electing directors, certain prescribed disclosure respecting corporate governance matters be included in its management information circular and proxy statement. The TSX also requires listed companies to provide, on an annual basis, the corporate governance disclosure which is prescribed by NI 58-101. The prescribed corporate governance disclosure for Obsidian Energy is that contained in Form 58-101F1 which is attached to NI 58-101 (“Form 58-101F1 Disclosure”).

The Board is, in effect, responsible for the overall stewardship and governance of Obsidian Energy, and has put in place standards and benchmarks by which that responsibility can be measured.

Set out below is a description of Obsidian Energy’s current corporate governance practices, relative to the Form 58-101F1 Disclosure (which is set out below in bold type). Obsidian Energy’s corporate governance practices meet or exceed all applicable Canadian requirements.

1.	Board of Directors

(a)	Disclose the identity of directors who are independent.

See “Information Concerning the Board and Director Nominees - Director Independence”.

(b)	Disclose the identity of directors who are not independent, and describe the basis for that determination.

See “Information Concerning the Board and Director Nominees - Director Independence”.

(c)

Disclose whether or not a majority of directors are independent. If a majority of directors are not independent, describe what the board of directors (the board) does to facilitate its exercise of independent judgement in carrying out its responsibilities.

The Board has determined that a majority of the current directors (seven of eight, or 88 percent) are independent. The Board has determined that following the Meeting, seven of eight (or 88 percent) of the directors will be independent, provided all of management’s nominees are elected to the Board.

(d)	If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.

See “Information Concerning the Board and Director Nominees - Other Public Company Board Memberships”.

(e)

Disclose whether or not the independent directors hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held since the beginning of the issuer’s most recently completed financial year. If the independent directors do not hold such meetings, describe what the board does to facilitate open and candid discussion among its independent directors.

The Board has a policy providing that the independent directors meet without members of management and non-independent directors present at the conclusion of every meeting of the Board and every meeting of any committee of the Board. The number of Board and committee meetings held in 2019 is disclosed in “Information Concerning the Board and Director Nominees - Director Attendance Record”.

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(f)

Disclose whether or not the chair of the board is an independent director. If the board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities. If the board has neither a chair that is independent nor a lead director that is independent, describe what the board does to provide leadership for its independent directors.

The Board has determined that the chair of the Board, Gordon Ritchie, is an independent director within the meaning of NI 58-101. The Board, in conjunction with the HRG&C Committee, has developed broad terms of reference for the Chair of the Board which includes managing and developing a more effective Board and ensuring that the Board can function independently of management and work with management to monitor and influence strategic management and Shareholder and other third party relations.

(g)	Disclose the attendance record of each director for all board meetings held since the beginning of the issuer’s most recently completed financial year.

See “Information Concerning the Board and Director Nominees - Director Attendance Record”.

2.	Board Mandate

(a)	Disclose the text of the board’s written mandate. If the board does not have a written mandate, describe how the board delineates its role and responsibilities.

The mandate of the Board is attached to this Information Circular as Appendix B.

3.	Position Descriptions

(a)

Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee. If the board has not developed written position descriptions for the chair and/or the chair of each board committee, briefly describe how the board delineates the role and responsibilities of each such position.

The Board has written terms of reference for the chair of the Board and the chair of each committee of the Board.

(b)

Disclose whether or not the board and Chief Executive Officer have developed a written position description for the Chief Executive Officer. If the board and Chief Executive Officer have not developed such a position description, briefly describe how the board delineates the role and responsibilities of the Chief Executive Officer.

The Board, in conjunction with the Chief Executive Officer, has developed a written position description for the Chief Executive Officer.

4.	Orientation and Continuing Education

(a)

Briefly describe what measures the board takes to orient new directors regarding (i) the role of the board, its committees and its directors, and (ii) the nature and operation of the issuer’s business.

See “Other Board Information – Director Orientation and Education - Director Orientation Program”.

(b)

Briefly describe what measures, if any, the board takes to provide continuing education for its directors. If the board does not provide continuing education, describe how the board ensures that its directors maintain the skill and knowledge necessary to meet their obligations as directors.

See “Other Board Information – Director Orientation and Education - Director Continuing Education”.

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Obsidian Energy has adopted a policy titled “Governance Guidelines” that addresses, among other things, director orientation and continuing education. The Governance Guidelines have been posted on Obsidian Energy’s website at www.obsidianenergy.com.

5.	Ethical Business Conduct

(a)	Disclose whether or not the board has adopted a written code for the directors, officers and employees. If the board has adopted a written code:

(i)	disclose how a person or company may obtain a copy of the code;

The Board has adopted a written Code of Business Conduct and Ethics applicable to all employees of Obsidian Energy, including directors, officers and employees, which is located on SEDAR at www.sedar.com, and on Obsidian Energy’s website at www.obsidianenergy.com.

(ii)	describe how the board monitors compliance with its code, or if the board does not monitor compliance, explain whether and how the board satisfies itself regarding compliance with its code; and

The Board monitors compliance with the code by requiring annual certifications by its officers and senior financial management that they will comply with the code and through the “whistleblower” policy which provides a procedure for the submission of information by any director, officer or employee relating to possible violations of the codes.

(iii)

provide a cross-reference to any material change report filed since the beginning of the issuer’s most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code.

There were no material change reports filed since January 1, 2019 pertaining to any conduct of a director or executive officer that constitutes a departure from the code.

(b)

Describe any steps the board takes to ensure directors exercise independent judgement in considering transactions and agreements in respect of which a director or executive officer has a material interest.

In accordance with the Business Corporations Act (Alberta), directors who are a party to, or are a director or an officer of a person who is a party to, a material contract or material transaction or a proposed material contract or proposed material transaction are required to disclose the nature and extent of their interest and not to vote on any resolution to approve the contract or transaction. In certain cases an independent committee may be formed to deliberate on such matters in the absence of the interested party.

(c)	Describe any other steps the board takes to encourage and promote a culture of ethical business conduct.

The Board has also adopted a “Whistleblower Policy” wherein directors, officers and employees of Obsidian Energy and others are provided with a mechanism by which they can raise complaints regarding financial and regulatory reporting, internal accounting controls, auditing or health, safety and environmental matters or any other matters and raise concerns about any violations of Obsidian Energy’s Code of Business Conduct and Ethics in a confidential and, if felt necessary, anonymous process.

6.	Nomination of Directors

(a)	Describe the process by which the board identifies new candidates for board nomination.

The Human Resources, Governance & Compensation Committee is responsible for identifying and recommending to the Board new candidates for addition to the Board or for Board nomination, having

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regard to the strengths and composition of the Board and the Human Resources, Governance & Compensation Committee’s perception of the evolving needs of Obsidian Energy.

(b)

Disclose whether or not the board has a nominating committee composed entirely of independent directors. If the board does not have a nominating committee composed entirely of independent directors, describe what steps the board takes to encourage an objective nomination process.

The Human Resources, Governance & Compensation Committee is comprised of only independent directors.

(c)	If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.

The Human Resources, Governance & Compensation Committee has within its mandate the responsibilities of a nominating committee. The committee is responsible for identifying and recommending to the Board new candidates for nomination to the Board having regard to the competencies, skills and personal qualities of the candidates and the Board members’ and the committee’s perception of the needs of Obsidian Energy. The committee also reviews the proposed director nominees for Obsidian Energy’s annual management proxy circular and recommends such director nominations for approval by the Board.

7.	Compensation

(a)	Describe the process by which the board determines the compensation for the issuer’s directors and officers.

Compensation of Directors

See “Remuneration of Directors”.

Compensation of Officers

See “Compensation Discussion & Analysis – Executive Compensation Review Process”.

(b)

Disclose whether or not the board has a compensation committee composed entirely of independent directors. If the board does not have a compensation committee composed entirely of independent directors, describe what steps the board takes to ensure an objective process for determining such compensation.

The HRG&C Committee is composed entirely of independent directors.

(c)	If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.

The HRG&C Committee has been delegated the responsibility to:

•

Review, receive reports from management regarding, and make recommendations to the Board for consideration with respect to, the overall main human resource policies, trends and organizational issues, including in respect of recruitment, performance management, compensation, benefit programs, resignations/terminations, training and development of management in relation to succession planning and organizational planning and design;

•

Review and make recommendations to the independent members of the Board respecting the overall compensation philosophy, guidelines and plans for Obsidian Energy employees and executives, including in respect of base salaries, short-term incentive plans, long-term incentive plans, benefit plans and perquisites, as well as short-term and long-term corporate goals and objectives and other performance measures;

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•

Review and make recommendations to the independent members of the Board respecting the annual budgets for salaries, cash bonuses, any other short-term incentive compensation, grants of equity based or long-term incentive compensation and other terms of employment of the executive officers other than the Chief Executive Officer;

•

Review and make recommendations to the independent members of the Board respecting the annual budgets for salaries, cash bonuses, any other short-term incentive compensation, and grants of equity based or long-term incentive compensation for employees other than executive officers;

•

Review and make recommendations to the independent members of the Board respecting the corporate goals and objectives relevant to Chief Executive Officer compensation, based on the evaluation completed by the independent members of the Board on the CEO’s performance pursuant to the goals and objectives approved by those members, and make recommendations to the independent members of the Board regarding the Chief Executive Officer’s annual compensation, including salary, cash bonus any other short-term incentive compensation, and any grants of equity based or long-term incentive compensation;

•	Review and make recommendations to the Board respecting proposed appointments of officers of Obsidian Energy, including the terms of any executive employment agreements;

•	Review and report to the Board regarding succession plans for the Chief Executive Officer and other executive officers, including recruitment and training programs; and

•

Review and make recommendations to the Board respecting the compensation discussion and analysis and related disclosures of executive compensation for inclusion in information circulars and other documents for public release.

8.	Other Board Committees – If the board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.

Operations and Reserves Committee

Members: William A. Friley (Chair), Raymond Crossley, Edward Kernaghan and John Brydson, all of whom are independent directors.

The Operations and Reserves Committee assists the Board in fulfilling its oversight responsibilities relating to oil and natural gas reserves and resources data and health, safety, environmental and regulatory compliance matters. The main objectives of the Committee are to assist the Board in meeting its oversight responsibilities in respect of:

•	the selection and appointment of the qualified reserves evaluator(s) or auditor(s) engaged to report on Obsidian Energy’s reserves;

•	review of the reserves and resources data of the Corporation and procedures with respect to the reporting thereof;

•	the Corporation’s policies and practices with respect to matters of the environment, health and safety; and

•	compliance with applicable legislative, regulatory and corporate standards with respect to operations.

Commercial Committee

Members: Michael Faust (Chair), Gordon Ritchie and Stephen Loukas, a majority of which are independent directors.

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The Commercial Committee assists the Board in fulfilling its oversight responsibilities relating to reviewing and assisting development with management the material commercial contracts for the Corporation having potential impact on shareholder value, and reporting back to the Board.

9.

Assessments – Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments. If assessments are not regularly conducted, describe how the board satisfies itself that the board, its committees, and its individual directors are performing effectively.

See “Other Board Information - Board Assessment and Nominations”.

10.

Director Term Limits and Other Mechanisms of Board Renewal - Disclose whether or not the issuer has adopted term limits for the directors on its board or other mechanisms of board renewal and, if so, include a description of those director term limits or other mechanisms of board renewal. If the issuer has not adopted director term limits or other mechanisms of board renewal, disclose why it has not done so.

The Board’s objective is to be a balanced board made up of members with diverse characteristics, experience and tenure. In furtherance of that objective, the Board has implemented two primary mechanisms of board renewal: a retirement policy and an annual Board and director performance assessment process. For details regarding our director retirement policy, see “Information Concerning the Board and Director Nominees - Directors’ Term and Retirement Policy.” For details regarding our Board’s annual performance assessment process, see “Other Board Information – Board and Director Performance Assessment”. The Board has not adopted term limits for directors, as it believes that the director retirement policy and the annual performance assessment process are effective in achieving the appropriate level of renewal of the Board’s membership.

11.	Policies Regarding the Representation of Women on the Board

(a)	Disclose whether the issuer has adopted a written policy relating to the identification and nomination of women directors. If the issuer has not adopted such a policy, disclose why it has not done so.

Yes, the Board has adopted a written Diversity Policy relating to, among other things, the identification and nomination of women directors.

(b)	If an issuer has adopted a policy referred to in (a), disclose the following in respect of the policy:

(i)	a short summary of its objectives and key provisions,

The objective of Obsidian Energy’s Diversity Policy is to ensure that Obsidian Energy captures the business and economic potential that is derived from diversity at all organizational levels. Pursuant to the policy, in identifying suitable candidates for election to the Board, individual members of the Board and the Human Resources, Governance & Compensation Committee are accountable to confirm that diversity, including gender diversity, is considered and is an important factor in the selection of new candidates for nomination as directors.

(ii)	the measures taken to ensure that the policy has been effectively implemented,

Among other things, the executive search firms utilized by the Board to assist with the identification of candidates for nomination to the Board or appointment to the senior management team are selected, in part, on their proven ability to identify candidates of diverse backgrounds.

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(iii)	annual and cumulative progress by the issuer in achieving the objectives of the policy, and

The Diversity Policy was adopted on March 11, 2015. As of the date hereof, one of Obsidian Energy’s eight directors is a woman.

(iv)	whether and, if so, how the board or its nominating committee measures the effectiveness of the policy.

The effectiveness of Obsidian Energy’s Diversity Policy is assessed through a thorough review of all potential candidates against clear criteria for the knowledge, experience, training and skills required to assist Obsidian Energy to capitalize on the opportunities available to it.

12.

Consideration of the Representation of Women in the Director Identification and Selection Process - Disclose whether and, if so, how the board or nominating committee considers the level of representation of women on the board in identifying and nominating candidates for election or re-election to the board. If the issuer does not consider the level of representation of women on the board in identifying and nominating candidates for election or re-election to the board, disclose the issuer’s reasons for not doing so.

To ensure the success of Obsidian Energy, as it annually reviews succession and Board effectiveness, the Board is committed to actively recruit Board members from diverse backgrounds. In identifying suitable candidates for election to the Board, individual members of the Board and the Human Resources, Governance & Compensation Committee are accountable to confirm that diversity, including gender diversity, is considered and is an important factor in the selection of new candidates for nomination to our Board.

13.

Consideration Given to the Representation of Women in Executive Officer Appointments - Disclose whether and, if so, how the issuer considers the level of representation of women in executive officer positions when making executive officer appointments. If the issuer does not consider the level of representation of women in executive officer positions when making executive officer appointments, disclose the issuer’s reasons for not doing so.

The Board recognizes that diversity within Obsidian Energy is essential for the growth and prosperity of the Corporation. When appointing an individual to the senior management team, the diversity of the entire organization is reviewed to ensure that Obsidian Energy benefits from the strategic and operational advantages of diversity.

14.	Issuer’s Targets Regarding the Representation of Women on the Board and in Executive Officer Positions

(a)

For purposes of this Item, a “target” means a number or percentage, or a range of numbers or percentages, adopted by the issuer of women on the issuer’s board or in executive officer positions of the issuer by a specific date.

(b)	Disclose whether the issuer has adopted a target regarding women on the issuer’s board. If the issuer has not adopted a target, disclose why it has not done so.

Obsidian Energy has not adopted a target regarding women on its Board, as it believes that the use of objective criteria to identify Board nominees is in the best interests of Obsidian Energy and its stakeholders and more effective than the use of quotas and targets to identify qualified candidates.

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(c)	Disclose whether the issuer has adopted a target regarding women in executive officer positions of the issuer. If the issuer has not adopted a target, disclose why it has not done so.

Obsidian Energy has not adopted a target regarding women in executive officer positions, as it believes that the use of objective criteria to identify executives is in the best interests of Obsidian Energy and its stakeholders and more effective than the use of quotas and targets to identify qualified candidates.

(d)	If the issuer has adopted a target referred to in either (b) or (c), disclose:

(i) the target, and

Not applicable.

(ii) the annual and cumulative progress of the issuer in achieving the target.

Not applicable.

15.	Number of Women on the Board and in Executive Officer Positions

(a)	Disclose the number and proportion (in percentage terms) of directors on the issuer’s board who are women.

Assuming the election of management’s proposed nominees to the Board, Obsidian Energy’s Board will include one woman, representing 12.5% of the directors.

(b)	Disclose the number and proportion (in percentage terms) of executive officers of the issuer, including all major subsidiaries of the issuer, who are women.

None of Obsidian Energy’s executive officers are women at the present time, although women have held executive positions at Obsidian Energy in the past.

Other Activities of the Board

The Board is responsible for the stewardship of the Corporation and its subsidiaries. In particular, the Board approves significant operational decisions and all decisions relating to: (i) the long- term strategic direction of the Corporation; (ii) the acquisition and disposition of properties for a purchase price or proceeds in excess of an amount established by the Board from time to time; (iii) the approval of capital expenditure budgets; (iv) the establishment of credit facilities; (v) any offers for Shares; (vi) any issuances of additional Shares; (vii) the determination of dividend policies; and (viii) establishing and administering the Stock Option Plan, Award Plan, and Savings Plan and any other equity-based and/or long-term compensation plans.

The Board, in part, performs its mandated responsibilities through the activities of its four current standing committees: the Audit Committee, the Commercial Committee, the HRG&C Committee and the Operations and Reserves Committee. The Board and its committees have access to senior management on a regular basis as Mr. Loukas, the Interim President and Chief Executive Officer is a director and attends all meetings of the Board along with other executive officers who are invited to attend Board meetings to provide necessary information to facilitate stewardship and oversight activities.

The Board and the Human Resources, Governance & Compensation Committee have developed terms of reference for the Chair of the Board and the Chief Executive Officer with a view to ensuring that the Board can operate efficiently on a fully informed basis independent of management. As such, the Chief Executive Officer reports directly to the Board. The Board has determined that none of the directors who serve on its committees has a material relationship with Obsidian Energy that could reasonably interfere with the exercise of a director’s

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independent judgment (other than Mr. Loukas who holds a position on the Commercial Committee). The Chair of the Board is an independent director and is responsible for managing the affairs of the Board and its committees, including ensuring the Board is organized properly, functions effectively and independently of management and meets its obligations and responsibilities.

Other Matters Relating to the Audit Committee

All of the members of the Audit Committee are independent and financially literate. See “Audit Committee Disclosures” in Obsidian Energy’s annual information form for the year ended December 31, 2019 for information regarding Obsidian Energy’s Audit Committee, including the disclosure mandated by National Instrument 52-110 – Audit Committees. See our website at www.obsidianenergy.com, for a copy of the Audit Committee’s mandate.

Code of Business Conduct and Ethics

Each year, Obsidian Energy distributes to all of its directors, officers and employees a code of business conduct and ethics dealing with business integrity, accuracy of records and reporting, conflicts of interest, insider trading, protection and proper use of Obsidian Energy’s assets, reporting of illegal or unethical behaviour and other matters. Employees are encouraged and enabled to utilize the Whistle Blower facilities in relation to any concerns as to questionable accounting, auditing, financial reporting or any other concerns. Compliance affirmations are obtained annually for all executive and certain key financial and operational employees and for a broader group of Obsidian Energy’s staff. The code is available on Obsidian Energy’s website at www.obsidianenergy.com.

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APPENDIX B

MANDATE OF THE BOARD OF DIRECTORS

The Board of Directors (the “Board”) of Obsidian Energy Ltd. (the “Corporation”) is responsible for the stewardship of the Corporation and its subsidiaries (the Corporation and its subsidiaries, collectively, “Obsidian Energy”). In discharging its responsibility, the Board will exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances and will act honestly and in good faith with a view to the best interests of the Corporation. In general terms, the Board will:

(a)	in consultation with the chief executive officer of the Corporation (the “CEO”), define the principal objective(s) of the Corporation;

(b)	monitor the management of the business and affairs of the Corporation with the goal of achieving the Corporation’s principal objective(s) as defined by the Board;

(c)	discharge the duties imposed on the Board by applicable laws; and

(d)	for the purpose of carrying out the foregoing responsibilities, take all such actions as the Board deems necessary or appropriate.

Without limiting the generality of the foregoing, the Board will perform the following duties.

Strategic, Operating, Capital and Financing Plans

•	require the CEO to present annually to the Board a longer range strategic plan and a shorter range operating plan for the Corporation’s business, which plans must:

•	be designed to achieve the Corporation’s principal objectives,

•	identify the principal strategic, operational, capital and financing opportunities and risk of the Corporation’s business, and

•	be approved by the Board as a pre-condition to the implementation of such plans;

•	review progress towards the achievement of the goals established in the strategic, operating, capital and financing plans;

•	review the principal risks of the Corporation’s business identified by management and the steps taken by management to ensure the implementation of the appropriate systems to manage these risks; and

•	approve the annual operating, and capital and financing plans, major acquisitions and dispositions of exploration and production projects and facilities;

Monitoring and Acting

•	monitor the Corporation’s progress towards its goals, and to revise and alter its direction through management in light of changing circumstances;

•	monitor overall human resource policies and procedures, including compensation and succession planning;

•	appoint the CEO and determine the terms of the CEO’s employment with the Corporation;

•	approve the distribution policy of the Corporation;

•	periodically review the systems that management has put in place to ensure the integrity of the Corporation’s internal control and management information systems;

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•	monitor the “good corporate citizenship” of the Corporation, including compliance by the Corporation with all applicable environmental, health and safety laws;

•

in consultation with the CEO, establish the ethical standards to be observed by all officers and employees of the Corporation and use reasonable efforts to ensure that a process is in place to monitor compliance with those standards;

•	require that the CEO institute and monitor processes and systems designed to ensure compliance with applicable laws by the Corporation, its officers and employees; and

•	approve all matters relating to a takeover bid of the Corporation.

Compliance Reporting and Corporate Communications

•	ensure that management is properly reporting the financial performance of the Corporation to shareholders, other security holders and regulators on a timely and regular basis;

•	recommend to shareholders of the Corporation, based on the recommendations of management and the Audit Committee, a firm of chartered accountants to be appointed as the Corporation’s auditors;

•	ensure that management has undertaken all reasonable and prudent actions to ensure that the financial results are reported fairly and in accordance with generally accepted accounting principles;

•

ensure that management has put in place sufficient disclosure controls to ensure the timely reporting of any other developments that have a significant and material impact on the value of Obsidian Energy;

•	ensure the corporate oil and gas reserve report fairly represents the quantity and value of corporate reserves in accordance with generally accepted engineering principles;

•	report annually to shareholders on the Board’s stewardship for the preceding year; and

•	ensure that the Corporation has in place a policy to enable the Corporation to communicate effectively with the shareholders of the Corporation and the public generally.

Governance

•	in consultation with the Chair of the Board, develop a position description for the Chair of the Board;

•	facilitate the continuity, effectiveness and independence of the Board by, among other things:

•	appointing a Chair of the Board who is not a member of management;

•	appointing from amongst the directors an audit committee and such other committees of the Board as the Board deems appropriate,

•	defining the mandate of each committee of the Board,

•	ensuring that processes are in place and are utilized to assess the effectiveness of the Chair of the Board, the Board as a whole, each committee of the Board and each director, and

•	establishing a system to enable any director to engage an outside adviser at the expense of the Corporation; and

•	review annually the composition of the Board and its committees and assess Directors’ performance on an ongoing basis, and propose new members to the Board when and as appropriate;

•	review annually the adequacy and form of the compensation of directors.

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Delegation

•	The Board may delegate its duties to and receive reports and recommendations from the Audit, Operation and Reserves, Human Resources Governance and Compensation committees.

Composition

•	The Board shall be composed of at least 6, but not more than 12, individuals selected by the shareholders of the Corporation at the annual meeting of shareholders.

•

A majority of Board members should be independent directors, being those directors with no direct or indirect material relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of independent judgment in carrying out their responsibilities.

•	Members should have or obtain sufficient knowledge of the Corporation and the oil and gas business to assist in providing advice and counsel on relevant issues.

•	Board members should offer their resignation from the Board to the Chair of the Human Resources, Governance & Compensation Committee following:

•	change in personal circumstances which would reasonably interfere with the ability to serve as a Director, including a conflict of interest, and

•	change in personal circumstances which would reasonably reflect poorly on Obsidian Energy (for example, finding by a Court of fraud, or conviction under Criminal Code or securities legislation).

•	Non-Management Board members shall offer their resignation from the Board to the Chair of the Human Resources, Governance & Compensation Committee upon reaching age 70 and annually thereafter.

Meetings

•

The Board shall meet at least four times per year and at such additional times as deemed appropriate by the Board Chair. In addition, the Non-Management Directors must meet at regularly scheduled executive sessions chaired by the Chair of the Board, or if the Chair of the Board is a member of management, by an independent director chosen by the Directors present at the meeting.

•	There will also be an executive session of only independent directors held at least annually.

•	Minutes of each meeting shall be prepared by the Secretary to the Board.

•	The Chief Executive Officer or his designate(s) may be present at all meetings of the Board upon the invitation of the Board.

•	Vice-Presidents and such other staff as appropriate to provide information to the Board shall attend meetings at the invitation of the Board.

Reporting / Authority

•	Following each meeting, the Corporate Secretary will promptly report to the Board by way of providing draft copies of the minutes of the meetings.

•	Supporting schedules and information reviewed by the Board at any meeting shall be available for examination by any Director upon request to the Chief Executive Officer.

•	The Board shall have the authority to review any corporate report or material and to investigate activity of Obsidian Energy and to request any employees to cooperate as requested by the Board.

•	The Board may retain persons having special expertise and/or obtain independent professional advice to assist in fulfilling its responsibilities at the expense of the Corporation.

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APPENDIX C

GLOSSARY OF FREQUENTLY USED DEFINED TERMS, NON-GAAP MEASURES ADVISORY, OIL AND GAS INFORMATION ADVISORY AND FORWARD-LOOKING STATEMENT ADVISORY

Glossary

To help you in understanding this Information Circular, we use the following terms, which are defined as explained below.

“ABCA” means the Business Corporations Act (Alberta).

“Articles of Amendment” has the meaning given to such term in “Matters to be Acted Upon at the Meeting – Approval of Share Consolidation”.

“Award Plan” or “Restricted and Performance Share Unit Plan” means the restricted and performance share unit plan of Obsidian Energy, as amended and restated from time to time.

“Beneficial Shareholders” means Shareholders who do not hold Shares in their own name but rather through a broker, financial institution, trustee, nominee or other intermediary.

“Board” or “Board of Directors” means the board of directors of Obsidian Energy as it may be constituted from time to time.

“boe” means barrels of oil equivalent. See the “Oil and Gas Information Advisory” below for more information regarding barrels of oil equivalent.

“boe/d” means boe per day.

“Broadridge” means Broadridge Financial Solutions, Inc. and its affiliates.

“Canadian Holder” has the meaning given to such term in “Matters to be Acted Upon at the Meeting – Approval of Share Consolidation – Certain Canadian Federal Income Tax Consequences of the Share Consolidation”.

“Code” has the meaning given to such term in “Matters to be Acted Upon at the Meeting – Approval of Share Consolidation – Certain U.S. Federal Income Tax Consequences of the Share Consolidation”.

“CRA” has the meaning given to such term in “Matters to be Acted Upon at the Meeting – Approval of Share Consolidation – Certain Canadian Federal Income Tax Consequences of the Share Consolidation”.

“DSU” or “Deferred Share Unit” means a deferred share unit granted under the DSU Plan.

“DSU Plan” means the Deferred Share Unit Plan of the Corporation for Non-Management Directors.

“Early Vested PSU” has the meaning given to such term in “Termination and Change of Control Benefits - NEO Agreements”.

“Early Vested RSU” has the meaning given to such term in “Termination and Change of Control Benefits - NEO Agreements”.

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“equity incentive plan” means, for the purposes of applicable Canadian securities legislation, an incentive plan, or portion of an incentive plan, under which awards are granted and that falls within the scope of IFRS 2 Share-based Payment.

“Exchange Act” has the meaning given to such term in “Matters to be Acted Upon at the Meeting – Approval of Share Consolidation – Background to and Reasons for the Share Consolidation”.

“Executive Compensation Peer Group” has the meaning given to such term in “Executive Compensation Review Process - Executive Compensation Peer Group and Benchmarking”.

“Governance Committee” means the Governance Committee of the Board that was in place until March 6, 2018 when it was amalgamated with the Human Resources & Compensation Committee to become the HRG&C Committee.

“HRG&C Committee” means the Human Resources, Governance & Compensation Committee of the Board.

“incentive plan” means, for the purposes of applicable Canadian securities legislation, any plan providing compensation that depends on achieving certain performance goals or similar conditions within a specified period.

“Information Circular” means this management information circular and proxy statement dated June 15, 2020.

“Insider” has the meaning ascribed thereto in the Stock Option Plan or the Award Plan, as applicable, from time to time.

“Instrument of Proxy” means the form of proxy provided to registered Shareholders by the Corporation for use in respect of the Meeting.

“IRS” has the meaning given to such term in “Matters to be Acted Upon at the Meeting – Approval of Share Consolidation – Certain U.S. Federal Income Tax Consequences of the Share Consolidation”.

“KERP” means the key employee retention plan of Obsidian Energy.

“Management” means the management of Obsidian Energy.

“Management Director” means a director of Obsidian Energy who is also a full-time or part-time employee of Obsidian Energy. For greater clarity, Messrs. French, Faust and Loukas were the only Management Director in 2019 and as at June 15, 2020, Mr. Loukas is the only Management Director.

“Meeting” means the annual and special meeting of Shareholders to be held on Thursday, July 30, 2020, as it may be adjourned or postponed to which this Information Circular relates.

“Mercer” means Mercer (Canada) Limited, the external national consulting firm engaged to provide compensation advice to the HRG&C Committee, the Board and Management.

“mmboe” means million barrels of oil equivalent. See the “Oil and Gas Information Advisory” below for more information regarding barrels of oil equivalent.

“Named Executive Officers” or “NEOs” means for 2019: David French, the President and Chief Executive Officer until March 29, 2019; Michael Faust, the Interim President and Chief Executive Officer from March 18,

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2019 until December 4, 2019; Stephen Loukas, the Interim President from December 5, 2019 and onward; David Hendry, Chief Financial Officer until November 15, 2019; Peter Scott, Senior Vice President and Chief Financial Officer from December 2, 2019 and onward; Andrew Sweerts, the Vice President, Business Development & Commercial until November 15, 2019; Mark Hawkins, the Vice President, Legal, General Counsel and Corporate Secretary; and Aaron Smith, the Senior Vice President, Development and Operations. “Named Executive Officer” or “NEO” means any one of the Named Executive Officers.

“NI 58-101” means National Instrument 58-101 Disclosure of Corporate Governance Practices.

“non-equity incentive plan” means, for the purposes of applicable Canadian securities legislation, an incentive plan or portion of an incentive plan that is not an incentive plan under which awards are granted and that falls within the scope of IFRS 2 Share-Based Payment.

“Non-Management Director” means a director of Obsidian Energy who is not also an employee of Obsidian Energy.

“Obsidian Energy”, “Company”, “Corporation”, “we” or “our” means, prior to January 1, 2011, the Trust and its subsidiaries, and from and after January 1, 2011, Obsidian Energy Ltd. and its subsidiaries. The Corporation completed a name change from Penn West Petroleum Ltd. in June 2017.

“Option” means a right to purchase a Share issued under the Stock Option Plan.

“option-based awards” means, for the purposes of applicable Canadian securities legislation, awards under an equity incentive plan of options, including, for greater certainty, share options, share appreciation rights, and similar instruments that have option-like features.

“Proxy Deadline” means 9:00 a.m. (Mountain Daylight Time) on July 28, 2020 or 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of any adjourned or postponed Meeting.

“PSU” or “PSU Award” means a performance share unit issued under the Award Plan.

“Relative Total Shareholder Return” or “RTSR” means the percentile rank of Obsidian Energy’s Total Shareholder Return relative to returns calculated on a similar basis on equity securities of members of Obsidian Energy’s peer performance group during the applicable performance period.

“reserves” are estimated remaining quantities of oil and natural gas and related substances anticipated to be recoverable from known accumulations, as of a given date, based on the analysis of drilling, geological, geophysical, and engineering data; the use of established technology; and specified economic conditions, which are generally accepted as being reasonable. Reserves are classified according to the degree of certainty associated with the estimates. For information regarding our reserves, see our Annual Information Form for the year ended December 31, 2019 dated March 5, 2020 which is available in Canada at www.sedar.com and in the United States at www.sec.gov.

“RPF” means the relative performance factor of a PSU under the Award Plan.

“RSU” or “RSU Award” means an incentive award issued under the Award Plan.

“Savings Plan” means the Employee Retirement/Savings Plan of Obsidian Energy.

“Security Based Compensation Arrangements” has the meaning ascribed thereto in Part VI of the Company Manual of the TSX, as amended from time to time.

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“SEDI” means Canada’s System for Electronic Disclosure by Insiders.

“Share” means a common share in the capital of Obsidian Energy.

“Share Unit Award” means an RSU Award or a PSU Award, as the case may be.

“share-based awards” means, for the purposes of applicable Canadian securities legislation, awards under an equity incentive plan of equity-based instruments that do not have option-like features, including common shares, restricted shares, restricted share units, DSUs, phantom shares, phantom share units, common share equivalent units and stock.

“Share Consolidation” has the meaning given to such term in “Matters to be Acted Upon at the Meeting – Approval of Share Consolidation”

“Share Consolidation Resolution” has the meaning given to such term in “Matters to be Acted Upon at the Meeting – Approval of Share Consolidation”.

“Shareholder” or “You” means a person who owns, directly or indirectly, Shares of Obsidian Energy.

“STIP” means short term incentive plan.

“Stock Option Plan” means the stock option plan of Obsidian Energy, as amended and restated from time to time.

“Tax Act” has the meaning given to such term in “Matters to be Acted Upon at the Meeting – Approval of Share Consolidation – Certain Canadian Federal Income Tax Consequences of the Share Consolidation”.

“Tax Proposals” has the meaning given to such term in “Matters to be Acted Upon at the Meeting – Approval of Share Consolidation – Certain Canadian Federal Income Tax Consequences of the Share Consolidation”.

“Total Shareholder Return” or “TSR” means, with respect to any performance period, the total return to Shareholders on Shares calculated using cumulative dividends or other distributions on a reinvested basis and the change in the trading price of the Shares on the TSX over the performance period.

“TSX” means the Toronto Stock Exchange.

“Voting Instruction Form” means the voting instruction form provided to a Beneficial Shareholder for the purpose of obtaining the Beneficial Shareholder’s voting instructions in respect of the matters to be considered at the Meeting.

Oil and Gas Information Advisory

Barrels of Oil Equivalent

Barrels of oil equivalent (“boe”) may be misleading, particularly if used in isolation. A boe conversion ratio of six thousand cubic feet of natural gas to one barrel of crude oil is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio based on the current price of crude oil as compared to natural gas is significantly different from the energy equivalency conversion ratio of 6:1, utilizing a conversion on a 6:1 basis is misleading as an indication of value.

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Forward-Looking Statement Advisory

Certain statements contained in this document constitute forward-looking statements or information (collectively “forward-looking statements”). In particular, this document contains forward- looking statements pertaining to, without limitation, the objectives of Obsidian Energy’s total compensation program for its NEOs; when it will be discussed and who could be eligible for 2020 annual grants of long term incentives; that it is in the Company’s best interests to resume using Option grants as a compensation for key personnel; that the Stock Option Plan and Award Plan are intended to maintain Obsidian Energy’s competitiveness within the Canadian oil and gas industry and facilitate the achievement of Obsidian Energy’s long-term goals by providing an increased incentive for personnel to contribute to the future success and prosperity of Obsidian Energy and by strengthening the alignment of the interests of personnel with the interests of Shareholders; the intentions of the proposed amendments to the Stock Option Plan and the Award Plan; the consequences if Shareholders do not approve the Option Plan Amendment Resolution and/or the Unallocated Option Resolution; the timing for further approval of unallocated Option issuable pursuant to our Amended Option Plan if Shareholder approval is obtained at the Meeting; that is was in the best interests of the Company to seek Shareholder approval for a modest increase in the maximum number of Share Unit Awards issuable under the plan; the consequences if Shareholders do not approve the Award Plan Amendment Resolution and/or the Unallocated Share Unit Award Resolution; the timing for further approval of unallocated Awards issuable pursuant to our Amended Award Plan if Shareholder approval is obtained at the Meeting; and that our management is proactive in engaging investors around material announcements and quarterly earnings.

Although the Company believes that the expectations reflected in the forward-looking statements contained in this document, and the assumptions on which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned not to place undue reliance on forward-looking statements included in this document, as there can be no assurance that the plans, intentions or expectations upon which the forward-looking statements are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties that contribute to the possibility that the forward-looking statements contained herein will not be correct, which may cause our actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things: the possibility that we are not able to continue as a going concern and realize our assets and discharge our liabilities in the normal course of business; the possibility that the Company will not be able to continue to successfully execute our business plans and strategies in part or in full, and the possibility that some or all of the benefits that the Company anticipates will accrue to our Company and our stakeholders as a result of the successful execution of such plans and strategies do not materialize; the possibility that the Company is unable to complete one or more of the potential transactions being pursued pursuant to our ongoing strategic alternatives review process, including the potential disposition of assets, on favorable terms or at all; the possibility that the Company does not qualify for one or more government assistance programs implemented in connection with the COVID-19 pandemic and other regional and/or global health related events, or that the impact of such programs falls below our expectations; the impact on energy demand of regional and/or global health related events, including the ongoing COVID-19 pandemic and the responses of governments and the public to the pandemic, including the risk that the amount of demand destruction and/or the length of the decreased demand exceeds or expectations; the possibility that the revolving period and term out period of our credit facility and the maturity date of our senior notes is accelerated, that the borrowing base under our credit facility is reduced, that the Company is unable to renew our credit facilities on acceptable terms or at all and/or finance the repayment of our senior notes when they mature and/or obtain debt and/or equity financing to replace one or both of our credit facilities and senior notes; the possibility that we breach one or more of the financial covenants pursuant to our agreements with our lenders and the holders of our senior notes; the possibility that we are forced to shut-in additional production or continue existing production shut-ins longer than anticipated, whether due to commodity prices failing to rise or decreasing further or changes

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to existing government curtailment programs or the imposition of new programs; the risk that OPEC, Russia and other nations fail to adhere to existing production quotas or agree to new production quotas to balance supply and demand fundamentals for crude oil; general economic and political conditions in Canada, the U.S. and globally, and in particular, the effect that those conditions have on commodity prices and our access to capital; industry conditions, including fluctuations in the price of crude oil, natural gas liquids and natural gas, price differentials for crude oil and natural gas produced in Canada as compared to other markets, and transportation restrictions, including pipeline and railway capacity constraints; fluctuations in foreign exchange or interest rates; unanticipated operating events or environmental events that can reduce production or cause production to be shut-in or delayed (including extreme cold during winter months, wild fires and flooding); and the other factors described under “Risk Factors” in our Annual Information Form and described in our public filings, available in Canada at www.sedar.com and in the United States at www.sec.gov. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking statements contained in this document speak only as of the date of this document. Except as expressly required by applicable securities laws, we do not undertake any obligation to publicly update any forward-looking statements. The forward-looking statements contained in this document are expressly qualified by this cautionary statement.

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APPENDIX D

MARKED COPY OF STOCK OPTION PLAN

1.	Purpose of Plan

The purpose of this plan is to aid in attracting, retaining and motivating the directors, officers, employees and other eligible Service Providers of the Obsidian Energy Group in the growth and development of the Obsidian Energy Group by providing them with the opportunity through Options to acquire an increased proprietary interest in the Corporation.

2.	Administration

This Plan shall be administered by the Committee. The Committee shall have full and final discretion to interpret the provisions of this Plan and to prescribe, amend, rescind and waive rules and regulations to govern the administration and operation of this Plan, including without limitation rules as to vesting. All decisions and interpretations made by the Committee shall be binding and conclusive on the Optionees and the Corporation, subject to receipt of securityholder approval if required by any applicable stock exchange.

3.	Granting of Options

The Committee may from time to time designate the directors, officers and employees of, and other eligible Service Providers to, the Obsidian Energy Group to whom Options may be granted and the number of Common Shares to be optioned to each, provided that the number of Common Shares to be optioned shall not exceed the limitations provided in Section 4 hereof.

4.	Limitations to the Plan

Notwithstanding any other provision of this Plan:

(a)     the maximum number of Common Shares issuable (or reserved for issuance) on exercise of outstanding Options at any time shall be limited to ~~4.25~~9.0% of the aggregate number of issued and outstanding Common Shares, less the number of Common Shares issuable (or reserved for issuance) pursuant to all other Security Based Compensation Arrangements;

(b)     the number of Common Shares issuable ~~(or reserved for issuance)~~ to Insiders of the Corporation, at any time, under all Security Based Compensation Arrangements, including this Plan, shall not exceed ~~5~~10.0% of the issued and outstanding Common Shares;

(c)     the number of Common Shares issued to Insiders of the Corporation, within any one year period, under all Security Based Compensation Arrangements, including this Plan, shall not exceed ~~2~~10.0% of the issued and outstanding Common Shares;

(d)     the average Annual Grant Rate during any three consecutive calendar years (a “Rolling Three Year Period”) shall not exceed 2.0~~% (for greater certainty, the first Rolling Three Year Period will include the 2011, 2012 and 2013 calendar years, the second Rolling Three Year Period will include the 2012, 2013 and 2014 calendar years, and so forth on a rolling three year basis);~~%; and

~~(e)~~	~~directors of the Corporation who are not also employees of the Corporation shall not be entitled to participate in this Plan.~~

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(e)

the aggregate number of Common Shares that may be reserved for issuance pursuant to the exercise of Options granted to Non-Management Directors pursuant to this Plan shall not exceed 1.0% of the Common Shares outstanding from time to time, and the aggregate value of Options granted to any one Non-Management Director during a calendar year shall not exceed $100,000.

For the purposes of this Section 4, any increase in the issued and outstanding Common Shares (whether as a result of the exercise of Options or otherwise) will result in an increase in the number of Common Shares that may be issued on exercise of Options outstanding at any time and any increase in the number of Options granted will, upon exercise, make new grants available under this Plan.

Options that are cancelled, terminated or expire prior to the exercise of all or a portion thereof shall result in the Common Shares that were reserved for issuance thereunder being available for a subsequent grant of Options pursuant to this Plan to the extent of any Common Shares issuable thereunder that are not issued under such cancelled, terminated or expired Options.

5.	Vesting

The Committee may, in its sole discretion, determine: (i) the time during which Options shall vest; (ii) the method of vesting; or (iii) that no vesting restriction shall exist. In the absence of any determination by the Committee to the contrary, Options will vest and be exercisable as to one-fifth (1/5) of the total number of Common Shares subject to the Options on each of the first, second, third, fourth and fifth anniversaries of the date of grant (computed in each case to the nearest whole Common Share). Notwithstanding the foregoing, the Committee may, at its sole discretion at any time or in the Option Agreement in respect of any Options granted, accelerate or provide for the acceleration of vesting of Options previously granted.

6.	Option Price

The exercise price of Options granted under the Plan shall be fixed by the Committee when such Options are granted, provided that the exercise price of Options shall not be less than the Market Price of the Common Shares at the time an Option is granted.

7.	Option Terms

The period during which an Option is exercisable shall, subject to the provisions of this Plan requiring or permitting acceleration of rights of exercise or the extension of the exercise period, be such period, not in excess of six (6) years, as may be determined from time to time by the Committee, but subject to the rules of any stock exchange or other regulatory body having jurisdiction, and in the absence of any determination to the contrary will be six (6) years from the date of grant (the “Termination Date”). In addition, unless the Corporation and an Optionee agree otherwise in an Option Agreement or other written agreement (such as an agreement of employment or consultancy), each Option shall provide that:

(a)     upon the death of the Optionee:

(i)

the Option shall terminate on the date determined by the Committee, which shall not be more than twelve (12) months from the date of death and, in the absence of any determination to the contrary, will be twelve (12) months from the date of death (subject to earlier termination on the Termination Date); and

(ii)

the number of Common Shares that the Optionee (or his or her heirs or successors) shall be entitled to purchase until such date of Option termination shall be all of the Common Shares that may be acquired on exercise of the Options held by such Optionee (or his or her heirs or successors) whether or not previously vested, and the vesting of all such Options shall be accelerated on the date of death for such purpose;

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(b)     if the Optionee shall no longer be (x) an officer of or be in the employ of, or consultant or other Service Provider to, any of the entities comprising the Obsidian Energy Group by reason of termination of the Optionee by the Obsidian Energy Group without cause~~:~~, or (y) a director of the Corporation because the Optionee is removed as a director of the Corporation by the shareholders of the Corporation, is disqualified to serve as a director of the Corporation, or such director’s successor is elected or appointed (unless such director continues to be an officer or employee of, or consultant or other Service Provider to, the Corporation after he or she ceases to be a director):

(i)

the Option shall terminate on the expiry of the period that is not less than 60 days and not in excess of 180 days (as prescribed by the Committee at the time of grant) following the date that the Optionee is terminated by the Obsidian Energy Group or ceases to be a director, and in the absence of any determination to the contrary by the Committee at the time of grant, will terminate ninety (90) days following the date that the Optionee is terminated or ceases to be a director (subject to earlier termination on the Termination Date); and

(ii)

the number of Common Shares that the Optionee shall be entitled to purchase until such date of Option termination shall be: (A) the number of Common Shares that the Optionee is entitled to purchase on exercise of vested Options on the date that the Optionee is terminated by the Obsidian Energy Group or ceases to be a director; plus (B) the number of Common Shares that the Optionee is entitled to purchase on exercise of Options that vest following the date that the Optionee is terminated by the Obsidian Energy Group or ceases to be a director and up to and including the first to occur of (I) the 60th day following the date that the Optionee is terminated by the Obsidian Energy Group or ceases to be a director, and (II) the Termination Date;

(c)     if the Optionee shall no longer be an officer of or be in the employ of, or consultant or other Service Provider to, any of the entities comprising the Obsidian Energy Group by reason of termination for cause, the Option shall terminate immediately on such termination for cause (whether notice of such termination occurs verbally or in writing); provided that notwithstanding the foregoing, the Committee may, in its sole discretion, allow the Optionee to exercise any Options that were vested on the date that the Optionee was terminated for cause for a period of not more than 30 days following such termination date (subject to earlier termination on the Termination Date); and

(d)     if the Optionee shall no longer be ~~an~~a director or officer of or be in the employ of, or consultant or other Service Provider to, any of the entities comprising the Obsidian Energy Group by reason of the Optionee’s resignation:

(i)

the Option shall terminate on the expiry of the period not in excess of 180 days (as prescribed by the Committee at the time of grant) following the date that the Optionee resigns, and in the absence of any determination to the contrary by the Committee at the time of grant, will terminate thirty (30) days following the date that the Optionee resigns (subject to earlier termination on the Termination Date); and

(ii)

the number of Common Shares that the Optionee shall be entitled to purchase until such date of Option termination shall be the number of Common Shares that the Optionee was entitled to purchase on exercise of vested Options on the date that the Optionee resigned~~; and~~.

~~(e)~~

~~if the Optionee shall no longer be an officer of or be in the employ of, or consultant or other Service Provider to, any of the entities comprising the Obsidian Energy Group by reason of the Optionee’s Retirement, such Optionee’s Options shall remain in full force and effect and, for greater certainty, such Options shall continue to vest in accordance with their terms and shall continue to be exercisable by the Optionee from time to time in accordance with their terms until the Termination Date.~~

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If the normal expiry date of any Options falls within any Black-Out Period or within seven (7) business days following the end of any Black-Out Period (the “Restricted Options”), then the expiry date of all Restricted Options shall, without any further action, be extended to the date that is seven (7) business days following the end of the Black-Out Period (or such longer period as permitted by the TSX and approved by the Committee). The foregoing extension applies to all Options whatever the date of grant and shall not be considered to be an extension of the term of the Options as contemplated by paragraph (iii) in Section ~~18~~19 hereof.

This Plan does not confer upon an Optionee any right with respect to continuation of employment by or service provision to any of the entities comprising the Obsidian Energy Group, nor does it interfere in any way with the right of the Optionee or any of the entities comprising the Obsidian Energy Group to terminate the Optionee’s employment or service provision at any time.

8.	Exercise of Option

Subject to the provisions of this Plan, an Option may be exercised from time to time by delivery to the Corporation at its head office in Calgary, Alberta or such other place as may be specified by the Corporation, of a written notice of exercise specifying the number of Common Shares with respect to which the Option is being exercised, and accompanied by payment in full of: (i) the purchase price of the Common Shares then being purchased; and (ii) any amount required to be paid pursuant to Section 20. Notwithstanding the foregoing, the Committee may, in its sole discretion, vary the aforementioned procedure for exercising an Option from time to time.

9.	Cashless Exercise

Subject to the provisions of this Plan, if permitted by the Committee, an Optionee may elect to exercise an Option by surrendering such Option in exchange for the issuance of Common Shares equal to the number determined by dividing the Market Price (calculated as at the date of exercise) into the difference between the Market Price (calculated as at the date of exercise) and the exercise price of such Option. An Option may be exercised pursuant to this Section 9 from time to time by delivery to the Corporation at its head office in Calgary, Alberta or such other place as may be specified by the Corporation, of a written notice of exercise specifying that the Optionee has elected to make a cashless exercise of such Option and the number of Options to be exercised (provided that the Committee may, in its sole discretion, vary the aforementioned procedure for exercising an Option from time to time). The Corporation will not be required, upon the exercise of any Options pursuant to this Section 9, to issue fractions of Common Shares or to distribute certificates which evidence fractional Common Shares. In lieu of fractional Common Shares, the Corporation will pay to the Optionee within ten (10) business days after the exercise date, an amount in lawful money of Canada equal to the then Fair Market Value of such fractional interest, provided that the Corporation will not be required to make any payment, calculated as aforesaid, that is less than $10.00. Upon exercise of the foregoing, the number of Common Shares actually issued shall be deducted from the number of Common Shares reserved with the TSX for future issuance under the Plan and the balance of the Common Shares that were issuable pursuant to the Options so surrendered shall be considered to have been cancelled and available for further issuance. Any reference in this Section 9 to the issuance of Common Shares or the payment of cash is subject to compliance with Section 20.

10.	Surrender Offer

An Optionee may make an offer (the “Surrender Offer”) to the Corporation, at any time, for the disposition and surrender by the Optionee to the Corporation (and the termination thereof) of any of the Options granted hereunder for an amount (not to exceed the Fair Market Value of the Common Shares less the exercise price of the Options) specified in the Surrender Offer by the Optionee, and the Corporation may, but is not obligated to, accept the Surrender Offer, subject to any regulatory approval required. If the Surrender Offer, either as made or

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as renegotiated, is accepted, the Options in respect of which the Surrender Offer relates shall be surrendered and deemed to be terminated and cancelled and shall cease to grant the Optionee any further rights thereunder upon payment of the amount of the agreed Surrender Offer by the Corporation to the Optionee. The Corporation may, in its sole discretion, elect to allow an Optionee to claim such deductions in computing taxable income of such Optionee, if any, that may be available to the Optionee in respect of any amount received by the Optionee pursuant to this Section 10, provided that the Corporation shall be under no obligation, express or implied, to make such election. Any reference in this Section 10 to the payment of cash is subject to compliance with Section 20.

11.	Alterations in Shares

In the event:

(a)	of any change in the Common Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise; or

(b)	that, as a result of any recapitalization, merger, consolidation or other transaction, the Common Shares are converted into or exchangeable for any other securities or property;

~~then~~subject to any required approval of the TSX, the Board may make such adjustments to this Plan and to any Options outstanding under this Plan, and may make such amendments to any Option Agreements outstanding under this Plan, as the Board may, in its sole discretion, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Optionees hereunder and\or to provide for the Optionees to receive and accept such other securities or property in lieu of Common Shares, and the Optionees shall be bound by any such determination.

If the Corporation fixes a record date for a distribution to all or substantially all of the holders of the Common Shares of cash or other assets (other than a dividend in the ordinary course of business), subject to any required approval of the TSX, the Board may, in its sole discretion, but for greater certainty shall not be required to, make an adjustment to the exercise price of any Options outstanding on the record date for such distribution and make such amendments to any Option Agreements outstanding under the Plan to give effect thereto, as the Board may, in its sole discretion, consider appropriate in the circumstances.

12.	Merger and Sale, etc.

Except in the case of a transaction that is a Change of Control and to which Sections 13 and 14 apply, if the Corporation enters into any transaction or series of transactions whereby the Corporation or all or substantially all of the assets of the Corporation and its Subsidiaries (on a consolidated basis) would become the property of any other trust, body corporate, partnership or other person (a “Successor”), whether by way of Takeover Bid, acquisition, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise (each a “Transaction”), prior to or contemporaneously with the consummation of such Transaction the Corporation and the Successor will execute such instruments and do such things as the Committee may determine are necessary to establish that upon the consummation of such Transaction the Successor will assume the covenants and obligations of the Corporation under this Plan and the Option Agreements outstanding on consummation of such Transaction. Any such Successor shall succeed to, and be substituted for, and may exercise every right and power of the Corporation under this Plan and Option Agreements with the same effect as though the Successor had been named as the Corporation herein and therein and thereafter, the Corporation shall be relieved of all obligations and covenants under this Plan and such Option Agreements and the obligation of the Corporation to the Optionees in respect of the Options shall terminate and be at an end and the Optionees shall cease to have any further rights in respect thereof including, without limitation, any right to acquire Common Shares upon vesting of the Options.

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Alternatively, and in lieu of making such provision, in the event of such Transaction (provided that if the Transaction constitutes a Takeover Bid, it (i) is not exempt from the takeover bid requirements of applicable securities legislation, and (ii) shall have been approved or recommended for acceptance by the Board) the Corporation shall have the right to satisfy any obligations to the Optionee in respect of any Options outstanding by paying to the Optionee, in cash, and as proceeds of disposition for an Optionee’s Options, the difference between the exercise price of all unexercised Options granted hereunder and the fair market value of the securities to which the Optionee would be entitled upon exercise of all unexercised Options. The Corporation may, at its sole discretion, elect to allow an Optionee to claim such deductions in computing taxable income of such Optionee, if any, that may be available to the Optionee in respect of any amount received by the Optionee pursuant to this Section 12, however, the Corporation is under no obligation, express or implied, to make such election. Any determinations as to fair market value of any securities shall be made by the Committee, and any reasonable determination made by the Committee shall be binding and conclusive and, upon payment as aforesaid, the Options shall terminate and the Optionee shall cease to have any further rights in respect thereof.

13.	Acceleration of Vesting

Notwithstanding any other provision in this Plan or the terms of any Option Agreement, if there takes place a Change of Control and within one (1) year of the Change of Control there is an event or events that constitute Good Reason for the Optionee, the Optionee shall have the right for a period of thirty (30) days following the event or events that constitute Good Reason to terminate their employment upon providing the Corporation with two (2) week’s advance written notice (the “Notice”). In the event the Optionee makes such election, all issued and outstanding Options shall be exercisable (whether or not then vested) immediately prior to the time the Optionee provides the Notice and shall terminate on the 90th day after the occurrence of such Notice, or at such earlier time as may be established by the Board, in its absolute discretion, prior to the time such Notice takes place.

14.	Change of Control

(a)

In the event of a Change of Control, all outstanding Options shall be replaced with similar options of the entity resulting from the transaction on substantially the same terms and conditions as this Plan, unless such replacement is not possible or practical, as the Board may, in its sole discretion, determine.

(b)

If such determination is made, the Committee may, in its sole discretion, accelerate the vesting of any or all outstanding Options to provide that, notwithstanding Section 5 or any Option Agreement, such outstanding Options shall be fully vested and conditionally exercisable upon (or prior to) the completion of the transaction resulting in the Change of Control provided that the Committee shall not, in any case, authorize the exercise of Options pursuant to this section beyond the Termination Date of the Options. In the event the Committee accelerates the vesting of outstanding Option pursuant to this Section 14(b):

(i)

All vested Options (including those whose vesting has been accelerated pursuant to this Section 14(b~~),~~)), unless exercised prior to or at the time of the Change of Control, will be purchased by the Corporation or a related entity for an amount per Option equal to the “Change of Control Price” (as defined below) less the applicable ~~Exercise Price~~exercise price (except that where the ~~Exercise Price~~exercise price exceeds the Change of Control Price, the amount per Option for such Options shall be $0.01), as of the date such Change of Control is determined to have occurred or as of such other date prior to the Change of Control as the Committee may determine. For purposes of this paragraph, “Change of Control Price” means the Fair Market Value of a Common Share based on the consideration payable in the Change of Control transaction as determined by the Committee.

(ii)	If, for any reason, the transaction that would result in a Change of Control is not ~~contemplated~~completed, the Committee may cause the acceleration of exercise periods of any Options

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or acceleration of the time for the fulfillment of any conditions or restrictions on such exercise of Options to be retracted and the vesting of such Options to revert to the manner provided in the applicable Option Agreement, unless such Options have already been exercised.

15.	No Rights as a Shareholder

An Optionee shall have no rights or privileges whatsoever as a shareholder of the Corporation in respect of any Common Shares issuable upon exercise of an Option granted pursuant to this Plan (including any right to receive dividends or other distributions therefrom or thereon) other than in respect of Common Shares in respect of which the Optionee shall have exercised the Option to purchase hereunder and which the Optionee shall have actually taken up and paid for in accordance with this Plan (including without limitation Section 8 hereof) and in respect of which certificates shall have been issued and delivered.

16.	Regulatory Authorities Approvals

This Plan shall be subject to the approval, if required, of any stock exchange on which the Common Shares are listed for trading. Any Options granted prior to receipt of such approval and after listing on any such stock exchange shall be conditional upon such approval being given and no such Options may be exercised unless such approval, if required, is given.

17.	Options to Companies

The provisions herein in respect of the grant of Options shall apply, with appropriate modifications, to the grant of Options to a company either: (i) wholly-owned by any person to whom Options may otherwise be granted hereunder; or (ii) controlled by any person to whom Options may otherwise be granted hereunder (and the shares of which are held directly or indirectly by any such person and such person’s spouse, minor children and/or minor grandchildren); subject to any requirements of any applicable regulatory authority having jurisdiction.

18.	Option Agreements

An agreement (an “Option Agreement”) will be entered into between the Corporation and each Optionee to whom an Option is granted hereunder, which Option Agreement will set out the number of Common Shares subject to Option, the exercise price, the vesting dates, the expiry date and any other terms approved by the Committee, all in accordance with the provisions of this Plan. The Option Agreement will be in such form as the Committee may from time to time approve or authorize the officers of the Corporation to enter into and may contain such terms as may be considered necessary in order that the Option will comply with any provisions respecting Options in the income tax or other laws in force in any country or jurisdiction of which the person to whom the Option is granted may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation. Such Option Agreements may also contain such other provisions as the Committee may determine. In the Committee’s discretion, an Option Agreement may take the form of a physical or electronic notice delivered by the Corporation to the Optionee and setting out the terms of the grant of Options to the Optionee, and the Optionee’s acceptance of such notice shall be deemed to be the agreement of the Optionee to accept the Options so granted based on the terms contained in this Plan and the notice of Option grant. In the event of a conflict between the terms of any Option Agreement and this Plan, the terms of this Plan shall govern.

19.	Amendment or Discontinuance of the Plan

Subject to the restrictions set forth below, the Board may, by resolution, amend or discontinue this Plan and any Option granted under it (together with any related Option Agreement) at any time without shareholder approval;

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provided however, that without the prior approval of the shareholders of the Corporation (or such other approval as may be required by the TSX or such other stock exchange on which the Common Shares are listed and posted for trading), the Board may not:

(a)	increase the maximum number of Common Shares issuable pursuant to this Plan as specified in paragraph 4(a) hereof;

(b)	reduce the exercise price of an Option or cancel an Option and subsequently issue the holder of such Option a new Option or other entitlement in replacement thereof;

(c)	extend the term of an Option beyond the original expiry date of such Option;

(d)

make an amendment to this Plan or an Option that would permit an Optionee to assign or transfer an Option to a new beneficial Optionee, other than for estate settlement purposes in the case of the death of an Optionee;

(e)

make an amendment to this Plan that would add to the categories of persons eligible to participate in this Plan, including to permit ~~non-employee directors to participate in this Plan~~Non-Management Director participation on a discretionary basis;

(f)	make an amendment to this Plan to remove or amend paragraphs 4(a) through 4(e), inclusive, of this Plan; or

(g)	make an amendment to this Plan to remove or amend this Section 19.

Any amendment to this Plan or to outstanding Options that requires approval of any stock exchange on which the Common Shares are listed for trading may not be made without the approval of such stock exchange.

The Board may amend or discontinue the Plan or outstanding Options at any time without the consent of an Optionee, provided that such amendment shall not adversely alter or impair any Option previously granted under the Plan, except as otherwise permitted hereunder.

The Committee may amend or terminate this Plan or any outstanding Option granted hereunder at any time without the approval of the shareholders of the Corporation or any Optionee whose Option is amended or terminated, in order to conform this Plan or such Option, as the case may be, to applicable law or regulation or the requirements of any relevant stock exchange or regulatory authority, whether or not that amendment or termination would affect any accrued rights, subject to the receipt of the approval of that stock exchange or regulatory authority.

20.	Tax Withholding

The Corporation shall have the power and the right to deduct or withhold, or require (as a condition of exercise) an Optionee to remit to the Corporation, the required amount to satisfy, in whole or in part, federal, provincial, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan, including the grant or exercise of Options granted under this Plan. With respect to required withholding, the Corporation shall have the irrevocable right to (and the Optionee consents to) the Corporation setting off any amounts required to be withheld, in whole or in part, against amounts otherwise owing by the Corporation to such Optionee (whether arising pursuant to the Optionee’s relationship as an officer or employee of the Corporation or as a result of the Optionee providing services on an ongoing basis to the Corporation or otherwise), or may make such other arrangements as are satisfactory to the Optionee and the Corporation. In addition, the Corporation may elect, in its sole discretion, to satisfy the withholding requirement, in whole or in part, by withholding such number of Common Shares as it determines are required to be sold by the Corporation, as trustee, to satisfy the withholding obligation net of selling costs (which costs shall be the

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responsibility of the Optionee and which shall be and are authorized to be deducted from the proceeds of sale). The Optionee consents to such sale and grants to the Corporation an irrevocable power of attorney to effect the sale of such Common Shares and acknowledges and agrees that the Corporation does not accept responsibility for the price obtained on the sale of such Common Shares. Any reference in this Plan to the issuance of Common Shares or a payment of cash is expressly subject to this Section 20.

21.	No Guarantees Regarding Tax Treatment

Optionees (or their beneficiaries) shall be responsible for all taxes with respect to any Option outstanding under this Plan, whether arising as a result of the grant or exercise of Options or otherwise. The Corporation and the Committee make no guarantees to any person regarding the tax treatment of an Option or payments made under this Plan and none of the Corporation or any of its directors, officers, employees or representatives shall have any liability to an Optionee with respect thereto.

22.	Cessation of Employment

For the purposes of this Plan and all Option Agreements, unless otherwise provided in the applicable Option Agreement or other written agreement (such as an agreement of employment), subject to the discretion of the Committee, an Optionee shall be deemed to have ceased to be a Service Provider to the Obsidian Energy Group (or any one of the entities comprising such group), and an Optionee shall be deemed to have been terminated or resigned from employment or a consulting arrangement with the Obsidian Energy Group (and each of the entities comprising such group) for the purposes hereof, on the first to occur of (i) the date of such termination or resignation, or (ii) the date (as determined by the Committee) that the Optionee ceases in the active performance of all of the regular duties of the Optionee’s job, which includes the carrying on of all of the usual and customary day to day duties of the job for the normal and scheduled number of hours in each working day; the foregoing to apply whether or not adequate or proper notice of termination shall have been provided by and to the Obsidian Energy Group (or any one of the entities comprising such group) in respect of such termination of employment or consulting arrangement. For greater certainty, a transfer of the Optionee’s employment or service from one member of the Obsidian Energy Group to another member of the Obsidian Energy Group shall not be deemed to be a cessation of employment or service for the purposes of this Agreement.

Notwithstanding the foregoing paragraph, it shall not be considered a termination of the Service Provider relationship if an Optionee is placed on a leave of absence (“Leave”) which is considered by the Committee as continuing intact the Service Provider relationship. In such a case, the Service Provider relationship shall be continued until the later of (i) the date when the Leave equals ninety (90) days, and (ii) the date when an Optionee’s right to re-employment shall no longer be guaranteed either by applicable laws or by contract; provided that in the event that active employment or service provision is not renewed at the end of the Leave, the Service Provider relationship shall be deemed to have ceased at the beginning of the Leave. If an Optionee shall take a Leave for a period of time that is greater than 90 days, the Committee may, in its sole discretion, modify or change the vesting terms of any Options granted to such Optionee in order to take into account the period of the Leave.

23.	Assignment

Options shall not be assignable by the Optionee either in whole or in part and, upon any purported assignment being made in contravention of the terms hereof, such Options shall become null and void and be of no further force or effect.

24. Applicable Law

This Plan shall be governed by and administered and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

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25.	Defined Terms

Where used herein, the following terms shall have the following meanings, respectively: (a)

“Annual Grant Rate” means the percentage obtained using the following formula:

% = 100 * (X / Y)

where,

X	= the number of Options granted in any calendar year; and

Y	= the weighted average number of Common Shares that are outstanding (on a non-diluted basis) during such calendar year;

~~provided that for the purposes of calculating the Annual Grant Rate for 2011, the Restricted Options issued on January 1, 2011 pursuant to the Conversion shall not be counted in the calculation;~~

(b)

“Black-Out Period” means the period of time when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons as designated by the Corporation, including any holder of an Option;

(c)	”Board” means the board of directors of the Corporation as constituted from time to time;

(d)	“business day” means a day other than a Saturday, Sunday or other day when banks in the City of Calgary, Alberta are generally not open for business;

(e)	“Change of Control” means:

(i)	a successful Takeover Bid; or

(ii)	(A) any change in the beneficial ownership or control of the outstanding securities or other interests of the Corporation which results in:

(I)	a person or group of persons “acting jointly or in concert” (within the meaning of ~~MI~~NI 62-104); or

(II)	an affiliate or associate of such person or group of persons;

holding, owning or controlling, directly or indirectly, more than 50% of the outstanding voting securities or interests of the Corporation; and

(B)

members of the Board who are members of the Board immediately prior to the earlier of such change and the first public announcement of such change cease to constitute a majority of the Board at any time within sixty days of such change; or

(iii)

the winding up of the Corporation or the sale, lease or transfer of all or substantially all of the assets of the Corporation and its Subsidiaries (on a consolidated basis) to any other person or persons (other than pursuant to an internal reorganization or in circumstances where the business of the Corporation is continued and where the shareholdings or other securityholdings, as the case may be, in the continuing entity and the constitution of the board of directors or similar body of the continuing entity is such that the transaction would not be considered a “Change of Control” if paragraph (e)(ii) above was applicable to the transaction); or

(iv)	any determination by a majority of the Board that a Change of Control has occurred or is about to occur and any such determination shall be binding and conclusive for all purposes of this Plan;

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(f)

“Common Shares” means the common shares of the Corporation or, in the event of an adjustment contemplated by Section 11 hereof, such other Common Shares to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment;

(g)	“Committee” means a committee of the Board comprised of one or more directors appointed from time to time by the Board to administer this Plan or, if no such committee is appointed, the Board;

~~(h)~~

~~“Conversion” means the series of transactions completed by Obsidian Energy Energy Trust, a predecessor of the Corporation and certain of their affiliates on January 1, 2011 by way of plan of arrangement, pursuant to which Obsidian Energy Energy Trust was converted into the Corporation, all as more particularly described in the information circular and proxy statement of Obsidian Energy Energy Trust dated November 10, 2010;~~

~~(i)~~(h)	“Corporation” means Obsidian Energy Ltd., and includes any successor corporation thereof;

~~(j)~~(i)

“Fair Market Value” with respect to a Common Share, as at any date, means the weighted average of the prices at which the Common Shares traded on the TSX (or, if the Common Shares are not then listed and posted for trading on the TSX or are then listed and posted for trading on more than one stock exchange, on such stock exchange on which the Common Shares are then listed and posted for trading as may be selected for such purpose by the Board in its sole and absolute discretion) for the five (5) trading days on which the Common Shares traded on the said exchange immediately preceding such date. In the event that the Common Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Common Shares as determined by the Board in its sole discretion, acting reasonably and in good faith. If initially determined in United States dollars, the Fair Market Value shall be converted into Canadian dollars at an exchange rate selected and calculated in the manner determined by the Board from time to time, acting reasonably and in good faith;

~~(k)~~(j)

“Good Reason” shall mean any adverse change by the Corporation and without the agreement of the Optionee in the duties, powers, rights, discretions, responsibilities, salary, title or lines of reporting, such that immediately after such change or series of changes, the responsibilities, status and compensation of the Optionee, taken as a whole, are not at least substantially equivalent to those assigned to the Optionee immediately prior to such change or series of changes;

~~(l)~~(k)	“Insider”, “associate” and “affiliate” each have the meaning ascribed thereto in Part I of the Company Manual of the TSX, as amended from time to time;

~~(m)~~(l)

“Market Price” means the volume weighted average trading price of the Common Shares on the TSX for the five trading days immediately preceding the time of grant (or for the purposes of Section 9, the time of exercise), calculated by dividing the total value by the total volume of Common Shares traded for the five trading-day period;

~~(n)~~(m) “~~MI~~NI 62-104” means ~~Multilateral~~National Instrument 62-104 – Take-Over Bids and Issuer Bids, as amended from time to time;

(n)	“Non-Management Director” means a director of the Corporation who is not also an employee of the Corporation or a member of the Obsidian Energy Group;

(o)	“Option” means an option to purchase Common Shares granted pursuant to the provisions hereof;

(p)	”Option Agreement” has the meaning ascribed thereto in Section 18 hereof;

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(q)	“Optionees” means persons to whom Options are granted and which Options, or a portion thereof, remain unexercised;

(r)

“Obsidian Energy Group” means, collectively, the Corporation, any entity that is a Subsidiary or an affiliate of the Corporation from time to time, and any other entity designated by the Board from time to time as a member of the Obsidian Energy Group for the purposes of this Plan (and, for greater certainty, including any successor entity of any of the aforementioned entities);

(s)	“Plan” means this stock option plan of the Corporation, as the same may be amended or amended and restated from time to time;

~~(t)~~	~~“Restricted Options” has the meaning ascribed thereto in the information circular and proxy statement of Obsidian Energy Energy Trust dated November 10, 2010;~~

~~(u)~~	~~“Retirement” means:~~

~~(i)~~

~~retirement from active employment or consultancy with the Obsidian Energy Group at or after age 60, provided that the Optionee must have (A) provided continuous services to the Obsidian Energy Group for a minimum of ten (10) years at the time of retirement, and (B) entered into a written agreement in respect of such retirement with the Corporation that is acceptable to the Corporation; or~~

~~(ii)~~

~~retirement from active employment or consultancy with the Obsidian Energy Group in circumstances where the Optionee has not reached the age of 60, but where the Optionee’s age plus the Optionee’s full years of service with the Obsidian Energy Group equals at least 70, provided that the Optionee must have (A) provided continuous services to the Obsidian Energy Group for a minimum of fifteen (15) years at the time of retirement and be at least age 55, and (B) the Optionee has entered into a written agreement in respect of such retirement with the Corporation that is acceptable to the Corporation; or~~

~~(iii)~~	~~such other meaning as the Committee or the Board shall determine from time to time, in its sole discretion;~~

~~provided that, for greater certainty, Retirement shall not include any of the events described in paragraphs 7(a), (b), (c) or (d);~~

~~(v)~~(t)	“Security Based Compensation Arrangements” has the meaning ascribed thereto in Part VI of the Company Manual of the TSX, as amended from time to time;

~~(w)~~(u)

“Service Provider” means ~~an~~a director, officer or employee of, or a person or company engaged by, one or more of the entities comprising the Obsidian Energy Group to provide services for an initial, renewable or extended period intended to be twelve months or more; ~~and for greater certainty shall not include a non-employee director of any such entity;~~

~~(x)~~(v)	“Subsidiary” has the meaning ascribed there in the Securities Act (Alberta);

~~(y)~~(w)

“Takeover Bid” means a “take-over bid” as defined in ~~MI~~NI 62-104, pursuant to which the “offeror” would as a result of such takeover bid, if successful, beneficially own, directly or indirectly, in excess of 50% of the outstanding Common Shares; and

~~(z)~~(x)	“TSX” means the Toronto Stock Exchange.

26.	Effective Time

This Plan shall be effective as of January 1, 2011, as amended and restated as of June 5, 2013, March 9, 2016 ~~and,~~ May 9, 2016~~.~~ [and July 30, 2020].

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APPENDIX E

MARKED COPY OF RESTRICTED AND PERFORMANCE SHARE UNIT PLAN

Originally dated as of September 24, 2009, as amended and restated as of January 1, 2011, March 6, 2014, March 11, 2015, March 9, 2016 ~~and,~~ June 26, 2017~~.~~ [and July 30, 2020].

The board of directors of Obsidian Energy Ltd. (the “Corporation”) has adopted this Restricted and Performance Share Unit Plan (the “Plan”) governing the grant of Share Unit Awards (as defined herein) to Service Providers (as defined herein) to the Corporation and its Affiliates (as defined herein).

1.	Purposes and Background

The principal purposes of the Plan are as follows:

(a)	to incentivize, retain and attract qualified Service Providers that the Corporation and its Affiliates require;

(b)

to align the interests of the Service Providers with the interests of the Shareholders by (i) providing Service Providers with an element of compensation that is based on the market performance of the Shares and the amount of Dividends paid on such Shares, and (ii) providing Service Providers with a means to accumulate a financial interest in the Corporation; and

(c)

to promote a proprietary interest in the Corporation by such Service Providers and to encourage such persons to remain in the employ or service of the Corporation and its Affiliates and put forth maximum efforts for the success of the business and affairs of the Corporation and its Affiliates.

2.	Definitions

As used in this Plan, the following words and phrases shall have the meanings indicated:

(a)

“Adjustment Ratio” means, with respect to any Share Unit Award, the ratio used to adjust the number of Shares underlying such Share Unit Award and issuable on the applicable Payment Date, subject to and in accordance with the terms of the Plan; and, in respect of each Share Unit Award, the Adjustment Ratio shall initially be equal to one, and shall be cumulatively adjusted on a compounding basis thereafter by increasing the Adjustment Ratio on each Dividend Payment Date that occurs between the Grant Date and the Payment Date, as applicable, effective on the day following the corresponding Dividend Record Date, by an amount, rounded to the nearest six decimal places, equal to a fraction having as its numerator the value of the Dividend, expressed as an amount per Common Share, paid on that Dividend Payment Date, and having as its denominator the Fair Market Value of the Shares on that Dividend Payment Date;

(b)

“Administrator” means the Board, provided that if the Board delegates some or all of its administrative responsibilities under this Plan to a committee of the Board or one of its members pursuant to Section 3, then “Administrator” shall refer to such committee of the Board or Board member, where applicable;

(c)

“Affiliate” means a corporation, partnership or trust that is affiliated with the Corporation (within the meaning of the Securities Act (Alberta)), and for the purpose of this definition, a corporation, partnership or trust is affiliated with another corporation, partnership or trust if it directly or indirectly controls or is directly or indirectly controlled by that other corporation, partnership or trust through the ownership of securities;

(d)	“Black-Out Period” means a period of time when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons as designated by the Corporation;

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(e)	“Board” means the board of directors of the Corporation as it may be constituted from time to time;

(f)

“Cessation Date” means, in respect of a Service Provider: (i) the date of the termination of, or the resignation from, active employment with or consultancy to the Corporation or an Affiliate, as the case may be, regardless of whether adequate or proper advance notice of termination or resignation shall have been provided in respect of such cessation of being a Service Provider; or (ii) the date of the Service Provider’s death. For greater certainty, a transfer of employment or consultancy between the Corporation and an Affiliate or between Affiliates shall not be considered an interruption or termination of the employment or consultancy of a Service Provider for any purpose of this Plan, unless otherwise determined by the Administrator;

(g)	“Change of Control” means:

(i)	a successful Takeover Bid; or

(ii)	(A) any change in the beneficial ownership or control of the outstanding securities or other interests of the Corporation which results in:

(I)	a person or group of persons “acting jointly or in concert” (within the meaning of NI 62-104); or

(II)	an affiliate or associate of such person or group of persons;

holding, owning or controlling, directly or indirectly, more than 50% of the outstanding voting securities or interests of the Corporation; and

(B)

members of the Board who are members of the Board immediately prior to the earlier of such change and the first public announcement of such change cease to constitute a majority of the Board at any time within sixty days of such change; or

(iii)

the winding up of the Corporation or the sale, lease or transfer of all or substantially all of the assets of the Corporation and its Subsidiaries (on a consolidated basis) to any other person or persons (other than pursuant to an internal reorganization or in circumstances where the business of the Corporation is continued and where the shareholdings or other securityholdings, as the case may be, in the continuing entity and the constitution of the board of directors or similar body of the continuing entity is such that the transaction would not be considered a “Change of Control” if paragraph (g)(ii) above was applicable to the transaction); or

(iv)	any determination by a majority of the Board that a Change of Control has occurred or is about to occur and any such determination shall be binding and conclusive for all purposes of this Plan;

(h)	“Continuing Entity” has the meaning set forth in Section 7 hereof;

(i)

“Corporate Performance Measures” for any Performance Period, means the performance measures to be taken into consideration in granting PSU Awards and determining the Payout Multiplier in respect of any PSU Award, which may include, without limitation, the following:

(i)	Relative Total Shareholder Return;

(ii)	recycle ratio;

(iii)	activities related to the growth of the Corporation;

(iv)	average production volumes of the Corporation;

(v)	unit costs of production of the Corporation;

(vi)	total proved reserves (on a net basis) of the Corporation;

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(vii)	key leading and lagging indicators of health, safety and environmental performance of the Corporation;

(viii)	the execution of the Corporation’s strategic plan as determined by the Administrator; and

(ix)	such additional or alternative measures as the Administrator, in its sole discretion, shall consider appropriate in the circumstances.

(j)

“Dividend” means a dividend declared and paid by the Corporation in respect of the Shares, whether payable in cash, Shares of other securities or other property, expressed as an amount per Share in Canadian dollars;

(k)	“Dividend Payment Date” means any date that a Dividend is paid to Shareholders;

(l)	“Dividend Record Date” means the applicable record date in respect of any Dividend used to determine the Shareholders entitled to receive such Dividend;

(m)	“Exchange” means the Toronto Stock Exchange;

(n)	“Expiry Date” has the meaning set forth in Subsection 6(c)(iv) hereof;

(o)

“Fair Market Value” with respect to a Share, as at any date, means the weighted average of the prices at which the Shares traded on the Exchange (or, if the Shares are not then listed and posted for trading on the Exchange or are then listed and posted for trading on more than one stock exchange, on such stock exchange on which the Shares are then listed and posted for trading as may be selected for such purpose by the Administrator in its sole discretion, acting reasonably) for the five Trading Days immediately preceding such date. In the event that the Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Shares as determined by the Administrator in its sole discretion, acting reasonably and in good faith. If initially determined in United States dollars, the Fair Market Value shall be converted into Canadian dollars at an exchange rate selected and calculated in the manner determined by the Administrator from time to time acting reasonably and in good faith;

(p)

“Good Reason” shall mean any adverse change by the Corporation, on or following a Change of Control, without the agreement of a Grantee, in the duties, powers, rights, discretions, responsibilities, salary, title or lines of reporting, such that immediately after such change or series of changes, the responsibilities, status and compensation of the Grantee, taken as a whole, are not at least substantially equivalent to those assigned to the Grantee immediately prior to such change or series of changes

(q)	“Grant Date” means the date on which a Share Unit Award is granted;

(r)	“Grantee” has the meaning set forth in Section 4 hereof;

(s)	“Insider” means an insider of the Corporation, as defined in the applicable rules of the Exchange for this purpose;

(t)

“Leave of Absence” means a period of time during which a Service Provider continues to be a Service Provider notwithstanding that the Service Provider is not actively providing employment or other services to the Corporation or an Affiliate (including, without limitation, a Service Provider on a parental leave, an educational leave or a medical leave (and whether paid or unpaid)), and which period of time is designated as a “Leave of Absence” by the Administrator (in its sole and absolute discretion), provided however that such period of time must be in excess of 90 days to qualify as a Leave of Absence for the purposes of this Plan;

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(u)

“Leave Ratio” means, with respect to any Share Unit Award, the ratio used to adjust the notional number of Shares to be issued on the applicable Payment Date pertaining to such Share Unit Award for periods of time that the Grantee of such Share Unit Award is on a Leave of Absence and, shall be an amount, rounded to the nearest six decimal places, equal to a fraction having as its numerator the total number of days between the date of grant of such Share Unit Award and the RSU Vesting Date or PSU Vesting Date, as applicable, that the Grantee has not been on a Leave of Absence (provided for clarity, that the first 90 days of a Leave of Absence shall be excluded from the numbers of days in the calculation), and having as its denominator, the total number of days between the Grant Date and the RSU Vesting Date or PSU Vesting Date, as applicable;

(v)	“NI 62-104” means National Instrument 62-104 – Take-Over Bids and Issuer Bids, as amended from time to time;

(w)	“Non-Management Director” means a director of the Corporation who is not also an employee of the Corporation or any Affiliate of the Corporation;

~~(x)~~	~~“Option Plan” means the Corporation’s stock option plan, as amended from time to time;~~

~~(y)~~(x)

“Payment Date” means, with respect to any Share Unit Award, the date upon which the Corporation shall pay cash or issue Shares to the Grantee as payment of all or a portion of the Settlement Amount to which the Grantee is entitled pursuant to such Share Unit Award in accordance with the terms hereof;

~~(z)~~(y)	“Payout Multiplier” means a number ranging from a minimum of zero (0) to a maximum of two (2);

~~(aa)~~(z)	“Performance Group” means, generally, public North American oil and gas issuers that are competitors of the Corporation;

~~(bb)~~(aa)

“Performance Period” means the period as designated by the Administrator applicable to a PSU Award made hereunder, subject to adjustment or modification pursuant to the terms and conditions of the Plan;

~~(cc)~~(bb)

“PSU Award” means an award under the Plan designated as a “PSU Award”, pursuant to which a cash payment shall be made or Shares shall be issued to the Grantee on the applicable Payment Date(s), determined subject to and in accordance with the terms and conditions of the Plan and which shall, unless otherwise determined by the Administrator, initially represent one notional Share;

~~(dd)~~(cc)

“PSU Vesting Date” means the date on which a PSU Award, or portion thereof, vests and becomes payable to a Grantee pursuant to the terms of Subsection 6(c)(ii) hereof, except as otherwise contemplated in the Plan;

~~(ee)~~(dd)

“Relative Total Shareholder Return” means the percentile rank, expressed as a whole number, of the Corporation’s Total Shareholder Return relative to returns calculated on a similar basis on equity securities of members of the Performance Group during the applicable Performance Period;

~~(ff)~~(ee)

“RSU Award” means an award under the Plan designated as a “RSU Award”, pursuant to which a payment shall be made or Shares shall be issued to the Grantee on the applicable Payment Date(s), determined subject to and in accordance with the terms and conditions of the Plan and which shall, unless otherwise determined by the Board, initially represent one notional Share;

~~(gg)~~(ff)

“RSU Vesting Date” means the date on which an RSU Award, or portion thereof, vests and becomes payable to a Grantee pursuant to the terms of the Plan as set forth in Subsection 6(c)(i) hereof, except as otherwise contemplated in the Plan;

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~~(hh)~~(gg)

“Security Based Compensation Arrangement” has the meaning ascribed thereto in Part VI of the Company Manual of the Exchange, as amended from time to time~~, and as of the date hereof includes any incentive plan, option, option plan, restricted share award plan or employee share purchase plan where the Corporation provides any financial assistance or matching mechanism, stock appreciation right or any other compensation or incentive mechanism, which in each case involves the issuance or potential issuance of securities from the Corporation’s treasury, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan guarantee or otherwise, but for greater certainty does not involve compensation arrangements which do not involve the issuance or potential issuance of securities from the Corporation’s treasury;~~ ;

~~(ii)~~(hh)

“Service Providers” means full-time or part-time employees and consultants of the Corporation and its Affiliates who are designated by the Administrator from time to time as eligible to participate in this Plan; for greater certainty, Non-Management Directors shall not be eligible to participate in this Plan;

~~(jj)~~(ii) “Settlement Amount” has the meaning ascribed thereto in Section 6(d)(i);

~~(kk)~~(jj) “Share Unit Award” means an RSU Award or PSU Award, as applicable, made pursuant to the Plan;

~~(ll)~~(kk)

“Share Unit Award Agreement” means a written agreement between the Corporation and the Grantee or an award letter or other confirmation from the Corporation evidencing a grant of RSU Awards or PSU Awards made pursuant to the Plan;

~~(mm)~~(ll) “Shareholder” means a holder of Shares;

~~(nn)~~(mm)

“Shares” means common shares in the capital of the Corporation or, in the event of an adjustment contemplated by Section 7, such other securities resulting from such adjustment, and includes any securities of the Continuing Entity;

~~(oo)~~(nn) “Subsidiary” has the meaning ascribed there in the Securities Act (Alberta);

~~(pp)~~(oo)

“Takeover Bid” means a “take-over bid” as defined in NI 62-104, pursuant to which the “offeror” would as a result of such takeover bid, if successful, beneficially own, directly or indirectly, in excess of 50% of the outstanding Shares;

~~(qq)~~(pp)

“Total Shareholder Return” means, with respect to any Performance Period, the total return to shareholders on Shares calculated using cumulative Dividends or other distributions on a reinvested basis (as such Dividends or other distributions occur) and the change in the trading price of the Shares on the Exchange over such period; and

~~(rr)~~(qq)

“Trading Day” means a day on which the Shares trade on the Exchange (or, if the Shares are not then listed and posted for trading on the Exchange or are then listed and posted for trading on more than one stock exchange, on such stock exchange on which the Shares are then listed and posted for trading as may be selected for such purpose by the Board in its sole and absolute discretion).

3.	Administration

Subject to Section 10 hereof, the Administrator shall have the authority in its discretion, subject to and not inconsistent with the express provisions of this Plan, to administer this Plan and to exercise all the powers and

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authorities either specifically granted to it under this Plan or necessary or advisable in the administration of this Plan, including, without limitation, the authority to:

(a)	determine the Fair Market Value of the Shares on any date in accordance with the definition of Fair Market Value contained herein;

(b)	determine the Service Providers to whom, and the time or times at which, Share Unit Awards shall be granted;

(c)	determine the number of Share Unit Awards granted to each Service Provider, if any, and to grant Share Unit Awards;

(d)	prescribe, amend and rescind rules and regulations governing the operation of this Plan;

(e)

interpret and construe this Plan and to determine all questions arising out of this Plan and any Share Unit Award granted pursuant to this Plan (and any such interpretation, construction or determination made by the Administrator shall be final, binding and conclusive for all purposes on the Corporation and the Grantee);

(f)

determine the terms and conditions of Share Unit Award Agreements (which need not be identical) entered into in connection with the grant of Share Unit Awards and the form of documents or processes in respect of the payment of Share Unit Awards;

(g)	determine whether payment of vested Share Unit Awards are to be made in cash or Shares;

(h)	determine the Payment Date with respect to any Share Unit Award, subject to the provisions of this Plan;

(i)	determine the number of Shares to be referenced by each Share Unit Award;

(j)	determine all matters relating to the determination of the Performance Group (if any), the Performance Period and the Payout Multiplier to be applied to any grant of PSU Awards from time to time;

(k)	determine whether any vesting criteria shall apply to any particular Share Unit Award and, if so, to determine such vesting criteria; and

(l)	make all other determinations deemed necessary or advisable for the administration of this Plan.

The Administrator may delegate to one or more persons (including without limitation any committee of the Board or Board member) such administrative duties as it may deem advisable, and the Administrator or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility that the Administrator or such person may have under this Plan.

For greater certainty, and without limiting the discretion conferred on the Administrator pursuant to this Section 3, the Administrator’s decision to approve the grant of a Share Unit Award in any period to a Service Provider shall not require the Administrator to approve the grant of a Share Unit Award to any Service Provider in any other period; nor shall the Administrator’s decision with respect to the size or terms and conditions of a Share Unit Award in any period require it to approve the grant of a Share Unit Awards of the same or similar size or with the same or similar terms and conditions to any Service Provider in any other period; nor shall the Administrator’s determination to pay the Settlement Amount in respect of a particular Share Unit Award in cash or Shares, as the case may be, require the Administrator to determine that the same form of payment must be made in respect of any other Share Unit Award. The Administrator shall not be precluded from approving the

OBSIDIAN ENERGY 2020 MANAGEMENT PROXY CIRCULAR

grant of a Share Unit Award to any Service Provider solely because such Service Provider may previously have been granted a Share Unit Award under this Plan or any other similar compensation arrangement of the Corporation or an Affiliate. No Service Provider has any claim or right to be granted a Share Unit Award.

4.	Eligibility and Award Determination

Share Unit Awards may be granted by the Administrator from time to time, at its sole discretion, to Service Providers; provided, however, that the participation of a Service Provider in the Plan is voluntary. In determining the Service Providers to whom Share Unit Awards may be granted (“Grantees”) and the number of Share Unit Awards granted to a Service Provider, the Administrator may take into account such factors as it shall determine in its sole and absolute discretion including, if so determined by the Administrator, any one or more of the following factors:

(a)	compensation data obtained in respect of the Corporation’s peer group (as determined by the Administrator in its sole discretion) for positions that are comparable to those held by a Grantee;

(b)	the duties, responsibilities, position and seniority of a Grantee;

(c)	the individual contributions and potential contributions of a Grantee to the success of the Corporation;

(d)	any cash bonus payments paid or to be paid to a Grantee in respect of his or her individual contributions and potential contributions to the success of the Corporation;

(e)	the Fair Market Value of the Shares at the time of the grant of any Share Unit Awards; and

(f)	such other factors as the Administrator shall deem relevant in its sole discretion in connection with accomplishing the purposes of the Plan.

5.	Shares Subject to the Plan

Notwithstanding any other provision of this Plan:

(a)

the number of Shares reserved that are available to be issued from time to time pursuant to granted and outstanding Share Unit Awards under this Plan shall not exceed ~~3.9~~4.5% of the aggregate number of issued and outstanding Shares;

(b)

the number of Shares ~~issued~~issuable to Insiders of the Corporation, at any time, under all Security Based Compensation Arrangements, including this Plan, shall not exceed 10% of the issued and outstanding Shares; and

(c)

the number of Shares ~~issuable~~issued to Insiders of the Corporation, within any one year period, under all Security Based Compensation Arrangements, including this Plan, shall not exceed 10% of the issued and outstanding Shares.

For the purposes of this Plan, any increase in the issued and outstanding Shares will result in an increase in the number of Shares that are available to be issued under the Plan pursuant to Subsection 5(a).

Following the settlement, exercise, expiration, cancellation or other termination of any Share Unit Awards under the Plan (regardless of the form of payment in respect thereof), a number of Shares equal to the notional number of Shares underlying the Share Unit Awards so settled, exercised, expired, cancelled or terminated shall automatically become available for issuance in respect of Share Unit Awards that may subsequently be granted under the Plan.

6.	Terms and Conditions of Share Unit Awards

Each Share Unit Award granted under this Plan shall be subject to the terms and conditions of this Plan and evidenced by a Share Unit Award Agreement, which agreement shall comply with, and be subject to, the

OBSIDIAN ENERGY 2020 MANAGEMENT PROXY CIRCULAR

following terms and conditions (and with such other terms and conditions not inconsistent with the terms of this Plan as the Administrator, in its sole discretion, shall establish):

(a)

Number and Type of Share Unit Awards – The Administrator shall determine (in accordance with the provisions set forth in Section 4 of this Plan) the number of Share Unit Awards to be granted to each Grantee and shall designate such award as either a “RSU Award” or a “PSU Award”, as applicable, in the Share Unit Award Agreement relating thereto. Notwithstanding the foregoing, Share Unit Awards shall not be granted during a Black-Out Period.

(b)

PSU Award Payout Multiplier – The Board shall specify the criteria required to assess the performance of the Corporation during a Performance Period at the time that PSU Awards are granted (which criteria may vary for different grants of PSU Awards), including without limitation:

(i)	the Corporate Performance Measure(s);

(ii)	the members of the Performance Group (if any); and

(iii)	the calculation methodology used to determine the Payout Multiple based on the performance ranking of the Corporation.

Once a Performance Group (if any) has been determined for a particular Performance Period, it cannot be amended, provided that if during a Performance Period one of the entities comprising the Performance Group: (i) ceases to exist; (ii) ceases to be a publicly listed entity; or (iii) otherwise, in the opinion of the Board having regard to the principal purposes of the Plan, ceases to be an appropriate member of the Performance Group; it may be removed from the Performance Group by the Board.

(c)	Vesting Dates, Payment Dates and Adjustment of Share Unit Awards

(i)

RSU Awards – Subject to the remainder of this Section 6 (and subject to the Administrator’s determination, in its absolute and sole discretion, to establish a vesting schedule other than the vesting schedules identified below, provided that such alternative vesting schedule complies with the other terms and conditions of this Plan), the RSU Vesting Date for a particular RSU Award shall be as follows:

A.	as to one-third of the RSU Awards granted, on the first anniversary of the Grant Date;

B.	as to one-third of the RSU Awards granted, on the second anniversary of the Grant Date; and

C.	as to the remaining one-third of the RSU Awards granted, on the third anniversary of the Grant Date.

Subject to the remainder of this Section 6 and unless otherwise determined by the Administrator at the time of grant, the Payment Date for an RSU Award shall be as soon as practicable following the RSU Vesting Date, and in any event within 30 days of the RSU Vesting Date. Payment for a vested RSU Award shall be made by the Corporation to the Grantee on the corresponding Payment Date in accordance with Subsection 6(d) hereof.

(ii)

PSU Awards – Subject to the remainder of this Section 6 (and subject to the Administrator’s determination, in its absolute and sole discretion, to establish a vesting schedule other than the vesting schedules identified below, provided that such alternative vesting schedule complies with the other terms and conditions of this Plan), the PSU Vesting Date for a particular PSU Award shall be the date that is the later of:

A.	the date of completion of the Performance Period applicable to such PSU Award; and

B.	the third anniversary of the Grant Date of such PSU Award.

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Subject to the remainder of this Section 6 and unless otherwise determined by the Administrator at the time of grant, the Payment Date for a PSU Award shall be as soon as practicable following the PSU Vesting Date, and in any event within 90 days of the PSU Vesting Date. Payment for a vested PSU Award shall be made by the Corporation to the Grantee on the corresponding Payment Date in accordance with Subsection 6(d) hereof.

(iii)	Adjustment of Share Unit Awards – Immediately prior to each Payment Date, the number of Shares notionally underlying a Share Unit Award shall be adjusted by multiplying such number by:

A.	the Leave Ratio applicable in respect of such Share Unit Award;

B.	the Adjustment Ratio applicable in respect of such Share Unit Award; and

C.	the Payout Multiplier applicable to such Share Unit Award, in the case of a PSU Award;

provided however, that:

D.

if a Grantee has been on a Leave of Absence at any time since the Grant Date in respect of such Share Unit Award, the Adjustment Ratio shall not be adjusted for any Dividends paid during the period of such Leave of Absence; and

E.

subject to any required approvals that may be required by the Exchange and notwithstanding any other provision of this Plan, the Board hereby reserves the right to make any additional adjustments to the number of Shares notionally underlying any Share Unit Award if, in the sole discretion of the Board, such adjustments are appropriate in the circumstances having regard to the principal purposes of the Plan and terms of the Share Unit Award.

(iv)

Final Payment Date – Notwithstanding any other provision of this Plan to the contrary, for greater certainty, no term or condition of a grant of Share Unit Awards hereunder or any Share Unit Award Agreement may have the effect of causing the payment or issuance of Shares pursuant to any RSU Award or PSU Award under the Plan to a Grantee in satisfaction of such Grantee’s RSU Awards or PSU Awards under the Plan (or any portion thereof) to occur after December 31st in the third (3rd) calendar year following the calendar year in respect of which such Share Unit Awards were granted (the “Expiry Date”).

(d)	Payment for Vested Share Unit Awards

(i)

The Corporation shall satisfy all amounts owing or payable to a Grantee in respect a Share Unit Award that has vested and become payable pursuant to this Plan by, at the option of the Board, in its sole discretion, any of the following methods or by a combination thereof: (i) paying to the Grantee, on the applicable Payment Date, an amount in cash equal to the Fair Market Value of the Shares notionally underlying such Share Unit Awards; or (ii) issuing to the Grantee on the Payment Date the number of fully paid and non assessable Shares notionally underlying such Share Unit Awards, in each case as adjusted in accordance with the relevant provisions set forth in Subsection 6(c) (the “Settlement Amount”), in consideration for the deemed surrender by the Grantee to the Corporation of such vested Share Unit Awards. On the applicable Payment Date, the Corporation shall cause a cash payment to be made to the Grantee (or as the Grantee may direct) or a certificate representing the Shares to be issued in the name of the Grantee (or as the Grantee may direct) as payment of the Settlement Amount and such Share Unit Awards in respect of which such payment or issuance has been made shall be deemed to be cancelled. The Corporation shall not be required to determine whether the payment method shall take the form of cash or Shares until the Payment Date, or some reasonable time prior thereto. A holder of a Share Unit Award shall not have any right to demand the form of payment in respect of the Settlement Amount, at any time. Notwithstanding any election by the Corporation to settle any Settlement Amount, or portion thereof, in cash or Shares, the Corporation reserves the right to change

OBSIDIAN ENERGY 2020 MANAGEMENT PROXY CIRCULAR

its election in respect thereof at any time up until payment is actually made, and the holder of such Share Unit Award shall not have the right, at any time to enforce settlement in any particular form of payment.

If the Board determines to issue Shares as payment for the Settlement Amount, the Shares shall be issued from treasury or, at the option of the Board, acquired on the Exchange, or a combination thereof.

(ii)

The Corporation (or other Affiliate) shall be entitled to withhold from the Settlement Amount (whether the Grantee receives cash or Shares as payment of the Settlement Amount) all amounts as may be required by law and in the manner contemplated by Section 8 hereof.

(iii)

In the event of a payment of Shares where the Grantee is due to receive a fractional numbers of Shares, subject to the discretion of the Administrator, the Corporation will round the Share payment to the nearest whole number of Shares.

(iv)

Notwithstanding any of the foregoing, if the Payment Date occurs during a Black-out Period applicable to the relevant Grantee, then the Payment Date shall not occur until the date that is the sixth business day after the expiry of the Black-out Period, unless such extension would cause the Payment Date to extend beyond the Expiry Date, in which case (A) the Payment Date shall remain on the Expiry Date, (B) the payment of the Settlement Amount shall be made by a cash payment and not Shares (and, for greater certainty, the Corporation shall not have any right to pay the Settlement Amount in whole or in part in Shares notwithstanding any other provision of this Plan or any Share Unit Award Agreement), and (C) the Fair Market Value utilized in determining the Settlement Amount in respect of such Payment Date shall be the lesser of the Fair Market Value determined based on: (i) the Trading Day immediately prior to the commencement of such Black-Out Period; and (ii) the Trading Day immediately prior to the Expiry Date.

(e)

Termination of Relationship as Service Provider – Unless otherwise determined by the Administrator (in its sole and absolute discretion) or unless otherwise provided in an Share Unit Award Agreement pertaining to a particular Share Unit Award or any written employment or consulting agreement governing a Grantee’s role as a Service Provider, the following provisions shall apply in the event that a Grantee ceases to be a Service Provider.

(i)

Termination for cause – If a Grantee ceases to be a Service Provider as a result of termination for cause, effective as of the Cessation Date, all outstanding Share Unit Awards and the Share Unit Award Agreements under which such Share Unit Awards have been granted to such Grantee shall be terminated, and all rights to receive cash or Share payments thereunder shall be forfeited by the Grantee, and the Grantee shall not be entitled to receive any compensation in lieu thereof thereafter.

(ii)

Termination not for cause – If a Grantee ceases to be a Service Provider as a result of being terminated other than a termination for cause, effective as of the date which is 90 days following the Cessation Date, and notwithstanding any other severance entitlements or entitlement to notice or compensation in lieu thereof, all outstanding Share Unit Awards and the Share Unit Award Agreements under which such Share Unit Awards have been granted to such Grantee shall be terminated, and all rights to receive cash or Share payments thereunder shall be forfeited by the Grantee, and the Grantee shall not be entitled to receive any compensation in lieu thereof thereafter.

(iii)

Voluntary Resignation – If a Grantee voluntarily ceases to be a Service Provider for any reason other than such Grantee’s death, effective as of the Cessation Date, all outstanding Share Unit Awards and Share Unit Award Agreements under which such Share Unit Awards have been granted to such Grantee shall be terminated, and all rights to receive cash or Share payments thereunder shall be forfeited by the Grantee, and the Grantee shall not be entitled to receive any compensation in lieu thereof thereafter.

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(iv)

Death – If a Grantee ceases to be a Service Provider as a result of such Grantee’s death, the vesting date for all Share Unit Awards granted to such Grantee under any outstanding Share Unit Award Agreements shall be effective as of the Cessation Date, and the Payout Multiplier applicable to any PSU Awards held by the Grantee at the time of death shall be determined by the Administrator.

(f)

Effect of Certain Changes – In the event: (i) of any change in the Shares through subdivision, consolidation, reclassification, recapitalization or a similar transaction; (ii) that any rights are granted to Shareholders to purchase Shares at prices substantially below Fair Market Value; or (iii) that, as a result of any recapitalization, amalgamation, merger, arrangement or other transaction (including, without limitation, a change of the legal structure of the Corporation from a corporation to another form of legal entity), the Shares are converted into or exchangeable for any other securities; and such event does not constitute a transaction for the purposes of Section 7, then in any such case the Board may, subject to obtaining any required approvals that the Exchange may require, make such adjustments to the Plan, to any Share Unit Awards outstanding under the Plan, and to any Share Unit Award Agreements governing such outstanding Share Unit Awards, as the Board may, in its sole and absolute discretion, acting reasonably, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Grantees hereunder.

(g)

Change of Control – Notwithstanding Subsection 6(e)(i) or (ii) hereof, in the event of any Change of Control of the Corporation prior to the Payment Date or Payment Dates, and regardless of whether or not a Grantee is on a Leave of Absence if:

(i)

a Grantee is terminated without cause in connection with such Change of Control or within the six (6) months following a Change of Control, the Payment Date or Payment Dates for all Share Unit Awards held by the Grantee regardless of whether the vesting date has occurred, as applicable, shall be the Cessation Date and the Payout Multiplier applicable to any PSU Awards shall be determined by the Board, acting reasonably;

(ii)

within six (6) months following a Change of Control, the Grantee voluntarily resigns for an event or events which constitute Good Reason, the Payment Date or Payment Dates for all Share Unit Awards held by the Grantee regardless of whether the vesting date has occurred, as applicable, shall be the Cessation Date and the Payout Multiplier applicable to any PSU Awards shall be determined by the Board, acting reasonably.

7.	Business Combination and Certain Adjustments

Subject to Subsection 6(g), if the Corporation enters into any transaction or series of transactions, whereby the Corporation or all or substantially all of the Shares of the Corporation or all or substantially all of the Corporation’s property or assets become the property of any other trust, body corporate, partnership or other person (a “Continuing Entity”) whether by way of take-over bid, acquisition, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, then prior to or contemporaneously with the consummation of such transaction(s) the Corporation and the Continuing Entity shall execute such instruments and do such things as are necessary to establish that upon the consummation of such transaction(s) the Continuing Entity will have assumed all the covenants and obligations of the Corporation under this Plan and the Share Unit Awards and Share Unit Award Agreements outstanding on consummation of such transaction(s) in a manner that substantially preserves and does not impair the rights of the Grantees thereunder in any material respect (including the ability to receive shares, securities or other property of the Continuing Entity on the Payment Date(s) applicable to such Share Unit Awards and adjusted appropriately to give effect to such transaction(s) and which shares, securities or other property of the Continuing Entity the Grantee shall accept in lieu of cash or Shares), and subject to compliance with this Section 7, any such Continuing Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Corporation under this Plan and such

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Share Unit Award Agreements with the same effect as though the Continuing Entity had been named as the Corporation herein and therein and thereafter, the Corporation shall be relieved of all obligations and covenants under this Plan and such Share Unit Award Agreements and the obligation of the Corporation to the Grantees in respect of the Share Unit Awards shall terminate and be at an end and the Grantees shall cease to have any further rights in respect thereof.

8.	Taxes

The Corporation shall have the power and the right to deduct or withhold, or require (as a condition of vesting or payment) a Grantee to remit to the Corporation, the required amount to satisfy, in whole or in part, federal, provincial, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan, including the grant or vesting of Share Unit Awards granted under this Plan. With respect to required withholding, the Corporation shall have the irrevocable right to (and the Grantee consents to): (i) the Corporation setting off any amounts required to be withheld, in whole or in part, against amounts otherwise owing by the Corporation to such Grantee (whether arising pursuant to the Grantee’s relationship as an officer or employee of the Corporation or as a result of the Grantee providing services on an ongoing basis to the Corporation or otherwise), or may make such other arrangements as are satisfactory to the Grantee and the Corporation; and/or (ii) where the Corporation has elected to issue Shares to the Grantee, withhold from the Shares otherwise due to the Grantee such number of Shares as the Corporation determines are required to be sold by the Corporation, as trustee, to satisfy the total withholding tax obligation (net of selling costs), and the Grantee consents to such sale and grants to the Corporation an irrevocable power of attorney to effect the sale of such Shares and acknowledges and agrees that the Corporation does not accept responsibility for the price obtained on the sale of such Shares. Any reference in this Plan to a payment of cash or Shares is expressly subject to this Section 8.

Grantees (or their beneficiaries) shall be responsible for all taxes with respect to any Share Unit Awards outstanding under this Plan, whether arising as a result of the grant or vesting of Share Unit Awards or otherwise. The Corporation and the Administrator make no guarantees to any person regarding the tax treatment of a Share Unit Award or payments made under this Plan and none of the Corporation or any of its directors, officers, employees or representatives shall have any liability to a Grantee with respect thereto.

9.	Non-Transferability

Subject to Subsection 6(e)(iv), the right to receive Shares pursuant to a Share Unit Award granted to a Grantee is personal to such Grantee and is non-transferable and non-assignable. Unless otherwise permitted by this Plan, no assignment, sale, transfer, pledge or charge of a Share Unit Award, whether voluntary, involuntary, by operation of law or otherwise (except by will or the laws of descent and distribution), vests any interest or right in such Share Unit Award whatsoever in any assignee or transferee and, immediately upon any assignment, sale, transfer, pledge or charge or attempt to assign, sell, transfer, pledge or charge a Share Unit Award, such Share Unit Award shall terminate and be of no further force or effect.

10.	Amendment and Termination of Plan

(a)

Subject to Subsections 10(b) and (c), the Corporation retains the right by resolution of the Board, at any time and from time to time, without the approval of the Shareholders or any other voting securities of the Corporation, to suspend, discontinue or amend the Plan or a Share Unit Award made thereunder.

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(b)

Notwithstanding Subsection 10(a), the Board may not, without the approval of the Shareholders to be received in such manner as may be required by the policies of the Exchange, amend the Plan or a Share Unit Award to:

(i)	increase the percentage of the issued and outstanding Shares that are available to be issued pursuant to granted and outstanding Share Unit Awards at any time pursuant to Subsection 5(a);

(ii)	increase the number of Shares that may be issued to Insiders of the Corporation above the restrictions contained in Subsections 5(b) and 5(c);

(iii)	permit Non-Management Directors to be Service Providers or in any other way permit Non-Management Directors to become eligible to receive Share Unit Awards under the Plan;

(iv)	extend the Expiry Date of any Share Unit Award granted under the Plan;

(v)	permit the transfer or assignment of Share Unit Awards, except in the case of death of a Grantee; or

(vi)	make any amendments to this Section 10.

(c)

Notwithstanding Subsection 10(a), unless a holder of Share Unit Awards otherwise agrees, the Board may not suspend, discontinue or amend the Plan or amend any outstanding Share Unit Awards in a manner that would adversely alter or impair any Share Unit Award previously granted to a Grantee under the Plan, and any such suspension, discontinuance or amendment of the Plan or amendment to a Share Unit Award shall apply only in respect of Share Unit Awards granted on or after the date of such suspension, discontinuance or amendment. No suspension, discontinuance or amendment of the Plan or amendment of a Share Unit Award may contravene the requirements of the Exchange or any securities commission or regulatory body to which the Plan, the Share Unit Award or the Corporation is now or may hereafter be subject.

11.	Miscellaneous

(a)	Effect of Headings – The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

(b)

Non-Exclusivity – Nothing contained herein will prevent the Board from adopting other or additional compensation arrangements for the benefit of any Service Provider, subject to any required regulatory, Exchange or Shareholder approval.

(c)

Unfunded Plan – To the extent any individual holds any rights under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Corporation, unless otherwise determined by the Board.

(d)

Compliance with Legal Requirements – The Corporation may, in its sole discretion, postpone the issuance or delivery of any Shares that it elects to issue as payment for any Share Unit Awards as the Board may consider appropriate, and may require any Grantee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of a cash payment or Shares in compliance with applicable laws, rules and regulations. The Corporation shall not be required to qualify for resale pursuant to a prospectus or similar document any Shares awarded under the Plan, provided that, if required, the Corporation shall notify the Exchange and any other appropriate regulatory bodies in Canada of the existence of the Plan and the granting of Share Unit Awards hereunder in accordance with any such requirements.

(e)

No Right to Continued Employment – Nothing in this Plan or in any Share Unit Award Agreement entered into pursuant hereto shall: (i) confer upon any Grantee the right to continue in the employ or service of the

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Corporation or any Affiliate or the right to be entitled to any remuneration or benefits not set forth in this Plan or a Share Unit Award Agreement; or (ii) interfere with or limit in any way the right of the Corporation or any Affiliate to terminate the Grantee’s employment or service arrangement with the Corporation or any Affiliate.

(f)

No Rights as a Shareholder – Until Shares have actually been issued in accordance with the terms of this Plan, the Grantee to whom a Share Unit Award has been made shall not possess any incidents of ownership of such Shares including, for greater certainty and without limitation, the right to receive Dividends on such Shares and the right to exercise voting rights in respect of such Shares. Such Grantee shall only be considered a Shareholder in respect of such Shares when such issuance has been entered on the records of the duly authorized transfer agent of the Corporation.

(g)	No Liability – The Corporation shall not be liable to any Grantee for any loss resulting from a decline in the market value of any Shares.

(h)	Expenses – Other than pursuant to Section 8, all expenses in connection with the Plan shall be borne by the Corporation.

(i)

Grantee Information – Each Grantee shall provide the Corporation with all information (including personal information) required by the Corporation in order to administer the Plan. Each Grantee acknowledges that information required by the Corporation in order to administer the Plan may be disclosed to the Board or its appointed administrator and other third parties in connection with the administration of the Plan. Each Grantee consents to such disclosure and authorizes the Corporation to make such disclosure on the Grantee’s behalf.

12.	Governing Law

This Plan shall be governed by and construed in accordance with the laws in force in the Province of Alberta.

13.	Invalidity

If any provision of this Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

14.	Effective Date

This Plan is effective as of September 24, 2009, except for the amendments to this Plan made as of January 1, 2011, March 6, 2014, March 11, 2015, March 9, 2016 ~~and~~, June 26, 2017 [and July 30, 2020] which are effective as of such dates.

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Schedule XII

BONTERRA ENERGY CORP.

ANNUAL INFORMATION FORM

For the year ended December 31, 2019

March 10, 2020

XII-1

GLOSSARY OF TERMS	XII-3
ABBREVIATIONS	XII-4
CONVERSIONS	XII-4
ADVISORY	XII-5
PRESENTATION OF OIL AND GAS INFORMATION	XII-5
DEFINITIONS AND NOTES TO RESERVE DATA TABLES	XII-5
CURRENCY	XII-7
FORWARD-LOOKING STATEMENTS	XII-7
STRUCTURE OF BONTERRA ENERGY CORP.	XII-9
GENERAL DEVELOPMENT OF THE BUSINESS	XII-10
STATEMENT OF RESERVES DATA AND OTHER OIL AND GAS INFORMATION	XII-11
PART I – DATE OF STATEMENT	XII-11
PART II – DISCLOSURE OF RESERVE DATA	XII-11
PART III – PRICING ASSUMPTIONS	XII-15
PART IV – RECONCILIATION OF CHANGES IN RESERVES	XII-16
PART V – ADDITIONAL INFORMATION RELATED TO RESERVE DATA	XII-17
PART VI – OTHER OIL AND GAS INFORMATION	XII-18
INFORMATION RESPECTING BONTERRA ENERGY CORP.	XII-24
INDUSTRY CONDITIONS	XII-25
British Columbia – Royalties	XII-34
Freehold and Other Types of Non-Crown Royalties	XII-35
Liability Management Rating Programs	XII-39
RISK FACTORS	XII-45
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	XII-68
DIVIDENDS TO SHAREHOLDERS	XII-68
CAPITAL STRUCTURE	XII-70
MARKET FOR SECURITIES	XII-71
ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER	XII-71
DIRECTORS AND OFFICERS	XII-72
AUDIT COMMITTEE INFORMATION	XII-74
REGULATORY ACTIONS	XII-75
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	XII-75
INTERESTS OF EXPERTS	XII-75
MATERIAL CONTRACTS	XII-76
ADDITIONAL INFORMATION	XII-76
APPENDIX “A”	XII-77
APPENDIX “B”	XII-79
APPENDIX “C”	XII-80

The information in this AIF is given as of December 31, 2019 unless otherwise indicated.

XII-2

GLOSSARY OF TERMS

Unless the context otherwise requires, in this Annual Information Form, the following terms and abbreviations have the meanings set forth below.

“Bonterra” means Bonterra Energy Corp. the Company formed on amalgamation of Bonterra Corp. and Bonterra Oil & Gas Ltd. effective January 1, 2010;

“Bonterra Corp.” means Bonterra Energy Corp. a former wholly owned subsidiary of Bonterra Trust which was wound-up and dissolved January 1, 2010;

“Bonterra Oil & Gas Ltd.” means the former corporation whose assets consisted of all the issued and outstanding trust units of Bonterra Trust;

“Bonterra Trust” means Bonterra Energy Income Trust;

“Economic Life” means, with respect to an oil and gas property, the time remaining before production of petroleum substances from the property is forecast to be uneconomic;

“Proved Reserves” are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves;

“Probable Reserves” are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves;

“Reserve Life Index” or “RLI” is an index reflecting the theoretical production life of a property if the remaining reserves were to be produced out at current production rates. The index is calculated by dividing the reserves in the selected reserve category at a certain date by the annualized fourth quarter production from the preceding twelve month period;

“Shareholder” means a holder of Bonterra common shares;

“Sproule” means Sproule Associates Limited, independent petroleum consultants;

“Sproule Report” means the independent engineering evaluation of Bonterra’s oil, natural gas and NGLs interests prepared by Sproule dated February 10, 2020, and effective December 31, 2019 utilizing commodity price forecasts of Sproule dated December 31, 2019; and

“Trustee” means Odyssey Trust Company, or its successor as trustee of the Company.

XII-3

ABBREVIATIONS

Oil and Natural Gas Liquids

Bbl – barrels

MBbl – thousand barrels

Bbl/d – barrels per day

NGLs – natural gas liquids

Natural Gas

GJ – gigajoules

GJ/d – gigajoules per day

Mcf – thousand cubic feet

MMcf – million cubic feet

MMbtu – million British thermal units

Bcf – billion cubic feet

Mcf/d – thousand cubic feet per day

Other

AECO	means Alberta Energy Company interconnect with the NOVA System.

BOE

means barrel of oil equivalent. In all cases of this document, a BOE conversion ratio for natural gas of 6 Mcf:1Bbl has been used. The conversion is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead and as such may be misleading, particularly if used in isolation.

MBOE	means thousand BOE.

BOE/d	means BOE per day.

WTI	means West Texas Intermediate at Cushing, Oklahoma, the benchmark crude oil for pricing purposes.

GCA

means gas cost allowance deduction taken off of provincial (Crown) royalties, to offset the capital and direct operating costs associated with processing the Crown’s share of raw gas at a gas plant and transporting the Crown’s share of residue gas through a sales line.

Gross	means the wells that are the number of wells in which Bonterra has a working interest

Net	means the wells that are the aggregate number of wells obtained by multiplying each gross well by Bonterra’s percentage of working interest.

CONVERSIONS

The following table sets forth certain standard conversions between Standard Imperial Units and the International System of Units (or metric units).

To convert from	To	Multiply By
Mcf	Cubic Metres	28.174
Cubic Metres	Cubic Feet	35.494
Bbl	Cubic Metres	0.159
Cubic Metres	Bbl	6.293
Feet	Metres	0.305
Metres	Feet	3.281
Miles	Kilometres	1.609
Kilometres	Miles	0.621
Acres	Hectares	0.405
Hectares	Acres	2.471

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ADVISORY

In this Annual Information Form where amounts are expressed on a barrel of oil equivalent basis, natural gas volumes have been converted to oil equivalence at six thousand cubic feet per barrel. The term BOE may be misleading, particularly if used in isolation. A BOE conversion ratio of six thousand cubic feet per barrel is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. As the value ratio between natural gas and crude oil, based on the current market prices thereof, is significantly different from the energy equivalency ratio of six to one, utilizing a BOE conversion ratio on this basis may be misleading as an indication of value.

Unless otherwise specified, references to oil include oil and NGLs. NGLs include condensate, propane, butane and ethane.

Where any disclosure of reserves data is made in this Annual Information Form or the documents incorporated by reference herein that does not reflect all of the reserves of Bonterra, the reader should note that the estimates of reserves and future net revenue for individual properties or groups of properties may not reflect the same confidence level as estimates of the reserves and future net revenue for all properties, due to the effects of aggregation.

PRESENTATION OF OIL AND GAS INFORMATION

All oil and gas information contained in this Annual Information Form or the documents incorporated by reference herein, has been prepared and presented in accordance with National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities (NI 51-101). The actual oil and gas reserves and future production will be greater than or less than the estimates provided herein. The estimated value of future net revenue from the production of the disclosed oil and gas reserves does not represent the fair market value of these reserves. There is no assurance that the forecast prices and costs or other assumptions made in connection with the reserves disclosed herein will be attained and variances could be material.

DEFINITIONS AND NOTES TO RESERVE DATA TABLES

Certain terms used herein are defined in NI 51-101 or the Canadian Oil and Gas Evaluation Handbook (COGE Handbook) and, unless the context otherwise requires, shall have the same meanings in this Annual Information Form as in NI 51-101 or the COGE Handbook.

The following definitions form the basis of the classification of reserves and values presented in the Sproule Report. Reserve data tables may not add due to rounding.

The determination of oil and gas reserves involves the preparation of estimates that have an inherent degree of associated uncertainty. Categories of proved, probable, and possible reserves have been established to reflect the level of these uncertainties and to provide an indication of the probability of recovery.

The estimation and classification of reserves requires the application of professional judgement combined with geological and engineering knowledge to assess whether or not specific reserves classification criteria have been satisfied. Knowledge of concepts including uncertainty and risk, probability and statistics, and deterministic and probabilistic estimation methods is required to properly use and apply reserves definitions. These concepts are presented and discussed in greater detail within the guidelines in Section 5.5 of the COGE Handbook.

The following definitions apply to both estimates of individual reserves entities and the aggregate of reserves for multiple entities.

XII-5

Reserves are estimated remaining quantities of oil and natural gas and related substances anticipated to be recovered from known accumulations, from a given date forward, based on:

•	analysis of drilling, geological, geophysical and engineering data;

•	the use of established technology; and

•	specified economic conditions, which are generally accepted as being reasonable, and shall be disclosed.

Reserves are classified according to the degree of certainty associated with the estimates.

1.	Proved Reserves

Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

2.	Probable Reserves

Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

3.	Possible Reserves

Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. It is unlikely that the actual remaining quantities recovered will exceed the sum of the estimated proved plus probable plus possible reserves. Possible reserves have not been considered in this Annual Information Form.

Other criteria that must also be met for categorization of reserves are provided in Section 5.5.4 of the COGE Handbook.

Each of the reserves categories (proved, probable and possible) may be divided into developed and undeveloped categories.

4.	Developed Reserves

Developed reserves are those reserves that are expected to be recovered from existing wells and installed facilities or, if facilities have not been installed, that would involve a low expenditure (e.g., when compared to the cost of drilling a well) to put the reserves on production. The developed category may be subdivided into producing and non-producing.

5.	Developed Producing Reserves

Developed producing reserves are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

6.	Developed Non-Producing Reserves

Developed non-producing reserves are those reserves that either have not been on production, or have previously been on production, but are shut in, and the date of resumption of production is unknown.

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7.	Undeveloped Reserves

Undeveloped reserves are those reserves expected to be recovered from known accumulations where a significant expenditure (e.g., when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves classification (proved, probable or possible) to which they are assigned.

In multi-well pools, it may be appropriate to allocate total pool reserves between the developed and undeveloped categories or to subdivide the developed reserves for the pool between developed producing and developed non-producing. This allocation is typically based on the estimator’s assessment as to the reserves that will be recovered from specific wells, facilities and completion intervals in the pool and their respective development and production status.

8.	Levels of Certainty for Reported Reserves

The qualitative certainty levels contained in the definitions in Sections 1, 2 and 3 above are applicable to individual reserves entities, which refers to the lowest level at which reserves calculations are performed, and to reported reserves, which refers to the highest level sum of individual entity estimates for which reserve estimates are presented.

Reported reserves should target the following levels of certainty under a specific set of economic conditions:

a)	At least a 90 percent probability that the quantities actually recovered will equal or exceed the estimated proved reserves;

b)	At least a 50 percent probability that the quantities actually recovered will equal or exceed the sum of the estimated proved plus probable reserves; and

c)	At least a 10 percent probability that the quantities actually recovered will equal or exceed the sum of the estimated proved plus probable reserves plus possible reserves.

A quantitative measure of the certainty levels pertaining to estimates prepared for the various reserves categories is desirable to provide a clearer understanding of the associated risks and uncertainties. However, the majority of reserves estimates are prepared using deterministic methods that do not provide a mathematically derived quantitative measure of probability. In principle, there should be no difference between estimates prepared using probabilistic or deterministic methods.

Additional clarification of certainty levels associated with reserves estimates and the effect of aggregation is provided in Section 5 of the COGE Handbook.

CURRENCY

In this Annual Information Form, unless otherwise noted, all dollar amounts are expressed in Canadian dollars.

FORWARD-LOOKING STATEMENTS

This Annual Information Form, including documents incorporated by reference herein, contains forward-looking statements. These statements relate to future events or Bonterra’s future performance. All statements other than statements of historical fact may be forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In addition, this Annual

XII-7

Information Form and documents incorporated by reference herein may contain forward-looking statements attributed to third party industry sources. Undue reliance should not be placed on these forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By its nature, forward-looking information involves numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur. Forward-looking statements in this Annual Information Form and the documents incorporated by reference herein include, but are not limited to, statements with respect to:

•	the quantity and quality of the oil and natural gas reserves;

•	the performance and characteristics of Bonterra’s oil and natural gas properties;

•	future development and exploration activities and the timing thereof;

•	future land expiries;

•	results of various projects of Bonterra;

•	timing of receipt of regulatory approvals;

•	timing of development of undeveloped reserves;

•	the tax horizon and taxability of Bonterra;

•	supply and demand for oil, NGLs and natural gas;

•	expectations regarding Bonterra’s ability to raise capital and to continually add to reserves through development and acquisitions;

•	the impact of Canadian federal and provincial governmental regulation on Bonterra relative to other natural resource issuers of similar size;

•	realization of the anticipated benefits of acquisitions and dispositions;

•	weighting of production between different commodities;

•	projections of commodity prices and costs;

•	expected levels of royalty rates, operating costs, general and administrative costs, costs of services and other costs and expenses;

•	capital expenditure programs and the timing and method of financing thereof; and

•	treatment under government regulation and taxation regimes.

Although Bonterra believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Bonterra cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither Bonterra nor any other person assumes responsibility for the outcome of the forward-looking statements. Many of the risks and other factors are beyond Bonterra’s control, which could cause results to differ materially from those expressed in the forward-looking statements contained in this Annual Information Form and the documents incorporated by reference herein. The risks and other factors include, but are not limited to:

•	general economic conditions in Canada, the United States and globally, including reduced availability of debt and equity financing generally;

•	industry conditions, including fluctuations in the price of oil, NGLs and natural gas;

•	liabilities inherent in oil and natural gas operations;

•	the ability to generate sufficient cash flow from operations and other sources to meet current and future obligations, including costs of projects and repayment of debt;

XII-8

•	governmental regulation of the oil and gas industry, including environmental regulation;

•	fluctuation in foreign exchange or interest rates;

•	geological, technical, drilling and processing problems and other difficulties in producing reserves;

•	the uncertainty of reserve estimates and reserve life;

•	weather;

•	unanticipated operating events which can reduce production or cause production to be shut in or delayed;

•	failure to realize anticipated benefits of acquisitions;

•	failure to obtain industry partner and other third party consents and approvals, when required;

•	health, safety and environmental risks;

•	stock market volatility and market valuations;

•	competition for, among other things, capital, acquisitions or reserves, deposits, undeveloped land and skilled personnel;

•	competition for and inability to retain drilling rigs and other services;

•	rights to surface access;

•	the ability of management to execute its business plan;

•	the need to obtain required approvals from regulatory authorities; and

•	the other factors considered under “Risk Factors” in this Annual Information Form.

These factors should not be considered as exhaustive. Statements relating to “reserves” are by their nature forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions that the resources, reserves and deposits described can be profitably produced in the future. With respect to forward-looking statements contained in this Annual Information Form and the documents incorporated by reference herein, Bonterra has made assumptions regarding: future exchange rates; the impact of increasing competition; conditions in general economic and financial markets; availability of drilling and related equipment; availability of skilled labour; current technology; cash flow; production rates; timing and amount of capital expenditures; the prices and marketability of oil, NGLs and natural gas; royalty rates; effects of regulation by governmental agencies; future operating costs; and the company’s ability to obtain financing on acceptable terms. Readers are cautioned that the foregoing list of factors is not exhaustive.

The above summary of assumptions and risks related to forward-looking information has been provided in this Annual Information Form and the documents incorporated by reference herein in order to provide readers with a more complete perspective on Bonterra’s future operations. Readers are cautioned that this information may not be appropriate for other purposes.

The forward-looking statements contained in this Annual Information Form and the documents incorporated by reference herein are expressly qualified by this cautionary statement. Bonterra is not under any duty to update or revise any of the forward-looking statements except as expressly required by applicable securities laws.

STRUCTURE OF BONTERRA ENERGY CORP.

Bonterra Energy Corp.

Bonterra Energy Corp. (“Bonterra” or “the Company”) is an oil and gas company headquartered in Calgary, Alberta. The Company’s assets consist of crude oil and natural gas assets.

XII-9

The head and principal office of Bonterra is located at:

901, 1015 4th Street S.W., Calgary, Alberta, T2R 1J4.

The Company’s primary focus is to maximize total return to shareholders by growing production and generating funds flow that can support sustainable cash dividends through the optimum utilization and development of existing crude oil and natural gas properties and acquisition and development of new producing or undeveloped properties. Currently, development efforts are focused in the Cardium zone of the Pembina and Willesden Green fields located in west central Alberta.

Transfer Agent and Registrar

The Registrar and Transfer Agent for the common shares is Odyssey Trust Company at 350, 300 5th Ave SW Calgary, Alberta T2P 3C4

Organization Chart

At December 31, 2019, the structure of Bonterra was as set forth below:

The common shares trade under the symbol BNE on the Toronto Stock Exchange (TSX).

Bonterra Energy Corp. was formed effective January 1, 2010 when Bonterra Oil & Gas Ltd. wound up Bonterra Energy Income Trust (“Bonterra Trust”) and amalgamated with its wholly owned subsidiary Bonterra Energy Corp. pursuant to the provisions of the Canada Business Corporations Act to continue as one corporation under the name Bonterra Energy Corp. effective January 1, 2010.

Prior to the amalgamation, Bonterra Trust (a trust which was wholly owned by Bonterra Oil & Gas Ltd.) was wound-up and dissolved in accordance with subsection 88.1 of the Income Tax Act (Canada). As a result of the amalgamation and dissolution of Bonterra Trust, Bonterra holds all of the assets formerly held by the former subsidiaries.

GENERAL DEVELOPMENT OF THE BUSINESS

Property and Corporate Acquisitions and Dispositions in 2019, 2018 and 2017

On July 24, 2018, Bonterra acquired certain Cardium focused oil and gas assets in the Pembina area from a junior oil and gas producer for $3.1 million before adjustments financed through bank debt. The transaction had an effective date of April 1, 2018.

On December 20, 2017, the Company sold a two percent gross overriding royalty (GORR) on all of the production from the Company’s Pembina Cardium pool effective January 1, 2018. The royalty has the option of either being paid in cash or in kind. Consideration for this asset was $56,747,000, comprised of $52,000,000 in cash and Cardium assets valued at $4,747,000 in property, plant and equipment.

Legal Proceedings

There are no material legal proceedings to which Bonterra is subject or which is known by the Company to be contemplated.

XII-10

STATEMENT OF RESERVES DATA AND OTHER OIL AND GAS INFORMATION

PART I – DATE OF STATEMENT

The reserves data and other oil and gas information set forth below is based upon an evaluation by Sproule Associates Limited (Sproule), an independent qualified reserves evaluator within the meaning of National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities (NI 51-101) with an effective date of December 31, 2019 contained in the Sproule Report dated February 10, 2020.

PART II – DISCLOSURE OF RESERVE DATA

The reserves data summarizes the oil, liquids and natural gas reserves of Bonterra and the net present values of future net revenue for these reserves using forecast prices and costs. The reserves data conforms to the requirements of NI 51-101. Additional information not required by NI 51-101 has been presented to provide continuity and additional information which Bonterra believes is important to the readers of this information. Bonterra engaged Sproule to provide an evaluation of Proved and Probable Reserves and no attempt was made to evaluate possible reserves.

Readers should not assume that the estimates of future net revenues presented in the tables below represent the fair market value of the reserves. There is no assurance that the forecast prices and costs assumptions will be attained and variances could be material. The recovery and reserve estimates of crude oil, natural gas liquids and natural gas reserves provided herein are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual crude oil, natural gas and natural gas liquid reserves may be greater than or less than the estimates provided herein. For more information as to the risks involved see “Risk Factors – Oil and Natural Gas Prices” and “Risk Factors – Reserves”.

In accordance with the requirements of NI 51-101, attached hereto are the following appendices: 1) Appendix A: Report on Reserves Data by Independent Qualified Reserves Evaluator or Auditor in Form 51-101F2 containing certain information estimated using forecast prices and costs based on December 31, 2019 pricing assumptions; and 2) Appendix B: Report of Management and Directors on Oil and Gas Disclosure in Form 51-101F3.

XII-11

FORM 51-101F1 PART 2.1(1)

SUMMARY OF OIL AND GAS RESERVES

AS OF DECEMBER 31, 2019

FORECAST PRICES AND COSTS

	Light and Medium Crude Oil		Conventional Natural Gas		Natural Gas Liquids		Total
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Reserves Catelgory:	(MBbl)	(MBbl)	(MMcf)	(MMcf)	(MBbl)	(Mbbl)	(MBoe)	(MBoe)
PROVED
Developed Producing	22,226.9	20,275.4	75,544.0	69,521.0	3,318.6	2,687.5	38,136.2	34,549.8
Developed Non-Producing	591.1	545.3	1,219.0	1,099.0	54.9	43.0	849.1	771.4
Undeveloped	23,890.8	21,238.5	85,582.0	78,685.0	4,397.5	3,851.4	42,552.0	38,204.1

TOTAL PROVED	46,708.8	42,059.3	162,345.0	149,305.0	7,771.0	6,581.8	81,537.3	73,525.3
PROBABLE	11,164.9	9,314.6	38,981.0	35,830.0	1,878.3	1,518.8	19,540.1	16,805.1

TOTAL PROVED PLUS PROBABLE	57,873.7	51,373.9	201,326.0	185,135.0	9,649.3	8,100.6	101,077.4	90,330.4

The Company only operates in Canada.

FORM 51-101F1 PART 2.1(2)

SUMMARY OF NET PRESENT VALUES OF FUTURE NET REVENUE

AS OF DECEMBER 31, 2019

FORECAST PRICES AND COSTS

Net Present Values of Future Net Revenue Before Income Taxes

Discounted at (%/Year)

($ Millions)						Unit Value Discounted at 10%/YR
Reserves Category(1)	0%	5%	10%	15%	20%	($/BOE)
PROVED
Developed Producing	790.0	727.7	586.4	486.0	416.2	17.0
Developed Non-Producing	17.4	13.5	10.6	8.5	7.1	13.8
Undeveloped	981.0	578.2	364.8	241.3	164.3	9.6

TOTAL PROVED	1,788.4	1,319.4	961.8	735.8	587.6	13.1
PROBABLE	731.3	402.6	266.4	196.1	153.9	15.9

TOTAL PROVED PLUS PROBABLE	2,519.7	1,722.0	1,228.2	931.9	741.6	13.6

(1)	Unit values are based on net reserves.

The	Company only operates in Canada.

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FORM 51-101F1 PART 2.1(2)

SUMMARY OF NET PRESENT VALUES OF

FUTURE NET REVENUE

AS OF DECEMBER 31, 2019

FORECAST PRICES AND COSTS

Net Present Values of Future Net Revenue After Income Taxes

Discounted at (%/Year)

($ Millions)
Reserves Category	0%	5%	10%	15%	20%
PROVED
Developed Producing	639.3	632.0	519.8	436.4	377.6
Developed Non-Producing	13.4	10.3	8.1	6.5	5.4
Undeveloped	751.7	433.0	263.0	164.7	103.9

TOTAL PROVED	1,404.4	1,075.3	790.9	607.6	486.9
PROBABLE	569.3	310.4	204.4	150.1	117.6

TOTAL PROVED PLUS PROBABLE	1,973.7	1,385.7	995.3	757.8	604.5

The Company only operates in Canada.

FORM 51-101F1 PART 2.1(3)(b)

TOTAL FUTURE NET REVENUE

(UNDISCOUNTED)

AS OF DECEMBER 31, 2019

FORECAST PRICES AND COSTS

($ Millions) Reserves Catergory:	Revenue	Royalties	Operating Costs	Development Costs	Abandonment and Reclamation Costs	Future Net Revenue Before Income Taxes	Income Taxes	Future Net Revenue After Income Taxes
PROVED	5,185.1	531.9	1,863.2	639.6	361.9	1,788.4	384.0	1,404.4
PROVED PLUS PROBABLE	6,625.5	753.0	2,336.2	651.7	365.0	2,519.7	545.9	1,973.7

The Company only operates in Canada.

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FORM 51-101F1 PART 2.1(3)(c)

NET PRESENT VALUE OF FUTURE NET REVENUE

BY PRODUCTION GROUP

AS OF DECEMBER 31, 2019

FORECAST PRICES AND COSTS

		Future Net Revenue Before Income Taxes (Discounted at 10%/Year)	Unit Value Before Income Taxes (Discounted at 10%/Year)
Reserve Category	Production Group	($ Millions)	($/BOE)(1)
Proved	Light And Medium Crude Oil (Including solution gas and associated by-products)	949.1	13.65
	Conventional Natural Gas (Including associated by-products)(2)	11.3	2.83
	Other Items	1.5	—

Total		961.9

Proved Plus Probable	Light And Medium Crude Oil (Including solution gas and associated by-products)	1,207.8	14.16
	Conventional Natural Gas (Including associated by-products)(2)	18.9	3.75
	Other Items	1.5	—

Total		1,228.2

(1)	Unit values are based on net reserves.
(2)	Includes corporate GCA, if applicable.

The Company only operates in Canada.

XII-14

PART III – PRICING ASSUMPTIONS

Forecast Prices

The Forecast Prices used in the appendix are:

Year	Canadian Light Sweet Crude 40[o] API ($Cdn/bbl)	Natural Gas AECO-C Spot ($Cdn/MMbtu)	NGL Pentanes Edmonton ($Cdn/bbl)	NGL Butanes Edmonton ($Cdn/bbl)	NGL Propane Edmonton ($Cdn/bbl)	Operating Cost Inflation Rate (%/Yr)	Capital Cost Inflation Rate (%/Yr)	Exchange Rate ($US/$Cdn)
HISTORICAL
2015	57.45	2.70	61.45	36.81	6.17	1.8	(18.7)	0.78
2016	52.80	2.18	55.71	34.32	13.60	1.2	(9.7)	0.76
2017	61.85	2.19	67.21	44.11	28.77	1.7	2.4	0.77
2018	68.49	1.53	79.31	33.65	27.00	2.4	4.2	0.77
2019	68.87	1.80	71.39	23.71	17.16	(0.6)	0.7	0.75
FORECAST(1)(2)
2020	73.84	2.04	76.32	37.72	25.07	—	—	0.76
2021	78.51	2.27	80.52	43.90	31.84	1.0	1.0	0.77
2022	78.73	2.81	80.00	47.74	32.43	2.0	2.0	0.80
2023	80.30	2.89	81.68	48.69	33.26	2.0	2.0	0.80
2024	81.91	2.98	83.38	49.67	34.12	2.0	2.0	0.80
2025	83.54	3.06	85.13	50.66	34.99	2.0	2.0	0.80
2026	85.21	3.15	86.90	51.67	35.88	2.0	2.0	0.80
2027	86.92	3.24	88.72	52.71	36.78	2.0	2.0	0.80
2028	88.66	3.33	90.57	53.76	37.71	2.0	2.0	0.80
2029	90.43	3.42	92.45	54.84	38.65	2.0	2.0	0.80
2030	92.24	3.51	94.38	55.93	39.61	2.0	2.0	0.80

(1)	Crude oil, natural gas and liquid prices escalate at 2.0 percent thereafter.
(2)	The forecasted prices were provided by the independent reserves evaluator Sproule Associates Limited.

The Company’s weighted average realized prices by production type for the 2019 financial year are as follows:

Light and Medium Crude Oil ($ per barrel)	66.34
Conventional Natural Gas ($ per Mcf)	1.87
Natural Gas Liquids ($ per barrel)	25.83

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PART IV – RECONCILIATION OF CHANGES IN RESERVES

RECONCILIATION OF COMPANY GROSS RESERVES (BEFORE ROYALTIES)

BY PRINCIPAL PRODUCT TYPE

AS OF DECEMBER 31, 2019

FORECAST PRICES AND COSTS

	Light and Medium Crude Oil (MBbl)	Conventional Natural Gas (MMcf)	Natural Gas Liquids (MBbl)	Total (MBOE)
PROVED
December 31, 2018	47,885.2	153,973	7,086.4	80,633.8
Extensions(1)	2,551.1	9,348	664.4	4,773.5
Technical Revisions	(374.6)	8,517	480.5	1,525.4
Discoveries	—	—	—	—
Acquisitions	—	—	—	—
Dispositions	—	—	—	—
Economic Factors	(684.8)	(714)	(100.3)	(904.0)
Production	(2,668.1)	(8,779)	(360.0)	(4,491.3)
December 31, 2019	46,708.8	162,345	7,771.0	81,537.3

PROBABLE
December 31, 2018	12,181.6	39,407	1,842.0	20,591.4
Extensions(1)	602.6	2,195	152.4	1,120.9
Technical Revisions	(1,659.6)	(2,692)	(115.1)	(2,223.3)
Discoveries	—	—	—	—
Acquisitions	—	—	—	—
Dispositions	—	—	—	—
Economic Factors	40.3	70	(1.0)	51.0
Production	—	—	—	—
December 31, 2019	11,164.9	38,981	1,878.3	19,540.1

PROVED PLUS PROBABLE
December 31, 2018	60,066.8	193,380	8,928.4	101,225.2
Extensions(1)	3,153.7	11,544	816.8	5,894.5
Technical Revisions	(2,034.2)	5,825	365.4	(697.9)
Discoveries	—	—	—	—
Acquisitions	—	—	—	—
Dispositions	—	—	—	—
Economic Factors	(644.5)	(643)	(101.3)	(853.0)
Production	(2,668.1)	(8,779)	(360.0)	(4,491.3)
December 31, 2019	57,873.7	201,326	9,649.3	101,077.4

(1)	Included in extensions is infill drilling.

The Company only operates in Canada.

XII-16

PART V – ADDITIONAL INFORMATION RELATED TO RESERVE DATA

Undeveloped Reserves

Company Gross Reserves – First Attributed by Year (1)

Proved Undeveloped Reserves

	Light and Medium Crude Oil		Conventional Natural Gas		Natural Gas Liquids		Total
	(MBbl)		(MMcf)		(MBbl)		(MBOE)
	First	Total at	First	Total at	First	Total at	First	Total at
	Attributed	Year End	Attributed	Year End	Attributed	Year End	Attributed	Year End
2017	4,438	22,369	7,325	65,914	403	3,068	6,062	36,423
2018	3,303	23,338	7,308	75,994	494	3,755	5,016	39,759
2019	2,496	23,891	9,300	85,582	658	4,398	4,704	42,552

Probable Undeveloped Reserves

	Light and Medium Crude Oil		Conventional Natural Gas		Natural Gas Liquids		Total
	(MBbl)		(MMcf)		(MBbl)		(MBOE)
	First	Total at	First	Total at	First	Total at	First	Total at
	Attributed	Year End	Attributed	Year End	Attributed	Year End	Attributed	Year End
2017	1,159	6,183	1,902	18,547	105	839	1,581	10,113
2018	799	6,200	1,874	19,451	131	981	1,242	10,423
2019	589	6,352	2,200	21,864	151	1,107	1,106	11,104

(1)	First attributed refers to reserves first attributed at year end of the corresponding fiscal year.

Sproule’s evaluation of Bonterra’s reserves as of December 31, 2019 is in accordance with the Canadian Oil and Gas Evaluation Handbook (the “COGE Handbook”).

Bonterra’s proved undeveloped reserves amount to 42,552 MBOE and represent approximately 52.2 percent of the total proved reserves and 42.1 percent of total proved plus probable reserves. Proved Undeveloped reserves are those reserves that can be estimated with a high degree of certainty and are expected to be recovered from known accumulations. In general, proved undeveloped reserves were assigned to certain properties as a result of Bonterra’s capital program. Bonterra plans to convert the undeveloped reserves to proved developed producing reserves over the next five years.

Bonterra has extensive Proved development opportunities that are prioritized based on a disciplined set of criteria including but not limited to, investment payouts and rates of return, land maturities, the optimization of facility infrastructure and development, and marketing commitments. With this extensive portfolio of opportunities, it is prudent to balance cash flows and other corporate resources to optimize asset values, rather than completely execute the development of the entire portfolio of booked opportunities within two years. Approximately 29% of the Proved development spending occurs within a two year timeframe.

The development schedule of these reserves has been based on recent and current capital activity levels, with no material deferrals of development opportunities beyond normal prudent budgetary considerations. Approximately half of the Proved Undeveloped reserves are planned to be on stream within a three-year timeframe, representing approximately 49% of the net undeveloped location count, as well as 49% of the net total future development capital. These development activities are directed almost entirely to the Company’s core focus areas in the Pembina and Willesden Green fields in Alberta, Canada.

Bonterra’s probable undeveloped reserves amount to 11,104 MBOE and represent approximately 11.0 percent of the total proved plus probable reserves. Probable undeveloped reserves are assigned for similar reasons and

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generally to the same properties as proved undeveloped reserves. Probable undeveloped reserves are those reserves that are less certain to be recovered than proved reserves and are expected to be recovered from known accumulations.

Bonterra’s proved plus probable undeveloped reserves are primarily comprised of Cardium horizontal locations.

Significant Factors or Uncertainties

For significant factors and uncertainties affecting components of reserves data please see discussions under “Risk Factors” in this Annual Information Form and “Management’s Discussion and Analysis” as contained in the Company’s 2019 Annual Report.

Future Development Costs

$ 000s	Forecast Prices and Costs
Year	Proved	Proved Plus Probable
2020	65,143	65,215
2021	122,545	123,019
2022	123,388	128,981
2023	153,863	157,188
2024	174,704	177,247

Total Undiscounted	639,643	651,650

The above future development costs will be funded primarily from 2020 to 2024 cash flow from operations and if required from the Company’s line of credit. Should these sources of funds be insufficient the Company will access the public markets as required.

PART VI – OTHER OIL AND GAS INFORMATION

Oil and Gas Properties

All of Bonterra’s oil and natural gas properties are primarily located in the Province of Alberta. The Company also has non-core properties located in the Provinces of Saskatchewan and British Columbia. In 2019, production volumes from Bonterra’s properties were approximately 67 percent light and medium crude oil and NGLs and 33 percent conventional natural gas on a BOE basis. During the year ended December 31, 2019, Bonterra’s oil and natural gas properties yielded average production of 12,305 BOE per day (2018 – 13,206 BOE per day, 2017 – 12,827 BOE per day). As at December 31, 2019 the oil and natural gas property interests held by Bonterra are estimated to contain Proved plus Probable Reserves of 101,077 MBOE.

Pembina and Willesden Green Area, West Central Alberta

Properties

The Pembina and Willesden Green Cardium fields are Bonterra’s major properties located in central Alberta. The Cardium reservoir is the largest conventional oil reservoir in western Canada that features large original oil in place with very low recoveries. Combined, they are the Company’s largest producing asset and represent 99.0 percent of Proved plus Probable reserves.

The Pembina Cardium field is the largest conventional oil field in Canada with an estimate of original oil in place (OOIP) of 10.6 billion barrels with less than 15 percent produced to date. This field has proved to be a significant area for multi-zone oil and natural gas exploration with predictable results. Horizontal drilling with multistage fracking drastically improves recoveries from areas developed with vertical drilling and extends the economic edge of the reservoir where vertical drilling is not economic. Bonterra operates approximately 90 percent of its production and operates the majority of its related oil and gas processing facilities.

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During 2019 the Company invested approximately $44.5 million to drill 30 gross (23.7 net), complete and tie-in 27 gross (20.7 net) horizontal wells in the Cardium formation with a 100 percent success rate. The remaining 3 gross (3 net) horizontal wells were brought on production in Q1 2020. The Company also invested approximately $9.1 million on related infrastructure and other capital during 2019.

Facilities

Bonterra operates approximately 58 oil batteries of various capacities in the Pembina area. Oil is gathered via pipeline or trucked to the batteries for processing. Treated oil is transferred into the Pembina midstream gathering system for transportation to Edmonton. Solution gas is separated at the batteries and pipeline connected to either the Pembalta stations, Keyera MBL, Keyera Lodgepole, Conoco Lodgepole, Conoco Sand Creek, Suncor Ferrier or Bonterra Keystone gas plants.

Shaunavon Area, Southwest Saskatchewan

Properties

Bonterra’s Shaunavon properties are located in the Chambery field and produce medium density crude oil from the upper Shaunavon formation currently under waterflood. Annual production for 2019 was 143 BOE per day (net). The wells in this area are generally long-life with stable and low-decline production profiles.

Facilities

Bonterra has ownership in all facilities required to process its Shaunavon production. All oil production is processed through owned and operated facilities for emulsion treating and water disposal. All natural gas produced is used for fuel gas in the production and processing of the oil, therefore, no processing facilities are required for processing solution gas.

Prespatou Area, Northeast British Columbia

The Prespatou area of northeast British Columbia (NEBC) consists almost entirely of natural gas and associated natural gas liquids with annual production of approximately 136 BOE per day for 2019.

Natural gas prices have remained depressed in 2019, with the lowest prices realized during the warmer summer months. To maximize corporate profitability in the area, the Company has voluntarily shut-in production during these months with lower natural gas prices. The Company has evaluated the geology of the entire area, in which it holds interests, to assess and identify potential drilling and workover opportunities. The 2019 development plans will focus on continued optimization of production from existing well bores and recompletions of area suspended wellbores. As natural gas prices improve the Company will continue to evaluate its established drilling inventory.

Facilities

The NEBC area production feeds into one of three compressor stations prior to reaching non-operated gas plants for sales. Bonterra has ownership in these operated and non-operated facilities with working interests varying from 0 to 100 percent. Bonterra has operatorship of the compressor station that receives most of its NEBC production. After the gas is gathered and compressed through these gathering systems and compression facilities, it is delivered to either the Spectra Energy gas transmission pipeline for transportation to the McMahon gas plant or the CNRL gas gathering system located east of Fort St. John for treating and processing.

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Well Count

The wells in which Bonterra had an interest as at December 31, 2019 that it considers capable of production are set out in the following table:

	Producing Wells				Non-Producing Wells				Total
	Oil Wells		Gas Wells		Oil Wells		Gas Wells		Oil Wells		Gas Wells
	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net
AB	1,241	878.1	104	25.7	529	307.6	60	39.6	1,770	1,185.7	164	65.4
BC	—	—	14	9.4	1	1.0	55	11.0	1	1.0	69	20.4
SK	31	20.9	—	—	9	4.1	3	3.0	40	25.0	3	3.0

Total	1,272	899.1	118	35.1	539	312.6	118	53.7	1,811	1,211.7	236	88.8

Properties with No Attributable Reserves

Bonterra’s properties with no attributable reserves consist of approximately 84,500 gross and 55,053 net undeveloped acres.

Expiring acreage in the next twelve months consists of 1,156 gross (1,089 net) acres. The Company will continue to maximize their value until they have expired.

The Company is currently reviewing these properties with a focus on maximizing their value.

Financial Risk Management

The Company uses various financial risk management contracts to manage commodity price risk, including physical delivery sales and risk management contracts to set price parameters for a portion of its production. Management, in agreement with the Board of Directors, decided to enter into commodity price agreements. These contracts can amount to fifty percent of the Company’s daily crude oil production or thirty percent of its total daily production at certain points during a quarter.

Additional Information Concerning Abandonment and Reclamation Costs

In connection with its operations, the Company will incur abandonment and reclamation costs for surface leases, wells, facilities and pipelines. The Company budgets for and recognizes as a liability the estimated present value of the future decommissioning liabilities associated with its property, plant and equipment. The Company estimates such costs through a model that incorporates data from the Company’s operating history, industry sources and cost formulas used by Alberta Energy Regulator, together with other operating assumptions. The Company expects all of its net wells to incur these costs. The Company anticipates the total amount of such costs, excluding inflation, to be approximately $155,614,000 on an undiscounted basis and $20,513,000 with inflation at approximately 2% and discounted at 10% in accordance with NI 51-101. The calculations of future net revenue associated with proved plus probable reserves under “Oil and Natural Gas Reserves” in this Annual Information Form includes approximately $28,595,000 on an undiscounted basis and $3,046,000 discounted at 10% as these amounts represent cost for abandonment and reclamation of future wells and facilities that the obligation has not occurred. In the next three years financial years, the Company anticipates that a total of approximately $4,699,000 on an undiscounted basis and $4,227,000 discounted at 10% will be incurred in respect of abandonment and reclamation costs.

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Tax Horizon

The Company has the following tax pools, which may be used to reduce taxable income in future years, limited to the applicable rates of utilization:

($ 000s)	Rate of Utilization (%)	Amount
Undepreciated capital costs	7-100	77,467
Canadian oil and gas property expenditures	10	84,635
Canadian development expenditures	30	126,556
Canadian exploration expenditures	100	8,587
Federal income tax losses carried forward (1)	100	42,385
Provincial income tax losses carried forward (2)	100	3,968

		343,598

(1)	Federal income tax losses carried forward expire in the following years; 2035 – $6,323,000; 2036 – $35,853,000; 2037 – $209,000
(2)	Provincial income tax losses carried forward expire in 2036 – $ 3,759,000; 2037 – $209,000

The Company has $8,861,000 (December 31, 2018 – $8,861,000) of investment tax credits that expire in the following years; 2021 – $1,851,000; 2022 – $1,735,000; 2023 – $1,097,000; 2024 – $1,241,000; 2025 – $1,323,000; 2026 – $1,105,000; 2027 – $410,000; and 2035 – $99,000.

The Company has $65,015,000 (December 31, 2018 – $65,015,000) of capital losses carried forward which can only be claimed against taxable capital gains.

Capital Expenditures Incurred

The following table summarizes petroleum and natural gas capital expenditures incurred by Bonterra on acquisitions, land, seismic, exploration and development drilling and production facilities for the years ended December 31:

($ 000s)	2019	2018
Land	—	535
Acquisitions – proved properties	—	3,125
Disposals	—	—
Exploration and development costs	53,627	75,077

Net petroleum and natural gas capital expenditures	53,627	78,737

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Exploration and Development Activities

The following tables summarize Bonterra’s gross and net drilling activity and success:

	2019
	Development		Exploratory		Total
	Gross	Net	Gross	Net	Gross	Net
Oil wells	30.0	23.7	—	—	30.0	23.7
Natural gas wells	—	—	—	—	—	—
Dry wells	—	—	—	—	—	—

Total	30.0	23.7	—	—	30.0	23.7

Success rate	100%	100%	—	—	100%	100%

	2018
	Development		Exploratory		Total
	Gross	Net	Gross	Net	Gross	Net
Oil wells	34.0	28.0	—	—	34.0	28.0
Natural gas wells	—	—	—	—	—	—
Dry wells	—	—	—	—	—	—

Total	34.0	28.0	—	—	34.0	28.0

Success rate	100%	100%	—	—	100%	100%

Please see discussion under Undeveloped Reserves for important current and likely exploration and development activities.

Production Estimates 2020

	2020
	Light and Medium Crude Oil	Conventional Natural Gas	NGLs	Total
	(Bbl/d)	(Mcf/d)	(Bbl/d)	(BOE/d)
Alberta(1)	7,982	27,435	1,380	13,935
British Columbia	—	—	—	—
Saskatchewan	113	—	—	113

	8,095	27,435	1,380	14,048

(1)	Substantially all of Alberta’s production is from the Pembina and Willesden Green fields.

The above production estimates are based on the proved and probable reserve estimates using forecasted prices and costs contained in the Sproule Report.

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Production History 2019

		Average per Unit of Volume
			($/Bbl and $/Mcf)
Product Type Yearly Quarter	Production Volume per day	Price	Royalties	Production Costs	Netbacks
Light and Medium Crude Oil (Bbl) 1 Quarter	7,081	64.87	3.71	19.47	41.69
2 Quarter	7,746	71.27	3.05	19.96	48.26
3 Quarter	7,157	65.49	3.76	17.89	43.84
4 Quarter	7,255	63.37	2.24	23.55	37.58
Conventional Natural Gas (Mcf) 1 Quarter	23,938	2.70	0.62	1.06	1.02
2 Quarter	23,750	1.09	0.51	1.23	(0.65)
3 Quarter	23,820	0.96	0.63	1.17	(0.84)
4 Quarter	24,697	2.71	0.37	1.04	1.30
Natural Gas Liquids (Bbl) 1 Quarter	949	31.40	3.71	16.18	11.51
2 Quarter	970	25.53	3.05	17.95	4.53
3 Quarter	1,009	22.45	3.76	17.85	0.84
4 Quarter	1,016	24.39	2.24	13.10	9.05

The following table provides a summary of the average production volumes from Bonterra’s producing areas.

	2019
	Light and Medium Crude Oil and NGL	Conventional Natural Gas	Total (BOE per day)
	(Bbl per day)	(Mcf per day)
Alberta	8,155	23,227	12,026
Saskatchewan	136	40	143
British Columbia	5	786	136

	8,296	24,053	12,305

Lease Holdings

Bonterra’s holdings of petroleum and natural gas leases and rights are as follows:

	2019		2018
	Gross Acres	Net Acres	Gross Acres	Net Acres
Alberta	331,566	203,191	339,019	208,086
Saskatchewan	8,637	5,680	8,178	5,691
British Columbia	62,045	23,690	62,045	23,478

	402,248	232,561	409,242	237,255

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INFORMATION RESPECTING BONTERRA ENERGY CORP.

Operations of Bonterra Energy Corp.

Management Policies and Acquisition Strategy

The objectives of the management of Bonterra are to maximize total return to shareholders over the long-term by growing production and generating funds flow that can support sustainable cash dividends to shareholders. These objectives are met through the optimum utilization and development of existing crude oil and natural gas properties and acquisition or development of new producing or undeveloped properties.

Bonterra selectively acquires producing and non-producing oil and natural gas properties with exploration, development or operational enhancement opportunities. The development and exploration opportunities acquired are generally of a low risk nature. Where higher risk oil and gas prospects are acquired as part of a package of properties, Bonterra may sell, farm out or develop the exploration prospects, depending on management’s assessment of the prospects’ potential, costs involved and Bonterra’s own technical expertise.

Dividends

Shareholders of record on an eligible dividend record date, currently established by Bonterra to be on or about the 15th of each calendar month, will be entitled to receive dividends which may be declared and paid by Bonterra to those shareholders on the corresponding dividend payment date, generally on the last day of each calendar month.

See “Dividends to Shareholders” for the past cash dividends made or declared to shareholders of Bonterra.

Environmental Obligations

Bonterra emphasizes the importance of creating and maintaining a safe and environmentally sound operation. The Company focuses on having management involvement in establishing safety policies, proper training of field operators, continuous and thorough review of operating procedures and policies conducted by the field operation’s staff and management and by monitoring and ensuring compliance with safety and environmental regulations.

Acquisition Due Diligence

Bonterra conducts due diligence on all prospective acquisitions. Site inspections and file reviews are conducted by an internal team. Potential contamination and operational issues are identified at this stage to help protect Bonterra from purchasing properties with significant environmental liabilities.

Spill and Incident Control

Bonterra field operators and staff are required to report all spills, incidents and near misses to the management of Bonterra for review and to the regulatory agency when required. The investigation of all such incidents allows Bonterra, including management, to determine the factors responsible and assist in the identification of other similar situations prior to incidents occurring and ensuring proper actions are taken. Overall, Bonterra is confident that the program will reduce the occurrence of spills and assist in reducing future losses.

Insurance

Bonterra carries insurance coverage to protect its assets. Insurance coverage is subject to policy limitations and deductibles. Coverage is determined and placed by Bonterra subsequent to giving consideration to the perceived risk of loss, limit of coverage determined appropriate and the cost of coverage. Coverage currently in place includes protection against third party liability and pollution, property damage or loss and business interruption.

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Borrowing

The Company’s debt obligations consist of a bank facility, a subordinated promissory note and borrowing from a related party. Details of the banking arrangement is contained in Note 13 of Bonterra’s audited annual financial statements for the year ended December 31, 2019, contained in the Company’s 2019 Annual Report. The financial statements and management discussion and analysis are incorporated herein for reference.

Personnel

At the date of this report, Bonterra employed a total of 38 persons and contracted numerous office and field operations personnel.

INDUSTRY CONDITIONS

Production and Operation Regulations

The oil and natural gas industry is subject to extensive controls, laws and regulations imposed by various levels of government. These laws and regulations may be changed in response to economic or political conditions, and regulate among other things, land tenure and the exploration, development, production, handling, storage, transportation, and disposal of oil and gas, oil and gas by-products, and other substances and materials produced or used in connection with oil and gas operations. While it is not expected that any of these controls or regulations will affect the operations of the Company in a manner materially different than they would affect other oil and gas corporations of similar size, the controls and regulations should be considered carefully by investors. All current legislation is a matter of public record and the Company is unable to predict what additional legislation or amendments may be enacted. Outlined below are some of the principal aspects of legislation, regulations and agreements governing the oil and gas industry in Western Canada.

Pricing and Marketing in Canada

Crude Oil

In Canada, the producers of oil are entitled to negotiate sales contracts directly with oil purchasers. As a result, macroeconomic and microeconomic market forces determine the price of crude oil. Oil prices are primarily based on worldwide supply and demand; however, regional market and transportation issues also influence prices. Specific prices depend in part on oil quality, prices of competing fuels, distance to market, access to downstream transportation, value of refined products, length of contract term, weather conditions, the balance of supply and demand and other contractual terms.

Natural Gas

Negotiation between buyers and sellers determines the price of natural gas sold in intra-provincial, interprovincial and international trade. The price received by a natural gas producer depends, in part, on the price of competing natural gas supplies and other fuels, natural gas quality, distance to market, availability of transportation, length of contract term, weather conditions, supply and demand balance and other contractual terms. Spot and future prices can also be influenced by supply and demand fundamentals on various trading platforms.

Natural Gas Liquids

The pricing of condensates and other NGLs such as ethane, butane, propane and pentane plus sold in intra-provincial, interprovincial and international trade is determined by negotiation between buyers and sellers. Such prices depend, in part, on the quality of the NGL, price of competing chemical stock, distance to market, access to downstream transportation, length of contract term, supply and demand balance and other contractual terms.

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Exports from Canada

On August 28, 2019, Bill C-69 came into force, replacing, among other things, the National Energy Board Act (the “NEB Act”) with the Canadian Energy Regulator Act (Canada) (the “CERA”), and replacing the National Energy Board (the “NEB”) with the Canadian Energy Regulator (the “CER”). The CER has assumed the NEB’s responsibilities broadly, including with respect to the export of crude oil, natural gas and NGL from Canada. The legislative regime relating to exports of crude oil, natural gas and NGL from Canada has not changed substantively under the new regime.

Exports of crude oil, natural gas and NGL from Canada are subject to CERA and remain subject to the National Energy Board Act Part VI (Oil and Gas) Regulation (the “Part VI Regulation”). While the Part VI Regulation was enacted under the NEB Act, it will remain in effect until 2022, or until new regulations are made under the CERA. The CERA and the Part VI Regulation authorize crude oil, natural gas and NGL exports under either short-term orders or long-term licences. For natural gas, the maximum duration of an export licence is 40 years; for crude oil and other gas substances (e.g., NGL), the maximum term is 25 years. To obtain a crude oil export licence, a mandatory public hearing with the CER is required; however, there is no public hearing requirement for the export of natural gas and NGL. Instead, the CER will continue to apply the NEB’s written process that includes a public comment period for impacted persons. Following the comment period, the CER completes its assessment of the application and either approves or denies the application. The CER can approve an application if it is satisfied that proposed export volumes are not greater than Canada’s reasonably foreseeable needs, and if the proposed exporter is in compliance with the CERA and all associated regulations and orders made under the CERA. Following the CER’s approval of an export license, the federal Minister of Natural Resources is mandated to give his or her final approval. While the Part VI Regulation remains in effect, approval of the cabinet of the Canadian federal government (“Cabinet”) is also required. The discretion of the Minister of Natural Resources and Cabinet will be framed by the Minister of Natural Resources’ mandate to implement the CERA safely and efficiently, as well as the purpose of the CERA, to effect “oil and natural gas exploration and exploitation in a manner that is safe and secure and that protects people, property and the environment”.

Orders from the CER provide a short-term alternative to export licenses and may be issued more expediently, since they do not require a public hearing (in the case of crude oil) or approval from the cabinet of the Canadian federal government. Orders are issued pursuant to the Part VI Regulation for up to one or two years depending on the substance, with the exception of natural gas (other than NGLs) for which an order may be issued for up to twenty years for quantities not exceeding 30,000 m3 per day.

As to price, exporters are free to negotiate prices and other terms with purchasers, provided that the export contracts continue to meet certain other criteria prescribed by the CER and the federal government. The Company does not directly enter into contracts to export its production outside of Canada.

As discussed in more detail below, one major constraint to the export of crude oil, natural gas and NGLs outside of Canada is the deficit of overall pipeline and other transportation capacity to transport production from Western Canada to the United States and other international markets. Although certain pipeline and other transportation projects are underway, many contemplated projects have been cancelled or are delayed due to regulatory hurdles, court challenges and economic and other socio-political factors. The transportation capacity deficit is not likely to be resolved quickly. Major pipeline and other transportation infrastructure projects typically require a significant length of time to complete once all regulatory and other hurdles have been cleared. In addition, production of crude oil, natural gas and NGLs in Canada is expected to continue to increase, which may further exacerbate the transportation capacity deficit.

Transportation Constraints, Pipeline Capacity and Market Access

Producers negotiate with pipeline operators (or other transport providers) to transport their products to market on a firm or interruptible basis. Transportation availability is highly variable across different areas and regions. This

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variability can determine the nature of transportation commitments available, the number of potential customers that can be reached in a cost-effective manner and the price received. Due to growing production and a lack of new and expanded pipeline and rail infrastructure capacity, producers in Western Canada have experienced low commodity pricing relative to other markets in the last several years.

Under the Canadian constitution, interprovincial and international pipelines fall within the federal government’s jurisdiction and require a regulatory review and approval by Cabinet. However, recent years have seen a perceived lack of policy and regulatory certainty at a federal level. The federal government amended the federal approval process, with the CER, which aims to create efficiencies in the project approval process, while upholding stringent environmental and regulatory standards. However, as the CER has not yet undertaken a major project approval, it is unclear how the new regulator operates compared to the NEB and whether it will result in a more efficient approval process. Lack of regulatory certainty is likely to influence investment decisions for major projects. Even when projects are approved on a federal level, such projects often face further delays due to interference by provincial and municipal governments. Additional delays causing further uncertainty result from legal opposition related to issues such as Indigenous rights and title, the government’s duty to consult and accommodate Indigenous peoples, and the sufficiency of all relevant environmental review processes. Export pipelines from Canada to the United States face additional unpredictability as such pipelines require approvals of several levels of government in the United States.

In the face of this regulatory uncertainty, the Canadian oil and natural gas industry has experienced significant difficulty expanding the existing network of transportation infrastructure for crude oil, natural gas and NGLs, including pipelines, rail, trucks and marine transport. Improved access to global markets, especially the Midwest United States and export shipping terminals on the west coast of Canada, could help to alleviate the downward pressures affecting commodity prices. Several proposals have been announced to increase pipeline capacity out of Western Canada to reach Eastern Canada, the United States and international markets via export terminals. While certain projects are proceeding, the regulatory approval process and other economic and socio-political factors related to transportation and export infrastructure has led to the delay, suspension or cancellation of many pipeline projects.

With respect to the current state of the transportation and exportation of crude oil from Western Canada to domestic and international markets, the Enbridge Line 3 Replacement from Hardisty, Alberta, to Superior, Wisconsin, formerly expected to be in-service in late 2019, continues to experience permitting difficulties in the United States and is now expected to be in-service in the latter half of 2020. The Canadian portion of the replaced pipeline began commercial operation on December 1, 2019.

The proposed Trans Mountain Pipeline expansion received Cabinet approval in November 2016. Following a period of sustained political opposition in British Columbia, the Federal government entered into an agreement with Kinder Morgan Cochin ULC in May 2018 to purchase the shares and units of the entities that own and operate the Trans Mountain Pipeline system. The shareholders subsequently voted to approve the transaction in August 2018. However, the Trans Mountain Pipeline expansion experienced a setback when, in August 2018, the Federal Court of Appeal identified deficiencies in the NEB’s environmental assessment and the federal government’s indigenous consultations. The Court quashed the accompanying certificate of public convenience and necessity and directed Cabinet to correct these deficiencies. On June 18, 2019, Cabinet re-approved the Trans Mountain Pipeline expansion and directed the NEB to issue a certificate of public convenience and necessity for the project. Ongoing opposition by Indigenous groups continues to affect the progress of the Trans Mountain Pipeline. Along with its approval of the expansion, the federal government also announced the launch of the first step of a multi-step process of engagement with Indigenous groups for potential Indigenous economic participation in the pipeline. Following a public comment period initiated after the approval, the NEB ruled that NEB decisions and orders issued prior to the Federal Court of Appeal decision quashing the original certificate of public convenience and necessity will remain valid unless the CER (having replaced the NEB) decides that relevant circumstances have materially changed, such that there is a doubt as to the correctness of a particular decision or order. Construction commenced on the Trans Mountain Pipeline in late 2019, and is proceeding

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concurrently alongside CER hearings with landowners and affected communities to determine the final route for the Trans Mountain Pipeline.

In December 2019, the Federal Court of Appeal heard a judicial review application brought by six Indigenous applicants challenging the adequacy of the federal government’s further consultation on the Trans Mountain Pipeline expansion. Two First Nations subsequently withdrew from the litigation after reaching a deal with Trans Mountain. On February 4, 2020, the Federal Court of Appeal dismissed the remaining four appellants’ application for judicial review, upholding the Cabinet’s second approval of the Trans Mountain Pipeline expansion from June 2019.

In addition, on April 25, 2018, the Government of British Columbia submitted a reference question to the British Columbia Court of Appeal, seeking to determine whether it has the constitutional jurisdiction to amend the Environmental Management Act (the BC EMA) to impose a permitting requirement on carriers of heavy crude oil within British Columbia. The British Columbia Court of Appeal answered the reference questions unanimously in the negative, and on January 16, 2020, the Supreme Court of Canada heard the Attorney General of British Columbia’s appeal. The Supreme Court unanimously dismissed the appeal and adopted the reasons of the British Columbia Court of Appeal.

While it was expected that construction on the Keystone XL Pipeline, owned by Canadian company TC Energy Corporation (“TC Energy”), would commence in the first half of 2019, pre-construction work was halted in late 2018 when a U.S. Federal Court Judge determined the underlying environmental review was inadequate. The United States Department of State issued its final supplemental environmental impact statement in late 2019, and in January 2020, the United States Government announced its approval of a right-of-way that would allow the Keystone XL Pipeline to cross 74 kilometers of federal land. TC Energy announced in January 2020 that it plans to begin mobilizing heavy equipment for pre-construction work in February 2020, and that work on pipeline segments in Montana and South Dakota will begin in August 2020. Nevertheless, the Keystone XL pipeline remains subject to legal and regulatory barriers. In December 2019, a federal judge in Montana rejected the United States Government’s request to dismiss a lawsuit by Native American tribes attempting to block required pipeline permits. The tribes claim that a permit issued in March 2019 would allow the pipeline to disturb cultural sites and water supplies in violation of tribal laws and treaties. Furthermore, the 1.9-kilometer long segment of the pipeline that will cross the Canada-United States Border remains dependent on the receipt of a grant of right-of-way and temporary use permit from the United States Bureau of Land Management and other related federal land authorizations.

Bill C-48, the Oil Tanker Moratorium Act (the “OTMA”), came into force on June 21, 2019. The OTMA imposes a moratorium on tanker traffic transporting certain crude oil and NGL products from British Columbia’s north coast. The OTMA is subject to a review after five years.

On February 19, 2019, the Government of Alberta announced that it would lease 4,400 rail cars capable of transporting 120,000 bbl/day of crude oil out of the province to help alleviate the high price differential plaguing Canadian oil prices. The Alberta Petroleum Marketing Commission would purchase crude oil from producers and market it, using the expanded rail capacity to transport the marketed oil to purchasers. However, in the spring of 2019, the Government of Alberta indicated that the rail program will be cancelled by assigning the transportation contracts to industry proponents. On February 11, 2020, the Government of Alberta announced that it had sold $10.6 billion worth of crude-by-rail contracts to the private sector.

In early August 2019, Enbridge initiated an open season for the Enbridge mainline system, which has historically operated as a common carrier pipeline system, wherein producers could nominate volumes to ship through the pipeline. The changes that Enbridge intends to implement in the open season include the transition of the mainline system from a common carrier to a primarily contract carrier pipeline, wherein producers will have to commit to reserve space in the pipeline for a fixed term, with only 10% of available capacity reserved for nominations. As a result, shippers seeking firm capacity on the Enbridge system would no longer be able to rely on the nomination process and would have to enter long-term contracts for service.

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Several shippers challenged Enbridge’s open season and, in particular, Enbridge’s ability to engage in an open season without prior regulatory approval. Following an expedited hearing process, the CER decided to shut down the open season, citing concerns about fairness and uncertainty regarding the ultimate terms and conditions of service. On December 19, 2019, Enbridge applied to the CER for a hearing for the right to hold an open season. The CER is expected to establish a timeline for the process in early 2020. Interveners will have the opportunity to make written submissions, and then an oral hearing will take place later in the year. A final decision from the CER is expected in early 2021.

Natural gas prices in Alberta and British Columbia have also been constrained in recent years due to increasing North American supply, limited access to markets and limited storage capacity. While companies that secure firm access to transport their natural gas production out of Western Canada may be able to access more markets and obtain better pricing, other companies may be forced to accept spot pricing in Western Canada for their natural gas, which in the last several years has generally been depressed (at times producers have received negative pricing for their natural gas production).

Required repairs or upgrades to existing pipeline systems have also led to further capacity constraints and apportionment of firm access, which in Western Canada may be further exacerbated by natural gas storage limitations. However, in September 2019, the CER approved a policy change by TC Energy on its NOVA Gas Transmission Ltd. pipeline network, which carries much of Alberta’s gas production, to give priority to deliveries into storage. The change has served to somewhat stabilize supply and pricing, particularly during periods of maintenance on the system. January 2020 has seen the narrowest price differential between Canadian and United States natural gas benchmarks since early 2019.

Additionally, while a number of liquefied natural gas export plants have been proposed for the west coast of Canada, government decision-making, regulatory uncertainty, opposition from environmental and indigenous groups, and changing market conditions, have resulted in the cancellation or delay of many of these projects. In October 2018, the proponents of the LNG Canada liquefied natural gas export terminal announced a positive final investment decision to proceed with the project. Pre-construction activities began in November 2018, with a planned completion target of 2025. In December 2019, the CER approved a 40-year export licence for the Kitimat LNG project, a proposed joint venture between Chevron Canada Limited and Woodside Energy International (Canada) Limited. This licence remains subject to Cabinet approval, and Chevron Canada Limited has indicated that it is interested in selling its 50 percent interest in Kitimat LNG. The Woodfibre LNG Project is a small-scale LNG processing and export facility near Squamish, British Columbia. The BC Oil and Gas Commission approved a project permit for Woodfibre LNG, a subsidiary of Singapore-based Pacific Oil and Gas Ltd. in July 2019. Pre-construction agreements for Woodfibre LNG are in the process of being finalized. The Goldboro LNG project, located in Nova Scotia, proposed by Pieridae Energy Ltd. (“Pieridae”), would see LNG exported from Canada to European markets. Pieridae has agreements with Shell, upstream, and with Uniper, a German utility, downstream. The federal government has issued Goldboro LNG a 20-year export licence, and Pieridae Energy Ltd. has forecast a positive final investment decision for 2020. The Cedar LNG Project near Kitimat by Cedar LNG Export Development Ltd. is currently in the environmental assessment stage, with British Columbia’s Environmental Assessment Office conducting the environmental assessment on behalf of the Impact Assessment Agency of Canada (“IA Agency”).

Curtailment

On December 2, 2018, the Government of Alberta announced that, commencing January 1, 2019, it would mandate a short-term reduction in provincial crude oil and crude bitumen production. As contemplated in the Curtailment Rules, as amended effective October 1, 2019 the Government of Alberta, on a monthly basis, subjects oil producers producing more than 20,000 bbl/d to curtailment orders that limit their production according to a pre-determined formula that allocates production limits proportionately amongst all operators subject to curtailment orders.

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Where an operator to whom a curtailment order applies is a joint venture or partnership, the partners or joint venturers may enter into an agreement respecting the allocation of the combined production among themselves to comply with the curtailment order.

Curtailment first took effect on January 1, 2019, limiting province-wide production of crude oil and crude bitumen to 3.56 million bbl/d. The curtailment rate dropped gradually over the course of 2019 as a result of decreasing price differentials and volumes of crude oil and crude bitumen in storage. Allowable production for December 2019, January 2020 and February 2020 is set at 3.81 million bbl/d.

The Government of Alberta introduced certain policy changes to the curtailment program in late 2019, including giving the Minister of Energy the power to set revised production limits for a producer following a merger or acquisition, and creating an exemption for newly drilled conventional oil wells. Furthermore, the Government of Alberta created a special production allowance, effective October 28, 2019, that allows crude oil production in excess of a curtailment order, provided that the extra production is shipped out of Alberta by rail.

Curtailment volumes affect sixteen of over 300 producers in Alberta. The Curtailment Rules are set to be repealed by December 31, 2020. Currently, the Company is not subject to a curtailment order.

The North American Free Trade Agreement and Other Trade Agreements

The North American Free Trade Agreement (NAFTA) among the governments of Canada, the United States and Mexico came into force on January 1, 1994. The three NAFTA signatories have been working towards replacing NAFTA. On November 30, 2018, Canada, Mexico, and the United States signed a new trade agreement, widely referred to as the United States Mexico Canada Agreement (the USMCA), sometimes referred to as the Canada United States Mexico Agreement, or “CUSMA”. Legislative bodies in the three signatory countries must ratify the USMCA before it comes into force. Mexico’s senate ratified the USMCA in June 2019. In late December 2019, the United States’ House of Representatives approved the USMCA and the USMCA received approval from the United States Senate on January 16, 2020. On January 29, 2020, the Government of Canada tabled Bill C-4 to ratify the USMCA. According to Bill C-4, the USMCA will come into force two months after the House of Commons and the Senate pass Bill C-4. Until then, NAFTA remains the North American trade agreement currently in force. As the United States remains Canada’s primary trading partner and the largest international market for the export of crude oil, natural gas and NGL from Canada, the implementation of the final version ratified version of the USMCA could have an impact on Western Canada’s petroleum and natural gas industry at large, including the Company’s business.

Under the terms of NAFTA’s Article 605, a proportionality clause prevents Canada from implementing policies that limit exports to the United States and Mexico, relative to the total supply produced in Canada. Canada remains free to determine whether exports of energy resources to the United States or Mexico will be allowed, provided that any export restrictions do not: (i) reduce the proportion of energy resources exported relative to the total supply of goods of Canada as compared to the proportion prevailing in the most recent 36 month period; (ii) impose an export price higher than the domestic price (subject to an exception with respect to certain measures which only restrict the volume of exports); and (iii) disrupt normal channels of supply. Further, all three signatory countries are prohibited from imposing a minimum or maximum price requirement on exports (where any other form of quantitative restriction is prohibited) and imports (except as permitted in the enforcement of countervailing and anti-dumping orders and undertakings). NAFTA also requires energy regulators to ensure the orderly and equitable implementation of any regulatory changes and to ensure that the application of such changes will cause minimal disruption to contractual arrangements and avoid undue interference with pricing, marketing and distribution arrangements.

The Government of Alberta’s curtailment program complies with NAFTA’s Article 605, under which Canada must make available a consistent proportion of the crude oil and bitumen produced to the other NAFTA signatories. As a result of the proportionality rule, reducing Canadian supply reduced the required offering under

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NAFTA, with the result that the amount of crude oil and bitumen that Canada is required to offer, while Canadian crude oil prices are depressed, may be reduced. It is possible that the USMCA will come into force before the Government of Alberta’s curtailment order is set to be repealed by the end of 2020.

The USMCA does not contain the proportionality rules of NAFTA’s Article 605. The elimination of the proportionality clause removes a barrier in Canada’s transition to a more diversified export portfolio. While diversification depends on the construction of infrastructure allowing more Canadian production to reach Eastern Canada, Asia, and Europe, the USMCA may allow for greater export diversification than currently exists under NAFTA.

Canada and ten other countries recently concluded discussions and agreed on the draft text of the Comprehensive and Progressive Agreement for Trans-Pacific Partnership (“CPTPP”), which is intended to allow for preferential market access among the countries that are parties to the CPTPP. On December 30, 2018 the CPTPP came into force among the first six countries to ratify the agreement – Canada, Australia, Japan, Mexico, New Zealand, and Singapore. On January 14, 2019, the CPTPP came into force for Vietnam. Canada has also pursued a number of other international free trade agreements with countries around the world. Canada and the European Union recently agreed to the Comprehensive Economic and Trade Agreement (“CETA”), which provides for duty-free, quota-free market access for Canadian oil and gas products to the European Union. Although CETA remains subject to ratification by certain national legislatures in the European Union, provisional application of CETA commenced on September 21, 2017.

While it is uncertain what effect CETA, CPTPP or any other trade agreements will have on the oil and gas industry in Canada, the lack of available infrastructure for the offshore export of oil and gas may limit the ability of Canadian oil and gas producers to benefit from such trade agreements.

Extractive Sector Transparency Measures Act

On June 1, 2015, the federal government’s Extractive Sector Transparency Measures Act (the “ESTMA”) came into effect, which imposed mandatory reporting requirements on payments to government. ESTMA contains broad reporting obligations with respect to payments to governments and state-owned entities, including employees and public office holders, made by Canadian businesses involved in resource extraction. Under ESTMA, all payments made to payees (broadly defined to include any government or state-owned enterprise) must be reported annually if the aggregate of all payments in a particular category to a particular payee exceeds $100,000.00 per financial year. The categories of payments include taxes, royalties, fees, bonuses, dividends and infrastructure improvement payments. Payments to aboriginal governments were exempt from reporting obligations until 2017. Failure to comply with the reporting obligations under ESTMA are punishable upon summary conviction with a fine of up to $250,000.00. In addition, each day that passes prior to a non-compliant report being corrected constitutes a separate offence.

Land Tenure

Rights are granted to energy companies to explore for and produce oil, bitumen and natural gas pursuant to leases, licenses, permits and regulations as legislated by the respective provincial and federal governments. Lease terms vary in length, usually from two to five years for oil and natural gas leases, and usually 15 years for Alberta bitumen leases. Other terms and conditions to maintain a mineral lease are set forth in the relevant legislation or are negotiated.

Lands in an oil and natural gas lease are continued beyond their primary term by drilling a well(s). A lease is proven productive at the end of its primary term by drilling, producing, mapping, being part of a unit agreement or by paying offset compensation. If a lease is proven productive, it will continue indefinitely beyond the initial term of the lease. The tenure only comes to an end when the holder can no longer prove its agreement is capable of producing oil or gas.

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Many jurisdictions in Canada, including the provinces of Alberta and Saskatchewan have legislation in place for mineral rights reversion to the Crown where stratigraphic formations cannot be shown to be capable of production at the end of their primary lease term. Such legislation may also include mechanisms available to energy companies to “continue” lease terms for nonproducing lands, having met certain criteria as laid out in the relevant legislation.

Oil and natural gas can also be privately owned (freehold) and rights to explore for and produce such oil and natural gas are granted by leases on such terms and conditions as may be negotiated between the landowner and the lessee.

An additional category of mineral rights ownership includes ownership by the Canadian federal government of some legacy mineral lands and within indigenous reservations designated under the Indian Act (Canada). Indian Oil and Gas Canada (“IOGC”), which is a federal government agency, manages subsurface and surface leases, in consultation with the applicable indigenous peoples, for exploration and production of crude oil and natural gas on indigenous reservations.

Royalties and Incentives

General

In addition to federal regulation, each province has legislation and regulations which govern royalties, production rates and other matters. The royalty regime in a given province is a significant factor in the profitability of crude oil, natural gas liquids, sulphur and natural gas production. Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee, although production from such lands is subject to certain provincial taxes and royalties. Crown royalties are determined by governmental regulation and are generally calculated as a percentage of the value of the gross production. The rate of royalties payable generally depends in part on prescribed reference prices, well productivity, geographical location, field discovery date and the type or quality of the petroleum product produced. Other royalties and royalty-like interests are, from time to time, carved out of the working interest owner’s interest through non-public transactions. These are often referred to as overriding royalties, gross overriding royalties, net profits interests, or net carried interests.

Occasionally the governments of the western Canadian provinces have established incentive programs for exploration and development. Such programs often provide for royalty reductions, credits and holidays, and are generally introduced when commodity prices are low to encourage exploration and development activity. Additional programs may be introduced to encourage producers to undertake initiatives using new technologies that may enhance or improve recovery of crude oil, natural gas and NGLs.

In addition, the Federal government may from time to time provide incentives to the oil and gas industry. In November of 2018, the Federal government announced its plans to implement an accelerated investment incentive, which will provide oil and gas businesses with eligible Canadian development expenses and Canadian oil and gas property expenses with a first year deduction of one and a half times the deduction that is otherwise available. The Federal government also announced in late 2018 that it will make $1.6 billion available to the oil and gas industry in light of worsening commodity price differentials. The aid package, however, is mostly in the form of loans and is earmarked for oil and gas projects related to economic diversification as well as direct funding for clean growth oil and gas projects.

Producers and working interest owners of crude oil and natural gas rights may also carve out additional royalties or royalty-like interests through non-public transactions, which include the creation of instruments such as overriding royalties, net profits interests and net carried interests.

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Alberta - Royalties

In terms of oil or natural gas production from Crown lands, royalties are payable to the Province of Alberta. In respect of freehold lands, royalties are payable to the mineral owner and taxes are payable to the Province of Alberta. The Government of Alberta’s approach to the royalty and tax regime is regularly reviewed for compliance with the purpose of the regimes; to ensure that Albertans are receiving a fair share from energy development through royalties, taxes and fees.

On January 29, 2016, the Government of Alberta released and accepted the Royalty Review Advisory Panel’s recommendations, which outlined the implementation of Modernized Royalty Framework for Alberta (MRF). The MRF formally took effect on January 1, 2017 for new wells drilled after this date. The previous royalty framework (the “Old Framework”) will continue to apply to wells drilled prior to January 1, 2017 for a period of ten years ending on December 31, 2026. After the expiry of this ten-year period, these older wells will become subject to the Modernized Framework. On July 12, 2016, the Government of Alberta announced that producers could apply for early adoption of the MRF in respect of wells spud between July 13, 2016 and December 31, 2016.

The MRF applies to all hydrocarbons other than oil sands which will remain subject to their existing royalty regime. Royalties on production from non-oil sands wells under the MRF is determined on a “revenue-minus-costs” basis with the cost component based on a drilling and completion cost allowance formula for each well, depending on its vertical depth and horizontal length. The formula is based on the industry’s average drilling and completion costs as determined by the Alberta Energy Regulator (“AER”) on an annual basis.

Producers pay a flat royalty rate of 5 percent of gross revenue from each well that is subject to the Modernized Framework until the well reaches payout. Payout for a well is the point at which cumulative gross revenues from the well equals the Drilling and Completion Cost Allowance for the well set by the AER. After payout, producers pay an increased post-payout royalty on revenues determined by reference to the then current commodity prices of the various hydrocarbons. Similar to the Old Framework, the post-payout royalty rate under the Modernized Framework varies with commodity prices. Once production in a mature well drops below a threshold level where the rate of production is too low to sustain the full royalty burden, its royalty rate is adjusted downward as the mature well’s production declines.

As the MRF uses deemed drilling and completion costs in calculating the royalty and not the actual drilling and completion costs incurred by a producer, low cost producers benefit if their well costs are lower than the drilling and completion cost allowance and, accordingly, they continue to pay the lower 5% royalty rate for a period of time after their wells achieve actual payout.

The Old Framework is applicable to all conventional oil and natural gas wells drilled prior to January 1, 2017 and bitumen production. Subject to certain available incentives, effective from the January 2011 production month, royalty rates for conventional oil production under the Old Framework range from a base rate of 0% to a cap of 40%. The Old Framework also includes a natural gas royalty formula which provides for a reduction based on the measured depth of the well below 2,000 metres deep, as well as the acid gas content of the produced gas. Subject to certain available incentives, effective from the January 2011 production month royalty rates for natural gas production under the Old Framework range from a base rate of 5% to a cap of 36%. Under the Old Framework, the royalty rate applicable to natural gas liquids is a flat rate of 40% for pentanes and 30% for butanes and propane.

Alberta - Incentive Programs

Under the MRF, two strategic programs have been recently introduced with the intention of promoting expanded production potential and generating long-term returns to the Province of Alberta.

The new Enhanced Hydrocarbon Recovery Program (the “EHR Program”) began January 1, 2017 and replaced the existing EOR Program. The EHR Program is intended to promote incremental production through enhanced

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recovery methods and consists of two main components. The first component targets tertiary recovery schemes which enhance recovery of hydrocarbons from an oil or gas pool by miscible flooding, immiscible flooding, solvent flooding, chemical flooding or other approved methods. The second component targets secondary recovery schemes which enhance recovery of hydrocarbons from an oil or gas pool by water flooding, gas cycling, gas flooding, polymer flooding or other approved methods. Under both components of the program, a company pays a flat royalty of five per cent on crude oil, natural gas and natural gas liquids produced from wells in an approved scheme for a limited benefit period. After the benefit period ends, wells in these schemes are subject to normal royalty rates under the MRF.

The new Emerging Resources Program (the “ERP”) began January 1, 2017. The ERP is intended to encourage industry to open up new oil and gas resources in higher-risk and higher-cost areas that have large resource potential. For the purposes of the ERP, a project consists of a defined geographic area, target formation, set of wells and associated infrastructure. Wells that receive program benefits pay a flat royalty rate of five per cent until their combined revenue equals their combined program specific cost allowances established under the ERP, which will replace the standard drilling and completion cost allowance under the MRF in respect of such wells. After achieving payout of the specific cost allowance, wells are subject to normal royalty rates under the MRF.

In July 2019, the Government of Alberta enacted the Royalty Guarantee Act which provides certainty that no major changes will be made to the current oil and gas royalty structure for a period of at least ten years.

Saskatchewan - Royalties

The amount payable as a royalty with respect to oil depends on the type and vintage of the oil, the quality of the oil produced in the month and the value of the oil determined monthly by the provincial government. Each month, royalty rates are adjusted based on reference prices established by the Province for each type of oil. There are separate reference prices established for each type of oil (heavy oil, Southwest designated oil, or non-heavy oil other than Southwest designated oil) which represents the average well head price received by producers during the month for sales of that oil type in Saskatchewan.

The government of Saskatchewan has introduced the Oil and Gas Orphan Fund, funded by oil and gas companies to cover the cost of cleaning up abandoned wells and facilities where the owner cannot be located or has gone out of business. The program is composed of a security deposit, based upon a formula considering assets of the well and the facility licensee against the estimated cost of decommissioning the well and facility once it is no longer producing, and an annual levy assessed to each licensee.

Saskatchewan - Incentive Programs

The Government of Saskatchewan currently provides a number of targeted incentive programs. These include both royalty reduction and incentive volume programs, with targeted programs in effect for certain vertical crude oil wells, exploratory gas wells, horizontal crude oil and natural gas wells, enhanced crude oil recovery wells and high water-cut crude oil wells.

For production from freehold lands, producers must pay a freehold production tax, determined by first determining the Crown royalty rate, and then subtracting a calculated production tax factor. Depending on the classification of the petroleum substance produced, this subtraction factor may range between 6.9 and 12.5, however, in certain circumstances, the minimum rate for freehold production tax can be zero. This means that the ultimate tax payable to the Crown by producers on freehold lands will vary based on the underlying characteristics of the producer’s assets.

British Columbia - Royalties

Producers of crude oil in British Columbia receive royalty invoices each month for every well or unitized tract that is producing and/or reporting sales. The royalty calculation takes into account the production of crude oil on

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a well-by-well basis, which can be up to 40%, based on factors such as the volume of crude oil produced by the well or tract and the crude oil vintage, which depends on density of the substance and when the crude oil pool was located. Royalty rates are reduced on low-productivity wells and other wells with applicable royalty exemptions to reflect higher per-unit costs of exploration and extraction.

Producers of natural gas and NGLs in British Columbia receive royalty invoices each month for every well or unitized tract that is producing and/or reporting sales. Different royalty rates apply for natural gas, NGLs and natural gas by-products. For natural gas, the royalty rate can be up to 27% of the value of the natural gas and is based on whether the gas is classified as conservation gas or non-conservation gas, as well as reference prices and the select price. For NGLs and condensates, the royalty rate is fixed at 20%.

The royalties payable by each producer will thus vary depending on the types of wells and the characteristics of the substances being produced. Additionally, the Government of British Columbia maintains a number of targeted royalty programs for key resource areas intended to increase the competitiveness of British Columbia’s low productivity natural gas wells. These include both royalty credit and royalty reduction programs.

Producers of crude oil and natural gas from freehold lands in British Columbia are required to pay monthly freehold production taxes. For crude oil, the applicable freehold production tax is based on the volume of monthly production, which is either a flat rate, or, beyond a certain production level, is determined using a sliding scale formula based on the production level. For natural gas, the applicable freehold production tax is a flat rate, or, at certain production levels, is determined using a sliding scale formula based on a reference price and depends on whether the natural gas is conservation gas or non-conservation gas. The production tax rate for freehold NGLs is a flat rate of 12.25%. Additionally, owners of mineral rights in British Columbia must pay an annual mineral land tax that is equivalent to $4.94 per hectare of producing lands. Non-producing lands are taxed on a sliding scale from $1.25 to $4.94 per hectare depending on the total number of hectares owned by the entity.

Freehold and Other Types of Non-Crown Royalties

Royalties on production from privately-owned freehold lands are negotiated between the mineral freehold owner and the lessee under a negotiated lease or other contract. Producers and working interest participants may also pay additional royalties to parties other than the mineral freehold owner where such royalties are negotiated through private transactions.

In addition to the royalties payable to the mineral owners (or to other royalty holders if applicable), producers of crude oil and natural gas from freehold lands in each of the Western Canadian provinces are required to pay freehold mineral taxes or production taxes. Freehold mineral taxes or production taxes are taxes levied by a provincial government on crude oil and natural gas production from lands where the Crown does not hold the mineral rights. A description of the freehold mineral taxes payable in each of the Western Canadian provinces is included in the above descriptions of the royalty regimes in such provinces.

IOGC is a special agency responsible for managing and regulating the crude oil and natural gas resources located on indigenous reservations across Canada. IOGC’s responsibilities include negotiating and issuing the crude oil and natural gas agreements between indigenous groups and crude oil and natural gas companies, as well as collecting royalty revenues on behalf of indigenous groups and depositing the revenues in their trust accounts. While certain standards exist, the exact terms and conditions of each crude oil and natural gas lease dictate the calculation of royalties owed, which may vary depending on the involvement of the specific indigenous group. Ultimately, the relevant indigenous group must approve the terms.

Regulatory Authorities and Environmental Regulation

The Canadian oil and natural gas industry is currently subject to environmental regulations pursuant to a variety of provincial and federal legislation, all of which is subject to governmental review and revision from time to

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time. Such legislation provides for restrictions and prohibitions on the release or emission of various substances produced in association with certain oil and gas industry operations, such as sulphur dioxide and nitrous oxide. The regulatory regimes set out the requirements with respect to oilfield waste handling and storage, habitat protection and the satisfactory operation, maintenance, abandonment and reclamation of well, facility and pipeline sites. Compliance with such legislation can require significant expenditures and a breach of such requirements may result in suspension or revocation of necessary licences and authorizations, civil liability and the imposition of material fines and penalties. In addition to these specific, known requirements, future changes to environmental legislation, including anticipated legislation for air pollution and greenhouse gas (“GHG”) emissions, may impose further requirements on operators and other companies in the oil and natural gas industry.

Bonterra has established internal guidelines to be followed in order to comply with environmental laws and regulations in the jurisdictions in which the Company operates. The Company employs an environmental, health, and safety department whose responsibilities include providing assurance that our operations are carried out in accordance with applicable environmental guidelines and safety precautions. Although the Company maintains pollution insurance against the costs of cleanup operations, public liability, and physical damage, there is no assurance that such insurance will be adequate to cover all such costs or that such insurance will continue to be available in the future.

Federal

Canadian environmental regulation is the responsibility of the federal government and provincial governments. Where there is a direct conflict between federal and provincial environmental legislation in relation to the same matter, the federal law will prevail, however, such conflicts are uncommon. The federal government has primary jurisdiction over federal works, undertakings and federally regulated industries such as railways, aviation and interprovincial transport including interprovincial pipelines. The Canadian Environmental Protection Act, 1999 and the Canadian Environmental Assessment Act, 2012 provide the foundation for the federal government to protect the environment and cooperate with provinces to do the same.

On August 28, 2019, with the passing of Bill C-69, the CERA and the Impact Assessment Act (IAA) came into force and the NEB Act and the Canadian Environmental Assessment Act, 2012 (CEAA 2012) were repealed. In addition, the IA Agency replaced the Canadian Environmental Assessment Agency (CEA Agency).

Bill C-69 introduced a number of important changes to the regulatory regime for federally regulated major projects and associated environmental assessments. Previously, the NEB administered its statutory jurisdiction as an integrated regulatory body. Now, the CERA separates the CER’s administrative and adjudicative functions. A board of directors and a chief executive officer will manage strategic, administrative and policy considerations while adjudicative functions will fall into the purview of a group of independent commissioners. The CER has assumed the jurisdiction previously held by the NEB over matters such as the environmental and economic regulation of pipelines, transmission infrastructure and offshore renewable energy projects, including offshore wind and tidal facilities. In its adjudicative role, the CERA tasks the CER with reviewing applications for the development, construction and operation of these projects, culminating in their eventual abandonment.

Designated projects will require an impact assessment as part of their regulatory review. The impact assessment, conducted by a review panel, jointly appointed by the CER and the IA Agency, includes expanded criteria the review panel may consider when reviewing an application. The impact assessment also requires consideration of the project’s potential adverse effects, the overall societal impact and the expanded public interest that a project may have. The IA Agency must look at the direct result of the project’s construction and operation, including environmental, biophysical and socio-economic factors, including consideration of a gender-based analysis, climate change, and impacts to Indigenous rights. Designated projects include pipelines that require more than 75 kilometres of new right of way and pipelines located in national parks. Large scale in situ oil sands projects not regulated by provincial greenhouse gas emissions and certain refining, processing and storage facilities will also require an impact assessment.

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The federal government has stated that an objective of the legislative changes was to improve decision certainty and turnaround times. Once a review or assessment is commenced under either the CERA or IAA, there are limits on the amount of time the relevant regulatory authority will have to issue its report and recommendation. Designated projects will go through a planning phase to determine the scope of the impact assessment, which the federal government has stated should provide more certainty as to the length of the full review process. Applications for non-designated projects will follow a similar process as under the NEB Act. There is significant uncertainty surrounding the impact of Bill C-69 on oil and natural gas projects. There was significant opposition from industry and others in respect of Bill C-69, and notwithstanding its stated purpose, there is concern that the changes brought about by Bill C-69 will result in projects not being approved or increased delays in approvals.

The Minister of Natural Resources has a mandate to implement the CER efficiently and effectively, but the CER’s ability to expedite the project approval process has not yet been substantially tested.

On May 12, 2017, the federal government introduced Bill C-48 in Parliament. This legislation is aimed at providing coastal protection in northern British Columbia by prohibiting crude oil tankers carrying more than 12,500 metric tonnes of crude oil or persistent crude oil products from stopping, loading, or unloading crude oil in that area. Parliament passed Bill C-48 as the Oil Tanker Moratorium Act which received royal assent on June 21, 2019. The enactment of this statute may prevent pipelines from being built, and export terminals from being located on, the portion of the British Columbia coast subject to the moratorium (north of 50°53’00’’ north latitude and west of 126°38’36’’ west longitude) and, as a result, may negatively impact the ability of producers to access global markets.

Alberta

The discharge of crude oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require the Company to incur costs to remedy such discharge in the event that they are not covered by Bonterra’s insurance. Although the Company maintains insurance to industry standards, which in part covers liabilities associated with discharges, it is not certain that such insurance will cover all possible environmental events, foreseeable or otherwise, or whether changing regulatory requirements or emerging jurisprudence may render such insurance of little benefit. In addition to these specific, known requirements, future changes to environmental legislation, including anticipated legislation for air pollution and greenhouse gas (“GHG”) emissions, may impose further requirements on operators and other companies in the oil and natural gas industry.

The AER is the single regulator responsible for all energy resource development in Alberta. It derives its authority from the Responsible Energy Development Act and a number of related Acts including the Oil and Gas Conservation Act (the “OGCA”), the Oil Sands Conservation Act, the Pipeline Act, and the Environmental Protection and Enhancement Act. The AER is responsible for ensuring the safe, efficient, orderly and environmentally responsible development of hydrocarbon resources including allocating and conserving water resources, managing public lands, and protecting the environment. The AER’s responsibilities exclude the functions of the Alberta Utilities Commission and the Surface Rights Board, as well as Alberta Energy’s responsibility for mineral tenure. The objective behind a single regulator is an enhanced regulatory regime that is intended to be efficient, attractive to business and investors and effective in supporting public safety, environmental management and resource conservation while respecting the rights of landowners.

The Government of Alberta relies on regional planning to accomplish its responsible resource development goals. Its approach to natural resource management provides for engagement and consultation with stakeholders and the public and examines the cumulative impacts of development on the environment and communities by incorporating the management of all resources, including energy, minerals, land, air, water and biodiversity. While the AER is the primary regulator for energy development, several other governmental departments and agencies may be involved in land use issues, including Alberta Environment and Parks, Alberta Energy, the Policy Management Office, the Aboriginal Consultation Office and the Land Use Secretariat.

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The Government of Alberta’s land-use policy for surface land in Alberta sets out an approach to manage public and private land use and natural resource development in a manner that is consistent with the long-term economic, environmental and social goals of the province. It calls for the development of seven region-specific land-use plans in order to manage the combined impacts of existing and future land use within a specific region and the incorporation of a cumulative effect management approach into such plans. As a result, several regional plans have been implemented and others are in the process of being implemented. These regional plans may affect further development and operations in such regions.

Saskatchewan

The Saskatchewan Ministry of the Economy, Petroleum Branch, is the primary regulator of crude oil and natural gas activities in the province. In May 2011, the Government of Saskatchewan passed changes to The Oil and Gas Conservation Act (the “SKOGCA”), the act governing the regulation of resource development operations in the province. Although the associated Bill received Royal Assent on May 18, 2011, it was not proclaimed into force until April 1, 2012, in conjunction with the release of The Oil and Gas Conservation Regulations, 2012 (the “OGCR”) and The Petroleum Registry and Electronic Documents Regulations (the “Registry Regulations”). The aim of the amendments to the SKOGCA, and the associated regulations, is to provide resource companies investing in Saskatchewan’s energy and resource industries with the best support services and business and regulatory systems available. With the enactment of the Registry Regulations and the OGCR, the Government of Saskatchewan has implemented a number of operational requirements, including the increased demand for record-keeping, increased testing requirements for injection wells and increased investigation and enforcement powers; and, procedural requirements including those related to Saskatchewan’s participation as partner in the Petroleum Registry of Alberta.

British Columbia

In British Columbia, the Oil and Gas Activities Act (the “OGAA”) impacts conventional crude oil and natural gas producers, shale gas producers and other operators of crude oil and natural gas facilities in the province. Under the OGAA, the British Columbia Oil and Gas Commission (the “B.C. Commission”) has broad powers, particularly with respect to compliance and enforcement and the setting of technical safety and operational standards for crude oil and natural gas activities. The Environmental Protection and Management Regulation establish the government’s environmental objectives for water, riparian habitats, wildlife and wildlife habitat, old-growth forests and cultural heritage resources. The OGAA requires the B.C. Commission to consider these environmental objectives in deciding whether or not to authorize a crude oil or natural gas activity. In addition, although not an exclusively environmental statute, the Petroleum and Natural Gas Act, in conjunction with the OGAA, requires proponents to obtain various approvals before undertaking exploration or production work, such as geophysical licenses, geophysical exploration project approvals, permits for the exclusive right to do geological work and geophysical exploration work, and well, test hole and water-source well authorizations. Such approvals are given subject to environmental considerations and licenses and project approvals can be suspended or cancelled for failure to comply with this legislation or its regulations.

The British Columbia Government recently passed Bill 51 – 2018: Environmental Assessment Act, which replaces the environmental assessment regime that has been in place since 2002. The updated Environmental Assessment Act came into force in December of 2019. The amendments subject proposed projects to an enhanced environmental review process similar in substance to the federal environmental assessment process, as well as enhance indigenous engagement in the project approval process with an emphasis on consensus-building, in alignment with British Columbia’s recent passage of Bill 41, which affirmed and adopted the United Nations Declaration on the Rights of Indigenous Peoples.

Simultaneously with the enactment of the Environmental Assessment Act, the British Columbia Government enacted the accompanying Reviewable Projects Regulation, which sets out the projects subject to the new regime. The “project list” captures industrial, mining, energy, water management, waste disposal, transportation

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and other GHG intensive projects. In conducting an environmental assessment, the Environmental Assessment Office will consider the environmental, health, cultural, social and economic effects of a proposed project. However, many details of the new assessment process remain unknown, but the British Columbia Government has released a proposed timetable for the release of supplementary and informational materials through 2020.

In 2018, the Government of British Columbia proposed amendments to the BC EMA that would see new heavy oil imports, whether by rail, expanded pipeline, or otherwise, managed through a discretionary permitting process (the “Proposed Amendments”). The Proposed Amendments would directly affect the transport of heavy oil blends across British Columbia to tidewater through the Trans Mountain Pipeline. In its unanimous decision, the Reference Re Environmental Management Act (British Columbia) delivered May 24, 2019; the British Columbia Court of Appeal held that the Proposed Amendments are unconstitutional. The Supreme Court of Canada heard British Columbia’s appeal on January 16, 2020, and found that, constitutionally, the British Columbia Government does not have the jurisdiction to make the Proposed Amendments. The Supreme Court of Canada unanimously dismissed the appeal and adopted the reasons of the British Columbia Court of Appeal. On January 29, 2020, the Government of British Columbia acknowledged that Canada’s highest court has ruled in support of the Trans Mountain Pipeline expansion proceeding, and indicated that the Government of British Columbia would not initiate further challenges against the Trans Mountain Pipeline.

Liability Management Rating Programs

Alberta

The AER administers the licensee Liability Management Rating Program (the “AB LMR Program”). The AB LMR Program is a liability management program governing most conventional upstream crude oil and natural gas wells, facilities and pipelines. It consists of three distinct programs: the Licensee Liability Rating Program (the “AB LLR Program”), the Oilfield Waste Liability Program (the “AB OWL Program”) and the Large Facility Liability Management Program (the “AB LFP”). At its core, the AER uses the AB LMR Program to aid in determining the ability of licensees to manage the abandonment and reclamation obligations associated with the licensee’s assets. If a licensee’s deemed liabilities in the AB LLR Program, the AB OWL Program and/or the AB LFP exceed its deemed assets in those programs, the AB LMR Program requires the licensee to provide the AER with a security deposit and may restrict the licensee’s ability to transfer licenses. This ratio of a licensee’s assets to liabilities across the three programs is referred to as the licensee’s liability management rating (“LMR”). The AER assesses the LMR of all licensees on a monthly basis and posts the ratings on the AER’s public website. Where the AER determines that a security deposit is required, the failure to post any required amounts may result in the initiation of enforcement action by the AER.

The AER previously assessed the LMR of all licensees on a monthly basis and posted the individual ratings on the AER’s public website. However, in December 2019 the AER ceased posting the detailed LMR report, stating that resource and budget limitations have impacted its ability to maintain and administer the AB LMR Program. Licensees can continue to access their individual LMR calculations through the AER’s Digital Data Submission System. The AER is currently reviewing the AB LMR Program as it no longer considers the LMR value alone to be a good indicator of a company’s financial health. It is unclear if, or when, any changes will be made to the current regulatory framework.

Complementing the AB LMR Program, Alberta’s OGCA establishes an orphan fund (the “Orphan Fund”) to help pay the costs to suspend, abandon, remediate and reclaim a well, facility or pipeline included in the AB LLR Program and the AB OWL Program if a licensee or working interest participant (“WIP”) becomes insolvent or is unable to meet its obligations. Licensees in the AB LLR Program and AB OWL Program fund the Orphan Fund through a levy administered by the AER. A separate orphan levy applies to persons holding licenses subject to the AB LFP. Collectively, these programs are designed to minimize the risk to the Orphan Fund posed by the unfunded liabilities of licensees and to prevent the taxpayers of Alberta from incurring costs to suspend, abandon, remediate and reclaim wells, facilities or pipelines.

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In Redwater Energy Corporation (Re) (“Redwater”), the Court of Queen’s Bench of Alberta found that there was an operational conflict between the abandonment and reclamation provisions of the provincial OGCA, including the AB LLR Program, and the federal Bankruptcy and Insolvency Act (the “BIA”). This ruling meant that receivers and trustees of insolvent entities have the right to renounce assets within insolvency proceedings and was affirmed by a majority of the Alberta Court of Appeal. On January 31, 2019, the Supreme Court of Canada overturned the lower courts’ decisions, holding that there is no operational conflict between the abandonment and reclamation provisions contained in the provincial OGCA, the liability management regime administered by the AER and the federal bankruptcy and insolvency regime. As a result, receivers and trustees can no longer avoid the AER’s legislated authority to impose abandonment orders against licensees or to require a licensee to pay a security deposit before approving a transfer when such a licensee is subject to formal insolvency proceedings. This means that insolvent estates can no longer disclaim assets of a bankrupt licensee that have reached the end of their productive lives and represent a liability while dealing with the company’s valuable assets for the benefit of the company’s creditors without first satisfying abandonment and reclamation obligations.

In response to the lower courts’ decisions in Redwater, the AER issued several bulletins and interim rule changes to govern the AER’s administration of its licensing and liability management programs pending a final decision from the Supreme Court of Canada. The AER amended its Directive 067: Eligibility Requirements for Acquiring and Holding Energy Licences and Approvals, which deals with licence eligibility to operate wells and facilities, to require the provision of extensive corporate governance and shareholder information, including whether any director and officer was a director or officer of an energy company that has been subject to insolvency proceedings in the last five years. All transfers of well, facility and pipeline licences in the province are subject to AER approval. As a condition of transferring existing AER licences, approvals and permits, all are now assessed on a non-routine basis and the AER now requires all transferees to demonstrate that they have an LMR of 2.0 or higher immediately following the transfer, or to otherwise prove to the satisfaction of the AER that it can meet its abandonment and reclamation obligations. The AER may make further rule changes at any time. While the Supreme Court of Canada’s Redwater decision alleviates some of the concerns that the AER’s rule changes were intended to address, it is unclear how or if the AER will respond.

The AER has also implemented the Inactive Well Compliance Program (the “IWCP”) to address the growing inventory of inactive wells in Alberta and to increase the AER’s surveillance and compliance efforts under Directive 013: Suspension Requirements for Wells (“Directive 013”). The IWCP applies to all inactive wells that are noncompliant with Directive 013 as of April 1, 2015. The objective is to bring all inactive noncompliant wells under the IWCP into compliance with the requirements of Directive 013 within five years. As of April 1, 2015, each licensee is required to bring 20% of its inactive wells into compliance every year, either by reactivating or by suspending the wells in accordance with Directive 013 or by abandoning them in accordance with Directive 020: Well Abandonment. The list of current wells subject to the IWCP is available on the AER’s Digital Data Submission system. The AER has announced that from April 1, 2015 to April 1, 2016, the number of noncompliant wells subject to the IWCP fell from 25,792 to 17,470, with 76% of licensees operating in the province having met their annual quota. From April 1, 2016 to April 1, 2017, this number fell from 17,470 to 12,375 noncompliant wells, with 81% of licensees operating in the province having met their annual quota. The IWCP completed its third year on March 31, 2018 but the AER has not yet released its third annual report.

Saskatchewan

The Ministry of the Economy administrates the Licensee Liability Rating Program (the “SK LLR Program”). The SK LLR Program is designed to assess and manage the financial risk that a licensee’s well and facility abandonment and reclamation liabilities pose to the orphan fund (the “Oil and Gas Orphan Fund”) established under the SKOGCA. The Oil and Gas Orphan Fund is responsible for carrying out the abandonment and reclamation of wells and facilities contained within the SK LLR Program when a licensee or WIP is defunct or missing. The SK LLR Program requires a licensee whose deemed liabilities exceed its deemed assets (i.e., an LLR of below 1.0) to post a security deposit. The ratio of deemed assets to deemed liabilities is assessed once each month for all licensees of crude oil, natural gas and service wells and upstream crude oil and natural gas

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facilities. On August 19, 2016, the Ministry of the Economy released a notice to all operators introducing interim measures in response to Redwater. Among other things, the Ministry announced that it considers all license transfer applications non-routine as the Ministry does not strictly rely on the standard LMR calculation in evaluating deposit requirements, and that further changes may be forthcoming.

British Columbia

Similar to Alberta, the B.C. Commission oversees a Liability Management Rating Program (the “BC LMR Program”), which is designed to manage public liability exposure related to crude oil and natural gas activities by ensuring that permit holders carry the financial risks and regulatory responsibility of their operations through to regulatory closure. Under the BC LMR Program, the B.C. Commission determines the required security deposits for permit holders under the OGAA. The LMR is the ratio of a permit holder’s deemed assets to deemed liabilities. Permit holders whose deemed liabilities exceed deemed assets (i.e., an LMR of below a ratio of 1.0) will be considered at-risk and reviewed for a security deposit. Permit holders that fail to comply with security deposit requirements are deemed non-compliant under the OGAA and enter the compliance and enforcement framework.

As a result of certain amendments to the OGAA, on April 1, 2019 a liability-based levy paid to the Orphan Site Reclamation Fund (“OSRF”) replaced the orphan site reclamation fund tax paid by permit holders. Similar to Alberta’s Orphan Fund, the OSRF is an industry-funded program created to address the abandonment and reclamation costs for orphan sites. Permit holders are required to pay their proportionate share of the regulated amount of the levy, calculated using each permit holder’s proportionate share of the total liabilities of all permit holders required to contribute to the fund. The OGAA permits the BC Commission to impose more than one levy in a given calendar year.

Effective May 31, 2019, the Dormancy and Shutdown Regulation (the “Dormancy Regulation”) establishes the first set of legally imposed timelines for the restoration of oil and natural gas wells in Western Canada. The Dormancy Regulation classifies different sites based on activity levels associated with the well(s) on each site, with a goal of ensuring that 100% of dormant sites are reclaimed by 2036 with additional regulated timelines for sites that become dormant between 2019 and 2023 or become dormant after 2024. A permit holder will have varying reporting, decommissioning, remediation and reclamation obligations that depend on the classification of its sites. Any permit holder that has a dormant site in its portfolio must develop and submit an annual work plan to the BC Commission, outlining its decommissioning and restoration activities for each calendar year. The permit holder must also prepare and submit a retrospective annual report within 60 days of the end of the calendar year in which it conducted the work outlined in an annual work plan.

Climate Change Regulation

Climate change regulation at both the federal and provincial level has the potential to significantly affect the regulation of the crude oil and natural gas industry in Canada. In general, there is some uncertainty with regard to the impacts of federal or provincial climate change and environmental laws and regulations, as it is currently not possible to predict the extent of future requirements. Any new laws and regulations, or additional requirements to existing laws and regulations, could have a material impact on the Company’s operations and cash flow.

Federal

Canada has been a signatory to the United Nations Framework Convention on Climate Change (the “UNFCCC”) since 1992. Since its inception, the UNFCCC has instigated numerous policy experiments with respect to climate governance. On April 22, 2016, 197 countries signed the Paris Agreement, committing to prevent global temperatures from rising more than 2° Celsius above pre-industrial levels and to pursue efforts to limit this rise to no more than 1.5° Celsius. As of December 23, 2019, 187 of the 197 parties to the convention have ratified the Paris Agreement. In December 2019, the United Nations annual Conference of the Parties took place in Madrid,

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Spain. The Conference concluded with the attendees delaying decisions about a prospective carbon market and emissions cuts until the next climate conference in Glasgow in 2020. However, the European Union reached an agreement about “The European Green New Deal” that aims to lower emissions to zero by 2050.

Following the Paris Agreement and its ratification in Canada, the Government of Canada pledged to cut its emissions by 30% from 2005 levels by 2030. Further, on December 9, 2016, the Government of Canada released the Pan-Canadian Framework on Clean Growth and Climate Change (the “Framework”). The Framework provided for a carbon-pricing strategy, with a carbon tax starting at $10/tonne, increasing annually until it reaches $50/tonne in 2022. This system applies in provinces and territories that request it and in those that do not have a carbon pricing system in place that meets the federal standards. On June 21, 2018, the federal government enacted the Greenhouse Gas Pollution Pricing Act (the “GGPPA”), which came into force on January 1, 2019. This regime has two parts: an emissions trading system for large industry and a regulatory fuel charge imposing an initial price of $20/tonne of GHG emissions. Under current federal plans, this price will escalate by $10 per year until it reaches a price of $50/tonne in 2022. Starting April 1, 2020, the minimum price permissible under the GGPPA is $30/tonne of GHG emissions.

Six provinces and territories have introduced carbon-pricing systems in place that meet federal requirements: British Columbia, Quebec, Prince Edward Island, Nova Scotia, Newfoundland and Labrador and the Northwest Territories). The federal fuel charge regime took effect in Saskatchewan, Manitoba, Ontario, and New Brunswick on April 1, 2019 and in the Yukon and Nunavut on July 1, 2019. The federal carbon-pricing regime took effect in Alberta on January 1, 2020. Alberta, Saskatchewan, and Ontario challenged the constitutionality of the federal government’s pricing regime. On February 24, 2020, The Alberta Court of Appeal held, in a non-binding ruling, that the federal carbon-pricing regime is unconstitutional. The Federal Justice Minister has indicated that this decision will be appealed to the Supreme Court of Canada. The Saskatchewan and Ontario references have advanced in parallel where the appeal Courts ruled in favour of the constitutionality of the federal carbon tax. The Attorneys General of Saskatchewan and Ontario have appealed these decisions to the Supreme Court of Canada. The Court is set to hear the appeals in March of 2020. Ontario and Saskatchewan will cross-intervene in the appeals, along with the Attorneys General of Quebec, New Brunswick, Manitoba, British Columbia, and Alberta, who will intervene in both proceedings.

On April 26, 2018, the Federal Government passed the Regulations Respecting Reduction in the Release of Methane and Certain Volatile Organic Compounds (Upstream Oil and Gas Sector) (the “Federal Methane Regulations”). The Federal Methane Regulations seek to reduce emissions of methane from the crude oil and natural gas sector, but will not come into force until January 1, 2020. By introducing a number of new control measures, the Federal Methane Regulations aim to reduce unintentional leaks and intentional venting of methane, as well as ensuring that crude oil and natural gas operations use low-emission equipment and processes. Among other things, the Federal Methane Regulations limit how much methane upstream oil and gas facilities are permitted to vent. These facilities would need to capture the gas and either re-use it, re-inject it, send it to a sales pipeline, or route it to a flare. In addition, in provinces other than Alberta and British Columbia (which already regulate such activities), well completions by hydraulic fracturing would be required to conserve or destroy gas instead of venting. The Federal Government anticipates that these actions will reduce annual GHG emissions by about 20 megatonnes by 2030.

In October 2018, the federal government announced a pricing scheme as an alternative for large electricity generators so as to incentivize a reduction in emissions intensity, rather than encouraging a reduction in generation capacity.

Alberta

On November 22, 2015, the Government of Alberta introduced its Climate Leadership Plan (the “CLP”). Under this strategy, the Climate Leadership Act (the “CLA”) came into force on January 1, 2017 and established a fuel charge intended to first outstrip and subsequently keep pace with the federal price. On December 14, 2016, the

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Oil Sands Emissions Limit Act came into force, establishing an annual 100 megatonne limit for GHG emissions from all oil sands sites, excluding some attributable to upgraders, the electric energy portion of cogeneration and other prescribed emissions. In June 2019, the Government of Alberta pivoted in its implementation of the CLP and repealed the CLA. The Carbon Competitiveness Incentives Regime (CCIR) remained in place. As a result, the federally imposed fuel charge took effect in Alberta on January 1, 2020, at a rate of $20/tonne. In accordance with the GGPPA, this will increase to $30/tonne on April 1, 2020. However, on December 4, 2019, the federal government approved Alberta’s proposed Technology Innovation and Emissions Reduction (TIER) regulation intended to replace the CCIR, so the regulation of emissions from heavy industry remains subject to provincial regulation, while the federal fuel charge still applies. The TIER regulation came into effect on January 1, 2020.

The TIER regulation operates differently than the former facility-based CCIR, and instead applies to industry-wide to emitters that emit more than 100,000 tonnes of CO2e per year in 2016 or any subsequent year. The 2020 target for most TIER-regulated facilities is to reduce emissions intensity by 10% as measured against that facility’s individual benchmark (which is, generally, its average emissions intensity during the period from 2013 to 2015), with a further 1% reduction for each subsequent year. The facility-specific benchmark does not apply to all facilities. Certain facilities, such as those in the electricity sector, are compared against the good-as-best-gas standard, which measures against the emissions produced by the cleanest natural gas-fired generation system. Similarly, for facilities that have already made substantial headway in reducing their emissions, a different “high-performance” benchmark is available to ensure that the cost of ongoing compliance takes this into account. As with the former CCIR, the TIER regulation targets emissions intensity rather than total emissions. Under the TIER regulation, facilities in high-emitting sectors can opt-in to the program despite the fact that they do not meet the 100,000 tonne threshold. A facility can opt-in to TIER regulation if it competes directly against another TIER-regulated facility or if it has annual CO2e emissions that exceed 10,000 tonnes per year and belongs to an emissions-intensive or trade exposed sector with international competition. In addition, the owner of two or more “conventional oil and gas facilities” may apply to have those facilities regulated under the TIER regulation. To encourage compliance with the emissions intensity reduction targets, TIER-regulated facilities must provide annual compliance reports and facilities that are unable to achieve their targets may either purchase credits from other facilities, purchase carbon offsets, or pay a levy to the Government of Alberta.

The Government of Alberta also signaled its intention through its CLP to implement regulations that would lower annual methane emissions by 45% by 2025. Pursuant to this goal, the Government of Alberta enacted the Methane Emission Reduction Regulation (the Alberta Methane Regulations) on January 1, 2020, and the AER simultaneously released an updated edition of Directive 060: Upstream Petroleum Industry Flaring, Incinerating, and Venting. The release of Directive 060 complements a previously released update to Directive 017: Measurement Requirements for Oil and Gas Operations that took effect in December 2018. Together, these new Directives represent Alberta’s first step toward achieving its 2025 goal, as outlined in the Alberta Methane Regulations; however, the Government of Alberta and the federal government have not yet reached an equivalency agreement with respect to the Alberta Methane Regulations and the Federal Methane Regulations.

Alberta was also the first jurisdiction in North America to direct dedicated funding to implement carbon capture and storage technology across industrial sectors. Alberta has committed $1.24 billion through 2025 to fund two commercial-scale carbon capture and storage projects that will begin commercializing the technology on the scale needed to be successful. Both projects will help reduce the CO2 emissions from the oil sands and fertilizer sectors and reduce GHG emissions by 2.76 million megatonnes per year. On December 2, 2010, the Government of Alberta passed the Carbon Capture and Storage Statutes Amendment Act, 2010, which deemed the pore space underlying all land in Alberta to be, and to have always been, the property of the Crown and provided for the assumption of long-term liability for carbon sequestration projects by the Crown, subject to the satisfaction of certain conditions. This legislation is intended to encourage new carbon capture and storage projects in Alberta.

Saskatchewan

On May 11, 2009, the Government of Saskatchewan announced The Management and Reduction of Greenhouse Gases Act (the “MRGGA”) to regulate GHG emissions in the province. The MRGGA, partially proclaimed into

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force on January 1, 2018, establishes a framework to reduce GHG emissions by 20% of 2006 levels by 2020. On October 18, 2016, the Government of Saskatchewan released a White Paper on Climate Change, resisting a carbon tax and committing to an approach that focuses on technological innovation and adaptation. Subsequently, the Government released Prairie Resilience: A Made-in-Saskatchewan Climate Change Strategy outlining its strategy to reduce GHG emissions by 12 million tonnes by 2030. The MRGGA, which is partially compliant with the federal emissions trading system, was partially proclaimed into force on January 1, 2018, establishes a framework to reduce GHG emissions by 20% of 2006 levels by 2020. An amended version of the MRGGA was proclaimed in full in December 18, 2018, establishing the framework of an output-based emissions management framework.

Under the MRGGA, facilities that have annual GHG emissions in excess of 50,000 tonnes are regulated to meet the province’s reduction targets. The following regulations were enacted throughout 2018: The Management and Reduction of Greenhouse Gases (General and Electricity Producer) Regulations, the Management and Reduction of Greenhouse Gases (Reporting and General) Regulations, and The Management and Reduction of Greenhouse Gases (Standards and Compliance) Regulations. These Regulations establish reporting requirements and impose various emissions limits for those emitters that fall within the program. On January 1, 2019, The Oil and Gas Emissions Management Regulations (the Saskatchewan O&G Emissions Regulations) came into effect. The Saskatchewan O&G Emissions Regulations apply to licensees of oil facilities that may generate more than 50,000 tonnes of CO2e per year, obliging each licensee to propose an emissions reduction plan in accordance with an annual emissions limit with the goal of achieving annual emissions reductions of 40 to 45% by 2025. The Saskatchewan O&G Emissions Regulations aim to achieve 4.5 million tonne CO2e reduction in emissions by 2025, and a total reduction of 38.2 million tonnes CO2e between 2020 and 2030.

On April 10, 2019, Saskatchewan produced the first annual report on climate resilience. The report measures the Province’s progress on goals set out under Prairie Resilience: A Made-in-Saskatchewan Climate Change Strategy. Among these goals is the aim of increasing the role of renewable energy in the provincial energy mix to 50% by 2030.

On October 1, 2019, Bill 147 – An Act to amend The Oil and Gas Conservation Act, was proclaimed into force that, in part, amends the SKOGCA to the extent necessary to bring it into alignment with the Saskatchewan O&G Emissions Regulations discussed above.

British Columbia

On August 19, 2016, the Government of British Columbia launched its Climate Leadership Plan, which aims to reduce British Columbia’s net annual emissions by up to 25 million tonnes below current forecasts by 2050 and recommit the province to achieving its target of reducing emissions by 80% below 2007 levels by 2050. Additionally, British Columbia seeks to generate at least 93% of its electricity from clean or renewable sources and build the infrastructure necessary to transmit it. The legislation established no date for this target.

British Columbia was also the first Canadian province to implement a revenue-neutral carbon tax. In 2012, the carbon tax was frozen at $30/tonne. However, in its September update to the 2017/2018 Budget, the Government signalled raising the carbon tax to $35/tonne in April 2018.

On January 1, 2016, the Greenhouse Gas Industrial Reporting and Control Act (the “GGIRCA”) came into effect, which streamlined the regulatory process for large emitting facilities. The GGIRCA sets out various performance standards for different industrial sectors and provides for emissions offsets through the purchase of credits or through emission offsetting projects.

On December 5, 2018, the Government of British Columbia announced an updated clean energy plan, “CleanBC”, which seeks to ensure that British Columbia achieves 75% of its GHG emissions reduction target by 2030. The CleanBC plan includes a number of strategies targeting the industrial, transportation construction, and

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waste sectors of the British Columbia economy. Key initiatives include: i) increasing the generation of electricity from clean and renewable energy sources; ii) imposing a 15% renewable content requirement in natural gas by 2030; iii) requiring fuel suppliers to reduce the carbon intensity of diesel and gasoline by 20% by 2030; iv) investing in the electrification of oil and gas production; v) reducing 45% of methane emissions associated with natural gas production; and vi) incentivizing the adoption of zero-emissions vehicles. On January 16, 2019, the B.C. Commission announced a series of amendments to the B.C. Drilling and Production Regulation that will require facility and well permit holders to, among other things, reduce natural gas leaks and curb monthly natural gas emissions from their equipment and operations. These new rules came into effect on January 1, 2020. A higher frequency of emission surveillance will be required on both major and minor facilities.

RISK FACTORS

The following are certain risk factors relating to the business of Bonterra which prospective investors should carefully consider before deciding whether to purchase shares. The following information is a summary only of certain risk factors and is qualified in its entirety by reference to, and must be read in conjunction with, the detailed information appearing elsewhere in this Annual Information Form. The risks set out below are not an exhaustive list and should not be taken as a complete summary or description of all the risks associated with the Company’s business, the business of third parties with whom the Company conducts business and the crude oil and natural gas business generally.

Exploration, Development and Production Risks

Oil and natural gas operations involve many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. The long-term commercial success of the Company depends on its ability to find, acquire, develop and commercially produce oil and natural gas reserves. Without the continual addition of new reserves, the Company’s existing reserves, and the production from them, will decline over time as the Company produces from such reserves. A future increase in the Company’s reserves will depend on both the ability of the Company to explore and develop its existing properties and its ability to select and acquire suitable producing properties or prospects. There is no assurance that the Company will be able to continue to find satisfactory properties to acquire or participate in. Moreover, management of the Company may determine that current markets, terms of acquisition, participation or pricing conditions make potential acquisitions or participation uneconomic. There is also no assurance that the Company will discover or acquire further commercial quantities of oil and natural gas.

Future oil and natural gas exploration may involve unprofitable efforts from dry wells or from wells that are productive but do not produce sufficient petroleum substances to return a profit after drilling, completing (including hydraulic fracturing), operating and other costs. Completion of a well does not ensure a profit on the investment or recovery of drilling, completion and operating costs.

Drilling hazards, environmental damage and various field operating conditions could greatly increase the cost of operations and adversely affect the production from successful wells. Field operating conditions include, but are not limited to, delays in obtaining governmental approvals or consents, shut-ins of wells resulting from extreme weather conditions, insufficient storage or transportation capacity or geological and mechanical conditions. While diligent well supervision, effective maintenance operations and the development of enhanced recovery technologies can contribute to maximizing production rates over time, it is not possible to eliminate production delays and declines from normal field operating conditions, which can negatively affect revenue and cash flow levels to varying degrees.

Oil and natural gas exploration, development and production operations are subject to all the risks and hazards typically associated with such operations, including, but not limited to, fire, explosion, blowouts, cratering, sour gas releases, spills and other environmental hazards. These typical risks and hazards could result in substantial

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damage to oil and natural gas wells, production facilities, other property and the environment and cause personal injury or threaten wildlife. Particularly, the Company may explore for and produce sour gas in certain areas. An unintentional leak of sour gas could result in personal injury, loss of life or damage to property and may necessitate an evacuation of populated areas, all of which could result in liability to the Company.

Oil and natural gas exploration, development and production operations are subject to all the risks and hazards typically associated with such operations, including but not limited to hazards such as fire, explosion, blowouts, cratering, sour gas releases and spills and other environmental hazards, each of which could result in substantial damage to oil and natural gas wells, production facilities, other property and the environment or in personal injury. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including geological and seismic risks, encountering unexpected formations or pressures, premature decline of reservoirs and the invasion of water into producing formations. Losses resulting from the occurrence of any of these risks could have a material adverse effect on future results of operations, liquidity and financial condition.

As is standard industry practice, the Company is not fully insured against all risks, nor are all risks insurable. Although the Company maintains liability insurance and business interruption insurance in an amount that it considers consistent with industry practice, liabilities associated with certain risks could exceed policy limits or not be covered. See “Insurance Risks” in these Risk Factors. In either event, the Company could incur significant costs.

Weakness in the Oil and Gas Industry

Market events and conditions, including global excess oil and natural gas supply, recent actions taken by the Organization of the Petroleum Exporting Countries (“OPEC”), sanctions against Iran and Venezuela, slowing growth in China and emerging economies, market volatility and disruptions in Asia, weakening global relationships, conflict between the U.S. and Iran, isolationist trade policies, increased U.S. shale production, sovereign debt levels and political upheavals in various countries including growing anti-fossil fuel sentiment, have caused significant weakness and volatility in commodity prices. See “Risk Factors - Political Uncertainty”. These events and conditions have caused a significant decrease in the valuation of oil and natural gas companies and a decrease in confidence in the oil and natural gas industry. These difficulties have been exacerbated in Canada by political and other actions resulting in uncertainty surrounding regulatory, tax, royalty changes and environmental regulation, see “Royalties and Incentives”, “Regulatory Authorities and Environmental Regulation” and “Climate Change Regulation” in “Industry Conditions”. In addition, difficulties encountered by midstream proponents to obtain the necessary approvals on a timely basis to build pipelines, liquefied natural gas plants and other facilities to provide better access to markets for the crude oil and natural gas industry in Western Canada has led to additional downward price pressure on crude oil and natural gas produced in the Western Canada. The resulting price differential between Western Canadian Select crude oil, Brent and West Texas Intermediate crude oil has created uncertainty and reduced confidence in the petroleum and natural gas industry in Western Canada (see “Industry Conditions - Transportation Constraints, Pipeline Capacity and Market Access”).

Lower commodity prices may also affect the volume and value of the Company’s reserves, especially as certain reserves become uneconomic. In addition, lower commodity prices have reduced, and are anticipated to continue to reduce, the Company’s cash flow which could result in a reduced capital expenditure budget. As a result, the Company may not be able to replace its production with additional reserves and both the Company’s production and reserves could be reduced on a year over year basis. A prolonged period of adverse market conditions may impede the Company’s ability to refinance its Credit Facility or arrange alternative financing when the Credit Facility becomes due or if the lending limits under the Credit Facility are reduced upon periodic review (see “Risk Factors – Credit Facility Arrangements”). Given the current market conditions and the lack of confidence in the Canadian oil and gas industry, the Company may have difficulty raising additional funds in the future or if it is able to do so, it may be on unfavourable and highly dilutive terms. If these conditions persist, Bonterra’s

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cash flow may not be sufficient to continue to fund operations and to satisfy obligations when due and will require additional equity or debt financing and/or proceeds from asset sales. There can be no assurance that such equity or debt financing will be available on terms that are satisfactory or at all. Similarly, there can be no assurance that the Company will be able to realize any or sufficient proceeds from asset sales to discharge its obligations.

Commodity Prices, Markets and Marketing

The marketability and price of oil and natural gas that may be acquired, discovered or produced by Bonterra is, and will continue to be, affected by numerous factors beyond its control. The Company’s ability to market its crude oil and natural gas may depend upon its ability to acquire space on pipelines that deliver oil and natural gas to commercial markets or contract for the delivery of crude oil by rail. (see “Industry Conditions – Transportation Constraints, Pipeline Capacity and Market Access” and “Risk Factors” - Weakness in the Oil and Natural Gas Industry”). The Company may also be affected by deliverability uncertainties related to the proximity of its reserves to pipelines, railway lines processing and storage facilities; and operational problems affecting such pipelines, railway lines and facilities as well as extensive government regulation relating to price, taxes, royalties, land tenure, allowable production, the export of crude oil and natural gas and many other aspects of the oil and natural gas business.

The prices of oil and natural gas prices are expected to remain volatile for the near future because of market uncertainties over the supply and demand of these commodities due to the current state of the world economies, shale oil production in the United States, OPEC actions, political uncertainties, sanctions imposed on certain oil producing nations by other countries, conflicts in the Middle East and ongoing credit and liquidity concerns. Prices for crude oil and natural gas are also subject to the availability of foreign markets and the ability to access such markets. Any material decline in prices or a continued low crude oil and natural gas price environment could result in a reduction of Bonterra’s anticipated net production revenue. The economics of producing from some wells may change as a result of lower prices, which could result in reduced production of oil or natural gas and a reduction in the volumes of the Company’s reserves. Bonterra might also elect not to produce from certain wells at lower prices.

Volatile crude oil and natural gas prices make it difficult to estimate the value of producing properties for acquisitions and often cause disruption in the market for crude oil and natural gas producing properties, as buyers, sellers, lessors and lessees have difficulty agreeing on the value or terms of such arrangements. Price volatility also makes it difficult to budget for and project the return on potential acquisitions, divestitures or leasing opportunities. See “Weakness in the Oil and Natural Gas Industry”.

All of these factors could result in a material decrease in Bonterra’s expected net production revenue and a reduction in its future crude oil and natural gas acquisition, exploration, development and production activities. Any substantial and extended decline in or continued low crude oil and natural gas prices would have an adverse effect on the Company’s carrying value of its reserves, borrowing capacity, revenues, profitability and cash flows from operations and may have a material adverse effect on the Company’s business and financial condition.

In addition, bank borrowings available to Bonterra may, in part, be determined by its borrowing base. A sustained material decline in prices from historical average prices could reduce Bonterra’s borrowing base, therefore reducing the bank credit available which could require that a portion, or all, of Bonterra’s bank debt be repaid.

Title to and Right to Produce from Assets

The Company’s actual title to and interest in its properties, and its right to produce and sell the oil and natural gas therefrom, may vary from the Company’s records. In addition, there may be valid legal challenges or legislative changes that affect the Company’s title to and right to produce from its oil and natural gas properties, which could impair the Company’s activities and result in a reduction of the revenue received by the Company.

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If a defect exists in the chain of title or in the Company’s right to produce, or a legal challenge or legislative change arises, it is possible that the Company may lose all, or a portion of, the properties to which the title defect relates and/or its right to produce from such properties. This may have a material adverse effect on the Company’s business, financial condition, results of operations and prospects.

Volatility of Market Price of Common Shares

The trading price of securities of crude oil and natural gas issuers is subject to substantial volatility often based on factors related and unrelated to the financial performance or prospects of the issuers involved. The volatility may affect the ability of holders to sell the Common Shares at an advantageous price. Factors unrelated to the Company’s performance could include macroeconomic developments nationally, within North America or globally, domestic and global commodity prices and/or current perceptions of the crude oil and natural gas market. This includes, but is not limited to, changing and in some cases, negative investor sentiment towards energy-related businesses. In recent years, the volatility of commodities has increased due to, in part, the implementation of computerized trading and the decrease of discretionary commodity trading. In addition, the volatility, trading volume and share price of issuers have been impacted by increasing investment levels in passive funds that track major indices, as such funds only purchase securities included in such indices. In addition, in certain jurisdictions, institutions, including government sponsored entities, have determined to decrease their ownership in crude oil and natural gas entities which may impact the liquidity of certain securities and put downward pressure on the trading price of those securities.

Similarly, the market price of the Common Shares may be due to Bonterra’s operating results failing to meet the expectations of securities analysts or investors in any quarter, downward revision in securities analysts’ estimates, governmental regulatory action, adverse change in general market conditions or economic trends, acquisitions, dispositions or other material public announcements by Bonterra or its competitors, along with a variety of additional factors, including, without limitation, those set forth under “Forward-Looking Statements”. In addition, in recent years the market price for securities in the stock markets, including the TSX, experienced significant price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market prices of the Common Shares. Accordingly, the price at which the Common Shares will trade cannot be accurately predicted.

Regulatory Approvals

In order to conduct its oil and natural gas operations, the Company requires regulatory approvals from various government authorities. There can be no assurance that Bonterra will be able obtain or renew all of the regulatory approvals that may be required to conduct operations that it may wish to undertake or that it will obtain such equipment and terms and conditions acceptable to Bonterra.

Surface Conditions

The exploration for and development of oil and natural gas reserves depends upon access to areas where operations are to be conducted. Oil and gas industry operations are affected by road bans imposed from time to time during the winter break-up and thaw period in the spring. Road bans are also imposed due to snow, mud and rock slides and periods of high water or wild fires which can restrict access to Bonterra’s well sites and production facilities.

Bonterra conducts a portion of its operations in areas accessible only on a seasonal basis. Unless the surface is sufficiently frozen, Bonterra is unable to access its properties, drill or otherwise conduct its operations as planned. In addition, if the surface thaws earlier than expected, Bonterra must cease its operations for the season earlier than planned. Limitations on Bonterra’s ability to access properties or conduct its operations as planned could result in a shut down or slowdown of its operations, which may adversely affect its business.

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Operating and Capital Costs

The Company’s financial performance is significantly affected by the cost of operating and the capital costs associated with its assets. Operating and capital costs are affected by a number of factors including, but not limited to inflationary price pressure, scheduling delays, failure to maintain quality standards and supply chain disruptions. Electricity, chemicals, supplies, abandonment, reclamation and labour costs are examples of operating costs that are susceptible to significant fluctuations. Fluctuations in operating and capital costs could negatively impact Bonterra’s business, financial condition, results of operations, cash flows and value of its oil and gas reserves.

Hydraulic Fracturing

Bonterra utilizes horizontal drilling, multi-stage hydraulic fracturing, specially formulated completion fluids and other technologies in connection with its drilling and completion activities. Public concern over the hydraulic fracturing process has raised questions regarding the completion fluids used in the fracturing process, their effect on fresh water aquifers and surface waterbodies, the use and disposal of water in connection with completion operations and the ability of such water to be recycled. Certain government and regulatory agencies in Canada and the United States have been investigating the potential risks associated with the hydraulic fracturing process. Bonterra is unable to predict the impact of any potential regulations upon the oil and gas industry and the impact to Bonterra’s business. The implementation of new regulations with respect to water usage or hydraulic fracturing generally could increase Bonterra’s costs of compliance, operating costs, the risk of litigation and environmental liabilities or negatively impact Bonterra’s prospects, any of which may have a material adverse effect on our future business, financial condition and results of operations.

Alberta

Due to seismic activity reported in the Fox Creek area of Alberta, the AER announced in February 2015, seismic monitoring and reporting requirements for hydraulic fracturing operators in the Duvernay zone in the Fox Creek area. These requirements include, among others, an assessment of the potential for seismicity prior to conducting operations, the implementation of a response plan to address potential seismic events, and the suspension of operations if a seismic event above a particular threshold occurs. These requirements will remain in effect as long as the AER deems them necessary. Further, the AER continues to monitor seismic activity around the province and may extend these requirements to other areas of the province if necessary.

British Columbia

In 2018, the Government of British Columbia commissioned an independent scientific review panel to ensure the B.C. Government is meeting the highest safety and environmental standards in relation to hydraulic fracturing in the province. On March 19, 2019, the B.C. Government released the Panel’s report which found the regulatory framework to be robust, although identified areas for improvement. The Panel made 97 recommendations which are primarily focused on knowledge gaps and concerns regarding environmental impacts of hydraulic fracturing. The B.C. Government will be taking a phased approach to the Panel’s recommendations and will release its short-term action plan in May 2019 and a long-term plan in December 2019. It is not clear at this time how the Panel’s recommendations will influence the regulatory regime currently in place in B.C.

Due to seismic activity recorded in the Kiskatinaw Seismic Monitoring and Mitigation (“Kiskatinaw”) area, in May 2018, the British Columbia Oil & Gas Commission (the “B.C. Commission”) issued special notification and monitoring requirements for hydraulic fracturing operators in the Kiskatinaw area. These requirements include, among others, the submission of a seismic monitoring and mitigation plan prior to conducting operations, pre-operation notification to both residents and the B.C. Commission, and the suspension of operations if a seismic event above a 3.0 magnitude occurs. In November 2018, seismic activity near Fort St. John in the Kiskatinaw area resulted in the suspension of several companies’ operations, demonstrating the B.C.

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Commission’s willingness to enforce these enhanced regulatory requirements. The B.C. Commission continues to monitor seismic events across the province and may implement similar requirements in other areas if necessary.

The Government of British Columbia has come under increased scrutiny for its enforcement of environmental assessment, safety and licensing requirements for dams that companies have built in association with their hydraulic fracturing operations. Under the Water Sustainability Act, dams require a water licence. For dams over a certain size, dam-operators must comply with additional safety and reporting requirements set out in the Dam Safety Regulation. Larger dams are also subject to an environmental assessment and approval under the Environmental Assessment Act. Despite these regulatory requirements, reports have surfaced indicating that a number of unlicensed dams throughout northeastern B.C. have been constructed without the requisite regulatory authorization. While the B.C. Commission has issued compliance orders with respect to individual dams, it is uncertain how, and to what extent the relevant industry regulators will respond to this issue. The Company may face operational delays depending on the level of severity with which the overseeing regulatory authorities decide to address these unauthorized projects, particularly where the Company is not strictly complying with the current regulatory framework.

Disposal of Fluids Used in Operations

The safe disposal of the hydraulic fracturing fluids (including the additives) and water recovered from oil and natural gas wells is subject to ongoing regulatory review by the federal and provincial governments, including its effect on fresh water supplies and the ability of such water to be recycled, amongst other things. While it is difficult to predict the impact of any regulations that may be enacted in response to such review, the implementation of stricter regulations may increase the Company’s costs of compliance.

Shallow Rights Reversion

As part of Alberta’s New Royalty Framework announced on October 25, 2007, Alberta Energy introduced Shallow Rights Reversion (“SRR”) for Alberta Crown petroleum and natural gas agreements (“P&NG Agreements”) pursuant to which mineral rights in all zones above the shallowest producing zone within affected P&NG Agreements would revert to the Crown. SRR would apply to P&NG Agreements purchased after January 1, 2009 and in addition, commencing April 2011, Alberta Energy was to begin issuing notices (“SRR Notices”) for P&NG Agreements purchase prior to January 2009 that had been continued for an indefinite term. Alberta Energy since announced its intention to place an indefinite hold on serving SRR Notices with respect to pre-January 1, 2009 P&NG Agreements. However, this decision does not affect P&NG Agreements issued after January 1, 2009 as these agreements remain subject to SRR upon expiry, beginning in 2014. Bonterra allocates funds within its annual capital expenditure budget toward proving productivity and retaining as much of its acreage as possible. However, SRR could result in some of Bonterra’s shallow acreage reverting to the Crown. SRR is not specific to Bonterra and will affect the industry in Alberta generally.

Legal Proceedings

Bonterra may from time to time be subject to litigation and regulatory proceedings arising in the normal course of its business. Bonterra cannot determine whether such litigation and regulatory proceedings will, individually or collectively, have a material adverse effect on its business, results or operations and financial condition. To the extent expenses incurred in connection with litigation or any potential regulatory proceeding or action (which may include substantial fees of attorneys and other professional advisors and potential obligations to indemnify officers and directors who may be parties to such actions) are not covered by available insurance, such expenses could adversely affect Bonterra’s cash position.

Third Party Credit Risk

Bonterra may be exposed to third party credit risk through its contractual arrangements with its current or future joint venture partners, marketers of its petroleum and natural gas production and other parties. In the event such

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entities fail to meet their contractual obligations, such failures could have a material adverse effect on Bonterra and its cash flow from operations. In addition, poor credit conditions in the industry and of joint venture partners may impact a joint venture partner’s willingness to participate in Bonterra’s ongoing capital program, potentially delaying the program and the results of such program until it finds a suitable alternative partner.

Numerous applications have been filed with regulatory bodies within Canada and the U.S. to build or expand existing pipeline infrastructure to transport crude oil and natural gas to markets. If the projects are not approved it may impact our ability to ship our products to sales markets, which could have a material adverse effect on production levels or on the prices that we receive for our production.

Operational Dependence

Other companies operate some of the assets in which Bonterra has an interest. As a result, Bonterra will have limited ability to exercise influence over the operation of those assets or their associated costs, which could adversely affect its financial performance. Bonterra’s return on assets operated by others will therefore depend upon a number of factors that may be outside of its control, including the timing and amount of capital expenditures, the operator’s expertise and financial resources, the approval of other participants, the selection of technology and risk management practices.

Access to Capital

The Company will have to incur substantial capital expenditures in the future in order to carry out its oil and natural gas exploration and development activities. While there are various financing forms available to the Company, including the issuance of new equity or debt, asset sales, joint ventures or other alternatives, the Company’s ability to arrange such financings or other satisfactory arrangements in the future may depend in part upon the prevailing capital market conditions, as well as the Company’s business performance. These factors could negatively impact the Company in terms of its ability to raise additional capital, as well as increased volatility in oil and gas prices which could affect revenues and cash flows and Company valuations.

Capital Investment

The timing and amount of capital expenditures will directly affect the amount of income for payment of dividends to shareholders. Dividends may be reduced, suspended, or even eliminated, at times when significant capital or other expenditures are made or when cash flow from operations does not support the payment of dividends. To the extent that external sources of capital, including the issuance of additional common shares, become limited or unavailable, the ability of Bonterra to make necessary capital investments to maintain or expand its oil and gas reserves and to invest in assets, as the case may be, will be impaired. To the extent that Bonterra is required to use cash flow from operations to finance capital expenditures, property acquisitions or asset acquisitions, as the case may be, the level of dividends will be reduced.

General Economic Conditions, Business Environment

The business of the Company is subject to general economic conditions. Adverse changes in general economic and market conditions could negatively impact demand for crude oil and natural gas, revenues, operating costs, access to capital, timing and extent of capital expenditures, credit risk and counter party risk. There can be no assurance that any risk management steps taken by the Company, with the objective of the mitigating the foregoing risks, will avoid future loss due to the occurrence of such risks.

Credit Facility Arrangements

Bonterra has secured credit facilities. Variations in interest rates and scheduled principal repayments, if required under the terms of the banking agreements, could result in significant changes in the amount of working capital

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required to be applied to debt service. Although it is believed that the bank lines of credit are sufficient there can be no assurance that the amount will be adequate for the financial obligations of Bonterra or that additional funds can be obtained.

In addition, the maximum amount we are permitted to borrow is subject to periodic review by the lenders, typically semi-annually. The Company’s lenders generally review the Company’s oil and gas production and reserves, forecast prices, business environment and other factors to establish the amount we can borrow. In the event the lenders decide to reduce the amount of credit available, the Company may be required to repay all or a portion of the amounts owing.

Variations in Foreign Exchange Rates and Interest Rates

Operating costs incurred by Bonterra are generally paid in Canadian dollars. World crude oil and natural gas prices are quoted in U.S. dollars and the price received by Canadian producers is therefore affected by the Canadian/U.S. dollar exchange rate, which fluctuates over time. Material increases in the value of the Canadian dollar negatively impact Bonterra’s production revenues. Future Canadian/U.S. exchange rates could accordingly impact the future value of Bonterra’s reserves as determined by independent evaluators. Although a low value of the Canadian dollar relative to the U.S. dollar may positively impact the price the Company receives for crude oil and natural gas production it could also result in an increase in the price of certain goods used in operations which may have a negative impact on the Company’s financial results.

To the extent that the Company engages in risk management activities related to foreign exchange rates, there is a credit risk associated with counterparties with which Bonterra may contract.

An increase in interest rates could result in a significant increase in the amount Bonterra pays to service debt, which could negatively impact the market price of the Common Shares.

Delay in Cash Payments

In addition to the usual delays in payment by the purchasers of oil and natural gas to the operators of Bonterra’s properties, and by the operator to Bonterra, payments between any of such parties may also be delayed by restrictions imposed by lenders, delays in the sale or delivery of products, delays in the connection of wells to a gathering system, blow-outs or other accidents, recovery by the operator of expenses incurred in the operation of the properties or the establishment by the operator of reserves for such expenses.

Reserves Estimates

Although Sproule has prepared Bonterra’s reserve figures using methods of estimating reserves consistent with those commonly followed in the industry and believe that those methods have been verified by operating experience, such figures are estimates and no assurance can be given that the indicated levels of reserves will be produced. Probable reserves estimated for properties may require revisions based on the actual development strategies employed to prove such reserves. Estimated reserves may also be affected by changes in oil and natural gas prices. Declines in the reserves of Bonterra which are not offset by the acquisition or development of additional reserves may reduce the underlying value of the common shares to shareholders.

The reserve report under the heading “Operational Information – Disclosure of Reserve Data” has been prepared using certain commodity price assumptions which are described in the notes to the reserve tables. If lower prices for crude oil, NGLs and natural gas are realized by Bonterra and substituted for the price assumptions utilized in the reserve report, the present value of estimated future net cash flows for Bonterra’s reserves would be reduced and the reduction could be significant, particularly based on the constant price case assumptions.

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Expiration of Licenses and Leases

The Company’s properties are held in the form of licences and leases and working interests in licences and leases. If the Company or the holder of the licence or lease fails to meet the specific requirement of a licence or lease, the licence or lease may terminate or expire. There can be no assurance that any of the obligations required to maintain each licence or lease will be met. The termination or expiration of the Company’s licences or leases or the working interests relating to a licence or lease may have a material adverse effect on the Company’s business, financial condition, results of operations and prospects.

Failure to Realize Anticipated Benefits of Acquisitions and Dispositions

The Company considers acquisitions and dispositions of businesses and assets in the ordinary course of business. Achieving the benefits of acquisitions depends on successfully consolidating functions and integrating operations and procedures in a timely and efficient manner and the Company’s ability to realize the anticipated growth opportunities and synergies from combining the acquired businesses and operations with those of the Company. The integration of acquired businesses and assets may require substantial management effort, time and resources diverting management’s focus from other strategic opportunities and operational matters. Management continually assesses the value and contribution of services provided by third parties and the resources required to provide such services. In this regard, non-core assets may be periodically disposed of so the Company can focus its efforts and resources more efficiently. Depending on the state of the market for such non-core assets, certain non-core assets of the Company may realize less on disposition than their carrying value on the financial statements of the Company.

Hedging

From time to time, Bonterra may enter into agreements to receive fixed prices on its oil and natural gas production to offset the risk of revenue losses if commodity prices decline; Similarly, the Company may enter into agreements to fix the differential or discount pricing gap which exists, and may fluctuate been different grades of crude oil, NGL and natural gas and the various market prices received for such products. However, if commodity prices or differentials increase beyond the levels set in such agreements, Bonterra may be prevented from realizing the full benefits of price increases above the levels of the derivative instruments used to manage price risk and the Company may nevertheless be obligated to pay royalties on such higher prices, even though not received by it, after giving effect to such agreements. In addition, if the Company enters into hedging arrangements it may be exposed to the risk of financial loss in certain circumstances, including instances in which: production falls short of the hedged volumes or prices fall significantly lower than projected; there is a widening of price-basis differentials between delivery points for production and the delivery point assumed in the hedge arrangement; the counterparties to the hedging arrangements or other price risk management contracts fail to perform under those arrangements; and/or a sudden unexpected material event impacts crude oil and natural gas prices.

Similarly, from time to time the Company may enter into agreements to fix the exchange rate of Canadian to U.S. dollars or other currencies in order to offset the risk of revenue losses if the Canadian dollar increases in value compared to other currencies. However, if the Canadian dollar declines in value compared to such fixed currencies, the Company will not benefit from the fluctuating exchange rate.

Investment Eligibility

Bonterra common shares are qualified investments for RRSPs, RRIFs, RESPs and DPSPs (collectively “Exempt Plans”). Where at the end of any month an Exempt Plan holds common shares that are not qualified investments, the Exempt Plan must, in respect of that month, pay a tax under Part XI.1 of the Income Tax Act (Canada) equal to one percent of the fair market value of the common shares at the time those common shares were acquired by the Exempt Plan. In addition, where a trust governed by an RRSP or RRIF holds common shares that are not

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qualified investments, the trust will become taxable on its income attributable to the common shares while they are not qualified investments. Where a trust governed by an RRSP or RRIF acquires common shares that are not qualified investments, the fair market value of the investment will be included in the income of the annuitant for the year of the acquisition. RESPs which hold common shares that are not qualified investments may have their registration revoked by the Canada Revenue Agency.

Environmental Regulation

The oil and natural gas industry is subject to environmental regulation pursuant to local, provincial and federal legislation. A breach of such legislation may result in the imposition of fines or issuance of clean up orders in respect of Bonterra or its properties. Such legislation may be changed to impose higher standards and potentially more costly obligations on Bonterra, and there can be no assurance that Bonterra will be able to satisfy its actual future environmental and reclamation obligations.

Actual asset retirement costs incurred in the ordinary course in a specific period will reduce the amount of cash available for payment of dividends to shareholders.

Abandonment and Reclamation Costs

The Company is required to abandon and reclaim all of its projects at the end of their economic life. These costs will be substantial. The estimate for abandonment and reclamation costs are based on a number of sources including guidelines from provincial regulatory groups, historical data from operations and management’s estimation of costs to remediate, reclaim and abandon wells and facilities in which it has a working interest.

Recently as a result of the prolonged downturn in the oil and gas industry the number of orphan wells (wells owned by insolvent parties) has increased. The cost of abandoning orphan wells has largely been funded by industry. Accordingly, the increase in the number of orphan wells could result in an increase in fees or assessments to other oil and gas producers, such as Bonterra, to fund the abandonment and reclamation of these orphan wells.

Carbon Pricing Risk

The majority of countries across the globe have agreed to reduce their carbon emissions in accordance with the Paris Agreement. See “Industry Conditions – Regulatory Authorities and Environmental Regulation – Climate Change Regulation”. In Canada, the federal and certain provincial governments have implemented legislation aimed at incentivizing the use of alternative fuels and in turn reducing carbon emissions. The federal system currently applies in provinces and territories without their own system that meets federal standards. The federal regime is subject to a number of court challenges. See “Industry Conditions – Regulatory Authorities and Environmental Regulation – Climate Change Regulation”. The taxes placed on carbon emissions may have the effect of decreasing the demand for oil and natural gas products and at the same time, increasing the Company’s operating expenses, each of which may have a material adverse effect on the Company’s profitability and financial condition. Further, the imposition of carbon taxes puts the Company at a disadvantage with its counterparts who operate in jurisdictions where there are less costly carbon regulations.

Political Uncertainty

In the last several years, the U.S. and certain European countries have experienced significant political events that have cast uncertainty on global financial and economic markets. Since the 2016 U.S. presidential election, the American administration has withdrawn the U.S. from the CPTPP and Congress has passed sweeping tax reform, which among other things, significantly reduces U.S. corporate tax rates. This has affected the competitiveness of other jurisdictions, including Canada. In addition, NAFTA has been renegotiated and on November 30, 2018, Canada, the U.S. and Mexico signed the USMCA which will replace NAFTA once ratified

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by the three signatory countries. See “Industry Conditions - The North American Trade Agreement and Other Trade Agreements”. The U.S. administration has also taken action with respect to reduction of regulation which may also affect relative competitiveness of other jurisdictions. It is unclear exactly what other actions the administration in the U.S. will implement, and if implemented, how these actions may impact Canada and in particular the oil and natural gas industry. Any actions taken by the current U.S. administration may have a negative impact on the Canadian economy and on the businesses, financial condition, results of operations, prospects and the valuation of Canadian oil and natural gas companies, including Bonterra.

The USMCA was ratified by Mexico’s Senate in June 2019 and by the United States’ Senate in January 2020. In late January 2020, the Canadian Parliament tabled Bill C-4, which once proclaimed into force, will ratify the USMCA. The USMCA is expected to fully replace NAFTA two months after Bill C-4 comes into force (see “Industry Conditions - The North American Trade Agreement and Other Trade Agreements”). The U.S. administration has also taken action with respect to reduction of regulation which may also affect relative competitiveness of other jurisdictions. It is unclear exactly what other actions the U.S. administration will implement, and if implemented, how these actions may impact Canada and in particular the petroleum and natural gas industry. Any actions taken by the current United States administration may have a negative impact on the Canadian economy and on the businesses, financial condition, results of operations, prospects and the valuation of Canadian oil and natural gas companies, including the Company.

In addition to the political disruption in the U.S., the citizens of the United Kingdom have voted to withdraw from the European Union and the Government of the United Kingdom has begun taking steps to implement such withdrawal. Some European countries have also experienced the rise of anti-establishment political parties and public protests held against open-door immigration policies, trade and globalization. To the extent that certain political actions taken in North America, Europe and elsewhere in the world result in a marked decrease in free trade, access to personnel and freedom of movement, it could have an adverse effect on the Company’s ability to market its products internationally, increase costs for goods and services required for operations, reduce access to skilled labour and negatively impact Bonterra’s business, operations, financial conditions and the market value of its Common Shares.

A change in federal, provincial or municipal governments in Canada may have an impact on the directions taken by such governments on matters that may impact the oil and gas industry including the balance between economic development and environmental policy.

Alberta elected a new government in 2019, that is supportive of the Trans Mountain Pipeline expansion project. In January 2020, the Supreme Court of Canada unanimously rejected the government of British Columbia’s proposed regulation of the transport of heavy oil products into and through British Columbia, tensions remain high between provincial and federal governments. Continued uncertainty and delays have led to decreased investor confidence, increased capital costs and operational delays for producers and service providers operating in the jurisdictions where assets are located.

The federal government was re-elected in 2019, but in a minority position. The ability of the minority federal government to pass legislation will be subject to whether it is able to come to agreement with, and garner the support of, the other elected parties, most of whom are opposed to the development of the petroleum and natural gas industry. The minority federal government will also be required to rely on the support of the other elected parties to remain in power, which provides less stability and may lead to an earlier subsequent federal election. Lack of political consensus, at both the federal and provincial government level, continues to create regulatory uncertainty, the effects of which become apparent on an ongoing basis, particularly with respect to carbon pricing regimes, curtailment of crude oil production and transportation and export capacity, and may affect the business of participants in the petroleum and natural gas industry. See “Industry Conditions – Climate Change Regulation”, “Industry Conditions – Transportation Constraints, Pipeline Capacity and Market Access”, “Industry Conditions – Curtailment” and “Industry Conditions – The North American Free Trade Agreement and other Trade Agreements”.

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Climate Change Regulations

The Company’s exploration and production facilities and other operations and activities emit greenhouse gases (“GHG”) which may require the Company to comply with greenhouse gas emissions legislation at the provincial or federal level. Climate change policy is evolving at regional, national and international levels, and political and economic events may significantly affect the scope and timing of climate change measures that are ultimately put in place. As a signatory to the United Nations Framework Convention on Climate Change (the “UNFCCC”) and a signatory to the Paris Agreement, which was ratified in Canada on October 3, 2016, the Government of Canada pledged to cut its GHG emissions by 30 per cent from 2005 levels by 2030. One of the pertinent policies announced to date by the Government of Canada to reduce GHG emission is the planned implementation of a nation-wide price on carbon emissions. The federal carbon levy goes into effect on April 1, 2019 and will affect provinces which have not implemented their own carbon taxes, cap-and-trade systems or other plans for carbon pricing, namely Ontario, Manitoba, Saskatchewan and New Brunswick. The federal carbon levy will be at an initial rate of $20 per tonne. Provincially, the Government of Alberta has already implemented a carbon levy on almost all sources of GHG emissions, now at a rate of $30 per tonne. The implementation of the federal carbon levy is currently subject to a constitutional challenge submitted by the Province of Saskatchewan, which is supported by the Provinces of Ontario and New Brunswick. The direct or indirect costs of compliance with GHG-related regulations may have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. Some of the Company’s significant facilities may ultimately be subject to future regional, provincial and/or federal climate change regulations to manage GHG emissions. In addition, concerns about climate change have resulted in a number of environmental activists and members of the public opposing the continued exploitation and development of fossil fuels. Given the evolving nature of the debate related to climate change and the control of GHG and resulting requirements, it is expected that current and future climate change regulations will have the effect of increasing the Company’s operating expenses and in the long-term reducing the demand for oil and gas production resulting in a decrease in the Company’s profitability and a reduction in the value of its assets or asset write-offs. See “Industry Conditions – Regulatory Authorities and Environmental Regulation – Climate Change Regulation”.

Climate change has been linked to extreme weather conditions. Extreme hot and cold weather, heavy snowfall, heavy rainfall and wildfires may restrict or could interfere with Bonterra’s operations, increasing costs and negatively impacting production. Moreover, extreme weather conditions may lead to disruptions in the ability to transport produced oil and natural gas as well as goods and services along supply chains. Certain of Bonterra’s properties are located in regions that are proximate to forests and rivers and a wildfire or flood, respectively, may lead to significant downtime and/or damage to such assets which may affect production. At this time, the Company is unable to determine the extent to which climate change may lead to increased storm or weather hazards affecting operations.

Royalty Regimes

There can be no assurance that the proposed MRF by the government of Alberta and potential changes by the federal or Saskatchewan governments may not occur that will make the Company’s properties uneconomic. An increase in royalties would reduce the Company’s earnings and cash flow and could make future capital investments or the Company’s operations uneconomic.

Reliance on Key Personnel

The Company’s success depends in large measure on certain key personnel. Losing the services of such key personnel may have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. The Company does not have any key personnel insurance in effect. The contributions of the existing management team to the immediate and near term operations of the Company are likely to be of central importance. In addition, the competition for qualified personnel in the oil and natural gas industry is intense and there can be no assurance that the Company will be able to continue to attract and retain all personnel

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necessary for the development and operation of its business. Investors must rely upon the ability, expertise, judgment, discretion, integrity and good faith of the management of the Company.

Human Resources

The operations and management of the Company require the recruitment and retention of a skilled workforce, including engineers, technical personnel and other professionals. The loss of key members of such workforce, or a substantial portion of the workforce as a whole, could result in the failure to implement the Company’s business plans. The Company competes with other companies in the oil and natural gas industry, as well as other industries, for this skilled workforce. A decline in market conditions has led increasing numbers of skilled personnel to seek employment in other industries. In addition, certain of the Company’s current employees are senior and have significant institutional knowledge that must be transferred to other employees prior to their departure from the workforce. If the Company is unable to: (i) retain current employees; (ii) successfully complete effective knowledge transfers; and/or (iii) recruit new employees with the requisite knowledge and experience, the Company could be negatively impacted. In addition, the Company could experience increased costs to retain and recruit these professionals.

Management of Growth

The Company may be subject to growth related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. If the Company is unable to deal with this growth, it may have a material adverse effect on the Company’s business, financial condition, results of operations and prospects.

Liability Management

Alberta, Saskatchewan and British Columbia have developed liability management programs designed to prevent taxpayers from incurring costs associated with suspension, abandonment, remediation and reclamation of wells, facilities and pipelines in the event that a licensee or permit holder is unable to satisfy its regulatory obligations. These programs involve an assessment of the ratio of a licensee’s deemed assets to deemed liabilities. If a licensee’s deemed liabilities exceed its deemed assets, a security deposit is generally required. Changes to the required ratio of the Company’s deemed assets to deemed liabilities or other changes to the requirements of liability management programs, may result in significant increases to the Company’s compliance obligations. In addition, the liability management regime may prevent or interfere with the Company’s ability to acquire or dispose of assets, as both the vendor and the purchaser of oil and natural gas assets must be in compliance with the liability management programs (both before and after the transfer of the assets) for the applicable regulatory agency to allow for the transfer of such assets. The Alberta Court of Queen’s Bench 2016 decision, Redwater Energy Corporation (Re), found an operational conflict between the Bankruptcy and Insolvency Act and the AER’s abandonment and reclamation powers when the licensee is insolvent, which was affirmed by a majority of the Alberta Court of Appeal, and has been appealed by the AER to the Supreme Court of Canada for final determination. In response to the decision, the AER issued interim rules to administer the liability management program and until the Government of Alberta can develop new regulatory measures to adequately address environmental liabilities. There remains a great deal of uncertainty as to what new regulatory measures will be developed by the provinces or in concert with the federal government, as the final ruling will become binding in all Canadian jurisdictions. See “Industry Conditions – Regulatory Authorities and Environmental Regulation – Liability Management Rating Programs”.

Issuance of Debt

From time to time, the Company may enter into transactions to acquire assets or shares of other entities. These transactions may be financed in whole or in part with debt, which may increase the Company’s debt levels above

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industry standards for oil and natural gas companies of similar size. Depending on future exploration and development plans, the Company may require additional debt financing that may not be available or, if available, may not be available on favourable terms. Neither the Company’s articles nor its by-laws limit the amount of indebtedness that the Company may incur. The level of the Company’s indebtedness from time to time could impair the Company’s ability to obtain additional financing on a timely basis to take advantage of business opportunities that may arise.

Information Technology Systems and Cyber-security

The Company has become increasingly dependent upon the availability, capacity, reliability and security of our information technology infrastructure and our ability to expand and continually update this infrastructure, to conduct daily operations. The Company depends on various information technology systems to estimate reserve quantities, process and record financial data, manage our land base, manage financial resources, analyze seismic information, administer our contracts with our operators and lessees and communicate with employees and third-party partners.

Further, the Company is subject to a variety of information technology and system risks as a part of its normal course operations, including potential breakdown, invasion, virus, cyber-attack, cyber-fraud, security breach, and destruction or interruption of the Company’s information technology systems by third parties or insiders. Unauthorized access to these systems by employees or third parties could lead to corruption or exposure of confidential, fiduciary or proprietary information, interruption to communications or operations or disruption to our business activities or our competitive position. In addition, cyber phishing attempts, in which a malicious party attempts to obtain sensitive information such as usernames, passwords, and credit card details (and money) by disguising as a trustworthy entity in an electronic communication, have become more widespread and sophisticated in recent years. If the Company becomes a victim to a cyber phishing attack it could result in a loss or theft of the Company’s financial resources or critical data and information or could result in a loss of control of the Company’s technological infrastructure or financial resources. The Company’s employees are often the targets of such cyber phishing attacks, as they are and will continue to be targeted by parties using fraudulent “spoof” emails to misappropriate information or to introduce viruses or other malware through “Trojan horse” programs to the Company’s computers. These emails appear to be legitimate emails, but direct recipients to fake websites operated by the sender of the email or request recipients to send a password or other confidential information through email or to download malware.

The Company maintains policies and procedures that address and implement employee protocols with respect to electronic communications and electronic devices and conducts annual cyber-security risk assessments. The Company also employs encryption protection of its confidential information, all computers and other electronic devices. Despite the Company’s efforts to mitigate such cyber phishing attacks through education and training, cyber phishing activities remain a serious problem that may damage its information technology infrastructure. The Company applies technical and process controls in line with industry-accepted standards to protect its information, assets and systems, including a written incident response plan for responding to a cyber-security incident. However, these controls may not adequately prevent cyber-security breaches. Disruption of critical information technology services, or breaches of information security, could have a negative effect on our performance and earnings, as well as on our reputation, and any damages sustained may not be adequately covered by the Company’s current insurance coverage, or at all. The significance of any such event is difficult to quantify, but may in certain circumstances be material and could have a material adverse effect on the Company’s business, financial condition and results of operations.

Social Media

Increasingly, social media is used as a vehicle to carry out cyber phishing attacks. Information posted on social media sites, for business or personal purposes, may be used by attackers to gain entry into the Company’s systems and obtain confidential information. The Company restricts the social media access of its employees and

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periodically reviews, supervises, retains and maintains the ability to retrieve social media content. Despite these efforts, as social media continues to grow in influence and access to social media platforms becomes increasingly prevalent, there are significant risks that the Company may not be able to properly regulate social media use and preserve adequate records of business activities and client communications conducted through the use of social media platforms.

Dividends

Payment of dividends from crude oil and natural gas production (without commodity price increases or cost effective acquisition and development activities) could be reduced, suspended or eliminated, in a manner consistent with declining commodity prices or declining production from typical oil, natural gas and NGL reserves.

Additional Taxation Applicable to Dividends Paid to Non-Residents

Cash dividends paid to a non-resident of Canada on Common Shares are subject to Canadian withholding tax at a rate of 25% unless the rate is reduced under the provisions of an applicable double taxation treaty. Where a non-resident is a United States resident entitled to benefits of the Canada – United States Income Tax Convention, 1980 and is the beneficial owner of the dividends then the rate of Canadian withholding tax is generally reduced to 15%.

Reputational Risk Associated with the Company’s Operations

The Company’s business, operations or financial condition may be negatively impacted as a result of any negative public opinion towards the Company or as a result of any negative sentiment toward, or in respect of the Company’s reputation with stakeholders, special interest groups, political leadership, the media or other entities. Public opinion may be influenced by certain media and special interest groups’ negative portrayal of the industry in which the Company operates as well as their opposition to certain oil and natural gas projects. Potential impacts of negative public opinion or reputational issues may include delays or interruptions in operations, legal or regulatory actions or challenges, blockades, increased regulatory oversight, reduced support for, delays in, challenges to, or the revocation of regulatory approvals, permits and/or licenses and increased costs and/or cost overruns. The Company’s reputation and public opinion could also be impacted by the actions and activities of other companies operating in the oil and natural gas industry, particularly other producers, over which the Company has no control. In particular, the Company’s reputation could be impacted by negative publicity related to environmental damage, loss of life, injury or damage to property caused by the Company’s operations, or due to opposition from special interest groups opposed to oil and natural gas development. In addition, if the Company develops a reputation of having an unsafe work site it may impact the ability of the Company to attract and retain the necessary skilled employees and consultants to operate its business.

Reputational risk cannot be managed in isolation from other forms of risk. Credit, market, operational, insurance, regulatory and legal risks, among others, must all be managed effectively to safeguard the Company’s reputation. Damage to the Company’s reputation could result in negative investor sentiment towards the Company, which may result in limiting the Company’s access to capital, increasing the cost of capital, and decreasing the price and liquidity of the Company’s securities.

Changing Investor Sentiment

A number of factors, including the concerns of the effects of the use of fossil fuels on climate change, the impact of oil and natural gas operations on the environment, environmental damage relating to spills of petroleum products during transportation and indigenous rights, have affected certain investors’ sentiments towards investing in the oil and natural gas industry. As a result of these concerns, some institutional, retail and public investors have announced that they no longer are willing to fund or invest in oil and natural gas properties or

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companies, or are reducing the amount thereof over time. In addition, certain institutional investors are requesting that issuers develop and implement more robust social, environmental and governance policies and practices. Developing and implementing such policies and practices can involve significant costs and require a significant time commitment from the Board, management and employees of the Company. Failing to implement the policies and practices, as requested by institutional investors, may result in such investors reducing their investment in the Company, or not investing in the Company at all. Any reduction in the investor base interested or willing to invest in the oil and natural gas industry and more specifically, the Company, may result in limiting the Company’s access to capital, increasing the cost of capital, and decreasing the price and liquidity of the Company’s securities even if the Company’s operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause a decrease in the value of the Company’s asset which may result in an impairment change.

Evolving Corporate Governance and Reporting Framework

The Company’s business is subject to evolving corporate governance and public disclosure regulations that have increased both compliance costs and the risk of noncompliance, which could have an adverse effect on the price of the Company’s securities. Bonterra is subject to changing rules and regulations promulgated by a number of governmental and self-regulated organizations, including the Canadian Securities administrators, the TSX and the Financial Accounting Standards Board. These rules and regulations continue to evolve in scope and complexity making compliance more difficult and uncertain. Further, the Company’s efforts to comply with these and other new and existing rules and regulations have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Dilution

The Board may issue an unlimited number of Common Shares without any vote or action by the shareholders, subject to the rules of any stock exchange on which the Company’s securities may be listed from time to time. The Company may make future acquisitions or enter into financings or other transactions involving the issuance of securities. If the Company issues any additional equity, the percentage ownership of existing shareholders will be reduced and diluted and the price of the Common Shares could decline.

Depletion of Reserves

Bonterra has certain unique attributes which may differentiate it from other oil and gas industry participants. Bonterra will not be reinvesting cash flow in the same manner as other industry participants. Bonterra has a long reserve life index and its decline rate is lower than many other industry participants. Bonterra will be retaining a portion of its cash flow for reinvestment purposes, but the retained amount may be less than other industry participants and could result in decreases in production levels and reserves.

The future oil and natural gas reserves and production of Bonterra, and therefore its cash flows, will be highly dependent on its success in exploiting its reserve base and acquiring additional reserves. Without reserve additions through acquisition or development activities, Bonterra’s reserves and production will decline over time as reserves are exploited.

There can be no assurance that Bonterra will be successful in developing or acquiring additional reserves on terms that meet Bonterra’s investment objectives.

Competition

There is strong competition relating to all aspects of the oil and natural gas industry. Bonterra will actively compete for capital, skilled personnel, undeveloped lands, reserves acquisitions, access to drilling rigs, service

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rigs and other equipment, access to processing facilities and pipeline and refining capacity and in all other aspects of its operations with a substantial number of other organizations, many of which may have greater technical and financial resources than Bonterra. Some of these organizations not only explore for, develop and produce oil and natural gas but also carry on refining operations and market petroleum and other products on a world-wide basis and as such have greater and more diverse resources on which to draw.

Indigenous Claims

Indigenous peoples have claimed Indigenous rights and title in portions of Western Canada. The Company is not aware that any claims have been made in respect of its properties and assets. However, if a claim arose and was successful, such claim may have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. In addition, the process of addressing such claims, regardless of the outcome, is expensive and time consuming and could result in delays which could have a material adverse effect on the Company’s business and financial results.

Breach of Confidentiality

While discussing potential business relationships or other transactions with third parties, the Company may disclose confidential information relating to its business, operations or affairs. Although confidentiality agreements are generally signed by third parties prior to the disclosure of any confidential information, a breach could put the Company at competitive risk and may cause significant damage to its business. The harm to the Company’s business from a breach of confidentiality cannot presently be quantified, but may be material and may not be compensable in damages. There is no assurance that, in the event of a breach of confidentiality, the Company will be able to obtain equitable remedies, such as injunctive relief, from a court of competent jurisdiction in a timely manner, if at all, in order to prevent or mitigate any damage to its business that such a breach of confidentiality may cause.

Net Asset Value

The net asset value of Bonterra’s assets from time to time will vary dependent upon a number of factors beyond the control of management, including oil, natural gas and NGL prices. The trading price of Bonterra’s common shares from time to time is also determined by a number of factors which are beyond the control of management and such trading prices may be less than the net asset value of Bonterra’s assets.

Potential Conflicts of Interest

There may be circumstances in which the interests of entities managed by Bonterra will conflict with those of Bonterra and its shareholders. Companies managed by Bonterra may acquire oil and natural gas properties or entities on their behalf and Bonterra may manage and administer those additional properties or entities, as well as enter into other types of energy related management, advisory and investment activities.

In the event of such conflicts, decisions will be made on a basis consistent with the objectives and financial resources of each group of interested parties, the time limitations on investment of such financial resources, and on the basis of operating efficiencies having regard to the then current holdings of properties of each group of interested parties consistent with the duties of Bonterra to each group of persons. Bonterra will use all reasonable efforts to resolve such conflicts of interest in a manner which will treat Bonterra and other interested parties fairly taking into account all of the circumstances of Bonterra and such interested party and to act honestly and in good faith in resolving such matters.

Circumstances may also arise where members of the Board of Directors of Bonterra are directors or officers of corporations or other entities involved in the oil and natural gas industry which are in competition with the interests of Bonterra. No assurances can be given that opportunities identified by such board members will be provided to Bonterra.

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Management Estimates and Assumptions

In preparing consolidated financial statements estimates and assumptions are used by management in determining the reported amounts of assets and liabilities, revenues and expenses recognized during the periods presented and disclosures of contingent assets and liabilities known to exist as of the date of the financial statements. These estimates and assumptions must be made because certain information that is used in the preparation of such financial statements is dependent on future events, cannot be calculated with a high degree of precision from data available, or is not capable of being readily calculated based on generally accepted methodologies. In some cases, these estimates are particularly difficult to determine and the Company must exercise significant judgment. Estimates may be used in management’s assessment of items such as depreciation and accretion, fair values, useful life of assets, income taxes, stock-based compensation and asset retirement obligations. Actual results for all estimates could differ materially from the estimates and assumptions used by the Company, which could have a material adverse effect on the financial condition, results of operations and cash flows of the Company.

Insurance Risks

The Company’s property and liability insurance is subject to deductibles, limits and exclusions, and may not provide sufficient coverage for these or other insurable risks. There can be no assurance that such insurance will continue to be offered on an economically feasible basis, that all events that could give rise to a loss or liability are insurable, or that the amounts of insurance (net of applicable deductibles) will at all times be sufficient to cover each and every loss or claim that may occur involving the assets or operations of the Company.

Geo-Political Risks

The long-term impact of previous terrorist attacks and the threat of future terrorist attacks on the oil and gas industry in general, and on facilities for the transportation and refinement of oil and gas in particular, is not known at this time. The possibility that infrastructure and other facilities, such as pipelines, terminals and refineries, may be direct targets of, or indirect casualties of, an act of terror and the implementation of security measures which may be taken as a precaution against possible terrorist attacks have resulted in, and are expected to continue to result in, increased costs to the Company’s business. Furthermore, any interruption in the services provided by infrastructure on which the Company relies as a result of terrorist attack would have a material adverse effect on the Company’s results of operations, financial condition and prospects.

Exposure to Widespread Pandemic

Bonterra’s operations are located in areas relatively remote from local towns and villages and represent a concentration of personnel working and residing in close proximity to one another. Should an employee or visitor become infected with a serious illness that has the potential to spread rapidly, this could place Bonterra’s workforce at risk. The 2020 outbreak of the novel coronavirus (COVID-19) in China and other countries around the world is one example of such an illness. There can be no assurance that this virus or another infectious illness will not impact Bonterra’s personnel and ultimately its operations.

Natural Disasters, Terrorist Acts, Civil Unrest, Pandemics and Other Disruptions and Dislocations

Upon the occurrence of a natural disaster, or upon an incident of war, riot or civil unrest, the impacted country, province, or region may not efficiently and quickly recover from such event, which could have a materially adverse effect on Bonterra, its customers, and/or either of their businesses or operations. Terrorist attacks, public health crises including epidemics, pandemics or outbreaks of new infectious disease or viruses (including, most recently, the novel coronavirus (COVID-19), civil unrest (including the most recent protests and railway blockades in Canada) and related events can result in volatility and disruption to local and global supply chains, operations, mobility of people and the financial markets, which could affect interest rates, credit ratings, credit risk, inflation, business, financial conditions, results of operations and other factors relevant to Bonterra, its customers, and/or either of their businesses or operations.

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Access to Company Offices and Properties

The Company’s ability to carry on its business is dependent upon the ability of its employees to physically access its offices and properties. If access to the Company’s office or properties is interrupted, then the Company’s ability to administer and manage its business may be materially and adversely affected.

Non-Governmental Organizations and Eco-Terrorism Risks

The oil and natural gas exploration, development and operating activities conducted by the Company may, at times, be subject to public opposition. Such public opposition could expose the Company to the risk of higher costs, delays or even project cancellations due to increased pressure on governments and regulators by special interest groups including Aboriginal groups, landowners, environmental interest groups (including those opposed to oil and natural gas production operations) and other non-governmental organizations, blockades, legal or regulatory actions or challenges, increased regulatory oversight, reduced support of the federal, provincial or municipal governments, and delays in, challenges to, or the revocation of regulatory approvals, permits and/or licenses. There is no guarantee that the Company will be able to satisfy the concerns of the special interest groups and non-governmental organizations and attempting to address such concerns may require the Company to incur significant and unanticipated capital and operating expenditures.

In addition, the Company’s oil and natural gas properties, wells and facilities could be the subject of a terrorist attack. If any of the Company’s properties, wells or facilities are the subject of terrorist attack it may have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. The Company does not have insurance to protect against the risk from terrorism.

Global Financial Markets

The market events and conditions that transpired in recent years, including disruptions in the international credit markets and other financial systems and the deterioration of global economic conditions, have, among other things, caused significant volatility in commodity prices. Notwithstanding various actions by governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially. These factors negatively impacted enterprise valuations and impacted the performance of the global economy. Petroleum prices are expected to remain volatile for the near future as a result of market uncertainties regarding the supply and demand fundamentals for petroleum products due to the current state of the world’s economies, actions taken by the Organization of the Petroleum Exporting Countries, the ongoing risks facing the North American and global economies and increased supplies of crude oil which may be created by the application of new drilling technology to unconventional resource plays.

The Imposition of a “Cross-Border” Tax

U.S. legislators are considering the adoption of a border adjustment tax which, if adopted, would reduce or eliminate the cost U.S. companies can deduct from revenues for importing goods, including the importation of oil and gas. The impact of such a tax on the Company cannot be predicted, however, such impacts could be negative and could have a material adverse effect on the Company’s business and financial results.

Changes in Legislation and Canadian Tax Considerations

There can be no assurances that income tax laws and government incentive programs relating to the oil and natural gas industry will not be changed in a manner which adversely affects Bonterra and its shareholders. There can be no assurance that the Canada Revenue Agency will agree with how Bonterra calculates its income for tax purposes or that the Canada Revenue Agency will not change its administrative practices to the detriment of Bonterra or its shareholders.

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As Bonterra is engaged in the oil and natural gas business its operations are subject to certain unique provisions of the Income Tax Act (Canada) and applicable provincial income tax legislation relating to characterization of costs incurred in their businesses which effects whether such costs are deductible and, if deductible, the rate at which they may be deducted for the purposes of calculating taxable income. Bonterra has reviewed its historical income tax returns with respect to the characterization of the costs incurred in the oil and natural gas business as well as other matters generally applicable to all corporations including the ability to offset future income against prior year losses. Bonterra has filed or will file all required income tax returns and believes that it is full compliance with the provisions of the Income Tax Act (Canada) and applicable provincial income tax legislation, but such returns are subject to reassessment. In the event of a successful reassessment it may be subject to a higher than expected past or future income tax liability as well as potentially interest and penalties and such amount could be material. No current taxes owed for the 2017 fiscal year.

Internal Controls Over Financial Reporting

Internal control over financial reporting (“ICFR”), as defined in National Instrument 52-109 (NI 52-109), includes those policies and procedures that:

1.	Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of Bonterra;

2.

Are designed to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of Bonterra are being made in accordance with authorizations of management and Directors of Bonterra; and

3.

Are designed to provide reasonable assurance regarding prevention or timely detection of authorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

The Company has designed and implemented ICFR as defined in NI 52-109 of the Canadian Securities Administrators, in order to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. The control framework the Company used to design its ICFR was in accordance with the Committee of Sponsoring Organizations of the Treadway Commission (COSO 2013).

It should be noted that while the Company’s believes its internal controls and procedures provide a reasonable level of assurance and are effective; they do not expect that these controls will prevent all errors and fraud.

Cost of New Technologies

The petroleum industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies. Other companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before us. There can be no assurance that we will be able to respond to such competitive pressures and implement such technologies on a timely basis or at an acceptable cost. If we implement such technologies, there is no assurance that we will do so successfully. One or more of the technologies currently utilized by us or implemented in the future may become obsolete. In such case, our business, financial condition and results of operations could be materially adversely affected. If we are unable to utilize the most advanced commercially available technology, or we are unsuccessful in implementing certain technologies, our business, financial condition and results of operations could be materially adversely affected.

Availability of Equipment and Qualified Personnel and Related Costs

Oil and natural gas exploration and development activities are dependent on the availability of drilling and related equipment and qualified personnel in the particular areas where such activities will be conducted.

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Demand for such limited equipment and qualified personnel may affect the availability of such equipment and qualified personnel to Bonterra and may delay Bonterra’s exploration and development activities. In addition, the costs of qualified personnel and equipment in the areas where Bonterra’s assets are located are very high due to the availability of, and demands for, such qualified personnel and equipment in such areas.

Project Risks

The Company manages a variety of small and large projects in the conduct of its business. Project delays may delay expected revenues from operations. Significant project cost overruns could make a project uneconomic. The Company’s ability to execute projects and market oil and natural gas depends upon numerous factors beyond the Company’s control, including the following: processing capacity availability; availability and proximity of pipeline capacity; availability of storage capacity; availability of, and the ability to acquire, water supplies needed for drilling, hydraulic fracturing, and waterfloods; the Company’s ability to dispose of water used or removed from strata at a reasonable cost and in accordance with applicable environmental regulations; effects of inclement weather; availability of drilling and related equipment; unexpected cost increases; accidental events; currency fluctuations; regulatory changes; availability and productivity of skilled labour; and regulation of the oil and natural gas industry by various levels of government and governmental agencies.

These factors could result in Bonterra being unable to execute projects on time, on budget, or at all and may be unable to effectively market its oil and natural gas products.

Seasonality and Climate

The level of activity in the Canadian oil and gas industry is influenced by seasonal weather patterns. A mild winter or wet spring may result in limited access and, as a result, reduced operations or a cessation of operations.

Municipalities and provincial transportation departments enforce road bans that restrict the movement of drilling rigs and other heavy equipment during periods of wet weather, thereby reducing activity levels. Also, certain oil and natural gas producing areas are located in areas that are inaccessible other than during the winter months because the ground surrounding the sites in these areas consists of swampy terrain. Seasonal factors and unexpected weather patterns may lead to declines in exploration and production activity and corresponding declines in the demand for the goods and services of Bonterra.

Alternatives to, and Changing Demand for, Petroleum Products

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, and technological advances in fuel economy and energy generation devices could reduce the demand for crude oil and other liquid hydrocarbons. Bonterra cannot predict the impact of changing demand for oil and natural gas products, and any major changes may have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

Waterflood

The Company undertakes or intends to undertake certain waterflooding programs which involve the injection of water or other liquids into an oil reservoir to increase production from the reservoir and to decrease production declines. To undertake such waterflooding activities the Company needs to have access to sufficient volumes of water, or other liquids, to pump into the reservoir to increase the pressure in the reservoir. There is no certainty that the Company will have access to the required volumes of water. In addition, in certain areas there may be restrictions on water use for activities such as waterflooding. If the Company is unable to access such water it may not be able to undertake waterflooding activities, which may reduce the amount of oil and natural gas that the Company is ultimately able to produce from its reservoirs. In addition, the Company may undertake certain waterflood programs that ultimately prove unsuccessful in increasing production from the reservoir and as a result have a negative impact on the Company’s results of operations.

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Limited Ability of Residents in the United States to Enforce Civil Remedies

The Company is a corporation formed pursuant to the provisions of the Canada Business Corporations Act and has its principal place of business in Alberta, Canada. All of our directors and all of our officers and the representatives of the experts who provide services to us (such as our auditors and our independent reserve engineers), and all of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for investors in the United States to effect service of process within the United States upon such directors, officers and representatives of experts who are not residents of the United States or to enforce against them judgments of the United States courts based upon civil liability under the United States federal securities laws or the securities laws of any state within the United States. There is doubt as to the enforceability in Canada against the Company or against any of our directors, officers or representatives of experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts of liabilities based solely upon the United States federal securities laws or securities laws of any state within the United States.

Gathering and Processing Facilities, Pipeline Systems and Rail

The products that Bonterra produces must be delivered through gathering, processing and pipeline systems, some of which are not owned by the Company, and in certain circumstances, by rail. The amount of crude oil and natural gas produced and sold from Bonterra’s assets is subject to the accessibility, availability, proximity and capacity of these gathering and processing facilities, pipeline systems and railway lines. The lack of firm pipeline capacity, production limits, and limits on availability of capacity in gathering and processing facilities continues to affect the petroleum and natural gas industry and limits the ability to transport produced crude oil and natural gas to market. However, in early 2020, the Supreme Court of Canada and the Federal Court of Appeal both dismissed the challenges to the Cabinet’s approval of the Trans Mountain Pipeline expansion, and construction on the pipeline expansion is underway (see “Industry Conditions – Pricing and Marketing in Canada - Transportation Constraints, Pipeline Capacity and Market Access” and “Industry Conditions - Curtailment”). In addition, the pro-rationing of capacity on inter-provincial pipeline systems continues to affect the ability of crude oil and natural gas companies to export crude oil and natural gas, and could result in the inability to realize the full economic potential of the produced crude oil or natural gas or a reduction of the price offered for the production from Bonterra’s assets. Unexpected shutdowns or curtailment of capacity of pipelines for maintenance or integrity work or because of actions taken by regulators could also affect production and operations which may have a material adverse effect on the Company’s business and financial condition.

As a result, producers have considered rail lines as an alternative means of transportation. Announcements and actions taken by the federal government and the provincial governments of British Columbia, Alberta and Quebec relating to approval of infrastructure projects may continue to intensify, leading to increased challenges to interprovincial and international infrastructure projects moving forward. On August 28, 2019, with the passing of Bill C-69, the CERA and the IAA came into force and the NEB Act and the Canadian Environmental Assessment Act, 2012 were repealed. In addition, the Impact Assessment Agency of Canada replaced the CEA Agency. See “Industry Conditions - Regulatory Authorities and Environmental Regulation”. The impact of the new federal regulatory scheme on proponents and the timing for receipt of approvals of major projects is unclear.

A portion of Bonterra’s production is processed through facilities owned by third parties over which the Company has no control. From time to time, these facilities may discontinue or decrease operations either as a result of normal servicing requirements or as a result of unexpected events. A discontinuation or decrease of third party facility operations could have a materially adverse effect on Bonterra’s production and ability to deliver the same for sale, which, in turn, would indirectly reduce the Company’s revenues. Midstream and pipeline companies may take actions to maximize their return on investment which may in turn adversely affect producers and shippers, especially when combined with a regulatory framework that may not always align with the interests of particular shippers.

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Forward-Looking Information May Prove Inaccurate

Shareholders and prospective investors are cautioned not to place undue reliance on the Company’s forward-looking information. By its nature, forward-looking information involves numerous assumptions, known and unknown risks and uncertainties, of both a general and specific nature, that could cause actual results to differ materially from those suggested by the forward-looking information or contribute to the possibility that predictions, forecasts or projections will prove to be materially inaccurate.

Additional information on the risks, assumptions and uncertainties are found in this AIF under the heading “Forward-Looking Statements”.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The financial statements and the management’s discussion and analysis of its financial condition and results of operations for the year ended December 31, 2019, as contained in the Company’s Annual Report for the year ended December 31, 2019 is incorporated by reference in this Annual Information Form.

DIVIDENDS TO SHAREHOLDERS

Cash Dividend Policy

Shareholders of record on an eligible dividend record date are entitled to receive dividends which are paid by Bonterra to its shareholders on the corresponding dividend payment date. Bonterra has established that the dividend record date will be on or about the 15th day of each calendar month with the last day of each month being the corresponding payable date.

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The following cash dividends were paid by Bonterra since 2017:

Month of Record and Payment Date	Amount per Share
January 2017	$0.10
February 2017	$0.10
March 2017	$0.10
April 2017	$0.10
May 2017	$0.10
June 2017	$0.10
July 2017	$0.10
August 2017	$0.10
September 2017	$0.10
October 2017	$0.10
November 2017	$0.10
December 2017	$0.10
January 2018	$0.10
February 2018	$0.10
March 2018	$0.10
April 2018	$0.10
May 2018	$0.10
June 2018	$0.10
July 2018	$0.10
August 2018	$0.10
September 2018	$0.10
October 2018	$0.10
November 2018	$0.10
December 2018	$0.01
January 2019	$0.01
February 2019	$0.01
March 2019	$0.01
April 2019	$0.01
May 2019	$0.01
June 2019	$0.01
July 2019	$0.01
August 2019	$0.01
September 2019	$0.01
October 2019	$0.01
November 2019	$0.01
December 2019	$0.01
January 2020	$0.01
February 2020	$0.01
March 2020	$0.01

The historical dividend payments described above may not be reflective of future dividend payments, which will be subject to review by the Board of Directors taking into account the prevailing financial circumstances of Bonterra at the relevant time. See “Risk Factors”.

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CAPITAL STRUCTURE

The Company is authorized to issue an unlimited number of common shares without nominal or par value. Transactions during the years 2019 and 2018 in the shares of the common stock of the Company are as follows:

	December 31, 2019		December 31, 2018
Issued and fully paid – common shares	Number	Amount ($ 000s)	Number	Amount ($ 000s)
Balance, beginning of year	33,388,796	765,276	33,310,796	763,977
Issued pursuant to the Company share option plan	—	—	78,000	1,143
Transfer from contributed surplus to share capital	—	—	—	156

Balance, end of year	33,388,796	765,276	33,388,796	765,276

The Company is authorized to issue an unlimited number of Class “A” redeemable Preferred Shares and an unlimited number of Class “B” Preferred Shares. There are currently no outstanding Class “A” redeemable Preferred Shares or Class “B” Preferred Shares.

The Company provides an equity settled stock option plan for its directors, officers, employees and consultants. Under the plan, the Company may grant options for up to 3,338,880 (December 31, 2018 – 3,331,080) common shares. The exercise price of each option granted will not be lower than the market price of the common shares on the date of grant and the option’s maximum term is five years.

A summary of the status of the Company’s stock option plan as of December 31, 2019 and December 31, 2018, and changes during the years ended on those dates is presented below:

	Number of options	Weighted average exercise price
At January 1, 2018	2,806,000	$19.48
Options granted	1,073,000	6.39
Options exercised	(78,000)	14.67
Options forfeited	(53,000)	19.01
Options expired	(954,000)	28.23

At December 31, 2018	2,794,000	$11.62
Options granted	60,000	5.79
Options forfeited	(130,000)	11.24
Options expired	(779,000)	14.93

At December 31, 2019	1,945,000	$10.13

The following table summarizes information about options outstanding at December 31, 2019:

	Options Outstanding			Options Exercisable
Range of exercise prices	Number outstanding	Weighted-average remaining contractual life	Weighted- average exercise price	Number exercisable	Weighted- average exercise price
$ 5.00 - $ 10.00	1,041,000	1.2 years	$5.92	895,000	$5.93
10.01 - 15.00	818,000	0.8 years	14.55	810,000	14.56
15.01 - 25.00	86,000	1.1 years	19.05	23,000	20.23

$ 5.00 - $ 25.00	1,945,000	1.0 years	$10.13	1,728,000	$10.16

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MARKET FOR SECURITIES

The outstanding shares are listed and posted for trading on the Toronto Stock Exchange (TSX) under the trading symbol BNE. The following table sets forth the high and low trading prices and the aggregate volume of trading of the shares and trust units as reported by the TSX for the periods indicated.

Month	Price Range	Volume
January 2019	$5.54 - $7.04	6,436,600
February 2019	$5.33 - $6.72	5,556,000
March 2019	$5.55 - $6.87	4,014,100
April 2019	$6.21 - $8.10	3,436,200
May 2019	$5.57 - $7.15	4,107,400
June 2019	$4.90 - $5.86	2,359,700
July 2019	$4.58 - $5.65	2,328,700
August 2019	$3.92 - $5.09	2,646,900
September 2019	$4.01 - $5.30	1,904,100
October 2019	$3.14 - $4.15	1,579,500
November 2019	$2.86 - $3.90	2,345,000
December 2019	$2.98 - $4.24	2,354,400

On December 31, 2019, the closing price of Bonterra shares on the TSX was $3.94 (December 31, 2018 - $6.46).

The Company as of December 31, 2019 had 33,388,796 shares outstanding.

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

To the knowledge of the directors and executive officers of Bonterra, none of the securities of Bonterra are held in escrow or are subject to a contractual restriction on transfer as at the date hereof.

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DIRECTORS AND OFFICERS

All directors of Bonterra are elected by its shareholders at each annual meeting of shareholders. All directors serve until the next annual meeting or until a successor is elected or appointed. All officers are appointed by the Board of Directors. The name, municipality of residence, principal occupation for the past five years and year of appointment as a director or commencement of employment for officers of Bonterra are set forth as follows:

Name and Municipality of Residence	Position Since	Principal Occupation for Past Five Years

Brad A. Curtis Calgary, AB	Senior Vice President, Business Development March, 2017	B. Com., B.Sc., P.Geo, Mr. Curtis has been Vice President, Business Development since February 2012 and has held various positions with Bonterra since 2005.

Gary J. Drummond(3)(4) Regina, SK	Director August, 1999	B.A., LLB., Mr. Drummond is a private investor and a director of Pine Cliff Energy Ltd.

George F. Fink(3)(4) Calgary, AB	CEO, Director and Chairman January, 1981	B.Com., C.A., Executive Chairman of the Board of Pine Cliff Energy Ltd.

Randy M. Jarock(1)(2) Calgary, AB	Director, June, 2012	B.Sc. (Engineering), formally President and COO of Bonterra since 2008 and prior thereto its Chief Operating Officer since 2005 and has been employed by the Company since 1998. Mr. Jarock is also a director of Pine Cliff Energy Ltd.

Adrian Neumann Calgary, AB	Chief Operating Officer, July, 2013	B.Sc., P.Eng., Mr. Neumann joined Bonterra as Vice President, Engineering and Operations in June, 2012.

Robb D. Thompson(4) Calgary, AB	CFO & Corporate Secretary February 2011	B.Com., C.A., Mr. Thompson has been CFO and Corporate Secretary since February 2011.

Dan Reuter(1)(3)(4) San Francisco, CA	Director August 2018	Managing Director of Oberndorf Enterprises, a San Francisco based private firm, holding a significant investment in Bonterra.

Rodger A. Tourigny(1)(2) Calgary, AB	Director May, 2013	B.Com., C.A., President of Tourigny Management Ltd. (Calgary), a private consulting company, since 1979.

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Name and Municipality of Residence	Position Since	Principal Occupation for Past Five Years

Aidan M. Walsh(1)(2) Calgary, AB	Director May, 2017	P. Eng., MBA, ICD.D, Chief Executive Officer, Director and co-founder of Baccalieu Energy Inc., a private junior oil and gas company since 2008. Mr. Walsh is also a director of Freehold Royalties Ltd.

Notes:

(1)	Member of the Audit Committee. Chaired by Rodger A. Tourigny.
(2)	Member of the Reserve Committee. Chaired by Randy Jarock.
(3)	Member of the Compensation Committee. Chaired by Dan Reuter
(4)	Member of the Disclosure, Policy governance and Nominating Committee. Chaired by Gary Drummond.

Directors and officers of Bonterra as a group beneficially owned, controlled, directly or indirectly, 8,925,866 common shares representing approximately 26.7 percent of the issued and outstanding common shares of Bonterra as at March 10, 2020 the date of this report.

Cease Trade Orders

To the best of Bonterra’s knowledge, no director or executive officer is, or within the ten years prior to the date hereof has been, a director, chief executive officer or chief financial officer of any company (including the Company) that: (i) while that person was acting in that capacity, was subject to a cease trade or similar order or an order that denied such company access to any exemptions under securities legislation, that was in effect for a period of more than 30 consecutive days; or (ii) was subject to a cease trade or similar order or an order that denied such company access to any exemptions under securities legislation, that was in effect for a period of more than 30 consecutive days that was issued after that person ceased to act in such capacity and which resulted from an event that occurred while that person was acting in such capacity.

Bankruptcies

To the best of Bonterra’s knowledge, no director or executive officer of the Company, or shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company: (i) is, as at the date of this Annual Information Form, or has been within the past 10 years, a director or executive officer of any company (including the Company) that while the person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (ii) has, within the past ten years before the date of this Annual Information Form become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Penalties or Sanctions

To the best of Bonterra’s knowledge, no director or executive officer of the Company, or shareholder of the Company holding sufficient securities of the Company to affect materially the control of the Company, has been subject to: (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

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AUDIT COMMITTEE INFORMATION

The following information is provided in accordance with Form 52-110F1 under the Canadian Securities Administrators’ National Instrument 52-110 - Audit Committees (NI 52-110).

Audit Committee Charter

The Audit Committee Charter is attached as Appendix “C” to this Annual Information Form.

Composition of the Audit Committee

The Audit Committee is comprised of Randy M. Jarock, Dan Reuter, Rodger A. Tourigny and Aidan M. Walsh. Each director is considered “independent” and “financially literate” (as such terms are defined in NI 52-110).

Relevant Education and Experience

Collectively, the Audit Committee has the education and experience to fulfill the responsibilities outlined in the Audit Committee Charter. The education and current and past experience of each Audit Committee member that is relevant to the performance of his responsibilities as an Audit Committee member is summarized as follows:

Name	Education and Experience

Randy M. Jarock	• B. Science (Engineering), businessman and private investor.

• Former President and COO of Bonterra Energy Corp. and former COO of Pine Cliff Energy Ltd.

• Director and chairman of the audit committee of Pine Cliff Energy Ltd.

Dan Reuter

•  Managing Director of Oberndorf Enterprises, a private investment firm.

•  MBA with many years of experience in valuation and financial modeling.

•  Direct experience in all aspects of reading and understanding financial statements.

Rodger A. Tourigny (Chairman)

•  B. Com., C.A., private investor and financial consultant.

•  Over 30 years providing advice on major transactions, investments and ongoing financial matters in the oil and gas, real estate and financial services industries.

• Many years of experience related to the supervision of the preparation of financial statements and as CFO of oil and gas entities.

Aidan M. Walsh

•  B. Eng. (Mechanical), Masters of Business Admin., member of the Association of Professional Engineers and Geoscientists of Alberta (APEGA), and holds the ICD.D designation from the Institute of Corporate Directors.

• Chief Executive Officer and Director of Baccalieu Energy Inc., a private junior oil and gas company that he co-founded in 2008.

• Director of Freehold Royalties Ltd.

• Former Director and Chair of the Explorers and Producers Association of Canada (EPAC).

XII-74

Pre-Approval Policies and Procedures

The Audit Committee is authorized by the Board of Directors to review the performance of the Company’s external auditors, and approve in advance provision of services other than auditing and to consider the independence of the external auditors, including reviewing the range of services provided in the context of all consulting services engaged by Bonterra. The Audit Committee is authorized to approve any non-audit services or additional work which the Chairman of the Audit Committee deems as necessary who will notify the other members of the Audit Committee of such non-audit or additional work. The audit committee has specified that management may authorize non-audit services to a maximum amount of $20,000 per project without prior audit committee approval.

External Auditor Service Fees (By Category)

The fees for auditor services billed by the Company’s external auditors in each of the last two fiscal years ending December 31, are as follows:

Year	Audit	Audit Related Fees	Tax Fees	All Other Fees
2019	$189,000	$94,000	$—	$—
2018	$187,000	$80,000	$—	$—

REGULATORY ACTIONS

To the knowledge of Bonterra, there were no: (i) penalties or sanctions imposed against the Company by a court relating to securities legislation or by a securities regulatory authority during the Company’s most recently completed financial year; (ii) penalties or sanctions imposed by a court or regulatory body against the Company that would likely be considered important to a reasonable investor in making an investment decision; or (iii) settlement agreements the Company entered into before a court relating to securities legislation or with a securities regulatory authority during the most recently completed financial year.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Except as set out herein, management is not aware of any material interests, direct or indirect, of any directors or executive officers of Bonterra, any person or company which beneficially owns or controls or directs, directly or indirectly, more than ten percent of the outstanding common shares of the Company, or any known associate or affiliate of such persons, in any transaction within the last three financial years of the Company, or during the current financial year which has materially affected or is reasonably expected to materially affect the Company.

INTERESTS OF EXPERTS

Sproule Associates Limited prepared the Sproule Report.

The Company has been advised by Sproule Associates Limited that as of the date hereof, the directors, officers and associates as a group, do not beneficially own, directly or indirectly, any common shares of Bonterra.

The independent auditor of the corporation is Deloitte LLP (“Deloitte”), Independent Registered Chartered Accountants, Calgary, Canada. Deloitte has confirmed that it is independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Alberta.

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MATERIAL CONTRACTS

During the year ended December 31, 2019, Bonterra has not entered into any contracts, nor are there any contracts still in effect, that are material to the business, other than contracts entered into the ordinary course of business.

ADDITIONAL INFORMATION

Additional information relating to Bonterra may be found on SEDAR at www.sedar.com. Information including directors’ and officers’ remuneration, principal holders of Bonterra’s securities, and options to purchase securities is contained in Bonterra’s Information Circular dated April 9, 2020. Additional financial information is contained in Bonterra’s comparative financial statements and management’s discussion and analysis of financial conditions and results of operations for the years ended December 31, 2019 and 2018, which are included in Bonterra’s Annual Report for the year ended December 31, 2019.

For additional copies of this Annual Information Form and the materials listed in the preceding paragraph please visit our website at www.bonterraenergy.com or contact:

Bonterra Energy Corp.
901, 1015 4th Street S.W.
Calgary, Alberta
T2R 1J4
Attention:	Ms. Erin Durtnall
Phone:	(403) 750-2564 Facsimile: (403) 265-7488
Email:	Edurtnall@bonterraenergy.com

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APPENDIX “A”

FORM 51-101F2

REPORT ON RESERVES DATA

BY INDEPENDENT QUALIFIED RESERVES EVALUATOR OR AUDITOR

Report on Reserves Data

To the Board of Directors of Bonterra Energy Corp. (the “Company”):

1.

We have evaluated the Company’s reserves data as at December 31, 2019. The reserves data are estimates of proved reserves and probable reserves and related future net revenue as at December 31, 2019, estimated using forecast prices and costs.

2.	The reserves data are the responsibility of the Company’s management. Our responsibility is to express an opinion on the reserves data based on our evaluation.

3.

We carried out our evaluation in accordance with standards set out in the Canadian Oil and Gas Evaluation Handbook as amended from time to time (the “COGE Handbook”), maintained by the Society of Petroleum Evaluation Engineers (Calgary Chapter).

4.

Those standards require that we plan and perform an evaluation to obtain reasonable assurance as to whether the reserves data are free of material misstatement. An evaluation also includes assessing whether the reserves data are in accordance with principles and definitions presented in the COGE Handbook.

5.

The following table shows the net present value of future revenue (before deduction of income taxes) attributed to proved plus probable reserves, estimated using forecast prices and costs and calculated using a discount rate of 10 percent, included in the reserves data of the Company evaluated by us as of December 31, 2019, and identifies the respective portions thereof that we have audited, evaluated and reviewed and reported on to the Company’s management and Board of Directors:

Independent Qualified Reserves Evaluator or Auditor			Net Present Value of Future Net revenue Before Income Taxes (10% Discount Rate)
	Effective date	Location of Reserves (Country)	Audited (M$)	Evaluated (M$)	Reviewed (M$)	Total (M$)

Sproule	December 31, 2019	Canada	Nil	1,228,235	Nil	1,228,235

6.

In our opinion, the reserves data respectively evaluated by us have, in all material respects, been determined and are presented in accordance with the COGE Handbook, consistently applied. We express no opinion on the reserves data that we reviewed but did not audit or evaluate.

7.

We have no responsibility to update the report referred to in paragraph 5 for events and circumstances occurring after the effective date of our report, entitled “Evaluation of the P&NG Reserves of Bonterra Energy Corp. (As of December 31, 2019)”

8.	Because the reserves data are based on judgments regarding future events, actual results will vary and the variations may be material.

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Executed as to our report referred to above:

Sproule Associates Limited

Calgary, Alberta

February 10, 2019

(signed) “Rodney E. Fradette, P. Eng”

Senior Petroleum, Engineer

(signed) “Weldon Dueck, P. Eng.”

Senior Petroleum Engineer

(signed) “Tanja M. Hale P. Eng.”

Senior Petroleum Engineer

(signed) “James D. Hudson, P.L (Eng.)”

Senior Technologist

(signed) Doug McNichol, P. Eng.

Senior Manager, Engineering

(signed) Alec Kovaltchouk, P. Geo

Vice-President, Geoscience

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APPENDIX “B”

FORM 51-101F3

REPORT OF MANAGEMENT AND DIRECTORS

ON OIL AND GAS DISCLOSURE

Report of Management and Directors on Reserves Data and Other Information

Management of Bonterra Energy Corp. (the “Company”) is responsible for the preparation and disclosure of information with respect to the Company’s oil and gas activities in accordance with securities regulatory requirements. This information includes reserves data which are estimates of proved reserves and probable reserves and related future net revenue as at December 31, 2019, estimated using forecast prices and costs.

An independent qualified reserves evaluator has evaluated the Company’s reserves data. The report of the independent qualified reserves evaluator will be filed with securities regulatory authorities concurrently with this report.

The board of directors of the Company has:

a)	reviewed the Company’s procedures for providing information to the independent qualified reserves evaluator;

b)	met with the independent qualified reserves evaluator to determine whether any restrictions affected the ability of the independent qualified reserves evaluator to report without reservation; and

c)	reviewed the reserves data with management and the independent qualified reserves evaluator.

The board of directors of the Company has reviewed the Company’s procedures for assembling and reporting other information associated with oil and gas activities and has reviewed that information with management. The board of directors has approved:

a)	the content and filing with securities regulatory authorities of Form 51-101F1 containing reserves data and other oil and gas information;

b)	the filing of Form 51-101F2 which is the report of the independent qualified reserves evaluator on the reserves data; and

c)	the content and filing of this report.

Because the reserves data are based on judgements regarding future events, actual results will vary and the variations may be material.

(signed) “George F. Fink”	(Signed) “Rodger A. Tourigny”
George F. Fink, Chief Executive Officer	Rodger A. Tourigny, Director

(Signed) “Robb D. Thompson	(Signed) “Aidan M. Walsh”
Robb D. Thompson, Chief Financial Officer	Aidan M.Walsh, Director

(Signed) “Randy M. Jarock”	(Signed) “Gary J. Drummond”
Randy M. Jarock, Director	Gary J. Drummond, Director

(Signed) “Dan Reuter”
Dan Reuter, Director

March 10, 2020

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APPENDIX “C”

AUDIT COMMITTEE CHARTER

Purpose of the Committee

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company is to provide an open avenue of communication between management, the Company’s independent auditors and the Board and to assist the Board in its overseeing of:

(a)	the integrity, adequacy and timeliness of the Company’s financial reporting and disclosure practices;

(b)	the Company’s compliance with legal and regulatory requirements related to financial reporting; and

(c)	the independence and performance of the Company’s independent auditors.

The Committee shall also perform any other activities consistent with this Charter, the Company’s By-laws and governing laws as the Committee or Board deems necessary or appropriate.

The Committee shall consist of at least three directors. Members of the Committee shall be appointed by the Board and may be removed by the Board in its discretion. The members of the Committee shall elect a Chairman from among their number. Each director appointed to the Committee shall be an outside director who is unrelated. An outside, unrelated director is a director who is independent of management and is free of any interest, any business or other relationship which could, or could reasonably be perceived, to materially interfere with the director’s ability to act with the view to the best interests of the Company, other than interests and relationships arising from shareholding. In determining whether a director is independent of management, the Board shall make reference to the current legislation, rules, policies and instruments of applicable regulatory authorities. None of the members of the Committee may be officers or employees of the Company or of an affiliate of the Company.

Each member of the Committee shall be “financially literate”. In order to be financially literate, a director must be, at a minimum, able to read and understand basic financial statements.

A director appointed by the Board to the Committee shall be a member of the Committee until replaced by the Board or until his or her resignation.

The Committee’s role is one of overseeing. Management is responsible for preparing the Company’s financial statements and other financial information and for the fair presentation of the information set forth in the financial statements in accordance with International Financial Reporting Standards (IFRS). Management is also responsible for establishing internal controls and procedures and for maintaining the appropriate accounting and financial reporting principles and policies designed to assure compliance with accounting standards and all applicable laws and regulations.

The independent auditors’ responsibility is to audit the Company’s financial statements and provide their opinion, based on their audit conducted in accordance with Canadian generally accepted auditing standards, that the financial statements present fairly, in all material respects, the financial position, and its financial performance and its cash flows in accordance with IFRS.

The Committee is responsible for recommending to the Board the independent auditors to be nominated for the purpose of auditing the Company’s financial statements, preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company, and for reviewing and recommending the compensation of the independent auditors. The Committee is also directly responsible for the evaluation of and oversight of the work of the independent auditors. The independent auditors shall report directly to the Committee.

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Meetings of the Committee

The Committee shall convene a minimum of four times each year at such times and places as may be designated by the Chairman of the Committee and whenever a meeting is requested by the Board, a member of the Committee, the auditors, or an executive officer of the Administrator. Meetings of the Committee shall correspond with the review of the quarterly financial statements and Management’s discussion and analysis.

Notice of each meeting of the Committee shall be given to each member of the Committee and to the auditors, who shall be entitled to attend each meeting of the Committee and shall attend whenever requested to do so by a member of the Committee.

The quorum for a meeting of the Committee is a majority of the members. With the exception of the foregoing quorum requirement, the Committee may determine its own procedures.

A member or members of the Committee may participate in a meeting of the Committee by means of such telephonic, electronic or other communication facilities, as permits all persons participating in the meeting to communicate adequately with each other. A member participating in such a meeting by any such means is deemed to be present at the meeting.

In the absence of the Chairman of the Committee, the members of the Committee shall choose one of the members present to be Chairman of the meeting. In addition, members of the Committee shall choose one of the persons present to be the Secretary of the meeting.

The following Management representatives shall be invited to attend all meetings, except private Committee sessions and private sessions with the independent auditors:

(i)	Chief Executive Officer;

(ii)	Chief Financial Officer;

(iii)	Chief Operating Officer;

(iv)	Senior Vice President, Business Development;

(v)	Vice President, Marketing; and

(vi)	Corporate Controller

The Chairman of the Board, executive management and other parties may attend meetings of the Committee; however the Committee (i) shall meet with the external auditors independent of management; and (ii) may meet separately with management.

Minutes shall be kept of all meetings of the Committee.

Authority and Responsibilities

In addition to the foregoing, in performing its overseeing responsibilities the Committee shall:

1.	Monitor the adequacy of this Charter and recommend any proposed changes to the Board on an annual basis.

2.	Review the appointments of the Chief Financial Officer and any other key financial executives involved in the financial reporting process.

3.	Identify and monitor the management of the principal risks that could impact the financial reporting of the Company.

XII-81

4.

Review with management and the independent auditors the adequacy and effectiveness of the Company’s accounting and financial controls and the adequacy and timeliness of its financial reporting processes.

5.

Review with management and the independent auditors the annual financial statements and related documents and review with management the unaudited quarterly financial statements and related documents, prior to filing or distribution, including matters required to be reviewed under applicable legal or regulatory requirements.

6.

Where appropriate and prior to release, review with management any news releases that disclose annual or interim financial results or contain other significant financial information that has not previously been released to the public.

7.

Review the Company’s financial reporting and accounting standards and principles and significant changes in such standards or principles or in their application, including key accounting decisions affecting the financial statements, alternatives thereto and the rationale for decisions made.

8.

Review the quality and appropriateness of the accounting policies and the clarity of financial information and disclosure practices adopted by the Company, including consideration of the independent auditors’ judgment about the quality and appropriateness of the Company’s accounting policies. This review may include discussions with the independent auditors without the presence of management.

9.	Review with management and the independent auditor significant related party transactions and potential conflicts of interest.

10.	Pre-approve all non-audit services to be provided to the Company by the independent auditors and applicable fees.

11.	Inspect any and all of the books and records of the Company and its affiliates.

12.

Discuss with the management of the Company and its affiliates and staff of the Company, any affected party, contractors and consultants of the Company and the external auditors, such accounts, records and other matters as any member of the Committee considers necessary and appropriate.

13.	At the earliest opportunity after each meeting, report to the Board the results of its activities and any reviews undertaken and make recommendations to the Board as deemed appropriate.

14.

When there is to be a change of external auditors, review all issues and provide documentation related to the change, including the information to be included in the Notice of Change of Auditors and documentation required pursuant to National Instrument 51-102 (or any successor legislation) of the Canadian Securities Administrators and the planned steps for an orderly transition.

15.	Review all securities offering documents (including documents incorporated therein by reference) of the Company.

16.	Review findings, if any, from examinations performed by regulatory agencies with respect to financial matters.

17.	Review management’s procedure for monitoring the Company’s compliance with laws and regulations.

18.	Review current and expected future compliance with covenants under financing agreements.

19.

Review the proposed issuance of debt and equity instruments including public and private debt, equity and hybrid securities, credit facilities with banks and others, and other credit arrangements such as material capital and operating leases. When applicable, the Committee shall review the related securities filings.

20.

Monitor the independence of the independent auditors by reviewing all relationships between the independent auditors and the Company and all non-audit work performed for the Company by the independent auditors.

21.	Establish and review the Company’s procedures for the:

(a)	receipt, retention and treatment of complaints regarding accounting, financial disclosure, internal controls or auditing matters; and

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(b)	confidential, anonymous submission by employees regarding questionable accounting, auditing and financial reporting and disclosure matters.

22.	Review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Company.

23.

Conduct or authorize investigations into any matters that the Committee believes is within the scope of its responsibilities. The Committee has the authority to retain independent counsel, accountants or other advisors to assist it, as it considers necessary, to carry out its duties, and to set and pay the compensation of such advisors at the expense of the Company. If these costs exceed $10,000 per annum for a Committee member, such member will obtain prior approval from the Board for the amount exceeding $10,000 per annum.

24.

Perform such other functions and exercise such other powers as are prescribed from time to time for the audit committee of a reporting company in Parts 2 and 4 of Multilateral Instrument 52-110 of the Canadian Securities Administrators, all other applicable laws and policies and procedures of all applicable regulatory authorities, the Business Corporations Act (Alberta) and the By-laws of the Company.

XII-83

Schedule XIII

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The information provided in this report, including the financial statements, is the responsibility of management. The timely preparation of the financial statements requires that management make estimates and use judgment regarding the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses during the period. Such estimates primarily relate to unsettled transactions and events as at the date of the financial statements. Accordingly, actual results may differ from estimated amounts as future confirming events occur. Management believes such estimates have been based on careful judgments and have been properly reflected in the accompanying financial statements.

Management maintains a system of internal controls to provide reasonable assurance that the Company’s assets are safeguarded and to facilitate the preparation of relevant and timely information.

Deloitte LLP has been appointed by the Shareholders to serve as the Company’s external auditors. They have examined the financial statements and provided their auditor’s report. The audit committee has reviewed these financial statements with management and the auditors, and has reported to the Board of Directors. The Board of Directors has approved the financial statements as presented in this annual report.

“Signed George F. Fink”

George F. Fink

Chief Executive Officer and

Chairman of the Board

March 10, 2020

“Signed Robb D. Thompson”

Robb D. Thompson

Chief Financial Officer

March 10, 2020

XIII-1

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of Bonterra Energy Corp.

Opinion

We have audited the financial statements of Bonterra Energy Corp. (the “Company”), which comprise the statement of financial position as at December 31, 2019 and 2018, and the statement of comprehensive income, statement of changes in equity and statement of cash flow for the years then ended, and notes to the financial statements, including a summary of significant accounting policies (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2019 and 2018, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards (“IFRS”).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards (“Canadian GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Management is responsible for the other information. The other information comprises:

•	Management’s Discussion and Analysis

•	The information, other than the financial statements and our auditor’s report thereon, in the Annual Report.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon. In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor’s report. We have nothing to report in this regard. The Annual Report is expected to be made available to us after the date of the auditor’s report. If, based on the work we will perform on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact to those charged with governance.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

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In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian GAAS will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with Canadian GAAS, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

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The engagement partner on the audit resulting in this independent auditor’s report is David Langlois.

“Signed Deloitte LLP”

Chartered Professional Accountants

Calgary, Alberta

March 10, 2020

XIII-4

STATEMENT OF FINANCIAL POSITION

As at ($ 000s)	Note	December 31, 2019	December 31, 2018
Assets
Current
Accounts receivable		21,764	7,797
Crude oil inventory		672	613
Prepaid expenses		3,908	3,183
Investments		131	116

		26,475	11,709
Investment in related party	6	155	258
Exploration and evaluation assets	7	3,980	4,422
Property, plant and equipment	8	955,536	985,773
Investment tax credit receivable	15	8,861	8,861
Goodwill	9	92,810	92,810

		1,087,817	1,103,833

Liabilities
Current
Accounts payable and accrued liabilities	10	25,423	18,743
Risk management contract	19	134	—
Due to related party	11	12,000	12,000
Subordinated promissory note	12	7,500	10,000
Deferred consideration		1,163	1,247

		46,220	41,990
Bank debt	13	273,065	298,660
Deferred consideration		12,266	13,455
Decommissioning liabilities	14	138,171	132,134
Deferred tax liability	15	114,146	133,624

		583,868	619,863

Shareholders’ equity
Share capital	16	765,276	765,276
Contributed surplus		30,234	28,087
Accumulated other comprehensive loss		(748)	(664)
Retained earnings (deficit)		(290,813)	(308,729)

		503,949	483,970

		1,087,817	1,103,833

Commitments and contingencies	20
Subsequent events	19,21

See accompanying notes to these financial statements.

On behalf of the Board:

“Signed George F. Fink”	“Signed Rodger A. Tourigny”

George F. Fink	Rodger A. Tourigny
Director	Director

XIII-5

STATEMENT OF COMPREHENSIVE INCOME

For the year ended December 31 ($ 000s, except $ per share)	Note	2019	2018
Revenue
Oil and gas sales, net of royalties	17	188,475	199,566
Other income	18	283	241
Deferred consideration		1,273	1,362
Loss on risk management contracts	19	(577)	—

		189,454	201,169

Expenses
Production		69,673	69,861
Office and administration		2,304	2,645
Employee compensation		4,569	4,633
Finance costs	5	18,360	18,534
Share-option compensation		2,147	2,710
Depletion and depreciation	8	89,861	91,453
Exploration and evaluation	7	—	291

		186,914	190,127

Earnings before income taxes		2,540	11,042

Taxes
Current income tax expense (recovery)	15	92	(46)
Deferred income tax expense (recovery)	15	(19,475)	3,921

		(19,383)	3,875

Net earnings for the year		21,923	7,167

Other comprehensive income (loss)
Unrealized (loss) on investments		(88)	(376)
Deferred taxes on unrealized loss on investments		4	51

Other comprehensive (loss) for the year		(84)	(325)

Total comprehensive income for the year		21,839	6,842

Net earnings per share – basic and diluted	16	0.66	0.22
Comprehensive income per share – basic and diluted	16	0.65	0.21

See accompanying notes to these financial statements.

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STATEMENT OF CASH FLOW

For the years ended December 31 ($ 000s)	Note	2019	2018
Operating activities
Net earnings		21,923	7,167
Items not affecting cash
Deferred income taxes		(19,475)	3,921
Deferred consideration		(1,273)	(1,362)
Share-option compensation		2,147	2,712
Depletion and depreciation		89,861	91,453
Exploration and evaluation expenditures		—	291
Unrealized loss on risk management contracts	19	134	—
Gain on sale of property and equipment		(75)	—
Unwinding of the discount on decommissioning liabilities	14	3,019	3,069
Investment income		(64)	(65)
Interest expense		15,340	15,465
Change in non-cash working capital accounts:
Accounts receivable		(13,854)	11,749
Crude oil inventory		(10)	49
Prepaid expenses		(725)	(648)
Investment tax credit receivable		—	(27)
Accounts payable and accrued liabilities		2,129	(1,000)
Decommissioning expenditures	14	(2,605)	(1,346)
Interest paid		(15,340)	(15,465)

Cash provided by operating activities		81,132	115,963

Financing activities
Increase (decrease) of bank debt		(25,595)	6,448
Subordinated promissory note		(2,500)	(2,500)
Stock option proceeds		—	1,143
Dividends		(4,007)	(36,985)

Cash used in financing activities		(32,102)	(31,894)

Investing activities
Investment income received		64	65
Exploration and evaluation expenditures	7	—	(535)
Property, plant and equipment expenditures	8	(53,627)	(78,202)
Proceeds on sale of property		95	—
Change in non-cash working capital accounts:
Accounts payable and accrued liabilities		4,551	(6,387)
Accounts receivable		(113)	990

Cash used in investing activities		(49,030)	(84,069)

Net change in cash in the year		—	—
Cash, beginning of year		—	—

Cash, end of year		—	—

See accompanying notes to these financial statements.

XIII-7

STATEMENT OF CHANGES IN EQUITY

For the years ended ($ 000’s, except number of shares outstanding)
	Numbers of common shares outstanding (Note 16)	Share Capital (Note 16)	Contributed surplus (1)	Accumulated other Comprehensive loss (2)	Retained earnings (deficit)	Total shareholders’ equity
January 1, 2018	33,310,796	763,977	25,533	(339)	(278,911)	510,260
Share-option compensation			2,710			2,710
Exercise of options	78,000	1,143				1,143
Transfer to share capital on
exercise of options		156	(156)			—
Comprehensive income (loss)				(325)	7,167	6,842
Dividends					(36,985)	(36,985)

December 31, 2018	33,388,796	765,276	28,087	(664)	(308,729)	483,970
Share-option compensation			2,147			2,147
Comprehensive income (loss)				(84)	21,923	21,839
Dividends					(4,007)	(4,007)

December 31, 2019	33,388,796	765,276	30,234	(748)	(290,813)	503,949

(1)	All amounts reported in Contributed Surplus relate to share-option compensation.
(2)	Accumulated other comprehensive income is comprised of unrealized gains and losses on investments fair value through other comprehensive income.

See accompanying notes to these financial statements.

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NOTES TO THE FINANCIAL STATEMENTS

As at and for the years ended December 31, 2019 and 2018

1. NATURE OF BUSINESS AND SEGMENT INFORMATION

Bonterra Energy Corp. (“Bonterra” or the “Company”) is a public company listed on the Toronto Stock Exchange (the “TSX”) and incorporated under the Business Corporations Act (Alberta). The address of the Company’s registered office is Suite 901, 1015-4th Street SW, Calgary, Alberta, Canada, T2R 1J4.

Bonterra operates in one industry and has only one reportable segment being the development and production of oil and natural gas in the western Canadian Sedimentary Basin.

2. BASIS OF PREPARATION

a) Statement of Compliance

These financial statements have been prepared by management in accordance with International Financial Reporting Standards (IFRS).

The financial statements were authorized for issue by the Company’s Board of Directors on March 10, 2020.

b) Basis of Measurement

These financial statements have been prepared on a historical cost basis, except for certain financial instruments and share-based payment transactions which are measured at fair value.

c) Functional and Presentation Currency

The Company’s functional and presentation currency is the Canadian dollar.

Foreign currency denominated monetary assets and liabilities are translated into Canadian dollars at the rates prevailing on the reporting date. Non-monetary assets and liabilities are translated into Canadian dollars at the rates prevailing on the transaction dates. Exchange gains and losses are recorded as income or expense in the period in which they occur.

d) Significant Accounting Estimates and Judgments

The timely preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the statement of financial position as well as the reported amounts of revenues, expenses and cash flows during the periods presented. Such estimates relate primarily to unsettled transactions and events as of the date of the financial statements. Actual results could differ materially from estimated amounts. See Note 4 for more information.

e) Adopted Accounting Pronouncements

IFRS 16 “Leases”

As of January 1, 2019, the Company adopted IFRS 16 which replaces sections IAS 17 “Leases”, IFRIC 4 “Determining whether an arrangement contains a lease”, SIC-15 “Operating leases – incentives” and SIC-27 “Evaluating the substance of transactions involving the legal form of a lease”. IFRS 16 introduces a single lease accounting model for lessees which requires the recognition of a right of use asset and a lease liability on the statement of financial position for contracts that are, or contain, a lease.

XIII-9

The Company adopted IFRS 16 using the modified retrospective approach. Under this method of adoption, the right of use assets recognized were measured at amounts equal to the present value of the lease obligations. The modified retrospective approach does not require restatement of prior period financial information as it recognizes the cumulative effect of IFRS 16 as an adjustment to opening retained earnings and applies the standard prospectively. The Company elected not to apply lease accounting to certain leases for which the lease term ends within 12 months of the date of initial adoption. The Company undertook a complete evaluation of the contracts it has entered into, and it was determined that there is no material impact as a result of adopting IFRS 16.

IFRS 3 “Business Combinations”

The Company elected to early adopt the amendments to IFRS 3 “Business Combinations” effective January 1, 2019, which has been applied prospectively to acquisitions that occur on or after January 1, 2019. The amendments introduce an optional concentration test, narrow the definitions of a business and outputs, and clarify that an acquired set of activities and assets must include an input and a substantive process that together significantly contribute to the ability to create outputs. These amendments do not result in changes to the Company’s accounting policies for applying the acquisition method.

3. SIGNIFICANT ACCOUNTING POLICIES

a) Revenue Recognition

Revenue associated with the sale of crude oil, natural gas and natural gas liquids is measured based on the consideration specified in contracts with customers. Revenue from contracts with customers is recognized when or as Bonterra satisfies a performance obligation by transferring a promised good or service to a customer. A good or service is transferred when the customer obtains control of that good or service. The transfer of control of oil, natural gas, and natural gas liquids usually coincides with title passing to the customer and the customer taking physical possession. The Company principally satisfies its performance obligations at a point in time and the amounts of revenue recognized relating to performance obligations satisfied over time are not significant. Collection of revenue associated with the sale of crude oil, natural gas and natural gas liquids occurs on or about the 25th of the month following production. Items such as royalties for crown, freehold, gross overriding (GORR) and Saskatchewan surcharge are netted against revenue. These items are netted to reflect the deduction for other parties’ proportionate share of the revenue. Administration fee income is recorded when services are provided.

b) Joint Arrangements

Certain exploration, development and production activities are conducted jointly with others. These financial statements reflect only the Company’s interests in such activities. A jointly controlled operation involves the use of assets and other resources of the Company and those of other joint venture participants through contractual arrangements rather than through the establishment of a corporation, partnership or other entity. The Company has no interests in jointly controlled entities. The Company recognizes in its financial statements its interest in assets that it owns, the liabilities and expenses that it incurs and its share of income earned by the joint arrangement.

c) Inventories

Inventories consist of crude oil. Crude oil stored in the Company’s tanks is valued on a first-in, first-out basis at the lower of cost or net realizable value. The inventory cost for crude oil is determined based on the combined average per barrel operating costs, and depletion and depreciation for the period, while net realizable value is determined based on estimated sales price less transportation costs.

XIII-10

d) Investments and Investment in Related Party

Investments and investment in related party consist of equity securities. The Company’s investments are measured as fair value through other comprehensive income (“FVTOCI”), with gains or losses arising from changes in fair value recognized in other comprehensive income and accumulated in the fair value instrument. The cumulative gain or loss will not be reclassified to profit or loss on disposal of the investments. Fair value is determined by multiplying the period end trading price of the investments by the number of common shares held as at period end.

e) Exploration and Evaluation Assets

General exploration and evaluation (“E&E”) expenditures incurred prior to acquiring the legal right to explore are charged to expense as incurred.

E&E expenditures represent undeveloped land costs, licenses and exploration well costs.

Undeveloped land costs, licenses and exploration well costs are initially capitalized and, if subsequently determined to have not found sufficient reserves to justify commercial production, are charged to expense. E&E assets continue to be capitalized as long as sufficient progress is being made to assess the reserves and economic viability of the asset. Once technical feasibility and commercial viability has been established, E&E assets are transferred to property, plant and equipment (“PP&E”). E&E assets are assessed for impairment annually, upon transfer to PP&E assets or whenever indications of impairment exist to ensure they are not at amounts above their recoverable amounts.

f) Property, Plant and Equipment

PP&E assets include transferred-in E&E costs, development drilling and other subsurface expenditures. PP&E assets are carried at cost less depletion and depreciation of all development expenditures and include all other expenditures associated with PP&E assets.

Oil and Gas Properties

The initial cost of an asset is comprised of its purchase price or construction cost, including expenditures such as drilling costs; the present value of the initial and changes in the estimate of any decommissioning obligation associated with the asset; and finance charges on qualifying assets that are directly attributable to bringing the asset into operation and to its present location.

Production Facilities

Production facilities are comprised of costs related to petroleum and natural gas plant and production equipment.

Leases

Leases or contractual obligations are capitalized as right of use assets (“ROUs”) with a corresponding right of use lease obligation using the present value of future lease payments on the statement of financial position. The discount rate used to determine the ROU is the stated rate in the lease contract. If no discount rate is provided, the Company’s incremental borrowing rate is used. Certain lease payments will continue to be expensed in the statement of comprehensive income. These leases are contractual obligations that contain any of the following: are equal to or less than twelve months; are for oil and gas extraction; are variable payments; the Company does not control the asset; or no asset is identified in the lease.

XIII-11

Depletion and Depreciation

Depletion and depreciation is recognized in the statement of comprehensive income (loss).

PP&E properties, excluding surface costs are depleted using the unit-of-production method over their proved plus probable developed reserve life, when commercial production in an area has commenced. Proved plus probable developed reserves are determined annually by qualified independent reserve engineers. Changes in factors such as estimates of proved plus probable developed reserves that affect unit-of-production calculations are accounted for on a prospective basis. Surface costs such as production facilities and furniture, fixtures and other equipment are depreciated over their estimated useful lives.

Production facilities, furniture, fixtures and other equipment are depreciated over the individual assets’ estimated economic lives, less estimated salvage value of the assets at the end of their useful lives.

These assets are depreciated as follows:

Production facilities	Declining balance method at 10 percent per year
Furniture, fixtures and other equipment	Declining balance method at 10 to 20 percent per year
Right of use assets	Straight line method over the term of the associated lease

g) Business Combinations and Goodwill

The purchase price used in a business combination is based on the fair value at the date of acquisition. The business combination is accounted for based on the fair value of the assets acquired and liabilities assumed. All acquisition costs are expensed as incurred. Contingent liabilities are recognized at fair value at the date of the acquisition, and subsequently re-measured at each reporting period until settled. The excess of cost over fair value of the net assets and liabilities acquired is recorded as goodwill.

h) Impairment of Assets

Impairment of Financial Assets

A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flow of that asset. An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flow discounted at the original effective interest rate. Significant financial assets are tested for impairment on an individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics

All impairment losses are recognized in net earnings. An impairment loss is reversed if there is an indicator that the impairment reversal can be related objectively to an event occurring after the impairment loss was recognized. Any subsequent recovery of an impairment loss in respect of an investment in an equity instrument classified as FVTOCI is reversed through other comprehensive income instead of net earnings. For financial assets measured at amortized cost, the reversal is recognized in net earnings.

Impairment of Non-Financial Assets

The carrying amounts of the Company’s non-financial assets are reviewed at the end of each reporting period to determine whether there is any indication of impairment. If such indication exists, then the assets’ carrying amounts are assessed for impairment.

XIII-12

For the purpose of impairment testing, assets (which include E&E, PP&E and goodwill) are grouped together into the smallest group of assets that generate cash flows from continuing use which are largely independent of the cash flow of other assets or groups of assets (the cash-generating unit or “CGU”). Goodwill is allocated to the CGU expected to benefit from the synergies of the combination. The recoverable amount of an asset or a CGU is the greater of its value-in-use (“VIU”) and its fair value less costs to sell (“FVLCS”). The Company has a core CGU composed of its Alberta properties and secondary CGUs for its British Columbia (BC) and Saskatchewan properties.

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its recoverable amount. Impairment losses are recognized in the statement of comprehensive income (loss). Impairment losses recognized in respect of a CGU are allocated first to reduce the carrying amount of any goodwill allocated to the CGU and then to reduce the carrying amount of the other assets of the CGU on a pro-rata basis.

In respect of assets other than goodwill, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the impairment loss has reversed. If the amount of the impairment loss reverses in a subsequent period and the reversal can be objectively related to an event occurring after the impairment was recognized, the impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depletion and depreciation, if no impairment loss had been recognized and recorded in the statement of comprehensive income (loss). An impairment loss in respect of goodwill cannot be reversed.

i) Deferred Consideration

Deferred consideration is generated when a sale of a royalty interest linked to production at a specific property occurs. Consideration is given to the specific terms of each arrangement to determine whether a disposal of an interest in the reserves of the respective property has occurred and whether the counterparty is entitled to the associated risks and rewards attributable to the property over its estimated life. These include the contractual terms and implicit obligations related to production, such as the holder of the royalty having the option of either being paid in cash or in kind and the associated commitments, if any, to develop future expansions or projects at the property.

Proceeds for sale of a royalty interest on petroleum properties are then attributed to two components: a payment for partial disposal of an interest in PP&E; and an upfront payment received for future extraction services that will generate future royalties. Discounted future cash flows of future development and operating costs multiplied by the royalty rate are used to derive the upfront payment received for future extraction services, which is accounted for as deferred consideration and recognized as revenue over the reserve life of the encumbered properties (as this represents the efforts incurred towards the extraction performance obligation). Upon commencement of the royalty interest the deferred consideration is depleted (recognized into revenue) using the same unit-of-production method as the depletion of the encumbered PP&E asset’s carrying value.

j) Decommissioning Liabilities

The fair value of the statutory, contractual, constructive or legal liabilities associated with the retirement and reclamation of oil and gas properties is recorded when incurred, with a corresponding increase to the carrying amount of the related PP&E. The amount recognized is the estimated cost of decommissioning, discounted to its present value using the Company’s risk-free rate. Changes in the estimated timing of decommissioning or decommissioning cost estimates and changes to the risk-free rates are dealt with prospectively by recording an adjustment to the decommissioning liabilities, and a corresponding adjustment to PP&E. The unwinding of the discount on the decommissioning provision is charged to net earnings as a finance cost.

The Company recognizes a decommissioning liability in the period in which it is incurred when a reasonable estimate of the liability can be made. On a periodic basis, management will review these estimates and changes

XIII-13

and if there are any, they will be applied prospectively. The fair value of the estimated provision is recorded as a long-term liability, with a corresponding increase in the carrying amount of the related asset. The capitalized amount is depleted on a unit-of-production basis over the life of the proved plus probable developed reserves. The liability amount is increased each reporting period due to the passage of time and this amount is charged to earnings in the period. Actual costs incurred upon settlement of the obligations are charged against the provision to the extent of the liability recorded and any remaining balance of actual costs is recorded in the statement of comprehensive income (loss).

k) Income Taxes

Tax expense comprises current and deferred taxes. Tax is recognized in the statement of comprehensive income (loss) or directly in equity.

Current tax expense is based on the results for the period as adjusted for items that are not taxable or not deductible. Current tax is calculated using tax rates and laws that are substantively enacted at the end of the reporting period. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. Provisions are established where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred tax is recognized using the liability method, providing for unused tax losses, unused tax credits and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets and liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit, and differences relating to investments in subsidiaries to the extent that they are unlikely to be reversed in the foreseeable future. Deferred tax is measured at the tax rates that are expected to be applied to the temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which unused tax losses, unused tax credits and temporary differences can be utilized. Deferred tax assets are reviewed at each period end and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

The amount and timing of reversals of temporary differences will also depend on the Company’s future operating results, and acquisitions and dispositions of assets and liabilities. A significant change in any of the preceding assumptions could materially affect the Company’s estimate of the deferred income tax asset or liability.

l) Share-option Compensation

The Company accounts for share-option compensation using the fair-value method of accounting for stock options granted to directors, officers, employees and other service providers using the Black-Scholes option pricing model. Share-option payments are recognized through the statement of comprehensive income (loss) over the vesting period with a corresponding amount reflected in contributed surplus in equity. For awards issued in tranches that vest at different times, the fair value of each tranche is recognized over its respective vesting period.

At the grant date and at the end of each reporting period, the Company assesses and re-assesses for subsequent periods its estimates of the number of awards that are expected to vest and recognizes the impact of the revisions in the statement of comprehensive income (loss). Upon exercise of share-based options, the proceeds received net of any transaction costs and the fair value of the exercised share-based options is credited to share capital.

Employees may elect to have the Company settle any or all options vested and exercisable using a cashless equity settlement. In connection with any such exercise, an employee shall be entitled to receive, without any

XIII-14

cash payment (other than the taxes required to be paid in connection with the exercise), whole shares of the Company. The number of shares under option multiplied by the difference of the fair value at the time of exercise less the option exercise price, divided by the fair value at the time of exercise, determines the number of whole shares issued.

m) Financial Instruments

The Company classifies its financial instruments into one of the following categories: financial assets at amortized cost, financial liabilities at amortized costs; and fair value through profit or loss. All financial instruments are measured at fair value on initial recognition. Measurement in subsequent periods is dependent on the classification of the respective financial instrument.

Fair value through profit or loss financial instruments are subsequently measured at fair value with changes in fair value recognized in net earnings. All other categories of financial instruments are measured at amortized cost using the effective interest rate method.

Cash, account receivables and certain other long-term assets are classified as financial assets at amortized cost since it is the Company’s intention to hold these assets to maturity and the related cash flows are mainly payments of principle and interest. The Company’s investments are measured at FVTOCI, with gains or losses arising from changes in fair value recognized in other comprehensive income and accumulated in the fair value instrument. The cumulative gain or loss will not be reclassified to profit or loss on disposal of the investments. Accounts payable, accrued liabilities, and certain other long-term liabilities and long-term debt are classified as financial liabilities at amortized cost. Risk management assets and liabilities are classified as fair value through profit or loss.

n) Fair Value Measurement

Financial instruments consisting of accounts receivable, accounts payable and accrued liabilities, due to related party, subordinated promissory note and bank debt on the statement of financial position are carried at amortized cost. Investments and investment in related party are carried at fair value. All of the investments are transacted in active markets. Bonterra determines the fair value of these transactions according to the following hierarchy based on the amount of observable inputs used to value the instrument.

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1. Prices in Level 2 are either directly or indirectly observable as of the reporting date. Level 2 valuations are based on inputs, including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the marketplace.

Level 3 – Valuations in this level are those with inputs for the asset or liability that are not based on observable market data.

Bonterra’s investments and investments in related party have been assessed on the fair value hierarchy described above and are all considered Level 1.

o) Risk Management Contracts

The Company is exposed to market risks resulting from fluctuations in commodity prices, foreign currency exchange rates and interest rates in the normal course of its business. The Company may use a variety of

XIII-15

instruments to manage these exposures. For transactions where hedge accounting is not applied, the Company accounts for such instruments using the fair value method by initially recording an asset or liability and recognizing changes in the fair value of the instruments in earnings as unrealized gains or losses on risk management contracts. Fair values of financial instruments are based on third party quotes or valuations provided by independent third parties. Any realized gains or losses on risk management contracts are recognized in net earnings in the period they occur. Bonterra’s risk management contracts have been assessed on the fair value hierarchy described above and are all considered Level 2.

p) Net Earnings and Comprehensive Income Per Share

Per share amounts are calculated by dividing the net earnings or comprehensive income (loss) attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the reporting period.

Diluted per share amounts are calculated similar to basic per share amounts except that the weighted average common shares outstanding are increased to include additional common shares from the assumed exercise of dilutive share-options. The number of additional outstanding common shares is calculated by assuming that the outstanding in-the-money share-options were exercised and that the proceeds from such exercises were used to acquire common shares at the average market price during the reporting period.

4. SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGMENTS

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected. The following are the estimates and judgments applied by management that most significantly affect the Company’s financial statements.

Exploration and Evaluation Expenditures

E&E costs are initially capitalized with the intent to establish commercially viable reserves. E&E assets include undeveloped land and costs related to exploratory wells. The Company is required to make estimates and judgments about future events and circumstances regarding the future economic viability of extracting the underlying resources. Changes to project economics, resource quantities, expected production techniques, unsuccessful drilling, expired mineral leases, production costs and required capital expenditures are important factors when making this determination. To the extent a judgment is made that the underlying reserves are not viable, the E&E costs will be impaired and charged to net earnings.

Impairment of Non-Financial Assets

PP&E and goodwill are aggregated into CGUs based on their ability to generate largely independent cash flows and are assessed for impairment. CGUs have been determined based on similar geological structure, shared infrastructure, geographical proximity, commodity type, and similar market risks. Oil and gas prices and other assumptions will change in the future, which may impact the Company’s recoverable amounts and may therefore require a material adjustment to the carrying value of PP&E. The determination of the Company’s CGUs is subject to management’s judgment. The Company has a core CGU composed of its Alberta properties and secondary CGUs for its BC and Saskatchewan properties.

The recoverable amount of E&E, PP&E, and goodwill is determined based on the fair value less costs of disposal using a discounted cash flow model and is assessed at the CGU level. The period the Company used to project cash flows is approximately 50 years or the CGUs reserve life. Growth in cash flow from a single well would be determined based on the extent of total reserves assigned, which is produced at declining rates over the estimated reserve life. The fair value measurement of the Company’s E&E, PP&E, and goodwill is designated Level 3 on the fair value hierarchy.

XIII-16

The Company performs an impairment test on all of its CGUs for any potential impairment or related recovery at least annually or when impairment or recovery indicators arise. For the year ended December 31, 2019 the Company also performed an impairment test due to a decrease in market capitalization for Bonterra and other Canadian Oil and Gas producers. In making these evaluations, the Company uses the following information:

1)	The net present value of the pre-tax cash flows from oil and gas reserves of each CGU based on reserves estimated by the Company’s independent reserve evaluator; and

Key input estimates used in the determination of cash flows from oil and gas reserves include the following:

a)

Reserves – Assumptions that are valid at the time of reserve estimation may change significantly when new information becomes available. Changes in forward price estimates, production costs or recovery rates may change the economic status of reserves and may ultimately result in reserves being revised.

b)

Crude oil and natural gas prices – Forward price estimates of the crude oil and natural gas prices are used in the discounted cash flow model. These prices are adjusted for quality differentials, heat content and distance to market. Commodity prices have fluctuated widely in recent years due to global and regional factors including supply and demand fundamentals, inventory levels, exchange rates, weather, economic and geopolitical factors.

The following table from external sources outlines the forecast benchmark commodity prices used in the impairment calculation as at December 31, 2019.

Bonterra ‘s key assumptions for Impairment:

	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030 (2)
WTI Crude oil $US/Bbl (1)	61.00	65.00	67.00	68.34	69.71	71.10	72.52	73.97	75.45	76.96	78.50
AECO C-Spot $Mmbtu (1)	2.04	2.27	2.81	2.89	2.98	3.06	3.15	3.24	3.33	3.42	3.51
Exchange rate US$/$Cdn	0.76	0.77	0.80	0.80	0.80	0.80	0.80	0.80	0.80	0.80	0.80

(1)

The forecast benchmark commodity prices listed above are adjusted for quality differentials, heat content, transportation and marketing costs and other factors specific to the Company’s operations in performing the Company’s impairment tests.

(2)	Forecast benchmarks commodity prices are assumed to increase by 2.0% in each year after 2030 to end of the reserve life.

c) Discount

rate – The Company uses a pre-tax discount rate of ten percent that reflects risks specific to the assets for which the future cash flow estimates have not been adjusted. The discount rate was determined based on the Company’s assessment of risk based on past experience. Changes in the general economic environment could result in material changes to this estimate.

With the current key assumptions listed above, the Company performed impairment tests for each CGU and concluded that no reasonable change in the key assumptions, such as a five percent change in commodity prices or a two percent change in the discount rate, would result in an impairment being recorded.

Reserves Estimation

The capitalized costs of oil and gas properties and deferred consideration are depleted on a unit-of-production basis at a rate calculated by reference to proved plus probable developed reserves determined in accordance with National Instrument 51-101 and the Canadian Oil and Gas Evaluation handbook. Commercial reserves are determined using best estimates of oil and gas in place, recovery factors and future oil and gas prices. Amounts used for impairment calculations are also based on estimates of crude oil and natural gas reserves and future costs required to develop those reserves.

XIII-17

Risk Management Contract

The Company accounts for such instruments using the fair value method by initially recording an asset or liability, and recognizing changes in the fair value of the instruments in net earnings as unrealized gains or losses on risk management contracts. Fair values of financial instruments are based on third party futures quotes for commodities. Any realized or unrealized gains or losses on risk management contracts are recognized in net earnings in the period they occur.

Share-option Compensation

The Company measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date they are granted. Estimating the fair value requires the determination of the most appropriate valuation model for a grant, which is dependent on the terms and conditions of the grant. This also requires the determination of the most appropriate inputs to the valuation model including the expected life of the option, risk-free interest rates, volatility and dividend yield.

Deferred Consideration

Deferred consideration is incurred when the sale of a royalty interest occurs that has contractual terms or implicit obligations that requires future performance such future development costs and operating costs. Management uses judgments in determining those cash flows such as cost, inflation and the discount rate to determine the portion of proceeds that is deferred.

Decommissioning and Restoration Costs

Decommissioning and restoration costs will be incurred by the Company at the end of the operating lives of the Company’s oil and gas properties. Provisions for decommissioning liabilities are based on cost estimates which can vary in response to many factors including timing of abandonment, inflation, changes in legal requirements, new restoration techniques and interest rates.

Income Taxes

The Company recognizes the net deferred tax benefit or expense related to deferred income tax assets or liabilities to the extent that it is probable that the deductible temporary differences will reverse in the foreseeable future. Assessing the recoverability of investment tax credit receivable requires the Company to make significant estimates related to expectations of future taxable income. The provision for income taxes is based on judgments in applying income tax law and estimates of the timing, likelihood and reversal of temporary differences between the accounting and tax basis of assets and liabilities. The ability to realize on the deferred tax assets and investment tax credit receivable that are recorded on the balance sheet may be compromised to the extent that any interpretation of tax law is challenged or taxable income differs significantly from estimates.

Further details regarding accounting estimates and judgments are disclosed in Note 3.

XIII-18

5. FINANCE COSTS

A breakdown of finance costs for the years ended:

($ 000s)	December 31, 2019	December 31, 2018
Interest expense on bank debt	14,540	14,561
Interest expense on amounts owing to related party	421	362
Interest expense on subordinated promissory note and other	380	542
Unwinding of the fair value of decommissioning liabilities	3,019	3,069

	18,360	18,534

6. INVESTMENT IN RELATED PARTY

The investment consists of 1,034,523 (December 31, 2018 – 1,034,523) common shares in Pine Cliff Energy Ltd. (“Pine Cliff”), a company with some common directors with Bonterra. The investment in Pine Cliff represents less than one percent ownership in the outstanding common shares of Pine Cliff and is recorded at fair value through other comprehensive income. The common shares of Pine Cliff trade on the TSX under the symbol PNE.

7. EXPLORATION AND EVALUATION ASSETS

($ 000s)
Cost and carrying amount
Balance at January 1, 2018	4,217
Additions	535
Transfers to property, plant and equipment	(39)
Expiry of exploration and evaluation assets	(291)

Balance at December 31, 2018	4,422
Transfers to property, plant and equipment	(442)

Balance at December 31, 2019	3,980

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8. PROPERTY, PLANT AND EQUIPMENT

Cost ($ 000s)	Oil and gas properties	Production facilities	Furniture fixtures & other equipment	Total property plant & equipment
Balance at January 1, 2018	1,318,063	324,729	2,181	1,644,973
Additions	60,779	17,319	104	78,202
Transfers from exploration and evaluation assets	39	—	—	39
Adjustment to decommissioning liabilities (Note 14)	3,780	—	—	3,780

Balance at December 31, 2018	1,382,661	342,048	2,285	1,726,994
Additions	38,213	15,360	54	53,627
Transfers from exploration and evaluation assets	442	—	—	442
Adjustment to decommissioning liabilities (Note 14)	5,623	—	—	5,623
Disposal	(16)	—	(84)	(100)

Balance at December 31, 2019	1,426,923	357,408	2,255	1,786,586

Accumulated depletion and depreciation ($ 000s)	Oil and gas properties	Production facilities	Furniture fixtures & other equipment	Total property plant & equipment
Balance at January 1, 2018	(529,434)	(118,757)	(1,707)	(649,898)
Depletion and depreciation	(75,198)	(16,170)	(85)	(91,453)
Other	130	—	—	130
Balance at December 31, 2018	(604,502)	(134,927)	(1,792)	(741,221)
Depletion and depreciation	(73,718)	(16,069)	(74)	(89,861)
Disposal and other	(45)	—	77	32

Balance at December 31, 2019	(678,265)	(150,996)	(1,789)	(831,050)

Carrying amounts as at:
($ 000s)
December 31, 2018	778,159	207,121	493	985,773
December 31, 2019	748,658	206,412	466	955,536

There were no impairment losses or reversals recorded in the statement of comprehensive income for the years ended December 31, 2019 and 2018

9. GOODWILL

The amount recorded as goodwill has been fully allocated to the primary CGU, Alberta, Canada. There was no impairment loss recorded in the statement of comprehensive income (loss) for the years ended December 31, 2019 and 2018.

XIII-20

10. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

($ 000s)	December 31, 2019	December 31, 2018
Accounts payable	15,744	14,489
Accrued liabilities	9,679	4,254

	25,423	18,743

11. TRANSACTIONS WITH RELATED PARTIES

As at December 31, 2019, a loan to Bonterra provided by the Company’s CEO, Chairman of the Board and major shareholder totaled $12,000,000 (December 31, 2018 – $12,000,000). On December 1, 2019, the loan’s interest rate increased from the Canadian charged bank prime less 5/8th of one percent to five and a half percent and has no set repayment terms but is payable on demand. Security under the debenture is over all of the Company’s assets and is subordinated to any and all claims in favour of the syndicate of senior lenders providing credit facilities to the Company. The Company’s bank agreement requires that the above loan can only be repaid should the Company have sufficient available borrowing limits under the Company’s credit facility. Interest paid on this loan during 2019 was $421,000 (December 31, 2018 – $362,000).

The Company provides executive and marketing services for Pine Cliff Energy Ltd. (Pine Cliff). All services performed were charged at estimated fair value. As at December 3, 2019, the Company had an account receivable from Pine Cliff of $47,000 (December 31, 2018 – $71,000)

Compensation for Key Management Personnel

($ 000s)	December 31, 2019	December 31, 2018
Compensation	1,708	1,526
Share-based payments	961	1,178
Total compensation	2,669	2,704

Key management personnel are those persons, including all directors, having authority and responsibility for planning, directing and controlling the activities of the Company.

12. SUBORDINATED PROMISSORY NOTE

As at December 31, 2019, Bonterra had $7,500,000 (December 31, 2018 – $10,000,000) outstanding on a subordinated note to a private investor. On December 1, 2019, the loan’s interest rate increased from five percent to five and a half percent. The subordinated promissory note is not callable until after June 30, 2020 and is then repayable after thirty days’ written notice by either party. Security consists of a floating demand debenture over all of the Company’s assets and is subordinated to any and all claims in favor of the syndicate of senior lenders providing credit facilities to the Company. Interest paid on the subordinated promissory note during 2019 was $378,000 (December 31, 2018-$514,000).

The Company’s bank agreement requires that the above loan can only be repaid should the Company have sufficient available borrowing limits under the Company’s credit facility.

13. BANK DEBT

As at December 31, 2019, the Company has a total bank facility of $325,000,000 (December 31, 2018 – $380,000,000), comprised of a $286,765,000 syndicated revolving credit facility and a $38,235,000

XIII-21

non-syndicated revolving credit facility. The amount drawn under the total bank facility at December 31, 2019 was $273,065,000 (December 31, 2018 – $298,660,000). The amounts borrowed under the bank facility bear interest at a floating rate based on the applicable Canadian prime rate or Banker’s Acceptance rate, plus between 0.50 percent and 3.50 percent, depending on the type of borrowing and the Company’s consolidated debt to EBITDA ratio. EBITDA is defined as net income for the period excluding finance costs, provision for current and deferred taxes, depletion and depreciation, share-option compensation, gain or loss on sale of assets and impairment of assets. The terms of the bank facility provide that the loan is revolving to April 28, 2020, with a maturity date of April 29, 2021, subject to annual review. The credit facilities have no fixed terms of repayment. The Company has an accordion feature which allows it to obtain future funding of up to $40,000,000 for opportunities outside of normal operations, such as acquisitions, subject to unanimous lender approval.

The available lending limit of the bank facility is reviewed semi-annually on or before April 30 and October 31 and is based on the lender’s assessment of the Company’s reserves, future commodity prices and costs The amount available for borrowing under the bank facility is reduced by outstanding letters of credit. Letters of credit totaling $900,000 were issued as at December 31, 2019 (December 31, 2018-$900,000). Security for the bank facility consists of various floating demand debentures totaling $750,000,000 (December 31, 2018-$750,000,000) over all of the Company’s assets and a general security agreement with first ranking over all personal and real property.

The following is a list of the material financial covenants on the bank facility:

•

The Company cannot exceed $325,000,000 in consolidated debt (comprised of due to related party, subordinated promissory note and long-term bank debt). As at December 31, 2019 consolidated debt totaled $292,565,000.

•

Dividends paid in the current quarter shall not exceed 80 percent of the available cash flow for the preceding four fiscal quarters divided by four, which is calculated as four percent for the current quarter.

Available cash flow is defined to be cash provided by operating activities excluding the change in non-cash working capital and decommissioning liabilities settled and including investment income received and all net proceeds of dispositions included in cash used in investing activities. As at December 31, 2019, the Company is in compliance with all covenants.

14. DECOMMISSIONING LIABILITIES

At December 31, 2019, the Company used a 2.0 percent inflation rate (December 31, 2018 – 2.0 percent inflation rate) and a risk-free nominal rate of 2.3 percent (December 31, 2018 – 2.32 percent) to calculate the present value of the decommissioning provision. In 2019, due to forces currently influencing global capital markets, long-term risk-free nominal rates in Canada declined below target inflation rates, implying a negative real rate of return. The Company determined that applying these rates to current cost estimates would not provide an accurate measurement of the decommissioning liability as observable stand-alone risk-free real rates of return continue to be positive. To provide a more accurate measurement of the liability, the Company applied a risk-free real return rate of 0.3 percent to estimate the present value of the decommissioning provision at December 31, 2019, resulting in a change in estimate. The risk-free real return rate represents an observable, market based risk-free rate of return after adjusting for inflation. Changes in the measurement of the decommissioning provision are added to, or deducted from, the cost of the related asset in property, plant and equipment. When a re-measurement of the decommissioning provision relates to a retired asset, the amount is recorded in the statement of comprehensive income (loss).

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At December 31, 2019, the estimated total uninflated and undiscounted amount required to settle the decommissioning liabilities was $155,614,000 (December 31, 2018- $150,602,000). These obligations will be settled at the end of the useful lives of the underlying assets, which extend up to 50 years into the future.

($ 000s)	December 31, 2019	December 31, 2018
Decommissioning liabilities, January 1	132,134	126,631
Changes in estimate	5,623	3,780
Liabilities settled during the period	(2,605)	(1,346)
Unwinding of the discount on decommissioning liabilities	3,019	3,069

Decommissioning liabilities, end of year	138,171	132,134

15. INCOME TAXES

($ 000s)	December 31, 2019	December 31, 2018
Deferred tax asset (liability) related to:
Investments	81	82
Exploration and evaluation assets and property, plant and equipment	(149,134)	(172,449)
Investment tax credits	(2,041)	(2,392)
Decommissioning liabilities	31,824	35,676
Corporate tax losses carried forward	6,714	7,354
Share issue costs	—	6
Financial derivative	31	—
Corporate capital tax losses carried forward	7,488	8,777
Unrecorded benefits of capital tax losses carried forward	(7,488)	(8,777)
Unrecorded benefits of successored resource related pools	(1,621)	(1,901)

Deferred tax asset (liability)	(114,146)	(133,624)

Income tax expense varies from the amounts that would be computed by applying Canadian federal and provincial income tax rates as follows:

($ 000s)	December 31, 2019	December 31, 2018
Earnings (loss) before taxes	2,540	11,042
Combined federal and provincial income tax rates	26.67%	27.00%

Income tax provision calculated using statutory tax rates	677	2,981
Increase (decrease) in taxes resulting from:
Change in statutory tax rates (1)	(18,946)	—
Share-option compensation	573	732
Change in unrecorded benefits of tax pools	(1,569)	78
Change in estimates and other	(118)	84

	(19,383)	3,875

(1)

Effective July 1, 2019 the combined federal and provincial income tax rate for Bonterra is approximately 26.00% due to the provincial tax rate for Alberta, Canada decreasing from 12% to 11%. The provincial tax

XIII-23

rate for Alberta will further decrease to 10% on January 1, 2020, 9% on January 1, 2021 and 8% on January 1, 2022.

The Company has the following tax pools, which may be used to reduce taxable income in future years, limited to the applicable rates of utilization:

($ 000s)	Rate of Utilization (%)	Amount
Undepreciated capital costs	7-100	77,467
Canadian oil and gas property expenditures	10	84,635
Canadian development expenditures	30	126,556
Canadian exploration expenditures	100	8,587
Federal income tax losses carried forward (1)	100	42,385
Provincial income tax losses carried forward (2)	100	3,968

		343,598

(1)	Federal income tax losses carried forward expire in the following years: 2035 – $6,323,000; 2036 – $35,853,000; 2037 – $209,000.
(2)	Provincial income tax losses carried forward expire in the following years: 2036 – $ 3,759,000; 2037 – $209,000.

The Company has $8,861,000 (December 31, 2018-$8,861,000) of investment tax credits that expire in the following years: 2024-$1,319,000; 2025-$2,258,000; 2026-$2,405,000; 2027- $2,009,000; 2028-$745,000; 2034-$99,000; and 2037-$26,000.

The Company has $65,015,000 (December 31, 2018 – $65,015,000) of capital losses carried forward which can only be claimed against taxable capital gains.

16. SHAREHOLDERS’ EQUITY

Authorized

The Company is authorized to issue an unlimited number of common shares without nominal or par value.

	December 31, 2019		December 31, 2018
Issued and fully paid – common shares	Number	Amount ($ 000s)	Number	Amount ($ 000s)
Balance, beginning of year	33,388,796	765,276	33,310,796	763,977
Issued pursuant to the Company’s share option plan	—	—	78,000	1,143
Transfer from contributed surplus to share capital		—		156

Balance, end of year	33,388,796	765,276	33,388,796	765,276

The Company is authorized to issue an unlimited number of Class “A” redeemable Preferred Shares and an unlimited number of Class “B” Preferred Shares. There are currently no outstanding Class “A” redeemable Preferred Shares or Class “B” Preferred Shares.

The weighted average common shares used to calculate basic and diluted net earnings per share for the year ended December 31 is as follows:

	December 31, 2019	December 31, 2018
Basic shares outstanding	33,388,796	33,327,777
Dilutive effect of share options (1)	—	493

Diluted shares outstanding	33,388,796	33,328,270

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(1)	The Company did not include 1,945,000 share-options (December 31, 2018 – 2,775,000) in the dilutive effect of share-options calculations as these share-options were anti-dilutive.

For the year ended December 31, 2019, the Company declared and paid dividends of $4,007,000 ($0.12 per share) (December 31, 2018-$36,985,000 ($1.11 per share)).

The Company provides an equity settled option plan for its directors, officers and employees. Under the plan, the Company may grant options for up to 3,338,880 (December 31, 2018 – 3,338,880 common shares). The exercise price of each option granted cannot be lower than the market price of the common shares on the date of grant and the option’s maximum term is five years.

A summary of the status of the Company’s stock options as of December 31, 2019 and changes during the year ended are presented below:

	Number of options	Weighted average exercise price
At January 1, 2018	2,806,000	$19.48
Options granted	1,073,000	6.39
Options exercised	(78,000)	14.67
Options forfeited	(53,000)	19.01
Options expired	(954,000)	28.23

At December 31, 2018	2,794,000	$11.62
Options granted	60,000	5.79
Options forfeited	(130,000)	11.24
Options expired	(779,000)	14.93

At December 31, 2019	1,945,000	$10.13

The following table summarizes information about options outstanding and exercisable as at December 31, 2019:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding	Weighted-average remaining contractual life	Weighted- average exercise price	Number exercisable	Weighted- average exercise price
$5.00 - $ 10.00	1,041,000	1.2 years	$5.92	895,000	$5.93
10.01 - 15.00	818,000	0.8 years	14.55	810,000	14.56
15.01 - 25.00	86,000	1.1 years	19.05	23,000	20.23

$5.00 - $ 25.00	1,945,000	1.0 years	$10.13	1,728,000	$10.16

The Company records compensation expense over the vesting period, which ranges between one and three years, based on the fair value of options granted to directors, officers and employees. In 2019, the Company granted 60,000 options with an estimated fair value of $86,000 or $1.43 per option using the Black-Scholes option pricing model with the following key assumptions:

	December 31, 2019	December 31, 2018
Weighted-average risk free interest rate (%)(1)	1.62	1.93
Weighted-average expected life (years)	2.0	1.2
Weighted-average volatility (%)(2)	49.06	46.45
Forfeiture rate (%)	7.37	7.55
Weighted average dividend yield (%)	2.05	2.22

XIII-25

(1)	Risk-free interest rate is based on the weighted average Government of Canada benchmark bond yields for one, two, and three year terms to match corresponding vesting periods.
(2)	The expected volatility is measured as the standard deviation of expected share price returns based on statistical analysis of historical weekly share prices for a representative period.

17. OIL AND GAS SALES, NET OF ROYALTIES

($ 000s)	December 31, 2019	December 31, 2018
Oil and gas sales
Crude oil	176,996	194,137
Natural gas liquids	9,300	14,645
Natural gas	16,453	14,606

	202,749	223,388

Less royalties:
Crown	(7,230)	(15,157)
Freehold, gross overriding royalties and other	(7,044)	(8,665)

	(14,274)	(23,822)

Oil and gas sales, net of royalties	188,475	199,566

18. OTHER INCOME

($ 000s)	December 31, 2019	December 31, 2018
Investment income	64	65
Administrative income	144	176
Gain on sale of property and equipment	75	—

Other income	283	241

19. FINANCIAL RISK MANAGEMENT

Financial Risk Factors

The Company undertakes transactions in a range of financial instruments including:

•	Accounts receivable

•	Accounts payable and accrued liabilities

•	Common share investments

•	Due to related party

•	Bank debt

•	Subordinated promissory note

The Company’s activities result in exposure to a number of financial risks including market risk (commodity price risk, interest rate risk, and foreign exchange risk), credit risk, liquidity risk and equity price risk.

The Company’s overall risk management program seeks to mitigate these risks and reduce the volatility on the Company’s financial performance. Financial risk is managed by senior management under the direction of the Board of Directors.

XIII-26

The Company may enter into various risk management contracts to manage the Company’s exposure to commodity price fluctuations. The Company does not speculatively trade in risk management contracts. The Company’s risk management contracts are entered into to manage the risks relating to commodity prices from its business activities.

Capital Risk Management

The Company’s objectives when managing capital, which the Company defines to include shareholders’ equity, debt and working capital balances, are to safeguard the Company’s ability to continue as a going concern, so that it can continue to provide returns to its shareholders and benefits for other stakeholders and to maintain a capital structure that provides a low cost of capital. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends, debt facilities or issue new shares.

The Company monitors capital on the basis of the ratio of net debt (total debt adjusted for working capital) to cash flow from operating activities. This ratio is calculated using each quarter end net debt divided by the preceding twelve months’ cash flow. Management believes that a net debt level as high as one and a half year’s cash flow is still an appropriate level to allow it to take advantage in the future of either acquisition opportunities or to provide flexibility to develop its undeveloped resources by horizontal or vertical drill programs. During the current year the Company had a net debt to cash flow level of 3.6:1 compared to 2.8:1 in 2018. The increase in net debt to cash flow ratio is primarily due to a $34,831,000 decrease in cash flow due to a decrease in production volumes, which was partially offset by reducing net debt by $36,131,000 using excess cash flow from operations.

Section (a) of this note provides the Company’s debt to cash flow from operations.

Section (b) addresses in more detail the key financial risk factors that arise from the Company’s activities including its policies for managing these risks.

a)	Net debt to cash flow ratio

The net debt and cash flow amounts are as follows:

($ 000s)	December 31, 2019	December 31, 2018
Bank debt	273,065	298,660
Current liabilities	46,220	41,990
Current assets	(26,475)	(11,709)

Net debt	292,810	328,941

Cash flow from operations	81,132	115,963

Net debt to cash flow ratio	3.6	2.8

b)	Risks and mitigation

Market risk is the risk that the fair value or future cash flow of the Company’s financial instruments will fluctuate because of changes in market prices. Components of market risk to which the Company is exposed are discussed below.

Commodity price risk

The Company’s principal operation is the production and sale of crude oil, natural gas and natural gas liquids. Fluctuations in prices of these commodities directly impact the Company’s performance and ability to continue with its dividends.

XIII-27

The Company has used various risk management contracts to set price parameters for a portion of its production. The Company has assumed the risk in respect of commodity prices, except for a small portion of physical delivery sales and risk management contracts to manage commodity risk on the Company’s higher operating cost areas.

The Company is exposed to credit risk, liquidity risk and market risk as part of its normal course of business. The

Company’s overall risk management program seeks to mitigate these risks and reduce the volatility on the Company’s financial performance. Financial risk is managed by senior management under the direction of the Board of Directors.

Physical Delivery Sales Contracts

Bonterra enters into physical delivery sales contracts to manage commodity price risk. These contracts are considered normal executory sales contracts and are not recorded at fair value in the financial statements. As of December 31, 2019, the Company has the following physical delivery sales contracts in place.

Product	Type of contract	Volume	Term	Contract price
Oil	Fixed price – MSW Stream index (1)	1,000 BBL/day	Jan 1 to Mar 31, 2020	$64.46 CAD/BBL
Gas	Fixed Price – AECO (2)	2,500 GJ/day	Apr 1 to Oct 31, 2020	$1.55 CAD/GJ
Gas	Fixed Price – AECO (2)	2,500 GJ/day	Apr 1 to Oct 31, 2020	$1.64 CAD/GJ

(1)	“MSW Stream index” or “Edmonton Par” refers to the mixed sweet blend that is the benchmark price for conventionally produced light sweet crude oil in Western Canada.
(2)	“AECO” refers to Alberta Energy Company; a grade or heating content of natural gas used as benchmark pricing in Alberta, Canada.

Subsequent to December 31, 2019, the Company entered into the following physical delivery sales contracts.

Product	Type of contract	Volume	Term	Contract price
Oil	Fixed price – MSW Stream index	500 BBL/day	Apr 1 to Jun 30, 2020	$70.25 CAD/BBL
Oil	Fixed price – MSW Stream index	500 BBL/day	Apr 1 to Jun 30, 2020	$62.00 CAD/BBL
Oil	Fixed price – MSW Stream index	500 BBL/day	Mar 1 to Mar 31, 2020	$59.08 CAD/BBL
Oil	Fixed price – MSW Stream index	500 BBL/day	Apr 1 to Jun 30, 2020	$62.91 CAD/BBL

Risk Management Contracts

($ 000s)	December 31, 2019	December 31, 2018
Risk management contracts
Realized loss	(443)	—
Unrealized loss	(134)	—

	(577)	—

XIII-28

The Company also enters into financial derivative instruments or risk management contracts to manage commodity price risk. These contracts are not considered normal executory sales contracts and are recorded at fair value in the financial statements. The Company has entered into the following risk management contracts during the year ended December 31, 2019.

Product	Type of contract	Volume	Term	Contract price
Oil	Fixed price – MSW Stream index	500 BBL/day	Oct 1 to Dec 31, 2019	$65.00 CAD/BBL
Oil	Fixed price – MSW Stream index	500 BBL/day	Oct 1 to Dec 31, 2019	$63.00 CAD/BBL
Oil	Fixed price – MSW Stream index	500 BBL/day	Nov 1 to Dec 31, 2019	$62.90 CAD/BBL
Oil	Fixed price – MSW Stream index	500 BBL/day	Jan 1 to Mar 31, 2020	$67.75 CAD/BBL
Oil	Fixed price – MSW Stream index	500 BBL/day	Jan 1 to Mar 31, 2020	$69.60 CAD/BBL

On March 4, 2020, the Company also entered into a financial derivative for the period of April 1, 2020 to June 30, 2020 for a total of 45,500 barrels of oil (approximately 500 barrels of oil per day) at a fixed MSW stream index price of $59.50 CAD per barrel.

Interest rate risk

Interest rate risk refers to the risk that the value of a financial instrument or cash flows associated with the instrument will fluctuate due to changes in market interest rates. Interest rate risk arises from interest bearing financial assets and liabilities that the Company uses. The principal exposure of the Company is on its borrowings which have a variable interest rate which gives rise to a cash flow interest rate risk.

The Company’s debt facilities consist of a $286,765,000 syndicated revolving operating line, $38,235,000 non-syndicated operating line, $12,000,000 due to a related party and a $7,500,000 subordinated promissory note. The borrowings under these facilities, except for the subordinated promissory note, are at bank prime plus or minus various percentages as well as by means of banker’s acceptances (BAs) within the Company’s credit facility. The subordinated promissory note is at a fixed interest rate of five percent. The Company manages its exposure to interest rate risk on its floating interest rate debt through entering into various term lengths on its BAs but in no circumstances do the terms exceed six months.

Sensitivity Analysis

Based on historic movements and volatilities in the interest rate markets and management’s current assessment of the financial markets, the Company believes that a one percent variation in the Canadian prime interest rate is reasonably possible over a 12-month period.

A one percent increase (decrease) in the Canadian prime rate would decrease (increase) both annual net earnings and comprehensive income by $2,007,000.

Equity price risk

Equity price risk refers to the risk that the fair value of the investments and investment in related party will fluctuate due to changes in equity markets. Equity price risk arises from the realizable value of the investments that the Company holds which are subject to variable equity market prices which on disposition gives rise to a cash flow equity price risk. The Company will assume full risk in respect of equity price fluctuations.

XIII-29

Foreign exchange risk

The Company has no foreign operations and currently sells all of its product sales in Canadian currency. The Company however is exposed to currency risk in that crude oil is priced in US currency, then converted to Canadian currency. The Company currently has no outstanding risk management agreements. The Company will assume full risk in respect of foreign exchange fluctuations.

Credit risk

Credit risk is the risk that a contracting party will not complete its obligations under a financial instrument and cause the Company to incur a financial loss. The Company is exposed to credit risk on all financial assets included on the statement of financial position. To help mitigate this risk:

•	The Company only enters into material agreements with credit worthy counterparties. These include major oil and gas companies or major Canadian chartered banks; and

•	Agreements for product sales are primarily on 30-day renewal terms.

Of the $21,764,000 accounts receivable balance at December 31, 2019 (December 31, 2018 – $7,797,000) over 75 percent (2018 – 74 percent) relates to product sales with national and international oil and gas companies.

On a quarterly basis, the Company assesses if there has been any impairment of the financial assets of the Company. During the year ended December 31, 2019, there was no material impairment provision required on any of the financial assets of the Company. The Company does have a credit risk exposure as the majority of the Company’s accounts receivable are with counterparties having similar characteristics. However, payments from the Company’s largest accounts receivable counterparties have consistently been received within 30 days and the sales agreements with these parties are cancellable with 30 days’ notice if payments are not received.

At December 31, 2019, approximately $276,000 or one percent of the Company’s total accounts receivable are aged over 90 days and considered past due (December 31, 2018 – $397,000 or five percent). The majority of these accounts are due from various joint venture partners. The Company actively monitors past due accounts and takes the necessary actions to expedite collection, which can include withholding production or netting payables when the accounts are with joint venture partners. Should the Company determine that the ultimate collection of a receivable is in doubt, it will provide the necessary provision in its allowance for doubtful accounts with a corresponding charge to earnings. If the Company subsequently determines an account is uncollectable, the account is written off with a corresponding charge to the allowance account. The Company’s allowance for doubtful accounts balance at

December 31, 2019 is $1,232,000 (December 31, 2018 – $1,402,000) with the expense being included in general and administrative expenses. There were no material accounts written off during the period.

The maximum exposure to credit risk is represented by the carrying amounts of accounts receivable. There are no material financial assets that the Company considers past due.

Liquidity risk

Liquidity risk includes the risk that, as a result of the Company’s operational liquidity requirements:

•	The Company will not have sufficient funds to settle a transaction on the due date;

•	The Company will not have sufficient funds to continue with its dividends;

•	The Company will be forced to sell assets at a value which is less than what they are worth; or

•	The Company may be unable to settle or recover a financial asset at all.

XIII-30

To help reduce these risks the Company maintains bank facilities determined by a portfolio of high-quality, long reserve life oil and gas assets.

20. COMMITMENTS AND FINANCIAL LIABILTIES

The Company has the following maturity schedule for its financial liabilities and commitments:

($ 000s)	Recognized on Financial Statements	Less than 1 year	Over 1 year to 3 years	Over 3 years to 5 years	Over 5 years to 7 years
Accounts payable and accrued liabilities	Yes – Liability	25,423	—	—	—
Due to related parties	Yes – Liability	12,000	—	—	—
Suboridinated promissory note	Yes – Liability	7,500	—	—	—
Bank Debt	Yes – Liability	—	273,065	—	—
Firm service commitments	No	194	269	234	35
Office lease commitments	No	571	1,000	487	—

Total		45,688	274,334	721	35

The Company has entered into firm service gas transportation agreements in which the Company guarantees certain minimum volumes of natural gas will be shipped on various gas transportation systems. The terms of the various agreements expire in one to seven years. The future minimum payment amounts for the firm service gas transportation agreements are calculated using current tariff rates.

The Company also has non-cancellable office lease commitments for building and office equipment. The building and office equipment leases have an average remaining life of 3.9 years.

21. SUBSEQUENT EVENTS

i)	Dividends

Subsequent to December 31, 2019, the Company declared the following dividends:

Date declared	Record date	$ per share	Date payable
January 2, 2020	January 15, 2020	0.01	January 31, 2020
February 3, 2020	February 14, 2020	0.01	February 28, 2020
March 2, 2020	March 16, 2020	0.01	March 31, 2020

On March 10, 2020, the Company’s Board of Directors elected to suspend its monthly dividend, commencing in April 2020,.

ii)	Share Options

On February 19, 2020 the Company granted 993,200 share options to employees and directors with an exercise price of $3.14, based on the market price immediately preceding the date of grant. The share options vests between one and two years from the grant date and expire between February 18, 2022 and 2023.

XIII-31

Schedule XIV

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The information provided in this report, including the financial statements, is the responsibility of management. The timely preparation of the financial statements requires that management make estimates and use judgment regarding the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses during the period. Such estimates primarily relate to unsettled transactions and events as at the date of the financial statements. Accordingly, actual results may differ from estimated amounts as future confirming events occur. Management believes such estimates have been based on careful judgments and have been properly reflected in the accompanying financial statements.

Management maintains a system of internal controls to provide reasonable assurance that the Company’s assets are safeguarded and to facilitate the preparation of relevant and timely information.

Deloitte LLP has been appointed by the Shareholders to serve as the Company’s external auditors. They have examined the financial statements and provided their auditor’s report. The audit committee has reviewed these financial statements with management and the auditors, and has reported to the Board of Directors. The Board of Directors has approved the financial statements as presented in this annual report.

“Signed George F. Fink”	“Signed Robb D. Thompson”
George F. Fink	Robb D. Thompson
Chief Executive Officer and	Chief Financial Officer
Chairman of the Board	March 12, 2019
March 12, 2019

XIV-1

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of Bonterra Energy Corp.

Opinion

We have audited the financial statements of Bonterra Energy Corp. (the “Company”), which comprise the statement of financial position as at December 31, 2018 and 2017, and the statement of comprehensive income, statement of changes in equity and statement of cash flow for the years then ended, and notes to the financial statements, including a summary of significant accounting policies (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2018 and 2017, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards (“IFRS”).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards (“Canadian GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Management is responsible for the other information. The other information comprises:

•	Management’s Discussion and Analysis

•	The information, other than the financial statements and our auditor’s report thereon, in the Annual Report.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon. In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor’s report. We have nothing to report in this regard. The Annual Report is expected to be made available to us after the date of the auditor’s report. If, based on the work we will perform on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact to those charged with governance.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

XIV-2

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian GAAS will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with Canadian GAAS, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

XIV-3

The engagement partner on the audit resulting in this independent auditor’s report is David Langlois.

“Signed Deloitte LLP”

Chartered Professional Accountants

Calgary, Alberta

March 12, 2019

XIV-4

STATEMENT OF FINANCIAL POSITION

As at ($ 000s)	Note	December 31, 2018	December 31, 2017
Assets
Current
Accounts receivable		7,797	20,536
Crude oil inventory		613	794
Prepaid expenses		3,183	2,535
Investments		116	274

		11,709	24,139
Investment in related party	6	258	476
Exploration and evaluation assets	7	4,422	4,217
Property, plant and equipment	8	985,773	995,075
Investment tax credit receivable	16	8,861	8,834
Goodwill	9	92,810	92,810

		1,103,833	1,125,551

Liabilities
Current
Accounts payable and accrued liabilities	10	18,743	26,130
Due to related party	11	12,000	12,000
Subordinated promissory note	12	10,000	12,500
Deferred consideration	14,21	1,247	1,299

		41,990	51,929
Bank debt	13	298,660	292,212
Deferred consideration	14,21	13,455	14,765
Decommissioning liabilities	15	132,134	126,631
Deferred tax liability	16	133,624	129,754

		619,863	615,291

Subsequent events	23
Shareholders’ equity
Share capital	17	765,276	763,977
Contributed surplus		28,087	25,533
Accumulated other comprehensive loss		(664)	(339)
Retained earnings (deficit)		(308,729)	(278,911)

		483,970	510,260

		1,103,833	1,125,551

See accompanying notes to these financial statements.

On behalf of the Board:

“Signed George F. Fink”	“Signed Rodger A. Tourigny”

George F. Fink	Rodger A. Tourigny
Director	Director

XIV-5

STATEMENT OF COMPREHENSIVE INCOME

For the year ended December 31

($ 000s, except $ per share)	Note	2018	2017
Revenue
Oil and gas sales, net of royalties	18	199,566	188,362
Other income	19	241	4,604
Deferred consideration	14	1,362	—

		201,169	192,966

Expenses
Production		69,861	62,066
Office and administration		2,645	3,214
Employee compensation		4,633	4,535
Finance costs	5	18,534	19,719
Share-option compensation		2,710	4,511
Depletion and depreciation	8	91,453	89,339
Exploration and evaluation	7	291	1,566

		190,127	184,950

Earnings before income taxes		11,042	8,016

Taxes
Current income tax expense (recovery)	16	(46)	(232)
Deferred income tax expense	16	3,921	5,742

		3,875	5,510

Net earnings for the year		7,167	2,506

Other comprehensive income (loss)
Unrealized loss on investments		(376)	(871)
Deferred taxes on unrealized loss on investments		51	118

Other comprehensive loss for the year		(325)	(753)

Total comprehensive income for the year		6,842	1,753

Net earnings per share - basic and diluted	17	0.22	0.08
Comprehensive income per share - basic and diluted	17	0.21	0.05

See accompanying notes to these financial statements.

XIV-6

STATEMENT OF CASH FLOW

For the years ended December 31

($ 000s)	Note	2018	2017
Operating activities
Net earnings		7,167	2,506
Items not affecting cash
Deferred income taxes		3,921	5,742
Deferred consideration		(1,362)	—
Share-option compensation		2,712	4,511
Depletion and depreciation		91,453	89,339
Exploration and evaluation expenditures		291	1,566
Gain on sale of property and equipment		—	(4,233)
Unwinding of the discount on decommissioning liabilities	15	3,069	3,013
Investment income		(65)	(49)
Interest expense		15,465	16,706
Change in non-cash working capital accounts:
Accounts receivable		11,749	(283)
Crude oil inventory		49	53
Prepaid expenses		(648)	(6)
Investment tax credit receivable		(27)	—
Accounts payable and accrued liabilities		(1,000)	2,828
Decommissioning expenditures	15	(1,346)	(1,114)
Interest paid		(15,465)	(16,706)

Cash provided by operating activities		115,963	103,873

Financing activities
Increase (decrease) of bank debt		6,448	(36,992)
Subordinated promissory note		(2,500)	—
Stock option proceeds		1,143	143
Dividends		(36,985)	(39,971)
Cash used in financing activities		(31,894)	(76,820)
Investing activities
Investment income received		65	49
Exploration and evaluation expenditures	7	(535)	(738)
Property, plant and equipment expenditures	8	(78,202)	(76,956)
Proceeds on sale of property	21	—	52,005
Change in non-cash working capital accounts:
Accounts payable and accrued liabilities		(6,387)	(1,934)
Accounts receivable		990	521

Cash used in investing activities		(84,069)	(27,053)

Net change in cash in the year		—	—
Cash, beginning of year		—	—

Cash, end of year		—	—

See accompanying notes to these financial statements.

XIV-7

STATEMENT OF CHANGES IN EQUITY

For the years ended

($ 000’s, except number of shares outstanding)

	Numbers of common shares outstanding (Note 17)	Share Capital (Note 17)	Contributed surplus (1)	Accumulated other Comprehensive income (loss) (2)	Retained earnings (deficit)	Total shareholder’s equity
January 1, 2017	33,302,435	763,788	21,068	414	(241,446)	543,824
Share-option compensation			4,511			4,511
Exercise of options	8,361	143				143
Transfer to share capital	on
exercise of options		46	(46)			—
Comprehensive income (loss)				(753)	2,506	1,753
Dividends					(39,971)	(39,971)

December 31, 2017	33,310,796	763,977	25,533	(339)	(278,911)	510,260
Share-option compensation			2,710			2,710
Exercise of options	78,000	1,143				1,143
Transfer to share capital	on
exercise of options		156	(156)			—
Comprehensive income (loss)				(325)	7,167	6,842
Dividends					(36,985)	(36,985)

December 31, 2018	33,388,796	765,276	28,087	(664)	(308,729)	483,970

(1)	All amounts reported in Contributed Surplus relate to share-based payments.
(2)	Accumulated other comprehensive income is comprised of unrealized gains and losses on available-for-sale investments.

See accompanying notes to these financial statements.

XIV-8

NOTES TO THE FINANCIAL STATEMENTS

As at and the year ended December 31, 2018 and 2017.

1. NATURE OF BUSINESS AND SEGMENT INFORMATION

Bonterra Energy Corp. (“Bonterra” or the “Company”) is a public company listed on the Toronto Stock Exchange (the “TSX”) and incorporated under the Business Corporations Act (Alberta). The address of the Company’s registered office is Suite 901, 1015-4th Street SW, Calgary, Alberta, Canada, T2R 1J4.

Bonterra operates in one industry and has only one reportable segment being the development and production of oil and natural gas in the western Canadian Sedimentary Basin.

2. BASIS OF PREPARATION

a) Statement of Compliance

These financial statements have been prepared by management in accordance with International Financial Reporting Standards (IFRS).

The financial statements were authorized for issue by the Company’s Board of Directors on March 12, 2019.

b) Basis of Measurement

These financial statements have been prepared on a historical cost basis, except for certain financial instruments and share-based payment transactions which are measured at fair value.

c) Functional and Presentation Currency

The Company’s functional and presentation currency is the Canadian dollar.

Foreign currency denominated monetary assets and liabilities are translated into Canadian dollars at the rates prevailing on the reporting date. Non-monetary assets and liabilities are translated into Canadian dollars at the rates prevailing on the transaction dates. Exchange gains and losses are recorded as income or expense in the period in which they occur.

d) Significant Accounting Estimates and Judgments

The timely preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the statement of financial position as well as the reported amounts of revenues, expenses and cash flows during the periods presented. Such estimates relate primarily to unsettled transactions and events as of the date of the financial statements. Actual results could differ materially from estimated amounts. See Note 4 for more information.

e) Adopted Accounting Pronouncements

As of January 1, 2018, the Company adopted IFRS 15 “Revenue from contracts with customers”. IFRS 15 replaces the sections IAS 11 “Construction contracts”, IAS 18 “Revenue” and related interpretations. IFRS 15 provides a single, principled-based five-step model to be applied to all contracts with customers. The standard requires an entity to recognize revenue to reflect the transfer of goods and services for the amount it expects to receive when control is transferred to the purchaser. This standard also requires expanded disclosure requirements. The standard is required to be adopted either retrospectively or using a modified retrospective approach.

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Bonterra used the modified retrospective approach to adopt the standard. Under this transitional provision, the cumulative effect of initially applying IFRS 15 is recognized on the date of initial application as an adjustment to retained earnings. No adjustment to retained earnings was required upon adoption of IFRS 15. The Company has reviewed its various revenue streams and underlying contracts with customers, and as result of this review, the adoptions of IFRS 15 did not have a material impact on the Company’s statements of comprehensive income and financial position. However, the Company has expanded the disclosures in the notes to its financial statements as prescribed by IFRS 15, including disclosing the Company’s disaggregated revenue streams by product type in Note 18. In addition, as a result of this adoption, the Company has revised the description of its accounting policy for revenue recognition.

f) Future Accounting Pronouncements

In January 2016, the IASB issued IFRS 16 “Leases”, which replaces IAS 17 “Leases”. IFRS 16 requires the recognition of lease assets and liabilities on the balance sheet for most leases, where the entity is acting as a lessee. For lessees applying IFRS 16, the dual classification model of leases as either operating leases or finance leases no longer exists, effectively treating all leases as finance leases. Certain short-term leases (less than 12 months) and leases of low-value assets are exempt from the balance sheet recognition requirements and may continue to be treated as operating leases. Lessors will continue with the dual classification model for leases and the accounting for lessors remains virtually unchanged.

The standard will come into effect for annual periods beginning on or after January 1, 2019. IFRS 16 is required to be adopted either retrospectively or using a modified retrospective approach. The modified retrospective approach does not require restatement of prior period financial information as it recognizes the cumulative effect as an adjustment to opening retained earnings and applies the standard prospectively.

IFRS 16 will be adopted by Bonterra on January 1, 2019. The Company is currently engaging and educating stakeholders and is reviewing corporate processes to ensure contract completeness when identifying leases. Identifying, gathering and analyzing contracts impacted by the adoption of the new standard is in progress. The Company anticipates that the adoption of IFRS 16 will not have a material impact on Bonterra’s financial statements.

3. SIGNIFICANT ACCOUNTING POLICIES

a) Revenue Recognition

Revenue associated with the sale of crude oil, natural gas and natural gas liquids is measured based on the consideration specified in contracts with customers. Revenue from contracts with customers is recognized when or as Bonterra satisfies a performance obligation by transferring a promised good or service to a customer. A good or service is transferred when the customer obtains control of that good or service. The transfer of control of oil, natural gas, and natural gas liquids usually coincides with title passing to the customer and the customer taking physical possession. The Company principally satisfies its performance obligations at a point in time and the amounts of revenue recognized relating to performance obligations satisfied over time are not significant. Collection of revenue associated with the sale of crude oil, natural gas and natural gas liquids occurs on or about the 25th of the month following production. Items such as royalties for crown, freehold, gross overriding (GORR) and Saskatchewan surcharge are netted against revenue. These items are netted to reflect the deduction for other parties’ proportionate share of the revenue. Administration fee income is recorded when services are provided.

b) Joint Arrangements

Certain exploration, development and production activities are conducted jointly with others. These financial statements reflect only the Company’s interests in such activities. A jointly controlled operation involves the use

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of assets and other resources of the Company and those of other venturers through contractual arrangements rather than through the establishment of a corporation, partnership or other entity. The Company has no interests in jointly controlled entities. The Company recognizes in its financial statements its interest in assets that it owns, the liabilities and expenses that it incurs and its share of income earned by the joint arrangement.

c) Inventories

Inventories consist of crude oil. Crude oil stored in the Company’s tanks is valued on a first in first out basis at the lower of cost or net realizable value. Inventory cost for crude oil is determined based on combined average per barrel operating costs, depletion and depreciation for the period and net realizable value is determined based on estimated sales price less transportation costs.

d) Investments and Investment in Related Party

Investments and investment in related party consist of equity securities. The Company’s investments are measured as fair value through other comprehensive income (FVTOCI), with gains or losses arising from changes in fair value recognized in other comprehensive income and accumulated in the fair value instrument. The cumulative gain or loss will not be reclassified to profit or loss on disposal of the investments. Fair value is determined by multiplying the period end trading price of the investments by the number of common shares held as at period end.

e) Exploration and Evaluation Assets

General exploration and evaluation (E&E) expenditures incurred prior to acquiring the legal right to explore are charged to expense as incurred.

E&E expenditures represent undeveloped land costs, licenses and exploration well costs.

Undeveloped land costs, licenses and exploration well costs are initially capitalized and, if subsequently determined to have not found sufficient reserves to justify commercial production, are charged to expense. E&E assets continue to be capitalized as long as sufficient progress is being made to assess the reserves and economic viability of the asset. Once technical feasibility and commercial viability has been established, E&E assets are transferred to property, plant and equipment (PP&E). E&E assets are assessed for impairment annually, upon transfer to PP&E assets or whenever indications of impairment exist to ensure they are not at amounts above their recoverable amounts.

f) Property, Plant and Equipment

PP&E assets include transferred-in E&E costs, development drilling and other subsurface expenditures. PP&E assets are carried at cost less depletion and depreciation of all development expenditures and include all other expenditures associated with PP&E assets.

Oil	and Gas Properties

The initial cost of an asset is comprised of its purchase price or construction cost; including expenditures such as drilling costs; the present value of the initial and changes in the estimate of any decommissioning obligation associated with the asset; and finance charges on qualifying assets that are directly attributable to bringing the asset into operation and to its present location.

Production Facilities

Production facilities are comprised of costs related to petroleum and natural gas plant and production equipment.

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Depletion and Depreciation

Depletion and depreciation is recognized in the statement of comprehensive income (loss).

PP&E properties, excluding surface costs are depleted using the unit-of-production method over their proved plus probable developed reserve life, when commercial production in an area has commenced. Proved plus probable developed reserves are determined annually by qualified independent reserve engineers. Changes in factors such as estimates of proved plus probable developed reserves that affect unit-of-production calculations are accounted for on a prospective basis. Surface costs such as production facilities and furniture, fixtures and other equipment are depreciated over their estimated useful lives.

Production facilities, furniture, fixtures and other equipment are depreciated over the individual assets’ estimated economic lives, less estimated salvage value of the assets at the end of their useful lives.

These assets are depreciated on a declining balance method as follows:

Production facilities	10 percent per year
Furniture, fixtures and other equipment	10 percent to 20 percent per year

g) Business Combinations and Goodwill

The purchase price used in a business combination is based on the fair value at the date of acquisition. The business combination is accounted for based on the fair value of the assets acquired and liabilities assumed. All acquisition costs are expensed as incurred. Contingent liabilities are recognized at fair value at the date of the acquisition, and subsequently re-measured at each reporting period until settled. The excess of cost over fair value of the net assets and liabilities acquired is recorded as goodwill.

h) Impairment of Assets

Impairment of Financial Assets

A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flow of that asset. An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flow discounted at the original effective interest rate. Significant financial assets are tested for impairment on an individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics

All impairment losses are recognized in net earnings. An impairment loss is reversed if there is an indicator that the impairment reversal can be related objectively to an event occurring after the impairment loss was recognized. Any subsequent recovery of an impairment loss in respect of an investment in an equity instrument classified as fair value through other comprehensive income (FVTOCI) is reversed through other comprehensive income instead of net earnings. For financial assets measured at amortized cost, the reversal is recognized in net earnings.

Impairment of Non-Financial Assets

The carrying amounts of the Company’s non-financial assets are reviewed at the end of each reporting period to determine whether there is any indication of impairment. If such indication exists, then the assets’ carrying amounts are assessed for impairment.

For the purpose of impairment testing, assets (which include E&E, PP&E and Goodwill) are grouped together into the smallest group of assets that generates cash flows from continuing use that are largely independent of the

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cash flow of other assets or groups of assets (the cash-generating unit or CGU). Goodwill is allocated to the CGU expected to benefit from the synergies of the combination. The recoverable amount of an asset or a CGU is the greater of its value-in-use (VIU) and its fair value less costs to sell (FVLCS). The Company has a core CGU composed of its Alberta properties and secondary CGUs for its British Columbia (BC) and Saskatchewan properties.

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its recoverable amount. Impairment losses are recognized in the statement of comprehensive income (loss). Impairment losses recognized in respect of a CGU are allocated first to reduce the carrying amount of any goodwill allocated to the CGU and then to reduce the carrying amount of the other assets of the CGU on a pro-rata basis.

In respect of assets other than goodwill, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the impairment loss has reversed. If the amount of the impairment loss reverses in a subsequent period and the reversal can be objectively related to an event occurring after the impairment was recognized, the impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depletion and depreciation, if no impairment loss had been recognized and recorded in the statement of comprehensive income (loss). An impairment loss in respect of Goodwill cannot be reversed.

i) Deferred Consideration

Deferred consideration is generated when a sale of a royalty interest linked to production at a specific property occurs. Consideration is given to the specific terms of each arrangement to determine whether a disposal of an interest in the reserves of the respective property has occurred and whether the counterparty is entitled to the associated risks and rewards attributable to the property over its estimated life including the contractual terms and implicit obligations related to production, such as the holder of the royalty having the option of either being paid in cash or in kind and the associated commitments, if any, to develop future expansions or projects at the property.

Proceeds for sale of a royalty interest on petroleum properties are then attributed to two components: a payment for partial disposal of an interest in property, plant and equipment; and an upfront payment received for future extraction services that will generate future royalties. Discounted future cash flows of future development and operating costs multiplied by the royalty rate are used to derive the upfront payment received for future extraction services, which is accounted for as deferred consideration and recognized as revenue over the reserve life of the encumbered properties (as this represents the efforts incurred towards the extraction performance obligation). Upon commencement of the royalty interest the deferred consideration is depleted (recognized into revenue) using the same unit-of-production method as the depletion of the encumbered PP&E asset’s carrying value.

j) Decommissioning Liabilities

The fair value of the statutory, contractual, constructive or legal liabilities associated with the retirement and reclamation of oil and gas properties is recorded when incurred, with a corresponding increase to the carrying amount of the related PP&E. The amount recognized is the estimated cost of decommissioning, discounted to its present value using the Company’s risk-free rate. Changes in the estimated timing of decommissioning or decommissioning cost estimates and changes to the risk-free rates are dealt with prospectively by recording an adjustment to the decommissioning liabilities, and a corresponding adjustment to property, plant and equipment. The unwinding of the discount on the decommissioning provision is charged to net earnings as a finance cost.

The Company recognizes a decommissioning liability in the period in which it is incurred when a reasonable estimate of the liability can be made. On a periodic basis, management will review these estimates and changes and if there are any, they will be applied prospectively. The fair value of the estimated provision is recorded as a

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long-term liability, with a corresponding increase in the carrying amount of the related asset. The capitalized amount is depleted on a unit-of-production basis over the life of the proved plus probable developed reserves. The liability amount is increased each reporting period due to the passage of time and this amount is charged to earnings in the period. Actual costs incurred upon settlement of the obligations are charged against the provision to the extent of the liability recorded and any remaining balance of actual costs is recorded in the statement of comprehensive income (loss).

k) Income Taxes

Tax expense comprises current and deferred taxes. Tax is recognized in the statement of comprehensive income (loss) or directly in equity.

Current tax expense is based on the results for the period as adjusted for items that are not taxable or not deductible. Current tax is calculated using tax rates and laws that are substantively enacted at the end of the reporting period. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. Provisions are established where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred tax is recognized using the liability method, providing for unused tax losses, unused tax credits and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets and liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit, and differences relating to investments in subsidiaries to the extent that they are unlikely to be reversed in the foreseeable future. Deferred tax is measured at the tax rates that are expected to be applied to the temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which unused tax losses, unused tax credits and temporary differences can be utilized. Deferred tax assets are reviewed at each period end and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

The amount and timing of reversals of temporary differences will also depend on the Company’s future operating results, and acquisitions and dispositions of assets and liabilities. A significant change in any of the preceding assumptions could materially affect the Company’s estimate of the deferred income tax asset or liability.

l) Share-option Compensation

The Company accounts for share-option compensation using the fair-value method of accounting for stock options granted to directors, officers, employees and other service providers using the Black-Scholes option pricing model. Share-option payments are recognized through the statement of comprehensive income (loss) over the vesting period with a corresponding amount reflected in contributed surplus in equity. For awards issued in tranches that vest at different times, the fair value of each tranche is recognized over its respective vesting period.

At the grant date and at the end of each reporting period, the Company assesses and re-assesses for subsequent periods its estimates of the number of awards that are expected to vest and recognizes the impact of the revisions in the statement of comprehensive income (loss). Upon exercise of share-based options, the proceeds received net of any transaction costs and the fair value of the exercised share-based options is credited to share capital.

Employees may elect to have the Company settle any or all options vested and exercisable using a cashless equity settlement. In connection with any such exercise, an employee shall be entitled to receive, without any cash payment (other than the taxes required to be paid in connection with the exercise), whole shares of the

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Company. The number of shares under option multiplied by the difference of the fair value at the time of exercise less the option exercise price, divided by the fair value at the time of exercise, determines the number of whole shares issued.

m) Financial Instruments

The Company classifies its financial instruments into one of the following categories: financial assets at amortized cost, financial liabilities at amortized costs; and fair value through profit or loss. All financial instruments are measured at fair value on initial recognition. Measurement in subsequent periods is dependent on the classification of the respective financial instrument.

Fair value through profit or loss financial instruments are subsequently measured at fair value with changes in fair value recognized in net earnings. All other categories of financial instruments are measured at amortized cost using the effective interest rate method.

Cash, account receivables and certain other long-term assets are classified as financial assets at amortized cost since it is the Company’s intention to hold these assets to maturity and the related cash flows are mainly payments of principle and interest. The Company’s investments are measured at fair value through other comprehensive income (FVTOCI), with gains or losses arising from changes in fair value recognized in other comprehensive income and accumulated in the fair value instrument. The cumulative gain or loss will not be reclassified to profit or loss on disposal of the investments. Accounts payable, accrued liabilities, and certain other long-term liabilities and long-term debt are classified as financial liabilities at amortized cost. Risk management assets and liabilities are classified as fair value through profit or loss.

n) Fair value Measurement

Financial instruments consisting of accounts receivable, accounts payable and accrued liabilities, due to related party, subordinated promissory note and bank debt on the statement of financial position are carried at amortized cost. Investments and investments in related party are carried at fair value. All of the investments are transacted in active markets. Bonterra determines the fair value of these transactions according to the following hierarchy based on the amount of observable inputs used to value the instrument.

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1. Prices in Level 2 are either directly or indirectly observable as of the reporting date. Level 2 valuations are based on inputs, including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the marketplace.

Level 3 – Valuations in this level are those with inputs for the asset or liability that are not based on observable market data.

Bonterra’s investments and investments in related party have been assessed on the fair value hierarchy described above and are all considered Level 1.

o) Risk Management Contracts

The Company is exposed to market risks resulting from fluctuations in commodity prices, foreign currency exchange rates and interest rates in the normal course of its business. The Company may use a variety of instruments to manage these exposures. For transactions where hedge accounting is not applied, the Company

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accounts for such instruments using the fair value method by initially recording an asset or liability, and recognizing changes in the fair value of the instruments in earnings as unrealized gains or losses on risk management contracts. Fair values of financial instruments are based on third party quotes or valuations provided by independent third parties. Any realized gains or losses on risk management contracts are recognized in net earnings in the period they occur.

p) Net Earnings and Comprehensive Income Per Share

Per share amounts are calculated by dividing the net earnings or comprehensive income (loss) attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the reporting period.

Diluted per share amounts are calculated similar to basic per share amounts except that the weighted average common shares outstanding are increased to include additional common shares from the assumed exercise of dilutive share-options. The number of additional outstanding common shares is calculated by assuming that the outstanding in-the-money share-options were exercised and that the proceeds from such exercises were used to acquire common shares at the average market price during the reporting period.

4. SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGEMENTS

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected. The following are the estimates and judgments applied by management that most significantly affect the Company’s financial statements.

Exploration and Evaluation Expenditures

Exploration and evaluation costs are initially capitalized with the intent to establish commercially viable reserves. Exploration and evaluation assets include undeveloped land and costs related to exploratory wells. The Company is required to make estimates and judgments about future events and circumstances regarding the future economic viability of extracting the underlying resources. Changes to project economics, resource quantities, expected production techniques, unsuccessful drilling, expired mineral leases, production costs and required capital expenditures are important factors when making this determination. To the extent a judgment is made, that the underlying reserves are not viable, the exploration and evaluation costs will be impaired and charged to net earnings.

Impairment of Non-Financial Assets

Property, plant and equipment (PP&E) and goodwill are aggregated into cash generating units (CGUs) based on their ability to generate largely independent cash flows and are assessed for impairment. CGUs have been determined based on similar geological structure, shared infrastructure, geographical proximity, commodity type, and similar market risks. Oil and gas prices and other assumptions will change in the future, which may impact the Company’s recoverable amounts and may therefore require a material adjustment to the carrying value of PP&E. The determination of the Company’s CGUs is subject to management’s judgment. The Company has a core CGU composed of its Alberta properties and secondary CGUs for its BC and Saskatchewan properties.

The recoverable amount of E&E, PP&E, and goodwill is determined based on the fair value less costs of disposal using a discounted cash flow model and is assessed at the cash generating unit (“CGU”) level. The period the Company used to project cash flows is approximately 50 years or the CGUs reserve life. Growth in cash flow from a single well would be determined based on the extent of total reserves assigned, which is produced at declining rates over the estimated reserve life. The fair value measurement of the Company’s E&E, PP&E, and goodwill is designated Level 2 on the fair value hierarchy.

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The Company performs an impairment test on all of its CGUs for any potential impairment or related recovery at least annually or when impairment or recovery indicators arise. For the year ended December 31, 2018 the Company also performed an impairment test due to a decrease in market capitalization for Bonterra and other Canadian Oil and Gas producers. In making these evaluations, the Company uses the following information:

1)	The net present value of the pre-tax cash flows from oil and gas reserves of each CGU based on reserves estimated by the Company’s independent reserve evaluator; and

Key input estimates used in the determination of cash flows from oil and gas reserves include the following:

a)

Reserves – Assumptions that are valid at the time of reserve estimation may change significantly when new information becomes available. Changes in forward price estimates, production costs or recovery rates may change the economic status of reserves and may ultimately result in reserves being restated.

b)

Crude oil and natural gas prices – Forward price estimates of the crude oil and natural gas prices are used in the cash flow model. Commodity prices used tend to be stable because short-term increases or decreases in prices are not considered indicative of long-term price levels, but nonetheless subject to change and the change could be material.

c)

Discount rate – The Company uses a pre-tax discount rate of 10 percent that reflects risks specific to the assets for which the future cash flow estimates have not been adjusted. The discount rate was determined based on the Company’s assessment of risk based on past experience. Changes in the general economic environment could result in material changes to this estimate.

The following table from external sources outlines the forecast benchmark commodity prices used in the impairment calculation as at December 31, 2018.

Bonterra ‘s Key Assumptions for Impairment

	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029(2)
WTI Crude oil $US/Bbl (1)	63.00	67.00	70.00	71.40	72.83	74.28	75.77	77.29	78.83	80.41	82.02
AECO C-Spot $Mmbtu (1)	1.95	2.44	3.00	3.21	3.30	3.39	3.49	3.58	3.68	3.78	3.88
Exchange rate US$/$Cdn	0.77	0.80	0.80	0.80	0.80	0.80	0.80	0.80	0.80	0.80	0.80

(1)

The forecast benchmark commodity prices listed above are adjusted for quality differentials, heat content, transportation and marketing costs and other factors specific to the Company’s operations in performing the Company’s impairment tests.

(2)	Forecast benchmarks commodity prices are assumed to increase by 2.0% in each year after 2027 to end of the reserve life.

With the current key assumptions listed above, the Company performed impairment tests for each CGU and concluded that no reasonable change in the key assumptions, such as a five percent change in commodity prices or a one percent change in the discount rate, would result in an impairment being recorded.

Reserves Estimation

The capitalized costs of oil and gas properties and deferred consideration are depleted on a unit-of-production basis at a rate calculated by reference to proved plus probable developed reserves determined in accordance with National Instrument 51-101 and the Canadian Oil and Gas Evaluation handbook. Commercial reserves are determined using best estimates of oil and gas in place, recovery factors and future oil and gas prices. Amounts used for impairment calculations are also based on estimates of crude oil and natural gas reserves and future costs required to develop those reserves.

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Risk Management Contract

The Company accounts for such instruments using the fair value method by initially recording an asset or liability, and recognizing changes in the fair value of the instruments in net earnings as unrealized gains or losses on risk management contracts. Fair values of financial instruments are based on third party futures quotes for commodities. Any realized gains or losses on risk management contracts are recognized in net earnings in the period they occur.

Share-option Compensation

The Company measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date they are granted. Estimating the fair value requires the determination of the most appropriate valuation model for a grant, which is dependent on the terms and conditions of the grant. This also requires the determination of the most appropriate inputs to the valuation model including the expected life of the option, risk-free interest rates, volatility and dividend yield.

Deferred Consideration

Deferred consideration is incurred when the sale of a royalty interest occurs that has contractual terms or implicit obligations that requires future performance such future development costs and operating costs. Management uses judgements in determining those cash flows such as cost, inflation and the discount rate to determine the portion of proceeds that is deferred.

Decommissioning and Restoration Costs

Decommissioning and restoration costs will be incurred by the Company at the end of the operating lives of the

Company’s oil and gas properties. Provisions for decommissioning liabilities are based on cost estimates which can vary in response to many factors including timing of abandonment, inflation, changes in legal requirements, new restoration techniques and interest rates.

Income Taxes

The Company recognizes the net deferred tax benefit or expense related to deferred income tax assets or liabilities to the extent that it is probable that the deductible temporary differences will reverse in the foreseeable future. Assessing the recoverability of investment tax credit receivable requires the Company to make significant estimates related to expectations of future taxable income. The provision for income taxes is based on judgments in applying income tax law and estimates of the timing, likelihood and reversal of temporary differences between the accounting and tax basis of assets and liabilities. The ability to realize on the deferred tax assets and investment tax credit receivable recorded on the balance sheet may be compromised to the extent that any interpretation of tax law is challenged or taxable income differs significantly from estimates.

Further details regarding accounting estimates and judgments are disclosed in Note 3.

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5. FINANCE COSTS

A breakdown of finance costs for the years ended:

($ 000s)	December 31, 2018	December 31, 2017
Interest expense on bank debt	14,561	15,807
Interest expense on amounts owing to related party	362	274
Interest expense on subordinated promissory note and other	542	625
Unwinding of the fair value of decommissioning liabilities	3,069	3,013

	18,534	19,719

6. INVESTMENT IN RELATED PARTY

The investment consists of 1,034,523 (December 31, 2017 – 1,034,523) common shares in Pine Cliff Energy Ltd. (“Pine Cliff”), a company with some common directors with Bonterra. The investment in Pine Cliff represents less than one percent ownership in the outstanding common shares of Pine Cliff and is recorded at fair value through other comprehensive income. The common shares of Pine Cliff trade on the TSX under the symbol PNE.

7. EXPLORATION AND EVALUATION ASSETS

($ 000s)
Cost and carrying amount
Balance at January 1, 2017	7,073
Additions	738
Transfers to property, plant and equipment	(2,028)
Expiry of exploration and evaluation assets	(1,566)

Balance at December 31, 2017	4,217
Additions	535
Transfers to property, plant and equipment	(39)
Expiry of exploration and evaluation assets	(291)

Balance at December 31, 2018	4,422

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8. PROPERTY, PLANT AND EQUIPMENT

Cost ($ 000s)	Oil and gas properties	Production facilities	Furniture fixtures & other equipment	Total property plant & equipment
Balance at January 1, 2017	1,280,953	315,039	2,082	1,598,074
Additions (1)	60,331	21,273	99	81,703
Transfers from exploration and evaluation assets	2,028	—	—	2,028
Adjustment to decommissioning liabilities (2)	23,791	—	—	23,791
Disposal and other	(49,040)	(11,583)	—	(60,623)

Balance at December 31, 2017	1,318,063	324,729	2,181	1,644,973
Additions	60,779	17,319	104	78,202
Transfers from exploration and evaluation assets	39	—	—	39
Adjustment to decommissioning liabilities (2)	3,780	—	—	3,780

Balance at December 31, 2018	1,382,661	342,048	2,285	1,726,994

Accumulated depletion and depreciation ($ 000s)	Oil and gas properties	Production facilities	Furniture fixtures & other equipment	Total property plant & equipment
Balance at January 1, 2017	(476,418)	(106,909)	(1,614)	(584,941)
Depletion and depreciation	(72,586)	(16,660)	(93)	(89,339)
Disposal and other	19,353	4,812	—	24,165
Other	217	—	—	217

Balance at December 31, 2017	(529,434)	(118,757)	(1,707)	(649,898)
Depletion and depreciation	(75,198)	(16,170)	(85)	(91,453)
Other	130	—	—	130

Balance at December 31, 2018	(604,502)	(134,927)	(1,792)	(741,221)

Carrying amounts as at: ($ 000s)
December 31, 2017	788,629	205,972	474	995,075
December 31, 2018	778,159	207,121	493	985,773

(1)	Included in additions is $4,747,000 of property, plant and equipment received from the GORR sale as disclosed in Note 21.
(2)	Adjustment to decommissioning liabilities is due to a decrease in the risk-free rate and a change in estimate on decommissioning costs.

There were no impairment losses or reversals recorded in the statement of comprehensive income (loss) for the year ended December 31, 2018 and 2017.

9. GOODWILL

The amount recorded as goodwill has all been allocated to the primary CGU, Alberta, Canada. There was no impairment loss recorded in the statement of comprehensive income (loss) for the years ended December 31, 2018 and 2017.

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10. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

($ 000s)	December 31, 2018	December 31, 2017
Accounts payable	14,489	19,547
Accrued liabilities	4,254	6,583

	18,743	26,130

11. TRANSACTIONS WITH RELATED PARTIES

As at December 31, 2018, the Company’s CEO, Chairman of the Board and major shareholder has loaned the Company $12,000,000 (December 31, 2017 – $12,000,000). The loan bears interest at Canadian chartered bank prime less 5/8th of a percent and has no set repayment terms but is payable on demand. Security under the debenture is over all of the Company’s assets and is subordinated to any and all claims in favour of the syndicate of senior lenders providing credit facilities to the Company. The Company’s bank agreement requires that the above loan can only be repaid should the Company have sufficient available borrowing limits under the Company’s credit facility. Interest paid on this loan during 2018 was $362,000 (December 31, 2017 – $274,000).

The Company provides executive and marketing services for Pine Cliff Energy Ltd. (Pine Cliff). All services that were performed were charged at estimated fair value. As at December 31, 2018, the Company had an account receivable from Pine Cliff of $71,000 (December 31, 2017 – $36,000).

Compensation for Key Management Personnel

($ 000s)	December 31, 2018	December 31, 2017
Compensation	1,526	1,424
Share-based payments	1,178	1,739
Total compensation	2,704	3,163

Key management personnel are those persons, including all directors, having authority and responsibility for planning, directing and controlling the activities of the Company.

12. SUBORDINATED PROMISSORY NOTE

As at December 31, 2018, Bonterra had $10,000,000 (December 31, 2017 – $12,500,000) outstanding on a subordinated note to a private investor. The terms of the subordinated promissory note are that it bears interest at five percent and is repayable after thirty days’ written notice by either party. Security consists of a floating demand debenture over all of the Company’s assets and is subordinated to any and all claims in favor of the syndicate of senior lenders providing credit facilities to the Company. Interest paid on the subordinated promissory note during the year was $514,000 (December 31, 2017 – $625,000). On January 2, 2019 the Company repaid $2,500,000.

The Company’s bank agreement requires that the above loan can only be repaid should the Company have sufficient available borrowing limits under the Company’s credit facility.

13. BANK DEBT

As at December 31, 2018, the Company has a bank facility of $380,000,000 (December 31, 2017 – $380,000,000). Comprised of a $330,000,000 syndicated revolving credit facility and a $50,000,000 non-syndicated revolving credit facility. The amount drawn under the bank facility at December 31, 2018 was

XIV-21

$298,660,000 (December 31, 2017 – $292,212,000). The amounts borrowed under the bank facility bears interest at a floating rate based on the applicable Canadian prime rate or Banker’s Acceptance rate, plus between 0.50 percent and 3.50 percent, depending on the type of borrowing and the Company’s consolidated debt to EBITDA ratio. EBITDA is defined as net income for the period excluding finance costs, provision for current and deferred taxes, depletion and depreciation, share-option compensation, gain or loss on sale of assets and impairment of assets. The terms of the bank facility provide that the loan is revolving to April 29, 2019, with a maturity date of April 30, 2020, subject to annual review. The credit facilities have no fixed terms of repayment.

The available lending limit of the bank facility is reviewed semi-annually on or before April 30 and October 31 and based on the lender’s assessment of the Company’s reserves, future commodity prices and costs. On October 30, 2018, the Company successfully renewed its available lending limit at $380,000,000 with no changes to the current terms and conditions.

The amount available for borrowing under the bank facility is reduced by outstanding letters of credit. Letters of credit totaling $900,000 were issued as at December 31, 2018 (December 31, 2017 – $900,000). Security for the bank facility consists of various floating demand debentures totaling $750,000,000 (December 31, 2017 – $750,000,000) over all of the Company’s assets and a general security agreement with first ranking over all personal and real property.

The following is a list of the material covenants on the bank facility:

•	The Company cannot exceed $380,000,000 in consolidated debt (excluding accounts payable and accrued liabilities). As at December 31, 2018 consolidated debt is $320,660,000.

•

Dividends paid in the current quarter shall not exceed 80 percent of the available cash flow for the preceding four fiscal quarters divided by four, which is calculated as 26 percent for the current quarter.

Available cash flow is defined to be cash provided by operating activities excluding the change in non-cash working capital and decommissioning liabilities settled and including investment income received and all net proceeds of dispositions included in cash used in investing activities. At December 31, 2018, the Company is in compliance with all covenants.

14. DEFERRED CONSIDERATION

Deferred consideration was recorded on the sale of a royalty interest that will be recognized from commencement of the royalty over the oil and gas reserve life of the Pembina Cardium properties. Changes to deferred consideration are as follows:

($ 000s)	December 31, 2018	December 31, 2017
Deferred consideration, January 1	16,064	—
Sale of a royalty interest on Pembina Cardium properties (Note 21)	—	16,064
Recognition of deferred consideration	(1,362)	—

Deferred consideration, end of year	14,702	16,064
Less current portion of deferred consideration	(1,247)	(1,299)

Non-current portion of deferred consideration	13,455	14,765

15. DECOMMISSIONING LIABILITIES

At December 31, 2018, the estimated total undiscounted amount required to settle the decommissioning liabilities was $333,384,000 (December 31, 2017- $298,111,000). The provision has been calculated assuming a

XIV-22

2.0 percent inflation rate (December 31, 2017 – 2.0 percent inflation rate). These obligations will be settled at the end of the useful lives of the underlying assets, which extend up to 50 years into the future. This amount has been discounted using a risk-free interest rate of 2.32 percent (December 31, 2017 – 2.42 percent).

($ 000s)	December 31, 2018	December 31, 2017
Decommissioning liabilities, January 1	126,631	100,941
Adjustment to decommissioning liabilities (1)	3,780	23,791
Liabilities settled during the period	(1,346)	(1,114)
Unwinding of the discount on decommissioning liabilities	3,069	3,013

Decommissioning liabilities, end of year	132,134	126,631

(1)	Adjustment to decommissioning liabilities is due to a change in the risk-free rate and estimated decommissioning costs.

16. INCOME TAXES

($ 000s)	December 31, 2018	December 31, 2017
Deferred tax asset (liability) related to:
Investments	82	32
Exploration and evaluation assets and property, plant and equipment	(172,449)	(169,770)
Investment tax credits	(2,392)	(2,385)
Decommissioning liabilities	35,676	34,190
Corporate tax losses carried forward	7,354	10,051
Share issue costs	6	29
Corporate capital tax losses carried forward	8,777	8,699
Unrecorded benefits of capital tax losses carried forward	(8,777)	(8,699)
Unrecorded benefits of successored resource related pools	(1,901)	(1,901)

Deferred tax asset (liability)	(133,624)	(129,754)

Income tax expense varies from the amounts that would be computed by applying Canadian federal provincial income tax rates as follows:

($ 000s)	December 31, 2018	December 31, 2017
Earnings (loss) before taxes	11,042	8,016
Combined federal and provincial income tax rates	27.00%	27.00%

Income tax provision calculated using statutory tax rates	2,981	2,164
Increase (decrease) in taxes resulting from:
Share-option compensation	732	1,218
Change in unrecorded benefits of tax pools	78	1,988
Change in estimates and other	84	140

	3,875	5,510

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The Company has the following tax pools, which may be used to reduce taxable income in future years, limited to the applicable rates of utilization:

($ 000s)	Rate of Utilization (%)	Amount
Undepreciated capital costs	7-100	84,491
Share issue costs	20	21
Canadian oil and gas property expenditures	10	93,773
Canadian development expenditures	30	148,573
Canadian exploration expenditures	100	8,063
Federal income tax losses carried forward (1)	100	44,315
Provincial income tax losses carried forward (2)	100	5,898

		385,134

(1)	Federal income tax losses carried forward expire in the following years; 2035 – $8,253,000; 2036 – $35,853,000; 2037 – $209,000
(2)	Provincial income tax losses carried forward expire in 2036 – $ 5,689,000; 2037 – $209,000

The Company has $8,861,000 (December 31, 2017 – $8,834,000) of investment tax credits that expire in the following years; 2021 – $1,851,000; 2022 – $1,735,000; 2023 – $1,097,000; 2024 – $1,241,000; 2025 – $1,323,000; 2026 – $1,105,000; 2027 – $410,000; and 2035 – $99,000.

The Company has $65,015,000 (December 31, 2017 – $64,435,000) of capital losses carried forward which can only be claimed against taxable capital gains.

17. SHAREHOLDERS’ EQUITY

Authorized

The Company is authorized to issue an unlimited number of common shares without nominal or par value.

	December 31, 2018		December 31, 2017
Issued and fully paid – common shares	Number	Amount ($ 000s)	Number	Amount ($ 000s)
Balance, begginning of year	33,310,796	763,977	33,302,435	763,788
Issued pursuant to the Company’s share option plan	78,000	1,143	8,361	143
Transfer from contributed surplus to share capital		156		46

Balance, end of year	33,388,796	765,276	33,310,796	763,977

The Company is authorized to issue an unlimited number of Class “A” redeemable Preferred Shares and an unlimited number of Class “B” Preferred Shares. There are currently no outstanding Class “A” redeemable Preferred Shares or Class “B” Preferred Shares.

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The weighted average common shares used to calculate basic and diluted net earnings per share for the year ended December 31 is as follows:

	December 31, 2018	December 31, 2017
Basic shares outstanding	33,327,777	33,309,578
Dilutive effect of share options (1)	493	2,149

Diluted shares outstanding	33,328,270	33,311,727

(1)	The Company did not include 2,775,000 share-options (December 31, 2017 – 2,778,000) in the dilutive effect of share-options calculations as these share-options were anti-dilutive.

For the year ended December 31, 2018 Company declared and paid dividends of $36,985,000 ($1.11 per share) (December 31, 2017 – $39,971,000 ($1.20 per share)).

The Company provides an equity settled option plan for its directors, officers, employees and consultants. Under the plan, the Company may grant options for up to 3,338,880 (December 31, 2017 – 3,331,080 common shares). The exercise price of each option granted cannot be lower than the market price of the common shares on the date of grant and the option’s maximum term is five years.

A summary of the status of the Company’s stock options as of December 31, 2018 and changes during the year ended are presented below:

	Number of options	Weighted average exercise price
At January 1, 2017	2,737,000	$30.50
Options granted	1,936,000	14.91
Options exercised	(14,000)	20.46
Options forfeited	(256,000)	23.03
Options expired	(1,597,000)	32.25

At December 31, 2018	2,806,000	$19.48
Options granted	1,073,000	6.39
Options exercised	(78,000)	14.67
Options forfeited	(53,000)	19.01
Options expired	(954,000)	28.23

At December 31, 2018	2,794,000	$11.62

The following table summarizes information about options outstanding and exercisable as at December 31, 2018:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding	Weighted-average remaining contractual life	Weighted- average exercise price	Number exercisable	Weighted- average exercise price
$5.00 - $ 10.00	1,031,000	2.1 years	$5.93	—	$—
10.01 - 20.00	1,731,000	1.3 years	14.74	30,000	14.56
20.01 - 35.00	32,000	0.9 years	25.93	16,000	27.95

$5.00 - $35.00	2,794,000	1.6 years	$11.62	46,000	$14.83

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The Company records compensation expense over the vesting period, which ranges between one to three years, based on the fair value of options granted to employees, directors and consultants. In 2018, the Company granted 1,073,000 options with an estimated fair value of $1,227,000 or $1.19 per option using the Black-Scholes option pricing model with the following key assumptions:

	December 31, 2018	December 31, 2017
Weighted-average risk free interest rate (%)(1)	1.93	1.48
Weighted-average expected life (years)	1.2	1.5
Weighted-average volatility (%)(2)	46.45	47.23
Forfeiture rate (%)	7.55	7.68
Weighted average dividend yield (%)	2.22	8.18

(1)	Risk-free interest rate is based on the weighted average Government of Canada benchmark bond yields for one, two, and three year terms to match corresponding vesting periods.
(2)	The expected volatility is measured as the standard deviation of expected share price returns based on statistical analysis of historical weekly share prices for a representative period.

18. OIL AND GAS SALES, NET OF ROYALTIES

($ 000s)	December 31, 2018	December 31, 2017
Oil and gas sales
Crude oil	194,137	171,415
Natural gas liquids	14,645	10,242
Natural gas	14,606	20,909

	223,388	202,566

Less royalties:
Crown	(15,157)	(10,178)
Freehold, gross overriding royalties and other	(8,665)	(4,026)

	(23,822)	(14,204)

Oil and gas sales, net of royalties	199,566	188,362

19. OTHER INCOME

($ 000s)	December 31, 2018	December 31, 2017
Investment income	65	74
Administrative income	176	297
Gain on sale of property and equipment	—	4,233
Deferred consideration	1,362	—

Other income	1,603	4,604

20. FINANCIAL RISK MANAGEMENT

Financial Risk Factors

The Company undertakes transactions in a range of financial instruments including:

•	Accounts receivable

•	Accounts payable and accrued liabilities

XIV-26

•	Common share investments

•	Due to related party

•	Bank debt

•	Subordinated promissory note

The Company’s activities result in exposure to a number of financial risks including market risk (commodity price risk, interest rate risk, and foreign exchange risk), credit risk, liquidity risk and equity price risk.

The Company’s overall risk management program seeks to mitigate these risks and reduce the volatility on the Company’s financial performance. Financial risk is managed by senior management under the direction of the Board of Directors.

The Company may enter into various risk management contracts to manage the Company’s exposure to commodity price fluctuations. Currently no risk management agreements are in place. The Company does not speculatively trade in risk management contracts. The Company’s risk management contracts are entered into to manage the risks relating to commodity prices from its business activities.

Capital Risk Management

The Company’s objectives when managing capital, which the Company defines to include shareholders’ equity, debt and working capital balances, are to safeguard the Company’s ability to continue as a going concern, so that it can continue to provide returns to its shareholders and benefits for other stakeholders and to maintain a capital structure that provides a low cost of capital. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends, debt facilities or issue new shares.

The Company monitors capital on the basis of the ratio of net debt (total debt adjusted for working capital) to cash flow from operating activities. This ratio is calculated using each quarter end net debt divided by the preceding twelve months’ cash flow. Management believes that a net debt level as high as one and a half year’s cash flow is still an appropriate level to allow it to take advantage in the future of either acquisition opportunities or to provide flexibility to develop its undeveloped resources by horizontal or vertical drill programs. During the current year the Company had a net debt to cash flow level of 2.8:1 compared to 3.1:1 in 2017. The decrease in net debt to cash flow ratio is primarily due to $52,000,000 received on December 20, 2017 for the sale of a royalty interest in the Pembina Cardium properties (see disposition Note 21) and improved commodity prices realized in 2018. However, in the fourth quarter of 2018, Canadian oil experienced large differentials compared to world prices due to a lack of takeaway capacity. To manage its bank debt during a period of low commodity prices the Company reduced planned capital expenditures for the 2017 and 2018 fiscal years. Additionally, in December of 2018, the Company reduced the monthly dividend from $0.10 to $0.01 per common share.

Section (a) of this note provides the Company’s debt to cash flow from operations.

Section (b) addresses in more detail the key financial risk factors that arise from the Company’s activities including its policies for managing these risks.

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a)	Net debt ratio

The net debt and cash flow amounts as of December 31, 2018 are as follows:

($ 000s)
Bank debt	298,660
Accounts payable and accrued liabilities	18,743
Due to related party	12,000
Subordinated promissory note	10,000
Current assets	(11,709)

Net debt	327,694

Cash flow from operations	115,963

Net debt ratio	2.8

b)	Risks and mitigation

Market risk is the risk that the fair value or future cash flow of the Company’s financial instruments will fluctuate because of changes in market prices. Components of market risk to which the Company is exposed are discussed below.

Commodity price risk

The Company’s principal operation is the production and sale of crude oil, natural gas and natural gas liquids.

Fluctuations in prices of these commodities directly impact the Company’s performance and ability to continue with its dividends.

The Company has used various risk management contracts to set price parameters for a portion of its production. The Company has assumed the risk in respect of commodity prices, except for a small portion of physical delivery sales contracts to manage commodity risk on the Company’s higher operating cost areas. These contracts are considered normal sales contracts and are not recorded at fair value in the financial statements.

At December 31, 2018, the Company had the following physical natural gas sales contract in place:

Product	Type of contract	Volume	Term	Contract price
Oil	Costless physical oil collar – WTI	500 BBL/day	November 1 to December 31, 2018	Floor price $70.00 US/BBL Ceiling price $79.50 US/BBL

(1)	WTI refers to West Texas Intermediate, a grade of light sweet crude oil used as benchmark pricing in the United States
(2)	Basis differential is the difference between WTI and MSW stream index

Interest rate risk

Interest rate risk refers to the risk that the value of a financial instrument or cash flows associated with the instrument will fluctuate due to changes in market interest rates. Interest rate risk arises from interest bearing financial assets and liabilities that the Company uses. The principal exposure of the Company is on its borrowings which have a variable interest rate which gives rise to a cash flow interest rate risk.

The Company’s debt facilities consist of a $330,000,000 syndicated revolving operating line, $50,000,000 non-syndicated operating line, $12,000,000 due to a related party and a $10,000,000 subordinated promissory note. The borrowings under these facilities, except for the subordinated promissory note, are at bank prime plus or minus various percentages as well as by means of banker’s acceptances (BAs) within the Company’s credit

XIV-28

facility. The subordinated promissory note is at a fixed interest rate of five percent. The Company manages its exposure to interest rate risk on its floating interest rate debt through entering into various term lengths on its BAs but in no circumstances do the terms exceed six months.

Sensitivity Analysis

Based on historic movements and volatilities in the interest rate markets and management’s current assessment of the financial markets, the Company believes that a one percent variation in the Canadian prime interest rate is reasonably possible over a 12-month period.

A one percent increase (decrease) in the Canadian prime rate would decrease (increase) both annual net earnings and comprehensive income by $2,268,000.

Equity price risk

Equity price risk refers to the risk that the fair value of the investments and investment in related party will fluctuate due to changes in equity markets. Equity price risk arises from the realizable value of the investments that the Company holds which are subject to variable equity market prices which on disposition gives rise to a cash flow equity price risk. The Company will assume full risk in respect of equity price fluctuations.

Foreign exchange risk

The Company has no foreign operations and currently sells all of its product sales in Canadian currency. The Company however is exposed to currency risk in that crude oil is priced in US currency, then converted to Canadian currency. The Company currently has no outstanding risk management agreements. The Company will assume full risk in respect of foreign exchange fluctuations.

Credit risk

Credit risk is the risk that a contracting party will not complete its obligations under a financial instrument and cause the Company to incur a financial loss. The Company is exposed to credit risk on all financial assets included on the statement of financial position. To help mitigate this risk:

•	The Company only enters into material agreements with credit worthy counterparties. These include major oil and gas companies or major Canadian chartered banks; and

•	Agreements for product sales are primarily on 30 day renewal terms.

Of the $7,797,000 accounts receivable balance at December 31, 2018 (December 31, 2017 – $20,536,000) over 74 percent (2017 – 84 percent) relates to product sales with national and international oil and gas companies.

On a quarterly basis, the Company assesses if there has been any impairment of the financial assets of the Company. During the year ended December 31, 2018, there was no material impairment provision required on any of the financial assets of the Company. The Company does have a credit risk exposure as the majority of the Company’s accounts receivable are with counterparties having similar characteristics. However, payments from the Company’s largest accounts receivable counterparties have consistently been received within 30 days and the sales agreements with these parties are cancellable with 30 days’ notice if payments are not received.

At December 31, 2018, approximately $397,000 or 5 percent of the Company’s total accounts receivable are aged over 90 days and considered past due (December 31, 2017 – $1,434,000 or 7 percent). The majority of these accounts are due from various joint venture partners. The Company actively monitors past due accounts and takes the necessary actions to expedite collection, which can include withholding production or netting payables when the accounts are with joint venture partners. Should the Company determine that the ultimate collection of

XIV-29

a receivable is in doubt, it will provide the necessary provision in its allowance for doubtful accounts with a corresponding charge to earnings. If the Company subsequently determines an account is uncollectable, the account is written off with a corresponding charge to the allowance account. The Company’s allowance for doubtful accounts balance at December 31, 2018 is $1,402,000 (December 31, 2017 – $1,146,000) with the expense being included in general and administrative expenses. There were no material accounts written off during the period.

The maximum exposure to credit risk is represented by the carrying amounts of accounts receivable. There are no material financial assets that the Company considers past due.

Liquidity risk

Liquidity risk includes the risk that, as a result of the Company’s operational liquidity requirements:

•	The Company will not have sufficient funds to settle a transaction on the due date;

•	The Company will not have sufficient funds to continue with its dividends;

•	The Company will be forced to sell assets at a value which is less than what they are worth; or

•	The Company may be unable to settle or recover a financial asset at all.

To help reduce these risks the Company maintains bank facilities determined by a portfolio of high-quality, long reserve life oil and gas assets.

The Company has the following maturity schedule for its financial liabilities and commitments:

($ 000s)	Recognized on Financial Statements	Less than 1 year	Over 1 year to 9 years
Accounts payable and accrued liabilities	Yes – Liability	18,743	—
Due to related parties	Yes – Liability	12,000	—
Suboridinated promissory note	Yes – Liability	10,000	—
Bank Debt	Yes – Liability	—	298,660
Firm service commitments	No	958	3,996
Office lease commitments	No	522	2,054

Total		42,223	304,710

21. DISPOSITION

On December 20, 2017, the Company sold a two percent gross overriding royalty (GORR) on the total production from the Company’s Pembina Cardium pool effective January 1, 2018. The royalty owner has the option of either being paid in cash or in kind. Consideration received on disposition was $56,747,000, comprised of $52,000,000 in cash and property, plant and equipment valued at $4,747,000.

Upon evaluating this transaction, it was determined that the proceeds for the sale of the GORR were comprised of a disposal of a portion of the Pembina Cardium properties, plant and equipment and an upfront payment received for the implicit obligation of future extraction services that will generate future royalties.

The Company used discounted future cash flows of future development and operating costs multiplied by the two percent royalty rate to derive the upfront payment received for future extraction services of $16,064,000, which is being accounted for as deferred consideration and recognized as revenue over the reserve life of the Pembina Cardium properties. The remaining proceeds of $40,683,000 were compared to the carrying value attributable to the partial disposal of property, plant and equipment of $36,457,000, resulting in a gain on disposal of $4,226,000.

XIV-30

22. COMMITMENTS

The Company has entered into firm service gas transportation agreements in which the Company guarantees certain minimum volumes of natural gas will be shipped on various gas transportation systems. The terms of the various agreements expire in one to eight years.

The Company has office lease commitments for building and office equipment. The building and office equipment leases have an average remaining life of 4.9 years. There are no restrictions placed upon the lessee by entering into these leases.

Future minimum payments for the firm service gas transportation agreements using current tariff rates and the non-cancellable building and office equipment leases as at December 31, 2018 are as follows:

($ 000s)	2019	2020	2021	2022	2023	Thereafter	Total
Firm service commitments	958	945	909	843	812	487	4,954
Office lease commitments	522	516	516	519	503	—	2,576

Total	1,480	1,461	1,425	1,362	1,315	487	7,530

23. SUBSEQUENT EVENTS

Dividends

Subsequent to December 31, 2018, the Company declared the following dividends:

Date declared	Record date	$ per share	Date payable
January 2, 2019	January 15, 2019	0.01	January 31, 2019
February 1, 2019	February 15, 2019	0.01	February 28, 2019
March 1, 2019	March 15, 2019	0.01	March 29, 2019

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Schedule XV

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following report dated March 10, 2020 is a review of the operations and current financial position for the year ended December 31, 2019 for Bonterra Energy Corp. (“Bonterra” or “the Company”) and should be read in conjunction with the audited financial statements presented under International Financial Reporting Standards (IFRS), including the notes related thereto.

Use of Non-IFRS Financial Measures

Throughout this Management’s Discussion and Analysis (MD&A) the Company uses the terms “payout ratio”, “cash netback” and “net debt” to analyze operating performance, which are not standardized measures recognized under IFRS and do not have a standardized meaning prescribed by IFRS. These measures are commonly used in the oil and gas industry and are considered informative by management, shareholders and analysts. These measures may differ from those made by other companies and accordingly may not be comparable to such measures as reported by other companies.

The Company calculates payout ratio percentage by dividing cash dividends paid to shareholders by cash flow from operating activities, both of which are measures prescribed by IFRS which appear on our statement of cash flows. We calculate cash netback by dividing various financial statement items as determined by IFRS by total production for the period on a barrel of oil equivalent basis. The Company calculates net debt as long-term debt plus working capital deficiency (current liabilities less current assets).

Frequently Recurring Terms

Bonterra uses the following frequently recurring terms in this MD&A: “WTI” refers to West Texas Intermediate, a grade of light sweet crude oil used as benchmark pricing in the United States; “MSW Stream Index” or “Edmonton Par” refers to the mixed sweet blend that is the benchmark price for conventionally produced light sweet crude oil in Western Canada; “AECO” refers to Alberta Energy Company, a grade or heating content of natural gas used as benchmark pricing in Alberta, Canada; “bbl” refers to barrel; “NGL” refers to Natural gas liquids; “MCF” refers to thousand cubic feet; “MMBTU” refers to million British Thermal Units; “GJ” refers to gigajoule; and “BOE” refers to barrels of oil equivalent. Disclosure provided herein in respect of a BOE may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 MCF: 1 bbl is based on an energy conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

Numerical Amounts

The reporting and the functional currency of the Company is the Canadian dollar.

ANNUAL COMPARISIONS

As at and for the year ended ($000s except $ per share)	December 31, 2019	December 31, 2018	December 31, 2017
FINANCIAL
Revenue—realized oil and gas sales	202,749	223,388	202,566
Cash flow from operations	81,132	115,963	103,873
Per share—basic and diluted	2.43	3.48	3.12
Payout ratio	5%	32%	38%
Cash dividends per share	0.12	1.11	1.20
Net earnings (loss)	21,923	7,167	2,506
Per share—basic and diluted	0.66	0.22	0.08
Capital expenditures, net of disposition	53,627	78,737	82,441
Disposition	—	—	56,752	(1)
Total assets	1,087,817	1,103,833	1,125,551
Working capital deficiency	19,745	30,281	27,790
Long-term debt	273,065	298,660	292,212
Shareholders’ equity	503,949	483,970	510,260

OPERATIONS
Oil	-bbl per day	7,310	8,119	7,907
	-average price ($per bbl)	66.34	65.51	59.30
NGLs	-bbl per day	986	995	905
	-average price ($per bbl)	25.83	40.32	31.47
Natural gas	-MCF per day	24,053	24,549	24,087
	-average price ($per MCF)	1.87	1.63	2.40
Total barrels of oil equivalent per day (BOE)		12,305	13,206	12,827

(1)

For Q4 2017, includes the disposition of a two percent overriding royalty interest on the total production from the Company’s Pembina Cardium pool that closed December 20, 2017 and was effective January 1, 2018. Consideration consisted of $52 million of cash and incremental Cardium assets valued at $4.7 million which is included in capital expenditures (refer to Note 5 of the December 31, 2017 audited annual financial statements).

QUARTERLY COMPARISONS

	2019
As at and for the periods ended ($ 000s except $ per share)	Q4	Q3	Q2	Q1
Financial
Revenue—oil and gas sales	50,743	47,320	54,852	49,834
Cash flow from operations	20,767	19,774	25,468	15,123
Per share—basic and diluted	0.62	0.59	0.76	0.45
Dividend payout ratio	5%	5%	4%	7%
Cash dividends per share	0.03	0.03	0.03	0.03
Net earnings (loss)	(1,389)	(1,276)	23,131	1,457
Per share—basic and diluted	(0.04)	(0.04)	0.69	0.04
Capital expenditures	5,678	17,845	9,042	21,062
Total assets	1,087,817	1,133,137	1,123,513	1,124,043
Working capital deficiency	19,745	24,599	22,238	30,139
Long-term debt	273,065	283,470	288,545	296,594
Shareholders’ equity	503,949	506,011	507,659	484,980
Operations
Oil (barrels per day)	7,255	7,157	7,746	7,081
NGLs (barrels per day)	1,016	1,009	970	949
Natural gas (MCF per day)	24,697	23,820	23,750	23,938
Total BOE per day	12,387	12,136	12,674	12,020

	2018
As at and for the periods ended ($ 000s except $ per share)	Q4	Q3	Q2	Q1
Financial
Revenue—oil and gas sales	34,988	63,817	67,458	57,124
Cash flow from operations	20,509	33,669	31,908	29,877
Per share—basic and diluted	0.61	1.01	0.96	0.90
Dividend payout ratio	34%	30%	31%	33%
Cash dividends per share	0.21	0.30	0.30	0.30
Net earnings (loss)	(10,909)	5,756	8,925	3,395
Per share—basic and diluted	(0.33)	0.17	0.27	0.10
Capital expenditures	4,785	18,814	18,970	36,168
Total assets	1,103,833	1,137,748	1,147,501	1,142,670
Working capital deficiency	30,281	35,319	27,069	46,630
Long-term debt	298,660	293,197	303,413	291,994
Shareholders’ equity	483,970	500,507	503,979	504,240
Operations
Oil (barrels per day)	7,756	7,949	8,743	8,034
NGLs (barrels per day)	1,025	1,070	984	900
Natural gas (MCF per day)	24,045	24,144	25,317	24,701
Total BOE per day	12,789	13,043	13,946	13,051

Business Environment and Sensitivities

Bonterra’s financial results are significantly influenced by fluctuations in commodity prices, including price differentials, as well as production volumes and foreign exchange rates. The following table depicts selective market benchmark commodity prices, differentials and foreign exchange rates in the last eight quarters to assist in understanding how past volatility has impacted Bonterra’s financial and operating performance. The increases or decreases in Bonterra’s realized average price for oil and natural gas for each of the eight quarters is also outlined in detail in the following table.

	Q4-2019	Q3-2019	Q2-2019	Q1-2019	Q4-2018	Q3-2018	Q2-2018	Q1-2018
Crude oil WTI (U.S.$/bbl)	56.96	56.45	59.81	54.90	58.81	69.50	67.88	62.87
WTI to MSW Stream Index Differential (U.S.$/bbl)(1)	(5.37)	(4.66)	(4.62)	(4.85)	(26.30)	(6.83)	(5.45)	(5.89)
Foreign exchange U.S.$ to Cdn$	1.3201	1.3207	1.3375	1.3293	1.3215	1.3070	1.2911	1.2651
Bonterra average realized oil price (Cdn$/bbl)	63.37	65.49	71.27	64.87	38.96	77.20	76.51	67.78
Natural gas AECO (Cdn$/mcf)	2.46	0.91	1.03	2.61	1.55	1.19	1.18	2.07
Bonterra average realized gas price (Cdn$/mcf)	2.71	0.96	1.09	2.70	1.77	1.37	1.16	2.24

(1)	This differential accounts for the majority of the difference between WTI and Bonterra’s average realized price (before quality adjustments and foreign exchange).

The overall volatility in Bonterra’s average realized commodity prices can be impacted by numerous events or factors, including but not limited to:

•	Worldwide (particularly North American) crude oil supply and demand imbalance;

•	Geo-political events that affect worldwide crude oil supply and demand;

•	The value of the Canadian dollar compared to the US dollar;

•	Access to infrastructure and markets;

•	Crude oil curtailments;

•	Weather; and

•	Timing and duration of plant, refinery and pipeline maintenance.

Volatility in WTI benchmark pricing continued through the fourth quarter of 2019 as uncertainties around global supply and demand persist, along with heightened geopolitical concerns that began earlier in the year with an attack on Saudi Arabia’s largest crude processing facility. Concern regarding global demand imbalances in the second half of 2019 and into 2020 comes from a variety of factors, including but not limited to global trade disputes between the US and China and the impact of the Coronavirus epidemic. There is further uncertainty around crude oil supply growth, including continued shale oil development in the US, the impact of which was exacerbated in early March 2020 due to Russia’s departure from OPEC+ and Saudi Arabia’s stated objective to ramp up production and cause an oil price war. The impact of such competition for market share could have a significant, sustained negative effect on global commodity prices. In Canada, volatility subsided somewhat through 2019 as crude curtailments mandated by the Alberta Government, along with incremental rail and seasonal factors, resulted in a decrease in crude inventories and a narrowing of the differential for all grades of Canadian crude. While the curtailment program has reduced Canadian crude price volatility, it has not negated the need for incremental pipeline capacity out of the country. Looking forward, completion of any proposed pipeline expansion projects or increasing Canada’s export capabilities by expanding capacity on existing lines will have a positive effect on the movement and pricing of Canadian barrels.

The AECO benchmark price for natural gas improved into the fourth quarter of 2019 with the onset of winter and the associated increase in heating demand. Looking forward, the implementation of a Temporary Service Protocol to manage supply during maintenance periods on TC Energy’s NGTL pipeline system is expected to result in more stable pricing through 2020. Beyond 2020, planned facility additions for the NGTL gas transmission system and a positive final investment decision by LNG Canada may improve sentiment towards western Canadian-based natural gas producers. While these projects do not impact near-term supply and demand imbalances, they do have positive implications for the longer term.

The following chart shows the Company’s sensitivity to key commodity price variables. The sensitivity calculations are performed independently and show the effect of changing one variable while holding all other variables constant.

Annualized sensitivity analysis on cash flow, as estimated for 2019 (1)

Impact on cash flow	Change ($)	$000s	$ per share(2)
Realized crude oil price ($/bbl)	1.00	2,808	0.08
Realized natural gas price ($/mcf)	0.10	1,016	0.03
U.S.$ to Canadian $ exchange rate	0.01	1,517	0.05

(1)	This analysis uses current royalty rates, annualized estimated average production of 12,500 BOE per day and no changes in working capital
(2)	Based on annualized basic weighted average shares outstanding of 33,388,796

Business Overview, Strategy and Key Performance Drivers

Bonterra is an upstream oil and gas company that is primarily focused on the development of its Cardium land within the Pembina and Willesden Green areas located in central Alberta. The Pembina Cardium reservoir is the largest conventional oil reservoir in western Canada that features large original oil in place with very low recoveries to date. Bonterra operates approximately 90 percent of its production and operates the majority of its related oil and gas processing facilities, which require minimal additional capital to support an increase of production. At December 31, 2019, Bonterra has identified a horizontal drilling inventory of approximately 700 net locations (for more information and advisories regarding drilling locations, please refer to Drilling Locations within the Forward Looking Information section). Bonterra has also identified additional drilling locations in other formations within Alberta, Saskatchewan and British Columbia.

Bonterra continues to remain focused on long-term sustainability and improving its balance sheet through debt reduction. During 2019, Bonterra generated cash flow in excess of capital and dividends and reduced net debt by $36.1 million, having closed the year with net debt of $292.8 million, an 11 percent decrease from $328.9 million at December 31, 2018. The Company managed this net debt reduction with reduced capital spending offset by increased production costs from an increased number of required multi-year facility turnarounds in 2019 compared to prior years. With the expected decrease in facility maintenance costs, Bonterra will continue to pursue balance sheet strength and enhanced financial flexibility through 2020. Cash flow after capital and dividend outlays continues to be prioritized for the enhancement of debt ratios.

During 2019, Bonterra invested $53.6 million in capital, directing approximately $44.5 million to drill 30 gross (23.7 net) wells, complete and tie-in 27 gross (20.7 net) wells, with the remaining three wells brought on production in Q1 2020. In addition, approximately $9.1 million was directed to infrastructure investments, and Bonterra maintained average annual daily production of 12,305 BOE per day. Production was two percent lower than the low end of 2019 guidance disclosed at Q3 2019 of 12,600 BOE per day to 13,200 BOE per day, reflecting approximately 350 BOE per day of production being shut-in through the year related to facility maintenance and low natural gas prices. The Company returned approximately $4 million to shareholders in the form of dividends. Bonterra’s all-in payout ratio was 71 percent in 2019, calculated by combining the total dividend amount with capital expenditures and dividing by cash flow from operations.

In response to severe market volatility, and as part of Bonterra’s ongoing efforts to diversify crude oil pricing and to protect future cash flow, the Company entered into physical delivery sales and risk management contracts for the first half of 2020. During 2020, the Company will receive fixed Edmonton Par prices on 2,000 bbls per day of crude oil in Q1 2020 between $64.46 CAD to $69.60 CAD per bbl and on 2,000 bbls per day of crude oil in Q2 2020 between $59.50 CAD to $70.25 CAD per bbl, with an additional 500 bbls per day of crude oil for the month of March 2020 at $59.08 CAD per bbl. The Company also diversified its natural gas pricing for the warmer months of 2020 by entering into a physical delivery sales contracts for 5,000 GJs per day from April 1, 2020 to October 31, 2020 ranging between $1.55 CAD to $1.64 CAD per GJ.

As a result of unprecedented volatility in global commodity markets, the Company will continue to prioritize balance sheet strength, preserve the inherent value of assets, and retain flexibility with its capital program to rapidly respond to fluctuations in the broader commodity price environment. Consistent with this strategy, the Company has taken several steps to ensure strength and resiliency during this period. While the previously announced 2020 capital budget of $70 million is under review, approximately $25 million of spending is committed to date. Bonterra will defer any additional drilling or completions capital investment until economic conditions are more supportive. Further, the Company is actively assessing areas and infrastructure that are uneconomic in the current environment and has shut-in production volumes to protect corporate returns. Lastly, the Company’s Board of Directors has elected to suspend its monthly dividend, commencing in April, until the economic environment can support a sustained dividend payment. Bonterra may elect to adjust the amount and timing of capital spending to ensure optimal returns while seeking to further reduce its debt levels. A commitment to sustainability and debt reduction will remain intact through 2020.

Bonterra’s successful operations are dependent upon several factors including, but not limited to: commodity prices, efficient management of capital spending, the payment of monthly dividends, the ability to maintain desired levels of production, control over infrastructure, efficiency in developing and operating properties, and the ability to control costs. The Company’s key measures of performance with respect to these drivers include but are not limited to: average daily production volumes, average realized prices, and average operating costs per unit of production. Disclosure of these key performance measures can be found in this MD&A and/or previous interim or annual MD&A disclosures.

Drilling

	Three months ended						Year ended
	December 31, 2019		September 30, 2019		December 31, 2018		December 31, 2019		December 31, 2018
	Gross (1)	Net (2)	Gross (1)	Net (2)	Gross (1)	Net (2)	Gross (1)	Net (2)	Gross (1)	Net (2)
Crude oil horizontal-operated	3	3.0	7	7.0	0	0.0	23	23.0	27	26.9
Crude oil horizontal-non-operated	1	0.1	5	0.5	2	0.3	7	0.7	7	1.1

Total	4	3.1	12	7.5	2	0.3	30	23.7	34	28.0

Success rate		100%		100%		100%		100%		100%

(1)	“Gross” wells are the number of wells in which Bonterra has a working interest.
(2)	“Net” wells are the aggregate number of wells obtained by multiplying each gross well by Bonterra’s percentage of working interest.

During 2019, the Company drilled 23 gross (23.0 net) operated wells and completed 20 gross (20.0 net) operated wells, of which 20 gross (20.0 net) wells were tied-in and placed on production. The remaining three gross (3.0 net) wells commenced production in early Q1 2020.

In addition, seven gross (0.7 net) non-operated wells were drilled, completed, equipped and placed on production in 2019.

Production

	Three months ended			Year ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Crude oil (barrels per day)	7,255	7,157	7,756	7,310	8,119
NGLs (barrels per day)	1,016	1,009	1,025	986	995
Natural gas (MCF per day)	24,697	23,820	24,045	24,053	24,549

Average BOE per day	12,387	12,136	12,789	12,305	13,206

Annual production averaged 12,305 BOE per day in 2019, compared to 13,206 BOE per day for the same period in 2018, reflecting significantly lower capital spending in 2019 compared to 2018, which led to fewer new wells coming on production. In addition, during 2019 an average of approximately 350 BOE per day of production was shut-in primarily due to facility turnarounds being undertaken on a large number of gas plants and batteries, as well as the voluntary shut-in of British Columbia (“BC”) natural gas wells due to low realized natural gas prices. The BC natural gas wells were placed back on production as gas prices increased in the fourth quarter.

Fourth quarter 2019 production was higher than the previous quarter due to the timing of new wells being brought onto production and the reactivation of the BC natural gas wells in November of 2019.

Cash Netback

The following table illustrates the calculation of the Company’s cash netback from operations for the periods ended:

	Three months ended			Year ended
$ per BOE	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Production volumes (BOE)	1,139,615	1,116,506	1,176,545	4,491,303	4,820,186
Gross production revenue	44.53	42.38	29.74	45.14	46.34
Royalties	(2.24)	(3.76)	(3.17)	(3.18)	(4.94)
Production costs	(16.94)	(14.32)	(14.23)	(15.51)	(14.49)

Field netback	25.35	24.30	12.34	26.45	26.91
General and administrative	(1.68)	(1.05)	(1.19)	(1.53)	(1.51)
Interest and other	(3.05)	(3.35)	(3.08)	(3.37)	(3.16)

Cash netback	20.62	19.90	8.07	21.55	22.24

Cash netbacks decreased in 2019 compared to 2018 primarily due to lower realized commodity prices and increased production costs per BOE, which were partially offset by a decrease in royalties per BOE.

Cash netbacks for Q4 2019 increased compared to Q3 2019 due to higher realized commodity prices and an adjustment on past crown royalties paid, which were partially offset by higher production costs per BOE.

Oil and Gas Sales

	Three months ended			Year ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Revenue—oil and gas sales ($ 000s)
Crude oil	42,297	43,121	27,801	176,996	194,137
NGL	2,280	2,085	3,273	9,300	14,645
Natural gas	6,166	2,114	3,914	16,453	14,606

	50,743	47,320	34,988	202,749	223,388

Average realized prices:
Crude oil ($ per barrel)	63.37	65.49	38.96	66.34	65.51
NGLs ($ per barrel)	24.39	22.45	34.73	25.83	40.32
Natural gas ($ per MCF)	2.71	0.96	1.77	1.87	1.63

Average ($ per BOE)	44.53	42.38	29.74	45.14	46.34

Average BOE per day	12,387	12,136	12,789	12,305	13,206

Revenue from oil and gas sales in 2019 decreased by $20,639,000, or nine percent, compared to the same period in 2018. The decrease in oil and gas sales was primarily driven by a seven percent decrease in production volumes and a decrease in commodity prices for oil and NGLs. The quarter-over-quarter increase in oil and gas sales was primarily due to an increase in both production volumes and natural gas prices compared to Q3 2019.

The Company’s product split on a revenue basis is weighted approximately 92 percent to crude oil and NGLs for 2019.

Royalties
	Three months ended			Year ended
($ 000s)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Crown royalties	780	2,563	2,476	7,230	15,157
Freehold, gross overriding and other royalties	1,770	1,632	1,254	7,044	8,665

Total royalties	2,550	4,195	3,730	14,274	23,822

Crown royalties—percentage of revenue	1.5	5.4	7.1	3.6	6.8
Freehold, gross overriding and other royalties—percentage of revenue	3.5	3.4	3.6	3.5	3.9

Royalties—percentage of revenue	5.0	8.8	10.7	7.1	10.7
Royalties $ per BOE	2.24	3.76	3.17	3.18	4.94

Royalties paid by the Company consist of both crown royalties to the Provinces of Alberta, Saskatchewan and British Columbia and other royalties. Total royalties for the year ended December 31, 2019 decreased by $1.76 per BOE compared to 2018. The decrease is primarily the result of a crown royalty refund of $2.1 million and lower commodity prices in 2019 than the prior year. The crown royalty refund recorded in the fourth quarter of 2019 was due to a reassessment on past royalties paid.

Production Costs
	Three months ended			Year ended
($ 000s except $ per BOE)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Production costs	19,304	15,989	16,746	69,673	69,861
$ per BOE	16.94	14.32	14.23	15.51	14.49

Production costs for 2019 did not substantially change from 2018 despite a decrease in production. The increase in costs on a per BOE basis was primarily due to increased trucking as flush production from new wells exceeded facility capacity, increased chemical costs for pipeline integrity and maintenance prevention programs, increased facility turnarounds and shut-in production. Facility turnarounds are not required every year and may not be required again for an additional five years; as such, a disproportionate number of turnarounds were required in 2019 versus prior periods.

Production costs for Q4 2019 increased by $3,315,000 compared to Q3 2019 primarily due to increased well and facility maintenance costs, chemical and power costs due to increased power rates and consumption.

Other Income
	Three months ended			Year ended
($ 000s)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Investment income	21	11	17	64	65
Administrative income	64	25	43	144	176
Gain on sale of property	70	3	—	75	—
Deferred consideration	346	301	302	1,273	1,362
Realized loss on risk management contracts	(443)	—	—	(443)	—
Unrealized loss on risk management contracts	(76)	(58)	—	(134)	—

	(18)	282	362	979	1,603

Deferred consideration relates to a deferred gain on the sale of a two percent overriding royalty interest, which is recognized into revenue using the same unit-of-production method as the encumbered property, plant and equipment assets.

The market value and carrying value of the investments held by the Company at December 31, 2019 was $286,000 (December 31, 2018—$374,000). There were no dispositions for the years ended December 31, 2019 or 2018. Dispositions that result in a gain or loss on sale are recorded as an equity transfer between accumulated other comprehensive income and retained earnings.

The Company receives administrative income for various oil and gas administrative services provided and production equipment rentals.

During the third quarter of 2019, Bonterra entered into financial derivatives to minimize commodity price risk on crude oil sales. The financial derivatives outstanding are for the period from October 1, 2019 to December 31, 2019 on a total of 153,000 barrels of crude oil (approximately 1,000 barrels of oil per day for the month of October and 2,000 barrels of oil per day for the months of November and December) at fixed Edmonton Par prices ranging from $62.90 to $65.00 CAD per barrel. For the first half of 2020, Bonterra also entered into further financial derivatives to minimize commodity price risk on future crude oil sales. The financial derivatives outstanding are for a total of 136,500 barrels of crude oil (approximately 1,000 barrels of oil per day for Q1 2020 and 500 barrels of oil per day for Q2 2020) at fixed Edmonton Par prices ranging from $67.75 to $69.60 CAD per barrel for Q1 2020 and $59.50 CAD per barrel for Q2 2020. These contracts are not considered normal sales contracts and are recorded at fair value.

General and Administration (G&A) Expense

	Three months ended			Year ended
($ 000s except $ per BOE)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Employee compensation expense	1,367	987	696	4,569	4,633
Office and administrative expense	550	185	699	2,304	2,645

Total G&A expense	1,917	1,172	1,395	6,873	7,278

$ per BOE	1.68	1.05	1.19	1.53	1.51

Employee compensation expense for 2019 compared to 2018 remained primarily unchanged due to slightly lower earnings before income taxes. The Company has a bonus plan in which the bonus pool consists of a range between 2.5 percent to 3.5 percent of earnings before income taxes.

Office and administrative expenses for 2019 decreased by $341,000 compared to 2018 primarily due to a decrease in bank charges, professional consulting fees and the allowance for doubtful accounts expense, which was partially offset by an increase in software and consulting services. The increase in Q4 2019 over Q3 2019 was primarily due to increased bank charges and professional consulting fees.

Finance Costs
	Three months ended			Year ended
($ 000s except $ per BOE)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Interest on long-term debt	3,337	3,586	3,444	14,540	14,560
Other interest	222	194	239	801	905

Interest expense	3,559	3,780	3,683	15,341	15,465
$ per BOE	3.12	3.39	3.13	3.42	3.21

Unwinding of the discounted value of decommissioning liabilities	798	731	762	3,019	3,069

Total finance costs	4,357	4,511	4,445	18,360	18,534

Interest on long-term debt remained relatively unchanged for 2019 compared to 2018 due to increased interest rates as a result of a higher net debt to earnings before income taxes, depletion and amortization (or “EBITDA” as defined by the Company’s bank facility) ratio for 2019 due to decreased EBITDA from reduced production. Interest costs for 2019 were partially offset by lower average long-term debt outstanding of approximately $7,828,000. Quarter-over-quarter interest on long-term debt decreased as a result of a lower net debt to EBITDA ratio in effect for the current quarter and reduced average long-term debt of $7,740,000. Interest rates for the current quarter are determined based on the trailing quarter and calculated by taking the ratio of total debt (excluding accounts payable and accrued liabilities) to EBITDA (defined as net income excluding finance costs, provision for current and deferred taxes, depletion and depreciation, share-option compensation, gain or loss on sale of assets and impairment of assets) multiplied by four.

Other interest relates primarily to amounts paid to a related party (see related party transactions) and a $7,500,000 subordinated promissory note from a private investor. For more information about the subordinated promissory note, refer to Note 12 of the December 31, 2019 audited annual financial statements.

A one percent increase (decrease) in the Canadian prime rate would decrease (increase) both annual net earnings and comprehensive income by approximately $2,007,000.

Share-Option Compensation
	Three months ended			Year ended
($ 000s)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Share-option compensation	319	649	449	2,147	2,710

Share-option compensation is a statistically calculated value representing the estimated expense of issuing employee stock options. The Company records a compensation expense over the vesting period based on the fair value of options granted to directors, officers and employees.

Share-option compensation decreased by $563,000 in 2019 compared to 2018. This decline is primarily due to the higher share price volatility on most of the options issued in 2017 (which were fully amortized in 2018) relative to the options issued in the fourth quarter of 2018 (which will be fully amortized in 2019). In addition, no options were issued in Q4 2019 compared to 1,031,000 options being issued in Q4 2018.

Based on the outstanding options as of December 31, 2019, the Company has an unamortized expense of $172,000, of which $126,000 will be recorded for 2020 and $46,000 thereafter. For more information about options issued and outstanding, refer to Note 16 of the December 31, 2019 audited annual financial statements.

Depletion and Depreciation, Exploration and Evaluation (E&E) and Goodwill

	Three months ended			Year ended
($ 000s)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Depletion and depreciation	23,718	22,973	23,189	89,861	91,453
Exploration and evaluation	—	—	—	—	291

The provision for depletion and depreciation increased in 2019 compared to 2018 primarily due to decreased production volumes. The increase in the provision for depletion and depreciation in Q4 2019 compared to Q3 2019 is due to increased production volumes and a decrease in the December 31, 2019 proved plus probable developed reserves.

The E&E expenses relate to expired leases.

There were no impairment provisions recorded for the year ended December 31, 2019 or 2018.

Taxes

The Company recorded a deferred income tax recovery of $19,475,000 (2018 – $3,921,000 expense). The deferred income tax recovery is due to a decrease in the Alberta corporate income tax rate from 12 percent to 8 percent by January 1, 2022.

For additional information regarding income taxes, see Note 15 of the December 31, 2019 annual audited financial statements.

Net Earnings (Loss)

	Three months ended			Year ended
($ 000s except $ per share)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net earnings (loss)	(1,389)	(1,276)	(10,909)	21,923	7,167
$ per share—basic	(0.04)	(0.04)	(0.33)	0.66	0.22
$ per share—diluted	(0.04)	(0.04)	(0.33)	0.66	0.22

Net earnings for 2019 increased by $14,756,000 compared to 2018. The increase in net earnings was attributed to the deferred income tax recovery as a result of a decrease in the Alberta corporate income tax rate. In addition, royalties and depletion and depreciation were lower given the decrease in realized commodity prices and production, respectively. The increase in net earnings for 2019 was partially offset by a decrease in oil and gas sales.

Other Comprehensive Income (Loss)

Other comprehensive income for 2019 consists of an unrealized loss before tax on investments (including investment in a related party) of $88,000 relating to a decrease in the investments’ fair value (December 31, 2018 – unrealized loss of $376,000). Realized gains decrease accumulated other comprehensive income as these gains are transferred to retained earnings. Other comprehensive income varies from net earnings by unrealized changes in the fair value of Bonterra’s holdings of investments, including the investment in a related party, net of tax.

Cash Flow from Operations

		Three months ended		Year ended
($ 000s except $ per share)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Cash flow from operations	20,767	19,774	20,509	81,132	115,963
$ per share—basic	0.62	0.59	0.61	2.43	3.48
$ per share—diluted	0.62	0.59	0.61	2.43	3.48

In 2019, cash flow from operations decreased by $34,831,000 compared to 2018. This was primarily due to a decrease in revenue from oil and gas sales, non-cash working capital and additional decommissioning liabilities settled.

The quarter-over-quarter increase in cash flow of $993,000 was also primarily due to an increase in revenue from oil and gas sales, non-cash working capital and a crown royalty reassessment partially offset by an increase in production costs.

Related Party Transactions

Bonterra holds 1,034,523 (December 31, 2018 – 1,034,523) common shares in Pine Cliff Energy Ltd. (“Pine Cliff”) which represents less than one percent ownership in Pine Cliff’s outstanding common shares. Pine Cliff’s common shares had a fair market value as of December 31, 2019 of $155,000 (December 31, 2018 – $258,000). The Company provides marketing services for Pine Cliff. All services performed were charged at estimated fair value. As at December 31, 2019, the Company had an account receivable from Pine Cliff of $47,000 (December 31, 2018 – $71,000).

As at December 31, 2019, a loan to Bonterra provided by the Company’s CEO, Chairman of the Board and major shareholder totaled $12,000,000 (December 31, 2018 - $12,000,000). On December 1, 2019, the loan’s interest rate increased from the Canadian charged bank prime less 5/8th of one percent to five and a half percent and has no set repayment terms but is payable on demand. Security under the debenture is over all the Company’s assets and is subordinated to any and all claims in favour of the syndicate of senior lenders providing credit facilities to the Company. The Company’s bank agreement requires that the above loan can only be repaid should the Company have sufficient available borrowing limits under the Company’s credit facility. Interest paid on this loan in 2019 was $421,000 (December 31, 2018 - $362,000).

Liquidity and Capital Resources

Net Debt to Cash Flow from Operations

Bonterra continues to focus on monitoring overall debt while managing its cash flow, capital expenditures and dividend payments. The Company’s net debt to twelve-month trailing cash flow ratio as of December 31, 2019 was 3.6 to 1 times (versus 2.8 to 1 times at December 31, 2018). The higher net debt to cash flow ratio stems from a decrease in the Company’s twelve-month trailing cash flow. Compared to year end 2018, net debt decreased by $36,131,000 in 2019 due to a stronger focus on debt reduction, a lower capital spending program and reduced dividend payments compared to the prior year. The Company’s primary focus remains on managing its bank debt during a period of highly volatile commodity prices. Bonterra will continue to assess its dividend and capital expenditures compared to cash flow from operations on a quarterly basis.

Working Capital Deficiency and Net debt

($ 000s)	December 31, 2019	December 31, 2018
Working capital deficiency	19,745	30,281
Long-term bank debt	273,065	298,660

Net Debt	292,810	328,941

The Company has sufficient availability on its credit facility to repay both the related party loan and the subordinated promissory note, if required. During each quarter, the Company manages net debt by monitoring capital spending and dividends paid relative to cash flow from operations.

Net debt is a combination of long-term bank debt and working capital. Net debt for December 31, 2019 decreased by $36,131,000 compared to December 31, 2018 primarily due to a stronger focus on debt reduction, a lower capital spending program and reduced dividend payments compared to the prior year.

Working capital is calculated as current liabilities less current assets. The Company finances its working capital deficiency using cash flow from operations, its long-term bank facility, share issuances, option exercises and adjustments of dividend payments. Included in the working capital deficiency as at December 31, 2019 is $19,500,000 of debt relating to the subordinated promissory note and the amount due to a related party.

Financial Risk Management

The Company has entered into physical delivery sales contracts to manage commodity risk. These contracts are considered normal sales contracts and are not recorded at fair value in the financial statements. The Company also entered into risk management contracts to manage commodity risk. These contracts are not considered normal sales contracts and are recorded at fair value. For more information on physical delivery and risk management contracts in place see Note 19 of the December 31, 2019 audited annual financial statements.

Capital Expenditures

During the year ended December 31, 2019, the Company incurred capital expenditures of $53,627,000 (December 31, 2018 - $78,737,000). Of the total capital invested, $44,551,000 was directed to the drilling and completion of 30 gross (23.7 net) wells and the tie-in of 27 gross (20.7 net) wells, with the remaining three wells brought on production in Q1 2020. An additional $9,076,000 was spent on related infrastructure costs, recompletions and other capital expenditures.

Liability Management Ratio (“LMR”) Update

In 2019, 97 percent of the Company’s production was in the province of Alberta. The Company currently has an LMR rating of 1.86 in Alberta, which has remained relatively unchanged from 2018 as lower drilling activity led to lower production volumes and a lower three-year average for crude oil pricing. Bonterra has instituted an abandonment program in 2020 to reclaim 150 to 170 inactive well bores over two years in order to increase its LMR ratio. Bonterra does not anticipate any regulatory impediments given its current LMR.

Long-term Debt

Long-term debt represents the outstanding amounts drawn on the Company’s bank facility as described in the notes to the Company’s audited annual financial statements. As of December 31, 2019, the Company has a bank facility with a limit of $325,000,000 (December 31, 2018—$380,000,000) that is comprised of a $286,765,000 syndicated revolving credit facility and a $38,235,000 non-syndicated revolving credit facility which has an accordion feature allowing the Company to obtain future funding of up to $40,000,000 for opportunities outside of normal operations, such as acquisitions, subject to unanimous lender approval. Amounts drawn under the bank facility of $325,000,000 at December 31, 2019 totaled $273,065,000 (December 31, 2018—$298,660,000), nine percent lower than year-end 2018. The interest rates for the year ended December 31, 2019 on the Company’s Canadian prime rate loan and Banker’s Acceptances range between four to six percent. The loan is revolving to April 28, 2020 with a maturity date of April 29, 2021, subject to annual review. The credit facilities have no fixed terms of repayment.

The available lending limits of the credit facilities are reviewed semi-annually on or before April 30 and October 31 each year based mainly on the lender’s assessment of the Company’s reserves, future commodity prices and costs. Effective October 31, 2019, the total credit facility was revised to $325,000,000, comprised of a $286,765,000 syndicated revolving credit facility and a $38,235,000 non-syndicated revolving credit facility. All other terms and conditions remain the same.

Advances drawn under the bank facility are secured by a fixed and floating charge debenture over the assets of the Company. In the event the bank facility is not extended or renewed, amounts drawn under the facility would be due and payable on the maturity date. The size of the committed credit facilities is based primarily on the value of the Company’s producing petroleum and natural gas assets and related tangible assets as determined by the Lenders. For more information see Note 13 of the December 31, 2019 audited annual financial statements.

Shareholders’ Equity

The Company is authorized to issue an unlimited number of common shares without nominal or par value.

The Company is also authorized to issue an unlimited number of Class “A” redeemable Preferred Shares and an unlimited number of Class “B” Preferred Shares. There are currently no outstanding Class “A” redeemable Preferred Shares or Class “B” Preferred Shares.

	December 31, 2019		December 31, 2018
Issued and fully paid—common shares	Number	Amount ($ 000s)	Number	Amount ($ 000s)
Balance, beginning of year	33,388,796	765,276	33,310,796	763,977
Issued pursuant to the Company’s share option plan	—	—	78,000	1,143
Transfer from contributed surplus to share capital		—		156

Balance, end of year	33,388,796	765,276	33,388,796	765,276

The Company provides a stock option plan for its directors, officers and employees. Under the plan, the Company may grant options for up to 3,338,880 (December 31, 2018 – 3,338,880) common shares. The exercise price of each option granted will not be lower than the market price of the common shares on the date of grant and the option’s maximum term is five years. For additional information regarding options outstanding, see Note 16 of the December 31, 2019 audited annual financial statements.

Commitments

The Company has entered into firm service gas transportation agreements in which the Company guarantees that certain minimum volumes of natural gas will be shipped on various gas transportation systems. Bonterra uses firm service delivery with TransCanada Pipeline on approximately 90 percent of its natural gas production. Given that substantially all of Bonterra’s current natural gas production is from the solution gas in oil wells, this will reduce transportation curtailments associated with interruptible service, therefore decreasing restrictions on oil production. The terms of the various agreements expire in one to seven years.

The Company has office lease commitments for building and office equipment. The building and office equipment leases have an average remaining life of 3.9 years.

Future minimum payments for the firm service gas transportation agreements using current tariff rates and the non-cancellable building and office equipment leases as at December 31, 2019 are as follows:

($ 000s)	2020	2021	2022	2023	2024	Thereafter	Total
Firm service commitments	194	148	121	121	113	35	732
Office lease commitments	571	499	501	487	—	—	2,058

Total	765	647	622	608	113	35	2,790

Dividend Policy

For the year ended December 31, 2019, the Company declared and paid dividends of $4,007,000 ($0.12 per share) (December 31, 2018 – $36,985,000) ($1.11 per share). Bonterra’s dividend policy is regularly monitored and is dependent upon production, commodity prices, broad market conditions, cash flow from operations, debt levels and capital expenditures.

Bonterra’s capital spending and dividends to its shareholders are funded by cash flow from operating activities with the remaining free cash flow directed to debt repayment. To the extent that the excess cash flow from operations after dividends and capital spending is not sufficient, the shortfall may be funded by drawdowns on Bonterra’s bank facility. Bonterra intends to provide dividends to shareholders that are sustainable by the Company while giving consideration to its liquidity and long-term operational strategy. The level of dividends is highly dependent upon cash flow generated from operations, which may fluctuate significantly due to changes in financial and operational performance, commodity prices, interest and exchange rates and many other factors. As such, future dividends cannot be assured.

On March 10, 2020, the Company’s Board of Directors elected to suspend its monthly dividend, commencing in April, in response to significant volatility in commodity markets. The dividend is expected to be reestablished when the economic environment can support a sustained dividend payment.

Quarterly Financial Information

	2019
For the periods ended ($ 000s except $ per share)	Q4	Q3	Q2	Q1
Revenue—oil and gas sales	50,743	47,320	54,852	49,834
Cash flow from operations	20,767	19,774	25,468	15,123
Net earnings (loss)	(1,389)	(1,276)	23,131	1,457
Per share—basic	(0.04)	(0.04)	0.69	0.04
Per share—diluted	(0.04)	(0.04)	0.69	0.04

	2018
For the periods ended ($ 000s except $ per share)	Q4	Q3	Q2	Q1
Revenue—oil and gas sales	34,988	63,817	67,458	57,124
Cash flow from operations	20,509	33,669	31,908	29,877
Net loss	(10,909)	5,756	8,925	3,395
Per share—basic	(0.33)	0.17	0.27	0.10
Per share—diluted	(0.33)	0.17	0.27	0.10

The fluctuations in the Company’s revenue and net earnings from quarter-to-quarter are caused by variations in production volumes, realized commodity pricing and the related impact on royalties, production, G&A and finance costs. In the fourth quarter of 2018, the Canadian oil and gas industry experienced a significant decrease in the realized price for Canadian crude oil due to extremely wide differentials, which negatively impacted Bonterra’s Q4 2018 net earnings and cash flow, as well as its Q1 2019 cash flow. Net earnings for Q2 2019 increased due to a deferred tax recovery from a decrease in the Alberta corporate income tax rate.

Critical Accounting Estimates

There have been no changes to the Company’s critical accounting policies and estimates as of the period ended in the financial statements.

Forward-Looking Information

Certain statements contained in this MD&A include statements which contain words such as “anticipate”, “could”, “should”, “expect”, “seek”, “may”, “intend”, “likely”, “will”, “believe” and similar expressions, relating to matters that are not historical facts, and such statements of our beliefs, intentions and expectations about development, results and events which will or may occur in the future, constitute “forward-looking information” within the meaning of applicable Canadian securities legislation and are based on certain assumptions and analysis made by us derived from our experience and perceptions. Forward-looking information in this MD&A includes, but is not limited to: expected cash provided by continuing operations; cash dividends; future capital expenditures, including the amount and nature thereof; oil and natural gas prices and demand; expansion and other development trends of the oil and gas industry; business strategy and outlook; expansion and growth of our business and operations; and maintenance of existing customer, supplier and partner relationships; supply channels; accounting policies; credit risks; and other such matters.

All such forward-looking information is based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. The risks, uncertainties, and assumptions are difficult to predict and may affect operations, and may include, without limitation: foreign exchange fluctuations; equipment and labour shortages and inflationary costs; general economic conditions; industry conditions; changes in applicable environmental, taxation and other laws and regulations as well as how such laws and regulations are interpreted and enforced; the ability of oil and natural gas companies to raise capital; the effect of weather conditions on operations and facilities; the existence of operating risks; volatility of oil and natural gas prices; oil and gas product supply and demand; risks inherent in the ability to generate sufficient cash flow from operations to meet current and future obligations; increased competition; stock market volatility; opportunities available to or pursued by us; and other factors, many of which are beyond our control. The foregoing factors are not exhaustive.

Actual results, performance or achievements could differ materially from those expressed in, or implied by, this forward-looking information and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking information will transpire or occur, or if any of them do, what benefits will be derived therefrom. Except as required by law, Bonterra disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise.

The forward-looking information contained herein is expressly qualified by this cautionary statement.

Drilling Locations

This MD&A discloses drilling locations in three categories: (i) proved locations; (ii) probable locations; and (iii) unbooked locations. Proved locations and probable locations, which are sometimes collectively referred to as “booked locations”, are derived from the independent reserves evaluation prepared by Sproule Associates Ltd. as of December 31, 2019 and account for drilling locations that have associated proved and/or probable reserves, as applicable. Unbooked locations are internal estimates based on Bonterra’s prospective acreage and an assumption as to the number of wells that can be drilled per section based on industry practice and internal review. Unbooked locations do not have attributed reserves. Of the 700 net drilling locations identified herein, 305 are proved locations, 6 are probable locations and 389 are unbooked locations. Unbooked locations have been identified by management as an estimation based on industry practice and internal review of our multi-year drilling activities, which include an evaluation of applicable geologic, seismic, engineering, production and reserves information. There is no certainty that Bonterra will drill all unbooked drilling locations and, if drilled, there is no certainty that such locations will result in additional oil and gas reserves or production. The drilling locations on which we actually drill wells will ultimately depend upon the availability of capital, regulatory approvals, seasonal restrictions, oil and natural gas prices, costs, actual drilling results, additional reservoir information that is obtained and other factors. While certain of the unbooked drilling locations have been derisked by drilling existing wells in relative close proximity to such unbooked drilling locations, some of other unbooked drilling locations are farther away from existing wells where management has less information about the characteristics of the reservoir and therefore there is more uncertainty whether wells will be drilled in such locations and, if drilled, there is more uncertainty that such wells will result in additional oil and gas reserves or production. No locations have been assigned resources other than reserves (“ROTR”). All drilling counts cited herein are net.

Disclosure Controls and Procedures

Disclosure controls and procedures (“DC&P”), as defined in National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings, are designed to provide reasonable assurance that information required to be disclosed in the Company’s annual filings, interim fillings or other reports filed, or submitted by the Company under securities legislation is recorded, processed, summarized and reported within the time periods specified under securities legislation and include controls and procedures designed to ensure that information required to be disclosed is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. The Chief Executive Officer and Chief financial Officer of Bonterra evaluated the effectiveness of the design and operation of the Company’s DC&P. Based on that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that Bonterra’s DC&P were effective at December 31, 2019.

Internal Controls Over Financial Reporting

Internal control over financial reporting (“ICFR”), as defined in National Instrument 52-109, includes those policies and procedures that:

1.	Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of Bonterra;

2.

Are designed to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of Bonterra are being made in accordance with authorizations of management and Directors of Bonterra; and

3.

Are designed to provide reasonable assurance regarding prevention or timely detection of authorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

The CEO and CFO have designed, or caused to be designed under their supervision, ICFR as defined in National Instrument 52-109 of the Canadian Securities Administrators, in order to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. The control framework the Company used to design its ICFR was in accordance with the Committee of Sponsoring Organizations of the Treadway Commission (COSO 2013).

The Company’s CEO and CFO have evaluated, or caused to be evaluated under their supervision, the effectiveness of the Company’s internal controls over financial reporting at the financial period end of the Company and concluded that such internal controls over financial reporting are effective as of December 31, 2019.

It should be noted that while Bonterra’s CEO and CFO believe that the Company’s internal controls and procedures provide a reasonable level of assurance and are effective; they do not expect that these controls will prevent all errors and fraud.

Schedule XVI

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following report dated March 12, 2019 is a review of the operations and current financial position for the year ended December 31, 2018 for Bonterra Energy Corp. (“Bonterra” or “the Company”) and should be read in conjunction with the audited financial statements presented under International Financial Reporting Standards (IFRS), including the notes related thereto.

Use of Non-IFRS Financial Measures

Throughout this Management’s Discussion and Analysis (MD&A) the Company uses the terms “payout ratio”, “cash netback” and “net debt” to analyze operating performance, which are not standardized measures recognized under IFRS and do not have a standardized meaning prescribed by IFRS. These measures are commonly used in the oil and gas industry and are considered informative by management, shareholders and analysts. These measures may differ from those made by other companies and accordingly may not be comparable to such measures as reported by other companies.

The Company calculates payout ratio percentage by dividing cash dividends paid to shareholders by cash flow from operating activities, both of which are measures prescribed by IFRS which appear on our statement of cash flows. We calculate cash netback by dividing various financial statement items as determined by IFRS by total production for the period on a barrel of oil equivalent basis. The Company calculates net debt as long-term debt plus working capital deficiency (current liabilities less current assets).

Frequently Recurring Terms

Bonterra uses the following frequently recurring terms in this MD&A: “WTI” refers to West Texas Intermediate, a grade of light sweet crude oil used as benchmark pricing in the United States; “MSW Stream Index” or “Edmonton Par” refers to the mixed sweet blend that is the benchmark price for conventionally produced light sweet crude oil in Western Canada; “AECO” refers to Alberta Energy Company, a grade or heating content of natural gas used as benchmark pricing in Alberta, Canada; “bbl” refers to barrel; “NGL” refers to Natural gas liquids; “MCF” refers to thousand cubic feet; “MMBTU” refers to million British Thermal Units; “GJ” refers to gigajoule; and “BOE” refers to barrels of oil equivalent. Disclosure provided herein in respect of a BOE may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 MCF: 1 bbl is based on an energy conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

Numerical Amounts

The reporting and the functional currency of the Company is the Canadian dollar.

XVI-1

ANNUAL COMPARISIONS

As at and for the year ended ($000s except $ per share)	December 31, 2018	December 31, 2017		December 31, 2016
FINANCIAL
Revenue - realized oil and gas sales	223,388	202,566		169,863
Cash flow from operations	115,963	103,873		75,294
Per share - basic and diluted	3.48	3.12		2.26
Payout ratio	32%	38%		53%
Cash dividends per share	1.11	1.20		1.20
Net earnings (loss)	7,167	2,506		(24,135)
Per share - basic and diluted	0.22	0.08		(0.73)
Capital expenditures, net of disposition	78,737	82,441		40,797
Disposition	—	56,752	(1)	—
Total assets	1,103,833	1,125,551		1,147,834
Working capital deficiency	30,281	27,790		24,921
Long-term debt	298,660	292,212		329,204
Shareholders’ equity	483,970	510,260		543,824

OPERATIONS
Oil -bbl per day	8,119	7,907		7,942
-average price ($ per bbl)	65.51	59.30		49.46
NGLs -bbl per day	995	905		894
-average price ($ per bbl)	40.32	31.47		19.93
Natural gas -MCF per day	24,549	24,087		22,888
-average price ($ per MCF)	1.63	2.40		2.34
Total barrels of oil equivalent per day (BOE)	13,206	12,827		12,650

(1)

For Q4 2017, includes the disposition of a two percent overriding royalty interest on the total production from the Company’s Pembina Cardium pool that closed December 20, 2017 and was effective January 1, 2018. Consideration consisted of $52 million of cash and incremental Cardium assets valued at $4.7 million which is included in capital expenditures (refer to Note 5 of the December 31, 2017 audited annual financial statements).

XVI-2

QUARTERLY COMPARISONS

	2018
As at and for the periods ended ($ 000s except $ per share)	Q4	Q3	Q2	Q1
Financial
Revenue - oil and gas sales	34,988	63,817	67,458	57,124
Cash flow from operations	20,509	33,669	31,908	29,877
Per share - basic and diluted	0.61	1.01	0.96	0.90
Payout ratio	34%	30%	31%	33%
Cash dividends per share	0.21	0.30	0.30	0.30
Net earnings (loss)	(10,909)	5,756	8,925	3,395
Per share - basic and diluted	(0.33)	0.17	0.27	0.10
Capital expenditures	4,785	18,814	18,970	36,168
Total assets	1,103,833	1,137,748	1,147,501	1,142,670
Working capital deficiency	30,281	35,319	27,069	46,630
Long-term debt	298,660	293,197	303,413	291,994
Shareholders’ equity	483,970	500,507	503,979	504,240

Operations
Oil (barrels per day)	7,756	7,949	8,743	8,034
NGLs (barrels per day)	1,025	1,070	984	900
Natural gas (MCF per day)	24,045	24,144	25,317	24,701
Total BOE per day	12,789	13,043	13,946	13,051

	2017
As at and for the periods ended ($ 000s except $ per share)	Q4	Q3	Q2	Q1
Financial
Revenue - oil and gas sales	54,192	46,349	52,695	49,330
Cash flow from operations	26,472	25,491	27,370	24,540
Per share - basic and diluted	0.79	0.77	0.82	0.74
Payout ratio	38%	40%	37%	41%
Cash dividends per share	0.30	0.30	0.30	0.30
Net earnings (loss)	2,096	(3,043)	2,978	475
Per share - basic and diluted	0.06	(0.09)	0.09	0.01
Capital expenditures	18,775	14,121	19,416	30,129
Disposition	56,752 (1)	—	—	—
Total assets	1,125,551	1,146,498	1,173,936	1,156,398
Working capital deficiency	27,790	28,260	29,759	39,483
Long-term debt	292,212	345,322	341,070	330,118
Shareholders’ equity	510,260	517,719	529,844	535,742

Operations
Oil (barrels per day)	7,766	8,038	8,287	7,533
NGLs (barrels per day)	963	1,000	843	813
Natural gas (MCF per day)	24,466	25,460	24,138	22,243
Total BOE per day	12,807	13,281	13,153	12,053

(1)

For Q4 2017, includes the disposition of a two percent overriding royalty interest on the total production from the Company’s Pembina Cardium pool that closed December 20, 2017 and was effective January 1, 2018. Consideration consisted of $52 million of cash and incremental Cardium assets valued at $4.7 million which is included in capital expenditures (refer to Note 5 of the December 31, 2017 audited annual financial statements).

XVI-3

Business Environment and Sensitivities

Bonterra’s financial results are significantly influenced by fluctuations in commodity prices, including price differentials, production volumes and foreign exchange. The following table depicts selective market benchmark prices, differentials and foreign exchange rates in the last eight quarters to assist in understanding volatility in prices and foreign exchange rates that have impacted Bonterra’s financial and operating performance. The increases or decreases for Bonterra’s realized price for oil and natural gas for each of the eight quarters is also outlined in detail in the following table.

	Q4-2018	Q3-2018	Q2-2018	Q1-2018	Q4-2017	Q3-2017	Q2-2017	Q1-2017
Crude oil WTI (U.S.$/bbl)	58.81	69.50	67.88	62.87	55.40	48.30	48.28	51.91
WTI to MSW Stream Index Differential (U.S.$/bbl)(1)	(26.30)	(6.83)	(5.45)	(5.89)	(1.14)	(2.89)	(2.26)	(3.60)
Foreign exchange U.S.$ to Cdn$	1.3215	1.3070	1.2911	1.2651	1.2717	1.2524	1.3447	1.3230
Bonterra average realized oil price (Cdn$/bbl)	38.96	77.20	76.51	67.78	65.16	53.48	58.27	60.63
Natural gas AECO (Cdn$/mcf)	1.55	1.19	1.18	2.07	1.68	1.45	2.77	2.68
Bonterra average realized gas price (Cdn$/mcf)	1.77	1.37	1.16	2.24	1.90	1.81	3.03	2.97

(1)	This differential accounts for the majority of the difference between WTI and Bonterra’s average realized price (before quality adjustments and foreign exchange).

The overall volatility in Bonterra’s average realized commodity prices can be impacted by numerous events or factors, including but not limited to:

•	Worldwide crude oil supply and demand imbalance;

•	Geo-political events that affect worldwide crude oil supply and demand;

•	The value of the Canadian dollar compared to the US dollar;

•	Access to infrastructure and markets;

•	Weather; and

•	Timing and duration of plant, refinery and pipeline maintenance.

WTI benchmark pricing which had been steadily increasing from the low of US$30.62 per bbl in February of 2016, decreased in the fourth quarter of 2018, and is currently trading around US$55.00 per barrel. Uncertainties around both global supply and global demand have resulted in a volatile pricing environment for crude. Global trade issues, in particular between US and China, have created concern that global demand growth may weaken in 2019. Regarding supply, there is uncertainty whether crude from shale oil growth in the US, will outpace cuts that were recently agreed to by OPEC and several non-OPEC nations. In Canada, the volatility is even greater as a shortage of pipeline capacity and recent refinery maintenance has led to material apportionment on feeder and export pipelines. In Q4 2018, this has led to incremental price weakness for Canadian light oil, making Canadian oil much cheaper relative to US and global benchmarks.

There is some relief in sight for Canadian crude grades. Presently, the Alberta Governments mandatory crude curtailments have resulted in a significant narrowing of the differentials for all grades of Canadian crude. This has brought Canadian prices more in line with global markets. Completion of any of the pipeline expansion projects or increasing the country’s export capabilities by expanding capacity on existing lines may have a positive effect on the movement and pricing of Canadian barrels. In addition to pipelines, industry can utilize rail to ship crude, which has grown substantially to reach record highs through late 2018 and into 2019. An additional 100,000 barrels per day of crude by rail is expected to commence during Q1 2019. While it is believed rail will

XVI-4

help alleviate some backlog of oil and narrow the gap between Canadian and US prices, it is still insufficient to permanently offset the transportation restrictions caused by a lack of pipeline capacity.

The AECO benchmark price for natural gas increased in the fourth quarter of 2018 and has further strengthened in the first quarter of 2019 due to extreme cold winter weather. With storage levels below the five-year average, there is the potential to see price appreciation over 2018. However, it is expected that prices will remain volatile for the remainder of 2019. The final investment decision by LNG Canada may provide positive torque to the negative sentiment towards western Canadian-based natural gas producers. While the project does not impact near-term supply/demand imbalances, it does have positive implications for the longer term.

The following chart shows the Company’s sensitivity to key commodity price variables. The sensitivity calculations are performed independently and show the effect of changing one variable while holding all other variables constant.

Annualized sensitivity analysis on cash flow, as estimated for 2018 (1)

Impact on cash flow	Change ($)	$000s	$ per share(2)
Realized crude oil price ($/bbl)	1.00	2,606	0.08
Realized natural gas price ($/mcf)	0.10	901	0.03
U.S.$ to Canadian $ exchange rate	0.01	1,173	0.04

(1)	This analysis uses current royalty rates, annualized estimated average production of 12,900 BOE per day and no changes in working capital
(2)	Based on annualized basic weighted average shares outstanding of 33,388,796

Business Overview, Strategy and Key Performance Drivers

Bonterra is an upstream oil and gas company that is primarily focused on the development of its Cardium land within the Pembina and Willesden Green areas located in central Alberta. The Pembina Cardium reservoir is the largest conventional oil reservoir in western Canada that features large original oil in place with very low recoveries to date. Bonterra operates 90 percent of its production with an average working interest of 76 percent and operates the majority of its related oil and gas processing facilities, which require minimal additional capital to increase production. At December 31, 2018, Bonterra has identified a horizontal drilling inventory of approximately 700 net Cardium locations (for more information and advisories regarding drilling locations, please refer to Drilling Locations within the Forward Looking Information section). Bonterra has also identified additional drilling locations in other formations within Alberta, Saskatchewan and British Columbia.

The Company averaged 13,206 BOE per day for 2018, which was a corporate production record and fell within its annual production guidance and was a three percent increase from 2017 of 12,827 BOE per day. The Company also experienced a 12 percent increase in cash flow from operations primarily due to a seven percent increase in realized commodity prices, combined with higher production volumes. Higher production volumes can be attributed to the Company’s first quarter capital program and well reactivation program which targeted previously non-producing wells.

The Company averaged 12,789 BOE per day for the fourth quarter of 2018, compared to 13,043 BOE per day for the third quarter of 2018. Decrease in production quarter-over-quarter was the result of fewer new wells coming on production in the current quarter and Bonterra’s decision to perform less well maintenance work on wells due to extremely high differentials for Canadian crude oil.

Differentials on Canadian sweet crude oil averaged US$26.30 per bbl in the fourth quarter of 2018 with December reaching US$34.80 per bbl due to a lack of pipeline capacity. In order to combat the glut of Canadian crude oil inventory and the restricted pipeline capacity, both of which caused large discounts on Canadian crude,

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the provincial government of Alberta has implemented mandatory production cuts per operator, which led to a drop in the Canadian sweet crude oil differential down to US$4.85 per bbl in Q1 2019. Under this mandated curtailment, the first 10,000 bbls per day of crude oil are exempt. Since Bonterra operates most of its production and the Company’s oil production is below the exemption, the required cuts are expected to have a minimal impact on Bonterra’s overall production levels. The Company has set its 2019 annual production guidance to be between 12,600 to 13,200 BOE per day (of which approximately 62 percent would be sweet crude oil), as production volumes will vary depending on the level of capital invested, which will be determined based on commodity prices.

In 2018, the Company invested a total of $78.7 million, less than the $80 million annual capital budget projected in Bonterra’s Q3 2018 report. Of the total amount, $3.7 million was directed to acquire exploration and evaluation (E&E) assets as well as incremental Cardium oil and gas assets. The capital program was weighted towards the first five months of 2018 to maximize production prior to spring breakup when lease accessibility declines. Approximately $65 million was allocated to drill, complete, equip and tie-in 34 gross (28.0 net) wells. The remaining $10 million was spent on infrastructure, recompletions and other capital expenditures. The annual capital budget for 2019 has been set within a range of $57 to $77 million, which will be dependent on Canadian realized pricing per BOE.

On October 30, 2018, following the semi-annual review of its bank facility, the Company’s borrowing base was successfully renewed at $380 million. The bank facility is comprised of a $330 million syndicated revolving credit facility, and a $50 million non-syndicated revolving credit facility. The revolving period on the bank facility expires on April 29, 2019, with a maturity date of April 30, 2020, subject to an annual review. As at December 31, 2018, Bonterra had $299 million drawn on the $380 million bank facility. These credit facilities provide the Company with sufficient liquidity and financial flexibility to execute its business plan and Bonterra remains committed to debt repayment in the interests of maintaining a strong balance sheet.

Bonterra’s successful operations are dependent upon several factors including, but not limited to: commodity prices, efficient management of capital spending, monthly dividends, ability to maintain desired levels of production, control over infrastructure, efficiency in developing and operating properties, and the ability to control costs. The Company’s key measures of performance with respect to these drivers include but are not limited to: average daily production volumes, average realized prices, and average operating costs per unit of production. Disclosure of these key performance measures can be found in this MD&A and/or previous interim or annual MD&A disclosures.

Drilling

	Three months ended						Year ended
	December 31, 2018		September 30, 2018		December 31, 2017		December 31, 2018		December 31, 2017
	Gross(1)	Net(2)	Gross(1)	Net(2)	Gross(1)	Net(2)	Gross (1)	Net(2)	Gross (1)	Net(2)
Crude oil horizontal - operated	—	—	7	6.9	5	4.4	27	26.9	30	27.9
Crude oil horizontal - non-operated	2	0.3	3	0.6	2	0.2	7	1.1	8	1.7

Total	2	0.3	10	7.5	7	4.6	34	28.0	38	29.6

Success rate		100%		100%		100%		100%		100%

(1)	“Gross” wells are the number of wells in which Bonterra has a working interest.
(2)	“Net” wells are the aggregate number of wells obtained by multiplying each gross well by Bonterra’s percentage of working interest.

During 2018, the Company drilled, completed, equipped and placed on production 27 gross (26.9 net) operated wells.

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In addition, 7 gross (1.1 net) non-operated wells were drilled, completed, equipped and placed on production during 2018.

Production

	Three months ended			Year ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Crude oil (barrels per day)	7,756	7,949	7,766	8,119	7,907
NGLs (barrels per day)	1,025	1,070	963	995	905
Natural gas (MCF per day)	24,045	24,144	24,466	24,549	24,087

Average BOE per day	12,789	13,043	12,807	13,206	12,827

Annual production increased in 2018 compared to 2017, primarily due to a successful drilling program during the first five months which led to higher second quarter production volumes. With increased crude oil prices, Bonterra placed a strong focus on bringing new wells on production earlier in the year. As a result, 67 percent of the Company’s 27 (26.9 net) wells placed on production during the year were brought on by the end of April. This is a substantial increase relative to the prior year, during which 45 percent of the 33 (29.6 net) wells that were placed on production in that year were brought on before the end of April, 2017.

In Q4 2018, production volumes decreased by 254 BOE per day to 12,789 BOE per day compared to Q3 2018. This was primarily due to a planned reduction in capital spending related to the severe decline in realized oil prices, which resulted in fewer new wells being placed on production and a reduction in maintenance spending on wells that were off-line.

Cash Netback

The following table illustrates the calculation of the Company’s cash netback from operations for the periods ended:

	Three months ended			Year ended
$ per BOE	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Production volumes (BOE)	1,176,545	1,199,929	1,178,212	4,820,186	4,681,773
Gross production revenue	29.74	53.18	46.09	46.34	43.29
Royalties	(3.17)	(6.17)	(3.37)	(4.94)	(3.03)
Production costs	(14.23)	(16.31)	(14.79)	(14.49)	(13.26)

Field netback	12.34	30.70	27.93	26.91	27.00
General and administrative	(1.19)	(1.45)	(1.37)	(1.51)	(1.66)
Interest and other	(3.08)	(2.94)	(3.58)	(3.16)	(3.49)

Cash netback	8.07	26.31	22.98	22.24	21.85

Cash netbacks increased in 2018 compared to 2017 primarily due to increased commodity prices. This increase was partially offset by an increase in royalty rates for the two percent gross overriding royalty (GORR) on the Pembina Cardium pool assets that was effective January 1, 2018 and an increase in production costs.

Quarter-over-quarter, cash netbacks decreased due to extremely high differentials on sweet crude oil of $26.30 per bbl for the quarter, which significantly reduced Bonterra’s realized prices for crude oil. This was partially offset by lower royalty costs from decreased commodity prices and decreased production costs from reduced maintenance compared to Q3 2018. The Company also successfully reduced its all-in costs (royalties, production costs, general and administrative and interest) to $21.67 per BOE in Q4 compared to $26.87 per BOE in Q3.

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Oil and Gas Sales

	Three months ended			Year ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Revenue - oil and gas sales ($ 000s)
Crude oil	27,801	56,457	46,506	194,137	171,415
NGL	3,273	4,325	3,422	14,645	10,242
Natural gas	3,914	3,035	4,264	14,606	20,909

	34,988	63,817	54,192	223,388	202,566
Average realized prices:
Crude oil ($ per barrel)	38.96	77.20	65.16	65.51	59.30
NGLs ($ per barrel)	34.73	43.95	39.12	40.32	31.47
Natural gas ($ per MCF)	1.77	1.37	1.90	1.63	2.40

Average ($ per BOE)	29.74	53.18	46.09	46.34	43.29

Average BOE per day	12,789	13,043	12,807	13,206	12,827

Revenue from oil and gas sales increased by $20,822,000, or 10 percent, compared to the same period a year ago. The increase in oil and gas sales was primarily driven by higher production and commodity prices for oil and NGLs in the first ten months of the year. The quarter-over-quarter decrease in oil and gas sales was primarily due to a decrease in realized crude oil prices stemming from extremely high differentials on Canadian crude oil in November (US$26.70 per bbl) and December (US$34.80 per bbl), a lower WTI price for crude oil and reduced production volumes.

The Company’s product split on a revenue basis for 2018 year is weighted approximately 94 percent crude oil and NGLs.

Royalties

	Three months ended			Year ended
($ 000s)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Crown royalties	2,476	4,784	2,913	15,157	10,178
Freehold, gross overriding and other royalties	1,254	2,616	1,061	8,665	4,026

Total royalties	3,730	7,400	3,974	23,822	14,204

Crown royalties - percentage of revenue	7.1	7.5	5.4	6.8	5.0
Freehold, gross overriding and other royalties - percentage of revenue	3.6	4.1	2.0	3.9	2.0

Royalties - percentage of revenue	10.7	11.6	7.4	10.7	7.0
Royalties $ per BOE	3.17	6.17	3.37	4.94	3.03

Royalties paid by the Company consist of crown royalties to the Provinces of Alberta, Saskatchewan and British Columbia and other royalties. Total royalties on a per BOE basis increased by $1.91 per BOE for 2018 compared to 2017. The increase in royalties is primarily due to the two percent GORR transaction on the Pembina Cardium pool assets along with an overall increase in commodity prices. The quarter-over-quarter decrease in royalties of $3.00 per BOE was due to a decrease in crude oil prices.

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Production Costs

	Three months ended			Year ended
($ 000s except $ per BOE)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Production costs	16,746	19,572	17,428	69,861	62,066
$ per BOE	14.23	16.31	14.79	14.49	13.26

Production costs for 2018 increased by $1.23 per BOE compared to 2017. Higher costs are attributable to the deployment of additional service rigs during the first quarter of 2018 in order to reactivate non-producing down wells and take advantage of higher commodity prices as well as avoid pending road bans that typically occur due to wet weather during spring break-up. Year-over-year, during 2018 Bonterra experienced an increase in road and lease maintenance and equipment repair programs compared to the previous year. In addition, the Company experienced higher power costs following the retirement of coal-fired power generation facilities in Alberta effective April 1, 2018.

Production costs for Q4 2018 decreased by $2.08 per BOE compared to the previous quarter. The decrease was primarily due to a reduction on road and lease maintenance and service rig operations due to extremely low commodity prices.

Other Income

	Three months ended			Year ended
($ 000s)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Investment income	17	21	33	65	74
Administrative income	43	39	108	176	297
Deferred consideration	302	332	—	1,362	—
Gain on sale of property	—	—	4,233	—	4,233

	362	392	4,374	1,603	4,604

In the fourth quarter of 2017, Bonterra sold a two percent overriding royalty interest on the total production from the Company’s Pembina Cardium pool with an effective date of January 1, 2018. Consideration received on disposition was $56,747,000, comprised of $52,000,000 in cash plus property, plant and equipment valued at $4,747,000. The result of this disposition was a gain on disposal of $4,226,000 and deferred consideration of $16,064,000, of which $1,362,000 was recognized in 2018.

The market value of the investments held by the Company at December 31, 2018 was $374,000 (December 31, 2017 – $750,000). The carrying value decreased due to a reduction in the investments’ carrying value. There were no dispositions for the year ended December 31, 2018 or 2017. Dispositions that result in a gain or loss on sale are recorded as an equity transfer between accumulated other comprehensive income and retained earnings.

The Company receives administrative income for various oil and gas administrative services and production equipment rentals.

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General and Administration (G&A) Expense

	Three months ended			Year ended
($ 000s except $ per BOE)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Employee compensation expense	696	1,202	1,007	4,633	4,535
Office and administrative expense	699	534	611	2,645	3,214

Total G&A expense	1,395	1,736	1,618	7,278	7,749

$ per BOE	1.19	1.45	1.37	1.51	1.66

The increase of $98,000 in employee compensation expense for 2018 compared to 2017 is primarily due to a higher bonus accrual from increased earnings before income taxes. Quarter-over-quarter, employee compensation decreased due to a reduction in the bonus accrual from decreased earnings before income taxes in Q4 2018. The Company has a bonus plan in which the bonus pool consists of a range between 2.5 percent to 3.5 percent of earnings before income taxes. The Company firmly believes that tying employee compensation (including the use of stock options) to corporate performance clearly aligns the interests of the employees with those of shareholders.

Office and administrative expenses for 2018 decreased by $569,000 compared to 2017 primarily due to a reduction in consulting fees and a decrease in the allowance for doubtful accounts expense.

Finance Costs

	Three months ended			Year ended
($ 000s except $ per BOE)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Interest on long-term debt	3,444	3,352	4,129	14,560	15,807
Other interest	239	230	235	905	899

Interest expense	3,683	3,582	4,364	15,465	16,706
$ per BOE	3.13	2.99	3.70	3.21	3.57

Unwinding of the discounted value of decommissioning liabilities	762	789	761	3,069	3,013

Total finance costs	4,445	4,371	5,125	18,534	19,719

Interest on long-term debt decreased in 2018 compared to 2017 due to the Company carrying average long-term debt that was lower by $38,500,000 due to the proceeds received for the two percent GORR transaction on the Pembina Cardium pool assets in December 2017. Interest rates for the current quarter are determined based on the trailing quarter and calculated by taking the ratio of total debt (excluding accounts payable and accrued liabilities) to EBITDA (defined as net income excluding finance costs, provision for current and deferred taxes, depletion and depreciation, share-option compensation, gain or loss on sale of assets and impairment of assets) multiplied by four.

Other interest relates primarily to amounts paid to a related party (see related party transactions) and a $10,000,000 subordinated promissory note from a private investor. On January 2, 2019 the Company repaid $2,500,000 of the subordinated promissory note. For more information about the subordinated promissory note, refer to Note 12 of the December 31, 2018 audited annual financial statements.

A one percent increase (decrease) in the Canadian prime rate would decrease (increase) both annual net earnings and comprehensive income by approximately $2,268,000.

XVI-10

Share-Option Compensation

	Three months ended			Year ended
($ 000s)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Share-option compensation	449	753	604	2,710	4,511

Share-option compensation is a statistically calculated value representing the estimated expense of issuing employee stock options. The Company records a compensation expense over the vesting period based on the fair value of options granted to employees, directors and consultants.

Share-option compensation decreased by $1,801,000 from a year ago. This decline is due to most of the options issued in 2016 (that were fully amortized in 2017) having a higher share price volatility than the options issued in the fourth quarter of 2017 (which are amortized in 2018). Quarter-over-quarter share-option compensation decreased due to the majority of the 2017 share-options being fully amortized at the end of the third quarter of 2018 and the majority of the current year options being issued in December.

Based on the outstanding options as of December 31, 2018, the Company has an unamortized expense of $2,086,000, of which $1,967,000 will be recorded for 2019; $90,000 for 2020; and $29,000 thereafter. For more information about options issued and outstanding, refer to Note 17 of the December 31, 2018 audited annual financial statements.

Depletion and Depreciation, Exploration and Evaluation (E&E) and Goodwill

	Three months ended			Year ended
($ 000s)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Depletion and depreciation	23,189	22,288	22,912	91,453	89,339
Exploration and evaluation	—	—	1,566	291	1,566

The provision for depletion and depreciation increased in 2018 compared to 2017 due to increased production volumes and higher capital spending. The quarter-over-quarter decrease in depletion and depreciation is due to a decrease in the December 31, 2018 proved plus probable developed reserves, which was partially offset by lower production volumes in Q4 2018.

The E&E expense related to expired leases.

There were no impairment provisions recorded for the year ended December 31, 2018 and 2017.

Taxes

The Company recorded income tax expense of $3,875,000 (2017 – $5,510,000). The decrease in income tax expense is due to a decrease in the change in unrecorded benefits on successored resource related tax pools.

For additional information regarding income taxes, see Note 16 of the December 31, 2018 audited annual financial statements.

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Net Earnings (Loss)

	Three months ended			Year ended
($ 000s except $ per share)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net earnings (loss)	(10,909)	5,756	2,096	7,167	2,506
$ per share - basic	(0.33)	0.17	0.06	0.22	0.08
$ per share - diluted	(0.33)	0.17	0.06	0.22	0.08

Net earnings for 2018 increased by $4,661,000 compared to 2017. The increase in net earnings was mainly due to increased commodity prices for oil and NGLs and production volumes. The increase in net earnings was partially offset by an increase in royalties and production costs.

The quarter-over-quarter decrease in net earnings was mainly due to a decrease in realized crude oil prices.

Other Comprehensive Income (Loss)

Other comprehensive income for 2018 consists of an unrealized loss before tax on investments (including investment in a related party) of $376,000 relating to a decrease in the investments’ fair value (December 31, 2017 – unrealized loss of $871,000). Realized gains decrease accumulated other comprehensive income as these gains are transferred to retained earnings. Other comprehensive income varies from net earnings by unrealized changes in the fair value of Bonterra’s holdings of investments, including the investment in a related party, net of tax.

Cash Flow from Operations

	Three months ended			Year ended
($ 000s except $ per share)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Cash flow from operations	20,509	33,669	26,472	115,963	103,873
$ per share - basic	0.61	1.01	0.79	3.48	3.12
$ per share - diluted	0.61	1.01	0.79	3.48	3.12

In 2018, cash flow from operations increased by $12,090,000 compared to the same period a year ago. This was primarily due to an increase in revenue from oil and gas sales, which was partially offset by an increase in royalties and production costs.

The quarter-over-quarter decrease in cash flow of $13,160,000 is primarily due to a decrease in oil and gas sales, which was partially offset by an increase in non-cash working capital and a decrease in royalties and production costs.

Related Party Transactions

Bonterra holds 1,034,523 (December 31, 2017 – 1,034,523) common shares in Pine Cliff Energy Ltd. (“Pine Cliff”) which represents less than one percent ownership in Pine Cliff’s outstanding common shares. Pine Cliff’s common shares had a fair market value as of December 31, 2018 of $258,000 (December 31, 2017 of $476,000). The Company provides marketing services for Pine Cliff. All services that were performed were charged at estimated fair value. As at December 31, 2018, the Company had an account receivable from Pine Cliff of $71,000 (December 31, 2017 – $36,000).

As at December 31, 2018, the Company’s CEO, Chairman of the Board and major shareholder has loaned the Company $12,000,000 (December 31, 2017 – $12,000,000). The loan bears interest at Canadian chartered bank

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prime less 5/8th of a percent and has no set repayment terms but is payable on demand. Security under the debenture is over all of the Company’s assets and is subordinated to any and all claims in favour of the syndicate of senior lenders providing credit facilities to the Company. The Company’s bank agreement requires that the above loan can only be repaid should the Company have sufficient available borrowing limits under the Company’s credit facility. Interest paid on this loan in 2018 was $362,000 (December 31, 2017 – $274,000). This loan results in a benefit to Bonterra as the interest paid to the CEO by Bonterra is lower than bank interest.

Liquidity and Capital Resources

Net Debt to Cash Flow from Operations

Bonterra continues to focus on monitoring overall debt while managing its cash flow, capital expenditures and dividend payments. The Company’s net debt to twelve-month trailing cash flow ratio as of December 31, 2018 was 2.8 to 1 times (versus 3.1 to 1 times at December 31, 2017). The reduction in net debt to cash flow ratio is due to an increase in cash flow and $52 million received on December 20, 2017 for the sale of a royalty interest in the Pembina Cardium properties. Net debt increased by $8,939,000 in 2018 due to significantly decreased cash flow in the fourth quarter largely caused by depressed realized Canadian crude oil prices related to differentials from WTI of over US$34 per bbl on light sweet crude. This increase in net debt was partially offset by increased production and commodity prices realized in the first ten months of 2018 and a reduction in Bonterra’s monthly dividend from $0.10 per share to $0.01 per share starting with the December 2018 dividend. The Company’s primary focus is to manage its bank debt during a period of volatile commodity prices. Bonterra will continue to assess its dividend and capital expenditures compared to cash flow from operations on a quarterly basis.

Working Capital Deficiency and Net debt

($ 000s)	December 31, 2018	December 31, 2017
Working capital deficiency	30,281	27,790
Long-term bank debt	298,660	292,212

Net Debt	328,941	320,002

The Company has sufficient availability on its credit facility to repay both the related party loan and the subordinated promissory note, if required. During each quarter, the Company manages net debt by monitoring capital spending and dividends paid relative to cash flow from operations.

Net debt is a combination of long-term bank debt and working capital. Net debt for December 31, 2018 increased by $8,939,000 from December 31, 2017 primarily due to low realized oil prices in the fourth quarter compared to the first nine months of 2018.

Working capital is calculated as current liabilities less current assets. The Company finances its working capital deficiency using cash flow from operations, its long-term bank facility, share issuances, option exercises and adjustments of dividend payments. Included in the working capital deficiency as at December 31, 2018 is $22,000,000 million of debt relating to the subordinated promissory note and the amount due to a related party.

Financial Risk Management

The Company has entered into physical delivery sales contracts to manage commodity risk. These contracts are considered normal sales contracts and are not recorded at fair value in the financial statements. For more information on physical delivery contracts in place see Note 20 of the December 31, 2018 audited annual financial statements.

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Capital Expenditures

During the year ended December 31, 2018, the Company incurred capital expenditures of $78,737,000 (December 31, 2017 – $77,694,000). The costs primarily relate to $65,030,000 for the drilling, completing, equipping and tying-in 34 gross (28.0 net) wells. An additional $10,047,000 was spent on related infrastructure costs, recompletions and other capital expenditures. In addition, $3,660,000 was incurred in 2018 related to E&E assets and incremental Cardium assets.

Liability Management Ratio (“LMR”) Update

In 2018, 95 percent of the Company’s production was in the province of Alberta. The Company currently has an LMR rating of 2.06 in Alberta and does not expect that with its current LMR there will be any regulatory impediments to completing future potential acquisitions.

Long-term Debt

Long-term debt represents the outstanding draws on the Company’s bank facility as described in the notes to the Company’s audited annual financial statements. As of December 31, 2018, the Company has a bank facility with a limit of $380,000,000 (December 31, 2017 – $380,000,000) that is comprised of a $330,000,000 syndicated revolving credit facility and a $50,000,000 non-syndicated revolving credit facility. Amounts drawn under this bank facility at December 31, 2018 totaled $298,660,000 (December 31, 2017 – $292,212,000). The interest rates for the year ended December 31, 2018 on the Company’s Canadian prime rate loan and Banker’s Acceptances are between four to six percent. The loan is revolving to April 29, 2019 with a maturity date of April 30, 2020, subject to annual review. The credit facilities have no fixed terms of repayment.

The available lending limits of the credit facilities are reviewed semi-annually on or before April 30 and October 31 each year based mainly on the lender’s assessment of the Company’s reserves, future commodity prices and costs.

On October 30, 2018, the Company successfully renewed its available lending limit at $380,000,000.

Advances drawn under the bank facility are secured by a fixed and floating charge debenture over the assets of the Company. In the event the bank facility is not extended or renewed, amounts drawn under the facility would be due and payable on the maturity date. The size of the committed credit facilities is based primarily on the value of the Company’s producing petroleum and natural gas assets and related tangible assets as determined by the lenders. For more information see Note 13 of the December 31, 2018 audited annual financial statements.

Shareholders’ Equity

The Company is authorized to issue an unlimited number of common shares without nominal or par value.

The Company is authorized to issue an unlimited number of Class “A” redeemable Preferred Shares and an unlimited number of Class “B” Preferred Shares. There are currently no outstanding Class “A” redeemable Preferred Shares or Class “B” Preferred Shares.

	December 31, 2018		December 31, 2017
Issued and fully paid - common shares	Number	Amount ($ 000s)	Number	Amount ($ 000s)
Balance, beginning of year	33,310,796	763,977	33,302,435	763,788
Issued pursuant to the Company’s share option plan	78,000	1,143	8,361	143
Transfer from contributed surplus to share capital		156		46

Balance, end of period	33,388,796	765,276	33,310,796	763,977

XVI-14

The Company provides a stock option plan for its directors, officers, employees and consultants. Under the plan, the Company may grant options for up to 3,338,880 (December 31, 2017 – 3,331,080) common shares. The exercise price of each option granted will not be lower than the market price of the common shares on the date of grant and the option’s maximum term is five years. For additional information regarding options outstanding, see Note 17 of the December 31, 2018 audited annual financial statements.

Commitments

The Company has entered into firm service gas transportation agreements in which the Company guarantees that certain minimum volumes of natural gas will be shipped on various gas transportation systems. The Company uses firm service delivery with Transcanada Pipeline on approximately 90 percent of its natural gas production. Considering substantially all of Bonterra’s current natural gas production is from the solution gas in oil wells, this will reduce transportation curtailments associated with interruptible service, therefore decreasing restrictions on oil production. The terms of the various agreements expire in one to eight years.

The Company has office lease commitments for building and office equipment. The building and office equipment leases have an average remaining life of 4.9 years. There are no restrictions placed upon the lessee by entering into these leases.

Future minimum payments for the firm service gas transportation agreements using current tariff rates and the non-cancellable building and office equipment leases as at December 31, 2018 are as follows;

($ 000s)	2019	2020	2021	2022	2023	Thereafter	Total
Firm service commitments	958	945	909	843	812	487	4,954
Office lease commitments	522	516	516	519	503	—	2,576

Total	1,480	1,461	1,425	1,362	1,315	487	7,530

Dividend Policy

For the year ended December 31, 2018, the Company declared and paid dividends of $36,985,000 ($1.11 per share) (December 31, 2017 – $39,971,000) ($1.20 per share). Bonterra’s dividend policy is regularly monitored and is dependent upon production, commodity prices, cash flow from operations, debt levels and capital expenditures. With its large inventory of undrilled locations, Bonterra continues to be well positioned to provide shareholders with a combination of sustainable growth and meaningful dividend income. Bonterra’s dividend payout ratio based on cash flow from operations was 32 percent for the year ended December 31, 2018 (38 percent for the year ended December 31, 2017).

Bonterra’s capital spending and dividends to its shareholders are funded by cash flow from operating activities with the remaining free cash flow directed to debt repayment. To the extent that the excess cash flow from operations after dividends and capital spending is not sufficient, the shortfall may be funded by drawdowns on Bonterra’s bank facility. Bonterra intends to provide dividends to shareholders that are sustainable by the Company with consideration to its liquidity and long-term operational strategy. The level of dividends is highly dependent upon cash flow generated from operations, which may fluctuate significantly due to changes in financial and operational performance, commodity prices, interest and exchange rates and many other factors. As such future dividends cannot be assured.

XVI-15

Quarterly Financial Information

	2018
For the periods ended ($ 000s except $ per share)	Q4	Q3	Q2	Q1
Revenue - oil and gas sales	34,988	63,817	67,458	57,124
Cash flow from operations	20,509	33,669	31,908	29,877
Net earnings (loss)	(10,909)	5,756	8,925	3,395
Per share - basic	(0.33)	0.17	0.27	0.10
Per share - diluted	(0.33)	0.17	0.27	0.10

	2017
For the periods ended ($ 000s except $ per share)	Q4	Q3	Q2	Q1
Revenue - oil and gas sales	54,192	46,349	52,695	49,330
Cash flow from operations	26,472	25,491	27,370	24,540
Net loss	2,096	(3,043)	2,978	475
Per share - basic	0.06	(0.09)	0.09	0.01
Per share - diluted	0.06	(0.09)	0.09	0.01

The fluctuations in the Company’s revenue and net earnings from quarter-to-quarter are caused by variations in production volumes, realized commodity pricing and the related impact on royalties, production, G&A and finance costs. In the fourth quarter of 2018, net earnings and cash flow were lower than other periods due to a significant decrease in commodity prices.

Critical Accounting Estimates

There have been no changes to the Company’s critical accounting policies and estimates as of the period ended in the financial statements.

Forward-Looking Information

Certain statements contained in this MD&A include statements which contain words such as “anticipate”, “could”, “should”, “expect”, “seek”, “may”, “intend”, “likely”, “will”, “believe” and similar expressions, relating to matters that are not historical facts, and such statements of our beliefs, intentions and expectations about development, results and events which will or may occur in the future, constitute “forward-looking information” within the meaning of applicable Canadian securities legislation and are based on certain assumptions and analysis made by us derived from our experience and perceptions. Forward-looking information in this MD&A includes, but is not limited to: expected cash provided by continuing operations; cash dividends; future capital expenditures, including the amount and nature thereof; oil and natural gas prices and demand; expansion and other development trends of the oil and gas industry; business strategy and outlook; expansion and growth of our business and operations; and maintenance of existing customer, supplier and partner relationships; supply channels; accounting policies; credit risks; and other such matters.

All such forward-looking information is based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. The risks, uncertainties, and assumptions are difficult to predict and may affect operations, and may include, without limitation: foreign exchange fluctuations; equipment and labour shortages and inflationary costs; general economic conditions; industry conditions; changes in applicable environmental, taxation and other laws and regulations as well as how such laws and regulations are interpreted and enforced; the ability of oil and natural gas companies to raise capital; the effect of weather conditions on operations and facilities; the existence of operating risks; volatility of oil and natural gas

XVI-16

prices; oil and gas product supply and demand; risks inherent in the ability to generate sufficient cash flow from operations to meet current and future obligations; increased competition; stock market volatility; opportunities available to or pursued by us; and other factors, many of which are beyond our control. The foregoing factors are not exhaustive.

Actual results, performance or achievements could differ materially from those expressed in, or implied by, this forward-looking information and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking information will transpire or occur, or if any of them do, what benefits will be derived therefrom. Except as required by law, Bonterra disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise.

The forward-looking information contained herein is expressly qualified by this cautionary statement.

Drilling Locations

This MD&A discloses drilling locations in three categories: (i) proved locations; (ii) probable locations; and (iii) unbooked locations. Proved locations and probable locations, which are sometimes collectively referred to as “booked locations”, are derived from the independent reserves evaluation prepared by Sproule Associates Ltd. as of December 31, 2018 and account for drilling locations that have associated proved and/or probable reserves, as applicable. Unbooked locations are internal estimates based on Bonterra’s prospective acreage and an assumption as to the number of wells that can be drilled per section based on industry practice and internal review. Unbooked locations do not have attributed reserves. Of the 700 net drilling locations identified herein, 294 are proved locations, 4 are probable locations and 402 are unbooked locations. Unbooked locations have been identified by management as an estimation based on industry practice and internal review of our multi-year drilling activities, which include an evaluation of applicable geologic, seismic, engineering, production and reserves information. There is no certainty that Bonterra will drill all unbooked drilling locations and, if drilled, there is no certainty that such locations will result in additional oil and gas reserves or production. The drilling locations on which we actually drill wells will ultimately depend upon the availability of capital, regulatory approvals, seasonal restrictions, oil and natural gas prices, costs, actual drilling results, additional reservoir information that is obtained and other factors. While certain of the unbooked drilling locations have been derisked by drilling existing wells in relative close proximity to such unbooked drilling locations, some of other unbooked drilling locations are farther away from existing wells where management has less information about the characteristics of the reservoir and therefore there is more uncertainty whether wells will be drilled in such locations and, if drilled, there is more uncertainty that such wells will result in additional oil and gas reserves or production. No locations have been assigned resources other than reserves (“ROTR”). All drilling counts cited herein are net.

Disclosure Controls and Procedures

Disclosure controls and procedures (“DC&P”), as defined in National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings, are designed to provide reasonable assurance that information required to be disclosed in the Company’s annual filings, interim fillings or other reports filed, or submitted by the Company under securities legislation is recorded, processed, summarized and reported within the time periods specified under securities legislation and include controls and procedures designed to ensure that information required to be disclosed is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. The Chief Executive Officer and Chief financial Officer of Bonterra evaluated the effectiveness of the design and operation of the Company’s DC&P. Based on that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that Bonterra’s DC&P were effective at December 31, 2018.

XVI-17

Internal Controls Over Financial Reporting

Internal control over financial reporting (“ICFR”), as defined in National Instrument 52-109, includes those policies and procedures that:

1.	Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of Bonterra;

2.

Are designed to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of Bonterra are being made in accordance with authorizations of management and Directors of Bonterra; and

3.

Are designed to provide reasonable assurance regarding prevention or timely detection of authorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

The CEO and CFO have designed, or caused to be designed under their supervision, ICFR as defined in National Instrument 52-109 of the Canadian Securities Administrators, in order to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. The control framework the Company used to design its ICFR was in accordance with the Committee of Sponsoring Organizations of the Treadway Commission (COSO 2013).

The Company’s CEO and CFO have evaluated, or caused to be evaluated under their supervision, the effectiveness of the Company’s internal controls over financial reporting at the financial period end of the Company and concluded that such internal controls over financial reporting are effective.

It should be noted that while Bonterra’s CEO and CFO believe that the Company’s internal controls and procedures provide a reasonable level of assurance and are effective; they do not expect that these controls will prevent all errors and fraud. A control system, no matter how well conceived or operated, can provide only reasonable, not absolute, assurance that its objectives are met.

Future Accounting Pronouncements

In January 2016, the IASB issued IFRS 16 “Leases,” which replaces IAS 17 “Leases” and International Financial Reporting Interpretations Committee (IFRIC) 4 “Determining Whether an Arrangement Contains a Lease.” IFRS 16 requires the recognition of lease assets and liabilities on the statement of financial position for most leases, where the entity is acting as a lessee. For lessees applying IFRS 16, the dual classification model of leases as either operating leases or finance leases no longer exists, effectively treating all leases as finance leases. Leases less than 12 months and leases of low-value assets are exempt from the balance sheet recognition requirements, and may continue to be treated as operating leases. Lessors will continue with the dual classification model for leases and the accounting for lessors remains virtually unchanged.

The standard will come into effect for annual periods beginning on or after January 1, 2019. IFRS 16 is required to be adopted either retrospectively or using a modified retrospective approach. The modified retrospective approach does not require restatement of prior period financial information as it recognizes the cumulative effect as an adjustment to opening retained earnings and applies the standard prospectively.

The Company will adopt this standard using the modified retrospective approach on January 1, 2019. The Company has completed reviewing its various lease contracts. It has been concluded that the adoption of IFRS 16 will not have a material impact on Bonterra’s comprehensive income, cash flow and financial position. However, Bonterra will expand the disclosures in the notes to its financial statements as prescribed by IFRS 16.

Additional information relating to the Company may be found on www.sedar.com or visit our website at www.bonterraenergy.com.

XVI-18

Schedule XVII

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The information provided in this report, including the financial statements, is the responsibility of management. The timely preparation of the financial statements requires that management make estimates and use judgment regarding the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses during the period. Such estimates primarily relate to unsettled transactions and events as at the date of the financial statements. Accordingly, actual results may differ from estimated amounts as future confirming events occur. Management believes such estimates have been based on careful judgments and have been properly reflected in the accompanying financial statements.

Management maintains a system of internal controls to provide reasonable assurance that the Company’s assets are safeguarded and to facilitate the preparation of relevant and timely information.

The audit committee has reviewed these condensed financial statements with management and has reported to the Board of Directors. The Board of Directors has approved the financial statements as presented in this interim report.

XVII-1

CONDENSED STATEMENT OF FINANCIAL POSITION

As at (unaudited) ($ 000s)	Note	September 30, 2020	December 31, 2019
Assets
Current
Accounts receivable		9,766	21,764
Crude oil inventory		526	672
Prepaid expenses		6,115	3,908
Investments		35	131

		16,442	26,475
Investment in related party		207	155
Exploration and evaluation assets	3	—	3,980
Property, plant and equipment	3	697,400	955,536
Investment tax credit receivable	7	8,861	8,861
Goodwill	3	—	92,810

		722,910	1,087,817

Liabilities
Current
Accounts payable and accrued liabilities		17,070	25,423
Risk management contract	10	147	134
Due to related party	4	12,000	12,000
Subordinated promissory note	5	7,500	7,500
Bank debt	6	274,038	—
Deferred consideration		855	1,163

		311,610	46,220
Bank debt	6	—	273,065
Deferred consideration		11,898	12,266
Decommissioning liabilities		135,369	138,171
Deferred tax liability		56,708	114,146

		515,585	583,868

Shareholders’ equity
Share capital	8	765,276	765,276
Contributed surplus		30,478	30,234
Accumulated other comprehensive loss		(796)	(748)
Deficit		(587,633)	(290,813)

		207,325	503,949

		722,910	1,087,817

Subsequent events	6, 10

See accompanying notes to these condensed financial statements.

XVII-2

CONDENSED STATEMENT OF COMPREHENSIVE INCOME

For the nine months ended September 30 (unaudited)		Three months ended		Nine months ended
($ 000s, except $ per share)	Note	2020	2019	2020	2019
Revenue
Oil and gas sales, net of royalties	9	27,566	43,125	84,017	140,282
Other income		73	39	178	128
Deferred consideration		201	301	675	927
Gain (loss) on risk management contracts	10	(383)	(58)	928	(58)

		27,457	43,407	85,798	141,279

Expenses
Production		12,274	15,989	42,461	50,369
Office and administration		2,178	185	3,547	1,754
Employee compensation		650	987	2,491	3,202
Finance costs		5,527	4,511	13,850	14,003
Share-option compensation		147	649	244	1,828
Depletion and depreciation	3	13,404	22,973	44,786	66,143
Impairment of oil and gas assets	3	—	—	331,678	—

		34,180	45,294	439,057	137,299

Earnings (loss) before income taxes		(6,723)	(1,887)	(353,259)	3,980

Taxes
Current income tax expense (recovery)	7	—	(376)	—	92
Deferred income tax recovery	7	(1,512)	(235)	(57,441)	(19,424)

		(1,512)	(611)	(57,441)	(19,332)

Net earnings (loss) for the period		(5,211)	(1,276)	(295,818)	23,312

Other comprehensive income (loss)
Unrealized gain (loss) on investments		53	(22)	(45)	(109)
Deferred taxes on unrealized loss (gain) on investments		(6)	3	(3)	15

Other comprehensive income (loss) for the period		47	(19)	(48)	(94)

Total comprehensive income (loss) for the period		(5,164)	(1,295)	(295,866)	23,218

Net earnings (loss) per share – basic and diluted	8	(0.16)	(0.04)	(8.86)	0.70
Comprehensive income (loss) per share – basic and diluted	8	(0.15)	(0.04)	(8.86)	0.70

See accompanying notes to these condensed financial statements.

XVII-3

CONDENSED STATEMENT OF CASH FLOW

For the nine months ended September 30 (unaudited)		Three months		Nine Months
($ 000s)	Note	2020	2019	2020	2019
Operating activities
Net earnings (loss)		(5,211)	(1,276)	(295,818)	23,312
Items not affecting cash
Deferred income taxes		(1,512)	(235)	(57,441)	(19,424)
Deferred consideration		(201)	(301)	(675)	(927)
Share-option compensation		147	649	244	1,828
Gain on sale of property and equipment		—	(3)	—	(5)
Unrealized loss (gain) on risk management contracts	10	(1,141)	58	13	58
Depletion and depreciation		13,404	22,973	44,786	66,143
Impairment of oil and gas assets		—	—	331,678	—
Unwinding of the discount on decommissioning liabilities		780	731	2,334	2,221
Investment income		(19)	(11)	(38)	(43)
Interest expense		4,747	3,780	11,516	11,782
Change in non-cash working capital accounts:
Accounts receivable		504	(1,568)	11,859	(10,923)
Crude oil inventory		8	(9)	68	28
Prepaid expenses		(2,128)	802	(2,207)	(1,975)
Accounts payable and accrued liabilities		1,810	(978)	68	1,529
Decommissioning expenditures		(342)	(1,058)	(1,934)	(1,457)
Interest paid		(4,476)	(3,780)	(11,181)	(11,782)

Cash provided by operating activities		6,370	19,774	33,272	60,365

Financing activities
Increase (decrease) of bank debt		(3,785)	(5,075)	973	(15,190)
Subordinated promissory note		—	—	—	(2,500)
Dividends		—	(1,002)	(1,002)	(3,005)

Cash used by financing activities		(3,785)	(6,077)	(29)	(20,695)

Investing activities
Investment income received		19	11	38	43
Exploration and evaluation expenditures		—	—	(586)	—
Property, plant and equipment expenditures		(2,819)	(17,845)	(24,078)	(47,949)
Proceeds on sale of property		—	4	—	9
Change in non-cash working capital accounts:
Accounts payable and accrued liabilities		146	4,398	(8,756)	8,633
Accounts receivable		69	(265)	139	(406)

Cash used in investing activities		(2,585)	(13,697)	(33,243)	(39,670)

Net change in cash in the period		—	—	—	—
Cash, beginning of period		—	—	—	—

Cash, end of period		—	—	—	—

See accompanying notes to these condensed financial statements.

XVII-4

CONDENSED STATEMENT OF CHANGES IN EQUITY

For the periods ended (unaudited) ($ 000’s, except number of shares outstanding)
	Numbers of
	common			Accumulated
	shares	Share		other		Total
	outstanding	Capital	Contributed	Comprehensive		shareholders’
	(Note 8)	(Note 8)	surplus (1)	loss (2)	Deficit	equity
January 1, 2019	33,388,796	765,276	28,087	(664)	(308,729)	483,970
Share-option compensation			1,828			1,828
Comprehensive income (loss)				(94)	23,312	23,218
Dividends					(3,005)	(3,005)

September 30, 2019	33,388,796	765,276	29,915	(758)	(288,422)	506,011
Share-option compensation			319			319
Comprehensive income (loss)				10	(1,389)	(1,379)
Dividends					(1,002)	(1,002)

December 31, 2019	33,388,796	765,276	30,234	(748)	(290,813)	503,949
Share-option compensation			244			244
Comprehensive loss				(48)	(295,818)	(295,866)
Dividends					(1,002)	(1,002)

September 30, 2020	33,388,796	765,276	30,478	(796)	(587,633)	207,325

(1)	All amounts reported in Contributed Surplus relate to share-option compensation.
(2)	Accumulated other comprehensive income is comprised of unrealized gains and losses on investments fair value through other comprehensive income.

See accompanying notes to these condensed financial statements.

XVII-5

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

As at September 30, 2020 and December 31, 2019 and for the three and nine months ended September 30, 2020 and September 30, 2019. (unaudited)

1. NATURE OF BUSINESS AND SEGMENT INFORMATION

Bonterra Energy Corp. (“Bonterra” or the “Company”) is a public company listed on the Toronto Stock Exchange (the “TSX”) and incorporated under the Business Corporations Act (Alberta). The address of the Company’s registered office is Suite 901, 1015-4th Street SW, Calgary, Alberta, Canada, T2R 1J4.

Bonterra operates in one industry and has only one reportable segment which is the development and production of oil and natural gas in the Western Canadian Sedimentary Basin.

The financial statements were authorized for issue by the Company’s Board of Directors on November 9, 2020.

2. BASIS OF PREPARATION AND FUTURE OPERATIONS

a) Statement of Compliance

The Company prepares its unaudited condensed financial statements in accordance with International Accounting Standard 34 – Interim Financial Reporting (IAS 34).

The accounting policies and method of computation followed in the preparation of the condensed financial statements are the same as those followed in the preparation of Bonterra’s 2019 audited annual financial statements, except as denoted below. These condensed financial statements do not include all of the information required for annual financial statements and should be read in conjunction with the 2019 audited annual financial statements, which have been prepared in accordance with International Financial Reporting Standards (IFRS).

b) Changes in Accounting Policies

Government Grants

The Company may receive government grants which provide financial assistance as compensation for costs or expenditures to be incurred. Government grants are accounted for when there is reasonable assurance that conditions attached to the grants are met and that the grants will be received. The Company recognizes government grants in comprehensive income on a systematic basis and in line with recognition of the expenses that the grants are intended to compensate.

3. PROPERTY, PLANT AND EQUIPMENT

Cost ($ 000s)	Oil and gas properties	Production facilities	Furniture fixtures & other equipment	Total property plant & equipment
Balance at December 31, 2019	1,426,923	357,408	2,255	1,786,586
Additions	17,231	6,813	34	24,078
Adjustment to decommissioning liabilities	(3,202)	—	—	(3,202)

Balance at September 30, 2020	1,440,952	364,221	2,289	1,807,462

XVII-6

Accumulated depletion and depreciation ($ 000s)	Oil and gas properties	Production facilities	Furniture fixtures & other equipment	Total property plant & equipment
Balance at December 31, 2019	(678,265)	(150,996)	(1,789)	(831,050)
Depletion and depreciation	(37,549)	(7,188)	(49)	(44,786)
Disposal and other	76	—	—	76
Impairment	(183,337)	(50,965)	—	(234,302)

Balance at September 30, 2020	(899,075)	(209,149)	(1,838)	(1,110,062)

Carrying amounts as at: ($ 000s)
December 31, 2019	748,658	206,412	466	955,536
September 30, 2020	541,877	155,072	451	697,400

Impairment

As at March 31, 2020, the decrease in the forecast benchmark commodity prices were indicators of impairment. As a result, impairment and recovery testing were required and the Company prepared estimates of future cash flows to determine the recoverable amount of the respective assets.

The following table outlines the forecasted benchmark commodity prices and the exchange rates used in the impairment calculation of property, plant and equipment (“PP&E”) at March 31, 2020.

	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030(2)
WTI Crude oil $US/Bbl (1)	31.67	42.57	50.51	58.17	60.66	61.97	63.21	64.47	65.77	67.08	68.43
AECO C-Spot $Mmbtu (1)	1.90	2.28	2.45	2.58	2.65	2.73	2.78	2.84	2.89	2.94	3.01
Exchange rate US$/$Cdn	0.71	0.73	0.75	0.76	0.77	0.77	0.77	0.77	0.77	0.77	0.77

(1)

The forecast benchmark commodity prices listed above are adjusted for quality differentials, heat content, transportation and marketing costs and other factors specific to the Company’s operations in performing the Company’s impairment tests.

(2)	Forecast benchmarks commodity prices are assumed to increase by 2.0% in each year after 2030 to end of the reserve life.

Discount rate – The Company used a pre-tax discount rate of 15 percent that reflects risks specific to the assets for which the future cash flow estimates have not been adjusted. The discount rate was determined based on the

Company’s assessment of risk based on experience. Changes in the general economic environment could result in material changes to this estimate.

At March 31, 2020 the Company determined that the carrying value of the Company’s Alberta CGU exceeded its recoverable amount. A total impairment loss of $331,678,000 was recognized, with $234,302,000 recognized on the Company’s PP&E, $92,810,000 was applied to the Company’s goodwill and an additional $4,566,000 was applied to the Company’s exploration and evaluation assets (“E&E”). The impairment loss was the result of the decline for the forward commodity benchmark prices used in impairment testing at March 31, 2020.

In future periods, the impairment can be reversed for PP&E up to the original carrying value less any associated depletion and depreciation, if the recoverable amounts of the Alberta CGU exceed the carrying value. Goodwill impairment cannot be reversed.

The following table summarizes the impairment expense for the period ended March 31, 2020:

CGU ($000s, except %)	Recoverable amount	Discount rate	Impairment
Alberta	580,621	15.00%	331,678

XVII-7

Changes in any of the key judgments, such as a revision in reserves, changes in forecast benchmark commodity prices, discount rates, foreign exchange rates, capital or operating costs would impact the recoverable amounts of assets and any recoveries or impairment changes would affect net earnings. The most sensitive assumptions to the calculation are the discount rate and forecast benchmark commodity price estimates at March 31, 2020. The following sensitivities show the resulting impact on income before tax of the changes with all other variables held constant:

CGU	Discount rate		Commodity prices
($000s)	Increase 1%	Decrease 1%	Increase 5%	Decrease 5%
Alberta	(34,176)	37,407	71,563	(72,032)

No further indicators of impairment were identified as of September 30, 2020.

4. TRANSACTIONS WITH RELATED PARTIES

As at September 30, 2020, a loan to Bonterra provided by the Company’s CEO, Chairman of the Board and major shareholder totaled $12,000,000 (December 31, 2019 – $12,000,000). Effective April 1, 2020 to July 1, 2020 the loan’s interest rate temporarily decreased from five and a half percent to three percent and had no set repayment terms but was payable on demand. As of July 1, 2020, the interest rate was increased back to five and a half percent. Security under the debenture is over all of the Company’s assets and is subordinated to any and all claims in favour of the syndicate of senior lenders providing credit facilities to the Company. Interest paid on this loan during the first nine months of 2020 was $224,000 (September 30, 2019 – $298,000). Effective June 1, 2020, principal payments cannot be paid without bank approval. An additional $197,000 in interest was accrued in accounts payable and accrued liabilities and cannot be settled for cash but may be settled by the issuance of common shares. No common shares have been issued to date.

The Company provides executive and marketing services for Pine Cliff Energy Ltd. (Pine Cliff). All services performed were charged at estimated fair value. As at September 30, 2020, the Company had an account receivable from Pine Cliff of $67,000 (December 31, 2019 – $47,000)

5. SUBORDINATED PROMISSORY NOTE

As at September 30, 2020, Bonterra had $7,500,000 (December 31, 2019 – $7,500,000) outstanding on a subordinated note to a private investor. The loan bears interest at five and a half percent. The subordinated promissory note was callable only after thirty days’ written notice by either party. Security consists of a floating demand debenture over all of the Company’s assets and is subordinated to any and all claims in favor of the syndicate of senior lenders providing credit facilities to the Company. Interest paid on the subordinated promissory note during the first nine months was $171,000 (September 30, 2019 – $280,000). Effective June 1, 2020, the principal payments cannot be paid without bank approval. An additional $138,000 in interest was accrued in accounts payable and accrued liabilities and cannot be settled for cash but may be settled by the issuance of common shares. No common shares have been issued to date.

6. BANK DEBT

On July 14, 2020, the Company’s credit facility was confirmed at $300,000,000 (December 31, 2019 – $325,000,000), comprised of a $125,000,000 syndicated revolving credit facility, a $25,000,000 non-syndicated revolving credit facility and a term loan of $150,000,000. The amount drawn under the total bank facility at September 30, 2020 was $274,038,000 (December 31, 2019 – $273,065,000). The amounts borrowed under the renewed bank facility bear interest at a floating rate based on the applicable Canadian prime rate or Banker’s Acceptance rate, plus between 2.00 percent and 10.00 percent, depending on the type of borrowing and the Company’s consolidated debt to EBITDA ratio. EBITDA is defined as net income for the period excluding finance costs, provision for current and deferred taxes, depletion and depreciation, share-option compensation, gain or loss on sale of assets and impairment of assets. The terms of the total revolving bank facility provide that the loan facility is revolving to October 30, 2020, with a maturity date of April 28, 2021.

XVII-8

The available lending limit of the bank facility is reviewed semi-annually on or before April 30 and October 31 or at the request of any one syndicate member during the year. Effective October 30, 2020, the syndicate of Canadian Financial Institutions have agreed to extend the borrowing base redetermination on the bank facility to November 13, 2020.

The amount available for borrowing under the bank facility is reduced by outstanding letters of credit. Letters of credit totaling $900,000 were issued as at September 30, 2020 (September 30, 2019 – $900,000). Security for the bank facility consists of various floating demand debentures totaling $750,000,000 (December 31, 2019 – $750,000,000) over all of the Company’s assets and a general security agreement with first ranking over all personal and real property.

Under the credit facility, the Company is restricted from making any payment of principal or interest on account of subordinated debt or dividend distributions. In addition, the Company is also limited to expenditures each quarter which cannot:

•	exceed 110 percent or be less than 90 percent of the forecasted decommissioning expenditures settled:

•	exceed 110 percent of forecasted capital expenditures, and:

•	exceed 110 percent of the forecasted operating expenses.

As at September 30, 2020, Bonterra had a working capital deficiency, however, was in compliance with all financial covenants on its total bank facility.

7. INCOME TAXES

($ 000s)	September 30, 2020	December 31, 2019
Deferred tax asset (liability) related to:
Investments	86	81
Exploration and evaluation assets and property, plant and equipment	(100,645)	(149,134)
Investment tax credits	(2,041)	(2,041)
Decommissioning liabilities	31,174	31,824
Corporate tax losses carried forward	18,832	6,714
Financial derivative	34	31
Corporate capital tax losses carried forward	7,486	7,488
Unrecorded benefits of capital tax losses carried forward	(7,486)	(7,488)
Unrecorded benefits of successored resource related pools	(4,148)	(1,621)

Deferred tax asset (liability)	(56,708)	(114,146)

XVII-9

Income tax expense varies from the amounts that would be computed by applying Canadian federal and provincial income tax rates as follows:

	Three Months		Nine Months
($ 000s)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Earnings (loss) before taxes	(6,723)	(1,887)	(353,259)	3,980
Combined federal and provincial income tax rates	23.03%	26.00%	24.35%	26.67%

Income tax provision calculated using statutory tax rates	(1,548)	(491)	(86,028)	1,061
Increase (decrease) in taxes resulting from:
Change in statutory tax rates(1)	—	—	—	(18,946)
Share-option compensation	35	169	59	488
Goodwill	—	—	22,602	—
Change in unrecorded benefits of tax pools	(3)	—	2,525	(1,569)
Change in estimates and other	4	(289)	3,401	(366)

	(1,512)	(611)	(57,441)	(19,332)

(1)	Effective July 1, 2020 the combined federal and provincial tax rate for Bonterra is approximately 23.00% due to the provincial tax rate for Alberta, Canada decreasing from 10% to 8%.

The Company has the following tax pools, which may be used to reduce taxable income in future years, limited to the applicable rates of utilization:

($ 000s)	Rate of Utilization (%)	Amount
Undepreciated capital costs	7-100	59,359
Canadian oil and gas property expenditures	10	77,459
Canadian development expenditures	30	100,138
Canadian exploration expenditures	100	8,587
Federal income tax losses carried forward(1)	100	94,904
Provincial income tax losses carried forward(2)	100	56,843

		397,290

(1)	Federal income tax losses carried forward expire in the following years: 2035 – $8,156,000; 2036 – $35,823,000; 2037 – $182,000; 2039 – $2,163,000; 2040 – $48,580,000.
(2)	Provincial income tax losses carried forward expire in the following years: 2036 – $5,562,000; 2037 – $182,000; 2039 – $2,519,000; 2040 – $48,580,000.

The Company has $8,861,000 (December 31, 2019 – $8,861,000) of investment tax credits that expire in the following years: 2024 – $1,319,000; 2025 – $2,258,000; 2026 – $2,405,000; 2027 – $2,009,000; 2028 – $745,000; 2034 – $99,000; and 2037 – $26,000.

The Company has $65,015,000 (December 31, 2019 – $65,015,000) of capital losses carried forward which can only be claimed against taxable capital gains.

XVII-10

8.	SHAREHOLDERS’ EQUITY

Authorized

The Company is authorized to issue an unlimited number of common shares without nominal or par value.

Issued and fully paid – common shares	Number	Amount ($ 000s)
Balance, September 30, 2020 and December 31, 2019	33,388,796	765,276

The Company is authorized to issue an unlimited number of Class “A” redeemable Preferred Shares and an unlimited number of Class “B” Preferred Shares. There are currently no outstanding Class “A” redeemable Preferred Shares or Class “B” Preferred Shares.

The weighted average common shares used to calculate basic and diluted net earnings per share for the nine months ended September 30 is as follows:

	Three Months			Nine Months
	2020	2019	2020	2019
Basic shares outstanding	33,388,796	33,388,796	33,388,796	33,388,796
Dilutive effect of share options (1)	—	—	14,969	—

Diluted shares outstanding	33,388,796	33,388,796	33,403,765	33,388,796

(1)

The Company did not include 2,742,700 share-options for the three months ended September 30, 2020 (September 30, 2019 – 2,760,000) and 2,562,700 share-options for the nine months ended September 30, 2020 (September 30, 2019 – 2,760,000) in the dilutive effect of share-options calculations as these share-options were anti-dilutive.

For the nine months ended September 30, 2020, the Company declared and paid dividends of $1,002,000 ($0.03 per share) (September 30, 2019 – $3,005,000 ($0.09 per share)). The dividend was suspended effective April 1, 2020.

The Company provides an equity settled option plan for its directors, officers and employees. Under the plan, the Company may grant options for up to 3,338,880 (December 31, 2019 – 3,338,880 common shares). The exercise price of each option granted cannot be lower than the market price of the common shares on the date of grant and the option’s maximum term is five years.

A summary of the status of the Company’s stock options as of September 30, 2020 and changes during the year ended are presented below:

	Number of options	Weighted average exercise price
At December 31, 2019	1,945,000	$10.13
Options granted	1,173,200	2.84
Options forfeited	(348,500)	7.94
Options expired	(27,000)	19.30

At September 30, 2020	2,742,700	$7.20

XVII-11

The following table summarizes information about options outstanding and exercisable as at September 30, 2020:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding	Weighted-average remaining contractual life	Weighted- average exercise price	Number exercisable	Weighted- average exercise price
$1.00 – $10.00	1,961,700	1.3 years	$4.18	796,000	$5.93
10.01 – 15.00	748,000	0.1 years	14.55	744,000	14.56
15.01 – 25.00	33,000	1.1 years	19.94	23,000	20.23

$1.00 – $25.00	2,742,700	0.9 years	$7.20	1,563,000	$10.25

The Company records compensation expense over the vesting period, which ranges between one and three years, based on the fair value of options granted to directors, officers and employees. During the nine months ended September 30, 2020 the Company granted 1,173,200 options with an estimated fair value of $774,000 or $0.66 per option using the Black-Scholes option pricing model with the following key assumptions:

September 30, 2020
Weighted-average risk free interest rate (%)(1)	1.29
Weighted-average expected life (years)	1.6
Weighted-average volatility (%)(2)	59.34
Forfeiture rate (%)	7.12
Weighted average dividend yield (%)	4.70

(1)	Risk-free interest rate is based on the weighted average Government of Canada benchmark bond yields for one, two, and three year terms to match corresponding vesting periods.
(2)	The expected volatility is measured as the standard deviation of expected share price returns based on statistical analysis of historical weekly share prices for a representative period.

9. OIL AND GAS SALES, NET OF ROYALTIES

	Three months		Nine months
($ 000s)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Oil and gas sales
Crude oil	22,526	43,121	71,266	134,699
Natural gas liquids	1,889	2,085	4,856	7,020
Natural gas	4,740	2,114	13,759	10,287

	29,155	47,320	89,881	152,006

Less royalties:
Crown	(656)	(2,563)	(3,191)	(6,450)
Freehold, gross overriding royalties and other	(933)	(1,632)	(2,673)	(5,274)

	(1,589)	(4,195)	(5,864)	(11,724)

Oil and gas sales, net of royalties	27,566	43,125	84,017	140,282

10. FINANCIAL RISK MANAGEMENT

Financial Risk Factors

The Company is exposed to credit risk, liquidity risk and market risk as part of its normal course of business. The

Company’s overall risk management program seeks to mitigate these risks and reduce the volatility on the

XVII-12

Company’s financial performance. Financial risk is managed by senior management under the direction of the Board of Directors. Certain financial risks have been increased due to the COVID-19 outbreak that has created abnormal volatility in spot prices and decreased demand for oil.

Liquidity Risk Management

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with its financial liabilities. While the decrease in commodity prices as a result of the impacts of COVID-19 pandemic and the recent actions from OPEC+ on commodity pricing will negatively impact the Company’s financial performance and position, the Company continues to retain available committed borrowing capacity that provides the Company with financial flexibility and the ability to meet ongoing obligations as they become due.

After examining the economic factors that are causing the liquidity risk facing the Company, the judgment applied to these factors, and the various initiatives that the Company has and will undertake to strengthen its financial position, the Company believes it will have sufficient liquidity to support its ongoing operations and meet its financial obligations as they come due for at least the next twelve months. There can be no assurance that the borrowing base review will not result in a material reduction in the borrowing base, and that the necessary funds will be available to meet its obligations as they become due, subject to other alternative sources of financing.

Credit risk

Credit risk is the risk that a contracting party will not complete its obligations under a financial instrument and cause the Company to incur a financial loss. The Company is exposed to credit risk on all financial assets included on the statement of financial position. To help mitigate this risk:

•	The Company only enters into material agreements with credit worthy counterparties. These include major oil and gas companies or major Canadian chartered banks; and

•

Agreements for product sales are primarily on 30-day renewal terms. Of the $9,766,000 accounts receivable balance at September 30, 2020 (December 31, 2019 – $21,764,000) over 91 percent (2019 – 75 percent) relates to product sales or risk management contracts with national and international banks and oil and gas companies.

On a quarterly basis, the Company assesses if there has been any impairment of the financial assets of the Company. During the nine months ended September 30, 2020, there was no material impairment provision required on any of the financial assets of the Company. The Company does have a credit risk exposure as the majority of the Company’s accounts receivable are with counterparties having similar characteristics. However, payments from the Company’s largest accounts receivable counterparties have consistently been received within 30 days and the sales agreements with these parties are cancellable with 30 days’ notice if payments are not received. At September 30, 2020, approximately $131,000 or one percent of the Company’s total accounts receivable are aged over 90 days and considered past due (December 31, 2019 – $276,000 or one percent). The majority of these accounts are due from various joint venture partners. The Company actively monitors past due accounts and takes the necessary actions to expedite collection, which can include withholding production or netting payables when the accounts are with joint venture partners. Should the Company determine that the ultimate collection of a receivable is in doubt, it will provide the necessary provision in its allowance for doubtful accounts with a corresponding charge to earnings. If the Company subsequently determines an account is uncollectable, the account is written off with a corresponding charge to the allowance account. The Company’s allowance for doubtful accounts balance at September 30, 2020 is $1,240,000 (December 31, 2019 – $1,232,000) with the expense being included in general and administrative expenses. There were no material accounts written off during the period. The maximum exposure to credit risk is represented by the carrying amounts of accounts receivable. There are no material financial assets that the Company considers past due.

XVII-13

Capital Risk Management

The Company’s objectives when managing capital, which the Company defines to include shareholders’ equity, debt and working capital balances, are to safeguard the Company’s ability to continue as a going concern, so that it can continue to provide returns to its shareholders and benefits for other stakeholders and to maintain a capital structure that provides a low cost of capital. In order to maintain or adjust the capital structure, the Company may adjust the current debt structure and/or issue common shares.

The Company monitors capital based on the ratio of net debt (total debt adjusted for working capital) to cash flow from operating activities. This ratio is calculated using each quarter end net debt divided by the preceding twelve months’ cash flow. Management believes that a net debt level as high as one and a half year’s cash flow is an optimal level to allow it to take advantage of future acquisition opportunities. During the current nine-month period the Company had a net debt to cash flow level of 5.5:1 compared to 3.8:1 as at September 30, 2019. The increase in net debt to cash flow ratio is primarily due to a $26,835,000 decrease in the twelve month trailing cash flow due to a decrease in commodity prices. In order to further reduce net debt or minimize the effects of decreased cash flows due to the COVID-19 pandemic, the Company suspended capital spending in Q2 2020 along with its monthly dividend of $0.01 per share starting with the April 2020 dividend. Bonterra has also optimized production costs primarily by voluntarily shutting-in its low economic wells during this period of repressed commodity prices and applying for government assistance programs where applicable.

Section (a) of this note provides the Company’s debt to cash flow from operations.

Section (b) addresses in more detail the key financial risk factors that arise from the Company’s activities including its policies for managing these risks.

a)	Net debt to cash flow ratio

The net debt and cash flow amounts are as follows:

($ 000s)	September 30, 2020	December 31, 2019
Bank debt(1)	274,038	273,065
Current liabilities	37,572	46,220
Current assets	(16,442)	(26,475)

Net debt	295,168	292,810

Cash flow from operations	54,039	81,132

Net debt to cash flow ratio	5.5	3.6

(1)	Bank debt is classified as a current liability as at September 30, 2020.

b)	Risks and mitigation

Market risk is the risk that the fair value or future cash flow of the Company’s financial instruments will fluctuate because of changes in market prices. Components of market risk to which the Company is exposed are discussed below.

XVII-14

Physical Delivery Sales Contracts

Bonterra enters into physical delivery sales contracts to manage commodity price risk. These contracts are considered normal executory sales contracts and are not recorded at fair value in the financial statements. As of September 30, 2020, the Company has the following physical delivery sales contracts in place.

Product	Type of contract	Volume	Term	Contract price
Gas	Fixed Price – AECO(1)	2,500 GJ/day	Apr 1 to Oct 31, 2020	$1.55 CAD/GJ
Gas	Fixed Price – AECO(1)	2,500 GJ/day	Apr 1 to Oct 31, 2020	$1.64 CAD/GJ
Gas	Fixed Price – AECO(1)	5,000 GJ/day	Nov 1 to Dec 31, 2020	$3.08 CAD/GJ

(1)	“AECO” refers to Alberta Energy Company; a grade or heating content of natural gas used as benchmark pricing in Alberta, Canada.

Subsequent to September 30, 2020, the Company entered into the following physical delivery sales contracts.

Product	Type of contract	Volume	Term	Contract price
Gas	Fixed Price – AECO	3,000 GJ/day	Nov 1 to Oct 31, 2021	$2.79 CAD/GJ
Oil	Fixed price – MSW Stream index(2)	500 BBL/day	Nov 1 to Nov 30, 2020	$54.41 CAD/BBL
Oil	Fixed price – MSW Stream index(2)	500 BBL/day	Dec 1 to Dec 31, 2020	$47.65 CAD/BBL

(2)	“MSW Stream index” or “Edmonton Par” refers to the mixed sweet blend that is the benchmark price for conventionally produced light sweet crude oil in Western Canada.

Risk Management Contracts

	Three months		Nine months
($ 000s)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Risk management contracts
Realized gain (loss)	(1,524)	—	941	—
Unrealized gain (loss)	1,141	(58)	(13)	(58)

	(383)	(58)	928	(58)

The Company also enters into financial derivative instruments or risk management contracts to manage commodity price risk. These contracts are not considered normal executory sales contracts and are recorded at fair value in the financial statements. The Company has entered into the following risk management contracts during the nine months ended September 30, 2020.

Product	Type of contract	Volume	Term	Contract price
Oil	Fixed price – MSW Stream index	500 BBL/day	Jan 1 to Mar 31, 2020	$67.75 CAD/BBL
Oil	Fixed price – MSW Stream index	500 BBL/day	Jan 1 to Mar 31, 2020	$69.60 CAD/BBL
Oil	Fixed price – MSW Stream index	500 BBL/day	Apr 1 to June 30, 2020	$59.50 CAD/BBL
Oil	Fixed price – MSW Stream index	500 BBL/day	May 1 to June 30, 2020	$19.25 CAD/BBL
Oil	Fixed price – MSW Stream index	500 BBL/day	July 1 to Sept 30, 2020	$28.35 CAD/BBL
Oil	Fixed price – MSW Stream index	500 BBL/day	July 1 to Sept 30, 2020	$39.75 CAD/BBL
Oil	Fixed price – MSW Stream index	500 BBL/day	Oct 1 to Dec 31, 2020	$44.05 CAD/BBL
Oil	Fixed price – MSW Stream index	500 BBL/day	Aug 1 to Dec 31, 2020	$45.95 CAD/BBL
Oil	Fixed price – MSW Stream index	500 BBL/day	Sept 1 to Dec 31, 2020	$49.00 CAD/BBL

XVII-15

Schedule XVIII

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following report dated November 9, 2020 is a review of the operations and current financial position for the three and nine months ended September 30, 2020 for Bonterra Energy Corp. (“Bonterra” or “the Company”) and should be read in conjunction with the unaudited condensed financial statements and the audited financial statements including the notes related thereto for the fiscal year ended December 31, 2019 presented under International Financial Reporting Standards (IFRS).

Use of Non-IFRS Financial Measures

Throughout this Management’s Discussion and Analysis (MD&A) the Company uses the terms “payout ratio”, “cash netback” and “net debt” to analyze operating performance, which are not standardized measures recognized under IFRS and do not have a standardized meaning prescribed by IFRS. These measures are commonly used in the oil and gas industry and are considered informative by management, shareholders and analysts. These measures may differ from those made by other companies and accordingly may not be comparable to such measures as reported by other companies.

The Company calculates payout ratio percentage by dividing cash dividends paid to shareholders by cash flow from operating activities, both of which are measures prescribed by IFRS which appear on its statement of cash flows. Bonterra calculates cash netback by dividing various financial statement items as determined by IFRS by total production for the period on a barrel of oil equivalent basis. The Company calculates net debt as long-term debt plus working capital deficiency (current liabilities less current assets).

Frequently Recurring Terms

Bonterra uses the following frequently recurring terms in this MD&A: “WTI” refers to West Texas Intermediate, a grade of light sweet crude oil used as benchmark pricing in the United States; “MSW Stream Index” or “Edmonton Par” refers to the mixed sweet blend that is the benchmark price for conventionally produced light sweet crude oil in Western Canada; “AECO” refers to Alberta Energy Company, a grade or heating content of natural gas used as benchmark pricing in Alberta, Canada; “bbl” refers to barrel; “NGL” refers to Natural gas liquids; “MCF” refers to thousand cubic feet; “MMBTU” refers to million British Thermal Units; “GJ” refers to gigajoule; and “BOE” refers to barrels of oil equivalent. Disclosure provided herein in respect of a BOE may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 MCF: 1 bbl is based on an energy conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

Numerical Amounts

The reporting and the functional currency of the Company is the Canadian dollar.

XVIII-1

QUARTERLY COMPARISONS

	2020			2019
As at and for the periods ended ($ 000s except $ per share)	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Financial
Revenue – oil and gas sales	29,155	22,171	38,555	50,743	47,320	54,852	49,834
Cash flow from operations	6,370	4,429	22,473	20,767	19,774	25,468	15,123
Per share – basic and diluted	0.19	0.13	0.67	0.62	0.59	0.76	0.45
Dividend payout ratio	0%	0%	4%	5%	5%	4%	7%
Cash dividends per share	0.00	0.00	0.03	0.03	0.03	0.03	0.03
Net earnings (loss)	(5,211)	(5,954)	(284,653)	(1,389)	(1,276)	23,131	1,457
Per share – basic and diluted	(0.16)	(0.18)	(8.53)	(0.04)	(0.04)	0.69	0.04
Capital expenditures	2,819	104	21,741	5,678	17,845	9,042	21,062
Total assets	722,910	732,462	743,533	1,087,817	1,133,137	1,123,513	1,124,043
Working capital deficiency(1)	295,168	299,445	39,769	19,745	24,599	22,238	30,139
Bank debt(1)	274,038	277,823	260,919	273,065	283,470	288,545	296,594
Net debt	295,168	299,445	300,688	292,810	308,069	310,783	326,733
Shareholders’ equity	207,325	212,342	218,211	503,949	506,011	507,659	484,980

Operations
Oil (barrels per day)	5,355	5,553	7,058	7,255	7,157	7,746	7,081
NGLs (barrels per day)	1,064	1,104	999	1,016	1,009	970	949
Natural gas (MCF per day)	21,510	21,142	23,864	24,697	23,820	23,750	23,938
Total BOE per day	10,004	10,181	12,034	12,387	12,136	12,674	12,020

(1)

Bank debt consists of the Company’s bank facility. As of June 30, 2020, the amount drawn on the bank facility has a maturity date of April 28, 2021 and has been reclassified to current liabilities and is included in working capital deficiency.

	2018
As at and for the periods ended ($ 000s except $ per share)	Q4	Q3	Q2	Q1
Financial
Revenue – oil and gas sales	34,988	63,817	67,458	57,124
Cash flow from operations	20,509	33,669	31,908	29,877
Per share – basic and diluted	0.61	1.01	0.96	0.90
Dividend payout ratio	34%	30%	31%	33%
Cash dividends per share	0.21	0.30	0.30	0.30
Net earnings (loss)	(10,909)	5,756	8,925	3,395
Per share – basic and diluted	(0.33)	0.17	0.27	0.10
Capital expenditures	4,785	18,814	18,970	36,168
Total assets	1,103,833	1,137,748	1,147,501	1,142,670
Working capital deficiency	30,281	35,319	27,069	46,630
Long-term debt(1)	298,660	293,197	303,413	291,994
Net debt	328,941	328,516	330,482	338,624
Shareholders’ equity	483,970	500,507	503,979	504,240

Operations
Oil (barrels per day)	7,756	7,949	8,743	8,034
NGLs (barrels per day)	1,025	1,070	984	900
Natural gas (MCF per day)	24,045	24,144	25,317	24,701
Total BOE per day	12,789	13,043	13,946	13,051

(1)	Long-term debt or bank debt consists of the Company’s bank facility.

XVIII-2

Business Environment and Sensitivities

Bonterra’s financial results are significantly influenced by fluctuations in commodity prices, including price differentials, as well as production volumes and foreign exchange rates. The following table depicts selective market benchmark commodity prices, differentials and foreign exchange rates in the last eight quarters to assist in understanding how past volatility has impacted Bonterra’s financial and operating performance. The increases or decreases in Bonterra’s realized average price for oil and natural gas for each of the eight quarters is also outlined in detail in the following table.

	Q3-2020	Q2-2020	Q1-2020	Q4-2019	Q3-2019	Q2-2019	Q1-2019	Q4-2018
Crude oil
WTI (U.S.$/bbl)	40.93	27.85	46.17	56.96	56.45	59.81	54.90	58.81
WTI to MSW Stream Index Differential (U.S.$/bbl)(1)	(3.51)	(6.14)	(7.58)	(5.37)	(4.66)	(4.62)	(4.85)	(26.30)
Foreign exchange
U.S.$ to Cdn$	1.3316	1.3860	1.3445	1.3201	1.3207	1.3375	1.3293	1.3215
Bonterra average realized oil price (Cdn$/bbl)	45.73	33.31	49.67	63.37	65.49	71.27	64.87	38.96
Natural gas
AECO (Cdn$/mcf)	2.23	1.98	2.02	2.46	0.91	1.03	2.61	1.55
Bonterra average realized gas price (Cdn$/mcf)	2.40	2.14	2.26	2.71	0.96	1.09	2.70	1.77

(1)	This differential accounts for the majority of the difference between WTI and Bonterra’s average realized price (before quality adjustments and foreign exchange).

The overall volatility in Bonterra’s average realized commodity prices can be impacted by numerous events or factors, however none have been as impactful as the ongoing effects of the COVID-19 pandemic.

Volatility in WTI benchmark pricing continued through the third quarter of 2020. The average WTI price increased by over US$13 per barrel to US$40.93 in the quarter, due to improving supply and demand dynamics. Exiting the second quarter and throughout the third quarter, demand has been increasing and has provided improved and more stabilized pricing as countries around the world started to return to more normal activity levels. Recently, concern around the potential for a second wave of COVID-19 and a possible associated decrease in global mobility will likely result in continued price volatility through 2020 and into 2021.

Canadian crude oil differentials also improved through the third quarter of 2020. Decreased storage levels in Canada, better egress, and a dispute resolution between Enbridge Inc. and the State of Michigan concerning Enbridge’s Line 5 underwater crossing of the Great Lakes all contributed to improved differentials in the third quarter. Looking forward, there are several pipeline projects underway, with the most significant being the Enbridge Line 3 Expansion, the Trans Mountain Expansion, and the Keystone XL pipeline. Completion of any proposed pipeline expansion projects or increasing Canada’s export capabilities by expanding capacity on existing lines will have a positive effect on the movement and pricing of Canadian barrels.

The AECO benchmark price for natural gas also increased in the third quarter of 2020. Improved access to storage, limited maintenance on TC Energy Corporation’s NGTL pipeline system and lower drilling than past years were all contributing factors. Forecast pricing through the remainder of 2020 and into 2021 continue to reflect an improved and stable AECO market. Planned facility additions for the NGTL system and progress by LNG Canada for the Kitimat liquefied natural gas export facility may improve sentiment towards western Canadian-based natural gas producers. While these projects do not impact near-term supply and demand imbalances, they do have positive implications for the longer term.

XVIII-3

The following chart shows the Company’s sensitivity to key commodity price variables. The sensitivity calculations are performed independently and show the effect of changing one variable while holding all other variables constant.

Annualized sensitivity analysis on cash flow, as estimated for 2020 (1)

Impact on cash flow	Change ($)	$000s	$ per share(2)
Realized crude oil price ($/bbl)	1.00	2,074	0.06
Realized natural gas price ($/mcf)	0.10	780	0.02
U.S.$ to Canadian $ exchange rate	0.01	519	0.02

(1)	This analysis uses current royalty rates, annualized estimated average production of 10,700 BOE per day and no changes in working capital
(2)	Based on annualized basic weighted average shares outstanding of 33,388,796

Business Overview, Strategy and Key Performance Drivers

Beginning in March 2020, the COVID-19 pandemic has caused a severe deterioration in world oil demand leading to an unprecedented decrease in oil prices. Bonterra remains focused and will continue to act swiftly and prudently to stabilize the Company’s financial position and to preserve the value of its crude oil reserves for an eventual oil price recovery.

As Bonterra moves forward, the Company reiterates its recommendation to shareholders to reject Obsidian Energy Ltd.’s (“Obsidian’s”) unsolicited bid for the Company’s shares. Bonterra has already received notice that shareholders, including every member of the Bonterra Board and management team, representing more than 33 percent of the common shares outstanding, will not tender their common shares to the hostile bid. The Company continues to recommend shareholders reject the hostile bid and take no action. Bonterra is proud of its established history of working within a challenging market environment to pursue long-term sustainability and value generation.

Subsequent to the quarter, Bonterra has received approval from its syndicate of lenders for the Export Development Canada (“EDC”) and Business Development Bank of Canada (“BDC”) programs and to extend the revolving period applicable to the Company’s existing credit facility to November 13, 2020 from October 30, 2020. This short term extension affords Bonterra and associated parties the time required to finalize definitive documentation pertaining to the BDC second lien non-revolving four-year term facility for $45 million (the “BDC Term Facility”) and the reserve-based lending commitment from EDC of up to $38.4 million (the “EDC Commitment”). The EDC Commitment, combined with the approved BDC term facility, subject to legal and banking documentation, demonstrates the confidence EDC and BDC maintain in the Company.

While banking documentation related to the BDC Term Facility and EDC Commitment are finalized, Bonterra’s lending syndicate has consented to the Company commencing its expanded 2020 capital expenditure program during the November extension period in an amount up to $9 million as a draw on its existing credit facility. This consent, representing the BDC Term Facility capital expenditure budget for the period to November 13, 2020 as provided to the lending syndicate, affords Bonterra near-term liquidity to help fund its winter 2020 drilling program. The 2020 winter drilling program supports long-term, sustainable net asset value per share growth as the economy recovers.

For Q3 2020, production averaged 10,004 BOE per day, a decrease of 177 BOE per day from Q2 2020, caused primarily from no new wells being placed on production since Q1 2020, partially offset by the reactivation of approximately 900 BOE per day of previously uneconomic voluntarily shut-in production during the quarter, representing approximately half of the 1,800 BOE per day that was shut-in during the second quarter of 2020.

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Bonterra’s operations are very flexible and allow the Company to respond quickly to a changing commodity price environment by shutting-in production at minimal cost without the risk of long-term reservoir impairment. The Company can rapidly restart or shut-in production by individually assessing netbacks down to a facility or well basis, depending on the commodity price environment, to preserve reserves and maximize cash flow.

To further support stability while facing severe market volatility, and as part of Bonterra’s ongoing efforts to diversify crude oil pricing and to protect future cash flow, the Company executed physical delivery sales and risk management contracts for the 2020 year. For the balance of 2020, Bonterra has secured an average of $47.17 per bbl on 1,832 bbls per day in Q4 2020 (approximately one-third of Bonterra’s crude oil production).

The Company also diversified its natural gas pricing for the remainder of 2020 and the first ten months of 2021 by executing physical delivery sales contracts on 6,989 GJs per day for the fourth quarter and 3,000 GJs per day for the first ten months of 2021 ending October 31, 2021 at an average price of $2.64 per GJ and $2.79 per GJ, respectively.

Bonterra is committed to employing local services in Drayton Valley and to being a key economic contributor to rural and surrounding communities located within central Alberta. The Company’s upstream oil and gas assets are primarily focused on the development of the Pembina and Willesden Green Cardium lands within central Alberta. The Pembina Cardium reservoir is the largest conventional oil reservoir in western Canada that features large original-oil-in-place with very low recoveries to date. Bonterra operates approximately 90 percent of its production and operates the majority of its related oil and gas processing facilities, which require minimal additional capital to support an increase in production.

Bonterra’s successful operations are dependent upon several factors including, but not limited to: commodity prices, efficient management of capital spending, the ability to maintain desired levels of production, control over infrastructure, efficiency in developing and operating properties, and the ability to control costs. The Company’s key measures of performance with respect to these drivers include but are not limited to: average daily production volumes, average realized prices, and average production costs per unit of production. Disclosure of these key performance measures can be found in this MD&A and/or previous interim or annual MD&A disclosures.

Drilling

	Three months ended						Nine months ended
	September 30, 2020		June 30, 2020		September 30, 2019		September 30, 2020		September 30, 2019
	Gross(1)	Net(2)	Gross(1)	Net(2)	Gross(1)	Net(2)	Gross(1)	Net(2)	Gross(1)	Net(2)
Crude oil horizontal-operated	3	3.0	—	—	7	7.0	11	11.0	20	20.0
Crude oil horizontal -non-operated	—	—	—	—	5	0.5	—	—	6	0.6

Total	3	3.0	0	0.0	12	7.5	11	11.0	26	20.6

Success rate		100%		0%		100%		91%		100%

(1)	“Gross” wells are the number of wells in which Bonterra has a working interest.
(2)	“Net” wells are the aggregate number of wells obtained by multiplying each gross well by Bonterra’s percentage of working interest.

During the first nine months of 2020, the Company drilled 11 gross (11.0 net) operated wells and completed, tied-in and placed on production nine gross (9.0 net) operated wells. Three of the wells completed and tied-in during Q1 2020 were drilled in late 2019. Five gross (5.0 net) operated wells drilled in 2020 were not completed as one well was abandoned due to subsurface fractures causing loss of well bore integrity. The remaining four wells will be placed on production in the fourth quarter. The Company has depleted the full amount of

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$1,299,000 related to unsuccessful drill costs related to the abandoned well. Subsequent to the quarter the Company has drilled 5 gross (5.0 net) wells and expects to complete, tie-in and place on production by the end of Q4 2020.

Production

	Three months ended			Nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Crude oil (barrels per day)	5,355	5,553	7,157	5,987	7,328
NGLs (barrels per day)	1,064	1,104	1,009	1,056	976
Natural gas (MCF per day)	21,510	21,142	23,820	22,169	23,836

Average BOE per day	10,004	10,181	12,136	10,737	12,277

The Company averaged 10,737 BOE per day for the first nine months of 2020, compared to 12,277 BOE per day for the same period in 2019. The decrease in production was primarily incurred in the second quarter as the Company voluntarily shut-in uneconomic production of 1,800 BOE per day and deferred its capital program due to low commodity prices from the effects of the COVID-19 pandemic. Q3 2020 production decreased by 177 BOE per day compared to the Q2 2020, caused primarily from production declines with no new wells being placed on production since Q1 2020. This was partially offset by the reactivation of approximately half of the second quarter’s uneconomic voluntarily shut-in production in the third quarter.

The Company expects production to increase with more new wells coming on production from the BDC financing and the further reactivation of shut-in wells during the fourth quarter.

Cash Netback

The following table illustrates the calculation of the Company’s cash netback from operations for the periods ended:

	Three months ended			Nine months ended
$ per BOE	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Production volumes (BOE)	920,387	926,516	1,116,506	2,942,037	3,351,689
Gross production revenue	31.68	23.93	42.38	30.55	45.35
Risk management contracts realized gain	(1.66)	0.95	—	0.32	—
Royalties	(1.73)	(1.64)	(3.76)	(1.99)	(3.50)
Production costs	(13.33)	(13.84)	(14.32)	(14.43)	(15.03)

Field netback	14.96	9.40	24.30	14.45	26.82
General and administrative	(3.07)	(1.64)	(1.05)	(2.05)	(1.48)
Interest and other	(5.08)	(3.24)	(3.35)	(3.85)	(3.48)

Cash netback	6.81	4.52	19.90	8.55	21.86

Cash netbacks decreased in the first nine months of 2020 compared to the same period in 2019 primarily due to lower realized oil prices and an increase on credit facility interest from increased interest rates. Quarter-over-quarter cash netbacks were approximately the same as commodity prices increased, while correspondingly, interest expense and general and administrative costs increased. The Company incurred approximately $1.66 per BOE of non-recurring general and administrative costs in the third quarter of 2020, primarily including unsolicited bid costs of the Company’s shares, and to a lesser extent, finance costs relating to the BDC program.

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Oil and Gas Sales

	Three months ended			Nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Revenue – oil and gas sales ($ 000s)
Crude oil	22,526	16,835	43,121	71,266	134,699
NGL	1,889	1,220	2,085	4,856	7,020
Natural gas	4,740	4,116	2,114	13,759	10,287

	29,155	22,171	47,320	89,881	152,006

Average realized prices:
Crude oil ($ per barrel)	45.73	33.31	65.49	43.45	67.33
NGLs ($ per barrel)	19.29	12.14	22.45	16.78	26.34
Natural gas ($ per MCF)	2.40	2.14	0.96	2.27	1.58

Average ($ per BOE)	31.68	23.93	42.38	30.55	45.35

Average BOE per day	10,004	10,181	12,136	10,737	12,277

Revenue from oil and gas sales in 2020 decreased by $62,125,000, or 41 percent, compared to the same period in 2019. The decrease in oil and gas sales was primarily driven by a 33 percent decrease in Bonterra’s realized crude oil prices from weak demand caused by the COVID-19 pandemic. Quarter-over-quarter oil and gas sales increased as the price for oil increased since the peak of the COVID-19 pandemic in Q2 2020.

The Company’s product split on a revenue basis is weighted approximately 85 percent to crude oil and NGLs for 2020.

Royalties

	Three months ended			Nine months ended
($ 000s)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Crown royalties	656	1,000	2,563	3,191	6,450
Freehold, gross overriding and other royalties	933	520	1,632	2,673	5,274

Total royalties	1,589	1,520	4,195	5,864	11,724

Crown royalties – percentage of revenue	2.3	4.5	5.4	3.6	4.2
Freehold, gross overriding and other royalties – percentage of revenue	3.2	2.3	3.4	3.0	3.5

Royalties - percentage of revenue	5.5	6.8	8.8	6.6	7.7
Royalties $ per BOE	1.73	1.64	3.76	1.99	3.50

Royalties paid by the Company consist of both crown royalties to the Provinces of Alberta, Saskatchewan and British Columbia and other royalties. Total royalties for the first nine months of September 30, 2020 decreased by $1.51 per BOE compared to the same period in 2019. The decrease was primarily the result of a reduction in crude oil prices.

The decrease in royalties in Q3 2020 compared to Q2 2020 is primarily due to an annual gas cost allowance adjustment received in Q2 2020.

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Production Costs

	Three months ended			Nine months ended
($ 000s except $ per BOE)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Production costs	12,274	12,823	15,989	42,461	50,369
$ per BOE	13.33	13.84	14.32	14.43	15.03

Production costs for 2020 decreased from the same period in 2019 primarily due to shutting-in higher cost batteries due to depressed crude oil prices in the second quarter of 2020. In addition, the Government of Alberta has waived approximately $1 million of certain levies due to the COVID-19 pandemic.

Production costs for Q3 2020 decreased by $549,000 compared to Q2 2020 primarily due to a reduction in trucking costs from facility consolidations and lower maintenance costs after spring breakup.

Other Income

	Three months ended			Nine months ended
($ 000s)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Investment income	19	8	11	38	43
Administrative income	54	42	25	140	80
Gain on sale of property	—	—	3	—	5
Deferred consideration	201	132	301	675	927
Realized gain (loss) on risk management contracts	(1,524)	877	—	941	—
Unrealized gain (loss) on risk management contracts	1,141	(2,950)	(58)	(13)	(58)

	(109)	(1,891)	282	1,781	997

Deferred consideration relates to a deferred gain on the sale of a two percent overriding royalty interest, which is recognized into revenue using the same unit-of-production method as the encumbered property, plant and equipment assets.

The market value and carrying value of the investments held by the Company at September 30, 2020 was $242,000 (September 30, 2019 – $265,000). There were no dispositions for the nine-month periods ended September 30, 2020 or September 30, 2019. Dispositions that result in a gain or loss on sale are recorded as an equity transfer between accumulated other comprehensive income and retained earnings.

The Company receives administrative income for various oil and gas administrative services provided and production equipment rentals to other companies.

Bonterra entered into financial derivatives to minimize commodity price risk on crude oil sales. The financial derivatives outstanding are for the period from January 1, 2020 to December 31, 2020. For the first nine months of 2020 a total of 305,000 barrels of crude oil (approximately 2,000 barrels of oil per day at certain times during the period) received fixed Edmonton Par prices ranging from $19.25 to $69.60 per barrel. Financial derivatives outstanding for the fourth quarter are for a total of 168,500 barrels of crude oil (approximately 1,500 barrels of oil per day) at fixed Edmonton Par prices ranging from $44.05 to $49.00 per barrel. These contracts are not considered normal sales contracts and are recorded at fair value.

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General and Administration (G&A) Expense

	Three months ended			Nine months ended
($ 000s except $ per BOE)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Employee compensation	650	700	987	2,491	3,202
Office and administrative – recurring	647	816	185	2,016	1,754

Total G&A recurring	1,297	1,516	1,172	4,507	4,956
Office and administrative – nonrecurring	1,531	—	—	1,531	—

Total G&A	2,828	1,516	1,172	6,038	4,956

$ per BOE recurring	1.41	1.64	1.05	1.53	1.48
$ per BOE nonrecurring	1.66	—	—	0.52	—

$ per BOE total	3.07	1.64	1.05	2.05	1.48

Employee compensation expense decreased by $711,000 for the first nine months of 2020 compared to 2019, as a result of the impact of the COVID-19 pandemic. Employment compensation expenses have declined due to reduced work weeks, lower overall compensation and the CEWS government wage subsidy program which benefited Bonterra since the beginning of the second quarter.

Office and administrative recurring expenses for the first nine months of 2020 increased by $262,000 compared to the same period in 2019 primarily due to an increase in bank renewal fees. The quarter-over-quarter decrease of $169,000 was primarily due to completion of computer security enhancements in the second quarter and a decrease in bad debts in the third quarter.

Non-recurring office and administrative costs are expenditures related to an unsolicited bid for the Company of approximately $1,250,000, with additional bank finance costs related to government programs.

Finance Costs

	Three months ended			Nine months ended
($ 000s except $ per BOE)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest on bank debt	4,476	2,862	3,586	10,786	11,203
Other interest	271	192	194	730	579

Interest expense	4,747	3,054	3,780	11,516	11,782
$ per BOE	5.16	3.30	3.39	3.91	3.52

Unwinding of the discounted value of decommissioning liabilities	780	775	731	2,334	2,221

Total finance costs	5,527	3,829	4,511	13,850	14,003

Interest on bank debt decreased in the first nine months of 2020 compared to 2019 due to a $20,356,000 decrease in the average bank debt balance outstanding, which was partially offset by an increase in interest rates from the negative effects of COVID-19 on the Company’s net debt to earnings before income taxes and depletion and amortization (or “EBITDA” as defined by the Company’s bank facility) ratio. Quarter over quarter interest rates increased as EBITDA decreased with commodity prices collapsing mainly due from the COVID-19 pandemic in the second quarter, resulting in a higher interest rate grid in the third quarter from the banks compared to prior periods. Interest rates for the current quarter are determined based on the trailing quarter and calculated by taking the ratio of total debt (excluding accounts payable and accrued liabilities) to EBITDA (defined as net income excluding finance costs, provision for current and deferred taxes, depletion and depreciation, share-option compensation, gain or loss on sale of assets and impairment of assets) multiplied by four.

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Other interest relates primarily to amounts paid to a related party (see related party transactions for details) and a $7,500,000 subordinated promissory note from a private investor. For more information about the subordinated promissory note, refer to Note 5 of the September 30, 2020 condensed financial statements.

A one percent increase (decrease) in the Canadian prime rate would decrease (increase) both annual net earnings and comprehensive income by approximately $2,109,000.

Share-Option Compensation

	Three months ended			Nine months ended
($ 000s)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Share-option compensation	147	41	649	244	1,828

Share-option compensation is a statistically calculated value representing the estimated expense of issuing employee stock options. The Company records a compensation expense over the vesting period based on the fair value of options granted to directors, officers and employees.

Share-option compensation decreased by $1,584,000 in the first nine months of 2020 compared to 2019. This decline is primarily due to the higher share price volatility on most of the options issued in 2018 (which were fully amortized in 2019) relative to the options issued in the first quarter of 2020 (which will be fully amortized in 2021).

Based on the outstanding options as of September 30, 2020, the Company has an unamortized expense of $431,000, of which $131,000 will be recorded for the remainder of 2020; $263,000 for 2021; and $37,000 thereafter. For more information about options issued and outstanding, refer to Note 8 of the September 30, 2020 condensed financial statements.

Depletion and Depreciation, Exploration and Evaluation (E&E) and Impairment

	Three months ended			Nine months ended
($ 000s)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Depletion and depreciation	13,404	8,327	22,973	44,786	66,143
Impairment of oil and gas assets	—	—	—	331,678	—

The provision for depletion and depreciation (D&D) decreased in the first nine months of 2020 compared to 2019 primarily due to less capital to deplete and depreciate in the second and third quarter of 2020 due to the impairment provision. The increase in depletion and depreciation in Q3 2020 compared to Q2 2020 was due to reactivating wells and facilities that were shut-in, increasing the depletion rate with additional capital subject to depletion. This was partially offset from natural declines with no new wells being placed on production since the first quarter of 2020.

At March 31, 2020 the Company determined that the carrying value of the Company’s Alberta cash generating unit (“CGU”) exceeded its recoverable amount. A total impairment loss of $331,678,000 was recognized, with $234,302,000 recognized on the Company’ property, plant and equipment (PP&E), $92,810,000 was applied to the Company’s goodwill and an additional $4,566,000 was applied to the Company’s E&E assets. The impairment loss was the result of the COVID-19 pandemic effect on the forward commodity benchmark prices used in impairment testing at March 31, 2020. The value of the Company’s assets was estimated based on independent evaluator pricing, proved plus probable reserves and a discount rate of 15 percent. No further indicators of impairment were identified as of September 30, 2020. The impairment charge does not impact the Company’s cash flow or the amount of credit available under our bank credit facilities. The impairment can be reversed in future periods up to the original carrying value less any associated D&D for PP&E assets, should

XVIII-10

there be indicators that the value of the assets has increased. For more information about PP&E and impairment, refer to Note 3 of the September 30, 2020 condensed financial statements.

Taxes

The Company recorded a deferred income tax recovery of $57,441,000 (2019 – $19,424,000). The deferred income tax recovery for 2020 was primarily due to the impairment provision taken in the first quarter of 2020, and 2019 deferred income tax recovery was due to a decrease in the Alberta corporate income tax rate.

For additional information regarding income taxes, see Note 7 of the September 30, 2020 condensed financial statements.

Net Earnings (Loss)

	Three months ended			Nine months ended
($ 000s except $ per share)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net earnings (loss)	(5,211)	(5,954)	(1,276)	(295,818)	23,312
$ per share – basic	(0.16)	(0.18)	(0.04)	(8.86)	0.70
$ per share – diluted	(0.16)	(0.18)	(0.04)	(8.86)	0.70

Net earnings for the first nine months of 2020 decreased by $319,130,000 compared to the same period in 2019. The decrease in net earnings was primarily attributed to the impairment provision taken in Q1 2020 as a result of significantly reduced forward commodity benchmark prices due to the effects of the COVID-19 pandemic and lower D&D expense in the second and third quarter of 2020 from the reduced PP&E carrying value, which was partially offset by deferred income tax recovery on the impairment provision.

Other Comprehensive Loss

Other comprehensive loss for 2020 consists of an unrealized loss before tax on investments (including investment in a related party) of $45,000 relating to a decrease in the investments’ fair value (September 30, 2019 – unrealized loss of $109,000). Realized gains decrease accumulated other comprehensive income as these gains are transferred to retained earnings. Other comprehensive income varies from net earnings by unrealized changes in the fair value of Bonterra’s holdings of investments, including the investment in a related party, net of tax.

Cash Flow from Operations

	Three months ended			Nine months ended
($ 000s except $ per share)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Cash flow from operations	6,370	4,429	19,774	33,272	60,365
$ per share – basic	0.19	0.13	0.59	1.00	1.81
$ per share – diluted	0.19	0.13	0.59	1.00	1.81

In the first nine months of 2020, cash flow from operations decreased by $27,093,000 compared to 2019. This was primarily due to a decrease in oil and gas sales and non-recurring G&A costs, which was partially offset by decreased royalties and production costs, a $941,000 realized gain on risk management contracts and an increase in non-cash working capital.

The quarter-over-quarter cash flow from operations increased due to an increase in commodity prices and decrease in production costs, that were partially offset by an increase in interest rates on bank debt and non-recurring G&A costs of $1,531,000, of which $1,250,000 was related to unsolicited bid costs for the Company’s shares.

XVIII-11

Related Party Transactions

Bonterra holds 1,034,523 (December 31, 2019 – 1,034,523) common shares in Pine Cliff Energy Ltd. (“Pine Cliff”) which represents less than one percent ownership in Pine Cliff’s outstanding common shares. Pine Cliff’s common shares had a fair market value as of September 30, 2020 of $207,000 (December 31, 2019 – $155,000). The Company provides marketing services for Pine Cliff. All services performed were charged at estimated fair value. As at September 30, 2020, the Company had an account receivable from Pine Cliff of $67,000 (December 31, 2019 – $47,000).

As at September 30, 2020, a loan to Bonterra provided by the Company’s CEO, Chairman of the Board and major shareholder totaled $12,000,000 (December 31, 2019 – $12,000,000). Effective April 1, 2020 to July 1, 2020 the loan’s interest rate temporarily decreased from five and a half percent to three percent and had no set repayment terms but was payable on demand. As of July 1, 2020, the interest rate was increased back to five and a half percent. Security under the debenture is over all of the Company’s assets and is subordinated to any and all claims in favour of the syndicate of senior lenders providing credit facilities to the Company. Interest paid on this loan during the first nine months of 2020 was $224,000 (September 30, 2019 – $298,000). Effective June 1, 2020, principal payments cannot be paid without bank approval. An additional $197,000 in interest was accrued in accounts payable and accrued liabilities and cannot be settled for cash but may be settled by the issuance of common shares.

Liquidity and Capital Resources

Net Debt to Cash Flow from Operations

Bonterra continues to focus on monitoring overall debt while managing its cash flow and capital expenditures. The Company’s net debt to twelve-month trailing cash flow ratio as of September 30, 2020 was 5.5 to 1 times (versus 3.6 to 1 times at December 31, 2019). The increased net debt to cash flow ratio is the result of a decrease in the Company’s twelve-month trailing cash flow that is primarily due to the effect of the COVID-19 pandemic on crude oil prices and non-recurring G&A costs related to the unsolicited bid on the Company’s shares. Compared to Q3 2019, ending net debt at Q3 2020 decreased by $12,901,000 due to an enhanced focus on debt reduction and a lower capital spending program. Effective April 1, 2020 the Company suspended its monthly dividend and suspended its capital program as crude oil prices reached an all-time low in May. The Company’s primary focus remains on managing its bank debt during a period of highly volatile commodity prices. Bonterra will continue to assess its capital expenditures compared to cash flow from operations on a quarterly basis.

Working Capital Deficiency and Net debt

($ 000s)	September 30, 2020	June 30, 2020	December 31, 2019	September 30, 2019
Working capital deficiency	295,168	299,445	19,745	24,599
Long-term bank debt	—	—	273,065	283,470

Net Debt	295,168	299,445	292,810	308,069

Net debt is a combination of long-term bank debt and working capital. As of September 30, 2020, the Company’s bank facility has a maturity date of April 28, 2021 and has been moved to current liabilities. Bonterra actively monitors its credit availability and working capital to ensure that it has sufficient available funds to meet its financial requirements as they come due. Any of these events present risks that could affect Bonterra’s ability to fund ongoing operations. If required, Bonterra will also consider short-term or long-term financing alternatives in order to meet its future liabilities.

Net debt for September 30, 2020 decreased by $12,901,000 compared to September 30, 2019 primarily due to an enhanced focus on debt reduction and a lower capital spending program, which was partially offset by decreased

XVIII-12

cash flow in Q2 and Q3 2020 from the effects of the COVID-19 pandemic on crude oil prices. Net debt decreased from $299,445,000 as at June 30, 2020 due to the increase in cash flow as commodity prices increased. The Company resumed its capital program in the third quarter and while banking documentation related to the bank approved BDC Term Facility and EDC Commitment are being finalized, Bonterra’s lending syndicate has consented to the Company commencing its expanded 2020 capital expenditure program up to November 13, 2020 in an amount up to $9 million as a draw on its existing credit facility. The BDC program will allow the Company’s production to return to pre COVID-19 levels which will have a positive effect on cash flow.

Working capital is calculated as current assets less current liabilities. Included in the working capital deficiency as at September 30, 2020 is $19,500,000 of debt relating to the subordinated promissory note and the amount due to a related party and $274,038,000 of bank debt that was reflected in long-term debt in previous periods. Effective June 1, 2020, the Company cannot make principal payments on the related party loan or the subordinated promissory note without bank approval. Interest has been accrued in accounts payable and accrued liabilities on both loans and cannot be settled for cash but may be settled by the issuance of common shares. No common shares have been issued to date. During each quarter, the Company manages net debt by monitoring capital spending relative to cash flow from operations.

Financial Risk Management

The Company executed physical delivery sales contracts to manage commodity risk. These contracts are considered normal sales contracts and are not recorded at fair value in the financial statements. The Company also executed risk management contracts to manage commodity risk. These contracts are not considered normal sales contracts and are recorded at fair value. For more information on physical delivery and risk management contracts in place see Note 10 of the September 30, 2020 condensed financial statements.

Capital Expenditures

During the nine months ended September 30, 2020, the Company incurred capital expenditures of $24,664,000 (September 30, 2019 – $47,949,000), primarily in the first quarter. Of the total capital invested, $20,419,000 was directed to the drilling of eleven gross (11.0 net) wells and the completion, equip and tie-in of nine gross (9.0 net) wells. Of the eleven wells drilled, one was not completed due to current economic prices and one well was abandoned due to subsurface fractures causing loss of well bore integrity. An amount of $1,299,000 was fully depleted for unsuccessful drill costs. An additional $4,245,000 was spent primarily on related infrastructure and recompletions. Subsequent to the quarter the Company has drilled 5 gross (5.0 net) wells and expects to complete, tie-in and place on production by the end of Q4 2020.

Decommissioning Liabilities

Bonterra has entered into the province of Alberta’s Area-Based Closure (“ABC”) program to reduce abandonment and reclamation costs and liabilities. This program provides numerous incentives to efficiently manage decommissioning liabilities that reduce overall cost. The ABC program currently requires the Company to spend an annual commitment of approximately $3.3 million of its inactive wells, pipelines and facilities. Due to the impact of COVID-19, the current year requirement has been extended to the end of next year, of which the Company can apply approximately one third that it had spent in the first quarter of 2020. Through Alberta’s Site Rehabilitation Program (“SRP”) and other provincial programs, Bonterra expects to reduce its inactive well count by 58 percent over the next two years, under current approvals. The overall impact will reduce the annual spending commitments under the ABC program from $3.3 million to $2.0 million starting in 2023.

Bank Debt

Bank debt represents the outstanding amounts drawn on the Company’s bank facility as described in the notes to the Company’s audited annual financial statements. On July 14, 2020, the Company’s credit facility was

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confirmed at $300,000,000 (December 31, 2019 – $325,000,000), comprised of a $125,000,000 syndicated revolving credit facility, a $25,000,000 non-syndicated revolving credit facility and a term loan of $150,000,000. The amount drawn under the total bank facility at September 30, 2020 was $274,038,000 (December 31, 2019—$273,065,000). The amounts borrowed under the renewed bank facility bear interest at a floating rate based on the applicable Canadian prime rate or Banker’s Acceptance rate, plus between 2.00 percent and 10.00 percent, depending on the type of borrowing and the Company’s consolidated debt to EBITDA ratio. The terms of the total revolving bank facility provide that the loan facility is revolving to October 30, 2020, with a maturity date of April 28, 2021.

The available lending limit of the bank facility is reviewed semi-annually on or before April 30 and October 31 or at the request of any one syndicate member during the year. Effective October 30, 2020, the syndicate of Canadian Financial Institutions have agreed to extend the borrowing base redetermination on the bank facility to November 13, 2020. This extension enables the Company to finalize definitive documentation pertaining to the bank syndicate approval of the Business Development Bank of Canada (“BDC”) second lien non-revolving four-year term facility for $45,000,000 (the “BDC Term Facility”) and the reserve-based lending commitment from Export Development Canada (“EDC”) of up to $38,400,000 (the “EDC Commitment”).

Under the current credit facility, the Company is restricted from making any payment of principal or interest on account of subordinated debt or dividend distributions. In addition, the Company is also limited to expenditures each quarter which cannot:

•	exceed 110 percent or be less than 90 percent of the forecasted decommissioning expenditures settled:

•	exceed 110 percent of forecasted capital expenditures, and:

•	exceed 110 percent of the forecasted operating expenses.

The Company was within all forecasted expenditure limits for the three months ended September 30, 2020.

As at September 30, 2020, Bonterra classified its bank debt as a current liability and had a working capital deficiency. The Company was in compliance with all financial covenants on its total bank facility as at September 30, 2020.

After examining the economic factors that are causing the liquidity risk facing the Company, the judgment applied to these factors, and the various initiatives that the Company has and will undertake to strengthen its financial position, the Company believes it will have sufficient liquidity to support its ongoing operations and meet its current financial obligations as they come due for at least the next twelve months. There can be no assurance that the borrowing base review will not result in a material reduction in the borrowing base, and that the necessary funds will be available to meet its obligations as they become due subject to other alternative sources of financing.

Advances drawn under the bank facility are secured by a fixed and floating charge debenture over the assets of the Company. In the event the bank facility is not extended or renewed, amounts drawn under the facility would be due and payable on the maturity date. The size of the committed credit facilities is based primarily on the value of the

Company’s producing petroleum and natural gas assets and related tangible assets as determined by the lenders. For more information see Note 6 of the September 30, 2020 condensed financial statements.

Shareholders’ Equity

The Company is authorized to issue an unlimited number of common shares without nominal or par value.

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The Company is also authorized to issue an unlimited number of Class “A” redeemable Preferred Shares and an unlimited number of Class “B” Preferred Shares. There are currently no outstanding Class “A” redeemable Preferred Shares or Class “B” Preferred Shares.

Issued and fully paid – common shares	Number	Amount ($ 000s)
Balance, September 30, 2020 and December 31, 2019	33,388,796	765,276

The Company provides a stock option plan for its directors, officers and employees. Under the plan, the Company may grant options for up to 3,338,880 (December 31, 2019 – 3,338,880) common shares. The exercise price of each option granted will not be lower than the market price of the common shares on the date of grant and the option’s maximum term is five years. For additional information regarding options outstanding, see Note 8 of the September 30, 2020 condensed financial statements.

Dividend Policy

For the nine months ended September 30, 2020, the Company declared and paid dividends of $1,002,000 ($0.03 per share) (September 30, 2019 – $3,005,000) ($0.09 per share). Bonterra’s dividend policy is regularly monitored and is dependent upon production, commodity prices, cash flow from operations, debt levels and capital expenditures.

On March 10, 2020, the Company’s Board of Directors elected to suspend its monthly dividend, commencing in April, 2020. This is in response to the significant reduction in commodity pricing.

Quarterly Financial Information

	2020			2019
For the periods ended ($ 000s except $ per share)	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Revenue – oil and gas sales	29,155	22,171	38,555	50,743	47,320	54,852	49,834
Cash flow from operations	6,370	4,429	22,473	20,767	19,774	25,468	15,123
Net earnings (loss)	(5,211)	(5,954)	(284,653)	(1,389)	(1,276)	23,131	1,457
Per share – basic	(0.16)	(0.18)	(8.53)	(0.04)	(0.04)	0.69	0.04
Per share – diluted	(0.16)	(0.18)	(8.53)	(0.04)	(0.04)	0.69	0.04

	2018
For the periods ended ($ 000s except $ per share)	Q4	Q3	Q2	Q1
Revenue – oil and gas sales	34,988	63,817	67,458	57,124
Cash flow from operations	20,509	33,669	31,908	29,877
Net loss	(10,909)	5,756	8,925	3,395
Per share – basic	(0.33)	0.17	0.27	0.10
Per share – diluted	(0.33)	0.17	0.27	0.10

The fluctuations in the Company’s revenue and net earnings from quarter-to-quarter are caused by variations in production volumes, realized commodity pricing and the related impact on royalties, production, G&A and finance costs. In the first nine months of 2020, the Company’s net earnings significantly decreased mainly due to the effect of the COVID-19 pandemic on crude oil demand. Cash flow from operations also decreased in the second of 2020 due to low commodity prices in the peak of COVID-19’s effect on oil prices. Although prices increased in the third quarter of 2020 the Company incurred $1,250,000 of costs related to an unsolicited bid and an increase in bank finance costs which negatively impacted cash flow. Net earnings for Q2 2019 increased due to a deferred tax recovery from a decrease in the Alberta corporate income tax rate. The Canadian oil and gas industry experienced a significant decrease in the realized price for Canadian crude oil due to extremely wide differentials in Q4 2018 and extremely low WTI prices in the first nine months of 2020 due to the pandemic, which also negatively impacted Bonterra’s net earnings and cash flow, as well as its Q1 2019 cash flow.

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Critical Accounting Estimates

There have been no changes to the Company’s critical accounting policies and estimates as of the period ended in the financial statements.

Forward-Looking Information

Certain statements contained in this MD&A include statements which contain words such as “anticipate”, “could”, “should”, “expect”, “seek”, “may”, “intend”, “likely”, “will”, “believe” and similar expressions, relating to matters that are not historical facts, and such statements of our beliefs, intentions and expectations about development, results and events which will or may occur in the future, constitute “forward-looking information” within the meaning of applicable Canadian securities legislation and are based on certain assumptions and analysis made by us derived from our experience and perceptions. Forward-looking information in this MD&A includes, but is not limited to: expected cash provided by continuing operations; cash dividends; future capital expenditures, including the amount and nature thereof; oil and natural gas prices and demand; expansion and other development trends of the oil and gas industry;

business strategy and outlook; expansion and growth of our business and operations; and maintenance of existing customer, supplier and partner relationships; supply channels; accounting policies; credit risks; and other such matters.

All such forward-looking information is based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. The risks, uncertainties, and assumptions are difficult to predict and may affect operations, and may include, without limitation: foreign exchange fluctuations; equipment and labour shortages and inflationary costs; general economic conditions; industry conditions; changes in applicable environmental, taxation and other laws and regulations as well as how such laws and regulations are interpreted and enforced; the ability of oil and natural gas companies to raise capital; the effect of weather conditions on operations and facilities; the existence of operating risks; volatility of oil and natural gas prices; oil and gas product supply and demand; risks inherent in the ability to generate sufficient cash flow from operations to meet current and future obligations; increased competition; stock market volatility; opportunities available to or pursued by us; and other factors, many of which are beyond our control. The foregoing factors are not exhaustive.

Actual results, performance or achievements could differ materially from those expressed in, or implied by, this forward-looking information and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking information will transpire or occur, or if any of them do, what benefits will be derived therefrom. Except as required by law, Bonterra disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise.

The forward-looking information contained herein is expressly qualified by this cautionary statement.

Internal Controls Over Financial Reporting

The Company is required to comply with National Instrument 52-109 “Certification of Disclosure in Issuers’ Annual and Interim Filings.” The certification of interim filings for the interim period ended September 30, 2020 requires that Bonterra disclose in the interim MD&A any changes in the Company’s internal control over financial reporting that occurred during the period that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting. Bonterra confirms that no such changes were made to its internal controls over financial reporting during the nine months ended September 30, 2020.

Additional information relating to the Company may be found on www.sedar.com or visit our website at www.bonterraenergy.com.

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Schedule XIX

BONTERRA ENERGY CORP.

ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

To Be Held On May 21, 2020

NOTICE OF MEETING AND

MANAGEMENT INFORMATION CIRCULAR

April 9, 2020

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BONTERRA ENERGY CORP.

901, 1015 - 4th Street S.W.

Calgary, Alberta

T2R 1J4

NOTICE OF ANNUAL AND SPECIAL MEETING OF THE

SHAREHOLDERS OF BONTERRA ENERGY CORP.

TAKE NOTICE that the Annual and Special Meeting (the “Meeting”) of the holders of common shares of BONTERRA ENERGY CORP. (the “Corporation” or “Bonterra”) will be held in the Main Boardroom of Bonterra’s offices located at Suite 901, 1015-4th Street S.W., Calgary, Alberta, on Thursday, May 21, 2020, at the hour of 10:00 a.m. (Calgary time) for the purposes of:

1.	Receiving and considering the audited financial statements of the Corporation for the fiscal year ended December 31, 2019 and the Report of the Auditor thereon;

2.	Electing the Board of Directors for the ensuing year;

3.	Appointing Deloitte LLP, Chartered Professional Accountants, Calgary, Alberta as the auditors of the Corporation for the ensuing year and to authorize the Board of Directors to fix their remuneration;

4.	Considering an ordinary resolution to approve the unallocated options under the Corporation’s Stock Option Plan; and

5.	Transacting such other business as may properly be brought before the Meeting or any adjournment thereof.

The specific details of the matters proposed to be put before the Meeting are set forth in the Information Circular dated April 9, 2020 accompanying this Notice and forming part hereof. Only shareholders of record at the close of business on April 15, 2020 are entitled to notice of and to attend and vote at the Meeting or any adjournment thereof.

In light of the ongoing public health concerns related to COVID-19 and in order to comply with the measures imposed by the federal and provincial governments, the Corporation is encouraging shareholders and others not to attend the Meeting in person. Shareholders are urged to vote on the matters before the Meeting online or by proxy. Please monitor our news releases for any important information related to the Meeting and COVID-19. The Corporation may take additional precautionary measures in relation to the Meeting in response to further developments regarding COVID-19, which may potentially include adjourning or postponing the Meeting. Following the Meeting, the Corporation encourages shareholders to visit the Corporation’s website at https://www.bonterraenergy.com/ for a detailed and updated corporate presentation.

Registered shareholders are urged to transmit their voting instructions online at www.odysseytrust.com/login or to date and sign the enclosed form of proxy and return it, in the envelope provided, to Odyssey Trust Company, Stock Exchange Tower, 1230-300 5th Avenue SW, Calgary, Alberta, T2P 3C4. In order to be valid and acted upon at the Meeting, voting instructions must be transmitted online or forms of proxy must be returned to the aforesaid address not less than 48 hours, excluding Saturdays, Sundays and statutory holidays, preceding the date of the Meeting, or any adjournment thereof. Shareholders who do

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not hold their common shares in their own name are strongly encouraged to complete the voting instruction forms received from their broker as soon as possible and to follow the instructions set out under “Notice to Beneficial Holders of Shares” in the accompanying Information Circular.

DATED at Calgary, Alberta, this 9th day of April, 2020.

BY ORDER OF THE BOARD OF DIRECTORS

(Signed) “George F. Fink”
George F. Fink
Chairman, Chief Executive Officer and Director

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BONTERRA ENERGY CORP.

INFORMATION CIRCULAR

ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

May 21, 2020

SOLICITATION OF PROXIES BY MANAGEMENT

This Information Circular is furnished in connection with the solicitation of proxies by the management of Bonterra Energy Corp. (the “Corporation”) for use at the annual and special meeting of the holders of common shares (“Common Shares”) of the Corporation to be held on Thursday, May 21, 2020, at 10:00 a.m. (Calgary time) (the “Meeting”) or at any adjournment thereof, for the purposes set forth in the

Notice of Meeting accompanying this Information Circular.

There is enclosed herewith a form of proxy for use at the Meeting. A copy of the Annual Report, which includes the audited financial statements of the Corporation for the fiscal year ended December 31, 2019, has previously been disseminated to the shareholders. The holders of Common Shares of the Corporation (“Shareholders”) are entitled to vote and are encouraged to participate in the Meeting.

This solicitation is made on behalf of the management of the Corporation. The costs incurred in the preparation and mailing of the Notice of Meeting, form of proxy and this Information Circular will be borne by the Corporation. Management does not contemplate a solicitation of proxies other than by mail.

In accordance with National Instrument 54-101—Communication with Beneficial Owners of Securities of a Reporting Issuer, arrangements have been made with brokerage houses and other intermediaries, clearing agencies, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Common Shares held of record by such persons and the Corporation may reimburse such persons for reasonable fees and disbursements incurred by them in doing so.

APPOINTMENT AND REVOCATION OF PROXIES

A Shareholder has the right to appoint a nominee, other than the persons designated in the enclosed form of proxy (who need not be a Shareholder), to represent him at the Meeting, by inserting the name of his chosen nominee in the space provided for that purpose on the form of proxy or by completing another proper form of proxy. Such a Shareholder should notify the nominee of his appointment, obtain his consent to act as proxy and instruct him on how the Shareholder’s shares are to be voted. In any case, the form of proxy should be dated and executed by the Shareholder or his attorney authorized in writing. Registered Shareholders may also cast their vote online (www.odysseytrust.com/login) by following the instructions provided on the form. In light of the ongoing public health concerns related to COVID-19 and in order to comply with the measures imposed by the federal and provincial governments, the Corporation is encouraging Shareholders and others not to attend the Meeting in person.

A form of proxy will not be valid for the Meeting or any adjournment thereof unless it is completed and received by Odyssey Trust Company, Stock Exchange Tower, 1230-300 5th Avenue SW, Calgary, Alberta, T2P 3C4, not less than 48 hours, excluding Saturdays, Sundays and statutory holidays, preceding the date of the Meeting, or any adjournment thereof.

In addition to revocation by any other manner permitted by law, a Shareholder who has given a proxy may revoke it, at any time before it is exercised, by instrument in writing executed by the Shareholder or by his attorney authorized in writing or, if the Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized and deposited at the registered office of the Corporation at 901, 1015 - 4th Street SW, Calgary, Alberta T2R 1J4, Attention: Corporate Secretary, at any time up to and including the last business

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day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the Chairman of such meeting on the date of the Meeting or any adjournment thereof.

NOTICE TO BENEFICIAL HOLDERS OF SHARES

Only registered Shareholders or the persons they validly appoint as their proxies are permitted to vote at the Meeting. However, in many cases, Common Shares beneficially owned by a person (a “Non-Registered Shareholder”) are registered either (i) in the name of an intermediary (an “Intermediary”) (including banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans) that the Non-Registered Shareholder deals with in respect of the Common Shares, or (ii) in the name of a clearing agency (such as the Canadian Depository for Securities Limited), of which the Intermediary is a participant.

In accordance with the requirements of the Canadian Securities Administrators, the Corporation will distribute copies of the Notice of Meeting, this Information Circular, and the enclosed form of proxy (collectively, the “meeting materials”) to the clearing agencies and Intermediaries for onward distribution to Non-Registered Shareholders. The Corporation does not intend to pay for Intermediaries to forward meeting materials and voting instruction request forms to those Non-Registered Shareholders who have objected to their Intermediary disclosing ownership information about them pursuant to Canadian securities legislation (“Objecting Beneficial Owners”). As a result, Objecting Beneficial Owners will not receive these materials unless the Intermediary assumes the cost of delivery.

Existing regulatory policy requires brokers and other intermediaries to seek voting instructions from Non-Registered Shareholders in advance of Shareholder meetings. The various brokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by Non-Registered Shareholders in order to ensure that their Common Shares are voted at the Meeting. The form of proxy supplied to a Non-Registered Shareholder by its broker (or the agent of the broker) is substantially similar to the Instrument of Proxy provided directly to registered Shareholders by the Corporation. However, its purpose is limited to instructing the registered Shareholder (i.e., the broker or agent of the broker) how to vote on behalf of the Non-Registered Shareholder. The vast majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”) in Canada. Broadridge typically prepares a machine-readable voting instruction form, mails those forms to Non-Registered Shareholders and asks Non-Registered Shareholders to return the forms to Broadridge, or otherwise communicate voting instructions to Broadridge (by way of the Internet or telephone, for example). Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting.

A Non-Registered Shareholder who receives a Broadridge voting instruction form cannot use that form to vote Common Shares directly at the Meeting. The voting instruction forms must be returned to Broadridge (or instructions respecting the voting of Common Shares must otherwise be communicated to Broadridge) well in advance of the Meeting in order to have the Common Shares voted. If you have any questions respecting the voting of Common Shares held through a broker or other intermediary, please contact that broker or other intermediary for assistance.

Although a Non-Registered Shareholder may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of his broker, a Non-Registered Shareholder may attend the Meeting as proxyholder for the registered Shareholder and vote the Common Shares in that capacity. Non-Registered Shareholders who wish to attend the Meeting and indirectly vote their Common Shares as proxyholder for the registered Shareholder, should enter their own names in the blank space on the form of proxy or voting instruction form provided to them and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker.

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VOTING OF PROXIES

The persons named in the enclosed form of proxy are directors and/or officers of the Corporation and have indicated their willingness to represent as proxy the Shareholders who appoint them. Each Shareholder may instruct his proxy how to vote his shares by completing the blanks on the form of proxy.

Common Shares represented by properly executed proxy forms in favour of the persons designated on the enclosed proxy form will be voted for or withheld from voting in accordance with the instructions made on the proxy forms, on any ballot that may be called for and, if Shareholders specify a choice as to any matters to be acted upon, such Shareholders’ shares shall be voted accordingly. In the absence of such instructions or choices, such shares will be voted in favour of all matters identified in the Notice of Meeting accompanying this Information Circular.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments and variations to matters identified in the Notice of Meeting and with respect to any other matters which may properly come before the Meeting. The Common Shares represented by the proxy will be voted on such matters in accordance with the best judgment of the person voting such shares. At the time of printing of this Information Circular, management knows of no such amendments, variations or other matters to come before the Meeting.

In light of the ongoing public health concerns related to COVID-19 and in order to comply with the measures imposed by the federal and provincial governments, the Corporation is encouraging Shareholders and others not to attend the Meeting in person.

VOTING SHARES AND PRINCIPAL HOLDERS OF SHARES

The Corporation is authorized to issue an unlimited number of Common Shares, an unlimited number of Class A Redeemable Preferred Shares and an unlimited number of Class B Preferred Shares, issuable in series, all without par value. As of March 31, 2020, 33,388,796 Common Shares and nil preferred shares were issued and outstanding. On all matters to be considered and acted upon at the Meeting, holders of Common Shares are entitled to one vote for each Common Share held.

The Board of Directors (the “Board”) has fixed April 15, 2020, as the record date (the “Record Date”) for determining which Shareholders are entitled to receive notice of the Meeting. A Shareholder of record at the close of business on April 15, 2020, shall be entitled to vote the Common Shares registered in such Shareholder’s name on that date, except to the extent that (a) such person transfers his Common Shares after the Record Date; and (b) the transferee of those Common Shares produces properly endorsed share certificates or otherwise establishes his ownership to the Common Shares, and makes a demand to the registrar and transfer agent of the Corporation, not later than 10 days before the Meeting, that his name be included on the Shareholders’ list.

To the best of the knowledge of the directors and officers of the Corporation, as at April 9, 2020, no person or company beneficially owns or controls or directs, directly or indirectly, Common Shares carrying more than 10% of the voting rights of the Corporation except as set out in the table below:

Name and Municipality of Residence	Number of Common Shares	Percentage
George F. Fink
Calgary, Alberta	4,273,912	12.8%
Oberndorf Entities(1)
San Francisco, California	4,016,152	12.0%

Note:

(1)	Common Shares are controlled by William E. Oberndorf that are either owned directly or through entities controlled by Mr. Oberndorf.

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QUORUM FOR MEETING

At the Meeting, a quorum shall consist of two or more persons either present in person or represented by proxy and representing in the aggregate not less than 5% of the outstanding Common Shares. If a quorum is not present at a meeting within a reasonable time after the time fixed for the holding of the Meeting, the Shareholders present or represented at the Meeting may adjourn the Meeting to a fixed time and place but may not transact any other business.

MATTERS TO BE ACTED UPON AT THE MEETING

To the knowledge of the Corporation’s directors, the only matters to be placed before the Meeting are those set forth in the accompanying Notice of Meeting and more particularly discussed below.

1.	Financial Statements

The audited financial statements of the Corporation for the year ended December 31, 2019 and the report of the auditors thereon will be placed before the Meeting. These financial statements and the auditor’s report are contained in the Annual Report which has previously been distributed to Shareholders.

2.	Election of Directors

At the Meeting, it is proposed that five persons be elected as directors of the Corporation, to serve until the next annual meeting of Shareholders or until their successors are duly elected or appointed. There are currently five directors. Pursuant to the Canada Business Corporations Act, the current directors of the Corporation cease to hold office at the close of the Meeting.

The persons designated in the enclosed form of proxy, unless instructed otherwise, intend to vote for the election of the following nominees. Management does not contemplate that any of the nominees will be unable to serve as a director, but, if that should occur for any reason prior to the Meeting, the persons designated in the enclosed form of proxy reserve the right to vote for other nominees in their discretion.

The names and municipalities of residence of the five persons nominated for election as directors of the Corporation by Shareholders, the number of Common Shares of the Corporation beneficially owned or controlled or directed, directly or indirectly, the offices held by each in the Corporation, the period served as director of the Corporation, and the present principal occupation (and the principal occupation for the preceding five years in the case of nominees not previously elected at a meeting of Shareholders) of each are as follows:

Name and Municipality of Residence	Common Shares Beneficially Owned or Controlled(1)	Time as Director(8)	Principal Occupation
George F. Fink (5)(6) Calgary, Alberta Canada	4,273,912(2)	Director since 1998	Chief Executive Officer, Director and Chairman of the Board of the Corporation and Executive Chairman of the Board of Pine Cliff Energy Ltd., an oil and gas issuer.

Randy M. Jarock(3)(4) Calgary, Alberta Canada	382,277	Director since 2012	Director of Pine Cliff Energy Ltd. Mr. Jarock is also the former President and Chief Operating Officer of the Corporation and former Chief Operating Officer of Pine Cliff Energy Ltd.

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Name and Municipality of Residence	Common Shares Beneficially Owned or Controlled(1)	Time as Director(8)	Principal Occupation
Rodger A. Tourigny(3)(4) Calgary, Alberta Canada	68,326	Director since 2013	President of Tourigny Management Ltd. (Calgary), a private consulting company, since 1979.

John J. Campbell Calgary, Alberta Canada	1,800	Nominee	President and Co-Founder of Odyssey Trust Company. Prior to Odyssey, Mr. Campbell was the General Manager of Lundgren and Young Insurance from 2016 to 2017 and General Manager of Valiant Trust from 2011 to 2015. Mr. Campbell is also Director of Haw Capital 2 Corp., a private capital pool company.

Jacqueline R. Ricci Toronto, Ontario Canada	nil	Nominee	Vice President and Director at J. Zechner Associates since 1997. Ms. Ricci is also a Nominee for the Pine Cliff Energy Ltd. Board of Directors.

Notes:

(1)

The information as to the number of Common Shares beneficially owned or controlled by directors, not being within the knowledge of the Corporation, has been furnished to the Corporation by the individual nominees.

(2)	Mr. Fink serves as Chief Executive Officer of the Corporation and, as at December 31, 2019, the total value of Common Shares held by Mr. Fink was $16,839,213.
(3)	The Audit Committee currently consists of Messrs. Tourigny, Jarock and Walsh.
(4)	The Reserves Committee currently consists of Messrs. Tourigny, Jarock and Walsh.
(5)	The Compensation Committee currently consists of Messrs. Drummond and Fink.
(6)	The Disclosure, Policy, Governance and Nominating Committee currently consists of Messrs. Drummond and Fink.
(7)	As Messrs. Drummond and Walsh are not standing for re-election, it is anticipated that each of the Board committees will be reconstituted following the Meeting.
(8)	Period includes service as a director of Bonterra Energy Corp. and predecessor corporations.

Majority Voting Policy

The Board has adopted a policy which requires that any nominee for director who receives a greater number of votes “withheld” than votes “for” his or her election as a director, in connection with an uncontested election, shall submit his or her resignation to the Board for consideration forthwith following the Shareholder annual meeting. The Board shall consider the resignation and determine whether or not to accept the resignation within 90 days of the applicable meeting and a press release shall be issued by the Corporation announcing the Board’s determination. Any director who tenders his or her resignation shall not participate in any meetings to consider whether the resignation shall be accepted. The Board shall accept the resignation absent exceptional circumstances.

Corporate Cease Trade Order or Bankruptcies

None of those persons who are proposed directors of the Corporation is, or has been within the past ten years:

(a)

a director or chief executive officer or chief financial officer of any company, including the Corporation, that while such person was acting in that capacity, was the subject of a cease trade or similar order or an order that denied the company access to any exemption under securities legislation,

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for a period of more than 30 consecutive days, or was subject to an event that resulted, after the proposed director ceased to be a director or chief executive officer or chief financial officer, in the company being the subject of a cease trade or similar order or an order that denied the company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

(b)

a director or executive officer of any company, including the Corporation, that, while such person was acting in that capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)

become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold such person’s assets.

None of those persons who are proposed directors of the Corporation have been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable Shareholder in deciding whether to vote for a proposed director.

3.	Appointment of Auditors

At the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote in favour of a resolution to appoint the firm of Deloitte LLP, Chartered Professional Accountants, Calgary, Alberta, to serve as auditors of the Corporation until the next annual meeting of Shareholders and to authorize the Board of Directors to fix the remuneration of the auditors.

4.	Approval of the Unallocated Options Under the Stock Option Plan

At the Meeting, Shareholders will be asked to pass an ordinary resolution approving all unallocated options under the Corporation’s Stock Option Plan (the “Stock Option Plan” or the “Plan”). The approval is being sought in accordance with policies of the Toronto Stock Exchange (“TSX”) which require that unallocated options under a stock option plan that does not have a fixed maximum number of securities issuable must be ratified by Shareholders every three years. The number of Common Shares issuable pursuant to the Plan is limited to 10% of the issued and outstanding Common Shares of the Corporation, rather than a fixed number, and the Plan has not been ratified by Shareholders since 2017. Accordingly, at the Meeting Shareholders will be asked to pass an ordinary resolution approving the unallocated options available under the Stock Option Plan. There have not been any amendments to the Plan since it was last approved by Shareholders in 2017. The terms and conditions of the Plan are summarized under the heading “Statement of Executive Compensation – Compensation Discussion and Analysis – Compensation Elements – Stock Option Plan”.

As at March 31, 2020, 2,900,200 options to acquire Common Shares were outstanding, representing 8.7% of the 33,388,796 Common Shares issued and outstanding, leaving 438,680 Common Shares representing 1.3% of the issued and outstanding Common Shares available to be reserved for future option allocations. At the Meeting, Shareholders will be asked to consider and, if thought appropriate, approve, an ordinary resolution approving the unallocated options under the Stock Option Plan. The ordinary resolution must be approved by a majority vote of the Shareholders. Unless otherwise directed, it is the intention of the management designees to vote proxies in the accompanying form in favour of this ordinary resolution.

If approval is obtained at the Meeting, the Corporation will not be required to seek further approval of the grant of unallocated options under the Stock Option Plan until 2023. If the resolution approving the unallocated options

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under the Plan is not approved, previously granted options will continue and not be affected; however, in such circumstances, additional options may not be granted and previously granted options will not be available for re-allocation if they are exercised or cancelled.

The text of the ordinary resolution to be considered at the Meeting is as follows:

“BE IT RESOLVED as an ordinary resolution that:

1.	all unallocated options, rights or other entitlements under the Stock Option Plan be and are hereby approved;

2.	the Corporation is hereby authorized to continue granting options under the Stock Option Plan until May 21, 2023, being the date that is three years from the date of this resolution; and

3.

any director or officer of the Corporation is authorized and directed, on behalf of the Corporation, to take all necessary steps and proceedings and to execute, deliver and file any and all declarations, agreements, documents and other instruments and do all such other acts and things (whether under corporate seal of the Corporation or otherwise) that may be necessary or desirable to give effect to this resolution.”

5.	Others Matters to be Acted Upon

Management of the Corporation is not aware of any matters to come before the Meeting, other than as set forth in the Notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the Common Shares represented thereby in accordance with their best judgment on such matter.

INTEREST OF CERTAIN PERSONS OR

COMPANIES IN MATTERS TO BE ACTED UPON

The Corporation is not aware of any material interest of any director, executive officer, nominee for election as a director of the Corporation or of any associate or affiliate of any of the foregoing in respect of any matter to be acted on at the Meeting.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

There are no material interests, direct or indirect, of any “informed person” (as defined in National

Instrument 51-102 – Continuous Disclosure Obligations) of the Corporation, any proposed nominee for election as a director of the Corporation or any associate or affiliate of any such person or proposed nominee in any transaction since the beginning of the most recently completed financial year, or in any proposed transaction, that has materially affected or would materially affect the Corporation or any of its subsidiaries.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES

No current or former directors, executive officers or employees of the Corporation, nor any proposed nominee for election as a director of the Corporation, nor any associate or affiliate of any one of them, is or was indebted to the Corporation or any of its subsidiaries at any time since the beginning of the most recently completed financial year.

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STATEMENT OF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Governance

The Compensation Committee is responsible for setting the overall compensation strategy of the Corporation and administering the Corporation’s executive compensation program. As part of its mandate, the Compensation Committee approves the appointment and remuneration of the Corporation’s executive officers, including the Named Executive Officers identified in the Summary Compensation Table. The Compensation Committee is also responsible for reviewing the Corporation’s compensation policies and guidelines generally. In addition, the Compensation Committee will receive and review recommendations of the Chief Executive Officer relating to the general compensation structure and policies and programs for the Corporation and the salary and benefit levels for the executive officers.

The Compensation Committee currently consists of Messrs. Drummond and Fink. Mr. Drummond is independent within the meaning of section 1.4 of National Instrument 52-110 – Audit Committees, and Mr. Fink is not independent due to his role as Chairman and Chief Executive Officer of the Corporation. As Mr. Drummond is not standing for re-election, it is anticipated that additional directors will be appointed to the Compensation Committee following the Meeting.

All of the members of the Compensation Committee have direct experience that is relevant to their responsibilities in executive compensation, as they have each managed executives and/or business leaders in their current and/or past roles. In these roles, they have participated in compensation planning sessions, made compensation decisions and participated in compensation discussions with external consultants.

No consultants have been hired; however, various studies have been reviewed and also comparatives to peers in similar positions and similar roles have been relied upon.

Compensation Elements

The objective of the executive compensation program is to attract, motivate, reward and retain management talent that is needed to achieve the Corporation’s business objectives. The compensation program is designed to ensure that compensation is competitive with other companies of similar size and is commensurate with the experience, performance and contribution of the individuals involved and the overall performance of the Corporation. In evaluating performance, the Compensation Committee gives consideration to the Corporation’s long-term interests and quantitative financial objectives, as well as to the qualitative aspects of the individual’s performance and achievements.

The executive compensation program is comprised of three principal components: base salaries, a bonus plan and a stock option plan, which are designed to provide a combination of cash and equity–based compensation to effectively retain and motivate the executive officers to achieve the corporate goals and objectives. Each component of the executive compensation program is described below.

Base Salaries

Executive officers are paid a base salary to compensate them for providing the leadership and specific skills needed to fulfill their responsibilities. The base salaries for the executive officers are reviewed annually by the Compensation Committee and are determined by considering the contributions made by the officers, how their compensation levels compare to compensation packages that would be achievable by such officers from other opportunities and commercially available salary survey data. Salaries of the executive officers are not determined based on benchmarks or a specific formula. The Compensation Committee submits its recommendation to the Board to determine the salary of the Chief Executive Officer. The Compensation Committee considers, and if thought appropriate, approves salaries recommended by the Chief Executive Officer for the other executive officers of the Corporation.

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Bonus Plan

The Board, upon the recommendation of the Compensation Committee, approves bonus payments to reward executive officers for their contribution to the achievement of annual corporate goals and objectives. The payment of bonuses is consistent with the overall objective of the Corporation to reward performance. The bonus pool consists of a range between 2.5 to 3.5 percent of pre-income tax profit (which includes all non cash flow expenditures such as depreciation and depletion) and up to 100 percent of this bonus money is paid out on a discretionary basis. The Corporation does not have any specific goals to determine individual bonus payments. Management determines the amount to be paid to each employee and it is then presented to the Compensation Committee for approval.

Stock Option Plan

The Corporation has adopted a Stock Option Plan (the “Plan”), pursuant to which options to purchase Common Shares may be granted to directors, officers, employees and consultants of the Corporation. The Plan is designed, through the grant of options, to reward key individuals in relation to their overall contribution and to the appreciation of the Corporation’s share price during the term of the options. The Plan is an integral component of the Corporation’s total compensation program in terms of attracting and retaining key employees and enhances Shareholder value by aligning the interests of executives and employees with share price increases and the growth and profitability of the Corporation. The longer-term focus of the Plan complements and balances the short-term elements of the compensation program of the Corporation.

Pursuant to the Plan, the Board may, on the recommendation of the Compensation Committee, grant from time to time to directors, officers, employees and consultants of the Corporation options to purchase Common Shares. In determining the number of options to be granted to the executive officers, the Compensation Committee considers the amount, terms and vesting levels of existing options held by the officers and also the number of options remaining available for grant by the Corporation in the future to attract and retain qualified technical and administrative staff. Generally, the number of options granted to any optionee is a function of the level of authority and responsibility of the optionee, the contribution that has been made by the optionee to the business and affairs of the Corporation, the number of options that have already been granted to the optionee and such other factors as the Compensation Committee may consider relevant.

The Plan reserves for the grant of options 10% of the total number of Common Shares outstanding (on a non-diluted basis). The exercise price of an option is determined at the time of grant and is to be not less than the closing price of the Common Shares on the TSX on the last trading day preceding the date of grant. The term of an option shall not be less than one year and shall not be more than five years from the date of grant. Unless otherwise specified, options vest as to one-third of the entitlement each year following the date of grant. Options are exercisable only during the term of employment or service of an optionee, provided that the exercise period is extended for 120 days in the event of the death of the optionee and ten days in the event of an optionee ceasing to be a director, officer or employee for any reason other than death or termination for cause. In the event of an option expiring during a blackout period then the expiration date of the option is extended to the tenth business day after the expiry of the blackout period. Options are not transferable, except upon death or as authorized by the Board.

The number of Common Shares reserved for issuance to insiders of the Corporation pursuant to options and other security-based compensation arrangements shall not exceed 10% of the total number of Common Shares outstanding. Furthermore, the issuance of Common Shares to insiders of the Corporation pursuant to options and other security-based compensation arrangements shall not exceed or result in the issuance to insiders during a one year period of more than 10% of the total number of Common Shares outstanding, nor may the issuance to any one such insider and associates of such insider, within a one year period, exceed 5% of the total number of Common Shares outstanding. In addition, the number of Common Shares reserved for issuance to any one person pursuant to options shall not exceed 5% of the total number of Common Shares outstanding.

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An optionee may exercise options by payment of the exercise price of the options in cash or the optionee may elect to effect a cashless exercise of any vested and exercisable options whereby the optionee would receive, without any cash payment (other than amounts due in respect of taxes), a number of Common Shares determined by dividing the in-the-money value of the options by the market price of the Common Shares.

The Board may amend the Plan and may amend the terms and conditions of options granted pursuant to the Plan, without Shareholder approval, provided that the amendment does not change the number of options issuable under the Plan, change the class of eligible participants, change the amending provisions of the Plan, reduce the exercise price of options held by insiders or extend the term of options held by insiders. Amendments are subject to any required approval of any regulatory authority or stock exchange.

As at December 31, 2019, there were 1,945,000 options outstanding, representing 5.8% of the Common Shares outstanding as of that date and 1,393,880 Common Shares representing 4.2% of the outstanding Common Shares available for further option grants. No Common Shares were issued during 2019 on exercise of options. The Company granted an aggregate of 1,921,000 options in 2017, 1,073,000 options in 2018 and 60,000 options in 2019. Accordingly, the Company’s annual option grant burn rate, calculated by dividing the number of options granted under the Plan during the relevant fiscal year by the weighted average number of Common Shares outstanding for the applicable fiscal year, was 5.8% in 2017, 3.2% in 2018 and 0.2% in 2019.

Risks Associated with Compensation Policies and Practices

The oversight and administration of the Corporation’s executive compensation program requires the Compensation Committee to consider risks associated with the Corporation’s compensation policies and practices. Potential risks associated with compensation policies and compensation awards are considered at annual reviews and also throughout the year whenever it is deemed necessary by the Compensation Committee.

The Corporation’s executive compensation policies and practices are intended to align management incentives with the long-term interests of the Corporation and its Shareholders. In each case, the Corporation seeks an appropriate balance of risk and reward. Practices that are designed to avoid inappropriate or excessive risks include (i) financial controls that impose limits and require approvals in areas such as capital and operating expenditures to mitigate risk taking that could affect compensation; (ii) balancing base salary and variable compensation elements; (iii) spreading compensation across short and long-term programs; (iv) limiting bonuses to a pre-determined percentage of pre-income tax profit; and (v) vesting of stock options over a period of years.

Financial Instruments

The Corporation does not have a policy that would prohibit a Named Executive Officer or director from purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the Named Executive Officer or director. However, management is not aware of any Named Executive Officer or director purchasing such an instrument.

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Performance Graph

The following graph compares the yearly percentage change in the cumulative Shareholder return over the last five years of the Common Shares of the Corporation (assuming a $100 investment was made on December 31, 2014 and the reinvestment of all dividends into Common Shares of the Corporation) and the cumulative total return of the S&P/TSX Composite Index and the TSX Energy Index.

Total Shareholder Return (TSR) and its Relationship to Executive Compensation

Executive compensation is defined as the aggregate of base salary, annual bonuses (if any), stock options, and any other miscellaneous types of benefits that may periodically be granted to an executive. The total compensation of executive officers did not change significantly during the period disclosed in the Summary Compensation Table. When the Compensation Committee of the Board determines overall compensation, it considers a number of factors and performance elements. Although TSR is one performance measure that is reviewed, it is not the only consideration. As a result, a direct correlation between TSR over a given period and executive compensation levels is not anticipated.

Process for Granting Option-Based Rewards

The process that the Corporation uses to grant option-based awards to executive officers, including the Named Executive Officers, is for the Board to approve option grants based on recommendations made by the Compensation Committee. Option grants can be made at any time and there are no specific periods for the issuance of options. Option awards are determined based on the factors described above under the heading “Compensation Elements—Stock Option Plan”.

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Summary Compensation Table

The following table sets forth a summary of all compensation for services paid during the three most recently completed financial years for George F. Fink, Chief Executive Officer, Robb D. Thompson, Chief Financial Officer and Corporate Secretary, Adrian Neumann, Chief Operating Officer, and Brad A. Curtis, Senior Vice President, Business Development (the “Named Executive Officers”). No other executive officer received total compensation of more than $150,000 during the most recently completed financial year.

Name and principal position	Year	Salary ($)	Share- based awards ($)	Option-based awards ($)		Non-equity incentive plan compensation ($)		Pension value ($)	All other compen- sation ($)(3)	Total compen- sation ($)
						Annual incentive plans	Long term incentive plans
George F. Fink,	2019	307,500	nil	nil		67,000	nil	nil	nil	374,500
Chief Executive Officer	2018	280,000	nil	69,439	(1)	51,500	nil	nil	nil	400,939
	2017	255,000	nil	312,425	(2)	37,000	nil	nil	nil	604,425
Robb D. Thompson,	2019	307,500	nil	nil		67,000	nil	nil	nil	374,500
Chief Financial
Officer and	2018	280,000	nil	69,439	(1)	51,500	nil	nil	nil	400,939
Secretary	2017	255,000	nil	312,425	(2)	49,000	nil	nil	nil	616,425
Adrian Neumann,	2019	307,500	nil	nil		67,000	nil	nil	nil	374,500
Chief Operating
Officer	2018	280,000	nil	69,439	(1)	51,500	nil	nil	nil	400,939
	2017	255,000	nil	312,425	(2)	49,000	nil	nil	nil	616,425
Brad A. Curtis,	2019	272,250	nil	nil		62,000	nil	nil	nil	334,250
Senior Vice
President,	2018	245,000	nil	69,439	(1)	48,500	nil	nil	nil	362,939
Business	2017	228,333	nil	312,425	(2)	45,000	nil	nil	nil	585,758
Development

Notes:

(1)

Represents the compensation value of options granted on December 21, 2018. The option grant value is based on a share price of $5.93 and a Black-Scholes volatility factor of 47%. The option grant compensation value reflects an average 1.0 year life as well as assumptions for risk-free rate and dividend yield.

(2)

Represents the compensation value of options granted on October 13, 2017. The options granted were issued in two equal tranches, both based on a share price of $14.56. The options have an average Black-Scholes volatility of 47%. The option grant compensation value reflects an average 1.5 year life as well as assumptions for risk-free rate and dividend yield.

(3)	The value of perquisites and benefits for each Named Executive Officer is less than 10% of each Named Executive Officer’s total salary for the financial year.

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Incentive Plan Awards

Outstanding Option-Based Awards

The following table sets forth information in respect of all option-based awards outstanding at the end of the financial year ended December 31, 2019 to the Named Executive Officers of the Corporation.

Option-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options(1) ($)
George F. Fink	65,000	5.93	Dec. 20/2020	nil
	65,000	14.56	Oct. 13/2020	nil
Robb D. Thompson	65,000	5.93	Dec. 20/2020	nil
	65,000	14.56	Oct. 13/2020	nil
Adrian Neumann	65,000	5.93	Dec. 20/2020	nil
	65,000	14.56	Oct. 13/2020	nil
Brad A. Curtis	65,000	5.93	Dec. 20/2020	nil
	65,000	14.56	Oct. 13/2020	nil

Note:

(1)	Value is calculated based on the difference between the exercise price of the options and the closing price of the Corporation’s Common Shares on the TSX on December 31, 2019 of $3.94.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth information relating to the value vested or earned during the Corporation’s financial year ended December 31, 2019 in respect of option-based awards and non-equity incentive plan compensation for Named Executive Officers of the Corporation.

Name	Option-based awards- Value vested during the year ($)(1)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
George F. Fink	nil	nil	67,000
Robb D. Thompson	nil	nil	67,000
Adrian Neumann	nil	nil	67,000
Brad A. Curtis	nil	nil	62,000

Note:

(1)	Value is calculated based on the difference between the exercise price of the options and the closing price of the Corporation’s Common Shares on the TSX on the vesting dates.

Gains Realized upon Exercise of Stock Options

No options were exercised during the financial year ended December 31, 2019.

Termination and Change of Control Benefits

The Corporation has entered into employment agreements with each of the Named Executive Officers. The employment agreements provide for certain payments to be made by the Corporation to the Named Executive Officers in the event of: (i) termination of the Named Executive Officer’s employment by the Corporation

XIX-16

without cause (“Termination without Cause”); or (ii) termination of employment by the Named Executive Officer within 60 days of certain significant changes in the Named Executive Officer’s duties and responsibilities, compensation or location of employment or a breach by the Corporation of its obligations pursuant to the employment agreement (“Termination for Good Reason”). In addition, the employment agreements include non-solicitation restrictions which restrict Named Executive Officers from soliciting employees, consultants or officers of the Corporation to become engaged in any capacity with a competing business for a period of 12 months following termination of the Named Executive Officer.

In the event of Termination without Cause, the officer is entitled to payment of an amount equal to his monthly salary (plus 12.5% on account of lost benefits) for a specified notice period less the number of months, if any, of working notice provided to the officer plus an amount equal to the average cash bonus paid to the officer in each of the last two calendar years. In the event of Termination for Good Reason, the officer is entitled to payment of an amount equal to his monthly salary (plus 12.5% on account of lost benefits) for a specified notice period plus an amount equal to the average cash bonus paid to the officer in each of the last two calendar years. In the case of Mr. Fink, the specified notice period for which the monthly salary plus benefits are payable is 24 months and in the case of Messrs. Thompson, Neumann and Curtis, the specified notice period is 22 months.

The following table sets forth the amounts that would have been payable to each of the Named Executive Officers as of December 31, 2019 under the employment agreements in the case of the two different triggering events.

Name of Director	Triggering Event	($)
George F. Fink	Termination without Cause(1)	$756,750
	Termination for Good Reason	$756,750
Robb D. Thompson	Termination without Cause(1)	$698,625
	Termination for Good Reason	$698,625
Adrian Neumann	Termination without Cause(1)	$698,625
	Termination for Good Reason	$698,625
Brad A. Curtis	Termination without Cause(1)	$622,438
	Termination for Good Reason	$622,438

Note:

(1)	Assumes that the Corporation elects to pay the officer the applicable termination payment without any period of working notice.

In addition, the Stock Option Plan provides for the exercise of unvested options in the event of a change of control of the Corporation. The value of unvested options held by Named Executive Officers at December 31, 2019 (based on the closing price of the Common Shares on the TSX on December 31, 2019) was $nil.

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Director Compensation for Directors who are Not Named Executive Officers of the Corporation

Director Compensation Table

The following table sets forth information in respect of all amounts of compensation provided to the directors during the Corporation’s financial year ended December 31, 2019. As Mr. Fink was a Named Executive Officer during the year, his respective disclosure with respect to fees earned (if any) and option-based awards is included in the above sections.

		Share-
	Fees	based	Option-based	Non-equity incentive	Pension	All other
	earned	awards	awards	plan compensation	value	compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Gary J. Drummond	50,000	nil	nil	nil	n/a	nil	50,000
Randy M. Jarock	50,000	nil	nil	nil	n/a	nil	50,000
Dan Reuter	50,000	nil	nil	nil	n/a	nil	50,000
Rodger A. Tourigny	50,000	nil	nil	nil	n/a	nil	50,000
Aidan M. Walsh	50,000	nil	nil	nil	n/a	nil	50,000

Outstanding Option-Based Awards

The following table sets forth information in respect of all option-based awards outstanding at the end of the financial year ended December 31, 2019 to the directors of the Corporation.

Option-based Awards
	Number of securities			Value of unexercised
	underlying			in-the-money
	unexercised options	Option exercise price	Option expiration	options
Name	(#)	($)	date	($)(1)
Gary J. Drummond	30,000	5.93	Dec. 20/20	nil
	32,500	14.56	Oct. 13/20	nil
Randy M. Jarock	30,000	5.93	Dec. 20/20	nil
	32,500	14.56	Oct. 13/20	nil
Dan Reuter	30,000	5.93	Dec. 20/22	nil
	30,000	5.93	Dec. 20/21	nil
	30,000	5.93	Dec. 20/20	nil
Rodger A. Tourigny	30,000	5.93	Dec. 20/20	nil
	32,500	14.56	Oct. 13/20	nil
Aidan M. Walsh	30,000	5.93	Dec. 20/20	nil
	30,000	17.15	Nov. 25/20	nil

Note:

(1)	Value is calculated based on the difference between the exercise price of the options and the closing price of the Corporation’s Common Shares on the TSX on December 31, 2019 of $3.94.

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Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth information in respect of the value vested or earned during the Corporation’s financial year ended December 31, 2019 of option-based awards, share-based awards and non-equity incentive plan compensation for directors of the Corporation.

	Option-based awards-	Share-based awards –	Non-equity incentive plan
	Value vested during	Value vested during the	compensation – Value
	the year	year	earned during the year
Name	($)(1)	($)	($)
Gary J. Drummond	nil	nil	nil
Randy M. Jarock	nil	nil	nil
Dan Reuter	nil	nil	nil
Rodger A. Tourigny	nil	nil	nil
Aidan M. Walsh	nil	nil	nil

Note:

(1)	Value is calculated based on the difference between the exercise price of the options and the closing price of the Corporation’s Common Shares on the TSX on the vesting dates.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2019, equity securities are authorized for issuance as follows:

Number of securities
	Number of securities		remaining available for
	to be issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders – Stock Option Plan	1,945,000	$10.13	1,393,880	(1)
Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total	1,945,000	$10.13	1,393,880

Note:

(1)	The Plan reserves for issuance a maximum of 10% of the 33,388,796 Common Shares outstanding at December 31, 2019.

DISCLOSURE OF CORPORATE GOVERNANCE PRACTICES

Under National Instrument 58-101 Disclosure of Corporate Governance Practices, the Corporation is required to include in this Management Information Circular the disclosure required under Form 58-101F1 with respect to the matters set out under National Policy 58-201 Corporate Governance Guidelines.

Board of Directors

The Board is responsible for supervising the management of the business and affairs of the Corporation and is comprised of five directors, of which four are independent. The independent directors are Gary J. Drummond,

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Randy M. Jarock, Rodger A. Tourigny and Aidan M. Walsh. The Chief Executive Officer of the Corporation, George F. Fink, is not independent by virtue of being a member of the Corporation’s management. Messrs. Drummond and Walsh are not standing for re-election as directors at the Meeting. Some of the Corporation’s current directors serve as directors of other reporting issuers as indicated in the table below.

Director	Directorships Held
Gary J. Drummond	Pine Cliff Energy Ltd.
George F. Fink	Pine Cliff Energy Ltd.
Randy M. Jarock	Pine Cliff Energy Ltd.
Aidan M. Walsh	Freehold Royalties Ltd.

At the end of each meeting of the Board, the independent directors meet without management to consider any matters arising from the meeting or otherwise that require consideration or discussion among the independent directors. There were sixteen such meetings held since the beginning of the last completed financial year.

Mr. Fink is the Chairman of the Board and is not independent. The Board has determined that it is appropriate to combine the offices of Chairman and Chief Executive Officer to maintain efficiencies in establishing corporate goals and objectives. In order to provide leadership for the independent directors, the Board encourages communication among the independent directors through in camera meetings in the absence of non-independent directors and management at regular Board meetings and through discussions outside of formal Board meetings.

Except for Mr. Drummond not attending four scheduled Board meetings, all directors attended all sixteen scheduled meetings of the Board, as well as their respective committee meetings.

Board Mandate

The Mandate of the Board (the “Board Mandate”) is to plan the Corporation’s long-term objectives and goals on a continuous basis. The Board Mandate is attached hereto as Schedule “A”.

Board Committees

The Board has currently established the following Board Committees comprised of the members set out in the following table. It is anticipated that each of the Board Committees will be reconstituted following the Meeting.

Committee	Members	Independent
Audit Committee	Randy M. Jarock	Yes
	Rodger A. Tourigny – Chair	Yes
	Aidan M. Walsh	Yes
Compensation Committee	George F. Fink	No(1)
	Gary J. Drummond—Chair	Yes
Policy, Governance and	Gary J. Drummond – Chair	Yes
Nominating Committee	George F. Fink	No(1)
Disclosure Committee	Gary J. Drummond – Chair	Yes
	George F. Fink	No(1)
	Robb D. Thompson	No(1)
Reserves Committee	Randy M. Jarock – Chair	Yes
	Rodger A. Tourigny	Yes
	Aidan M. Walsh	Yes

Note:

(1)	This person is not considered to be independent as he is a member of management of the Corporation.

XIX-20

The function of the Policy, Governance and Nominating Committee is to recommend governance policies for adoption by the Corporation, and to amend, administer and monitor compliance with the Corporation’s governance policies. The function of the Disclosure Committee is to ensure that written and oral communications regarding the Corporation are timely, factual and accurate, broadly disseminated and reviewed by the Disclosure Committee in compliance with the Disclosure Policy approved by the Committee, and to assist the CEO and CFO in the discharge of their duties regarding certification of interim and annual financial statements. The function of the Reserves Committee is to recommend the engagement of a reserves evaluator, ensure the reserves evaluator’s independence, review the procedures for disclosure of reserves evaluation, meet independently with the reserves evaluator to review the scope of the annual review of reserves, discuss findings and disagreements with management, annually assess the work of the reserves evaluator and approve the Corporation’s annual reserve report and consent forms of management and the reserves evaluator thereto.

Position Descriptions

The position descriptions are as follows:

Board of Directors and Committee Chairs

The Board is responsible for the overall direction of the Corporation. Its role is to guide the Corporation and set objectives that will best serve the interests of the Shareholders. The Board meets or has conference call meetings at least four times per year. Each Committee meets a minimum number of times per year as required to conduct its respective duties. Agendas are provided to all directors in advance of all meetings and are generally prepared by management and are discussed with Board members who are responsible for particular items with regard to the agenda.

The Chair of the Board is responsible for setting the agenda for each Board meeting and the Chairs of the Committees are responsible for setting the agenda for each of their respective Committee meetings. The Chair of each Committee reports to the Board following each Committee meeting. Minutes of each Board and Committee meeting are executed and copies are provided to the full Board. The Board and Committees continue to establish key goals to provide focus to their core responsibilities on an ongoing basis.

The Board and each Committee can meet independently of management at any time and are encouraged to do so whenever a member deems it is warranted. The Board and each Committee also have the authority to engage independent advisors, paid for by the Corporation, to provide it with expert advice.

Currently the Board consists of four independent directors and one director who is not independent. The term for each director and each Committee Chair is for one year. The Chair of the Board is responsible for providing leadership to the Board in the governance of the Corporation, overseeing all aspects of Board direction and administration, overseeing the communication of management strategy and plans to the Board and ensuring that the Board receives regular updates from management on matters that are important to the future of the Corporation. The main responsibility of the Chairs of the respective Committees as outlined above is to assess the requirements of the specific Committee on an ongoing basis and to communicate these requirements to the full Board.

Each Board member is evaluated informally each year by all of the other Board members and formally by all of the Shareholders in that they are required to be elected each year by the Shareholders.

CEO Position

The Chair of the Policy, Governance and Nominating Committee sets goals and objectives each year for the CEO by providing guidance through approval of formal documents and informal discussions with Board members and Committee members including the CEO. The four independent directors evaluate the CEO’s performance at least annually. For a detailed analysis of the CEO’s compensation for 2019, please see “Statement of Executive Compensation” above.

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Orientation and Continuing Education

The Corporation has developed an orientation program, administered by the Policy, Governance and Nominating Committee, for new directors which provide each new director with all applicable information regarding the roles and responsibilities of the Board, each Committee, the Board Chair, Chair of each Committee and the CEO. It provides information regarding the nature and operation of the Corporation’s business, its organizational structure, governance policies including the Board Mandate and each Committee Mandate, the Whistle Blower Policy and the Code of Business Conduct, which is available on SEDAR at www.sedar.com and the Corporation’s Disclosure Policy. The information is updated as the Corporation’s business, governance documents and policies change.

The Corporation arranges for presentations to be made to the Board and each Committee of the Board to inform directors regarding corporate developments and changes in legal, regulatory and industry requirements affecting the Corporation. As well, directors are encouraged to visit the Corporation’s facilities, to interact with management and employees and to stay abreast of industry developments and the evolving business of the Corporation. The Corporation encourages its Board and Committee members to continue to educate themselves through courses and discussions that will be paid for by the Corporation to ensure that its directors maintain the skill and knowledge necessary to meet their obligations as directors.

Ethical Business Conduct

The Corporation has adopted a written Code of Business Conduct (the “Code”). The Policy, Governance and Nominating Committee takes reasonable steps to monitor compliance with the Code by requiring employees, on the commencement of their employment and as and when directed by management, to sign a copy of the Code acknowledging that they have read, understood and will comply with the Code. The Code applies to the Corporation’s directors, executive officers, management, employees and consultants, each of whom is expected to ensure that his or her behaviour accords with the letter and the spirit of the Code. The Code also encourages all parties who engage in business with the Corporation to report any perceived and all actual breaches of the Code in accordance with the Corporation’s Whistle Blower Policy. The Chair of the Committee is responsible for investigating complaints, presenting complaints to the Committee and any other applicable Committee of the Board or the Board as a whole, and developing a plan for promptly and fairly resolving complaints. Upon conclusion of the investigation and resolution of a complaint, the Chair of the Committee will advise the complainant of the corrective measures that have been taken or advise the complainant that the complaint has not been substantiated. The Code prohibits retaliation by the Corporation, its directors, executive officers and management, against complainants who raise concerns in good faith and requires the Corporation to maintain the confidentiality of complainants to the greatest extent practicable. Complainants may also submit their concerns anonymously in writing. However, complaints that in the future are determined to be inaccurate or untruthful could result in suspension or dismissal.

In addition to the Code, the Corporation has an Audit Committee Charter regarding the collection and dissemination of accounting information, and a Whistle Blower Policy with respect to reporting accounting and auditing irregularities, as well as other corporate misconduct and breaches of the Code. Copies of these documents are available on the Corporation’s website.

Since the beginning of the most recently completed financial year, no material change reports have been filed that pertain to any conduct of a director or executive officer that constitutes a departure from the Code.

Exercise of Independent Judgment

The Board encourages and promotes a culture of ethical business conduct by appointing directors who demonstrate integrity and high ethical standards in their business dealings and personal affairs. Directors are required to abide by the Code and are expected to make responsible and ethical decisions in discharging their

XIX-22

duties, thereby setting an example of the standard to which management and employees should adhere. The Board is required by the Board Mandate to satisfy itself that the CEO and other executive officers are acting with integrity and fostering a culture of integrity throughout the Corporation.

The Policy, Governance and Nominating Committee is responsible for reviewing departures from the Code by executive officers, management, employees and consultants, reviewing and either providing or denying waivers from the Code, and disclosing any waivers that are granted in accordance with applicable law. The Board as a whole is responsible for responding to conflict of interest situations involving directors, particularly with respect to existing or proposed transactions and agreements in respect of which directors advise they have a material interest.

Conflicts of Interest

The Board Mandate requires: (1) that directors and officers disclose any material interest in any transaction or agreement with the Corporation; (2) that an individual director, if requested by himself or by the Board, excuse himself or herself from Board deliberations; and (3) that directors do not vote in respect of transactions in which they have an interest. The Corporation’s directors and officers must also abide by the disclosure of conflict of interest provisions contained in the Canada Business Corporations Act. By taking these steps, the Board strives to ensure that directors at Board meetings exercise independent judgment, unclouded by the relationships of the directors and officers to each other and the Corporation, in considering transactions and agreements in respect of which directors and executive officers have an interest.

Director Nomination

Responsibility for identifying new candidates to join the Board belongs to the Policy, Governance and Nominating Committee. This Committee is responsible for identifying qualified candidates, recommending nominees for election as directors, and appointing directors to Committees. The Committee is required to consider a candidate’s independence, financial acumen, skills, experience, background and available time to devote to the duties of the Board in making their recommendations for nomination. The Committee reviews the composition and size of the Board and tenure of directors in advance of annual general meetings when directors are most commonly elected by the Corporation’s Shareholders, as well as when individual directors indicate that their terms may end or that their status may change.

In addition, the Policy, Governance and Nominating Committee is empowered to recommend candidates to fill any vacancy in the Board that arises between annual meetings. Subject to the Articles of the Corporation, the Policy, Governance and Nominating Committee also has the authority to recommend the appointment of additional directors between annual meetings.

Compensation

The Compensation Committee annually recommends the compensation to be received by the Corporation’s directors and CEO and evaluates the proposed compensation to be received by the executive officers and management. The Compensation Committee is comprised of the entire Board. The CEO, who is also a director, does not participate in any Board discussions with regard to compensation issues that pertain to him. Compensation is determined in the context of the Corporation’s goals, Shareholder returns and other achievements, and considered in the context of position descriptions, goals and the performance of each individual director and officer. With respect to directors’ compensation, the Compensation Committee reviews the level and form of compensation received by the directors, members of each Committee, and the Chair of the Board and each Committee, considering the duties and responsibilities of each member, his or her past service and continuing duties in service to the Corporation.

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Director Assessment

In addition to determining compensation, the Compensation Committee is responsible for conducting an informal annual evaluation and assessment of the performance, contribution and effectiveness of individual directors, each Committee and the Board as a whole. The annual review also asks directors to provide feedback on the Corporation’s Board and Committee Mandates, the Code and all of its policies. The Compensation Committee discusses the information gathered pursuant to the annual assessment, the results of which are then presented to the Board in order to engage in a discussion regarding Board effectiveness and how it may be improved.

Term Limits

The Board has not adopted term limits for Board members, mandatory retirement policies or other mechanisms of Board renewal. However, the Policy, Governance and Nominating Committee has a process in place for the annual review of the performance of individual directors, the Board as a whole and the Board Committees. Through this annual review process, the Policy, Governance and Nominating Committee determine whether an individual director is able to continue to make an effective contribution and recommend changes when appropriate. The Board is of the view that a regular review process is more effective than arbitrary term limits or other mechanisms of Board renewal such as a mandatory retirement age. The Policy, Governance and Nomination Committee also has the mandate and responsibility for annually reviewing the composition, skills and tenure of directors in advance of annual meetings of Shareholders and whenever individual directors indicate that their status as members may change.

Representation of Designated Groups on the Board and in Executive Officer Positions

Policies Regarding Representation of Designated Groups on the Board

The Corporation has adopted a written diversity policy that is intended to promote diversity on the Board and includes policies relating to the identification and nomination of women, Aboriginal peoples, persons with disabilities and members of visible minorities (collectively, “Designated Groups”) to serve as directors. In the diversity policy and this Information Circular, Aboriginal peoples, persons with disabilities and members of visible minorities have the meaning given in the Employment Equity Act (Canada). The Policy, Governance and Nominating Committee recommended, and the Board approved the diversity policy in recognition that diversity among the Corporation’s directors supports balanced consideration of matters and fulsome debate, which enhances decision making and maximizes Shareholder value. The policy provides that, although the Corporation remains committed to a merit-based system for Board composition, the Policy, Governance and Nominating Committee will seek to achieve an appropriate level of diversity on the Board by having regard to the differing skills, experience, education, gender, age, ethnicity and cultural background of Board members.

To ensure the Corporation taps into a broad pool of the best qualified individuals, an external search firm may be retained to help identify future openings for new directors with the mandate that the pool must take diversity into account, in addition to the other attributes desired. Any search, whether executed by an outside executive search firm or through an internal process, is directed to include a diverse set of candidates, including members of Designated Groups, in its list of potential nominees presented to the Board for its consideration. The final decision will be based on merit and the contribution that the chosen candidate brings to the Board.

The Policy, Governance and Nominating Committee measures the effectiveness of the policy by reviewing the number of members of Designated Groups considered or brought forward for Board positions and the skills, background and experience of such candidates to ensure they are being fairly considered relative to other candidates. The Board approved the nomination of two new directors for election to the Board at the Meeting and one of the nominees is a woman and is therefore a member of one of the Designated Groups.

XIX-24

Consideration of the Representation of Designated Groups in the Director Identification and Selection Process

The Policy, Governance and Nominating Committee considers the skills, experience and background that would enhance the overall effectiveness of the Board and seeks candidates that are anticipated to bring those qualities to the Board. The representation of members of Designated Groups is one of many criteria that is considered, however a candidate’s skills and experience are the primary criteria. For more information on the director identification and selection process, please refer to “Director Nomination”.

Consideration Given to the Representation of Designated Groups in Executive Officer Appointments

Executive appointments at Bonterra are determined based on merit and qualifications relevant for the specific role. Consideration is given to a broad range of skills, background and experience. Diversity is taken into account; however, the ultimate decision is determined based on the best candidate for the role. The representation of members of Designated Groups and the benefit of diversity are among many factors that are considered in assessing the contribution of an executive officer.

Targets Regarding the Representation of Designated Groups on the Board and in Executive Officer Positions

Bonterra has not adopted a specific target regarding the number of members of Designated Groups on the Board and in executive officer positions as the representation of members of Designated Groups and the benefits of diversity are among many factors that are considered in assessing the potential contribution of a prospective director or executive officer.

Number of Members of Designated Groups on the Board and in Executive Officer Positions

The Corporation does not currently have any members of Designated Groups (nil percent) that serve on its board of directors or in executive officer positions. However, one of the nominees for election to the Board at the Meeting is a woman and is therefore a member of one of the Designated Groups.

AUDIT COMMITTEE INFORMATION

Under National Instrument 52-110 Audit Committees, the Corporation is required to include in its Annual Information Form (“AIF”) the disclosure required under Form 52-110F1 with respect to its Audit Committee, including the text of its Audit Committee charter, the composition of the Audit Committee and the fees paid to the external auditor. The Corporation’s disclosure with respect to the foregoing is contained in the section of its AIF dated March 20, 2020 entitled “Audit Committee”. A copy of the AIF has been filed on SEDAR at www.sedar.com. Copies of the AIF are also available free of charge upon written request to the Corporation at Suite 901, 1015—4th Street S.W., Calgary, Alberta, Attention: Chief Financial Officer.

ADDITIONAL INFORMATION

Additional financial information is provided in the Corporation’s comparative financial statements and management’s discussion and analysis (“MD&A”) for the year ended December 31, 2019. Copies of the Corporation’s financial statements and MD&A are available on written request to the Corporation at Suite 901, 1015 - 4th Street S.W., Calgary, Alberta T2R 1J4, Attention: Chief Financial Officer.

Additional information relating to the Corporation is available on SEDAR at www.sedar.com.

XIX-25

SCHEDULE “A”

MANDATE OF THE BOARD OF DIRECTORS OF

BONTERRA ENERGY CORP. (THE “CORPORATION”)

The primary responsibility of the Board of Directors is to supervise the management of the Corporation to ensure the long term success of the Corporation and to maximize shareholder value. Any responsibility which has not been delegated to management remains with the Board of Directors of the Corporation (the “Board”).

COMPOSITION

The Board shall be composed of a minimum of three Directors and a maximum of fifteen Directors. Except as set out in the By-Laws of the Corporation, Board members will be elected at the annual meeting of the shareholders and will serve until their successors are duly appointed. A majority of the Directors will be independent. All members of the Board of Directors shall have the skills and abilities required to carry out their duties and responsibilities in the most effective manner. The Board of Directors shall endeavour to always have the right mix of experience and competencies to discharge its responsibilities.

MEETINGS

The Board of Directors meets or has conference call meetings at least four times per year, and as deemed necessary in order to carry out its duties effectively. The Board of Directors shall also retain independent advice, if deemed necessary, which will be paid for by the Corporation.

DUTIES AND RESPONSIBILITIES

The Board of Directors is charged with the overall stewardship of the Corporation and manages or supervises the business of the Corporation and its management. The Board of Directors’ responsibilities include:

1.	Management Selection, Retention and Succession

•	Select, appoint and if necessary terminate the CEO

•	Approve the list of directors standing for election, as recommended by the Policy, Governance and Nominating Committee

•	Review its charter annually and recommend changes to the Board of Directors when necessary

•	Annually appoint directors to the following committees:

•	the Audit Committee

•	the Policy, Governance and Nominating Committee

•	the Compensation Committee

•	the Reserves Committee

•	the Disclosure Committee

and delegate to such committees specific responsibilities, pursuant to their respective mandate, as approved by the Board of Directors

•

At the Board’s discretion, appoint any other Board committees that the Board decides are needed and delegate to such committees specific responsibilities, pursuant to their respective mandate, as approved by the Board

•	Approve compensation and compensation programs for senior management, as recommended by the Compensation Committee

XIX-26

•	Assess the CEO against corporate objectives approved by the Board

•	Assess, annually, the effectiveness and the performance of the Board, committees and directors in fulfilling their responsibilities

•	Approve director’s compensation, as recommended by the Compensation Committee

2.	Strategy

•	Review and approve the corporate objectives developed by the CEO

•	Review, adopt and monitor the Corporation’s strategic planning process

•	Monitor the Corporation’s performance in light of the approved strategic planning process

•	Adopt, annually, a strategic planning process to maximize shareholder value

3.	Corporate Ethics and Integrity

•	Review and monitor the Corporation’s Code of Business Conduct and disclose any waivers of the code for officers and directors

•	Review and respond to potential conflict of interest situations

•	Ensure policies and processes are in place for the identification of principal business risks and review and approve risk management strategies

•	Approve corporate policies and other corporate protocols and controls

•	Approve the Corporation’s policy on public disclosure

•	Review, annually, its mandate and amend as deemed necessary

4.	Financial Responsibilities

•	Approve the annual financial statements of the Corporation as recommended by the Audit Committee

•	Approve the quarterly interim financial statements of the Corporation, as recommended by the Audit Committee

•	Recommend to the shareholders the appointment of the Corporation’s external auditors, as recommended by the Audit Committee

•	Review and approve the Corporation’s operating budget

•	Review, as deemed necessary, approval authorities to the CEO and senior management

•	Approve financial commitments in excess of delegated approval authorities

•	Review and approve any material acquisitions, divestments, and corporate reorganizations

•	Assess and approve any material securities offerings, financing or banking arrangements

TIMETABLE

The Board’s work schedule will be conducted on an ongoing basis to serve the requirements of applicable regulations.

XIX-27

Schedule XX

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements are presented to illustrate the estimated effects of the proposed acquisition of all outstanding Shares. These unaudited pro forma consolidated financial statements have been prepared by applying pro forma adjustments to the historical consolidated financial statements of the Offeror included in the Offer. The unaudited pro forma consolidated balance sheet gives effect to the Offer as if it had occurred on September 30, 2020. The unaudited pro forma consolidated statements of net income (loss) for the nine month period ended September 30, 2020 and the year ended December 31, 2019 give effect to the Offer as if it had occurred on January 1, 2019. All pro forma adjustments and their underlying assumptions are described in the notes to the unaudited pro forma consolidated financial statements.

These unaudited pro forma consolidated financial statements have been prepared using certain of the Offeror’s and the Company’s respective financial statements as more particularly described in the notes. In preparing these pro forma consolidated financial statements, management of the Offeror has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial statements. These unaudited pro forma consolidated financial statements are not intended to be indicative of the results that would have actually occurred, had the events reflected therein occurred on the dates indicated, and do not purport to project the future financial position of the Offeror. Actual amounts recorded upon consummation of the transactions contemplated by the Offer will differ from these unaudited pro forma consolidated financial statements. Any potential synergies that may be realized after consummation of the Offer have been excluded from these unaudited pro forma consolidated financial statements. Readers are cautioned to not place undue reliance on these unaudited pro forma consolidated financial statements.

All amounts are in millions of Canadian dollars, except where noted

Obsidian Energy Ltd.

Pro Forma Consolidated Statements of Income (Loss)

For the nine months ended September 30, 2020

($CAD millions, unaudited)	Notes		Obsidian Energy Ltd.	Bonterra Energy Corp.	Reclassifications	Pro Forma adjustments	Pro Forma Obsidian Energy Ltd.
Oil and natural gas sales and other income	3	(d)	213	—	91	—	304
Oil and gas sales, net of royalties	3	(d)	—	84	(84)	—	—
Deferred consideration	3	(d)	—	1	(1)	—	—
Royalties	3	(d)	(11)	—	(6)	—	(17)

			202	85	—	—	287
Risk management gain			22	1	—	—	23

			224	86	—	—	310

Expenses
Operating			81	42	—	—	123
Transportation			14	—	—	—	14
General and administrative	3	(d)	10	—	5	—	15
Office and administration	3	(d)	—	4	(4)	—	—
Employee compensation	3	(d)	—	2	(2)	—	—
Share-based compensation			2	—	—	—	2
Depletion, depreciation, impairment and accretion	3	(a),(d)	873	377	2	(17)	1,235
Gain on provisions			(22)	—	—	—	(22)
Foreign exchange loss			1	—	—	—	1
Financing	3	(d)	28	14	(2)	—	40
Transaction costs	3	(d)	3	—	1	—	4
Other			6	—	—	—	6

			996	439	—	(17)	1,418

Income (loss) before taxes			(772)	(353)	—	17	(1,108)

Deferred tax recovery	3	(b)	—	57	—	(57)	—

Net and comprehensive income (loss)			(772)	(296)	—	(40)	(1,108)

Net income (loss) per share
Basic	3	(c)	(10.55)				(7.91)
Diluted	3	(c)	(10.55)				(7.91)

Weighted average shares outstanding (millions)
Basic			73.2			66.8	140.0
Diluted			73.2			66.8	140.0

See accompanying notes to the unaudited pro forma consolidated financial statements.

Obsidian Energy Ltd.

Pro Forma Consolidated of Statements Income (Loss)

For the year-ended December 31, 2019

($CAD millions, unaudited)	Note		Obsidian Energy Ltd	Bonterra Energy Corp.	Reclassifications	Pro Forma adjustments	Pro Forma Obsidian Energy Ltd.
Oil and natural gas sales and other income	3	(d)	418	—	204	—	622
Oil and gas sales, net of royalties	3	(d)	—	189	(189)	—	—
Deferred consideration	3	(d)	—	1	(1)	—	—
Royalties	3	(d)	(31)	—	(14)	—	(45)

			387	190	—	—	577
Risk management loss			(15)	(1)	—	—	(16)

			372	189	—	—	561

Expenses
Operating			139	70	—	—	209
Transportation			27	—	—	—	27
General and administrative	3	(d)	20	—	7	—	27
Office and administration	3	(d)	—	2	(2)	—	—
Employee compensation	3	(d)	—	5	(5)	—	—
Restructuring			4	—	—	—	4
Share-based compensation			5	2	—	—	7
Depletion, depreciation, impairment and accretion	3	(a),(d)	913	90	3	(24)	982
Loss on dispositions			1	—	—	—	1
Gain on provisions			(9)	—	—	—	(9)
Foreign exchange loss (gain)			(3)	—	—	—	(3)
Financing	3	(d)	40	18	(3)	—	55
Other			23	—	—	—	23

			1,160	187	—	(24)	1,323

Income (loss) before taxes			(788)	2	—	24	(762)

Deferred tax recovery	3	(b)	—	20	—	(20)	—

Net and comprehensive income (loss)			(788)	22	—	4	(762)

Net income (loss) per share
Basic	3	(c)	(10.81)				(5.45)
Diluted	3	(c)	(10.81)				(5.45)

Weighted average shares outstanding (millions)
Basic			73.0			66.8	139.8
Diluted			73.0			66.8	139.8

See accompanying notes to the unaudited pro forma consolidated financial statements.

Obsidian Energy Ltd.

Pro Forma Consolidated Balance Sheet

As at September 30, 2020

($CAD millions, unaudited)	Notes		Obsidian Energy Ltd.	Bonterra Energy Corp.	Reclassifications	Pro Forma adjustments	Pro Forma Obsidian Energy Ltd.
Assets
Current
Cash			6	—	—	—	6
Restricted cash			1	—	—	—	1
Accounts receivable			36	10	—	—	46
Prepaid expenses and Other	2	(h)	16	—	7	—	23
Crude oil inventory	2	(h)	—	1	(1)	—	—
Prepaid expenses	2	(h)	—	6	(6)	—	—

			59	17	—	—	76

Non-current
Investment tax credit receivable	2	(e)	—	9	—	—	9
Property, plant and equipment	2	(b)	909	697	—	(346)	1,260

			909	706	—	(346)	1,269

Total assets			968	723	—	(346)	1,345

Liabilities and Shareholders’ Equity
Current
Accounts payable and accrued liabilities	2	(c)	80	17	—	12	109
Due to related party	2	(d)	—	12	—	(2)	10
Subordinated promissory note	2	(d)	—	8	—	(1)	7
Current portion of long-term debt	2	(d)	—	274	—	—	274
Current portion of lease liabilities			5	—	—	—	5
Current portion of provisions			17	—	—	—	17
Deferred consideration	2	(e)	—	1	—	—	1

			102	312	—	9	423
Non-current
Long-term debt			458	—	—	—	458
Deferred consideration	2	(e)	—	12	—	—	12
Lease liabilities			8	—	—	—	8
Provisions	2	(f)	78	135	—	(124)	89
Deferred tax liability	2	(g)	—	57	—	(57)	—

			646	516	—	(172)	990

Shareholders’ equity
Shareholders’ capital	2	(a)	2,187	765	—	(720)	2,232
Other reserves			104	—	—	—	104
Contributed surplus	2	(a)	—	31	—	(31)	—
Accumulated other comprehensive loss			—	(1)	—	—	(1)
Deficit			(1,969)	(588)	—	577	(1,980)

			322	207	—	(174)	355

Total liabilities and shareholders’ equity			968	723	—	(346)	1,345

See accompanying notes to the unaudited pro forma consolidated financial statements.

Notes to the Unaudited Pro Forma Consolidated Financial Statements

1. Basis of presentation

These pro forma consolidated financial statements have been prepared by Obsidian Energy Ltd. (“Obsidian Energy”) for inclusion in its Offer to Purchase and accompanying Take-Over Bid Circular (together the “Offer and Circular”) dated September 21, 2020, as amended as of December 22, 2020, in connection with its offer to purchase all of the issued and outstanding common shares in the capital of Bonterra Energy Corp. (“Bonterra”). Bonterra has not participated in the preparation of these pro forma consolidated financial statements. The pro forma consolidated financial statements reflect the acquisition by Obsidian Energy of all of the issued and outstanding common shares of Bonterra (the “Transaction”). Additionally, these pro forma consolidated financial statements have been prepared in all material respects using accounting policies that are in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board on a basis consistent with those disclosed in Note 3 of Obsidian Energy’s audited annual consolidated financial statements as at and for the year ended December 31, 2019 and as disclosed in Note 2 of Obsidian Energy’s 2020 third quarter (unaudited) condensed interim consolidated financial statements.

The pro forma consolidated balance sheet as at September 30, 2020 gives effect to the Transaction and the assumptions described herein, as if the Transaction had occurred on September 30, 2020. The pro forma consolidated statements of income (loss) for the year ended December 31, 2019 and the nine months ended September 30, 2020 give effect to the Transaction and the assumptions described herein as if the Transaction had occurred on January 1, 2019.

The pro forma financial statements have been prepared by Obsidian Energy management for illustrative purposes only to reflect the Transaction, which includes the offer to purchase all of the issued and outstanding common shares in the capital of Bonterra for consideration consisting of two (2) common shares of Obsidian Energy for each Bonterra common share.

The pro forma consolidated financial statements have been prepared from and should be read in conjunction with:

•	the audited annual consolidated financial statements and notes of Obsidian Energy, as at and for the year ended December 31, 2019;

•	the unaudited condensed interim consolidated financial statements and notes of Obsidian Energy, as at and for the nine months ended September 30, 2020;

•	the audited annual consolidated financial statements and notes of Bonterra, as at and for the year ended December 31, 2019; and

•	the unaudited condensed interim consolidated financial statements and notes of Bonterra, as at and for the nine months ended September 30, 2020.

None of Bonterra’s public reports or securities filings have been incorporated by reference into the Offer and Circular or incorporated by reference into these pro forma financial statements and Obsidian Energy has not received a consent to use the audit report in respect of Bonterra’s annual consolidated financial statements as at and for the year ended December 31, 2019. As of the date of these pro forma consolidated financial statements, Obsidian Energy has not had access to the non-public books and records of Bonterra and Obsidian Energy is not in a position to independently assess or verify certain of the information in Bonterra’s publicly filed documents, including its financial statements. Bonterra has not reviewed these pro forma consolidated financial statements and has not confirmed the accuracy and completeness of the information in respect of Bonterra contained herein. As a result, all pro forma financial information regarding Bonterra included herein has been derived, by necessity, from Bonterra’s public reports and securities filings as of December 11, 2020. While Obsidian Energy has no reason to believe that such publicly filed information is inaccurate or incomplete, Obsidian Energy does not assume any responsibility for the accuracy or completeness of any such information.

These pro forma consolidated financial statements have been prepared using certain of Obsidian Energy’s and Bonterra’s respective financial statements. In preparing these pro forma consolidated financial statements, management of Obsidian Energy has made certain assumptions that affect the amounts reported in these pro forma consolidated financial statements. Such pro forma consolidated financial statements are not intended to be indicative of the results that would have actually occurred, had the events reflected therein occurred on the dates indicated, and do not purport to project the future financial position of Obsidian Energy. Actual amounts recorded upon consummation of the Transaction will differ from such pro forma consolidated financial statements. Any potential synergies that may be realized after consummation of the Transaction have been excluded from such pro forma consolidated financial statements. Shareholders are cautioned to not place undue reliance on such pro forma consolidated financial statements.

IFRS 3 requires that one of Obsidian Energy and Bonterra be designated as the acquirer for accounting purposes based on the evidence available. Based on the exchange ratio described in the Offer and Circular on the basis of two (2) common shares of Obsidian Energy for each common share of Bonterra (calculated on an undiluted basis), the resulting share ownership percentages after the closing of the transaction are approximately 52% to current Obsidian Energy share shareholders and 48% to current Bonterra shareholders. Obsidian Energy will be treated as the acquiring entity for accounting purposes. In identifying Obsidian Energy as the acquirer for accounting purposes, management took into account the voting rights of all equity instruments and the size of each of the companies. In assessing the size of each of the companies, management evaluated various metrics, including but not limited to: total assets, production, and reserves. No single factor was the sole determinant in the overall conclusion that Obsidian Energy is the acquirer for accounting purposes; rather all factors were considered in arriving at such conclusion.

Certain reclassifications were made in respect of Bonterra’s financial statement presentation to conform to Obsidian Energy’s financial statement presentation.

2. Pro forma adjustments to the consolidated balance sheet

($CAD millions, except per share amounts)
Number of Obsidian Energy shares issued	66,777,592
Obsidian Energy share price	$0.68

Consideration	$45

Estimated Fair Value of assets and liabilities of Bonterra acquired:
Oil and gas properties	$351
Investment tax credit receivable	9
Working capital	(1)
Bank debt	(274)
Due to related party	(10)
Subordinated promissory note	(7)
Deferred consideration	(12)
Decommissioning liability	(11)

Estimated Net assets acquired	$45

The following assumptions have been applied in determining the above estimates:

a)	Consideration and Purchase Price Equation

The number of shares issued assumes 66.8 million Obsidian Energy common shares are issued to shareholders of Bonterra for a total of $45 million at a share price of $0.68 which was the closing price of an

Obsidian Energy common share on the Toronto Stock Exchange on December 11, 2020. The number of Obsidian Energy common shares issued is based on the estimated number of Bonterra common shares outstanding (undiluted) multiplied by the 2.00 exchange ratio established in the Offer and Circular. The total consideration will change based on fluctuations in Obsidian Energy’s share price and the number of Bonterra common shares outstanding upon completion of the Transaction. The determination of the fair values of the net assets acquired requires Obsidian Energy to make assumptions and estimates, in addition Obsidian Energy has not had access to the non-public books and records of Bonterra. The purchase price equation is preliminary as the acquisition has not closed as of the date of the pro forma information. The final calculation of the purchase price will be based on the fair value of the net assets acquired following the closing date of the Transaction and other information available at that time. There may be material differences from this pro forma purchase price equation as a result of finalizing the valuation.

b)	Oil and gas properties

The fair value of the oil and gas properties is estimated at December 11, 2020.

c)	Working capital

Working capital assumed as at September 30, 2020 has been adjusted by $12 million for Obsidian Energy’s estimated incremental transaction costs associated with the Transaction, including severance, advisory and legal costs. During the third quarter of 2020, Obsidian Energy recorded $3 million of transaction costs associated with the Transaction.

d)	Bank debt, Financing instruments and financial derivatives

Obsidian Energy has assumed that the book value is equal to fair value for Bonterra’s bank debt and financial derivatives.

Obsidian Energy estimated the fair value for the Due to related party loan and Subordinated promissory note using a discount rate of 15% to reflect their subordinated nature. This resulted in a reduction in the fair value of both instruments totaling $3 million compared to their book value at September 30, 2020. Note the accretion on the fair value of debt was insignificant based on the assumptions.

e)	Deferred consideration and Investment tax credit receivable

The Deferred consideration and Investment tax credit receivable has been included at Bonterra’s book value on September 30, 2020 as Obsidian Energy has not been able to assess their fair values given the limited information currently available.

f)	Decommissioning Liability

The discount rate used in estimating the fair value of the decommissioning liability used a credit adjusted risk-free rate of 9.0 percent based on Obsidian Energy’s rate at September 30, 2020. The previous value of the decommissioning liability used in Bonterra’s consolidated balance sheet used a risk-free rate of 2.3 percent. The higher discount rate results in a reduction of $124 million to the provision.

g)	Deferred income tax liability

When comparing the relevant estimated fair values assigned in the purchase equation to the Bonterra tax pools disclosed in the financial statements as at September 30, 2020, the result is a deferred tax asset which has not been recognized as the IAS 12 probable recognition criteria are not met.

h)	Reclassifications

In order to align Bonterra’s financial statement presentation to Obsidian Energy, certain balances were reclassified which included the following:

•	Crude oil inventory and Prepaid expenses recorded into Prepaids and other.

3. Pro forma consolidated statement of income (loss)

The following assumptions and adjustments were made to the unaudited pro forma consolidated statement of income (loss) for the year-ended 2019 and the nine months ended September 30, 2020:

a)	Depletion, depreciation and accretion

Depletion and depreciation expense for Bonterra has been reduced by $22 million for the year-ended 2019 and $15 million for the nine months of 2020 to reflect the amount of oil and gas properties that would have been recorded using the revised carrying amount determined in the purchase price equation.

Accretion has been calculated using Obsidian Energy’s credit adjusted risk free rate on the revised decommissioning liability balance calculated in the purchase price equation resulting in decreases of $2 million for the year-ended 2019 and $2 million for the nine months of 2020.

b)	Deferred income tax expense

When comparing the relevant estimated fair values assigned in the purchase equation to the Bonterra tax pools disclosed in the financial statements for the year ended 2019 and for the nine months of 2020, the result is a deferred tax asset which has not been recognized as the IAS 12 probable recognition criteria are not met.

c)	Weighted average common shares

Pro forma basic and diluted net income (loss) per share was calculated using the pro forma net income (loss) divided by the weighted average number of Obsidian Energy common shares outstanding after given the effect to the Transaction as if it occurred on January 1, 2019.

d)	Reclassifications

In order to align Bonterra’s financial statement presentation to Obsidian Energy, certain balances were reclassified which included the following:

•	Oil and gas sales, net of royalties was recorded into Oil and natural gas sales and other income and royalties separately;

•	Deferred consideration was recorded into Oil and natural gas sales and other income;

•	Office administration and Employee compensation was recorded into General & administrative expenses;

•	Office administration non-recurring costs was recorded into Transaction costs; and

•	Unwinding of the fair value of the decommissioning liabilities, which was previously recorded within Financing was now recorded into Depletion, depreciation, impairment and accretion.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

A. OBSIDIAN ENERGY LTD.

Consolidated Financial Statements for the Years Ended December 31, 2019 and 2018

Report of Independent Registered Public Accounting Firm	III-1

Consolidated Balance Sheets as at December 31, 2019 and 2018	III-5

Consolidated Statements of Income (Loss) for the Years Ended December 31, 2019 and 2018	III-6

Consolidated Statements of Cash Flows for the Years Ended December 31, 2019 and 2018	III-7

Statements of Shareholders’ Equity as at December 31, 2019 and 2018	III-8

Notes to the Consolidated Financial Statements	III-9

Recast Consolidated Financial Statements for the Years Ended December 31, 2018 and 2017

Unaudited Interim Consolidated Financial Statements

Consolidated Balance Sheets as at September 30, 2020 and December 31, 2019	VII-1

Consolidated Statements of Income (Loss) for the Three and Nine Months Ended September 30, 2020 and 2019	VII-2

Consolidated Statements of Cash Flows for the Three and Nine Months Ended September 30, 2020 and 2019	VII-3

Statements of Shareholders’ Equity as at September 30, 2020 and 2019	VII-4

Notes to the Unaudited Consolidated Financial Statements	VII-5

Unaudited Pro Forma Consolidated Financial Statements

Pro Forma Consolidated Statement of Income (Loss) for the Nine Months Ended September 30, 2020	XX-2

Pro Forma Consolidated Statement of Income (Loss) for the Year Ended December 31, 2019	XX-3

Pro Forma Consolidated Balance Sheet as at September 30, 2020	XX-4

Notes to the Pro Forma Consolidated Financial Statements	XX-5

XXI-1

B. BONTERRA ENERGY CORP.

Financial Statements for the Years Ended December 31, 2019 and 2018

Management’s Responsibility for Financial Statements	XIII-1

Independent Auditor’s Report	XIII-2

Statement of Financial Position as at December 31, 2019 and 2018	XIII-5

Statement of Comprehensive Income for the Years Ended December 31, 2019 and 2018	XIII-6

Statement of Cash Flow for the Years Ended December 31, 2019 and 2018	XIII-7

Statement of Changes in Equity for the Years Ended December 31, 2019 and 2018	XIII-8

Notes to the Financial Statements	XIII-9

Financial Statements for the Years Ended December 31, 2018 and 2017

Management’s Responsibility for Financial Statements	XIV-1

Independent Auditor’s Report	XIV-2

Statement of Financial Position as at December 31, 2019 and 2018	XIV-5

Statement of Comprehensive Income for the Years Ended December 31, 2019 and 2018	XIV-6

Statement of Cash Flow for the Years Ended December 31, 2019 and 2018	XIV-7

Statement of Changes in Equity for the Years Ended December 31, 2019 and 2018	XIV-8

Notes to the Financial Statements	XIV-9

Unaudited Interim Financial Statements

Management’s Responsibility for Financial Statements	XVII-1

Condensed Statement of Financial Position as at September 30, 2020 and December 31, 2019	XVII-2

Condensed Statement of Comprehensive Income for the Three and Nine Months Ended September 30, 2020 and 2019	XVII-3

Condensed Statement of Cash Flow for the Three and Nine Months Ended September 30, 2020 and 2019	XVII-4

Condensed Statement of Changes in Equity for the Periods Ended September 30, 2020, December 31, 2019, September 30, 2019, and January 1, 2019	XVII-5

Notes to the Condensed Financial Statements	XVII-6

XXI-2

Until the Expiry Time, and any subsequent offering period, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus/offer to exchange.

THE INFORMATION AGENT AND THE DEPOSITARY FOR THE OFFER IS:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Under the ABCA, Obsidian Energy is permitted to indemnify its directors and officers and former directors and officers against costs and expenses, including amounts paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which they are made parties because of their position as directors or officers, including an action against Obsidian Energy. In order to be entitled to indemnification under the ABCA, the director or officer must act honestly and in good faith with a view to the best interests of Obsidian Energy, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer must have reasonable grounds for believing that his or her conduct was lawful.

Under its By-Laws, Obsidian Energy shall indemnify, to the maximum extent permitted under the ABCA, its current and former directors and officers, any person who acts or has acted on its behalf as a director or officer of a corporation of which Obsidian Energy is or was a shareholder or creditor, and any of their heirs and legal representatives.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Obsidian Energy pursuant to the foregoing provisions, Obsidian Energy has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 21.	Exhibits and Financial Statements

(a)	Exhibits

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1**	Certificate and Articles of Amalgamation of Obsidian Energy Ltd., dated January 1, 2017 and Certificate and Articles of Amendment of Obsidian Energy Ltd. dated June 26, 2017.

3.2**	By-Law No. 1 of Obsidian Energy Ltd., dated January 1, 2011.

3.3**	By-Law No. 2 of Obsidian Energy Ltd., dated as of May 1, 2013.

4.1**	Form of Obsidian Energy Ltd. common share certificate.

5.1**	Opinion of Stikeman Elliot LLP regarding the legality of the securities issued.

8.1**	Opinion of Stikeman Elliot LLP regarding Canadian tax matters.

10.1	Amended and Restated Credit Agreement, dated May 18, 2017 (incorporated by reference to Exhibit 99.1 to Obsidian Energy Ltd.’s Report on Form 6-K filed on June 27, 2017, SEC File No. 001-32895).

10.2	First Amending Agreement to the Obsidian Energy Ltd. Amended and Restated Credit Agreement, dated May 10, 2018 (incorporated by reference to Exhibit 99.1 to Obsidian Energy Ltd.’s Report on Form 6-K filed on March 5, 2019, SEC File No. 001-32895).

10.3	Second Amending Agreement to the Obsidian Energy Ltd. Amended and Restated Credit Agreement, dated December 14, 2018 (incorporated by reference to Exhibit 99.2 to Obsidian Energy Ltd.’s Report on Form 6-K filed on March 5, 2019, SEC File No. 001-32895).

10.4	Fifth Amending Agreement to the Obsidian Energy Ltd. Amended and Restated Credit Agreement, dated June 28, 2019 (incorporated by reference to Exhibit 99.1 to Obsidian Energy Ltd.’s Report on Form 6-K filed on March 27, 2020, SEC File No. 001-32895).

10.5	Sixth Amending Agreement to the Obsidian Energy Ltd. Amended and Restated Credit Agreement, dated August 12, 2019 (incorporated by reference to Exhibit 99.2 to Obsidian Energy Ltd.’s Report on Form 6-K filed on March 27, 2020, SEC File No. 001-32895).

10.6**	Seventh Amending Agreement to the Obisidna Energy Ltd. Amended and Restated Credit Agreement, dated February 28, 2020.

10.7**	Eighth Amending Agreement to the Obsidian Energy Ltd. Amended and Restated Credit Agreement, dated March 4, 2020.

10.8**	Ninth Amending Agreement to the Obsidian Energy Ltd. Amended and Restated Credit Agreement, dated March 13, 2020.

10.9**	Tenth Amending Agreement to the Obsidian Energy Ltd. Amended and Restated Credit Agreement, dated March 27, 2020.

10.10**	Eleventh Amending Agreement to the Obsidian Energy Ltd. Amended and Restated Credit Agreement, dated June 22, 2020.

10.11**	Twelfth Amending Agreement to the Obsidian Energy Ltd. Amended and Restated Credit Agreement, dated September 4, 2020.

10.12	Note Purchase Agreement, dated May 29, 2008, among Obsidian Energy Ltd. and the holders of Series E, Series F, Series G and Series H Senior Notes (incorporated by reference to Exhibit 99.1 to Obsidian Energy Ltd.’s Report on Form 6-K filed on June 2, 2008, SEC File No. 001-32895).

10.13	First Amending Agreement to May 29, 2008 Note Agreement, dated December 2, 2010 (incorporated by reference to Exhibit 99.9 to Obsidian Energy Ltd.’s Report on Form 6-K filed on January 12, 2011, SEC File No. 001-32895).

10.14	Second Amending Agreement to May 29, 2008 Note Agreement, dated May 22, 2015 (incorporated by reference to Exhibit 99.2 to Obsidian Energy Ltd.’s Report on Form 6-K filed on August 19, 2015, SEC File No. 001-32895).

10.15	Fourth Amending Agreement to May 29, 2008 Note Agreement, dated November 7, 2018 (incorporated by reference to Exhibit 99.4 to Obsidian Energy Ltd.’s Report on Form 6-K filed on March 5, 2019, SEC File No. 001-32895).

10.16	Fifth Amending Agreement to May 29, 2008 Note Agreement, dated March 6, 2019 (incorporated by reference to Exhibit 99.2 to Obsidian Energy Ltd.’s Report on Form 6-K filed on March 7, 2019, SEC File No. 001-32895).

10.17**	Amended and Restated Note Purchase Agreement, amending and restating May 29, 2008 Note Agreement, dated March 27, 2020.

10.18	Note Purchase Agreement, dated March 16, 2010, dated among Obsidian Energy Ltd. and the holders of Series R, Series S, Series T and Series U Senior Notes (incorporated by reference to Exhibit 99.1 to Obsidian Energy Ltd.’s Report on Form 6-K filed on March 23, 2010, SEC File No. 001-32895).

10.19	First Amending Agreement to March 16, 2010 Note Agreement, dated December 2, 2010 (incorporated by reference to Exhibit 99.2 to Obsidian Energy Ltd.’s Report on Form 6-K filed on January 12, 2011, SEC File No. 001-32895).

10.20	Second Amending Agreement to March 16, 2010 Note Agreement, dated May 22, 2015 (incorporated by reference to Exhibit 99.5 to Obsidian Energy Ltd.’s Report on Form 6-K filed on August 19, 2015, SEC File No. 001-32895).

10.21	Fourth Amending Agreement to March 16, 2010 Note Agreement, dated November 7, 2018 (incorporated by reference to Exhibit 99.6 to Obsidian Energy Ltd.’s Report on Form 6-K filed on March 5, 2019, SEC File No. 001-32895).

10.22	Fifth Amending Agreement to March 16, 2010 Note Agreement, dated March 6, 2019 (incorporated by reference to Exhibit 99.4 to Obsidian Energy Ltd.’s Report on Form 6-K filed on March 7, 2019, SEC File No. 001-32895).

10.23**	Amended and Restated Note Purchase Agreement, amending and restating March 16, 2010 Note Purchase Agreement, dated March 27, 2020.

10.24	Note Purchase Agreement, dated December 2, 2010, among Obsidian Energy Ltd. and the holders of Series W, Series X, Series Y, Series Z, Series AA and Series BB Senior Notes (incorporated by reference to Exhibit 99.7 to Obsidian Energy Ltd.’s Report on Form 6-K filed on January 12, 2011, SEC File No. 001-32895).

10.25	First Amending Agreement to December 2, 2010 Note Agreement, dated December 2, 2010 (incorporated by reference to Exhibit 99.13 to Obsidian Energy Ltd.’s Report on Form 6-K filed on January 12, 2011, SEC File No. 001-32895).

10.26	Second Amending Agreement to December 2, 2010 Note Agreement, dated May 22, 2015 (incorporated by reference to Exhibit 99.6 to Obsidian Energy Ltd.’s Report on Form 6-K filed on August 19, 2015, SEC File No. 001-32895).

10.27	Fourth Amending Agreement to December 2, 2010 Note Agreement, dated November 7, 2018 (incorporated by reference to Exhibit 99.7 to Obsidian Energy Ltd.’s Report on Form 6-K filed on March 5, 2019, SEC File No. 001-32895).

10.28	Fifth Amending Agreement to December 2, 2010 Note Agreement, dated March 6, 2019 (incorporated by reference to Exhibit 99.5 to Obsidian Energy Ltd.’s Report on Form 6-K filed on March 7, 2019, SEC File No. 001-32895).

10.29**	Amended and Restated Note Purchase Agreement, amending and restating December 2, 2010 Note Agreement, dated March 27, 2020.

10.30	Note Purchase Agreement, dated November 30, 2011 among Obsidian Energy Ltd. And the holders of Series CC, Series DD, Series EE and Series FF Senior Notes (incorporated by reference to Exhibit 99.1 to Obsidian Energy Ltd.’s Report on Form 6-K filed on March 1, 2012, SEC File No. 001-32895).

10.31	First Amending Agreement to November 30, 2011 Note Agreement, dated May 22, 2015 (incorporated by reference to Exhibit 99.7 to Obsidian Energy Ltd.’s Report on Form 6-K filed on August 19, 2015, SEC File No. 001-32895).

10.32	Third Amending Agreement to November 30, 2011 Note Agreement, dated November 7, 2018 (incorporated by reference to Exhibit 99.8 to Obsidian Energy Ltd.’s Report on Form 6-K filed on March 5, 2019, SEC File No. 001-32895).

10.33	Fourth Amending Agreement to November 30, 2011 Note Agreement, dated March 6, 2019 (incorporated by reference to Exhibit 99.6 to Obsidian Energy Ltd.’s Report on Form 6-K filed on March 7, 2019, SEC File No. 001-32895).

10.34**	Amended and Restated Note Purchase Agreement, amending and restating November 30, 2011 Note Agreement, dated March 27, 2020.

10.35**	Amendment Agreement, amending May 29, 2008 Note Agreement, March 16, 2010 Note Agreement, December 2, 2010 Note Agreement and November 30, 2011 Note Agreement, dated March 13, 2020.

10.36**	Amendment Agreement, amending May 29, 2008 Note Agreement, March 16, 2010 Note Agreement, December 2, 2010 Note Agreement and November 30, 2011 Note Agreement, dated June 29, 2020.

10.37**	Amended and Restated Directors’ Deferred Share Unit Plan, effective as November 1, 2016.

21.1**	Subsidiaries of Obsidian Energy Ltd.

23.1*	Consent of Ernst & Young LLP.

23.2**	Consent of Sproule Associates Limited, independent petroleum consultant for Obsidian Energy Ltd.

23.4**	Consent of Stikeman Elliot LLP (included in Exhibit 8.1).

24.1**	Power of Attorney.

99.1**	Letter of Transmittal.

99.2**	Notice of Guaranteed Delivery.

99.3**	Letter to Shareholders of Bonterra Energy Corp.

101	Interactive Data File for (i) nine months ended September 30, 2020 and 2019, (ii) years ended December 31, 2019 and 2018 and (iii) years ended December 31, 2018 and 2017.

*	Filed herewith.
**	Previously filed.

(b) Financial Statements Schedules.

See above.

(c) Reports, Opinions and Appraisals.

None.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20 F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b) (i) The undersigned registrant undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(ii) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on the 22nd day of December, 2020.

OBSIDIAN ENERGY LTD.

By:	/s/ Stephen E. Loukas
Name: Stephen E. Loukas
Title: Interim President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 22, 2020.

Signature	Title

* Stephen E. Loukas	Interim President and Chief Executive Officer

/s/ Peter D. Scott Peter D. Scott	Senior Vice President and Chief Financial Officer

* Gordon M. Ritche	Chairman

* John Brydson	Director

* Raymond Crossley	Director

* Michael J. Faust	Director

* William A. Friley	Director

* Maureen Cormier Jackson	Director

* Edward H. Kernaghan	Director

*By:	/s/ Peter D. Scott
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Amendment No. 1 to the Registration Statement, solely in the capacity of the duly authorized representative of Obsidian Energy Ltd. in the United States, on the 22nd day of December, 2020.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director